The Bond Fund of America® Prospectus March 1, 2022

Class	A	C	T	F-1	F-2	F-3	529-A	529-C	529-E	529-T	529-F-1
	ABNDX	BFACX	TBFFX	BFAFX	ABNFX	BFFAX	CFAAX	CFACX	CFAEX	TFBFX	CFAFX
Class	529-F-2	529-F-3	R-1	R-2	R-2E	R-3	R-4	R-5E	R-5	R-6
	FFBOX	FBOFX	RBFAX	RBFBX	RBEBX	RBFCX	RBFEX	RBFHX	RBFFX	RBFGX

The U.S. Securities and Exchange Commission has not approved or disapproved of these securities. Further, it has not determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement March 1, 2022

For the following funds with prospectuses dated
May 1, 2021 – March 1, 2022 (as supplemented to date)

AMCAP Fund® (AMCAP)
American Balanced Fund® (AMBAL)

American Funds Developing World Growth and Income FundSM (DWGI)
American Funds Corporate Bond Fund®
(CBF)
American Funds Emerging Markets Bond Fund®(EMBF)

American Funds Global Balanced FundSM (GBAL)

American Funds Global Insight FundSM (GIF)

American Funds Inflation Linked Bond Fund®
(ILBF)
American Funds International Vantage FundSM (IVE)

American Funds Mortgage Fund® (AFMF)
American Funds Multi-Sector Income FundSM
(MSI)
American Funds Strategic Bond FundSM (SBF)

American Funds U.S. Government Money Market FundSM (MMF)

American High-Income Trust® (AHIT)
American Mutual Fund® (AMF)

The Bond Fund of America® (BFA)
Capital Income Builder® (CIB)
Capital World Bond Fund® (WBF)

Capital World Growth and Income Fund® (WGI)

EuroPacific Growth Fund® (EUPAC)
Fundamental Investors® (FI)

The Growth Fund of America® (GFA)

The Income Fund of America® (IFA)

Intermediate Bond Fund of America® (IBFA)

International Growth and Income FundSM (IGI)
The Investment Company of America® (ICA)

The New Economy Fund® (NEF)

New Perspective Fund® (NPF)

New World Fund® (NWF)

Short-Term Bond Fund of America® (STBF)

SMALLCAP World Fund® (SCWF)

U.S. Government Securities Fund® (GVT)

Washington Mutual Investors FundSM (WMIF)

Changes apply to all funds unless otherwise noted below.

1. The following is added to the section titled “The Capital System” in the “Management and organization” section of the Capital Income Builder prospectus:

Charles E. Ellwein, Partner, Capital Research Global Investors, serves as an equity portfolio manager for the fund. Charles has 26 years of experience in total; 16 years with Capital Research and Management Company or affiliate. He has one year of experience in managing the fund (plus 9 years of prior experience as an investment analyst for the fund).

2. The following is added to the “Investment objective(s), strategies and risks” section of the prospectus for each of the funds listed above (other than AMBAL, BFA, EMBF, FI, ICA, MSI, SBF, WBF):

The investment adviser may consider environmental, social and governance (“ESG”) factors that, depending on the facts and circumstances, are material to the value of an issuer or instrument. ESG factors may include, but are not limited to, environmental-related events resulting from climate change or society’s response to environmental change, social conditions (e.g., labor relations, investment in human capital, accident prevention, changing customer behavior) or governance issues (e.g., board composition, significant breaches of international agreements, unsound business practices).

3. The information under “Northwestern Mutual Investment Services, LLC” in the “Appendix – Sales charge waivers” section of the prospectus is amended to read as follows:

Northwestern Mutual Investment Services, LLC

Rights of accumulation on SIMPLE IRAs held at Northwestern Mutual Investment Services, LLC

Effective March 31, 2022, for SIMPLE IRA plans where the plan is held on the Simple IRA platform at Northwestern Mutual Investment Services, LLC (NMIS) through its clearing firm, Pershing LLC, each linked participant account will be aggregated at either the plan level or the individual level for rights of accumulation (ROA), depending on which aggregation method results in a greater breakpoint discount on front-end sales charges for the participant.

Class A and C share purchases in owner-only 401(k) plans held at Northwestern Mutual Investment Services, LLC

For 401(k) plans held at NMIS through its clearing firm, Pershing LLC, that cover only owners and their spouses and are not subject to ERISA, participants may purchase Class A shares with the applicable front-end sales charge or Class C shares with the applicable contingent deferred sales charge, in accordance with NMIS’s share class policies applicable to such plans.

4. The information under “Robert W. Baird & Co. Incorporated (Baird)” in the “Appendix – Sales charge waivers” section of the prospectus is amended to read as follows:

Robert W. Baird & Co. Incorporated (Baird)

Shareholders purchasing fund shares through a Baird platform or account will only be eligible for the following sales charge waivers (front-end sales charge waivers and CDSC waivers) and discounts, which may differ from those disclosed elsewhere in this prospectus or the SAI.

Front-end sales charge waivers on Class A shares available at Baird

•	Shares purchased through reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same fund
•	Shares purchased by employees and registered representatives of Baird or its affiliate and their family members as designated by Baird
•	Shares purchased from the proceeds of redemptions from another fund, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same accounts, and (3) redeemed shares were subject to a front-end or deferred sales charge (known as rights of reinstatement)
•	A shareholder in the fund’s Class C shares will have their shares converted at net asset value to Class A shares of the fund if the shares are no longer subject to CDSC and the conversion is in line with the policies and procedures of Baird
•	Charitable accounts in a transactional brokerage account at Baird

CDSC waivers on Class A and C shares available at Baird

•	Shares sold due to death or disability of the shareholder
•	Shares sold as part of a systematic withdrawal plan as described in the fund’s prospectus
•	Shares bought due to returns of excess contributions from an IRA Account

•	Shares sold as part of a required minimum distribution for IRA and retirement accounts due to the shareholder reaching the qualified age based on applicable IRS regulations as described in the fund’s prospectus
•	Shares sold to pay Baird fees but only if the transaction is initiated by Baird
•	Shares acquired through a right of reinstatement

Front-end sales charge discounts available at Baird: breakpoints and/or rights of accumulation

•	Breakpoints as described in this prospectus
•	Rights of accumulation which entitles shareholders to breakpoint discounts will be automatically calculated based on the aggregated holding of fund family assets held by accounts within the purchaser’s household at Baird. Eligible fund family assets not held at Baird may be included in the rights of accumulation calculation only if the shareholder notifies his or her financial advisor about such assets
•	Letters of intent (LOI) allow for breakpoint discounts based on anticipated purchases of fund family assets through Baird, over a 13-month period of time

Keep this supplement with your prospectus.

Lit. No. MFGEBS-503-0322P CGD/AFD/10039-S88045

Investment objective The fund’s investment objective is to provide as high a level of current income as is consistent with the preservation of capital.

Fees and expenses of the fund This table describes the fees and expenses that you may pay if you buy, hold and sell shares of the fund. You may pay other fees, such as brokerage commissions and other fees to financial intermediaries, which are not reflected in the tables and examples below. For example, in addition to the fees and expenses described below, you may also be required to pay brokerage commissions on purchases and sales of Class F-2, F-3, 529-F-2 or 529-F-3 shares of the fund. You may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $100,000 in American Funds. More information about these and other discounts is available from your financial professional, in the “Sales charge reductions and waivers” sections on page 38 of the prospectus and on page 82 of the fund’s statement of additional information, and in the sales charge waiver appendix to this prospectus.

Shareholder fees (fees paid directly from your investment)
Share class:	A	529-A	C and 529-C	529-E	T and 529-T	All F and 529-F share classes	All R share classes
Maximum sales charge (load) imposed on purchases (as a percentage of offering price)	3.75%	3.50%	none	none	2.50%	none	none
Maximum deferred sales charge (load) (as a percentage of the amount redeemed)	1.00[1]	1.00[1]	1.00%	none	none	none	none
Maximum sales charge (load) imposed on reinvested dividends	none	none	none	none	none	none	none
Redemption or exchange fees	none	none	none	none	none	none	none

1     The Bond Fund of America / Prospectus

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Share class:	A	C	T	F-1	F-2	F-3	529-A
Management fees	0.16%	0.16%	0.16%	0.16%	0.16%	0.16%	0.16%
Distribution and/or service (12b-1) fees	0.25	1.00	0.25	0.25	none	none	0.24
Other expenses	0.14	0.14	0.17	0.18	0.15	0.04	0.19
Total annual fund operating expenses	0.55	1.30	0.58	0.59	0.31	0.20	0.59

Share class:	529-C	529-E	529-T	529-F-1	529-F-2	529-F-3	R-1
Management fees	0.16%	0.16%	0.16%	0.16%	0.16%	0.16%	0.16%
Distribution and/or service (12b-1) fees	1.00	0.50	0.25	0.25	none	none	1.00
Other expenses	0.19	0.13	0.21	0.21[2]	0.17	0.11	0.14
Total annual fund operating expenses	1.35	0.79	0.62	0.62	0.33	0.27	1.30
Expense reimbursement	—	—	—	—	—	0.02[3]	—
Total annual fund operating expenses after expense reimbursement	1.35	0.79	0.62	0.62	0.33	0.25	1.30

Share class:	R-2	R-2E	R-3	R-4	R-5E	R-5	R-6
Management fees	0.16%	0.16%	0.16%	0.16%	0.16%	0.16%	0.16%
Distribution and/or service (12b-1) fees	0.75	0.60	0.50	0.25	none	none	none
Other expenses	0.39	0.24	0.19	0.14	0.18	0.09	0.04
Total annual fund operating expenses	1.30	1.00	0.85	0.55	0.34	0.25	0.20

1 A contingent deferred sales charge of 1.00% applies on certain redemptions made within 18 months following purchases of $1 million or more made without an initial sales charge. Contingent deferred sales charge is calculated based on the lesser of the offering price and market value of shares being sold.

2 Restated to reflect current fees.

3 The investment adviser is currently reimbursing a portion of the other expenses. This reimbursement will be in effect through at least March 1, 2023. The adviser may elect at its discretion to extend, modify or terminate the reimbursement at that time.

The Bond Fund of America / Prospectus     2

Example This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund’s operating expenses remain the same. The example reflects the expense reimbursement described above through the expiration date of such reimbursement and total annual fund operating expenses thereafter. You may be required to pay brokerage commissions on your purchases and sales of Class F-2, F-3, 529-F-2 or 529-F-3 shares of the fund, which are not reflected in the example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

Share class:	A	C	T	F-1	F-2	F-3	529-A	529-C	529-E	529-T	529-F-1	529-F-2	529-F-3	R-1
1 year	$429	$232	$308	$60	$32	$20	$408	$237	$81	$312	$63	$34	$26	$132
3 years	545	412	431	189	100	64	532	428	252	444	199	106	85	412
5 years	671	713	566	329	174	113	668	739	439	587	346	185	150	713
10 years	1,038	1,361	958	738	393	255	1,062	1,133	978	1,005	774	418	341	1,568

Share class:	R-2	R-2E	R-3	R-4	R-5E	R-5	R-6	For the share classes listed to the right, you would pay the following if you did not redeem your shares:	Share class:	C	529-C
1 year	$132	$102	$87	$56	$35	$26	$20		1 year	$132	$137
3 years	412	318	271	176	109	80	64		3 years	412	428
5 years	713	552	471	307	191	141	113		5 years	713	739
10 years	1,568	1,225	1,049	689	431	318	255		10 years	1,361	1,133

Portfolio turnover The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s investment results. During the most recent fiscal year, the fund’s portfolio turnover rate was 368% of the average value of its portfolio.

Principal investment strategies The fund seeks to maximize your level of current income and preserve your capital by investing primarily in bonds. Normally the fund invests at least 80% of its assets in bonds and other debt securities, which may be represented by derivatives. The fund invests at least 60% of its assets in debt securities (excluding derivatives) rated A3 or better or A- or better by Nationally Recognized Statistical Ratings Organizations designated by the fund’s investment adviser, or in debt securities that are unrated but determined to be of equivalent quality by the fund’s investment adviser, and in U.S. government securities, money market instruments, cash or cash equivalents.

The fund may invest in debt securities and mortgage-backed securities issued by government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government.

The fund may invest in inflation-linked bonds issued by U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations. Inflation-linked bonds are structured to protect against inflation by linking the bond’s principal and interest payments to an inflation index, such as the Consumer Price Index for Urban Consumers, so that principal and interest adjust to reflect changes in the index.

3     The Bond Fund of America / Prospectus

The fund may invest in futures contracts and swaps, which are types of derivatives. A derivative is a financial contract, the value of which is based on the value of an underlying financial asset (such as a stock, bond or currency), a reference rate or a market index. The fund may invest in a derivative only if, in the opinion of the investment adviser, the expected risks and rewards of the proposed investment are consistent with the investment objective and strategies of the fund as disclosed in this prospectus and in the fund’s statement of additional information.

The fund may invest up to 10% of its assets in debt securities rated Ba1 or below and BB+ or below by Nationally Recognized Statistical Ratings Organizations designated by the fund’s investment adviser, or in debt securities that are unrated but determined to be of equivalent quality by the fund’s investment adviser. Securities rated Ba1 or below and BB+ or below are sometimes referred to as “junk bonds.”

The investment adviser uses a system of multiple portfolio managers in managing the fund’s assets. Under this approach, the portfolio of the fund is divided into segments managed by individual managers.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good, long-term investment opportunities. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

Principal risks This section describes the principal risks associated with investing in the fund. You may lose money by investing in the fund. The likelihood of loss may be greater if you invest for a shorter period of time.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive

The Bond Fund of America / Prospectus     4

environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Lower quality debt securities generally have higher rates of interest and may be subject to greater price fluctuations than higher quality debt securities. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as consumer loans or receivables. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the

5     The Bond Fund of America / Prospectus

timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing outside the United States — Securities of issuers domiciled outside the United States, or with significant operations or revenues outside the United States, may lose value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers operate or generate revenue. These securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Issuers of these securities may be more susceptible to actions of foreign governments, such as nationalization, currency blockage or the imposition of price controls or punitive taxes, each of which could adversely impact the value of these securities. Securities markets in certain countries may be more volatile and/or less liquid than those in the United States. Investments outside the United States may also be subject to different accounting and auditing practices and standards and different regulatory, legal and reporting requirements, and may be more difficult to value, than those in the United States. In addition, the value of investments outside the United States may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund. The risks of investing outside the United States may be heightened in connection with investments in emerging markets.

Investing in future delivery contracts — The fund may enter into contracts, such as to-be-announced contracts and mortgage dollar rolls, that involve the fund selling mortgage-related securities and simultaneously contracting to repurchase similar securities for delivery at a future date at a predetermined price. This can increase the fund’s market exposure, and the market price of the securities that the fund contracts to repurchase could drop below their purchase price. While the fund can preserve and generate capital through the use of such contracts by, for example, realizing the difference between the sale price and the future purchase price, the income generated by the fund may be reduced by engaging in such transactions. In addition, these transactions increase the turnover rate of the fund.

Investing in inflation-linked bonds — The values of inflation-linked bonds generally fluctuate in response to changes in real interest rates — i.e., rates of interest after factoring in inflation. A rise in real interest rates may cause the prices of inflation-linked securities to fall, while a decline in real interest rates may cause the prices to increase.

The Bond Fund of America / Prospectus     6

Inflation-linked bonds may experience greater losses than other debt securities with similar durations when real interest rates rise faster than nominal interest rates. There can be no assurance that the value of an inflation-linked security will be directly correlated to changes in interest rates; for example, if interest rates rise for reasons other than inflation, the increase may not be reflected in the security’s inflation measure.

Investing in inflation-linked bonds may also reduce the fund’s distributable income during periods of deflation. If prices for goods and services decline throughout the economy, the principal and income on inflation-linked securities may decline and result in losses to the fund.

Investing in derivatives — The use of derivatives involves a variety of risks, which may be different from, or greater than, the risks associated with investing in traditional securities, such as stocks and bonds. Changes in the value of a derivative may not correlate perfectly with, and may be more sensitive to market events than, the underlying asset, rate or index, and a derivative instrument may expose the fund to losses in excess of its initial investment. Derivatives may be difficult to value, difficult for the fund to buy or sell at an opportune time or price and difficult, or even impossible, to terminate or otherwise offset. The fund’s use of derivatives may result in losses to the fund, and investing in derivatives may reduce the fund’s returns and increase the fund’s price volatility. The fund’s counterparty to a derivative transaction (including, if applicable, the fund’s clearing broker, the derivatives exchange or the clearinghouse) may be unable or unwilling to honor its financial obligations in respect of the transaction. In certain cases, the fund may be hindered or delayed in exercising remedies against or closing out derivative instruments with a counterparty, which may result in additional losses.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

Your investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, entity or person. You should consider how this fund fits into your overall investment program.

7     The Bond Fund of America / Prospectus

Investment results The following bar chart shows how the fund’s investment results have varied from year to year, and the following table shows how the fund’s average annual total returns for various periods compare with a broad measure of securities market results and other applicable measures of market results. This information provides some indication of the risks of investing in the fund. The Lipper Core Bond Funds Average includes the fund and other funds that disclose investment objectives and/or strategies reasonably comparable to those of the fund. Past investment results (before and after taxes) are not predictive of future investment results. Prior to October 30, 2020, certain fees, such as 12b-1 fees, were not charged on Class 529-F-1 shares. If these expenses had been deducted, results would have been lower. Updated information on the fund’s investment results can be obtained by visiting capitalgroup.com.

*We have elected to show Class F-2 shares because the share class has 10 years of history and has experienced substantial growth in net assets.

The Bond Fund of America / Prospectus     8

Average annual total returns For the periods ended December 31, 2021:
Share class	Inception date	1 year	5 years	10 years	Lifetime
F-2 − Before taxes	8/4/2008	-0.71%	4.34%	3.51%	3.98%
− After taxes on distributions		-1.52	3.05	2.36	N/A
− After taxes on distributions and sale of fund shares		-0.33	2.82	2.22	N/A

Share classes (before taxes)	Inception date	1 year	5 years	10 years	Lifetime
A (with maximum sales charge)	5/28/1974	-4.68%	3.28%	2.86%	7.19%
C	3/15/2001	-2.65	3.28	2.61	3.78
F-1	3/15/2001	-0.99	4.03	3.22	4.08
F-3	1/27/2017	-0.60	N/A	N/A	4.44
529-A (with maximum sales charge)	2/15/2002	-4.46	3.28	2.81	3.84
529-C	2/19/2002	-2.70	3.24	2.78	3.81
529-E	3/7/2002	-1.19	3.81	2.96	3.77
529-F-1	9/26/2002	-0.82	4.24	3.41	4.30
529-F-2	10/30/2020	-0.73	N/A	N/A	0.97
529-F-3	10/30/2020	-0.69	N/A	N/A	1.02
R-1	6/11/2002	-1.69	3.29	2.48	3.28
R-2	5/31/2002	-1.69	3.30	2.49	3.26
R-2E	8/29/2014	-1.40	3.61	N/A	2.84
R-3	6/4/2002	-1.25	3.77	2.94	3.71
R-4	5/20/2002	-0.94	4.08	3.26	4.07
R-5E	11/20/2015	-0.75	4.29	N/A	3.94
R-5	5/15/2002	-0.65	4.39	3.57	4.39
R-6	5/1/2009	-0.60	4.44	3.62	4.98

Indexes	1 year	5 years	10 years	Lifetime (from Class F-2 inception)
Bloomberg U.S. Aggregate Index (reflects no deductions for sales charges, account fees, expenses or U.S. federal income taxes)	-1.54%	3.57%	2.90%	3.98%
Lipper Core Bond Funds Average (reflects no deductions for sales charges, account fees or U.S. federal income taxes)	-1.26	3.65	3.10	4.07
Class F-2 annualized 30-day yield at December 31, 2021: 1.94% (For current yield information, please call American Funds Service Company at (800) 421-4225 or visit capitalgroup.com.)

After-tax returns are shown only for Class F-2 shares; after-tax returns for other share classes will vary. After-tax returns are calculated using the highest individual federal income tax rates in effect during each year of the periods shown and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your individual tax situation and likely will differ from the results shown above. In addition, after-tax returns are not relevant if you hold your fund shares through a tax-favored arrangement, such as a 401(k) plan, individual retirement account (IRA) or 529 college savings plan.

9     The Bond Fund of America / Prospectus

Management

Investment adviser Capital Research and Management CompanySM
Portfolio managers The individuals primarily responsible for the portfolio management of the fund are:

Portfolio manager/ Fund title (if applicable)	Portfolio manager experience in this fund	Primary title with investment adviser
Pramod Atluri President	6 years	Partner – Capital Fixed Income Investors
David J. Betanzos Senior Vice President	6 years	Partner – Capital Fixed Income Investors
David A. Hoag Senior Vice President	13 years	Partner – Capital Fixed Income Investors
Fergus N. MacDonald Senior Vice President	7 years	Partner – Capital Fixed Income Investors

Purchase and sale of fund shares The minimum amount to establish an account for all share classes is normally $250 and the minimum to add to an account is $50. For a payroll deduction retirement plan account, payroll deduction savings plan account or employer-sponsored 529 account, the minimum is $25 to establish or add to an account. For accounts with Class F-3 shares held and serviced by the fund’s transfer agent, the minimum investment amount is $1 million.

If you are a retail investor, you may sell (redeem) shares on any business day through your dealer or financial professional or by writing to American Funds Service Company® at P.O. Box 6007, Indianapolis, Indiana 46206-6007; telephoning American Funds Service Company at (800) 421-4225; faxing American Funds Service Company at (888) 421-4351; or accessing our website at capitalgroup.com. Please contact your plan administrator or recordkeeper to sell (redeem) shares from your retirement plan.

Tax information Dividends and capital gain distributions you receive from the fund are subject to federal income taxes and may also be subject to state and local taxes, unless you are tax-exempt or your account is tax-favored.

Payments to broker-dealers and other financial intermediaries If you purchase shares of the fund through a broker-dealer or other financial intermediary (such as a bank), the fund and the fund’s distributor or its affiliates may pay the intermediary for the sale of fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your individual financial professional to recommend the fund over another investment. Ask your individual financial professional or visit your financial intermediary’s website for more information.

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Investment objective, strategies and risks The fund’s investment objective is to provide as high a level of current income as is consistent with the preservation of capital. While it has no present intention to do so, the fund’s board may change the fund’s investment objective without shareholder approval upon 60 days’ written notice to shareholders.

The fund seeks to maximize your level of current income and preserve your capital by investing primarily in bonds. Normally the fund invests at least 80% of its assets in bonds and other debt securities, which may be represented by derivatives. The fund invests at least 60% of its assets in debt securities (excluding derivatives) rated A3 or better or A- or better by Nationally Recognized Statistical Ratings Organizations designated by the fund’s investment adviser, or in debt securities that are unrated but determined to be of equivalent quality by the fund’s investment adviser, and in U.S. government securities, money market instruments, cash or cash equivalents.

The fund may invest in debt securities and mortgage-backed securities issued by government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government. The fund may invest in debt securities of any maturity or duration. Duration is a measure used to determine the sensitivity of a security’s price to changes in interest rates. The longer a security’s duration, the more sensitive it will be to changes in interest rates.

The fund may invest in inflation-linked bonds issued by U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations. Inflation-linked bonds are structured to protect against inflation by linking the bond’s principal and interest payments to an inflation index, such as the Consumer Price Index for Urban Consumers, so that principal and interest adjust to reflect changes in the index.

The fund may invest in futures contracts and swaps, which are types of derivatives. A derivative is a financial contract, the value of which is based on the value of an underlying financial asset (such as a stock, bond or currency), a reference rate or a market index. The fund may invest in a derivative only if, in the opinion of the investment adviser, the expected risks and rewards of the proposed investment are consistent with the investment objective and strategies of the fund as disclosed in this prospectus and in the fund’s statement of additional information.

The fund may invest in futures contracts and interest rate swaps in order to seek to manage the fund’s sensitivity to interest rates, and in credit default swap indices, or CDSI, in order to assume exposure to a diversified portfolio of credits or to hedge against existing credit risks. A futures contract is a standardized exchange-traded agreement to buy or sell a specific quantity of an underlying asset, rate or index at an agreed-upon price at a stipulated future date. An interest rate swap is an agreement between two parties to exchange or swap payments based on changes in one or more interest rates, one of which is typically fixed and the other of which is typically a floating rate based on a designated short-term interest rate, such as the Secured Overnight Financing Rate, prime rate or other benchmark. A CDSI is based on a portfolio of credit default swaps with similar characteristics, such as credit default swaps on high-yield bonds. In a typical CDSI transaction, one party – the protection buyer – is obligated to pay the other party – the protection seller – a stream of periodic payments over the term of the contract, provided generally that no credit event on an underlying reference obligation has occurred. If such a credit event has occurred, the protection seller must pay the protection buyer the loss on those credits.

11     The Bond Fund of America / Prospectus

The fund may also enter into currency transactions to provide for the purchase or sale of a currency needed to purchase a security denominated in such currency. In addition, the fund may enter into forward currency contracts to protect against changes in currency exchange rates, to increase exposure to a particular foreign currency, to shift exposure to currency fluctuations from one currency to another or to seek to increase returns. A forward currency contract is an agreement to purchase or sell a specific currency at a future date at a fixed price.

The fund may invest up to 10% of its assets in debt securities rated Ba1 or below and BB+ or below by Nationally Recognized Statistical Ratings Organizations designated by the fund’s investment adviser, or in debt securities that are unrated but determined to be of equivalent quality by the fund’s investment adviser. Securities rated Ba1 or below and BB+ or below are sometimes referred to as “junk bonds.”

The fund may hold cash or cash equivalents, including commercial paper and short-term securities issued by the U.S. government, its agencies and instrumentalities. The percentage of the fund invested in such holdings varies and depends on various factors, including market conditions and purchases and redemptions of fund shares. The investment adviser may determine that it is appropriate to invest a substantial portion of the fund’s assets in such instruments in response to certain circumstances, such as periods of market turmoil. For temporary defensive purposes, the fund may invest without limitation in such instruments. A larger percentage of such holdings could moderate the fund’s investment results in a period of rising market prices. Alternatively, a larger percentage of such holdings could reduce the magnitude of the fund’s loss in a period of falling market prices and provide liquidity to make additional investments or to meet redemptions.

The fund may invest in other funds managed by the investment adviser or its affiliates (“Central Funds”) to more effectively invest in a diversified set of securities in a specific asset class such as money market instruments, bonds and other securities. Shares of Central Funds are only offered for purchase to the fund’s investment adviser and its affiliates and other funds, investment vehicles and accounts managed by the fund’s investment adviser and its affiliates. When investing in Central Funds, the fund bears its proportionate share of the expenses of the Central Funds in which it invests but does not bear additional management fees through its investment in such Central Funds. The investment results of the portions of the fund’s assets invested in the Central Funds will be based upon the investment results of the Central Funds.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good, long-term investment opportunities. The investment adviser believes that an important way to accomplish this is through fundamental research, which may include analysis of credit quality, general economic conditions and various quantitative measures and, in the case of corporate obligations, meeting with company executives and employees, suppliers, customers and competitors. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

The investment adviser may consider environmental, social and governance (“ESG”) factors that, depending on the facts and circumstances, are material to the value of an

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issuer or instrument. ESG factors may include, but are not limited to, environmental-related events resulting from climate change or society’s response to environmental change, social conditions (e.g., labor relations, investment in human capital, accident prevention, changing customer behavior) or governance issues (e.g., board composition, significant breaches of international agreements, unsound business practices).

The following are principal risks associated with investing in the fund.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the

13     The Bond Fund of America / Prospectus

fund’s securities could cause the value of the fund’s shares to decrease. Lower quality debt securities generally have higher rates of interest and may be subject to greater price fluctuations than higher quality debt securities. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as residential mortgage loans, home equity loans, mortgages on commercial buildings, consumer loans and equipment leases. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks, as well as additional risks associated with the assets underlying those securities.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing outside the United States — Securities of issuers domiciled outside the United States, or with significant operations or revenues outside the United States, may lose

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value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers operate or generate revenue. These securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Issuers of these securities may be more susceptible to actions of foreign governments, such as nationalization, currency blockage or the imposition of price controls or punitive taxes, each of which could adversely impact the value of these securities. Securities markets in certain countries may be more volatile and/or less liquid than those in the United States. Investments outside the United States may also be subject to different accounting and auditing practices and standards and different regulatory, legal and reporting requirements, and may be more difficult to value, than those in the United States. In addition, the value of investments outside the United States may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund. The risks of investing outside the United States may be heightened in connection with investments in emerging markets.

Investing in future delivery contracts — The fund may enter into contracts, such as to-be-announced contracts and mortgage dollar rolls, that involve the fund selling mortgage-related securities and simultaneously contracting to repurchase similar securities for delivery at a future date at a predetermined price. This can increase the fund’s market exposure, and the market price of the securities that the fund contracts to repurchase could drop below their purchase price. While the fund can preserve and generate capital through the use of such contracts by, for example, realizing the difference between the sale price and the future purchase price, the income generated by the fund may be reduced by engaging in such transactions. In addition, these transactions increase the turnover rate of the fund.

Investing in inflation-linked bonds — The values of inflation-linked bonds generally fluctuate in response to changes in real interest rates — i.e., rates of interest after factoring in inflation. A rise in real interest rates may cause the prices of inflation-linked securities to fall, while a decline in real interest rates may cause the prices to increase. Inflation-linked bonds may experience greater losses than other debt securities with similar durations when real interest rates rise faster than nominal interest rates. There can be no assurance that the value of an inflation-linked security will be directly correlated to changes in interest rates; for example, if interest rates rise for reasons other than inflation, the increase may not be reflected in the security’s inflation measure.

Investing in inflation-linked bonds may also reduce the fund’s distributable income during periods of deflation. If prices for goods and services decline throughout the economy, the principal and income on inflation-linked securities may decline and result in losses to the fund.

Investing in derivatives — The use of derivatives involves a variety of risks, which may be different from, or greater than, the risks associated with investing in traditional securities, such as stocks and bonds. Changes in the value of a derivative may not correlate perfectly with, and may be more sensitive to market events than, the underlying asset, rate or index, and a derivative instrument may expose the fund to losses in excess of its initial investment. Derivatives may be difficult to value, difficult for the fund to buy or sell at an opportune time or price and difficult, or even impossible, to terminate or otherwise offset. The fund’s use of derivatives may result in losses to the fund, and investing in

15     The Bond Fund of America / Prospectus

derivatives may reduce the fund’s returns and increase the fund’s price volatility. The fund’s counterparty to a derivative transaction (including, if applicable, the fund’s clearing broker, the derivatives exchange or the clearinghouse) may be unable or unwilling to honor its financial obligations in respect of the transaction. In certain cases, the fund may be hindered or delayed in exercising remedies against or closing out derivative instruments with a counterparty, which may result in additional losses.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

The following are additional risks associated with investing in the fund.

Interest rate risk — The values and liquidity of the securities held by the fund may be affected by changing interest rates. For example, the values of these securities may decline when interest rates rise and increase when interest rates fall. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities. The fund may invest in variable and floating rate securities. When the fund holds variable or floating rate securities, a decrease in market interest rates will adversely affect the income received from such securities and the net asset value of the fund’s shares. Although the values of such securities are generally less sensitive to interest rate changes than those of other debt securities, the value of variable and floating rate securities may decline if their interest rates do not rise as quickly, or as much, as market interest rates. Conversely, floating rate securities will not generally increase in value if interest rates decline. During periods of extremely low short-term interest rates, the fund may not be able to maintain a positive yield and, given the current low interest rate environment, risks associated with rising rates are currently heightened.

Investing in futures contracts — In addition to the risks generally associated with investing in derivative instruments, futures contracts are subject to the creditworthiness of the clearing organizations, exchanges and futures commission merchants with which the fund transacts. Additionally, although futures require only a small initial investment in the form of a deposit of initial margin, the amount of a potential loss on a futures contract could greatly exceed the initial amount invested. While futures contracts are generally liquid instruments, under certain market conditions futures may be deemed to be illiquid. For example, the fund may be temporarily prohibited from closing out its position in a futures contract if intraday price change limits or limits on trading volume imposed by the applicable futures exchange are triggered. If the fund is unable to close out a position on a futures contract, the fund would remain subject to the risk of adverse price movements until the fund is able to close out the futures position. The ability of the fund to successfully utilize futures contracts may depend in part upon the ability of the fund’s investment adviser to accurately forecast interest rates and other economic factors and to assess and predict the impact of such economic factors on the futures in which the fund invests. If the investment adviser incorrectly forecasts economic developments or incorrectly predicts the impact of such developments on the futures in which it invests, the fund could be exposed to the risk of loss.

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Investing in swaps — Swaps, including interest rate swaps and credit default swap indices, or CDSI, are subject to many of the risks generally associated with investing in derivative instruments. Additionally, although swaps require no or only a small initial investment in the form of a deposit of initial margin, the amount of a potential loss on a swap contract could greatly exceed the initial amount invested. The use of swaps involves the risk that the investment adviser will not accurately predict anticipated changes in interest rates or other economic factors, which may result in losses to the fund. If the fund enters into a bilaterally negotiated swap transaction, the counterparty may fail to perform in accordance with the terms of the swap agreement. If a counterparty defaults on its obligations under a swap agreement, the fund may lose any amount it expected to receive from the counterparty, potentially including amounts in excess of the fund’s initial investment. Certain swap transactions are subject to mandatory central clearing or may be eligible for voluntary central clearing. Although clearing interposes a central clearinghouse as the ultimate counterparty to each participant’s swap, central clearing will not eliminate (but may decrease) counterparty risk relative to uncleared bilateral swaps. Some swaps, such as CDSI, may be dependent on both the individual credit of the fund’s counterparty and on the credit of one or more issuers of any underlying assets. If the fund does not correctly evaluate the creditworthiness of its counterparty and, where applicable, of issuers of any underlying reference assets, the fund’s investment in a swap may result in losses to the fund.

Currency transactions — In addition to the risks generally associated with investing in derivative instruments, the use of forward currency contracts involves the risk that currency movements will not be accurately predicted by the investment adviser, which could result in losses to the fund. While entering into forward currency contracts could minimize the risk of loss due to a decline in the value of the hedged currency, it could also limit any potential gain that may result from an increase in the value of the currency. Additionally, the adviser may use forward currency contracts to increase exposure to a certain currency or to shift exposure to currency fluctuations from one country to another. Forward currency contracts may expose the fund to potential gains and losses in excess of the initial amount invested.

Portfolio turnover — The fund may engage in frequent and active trading of its portfolio securities. Higher portfolio turnover may involve correspondingly greater transaction costs in the form of dealer spreads, brokerage commissions and other transaction costs on the sale of securities and on reinvestment in other securities. The sale of portfolio securities may also result in the realization of net capital gains, which are taxable when distributed to shareholders, unless the shareholder is exempt from taxation or his or her account is tax-favored. These costs and tax effects may adversely affect the fund’s returns to shareholders. The fund’s portfolio turnover rate may vary from year to year, as well as within a year.

Exposure to country, region, industry or sector — Subject to the fund’s investment limitations, the fund may have significant exposure to a particular country, region, industry or sector. Such exposure may cause the fund to be more impacted by risks relating to and developments affecting the country, region, industry or sector, and thus its net asset value may be more volatile, than a fund without such levels of exposure. For example, if the fund has significant exposure in a particular country, then social, economic, regulatory or other issues that negatively affect that country may have a greater impact on the fund than on a fund that is more geographically diversified.

17     The Bond Fund of America / Prospectus

Cybersecurity breaches — The fund may be subject to operational and information security risks through breaches in cybersecurity. Cybersecurity breaches can result from deliberate attacks or unintentional events, including “ransomware” attacks, the injection of computer viruses or malicious software code, the use of vulnerabilities in code to gain unauthorized access to digital information systems, networks or devices, or external attacks such as denial-of-service attacks on the investment adviser’s or an affiliate’s website that could render the fund’s network services unavailable to intended end-users. These breaches may, among other things, lead to the unauthorized release of confidential information, misuse of the fund’s assets or sensitive information, the disruption of the fund’s operational capacity, the inability of fund shareholders to transact business, or the destruction of the fund’s physical infrastructure, equipment or operating systems. These events could cause the fund to violate applicable privacy and other laws and could subject the fund to reputational damage, additional costs associated with corrective measures and/or financial loss. The fund may also be subject to additional risks if its third-party service providers, such as the fund’s investment adviser, transfer agent, custodian, administrators and other financial intermediaries, experience similar cybersecurity breaches and potential outcomes. Cybersecurity risks may also impact issuers of securities in which the fund invests, which may cause the fund’s investments in such issuers to lose value.

In addition to the principal investment strategies described above, the fund has other investment practices that are described in the statement of additional information, which includes a description of other risks related to the fund’s principal investment strategies and other investment practices. The fund’s investment results will depend on the ability of the fund’s investment adviser to navigate the risks discussed above as well as those described in the statement of additional information.

Fund comparative indexes The investment results table in this prospectus shows how the fund’s average annual total returns compare with various broad measures of market results. The Bloomberg U.S. Aggregate Index represents the U.S. investment-grade fixed-rate bond market. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of sales charges, commissions, account fees, expenses or U.S. federal income taxes. The Lipper Core Bond Funds Average is composed of funds that invest at least 85% of their net assets in domestic investment-grade debt issues (rated in the top four grades) with any remaining investment in non-benchmark sectors such as high-yield, global and emerging market debt. These funds maintain dollar-weighted average maturities of five to ten years. The results of the underlying funds in the average include the reinvestment of dividends and capital gain distributions, as well as brokerage commissions paid by the funds for portfolio transactions and other fund expenses, but do not reflect the effect of sales charges, account fees or U.S. federal income taxes. Fund results All fund results in this prospectus reflect the reinvestment of dividends and capital gain distributions, if any. Unless otherwise noted, fund results reflect any fee waivers and/or expense reimbursements in effect during the periods presented.

Portfolio holdings Portfolio holdings information for the fund is available on our website at capitalgroup.com. A description of the fund’s policies and procedures regarding disclosure of information about its portfolio holdings is available in the statement of additional information.

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Management and organization

Investment adviser Capital Research and Management Company, an experienced investment management organization founded in 1931, serves as the investment adviser to the fund and other funds, including the American Funds. Capital Research and Management Company is a wholly owned subsidiary of The Capital Group Companies, Inc. and is located at 333 South Hope Street, Los Angeles, California 90071. Capital Research and Management Company manages the investment portfolio and business affairs of the fund. The total management fee paid by the fund to its investment adviser for the most recent fiscal year, as a percentage of average net assets, appears in the Annual Fund Operating Expenses table under “Fees and expenses of the fund.” The management fee is based on the daily net assets of the fund and the fund’s monthly gross investment income. Please see the statement of additional information for further details. A discussion regarding the basis for approval of the fund’s Investment Advisory and Service Agreement by the fund’s board of trustees is contained in the fund’s semi-annual report to shareholders for the period ended June 30, 2021.

Capital Research and Management Company manages equity assets through three equity investment divisions and fixed income assets through its fixed income investment division, Capital Fixed Income Investors. The three equity investment divisions — Capital International Investors, Capital Research Global Investors and Capital World Investors — make investment decisions independently of one another.

The equity investment divisions may, in the future, be incorporated as wholly owned subsidiaries of Capital Research and Management Company. In that event, Capital Research and Management Company would continue to be the investment adviser, and day-to-day investment management of equity assets would continue to be carried out through one or more of these subsidiaries. Although not currently contemplated, Capital Research and Management Company could incorporate its fixed income investment division in the future and engage it to provide day-to-day investment management of fixed income assets. Capital Research and Management Company and each of the funds it advises have received an exemptive order from the U.S. Securities and Exchange Commission that allows Capital Research and Management Company to use, upon approval of the fund’s board, its management subsidiaries and affiliates to provide day-to-day investment management services to the fund, including making changes to the management subsidiaries and affiliates providing such services. The fund’s shareholders have approved this arrangement; however, there is no assurance that Capital Research and Management Company will incorporate its investment divisions or exercise any authority granted to it under the exemptive order.

The Capital SystemSM Capital Research and Management Company uses a system of multiple portfolio managers in managing mutual fund assets. Under this approach, the portfolio of a fund is divided into segments managed by individual managers. In addition, Capital Research and Management Company’s investment analysts may make investment decisions with respect to a portion of a fund’s portfolio. Investment decisions are subject to a fund’s objective(s), policies and restrictions and the oversight of the appropriate investment-related committees of Capital Research and Management Company and its investment divisions.

Certain senior members of Capital Fixed Income Investors, the investment adviser’s fixed income investment division, serve on the Portfolio Strategy Group. The group utilizes a research-driven process with input from the investment adviser’s analysts, portfolio

19     The Bond Fund of America / Prospectus

managers and economists to define investment themes on a range of macroeconomic factors, including duration, yield curve and sector allocation. The investment decisions made by the fund’s portfolio managers are informed by the investment themes discussed by the group.

The table below shows the investment experience and role in management of the fund for each of the fund’s primary portfolio managers.

Portfolio manager	Investment experience	Experience in this fund	Role in management of the fund
Pramod Atluri	Investment professional for 24 years in total; 6 years with Capital Research and Management Company or affiliate	6 years	Serves as a fixed income portfolio manager
David J. Betanzos	Investment professional for 22 years in total; 20 years with Capital Research and Management Company or affiliate	6 years	Serves as a fixed income portfolio manager
David A. Hoag	Investment professional for 34 years in total; 31 years with Capital Research and Management Company or affiliate	13 years	Serves as a fixed income portfolio manager
Fergus N. MacDonald	Investment professional for 29 years in total; 18 years with Capital Research and Management Company or affiliate	7 years (plus 11 years of prior experience as an investment analyst for the fund)	Serves as a fixed income portfolio manager

Information regarding the portfolio managers’ compensation, their ownership of securities in the fund and other accounts they manage is in the statement of additional information.

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Certain privileges and/or services described on the following pages of this prospectus and in the statement of additional information may not be available to you, depending on your investment dealer or retirement plan recordkeeper. Please see your financial professional or retirement plan recordkeeper for more information.

Shareholder information

Shareholder services American Funds Service Company, the fund’s transfer agent, offers a wide range of services that you can use to alter your investment program should your needs or circumstances change. These services may be terminated or modified at any time upon 60 days’ written notice.

A more detailed description of policies and services is included in the fund’s statement of additional information and the owner’s guide sent to new American Funds shareholders entitled Welcome. Class 529 shareholders should also refer to the applicable program description for information on policies and services relating specifically to their account(s). These documents are available by writing to or calling American Funds Service Company.

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Unless otherwise noted or unless the context requires otherwise, references on the following pages to (i) Class A, C, T or F shares also refer to the corresponding Class 529-A, 529-C, 529-T or 529-F shares, (ii) Class F shares refer to Class F-1, F-2 and F-3 shares and (iii) Class R shares refer to Class R-1, R-2, R-2E, R-3, R-4, R-5E, R-5 and R-6 shares.

Purchase, exchange and sale of shares The fund’s transfer agent, on behalf of the fund and American Funds Distributors,® the fund’s distributor, is required by law to obtain certain personal information from you or any other person(s) acting on your behalf in order to verify your or such person’s identity. If you do not provide the information, the transfer agent may not be able to open your account. If the transfer agent is unable to verify your identity or that of any other person(s) authorized to act on your behalf, or believes it has identified potentially criminal activity, the fund and American Funds Distributors reserve the right to close your account or take such other action they deem reasonable or required by law.

When purchasing shares, you should designate the fund or funds in which you wish to invest. Subject to the exception below, if no fund is designated, your money will be held uninvested (without liability to the transfer agent for loss of income or appreciation pending receipt of proper instructions) until investment instructions are received, but for no more than three business days. Your investment will be made at the net asset value (plus any applicable sales charge, in the case of Class A or Class T shares) next determined after investment instructions are received and accepted by the transfer agent. If investment instructions are not received, your money will be invested in Class A shares (or, if you are investing through a financial intermediary who offers only Class T shares, in Class T shares) of American Funds U.S. Government Money Market FundSM on the third business day after receipt of your investment.

If the amount of your cash investment is $10,000 or less, no fund is designated, and you made a cash investment (excluding exchanges) within the last 16 months, your money will be invested in the same proportion and in the same fund or funds and in the same class of shares in which your last cash investment was made. If you only have one open fund, the money will be invested into such fund on the day received if the investment is otherwise in good order.

Different procedures may apply to certain employer-sponsored arrangements, including, but not limited to, SEPs and SIMPLE IRAs.

Valuing shares The net asset value of each share class of the fund is the value of a single share of that class. The net asset value per share is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open. If the New York Stock Exchange makes a scheduled (e.g. the day after Thanksgiving) or an unscheduled close prior to 4 p.m. New York time, the net asset value of the fund will be determined at approximately the time the New York Stock Exchange closes on that day. If on such a day market quotations and prices from third-party pricing services are not based as of the time of the early close of the New York Stock Exchange but are as of a later time (up to approximately 4 p.m. New York time), for example because the market remains open after the close of the New York Stock Exchange, those later market quotations and prices will be used in determining the fund’s net asset value.

The Bond Fund of America / Prospectus     22

Equity securities are valued primarily on the basis of market quotations, and debt securities are valued primarily on the basis of prices from third-party pricing services. Futures contracts are valued primarily on the basis of settlement prices. The fund has adopted procedures for making fair value determinations if market quotations or prices from third-party pricing services, as applicable, are not readily available or are not considered reliable. For example, if events occur between the close of markets outside the United States and the close of regular trading on the New York Stock Exchange that, in the opinion of the investment adviser, materially affect the value of any of the fund’s equity securities that trade principally in those international markets, those securities will be valued in accordance with fair value procedures. Similarly, fair value procedures may be employed if an issuer defaults on its debt securities and there is no market for its securities. Use of these procedures is intended to result in more appropriate net asset values and, where applicable, to reduce potential arbitrage opportunities otherwise available to short-term investors.

Because the fund may hold securities that are listed primarily on foreign exchanges that trade on weekends or days when the fund does not price its shares, the values of securities held in the fund may change on days when you will not be able to purchase or redeem fund shares.

Your shares will be purchased at the net asset value (plus any applicable sales charge, in the case of Class A or Class T shares) or sold at the net asset value next determined after American Funds Service Company receives your request, provided that your request contains all information and legal documentation necessary to process the transaction. Orders in good order received after the New York Stock Exchange closes (scheduled or unscheduled) will be processed at the net asset value (plus any applicable sales charge) calculated on the following business day. A contingent deferred sales charge may apply at the time you sell certain Class A and C shares.

Purchase of Class A and C shares You may generally open an account and purchase Class A and C shares by contacting any financial professional (who may impose transaction charges in addition to those described in this prospectus) authorized to sell the fund’s shares. You may purchase additional shares in various ways, including through your financial professional and by mail, telephone, the Internet and bank wire.

Automatic conversion of Class C and Class 529-C shares Class C shares automatically convert to Class A shares in the month of the 8-year anniversary of the purchase date. Class 529-C shares automatically convert to Class 529-A shares, in the month of the 5-year anniversary of the purchase date. The Internal Revenue Service currently takes the position that such automatic conversions are not taxable. Should its position change, the automatic conversion feature may be suspended. If this were to happen, you would have the option of converting your Class C shares to Class A shares or your Class 529-C shares to Class 529-A shares at the anniversary date described above. This exchange would be based on the relative net asset values of the two classes in question, without the imposition of a sales charge or fee, but you might face certain tax consequences as a result.

Purchase of Class F shares You may generally open an account and purchase Class F shares only through fee-based programs of investment dealers that have special agreements with the fund’s distributor, through financial intermediaries that have been approved by, and that have special agreements with, the fund’s distributor to offer

23     The Bond Fund of America / Prospectus

Class F shares to self-directed investment brokerage accounts that may charge a transaction fee, through certain registered investment advisors and through other intermediaries approved by the fund’s distributor. These intermediaries typically charge ongoing fees for services they provide. Intermediary fees are not paid by the fund and normally range from .75% to 1.50% of assets annually, depending on the services offered.

Class F-2, F-3, 529-F-2 and 529-F-3 shares may also be available on brokerage platforms of firms that have agreements with the fund’s distributor to offer such shares solely when acting as an agent for the investor. An investor transacting in Class F-2, F-3, 529-F-2 or 529-F-3 shares in these programs may be required to pay a commission and/or other forms of compensation to the broker. Shares of the fund are available in other share classes that have different fees and expenses.

In addition, upon approval by an officer of the fund’s investment adviser, Class F-3 shares (but not Class 529-F-3 shares) are available to institutional investors, which include, but are not limited to, charitable organizations, governmental institutions and corporations. For accounts held and serviced by the fund’s transfer agent the minimum investment amount is $1 million.

Purchase of Class 529 shares Class 529 shares may be purchased only through an account established with a 529 college savings plan managed by Capital Research and Management Company. You may open this type of account and purchase Class 529 shares by contacting any financial professional (who may impose transaction charges in addition to those described in this prospectus) authorized to sell such an account. You may purchase additional shares in various ways, including through your financial professional and by mail, telephone, the Internet and bank wire.

Class 529-E shares may be purchased only by employees participating through an eligible employer plan.

Accounts holding Class 529 shares are subject to a $10 account setup fee and an annual $10 account maintenance fee. These fees are waived until further notice.

Investors residing in any state may purchase Class 529 shares through an account established with a 529 college savings plan managed by Capital Research and Management Company. Class 529-A, 529-C, 529-T and 529-F shares are structured similarly to the corresponding Class A, C, T and F shares.

Purchase of Class R shares Class R shares are generally available only to retirement plans established under Internal Revenue Code Sections 401(a), 403(b) or 457, and to nonqualified deferred compensation plans and certain voluntary employee benefit association and post-retirement benefit plans. Class R shares also are generally available only to retirement plans for which plan level or omnibus accounts are held on the books of the fund. Class R-5E, R-5 and R-6 shares are generally available only to fee-based programs or through retirement plan intermediaries. Class R-3 and Class R-5E shares are available through the American Funds SIMPLE IRA Plus Program and other similar programs. In addition, Class R-5 and R-6 shares are available for investment by other registered investment companies and collective investment trusts approved by the fund’s investment adviser or distributor. Except as otherwise provided in this prospectus, Class R shares are generally not available for purchase to retail nonretirement accounts; traditional and Roth individual retirement accounts (IRAs); Coverdell Education Savings

The Bond Fund of America / Prospectus     24

Accounts; SEPs, SARSEPs and SIMPLE IRAs held in brokerage accounts; and 529 college savings plans. Class R-6 shares are available to employer-sponsored SEPs, SARSEPs and SIMPLE IRAs held in fee-based programs that are serviced through retirement plan recordkeepers.

Purchases by employer-sponsored retirement plans Eligible retirement plans generally may open an account and purchase Class A or R shares by contacting any investment dealer (who may impose transaction charges in addition to those described in this prospectus) authorized to sell these classes of the fund’s shares. Some or all R share classes may not be available through certain investment dealers. Additional shares may be purchased through a plan’s administrator or recordkeeper.

Class A shares are generally not available for retirement plans using the PlanPremier® or Recordkeeper Direct® recordkeeping programs. These programs are proprietary recordkeeping solutions for small retirement plans.

Employer-sponsored retirement plans that are eligible to purchase Class R shares may instead purchase Class A shares and pay the applicable Class A sales charge, provided that their recordkeepers can properly apply a sales charge on plan investments. These plans are not eligible to make initial purchases of $1 million or more in Class A shares and thereby invest in Class A shares without a sales charge, nor are they eligible to establish a statement of intention that qualifies them to purchase Class A shares without a sales charge. More information about statements of intention can be found under “Sales charge reductions and waivers” in this prospectus. Plans investing in Class A shares with a sales charge may purchase additional Class A shares in accordance with the sales charge table in this prospectus.

Employer-sponsored retirement plans that invested in American Funds Class A shares without any sales charge before April 1, 2004, and that continue to meet the eligibility requirements in effect as of that date for purchasing Class A shares at net asset value, may continue to purchase American Funds Class A shares without any initial or contingent deferred sales charge.

A 403(b) plan may not invest in American Funds Class A or C shares unless it was invested in Class A or C shares before January 1, 2009.

25     The Bond Fund of America / Prospectus

Purchase minimums and maximums Purchase minimums described in this prospectus may be waived in certain cases. Minimums are currently waived for purchases of Class F-2 and F-3 shares held under fee-based programs. In addition, the fund reserves the right to redeem the shares of any shareholder for their then current net asset value per share if the shareholder’s aggregate investment in the fund falls below the fund’s minimum initial investment amount. See the statement of additional information for details.

For accounts established with an automatic investment plan, the initial purchase minimum of $250 may be waived if the purchases (including purchases through exchanges from another fund) made under the plan are sufficient to reach $250 within five months of account establishment.

The effective purchase maximums for Class 529-A, 529-C, 529-E, 529-T and 529-F shares will reflect the maximum applicable contribution limits under state law. See the applicable program description for more information.

The purchase maximum for Class C shares is $500,000 per transaction. In addition, if you have significant American Funds holdings, you may not be eligible to invest in Class C or 529-C shares. Specifically, you may not purchase Class C or 529-C shares if you are eligible to purchase Class A or 529-A shares at the $1 million or more sales charge discount rate (that is, at net asset value). See “Sales charge reductions and waivers” in this prospectus and the statement of additional information for more details regarding sales charge discounts.

The Bond Fund of America / Prospectus     26

Exchange Except for Class T shares or as otherwise described in this prospectus, you may exchange your shares for shares of the same class of other American Funds without a sales charge. Class A, C, T or F shares of any American Fund (other than American Funds U.S. Government Money Market Fund, as described below) may be exchanged for the corresponding 529 share class without a sales charge. Exchanges from Class A, C, T or F shares to the corresponding 529 share class, particularly in the case of Uniform Gifts to Minors Act or Uniform Transfers to Minors Act custodial accounts, may result in significant legal and tax consequences, as described in the applicable program description. Please consult your financial professional before making such an exchange.

Except as indicated above, Class T shares are not eligible for exchange privileges. Accordingly, an exchange of your Class T shares for Class T shares of any other American Funds will normally be subject to any applicable sales charges.

Exchanges of shares from American Funds U.S. Government Money Market Fund initially purchased without a sales charge to shares of other American Funds will be subject to the appropriate sales charge applicable to the other fund, unless the American Funds U.S. Government Money Market Fund shares were acquired by an exchange from a fund having a sales charge or by reinvestment or cross-reinvestment of dividends or capital gain distributions. For purposes of computing the contingent deferred sales charge on Class C shares, the length of time you have owned your shares will be measured from the first day of the month in which shares were purchased and will not be affected by any permitted exchange.

Exchanges have the same tax consequences as ordinary sales and purchases. For example, to the extent you exchange shares held in a taxable account that are worth more now than what you paid for them, the gain will be subject to taxation.

See “Transactions by telephone, fax or the Internet” in the section “How to sell shares” of this prospectus for information regarding electronic exchanges.

Please see the statement of additional information for details and limitations on moving investments in certain share classes to different share classes and on moving investments held in certain accounts to different accounts.

27     The Bond Fund of America / Prospectus

How to sell shares

You may sell (redeem) shares in any of the following ways:

Employer-sponsored retirement plans

Shares held in eligible retirement plans may be sold through the plan’s administrator or recordkeeper.

Through your dealer or financial advisor (certain charges may apply)

· Shares held for you in your dealer’s name must be sold through the dealer.

· Class F shares must be sold through intermediaries such as dealers or financial advisors.

Writing to American Funds Service Company

· Requests must be signed by the registered shareholder(s).

· A signature guarantee is required if the redemption is:

— more than $125,000;

— made payable to someone other than the registered shareholder(s); or

— sent to an address other than the address of record or to an address of record that has been changed within the previous 10 days.

· American Funds Service Company reserves the right to require signature guarantee(s) on any redemption.

· Additional documentation may be required for redemptions of shares held in corporate, partnership or fiduciary accounts.

Telephoning or faxing American Funds Service Company or using the Internet

· Redemptions by telephone, fax or the Internet (capitalgroup.com) are limited to $125,000 per American Funds shareholder each day.

· Checks must be made payable to the registered shareholder.

· Checks must be mailed to an address of record that has been used with the account for at least 10 days.

The fund typically expects to remit redemption proceeds one business day following receipt and acceptance of a redemption order, regardless of the method the fund uses to make such payment (e.g., check, wire or automated clearing house transfer). However, payment may take longer than one business day and may take up to seven days as generally permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). Under the 1940 Act, the fund may be permitted to pay redemption proceeds beyond seven days under certain limited circumstances. In addition, if you recently purchased shares and subsequently request a redemption of those shares, the fund will pay the available redemption proceeds once a sufficient period of time has passed to reasonably ensure that checks or drafts, including certified or cashier’s checks, for the shares purchased have cleared (normally seven business days from the purchase date).

Under normal conditions, the fund typically expects to meet shareholder redemptions by monitoring the fund’s portfolio and redemption activities and by regularly holding a reserve of highly liquid assets, such as cash or cash equivalents. The fund may use additional methods to meet shareholder redemptions, if they become necessary. These methods may include, but are not limited to, the sale of portfolio assets, the use of overdraft protection afforded by the fund’s custodian bank, borrowing from a line of

The Bond Fund of America / Prospectus     28

credit or from other funds advised by the investment adviser or its affiliates, and making payment with fund securities or other fund assets rather than in cash (as further discussed in the following paragraph).

Although payment of redemptions normally will be in cash, the fund’s declaration of trust permits payment of the redemption price wholly or partly with portfolio securities or other fund assets under conditions and circumstances determined by the fund’s board of trustees. On the same redemption date, some shareholders may be paid in whole or in part in securities (which may differ among those shareholders), while other shareholders may be paid entirely in cash. In general, in-kind redemptions to affiliated shareholders will as closely as practicable represent the affiliated shareholder’s pro rata share of the fund’s securities, subject to certain exceptions. Securities distributed in-kind to unaffiliated shareholders will be selected by the investment adviser in a manner the investment adviser deems to be fair and reasonable to the fund’s shareholders. The disposal of the securities received in-kind may be subject to brokerage costs and, until sold, such securities remain subject to market risk and liquidity risk, including the risk that such securities are or become difficult to sell. If the fund pays your redemption with illiquid or less liquid securities, you will bear the risk of not being able to sell such securities.

29     The Bond Fund of America / Prospectus

Transactions by telephone, fax or the Internet Generally, you are automatically eligible to redeem or exchange shares by telephone, fax or the Internet, unless you notify us in writing that you do not want any or all of these services. You may reinstate these services at any time.

Unless you decide not to have telephone, fax or Internet services on your account(s), you agree to hold the fund, American Funds Service Company, any of its affiliates or mutual funds managed by such affiliates, and each of their respective directors, trustees, officers, employees and agents harmless from any losses, expenses, costs or liabilities (including attorney fees) that may be incurred in connection with the exercise of these privileges, provided that American Funds Service Company employs reasonable procedures to confirm that the instructions received from any person with appropriate account information are genuine. If reasonable procedures are not employed, American Funds Service Company and/or the fund may be liable for losses due to unauthorized or fraudulent instructions.

Frequent trading of fund shares The fund and American Funds Distributors reserve the right to reject any purchase order for any reason. The fund is not designed to serve as a vehicle for frequent trading. Frequent trading of fund shares may lead to increased costs to the fund and less efficient management of the fund’s portfolio, potentially resulting in dilution of the value of the shares held by long-term shareholders. Accordingly, purchases, including those that are part of exchange activity, that the fund or American Funds Distributors has determined could involve actual or potential harm to the fund may be rejected.

The fund, through its transfer agent, American Funds Service Company, maintains surveillance procedures that are designed to detect frequent trading in fund shares. Under these procedures, various analytics are used to evaluate factors that may be indicative of frequent trading. For example, transactions in fund shares that exceed certain monetary thresholds may be scrutinized. American Funds Service Company also may review transactions that occur close in time to other transactions in the same account or in multiple accounts under common ownership or influence. Trading activity that is identified through these procedures or as a result of any other information available to the fund will be evaluated to determine whether such activity might constitute frequent trading. These procedures may be modified from time to time as appropriate to improve the detection of frequent trading, to facilitate monitoring for frequent trading in particular retirement plans or other accounts and to comply with applicable laws.

Under the fund’s frequent trading policy, certain trading activity will not be treated as frequent trading, such as:

· transactions in Class 529 shares;

· purchases and redemptions by investment companies managed or sponsored by the fund’s investment adviser or its affiliates, including reallocations and transactions allowing the investment company to meet its redemptions and purchases;

· retirement plan contributions, loans and distributions (including hardship withdrawals) identified as such on the retirement plan recordkeeper’s system;

· purchase transactions involving in-kind transfers of shares of the fund, rollovers, Roth IRA conversions and IRA recharacterizations, if the entity maintaining the

The Bond Fund of America / Prospectus     30

shareholder account is able to identify the transaction as one of these types of transactions; and

· systematic redemptions and purchases, if the entity maintaining the shareholder account is able to identify the transaction as a systematic redemption or purchase.

Generally, purchases and redemptions will not be considered “systematic” unless the transaction is prescheduled for a specific date.

American Funds Service Company will work with certain intermediaries (such as investment dealers holding shareholder accounts in street name, retirement plan recordkeepers, insurance company separate accounts and bank trust companies) to apply their own procedures, provided that American Funds Service Company believes the intermediary’s procedures are reasonably designed to enforce the frequent trading policies of the fund. You should refer to disclosures provided by the intermediaries with which you have an account to determine the specific trading restrictions that apply to you.

If American Funds Service Company identifies any activity that may constitute frequent trading, it reserves the right to contact the intermediary and request that the intermediary either provide information regarding an account owner’s transactions or restrict the account owner’s trading. If American Funds Service Company is not satisfied that the intermediary has taken appropriate action, American Funds Service Company may terminate the intermediary’s ability to transact in fund shares.

There is no guarantee that all instances of frequent trading in fund shares will be prevented.

Notwithstanding the fund’s surveillance procedures described above, all transactions in fund shares remain subject to the right of the fund, American Funds Distributors and American Funds Service Company to restrict potentially abusive trading generally, including the types of transactions described above that will not be prevented. See the statement of additional information for more information about how American Funds Service Company may address other potentially abusive trading activity in American Funds.

31     The Bond Fund of America / Prospectus

Distributions and taxes

Dividends and distributions The fund declares daily dividends from net investment income and distributes the accrued dividends, which may fluctuate, to you each month. Generally, dividends begin accruing on the day payment for shares is received by the fund or American Funds Service Company. In the event the fund's distribution of net investment income exceeds its earnings and profits for tax purposes, a portion of such distribution may be classified as return of capital.

Capital gains, if any, are usually distributed in December and June. When a capital gain is distributed, the net asset value per share is reduced by the amount of the payment.

You may elect to reinvest dividends and/or capital gain distributions to purchase additional shares of this fund or other American Funds, or you may elect to receive them in cash. Dividends and capital gain distributions for 529 share classes and retirement plan shareholders will be reinvested automatically.

Taxes on dividends and distributions For federal tax purposes, dividends and distributions of short-term capital gains are taxable as ordinary income. If you are an individual and meet certain holding period requirements with respect to your fund shares, you may be eligible for reduced tax rates on “qualified dividend income,” if any, distributed by the fund to you. The fund’s distributions of net long-term capital gains are taxable as long-term capital gains. Returns of capital distributions decrease your cost basis and are not taxable until your cost basis has been reduced to zero. If your cost basis is zero, returns of capital distributions are treated as capital gains. Any dividends or capital gain distributions you receive from the fund will normally be taxable to you when made, regardless of whether you reinvest dividends or capital gain distributions or receive them in cash.

Dividends and capital gain distributions that are automatically reinvested in a tax-favored retirement or education savings account do not result in federal or state income tax at the time of reinvestment.

Taxes on transactions Your redemptions, including exchanges, may result in a capital gain or loss for federal tax purposes. A capital gain or loss on your investment is the difference between the cost of your shares, including any sales charges, and the amount you receive when you sell them.

Exchanges within a tax-favored retirement plan account will not result in a capital gain or loss for federal or state income tax purposes. With limited exceptions, distributions from a retirement plan account are taxable as ordinary income.

Shareholder fees Fees borne directly by the fund normally have the effect of reducing a shareholder’s taxable income on distributions.

Please see your tax advisor for more information. Holders of Class 529 shares should refer to the applicable program description for more information regarding the tax consequences of selling Class 529 shares.

The Bond Fund of America / Prospectus     32

Choosing a share class The fund offers different classes of shares through this prospectus. The services or share classes available to you may vary depending upon how you wish to purchase shares of the fund.

Each share class represents an investment in the same portfolio of securities, but each class has its own sales charge and expense structure, allowing you to choose the class that best fits your situation. For example, while Class F-1 shares are subject to 12b-1 fees and subtransfer agency fees payable to third-party service providers, Class F-2 shares are subject only to subtransfer agency fees payable to third-party service providers (and not 12b-1 fees) and Class F-3 shares are not subject to any such additional fees. The different fee structures allow the investor to choose how to pay for advisory platform expenses. Class R shares offer different levels of 12b-1 and recordkeeping fees so that a plan can choose the class that best meets the cost associated with obtaining investment related services and participant level recordkeeping for the plan. When you purchase shares of the fund for an individual-type account, you should choose a share class. If none is chosen, your investment will be made in Class A shares or, in the case of a 529 plan investment, Class 529-A shares (or, if you are investing through a financial intermediary who offers only Class T and 529-T shares, your investment will be made in Class T or Class 529-T shares, as applicable).

Factors you should consider when choosing a class of shares include:

· how long you expect to own the shares;

· how much you intend to invest;

· total expenses associated with owning shares of each class;

· whether you qualify for any reduction or waiver of sales charges (for example, Class A or 529-A or Class T or 529-T shares may be a less expensive option over time, particularly if you qualify for a sales charge reduction or waiver);

· whether you want or need the flexibility to effect exchanges among American Funds without the imposition of a sales charge (for example, while Class A shares offer such exchange privileges, Class T shares do not);

· whether you plan to take any distributions in the near future (for example, the contingent deferred sales charge will not be waived if you sell your Class 529-C shares to cover higher education expenses); and

· availability of share classes:

— Class C shares are not available to retirement plans that do not currently invest in such shares and that are eligible to invest in Class R shares, including retirement plans established under Internal Revenue Code Sections 401(a) (including 401(k) plans), 403(b) or 457;

— Class F and 529-F shares are available, as applicable, (i) to fee-based programs of investment dealers that have special agreements with the fund’s distributor, (ii) to financial intermediaries that have been approved by, and that have special agreements with, the fund’s distributor to offer Class F and 529-F shares to self-directed investment brokerage accounts that may charge a transaction fee, (iii) to certain registered investment advisors and (iv) to other intermediaries approved by the fund’s distributor;

— Class F-3 shares (but not Class 529-F-3 shares) are also available to institutional investors, which include, but are not limited to, charitable organizations,

33     The Bond Fund of America / Prospectus

governmental institutions and corporations. For accounts held and serviced by the fund’s transfer agent the minimum investment amount is $1 million; and

— Class R shares are available (i) to retirement plans established under Internal Revenue Code Sections 401(a) (including 401(k) plans), 403(b) or 457, (ii) to nonqualified deferred compensation plans and certain voluntary employee benefit association and post-retirement benefit plans, (iii) to certain institutional investors (including, but not limited to, certain charitable organizations), (iv) to certain registered investment companies approved by the fund’s investment adviser or distributor and (v) to other institutional-type accounts.

Each investor’s financial considerations are different. You should speak with your financial professional to help you decide which share class is best for you.

Sales charges

Class A and 529-A shares The initial sales charge you pay each time you buy Class A or 529-A shares differs depending upon the amount you invest and may be reduced or eliminated for larger purchases as indicated below. The “offering price,” the price you pay to buy shares, includes any applicable sales charge, which will be deducted directly from your investment. Shares acquired through reinvestment of dividends or capital gain distributions are not subject to an initial sales charge.

Class A shares

	Sales charge as a percentage of:
Investment	Offering price	Net amount invested	Dealer commission as a percentage of offering price
Less than $100,000	3.75%	3.90%	3.00%
$100,000 but less than $250,000	3.50	3.63	2.75
$250,000 but less than $500,000	2.50	2.56	2.00
$500,000 but less than $750,000	2.00	2.04	1.60
$750,000 but less than $1 million	1.50	1.52	1.20
$1 million or more and certain other investments described below	none	none	see below

Class 529-A shares

	Sales charge as a percentage of:
Investment	Offering price	Net amount invested	Dealer commission as a percentage of offering price
Less than $250,000	3.50%	3.63%	2.75%
$250,000 but less than $500,000	2.50	2.56	2.00
$500,000 but less than $750,000	2.00	2.04	1.60
$750,000 but less than $1 million	1.50	1.52	1.20
$1 million or more and certain other investments described below	none	none	see below

The sales charge, expressed as a percentage of the offering price or the net amount invested, may be higher or lower than the percentages described in the table above due

The Bond Fund of America / Prospectus     34

to rounding. This is because the dollar amount of the sales charge is determined by subtracting the net asset value of the shares purchased from the offering price, which is calculated to two decimal places using standard rounding criteria. The impact of rounding will vary with the size of the investment and the net asset value of the shares. Similarly, any contingent deferred sales charge paid by you on investments in Class A or 529-A shares may be higher or lower than the 1% charge described below due to rounding.

Except as provided below, investments in Class A shares of $1 million or more will be subject to a 1% contingent deferred sales charge if the shares are sold within 18 months of purchase. The contingent deferred sales charge is based on the original purchase cost or the current market value of the shares being sold, whichever is less.

Class A share purchases not subject to sales charges The following investments are not subject to any initial or contingent deferred sales charge if American Funds Service Company is properly notified of the nature of the investment:

· investments made by accounts that are part of qualified fee-based programs that purchased Class A shares before the discontinuation of the relevant investment dealer’s load-waived Class A share program with American Funds and that continue to be held through fee-based programs;

· rollover investments from retirement plans to IRAs that are described in the “Rollovers from retirement plans to IRAs” section of this prospectus; and

· investments made by accounts held at American Funds Service Company that are no longer associated with a financial professional may invest in Class A shares without a sales charge. This includes retirement plans investing in Class A shares, where the plan is no longer associated with a financial professional. SIMPLE IRAs and 403(b) custodial accounts that are aggregated at the plan level for Class A sales charge purposes are not eligible to invest without a sales charge under this policy.

The distributor may pay dealers a commission of up to 1% on investments made in Class A shares with no initial sales charge. The fund may reimburse the distributor for these payments through its plans of distribution (see “Plans of distribution” in this prospectus).

A transfer from the Virginia Prepaid Education ProgramSM or the Virginia Education Savings TrustSM to a CollegeAmerica account will be made with no sales charge. No commission will be paid to the dealer on such a transfer. Investment dealers will be compensated solely with an annual service fee that begins to accrue immediately.

If requested, American Funds Class A shares will be sold at net asset value to:

(1) currently registered representatives and assistants directly employed by such representatives, retired registered representatives with respect to accounts established while active, or full-time employees (collectively, “Eligible Persons”) (and their (a) spouses or equivalents if recognized under local law, (b) parents and children, including parents and children in step and adoptive relationships, sons-in-law and daughters-in-law, and (c) parents-in-law, if the Eligible Persons or the spouses, children or parents of the Eligible Persons are listed in the account registration with the parents-in-law) of dealers who have sales agreements with American Funds Distributors (or who clear transactions

35     The Bond Fund of America / Prospectus

through such dealers), plans for the dealers, and plans that include as participants only the Eligible Persons, their spouses, parents and/or children;

(2) the supervised persons of currently registered investment advisory firms (“RIAs”) and assistants directly employed by such RIAs, retired supervised persons of RIAs with respect to accounts established while a supervised person (collectively, “Eligible Persons”) (and their (a) spouses or equivalents if recognized under local law, (b) parents and children, including parents and children in step and adoptive relationships, sons-in-law and daughters-in-law and (c) parents-in-law, if the Eligible Persons or the spouses, children or parents of the Eligible Persons are listed in the account registration with the parents-in-law) of RIA firms that are authorized to sell shares of the funds, plans for the RIA firms, and plans that include as participants only the Eligible Persons, their spouses, parents and/or children;

(3) insurance company separate accounts;

(4) accounts managed by subsidiaries of The Capital Group Companies, Inc.;

(5) an individual or entity with a substantial business relationship with The Capital Group Companies, Inc. or its affiliates, or an individual or entity related or relating to such individual or entity;

(6) wholesalers and full-time employees directly supporting wholesalers involved in the distribution of insurance company separate accounts whose underlying investments are managed by any affiliate of The Capital Group Companies, Inc.;

(7) full-time employees of banks that have sales agreements with American Funds Distributors who are solely dedicated to directly supporting the sale of mutual funds; and

(8) current or former clients of Capital Group Private Client Services and their family members who purchase their shares through Capital Group Private Client Services or American Funds Service Company.

Shares are offered at net asset value to these persons and organizations due to anticipated economies in sales effort and expense. Once an account is established under this net asset value privilege, additional investments can be made at net asset value for the life of the account. Depending on the financial intermediary holding your account, these privileges may be unavailable. Investors should consult their financial intermediary for further information.

Certain other investors may qualify to purchase shares without a sales charge, such as employees of The Capital Group Companies, Inc. and its affiliates. Please see the statement of additional information for further details.

Class C shares Class C shares are sold without any initial sales charge. American Funds Distributors pays 1% of the amount invested to dealers who sell Class C shares. A contingent deferred sales charge of 1% applies if Class C shares are sold within one year of purchase. The contingent deferred sales charge is eliminated one year after purchase.

Any contingent deferred sales charge paid by you on sales of Class C shares, expressed as a percentage of the applicable redemption amount, may be higher or lower than the percentages described above due to rounding.

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Class T shares The initial sales charge you pay each time you buy Class T shares differs depending upon the amount you invest and may be reduced for larger purchases as indicated below. The “offering price,” the price you pay to buy shares, includes any applicable sales charge, which will be deducted directly from your investment. Shares acquired through reinvestment of dividends or capital gain distributions are not subject to an initial sales charge.

	Sales charge as a percentage of:
Investment	Offering price	Net amount invested
Less than $250,000	2.50%	2.56%
$250,000 but less than $500,000	2.00	2.04
$500,000 but less than $1 million	1.50	1.52
$1 million or more	1.00	1.01

The sales charge, expressed as a percentage of the offering price or the net amount invested, may be higher or lower than the percentages described in the table above due to rounding. This is because the dollar amount of the sales charge is determined by subtracting the net asset value of the shares purchased from the offering price, which is calculated to two decimal places using standard rounding criteria. The impact of rounding will vary with the size of the investment and the net asset value of the shares.

Class 529-E and Class F shares Class 529-E and Class F shares (including Class 529-F shares) are sold without any initial or contingent deferred sales charge.

Class R shares Class R shares are sold without any initial or contingent deferred sales charge. The distributor will pay dealers annually asset-based compensation of up to 1.00% for sales of Class R-1 shares, up to .75% for Class R-2 shares, up to .60% for Class R-2E shares, up to .50% for Class R-3 shares and up to .25% for Class R-4 shares. No dealer compensation is paid from fund assets on sales of Class R-5E, R-5 or R-6 shares. The fund may reimburse the distributor for these payments through its plans of distribution.

See “Plans of distribution” in this prospectus for ongoing compensation paid to your financial professional for all share classes.

Contingent deferred sales charges Shares acquired through reinvestment of dividends or capital gain distributions are not subject to a contingent deferred sales charge. In addition, the contingent deferred sales charge may be waived in certain circumstances. See “Contingent deferred sales charge waivers” in the “Sales charge reductions and waivers” section of this prospectus. For purposes of determining the contingent deferred sales charge, if you sell only some of your shares, shares that are not subject to any contingent deferred sales charge will be sold first, followed by shares that you have owned the longest.

37     The Bond Fund of America / Prospectus

Sales charge reductions and waivers To receive a reduction in your Class A initial sales charge, you must let your financial professional or American Funds Service Company know at the time you purchase shares that you qualify for such a reduction. If you do not let your financial professional or American Funds Service Company know that you are eligible for a reduction, you may not receive the sales charge discount to which you are otherwise entitled. In order to determine your eligibility to receive a sales charge discount, it may be necessary for you to provide your financial professional or American Funds Service Company with information and records (including account statements) of all relevant accounts invested in American Funds. You may need to invest directly through American Funds Service Company in order to receive the sales charge waivers described in this prospectus. Investors should consult their financial intermediary for further information. Certain financial intermediaries that distribute shares of American Funds may impose different sales charge waivers than those described in this prospectus. Such variations in sales charge waivers are described in an appendix to this prospectus titled “Sales charge waivers.” Note that such sales charge waivers and discounts offered through a particular intermediary, as set forth in the appendix to this prospectus, are implemented and administered solely by that intermediary. Please contact the applicable intermediary to ensure that you understand the steps you must take in order to qualify for any available waivers or discounts.

In addition to the information in this prospectus, you may obtain more information about share classes, sales charges and sales charge reductions and waivers through a link on the home page of our website at capitalgroup.com, from the statement of additional information or from your financial professional.

Reducing your Class A initial sales charge Consistent with the policies described in this prospectus, you and your “immediate family” (your spouse — or equivalent, if recognized under local law, your children under the age of 21 or disabled adult dependents covered by ABLE accounts) may combine all of your American Funds investments to reduce Class A sales charges. In addition, two or more retirement plans of an employer or an employer’s affiliates may combine all of their American Funds investments to reduce Class A sales charges. However, for this purpose, investments representing direct purchases of American Funds U.S. Government Money Market Fund Class A shares are excluded. Following are different ways that you may qualify for a reduced Class A sales charge:

Aggregating accounts To receive a reduced Class A sales charge, investments made by you and your immediate family (see above) may be aggregated if made for your own account(s) and/or certain other accounts, such as:

· individual-type employee benefit plans, such as an IRA, single-participant Keogh-type plan, or a participant account of a 403(b) plan that is treated as an individual-type plan for sales charge purposes (see “Purchases by certain 403(b) plans” under “Rollovers from retirement plans to IRAs” below);

· SEP plans and SIMPLE IRA plans established after November 15, 2004, by an employer adopting any plan document other than a prototype plan produced by American Funds Distributors;

· business accounts solely controlled by you or your immediate family (for example, you own the entire business);

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· trust accounts established by you or your immediate family (for trusts with only one primary beneficiary, upon the trustor’s death the trust account may be aggregated with such beneficiary’s own accounts; for trusts with multiple primary beneficiaries, upon the trustor’s death the trustees of the trust may instruct American Funds Service Company to establish separate trust accounts for each primary beneficiary; each primary beneficiary’s separate trust account may then be aggregated with such beneficiary’s own accounts);

· endowments or foundations established and controlled by you or your immediate family; or

· 529 accounts, which will be aggregated at the account owner level (Class 529-E accounts may only be aggregated with an eligible employer plan).

Individual purchases by a trustee(s) or other fiduciary(ies) may also be aggregated if the investments are:

· for a single trust estate or fiduciary account, including employee benefit plans other than the individual-type employee benefit plans described above;

· made for two or more employee benefit plans of a single employer or of affiliated employers as defined in the 1940 Act, excluding the individual-type employee benefit plans described above;

· for a diversified common trust fund or other diversified pooled account not specifically formed for the purpose of accumulating fund shares;

· for nonprofit, charitable or educational organizations, or any endowments or foundations established and controlled by such organizations, or any employer-sponsored retirement plans established for the benefit of the employees of such organizations, their endowments, or their foundations;

· for participant accounts of a 403(b) plan that is treated as an employer-sponsored plan for sales charge purposes (see “Purchases by certain 403(b) plans” under “Rollovers from retirement plans to IRAs” below), or made for participant accounts of two or more such plans, in each case of a single employer or affiliated employers as defined in the 1940 Act; or

· for a SEP or SIMPLE IRA plan established after November 15, 2004, by an employer adopting a prototype plan produced by American Funds Distributors.

Purchases made for nominee or street name accounts (securities held in the name of an investment dealer or another nominee such as a bank trust department instead of the customer) may not be aggregated with those made for other accounts and may not be aggregated with other nominee or street name accounts unless otherwise qualified as described above.

Joint accounts may be aggregated with other accounts belonging to the primary owner and/or his or her immediate family. The primary owner of a joint account is the individual responsible for taxes on the account.

Investments made through employer-sponsored retirement plan accounts will not be aggregated with individual-type accounts.

Concurrent purchases You may reduce your Class A sales charge by combining simultaneous purchases (including, upon your request, purchases for gifts) of all classes of shares in American Funds. Shares of American Funds U.S. Government Money Market Fund purchased through an exchange, reinvestment or cross-

39     The Bond Fund of America / Prospectus

reinvestment from a fund having a sales charge also qualify. However, direct purchases of American Funds U.S. Government Money Market Fund Class A shares are excluded. If you currently have individual holdings in American Legacy variable annuity contracts or variable life insurance policies that were established on or before March 31, 2007, you may continue to combine purchases made under such contracts and policies to reduce your Class A sales charge.

Rights of accumulation Subject to the limitations described in the aggregation policy, you may take into account your accumulated holdings in all share classes of American Funds to determine your sales charge on investments in accounts eligible to be aggregated. Direct purchases of American Funds U.S. Government Money Market Fund Class A shares are excluded. Subject to your investment dealer’s or recordkeeper’s capabilities, your accumulated holdings will be calculated as the higher of (a) the current value of your existing holdings (the “market value”) as of the day prior to your American Funds investment or (b) the amount you invested (including reinvested dividends and capital gains, but excluding capital appreciation) less any withdrawals (the “cost value”). Depending on the entity on whose books your account is held, the value of your holdings in that account may not be eligible for calculation at cost value. For example, accounts held in nominee or street name may not be eligible for calculation at cost value and instead may be calculated at market value for purposes of rights of accumulation.

The value of all of your holdings in accounts established in calendar year 2005 or earlier will be assigned an initial cost value equal to the market value of those holdings as of the last business day of 2005. Thereafter, the cost value of such accounts will increase or decrease according to actual investments or withdrawals. You must contact your financial professional or American Funds Service Company if you have additional information that is relevant to the calculation of the value of your holdings.

When determining your American Funds Class A sales charge, if your investment is not in an employer-sponsored retirement plan, you may also continue to take into account the market value (as of the day prior to your American Funds investment) of your individual holdings in various American Legacy variable annuity contracts and variable life insurance policies that were established on or before March 31, 2007. An employer-sponsored retirement plan may also continue to take into account the market value of its investments in American Legacy Retirement Investment Plans that were established on or before March 31, 2007.

You may not purchase Class C or 529-C shares if such combined holdings cause you to be eligible to purchase Class A or 529-A shares at the $1 million or more sales charge discount rate (i.e., at net asset value).

If you make a gift of American Funds Class A shares, upon your request, you may purchase the shares at the sales charge discount allowed under rights of accumulation of all of your American Funds and applicable American Legacy accounts.

You should retain any records necessary to substantiate the historical amounts you have invested.

Statement of intention You may reduce your Class A sales charge by establishing a statement of intention. A statement of intention is a nonbinding commitment that allows you to combine all purchases of all American Funds share classes (excluding

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American Funds U.S. Government Money Market Fund) that you intend to make over a 13-month period to determine the applicable sales charge; however, purchases made under a right of reinvestment, appreciation of your holdings, and reinvested dividends and capital gains do not count as purchases made during the statement period. Your accumulated holdings (as described and calculated under “Rights of accumulation” above) eligible to be aggregated as of the day immediately before the start of the statement period may be credited toward satisfying the statement. A portion of your account may be held in escrow to cover additional Class A sales charges that may be due if your total purchases over the statement period do not qualify you for the applicable sales charge reduction. Employer-sponsored retirement plans are restricted from establishing statements of intention. See the discussion regarding employer-sponsored retirement plans under “Purchase, exchange and sale of shares” in this prospectus for more information.

The statement of intention period starts on the date on which your first purchase made toward satisfying the statement of intention is processed. Your accumulated holdings (as described above under “Rights of accumulation”) eligible to be aggregated as of the day immediately before the start of the statement of intention period may be credited toward satisfying the statement of intention.

You may revise the commitment you have made in your statement of intention upward at any time during the statement of intention period. If your prior commitment has not been met by the time of the revision, the statement of intention period during which purchases must be made will remain unchanged. Purchases made from the date of the revision will receive the reduced sales charge, if any, resulting from the revised statement of intention. If your prior commitment has been met by the time of the revision, your original statement of intention will be considered met and a new statement of intention will be established.

The statement of intention will be considered completed if the shareholder dies within the 13-month statement of intention period. Commissions to dealers will not be adjusted or paid on the difference between the statement of intention amount and the amount actually invested before the shareholder’s death.

When a shareholder elects to use a statement of intention, shares equal to 5% of the dollar amount specified in the statement of intention may be held in escrow in the shareholder’s account out of the initial purchase (or subsequent purchases, if necessary) by American Funds Service Company. All dividends and any capital gain distributions on shares held in escrow will be credited to the shareholder’s account in shares (or paid in cash, if requested). If the intended investment is not completed within the specified statement of intention period the investments made during the statement period will be adjusted to reflect the difference between the sales charge actually paid and the sales charge which would have been paid if the total of such purchases had been made at a single time. Any dealers assigned to the shareholder’s account at the time a purchase was made during the statement period will receive a corresponding commission adjustment if appropriate.

In addition, if you currently have individual holdings in American Legacy variable annuity contracts or variable life insurance policies that were established on or before March 31, 2007, you may continue to apply purchases under such contracts and policies to a statement of intention.

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Shareholders purchasing shares at a reduced sales charge under a statement of intention indicate their acceptance of these terms and those in the prospectus with their first purchase.

Reducing your Class T initial sales charge Consistent with the policies described in this prospectus, the initial sales charge you pay each time you buy Class T shares may differ depending upon the amount you invest and may be reduced for larger purchases. Additionally, Class T shares acquired through reinvestment of dividends or capital gain distributions are not subject to an initial sales charge. Sales charges on Class T shares are applied on a transaction-by-transaction basis, and, accordingly, Class T shares are not eligible for any other sales charge waivers or reductions, including through the aggregation of Class T shares concurrently purchased by other related accounts or in other American Funds. The sales charge applicable to Class T shares may not be reduced by establishing a statement of intention, and rights of accumulation are not available for Class T shares.

Right of reinvestment If you notify American Funds Service Company prior to the time of reinvestment, you may reinvest proceeds from a redemption, dividend payment or capital gain distribution without a sales charge in the same fund or other American Funds, provided that the reinvestment occurs within 90 days after the date of the redemption, dividend payment or distribution and is made into the same account from which you redeemed the shares or received the dividend payment or distribution. If the account has been closed, you may reinvest without a sales charge if the new receiving account has the same registration as the closed account and the reinvestment is made within 90 days after the date of redemption, dividend payment or distribution.

Proceeds from a redemption and all dividend payments and capital gain distributions will be reinvested in the same share class from which the original redemption, dividend payment or distribution was made. Any contingent deferred sales charge on Class A or C shares will be credited to your account. Redemption proceeds of Class A shares representing direct purchases in American Funds U.S. Government Money Market Fund that are reinvested in other American Funds will be subject to a sales charge.

Proceeds will be reinvested at the next calculated net asset value after your request is received by American Funds Service Company, provided that your request contains all information and legal documentation necessary to process the transaction. For purposes of this “right of reinvestment policy,” automatic transactions (including, for example, automatic purchases, withdrawals and payroll deductions) and ongoing retirement plan contributions are not eligible for investment without a sales charge. This paragraph does not apply to certain rollover investments as described under “Rollovers from retirement plans to IRAs” in this prospectus. Depending on the financial intermediary holding your account, your reinvestment privileges may be unavailable or differ from those described in this prospectus. Investors should consult their financial intermediary for further information.

Contingent deferred sales charge waivers The contingent deferred sales charge on Class A and C shares will be waived in the following cases:

· permitted exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a contingent deferred sales charge would apply to the initial shares purchased;

· tax-free returns of excess contributions to IRAs;

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· redemptions due to death or postpurchase disability of the shareholder (this generally excludes accounts registered in the names of trusts and other entities);

· in the case of joint tenant accounts, if one joint tenant dies, a surviving joint tenant, at the time he or she notifies American Funds Service Company of the other joint tenant’s death and removes the decedent’s name from the account, may redeem shares from the account without incurring a contingent deferred sales charge; however, redemptions made after American Funds Service Company is notified of the death of a joint tenant will be subject to a contingent deferred sales charge;

· for 529 share classes only, redemptions due to a beneficiary’s death, postpurchase disability or receipt of a scholarship (to the extent of the scholarship award);

· redemptions due to the complete termination of a trust upon the death of the trustor/grantor or beneficiary, but only if such termination is specifically provided for in the trust document;

· shares redeemed at the discretion of American Funds Service Company for accounts that do not meet the fund’s minimum investment requirements, as described in this prospectus; and

· the following types of transactions, if they do not exceed 12% of the value of an account annually:

— required minimum distributions taken from retirement accounts in accordance with IRS regulations; and

— redemptions through an automatic withdrawal plan (“AWP”) (see “Automatic withdrawals” under “Shareholder account services and privileges” in the statement of additional information). For each AWP payment, assets that are not subject to a contingent deferred sales charge, such as shares acquired through reinvestment of dividends and/or capital gain distributions, will be redeemed first and will count toward the 12% limit. If there is an insufficient amount of assets not subject to a contingent deferred sales charge to cover a particular AWP payment, shares subject to the lowest contingent deferred sales charge will be redeemed next until the 12% limit is reached. Any dividends and/or capital gain distributions taken in cash by a shareholder who receives payments through an AWP will also count toward the 12% limit. In the case of an AWP, the 12% limit is calculated at the time an automatic redemption is first made, and is recalculated at the time each additional automatic redemption is made. Shareholders who establish an AWP should be aware that the amount of a payment not subject to a contingent deferred sales charge may vary over time depending on fluctuations in the value of their accounts. This privilege may be revised or terminated at any time.

For purposes of this paragraph, “account” means your investment in the applicable class of shares of the particular fund from which you are making the redemption.

The contingent deferred sales charge on American Funds Class A shares may be waived in cases where the fund’s transfer agent determines the benefit to the fund of collecting the contingent deferred sales charge would be outweighed by the cost of applying it.

Contingent deferred sales charge waivers are allowed only in the cases listed here and in the statement of additional information. For example, contingent deferred sales charge waivers will not be allowed on redemptions of Class 529-C shares due to termination of CollegeAmerica; a determination by the Internal Revenue Service that CollegeAmerica

43     The Bond Fund of America / Prospectus

does not qualify as a qualified tuition program under the Code; proposal or enactment of law that eliminates or limits the tax-favored status of CollegeAmerica; or elimination of the fund by Virginia529 as an option for additional investment within CollegeAmerica.

To have your Class A or C contingent deferred sales charge waived, you must inform your financial professional or American Funds Service Company at the time you redeem shares that you qualify for such a waiver.

Other sales charge waivers Purchases of Class A and 529-A shares through a self-clearing broker-dealer firm generally incur a sales charge. However, self-clearing broker-dealer firms may (i) offer 529-A shares purchased through a rollover from another 529 plan at net asset value (“529 rollover”), (ii) invest a recontribution of a refunded qualified education expense in 529-A shares without a sales charge (“refunded 529 expense”) or (iii) extend the 90 day right of reinvestment to allow reinvestment in Class A shares without a sales charge in cases where fund shareholders request reinvestment of a required minimum distribution from an Individual Retirement Account if such requirement is waived by regulation or legislation (“waived RMD reinvestment”), provided that the self-clearing broker-dealer firm has specific language in this prospectus to such effect. If a self-clearing firm does not have their own policies listed in the prospectus, 529 rollovers, refunded 529 expenses and waived RMD reinvestments are not available without a sales charge. Firm specific language is located in the Appendix to the prospectus. A self-clearing broker-dealer firm is a firm that holds some or all of the assets in your account, executes trades for the assets held on its platform internally rather than through the fund’s transfer agent or a third-party clearing firm and provides account statements and tax reporting to you. The largest broker-dealer firms are typically self-clearing. For all other broker-dealer firms, shares purchased through a 529 rollover, refunded 529 expense or a waived RMD reinvestment are available at net asset value.

For accounts held with the fund’s transfer agent, purchases of shares through 529 rollovers, refunded 529 expenses and waived RMD reinvestments are not subject to sales charges. If you have any questions, ask your financial professional whether Class A or 529-A shares purchased through these policies are available without a sales charge.

Recontributions or waived RMD investments distributed from Class 529-C or Class C shares will be reinvested in the same share class from which the distribution was made. In addition, any contingent deferred sales change paid on Class 529-A/Class A and Class 529-C/Class C share distributions under these policies will be credited to your account when reinvested.

Waivers of all or a portion of the contingent deferred sales charge on Class C and 529-C shares and the sales charge on Class A and 529-A shares will be granted for transactions requested by financial intermediaries as a result of (i) pending or anticipated regulatory matters that require investor accounts to be moved to a different share class or (ii) conversions of IRAs from brokerage to advisory accounts investing in Class F shares in cases where new investments in brokerage IRA accounts have been restricted by the intermediary.

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Rollovers from retirement plans to IRAs Assets from retirement plans may be invested in Class A, C or F shares through an IRA rollover, subject to the other provisions of this prospectus. Class C shares are not available if the assets are being rolled over from investments held in American Funds Recordkeeper Direct and PlanPremier retirement plan recordkeeping programs.

Rollovers to IRAs from retirement plans that are rolled into Class A shares will be subject to applicable sales charges. The following rollovers to Class A shares will be made without a sales charge:

· rollovers to Capital Bank and Trust CompanySM IRAs if the assets were invested in any fund managed by the investment adviser or its affiliates at the time of distribution;

· rollovers to IRAs from 403(b) plans with Capital Bank and Trust Company as custodian; and

· rollovers to Capital Bank and Trust Company IRAs from investments held in American Funds Recordkeeper Direct and PlanPremier retirement plan recordkeeping programs.

IRA rollover assets that roll over without a sales charge as described above will not be subject to a contingent deferred sales charge, and investment dealers will be compensated solely with an annual service fee that begins to accrue immediately. All other rollovers invested in Class A shares, as well as future contributions to the IRA, will be subject to sales charges and to the terms and conditions generally applicable to Class A share investments as described in this prospectus and in the statement of additional information.

Purchases by SEP plans and SIMPLE IRA plans Participant accounts in a Simplified Employee Pension (SEP) plan or a Savings Incentive Match Plan for Employees of Small Employers IRA (SIMPLE IRA) will be aggregated at the plan level for Class A sales charge purposes if an employer adopts a prototype plan produced by American Funds Distributors or (a) the employer or plan sponsor submits all contributions for all participating employees in a single contribution transmittal or the contributions are identified as related to the same plan; (b) each transmittal is accompanied by checks or wire transfers and generally must be submitted through the transfer agent’s automated contribution system if held on the fund’s books; and (c) if the fund is expected to carry separate accounts in the name of each plan participant and (i) the employer or plan sponsor notifies the funds’ transfer agent or the intermediary holding the account that the separate accounts of all plan participants should be linked and (ii) all new participant accounts are established by submitting the appropriate documentation on behalf of each new participant. Participant accounts in a SEP or SIMPLE plan that are eligible to aggregate their assets at the plan level may not also aggregate the assets with their individual accounts.

Purchases by certain 403(b) plans A 403(b) plan may not invest in American Funds Class A or C shares unless such plan was invested in Class A or C shares before January 1, 2009.

Participant accounts of a 403(b) plan that invested in American Funds Class A or C shares and were treated as an individual-type plan for sales charge purposes before January 1, 2009, may continue to be treated as accounts of an individual-type plan for sales charge purposes. Participant accounts of a 403(b) plan that invested in American Funds Class A or C shares and were treated as an employer-sponsored plan for sales charge purposes before January 1, 2009, may continue to be treated as accounts of an employer-

45     The Bond Fund of America / Prospectus

sponsored plan for sales charge purposes. Participant accounts of a 403(b) plan that was established on or after January 1, 2009, are treated as accounts of an employer-sponsored plan for sales charge purposes.

Moving between accounts American Funds investments by certain account types may be moved to other account types without incurring additional Class A sales charges. These transactions include:

· redemption proceeds from a non-retirement account (for example, a joint tenant account) used to purchase fund shares in an IRA or other individual-type retirement account;

· required minimum distributions from an IRA or other individual-type retirement account used to purchase fund shares in a non-retirement account; and

· death distributions paid to a beneficiary’s account that are used by the beneficiary to purchase fund shares in a different account.

These privileges are generally available only if your account is held directly with the fund’s transfer agent or if the financial intermediary holding your account has the systems, policies and procedures to support providing the privileges on its systems. Investors should consult their financial intermediary for further information.

Plans of distribution The fund has plans of distribution, or “12b-1 plans,” for certain share classes under which it may finance activities intended primarily to sell shares, provided that the categories of expenses are approved in advance by the fund’s board of trustees. The plans provide for payments, based on annualized percentages of average daily net assets, of:

Up to:	Share class(es)
0.25%	Class A shares
0.50%	Class T, F-1, 529-A, 529-T, 529-F-1 and R-4 shares
0.75%	Class 529-E and R-3 shares
0.85%	Class R-2E shares
1.00%	Class C, 529-C, R-1 and R-2 shares

For all share classes indicated above, up to .25% may be used to pay service fees to qualified dealers for providing certain shareholder services. The amount remaining for each share class, if any, may be used for distribution expenses.

The 12b-1 fees paid by each applicable share class of the fund, as a percentage of average net assets for the most recent fiscal year, are indicated in the Annual Fund Operating Expenses table under “Fees and expenses of the fund” in this prospectus. Since these fees are paid out of the fund’s assets on an ongoing basis, over time they may cost you more than paying other types of sales charges or service fees and reduce the return on your investment. The higher fees for Class C shares may cost you more over time than paying the initial sales charge for Class A or T shares.

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Other compensation to dealers American Funds Distributors, at its expense, provides additional compensation to investment dealers. These payments may be made, at the discretion of American Funds Distributors, to no more than the top 60 dealers (or their affiliates) with which it has a substantive distribution relationship involving the sale of American Funds. The amount will be determined using a formula applied consistently to dealers based on their assets under management. The level of payments made to a qualifying firm under the formula will not exceed .035% of eligible American Funds assets attributable to that dealer. Eligible assets are all American Funds assets other than Class R shares, Class F-3 shares, Class F shares held in IRAs and shares held in certain retirement accounts. Dealers may direct American Funds Distributors to exclude additional assets. In addition to the asset-based payment, American Funds Distributors provides $5 million to certain firms based on their engagement with American Funds Distributors and the level of American Funds assets under management at each such firm to recognize the commitment each of those firms has made to collaborating with American Funds Distributors on achieving advisor training and education objectives. In 2020, American Funds Distributors paid this amount to the following firms:

Edward Jones	Morgan Stanley Wealth Management
LPL Financial LLC	Raymond James Group
Merrill Lynch, Pierce, Fenner & Smith	Wells Fargo Advisors

American Funds Distributors compensates the firms to support various efforts, including, among other things, to:

· help defray the costs incurred by qualifying dealers in connection with efforts to educate financial professionals about American Funds so that they can make recommendations and provide services that are suitable and meet shareholder needs;

· help defray the costs associated with the dealer firms’ provision of account related services and activities and support the dealer firms’ distribution activities; and

· support meetings, conferences or other training and educational events hosted by the firm, and obtain relevant data regarding financial professional activities to facilitate American Funds Distributors’ training and education activities.

American Funds Distributors will, on an annual basis, determine the advisability of continuing these payments. Firms receiving additional compensation payments must sign a letter acknowledging the purpose of the payment and generally requiring the firms to (1) perform the due diligence necessary to include American Funds on their platform, (2) not provide financial professionals, branch managers or associated persons with any financial incentives to promote the sales of one approved fund group over another approved group, (3) provide opportunities for their clients to obtain individualized advice, (4) provide American Funds Distributors broad access to their financial professionals and product platforms and work together on mutual business objectives, and (5) work with the fund’s transfer agent to promote operational efficiencies and to facilitate necessary communication between American Funds and the firm’s clients who own shares of American Funds.

Separately, American Funds Distributors has identified certain firms that provide a self-directed platform for the public as well as clearing, custody and recordkeeping services for certain other intermediaries. In lieu of the formula described above, these firms receive up to .018% of assets under administration (excluding assets where the firm acts

47     The Bond Fund of America / Prospectus

as a fiduciary and Class R shares). Firms may direct American Funds Distributors to exclude additional assets.

In addition to compensation through the formulas described above, American Funds Distributors provides compensation for, among other things, data (including fees to obtain information on financial professionals to better tailor training and education opportunities), account-related services, and operational improvements. American Funds Distributors estimates that in 2020 for the firms listed below, the compensation for such information and services was approximately:

Cetera	$120,000
Commonwealth Financial Network	$50,000
Fidelity Investments	$6,700,000
LPL Financial LLC	$1,800,000
Morgan Stanley Wealth Management	$4,300,000
Northwestern Mutual Investment Services LLC	$75,000
OneAmerica	$35,000
UBS Financial Services Inc.	$300,000
Wells Fargo Advisors	$450,000

American Funds Distributors also pays expenses associated with meetings and other training and educational opportunities conducted by selling dealers, advisory platform providers and other intermediaries to facilitate educating financial professionals and shareholders about American Funds.

American Funds Distributors pays the recordkeepers listed below up to $1 million annually for product services, platform consideration, participation at recordkeeper-sponsored events and co-branding and other marketing services. The amount of the payment is based on the level of services and the access provided by the recordkeeper.

Empower (Great West Life & Annuity Insurance Company)	MML Investors Services
John Hancock	Transamerica

If investment advisers, distributors or other affiliates of mutual funds pay additional compensation or other incentives to investment dealers in differing amounts, dealer firms and their financial professionals may have financial incentives for recommending a particular mutual fund over other mutual funds or investments, creating a potential conflict of interest. You should consult with your financial professional and review carefully any disclosure by your financial professional’s firm as to compensation received.

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Fund expenses Note that, unless otherwise stated, references to Class A, C, T and F shares in this “Fund expenses” section do not include the corresponding Class 529 shares.

In periods of market volatility, assets of the fund may decline significantly, causing total annual fund operating expenses (as a percentage of the value of your investment) to become higher than the numbers shown in the Annual Fund Operating Expenses table under “Fees and expenses of the fund” in this prospectus.

For all share classes, “Other expenses” items in the Annual Fund Operating Expenses table in this prospectus include fees for administrative services provided by the fund’s investment adviser and its affiliates. Administrative services are provided by the investment adviser and its affiliates to help assist third parties providing non-distribution services to fund shareholders. These services include providing in-depth information on the fund and market developments that impact fund investments. Administrative services also include, but are not limited to, coordinating, monitoring and overseeing third parties that provide services to fund shareholders. The Administrative Services Agreement between the fund and the investment adviser provides the fund the ability to charge an administrative services fee of .05% for all share classes. The fund’s investment adviser receives an administrative services fee at the annual rate of .03% of the average daily net assets of the fund attributable to Class A, C, T, F, R and 529 shares (which could be increased as noted above) for its provision of administrative services.

The “Other expenses” items in the Annual Fund Operating Expenses table also include custodial, legal and transfer agent (and, if applicable, subtransfer agent/recordkeeping) payments and various other expenses applicable to all share classes.

49     The Bond Fund of America / Prospectus

Subtransfer agency and recordkeeping fees Subtransfer agent/recordkeeping payments may be made to third parties (including affiliates of the fund’s investment adviser) that provide subtransfer agent, recordkeeping and/or shareholder services with respect to certain shareholder accounts in lieu of the transfer agent providing such services. The amount paid for subtransfer agent/recordkeeping services varies depending on the share class and services provided, and typically ranges from $3 to $18 per account. Although Class F-3 and Class 529-F-3 shares are not subject to any subtransfer agency or recordkeeping fees, Class F-1 and F-2 shares (and the corresponding Class 529 shares) are subject to subtransfer agency fees of up to .12% of fund assets.

For employer-sponsored retirement plans, the amount paid for subtransfer agent/ recordkeeping services varies depending on the share class selected. The table below shows the maximum payments to entities providing these services to retirement plans.

Payments
Class A	0.05% of assets or $12 per participant position*
Class R-1	0.10% of assets
Class R-2	0.35% of assets
Class R-2E	0.20% of assets
Class R-3	0.15% of assets
Class R-4	0.10% of assets
Class R-5E	0.15% of assets
Class R-5	0.05% of assets
Class R-6	none

* Payment amount depends on the date services commenced.

Fee to Virginia529 For Class 529 shares, an expense of up to a maximum of .09% paid to a state or states for oversight and administrative services is included as an “Other expenses” item.

The Bond Fund of America / Prospectus     50

Financial highlights The Financial Highlights table is intended to help you understand the fund’s results for the past five fiscal years. Certain information reflects financial results for a single share of a particular class. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the fund (assuming reinvestment of all dividends and capital gain distributions). Where indicated, figures in the table reflect the impact, if any, of certain reimbursements/waivers from Capital Research and Management Company. For more information about these waivers/reimbursements, see the fund’s statement of additional information and annual report. The information in the Financial Highlights table has been audited by Deloitte & Touche LLP, whose current report, along with the fund’s financial statements, is included in the statement of additional information, which is available upon request.

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]		Ratio of expenses to average net assets after waivers/ reimbursements[3,4]		Ratio of net income to average net assets[3]
Class A:
12/31/2021	$13.79	$.18	$(.31)	$(.13)	$(.19)	$(.08)	$(.27)	$13.39	(.95)%	$30,201.55%				.55%		1.36%
12/31/2020	13.09	.22	1.18	1.40	(.26)	(.44)	(.70)	13.79	10.71	29,570.57				.57		1.59
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	8.02	23,197.60				.60		2.35
12/31/2018	12.89	.30	(.32)	(.02)	(.30)	—	(.30)	12.57	(.13)	19,352.60				.60		2.37
12/31/2017	12.72	.25	.16	.41	(.24)	—	(.24)	12.89	3.21	19,939.60				.60		1.91
Class C:
12/31/2021	13.79	.08	(.31)	(.23)	(.09)	(.08)	(.17)	13.39	(1.68)	717		1.29		1.29		.60
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.90	848		1.31		1.31		.87
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.20	786		1.36		1.36		1.60
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.91)	825		1.39		1.39		1.58
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.40	1,041		1.40		1.40		1.11
Class T:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.74)[5]	—	[6]	.33	[5]	.33	[5]	1.55	[5]
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.98 [5]	—	[6]	.34	[5]	.34	[5]	1.81	[5]
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.24 [5]	—	[6]	.37	[5]	.37	[5]	2.56	[5]
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.09 [5]	—	[6]	.39	[5]	.39	[5]	2.58	[5]
12/31/2017[7,8]	12.81	.20	.07	.27	(.19)	—	(.19)	12.89	2.15 [5,9]	—	[6]	.38	[5,10]	.38	[5,10]	2.15	[5,10]

51 The Bond Fund of America / Prospectus

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)	Ratio of expenses to average net assets before waivers/ reimbursements[4]	Ratio of expenses to average net assets after waivers/ reimbursements[3,4]	Ratio of net income to average net assets[3]
Class F-1:
12/31/2021	$13.79	$.18	$(.31)	$(.13)	$(.19)	$(.08)	$(.27)	$13.39	(.99)%	$1,011.59%		.59%	1.30%
12/31/2020	13.09	.21	1.18	1.39	(.25)	(.44)	(.69)	13.79	10.68	1,315.60		.60	1.55
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	7.97	977.64		.64	2.31
12/31/2018	12.89	.29	(.32)	(.03)	(.29)	—	(.29)	12.57	(.18)	745.66		.66	2.32
12/31/2017	12.72	.24	.16	.40	(.23)	—	(.23)	12.89	3.17	801.65		.65	1.86
Class F-2:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.71)	20,613.31		.31	1.60
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.99	16,494.32		.32	1.81
12/31/2019	12.57	.35	.69	1.04	(.34)	(.18)	(.52)	13.09	8.28	9,415.35		.35	2.59
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.14	5,728.34		.34	2.65
12/31/2017	12.72	.28	.16	.44	(.27)	—	(.27)	12.89	3.47	4,067.35		.35	2.16
Class F-3:
12/31/2021	13.79	.23	(.31)	(.08)	(.24)	(.08)	(.32)	13.39	(.60)	7,934.20		.20	1.72
12/31/2020	13.09	.27	1.18	1.45	(.31)	(.44)	(.75)	13.79	11.10	4,465.21		.21	1.90
12/31/2019	12.57	.36	.69	1.05	(.35)	(.18)	(.53)	13.09	8.40	2,212.25		.24	2.70
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.21	1,483.27		.27	2.70
12/31/2017[7,11]	12.74	.27	.14	.41	(.26)	—	(.26)	12.89	3.25 [9]	2,061.26	[10]	.26 [10]	2.29 [10]
Class 529-A:
12/31/2021	13.79	.18	(.31)	(.13)	(.19)	(.08)	(.27)	13.39	(.99)	1,473.59		.59	1.31
12/31/2020	13.09	.21	1.18	1.39	(.25)	(.44)	(.69)	13.79	10.67	1,526.61		.61	1.54
12/31/2019	12.57	.30	.69	.99	(.29)	(.18)	(.47)	13.09	7.95	1,174.66		.66	2.29
12/31/2018	12.89	.29	(.32)	(.03)	(.29)	—	(.29)	12.57	(.21)	1,003.69		.69	2.29
12/31/2017	12.72	.24	.16	.40	(.23)	—	(.23)	12.89	3.14	1,022.68		.68	1.84

The Bond Fund of America / Prospectus 52

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]		Ratio of expenses to average net assets after waivers/ reimbursements[3,4]		Ratio of net income to average net assets[3]
Class 529-C:
12/31/2021	$13.79	$.08	$(.31)	$(.23)	$(.09)	$(.08)	$(.17)	$13.39	(1.73)%	$70		1.34%		1.34%		.56%
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.85	89		1.36		1.36		.90
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.16	180		1.40		1.40		1.56
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.94)	191		1.43		1.43		1.55
12/31/2017	12.72	.14	.16	.30	(.13)	—	(.13)	12.89	2.35	232		1.44		1.44		1.07
Class 529-E:
12/31/2021	13.79	.15	(.31)	(.16)	(.16)	(.08)	(.24)	13.39	(1.19)	46.79				.79		1.11
12/31/2020	13.09	.18	1.18	1.36	(.22)	(.44)	(.66)	13.79	10.46	53.80				.80		1.37
12/31/2019	12.57	.28	.69	.97	(.27)	(.18)	(.45)	13.09	7.75	46.85				.85		2.11
12/31/2018	12.89	.27	(.32)	(.05)	(.27)	—	(.27)	12.57	(.40)	43.88				.88		2.10
12/31/2017	12.72	.21	.16	.37	(.20)	—	(.20)	12.89	2.93	47.88				.88		1.63
Class 529-T:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.78)[5]	—	[6]	.37	[5]	.37	[5]	1.52	[5]
12/31/2020	13.09	.24	1.18	1.42	(.28)	(.44)	(.72)	13.79	10.91 [5]	—	[6]	.39	[5]	.39	[5]	1.77	[5]
12/31/2019	12.57	.33	.69	1.02	(.32)	(.18)	(.50)	13.09	8.20 [5]	—	[6]	.42	[5]	.42	[5]	2.51	[5]
12/31/2018	12.89	.32	(.32)	— [12]	(.32)	—	(.32)	12.57	.04 [5]	—	[6]	.44	[5]	.44	[5]	2.54	[5]
12/31/2017[7,8]	12.81	.20	.07	.27	(.19)	—	(.19)	12.89	2.10 [5,9]	—	[6]	.45	[5,10]	.45	[5,10]	2.08	[5,10]
Class 529-F-1:
12/31/2021	13.79	.20	(.31)	(.11)	(.21)	(.08)	(.29)	13.39	(.82)[5]	—	[6]	.41	[5]	.41	[5]	1.48	[5]
12/31/2020	13.09	.24	1.18	1.42	(.28)	(.44)	(.72)	13.79	10.92 [5]	—	[6]	.38	[5]	.38	[5]	1.87	[5]
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.20	128.42				.42		2.53
12/31/2018	12.89	.32	(.32)	— [12]	(.32)	—	(.32)	12.57	.03	102.44				.44		2.54
12/31/2017	12.72	.27	.16	.43	(.26)	—	(.26)	12.89	3.37	88.45				.45		2.06
Class 529-F-2:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.73)	177.33				.33		1.58
12/31/2020[7,13]	14.00	.03	.24	.27	(.04)	(.44)	(.48)	13.79	1.88 [9]	166.06			[9]	.06	[9]	.24	[9]

53 The Bond Fund of America / Prospectus

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]	Ratio of expenses to average net assets after waivers/ reimbursements[3,4]	Ratio of net income to average net assets[3]
Class 529-F-3:
12/31/2021	$13.79	$.22	$(.31)	$(.09)	$(.23)	$(.08)	$(.31)	$13.39	(.69)%	$—	[6]	.27%	.27%	1.62%
12/31/2020[7,13]	14.00	.04	.23	.27	(.04)	(.44)	(.48)	13.79	1.90 [9]	—	[6]	.08 [9]	.04 [9]	.25 [9]
Class R-1:
12/31/2021	13.79	.08	(.31)	(.23)	(.09)	(.08)	(.17)	13.39	(1.69)	42		1.29	1.29	.62
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.88	39		1.33	1.33	.85
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.21	39		1.35	1.35	1.61
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.89)	30		1.37	1.37	1.60
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.43	34		1.37	1.37	1.14
Class R-2:
12/31/2021	13.79	.08	(.31)	(.23)	(.09)	(.08)	(.17)	13.39	(1.69)	409		1.30	1.30	.60
12/31/2020	13.09	.12	1.18	1.30	(.16)	(.44)	(.60)	13.79	9.91	468		1.30	1.30	.87
12/31/2019	12.57	.22	.69	.91	(.21)	(.18)	(.39)	13.09	7.22	410		1.34	1.34	1.61
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.88)	400		1.36	1.36	1.61
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.44	456		1.36	1.36	1.15
Class R-2E:
12/31/2021	13.79	.12	(.31)	(.19)	(.13)	(.08)	(.21)	13.39	(1.40)	44		1.00	1.00	.90
12/31/2020	13.09	.16	1.18	1.34	(.20)	(.44)	(.64)	13.79	10.22	46		1.02	1.02	1.14
12/31/2019	12.57	.25	.69	.94	(.24)	(.18)	(.42)	13.09	7.53	33		1.05	1.05	1.90
12/31/2018	12.89	.24	(.32)	(.08)	(.24)	—	(.24)	12.57	(.59)	26		1.07	1.07	1.92
12/31/2017	12.72	.19	.16	.35	(.18)	—	(.18)	12.89	2.75	20		1.06	1.06	1.48
Class R-3:
12/31/2021	13.79	.14	(.31)	(.17)	(.15)	(.08)	(.23)	13.39	(1.25)	673.85			.85	1.05
12/31/2020	13.09	.18	1.18	1.36	(.22)	(.44)	(.66)	13.79	10.40	743.86			.86	1.31
12/31/2019	12.57	.27	.69	.96	(.26)	(.18)	(.44)	13.09	7.70	633.89			.89	2.06
12/31/2018	12.89	.26	(.32)	(.06)	(.26)	—	(.26)	12.57	(.43)	582.91			.91	2.06
12/31/2017	12.72	.21	.16	.37	(.20)	—	(.20)	12.89	2.90	622.91			.91	1.61

The Bond Fund of America / Prospectus 54

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)	Ratio of expenses to average net assets before waivers/ reimbursements[4]	Ratio of expenses to average net assets after waivers/ reimbursements[3,4]	Ratio of net income to average net assets[3]
Class R-4:
12/31/2021	$13.79	$.18	$(.31)	$(.13)	$(.19)	$(.08)	$(.27)	$13.39	(.94)%	$588.54%		.54%	1.35%
12/31/2020	13.09	.22	1.18	1.40	(.26)	(.44)	(.70)	13.79	10.73	688.55		.55	1.61
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	8.03	567.59		.59	2.37
12/31/2018	12.89	.30	(.32)	(.02)	(.30)	—	(.30)	12.57	(.13)	518.61		.61	2.37
12/31/2017	12.72	.25	.16	.41	(.24)	—	(.24)	12.89	3.22	583.60		.60	1.91
Class R-5E:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.75)	160.34		.34	1.60
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.95	88.35		.35	1.78
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.25	43.37		.37	2.53
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.09	8.40		.40	2.63
12/31/2017	12.72	.27	.16	.43	(.26)	—	(.26)	12.89	3.39	— [6]	.42	.40	2.11
Class R-5:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.65)	373.25		.25	1.69
12/31/2020	13.09	.26	1.18	1.44	(.30)	(.44)	(.74)	13.79	11.06	192.26		.26	1.91
12/31/2019	12.57	.35	.69	1.04	(.34)	(.18)	(.52)	13.09	8.35	173.29		.29	2.67
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.17	163.31		.31	2.67
12/31/2017	12.72	.29	.16	.45	(.28)	—	(.28)	12.89	3.52	176.30		.30	2.21
Class R-6:
12/31/2021	13.79	.23	(.31)	(.08)	(.24)	(.08)	(.32)	13.39	(.60)	15,035.20		.20	1.71
12/31/2020	13.09	.27	1.18	1.45	(.31)	(.44)	(.75)	13.79	11.11	13,449.21		.21	1.95
12/31/2019	12.57	.36	.69	1.05	(.35)	(.18)	(.53)	13.09	8.40	10,434.24		.24	2.72
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.22	8,116.26		.26	2.73
12/31/2017	12.72	.29	.16	.45	(.28)	—	(.28)	12.89	3.58	6,351.25		.25	2.27

55 The Bond Fund of America / Prospectus

	Year ended December 31,
Portfolio turnover rate for all share classes[14]	2021	2020	2019	2018	2017
Excluding mortgage dollar roll transactions	74%	113%	127%	121%	170%
Including mortgage dollar roll transactions	368%	535%	286%	356%	379%

1 Based on average shares outstanding.

2 Total returns exclude any applicable sales charges, including contingent deferred sales charges.

3 This column reflects the impact, if any, of certain waivers/reimbursements from American Funds Service Company and/or Capital Research and Management Company. During some of the periods shown, American Funds Service Company waived a portion of transfer agent services fees for Class F-3 shares. In addition, during some of the periods shown, Capital Research and Management Company reimbursed a portion of transfer agent services fees for certain share classes.

4 Ratios do not include expenses of any Central Funds. The fund indirectly bears its proportionate share of the expenses of any Central Funds.

5 All or a significant portion of assets in this class consisted of seed capital invested by Capital Research and Management Company and/or its affiliates. Fees for distribution services are not charged or accrued on these seed capital assets. If such fees were paid by the fund on seed capital assets, fund expenses would have been higher and net income and total return would have been lower.

6 Amount less than $1 million.

7 Based on operations for a period that is less than a full year.

8 Class T and 529-T shares began investment operations on April 7, 2017.

9 Not annualized.

10 Annualized.

11 Class F-3 shares began investment operations on January 27, 2017.

12 Amount less than $.01.

13 Class 529-F-2 and 529-F-3 shares began investment operations on October 30, 2020.

14 Rates do not include the fund’s portfolio activity with respect to any Central Funds.

The Bond Fund of America / Prospectus 56

Appendix

Sales charge waivers

The availability of certain sales charge waivers and discounts will depend on whether you purchase your shares directly from the fund or through a financial intermediary. Intermediaries may have different policies and procedures regarding the availability of front-end sales charge waivers or contingent deferred (back-end) sales charge (“CDSC”) waivers, which are discussed below. In all instances, it is the purchaser’s responsibility to notify the fund or the purchaser’s financial intermediary at the time of purchase of any relationship or other facts qualifying the purchaser for sales charge waivers or discounts. Please contact the applicable intermediary with any questions regarding how the intermediary applies the policies described below and to ensure that you understand what steps you must take to qualify for any available waivers or discounts. For waivers and discounts not available through a particular intermediary, shareholders will have to purchase fund shares directly from the fund or through another intermediary to receive these waivers or discounts. If you change intermediaries after you purchase fund shares, the policies and procedures of the new service provider (either your new intermediary or the fund’s transfer agent) will apply to your account. Those policies may be more or less favorable than those offered by the intermediary through which you purchased your fund shares. You should review any policy differences before changing intermediaries.

Class A shares front-end sales charge waivers available at Ameriprise Financial:

The following information applies to Class A shares purchases if you have an account with or otherwise purchase fund shares through Ameriprise Financial:

Effective May 24, 2021, shareholders purchasing fund shares through an Ameriprise Financial brokerage account are eligible for the following front-end sales charge waivers, which may differ from those disclosed elsewhere in this fund’s prospectus or SAI:

· Employer-sponsored retirement plans established prior to April 1, 2004 and that continue to meet the eligibility requirements in effect as of that date for purchasing Class A shares at net asset value (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs

· Shares purchased through reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same fund (but not any other fund within the same fund family)

· Shares exchanged from Class C shares of the same fund in the month of or following the 7-year anniversary of the purchase date. To the extent that this prospectus elsewhere provides for a waiver with respect to exchanges of Class C shares or conversion of Class C shares following a shorter holding period, that waiver will apply

· Employees and registered representatives of Ameriprise Financial or its affiliates and their immediate family members

· Shares purchased by or through qualified accounts (including IRAs, Coverdell Education Savings Accounts, 401(k)s, 403(b) TSCAs subject to ERISA and defined benefit plans established prior to April 1, 2004 that continue to meet the eligibility requirements in effect as of that date for purchasing Class A shares at net asset value) that are held by a covered family member, defined as an Ameriprise financial advisor and/or the advisor’s spouse, advisor’s lineal ascendant (mother, father, grandmother, grandfather, great

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grandmother, great grandfather), advisor’s lineal descendant (son, step-son, daughter, step-daughter, grandson, granddaughter, great grandson, great granddaughter) or any spouse of a covered family member who is a lineal descendant

· Shares purchased from the proceeds of redemptions within the same fund family, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end or deferred sales load (i.e. Rights of Reinstatement)

· Purchases of Class 529-A shares through a rollover from another 529 plan

· Purchases of Class 529 shares made for recontribution of refunded amounts

D.A. Davidson & Co.

Front-end sales charge waivers on Class A shares available at D.A. Davidson (effective January 1, 2020)

· Shares purchased within the same fund family through a systematic reinvestment of capital gains and dividend distributions

· Employees and registered representatives of D.A. Davidson or its affiliates and their family members as designated by D.A. Davidson

· Shares purchased from the proceeds of redemptions within the same fund family, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end or deferred sales charge (known as Rights of Reinstatement)

· A shareholder in the fund’s Class C shares will have their shares converted at net asset value to Class A shares (or the appropriate share class) of the fund if the shares are no longer subject to a CDSC and the conversion is consistent with D.A. Davidson’s policies and procedures

· D.A. Davidson has the authority to allow the purchase of Class A shares at net asset value for (1) rollovers to IRAs from investments held in American Funds Recordkeeper Direct and PlanPremier retirement plan recordkeeping programs (2) rollovers to IRAs from 403(b) plans with Capital Bank and Trust Company as custodian or (3) IRA purchases so long as the proceeds are from the sale of shares from an American Funds Recordkeeper Direct retirement plan, PlanPremier retirement plan or 403(b) plan with Capital Bank and Trust Company as custodian and are used to make a purchase within 60 days of the redemption, if the shares held are ineligible to be rolled over to an IRA.

CDSC Waivers on Classes A and C shares available at D.A. Davidson

• Death or disability of the shareholder

· Shares sold as part of a systematic withdrawal plan as described in the fund’s prospectus

· Return of excess contributions from an IRA Account

· Shares sold as part of a required minimum distribution for IRA and retirement accounts due to the shareholder reaching age 72 as described in the fund’s prospectus

· Shares acquired through a right of reinstatement

Front-end sales charge discounts available at D.A. Davidson: breakpoints, rights of accumulation and/or letters of intent

· Breakpoints as described in this prospectus

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· Rights of accumulation which entitle shareholders to breakpoint discounts will be automatically calculated based on the aggregated holding of fund family assets held by accounts within the purchaser’s household at D.A. Davidson. Eligible fund family assets not held at D.A. Davidson may be included in the calculation of rights of accumulation only if the shareholder notifies his or her financial advisor about such assets

· Letters of intent which allow for breakpoint discounts based on anticipated purchases within a fund family, over a 13-month time period. Eligible fund family assets not held at D.A. Davidson may be included in the calculation of letters of intent only if the shareholder notifies his or her financial advisor about such assets

Edward D. Jones & Co., L.P. ("Edward Jones")

Policies Regarding Transactions Through Edward Jones

The following information has been provided by Edward Jones:

Effective on or after January 1, 2021, the following information supersedes prior information with respect to transactions and positions held in fund shares through an Edward Jones system. Clients of Edward Jones (also referred to as “shareholders”) purchasing fund shares on the Edward Jones commission and fee-based platforms are eligible only for the following sales charge discounts (also referred to as “breakpoints”) and waivers, which can differ from discounts and waivers described elsewhere in the mutual fund prospectus or statement of additional information ("SAI") or through another broker-dealer. In all instances, it is the shareholder's responsibility to inform Edward Jones at the time of purchase of any relationship, holdings of the American Funds, or other facts qualifying the purchaser for discounts or waivers. Edward Jones can ask for documentation of such circumstance. Shareholders should contact Edward Jones if they have questions regarding their eligibility for these discounts and waivers.

Breakpoints

· Breakpoint pricing, otherwise known as volume pricing, at dollar thresholds as described in the prospectus

Rights of Accumulation ("ROA")

· The applicable sales charge on a purchase of Class A shares is determined by taking into account all share classes (except any direct purchase money market funds and assets held in group retirement plans) of the American Funds held by the shareholder or in an account grouped by Edward Jones with other accounts for the purpose of providing certain pricing considerations (“pricing groups”). If grouping assets as a shareholder, this includes all share classes held on the Edward Jones platform and/or held on another platform. The inclusion of eligible fund family assets in the ROA calculation is dependent on the shareholder notifying Edward Jones of such assets at the time of calculation

· The employer maintaining a SEP IRA plan and/or SIMPLE IRA plan may elect to establish or change ROA for the IRA accounts associated with the plan to a plan-level grouping as opposed to including all share classes at a shareholder or pricing group level

· ROA is determined by calculating the higher of cost minus redemptions or market value (current shares x NAV)

Letter of Intent ("LOI")

· Through a LOI, shareholders can receive the sales charge and breakpoint discounts for purchases shareholders intend to make over a 13-month period from the date Edward Jones receives the LOI. The LOI is determined by calculating the higher of cost or market

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value of qualifying holdings at LOI initiation in combination with the value that the shareholder intends to buy over a 13-month period to calculate the front-end sales charge and any breakpoint discounts. Each purchase the shareholder makes during that 13-month period will receive the sales charge and breakpoint discount that applies to the total amount. The inclusion of eligible fund family assets in the LOI calculation is dependent on the shareholder notifying Edward Jones of such assets at the time of calculation. Purchases made before the LOI is received by Edward Jones are not adjusted under the LOI and will not reduce the sales charge previously paid. Sales charges will be adjusted if LOI is not met

· If the employer maintaining a SEP IRA plan and/or SIMPLE IRA plan has elected to establish or change ROA for the IRA accounts associated with the plan to a plan-level grouping, LOIs will also be at the plan-level and may only be established by the employer

Sales Charge Waivers

Sales charges are waived for the following shareholders and in the following situations:

· Associates of Edward Jones and its affiliates and their family members who are in the same pricing group (as determined by Edward Jones under its policies and procedures) as the associate. This waiver will continue for the remainder of the associate's life if the associate retires from Edward Jones in good-standing and remains in good standing pursuant to Edward Jones' policies and procedures

· Shares purchased in an Edward Jones fee-based program

· Shares purchased through reinvestment of capital gains distributions and dividend reinvestment

· Shares purchased from the proceeds of redeemed shares of the same fund family so long as the following conditions are met: 1) the proceeds are from the sale of shares within 60 days of the purchase, and 2) the sale and purchase are made in the same share class and the same account or the purchase is made in an individual retirement account with proceeds from liquidations in a non-retirement account

· Shares exchanged into Class A shares from another share class so long as the exchange is into the same fund and was initiated at the discretion of Edward Jones. Edward Jones is responsible for any remaining CDSC due to the fund company, if applicable. Any future purchases are subject to the applicable sales charge as disclosed in the prospectus

· Exchanges from Class C shares to Class A shares of the same fund, generally, in the 84th month following the anniversary of the purchase date or earlier at the discretion of Edward Jones

· Purchases of Class 529-A shares through a rollover from another 529 plan

· Purchases of Class 529 shares made for recontribution of refunded amounts

Contingent Deferred Sales Charge ("CDSC") Waivers

If the shareholder purchases shares that are subject to a CDSC and those shares are redeemed before the CDSC is expired, the shareholder is responsible to pay the CDSC except in the following conditions:

· The death or disability of the shareholder, or account beneficiary for Class 529 shares

· Systematic withdrawals with up to 10% per year of the account value

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· Return of excess contributions from an Individual Retirement Account (IRA)

· Shares sold as part of a required minimum distribution for IRA and retirement accounts if the redemption is taken in or after the year the shareholder reaches qualified age based on applicable IRS regulations

· Shares sold to pay Edward Jones fees or costs in such cases where the transaction is initiated by Edward Jones

· Shares exchanged in an Edward Jones fee-based program

· Shares acquired through NAV reinstatement

· Shares redeemed at the discretion of Edward Jones for Minimum Balances, as described below

Other Important Information Regarding Transactions Through Edward Jones

Minimum Purchase Amounts

· Initial purchase minimum: $250

· Subsequent purchase minimum: none

Minimum Balances

· Edward Jones has the right to redeem at its discretion fund holdings with a balance of $250 or less. The following are examples of accounts that are not included in this policy:

— A fee-based account held on an Edward Jones platform

— A 529 account held on an Edward Jones platform

— An account with an active systematic investment plan or LOI

Exchanging Share Classes

· At any time it deems necessary, Edward Jones has the authority to exchange at NAV a shareholder's holdings in a fund to Class A shares, or Class R-4 shares for retirement plans with at least $1 million, so long as the shareholder is eligible to purchase the Class A or R-4 shares pursuant to the prospectus. Edward Jones is responsible for any remaining CDSC due to the fund company, if applicable. Any future purchases are subject to the applicable sale charge as disclosed in the prospectus

529 Plan Account Maintenance Fees

· For 529 Plan accounts held in omnibus by Edward Jones, the annual account maintenance fees are waived

Class A Sales Charge Waivers Available Through Farmers Financial Solutions

Farmers Financial Solutions has the authority to either (1) rollover shares from an employer sponsored retirement plan to Class A shares in an Individual Retirement Account (IRA) at net asset value or (2) allow the purchase of Class A shares at net asset value, so long as the proceeds are from the sale of shares from an employer sponsored retirement plan and are used to make a purchase within 60 days of the redemption, if the shares held are ineligible to be rolled over to an IRA.

Janney Montgomery Scott LLC

Effective May 1, 2020, if you purchase fund shares through a Janney Montgomery Scott LLC (“Janney”) brokerage account, you will be eligible for the following load waivers (front-end sales charge waivers and contingent deferred sales charge (“CDSC”), or back-end

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sales charge, waivers) and discounts, which may differ from those disclosed elsewhere in this fund’s Prospectus or SAI.

Front-end sales charge* waivers on Class A shares available at Janney

· Shares purchased through reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same fund (but not any other fund within the fund family)

· Shares purchased by employees and registered representatives of Janney or its affiliates and their family members as designated by Janney

· Shares purchased from the proceeds of redemptions within the same fund family, provided (1) the repurchase occurs within ninety (90) days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end or deferred sales load (i.e., right of reinstatement)

· Shares acquired through a right of reinstatement

· Class C shares that are no longer subject to a contingent deferred sales charge and are converted to Class A shares of the same fund pursuant to Janney’s policies and procedures

CDSC waivers on Class A and C shares available at Janney

· Shares sold upon the death or disability of the shareholder

· Shares sold as part of a systematic withdrawal plan as described in the fund’s Prospectus

· Shares purchased in connection with a return of excess contributions from an IRA Account

· Shares sold as part of a required minimum distribution for IRA and other retirement accounts due to the shareholder reaching the qualified age based on applicable IRS regulations as described in the fund’s Prospectus

· Shares sold to pay Janney fees but only if the transaction is initiated by Janney

· Shares acquired through a right of reinstatement

· Shares exchanged into the same share class of a different fund unless otherwise provided in the Prospectus

Front-end sales charge* discounts available at Janney: breakpoints, rights of accumulation, and/or letters of intent

· Breakpoints as described in the fund’s Prospectus

· Rights of accumulation (“ROA”), which entitle shareholders to breakpoint discounts, will be automatically calculated based on the aggregated holding of fund family assets held by accounts within the purchaser’s household at Janney. Eligible fund family assets not held at Janney may be included in the ROA calculation only if the shareholder notifies his or her financial advisor about such assets

· Letters of intent which allow for breakpoint discounts based on anticipated purchases within a fund family, over a 13-month time period. Eligible fund family assets not held at Janney Montgomery Scott may be included in the calculation of letters of intent only if the shareholder notifies his or her financial advisor about such assets

*Also referred to as an “initial sales charge.”

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JP Morgan Securities LLC

Investors purchasing through JP Morgan Securities LLC may invest in Class 529-A shares at net asset value.

Merrill Lynch, Pierce, Fenner & Smith

Shareholders purchasing fund shares through a Merrill Lynch platform or account are eligible only for the following sales charge waivers (front-end sales charge waivers and contingent deferred, or back-end, sales charge waivers) and discounts, which may differ from those disclosed elsewhere in this fund’s prospectus or SAI.

Front-end sales charge waivers on Class A shares available at Merrill Lynch

· Employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and shares are held for the benefit of the plan. Except as provided below, Class A shares are not currently available to new plans described in this waiver. Plans that invested in Class A shares of any of the funds without any sales charge before April 1, 2004, and that continue to meet the eligibility requirements in effect as of that date for purchasing Class A shares at net asset value, may continue to purchase American Funds Class A shares without any initial or contingent deferred sales charge

· Shares purchased by or through a 529 Plan. Class A shares are not currently available to the plans described in this waiver

· Shares purchased through a Merrill Lynch affiliated investment advisory program. Class A shares are not currently available in the programs described in this waiver

· Shares purchased by third-party investment advisors on behalf of their advisory clients through Merrill Lynch’s platform. Class A shares are not currently available in the accounts described in this waiver

· Shares purchased through reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same fund (but not any other fund within the fund family)

· Shares exchanged from Class C (i.e. level-load) shares of the same fund pursuant to Merrill Lynch’s policies relating to sales load discounts and waivers

· Employees and registered representatives of Merrill Lynch or its affiliates and their family members

· Directors or Trustees of the fund, and employees of the fund’s investment adviser or any of its affiliates, as described in this prospectus

· Eligible shares purchased from the proceeds of redemptions within the same fund family, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end or deferred sales charge (known as rights of reinstatement). Automated transactions (i.e. systematic purchases and withdrawals) and purchases made after shares are automatically sold to pay Merrill Lynch’s account maintenance fees are not eligible for reinstatement

CDSC waivers on Classes A and C shares available at Merrill Lynch

· Death or disability of the shareholder

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· Shares sold as part of a systematic withdrawal plan as described in the fund’s prospectus

· Return of excess contributions from an IRA Account

· Shares sold as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code

· Shares sold to pay Merrill Lynch fees but only if the transaction is initiated by Merrill Lynch

· Shares acquired through a right of reinstatement

· Shares held in retirement brokerage accounts, that are exchanged for a lower cost share class due to transfer to certain fee based accounts or platforms (applicable to Class A and C shares only)

· Shares received through an exchange due to the holdings moving from a Merrill Lynch affiliated investment advisory program to a Merrill Lynch brokerage (non-advisory) account pursuant to Merrill Lynch’s policies relating to sales load discounts and waivers

Front-end sales charge discounts available at Merrill Lynch: breakpoints, rights of accumulation and letters of intent

· Breakpoints as described in this prospectus

· Rights of Accumulation (ROA) which entitle shareholders to breakpoint discounts as described in the fund’s prospectus will be automatically calculated based on the aggregated holding of fund family assets held by accounts (including 529 program holdings, where applicable) within the purchaser’s household at Merrill Lynch. Eligible fund family assets not held at Merrill Lynch may be included in the ROA calculation only if the shareholder notifies his or her financial advisor about such assets

· Letters of Intent which allow for breakpoint discounts based on anticipated purchases within a fund family, through Merrill Lynch, over a 13-month period of time (if applicable)

CollegeAmerica accounts

Accounts established through Merrill Lynch, Pierce, Fenner & Smith

If you establish or hold your CollegeAmerica account on the Merrill Lynch omnibus platform, the features and policies related to Class 529-A and Class 529-C sales charges (including contingent deferred sales charges), Class 529-A sales charge waiver eligibility, and Class 529-C conversion period will be different than referenced in this document.

Importantly, if you establish or hold your CollegeAmerica account on the Merrill Lynch omnibus platform, then you are eligible for Class 529-A shares at net asset value if your CollegeAmerica 529 plan assets with Merrill Lynch are $250,000 or more, you participate through an approved corporate 529 plan, or you qualify for Merrill Lynch Investment Advisory Relationship-Based Pricing (discussed below). If your 529 plan assets are less than $250,000 you are generally eligible to purchase Class 529-C shares. Among other things, Class 529-C shares generally will be automatically converted to Class 529-A shares (not subject to an initial sales charge) after four years from their respective dates of purchase.

Merrill Lynch Investment Advisory Relationship-Based Pricing

An account will be automatically eligible to purchase Class 529-A at net asset value regardless of the assets in the CollegeAmerica account if:

(1) at the time of purchase, the account is linked to a client household relationship in one or more of the Merrill Lynch investment advisory programs listed below; and

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(2) at the time of purchase the client household relationship has combined assets held in any account through Merrill Lynch (excluding insurance, annuities, 401k assets, assets in defined benefit plan accounts and in BlackRock program accounts) that are equal to or greater than $250,000.

The following is a list of Merrill Lynch investment advisory programs that are included when determining eligibility: Merrill Lynch Investment Advisory Program, Managed Account Service (MAS), Strategic Portfolio Advisor Service (SPA), Merrill Guided Investment advisor programs (i.e., Merrill Guided Investing, Merrill Guided Investing with Advisor and Merrill Edge Advisory Account programs), Institutional Investment Consulting (IIC), and any future Merrill Lynch sponsored and managed investment advisory programs.

The $250,000 asset level is used to determine initial eligibility and is not a factor for continued participation in this relationship-based pricing program after the date of first qualifying. If a participant’s enrollment in any of the above investment advisory programs is terminated (whether by the participant or by Merrill Lynch), the account will no longer be eligible for this benefit.

Merrill Lynch reserves the right to terminate this relationship-based pricing program at any time with prior notice to participants.

Rollover assets from another 529 plan and refunded qualified higher education expenses may be invested in Class 529-A shares at net asset value. This policy applies to accounts on the Merrill Lynch platform and accounts held by the fund’s transfer agent.

Please contact your Merrill Lynch advisor with any questions.

Morgan Stanley Wealth Management

Morgan Stanley Wealth Management Class A share front-end sales charge waiver

Morgan Stanley Wealth Management clients purchasing or converting to Class A shares of the fund through Morgan Stanley transactional brokerage accounts are entitled to a waiver of the front-end load in the following additional circumstances:

· Morgan Stanley employee and employee-related accounts according to Morgan Stanley’s account linking rules

· Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the same fund

· Class C (level load) share positions that are no longer subject to a contingent deferred sales charge and are converted to a Class A share in the same fund pursuant to Morgan Stanley Wealth Management’s share class conversion program

· Effective June 1, 2020, Morgan Stanley, on your behalf, can convert Class F-1 shares to Class A shares without a sales charge if they were initially transferred to the transactional brokerage account or converted from Class C shares

· Shares purchased from the proceeds of redemptions within the same fund family under a Rights of Reinstatement provision, provided the repurchase occurs within 90 days following the redemption, the redemption and purchase occur in the same account, and redeemed shares were subject to a front-end or deferred sales load

Effective June 30, 2020, Morgan Stanley Wealth Management clients purchasing or converting to Class 529-A shares of the fund through Morgan Stanley transactional brokerage accounts are entitled to a waiver of the front-end load in the following additional circumstances:

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· Shares purchased through a rollover from another 529 plan

· Recontribution(s) of a refunded qualified higher education expense

Unless specifically described above, no other front-end load waivers are available to mutual fund purchases by Morgan Stanley Wealth Management clients.

Morgan Stanley Wealth Management Class R-4 share employer-sponsored retirement plan eligibility

Employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans). For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.

Northwestern Mutual Investment Services, LLC

Class A and C share purchases in owner-only 401(k) plans held at Northwestern Mutual Investment Services, LLC (NMIS)

Effective November 5, 2021, for 401(k) plans held at NMIS through its clearing firm, Pershing LLC, that cover only owners and their spouses and are not subject to ERISA, participants may purchase Class A shares with the applicable front-end sales charge or Class C shares with the applicable contingent deferred sales charge, in accordance with NMIS’s share class policies applicable to such plans.

Oppenheimer & Co., Inc. (OPCO)

Effective June 1, 2020, shareholders purchasing fund shares through an OPCO platform or account are eligible only for the following load waivers (front-end sales charge waivers and contingent deferred, or back-end, sales charge waivers) and discounts, which may differ from those disclosed elsewhere in this fund’s prospectus or SAI.

Front-end sales load waivers on Class A shares available at OPCO

· Shares purchased through reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same fund (but not any other fund within the fund family)

· Shares purchased from the proceeds of redemptions within the same fund family, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end or deferred sales load (known as Rights of Restatement)

· A shareholder in the fund’s Class C shares will have their shares converted at net asset value to Class A shares (or the appropriate share class) of the fund if the shares are no longer subject to a CDSC and the conversion is in line with the policies and procedures of OPCO

· Employees and registered representatives of OPCO or its affiliates and their family members

· Directors or trustees of the fund, and employees of the fund’s investment adviser or any of its affiliates, as described in this prospectus

CDSC waivers on Class A and C shares available at OPCO

· Death or disability of the shareholder

· Shares sold as part of a systematic withdrawal plan as described in the fund’s prospectus

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· Return of excess contributions from an IRA Account

· Shares sold as part of a required minimum distribution for IRA and retirement accounts due to the shareholder reaching the qualified age based on applicable IRS regulations as described in the prospectus

· Shares sold to pay OPCO fees but only if the transaction is initiated by OPCO

· Shares acquired through a right of reinstatement

Front-end load discounts available at OPCO: breakpoints, rights of accumulation and letters of intent

· Breakpoints as described in this prospectus

· Rights of accumulation (ROA) which entitle shareholders to breakpoint discounts will be automatically calculated based on the aggregated holding of fund family assets held by accounts within the purchaser’s household at OPCO. Eligible fund family assets not held at OPCO may be included in the ROA calculation only if the shareholder notifies his or her financial advisor about such assets

Raymond James & Associates, Inc., Raymond James Financial Services, Inc., and each entity’s affiliates (“Raymond James”) Class A share front-end sales charge waiver

Effective March 1, 2019, shareholders purchasing fund shares through a Raymond James platform or account, or through an introducing broker-dealer or independent registered investment adviser for which Raymond James provides trade execution, clearance, and/or custody services, will be eligible only for the following sales charge waivers (front-end sales charge waivers and contingent deferred, or back-end, sales charge waivers) and discounts, which may differ from those disclosed elsewhere in this fund’s prospectus or SAI.

Front-end sales charge waivers on Class A shares available at Raymond James

· Shares purchased within the same fund family through a systematic reinvestment of capital gains and dividend distributions

· Employees and registered representatives of Raymond James or its affiliates and their family members as designated by Raymond James

· Shares purchased from the proceeds of redemptions within the same fund family, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end or deferred sales charge (known as Rights of Reinstatement)

· A shareholder in the Fund’s Class C shares will have their shares converted at net asset value to Class A shares (or the appropriate share class) of the Fund if the shares are no longer subject to a CDSC and the conversion is in line with the policies and procedures of Raymond James

CDSC waivers on Classes A and C shares available at Raymond James

· Death or disability of the shareholder

· Shares sold as part of a systematic withdrawal plan as described in the fund’s prospectus

· Return of excess contributions from an IRA Account

· Shares sold as part of a required minimum distribution for IRA and retirement accounts due to the shareholder reaching the qualified age based on applicable IRS regulations as described in the fund’s prospectus

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· Shares sold to pay Raymond James fees but only if the transaction is initiated by Raymond James

· Shares acquired through a right of reinstatement

Front-end sales charge discounts available at Raymond James: breakpoints, rights of accumulation and/or letters of intent

· Breakpoints as described in this prospectus

· Rights of accumulation which entitle shareholders to breakpoint discounts will be automatically calculated based on the aggregated holding of fund family assets held by accounts within the purchaser’s household at Raymond James. Eligible fund family assets not held at Raymond James may be included in the calculation of rights of accumulation only if the shareholder notifies his or her financial advisor about such assets

· Letters of intent which allow for breakpoint discounts based on anticipated purchases within a fund family, over a 13-month time period. Eligible fund family assets not held at Raymond James may be included in the calculation of letters of intent only if the shareholder notifies his or her financial advisor about such assets

Robert W. Baird & Co. Incorporated (Baird)

Effective June 15, 2020, shareholders purchasing fund shares through a Baird platform or account will only be eligible for the following sales charge waivers (front-end sales charge waivers and CDSC waivers) and discounts, which may differ from those disclosed elsewhere in this prospectus or the SAI.

Front-end sales charge waivers on Class A shares available at Baird

· Shares purchased through reinvestment of capital gains distributions and dividend reinvestment when purchasing shares of the same fund

· Shares purchased by employees and registered representatives of Baird or its affiliate and their family members as designated by Baird

· Shares purchased from the proceeds of redemptions from another fund, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same accounts, and (3) redeemed shares were subject to a front-end or deferred sales charge (known as rights of reinstatement)

· A shareholder in the fund’s Class C shares will have their shares converted at net asset value to Class A shares of the fund if the shares are no longer subject to CDSC and the conversion is in line with the policies and procedures of Baird

CDSC waivers on Class A and C shares available at Baird

· Shares sold due to death or disability of the shareholder

· Shares sold as part of a systematic withdrawal plan as described in the fund’s prospectus

· Shares bought due to returns of excess contributions from an IRA Account

· Shares sold as part of a required minimum distribution for IRA and retirement accounts due to the shareholder reaching the qualified age based on applicable IRS regulations as described in the fund’s prospectus

· Shares sold to pay Baird fees but only if the transaction is initiated by Baird

· Shares acquired through a right of reinstatement

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Front-end sales charge discounts available at Baird: breakpoints and/or rights of accumulation

· Breakpoints as described in this prospectus

· Rights of accumulation which entitles shareholders to breakpoint discounts will be automatically calculated based on the aggregated holding of fund family assets held by accounts within the purchaser’s household at Baird. Eligible fund family assets not held at Baird may be included in the rights of accumulation calculation only if the shareholder notifies his or her financial advisor about such assets

· Letters of intent (LOI) allow for breakpoint discounts based on anticipated purchases of fund family assets through Baird, over a 13-month period of time

Stifel, Nicolaus & Company, Incorporated ("Stifel")

Effective July 1, 2020, shareholders purchasing fund shares through a Stifel platform or account or who own shares for which Stifel or an affiliate is the broker-dealer of record are eligible for the following additional sales charge waiver

Front-end sales load waiver on Class A shares

· Class C shares that have been held for more than seven (7) years will be converted to Class A shares of the same fund pursuant to Stifel's policies and procedures

All other sales charge waivers and reductions described elsewhere in the fund’s prospectus or SAI still apply. For accounts held by the fund’s transfer agent, the fund’s standard C share conversion schedule of 8 years applies.

U.S. Bancorp Investments, Inc.

Class C to Class A share conversions at U.S. Bancorp Investments, Inc.

Effective November 30, 2020, a shareholder in the fund’s Class C shares will have their shares systematically converted at net asset value to Class A shares of the same fund in the month of the six-year anniversary of the purchase date, if the shares are no longer subject to a CDSC and the conversion is consistent with U.S. Bancorp Investments, Inc. share class exchange policy. This policy does not apply to accounts held with the fund’s transfer agent. Accounts held with the fund’s transfer agent will convert pursuant to the fund’s policy described in this prospectus.

69     The Bond Fund of America / Prospectus

Notes

The Bond Fund of America / Prospectus     70

For shareholder services and 24-hour information	American Funds Service Company (800) 421-4225 capitalgroup.com For Class R share information, visit AmericanFundsRetirement.com

For retirement plan services	Call your employer or plan administrator
For 529 plans	American Funds Service Company (800) 421-4225, ext. 529

Telephone calls you have with Capital Group may be monitored or recorded for quality assurance, verification and recordkeeping purposes. By speaking to Capital Group on the telephone, you consent to such monitoring and recording.

Multiple translations This prospectus may be translated into other languages. If there is any inconsistency or ambiguity as to the meaning of any word or phrase in a translation, the English text will prevail. Liability is not limited as a result of any material misstatement or omission introduced in the translation.

Annual/Semi-annual report to shareholders The shareholder reports contain additional information about the fund, including financial statements, investment results, portfolio holdings, a discussion of market conditions and the fund’s investment strategies, and the independent registered public accounting firm’s report (in the annual report).

Program description The CollegeAmerica® 529 program description contains additional information about the policies and services related to 529 plan accounts.

Statement of additional information (SAI) and codes of ethics The current SAI, as amended from time to time, contains more detailed information about the fund, including the fund’s financial statements, and is incorporated by reference into this prospectus. This means that the current SAI, for legal purposes, is part of this prospectus. The codes of ethics describe the personal investing policies adopted by the fund, the fund’s investment adviser and its affiliated companies.

The codes of ethics and current SAI are on file with the U.S. Securities and Exchange Commission (SEC). These and other related materials about the fund are available for review on the EDGAR database on the SEC’s website at sec.gov or, after payment of a duplicating fee, via email request to publicinfo@sec.gov. The codes of ethics, current SAI and shareholder reports are also available, free of charge, on our website, capitalgroup.com.

E-delivery and household mailings Each year you are automatically sent an updated summary prospectus and annual and semi-annual reports for the fund. You may also occasionally receive proxy statements for the fund. In order to reduce the volume of mail you receive, when possible, only one copy of these documents will be sent to shareholders who are part of the same family and share the same household address. You may elect to receive these documents electronically in lieu of paper form by enrolling in e-delivery on our website, capitalgroup.com.

If you would like to opt out of household-based mailings or receive a complimentary copy of the current SAI, codes of ethics, annual/semi-annual report to shareholders or applicable program description, please call American Funds Service Company at (800) 421-4225 or write to the secretary of the fund at 333 South Hope Street, Los Angeles, California 90071-1406.

Securities Investor Protection Corporation (SIPC) Shareholders may obtain information about SIPC® on its website at sipc.org or by calling (202) 371-8300.

MFGEPRX-008-0322P Litho in USA CGD/ALD/8005 Investment Company File No. 811-02444

Private Client Services FundsSM Prospectus January 1, 2022

Ticker

Capital Group Core Municipal FundSM	CCMPX
Capital Group Short-Term Municipal FundSM	CSTMX
Capital Group California Core Municipal FundSM	CCCMX
Capital Group California Short-Term Municipal FundSM	CCSTX
Capital Group Core Bond FundSM	CCBPX

Summaries:

Capital Group Core Municipal Fund 1

Capital Group Short-Term Municipal Fund 4

Capital Group California Core Municipal Fund 7

Capital Group California Short-Term Municipal Fund 10

Capital Group Core Bond Fund 13

Investment objective, strategies and risks 16

Management and organization 23

Purchase, exchange and sale of shares 25

How to sell shares 26

Distributions and taxes 28

Fund expenses 28

Financial highlights 29

The U.S. Securities and Exchange Commission has not approved or disapproved of these securities. Further, it has not determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement March 25, 2022

For the following funds with prospectuses dated January 1, 2022 (as supplemented to date):

Capital Group Private Client Services FundsSM Capital Group Core Municipal FundSM Capital Group Short-Term Municipal FundSM Capital Group Core Bond FundSM

The following is added to the “Principal investment strategies” section in the summary prospectus for each of the funds listed above and the “Principal investment strategies” section in the applicable summary portion of the prospectus for each of the funds listed above:

On March 11, 2022, the Board of Trustees of Capital Group Private Client Services Funds unanimously determined that participation in the reorganizations of Capital Group Core Bond Fund (“CAPCB”) with and into The Bond Fund of America (“BFA”), Capital Group Core Municipal Fund (“CAPCM”) with and into Limited Term Tax-Exempt Bond Fund of America (“LTEX”), and Capital Group Short-Term Municipal Fund (“CAPSTM”) with and into American Funds Short-Term Tax-Exempt Bond Fund (“STEX”) would be in the best interests of CAPCB, CAPCM and CAPSTM, as applicable, and that the interests of the existing shareholders of CAPCB, CAPCM and CAPSTM, as applicable, would not be diluted as a result of the reorganizations. On March 9, 2022, the board of the acquiring funds made similar determinations with respect to the acquiring funds participating in the reorganizations. If the reorganizations are consummated as proposed, shareholders of CAPCB, CAPCM and CAPSTM would become shareholders of BFA, LTEX and STEX, respectively. BFA seeks to provide a high level of current income as is consistent with the preservation of capital. Each of LTEX and STEX seeks to provide investors with current income exempt from regular federal income tax, consistent with the maturity and quality standards as described in each fund’s prospectus, and to preserve capital. It is anticipated that each proposed reorganization will qualify as a tax-free reorganization and that shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a direct result of the proposed reorganizations.

The proposed reorganizations are subject to shareholder approval. Accordingly, shareholders of CAPCB, CAPCM and CAPSTM will receive a combined proxy statement and prospectus regarding the proposed reorganizations, as well as other related materials. These materials will provide further information regarding the acquiring funds and the proposed reorganizations and will request shareholder votes on the relevant reorganization. The proposed reorganizations are not contingent upon one another. If approved by shareholders, the proposed reorganizations are expected to take effect on or about October 31, 2022. No new purchases of shares of CAPCB, CAPCM or CAPSTM will be accepted within ten business days of the effective date of the proposed reorganizations. If the reorganizations are effected on October 31, 2022, as is currently planned, no new purchases of shares of CAPCB, CAPCM or CAPSTM will be accepted as of October 17, 2022.

Keep this supplement with your prospectus.

Lit. No. MFGEBS-513-0322P CGD/AFD/10039-S88132

Prospectus Supplement March 1, 2022

For the following funds with prospectuses dated January 1, 2022:

Capital Group Private Client Services FundsSM

Capital Group Core Municipal FundSM

Capital Group Short-Term Municipal FundSM

Capital Group California Core Municipal FundSM
Capital Group California Short-Term Municipal FundSM

Capital Group Core Bond FundSM

Capital Group U.S. Equity FundSM

The following is added to the “Investment objectives, strategies and risks” section of the prospectus:

The investment adviser may consider environmental, social and governance (“ESG”) factors that, depending on the facts and circumstances, are material to the value of an issuer or instrument. ESG factors may include, but are not limited to, environmental-related events resulting from climate change or society’s response to environmental change, social conditions (e.g., labor relations, investment in human capital, accident prevention, changing customer behavior) or governance issues (e.g., board composition, significant breaches of international agreements, unsound business practices).

Keep this supplement with your prospectus.

Lit. No. MFGEBS-507-0322P CGD/AFD/10039-S88049

Capital Group Core Municipal Fund

Investment objective The fund seeks to provide current income exempt from federal income tax while preserving your investment.

Fees and expenses of the fund This table describes the fees and expenses that you may pay if you buy, hold and sell shares of the fund. You may pay other fees to financial intermediaries, which are not reflected in the tables and examples below.

Shareholder fees (fees paid directly from your investment)
Maximum sales charge (load) imposed on purchases (as a percentage of offering price)	none
Maximum deferred sales charge (load) (as a percentage of the amount redeemed)	none
Maximum sales charge (load) imposed on reinvested dividends	none
Redemption or exchange fees	none

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Management fees	0.25%
Distribution and/or service (12b-1) fees	none
Other expenses	0.03
Total annual fund operating expenses	0.28

Example This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 year	3 years	5 years	10 years
$29	$90	$157	$356

Portfolio turnover The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s investment results. During the most recent fiscal year, the fund’s portfolio turnover rate was 48% of the average value of its portfolio.

Principal investment strategies The fund seeks to achieve its objective by investing primarily in municipal bonds.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal income tax. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by Nationally Recognized Statistical Rating Organizations (“NRSROs”) designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest in municipal bonds in the rating categories of BBB or Baa by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The investment adviser uses a system of multiple portfolio managers in managing the fund’s assets. Under this approach, the portfolio of the fund is divided into segments managed by individual managers.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good investment opportunities. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

1     Capital Group Private Client Services Funds / Prospectus

Principal risks

This section describes the principal risks associated with investing in the fund. You may lose money by investing in the fund. The likelihood of loss may be greater if you invest for a shorter period of time.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Investing in lower rated debt instruments — Lower rated bonds and other lower rated debt securities generally have higher rates of interest and involve greater risk of default or price declines due to changes in the issuer’s creditworthiness than those of higher quality debt securities. The market prices of these securities may fluctuate more than the prices of higher quality debt securities and may decline significantly in periods of general economic difficulty.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

Your investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, entity or person. You should consider how this fund fits into your overall investment program.

Capital Group Private Client Services Funds / Prospectus     2

Investment results The following bar chart shows how the fund’s investment results have varied from year to year, and the following table shows how the fund’s average annual total returns for various periods compare with a broad measure of securities market results and other applicable measures of market results. This information provides some indication of the risks of investing in the fund. The Lipper Short- Intermediate Municipal Debt Funds Average includes funds that disclose investment objectives and/or strategies reasonably comparable to those of the fund. Past investment results (before and after taxes) are not predictive of future investment results. Updated information on the fund’s investment results can be obtained by calling the fund’s transfer agent at (800) 421-4996.

Average annual total returns For the periods ended December 31, 2020:
	Inception date	1 year	5 years	10 years	Lifetime
− Before taxes	4/13/2010	4.71%	2.78%	2.91%	2.83%
− After taxes on distributions		4.37	2.69	2.87	2.78
− After taxes on distributions and sale of fund shares		3.60	2.57	2.71	2.64

Indexes	1 year	5 years	10 years	Lifetime
Bloomberg Municipal Short–Intermediate1–10 Years Index (reflects no deductions for account fees, expenses or U.S. federal income taxes)	3.97%	2.74%	2.95%	2.95%
Lipper Short-Intermediate Municipal Debt Funds Average (reflects no deductions for sales charges, account fees or U.S. federal income taxes)	3.46	2.15	2.32	2.28
The fund’s annualized 30-day yield at October 31, 2021: 0.56% (For current yield information, please call the fund’s transfer agent at (800) 421-4996.)

After-tax returns are calculated using the highest individual federal income tax rates in effect during each year of the periods shown and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your individual tax situation and likely will differ from the results shown above. In addition, after-tax returns are not relevant if you hold your fund shares through a tax-favored arrangement, such as a 401(k) plan or individual retirement account (IRA).

Management

Investment adviser Capital Research and Management CompanySM

Portfolio managers The individuals primarily responsible for the portfolio management of the fund are:

Portfolio manager/ Fund title (if applicable)	Portfolio manager experience in this fund	Primary title with investment adviser
Aaron Applebaum Senior Vice President	5 years	Partner – Capital Fixed Income Investors
Mark Marinella Senior Vice President	5 years	Partner – Capital Fixed Income Investors

Purchase and sale of fund shares The minimum amount required to establish an account is $25,000. You may sell (redeem) shares on any business day by contacting your Capital Group Private Client Services investment counselor or by calling (866) 421-2166.

Tax information Fund distributions of interest on municipal bonds are generally not subject to federal income tax. However, the fund may distribute taxable dividends, including distributions of short-term capital gains, which are subject to federal taxation as ordinary income. The fund’s distributions of net long-term capital gains are taxable as long-term capital gains for federal income tax purposes.

3     Capital Group Private Client Services Funds / Prospectus

Capital Group Short-Term Municipal Fund

Investment objectives The fund seeks to preserve your investment and secondarily to provide current income exempt from federal income tax.

Fees and expenses of the fund This table describes the fees and expenses that you may pay if you buy, hold and sell shares of the fund. You may pay other fees to financial intermediaries, which are not reflected in the tables and examples below.

Shareholder fees (fees paid directly from your investment)
Maximum sales charge (load) imposed on purchases (as a percentage of offering price)	none
Maximum deferred sales charge (load) (as a percentage of the amount redeemed)	none
Maximum sales charge (load) imposed on reinvested dividends	none
Redemption or exchange fees	none

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Management fees	0.25%
Distribution and/or service (12b-1) fees	none
Other expenses	0.06
Total annual fund operating expenses	0.31
Expense reimbursement*	0.01
Total annual fund operating expenses after expense reimbursement	0.30

* The investment adviser is currently reimbursing a portion of other expenses so that other expenses do not exceed .05%. This reimbursement will be in effect through at least January 1, 2023. The adviser may elect at its discretion to extend, modify or terminate the reimbursement at that time.

Example This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund’s operating expenses remain the same. The example reflects the expense reimbursement described above through the expiration date of such reimbursement and total annual fund operating expenses thereafter. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 year	3 years	5 years	10 years
$31	$99	$173	$392

Portfolio turnover The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s investment results. During the most recent fiscal year, the fund’s portfolio turnover rate was 51% of the average value of its portfolio.

Principal investment strategies The fund seeks to achieve its objectives by investing primarily in municipal bonds.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal income tax. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of AA- or Aa3 or better by Nationally Recognized Statistical Rating Organizations (“NRSROs”) designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest in municipal bonds in the rating categories of A- or A3 by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be no greater than three years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The investment adviser uses a system of multiple portfolio managers in managing the fund’s assets. Under this approach, the portfolio of the fund is divided into segments managed by individual managers.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good investment opportunities. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

Capital Group Private Client Services Funds / Prospectus     4

Principal risks

This section describes the principal risks associated with investing in the fund. You may lose money by investing in the fund. The likelihood of loss may be greater if you invest for a shorter period of time.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

Your investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, entity or person. You should consider how this fund fits into your overall investment program.

5     Capital Group Private Client Services Funds / Prospectus

Investment results The following bar chart shows how the fund’s investment results have varied from year to year, and the following table shows how the fund’s average annual total returns for various periods compare with a broad measure of securities market results and other applicable measures of market results. This information provides some indication of the risks of investing in the fund. The Lipper Short Municipal Debt Funds Average includes funds that disclose investment objectives and/or strategies reasonably comparable to those of the fund. Past investment results (before and after taxes) are not predictive of future investment results. Updated information on the fund’s investment results can be obtained by calling the fund’s transfer agent at (800) 421-4996.

Average annual total returns For the periods ended December 31, 2020:
	Inception date	1 year	5 years	10 years	Lifetime
− Before taxes	4/13/2010	3.49%	2.06%	1.77%	1.75%
− After taxes on distributions		3.39	2.04	1.75	1.72
− After taxes on distributions and sale of fund shares		2.58	1.92	1.68	1.65

Indexes	1 year	5 years	10 years	Lifetime
Bloomberg Municipal Short 1–5 Years Index (reflects no deductions for account fees, expenses or U.S. federal income taxes)	2.83%	1.98%	1.87%	1.88%
Lipper Short Municipal Debt Funds Average (reflects no deductions for account fees or U.S. federal income taxes)	1.81	1.43	1.30	1.25
The fund’s annualized 30-day yield at October 31, 2021: 0.33% (For current yield information, please call the fund’s transfer agent at (800) 421-4996.)

After-tax returns are calculated using the highest individual federal income tax rates in effect during each year of the periods shown and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your individual tax situation and likely will differ from the results shown above. In addition, after-tax returns are not relevant if you hold your fund shares through a tax-favored arrangement, such as a 401(k) plan or individual retirement account (IRA).

Management

Investment adviser Capital Research and Management CompanySM

Portfolio managers The individuals primarily responsible for the portfolio management of the fund are:

Portfolio manager/ Fund title (if applicable)	Portfolio manager experience in this fund	Primary title with investment adviser
Aaron Applebaum Senior Vice President	5 years	Partner – Capital Fixed Income Investors
Mark Marinella Senior Vice President	5 years	Partner – Capital Fixed Income Investors

Purchase and sale of fund shares The minimum amount required to establish an account is $25,000. You may sell (redeem) shares on any business day by contacting your Capital Group Private Client Services investment counselor or by calling (866) 421-2166.

Tax information Fund distributions of interest on municipal bonds are generally not subject to federal income tax. However, the fund may distribute taxable dividends, including distributions of short-term capital gains, which are subject to federal taxation as ordinary income. The fund’s distributions of net long-term capital gains are taxable as long-term capital gains.

Capital Group Private Client Services Funds / Prospectus     6

Capital Group California Core Municipal Fund

Investment objective The fund seeks to provide current income exempt from federal and California income taxes while preserving your investment.

Fees and expenses of the fund This table describes the fees and expenses that you may pay if you buy, hold and sell shares of the fund. You may pay other fees to financial intermediaries, which are not reflected in the tables and examples below.

Shareholder fees (fees paid directly from your investment)
Maximum sales charge (load) imposed on purchases (as a percentage of offering price)	none
Maximum deferred sales charge (load) (as a percentage of the amount redeemed)	none
Maximum sales charge (load) imposed on reinvested dividends	none
Redemption or exchange fees	none

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Management fees	0.25%
Distribution and/or service (12b-1) fees	none
Other expenses	0.02
Total annual fund operating expenses	0.27

Example This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 year	3 years	5 years	10 years
$28	$87	$152	$343

Portfolio turnover The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s investment results. During the most recent fiscal year, the fund’s portfolio turnover rate was 38% of the average value of its portfolio.

Principal investment strategies The fund seeks to achieve its objective by primarily investing in municipal bonds issued by the state of California and its agencies and municipalities. Consistent with the fund’s objective, the fund may also invest in municipal securities that are issued by jurisdictions outside California.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal and California income taxes. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by Nationally Recognized Statistical Rating Organizations (“NRSROs”) designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest in municipal bonds in the rating categories of BBB or Baa by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good investment opportunities. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

7     Capital Group Private Client Services Funds / Prospectus

Principal risks

This section describes the principal risks associated with investing in the fund. You may lose money by investing in the fund. The likelihood of loss may be greater if you invest for a shorter period of time.

Investing in municipal bonds of issuers within the state of California — Because the fund invests primarily in securities of issuers within the state of California, the fund is more susceptible to factors adversely affecting issuers of California securities than a comparable municipal bond mutual fund that does not concentrate its investments in a single state. For example, in the past, California voters have passed amendments to the state’s constitution and other measures that limit the taxing and spending authority of California governmental entities, and future voter initiatives may adversely affect California municipal bonds. More detailed information about the risks of investing in California municipal securities is contained in the statement of additional information.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Investing in lower rated debt instruments — Lower rated bonds and other lower rated debt securities generally have higher rates of interest and involve greater risk of default or price declines due to changes in the issuer’s creditworthiness than those of higher quality debt securities. The market prices of these securities may fluctuate more than the prices of higher quality debt securities and may decline significantly in periods of general economic difficulty.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

Capital Group Private Client Services Funds / Prospectus     8

Your investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, entity or person. You should consider how this fund fits into your overall investment program.

Investment results The following bar chart shows how the fund’s investment results have varied from year to year, and the following table shows how the fund’s average annual total returns for various periods compare with a broad measure of securities market results and other applicable measures of market results. This information provides some indication of the risks of investing in the fund. The Lipper California Short-Intermediate Municipal Debt Funds Average includes funds that disclose investment objectives and/or strategies reasonably comparable to those of the fund. Past investment results (before and after taxes) are not predictive of future investment results. Updated information on the fund’s investment results can be obtained by calling the fund’s transfer agent at (800) 421-4996.

Average annual total returns For the periods ended December 31, 2020:
	Inception date	1 year	5 years	10 years	Lifetime
− Before taxes	4/13/2010	3.81%	2.59%	2.99%	2.82%
− After taxes on distributions		3.57	2.52	2.95	2.78
− After taxes on distributions and sale of fund shares		3.00	2.40	2.76	2.62

Indexes	1 year	5 years	10 years	Lifetime
Bloomberg California Short-Intermediate Municipal Index (reflects no deductions for account fees, expenses or U.S. federal income taxes)	3.82%	2.53%	3.00%	3.00%
Lipper California Short-Intermediate Municipal Debt Funds Average (reflects no deductions for account fees or U.S. federal income taxes)	2.32	1.85	2.12	1.99
The fund’s annualized 30-day yield at October 31, 2021: 0.42% (For current yield information, please call the fund’s transfer agent at (800) 421-4996.)

After-tax returns are calculated using the highest individual federal income tax rates in effect during each year of the periods shown and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your individual tax situation and likely will differ from the results shown above. In addition, after-tax returns are not relevant if you hold your fund shares through a tax-favored arrangement, such as a 401(k) plan or individual retirement account (IRA).

Management

Investment adviser Capital Research and Management CompanySM

Portfolio manager The individual primarily responsible for the portfolio management of the fund is:

Portfolio manager/ Fund title (if applicable)	Portfolio manager experience in this fund	Primary title with investment adviser
Mark Marinella Senior Vice President	5 years	Partner – Capital Fixed Income Investors

Purchase and sale of fund shares The minimum amount required to establish an account is $25,000. You may sell (redeem) shares on any business day by contacting your Capital Group Private Client Services investment counselor or by calling (866) 421-2166.

Tax information Fund distributions of interest on municipal bonds are generally not subject to federal income tax. However, the fund may distribute taxable dividends, including distributions of short-term capital gains, which are subject to federal taxation as ordinary income. The fund’s distributions of net long-term capital gains are taxable as long-term capital gains.

9     Capital Group Private Client Services Funds / Prospectus

Capital Group California Short-Term Municipal Fund

Investment objectives The fund seeks to preserve your investment and secondarily to provide current income exempt from federal and California income taxes.

Fees and expenses of the fund This table describes the fees and expenses that you may pay if you buy, hold and sell shares of the fund. You may pay other fees to financial intermediaries, which are not reflected in the tables and examples below.

Shareholder fees (fees paid directly from your investment)
Maximum sales charge (load) imposed on purchases (as a percentage of offering price)	none
Maximum deferred sales charge (load) (as a percentage of the amount redeemed)	none
Maximum sales charge (load) imposed on reinvested dividends	none
Redemption or exchange fees	none

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Management fees	0.25%
Distribution and/or service (12b-1) fees	none
Other expenses	0.04
Total annual fund operating expenses	0.29

Example This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 year	3 years	5 years	10 years
$30	$93	$163	$368

Portfolio turnover The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s investment results. During the most recent fiscal year, the fund’s portfolio turnover rate was 43% of the average value of its portfolio.

Principal investment strategies The fund seeks to achieve its objectives by primarily investing in municipal bonds issued by the state of California and its agencies and municipalities. Consistent with the fund’s objectives, the fund may also invest in municipal securities that are issued by jurisdictions outside California.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from both federal and California income taxes. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by Nationally Recognized Statistical Rating Organizations (“NRSROs”) designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest a portion of its assets in municipal bonds with quality ratings below A- or A3 by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be no greater than three years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good investment opportunities. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

Capital Group Private Client Services Funds / Prospectus     10

Principal risks

This section describes the principal risks associated with investing in the fund. You may lose money by investing in the fund. The likelihood of loss may be greater if you invest for a shorter period of time.

Investing in municipal bonds of issuers within the state of California — Because the fund invests primarily in securities of issuers within the state of California, the fund is more susceptible to factors adversely affecting issuers of California securities than a comparable municipal bond mutual fund that does not concentrate its investments in a single state. For example, in the past, California voters have passed amendments to the state’s constitution and other measures that limit the taxing and spending authority of California governmental entities, and future voter initiatives may adversely affect California municipal bonds. More detailed information about the risks of investing in California municipal securities is contained in the statement of additional information.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

Your investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, entity or person. You should consider how this fund fits into your overall investment program.

11     Capital Group Private Client Services Funds / Prospectus

Investment results The following bar chart shows how the fund’s investment results have varied from year to year, and the following table shows how the fund’s average annual total returns for various periods compare with a broad measure of securities market results and other applicable measures of market results. This information provides some indication of the risks of investing in the fund. The Lipper Short Municipal Debt Funds Average includes funds that disclose investment objectives and/or strategies reasonably comparable to those of the fund. Past investment results (before and after taxes) are not predictive of future investment results. Updated information on the fund’s investment results can be obtained by calling the fund’s transfer agent at (800) 421-4996.

Average annual total returns For the periods ended December 31, 2020:
	Inception date	1 year	5 years	10 years	Lifetime
− Before taxes	4/13/2010	2.33%	1.59%	1.50%	1.45%
− After taxes on distributions		2.24	1.56	1.49	1.43
− After taxes on distributions and sale of fund shares		1.88	1.49	1.40	1.36

Indexes	1 year	5 years	10 years	Lifetime
Bloomberg California Short Municipal Index (reflects no deductions for account fees, expenses or U.S. federal income taxes)	2.65%	1.77%	1.82%	1.83%
Lipper Short Municipal Debt Funds Average (reflects no deductions for account fees or U.S. federal income taxes)	1.81	1.43	1.30	1.25
The fund’s annualized 30-day yield at October 31, 2021: 0.15% (For current yield information, please call the fund’s transfer agent at (800) 421-4996.)

After-tax returns are calculated using the highest individual federal income tax rates in effect during each year of the periods shown and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your individual tax situation and likely will differ from the results shown above. In addition, after-tax returns are not relevant if you hold your fund shares through a tax-favored arrangement, such as a 401(k) plan or individual retirement account (IRA).

Management

Investment adviser Capital Research and Management CompanySM

Portfolio manager The individual primarily responsible for the portfolio management of the fund is:

Portfolio manager/ Fund title (if applicable)	Portfolio manager experience in this fund	Primary title with investment adviser
Mark Marinella Senior Vice President	5 years	Partner – Capital Fixed Income Investors

Purchase and sale of fund shares The minimum amount required to establish an account is $25,000. You may sell (redeem) shares on any business day by contacting your Capital Group Private Client Services investment counselor or by calling (866) 421-2166.

Tax information Fund distributions of interest on municipal bonds are generally not subject to federal income tax. However, the fund may distribute taxable dividends, including distributions of short-term capital gains, which are subject to federal taxation as ordinary income. The fund’s distributions of net long-term capital gains are taxable as long-term capital gains.

Capital Group Private Client Services Funds / Prospectus     12

Capital Group Core Bond Fund

Investment objective The fund’s investment objective is to provide you with current income while preserving your investment.

Fees and expenses of the fund This table describes the fees and expenses that you may pay if you buy, hold and sell shares of the fund. You may pay other fees to financial intermediaries, which are not reflected in the tables and examples below.

Shareholder fees (fees paid directly from your investment)
Maximum sales charge (load) imposed on purchases (as a percentage of offering price)	none
Maximum deferred sales charge (load) (as a percentage of the amount redeemed)	none
Maximum sales charge (load) imposed on reinvested dividends	none
Redemption or exchange fees	none

Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)
Management fees	0.25%
Distribution and/or service (12b-1) fees	none
Other expenses	0.03
Total annual fund operating expenses	0.28

Example This example is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 year	3 years	5 years	10 years
$29	$90	$157	$356

Portfolio turnover The fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the fund’s investment results. During the most recent fiscal year, the fund’s portfolio turnover rate was 217% of the average value of its portfolio.

Principal investment strategies The fund primarily invests in debt securities, including securities issued and guaranteed by the U.S. government and securities backed by mortgages or other assets. The fund may also invest in debt securities and mortgage-backed securities issued by federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government. In addition, the fund may invest in asset-backed securities (securities backed by assets such as auto loans, credit card receivables or other providers of credit).

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities), which may be represented by derivatives. The fund primarily invests in debt securities with quality ratings of A- or A3 or better by Nationally Recognized Statistical Rating Organizations (“NRSROs”) designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser. The fund may invest up to 10% of its assets in debt securities rated in the BBB or Baa rating categories by NRSROs designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good investment opportunities. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

13     Capital Group Private Client Services Funds / Prospectus

Principal risks

This section describes the principal risks associated with investing in the fund. You may lose money by investing in the fund. The likelihood of loss may be greater if you invest for a shorter period of time.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Investing in lower rated debt instruments — Lower rated bonds and other lower rated debt securities generally have higher rates of interest and involve greater risk of default or price declines due to changes in the issuer’s creditworthiness than those of higher quality debt securities. The market prices of these securities may fluctuate more than the prices of higher quality debt securities and may decline significantly in periods of general economic difficulty.

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as consumer loans or receivables. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Capital Group Private Client Services Funds / Prospectus     14

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

Your investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, entity or person. You should consider how this fund fits into your overall investment program.

Investment results The following bar chart shows how the fund’s investment results have varied from year to year, and the following table shows how the fund’s average annual total returns for various periods compare with a broad measure of securities market results and other applicable measures of market results. This information provides some indication of the risks of investing in the fund. The Lipper Short-Intermediate Investment Grade Debt Funds Average includes funds that disclose investment objectives and/or strategies reasonably comparable to those of the fund. Past investment results (before and after taxes) are not predictive of future investment results. Updated information on the fund’s investment results can be obtained by calling the fund’s transfer agent at (800) 421-4996.

Average annual total returns For the periods ended December 31, 2020:
	Inception date	1 year	5 years	10 years	Lifetime
− Before taxes	4/13/2010	7.08%	3.40%	2.78%	2.90%
− After taxes on distributions		5.51	2.38	1.87	1.97
− After taxes on distributions and sale of fund shares		4.39	2.19	1.78	1.87

Indexes	1 year	5 years	10 years	Lifetime
Bloomberg Intermediate A+ U.S. Government/Credit Index (reflects no deductions for account fees, expenses or U.S. federal income taxes)	6.15%	3.23%	2.80%	2.97%
Lipper Short-Intermediate Investment Grade Debt Funds Average (reflects no deductions for account fees or U.S. federal income taxes)	5.11	2.97	2.54	2.70
The fund’s annualized 30-day yield at October 31, 2021: 0.66% (For current yield information, please call the fund’s transfer agent at (800) 421-4996.)

After-tax returns are calculated using the highest individual federal income tax rates in effect during each year of the periods shown and do not reflect the impact of state and local taxes. Your actual after-tax returns depend on your individual tax situation and likely will differ from the results shown above. In addition, after-tax returns are not relevant if you hold your fund shares through a tax-favored arrangement, such as a 401(k) plan or individual retirement account (IRA).

Management

Investment adviser Capital Research and Management CompanySM

Portfolio manager The individual primarily responsible for the portfolio management of the fund is:

Portfolio manager/ Fund title (if applicable)	Portfolio manager experience in this fund	Primary title with investment adviser
John R. Queen Senior Vice President	12 years	Partner – Capital Fixed Income Investors

Purchase and sale of fund shares The minimum amount required to establish an account is $25,000. You may sell (redeem) shares on any business day by contacting your Capital Group Private Client Services investment counselor or by calling (866) 421-2166.

Tax information Dividends and capital gain distributions you receive from the fund are subject to federal income taxes and may also be subject to state and local taxes, unless you are tax-exempt or your account is tax-favored.

15     Capital Group Private Client Services Funds / Prospectus

Investment objectives, strategies and risks Except where the context indicates otherwise, all references herein to the “fund” apply to each of the Capital Group Private Client Services Funds.

Capital Group Core Municipal Fund The fund seeks to provide current income exempt from federal income tax while preserving your investment. This investment objective may be changed by the fund’s board without shareholder approval upon 60 days’ written notice to shareholders. The fund seeks to achieve its objective by investing primarily in municipal bonds. Municipal bonds are debt obligations generally issued to obtain funds for various public purposes, including the construction of public facilities.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal income tax. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by Nationally Recognized Statistical Rating Organizations (“NRSROs”) designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest in municipal bonds in the rating categories of BBB or Baa by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The fund may also invest in futures contracts and swaps, which are types of derivatives. A derivative is a financial contract, the value of which is based on the value of an underlying financial asset (such as a stock, bond or currency), a reference rate or a market index. The fund may invest in a derivative only if, in the opinion of the investment adviser, the expected risks and rewards of the proposed investment are consistent with the investment objective and strategies of the fund as disclosed in this prospectus and in the fund’s statement of additional information.

Capital Group Short-Term Municipal Fund The fund seeks to preserve your investment and secondarily to provide current income exempt from federal income tax. These investment objectives may be changed by the fund’s board without shareholder approval upon 60 days’ written notice to shareholders. The fund seeks to achieve its objectives by investing primarily in municipal bonds. Municipal bonds are debt obligations generally issued to obtain funds for various public purposes, including the construction of public facilities.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal income tax. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of AA- or Aa3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest in municipal bonds in the rating categories of A- or A3 by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be no greater than three years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The fund may also invest in futures contracts and swaps, which are types of derivatives. A derivative is a financial contract, the value of which is based on the value of an underlying financial asset (such as a stock, bond or currency), a reference rate or a market index. The fund may invest in a derivative only if, in the opinion of the investment adviser, the expected risks and rewards of the proposed investment are consistent with the investment objective and strategies of the fund as disclosed in this prospectus and in the fund’s statement of additional information.

Capital Group Private Client Services Funds / Prospectus     16

Capital Group California Core Municipal Fund The fund seeks to provide current income exempt from federal and California income taxes while preserving your investment. This investment objective may be changed by the fund’s board without shareholder approval upon 60 days’ written notice to shareholders. The fund seeks to achieve its objective by primarily investing in municipal bonds issued by the state of California and its agencies and municipalities. Consistent with the fund’s objective, the fund may also invest in municipal securities that are issued by jurisdictions outside California. Municipal bonds are debt obligations generally issued to obtain funds for various public purposes, including the construction of public facilities.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal and California income taxes. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest in municipal bonds in the rating categories of BBB or Baa by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The fund may also invest in futures contracts and swaps, which are types of derivatives. A derivative is a financial contract, the value of which is based on the value of an underlying financial asset (such as a stock, bond or currency), a reference rate or a market index. The fund may invest in a derivative only if, in the opinion of the investment adviser, the expected risks and rewards of the proposed investment are consistent with the investment objective and strategies of the fund as disclosed in this prospectus and in the fund’s statement of additional information.

Capital Group California Short-Term Municipal Fund The fund seeks to preserve your investment and secondarily to provide current income exempt from federal and California income taxes. These investment objectives may be changed by the fund’s board without shareholder approval upon 60 days’ written notice to shareholders. The fund seeks to achieve its objectives by primarily investing in municipal bonds issued by the state of California and its agencies and municipalities. Consistent with the fund’s objectives, the fund may also invest in municipal securities that are issued by jurisdictions outside California. Municipal bonds are debt obligations generally issued to obtain funds for various public purposes, including the construction of public facilities.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities). Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from both federal and California income taxes. The fund will not invest in securities that subject you to the federal alternative minimum tax. The investment adviser will seek to manage the fund in order to minimize capital gain distributions.

The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. The fund may also invest a portion of its assets in municipal bonds with quality ratings below A- or A3 by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be no greater than three years.

The fund may invest in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries. The fund may also invest more than 25% of its assets in industrial development bonds.

The fund may also invest in futures contracts and swaps, which are types of derivatives. A derivative is a financial contract, the value of which is based on the value of an underlying financial asset (such as a stock, bond or currency), a reference rate or a market index. The fund may invest in a derivative only if, in the opinion of the investment adviser, the expected risks and rewards of the proposed investment are consistent with the investment objective and strategies of the fund as disclosed in this prospectus and in the fund’s statement of additional information.

17     Capital Group Private Client Services Funds / Prospectus

Capital Group Core Bond Fund The fund’s investment objective is to provide you with current income while preserving your investment. This investment objective may be changed by the fund’s board without shareholder approval upon 60 days’ written notice to shareholders. The fund primarily invests in debt securities, including securities issued and guaranteed by the U.S. government and securities backed by mortgages or other assets. The fund may also invest in debt securities and mortgage-backed securities issued by federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government. In addition, the fund may invest in asset-backed securities (securities backed by assets such as auto loans, credit card receivables or other providers of credit).

The fund may invest in inflation-linked bonds issued by U.S. and non-U.S. governments, their agencies or instrumentalities, and corporations. Inflation-linked bonds are structured to protect against inflation by linking the bond’s principal and interest payments to an inflation index, such as the Consumer Price Index for Urban Consumers, so that principal and interest adjust to reflect changes in the index.

The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities), which may be represented by other instruments, including derivatives. The fund primarily invests in debt securities with quality ratings of A- or A3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser. The fund may invest up to 10% of its assets in debt securities rated in the BBB or Baa rating category by NRSROs designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser. Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

The fund may also invest in futures contracts and swaps, which are types of derivatives. A derivative is a financial contract, the value of which is based on the value of an underlying financial asset (such as a stock, bond or currency), a reference rate or a market index. The fund may invest in a derivative only if, in the opinion of the investment adviser, the expected risks and rewards of the proposed investment are consistent with the investment objective and strategies of the fund as disclosed in this prospectus and in the fund’s statement of additional information.

Capital Group Private Client Services Funds / Prospectus     18

Applicable to all funds Normally, no fund is required to dispose of a debt security if its rating is reduced below the rating allowed for the fund (or if unrated, when its quality falls below the equivalent rating).

The fund may also hold cash or cash equivalents, including commercial paper and short-term securities issued by the U.S. government, its agencies and instrumentalities. The percentage of the fund invested in such holdings varies and depends on various factors, including market conditions and purchases and redemptions of fund shares. The investment adviser may determine that it is appropriate to invest a substantial portion of the fund’s assets in such instruments in response to certain circumstances, such as periods of market turmoil. For temporary defensive purposes, the fund may invest without limitation in such instruments. A larger percentage of such holdings could moderate the fund’s investment results in a period of rising market prices. Alternatively, a larger percentage of such holdings could reduce the magnitude of the fund’s loss in a period of falling market prices and provide liquidity to make additional investments or to meet redemptions.

The fund may invest in other funds managed by the investment adviser or its affiliates to more effectively invest in a diversified set of securities in a specific asset class such as money market instruments, bonds and other securities (“Central Funds”). Shares of Central Funds are only offered for purchase to the fund’s investment adviser and its affiliates and other funds, investment vehicles and accounts managed by the fund’s investment adviser and its affiliates. When investing in Central Funds, the fund bears its proportionate share of the expenses of the Central Funds in which it invests but does not bear additional management fees through its investment in such Central Funds. The investment results of the portions of the fund’s assets invested in the Central Funds will be based upon the investment results of the Central Funds.

The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively priced securities that, in its opinion, represent good investment opportunities. The investment adviser believes that an important way to accomplish this is by analyzing various factors, which may include the credit strength of the issuer, prices of similar securities issued by comparable issuers, anticipated changes in interest rates, general market conditions and other factors pertinent to the particular security being evaluated. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.

The following are principal risks associated with investing in the fund.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

19     Capital Group Private Client Services Funds / Prospectus

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

Capital Group Core Municipal Fund
Capital Group Short-Term Municipal Fund
Capital Group California Core Municipal Fund
Capital Group California Short-Term Municipal Fund

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Capital Group Core Municipal Fund
Capital Group California Core Municipal Fund
Capital Group Core Bond Fund

Investing in lower rated debt instruments — Lower rated bonds and other lower rated debt securities generally have higher rates of interest and involve greater risk of default or price declines due to changes in the issuer’s creditworthiness than those of higher quality debt securities. The market prices of these securities may fluctuate more than the prices of higher quality debt securities and may decline significantly in periods of general economic difficulty.

Capital Group California Core Municipal Fund
Capital Group California Short-Term Municipal Fund

Investing in municipal bonds of issuers within the state of California — Because the fund invests primarily in securities of issuers within the state of California, the fund is more susceptible to factors adversely affecting issuers of California securities than a comparable municipal bond mutual fund that does not concentrate its investments in a single state. For example, in the past, California voters have passed amendments to the state’s constitution and other measures that limit the taxing and spending authority of California governmental entities, and future voter initiatives may adversely affect California municipal bonds. More detailed information about the risks of investing in California municipal securities is contained in the statement of additional information.

Capital Group Core Bond Fund

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as residential mortgage loans, home equity loans, mortgages on commercial buildings, consumer loans and equipment leases. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks, as well as additional risks associated with the assets underlying those securities.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Capital Group Private Client Services Funds / Prospectus     20

The following are additional risks associated with investing in the funds.

Exposure to country, region, industry or sector — Subject to the fund’s investment limitations, the fund may have significant exposure to a particular country, region, industry or sector. Such exposure may cause the fund to be more impacted by risks relating to and developments affecting the country, region, industry or sector, and thus its net asset value may be more volatile, than a fund without such levels of exposure. For example, if the fund has significant exposure in a particular country, then social, economic, regulatory or other issues that negatively affect that country may have a greater impact on the fund than on a fund that is more geographically diversified.

Large shareholder transactions risk — The fund may experience adverse effects when large shareholders purchase or redeem large amounts of shares of the fund. Such large shareholder redemptions may cause the fund to sell portfolio securities at times when it would not otherwise do so, which may negatively impact the fund’s net asset value and liquidity. Similarly, large fund share purchases may adversely affect the fund’s performance to the extent that the fund is delayed in investing new cash and is required to maintain a larger cash position than it ordinarily would. These transactions may also accelerate the realization of taxable income to shareholders if such sales of investments resulted in gains, and may also increase transaction costs. In addition, a large redemption could result in the fund’s current expenses being allocated over a smaller asset base, leading to an increase in the fund’s expense ratio.

Investing in derivatives — The use of derivatives involves a variety of risks, which may be different from, or greater than, the risks associated with investing in traditional securities, such as stocks and bonds. Changes in the value of a derivative may not correlate perfectly with, and may be more sensitive to market events than, the underlying asset, rate or index, and a derivative instrument may expose the fund to losses in excess of its initial investment. Derivatives may be difficult to value, difficult for the fund to buy or sell at an opportune time or price and difficult, or even impossible, to terminate or otherwise offset. The fund’s use of derivatives may result in losses to the fund, and investing in derivatives may reduce the fund’s returns and increase the fund’s price volatility. The fund’s counterparty to a derivative transaction (including, if applicable, the fund’s clearing broker, the derivatives exchange or the clearinghouse) may be unable or unwilling to honor its financial obligations in respect of the transaction. In certain cases, the fund may be hindered or delayed in exercising remedies against or closing out derivative instruments with a counterparty, which may result in additional losses.

Capital Group Core Bond Fund

Investing in inflation-linked bonds — The values of inflation-linked bonds generally fluctuate in response to changes in real interest rates — i.e., rates of interest after factoring in inflation. A rise in real interest rates may cause the prices of inflation-linked securities to fall, while a decline in real interest rates may cause the prices to increase. Inflation-linked bonds may experience greater losses than other debt securities with similar durations when real interest rates rise faster than nominal interest rates. There can be no assurance that the value of an inflation-linked security will be directly correlated to changes in interest rates; for example, if interest rates rise for reasons other than inflation, the increase may not be reflected in the security’s inflation measure.

Investing in inflation-linked bonds may also reduce the fund’s distributable income during periods of deflation. If prices for goods and services decline throughout the economy, the principal and income on inflation-linked securities may decline and result in losses to the fund.

Investing outside the United States — Securities of issuers domiciled outside the United States, or with significant operations or revenues outside the United States, may lose value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers operate or generate revenue. These securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Issuers of these securities may be more susceptible to actions of foreign governments, such as nationalization, currency blockage or the imposition of price controls or punitive taxes, each of which could adversely impact the value of these securities. Securities markets in certain countries may be more volatile and/or less liquid than those in the United States. Investments outside the United States may also be subject to different accounting and auditing practices and standards and different regulatory, legal and reporting requirements, and may be more difficult to value, than those in the United States. In addition, the value of investments outside the United States may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund. The risks of investing outside the United States may be heightened in connection with investments in emerging markets.

21     Capital Group Private Client Services Funds / Prospectus

In addition to the principal investment strategies described above, the funds have other investment practices that are described in the statement of additional information, which includes a description of other risks related to the funds’ principal investment strategies and other investment practices. Each fund’s investment results will depend on the ability of the fund’s investment adviser to navigate the risks discussed above as well as those described in the statement of additional information.

Fund comparative indexes The investment results tables in this prospectus show how the fund’s average annual total returns compare with various broad measures of market results.

The Bloomberg Municipal Short-Intermediate 1-10 Years Index is a market-value-weighted index that includes investment grade tax-exempt bonds with maturities of one to 10 years. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of commissions, account fees, expenses or U.S. federal income taxes. The Lipper Short-Intermediate Municipal Debt Funds Average is composed of funds that invest in municipal debt issues with dollar-weighted average maturities of one to five years. The results of the underlying funds in the average include reinvestment of dividends and capital gain distributions, as well as brokerage commissions paid by the funds for portfolio transactions and other fund expenses, but do not reflect the effect of sales charges, account fees or U.S. federal income taxes.

The Bloomberg Municipal Short 1–5 Years Index is a market-value-weighted index that includes investment-grade tax-exempt bonds with maturities of one to five years. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of commissions, account fees, expenses or U.S. federal income taxes. The Lipper Short Municipal Debt Funds Average is composed of funds that invest in municipal debt issues with dollar-weighted average maturities of less than three years. The results of the underlying funds in the average include reinvestment of dividends and capital gain distributions, as well as brokerage commissions paid by the funds for portfolio transactions and other fund expenses, but do not reflect the effect of sales charges, account fees or U.S. federal income taxes.

The Bloomberg California Short-Intermediate Municipal Index is a market-value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California with maturities of one to 10 years. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of commissions, account fees, expenses or U.S. federal income taxes. The Lipper California Short-Intermediate Municipal Debt Funds Average is composed of funds that limit their assets to those securities that provide income that is exempt from taxation in California, with dollar-weighted average maturities of one to five years. The results of the underlying funds in the average include reinvestment of dividends and capital gain distributions, as well as brokerage commissions paid by the funds for portfolio transactions and other fund expenses, but do not reflect the effect of sales charges, account fees or U.S. federal income taxes.

The Bloomberg California Short Municipal Index is a market value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California and with maturities of one to five years. This index is unmanaged and its results include reinvested distributions but do not reflect the effect of commissions, account fees, expenses or U.S. federal income taxes. The Lipper Short Municipal Debt Funds Average is composed of funds that invest in municipal debt issues with dollar-weighted average maturities of less than three years. The results of the underlying funds in the average include reinvestment of dividends and capital gain distributions, as well as brokerage commissions paid by the funds for portfolio transactions and other fund expenses, but do not reflect the effect of sales charges, account fees or U.S. federal income taxes.

The Bloomberg Intermediate A+ U.S. Government/Credit Index is a market-value-weighted index that tracks the total return of fixed-rate, publicly placed, dollar denominated obligations issued by the U.S. Treasury, U.S. government agencies and quasi-federal corporations, corporate or foreign debt guaranteed by the U.S. government, and U.S. corporate and foreign debentures and secured notes that meet specified maturity, liquidity and quality requirements, with maturities of one to 10 years, excluding BBB-rated securities. This index is unmanaged and its results include reinvested distributions but do not reflect the effect of account fees, expenses or U.S. federal income taxes. The Lipper Short-Intermediate Investment Grade Debt Funds Average is composed of funds that invest primarily in investment-grade debt issues (rated in the top four grades) with dollar-weighted average maturities of one to five years. The results of the underlying funds in the average include the reinvestment of dividends and capital gain distributions, as well as brokerage commissions paid by the funds for portfolio transactions and other fund expenses, but do not reflect the effect of sales charges, account fees or U.S. federal income taxes.

Fund results All fund results in this prospectus reflect the reinvestment of dividends and capital gain distributions, if any. Unless otherwise noted, fund results reflect any fee waivers and/or expense reimbursements in effect during the periods presented.

Portfolio holdings Portfolio holdings information for each fund is available at capitalgrouppcsfunds.com. A description of the funds’ policies and procedures regarding disclosure of information about its portfolio holdings is available in the statement of additional information.

Capital Group Private Client Services Funds / Prospectus     22

Management and organization

Investment adviser On July 1, 2019, the investment adviser of the funds changed from Capital Guardian Trust Company (“CGTC”) to Capital Research and Management Company (“CRMC”), an affiliate of CGTC. Accordingly, CRMC has assumed CGTC’s duties and obligations as investment adviser. Importantly, there has not been a change in the actual control or management of the funds’ investment adviser, and this change did not require shareholder approval.

Capital Research and Management Company, an experienced investment management organization founded in 1931, serves as the investment adviser to the funds and other funds, including the American Funds. Capital Research and Management Company is a wholly owned subsidiary of The Capital Group Companies, Inc. and is located at 333 South Hope Street, Los Angeles, California 90071. Capital Research and Management Company manages the investment portfolio and business affairs of the funds.

The management fees for each fund are based on the daily net assets of the fund. The total management fee paid by each fund to its investment adviser for the most recent fiscal year, as a percentage of average net assets, appears in the Annual Fund Operating Expenses tables under “Fees and expenses of the fund.”

A more detailed description of the Investment Advisory and Service Agreement between the funds and the investment adviser is included in the funds’ statement of additional information, and a discussion regarding the basis for approval by the funds’ board of trustees is contained in the funds’ semi-annual report to shareholders for the period ended April 30, 2021.

Capital Research and Management Company manages equity assets through three equity investment divisions and fixed income assets through its fixed income investment division, Capital Fixed Income Investors. The three equity investment divisions — Capital International Investors, Capital Research Global Investors and Capital World Investors — make investment decisions independently of one another.

The equity investment divisions may, in the future, be incorporated as wholly owned subsidiaries of Capital Research and Management Company. In that event, Capital Research and Management Company would continue to be the investment adviser, and day-to-day investment management of equity assets would continue to be carried out through one or more of these subsidiaries. Although not currently contemplated, Capital Research and Management Company could incorporate its fixed income investment division in the future and engage it to provide day-to-day investment management of fixed income assets. Capital Research and Management Company and each of the funds it advises have received an exemptive order from the U.S. Securities and Exchange Commission that allows Capital Research and Management Company to use, upon approval of the fund’s board, its management subsidiaries and affiliates to provide day-to-day investment management services to the fund, including making changes to the management subsidiaries and affiliates providing such services. Each fund’s shareholders have approved this arrangement; however, there is no assurance that Capital Research and Management Company will incorporate its investment divisions or exercise any authority granted to it under the exemptive order.

23     Capital Group Private Client Services Funds / Prospectus

The Capital SystemSM Capital Research and Management Company uses a system of multiple portfolio managers in managing mutual fund assets. Under this approach, the portfolio of a fund is divided into segments managed by individual managers. In addition, Capital Research and Management Company's investment analysts may make investment decisions with respect to a portion of a fund's portfolio. Investment decisions are subject to a fund’s objective(s), policies and restrictions and the oversight of the appropriate investment-related committees of Capital Research and Management Company and its investment divisions. Notwithstanding the Capital System, certain of the funds are currently managed by one portfolio manager.

Certain senior members of Capital Fixed Income Investors, the investment adviser’s fixed income investment division, serve on the Portfolio Strategy Group. The group utilizes a research-driven process with input from the investment adviser’s analysts, portfolio managers and economists to define investment themes on a range of macroeconomic factors, including duration, yield curve and sector allocation. The investment decisions made by the portfolio managers of the funds are informed by the investment themes discussed by the group.

The table below shows the investment experience and role in management of the funds for each of the fund’s primary portfolio managers.

Portfolio manager	Investment experience	Experience in this fund	Role in management of the funds
Aaron Applebaum	Investment professional for 21 years in total; 14 years with Capital Research and Management Company or affiliate		Serves as a fixed income portfolio manager
Capital Group Core Municipal Fund		5 years
Capital Group Short-Term Municipal Fund		5 years
Mark Marinella	Investment professional for 36 years in total; 9 years with Capital Research and Management Company or affiliate		Serves as a fixed income portfolio manager
Capital Group Core Municipal Fund		5 years
Capital Group Short-Term Municipal Fund		5 years
Capital Group California Core Municipal Fund		5 years
Capital Group California Short-Term Municipal Fund		5 years
John R. Queen	Investment professional for 32 years in total; 20 years with Capital Research and Management Company or affiliate		Serves as a fixed income portfolio manager
Capital Group Core Bond Fund		12 years

Information regarding the portfolio managers’ compensation, their ownership of securities in the funds and other accounts they manage is in the statement of additional information.

Capital Group Private Client Services Funds / Prospectus     24

Purchase, exchange and sale of shares

Each of the municipal bond funds reserves the right not to make its shares available to tax-deferred retirement plans and accounts. Capital Group California Core Municipal Fund and Capital Group California Short-Term Municipal Fund are intended primarily for taxable residents of California and may not be appropriate for residents of other states and tax-exempt entities. Capital Group California Core Municipal Fund and Capital Group California Short-Term Municipal Fund are qualified for sale only in California and other jurisdictions that do not require qualification.

The fund’s transfer agent, on behalf of the fund and American Funds Distributors,® the fund’s distributor, is required by law to obtain certain personal information from you or any other person(s) acting on your behalf in order to verify your or such person’s identity. If you do not provide the information, the transfer agent may not be able to open your account. If the transfer agent is unable to verify your identity or that of any other person(s) authorized to act on your behalf, or believes it has identified potentially criminal activity, the applicable fund and American Funds Distributors reserve the right to close your account or take such other action they deem reasonable or required by law.

Valuing shares The net asset value of the fund is the value of a single share of the fund. The net asset value per share is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open. If the New York Stock Exchange makes a scheduled (e.g. the day after Thanksgiving) or an unscheduled close prior to 4 p.m. New York time, the net asset value of the fund will be determined at approximately the time the New York Stock Exchange closes on that day. If on such a day market quotations and prices from third-party pricing services are not based as of the time of the early close of the New York Stock Exchange but are as of a later time (up to approximately 4 p.m. New York time), for example because the market remains open after the close of the New York Stock Exchange, those later market quotations and prices will be used in determining the fund’s net asset value.

Equity securities are valued primarily on the basis of market quotations, and debt securities are valued primarily on the basis of prices from third-party pricing services. Futures contracts are valued primarily on the basis of settlement prices. The fund has adopted procedures for making fair value determinations if market quotations or prices from third-party pricing services, as applicable, are not readily available or are not considered reliable. For example, if events occur between the close of markets outside the United States and the close of regular trading on the New York Stock Exchange that, in the opinion of the investment adviser, materially affect the value of any of the fund’s equity securities that trade principally in those international markets, those securities will be valued in accordance with fair value procedures. Similarly, fair value procedures may be employed if an issuer defaults on its debt securities and there is no market for its securities. Use of these procedures is intended to result in more appropriate net asset values and, where applicable, to reduce potential arbitrage opportunities otherwise available to short-term investors.

Because the fund may hold securities that are listed primarily on foreign exchanges that trade on weekends or days when the fund does not price its shares, the values of securities held in the fund may change on days when you will not be able to purchase or redeem fund shares.

Your shares will be purchased at the net asset value or sold at the net asset value next determined after American Funds Service Company receives your request, provided that your request contains all information and legal documentation necessary to process the transaction. Orders in good order received after the New York Stock Exchange closes (scheduled or unscheduled) will be processed at the net asset value (plus any applicable sales charge) calculated on the following business day.

Purchase of shares Shares of the fund may generally be purchased only by investors who have entered into an Investment Management Agreement with Capital Group Private Client Services, Inc. (“CGPCS”). CGPCS receives an annual fee based on a percentage of a client’s investment in the fund under management by CGPCS pursuant to an investment management agreement. You should read carefully the disclosures provided to you by CGPCS regarding the fees. The disclosures include information about the fees charged to you and paid to CGPCS for the services it provides. Certain investors who are not clients of CGPCS may purchase the fund, as described in the statement of additional information. Investors who wish to purchase, exchange, or sell shares should contact their CGPCS investment counselor or call (866) 421-2166. Alternatively, you may contact the fund’s transfer agent at (800) 421-4996 to purchase shares.

Investors may be eligible to purchase shares of the fund with securities in which the fund is authorized to invest, subject to procedures approved by the board of trustees of the fund.

Purchase minimums and maximums The purchase minimums described in this prospectus may be waived in certain cases.

Exchange Generally, you may exchange your shares for shares of another fund in the Capital Group Private Client Services Funds or for shares of Capital Group U.S. Equity Fund. Investors who wish to exchange shares should contact their Capital Group Private Client Services investment counselor or call (866) 421-2166. Alternatively, you may contact the fund’s transfer agent at (800) 421-4996 to exchange shares.

Exchanges have the same tax consequences as ordinary sales and purchases. For example, to the extent you exchange shares held in a taxable account that are worth more now than what you paid for them, the gain will be subject to taxation.

25     Capital Group Private Client Services Funds / Prospectus

How to sell shares

Investors who wish to sell (redeem) shares should contact their Capital Group Private Client Services investment counselor or call (866) 421-2166. Alternatively, you may contact the fund’s transfer agent at (800) 421-4996 to sell (redeem) shares.

A signature guarantee is required if the redemption is:

· more than $125,000;

· made payable to someone other than the registered shareholder(s); or

· sent to an address other than the address of record or to an address of record that has been changed within the previous 10 days.

The signature guarantee requirement may be waived if Capital Group Private Client Services determines it is appropriate. In addition to the situations described above, Capital Group Private Client Services and/or the fund’s transfer agent reserve the right to require a signature guarantee(s) in other instances based on the circumstances relative to the particular situation. Additional documentation may be required for redemptions of shares held in corporate, partnership or fiduciary accounts.

For all accounts, checks must be made payable to the registered shareholder and must be mailed to an address of record that has been used with the account for at least 10 days, unless you obtain a signature guarantee for the redemption.

The fund typically expects to remit redemption proceeds one business day following receipt and acceptance of a redemption order, regardless of the method the fund uses to make such payment (e.g., check, wire or automated clearing house transfer). However, payment may take longer than one business day and may take up to seven days as generally permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). Under the 1940 Act, the fund may be permitted to pay redemption proceeds beyond seven days under certain limited circumstances. In addition, if you recently purchased shares and subsequently request a redemption of those shares, the fund will pay the available redemption proceeds once a sufficient period of time has passed to reasonably ensure that checks or drafts, including certified or cashier’s checks, for the shares purchased have cleared (normally seven business days from the purchase date).

Under normal conditions, the fund typically expects to meet shareholder redemptions by monitoring fund portfolios and redemption activities and by regularly holding a reserve of highly liquid assets, such as cash or cash equivalents. The fund may use additional methods to meet shareholder redemptions, if they become necessary. These methods may include, but are not limited to, the sale of portfolio assets, the use of overdraft protection afforded by the fund’s custodian bank, borrowing from a line of credit or from other funds advised by the investment adviser or its affiliates, and making payment with fund securities or other fund assets rather than in cash (as further discussed in the following paragraph).

While payment of redemptions normally will be in cash, the fund’s agreement and declaration of trust permits payment of the redemption price wholly or partly with portfolio securities or other assets of the fund under conditions and circumstances determined by the fund’s board of trustees. On the same redemption date, some shareholders may be paid in whole or in part in securities (which may differ among those shareholders), while other shareholders may be paid entirely in cash. In general, in-kind redemptions to affiliated shareholders will as closely as practicable represent the affiliated shareholder’s pro rata share of the fund’s securities, subject to certain exceptions. Securities distributed in-kind to unaffiliated shareholders will be selected by the investment adviser in a manner the investment adviser deems to be fair and reasonable to the fund’s shareholders. The disposal of the securities received in-kind may be subject to brokerage costs and, until sold, such securities remain subject to market risk and liquidity risk, including the risk that such securities are or become difficult to sell. If the fund pays your redemption with illiquid or less liquid securities, you will bear the risk of not being able to sell such securities.

Transactions by telephone Generally, you are automatically eligible to redeem or exchange shares by telephone unless you notify Capital Group Private Client Services in writing that you do not want these services. You may reinstate these services at any time.

Unless you decide not to have telephone services on your account(s), you agree to hold each fund, American Funds Service Company, any of its affiliates or mutual funds managed by such affiliates, and each of their respective directors, trustees, officers, employees and agents harmless from any losses, expenses, costs or liabilities (including attorney fees) that may be incurred in connection with the exercise of these privileges, provided that American Funds Service Company employs reasonable procedures to confirm that the instructions received from any person with appropriate account information are genuine. If reasonable procedures are not employed, American Funds Service Company and/or the relevant fund may be liable for losses due to unauthorized or fraudulent instructions.

Capital Group Private Client Services Funds / Prospectus     26

Frequent trading of fund shares The fund and American Funds Distributors reserve the right to reject any purchase order for any reason. The fund is not designed to serve as a vehicle for frequent trading. Frequent trading of fund shares may lead to increased costs to the fund and less efficient management of the fund’s portfolio, potentially resulting in dilution of the value of the shares held by long-term shareholders. Accordingly, purchases, including those that are part of exchange activity, that the fund or American Funds Distributors have determined could involve actual or potential harm to the fund may be rejected.

The fund, through its transfer agent, American Funds Service Company, maintains surveillance procedures that are designed to detect frequent trading in fund shares. Under these procedures, various analytics are used to evaluate factors that may be indicative of frequent trading. For example, transactions in fund shares that exceed certain monetary thresholds may be scrutinized. American Funds Service Company also may review transactions that occur close in time to other transactions in the same account or in multiple accounts under common ownership or influence. Trading activity that is identified through these procedures or as a result of any other information available to the fund will be evaluated to determine whether such activity might constitute frequent trading. These procedures may be modified from time to time as appropriate to improve the detection of frequent trading, to facilitate monitoring for frequent trading in particular retirement plans or other accounts and to comply with applicable laws.

Under the fund’s frequent trading policy, certain trading activity will not be treated as frequent trading, such as:

· retirement plan contributions, loans and distributions (including hardship withdrawals) identified as such;

· purchase transactions involving in-kind transfers of shares of the fund, rollovers, Roth IRA conversions and IRA recharacterizations; and

· systematic redemptions and purchases.

Generally, purchases and redemptions will not be considered “systematic” unless the transaction is prescheduled for a specific date.

American Funds Service Company will work with certain intermediaries (such as investment dealers holding shareholder accounts in street name, retirement plan recordkeepers, insurance company separate accounts and bank trust companies) to apply their own procedures, provided that American Funds Service Company believes the intermediary’s procedures are reasonably designed to enforce the frequent trading policies of the fund. You should refer to disclosures provided by the intermediaries with which you have an account to determine the specific trading restrictions that apply to you.

If American Funds Service Company identifies any activity that may constitute frequent trading, it reserves the right to contact the intermediary and request that the intermediary either provide information regarding an account owner’s transactions or restrict the account owner’s trading. If American Funds Service Company is not satisfied that the intermediary has taken appropriate action, American Funds Service Company may terminate the intermediary’s ability to transact in fund shares.

There is no guarantee that all instances of frequent trading in fund shares will be prevented.

Notwithstanding the fund’s surveillance procedures described above, all transactions in fund shares remain subject to the right of the fund, American Funds Distributors and American Funds Service Company to restrict potentially abusive trading generally, including the types of transactions described above that will not be prevented. See the statement of additional information for more information about how American Funds Service Company may address other potentially abusive trading activity in the fund.

27     Capital Group Private Client Services Funds / Prospectus

Distributions and taxes

Dividends and distributions Each fund declares monthly dividends from net investment income and distribute the accrued dividends, which may fluctuate, to you each month.

Capital gains, if any, are usually distributed in December. When a capital gain is distributed, the net asset value per share is reduced by the amount of the payment.

You may elect to reinvest dividends and/or capital gain distributions to purchase additional shares of the fund or other Capital Group Private Client Services Funds, or you may elect to receive them in cash.

Taxes on dividends and distributions

Capital Group Core Municipal Fund
Capital Group Short-Term Municipal Fund
Capital Group California Core Municipal Fund
Capital Group California Short-Term Municipal Fund

Fund distributions of interest on municipal bonds are generally not subject to federal income tax. However, a fund may distribute taxable dividends, including distributions of short-term capital gains, which are subject to federal taxation as ordinary income. The fund’s distributions of net long-term capital gains are taxable as long-term capital gains.

Depending on their state of residence, shareholders of the fund may be able to exempt from state taxation some or all of the federally tax-exempt income dividends paid by the fund.

Capital Group California Core Municipal Fund and Capital Group California Short-Term Municipal Fund anticipate that the federally exempt interest dividends paid by the fund and derived from interest on bonds exempt from California income tax will also be exempt from California state income tax. To the extent a fund’s dividends are derived from interest on debt obligations that is not exempt from California income tax, however, such dividends will be subject to state income tax.

Moreover, any federally taxable dividends and capital gains distributions from the fund may also be subject to state tax.

Any taxable dividends or capital gain distributions you receive from the fund normally will be taxable to you when made, regardless of whether you reinvest dividends or capital gain distributions or receive them in cash.

Capital Group Core Bond Fund

For federal tax purposes, dividends and distributions of short-term capital gains are taxable as ordinary income. If you are an individual and meet certain holding period requirements with respect to your fund shares, you may be eligible for reduced tax rates on “qualified dividend income,” if any, distributed by the fund to you. The fund’s distributions of net long-term capital gains are taxable as long-term capital gains. Any dividends or capital gain distributions you receive from the fund will normally be taxable to you when made, regardless of whether you reinvest dividends or capital gain distributions or receive them in cash.

Dividends and capital gain distributions that are automatically reinvested in a tax-favored retirement account do not result in federal or state income tax at the time of reinvestment.

Applicable to all funds

Taxes on transactions Your redemptions, including exchanges, may result in a capital gain or loss for federal tax purposes. A capital gain or loss on your investment is the difference between the cost of your shares and the amount you receive when you sell them.

Exchanges within a tax-favored retirement plan account will not result in a capital gain or loss for federal or state income tax purposes. With limited exceptions, distributions from a retirement plan account are taxable as ordinary income.

Shareholder fees Fees borne directly by the fund normally have the effect of reducing a shareholder’s taxable income on distributions.

Please see your tax advisor for more information.

Fund expenses In periods of market volatility, assets of the fund may decline significantly, causing total annual fund operating expenses (as a percentage of the value of your investment) to become higher than the numbers shown in the Annual Fund Operating Expenses tables in this prospectus.

The “Other expenses” items in the Annual Fund Operating Expenses tables for the funds include custodial, legal, transfer agent and various other expenses.

Capital Group Private Client Services Funds / Prospectus     28

Financial highlights The Financial Highlights tables are intended to help you understand each fund’s results for the period shown. Certain information reflects financial results for a single share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in each fund (assuming reinvestment of all dividends and capital gain distributions). Where indicated, figures in the tables reflect the impact, if any, of certain reimbursements from the funds‘ investment adviser. For more information about these reimbursements, see the fund’s statement of additional information and annual report. The information in the Financial Highlights table for the fiscal years ended October 31, 2018, 2019, 2020 and 2021, has been audited by PricewaterhouseCoopers LLP, whose current report, along with each fund’s financial statements, is included in the statement of additional information, which is available upon request.  The information in the Financial Highlights table for the fiscal year ended October 31, 2017, has been audited by other auditors.

Income (loss) from investment operations[1]	Dividends and distributions
Year ended	Net asset value, beginning of year	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of year	Total return[2]	Net assets, end of year (in millions)	Ratio of expenses to average net assets before reimburse-ments[3]	Ratio of expenses to average net assets after reimburse-ments[2,3]	Ratio of net income to average net assets[2]
Capital Group Core Municipal Fund
10/31/2021	$10.76	$.13	$(.02)	$.11	$(.13)	$(.12)	$(.25)	$10.62	.99%	$785.28%	.28%	1.20%
10/31/2020	10.55	.18	.22	.40	(.18)	(.01)	(.19)	10.76	3.87	652.28	.28	1.70
10/31/2019	10.15	.22	.40	.62	(.22)	—	(.22)	10.55	6.15	584.28	.28	2.11
10/31/2018	10.41	.21	(.26)	(.05)	(.19)	(.02)	(.21)	10.15	(.32)	474.27	.27	2.04
10/31/2017	10.48	.21	(.07)	.14	(.21)	—	[4]	(.21)	10.41	1.39	442.35	.34	2.02
Capital Group Short-Term Municipal Fund
10/31/2021	$10.33	$.09	$(.04)	$.05	$(.09)	$(.03)	$(.12)	$10.26	.43%	$203.31%	.30%	.87%
10/31/2020	10.15	.14	.18	.32	(.14)	—	(.14)	10.33	3.16	208.32	.30	1.36
10/31/2019	9.93	.19	.22	.41	(.19)	—	(.19)	10.15	4.19	127.35	.30	1.92
10/31/2018	10.09	.17	(.18)	(.01)	(.15)	—	(.15)	9.93	.05	138.32	.30	1.67
10/31/2017	10.11	.14	(.02)	.12	(.14)	—	[4]	(.14)	10.09	1.26	150.41	.35	1.42
Capital Group California Core Municipal Fund
10/31/2021	$10.90	$.13	$(.08)	$.05	$(.11)	$(.09)	$(.20)	$10.75	.53%	$664.27%	.27%	1.17%
10/31/2020	10.73	.17	.18	.35	(.17)	(.01)	(.18)	10.90	3.29	627.28	.28	1.55
10/31/2019	10.34	.20	.40	.60	(.20)	(.01)	(.21)	10.73	5.84	557.28	.28	1.89
10/31/2018	10.57	.19	(.23)	(.04)	(.18)	(.01)	(.19)	10.34	(.27)	452.27	.27	1.85
10/31/2017	10.69	.20	(.11)	.09	(.20)	(.01)	(.21)	10.57	.84	388.35	.34	1.88
Capital Group California Short-Term Municipal Fund
10/31/2021	$10.39	$.08	$(.07)	$.01	$(.08)	$(.03)	$(.11)	$10.29	.12%	$182.29%	.29%	.76%
10/31/2020	10.28	.12	.11	.23	(.12)	—	(.12)	10.39	2.26	199.30	.30	1.16
10/31/2019	10.06	.15	.22	.37	(.15)	—	(.15)	10.28	3.55	164.32	.30	1.46
10/31/2018	10.21	.13	(.15)	(.02)	(.12)	(.01)	(.13)	10.06	(.07)	129.31	.30	1.28
10/31/2017	10.23	.11	(.02)	.09	(.11)	—	[4]	(.11)	10.21	.97	120.42	.35	1.11
Capital Group Core Bond Fund
10/31/2021	$10.70	$.14	$(.20)	$(.06)	$(.15)	$(.25)	$(.40)	$10.24	(.60)%	$640.28%	.28%	1.36%
10/31/2020	10.31	.18	.46	.64	(.19)	(.06)	(.25)	10.70	6.28	564.28	.28	1.73
10/31/2019	9.82	.23	.48	.71	(.22)	—	(.22)	10.31	7.33	477.28	.28	2.24
10/31/2018	10.14	.21	(.34)	(.13)	(.19)	—	(.19)	9.82	(1.14)	446.28	.28	2.08
10/31/2017	10.31	.16	(.12)	.04	(.16)	(.05)	(.21)	10.14	.41	416.35	.34	1.58

29     Capital Group Private Client Services Funds / Prospectus

	Year ended October 31,
Portfolio turnover rate for all share classes, excluding mortgage dollar roll transactions[5]	2021	2020	2019	2018	2017
Capital Group Core Bond Fund	48%	80%	114%	41%	52%

	Year ended October 31,
Portfolio turnover rate for all share classes, including mortgage dollar roll transactions[5]	2021	2020	2019	2018	2017
Capital Group Core Municipal Fund	48%	62%	38%	55%	47%
Capital Group Short-Term Municipal Fund	51	58	50	70	42
Capital Group California Core Municipal Fund	38	37	22	69	27
Capital Group California Short-Term Municipal Fund	43	42	39	65	36
Capital Group Core Bond Fund	217	158	151	110	95

1 Based on average shares outstanding.

2 This column reflects the impact, if any, of miscellaneous fee reimbursements by Capital Research and Management Company.

3 Ratios do not include expenses of any Central Funds. The fund indirectly bears its proportionate share of the expenses of any Central Funds, if applicable.

4 Amount less than $.01.

5 Rates do not include the fund’s portfolio activity with respect to any Central Funds, if applicable.

Capital Group Private Client Services Funds / Prospectus     30

More information about the funds
For shareholder services	American Funds Service Company (800) 421-4996
Telephone calls you have with shareholder services may be monitored or recorded for quality assurance, verification and recordkeeping purposes. By speaking to shareholder services on the telephone, you consent to such monitoring and recording.

Annual/Semi-annual report to shareholders The shareholder reports contain additional information about the fund, including financial statements, investment results, portfolio holdings, a discussion of market conditions and the fund’s investment strategies, and the independent registered public accounting firm’s reports (in the annual report).

Statement of additional information (SAI) and codes of ethics The current SAI, as amended from time to time, contains more detailed information about the fund, including the fund’s financial statements, and is incorporated by reference into this prospectus. This means that the current SAI, for legal purposes, is part of this prospectus. The codes of ethics describe the personal investing policies adopted by the fund, the fund’s investment adviser and its affiliated companies.

The codes of ethics and current SAI are on file with the U.S. Securities and Exchange Commission (SEC). These and other related materials about the fund are available for review on the EDGAR database on the SEC’s website at sec.gov or, after payment of a duplicating fee, via email request to publicinfo@sec.gov.

For a complimentary copy of the current SAI, codes of ethics or annual/semi-annual report, or to request other information about the fund or make shareholder inquiries, please visit capitalgrouppcsfunds.com, call (800) 421-4996 or write to the secretary of the fund at 6455 Irvine Center Drive, Irvine, California 92618.

Securities Investor Protection Corporation (SIPC) Shareholders may obtain information about SIPC® on its website at sipc.org or by calling (202) 371-8300.

MFGEPRX-380-0122P Printed in USA CGD/AFD/10210 Litho in USA CGD/AFD/10210 Investment Company File No. 811-22349

The Bond Fund of America®

Part B
Statement of Additional Information

March 1, 2022

This document is not a prospectus but should be read in conjunction with the current prospectus of The Bond Fund of America (the “fund”) dated March 1, 2022. You may obtain a prospectus from your financial professional, by calling American Funds Service Company® at (800) 421-4225 or by writing to the fund at the following address:

The Bond Fund of America
Attention: Secretary

333 South Hope Street
Los Angeles, California 90071

Certain privileges and/or services described below may not be available to all shareholders (including shareholders who purchase shares at net asset value through eligible retirement plans) depending on the shareholder’s investment dealer or retirement plan recordkeeper. Please see your financial professional, investment dealer, plan recordkeeper or employer for more information.

Class A	ABNDX	Class 529-A	CFAAX	Class R-1	RBFAX
Class C	BFACX	Class 529-C	CFACX	Class R-2	RBFBX
Class T	TBFFX	Class 529-E	CFAEX	Class R-2E	RBEBX
Class F-1	BFAFX	Class 529-T	TFBFX	Class R-3	RBFCX
Class F-2	ABNFX	Class 529-F-1	CFAFX	Class R-4	RBFEX
Class F-3	BFFAX	Class 529-F-2	FFBOX	Class R-5E	RBFHX
		Class 529-F-3	FBOFX	Class R-5	RBFFX
				Class R-6	RBFGX

Item	Page no.

Certain investment limitations and guidelines	2
Description of certain securities, investment techniques and risks	3
Fund policies	31
Management of the fund	33
Execution of portfolio transactions	62
Disclosure of portfolio holdings	66
Price of shares	68
Taxes and distributions	71
Purchase and exchange of shares	74
Sales charges	79
Sales charge reductions and waivers	82
Selling shares	87
Shareholder account services and privileges	88
General information	91
Appendix	101

Investment portfolio
Financial statements

The Bond Fund of America — Page 1

Certain investment limitations and guidelines

The following limitations and guidelines are considered at the time of purchase, under normal circumstances, and are based on a percentage of the fund’s net assets unless otherwise noted. This summary is not intended to reflect all of the fund’s investment limitations.

· The fund will invest at least 80% of its assets in bonds and other debt instruments, including cash equivalents and certain preferred securities. For purposes of this investment guideline, investments may be represented by derivative instruments, such as futures contracts and swap agreements.

· The fund will invest at least 60% of its assets in debt securities rated A3 or better or A- or better by Nationally Recognized Statistical Rating Organizations, or NRSROs, designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser, and in U.S. government securities, money market instruments, cash or cash equivalents. The fund currently intends to look to the ratings from Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. If rating agencies differ, securities will be considered to have received the highest of these ratings, consistent with the fund’s investment policies.

· The fund may invest up to 40% of its assets in debt securities rated below A3 and below A- by NRSROs designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser.

· The fund may invest up to 10% of its assets in debt securities rated Ba1 or below and BB+ or below by NRSROs designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser.

· While the fund may not make direct purchases of common stocks or warrants or rights to acquire common stocks, the fund may invest in debt securities that are issued together with common stock or other equity interests or in securities that have equity conversion, exchange or purchase rights. The fund may hold up to 5% of its assets in common stock, warrants and rights acquired after sales of the corresponding debt securities or received in exchange for debt securities.

· In determining the domicile of an issuer, the fund’s investment adviser will generally look to the domicile determination of a leading provider of global indexes, such as Morgan Stanley Capital International. However, the adviser in its discretion also may take into account such factors as where the issuer’s securities are listed and where the issuer is legally organized, maintains principal corporate offices, conducts its principal operations, generates revenues and/or has credit risk exposure.

* * * * * *

The fund may experience difficulty liquidating certain portfolio securities during significant market declines or periods of heavy redemptions.

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Description of certain securities, investment techniques and risks

The descriptions below are intended to supplement the material in the prospectus under “Investment objective, strategies and risks.”

Market conditions – The value of, and the income generated by, the securities in which the fund invests may decline, sometimes rapidly or unpredictably, due to factors affecting certain issuers, particular industries or sectors, or the overall markets. Rapid or unexpected changes in market conditions could cause the fund to liquidate its holdings at inopportune times or at a loss or depressed value. The value of a particular holding may decrease due to developments related to that issuer, but also due to general market conditions, including real or perceived economic developments such as changes in interest rates, credit quality, inflation, or currency rates, or generally adverse investor sentiment. The value of a holding may also decline due to factors that negatively affect a particular industry or sector, such as labor shortages, increased production costs, or competitive conditions.

Global economies and financial markets are highly interconnected, and conditions and events in one country, region or financial market may adversely impact issuers in a different country, region or financial market. Furthermore, local, regional and global events such as war, acts of terrorism, social unrest, natural disasters, the spread of infectious illness or other public health threats could also adversely impact issuers, markets and economies, including in ways that cannot necessarily be foreseen. The fund could be negatively impacted if the value of a portfolio holding were harmed by such conditions or events.

Significant market disruptions, such as those caused by pandemics, natural or environmental disasters, war, acts of terrorism, or other events, can adversely affect local and global markets and normal market operations. Market disruptions may exacerbate political, social, and economic risks. Additionally, market disruptions may result in increased market volatility; regulatory trading halts; closure of domestic or foreign exchanges, markets, or governments; or market participants operating pursuant to business continuity plans for indeterminate periods of time. Such events can be highly disruptive to economies and markets and significantly impact individual companies, sectors, industries, markets, currencies, interest and inflation rates, credit ratings, investor sentiment, and other factors affecting the value of the fund’s investments and operation of the fund. These events could disrupt businesses that are integral to the fund’s operations or impair the ability of employees of fund service providers to perform essential tasks on behalf of the fund.

Governmental and quasi-governmental authorities may take a number of actions designed to support local and global economies and the financial markets in response to economic disruptions. Such actions may include a variety of significant fiscal and monetary policy changes, including, for example, direct capital infusions into companies, new monetary programs and significantly lower interest rates. These actions may result in significant expansion of public debt and may result in greater market risk. Additionally, an unexpected or quick reversal of these policies, or the ineffectiveness of these policies, could negatively impact overall investor sentiment and further increase volatility in securities markets.

Debt instruments — Debt securities, also known as “fixed income securities,” are used by issuers to borrow money. Bonds, notes, debentures, asset-backed securities (including those backed by mortgages), and loan participations and assignments are common types of debt securities. Generally, issuers pay investors periodic interest and repay the amount borrowed either periodically during the life of the security and/or at maturity. Some debt securities, such as zero coupon bonds, do not pay current interest, but are purchased at a discount from their face values and their values accrete over time to face value at maturity. Some debt securities bear interest at rates that are not fixed, but that vary with changes in specified market rates or indices. The market prices of debt securities fluctuate depending on such factors as interest rates, credit quality and maturity. In general, market prices of debt securities decline when interest rates rise and increase when interest rates fall. These fluctuations

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will generally be greater for longer-term debt securities than for shorter-term debt securities. Prices of these securities can also be affected by financial contracts held by the issuer or third parties (such as derivatives) relating to the security or other assets or indices. Borrowers that are in bankruptcy or restructuring may never pay off their indebtedness, or they may pay only a small fraction of the amount owed. Direct indebtedness of countries, particularly developing countries, also involves a risk that the governmental entities responsible for the repayment of the debt may be unable, or unwilling, to pay interest and repay principal when due.

Lower rated debt securities, rated Ba1/BB+ or below by Nationally Recognized Statistical Rating Organizations, are described by the rating agencies as speculative and involve greater risk of default or price changes due to changes in the issuer’s creditworthiness than higher rated debt securities, or they may already be in default. Such securities are sometimes referred to as “junk bonds” or high yield bonds. The market prices of these securities may fluctuate more than higher quality securities and may decline significantly in periods of general economic difficulty. It may be more difficult to dispose of, and to determine the value of, lower rated debt securities. Investment grade bonds in the ratings categories A or Baa/BBB also may be more susceptible to changes in market or economic conditions than bonds rated in the highest rating categories.

Certain additional risk factors relating to debt securities are discussed below:

Sensitivity to interest rate and economic changes — Debt securities may be sensitive to economic changes, political and corporate developments, and interest rate changes. In addition, during an economic downturn or a period of rising interest rates, issuers that are highly leveraged may experience increased financial stress that could adversely affect their ability to meet projected business goals, to obtain additional financing and to service their principal and interest payment obligations. Periods of economic change and uncertainty also can be expected to result in increased volatility of market prices and yields of certain debt securities and derivative instruments. As discussed under “Market conditions” above in this statement of additional information, governments and quasi-governmental authorities may take actions to support local and global economies and financial markets during periods of economic crisis, including direct capital infusions into companies, new monetary programs and significantly lower interest rates. Such actions may expose fixed income markets to heightened volatility and may reduce liquidity for certain investments, which could cause the value of the fund’s portfolio to decline.

Payment expectations — Debt securities may contain redemption or call provisions. If an issuer exercises these provisions in a lower interest rate market, the fund may have to replace the security with a lower yielding security, resulting in decreased income to investors. If the issuer of a debt security defaults on its obligations to pay interest or principal or is the subject of bankruptcy proceedings, the fund may incur losses or expenses in seeking recovery of amounts owed to it.

Liquidity and valuation — There may be little trading in the secondary market for particular debt securities, which may affect adversely the fund’s ability to value accurately or dispose of such debt securities. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the value and/or liquidity of debt securities.

Credit ratings for debt securities provided by rating agencies reflect an evaluation of the safety of principal and interest payments, not market value risk. The rating of an issuer is a rating agency’s view of past and future potential developments related to the issuer and may not necessarily reflect actual outcomes. There can be a lag between the time of developments relating to an issuer and the time a rating is assigned and updated. The investment adviser considers these ratings of securities as one of many criteria in making its investment decisions.

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Bond rating agencies may assign modifiers (such as +/–) to ratings categories to signify the relative position of a credit within the rating category. Investment policies that are based on ratings categories should be read to include any security within that category, without giving consideration to the modifier except where otherwise provided. See the Appendix to this statement of additional information for more information about credit ratings.

Inflation-linked bonds — The fund may invest in inflation-linked bonds issued by governments, their agencies or instrumentalities and corporations.

The principal amount of an inflation-linked bond is adjusted in response to changes in the level of an inflation index, such as the Consumer Price Index for Urban Consumers (“CPURNSA”). If the index measuring inflation falls, the principal value or coupon of these securities will be adjusted downward. Consequently, the interest payable on these securities will be reduced. Also, if the principal value of these securities is adjusted according to the rate of inflation, the adjusted principal value repaid at maturity may be less than the original principal. In the case of U.S. Treasury Inflation-Protected Securities (“TIPS”), currently the only inflation-linked security that is issued by the U.S Treasury, the principal amounts are adjusted daily based upon changes in the rate of inflation (as currently represented by the non-seasonally adjusted CPURNSA, calculated with a three-month lag). TIPS may pay interest semi-annually, equal to a fixed percentage of the inflation-adjusted principal amount. The interest rate on these bonds is fixed at issuance, but over the life of the bond this interest may be paid on an increasing or decreasing principal amount that has been adjusted for inflation. The current market value of TIPS is not guaranteed and will fluctuate. However, the U.S. government guarantees that, at maturity, principal will be repaid at the higher of the original face value of the security (in the event of deflation) or the inflation adjusted value.

Other non-U.S. sovereign governments also issue inflation-linked securities that are tied to their own local consumer price indexes and that offer similar deflationary protection. In certain of these non-U.S. jurisdictions, the repayment of the original bond principal upon the maturity of an inflation-linked bond is not guaranteed, allowing for the amount of the bond repaid at maturity to be less than par. Corporations also periodically issue inflation-linked securities tied to CPURNSA or similar inflationary indexes. While TIPS and non-U.S. sovereign inflation-linked securities are currently the largest part of the inflation-linked market, the fund may invest in corporate inflation-linked securities.

The value of inflation-linked securities is expected to change in response to the changes in real interest rates. Real interest rates, in turn, are tied to the relationship between nominal interest rates and the rate of inflation. If inflation were to rise at a faster rate than nominal interest rates, real interest rates would decline, leading to an increase in value of the inflation-linked securities. In contrast, if nominal interest rates were to increase at a faster rate than inflation, real interest rates might rise, leading to a decrease in value of inflation-linked securities. There can be no assurance, however, that the value of inflation-linked securities will be directly correlated to the changes in interest rates. If interest rates rise due to reasons other than inflation, investors in these securities may not be protected to the extent that the increase is not reflected in the security’s inflation measure.

The interest rate for inflation-linked bonds is fixed at issuance as a percentage of this adjustable principal. Accordingly, the actual interest income may both rise and fall as the principal amount of the bonds adjusts in response to movements of the consumer price index. For example, typically interest income would rise during a period of inflation and fall during a period of deflation.

The market for inflation-linked securities may be less developed or liquid, and more volatile, than certain other securities markets. There is a limited number of inflation-linked securities currently available for the fund to purchase, making the market less liquid and more volatile than the U.S. Treasury and agency markets.

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Equity securities — Equity securities represent an ownership position in a company. Equity securities held by the fund typically consist of common stocks. The prices of equity securities fluctuate based on, among other things, events specific to their issuers and market, economic and other conditions. For example, prices of these securities can be affected by financial contracts held by the issuer or third parties (such as derivatives) relating to the security or other assets or indices. Holders of equity securities are not creditors of the issuer. If an issuer liquidates, holders of equity securities are entitled to their pro rata share of the issuer’s assets, if any, after creditors (including the holders of fixed income securities and senior equity securities) are paid.

There may be little trading in the secondary market for particular equity securities, which may adversely affect the fund’s ability to value accurately or dispose of such equity securities. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the value and/or liquidity of equity securities.

Securities with equity and debt characteristics — Certain securities have a combination of equity and debt characteristics. Such securities may at times behave more like equity than debt or vice versa.

Preferred stock — Preferred stock represents an equity interest in an issuer that generally entitles the holder to receive, in preference to common stockholders and the holders of certain other stocks, dividends and a fixed share of the proceeds resulting from a liquidation of the issuer. Preferred stocks may pay fixed or adjustable rates of return, and preferred stock dividends may be cumulative or non-cumulative and participating or non-participating. Cumulative dividend provisions require all or a portion of prior unpaid dividends to be paid before dividends can be paid to the issuer’s common stockholders, while prior unpaid dividends on non-cumulative preferred stock are forfeited. Participating preferred stock may be entitled to a dividend exceeding the issuer’s declared dividend in certain cases, while non-participating preferred stock is entitled only to the stipulated dividend. Preferred stock is subject to issuer-specific and market risks applicable generally to equity securities. As with debt securities, the prices and yields of preferred stocks often move with changes in interest rates and the issuer’s credit quality. Additionally, a company’s preferred stock typically pays dividends only after the company makes required payments to holders of its bonds and other debt. Accordingly, the price of preferred stock will usually react more strongly than bonds and other debt to actual or perceived changes in the issuing company’s financial condition or prospects. Preferred stock of smaller companies may be more vulnerable to adverse developments than preferred stock of larger companies.

Convertible securities — A convertible security is a debt obligation, preferred stock or other security that may be converted, within a specified period of time and at a stated conversion rate, into common stock or other equity securities of the same or a different issuer. The conversion may occur automatically upon the occurrence of a predetermined event or at the option of either the issuer or the security holder. Under certain circumstances, a convertible security may also be called for redemption or conversion by the issuer after a particular date and at predetermined price specified upon issue. If a convertible security held by the fund is called for redemption or conversion, the fund could be required to tender the security for redemption, convert it into the underlying common stock, or sell it to a third party.

The holder of a convertible security is generally entitled to participate in the capital appreciation resulting from a market price increase in the issuer’s common stock and to receive interest paid or accrued until the convertible security matures or is redeemed, converted or exchanged. Before conversion, convertible securities have characteristics similar to non-convertible debt or preferred securities, as applicable. Convertible securities rank senior to common stock in an issuer’s capital structure and, therefore, normally entail less risk than the issuer’s common stock. However, convertible securities may also be subordinate to any senior debt obligations of the issuer, and, therefore, an issuer’s convertible securities may

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entail more risk than such senior debt obligations. Convertible securities usually offer lower interest or dividend yields than non-convertible debt securities of similar credit quality because of the potential for capital appreciation. In addition, convertible securities are often lower-rated securities.

Because of the conversion feature, the price of a convertible security will normally fluctuate in some proportion to changes in the price of the underlying asset, and, accordingly, convertible securities are subject to risks relating to the activities of the issuer and/or general market and economic conditions. The income component of a convertible security may cushion the security against declines in the price of the underlying asset but may also cause the price of the security to fluctuate based upon changes in interest rates and the credit quality of the issuer. As with a straight fixed income security, the price of a convertible security tends to increase when interest rates decline and decrease when interest rates rise. Like the price of a common stock, the price of a convertible security also tends to increase as the price of the underlying stock rises and to decrease as the price of the underlying stock declines.

Hybrid securities — A hybrid security is a type of security that also has equity and debt characteristics. Like equities, which have no final maturity, a hybrid security may be perpetual. On the other hand, like debt securities, a hybrid security may be callable at the option of the issuer on a date specified at issue. Additionally, like common equities, which may stop paying dividends at virtually any time without violating any contractual terms or conditions, hybrids typically allow for issuers to withhold payment of interest until a later date or to suspend coupon payments entirely without triggering an event of default. Hybrid securities are normally at the bottom of an issuer’s debt capital structure because holders of an issuer’s hybrid securities are structurally subordinated to the issuer’s senior creditors. In bankruptcy, hybrid security holders should only get paid after all senior creditors of the issuer have been paid but before any disbursements are made to the issuer’s equity holders. Accordingly, hybrid securities may be more sensitive to economic changes than more senior debt securities. Such securities may also be viewed as more equity-like by the market when the issuer or its parent company experiences financial difficulties.

Contingent convertible securities, which are also known as contingent capital securities, are a form of hybrid security that are intended to either convert into equity or have their principal written down upon the occurrence of certain trigger events. One type of contingent convertible security has characteristics designed to absorb losses, by providing that the liquidation value of the security may be adjusted downward to below the original par value or written off entirely under certain circumstances. For instance, if losses have eroded the issuer’s capital level below a specified threshold, the liquidation value of the security may be reduced in whole or in part. The write-down of the security’s par value may occur automatically and would not entitle holders to institute bankruptcy proceedings against the issuer. In addition, an automatic write-down could result in a reduced income rate if the dividend or interest payment associated with the security is based on the security’s par value. Such securities may, but are not required to, provide for circumstances under which the liquidation value of the security may be adjusted back up to par, such as an improvement in capitalization or earnings. Another type of contingent convertible security provides for mandatory conversion of the security into common shares of the issuer under certain circumstances. The mandatory conversion might relate, for example, to the issuer’s failure to maintain a capital minimum. Since the common stock of the issuer may not pay a dividend, investors in such instruments could experience reduced yields (or no yields at all) and conversion would deepen the subordination of the investor, effectively worsening the investor’s standing in the case of the issuer’s insolvency. An automatic write-down or conversion event with respect to a contingent convertible security will typically be triggered by a reduction in the issuer’s capital level, but may also be triggered by regulatory actions, such as a change in regulatory capital requirements, or by other factors.

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Obligations backed by the “full faith and credit” of the U.S. government — U.S. government obligations include the following types of securities:

U.S. Treasury securities — U.S. Treasury securities include direct obligations of the U.S. Treasury, such as Treasury bills, notes and bonds. For these securities, the payment of principal and interest is unconditionally guaranteed by the U.S. government, and thus they are of high credit quality. Such securities are subject to variations in market value due to fluctuations in interest rates and in government policies, but, if held to maturity, are expected to be paid in full (either at maturity or thereafter).

Federal agency securities — The securities of certain U.S. government agencies and government-sponsored entities are guaranteed as to the timely payment of principal and interest by the full faith and credit of the U.S. government. Such agencies and entities include, but are not limited to, the Federal Financing Bank (“FFB”), the Government National Mortgage Association (“Ginnie Mae”), the U.S. Department of Veterans Affairs (“VA”), the Federal Housing Administration (“FHA”), the Export-Import Bank of the United States (“Exim Bank”), the U.S. International Development Finance Corporation (“DFC”), the Commodity Credit Corporation (“CCC”) and the U.S. Small Business Administration (“SBA”).

Other federal agency obligations — Additional federal agency securities are neither direct obligations of, nor guaranteed by, the U.S. government. These obligations include securities issued by certain U.S. government agencies and government-sponsored entities. However, they generally involve some form of federal sponsorship: some operate under a congressional charter; some are backed by collateral consisting of “full faith and credit” obligations as described above; some are supported by the issuer’s right to borrow from the Treasury; and others are supported only by the credit of the issuing government agency or entity. These agencies and entities include, but are not limited to: the Federal Home Loan Banks, the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Tennessee Valley Authority and the Federal Farm Credit Bank System.

In 2008, Freddie Mac and Fannie Mae were placed into conservatorship by their new regulator, the Federal Housing Finance Agency (“FHFA”). Simultaneously, the U.S. Treasury made a commitment of indefinite duration to maintain the positive net worth of both firms. As conservator, the FHFA has the authority to repudiate any contract either firm has entered into prior to the FHFA’s appointment as conservator (or receiver should either firm go into default) if the FHFA, in its sole discretion determines that performance of the contract is burdensome and repudiation would promote the orderly administration of Fannie Mae’s or Freddie Mac’s affairs. While the FHFA has indicated that it does not intend to repudiate the guaranty obligations of either entity, doing so could adversely affect holders of their mortgage-backed securities. For example, if a contract were repudiated, the liability for any direct compensatory damages would accrue to the entity’s conservatorship estate and could only be satisfied to the extent the estate had available assets. As a result, if interest payments on Fannie Mae or Freddie Mac mortgage-backed securities held by the fund were reduced because underlying borrowers failed to make payments or such payments were not advanced by a loan servicer, the fund’s only recourse might be against the conservatorship estate, which might not have sufficient assets to offset any shortfalls.

The FHFA, in its capacity as conservator, has the power to transfer or sell any asset or liability of Fannie Mae or Freddie Mac. The FHFA has indicated it has no current intention to do this; however, should it do so a holder of a Fannie Mae or Freddie Mac mortgage-backed security would have to rely on another party for satisfaction of the guaranty obligations and would be exposed to the credit risk of that party.

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Certain rights provided to holders of mortgage-backed securities issued by Fannie Mae or Freddie Mac under their operative documents may not be enforceable against the FHFA, or enforcement may be delayed during the course of the conservatorship or any future receivership. For example, the operative documents may provide that upon the occurrence of an event of default by Fannie Mae or Freddie Mac, holders of a requisite percentage of the mortgage-backed security may replace the entity as trustee. However, under the Federal Housing Finance Regulatory Reform Act of 2008, holders may not enforce this right if the event of default arises solely because a conservator or receiver has been appointed.

Pass-through securities — The fund may invest in various debt obligations backed by pools of mortgages, corporate loans or other assets including, but not limited to, residential mortgage loans, home equity loans, mortgages on commercial buildings, consumer loans and equipment leases. Principal and interest payments made on the underlying asset pools backing these obligations are typically passed through to investors, net of any fees paid to any insurer or any guarantor of the securities. Pass-through securities may have either fixed or adjustable coupons. The risks of an investment in these obligations depend in part on the type of the collateral securing the obligations and the class of the instrument in which the fund invests. These securities include:

Mortgage-backed securities — These securities may be issued by U.S. government agencies and government-sponsored entities, such as Ginnie Mae, Fannie Mae and Freddie Mac, and by private entities. The payment of interest and principal on mortgage-backed obligations issued by U.S. government agencies may be guaranteed by the full faith and credit of the U.S. government (in the case of Ginnie Mae), or may be guaranteed by the issuer (in the case of Fannie Mae and Freddie Mac). However, these guarantees do not apply to the market prices and yields of these securities, which vary with changes in interest rates.

Mortgage-backed securities issued by private entities are structured similarly to those issued by U.S. government agencies. However, these securities and the underlying mortgages are not guaranteed by any government agencies and the underlying mortgages are not subject to the same underwriting requirements. These securities generally are structured with one or more types of credit enhancements such as insurance or letters of credit issued by private companies. Borrowers on the underlying mortgages are usually permitted to prepay their underlying mortgages. Prepayments can alter the effective maturity of these instruments. In addition, delinquencies, losses or defaults by borrowers can adversely affect the prices and volatility of these securities. Such delinquencies and losses can be exacerbated by declining or flattening housing and property values. This, along with other outside pressures, such as bankruptcies and financial difficulties experienced by mortgage loan originators, decreased investor demand for mortgage loans and mortgage-related securities and increased investor demand for yield, can adversely affect the value and liquidity of mortgage-backed securities.

Collateralized mortgage obligations (CMOs) — CMOs are also backed by a pool of mortgages or mortgage loans, which are divided into two or more separate bond issues. CMOs issued by U.S. government agencies are backed by agency mortgages, while privately issued CMOs may be backed by either government agency mortgages or private mortgages. Payments of principal and interest are passed through to each bond issue at varying schedules resulting in bonds with different coupons, effective maturities and sensitivities to interest rates. Some CMOs may be structured in a way that when interest rates change, the impact of changing prepayment rates on the effective maturities of certain issues of these securities is magnified. CMOs may be less liquid or may exhibit greater price volatility than other types of mortgage or asset-backed securities.

Commercial mortgage-backed securities — These securities are backed by mortgages on commercial property, such as hotels, office buildings, retail stores, hospitals and other commercial buildings. These securities may have a lower prepayment uncertainty than other

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mortgage-related securities because commercial mortgage loans generally prohibit or impose penalties on prepayments of principal. In addition, commercial mortgage-related securities often are structured with some form of credit enhancement to protect against potential losses on the underlying mortgage loans. Many of the risks of investing in commercial mortgage-backed securities reflect the risks of investing in the real estate securing the underlying mortgage loans, including the effects of local and other economic conditions on real estate markets, the ability of tenants to make rental payments and the ability of a property to attract and retain tenants. Commercial mortgage-backed securities may be less liquid or exhibit greater price volatility than other types of mortgage or asset-backed securities and may be more difficult to value.

Asset-backed securities — These securities are backed by other assets such as credit card, automobile or consumer loan receivables, retail installment loans or participations in pools of leases. Credit support for these securities may be based on the underlying assets and/or provided through credit enhancements by a third party. The values of these securities are sensitive to changes in the credit quality of the underlying collateral, the credit strength of the credit enhancement, changes in interest rates and at times the financial condition of the issuer. Obligors of the underlying assets also may make prepayments that can change effective maturities of the asset-backed securities. These securities may be less liquid and more difficult to value than other securities.

Collateralized bond obligations (CBOs) and collateralized loan obligations (CLOs) — A CBO is a trust typically backed by a diversified pool of fixed-income securities, which may include high risk, lower rated securities. A CLO is a trust typically collateralized by a pool of loans, which may include, among others, senior secured loans, senior unsecured loans, and subordinate corporate loans, including lower rated loans. CBOs and CLOs may charge management fees and administrative expenses.

For both CBOs and CLOs, the cash flows from the trust are split into two or more portions, called tranches, varying in risk and yield. The riskiest and highest yielding portion is the “equity” tranche which bears the bulk of any default by the bonds or loans in the trust and is constructed to protect the other, more senior tranches from default. Since they are partially protected from defaults, the more senior tranches typically have higher ratings and lower yields than the underlying securities in the trust and can be rated investment grade. Despite the protection from the equity tranche, the more senior tranches can still experience substantial losses due to actual defaults of the underlying assets, increased sensitivity to defaults due to impairment of the collateral or the more junior tranches, market anticipation of defaults, as well as potential general aversions to CBO or CLO securities as a class. Normally, these securities are privately offered and sold, and thus, are not registered under the securities laws. CBOs and CLOs may be less liquid, may exhibit greater price volatility and may be more difficult to value than other securities.

“IOs” and “POs” are issued in portions or tranches with varying maturities and characteristics. Some tranches may only receive the interest paid on the underlying mortgages (IOs) and others may only receive the principal payments (POs). The values of IOs and POs are extremely sensitive to interest rate fluctuations and prepayment rates, and IOs are also subject to the risk of early repayment of the underlying mortgages that will substantially reduce or eliminate interest payments.

Municipal bonds — Municipal bonds are debt obligations that are exempt from federal, state and/or local income taxes. Opinions relating to the validity of municipal bonds, exclusion of municipal bond interest from an investor’s gross income for federal income tax purposes and, where applicable, state and local income tax, are rendered by bond counsel to the issuing authorities at the time of issuance.

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The two principal classifications of municipal bonds are general obligation bonds and limited obligation or revenue bonds. General obligation bonds are secured by the issuer’s pledge of its full faith and credit including, if available, its taxing power for the payment of principal and interest. Issuers of general obligation bonds include states, counties, cities, towns and various regional or special districts. The proceeds of these obligations are used to fund a wide range of public facilities, such as the construction or improvement of schools, highways and roads, water and sewer systems and facilities for a variety of other public purposes. Lease revenue bonds or certificates of participation in leases are payable from annual lease rental payments from a state or locality. Annual rental payments are payable to the extent such rental payments are appropriated annually.

Typically, the only security for a limited obligation or revenue bond is the net revenue derived from a particular facility or class of facilities financed thereby or, in some cases, from the proceeds of a special tax or other special revenues. Revenue bonds have been issued to fund a wide variety of revenue-producing public capital projects including: electric, gas, water and sewer systems; highways, bridges and tunnels; port and airport facilities; colleges and universities; hospitals; and convention, recreational, tribal gaming and housing facilities. Although the security behind these bonds varies widely, many provide additional security in the form of a debt service reserve fund which may also be used to make principal and interest payments on the issuer's obligations. In addition, some revenue obligations (as well as general obligations) are insured by a bond insurance company or backed by a letter of credit issued by a banking institution.

Revenue bonds also include, for example, pollution control, health care and housing bonds, which, although nominally issued by municipal authorities, are generally not secured by the taxing power of the municipality but by the revenues of the authority derived from payments by the private entity which owns or operates the facility financed with the proceeds of the bonds. Obligations of housing finance authorities have a wide range of security features, including reserve funds and insured or subsidized mortgages, as well as the net revenues from housing or other public projects. Many of these bonds do not generally constitute the pledge of the credit of the issuer of such bonds. The credit quality of such revenue bonds is usually directly related to the credit standing of the user of the facility being financed or of an institution which provides a guarantee, letter of credit or other credit enhancement for the bond issue.

Insured municipal bonds — The fund may invest in municipal bonds that are insured generally as to the timely payment of interest and repayment of principal. The insurance for such bonds may be purchased by the bond issuer, the fund or any other party, and is usually purchased from private, non-governmental insurance companies. Insurance that covers a municipal bond is expected to protect the fund against losses caused by a bond issuer’s failure to make interest or principal payments. However, insurance does not guarantee the market value of the bond or the prices of the fund’s shares. Also, the investment adviser cannot be certain that the insurance company will make payments it guarantees. The market value of the bond could drop if a bond's insurer fails to fulfill its obligations. Market conditions or changes to ratings criteria could adversely impact the ratings of municipal bond insurers. When rating agencies lower or withdraw the credit rating of the insurer, the insurance may be providing little or no enhancement of credit or resale value to the municipal bond.

Investing outside the U.S. — Securities of issuers domiciled outside the United States, or with significant operations or revenues outside the United States, may lose value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers are domiciled, operate or generate revenue. These issuers may also be more susceptible to actions of foreign governments such as the imposition of price controls or punitive taxes that could adversely impact the value of these securities. To the extent the fund invests in securities that are denominated in currencies other than the U.S. dollar, these securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Securities markets in certain countries may be more volatile or less liquid than those in the United States. Investments outside the United States may also be subject to different

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accounting and auditing practices and standards and different regulatory, legal and reporting requirements, and may be more difficult to value, than those in the United States. In addition, the value of investments outside the United States may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund. The risks of investing outside the United States may be heightened in connection with investments in emerging markets.

Additional costs could be incurred in connection with the fund’s investment activities outside the United States. Brokerage commissions may be higher outside the United States, and the fund will bear certain expenses in connection with its currency transactions. Furthermore, increased custodian costs may be associated with maintaining assets in certain jurisdictions.

Investing in emerging markets — Investing in emerging markets may involve risks in addition to and greater than those generally associated with investing in the securities markets of developed countries. For instance, emerging market countries tend to have less developed political, economic and legal systems and accounting and auditing practices and standards than those in developed countries. Accordingly, the governments of these countries may be less stable and more likely to intervene in the market economy, for example, by imposing capital controls, nationalizing a company or industry, placing restrictions on foreign ownership and on withdrawing sale proceeds of securities from the country, and/or imposing punitive taxes that could adversely affect the prices of securities. Information regarding issuers in emerging markets may be limited, incomplete or inaccurate, and there may be fewer rights and remedies available to the fund and its shareholders. In addition, the economies of these countries may be dependent on relatively few industries, may have limited access to capital and may be more susceptible to changes in local and global trade conditions and downturns in the world economy. Securities markets in these countries can also be relatively small and have substantially lower trading volumes. As a result, securities issued in these countries may be more volatile and less liquid, and may be more difficult to value, than securities issued in countries with more developed economies and/or markets. Less certainty with respect to security valuations may lead to additional challenges and risks in calculating the fund’s net asset value. Additionally, emerging markets are more likely to experience problems with the clearing and settling of trades and the holding of securities by banks, agents and depositories that are less established than those in developed countries.

In countries where direct foreign investment is limited or prohibited, the fund may invest in operating companies based in such countries through an offshore intermediary entity that, based on contractual agreements, seeks to replicate the rights and obligations of direct equity ownership in such operating company. Because the contractual arrangements do not in fact bestow the fund with actual equity ownership in the operating company, these investment structures may limit the fund’s rights as an investor and create significant additional risks. For example, local government authorities may determine that such structures do not comply with applicable laws and regulations, including those relating to restrictions on foreign ownership. In such event, the intermediary entity and/or the operating company may be subject to penalties, revocation of business and operating licenses or forfeiture of foreign ownership interests, and the fund’s economic interests in the underlying operating company and its rights as an investor may not be recognized, resulting in a loss to the fund and its shareholders. In addition, exerting control through contractual arrangements may be less effective than direct equity ownership, and a company may incur substantial costs to enforce the terms of such arrangements, including those relating to the distribution of the funds among the entities. These special investment structures may also be disregarded for tax purposes by local tax authorities, resulting in increased tax liabilities, and the fund’s control over – and distributions due from – such structures may be jeopardized if the individuals who hold the equity interest in such structures breach the terms of the agreements. While these structures may be widely used to circumvent limits on foreign ownership in certain jurisdictions, there is no assurance that they will be upheld by local regulatory authorities or that disputes regarding the same will be resolved consistently.

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Although there is no universally accepted definition, the investment adviser generally considers an emerging market to be a market that is in the earlier stages of its industrialization cycle with a low per capita gross domestic product (“GDP”) and a low market capitalization to GDP ratio relative to those in the United States and the European Union, and would include markets commonly referred to as “frontier markets.”

Certain risk factors related to emerging markets

Currency fluctuations — Certain emerging markets’ currencies have experienced and in the future may experience significant declines against the U.S. dollar. For example, if the U.S. dollar appreciates against foreign currencies, the value of the fund’s emerging markets securities holdings would generally depreciate and vice versa. Further, the fund may lose money due to losses and other expenses incurred in converting various currencies to purchase and sell securities valued in currencies other than the U.S. dollar, as well as from currency restrictions, exchange control regulation and currency devaluations.

Government regulation — Certain developing countries lack uniform accounting, auditing and financial reporting and disclosure standards, have less governmental supervision of financial markets than in the United States, and may not honor legal rights or protections enjoyed by investors in the United States. Certain governments may be more unstable and present greater risks of nationalization or restrictions on foreign ownership of local companies. Repatriation of investment income, capital and the proceeds of sales by foreign investors may require governmental registration and/or approval in some developing countries. While the fund will only invest in markets where these restrictions are considered acceptable by the investment adviser, a country could impose new or additional repatriation restrictions after the fund’s investment. If this happened, the fund’s response might include, among other things, applying to the appropriate authorities for a waiver of the restrictions or engaging in transactions in other markets designed to offset the risks of decline in that country. Such restrictions will be considered in relation to the fund’s liquidity needs and other factors. Further, some attractive equity securities may not be available to the fund if foreign shareholders already hold the maximum amount legally permissible.

While government involvement in the private sector varies in degree among developing countries, such involvement may in some cases include government ownership of companies in certain sectors, wage and price controls or imposition of trade barriers and other protectionist measures. With respect to any developing country, there is no guarantee that some future economic or political crisis will not lead to price controls, forced mergers of companies, expropriation, or creation of government monopolies to the possible detriment of the fund’s investments.

Fluctuations in inflation rates — Rapid fluctuations in inflation rates may have negative impacts on the economies and securities markets of certain emerging market countries.

Less developed securities markets — Emerging markets may be less well-developed and regulated than other markets. These markets have lower trading volumes than the securities markets of more developed countries and may be unable to respond effectively to increases in trading volume. Consequently, these markets may be substantially less liquid than those of more developed countries, and the securities of issuers located in these markets may have limited marketability. These factors may make prompt liquidation of substantial portfolio holdings difficult or impossible at times.

Settlement risks — Settlement systems in developing countries are generally less well organized than those of developed markets. Supervisory authorities may also be unable to

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apply standards comparable to those in developed markets. Thus, there may be risks that settlement may be delayed and that cash or securities belonging to the fund may be in jeopardy because of failures of or defects in the systems. In particular, market practice may require that payment be made before receipt of the security being purchased or that delivery of a security be made before payment is received. In such cases, default by a broker or bank (the “counterparty”) through whom the transaction is effected might cause the fund to suffer a loss. The fund will seek, where possible, to use counterparties whose financial status is such that this risk is reduced. However, there can be no certainty that the fund will be successful in eliminating this risk, particularly as counterparties operating in developing countries frequently lack the standing or financial resources of those in developed countries. There may also be a danger that, because of uncertainties in the operation of settlement systems in individual markets, competing claims may arise with respect to securities held by or to be transferred to the fund.

Limited market information — The fund may encounter problems assessing investment opportunities in certain emerging markets in light of limitations on available information and different accounting, auditing and financial reporting standards. For example, due to jurisdictional limitations, the Public Company Accounting Oversight Board (“PCAOB”), which regulates auditors of U.S. reporting companies, may be unable to inspect the audit work and practices of PCAOB-registered auditing firms in certain developing countries. As a result, there is greater risk that financial records and information relating to an issuer’s operations in developing countries will be incomplete or misleading, which may negatively impact the fund’s investments in such company. When faced with limited market information, the fund’s investment adviser will seek alternative sources of information, and to the extent the investment adviser is not satisfied with the sufficiency or accuracy of the information obtained with respect to a particular market or security, the fund will not invest in such market or security.

Taxation — Taxation of dividends, interest and capital gains received by the fund varies among developing countries and, in some cases, is comparatively high. In addition, developing countries typically have less well-defined tax laws and procedures and such laws may permit retroactive taxation so that the fund could become subject in the future to local tax liability that it had not reasonably anticipated in conducting its investment activities or valuing its assets.

Fraudulent securities — Securities purchased by the fund may subsequently be found to be fraudulent or counterfeit, resulting in a loss to the fund.

Remedies — Developing countries may offer less protection to investors than U.S. markets and, in the event of investor harm, there may be substantially less recourse available to the fund and its shareholders. In addition, as a matter of law or practicality, the fund and its shareholders - as well as U.S. regulators - may encounter substantial difficulties in obtaining and enforcing judgments and other actions against non-U.S. individuals and companies.

Investing through Bond Connect — The fund may invest in onshore China bonds via Bond Connect, the opening up of China’s Interbank Bond Market (CIBM) to global investors through the China-Hong Kong mutual access program. The program allows foreign and mainland China investors the ability to trade in each other’s bond market through a connection between the mainland and Hong Kong based financial infrastructure institutions. Bond Connect aims to enhance the efficiency and flexibility of investing in the CIBM. This is accomplished by easing the access requirements to enter the market and using the Hong Kong trading infrastructure to connect to China Foreign Exchange Trading System (CFETS). Market volatility and potential lack of liquidity due to low trading volume of certain debt securities in CIBM may result in prices of certain debt securities traded on such market fluctuating significantly. The bid and offer spreads of the prices of such securities may be large, and the fund may therefore incur significant trading, settlement and realization costs and may face counterparty default,

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liquidity, and volatility risks, resulting in significant losses for the funds and their investors. Bond Connect is a novel concept and, as such, the current regulations are untested and there is no certainty as to how they will be applied. In addition, the current regulations are subject to change which may have potential retrospective effects and there can be no assurance that Bond Connect will not be abolished. New regulations may be issued from time to time by the regulators in the PRC and Hong Kong in connection with operations, legal enforcement and cross-border trades under Bond Connect. The fund may be adversely affected as a result of such changes.

Currency transactions — The fund may enter into currency transactions on a spot (i.e., cash) basis at the prevailing rate in the currency exchange market to provide for the purchase or sale of a currency needed to purchase a security denominated in such currency. In addition, the fund may enter into forward currency contracts to protect against changes in currency exchange rates, to increase exposure to a particular foreign currency, to shift exposure to currency fluctuations from one currency to another or to seek to increase returns. A forward currency contract is an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract agreed upon by the parties, at a price set at the time of the contract. Some forward currency contracts, called non-deliverable forwards or NDFs, do not call for physical delivery of the currency and are instead settled through cash payments. Forward currency contracts are typically privately negotiated and traded in the interbank market between large commercial banks (or other currency traders) and their customers. Although forward contracts entered into by the fund will typically involve the purchase or sale of a currency against the U.S. dollar, the fund also may purchase or sell a non-U.S. currency against another non-U.S. currency.

Currency exchange rates generally are determined by forces of supply and demand in the foreign exchange markets and the relative merits of investment in different countries as viewed from an international perspective. Currency exchange rates, as well as foreign currency transactions, can also be affected unpredictably by intervention by U.S. or foreign governments or central banks or by currency controls or political developments in the United States or abroad. Such intervention or other events could prevent the fund from entering into foreign currency transactions, force the fund to exit such transactions at an unfavorable time or price or result in penalties to the fund, any of which may result in losses to the fund.

Generally, the fund will not attempt to protect against all potential changes in exchange rates and the use of forward contracts does not eliminate the risk of fluctuations in the prices of the underlying securities. If the value of the underlying securities declines or the amount of the fund’s commitment increases because of changes in exchange rates, the fund may need to provide additional cash or securities to satisfy its commitment under the forward contract. The fund is also subject to the risk that it may be delayed or prevented from obtaining payments owed to it under the forward contract as a result of the insolvency or bankruptcy of the counterparty with which it entered into the forward contract or the failure of the counterparty to comply with the terms of the contract.

The realization of gains or losses on foreign currency transactions will usually be a function of the investment adviser’s ability to accurately estimate currency market movements. Entering into forward currency transactions may change the fund’s exposure to currency exchange rates and could result in losses to the fund if currencies do not perform as expected by the fund’s investment adviser. For example, if the fund’s investment adviser increases the fund’s exposure to a foreign currency using forward contracts and that foreign currency’s value declines, the fund may incur a loss. In addition, while entering into forward currency transactions could minimize the risk of loss due to a decline in the value of the hedged currency, it could also limit any potential gain that may result from an increase in the value of the currency. See also the “Derivatives” section under "Description of certain securities, investment techniques and risks" for a general description of investment techniques and risks relating to derivatives, including certain currency forwards.

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Forward currency contracts may give rise to leverage, or exposure to potential gains and losses in excess of the initial amount invested. Leverage magnifies gains and losses and could cause the fund to be subject to more volatility than if it had not been leveraged, thereby resulting in a heightened risk of loss. Under current regulatory requirements, the fund will segregate liquid assets that will be marked to market daily to meet its forward contract commitments to the extent required by the U.S. Securities and Exchange Commission.

Forward currency transactions also may affect the character and timing of income, gain, or loss recognized by the fund for U.S. tax purposes. The use of forward currency contracts could result in the application of the mark-to-market provisions of the Internal Revenue Code of 1986 as amended (the "Code") and may cause an increase (or decrease) in the amount of taxable dividends paid by the fund.

Indirect exposure to cryptocurrencies – Cryptocurrencies are currencies which exist in a digital form and may act as a store of wealth, a medium of exchange or an investment asset. There are thousands of cryptocurrencies, such as bitcoin. Although the fund has no current intention of directly investing in cryptocurrencies, some issuers have begun to accept cryptocurrency for payment of services, use cryptocurrencies as reserve assets or invest in cryptocurrencies, and the fund may invest in securities of such issuers. The fund may also invest in securities of issuers which provide cryptocurrency-related services.

Cryptocurrencies are subject to fluctuations in value. Cryptocurrencies are not backed by any government, corporation or other identified body. Rather, the value of a cryptocurrency is determined by other factors, such as the perceived future prospects or the supply and demand for such cryptocurrency in the global market for the trading of cryptocurrency. Such trading markets are unregulated and may be more exposed to operational or technical issues as well as fraud or manipulation in comparison to established, regulated exchanges for securities, derivatives and traditional currencies. The value of a cryptocurrency may decline precipitously (including to zero) for a variety of reasons, including, but not limited to, regulatory changes, a loss of confidence in its network or a change in user preference to other cryptocurrencies. An issuer that owns cryptocurrencies may experience custody issues, and may lose its cryptocurrency holdings through theft, hacking, or technical glitches in the applicable blockchain. The fund may experience losses as a result of the decline in value of its securities of issuers that own cryptocurrencies or which provide cryptocurrency-related services. If an issuer that owns cryptocurrencies intends to pay a dividend using such holdings or to otherwise make a distribution of such holdings to its stockholders, such dividends or distributions may face regulatory, operational and technical issues.

Factors affecting the further development of cryptocurrency include, but are not limited to: continued worldwide growth of, or possible cessation of or reversal in, the adoption and use of cryptocurrencies and other digital assets; the developing regulatory environment relating to cryptocurrencies, including the characterization of cryptocurrencies as currencies, commodities, or securities, the tax treatment of cryptocurrencies, and government and quasi-government regulation or restrictions on, or regulation of access to and operation of, cryptocurrency networks and the exchanges on which cryptocurrencies trade, including anti-money laundering regulations and requirements; perceptions regarding the environmental impact of a cryptocurrency; changes in consumer demographics and public preferences; general economic conditions; maintenance and development of open-source software protocols; the availability and popularity of other forms or methods of buying and selling goods and services; the use of the networks supporting digital assets, such as those for developing smart contracts and distributed applications; and general risks tied to the use of information technologies, including cyber risks. A hack or failure of one cryptocurrency may lead to a loss in confidence in, and thus decreased usage and/or value of, other cryptocurrencies.

Real estate investment trusts — Real estate investment trusts ("REITs"), which primarily invest in real estate or real estate-related loans, may issue equity or debt securities. Equity REITs own real estate properties, while mortgage REITs hold construction, development and/or long-term mortgage loans.

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The values of REITs may be affected by changes in the value of the underlying property of the trusts, the creditworthiness of the issuer, property taxes, interest rates, tax laws and regulatory requirements, such as those relating to the environment. Both types of REITs are dependent upon management skill and the cash flows generated by their holdings, the real estate market in general and the possibility of failing to qualify for any applicable pass-through tax treatment or failing to maintain any applicable exemptive status afforded under relevant laws.

Forward commitment, when issued and delayed delivery transactions — The fund may enter into commitments to purchase or sell securities at a future date. When the fund agrees to purchase such securities, it assumes the risk of any decline in value of the security from the date of the agreement. If the other party to such a transaction fails to deliver or pay for the securities, the fund could miss a favorable price or yield opportunity, or could experience a loss.

The fund may enter into roll transactions, such as a mortgage dollar roll where the fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon, and maturity) securities on a specified future date, at a pre-determined price. During the period between the sale and repurchase (the “roll period”), the fund forgoes principal and interest paid on the mortgage-backed securities. The fund is compensated by the difference between the current sales price and the lower forward price for the future purchase (often referred to as the “drop”), if any, as well as by the interest earned on the cash proceeds of the initial sale. The fund could suffer a loss if the contracting party fails to perform the future transaction and the fund is therefore unable to buy back the mortgage-backed securities it initially sold. The fund also takes the risk that the mortgage-backed securities that it repurchases at a later date will have less favorable market characteristics than the securities originally sold (e.g., greater prepayment risk). These transactions are accounted for as purchase and sale transactions, which contribute to the fund’s portfolio turnover rate.

With to be announced (TBA) transactions, the particular securities (i.e., specified mortgage pools) to be delivered or received are not identified at the trade date, but are “to be announced” at a later settlement date. However, securities to be delivered must meet specified criteria, including face value, coupon rate and maturity, and be within industry-accepted “good delivery” standards.

The fund will not use these transactions for the purpose of leveraging and will segregate liquid assets that will be marked to market daily in an amount sufficient to meet its payment obligations in these transactions. Although these transactions will not be entered into for leveraging purposes, to the extent the fund’s aggregate commitments in connection with these transactions exceed its segregated assets, the fund temporarily could be in a leveraged position (because it may have an amount greater than its net assets subject to market risk). Should market values of the fund’s portfolio securities decline while the fund is in a leveraged position, greater depreciation of its net assets would likely occur than if it were not in such a position. The fund will not borrow money to settle these transactions and, therefore, will liquidate other portfolio securities in advance of settlement if necessary to generate additional cash to meet its obligations. After a transaction is entered into, the fund may still dispose of or renegotiate the transaction. Additionally, prior to receiving delivery of securities as part of a transaction, the fund may sell such securities.

Repurchase agreements — The fund may enter into repurchase agreements, or “repos”, under which the fund buys a security and obtains a simultaneous commitment from the seller to repurchase the security at a specified time and price. Because the security purchased constitutes collateral for the repurchase obligation, a repo may be considered a loan by the fund that is collateralized by the security purchased. Repos permit the fund to maintain liquidity and earn income over periods of time as short as overnight.

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The seller must maintain with a custodian collateral equal to at least the repurchase price, including accrued interest. In tri-party repos, a third party custodian, called a clearing bank, facilitates repo clearing and settlement, including by providing collateral management services. However, as an alternative to tri-party repos, the fund could enter into bilateral repos, where the parties themselves are responsible for settling transactions.

The fund will only enter into repos involving securities of the type in which it could otherwise invest. If the seller under the repo defaults, the fund may incur a loss if the value of the collateral securing the repo has declined and may incur disposition costs and delays in connection with liquidating the collateral. If bankruptcy proceedings are commenced with respect to the seller, realization of the collateral by the fund may be delayed or limited.

Cash and cash equivalents — The fund may hold cash or invest in cash equivalents. Cash equivalents include, but are not limited to: (a) shares of money market or similar funds managed by the investment adviser or its affiliates; (b) shares of other money market funds; (c) commercial paper; (d) short-term bank obligations (for example, certificates of deposit, bankers’ acceptances (time drafts on a commercial bank where the bank accepts an irrevocable obligation to pay at maturity)) or bank notes; (e) savings association and savings bank obligations (for example, bank notes and certificates of deposit issued by savings banks or savings associations); (f) securities of the U.S. government, its agencies or instrumentalities that mature, or that may be redeemed, in one year or less; and (g) higher quality corporate bonds and notes that mature, or that may be redeemed, in one year or less.

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Commercial paper — The fund may purchase commercial paper. Commercial paper refers to short-term promissory notes issued by a corporation to finance its current operations. Such securities normally have maturities of thirteen months or less and, though commercial paper is often unsecured, commercial paper may be supported by letters of credit, surety bonds or other forms of collateral. Maturing commercial paper issuances are usually repaid by the issuer from the proceeds of new commercial paper issuances. As a result, investment in commercial paper is subject to rollover risk, or the risk that the issuer cannot issue enough new commercial paper to satisfy its outstanding commercial paper. Like all fixed income securities, commercial paper prices are susceptible to fluctuations in interest rates. If interest rates rise, commercial paper prices will decline and vice versa. However, the short-term nature of a commercial paper investment makes it less susceptible to volatility than many other fixed income securities because interest rate risk typically increases as maturity lengths increase. Commercial paper tends to yield smaller returns than longer-term corporate debt because securities with shorter maturities typically have lower effective yields than those with longer maturities. As with all fixed income securities, there is a chance that the issuer will default on its commercial paper obligations and commercial paper may become illiquid or suffer from reduced liquidity in these or other situations.

Commercial paper in which the fund may invest includes commercial paper issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the 1933 Act. Section 4(a)(2) commercial paper has substantially the same price and liquidity characteristics as commercial paper generally, except that the resale of Section 4(a)(2) commercial paper is limited to institutional investors who agree that they are purchasing the paper for investment purposes and not with a view to public distribution. Technically, such a restriction on resale renders Section 4(a)(2) commercial paper a restricted security under the 1933 Act. In practice, however, Section 4(a)(2) commercial paper typically can be resold as easily as any other unrestricted security held by the fund. Accordingly, Section 4(a)(2) commercial paper has been generally determined to be liquid under procedures adopted by the fund’s board of trustees.

Variable and floating rate obligations — The interest rates payable on certain securities and other instruments in which the fund may invest may not be fixed but may fluctuate based upon changes in market interest rates or credit ratings. Variable and floating rate obligations bear coupon rates that are adjusted at designated intervals, based on the then current market interest rates or credit ratings. The rate adjustment features tend to limit the extent to which the market value of the obligations will fluctuate. When the fund holds variable or floating rate securities, a decrease in market interest rates will adversely affect the income received from such securities and the net asset value of the fund’s shares.

The London Interbank Offered Rate (“LIBOR”) is one of the most widely used interest rate benchmarks and is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On July 27, 2017, the U.K. Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. On March 5, 2021, the FCA and ICE Benchmark Administration, Limited (IBA), the administrator of LIBOR, announced that the publication of the one-week and two-month USD LIBOR maturities and non-USD LIBOR maturities will cease immediately after December 31, 2021, with the remaining USD LIBOR maturities ceasing immediately after June 30, 2023. As a result, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on certain loans, bonds, derivatives and other instruments in the fund’s portfolio.

Public and private sector industry initiatives have been underway to identify new or alternative reference rates to be used in place of LIBOR. In the US, the Alternative Reference Rates Committee (ARCC), a group of market participants convened to help ensure a successful transition away from USD LIBOR, has identified the Secured Overnight Financing Rate (“SOFR”), which is intended to be a broad measure of secured overnight U.S. Treasury repo rates, as its preferred alternative rate. Working

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groups and regulators in other countries have suggested other alternative rates for their markets. There is no assurance that the composition or characteristics of any such alternative reference rate will be similar to or produce the same value or economic equivalence as LIBOR or that instruments using an alternative rate will have the same volume or liquidity. This, in turn, may affect the value or return on certain of the fund’s investments, result in costs incurred in connection with closing out positions and entering into new trades and reduce the effectiveness of related fund transactions such as hedges. Relatedly, there are outstanding contracts governing bonds and other instruments which reference LIBOR that are due to mature beyond the LIBOR cessation date. These “legacy contracts” will need to be transitioned to an alternative reference rate, and a failure to do so may adversely impact the security (for example, under existing contract language the instrument could fall back to a fixed rate or have no fallback rate) and create contractual uncertainty, as well as market and litigation risk. Although there are ongoing efforts among certain government entities and other organizations to address these uncertainties, the ultimate effectiveness of such efforts is not yet known. These risks may also apply with respect to potential changes in connection with other interbank offering rates (e.g., Euribor) and other indices, rates and values that may be used as “benchmarks” and are the subject of recent regulatory reform.

Loan assignments and participations — The fund may invest in loans or other forms of indebtedness that represent interests in amounts owed by corporations or other borrowers (collectively “borrowers”). The investment adviser defines debt securities to include investments in loans, such as loan assignments and participations. Loans may be originated by the borrower in order to address its working capital needs, as a result of a reorganization of the borrower’s assets and liabilities (recapitalizations), to merge with or acquire another company (mergers and acquisitions), to take control of another company (leveraged buy-outs), to provide temporary financing (bridge loans), or for other corporate purposes. Most corporate loans are variable or floating rate obligations.

Some loans may be secured in whole or in part by assets or other collateral. In other cases, loans may be unsecured or may become undersecured by declines in the value of assets or other collateral securing such loan. The greater the value of the assets securing the loan the more the lender is protected against loss in the case of nonpayment of principal or interest. Loans made to highly leveraged borrowers may be especially vulnerable to adverse changes in economic or market conditions and may involve a greater risk of default.

Some loans may represent revolving credit facilities or delayed funding loans, in which a lender agrees to make loans up to a maximum amount upon demand by the borrower during a specified term. These commitments may have the effect of requiring the fund to increase its investment in a company at a time when it might not otherwise decide to do so (including at a time when the company’s financial condition makes it unlikely that such amounts will be repaid). To the extent that the fund is committed to advance additional funds, the fund will segregate assets determined to be liquid in an amount sufficient to meet such commitments.

Some loans may represent debtor-in-possession financings (commonly known as “DIP financings”). DIP financings are arranged when an entity seeks the protections of the bankruptcy court under Chapter 11 of the U.S. Bankruptcy Code. These financings allow the entity to continue its business operations while reorganizing under Chapter 11. Such financings constitute senior liens on unencumbered collateral (i.e., collateral not subject to other creditors’ claims). There is a risk that the entity will not emerge from Chapter 11 and will be forced to liquidate its assets under Chapter 7 of the U.S. Bankruptcy Code. In the event of liquidation, the fund’s only recourse will be against the collateral securing the DIP financing.

The investment adviser generally makes investment decisions based on publicly available information, but may rely on non-public information if necessary. Borrowers may offer to provide lenders with material, non-public information regarding a specific loan or the borrower in general. The investment adviser generally chooses not to receive this information. As a result, the investment adviser may be at

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a disadvantage compared to other investors that may receive such information. The investment adviser’s decision not to receive material, non-public information may impact the investment adviser’s ability to assess a borrower’s requests for amendments or waivers of provisions in the loan agreement. However, the investment adviser may on a case-by-case basis decide to receive such information when it deems prudent. In these situations the investment adviser may be restricted from trading the loan or buying or selling other debt and equity securities of the borrower while it is in possession of such material, non-public information, even if such loan or other security is declining in value.

The fund normally acquires loan obligations through an assignment from another lender, but also may acquire loan obligations by purchasing participation interests from lenders or other holders of the interests. When the fund purchases assignments, it acquires direct contractual rights against the borrower on the loan. The fund acquires the right to receive principal and interest payments directly from the borrower and to enforce its rights as a lender directly against the borrower. However, because assignments are arranged through private negotiations between potential assignees and potential assignors, the rights and obligations acquired by a fund as the purchaser of an assignment may differ from, and be more limited than, those held by the assigning lender. Loan assignments are often administered by a financial institution that acts as agent for the holders of the loan, and the fund may be required to receive approval from the agent and/or borrower prior to the purchase of a loan. Risks may also arise due to the inability of the agent to meet its obligations under the loan agreement.

Loan participations are loans or other direct debt instruments that are interests in amounts owed by the borrower to another party. They may represent amounts owed to lenders or lending syndicates, to suppliers of goods or services, or to other parties. The fund will have the right to receive payments of principal, interest and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the borrower. In connection with purchasing participations, the fund generally will have no right to enforce compliance by the borrower with the terms of the loan agreement relating to the loan, nor any rights of set-off against the borrower. In addition, the fund may not directly benefit from any collateral supporting the loan in which it has purchased the participation and the fund will have to rely on the agent bank or other financial intermediary to apply appropriate credit remedies. As a result, the fund will be subject to the credit risk of both the borrower and the lender that is selling the participation. In the event of the insolvency of the lender selling a participation, a fund may be treated as a general creditor of the lender and may not benefit from any set-off between the lender and the borrower.

Loan assignments and participations are generally subject to legal or contractual restrictions on resale and are not currently listed on any securities exchange or automatic quotation system. Risks may arise due to delayed settlements of loan assignments and participations. The investment adviser expects that most loan assignments and participations purchased for the fund will trade on a secondary market. However, although secondary markets for investments in loans are growing among institutional investors, a limited number of investors may be interested in a specific loan. It is possible that loan participations, in particular, could be sold only to a limited number of institutional investors. If there is no active secondary market for a particular loan, it may be difficult for the investment adviser to sell the fund’s interest in such loan at a price that is acceptable to it and to obtain pricing information on such loan.

Investments in loan participations and assignments present the possibility that the fund could be held liable as a co-lender under emerging legal theories of lender liability. In addition, if the loan is foreclosed, the fund could be part owner of any collateral and could bear the costs and liabilities of owning and disposing of the collateral. In addition, some loan participations and assignments may not be rated by major rating agencies and may not be protected by securities laws.

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Inverse floating rate notes — The fund may invest in inverse floating rate notes (a type of derivative instrument). These notes have rates that move in the opposite direction of prevailing interest rates. A change in prevailing interest rates will often result in a greater change in these instruments’ interest rates. As a result, these instruments may have a greater degree of volatility than other types of interest-bearing securities.

Restricted or illiquid securities — The fund may purchase securities subject to restrictions on resale. Restricted securities may only be sold pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”), or in a registered public offering. Restricted securities held by the fund are often eligible for resale under Rule 144A, an exemption under the 1933 Act allowing for resales to “Qualified Institutional Buyers.” Where registration is required, the holder of a registered security may be obligated to pay all or part of the registration expense and a considerable period may elapse between the time it decides to seek registration and the time it may be permitted to sell a security under an effective registration statement. Difficulty in selling such securities may result in a loss to the fund or cause it to incur additional administrative costs.

Some fund holdings (including some restricted securities) may be deemed illiquid if the fund expects that a reasonable portion of the holding cannot be sold in seven calendar days or less without the sale significantly changing the market value of the investment. The determination of whether a holding is considered illiquid is made by the fund’s adviser under a liquidity risk management program adopted by the fund’s board and administered by the fund’s adviser. The fund may incur significant additional costs in disposing of illiquid securities.

Maturity — There are no restrictions on the maturity composition of the portfolio. The fund invests in debt securities with a wide range of maturities. Under normal market conditions, longer term securities yield more than shorter term securities, but are subject to greater price fluctuations.

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Derivatives — In pursuing its investment objective, the fund may invest in derivative instruments. A derivative is a financial instrument, the value of which depends on, or is otherwise derived from, another underlying variable. Most often, the variable underlying a derivative is the price of a traded asset, such as a traditional cash security (e.g., a stock or bond), a currency or a commodity; however, the value of a derivative can be dependent on almost any variable, from the level of an index or a specified rate to the occurrence (or non-occurrence) of a credit event with respect to a specified reference asset. In addition to investing in forward currency contracts, as described above under “Currency transactions,” the fund may take positions in futures contracts and swaps, each of which is a derivative instrument described in greater detail below.

Derivative instruments may be distinguished by the manner in which they trade: some are standardized instruments that trade on an organized exchange while others are individually negotiated and traded in the over-the-counter (OTC) market. Derivatives also range broadly in complexity, from simple derivatives to more complex instruments. As a general matter, however, all derivatives — regardless of the manner in which they trade or their relative complexities — entail certain risks, some of which are different from, and potentially greater than, the risks associated with investing directly in traditional cash securities.

As is the case with traditional cash securities, derivative instruments are generally subject to counterparty credit risk; however, in some cases, derivatives may pose counterparty risks greater than those posed by cash securities. The use of derivatives involves the risk that a loss may be sustained by the fund as a result of the failure of the fund’s counterparty to make required payments or otherwise to comply with its contractual obligations. For some derivatives, though, the value of — and, in effect, the return on — the instrument may be dependent on both the individual credit of the fund’s counterparty and on the credit of one or more issuers of any underlying assets. If the fund does not correctly evaluate the creditworthiness of its counterparty and, where applicable, of issuers of any underlying reference assets, the fund’s investment in a derivative instrument may result in losses. Further, if a fund’s counterparty were to default on its obligations, the fund’s contractual remedies against such counterparty may be subject to applicable bankruptcy and insolvency laws, which could affect the fund’s rights as a creditor and delay or impede the fund’s ability to receive the net amount of payments that it is contractually entitled to receive.

The value of some derivative instruments in which the fund invests may be particularly sensitive to changes in prevailing interest rates, currency exchange rates or other market conditions. Like the fund’s other investments, the ability of the fund to successfully utilize such derivative instruments may depend in part upon the ability of the fund’s investment adviser to accurately forecast interest rates and other economic factors. The success of the fund’s derivative investment strategy will also depend on the investment adviser’s ability to assess and predict the impact of market or economic developments on the derivative instruments in which the fund invests, in some cases without having had the benefit of observing the performance of a derivative under all possible market conditions. If the investment adviser incorrectly forecasts such factors and has taken positions in derivative instruments contrary to prevailing market trends, or if the investment adviser incorrectly predicts the impact of developments on a derivative instrument, the fund could be exposed to the risk of loss.

Certain derivatives may also be subject to liquidity and valuation risks. The potential lack of a liquid secondary market for a derivative (and, particularly, for an OTC derivative) may cause difficulty in valuing or selling the instrument. If a derivative transaction is particularly large or if the relevant market is illiquid, as is often the case with many privately-negotiated OTC derivatives, the fund may not be able to initiate a transaction or to liquidate a position at an advantageous time or price. Particularly when there is no liquid secondary market for the fund’s derivative positions, the fund may encounter difficulty in valuing such illiquid positions. The value of a derivative instrument does not always correlate perfectly with its underlying asset, rate or index, and many derivatives, and OTC derivatives in particular, are complex and often valued subjectively. Improper valuations can result in increased cash payment requirements to counterparties or a loss of value to the fund.

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Because certain derivative instruments may obligate the fund to make one or more potential future payments, which could significantly exceed the value of the fund’s initial investments in such instruments, derivative instruments may also have a leveraging effect on the fund’s portfolio. Certain derivatives have the potential for unlimited loss, irrespective of the size of the fund’s investment in the instrument. When a fund leverages its portfolio, investments in that fund will tend to be more volatile, resulting in larger gains or losses in response to market changes. In accordance with currently applicable regulatory requirements, the fund will generally segregate or earmark liquid assets, or enter into offsetting financial positions, to cover its obligations under derivative instruments, effectively limiting the risk of leveraging the fund’s portfolio. Because the fund is legally required to maintain asset coverage or offsetting positions in connection with leveraging derivative instruments, the fund’s investments in such derivatives may also require the fund to buy or sell portfolio securities at disadvantageous times or prices in order to comply with applicable requirements.

In October 2020, the SEC adopted a new rule applicable to the fund’s use of derivatives. The new rule, among other things, generally requires a fund to adopt a derivatives risk management program, appoint a derivatives risk manager and comply with an outer limit on fund leverage risk based on value at risk, or “VaR”. However, subject to certain conditions, if a fund uses derivatives only in a limited manner, it may be deemed a limited derivatives user and would not be subject to the full requirements of the new rule. The SEC also eliminated the asset segregation and cover framework, described above, arising from prior SEC guidance for covering derivatives and certain financial instruments effective at the time that a fund complies with the new rule. Compliance with the new rule will be required beginning in August 2022. The implementation of these requirements may limit the ability of the fund to use derivatives as part of its investment strategy.

Futures — The fund may enter into futures contracts to seek to manage the fund’s interest rate sensitivity by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. A futures contract is an agreement to buy or sell a security or other financial instrument (the “reference asset”) for a set price on a future date. Futures contracts are standardized, exchange-traded contracts, and, when a futures contract is bought or sold, the fund will incur brokerage fees and will be required to maintain margin deposits.

Unlike when the fund purchases or sells a security, such as a stock or bond, no price is paid or received by the fund upon the purchase or sale of a futures contract. When the fund enters into a futures contract, the fund is required to deposit with its futures broker, known as a futures commission merchant (FCM), a specified amount of liquid assets in a segregated account in the name of the FCM at the applicable derivatives clearinghouse or exchange. This amount, known as initial margin, is set by the futures exchange on which the contract is traded and may be significantly modified during the term of the contract. The initial margin is in the nature of a performance bond or good faith deposit on the futures contract, which is returned to the fund upon termination of the contract, assuming all contractual obligations have been satisfied. Additionally, on a daily basis, the fund pays or receives cash, or variation margin, equal to the daily change in value of the futures contract. Variation margin does not represent a borrowing or loan by the fund but is instead a settlement between the fund and the FCM of the amount one party would owe the other if the futures contract expired. In computing daily net asset value, the fund will mark-to-market its open futures positions. In the event of the bankruptcy or insolvency of an FCM that holds margin on behalf of the fund, the fund may be entitled to return of margin owed to it only in proportion to the amount received by the FCM’s other customers, potentially resulting in losses to the fund. An event of bankruptcy or insolvency at a clearinghouse or exchange holding initial margin could also result in losses for the fund.

When the fund invests in futures contracts and deposits margin with an FCM, the fund becomes subject to so-called “fellow customer” risk – that is, the risk that one or more customers of the FCM will default on their obligations and that the resulting losses will be so

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great that the FCM will default on its obligations and margin posted by one customer, such as the fund, will be used to cover a loss caused by a different defaulting customer. Applicable rules generally prohibit the use of one customer’s funds to meet the obligations of another customer and limit the ability of an FCM to use margin posed by non-defaulting customers to satisfy losses caused by defaulting customers. As a general matter, an FCM is required to use its own funds to meet a defaulting customer’s obligations. While a customer’s loss would likely need to be substantial before non-defaulting customers would be exposed to loss on account of fellow customer risk, applicable rules nevertheless permit the commingling of margin and do not limit the mutualization of customer losses from investment losses, custodial failures, fraud or other causes. If the loss is so great that, notwithstanding the application of an FCM’s own funds, there is a shortfall in the amount of customer funds required to be held in segregation, the FCM could default and be placed into bankruptcy. Under these circumstances, bankruptcy law provides that non-defaulting customers will share pro rata in any shortfall. A shortfall in customer segregated funds may also make the transfer of the accounts of non-defaulting customers to another FCM more difficult.

Although certain futures contracts, by their terms, require actual future delivery of and payment for the reference asset, in practice, most futures contracts are usually closed out before the delivery date by offsetting purchases or sales of matching futures contracts. Closing out an open futures contract purchase or sale is effected by entering into an offsetting futures contract sale or purchase, respectively, for the same aggregate amount of the identical reference asset and the same delivery date with the same FCM. If the offsetting purchase price is less than the original sale price (in each case taking into account transaction costs, including brokerage fees), the fund realizes a gain; if it is more, the fund realizes a loss. Conversely, if the offsetting sale price is more than the original purchase price (in each case taking into account transaction costs, including brokerage fees), the fund realizes a gain; if it is less, the fund realizes a loss.

Under current regulations, the fund is generally required to segregate liquid assets equivalent to the fund’s outstanding obligations under each futures contract. With respect to long positions in futures contracts that are not legally required to cash settle, the fund will segregate or earmark liquid assets in an amount equal to the contract price the fund will be required to pay on settlement less the amount of margin deposited with an FCM. For short positions in futures contracts that are not legally required to cash settle, the fund will segregate or earmark liquid assets in an amount that, when added to the amounts deposited with an FCM as margin, equals the market value of the reference asset underlying the futures contract. With respect to futures contracts that are required to cash settle, however, the fund is permitted to segregate or earmark liquid assets in an amount that, when added to the amounts deposited with an FCM as margin, equals the fund’s daily marked-to-market (net) obligation under the contract (i.e., the daily market value of the contract itself), if any; in other words, the fund may set aside its daily net liability, if any, rather than the notional value of the futures contract. By segregating or earmarking assets equal only to its net obligation under cash-settled futures, the fund may be able to utilize these contracts to a greater extent than if the fund were required to segregate or earmark assets equal to the full contract price or current market value of the futures contract. Such segregation of assets is intended to ensure that the fund has assets available to satisfy its obligations with respect to futures contracts and to limit any potential leveraging of the fund’s portfolio. However, segregation of liquid assets will not limit the fund’s exposure to loss. To maintain a sufficient amount of segregated assets, the fund may also have to sell less liquid portfolio securities at disadvantageous prices, and the earmarking of liquid assets will have the effect of limiting the fund’s ability to otherwise invest those assets in other securities or instruments.

The value of a futures contract tends to increase and decrease in tandem with the value of its underlying reference asset. Purchasing futures contracts will, therefore, tend to increase the

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fund’s exposure to positive and negative price fluctuations in the reference asset, much as if the fund had purchased the reference asset directly. When the fund sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the market for the reference asset. Accordingly, selling futures contracts will tend to offset both positive and negative market price changes, much as if the reference asset had been sold.

There is no assurance that a liquid market will exist for any particular futures contract at any particular time. Futures exchanges may establish daily price fluctuation limits for futures contracts and may halt trading if a contract’s price moves upward or downward more than the limit in a given day. On volatile trading days, when the price fluctuation limit is reached and a trading halt is imposed, it may be impossible to enter into new positions or close out existing positions. If the market for a futures contract is not liquid because of price fluctuation limits or other market conditions, the fund may be prevented from promptly liquidating unfavorable futures positions and the fund could be required to continue to hold a position until delivery or expiration regardless of changes in its value, potentially subjecting the fund to substantial losses. Additionally, the fund may not be able to take other actions or enter into other transactions to limit or reduce its exposure to the position. Under such circumstances, the fund would remain obligated to meet margin requirements until the position is cleared. As a result, the fund’s access to other assets held to cover its futures positions could also be impaired.

Although futures exchanges generally operate similarly in the United States and abroad, foreign futures exchanges may follow trading, settlement and margin procedures that are different than those followed by futures exchanges in the United States. Futures contracts traded outside the United States may not involve a clearing mechanism or related guarantees and may involve greater risk of loss than U.S.-traded contracts, including potentially greater risk of losses due to insolvency of a futures broker, exchange member, or other party that may owe initial or variation margin to the fund. Margin requirements on foreign futures exchanges may be different than those of futures exchanges in the United States, and, because initial and variation margin payments may be measured in foreign currency, a futures contract traded outside the United States may also involve the risk of foreign currency fluctuations.

Swaps — The fund may enter into swap agreements, which are two-party contracts entered into primarily by institutional investors for a specified time period. In a typical swap transaction, two parties agree to exchange the returns earned or realized from one or more underlying assets or rates of return.

Swap agreements can be traded on a swap execution facility (SEF) and cleared through a central clearinghouse (cleared), traded over-the-counter (OTC) and cleared, or traded bilaterally and not cleared. For example, standardized interest rate swaps and credit default swap indices are traded on SEFs and cleared. Other forms of swap agreements, such as total return swaps, are entered into on a bilateral basis. Because clearing interposes a central clearinghouse as the ultimate counterparty to each participant’s swap, and margin is required to be exchanged under the rules of the clearinghouse, central clearing is intended to decrease (but not eliminate) counterparty risk relative to uncleared bilateral swaps. To the extent the fund enters into bilaterally negotiated swap transactions, the fund will enter into swap agreements only with counterparties that meet certain credit standards and subject to agreed collateralization procedures; however, if the counterparty’s creditworthiness deteriorates rapidly and the counterparty defaults on its obligations under the swap agreement or declares bankruptcy, the fund may lose any amount it expected to receive from the counterparty. In addition, bilateral swaps are subject to certain regulatory margin requirements that mandate the posting and collection of minimum margin amounts, which may result in the fund and its counterparties posting higher margin amounts for bilateral swaps than would otherwise be the case.

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The term of a swap can be days, months or years and certain swaps may be less liquid than others. If a swap transaction is particularly large or if the relevant market is illiquid, it may not be possible to initiate a transaction or liquidate a position at an advantageous time or price, which may result in significant losses.

Swap agreements can take different forms. The fund may enter into the following types of swap agreements:

Interest rate swaps — The fund may enter into interest rate swaps to seek to manage the interest rate sensitivity of the fund by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. An interest rate swap is an agreement between two parties to exchange or swap payments based on changes in an interest rate or rates. Typically, one interest rate is fixed and the other is variable based on a designated short-term interest rate such as the Secured Overnight Financing Rate (SOFR), prime rate or other benchmark. In other types of interest rate swaps, known as basis swaps, the parties agree to swap variable interest rates based on different designated short-term interest rates. Interest rate swaps generally do not involve the delivery of securities or other principal amounts. Rather, cash payments are exchanged by the parties based on the application of the designated interest rates to a notional amount, which is the predetermined dollar principal of the trade upon which payment obligations are computed. Accordingly, the fund’s current obligation or right under the swap agreement is generally equal to the net amount to be paid or received under the swap agreement based on the relative value of the position held by each party. Under current regulations, the fund will generally segregate assets with a daily value at least equal to the excess, if any, of the fund’s accrued obligations under the swap agreement over the accrued amount the fund is entitled to receive under the agreement, less the value of any posted margin or collateral on deposit with respect to the position.

In addition to the risks of entering into swaps discussed above, the use of interest rate swaps involves the risk of losses if interest rates change.

Credit default swap indices — In order to assume exposure to a diversified portfolio of credits or to hedge against existing credit risks, the fund may invest in credit default swap indices, including CDX and iTraxx indices (collectively referred to as “CDSIs”). A CDSI is based on a portfolio of credit default swaps with similar characteristics, such as credit default swaps on high-yield bonds. In a typical CDSI transaction, one party — the protection buyer — is obligated to pay the other party — the protection seller — a stream of periodic payments over the term of the contract. If a credit event, such as a default or restructuring, occurs with respect to any of the underlying reference obligations, the protection seller must pay the protection buyer the loss on those credits. Also, if a restructuring credit event occurs in an iTraxx index, the fund as protection buyer may receive a single name credit default swap (CDS) contract representing the relevant constituent.

The fund may enter into a CDSI transaction as either protection buyer or protection seller. If the fund is a protection buyer, it would pay the counterparty a periodic stream of payments over the term of the contract and would not recover any of those payments if no credit events were to occur with respect to any of the underlying reference obligations. However, if a credit event did occur, the fund, as a protection buyer, would have the right to deliver the referenced debt obligations or a specified amount of cash, depending on the terms of the applicable agreement, and to receive the par value of such debt obligations from the counterparty protection seller. As a protection seller, the fund would receive fixed payments throughout the term of the

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contract if no credit events were to occur with respect to any of the underlying reference obligations. If a credit event were to occur, however, the value of any deliverable obligation received by the fund, coupled with the periodic payments previously received by the fund, may be less than the full notional value that the fund, as a protection seller, pays to the counterparty protection buyer, effectively resulting in a loss of value to the fund. Furthermore, as a protection seller, the fund would effectively add leverage to its portfolio because it would have investment exposure to the notional amount of the swap transaction.

The use of CDSI, like all other swap agreements, is subject to certain risks, including the risk that the fund’s counterparty will default on its obligations. If such a default were to occur, any contractual remedies that the fund might have may be subject to applicable bankruptcy laws, which could delay or limit the fund’s recovery. Thus, if the fund’s counterparty to a CDSI transaction defaults on its obligation to make payments thereunder, the fund may lose such payments altogether or collect only a portion thereof, which collection could involve substantial costs or delays.

Additionally, when the fund invests in a CDSI as a protection seller, the fund will be indirectly exposed to the creditworthiness of issuers of the underlying reference obligations in the index. If the investment adviser to the fund does not correctly evaluate the creditworthiness of issuers of the underlying instruments on which the CDSI is based, the investment could result in losses to the fund.

Pursuant to current regulations and published positions of the U.S. Securities and Exchange Commission, the fund’s obligations under a CDSI agreement will be accrued daily and, where applicable, offset against any amounts owing to the fund. In connection with CDSI transactions in which the fund acts as protection buyer, the fund will segregate liquid assets with a value at least equal to the fund’s exposure (i.e., any accrued but unpaid net amounts owed by the fund to any counterparty), on a marked-to-market basis, less the value of any posted margin. When the fund acts as protection seller, the fund will segregate liquid assets with a value at least equal to the full notional amount of the swap, less the value of any posted margin. Such segregation is intended to ensure that the fund has assets available to satisfy its obligations with respect to CDSI transactions and to limit any potential leveraging of the fund’s portfolio. However, segregation of liquid assets will not limit the fund’s exposure to loss. To maintain this required margin, the fund may also have to sell portfolio securities at disadvantageous prices, and the earmarking of liquid assets will have the effect of limiting the fund’s ability to otherwise invest those assets in other securities or instruments.

Cybersecurity risks — With the increased use of technologies such as the Internet to conduct business, the fund has become potentially more susceptible to operational and information security risks through breaches in cybersecurity. In general, a breach in cybersecurity can result from either a deliberate attack or an unintentional event. Cybersecurity breaches may involve, among other things, “ransomware” attacks, injection of computer viruses or malicious software code, or the use of vulnerabilities in code to gain unauthorized access to digital information systems, networks or devices that are used directly or indirectly by the fund or its service providers through “hacking” or other means. Cybersecurity risks also include the risk of losses of service resulting from external attacks that do not require unauthorized access to the fund’s systems, networks or devices. For example, denial-of-service attacks on the investment adviser’s or an affiliate’s website could effectively render the fund’s network services unavailable to fund shareholders and other intended end-users. Any such cybersecurity breaches or losses of service may, among other things, cause the fund to lose proprietary information, suffer data corruption or lose operational capacity, or may result in the misappropriation, unauthorized release or other misuse of the fund’s assets or sensitive information

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(including shareholder personal information or other confidential information), the inability of fund shareholders to transact business, or the destruction of the fund’s physical infrastructure, equipment or operating systems. These, in turn, could cause the fund to violate applicable privacy and other laws and incur or suffer regulatory penalties, reputational damage, additional costs (including compliance costs) associated with corrective measures and/or financial loss. While the fund and its investment adviser have established business continuity plans and risk management systems designed to prevent or reduce the impact of cybersecurity attacks, there are inherent limitations in such plans and systems due in part to the ever-changing nature of technology and cybersecurity attack tactics, and there is a possibility that certain risks have not been adequately identified or prepared for.

In addition, cybersecurity failures by or breaches of the fund’s third-party service providers (including, but not limited to, the fund’s investment adviser, transfer agent, custodian, administrators and other financial intermediaries) may disrupt the business operations of the service providers and of the fund, potentially resulting in financial losses, the inability of fund shareholders to transact business with the fund and of the fund to process transactions, the inability of the fund to calculate its net asset value, violations of applicable privacy and other laws, rules and regulations, regulatory fines, penalties, reputational damage, reimbursement or other compensatory costs and/or additional compliance costs associated with implementation of any corrective measures. The fund and its shareholders could be negatively impacted as a result of any such cybersecurity breaches, and there can be no assurance that the fund will not suffer losses relating to cybersecurity attacks or other informational security breaches affecting the fund’s third-party service providers in the future, particularly as the fund cannot control any cybersecurity plans or systems implemented by such service providers.

Cybersecurity risks may also impact issuers of securities in which the fund invests, which may cause the fund’s investments in such issuers to lose value.

Interfund borrowing and lending — Pursuant to an exemptive order issued by the U.S. Securities and Exchange Commission, the fund may lend money to, and borrow money from, other funds advised by Capital Research and Management Company or its affiliates. The fund will borrow through the program only when the costs are equal to or lower than the costs of bank loans. The fund will lend through the program only when the returns are higher than those available from an investment in repurchase agreements. Interfund loans and borrowings normally extend overnight, but can have a maximum duration of seven days. Loans may be called on one day's notice. The fund may have to borrow from a bank at a higher interest rate if an interfund loan is called or not renewed. Any delay in repayment to a lending fund could result in a lost investment opportunity or additional borrowing costs.

Affiliated investment companies — The fund may purchase shares of another investment company managed by the investment adviser or its affiliates. The risks of owning another investment company are similar to the risks of investing directly in the securities in which that investment company invests. When investing in another investment company managed by the investment adviser or its affiliates, the fund bears its proportionate share of the expenses of any such investment company in which it invests but will not bear additional management fees through its investment in such investment company. Investments in other investment companies could allow the fund to obtain the benefits of a more diversified portfolio than might otherwise be available through direct investments in a particular asset class, and will subject the fund to the risks associated with the particular asset class or asset classes in which an underlying fund invests. However, an investment company may not achieve its investment objective or execute its investment strategy effectively, which may adversely affect the fund’s performance. Any investment in another investment company will be consistent with the fund’s objective(s) and applicable regulatory limitations.

* * * * * *

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Portfolio turnover — Portfolio changes will be made without regard to the length of time particular investments may have been held. Short-term trading profits are not the fund’s objective, and changes in its investments are generally accomplished gradually, though short-term transactions may occasionally be made. Higher portfolio turnover may involve correspondingly greater transaction costs in the form of dealer spreads or brokerage commissions. It may also result in the realization of net capital gains, which are taxable when distributed to shareholders, unless the shareholder is exempt from taxation or his or her account is tax-favored.

Fixed income securities are generally traded on a net basis and usually neither brokerage commissions nor transfer taxes are involved. Transaction costs are usually reflected in the spread between the bid and asked price.

The fund’s portfolio turnover rates for the fiscal years ended December 31, 2021 and 2020 were 368% and 535%, respectively. The decrease in turnover was due to decreased trading activity during the period. The fund’s portfolio turnover rate excluding mortgage dollar roll transactions for the fiscal years ended December 31, 2021 and 2020 were 74% and 113%, respectively. See “Forward commitment, when issued and delayed delivery transactions” above for more information on mortgage dollar rolls. The portfolio turnover rate would equal 100% if each security in a fund’s portfolio were replaced once per year. See “Financial highlights” in the prospectus for the fund’s annual portfolio turnover rate for each of the last five fiscal years.

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Fund policies

All percentage limitations in the following fund policies are considered at the time securities are purchased and are based on the fund’s net assets unless otherwise indicated. None of the following policies involving a maximum percentage of assets will be considered violated unless the excess occurs immediately after, and is caused by, an acquisition by the fund. In managing the fund, the fund’s investment adviser may apply more restrictive policies than those listed below.

Fundamental policies — The fund has adopted the following policies, which may not be changed without approval by holders of a majority of its outstanding shares. Such majority is currently defined in the Investment Company Act of 1940, as amended (the “1940 Act”), as the vote of the lesser of (a) 67% or more of the voting securities present at a shareholder meeting, if the holders of more than 50% of the outstanding voting securities are present in person or by proxy, or (b) more than 50% of the outstanding voting securities.

1. Except as permitted by (i) the 1940 Act and the rules and regulations thereunder, or other successor law governing the regulation of registered investment companies, or interpretations or modifications thereof by the U.S. Securities and Exchange Commission (“SEC”), SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction, the fund may not:

a. Borrow money;

b. Issue senior securities;

c. Underwrite the securities of other issuers;

d. Purchase or sell real estate or commodities;

e. Make loans; or

f. Purchase the securities of any issuer if, as a result of such purchase, the fund’s investments would be concentrated in any particular industry.

2. The fund may not invest in companies for the purpose of exercising control or management.

Nonfundamental policies — The following policy may be changed without shareholder approval:

The fund may not acquire securities of open-end investment companies or unit investment trusts registered under the 1940 Act in reliance on Sections 12(d)(1)(F) or 12(d)(1)(G) of the 1940 Act.

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Additional information about the fund’s policies — The information below is not part of the fund’s fundamental or nonfundamental policies. This information is intended to provide a summary of what is currently required or permitted by the 1940 Act and the rules and regulations thereunder, or by the interpretive guidance thereof by the SEC or SEC staff, for particular fundamental policies of the fund. Information is also provided regarding the fund’s current intention with respect to certain investment practices permitted by the 1940 Act.

For purposes of fundamental policy 1a, the fund may borrow money in amounts of up to 33-1/3% of its total assets from banks for any purpose. Additionally, the fund may borrow up to 5% of its total assets from banks or other lenders for temporary purposes (a loan is presumed to be for temporary purposes if it is repaid within 60 days and is not extended or renewed). The percentage limitations in this policy are considered at the time of borrowing and thereafter.

For purposes of fundamental policies 1a and 1e, the fund may borrow money from, or loan money to, other funds managed by Capital Research and Management Company or its affiliates to the extent permitted by applicable law and an exemptive order issued by the SEC.

For purposes of fundamental policy 1b, a senior security does not include any promissory note or evidence of indebtedness if such loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the fund at the time the loan is made (a loan is presumed to be for temporary purposes if it is repaid within 60 days and is not extended or renewed). Further, to the extent the fund covers its commitments under certain types of agreements and transactions, including derivatives, mortgage-dollar-roll transactions, sale-buybacks, when-issued, delayed-delivery, or forward commitment transactions, and other similar trading practices, by segregating or earmarking liquid assets equal in value to the amount of the fund’s commitment (in accordance with applicable SEC or SEC staff guidance), such agreement or transaction will not be considered a senior security by the fund.

For purposes of fundamental policy 1c, the policy will not apply to the fund to the extent the fund may be deemed an underwriter within the meaning of the 1933 Act in connection with the purchase and sale of fund portfolio securities in the ordinary course of pursuing its investment objectives and strategies.

For purposes of fundamental policy 1e, the fund may not lend more than 33-1/3% of its total assets, provided that this limitation shall not apply to the fund’s purchase of debt obligations.

For purposes of fundamental policy 1f, the fund may not invest more than 25% of its total assets in the securities of issuers in a particular industry. This policy does not apply to investments in securities of the U.S. government, its agencies or government sponsored enterprises or repurchase agreements with respect thereto.

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Management of the fund

Board of trustees and officers

Independent trustees1

The fund’s nominating and governance committee and board select independent trustees with a view toward constituting a board that, as a body, possesses the qualifications, skills, attributes and experience to appropriately oversee the actions of the fund’s service providers, decide upon matters of general policy and represent the long-term interests of fund shareholders. In doing so, they consider the qualifications, skills, attributes and experience of the current board members, with a view toward maintaining a board that is diverse in viewpoint, experience, education and skills.

The fund seeks independent trustees who have high ethical standards and the highest levels of integrity and commitment, who have inquiring and independent minds, mature judgment, good communication skills, and other complementary personal qualifications and skills that enable them to function effectively in the context of the fund’s board and committee structure and who have the ability and willingness to dedicate sufficient time to effectively fulfill their duties and responsibilities.

Each independent trustee has a significant record of accomplishments in governance, business, not-for-profit organizations, government service, academia, law, accounting or other professions. Although no single list could identify all experience upon which the fund’s independent trustees draw in connection with their service, the following table summarizes key experience for each independent trustee. These references to the qualifications, attributes and skills of the trustees are pursuant to the disclosure requirements of the SEC, and shall not be deemed to impose any greater responsibility or liability on any trustee or the board as a whole. Notwithstanding the accomplishments listed below, none of the independent trustees is considered an “expert” within the meaning of the federal securities laws with respect to information in the fund’s registration statement.

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Name, year of birth and position with fund (year first elected as a trustee2)	Principal occupation(s) during the past five years	Number of portfolios in fund complex overseen by trustee	Other directorships[3] held by trustee during the past five years	Other relevant experience
Francisco G. Cigarroa, MD, 1957 Trustee (2021)	Professor of Surgery, University of Texas Health San Antonio; Trustee, Ford Foundation; Clayton Research Scholar, Clayton Foundation for Biomedical Research	86	None	· Corporate board experience · Service on boards of community and nonprofit organizations · MD
James G. Ellis, 1947 Trustee (2006)	Former Dean and Professor of Marketing, Marshall School of Business, University of Southern California	99	Advanced Merger Partners; EVe Mobility Acquisition Corp (acquisitions of companies in the electric vehicle market); J. G. Boswell (agricultural production); Mercury General Corporation	· Service as chief executive officer for multiple companies · Corporate board experience · Service on advisory and trustee boards for charitable, municipal and nonprofit organizations · MBA
Nariman Farvardin, 1956 Trustee (2018)	President, Stevens Institute of Technology	91	None

· Senior management experience, educational institution

· Corporate board experience

· Professor, electrical and computer engineering

· Service on advisory boards and councils for educational, nonprofit and governmental organizations

· MS, PhD, electrical engineering

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Name, year of birth and position with fund (year first elected as a trustee2)	Principal occupation(s) during the past five years	Number of portfolios in fund complex overseen by trustee	Other directorships[3] held by trustee during the past five years	Other relevant experience
Mary Davis Holt, 1950 Trustee (2015-2016; 2017)	Principal, Mary Davis Holt Enterprises, LLC (leadership development consulting); former Partner, Flynn Heath Holt Leadership, LLC (leadership consulting); former COO, Time Life Inc. (1993–2003)	87	None

· Service as chief operations officer, global media company

· Senior corporate management experience

· Corporate board experience

· Service on advisory and trustee boards for educational, business and nonprofit organizations

· MBA

Merit E. Janow, 1958 Trustee (2010)	Former Dean and Professor of Practice, International Economic Law & International Affairs, Columbia University, School of International and Public Affairs	93	Aptiv (autonomous and green vehicle technology); Mastercard Incorporated Former director of Trimble Inc. (software, hardware and services technology) (until 2021)

· Service with Office of the U.S. Trade Representative and U.S. Department of Justice

· Corporate board experience

· Service on advisory and trustee boards for charitable, educational and nonprofit organizations

· Experience as corporate lawyer

· JD

Margaret Spellings, 1957 Chair of the Board (Independent and Non-Executive) (2010)	President and CEO, Texas 2036; former President, Margaret Spellings & Company (public policy and strategic consulting); former President, The University of North Carolina; former President, George W. Bush Presidential Center	91	Former director of ClubCorp Holdings, Inc. (until 2017)

· Former U.S. Secretary of Education, U.S. Department of Education

· Former Assistant to the President for Domestic Policy, The White House

· Former senior advisor to the Governor of Texas

· Service on advisory and trustee boards for charitable and nonprofit organizations

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Name, year of birth and position with fund (year first elected as a trustee2)	Principal occupation(s) during the past five years	Number of portfolios in fund complex overseen by trustee	Other directorships[3] held by trustee during the past five years	Other relevant experience
Alexandra Trower, 1964 Trustee (2019)	Former Executive Vice President, Global Communications and Corporate Officer, The Estée Lauder Companies	86	None	· Service on trustee boards for charitable and nonprofit organizations · Senior corporate management experience · Branding
Paul S. Williams, 1959 Trustee (2020)	Former Partner/Managing Director, Major, Lindsey & Africa (executive recruiting firm)	86

Air Transport Services Group, Inc. (aircraft leasing and air cargo transportation); Compass Minerals, Inc. (producer of salt and specialty fertilizers); Public Storage, Inc.; Romeo Power, Inc. (manufacturer of batteries for electric vehicles)

Former director of Bob Evans Farms, Inc. (restaurant company) (until 2017); Essendant, Inc. (business products wholesaler) (until 2019)

· Senior corporate management experience

· Corporate board experience

· Corporate governance experience

· Service on trustee boards for charitable and educational nonprofit organizations

· Securities law expertise

· JD

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Interested trustee(s)4,5

Interested trustees have similar qualifications, skills and attributes as the independent trustees. Interested trustees are senior executive officers and/or directors of Capital Research and Management Company or its affiliates. Such management roles with the fund’s service providers also permit the interested trustees to make a significant contribution to the fund’s board.

Name, year of birth and position with fund (year first elected as a trustee/officer2)	Principal occupation(s) during the past five years and positions held with affiliated entities or the Principal Underwriter of the fund	Number of portfolios in fund complex overseen by trustee	Other directorships[3] held by trustee during the past five years
Michael C. Gitlin, 1970 Trustee (2015)	Partner – Capital Fixed Income Investors, Capital Research and Management Company; Vice Chairman and Director, Capital Research and Management Company; Director, The Capital Group Companies, Inc.*; served as Head of Fixed Income at a large investment management firm prior to joining Capital Research and Management Company in 2015	86	None
Karl J. Zeile, 1966 Trustee (2019)	Partner – Capital Fixed Income Investors, Capital Research and Management Company	21	None

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Other officers5

Name, year of birth and position with fund (year first elected as an officer2)	Principal occupation(s) during the past five years and positions held with affiliated entities or the Principal Underwriter of the fund

Pramod Atluri, 1976 President (2016)

Partner – Capital Fixed Income Investors, Capital Research and Management Company; Vice President – Capital Fixed Income Investors, Capital Bank and Trust Company*; Director, Capital Research and Management Company

Kristine M. Nishiyama, 1970 Principal Executive Officer (2003)

Senior Vice President and Senior Counsel – Fund Business Management Group, Capital Research and Management Company; Chair, Senior Vice President, General Counsel and Director, Capital Bank and Trust Company*

Michael W. Stockton, 1967 Executive Vice President (2021)	Senior Vice President – Fund Business Management Group, Capital Research and Management Company
David J. Betanzos, 1974 Senior Vice President (2016)	Partner – Capital Fixed Income Investors, Capital Research and Management Company; Director, Capital Research and Management Company
David A. Hoag, 1965 Senior Vice President (2015)	Partner – Capital Fixed Income Investors, Capital Research and Management Company; Partner – Capital Fixed Income Investors, Capital Bank and Trust Company*
Fergus N. MacDonald, 1969 Senior Vice President (2015)	Partner – Capital Fixed Income Investors, Capital Research and Management Company; Director, The Capital Group Companies, Inc.*
Steven I. Koszalka, 1964 Secretary (2010)	Vice President – Fund Business Management Group, Capital Research and Management Company
Brian C. Janssen, 1972 Treasurer (2011)	Senior Vice President – Investment Operations, Capital Research and Management Company
Jane Y. Chung, 1974 Assistant Secretary (2014)	Associate – Fund Business Management Group, Capital Research and Management Company
Sandra Chuon, 1972 Assistant Treasurer (2019)	Assistant Vice President – Investment Operations, Capital Research and Management Company

Becky L. Park, 1979 Assistant Treasurer (2021)	Vice President – Investment Operations, Capital Research and Management Company

* Company affiliated with Capital Research and Management Company.

1 The term independent trustee refers to a trustee who is not an “interested person” of the fund within the meaning of the 1940 Act.

2 Trustees and officers of the fund serve until their resignation, removal or retirement.

3 This includes all directorships/trusteeships (other than those in the American Funds or other funds managed by Capital Research and Management Company or its affiliates) that are held by each trustee as a director/trustee of a public company or a registered investment company. Unless otherwise noted, all directorships/trusteeships are current.

4 The term interested trustee refers to a trustee who is an “interested person” of the fund within the meaning of the 1940 Act, on the basis of his or her affiliation with the fund’s investment adviser, Capital Research and Management Company, or affiliated entities (including the fund’s principal underwriter).

5 All of the trustees and/or officers listed are officers and/or directors/trustees of one or more of the other funds for which Capital Research and Management Company serves as investment adviser.

The address for all trustees and officers of the fund is 333 South Hope Street, 55th Floor, Los Angeles, California 90071, Attention: Secretary.

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Fund shares owned by trustees as of December 31, 2021:

Name	Dollar range[1,2] of fund shares owned	Aggregate dollar range[1] of shares owned in all funds overseen by trustee in same family of investment companies as the fund	Dollar range[1,2] of independent trustees deferred compensation[3] allocated to fund	Aggregate dollar range[1,2] of independent trustees deferred compensation[3] allocated to all funds overseen by trustee in same family of investment companies as the fund
Independent trustees
Francisco G. Cigarroa	None	None	$10,001 – $50,000	Over $100,000
James G. Ellis	$10,001 – $50,000	Over $100,000	N/A	N/A
Nariman Farvardin	None	Over $100,000	Over $100,000	Over $100,000
Mary Davis Holt	None	Over $100,000	N/A	N/A
Merit E. Janow	$50,001 – $100,000	Over $100,000	N/A	$50,001 – $100,000
Margaret Spellings	Over $100,000	Over $100,000	N/A	Over $100,000
Alexandra Trower	Over $100,000	Over $100,000	Over $100,000	Over $100,000
Paul S. Williams	$10,001 – $50,000	Over $100,000	N/A	Over $100,000

Name	Dollar range[1,2] of fund shares owned	Aggregate dollar range[1] of shares owned in all funds overseen by trustee in same family of investment companies as the fund
Interested trustees
Michael C. Gitlin	Over $100,000	Over $100,000
Karl J. Zeile	$50,001 – $100,000	Over $100,000

1 Ownership disclosure is made using the following ranges: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; and Over $100,000. The amounts listed for interested trustees include shares owned through The Capital Group Companies, Inc. retirement plan and 401(k) plan.

2 N/A indicates that the listed individual, as of December 31, 2021, was not a trustee of a particular fund, did not allocate deferred compensation to the fund or did not participate in the deferred compensation plan.

3 Eligible trustees may defer their compensation under a nonqualified deferred compensation plan. Amounts deferred by the trustee accumulate at an earnings rate determined by the total return of one or more American Funds as designated by the trustee.

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Trustee compensation — No compensation is paid by the fund to any officer or trustee who is a director, officer or employee of the investment adviser or its affiliates. Except for the independent trustees listed in the “Board of trustees and officers — Independent trustees” table under the “Management of the fund” section in this statement of additional information, all other officers and trustees of the fund are directors, officers or employees of the investment adviser or its affiliates. The boards of funds advised by the investment adviser typically meet either individually or jointly with the boards of one or more other such funds with substantially overlapping board membership (in each case referred to as a “board cluster”). The fund typically pays each independent trustee an annual retainer fee based primarily on the total number of board clusters on which that independent trustee serves.

In addition, the fund generally pays independent trustees attendance and other fees for meetings of the board and its committees. Board and committee chairs receive additional fees for their services.

Independent trustees also receive attendance fees for certain special joint meetings and information sessions with directors and trustees of other groupings of funds advised by the investment adviser. The fund and the other funds served by each independent trustee each pay a portion of these attendance fees.

No pension or retirement benefits are accrued as part of fund expenses. Independent trustees may elect, on a voluntary basis, to defer all or a portion of their fees through a deferred compensation plan in effect for the fund. The fund also reimburses certain expenses of the independent trustees.

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Trustee compensation earned during the fiscal year ended December 31, 2021:

Name	Aggregate compensation (including voluntarily deferred compensation1) from the fund	Total compensation (including voluntarily deferred compensation1) from all funds managed by Capital Research and Management Company or its affiliates
Francisco G. Cigarroa[2] (service began January 2, 2021)	$22,053	$318,000
James G. Ellis	17,095	502,000
Nariman Farvardin[2]	16,094	400,500
Mary Davis Holt	16,800	375,000
R. Clark Hooper[2] (retired December 31, 2021)	14,206	418,676
Merit E. Janow[2]	13,443	443,476
Margaret Spellings[2]	18,386	513,476
Alexandra Trower[2]	22,037	318,000
Paul S. Williams[2]	22,088	318,500

1 Amounts may be deferred by eligible trustees under a nonqualified deferred compensation plan adopted by the fund in 1993. Deferred amounts accumulate at an earnings rate determined by the total return of one or more American Funds as designated by the trustees. Compensation shown in this table for the fiscal year ended December 31, 2021 does not include earnings on amounts deferred in previous fiscal years. See footnote 2 to this table for more information.

2 Since the deferred compensation plan’s adoption, the total amount of deferred compensation accrued by the fund (plus earnings thereon) through the end of the 2021 fiscal year for participating trustees is as follows: Francisco G. Cigarroa ($10,461), Nariman Farvardin ($109,321), R. Clark Hooper ($62,697), Merit E. Janow ($3,602), Margaret Spellings ($89,639), Alexandra Trower ($78,755) and Paul S. Williams ($17,380). Amounts deferred and accumulated earnings thereon are not funded and are general unsecured liabilities of the fund until paid to the trustees.

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Fund organization and the board of trustees — The fund, an open-end, diversified management investment company, was organized as a Maryland corporation on December 3, 1973, and reorganized as a Delaware statutory trust on March 1, 2011. All fund operations are supervised by the fund’s board of trustees which meets periodically and performs duties required by applicable state and federal laws.

Delaware law charges trustees with the duty of managing the business affairs of the trust. Trustees are considered to be fiduciaries of the trust and owe duties of care and loyalty to the trust and its shareholders.

Independent board members are paid certain fees for services rendered to the fund as described above. They may elect to defer all or a portion of these fees through a deferred compensation plan in effect for the fund.

The fund has several different classes of shares. Shares of each class represent an interest in the same investment portfolio. Each class has pro rata rights as to voting, redemption, dividends and liquidation, except that each class bears different distribution expenses and may bear different transfer agent fees and other expenses properly attributable to the particular class as approved by the board of trustees and set forth in the fund’s rule 18f-3 Plan. Each class’ shareholders have exclusive voting rights with respect to the respective class’ rule 12b-1 plans adopted in connection with the distribution of shares and on other matters in which the interests of one class are different from interests in another class. Shares of all classes of the fund vote together on matters that affect all classes in substantially the same manner. Each class votes as a class on matters that affect that class alone. Note that 529 college savings plan account owners invested in Class 529 shares are not shareholders of the fund and, accordingly, do not have the rights of a shareholder, such as the right to vote proxies relating to fund shares. As the legal owner of the fund’s Class 529 shares, Virginia College Savings PlanSM (Virginia529SM) will vote any proxies relating to the fund’s Class 529 shares. In addition, the trustees have the authority to establish new series and classes of shares, and to split or combine outstanding shares into a greater or lesser number, without shareholder approval.

The fund does not hold annual meetings of shareholders. However, significant matters that require shareholder approval, such as certain elections of board members or a change in a fundamental investment policy, will be presented to shareholders at a meeting called for such purpose. Shareholders have one vote per share owned.

The fund’s declaration of trust and by-laws, as well as separate indemnification agreements with independent trustees, provide in effect that, subject to certain conditions, the fund will indemnify its officers and trustees against liabilities or expenses actually and reasonably incurred by them relating to their service to the fund. However, trustees are not protected from liability by reason of their willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office.

Removal of trustees by shareholders — At any meeting of shareholders, duly called and at which a quorum is present, shareholders may, by the affirmative vote of the holders of two-thirds of the votes entitled to be cast, remove any trustee from office and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed trustees. In addition, the trustees of the fund will promptly call a meeting of shareholders for the purpose of voting upon the removal of any trustees when requested in writing to do so by the record holders of at least 10% of the outstanding shares.

Leadership structure — The board’s chair is currently an independent trustee who is not an “interested person” of the fund within the meaning of the 1940 Act. The board has determined that an independent chair facilitates oversight and enhances the effectiveness of the board. The independent chair’s duties include, without limitation, generally presiding at meetings of the board, approving

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board meeting schedules and agendas, leading meetings of the independent trustees in executive session, facilitating communication with committee chairs, and serving as the principal independent trustee contact for fund management and counsel to the independent trustees and the fund.

Risk oversight — Day-to-day management of the fund, including risk management, is the responsibility of the fund’s contractual service providers, including the fund’s investment adviser, principal underwriter/distributor and transfer agent. Each of these entities is responsible for specific portions of the fund’s operations, including the processes and associated risks relating to the fund’s investments, integrity of cash movements, financial reporting, operations and compliance. The board of trustees oversees the service providers’ discharge of their responsibilities, including the processes they use to manage relevant risks. In that regard, the board receives reports regarding the operations of the fund’s service providers, including risks. For example, the board receives reports from investment professionals regarding risks related to the fund’s investments and trading. The board also receives compliance reports from the fund’s and the investment adviser’s chief compliance officers addressing certain areas of risk.

Committees of the fund’s board, which are comprised of independent board members, none of whom is an “interested person” of the fund within the meaning of the 1940 Act, as well as joint committees of independent board members of funds managed by Capital Research and Management Company, also explore risk management procedures in particular areas and then report back to the full board. For example, the fund’s audit committee oversees the processes and certain attendant risks relating to financial reporting, valuation of fund assets, and related controls. Similarly, a joint review and advisory committee oversees certain risk controls relating to the fund’s transfer agency services.

Not all risks that may affect the fund can be identified or processes and controls developed to eliminate or mitigate their effect. Moreover, it is necessary to bear certain risks (such as investment-related risks) to achieve the fund’s objectives. As a result of the foregoing and other factors, the ability of the fund’s service providers to eliminate or mitigate risks is subject to limitations.

Committees of the board of trustees — The fund has an audit committee comprised of Francisco G. Cigarroa, James G. Ellis and Paul S. Williams. The committee provides oversight regarding the fund’s accounting and financial reporting policies and practices, its internal controls and the internal controls of the fund’s principal service providers. The committee acts as a liaison between the fund’s independent registered public accounting firm and the full board of trustees. The audit committee held five meetings during the 2021 fiscal year.

The fund has a contracts committee comprised of all of its independent board members. The committee’s principal function is to request, review and consider the information deemed necessary to evaluate the terms of certain agreements between the fund and its investment adviser or the investment adviser’s affiliates, such as the Investment Advisory and Service Agreement, Principal Underwriting Agreement, Administrative Services Agreement and Plans of Distribution adopted pursuant to rule 12b-1 under the 1940 Act, that the fund may enter into, renew or continue, and to make its recommendations to the full board of trustees on these matters. The contracts committee held one meeting during the 2021 fiscal year.

The fund has a nominating and governance committee comprised of Nariman Farvardin, Mary Davis Holt, Merit E. Janow, Margaret Spellings and Alexandra Trower. The committee periodically reviews such issues as the board’s composition, responsibilities, committees, compensation and other relevant issues, and recommends any appropriate changes to the full board of trustees. The committee also coordinates annual self-assessments of the board and evaluates, selects and nominates independent trustee candidates to the full board of trustees. While the committee normally is able to identify from its own and other resources an ample number of qualified candidates, it will consider shareholder suggestions of persons to be considered as nominees to fill future vacancies on the board. Such

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suggestions must be sent in writing to the nominating and governance committee of the fund, addressed to the fund’s secretary, and must be accompanied by complete biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee for consideration of his or her name by the committee. The nominating and governance committee held two meetings during the 2021 fiscal year.

The independent board members of the fund have oversight responsibility for the fund and certain other funds managed by the investment adviser. As part of their oversight responsibility for these funds, each independent board member sits on one of three fund review committees comprised solely of independent board members. The three committees are divided by portfolio type. Each committee functions independently and is not a decision making body. The purpose of the committees is to assist the board of each fund in the oversight of the investment management services provided by the investment adviser. In addition to regularly monitoring and reviewing investment results, investment activities and strategies used to manage the fund’s assets, the committees also receive reports from the investment adviser’s Principal Investment Officers for the funds, portfolio managers and other investment personnel concerning efforts to achieve the fund’s investment objectives. Each committee reports to the full board of the fund.

Proxy voting procedures and principles — The fund’s investment adviser, in consultation with the fund’s board, has adopted Proxy Voting Procedures and Principles (the “Principles”) with respect to voting proxies of securities held by the fund, other American Funds and American Funds Insurance Series. The complete text of these principles is available at capitalgroup.com. Proxies are voted by a committee of the appropriate equity investment division of the investment adviser under authority delegated by the funds’ boards. The boards of American Funds have established a Joint Proxy Committee (“JPC”) composed of independent board members from each American Funds board. The JPC’s role is to facilitate appropriate oversight of the proxy voting process and provide valuable input on corporate governance and related matters.

The Principles, which have been in effect in substantially their current form for many years, provide an important framework for analysis and decision-making by all funds. However, they are not exhaustive and do not address all potential issues. The Principles provide a certain amount of flexibility so that all relevant facts and circumstances can be considered in connection with every vote. As a result, each proxy received is voted on a case-by-case basis considering the specific circumstances of each proposal. The voting process reflects the funds’ understanding of the company’s business, its management and its relationship with shareholders over time.

The investment adviser seeks to vote all U.S. proxies; however, in certain circumstances it may be impracticable or impossible to do so. Proxies for companies outside the U.S. also are voted, provided there is sufficient time and information available. Certain regulators have granted investment limit relief to the investment adviser and its affiliates, conditioned upon limiting its voting power to specific voting ceilings. To comply with these voting ceilings, the investment adviser will scale back its votes across all funds and clients on a pro-rata basis based on assets. After a proxy statement is received, the investment adviser prepares a summary of the proposals contained in the proxy statement. A notation of any potential conflicts of interest also is included in the summary (see below for a description of Capital Research and Management Company’s special review procedures).

For proxies of securities managed by a particular equity investment division of the investment adviser, the initial voting recommendation is made by one or more of the division’s investment analysts familiar with the company and industry. A second recommendation is made by a proxy coordinator (an investment analyst or other individual with experience in corporate governance and proxy voting matters) within the appropriate investment division, based on knowledge of these Principles and familiarity with proxy-related issues. The proxy summary and voting recommendations are made available to the appropriate proxy voting committee for a final voting decision. In cases where a fund is co-managed and a security is held by more than one of the investment adviser’s equity investment

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divisions, the divisions may develop different voting recommendations for individual ballot proposals. If this occurs, and if permitted by local market conventions, the fund’s position will generally be voted proportionally by divisional holding, according to their respective decisions. Otherwise, the outcome will be determined by the equity investment division or divisions with the larger position in the security as of the record date for the shareholder meeting.

In addition to its proprietary proxy voting, governance and executive compensation research, Capital Research and Management Company may utilize research provided by Institutional Shareholder Services, Glass-Lewis & Co. or other third-party advisory firms on a case-by-case basis. It does not, as a policy, follow the voting recommendations provided by these firms. It periodically assesses the information provided by the advisory firms and reports to the JPC, as appropriate.

From time to time the investment adviser may vote proxies issued by, or on proposals sponsored or publicly supported by (a) a client with substantial assets managed by the investment adviser or its affiliates, (b) an entity with a significant business relationship with Capital Group, or (c) a company with a director of an American Fund on its board (each referred to as an “Interested Party”). Other persons or entities may also be deemed an Interested Party if facts or circumstances appear to give rise to a potential conflict. The investment adviser analyzes these proxies and proposals on their merits and does not consider these relationships when casting its vote.

The investment adviser has developed procedures to identify and address instances where a vote could appear to be influenced by such a relationship. Under the procedures, prior to a final vote being cast by the investment adviser, the relevant proxy committees’ voting results for proxies issued by Interested Parties are reviewed by a Special Review Committee (“SRC”) of the investment division voting the proxy if the vote was in favor of the Interested Party.

If a potential conflict is identified according to the procedure above, the SRC will be provided with a summary of any relevant communications with the Interested Party, the rationale for the voting decision, information on the organization’s relationship with the party and any other pertinent information. The SRC will evaluate the information and determine whether the decision was in the best interest of fund shareholders. It will then accept or override the voting decision or determine alternative action. The SRC includes senior investment professionals and legal and compliance professionals.

Information regarding how the fund voted proxies relating to portfolio securities during the 12-month period ended June 30 of each year will be available on or about September 1 of such year (a) without charge, upon request by calling American Funds Service Company at (800) 421-4225, (b) on the Capital Group website and (c) on the SEC’s website at sec.gov.

The following summary sets forth the general positions of American Funds, American Funds Insurance Series and the investment adviser on various proposals. A copy of the full Principles is available upon request, free of charge, by calling American Funds Service Company or visiting the Capital Group website.

Director matters — The election of a company’s slate of nominees for director generally is supported. Votes may be withheld for some or all of the nominees if this is determined to be in the best interest of shareholders or if, in the opinion of the investment adviser, such nominee has not fulfilled his or her fiduciary duty. Separation of the chairman and CEO positions also may be supported.

Governance provisions — Typically, proposals to declassify a board (elect all directors annually) are supported based on the belief that this increases the directors’ sense of accountability to shareholders. Proposals for cumulative voting generally are supported in order to promote

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management and board accountability and an opportunity for leadership change. Proposals designed to make director elections more meaningful, either by requiring a majority vote or by requiring any director receiving more withhold votes than affirmative votes to tender his or her resignation, generally are supported.

Shareholder rights — Proposals to repeal an existing poison pill generally are supported. (There may be certain circumstances, however, when a proxy voting committee of a fund or an investment division of the investment adviser believes that a company needs to maintain anti-takeover protection.) Proposals to eliminate the right of shareholders to act by written consent or to take away a shareholder’s right to call a special meeting typically are not supported.

Compensation and benefit plans — Option plans are complicated, and many factors are considered in evaluating a plan. Each plan is evaluated based on protecting shareholder interests and a knowledge of the company and its management. Considerations include the pricing (or repricing) of options awarded under the plan and the impact of dilution on existing shareholders from past and future equity awards. Compensation packages should be structured to attract, motivate and retain existing employees and qualified directors; however, they should not be excessive.

Routine matters — The ratification of auditors, procedural matters relating to the annual meeting and changes to company name are examples of items considered routine. Such items generally are voted in favor of management’s recommendations unless circumstances indicate otherwise.

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Principal fund shareholders — The following table identifies those investors who own of record, or are known by the fund to own beneficially, 5% or more of any class of its shares as of the opening of business on February 1, 2022. Unless otherwise indicated, the ownership percentages below represent ownership of record rather than beneficial ownership.

NAME AND ADDRESS	OWNERSHIP	OWNERSHIP PERCENTAGE
EDWARD D JONES & CO FOR THE BENEFIT OF CUSTOMERS OMNIBUS ACCOUNT SAINT LOUIS MO	RECORD	CLASS A	51.30%
		CLASS C	7.92
		CLASS F-3	44.41
		CLASS 529-A	22.87
		CLASS 529-C	16.68

PERSHING LLC OMNIBUS ACCOUNT JERSEY CITY NJ	RECORD	CLASS A	6.67
		CLASS C	11.92
		CLASS F-1	6.68
		CLASS F-2	12.43
		CLASS F-3	5.19
		CLASS 529-F-2	6.88

WELLS FARGO CLEARING SERVICES LLC SPECIAL CUSTODY ACCT FOR THE EXCLUSIVE BENEFIT OF CUSTOMER SAINT LOUIS MO	RECORD	CLASS C	9.17
		CLASS F-2	22.50
		CLASS 529-C	6.29

RAYMOND JAMES OMNIBUS FOR MUTUAL FUNDS HOUSE ACCOUNT ST PETERSBURG FL	RECORD	CLASS C	7.05
		CLASS F-2	6.50
		CLASS 529-C	7.34
		CLASS 529-F-2	5.80

LPL FINANCIAL --OMNIBUS CUSTOMER ACCOUNT-- SAN DIEGO CA	RECORD	CLASS C	5.56
		CLASS F-2	23.77

VOYA INSTITUTIONAL TRUST COMPANY 401K PLAN WINDSOR CT	RECORD BENEFICIAL	CLASS F-1	17.82

CHARLES SCHWAB & CO INC SPEC CUSTODY ACCT FBO CUSTOMERS #1 SAN FRANCISCO CA	RECORD	CLASS F-1	14.62

TD AMERITRADE INC FOR THE EXCLUSIVE BENEFIT OF OUR CLIENTS OMNIBUS ACCOUNT OMAHA NE	RECORD	CLASS F-1	11.45

NATIONAL FINANCIAL SERVICES LLC FOR EXCLUSIVE BENEFIT OF OUR CUSTOMERS OMNIBUS ACCOUNT JERSEY CITY NJ	RECORD	CLASS F-1	11.38
		CLASS F-2	14.53
		CLASS F-3	10.30

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NAME AND ADDRESS	OWNERSHIP	OWNERSHIP PERCENTAGE
CHARLES SCHWAB & CO INC OMNIBUS ACCOUNT #2 SAN FRANCISCO CA	RECORD	CLASS F-3	30.08

MORGAN STANLEY SMITH BARNEY LLC FOR THE BENEFIT OF ITS CUSTOMERS OMNIBUS ACCOUNT NEW YORK NY	RECORD	CLASS 529-A	6.48
		CLASS 529-C	9.73
		CLASS 529-E	5.08

CAPITAL RESEARCH & MANAGEMENT COMPANY CORPORATE ACCOUNT LOS ANGELES CA	RECORD	CLASS 529-F-1	100.00
		CLASS 529-F-3	100.00

TALCOTT RESOLUTION LIFE INS CO SEPARATE ACCOUNT DC 401K HARTFORD CT	RECORD BENEFICIAL	CLASS R-1	9.66

BELLMORE-MERRICK CSHD (NY) 403B PLAN DENVER CO	RECORD BENEFICIAL	CLASS R-1	5.06

LINCOLN LIFE INSURANCE COMPANY ACCOUNT FORT WAYNE IN	RECORD	CLASS R-4	5.30

NEW JERSEY TRANSIT PLANS 401K PLAN GREENWOOD VILLAGE CO	RECORD BENEFICIAL	CLASS R-5	35.83

VOYA INSTITUTIONAL TRUST COMPANY AS TRUSTEE OR CUSTODIAN FOR CORE MARKET RETIREMENT PLANS 401K PLAN BRAINTREE MA	RECORD BENEFICIAL	CLASS R-5	14.91

VRSCO FBO AIGFSB CUSTODIAN TRUSTEE FBO RET PLANS 401K PLAN HOUSTON TX	RECORD BENEFICIAL	CLASS R-5	6.40

TRADER JOE'S COMPANY 401K PLAN ENGLEWOOD CO	RECORD BENEFICIAL	CLASS R-5E	31.64

MASSMUTUAL RP 401K PLAN ATLANTA GA	RECORD BENEFICIAL	CLASS R-5E	6.41

CHARLES SCHWAB & CO INC SPECIAL CUSTODY ACCT FOR EXCLUSIVE BENEFIT OF CUSTOMERS - REINVEST AC #3 SAN FRANCISCO CA	RECORD	CLASS R-5E	5.48

AMERICAN FUNDS 2025 TARGET DATE RETIREMENT FUND NORFOLK VA	RECORD	CLASS R-6	13.76

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NAME AND ADDRESS	OWNERSHIP	OWNERSHIP PERCENTAGE
AMERICAN FUNDS 2020 TARGET DATE RETIREMENT FUND NORFOLK VA	RECORD	CLASS R-6	9.80

AMERICAN FUNDS BALANCED PORTFOLIO OMNIBUS ACCOUNT NORFOLK VA	RECORD	CLASS R-6	8.79

AMERICAN FUNDS INCOME PORTFOLIO OMNIBUS ACCOUNT NORFOLK VA	RECORD	CLASS R-6	7.82

AMERICAN FUNDS 2030 TARGET DATE RETIREMENT FUND NORFOLK VA	RECORD	CLASS R-6	5.68

Because Class T and Class 529-T shares are not currently offered to the public, Capital Research and Management Company, the fund’s investment adviser, owns 100% of the fund‘s outstanding Class T and Class 529-T shares.

As of February 1, 2022, the officers and trustees of the fund, as a group, owned beneficially or of record less than 1% of the outstanding shares of the fund.

Unless otherwise noted, references in this statement of additional information to Class F shares, Class R shares or Class 529 shares refer to all F share classes, all R share classes or all 529 share classes, respectively.

The Bond Fund of America — Page 49

Investment adviser — Capital Research and Management Company, the fund’s investment adviser, founded in 1931, maintains research facilities in the United States and abroad (Geneva, Hong Kong, London, Los Angeles, Mumbai, New York, San Francisco, Singapore, Tokyo, Toronto and Washington, D.C.). These facilities are staffed with experienced investment professionals. The investment adviser is located at 333 South Hope Street, Los Angeles, CA 90071. It is a wholly owned subsidiary of The Capital Group Companies, Inc., a holding company for several investment management subsidiaries. Capital Research and Management Company manages equity assets through three equity investment divisions and fixed income assets through its fixed income investment division, Capital Fixed Income Investors. The three equity investment divisions — Capital World Investors, Capital Research Global Investors and Capital International Investors — make investment decisions independently of one another. Portfolio managers in Capital International Investors rely on a research team that also provides investment services to institutional clients and other accounts advised by affiliates of Capital Research and Management Company. The investment adviser, which is deemed under the Commodity Exchange Act (the “CEA”) to be the operator of the fund, has claimed an exclusion from the definition of the term commodity pool operator under the CEA with respect to the fund and, therefore, is not subject to registration or regulation as such under the CEA with respect to the fund.

The investment adviser has adopted policies and procedures that address issues that may arise as a result of an investment professional’s management of the fund and other funds and accounts. Potential issues could involve allocation of investment opportunities and trades among funds and accounts, use of information regarding the timing of fund trades, investment professional compensation and voting relating to portfolio securities. The investment adviser believes that its policies and procedures are reasonably designed to address these issues.

Compensation of investment professionals — As described in the prospectus, the investment adviser uses a system of multiple portfolio managers in managing fund assets. In addition, Capital Research and Management Company’s investment analysts may make investment decisions with respect to a portion of a fund’s portfolio within their research coverage.

Portfolio managers and investment analysts are paid competitive salaries by Capital Research and Management Company. In addition, they may receive bonuses based on their individual portfolio results. Investment professionals also may participate in profit-sharing plans. The relative mix of compensation represented by bonuses, salary and profit-sharing plans will vary depending on the individual’s portfolio results, contributions to the organization and other factors.

To encourage a long-term focus, bonuses based on investment results are calculated by comparing pretax total investment returns to relevant benchmarks over the most recent one-, three-, five- and eight-year periods, with increasing weight placed on each succeeding measurement period. For portfolio managers, benchmarks may include measures of the marketplaces in which the fund invests and measures of the results of comparable mutual funds. For investment analysts, benchmarks may include relevant market measures and appropriate industry or sector indexes reflecting their areas of expertise. Capital Research and Management Company makes periodic subjective assessments of analysts’ contributions to the investment process and this is an element of their overall compensation. The investment results of each of the fund’s portfolio managers may be measured against one or more benchmarks, depending on his or her investment focus, such as Bloomberg U.S. Aggregate Index, Bloomberg U.S. Government/Mortgage-Backed Securities Index and a custom average consisting of funds that disclose investment objectives and strategies comparable to those of the fund. From time to time, Capital Research and Management Company may adjust or customize these benchmarks to better reflect the universe of comparably managed funds of competitive investment management firms.

Portfolio manager fund holdings and other managed accounts — As described below, portfolio managers may personally own shares of the fund. In addition, portfolio managers may manage

The Bond Fund of America — Page 50

portions of other mutual funds or accounts advised by Capital Research and Management Company or its affiliates.

The following table reflects information as of December 31, 2021:

Portfolio manager	Dollar range of fund shares owned[1]	Number of other registered investment companies (RICs) for which portfolio manager is a manager (assets of RICs in billions)[2]		Number of other pooled investment vehicles (PIVs) for which portfolio manager is a manager (assets of PIVs in billions)[2]		Number of other accounts for which portfolio manager is a manager (assets of other accounts in billions)[2,3]
Pramod Atluri	Over $1,000,000	3	$368.8	3	$2.86	None
David J. Betanzos	$100,001 – $500,000	6	$80.4	2	$0.50	None
David A. Hoag	Over $1,000,000	8	$405.4	5	$9.79	None
Fergus N. MacDonald	Over $1,000,000	8	$194.0	4	$1.13	None

1 Ownership disclosure is made using the following ranges: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; $100,001 – $500,000; $500,001 – $1,000,000; and Over $1,000,000. The amounts listed include shares owned through The Capital Group Companies, Inc. retirement plan and 401(k) plan.

2 Indicates other RIC(s), PIV(s) or other accounts managed by Capital Research and Management Company or its affiliates for which the portfolio manager also has significant day to day management responsibilities. Assets noted are the total net assets of the RIC(s), PIV(s) or other accounts and are not the total assets managed by the individual, which is a substantially lower amount. No RIC, PIV or other account has an advisory fee that is based on the performance of the RIC, PIV or other account, unless otherwise noted.

3 Personal brokerage accounts of portfolio managers and their families are not reflected.

The fund’s investment adviser has adopted policies and procedures to mitigate material conflicts of interest that may arise in connection with a portfolio manager’s management of the fund, on the one hand, and investments in the other pooled investment vehicles and other accounts, on the other hand, such as material conflicts relating to the allocation of investment opportunities that may be suitable for both the fund and such other accounts.

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Investment Advisory and Service Agreement — The Investment Advisory and Service Agreement (the “Agreement”) between the fund and the investment adviser will continue in effect until April 30, 2022, unless sooner terminated, and may be renewed from year to year thereafter, provided that any such renewal has been specifically approved at least annually by (a) the board of trustees, or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the fund, and (b) the vote of a majority of trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any such party, in accordance with applicable laws and regulations. The Agreement provides that the investment adviser has no liability to the fund for its acts or omissions in the performance of its obligations to the fund not involving willful misconduct, bad faith, gross negligence or reckless disregard of its obligations under the Agreement. The Agreement also provides that either party has the right to terminate it, without penalty, upon 60 days’ written notice to the other party, and that the Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act). In addition, the Agreement provides that the investment adviser may delegate all, or a portion of, its investment management responsibilities to one or more subsidiary advisers approved by the fund’s board, pursuant to an agreement between the investment adviser and such subsidiary. Any such subsidiary adviser will be paid solely by the investment adviser out of its fees.

In addition to providing investment advisory services, the investment adviser furnishes the services and pays the compensation and travel expenses of persons to perform the fund’s executive, administrative, clerical and bookkeeping functions, and provides suitable office space, necessary small office equipment and utilities, general purpose accounting forms, supplies and postage used at the fund’s offices. The fund pays all expenses not assumed by the investment adviser, including, but not limited to: custodian, stock transfer and dividend disbursing fees and expenses; shareholder recordkeeping and administrative expenses; costs of the designing, printing and mailing of reports, prospectuses, proxy statements and notices to its shareholders; taxes; expenses of the issuance and redemption of fund shares (including stock certificates, registration and qualification fees and expenses); expenses pursuant to the fund’s plans of distribution (described below); legal and auditing expenses; compensation, fees and expenses paid to independent trustees; association dues; costs of stationery and forms prepared exclusively for the fund; and costs of assembling and storing shareholder account data.

The investment adviser is currently reimbursing a portion of the expenses of Class 529-F-3 shares of the fund. This reimbursement will be in effect through at least March 1, 2023. The adviser may elect at its discretion to extend, modify or terminate the reimbursement at that time. For each of the fiscal years ended December 31, 2021, 2020 and 2019, the total expenses reimbursed by the investment adviser were $4,000, $54,000 and $61,000, respectively.

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Under the Agreement, the investment adviser receives a management fee based on the following annualized rates and daily net asset levels:

Rate	Net asset level
	In excess of	Up to
0.30%	$ 0	$ 60,000,000
0.21	60,000,000	1,000,000,000
0.18	1,000,000,000	3,000,000,000
0.16	3,000,000,000	6,000,000,000
0.15	6,000,000,000	10,000,000,000
0.14	10,000,000,000	16,000,000,000
0.13	16,000,000,000	20,000,000,000
0.12	20,000,000,000	28,000,000,000
0.115	28,000,000,000	36,000,000,000
0.11	36,000,000,000	52,000,000,000
0.107	52,000,000,000	76,000,000,000
0.105	76,000,000,000

Management fees are paid monthly and accrued daily.

The Agreement also provides for fees based on monthly gross investment income at the following annualized rates:

Rate	Monthly gross investment income
	In excess of	Up to
2.25%	$ 0	$ 8,333,333
2.00	8,333,333	41,666,667
1.75	41,666,667

For the purposes of such computations under the Agreement, the fund’s gross investment income is determined in accordance with generally accepted accounting principles and does not reflect any net realized gains or losses on the sale of portfolio securities.

For the fiscal years ended December 31, 2021, 2020 and 2019, the investment adviser earned from the fund management fees of $117,038,000, $98,524,000 and $83,255,000, respectively. The fund’s board of trustees approved an amended Investment Advisory and Service Agreement, pursuant to which the annualized rate payable to the investment adviser on daily net assets in excess of certain levels would be decreased. The investment adviser voluntarily waived management fees to give effect to the approved rates in advance of the effective date of the amended Agreement. Accordingly, after giving effect to the fee waivers, the fund paid the investment adviser management fees of $98,515,000 (a reduction of $9,000) for the fiscal year ended December 31, 2020.

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Administrative services — The investment adviser and its affiliates provide certain administrative services for shareholders of the fund’s Class A, C, T, F, R and 529 shares. Administrative services are provided by the investment adviser and its affiliates to help assist third parties providing non-distribution services to fund shareholders. These services include providing in-depth information on the fund and market developments that impact fund investments. Administrative services also include, but are not limited to, coordinating, monitoring and overseeing third parties that provide services to fund shareholders.

These services are provided pursuant to an Administrative Services Agreement (the “Administrative Agreement”) between the fund and the investment adviser relating to the fund’s Class A, C, T, F, R and 529 shares. The Administrative Agreement will continue in effect until April 30, 2022, unless sooner renewed or terminated, and may be renewed from year to year thereafter, provided that any such renewal has been specifically approved by the vote of a majority of the members of the fund’s board who are not parties to the Administrative Agreement or interested persons (as defined in the 1940 Act) of any such party. The fund may terminate the Administrative Agreement at any time by vote of a majority of independent board members. The investment adviser has the right to terminate the Administrative Agreement upon 60 days’ written notice to the fund. The Administrative Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act).

The Administrative Services Agreement between the fund and the investment adviser provides the fund the ability to charge an administrative services fee of .05% for all share classes. The fund’s investment adviser receives an administrative services fee at the annual rate of .03% of the average daily net assets of the fund attributable to each of the share classes (which could be increased as noted above) for its provision of administrative services. Administrative services fees are paid monthly and accrued daily.

During the 2021 fiscal year, administrative services fees were:

Administrative services fee
Class A	$8,962,000
Class C	234,000
Class T	—*
Class F-1	334,000
Class F-2	5,661,000
Class F-3	1,760,000
Class 529-A	450,000
Class 529-C	24,000
Class 529-E	15,000
Class 529-T	—*
Class 529-F-1	—*
Class 529-F-2	51,000
Class 529-F-3	—*
Class R-1	12,000
Class R-2	129,000
Class R-2E	14,000
Class R-3	211,000
Class R-4	190,000
Class R-5E	39,000
Class R-5	64,000
Class R-6	4,214,000

*Amount less than $1,000.

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Principal Underwriter and plans of distribution — American Funds Distributors, Inc. (the “Principal Underwriter”) is the principal underwriter of the fund’s shares. The Principal Underwriter is located at 333 South Hope Street, Los Angeles, CA 90071; 6455 Irvine Center Drive, Irvine, CA 92618; 3500 Wiseman Boulevard, San Antonio, TX 78251; and 12811 North Meridian Street, Carmel, IN 46032.

The Principal Underwriter receives revenues relating to sales of the fund’s shares, as follows:

· For Class A and 529-A shares, the Principal Underwriter receives commission revenue consisting of the balance of the Class A and 529-A sales charge remaining after the allowances by the Principal Underwriter to investment dealers.

· For Class C and 529-C shares, the Principal Underwriter receives any contingent deferred sales charges that apply during the first year after purchase.

In addition, the fund reimburses the Principal Underwriter for advancing immediate service fees to qualified dealers and financial professionals upon the sale of Class C and 529-C shares. The fund also reimburses the Principal Underwriter for service fees (and, in the case of Class 529-E shares, commissions) paid on a quarterly basis to intermediaries, such as qualified dealers or financial professionals, in connection with investments in Class T, F-1, 529-E, 529-T, 529-F-1, R-1, R-2, R-2E, R-3 and R-4 shares.

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Commissions, revenue or service fees retained by the Principal Underwriter after allowances or compensation to dealers were:

	Fiscal year	Commissions, revenue or fees retained	Allowance or compensation to dealers
Class A	2021	$8,434,000	$31,793,000
	2020	9,574,000	37,267,000
	2019	7,788,000	29,801,000
Class C	2021	664,000	1,177,000
	2020	—	2,274,000
	2019	—	1,313,000
Class 529-A	2021	265,000	998,000
	2020	277,000	1,070,000
	2019	262,000	1,012,000
Class 529-C	2021	13,000	126,000
	2020	33,000	155,000
	2019	5,000	182,000

Plans of distribution — The fund has adopted plans of distribution (the “Plans”) pursuant to rule 12b-1 under the 1940 Act. The Plans permit the fund to expend amounts to finance any activity primarily intended to result in the sale of fund shares, provided the fund’s board of trustees has approved the category of expenses for which payment is being made.

Each Plan is specific to a particular share class of the fund. As the fund has not adopted a Plan for Class F-2, F-3, 529-F-2, 529-F-3, R-5E, R-5 or R-6, no 12b-1 fees are paid from Class F-2, F-3, 529-F-2, 529-F-3, R-5E, R-5 or R-6 share assets and the following disclosure is not applicable to these share classes.

Payments under the Plans may be made for service-related and/or distribution-related expenses. Service-related expenses include paying service fees to qualified dealers. Distribution-related expenses include commissions paid to qualified dealers. The amounts actually paid under the Plans for the past fiscal year, expressed as a percentage of the fund’s average daily net assets attributable to the applicable share class, are disclosed in the prospectus under “Fees and expenses of the fund.” Further information regarding the amounts available under each Plan is in the “Plans of Distribution” section of the prospectus.

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Following is a brief description of the Plans:

Class A and 529-A — For Class A and 529-A shares, up to .25% of the fund’s average daily net assets attributable to such shares is reimbursed to the Principal Underwriter for paying service-related expenses, and the balance available under the applicable Plan may be paid to the Principal Underwriter for distribution-related expenses. The fund may annually expend up to .25% for Class A shares and up to .50% for Class 529-A shares under the applicable Plan; however, for Class 529-A shares, the board of trustees has approved payments to the Principal Underwriter of up to .25% of the fund’s average daily net assets, in the aggregate, for paying service- and distribution-related expenses.

Distribution-related expenses for Class A and 529-A shares include dealer commissions and wholesaler compensation paid on sales of shares of $1 million or more purchased without a sales charge. Commissions on these “no load” purchases (which are described in further detail under the “Sales Charges” section of this statement of additional information) in excess of the Class A and 529-A Plan limitations and not reimbursed to the Principal Underwriter during the most recent fiscal quarter are recoverable for 15 months, provided that the reimbursement of such commissions does not cause the fund to exceed the annual expense limit. After 15 months, these commissions are not recoverable. As of the fund’s most recent fiscal year, unreimbursed expenses that remained subject to reimbursement under the Plan for Class A shares totaled $13,982,000 or less than 1% of Class A net assets.

Class T and 529-T — For Class T and 529-T shares, the fund may annually expend up to .50% under the applicable Plan; however, the fund’s board of trustees has approved payments to the Principal Underwriter of up to .25% of the fund’s average daily net assets attributable to Class T and 529-T shares for paying service-related expenses.

Other share classes — The Plans for each of the other share classes that have adopted Plans provide for payments to the Principal Underwriter for paying service-related and distribution-related expenses of up to the following amounts of the fund’s average daily net assets attributable to such shares:

Share class	Service related payments[1]	Distribution related payments[1]	Total allowable under the Plans[2]
Class C	0.25%	0.75%	1.00%
Class F-1	0.25	—	0.50
Class 529-C	0.25	0.75	1.00
Class 529-E	0.25	0.25	0.75
Class 529-F-1	0.25	—	0.50
Class R-1	0.25	0.75	1.00
Class R-2	0.25	0.50	1.00
Class R-2E	0.25	0.35	0.85
Class R-3	0.25	0.25	0.75
Class R-4	0.25	—	0.50

1 Amounts in these columns represent the amounts approved by the board of trustees under the applicable Plan.

2 The fund may annually expend the amounts set forth in this column under the current Plans with the approval of the board of trustees.

Payment of service fees — For purchases of less than $1 million, payment of service fees to investment dealers generally begins accruing immediately after establishment of an account in Class A, C, 529-A or 529-C shares. For purchases of $1 million or more, payment of service fees to investment dealers generally begins accruing 12 months after establishment of an account in Class A or 529-A shares.

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Service fees are not paid on certain investments made at net asset value including accounts established by registered representatives and their family members as described in the “Sales charges” section of the prospectus.

During the 2021 fiscal year, 12b-1 expenses accrued and paid, and if applicable, unpaid, were:

	12b-1 expenses	12b-1 unpaid liability outstanding
Class A	$74,680,000	$6,024,000
Class C	7,777,000	687,000
Class T	—	—
Class F-1	2,787,000	307,000
Class 529-A	3,585,000	327,000
Class 529-C	780,000	71,000
Class 529-E	246,000	23,000
Class 529-T	—	—
Class 529-F-1	—	—*
Class 529-F-2	—	—
Class 529-F-3	—	—
Class R-1	406,000	39,000
Class R-2	3,235,000	723,000
Class R-2E	271,000	23,000
Class R-3	3,516,000	650,000
Class R-4	1,587,000	229,000

* Amount less than $1,000.

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Approval of the Plans — As required by rule 12b-1 and the 1940 Act, the Plans (together with the Principal Underwriting Agreement) have been approved by the full board of trustees and separately by a majority of the independent trustees of the fund who have no direct or indirect financial interest in the operation of the Plans or the Principal Underwriting Agreement. In addition, the selection and nomination of independent trustees of the fund are committed to the discretion of the independent trustees during the existence of the Plans.

Potential benefits of the Plans to the fund and its shareholders include enabling shareholders to obtain advice and other services from a financial professional at a reasonable cost, the likelihood that the Plans will stimulate sales of the fund benefiting the investment process through growth or stability of assets and the ability of shareholders to choose among various alternatives in paying for sales and service. The Plans may not be amended to materially increase the amount spent for distribution without shareholder approval. Plan expenses are reviewed quarterly by the board of trustees and the Plans must be renewed annually by the board of trustees.

A portion of the fund’s 12b-1 expense is paid to financial professionals to compensate them for providing ongoing services. If you have questions regarding your investment in the fund or need assistance with your account, please contact your financial professional. If you need a financial professional, please call American Funds Distributors at (800) 421-4120 for assistance.

Fee to Virginia529 — Class 529 shares are offered to certain American Funds by Virginia529 through CollegeAmerica and Class ABLE shares are offered to certain American Funds by Virginia529 through ABLEAmerica, a tax-advantaged savings program for individuals with disabilities. As compensation for its oversight and administration of the CollegeAmerica and ABLEAmerica savings plans, Virginia529 is entitled to receive a quarterly fee based on the combined net assets invested in Class 529 shares and Class ABLE shares across all American Funds. The quarterly fee is accrued daily and calculated at the annual rate of .09% on the first $20 billion of net assets invested in American Funds Class 529 shares and Class ABLE shares, .05% on net assets between $20 billion and $75 billion and .03% on net assets over $75 billion. The fee for any given calendar quarter is accrued and calculated on the basis of average net assets of American Funds Class 529 and Class ABLE shares for the last month of the prior calendar quarter. Virginia529 is currently waiving that portion of its fee attributable to Class ABLE shares. Such waiver is expected to remain in effect until the earlier of (a) the date on which total net assets invested in Class ABLE shares reach $300 million and (b) June 30, 2023.

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Other compensation to dealers — As of February 2021, the top dealers (or their affiliates) that American Funds Distributors anticipates will receive additional compensation (as described in the prospectus) include:

Advisor Group
FSC Securities Corporation
Investacorp, Inc.
KMS Financial Services, Inc.
Ladenburg, Thalmann & Co., Inc.
Ladenburg Thalmann Asset Management Inc.
Royal Alliance Associates, Inc.
SagePoint Financial, Inc.
Securities America, Inc.
Securities Service Network Inc.
Triad Advisors LLC
Woodbury Financial Services, Inc.
American Portfolios Financial Services, Inc.
Ameriprise
Ameriprise Financial Services, Inc.
Cambridge
Cambridge Investment Research Advisors, Inc.
Cambridge Investment Research, Inc.
Cetera Financial Group
Cetera Advisor Networks LLC
Cetera Advisors LLC
Cetera Financial Specialists LLC
Cetera Investment Services LLC
First Allied Securities Inc.
Charles Schwab Network
Charles Schwab & Co., Inc.
Charles Schwab Trust Bank
Commonwealth
Commonwealth Financial Network
D.A. Davidson & Co.
Edward Jones
Equitable Advisors
Equitable Advisors LLC
Fidelity
Fidelity Investments
Fidelity Retirement Network
National Financial Services LLC
Hefren-Tillotson
Hefren-Tillotson, Inc.
HTK
Hornor, Townsend & Kent, LLC
J.P. Morgan Chase Banc One
J.P. Morgan Securities LLC
JP Morgan Chase Bank, N.A.
Janney Montgomery Scott
Janney Montgomery Scott LLC

The Bond Fund of America — Page 60

Kestra Securities
H. Beck, Inc.
Kestra Investment Services LLC
NFP Advisor Services LLC
Lincoln Network
Lincoln Financial Advisors Corporation
Lincoln Financial Securities Corporation
LPL Group
LPL Financial LLC
Private Advisor Group, LLC
Merrill
Bank of America, NA
Bank of America Private Bank
Merrill Lynch, Pierce, Fenner & Smith Incorporated
MML Investors Services
MassMutual Trust Company FSB
MML Distributors LLC
MML Investors Services, LLC
The MassMutual Trust Company FSB
Morgan Stanley Wealth Management
Northwestern Mutual
Northwestern Mutual Investment Services, LLC
Park Avenue Securities LLC
Raymond James Group
Raymond James & Associates, Inc.
Raymond James Financial Services Inc.
RBC
RBC Capital Markets LLC
Robert W. Baird
Robert W. Baird & Co, Incorporated
Stifel, Nicolaus & Co
Stifel, Nicolaus & Company, Incorporated
U.S. Bancorp Investments, Inc.
U.S. Bancorp Investments, Inc.
US Bank NA
UBS
UBS Financial Services, Inc.
UBS Securities, LLC
Voya Financial
Voya Financial Advisors, Inc.
Wells Fargo Network
Wells Fargo Advisors Financial Network, LLC
Wells Fargo Advisors Latin American Channel
Wells Fargo Advisors LLC (WBS)
Wells Fargo Advisors Private Client Group
Wells Fargo Bank, N.A.
Wells Fargo Clearing Services LLC
Wells Fargo Securities, LLC

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Execution of portfolio transactions

The investment adviser places orders with broker-dealers for the fund’s portfolio transactions. Purchases and sales of equity securities on a securities exchange or an over-the-counter market are effected through broker-dealers who receive commissions for their services. Generally, commissions relating to securities traded on foreign exchanges will be higher than commissions relating to securities traded on U.S. exchanges and may not be subject to negotiation. Equity securities may also be purchased from underwriters at prices that include underwriting fees. Purchases and sales of fixed income securities are generally made with an issuer or a primary market maker acting as principal with no stated brokerage commission. The price paid to an underwriter for fixed income securities includes underwriting fees. Prices for fixed income securities in secondary trades usually include undisclosed compensation to the market maker reflecting the spread between the bid and ask prices for the securities.

In selecting broker-dealers, the investment adviser strives to obtain “best execution” (the most favorable total price reasonably attainable under the circumstances) for the fund’s portfolio transactions, taking into account a variety of factors. These factors include the size and type of transaction, the nature and character of the markets for the security to be purchased or sold, the cost, quality, likely speed and reliability of execution and settlement, the broker-dealer’s or execution venue’s ability to offer liquidity and anonymity and the trade-off between market impact and opportunity costs. The investment adviser considers these factors, which involve qualitative judgments, when selecting broker-dealers and execution venues for fund portfolio transactions. The investment adviser views best execution as a process that should be evaluated over time as part of an overall relationship with particular broker-dealer firms. The investment adviser and its affiliates negotiate commission rates with broker-dealers based on what they believe is reasonably necessary to obtain best execution. They seek, on an ongoing basis, to determine what the reasonable levels of commission rates for execution services are in the marketplace, taking various considerations into account, including the extent to which a broker-dealer has put its own capital at risk, historical commission rates and commission rates that other institutional investors are paying. The fund does not consider the investment adviser as having an obligation to obtain the lowest commission rate available for a portfolio transaction to the exclusion of price, service and qualitative considerations. Brokerage commissions are only a small part of total execution costs and other factors, such as market impact and speed of execution, contribute significantly to overall transaction costs.

The investment adviser may execute portfolio transactions with broker-dealers who provide certain brokerage and/or investment research services to it but only when in the investment adviser’s judgment the broker-dealer is capable of providing best execution for that transaction. The investment adviser makes decisions for procurement of research separately and distinctly from decisions on the choice of brokerage and execution services. The receipt of these research services permits the investment adviser to supplement its own research and analysis and makes available the views of, and information from, individuals and the research staffs of other firms. Such views and information may be provided in the form of written reports, telephone contacts and meetings with securities analysts. These services may include, among other things, reports and other communications with respect to individual companies, industries, countries and regions, economic, political and legal developments, as well as scheduling meetings with corporate executives and seminars and conferences related to relevant subject matters. Research services that the investment adviser receives from broker-dealers may be used by the investment adviser in servicing the fund and other funds and accounts that it advises; however, not all such services will necessarily benefit the fund.

The investment adviser bears the cost of all third-party investment research services for all client accounts it advises. However, in order to compensate certain U.S. broker-dealers for research consumed, and valued, by the investment adviser’s investment professionals, the investment adviser continues to operate a limited commission sharing arrangement with commissions on equity trades for certain registered investment companies it advises. The investment adviser voluntarily reimburses such

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registered investment companies for all amounts collected into the commission sharing arrangement. In order to operate the commission sharing arrangement, the investment adviser may cause such registered investment companies to pay commissions in excess of what other broker-dealers might have charged for certain portfolio transactions in recognition of brokerage and/or investment research services. In this regard, the investment adviser has adopted a brokerage allocation procedure consistent with the requirements of Section 28(e) of the Securities Exchange Act of 1934. Section 28(e) permits the investment adviser and its affiliates to cause an account to pay a higher commission to a broker-dealer to compensate the broker-dealer or another service provider for certain brokerage and/or investment research services provided to the investment adviser and its affiliates, if the investment adviser and each affiliate makes a good faith determination that such commissions are reasonable in relation to the value of the services provided by such broker-dealer to the investment adviser and its affiliates in terms of that particular transaction or the investment adviser’s overall responsibility to the fund and other accounts that it advises. Certain brokerage and/or investment research services may not necessarily benefit all accounts paying commissions to each such broker-dealer; therefore, the investment adviser and its affiliates assess the reasonableness of commissions in light of the total brokerage and investment research services provided to the investment adviser and its affiliates. Further, investment research services may be used by all investment associates of the investment adviser and its affiliates, regardless of whether they advise accounts with trading activity that generates eligible commissions.

In accordance with their internal brokerage allocation procedure, the investment adviser and its affiliates periodically assess the brokerage and investment research services provided by each broker-dealer and each other service provider from which they receive such services. As part of its ongoing relationships, the investment adviser and its affiliates routinely meet with firms to discuss the level and quality of the brokerage and research services provided, as well as the value and cost of such services. In valuing the brokerage and investment research services the investment adviser and its affiliates receive from broker-dealers and other research providers in connection with its good faith determination of reasonableness, the investment adviser and its affiliates take various factors into consideration, including the quantity, quality and usefulness of the services to the investment adviser and its affiliates. Based on this information and applying their judgment, the investment adviser and its affiliates set an annual research budget.

Research analysts and portfolio managers periodically participate in a research poll to determine the usefulness and value of the research provided by individual broker-dealers and research providers. Based on the results of this research poll, the investment adviser and its affiliates may, through commission sharing arrangements with certain broker-dealers, direct a portion of commissions paid to a broker-dealer by the fund and other registered investment companies managed by the investment adviser or its affiliates to be used to compensate the broker-dealer and/or other research providers for research services they provide. While the investment adviser and its affiliates may negotiate commission rates and enter into commission sharing arrangements with certain broker-dealers with the expectation that such broker-dealers will be providing brokerage and research services, none of the investment adviser, any of its affiliates or any of their clients incurs any obligation to any broker-dealer to pay for research by generating trading commissions. The investment adviser and its affiliates negotiate prices for certain research that may be paid through commission sharing arrangements or by themselves with cash.

When executing portfolio transactions in the same equity security for the funds and accounts, or portions of funds and accounts, over which the investment adviser, through its equity investment divisions, has investment discretion, each investment division within the adviser and its affiliates normally aggregates its respective purchases or sales and executes them as part of the same transaction or series of transactions. When executing portfolio transactions in the same fixed income security for the fund and the other funds or accounts over which it or one of its affiliated companies has investment discretion, the investment adviser normally aggregates such purchases or sales and executes them as part of the same transaction or series of transactions. The objective of aggregating

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purchases and sales of a security is to allocate executions in an equitable manner among the funds and other accounts that have concurrently authorized a transaction in such security. The investment adviser and its affiliates serve as investment adviser for certain accounts that are designed to be substantially similar to another account. This type of account will often generate a large number of relatively small trades when it is rebalanced to its reference fund due to differing cash flows or when the account is initially started up. The investment adviser may not aggregate program trades or electronic list trades executed as part of this process. Non-aggregated trades performed for these accounts will be allocated entirely to that account. This is done only when the investment adviser believes doing so will not have a material impact on the price or quality of other transactions.

The investment adviser currently owns an interest in IEX Group and Luminex Trading and Analytics. The investment adviser may place orders on these or other exchanges or alternative trading systems in which it, or one of its affiliates, has an ownership interest, provided such ownership interest is less than five percent of the total ownership interests in the entity. The investment adviser is subject to the same best execution obligations when trading on any such exchange or alternative trading system.

Purchase and sale transactions may be effected directly among and between certain funds or accounts advised by the investment adviser or its affiliates, including the fund. The investment adviser maintains cross-trade policies and procedures and places a cross-trade only when such a trade is in the best interest of all participating clients and is not prohibited by the participating funds’ or accounts’ investment management agreement or applicable law.

The investment adviser may place orders for the fund’s portfolio transactions with broker-dealers who have sold shares of the funds managed by the investment adviser or its affiliated companies; however, it does not consider whether a broker-dealer has sold shares of the funds managed by the investment adviser or its affiliated companies when placing any such orders for the fund’s portfolio transactions.

Purchases and sales of futures contracts for the fund will be effected through executing brokers and FCMs that specialize in the types of futures contracts that the fund expects to hold. The investment adviser will use reasonable efforts to choose executing brokers and FCMs capable of providing the services necessary to obtain the most favorable price and execution available. The full range and quality of services available will be considered in making these determinations. The investment adviser will monitor the executing brokers and FCMs used for purchases and sales of futures contracts for their ability to execute trades based on many factors, such as the sizes of the orders, the difficulty of executions, the operational facilities of the firm involved and other factors.

Forward currency contracts are traded directly between currency traders (usually large commercial banks) and their customers. The cost to the fund of engaging in such contracts varies with factors such as the currency involved, the length of the contract period and the market conditions then prevailing. Because such contracts are entered into on a principal basis, their prices usually include undisclosed compensation to the market maker reflecting the spread between the bid and ask prices for the contracts. The fund may incur additional fees in connection with the purchase or sale of certain contracts.

No brokerage commissions were paid by the fund on portfolio transactions for the fiscal years ended December 31, 2021, 2020 and 2019. Increases (or decreases) in the dollar amount of brokerage commissions paid by the fund over the last three fiscal years resulted from increases (or decreases) in the volume of trading activity.

The fund is required to disclose information regarding investments in the securities of its “regular” broker-dealers (or parent companies of its regular broker-dealers) that derive more than 15% of their revenue from broker-dealer, underwriter or investment adviser activities. A regular broker-dealer is (a) one of the 10 broker-dealers that received from the fund the largest amount of brokerage

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commissions by participating, directly or indirectly, in the fund’s portfolio transactions during the fund’s most recently completed fiscal year; (b) one of the 10 broker-dealers that engaged as principal in the largest dollar amount of portfolio transactions of the fund during the fund’s most recently completed fiscal year; or (c) one of the 10 broker-dealers that sold the largest amount of securities of the fund during the fund’s most recently completed fiscal year.

At the end of the fund’s most recently completed fiscal year, the fund’s regular broker-dealers included Charles Schwab & Co., Inc., Goldman Sachs & Co., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Credit Suisse Group AG, Morgan Stanley & Co. LLC and LPL Holdings, Inc. At the end of the fund’s most recently completed fiscal year, the fund held debt securities of Charles Schwab Corporation in the amount of $4,097,000, Goldman Sachs Group, Inc. in the amount of $588,712,000, Citigroup Inc. in the amount of $62,619,000, J.P. Morgan Securities LLC in the amount of $476,133,000, Wells Fargo Securities LLC in the amount of $190,995,000, Credit Suisse Group AG in the amount of $228,559,000, Morgan Stanley & Co. LLC in the amount of $413,860,000 and LPL Holdings, Inc. in the amount of $280,000.

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Disclosure of portfolio holdings

The fund’s investment adviser, on behalf of the fund, has adopted policies and procedures with respect to the disclosure of information about fund portfolio securities. These policies and procedures have been reviewed by the fund’s board of trustees, and compliance will be periodically assessed by the board in connection with reporting from the fund’s Chief Compliance Officer.

Under these policies and procedures, the fund’s complete list of portfolio holdings available for public disclosure, dated as of the end of each calendar quarter, is permitted to be posted on the Capital Group website no earlier than the 10th day after such calendar quarter. In practice, the publicly disclosed portfolio is typically posted on the Capital Group website within 30 days after the end of the calendar quarter. The publicly disclosed portfolio may exclude certain securities when deemed to be in the best interest of the fund as permitted by applicable regulations. In addition, the fund’s list of top 10 equity portfolio holdings measured by percentage of net assets, dated as of the end of each calendar month, is permitted to be posted on the Capital Group website no earlier than the 10th day after such month. Such portfolio holdings information may be disclosed to any person pursuant to an ongoing arrangement to disclose portfolio holdings information to such person no earlier than one day after the day on which the information is posted on the Capital Group website.

Certain intermediaries are provided additional information about the fund’s management team, including information on the fund’s portfolio securities they have selected. This information is provided to larger intermediaries that require the information to make the fund available for investment on the firm’s platform. Intermediaries receiving the information are required to keep it confidential and use it only to analyze the fund.

The fund’s custodian, outside counsel, auditor, financial printers, proxy voting service providers, pricing information vendors, consultants or agents operating under a contract with the investment adviser or its affiliates, co-litigants (such as in connection with a bankruptcy proceeding related to a fund holding) and certain other third parties described below, each of which requires portfolio holdings information for legitimate business and fund oversight purposes, may receive fund portfolio holdings information earlier. See the “General information” section in this statement of additional information for further information about the fund’s custodian, outside counsel and auditor.

The fund‘s portfolio holdings, dated as of the end of each calendar month, are made available to up to 20 key broker-dealer relationships with research departments to help them evaluate the fund for eligibility on approved lists or in model portfolios. These firms include certain of those listed under the “Other compensation to dealers” section of this statement of additional information and certain broker-dealer firms that offer trading platforms for registered investment advisers. Monthly holdings may be provided to these intermediaries no earlier than the 10th day after the end of the calendar month. In practice, monthly holdings are provided within 30 days after the end of the calendar month. Holdings may also be disclosed more frequently to certain statistical and data collection agencies including Morningstar, Lipper, Inc., Value Line, Vickers Stock Research, Bloomberg and Thomson Financial Research.

Affiliated persons of the fund, including officers of the fund and employees of the investment adviser and its affiliates, who receive portfolio holdings information are subject to restrictions and limitations on the use and handling of such information pursuant to applicable codes of ethics, including requirements not to trade in securities based on confidential and proprietary investment information, to maintain the confidentiality of such information, and to pre-clear securities trades and report securities transactions activity, as applicable. For more information on these restrictions and limitations, please see the “Code of ethics” section in this statement of additional information and the Code of Ethics. Third-party service providers of the fund and other entities, as described in this statement of additional information, receiving such information are subject to confidentiality

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obligations and obligations that would prohibit them from trading in securities based on such information. When portfolio holdings information is disclosed other than through the Capital Group website to persons not affiliated with the fund, such persons will be bound by agreements (including confidentiality agreements) or fiduciary or other obligations that restrict and limit their use of the information to legitimate business uses only. None of the fund, its investment adviser or any of their affiliates receives compensation or other consideration in connection with the disclosure of information about portfolio securities.

Subject to board policies, the authority to disclose a fund’s portfolio holdings, and to establish policies with respect to such disclosure, resides with the appropriate investment-related committees of the fund’s investment adviser. In exercising their authority, the committees determine whether disclosure of information about the fund’s portfolio securities is appropriate and in the best interest of fund shareholders. The investment adviser has implemented policies and procedures to address conflicts of interest that may arise from the disclosure of fund holdings. For example, the investment adviser’s code of ethics specifically requires, among other things, the safeguarding of information about fund holdings and contains prohibitions designed to prevent the personal use of confidential, proprietary investment information in a way that would conflict with fund transactions. In addition, the investment adviser believes that its current policy of not selling portfolio holdings information and not disclosing such information to unaffiliated third parties until such holdings have been made public on the Capital Group website (other than to certain fund service providers and other third parties for legitimate business and fund oversight purposes) helps reduce potential conflicts of interest between fund shareholders and the investment adviser and its affiliates.

The fund’s investment adviser and its affiliates provide investment advice to clients other than the fund that have investment objectives that may be substantially similar to those of the fund. These clients also may have portfolios consisting of holdings substantially similar to those of the fund and generally have access to current portfolio holdings information for their accounts. These clients do not owe the fund’s investment adviser or the fund a duty of confidentiality with respect to disclosure of their portfolio holdings.

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Price of shares

Shares are purchased at the offering price or sold at the net asset value price next determined after the purchase or sell order is received by the fund or the Transfer Agent provided that your request contains all information and legal documentation necessary to process the transaction. The Transfer Agent may accept written orders for the sale of fund shares on a future date. These orders are subject to the Transfer Agent’s policies, which generally allow shareholders to provide a written request to sell shares at the net asset value on a specified date no more than five business days after receipt of the order by the Transfer Agent. Any request to sell shares on a future date will be rejected if the request is not in writing, if the requested transaction date is more than five business days after the Transfer Agent receives the request or if the request does not contain all information and legal documentation necessary to process the transaction.

The offering or net asset value price is effective for orders received prior to the time of determination of the net asset value and, in the case of orders placed with dealers or their authorized designees, accepted by the Principal Underwriter, the Transfer Agent, a dealer or any of their designees. In the case of orders sent directly to the fund or the Transfer Agent, an investment dealer should be indicated. The dealer is responsible for promptly transmitting purchase and sell orders to the Principal Underwriter.

Prices that appear in the newspaper do not always indicate prices at which you will be purchasing and redeeming shares of the fund, since such prices generally reflect the previous day’s closing price, while purchases and redemptions are made at the next calculated price. The price you pay for shares, the offering price, is based on the net asset value per share, which is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open. If the New York Stock Exchange makes a scheduled (e.g. the day after Thanksgiving) or an unscheduled close prior to 4 p.m. New York time, the net asset value of the fund will be determined at approximately the time the New York Stock Exchange closes on that day. If on such a day market quotations and prices from third-party pricing services are not based as of the time of the early close of the New York Stock Exchange but are as of a later time (up to approximately 4 p.m. New York time), for example because the market remains open after the close of the New York Stock Exchange, those later market quotations and prices will be used in determining the fund’s net asset value.

Orders in good order received after the New York Stock Exchange closes (scheduled or unscheduled) will be processed at the net asset value (plus any applicable sales charge) calculated on the following business day. The New York Stock Exchange is currently closed on weekends and on the following holidays: New Year’s Day; Martin Luther King Jr. Day; Presidents’ Day; Good Friday; Memorial Day; Juneteenth National Independence Day; Independence Day; Labor Day; Thanksgiving Day; and Christmas Day. Each share class of the fund has a separately calculated net asset value (and share price).

Orders received by the investment dealer or authorized designee, the Transfer Agent or the fund after the time of the determination of the net asset value will be entered at the next calculated offering price. Note that investment dealers or other intermediaries may have their own rules about share transactions and may have earlier cut-off times than those of the fund. For more information about how to purchase through your intermediary, contact your intermediary directly.

All portfolio securities of funds managed by Capital Research and Management Company (other than American Funds U.S. Government Money Market Fund) are valued, and the net asset values per share for each share class are determined, as indicated below. The fund follows standard industry practice by typically reflecting changes in its holdings of portfolio securities on the first business day following a portfolio trade.

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Equity securities, including depositary receipts, are generally valued at the official closing price of, or the last reported sale price on, the exchange or market on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Prices for each security are taken from the principal exchange or market on which the security trades.

Fixed income securities, including short-term securities, are generally valued at prices obtained from one or more pricing vendors. The pricing vendors base prices on, among other things, benchmark yields, transactions, bids, offers, quotations from dealers and trading systems, new issues, underlying equity of the issuer, interest rate volatilities, spreads and other relationships observed in the markets among comparable securities and proprietary pricing models such as yield measures calculated using factors such as cash flows, prepayment information, default rates, delinquency and loss assumptions, financial or collateral characteristics or performance, credit enhancements, liquidation value calculations, specific deal information and other reference data. The fund’s investment adviser performs certain checks on vendor prices prior to calculation of the fund’s net asset value. When the investment adviser deems it appropriate to do so (such as when vendor prices are unavailable or not deemed to be representative), fixed income securities will be valued in good faith at the mean quoted bid and ask prices that are reasonably and timely available (or bid prices, if ask prices are not available) or at prices for securities of comparable maturity, quality and type.

Securities with both fixed income and equity characteristics (e.g., convertible bonds, preferred stocks, units comprised of more than one type of security, etc.), or equity securities traded principally among fixed income dealers, are generally valued in the manner described above for either equity or fixed income securities, depending on which method is deemed most appropriate by the investment adviser.

Forward currency contracts are valued at the mean of representative quoted bid and ask prices, generally based on prices supplied by one or more pricing vendors.

Futures contracts are generally valued at the official settlement price of, or the last reported sale price on, the principal exchange or market on which such instruments are traded, as of the close of business on the day the contracts are being valued or, lacking any sales, at the last available bid price.

Swaps, including both interest rate swaps and positions in credit default swap indices, are valued using market quotations or valuations provided by one or more pricing vendors.

Assets or liabilities initially expressed in terms of currencies other than U.S. dollars are translated prior to the next determination of the net asset value of the fund’s shares into U.S. dollars at the prevailing market rates.

Securities and other assets for which representative market quotations are not readily available or are considered unreliable by the investment adviser are valued at fair value as determined in good faith under fair value guidelines adopted by authority of the fund’s board. Subject to board oversight, the fund’s board has appointed the fund’s investment adviser to make fair valuation determinations, which are directed by a valuation committee established by the fund’s investment adviser. The board receives regular reports describing fair-valued securities and the valuation methods used.

The valuation committee has adopted guidelines and procedures (consistent with SEC rules and guidance) to consider certain relevant principles and factors when making fair value determinations. As a general principle, securities lacking readily available market quotations, or that have quotations that are considered unreliable by the investment adviser, are valued in good faith by the valuation committee based upon what the fund might reasonably expect to receive upon their current sale. Fair valuations and valuations of investments that are not actively trading involve judgment and may differ

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materially from valuations that would have been used had greater market activity occurred. The valuation committee considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type and cost of the security, contractual or legal restrictions on resale of the security, relevant financial or business developments of the issuer, actively traded similar or related securities, conversion or exchange rights on the security, related corporate actions, significant events occurring after the close of trading in the security and changes in overall market conditions. The valuation committee employs additional fair value procedures to address issues related to equity securities that trade principally in markets outside the United States. Such securities may trade in markets that open and close at different times, reflecting time zone differences. If significant events occur after the close of a market (and before the fund’s net asset values are next determined) which affect the value of equity securities held in the fund’s portfolio, appropriate adjustments from closing market prices may be made to reflect these events. Events of this type could include, for example, earthquakes and other natural disasters or significant price changes in other markets (e.g., U.S. stock markets).

Each class of shares represents interests in the same portfolio of investments and is identical in all respects to each other class, except for differences relating to distribution, service and other charges and expenses, certain voting rights, differences relating to eligible investors, the designation of each class of shares, conversion features and exchange privileges. Expenses attributable to the fund, but not to a particular class of shares, are borne by each class pro rata based on relative aggregate net assets of the classes. Expenses directly attributable to a class of shares are borne by that class of shares. Liabilities attributable to particular share classes, such as liabilities for repurchase of fund shares, are deducted from total assets attributable to such share classes.

Net assets so obtained for each share class are then divided by the total number of shares outstanding of that share class, and the result, rounded to the nearest cent, is the net asset value per share for that class.

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Taxes and distributions

Disclaimer: Some of the following information may not apply to certain shareholders, including those holding fund shares in a tax-favored account, such as a retirement plan or education savings account. Shareholders should consult their tax advisors about the application of federal, state and local tax law in light of their particular situation.

Taxation as a regulated investment company — The fund intends to qualify each year as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), so that it will not be liable for federal tax on income and capital gains distributed to shareholders. In order to qualify as a regulated investment company, and avoid being subject to federal income taxes, the fund intends to distribute substantially all of its net investment income and realized net capital gains on a fiscal year basis, and intends to comply with other tests applicable to regulated investment companies under Subchapter M.

The Code includes savings provisions allowing the fund to cure inadvertent failures of certain qualification tests required under Subchapter M. However, should the fund fail to qualify under Subchapter M, the fund would be subject to federal, and possibly state, corporate taxes on its taxable income and gains.

Amounts not distributed by the fund on a timely basis in accordance with a calendar year distribution requirement may be subject to a nondeductible 4% excise tax. Unless an applicable exception applies, to avoid the tax, the fund must distribute during each calendar year an amount equal to the sum of (a) at least 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, (b) at least 98.2% of its capital gains in excess of its capital losses for the twelve month period ending on October 31, and (c) all ordinary income and capital gains for previous years that were not distributed during such years and on which the fund paid no U.S. federal income tax.

Dividends paid by the fund from ordinary income or from an excess of net short-term capital gain over net long-term capital loss are taxable to shareholders as ordinary income dividends. Shareholders of the fund that are individuals and meet certain holding period requirements with respect to their fund shares may be eligible for reduced tax rates on “qualified dividend income,” if any, distributed by the fund to such shareholders. In the event the fund's distribution of net investment income exceeds its earnings and profits for tax purposes, a portion of such distribution may be classified as return of capital. Returns of capital distributions decrease your cost basis and are not taxable until your cost basis has been reduced to zero. If your cost basis is zero, returns of capital distributions are treated as capital gains.

The fund may declare a capital gain distribution consisting of the excess of net realized long-term capital gains over net realized short-term capital losses. Net capital gains for a fiscal year are computed by taking into account any capital loss carryforward of the fund.

The fund may retain a portion of net capital gain for reinvestment and may elect to treat such capital gain as having been distributed to shareholders of the fund. Shareholders may receive a credit for the tax that the fund paid on such undistributed net capital gain and would increase the basis in their shares of the fund by the difference between the amount of includible gains and the tax deemed paid by the shareholder.

Distributions of net capital gain that the fund properly reports as a capital gain distribution generally will be taxable as long-term capital gain, regardless of the length of time the shares of the fund have been held by a shareholder. Any loss realized upon the redemption of shares held at the time of redemption for six months or less from the date of their purchase will be treated as a long-term capital

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loss to the extent of any capital gain distributions (including any undistributed amounts treated as distributed capital gains, as described above) during such six-month period.

Capital gain distributions by the fund result in a reduction in the net asset value of the fund’s shares. Investors should consider the tax implications of buying shares just prior to a capital gain distribution. The price of shares purchased at that time includes the amount of the forthcoming distribution. Those purchasing just prior to a distribution will subsequently receive a partial return of their investment capital upon payment of the distribution, which will be taxable to them.

Certain distributions reported by the fund as Section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the shareholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that the fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the fund’s business interest income over the sum of the fund’s (i) business interest expense and (ii) other deductions properly allocable to the fund’s business interest income.

Individuals (and certain other non-corporate entities) are generally eligible for a 20% deduction with respect to taxable ordinary REIT dividends. Applicable Treasury regulations allow the fund to pass through to its shareholders such taxable ordinary REIT dividends. Accordingly, individual (and certain other non-corporate) shareholders of the fund that have received such taxable ordinary REIT dividends may be able to take advantage of this 20% deduction with respect to any such amounts passed through.

Redemptions and exchanges of fund shares — Redemptions of shares, including exchanges for shares of other American Funds, may result in federal, state and local tax consequences (gain or loss) to the shareholder.

Any loss realized on a redemption or exchange of shares of the fund will be disallowed to the extent substantially identical shares are reacquired within the 61-day period beginning 30 days before and ending 30 days after the shares are disposed of. Any loss disallowed under this rule will be added to the shareholder’s tax basis in the new shares purchased.

If a shareholder exchanges or otherwise disposes of shares of the fund within 90 days of having acquired such shares, and if, as a result of having acquired those shares, the shareholder subsequently pays a reduced or no sales charge for shares of the fund, or of a different fund acquired before January 31st of the year following the year the shareholder exchanged or otherwise disposed of the original fund shares, the sales charge previously incurred in acquiring the fund’s shares will not be taken into account (to the extent such previous sales charges do not exceed the reduction in sales charges) for the purposes of determining the amount of gain or loss on the exchange, but will be treated as having been incurred in the acquisition of such other fund(s).

Tax consequences of investing in non-U.S. securities — Dividend and interest income received by the fund from sources outside the United States may be subject to withholding and other taxes imposed by such foreign jurisdictions. Tax conventions between certain countries and the United States, however, may reduce or eliminate these foreign taxes. Some foreign countries impose taxes on capital gains with respect to investments by foreign investors.

If more than 50% of the value of the total assets of the fund at the close of the taxable year consists of securities of foreign corporations, the fund may elect to pass through to shareholders the foreign taxes paid by the fund. If such an election is made, shareholders may claim a credit or deduction on their

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federal income tax returns for, and will be required to treat as part of the amounts distributed to them, their pro rata portion of qualified taxes paid by the fund to foreign countries. The application of the foreign tax credit depends upon the particular circumstances of each shareholder.

Foreign currency gains and losses, including the portion of gain or loss on the sale of debt securities attributable to fluctuations in foreign exchange rates, are generally taxable as ordinary income or loss. These gains or losses may increase or decrease the amount of dividends payable by the fund to shareholders. A fund may elect to treat gain and loss on certain foreign currency contracts as capital gain and loss instead of ordinary income or loss.

If the fund invests in stock of certain passive foreign investment companies (PFICs), the fund intends to mark-to-market these securities and recognize any gains at the end of its fiscal and excise tax years. Deductions for losses are allowable only to the extent of any previously recognized gains. Both gains and losses will be treated as ordinary income or loss, and the fund is required to distribute any resulting income. If the fund is unable to identify an investment as a PFIC security and thus does not make a timely mark-to-market election, the fund may be subject to adverse tax consequences.

Tax consequences of investing in derivatives — The fund may enter into transactions involving derivatives, such as futures, swaps and forward contracts. Special tax rules may apply to these types of transactions that could defer losses to the fund, accelerate the fund’s income, alter the holding period of certain securities or change the classification of capital gains. These tax rules may therefore impact the amount, timing and character of fund distributions.

Other tax considerations — After the end of each calendar year, individual shareholders holding fund shares in taxable accounts will receive a statement of the federal income tax status of all distributions. Shareholders of the fund also may be subject to state and local taxes on distributions received from the fund.

For fund shares acquired on or after January 1, 2012, the fund is required to report cost basis information for redemptions, including exchanges, to both shareholders and the IRS.

Shareholders may obtain more information about cost basis online at capitalgroup.com/costbasis.

Under the backup withholding provisions of the Code, the fund generally will be required to withhold federal income tax on all payments made to a shareholder if the shareholder either does not furnish the fund with the shareholder’s correct taxpayer identification number or fails to certify that the shareholder is not subject to backup withholding. Backup withholding also applies if the IRS notifies the shareholder or the fund that the taxpayer identification number provided by the shareholder is incorrect or that the shareholder has previously failed to properly report interest or dividend income.

The foregoing discussion of U.S. federal income tax law relates solely to the application of that law to U.S. persons (i.e., U.S. citizens and legal residents and U.S. corporations, partnerships, trusts and estates). Each shareholder who is not a U.S. person should consider the U.S. and foreign tax consequences of ownership of shares of the fund, including the possibility that such a shareholder may be subject to U.S. withholding taxes.

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Unless otherwise noted, all references in the following pages to Class A, C, T or F shares also refer to the corresponding Class 529-A, 529-C, 529-T or 529-F shares. Class 529 shareholders should also refer to the applicable program description for information on policies and services specifically relating to these accounts. Shareholders holding shares through an eligible retirement plan should contact their plan’s administrator or recordkeeper for information regarding purchases, sales and exchanges.

Purchase and exchange of shares

Purchases by individuals — As described in the prospectus, you may generally open an account and purchase fund shares by contacting a financial professional or investment dealer authorized to sell the fund’s shares. You may make investments by any of the following means:

Contacting your financial professional — Deliver or mail a check to your financial professional.

By mail — For initial investments, you may mail a check, made payable to the fund, directly to the address indicated on the account application. Please indicate an investment dealer on the account application. You may make additional investments by filling out the “Account Additions” form at the bottom of a recent transaction confirmation and mailing the form, along with a check made payable to the fund, using the envelope provided with your confirmation.

The amount of time it takes for us to receive regular U.S. postal mail may vary and there is no assurance that we will receive such mail on the day you expect. Mailing addresses for regular U.S. postal mail can be found in the prospectus. To send investments or correspondence to us via overnight mail or courier service, use either of the following addresses:

American Funds

12711 North Meridian Street

Carmel, IN 46032-9181

American Funds

5300 Robin Hood Road

Norfolk, VA 23513-2407

By telephone — Calling American Funds Service Company. Please see the “Shareholder account services and privileges” section of this statement of additional information for more information regarding this service.

By Internet — Using capitalgroup.com. Please see the “Shareholder account services and privileges” section of this statement of additional information for more information regarding this service.

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By wire — If you are making a wire transfer, instruct your bank to wire funds to:

Wells Fargo Bank

ABA Routing No. 121000248

Account No. 4600-076178

Your bank should include the following information when wiring funds:

For credit to the account of:

American Funds Service Company

(fund’s name)

For further credit to:

(shareholder’s fund account number)

(shareholder’s name)

You may contact American Funds Service Company at (800) 421-4225 if you have questions about making wire transfers.

Other purchase information — Class 529 shares may be purchased only through CollegeAmerica by investors establishing qualified higher education savings accounts. Class 529-E shares may be purchased only by investors participating in CollegeAmerica through an eligible employer plan. American Funds state tax-exempt funds are qualified for sale only in certain jurisdictions, and tax-exempt funds in general should not serve as retirement plan investments. In addition, the fund and the Principal Underwriter reserve the right to reject any purchase order.

Class R-5 and R-6 shares may be made available to certain charitable foundations organized and maintained by The Capital Group Companies, Inc. or its affiliates. Class R-6 shares are also available to corporate investment accounts established by The Capital Group Companies, Inc. and its affiliates.

Class R-5 and R-6 shares may also be made available to Virginia529 for use in the Virginia Education Savings Trust and the Virginia Prepaid Education Program and other registered investment companies approved by the fund’s investment adviser or distributor. Class R-6 shares are also available to other post employment benefits plans.

Purchase minimums and maximums — All investments are subject to the purchase minimums and maximums described in the prospectus. As noted in the prospectus, purchase minimums may be waived or reduced in certain cases.

In the case of American Funds non-tax-exempt funds, the initial purchase minimum of $25 may be waived for the following account types:

· Payroll deduction retirement plan accounts (such as, but not limited to, 403(b), 401(k), SIMPLE IRA, SARSEP and deferred compensation plan accounts); and

· Employer-sponsored CollegeAmerica accounts.

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The following account types may be established without meeting the initial purchase minimum:

· Retirement accounts that are funded with employer contributions; and

· Accounts that are funded with monies set by court decree.

The following account types may be established without meeting the initial purchase minimum, but shareholders wishing to invest in two or more funds must meet the normal initial purchase minimum of each fund:

· Accounts that are funded with (a) transfers of assets, (b) rollovers from retirement plans, (c) rollovers from 529 college savings plans or (d) required minimum distribution automatic exchanges; and

· American Funds U.S. Government Money Market Fund accounts registered in the name of clients of Capital Group Private Client Services.

Certain accounts held on the fund’s books, known as omnibus accounts, contain multiple underlying accounts that are invested in shares of the fund. These underlying accounts are maintained by entities such as financial intermediaries and are subject to the applicable initial purchase minimums as described in the prospectus and this statement of additional information. However, in the case where the entity maintaining these accounts aggregates the accounts’ purchase orders for fund shares, such accounts are not required to meet the fund’s minimum amount for subsequent purchases.

Exchanges — With the exception of Class T shares, for which rights of exchange are not generally available, you may only exchange shares without a sales charge into other American Funds within the same share class; however, Class A, C, T or F shares may also generally be exchanged without a sales charge for the corresponding 529 share class. Clients of Capital Group Private Client Services may exchange the shares of the fund for those of any other fund(s) managed by Capital Research and Management Company or its affiliates.

Notwithstanding the above, exchanges from Class A shares of American Funds U.S. Government Money Market Fund may be made to Class C shares of other American Funds for dollar cost averaging purposes.

Exchange purchases are subject to the minimum investment requirements of the fund purchased and no sales charge generally applies. However, exchanges of shares from American Funds U.S. Government Money Market Fund are subject to applicable sales charges, unless the American Funds U.S. Government Money Market Fund shares were acquired by an exchange from a fund having a sales charge, or by reinvestment or cross-reinvestment of dividends or capital gain distributions.

Exchanges of Class F shares generally may only be made through fee-based programs of investment firms that have special agreements with the fund’s distributor and certain registered investment advisors.

You may exchange shares of other classes by contacting your financial professional by calling American Funds Service Company at (800) 421-4225 or using capitalgroup.com, or faxing (see “American Funds Service Company service areas” in the prospectus for the appropriate fax numbers) the Transfer Agent. For more information, see “Shareholder account services and privileges” in this statement of additional information. These transactions have the same tax consequences as ordinary sales and purchases.

Shares held in employer-sponsored retirement plans may be exchanged into other American Funds by contacting your plan administrator or recordkeeper. Exchange redemptions and purchases are

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processed simultaneously at the share prices next determined after the exchange order is received (see “Price of shares” in this statement of additional information).

Conversion — Class C shares of the fund automatically convert to Class A shares in the month of the 8-year anniversary of the purchase date. Class 529-C shares of the fund automatically convert to Class 529-A shares in the month of the 5-year anniversary of the purchase date. The board of trustees of the fund reserves the right at any time, without shareholder approval, to amend the conversion features of the Class C and Class 529-C shares, including without limitation, providing for conversion into a different share class or for no conversion. In making its decision, the board of trustees will consider, among other things, the effect of any such amendment on shareholders.

Frequent trading of fund shares — As noted in the prospectus, certain redemptions may trigger a restriction under the fund’s “frequent trading policy.” Under this policy, systematic redemptions will not trigger a restriction and systematic purchases will not be prevented if the entity maintaining the shareholder account is able to identify the transaction as a systematic redemption or purchase. For purposes of this policy, systematic redemptions include, for example, regular periodic automatic redemptions and statement of intention escrow share redemptions. Systematic purchases include, for example, regular periodic automatic purchases and automatic reinvestments of dividends and capital gain distributions. Generally, purchases and redemptions will not be considered “systematic” unless the transaction is prescheduled for a specific date.

Potentially abusive activity — American Funds Service Company will monitor for the types of activity that could potentially be harmful to the American Funds — for example, short-term trading activity in multiple funds. When identified, American Funds Service Company will request that the shareholder discontinue the activity. If the activity continues, American Funds Service Company will freeze the shareholder account to prevent all activity other than redemptions of fund shares.

Moving between share classes

If you wish to “move” your investment between share classes (within the same fund or between different funds), we generally will process your request as an exchange of the shares you currently hold for shares in the new class or fund. Below is more information about how sales charges are handled for various scenarios.

Exchanging Class C shares for Class A or Class T shares — If you exchange Class C shares for Class A or Class T shares, you are still responsible for paying any Class C contingent deferred sales charges and applicable Class A or Class T sales charges.

Exchanging Class C shares for Class F shares — If you are part of a qualified fee-based program or approved self-directed platform and you wish to exchange your Class C shares for Class F shares to be held in the program, you are still responsible for paying any applicable Class C contingent deferred sales charges.

Exchanging Class F shares for Class A shares — You can exchange Class F shares held in a qualified fee-based program for Class A shares without paying an initial Class A sales charge if you are leaving or have left the fee-based program. Your financial intermediary can also convert Class F-1 shares to Class A shares without a sales charge if they are held in a brokerage account and they were initially transferred to the account or converted from Class C shares. You can exchange Class F shares received in a conversion from Class C shares for Class A shares at any time without paying an initial Class A sales charge if you notify American Funds Service Company of the conversion when you make your request. If you have already redeemed your Class F shares, the foregoing requirements apply and you must purchase Class

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A shares within 90 days after redeeming your Class F shares to receive the Class A shares without paying an initial Class A sales charge.

Exchanging Class A or Class T shares for Class F shares — If you are part of a qualified fee-based program or approved self-directed platform and you wish to exchange your Class A or Class T shares for Class F shares to be held in the program, any Class A or Class T sales charges (including contingent deferred sales charges) that you paid or are payable will not be credited back to your account.

Exchanging Class A shares for Class R shares — Provided it is eligible to invest in Class R shares, a retirement plan currently invested in Class A shares may exchange its shares for Class R shares. Any Class A sales charges that the retirement plan previously paid will not be credited back to the plan’s account. No contingent deferred sales charge will be assessed as part of the share class conversion.

Moving between Class F shares — If you are part of a qualified fee-based program that offers Class F shares, you may exchange your Class F shares for any other Class F shares to be held in the program. For example, if you hold Class F-2 shares, you may exchange your shares for Class F-1 or Class F-3 shares to be held in the program.

Moving between other share classes — If you desire to move your investment between share classes and the particular scenario is not described in this statement of additional information, please contact American Funds Service Company at (800) 421-4225 for more information.

Non-reportable transactions — Automatic conversions described in the prospectus will be non-reportable for tax purposes. In addition, an exchange of shares from one share class of a fund to another share class of the same fund will be treated as a non-reportable exchange for tax purposes, provided that the exchange request is received in writing by American Funds Service Company and processed as a single transaction. However, a movement between a 529 share class and a non-529 share class of the same fund will be reportable.

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Sales charges

Class A purchases

Purchases by certain 403(b) plans

A 403(b) plan may not invest in American Funds Class A or C shares unless such plan was invested in Class A or C shares before January 1, 2009.

Participant accounts of a 403(b) plan that invested in American Funds Class A or C shares and were treated as an individual-type plan for sales charge purposes before January 1, 2009, may continue to be treated as accounts of an individual-type plan for sales charge purposes. Participant accounts of a 403(b) plan that invested in American Funds Class A or C shares and were treated as an employer-sponsored plan for sales charge purposes before January 1, 2009, may continue to be treated as accounts of an employer-sponsored plan for sales charge purposes. Participant accounts of a 403(b) plan that was established on or after January 1, 2009, are treated as accounts of an employer-sponsored plan for sales charge purposes.

Purchases by SEP plans and SIMPLE IRA plans

Participant accounts in a Simplified Employee Pension (SEP) plan or a Savings Incentive Match Plan for Employees of Small Employers IRA (SIMPLE IRA) will be aggregated at the plan level for Class A sales charge purposes if an employer adopts a prototype plan produced by American Funds Distributors, Inc. or (a) the employer or plan sponsor submits all contributions for all participating employees in a single contribution transmittal or the contributions are identified as related to the same plan; (b) each transmittal is accompanied by checks or wire transfers and generally must be submitted through the transfer agent’s automated contribution system if held on the fund’s books; and (c) if the fund is expected to carry separate accounts in the name of each plan participant and (i) the employer or plan sponsor notifies the funds’ transfer agent or the intermediary holding the account that the separate accounts of all plan participants should be linked and (ii) all new participant accounts are established by submitting the appropriate documentation on behalf of each new participant. Participant accounts in a SEP or SIMPLE plan that are eligible to aggregate their assets at the plan level may not also aggregate the assets with their individual accounts.

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Other purchases

In addition, American Funds Class A and Class 529-A shares may be offered at net asset value to companies exchanging securities with the fund through a merger, acquisition or exchange offer and to certain individuals meeting the criteria described above who invested in Class A and Class 529-A shares before Class F-2 and Class 529-F-2 shares were made available under this privilege.

Transfers to CollegeAmerica — A transfer from the Virginia Prepaid Education ProgramSM or the Virginia Education Savings TrustSM to a CollegeAmerica account will be made with no sales charge. No commission will be paid to the dealer on such a transfer. Investment dealers will be compensated solely with an annual service fee that begins to accrue immediately.

Class F-2 and Class 529-F-2 purchases

If requested, American Funds Class F-2 and Class 529-F-2 shares will be sold to:

(1)

current or retired directors, trustees, officers and advisory board members of, and certain lawyers who provide services to the funds managed by Capital Research and Management Company, current or retired employees of The Capital Group Companies, Inc. and its affiliated companies, certain family members of the above persons, and trusts or plans primarily for such persons; and

(2)	The Capital Group Companies, Inc. and its affiliated companies.

Once an account in Class F-2 or Class 529-F-2 is established under this privilege, additional investments can be made in Class F-2 or Class 529-F-2 for the life of the account. Depending on the financial intermediary holding your account, these privileges may be unavailable. Investors should consult their financial intermediary for further information.

Moving between accounts — American Funds investments by certain account types may be moved to other account types without incurring additional Class A sales charges. These transactions include:

· redemption proceeds from a non-retirement account (for example, a joint tenant account) used to purchase fund shares in an IRA or other individual-type retirement account;

· required minimum distributions from an IRA or other individual-type retirement account used to purchase fund shares in a non-retirement account; and

· death distributions paid to a beneficiary’s account that are used by the beneficiary to purchase fund shares in a different account.

Investors may not move investments from a Capital Bank & Trust Company SIMPLE IRA Plus to a Capital Bank & Trust Company SIMPLE IRA unless it is part of a plan transfer or to a current employer’s Capital Bank & Trust Company SIMPLE IRA plan.

These privileges are generally available only if your account is held directly with the fund’s transfer agent or if the financial intermediary holding your account has the systems, policies and procedures to support providing the privileges on its systems. Investors should consult their financial intermediary for further information.

Loan repayments — Repayments on loans taken from a retirement plan are not subject to sales charges if American Funds Service Company is notified of the repayment.

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Dealer commissions and compensation — Commissions (up to 1.00%) are paid to dealers who initiate and are responsible for certain Class A share purchases not subject to initial sales charges. These purchases consist of a) purchases of $1 million or more, and b) purchases by employer-sponsored defined contribution-type retirement plans investing $1 million or more or with 100 or more eligible employees. Commissions on such investments (other than IRA rollover assets that roll over at no sales charge under the fund’s IRA rollover policy as described in the prospectus) are paid to dealers at the following rates: 1.00% on amounts of less than $10 million, .50% on amounts of at least $10 million but less than $25 million and .25% on amounts of at least $25 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines. For example, if a shareholder has accumulated investments in excess of $10 million (but less than $25 million) and subsequently redeems all or a portion of the account(s), purchases following the redemption will generate a dealer commission of .50%.

A dealer concession of up to 1% may be paid by the fund under its Class A plan of distribution to reimburse the Principal Underwriter in connection with dealer and wholesaler compensation paid by it with respect to investments made with no initial sales charge.

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Sales charge reductions and waivers

Reducing your Class A sales charge — As described in the prospectus, there are various ways to reduce your sales charge when purchasing Class A shares. Additional information about Class A sales charge reductions is provided below.

Statement of intention — By establishing a statement of intention (the "Statement"), you enter into a nonbinding commitment to purchase shares of American Funds (excluding American Funds U.S. Government Money Market Fund) over a 13-month period and receive the same sales charge (expressed as a percentage of your purchases) as if all shares had been purchased at once, unless the Statement is upgraded as described below.

The Statement period starts on the date on which your first purchase made toward satisfying the Statement is processed. Your accumulated holdings (as described in the paragraph below titled “Rights of accumulation”) eligible to be aggregated as of the day immediately before the start of the Statement period may be credited toward satisfying the Statement.

You may revise the commitment you have made in your Statement upward at any time during the Statement period. If your prior commitment has not been met by the time of the revision, the Statement period during which purchases must be made will remain unchanged. Purchases made from the date of the revision will receive the reduced sales charge, if any, resulting from the revised Statement. If your prior commitment has been met by the time of the revision, your original Statement will be considered met and a new Statement will be established.

The Statement will be considered completed if the shareholder dies within the 13-month Statement period. Commissions to dealers will not be adjusted or paid on the difference between the Statement amount and the amount actually invested before the shareholder’s death.

When a shareholder elects to use a Statement, shares equal to 5% of the dollar amount specified in the Statement may be held in escrow in the shareholder’s account out of the initial purchase (or subsequent purchases, if necessary) by the Transfer Agent. All dividends and any capital gain distributions on shares held in escrow will be credited to the shareholder’s account in shares (or paid in cash, if requested). If the intended investment is not completed within the specified Statement period the investments made during the statement period will be adjusted to reflect the difference between the sales charge actually paid and the sales charge which would have been paid if the total of such purchases had been made at a single time. Any dealers assigned to the shareholder’s account at the time a purchase was made during the Statement period will receive a corresponding commission adjustment if appropriate.

In addition, if you currently have individual holdings in American Legacy variable annuity contracts or variable life insurance policies that were established on or before March 31, 2007, you may continue to apply purchases under such contracts and policies to a Statement.

Shareholders purchasing shares at a reduced sales charge under a Statement indicate their acceptance of these terms and those in the prospectus with their first purchase.

The Statement period may be extended in cases where the fund’s distributor determines it is appropriate to do so; for example in periods when there are extenuating circumstances such as a natural disaster that may limit an individual’s ability to meet the investment required under the Statement.

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Aggregation — Qualifying investments for aggregation include those made by you and your “immediate family” as defined in the prospectus, if all parties are purchasing shares for their own accounts and/or:

· individual-type employee benefit plans, such as an IRA, single-participant Keogh-type plan, or a participant account of a 403(b) plan that is treated as an individual-type plan for sales charge purposes (see “Purchases by certain 403(b) plans” under “Sales charges” in this statement of additional information);

· SEP plans and SIMPLE IRA plans established after November 15, 2004, by an employer adopting any plan document other than a prototype plan produced by American Funds Distributors, Inc.;

· business accounts solely controlled by you or your immediate family (for example, you own the entire business);

· trust accounts established by you or your immediate family (for trusts with only one primary beneficiary, upon the trustor’s death the trust account may be aggregated with such beneficiary’s own accounts; for trusts with multiple primary beneficiaries, upon the trustor’s death the trustees of the trust may instruct American Funds Service Company to establish separate trust accounts for each primary beneficiary; each primary beneficiary’s separate trust account may then be aggregated with such beneficiary’s own accounts);

· endowments or foundations established and controlled by you or your immediate family; or

· 529 accounts, which will be aggregated at the account owner level (Class 529-E accounts may only be aggregated with an eligible employer plan).

Individual purchases by a trustee(s) or other fiduciary(ies) may also be aggregated if the investments are:

· for a single trust estate or fiduciary account, including employee benefit plans other than the individual-type employee benefit plans described above;

· made for two or more employee benefit plans of a single employer or of affiliated employers as defined in the 1940 Act, excluding the individual-type employee benefit plans described above;

· for a diversified common trust fund or other diversified pooled account not specifically formed for the purpose of accumulating fund shares;

· for nonprofit, charitable or educational organizations, or any endowments or foundations established and controlled by such organizations, or any employer-sponsored retirement plans established for the benefit of the employees of such organizations, their endowments, or their foundations;

· for participant accounts of a 403(b) plan that is treated as an employer-sponsored plan for sales charge purposes (see “Purchases by certain 403(b) plans” under “Sales charges” in this statement of additional information), or made for participant accounts of two or more such plans, in each case of a single employer or affiliated employers as defined in the 1940 Act; or

· for a SEP or SIMPLE IRA plan established after November 15, 2004, by an employer adopting a prototype plan produced by American Funds Distributors, Inc.

Purchases made for nominee or street name accounts (securities held in the name of an investment dealer or another nominee such as a bank trust department instead of the

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customer) may not be aggregated with those made for other accounts and may not be aggregated with other nominee or street name accounts unless otherwise qualified as described above.

Joint accounts may be aggregated with other accounts belonging to the primary owner and/or his or her immediate family. The primary owner of a joint account is the individual responsible for taxes on the account.

Concurrent purchases — As described in the prospectus, you may reduce your Class A sales charge by combining purchases of all classes of shares in American Funds. Shares of American Funds U.S. Government Money Market Fund purchased through an exchange, reinvestment or cross-reinvestment from a fund having a sales charge also qualify. However, direct purchases of American Funds U.S. Government Money Market Fund Class A shares are excluded. If you currently have individual holdings in American Legacy variable annuity contracts or variable life insurance policies that were established on or before March 31, 2007, you may continue to combine purchases made under such contracts and policies to reduce your Class A sales charge.

Rights of accumulation — Subject to the limitations described in the aggregation policy, you may take into account your accumulated holdings in all share classes of American Funds to determine your sales charge on investments in accounts eligible to be aggregated. Direct purchases of American Funds U.S. Government Money Market Fund Class A shares are excluded. Subject to your investment dealer’s or recordkeeper’s capabilities, your accumulated holdings will be calculated as the higher of (a) the current value of your existing holdings (the “market value”) as of the day prior to your American Funds investment or (b) the amount you invested (including reinvested dividends and capital gains, but excluding capital appreciation) less any withdrawals (the “cost value”). Depending on the entity on whose books your account is held, the value of your holdings in that account may not be eligible for calculation at cost value. For example, accounts held in nominee or street name may not be eligible for calculation at cost value and instead may be calculated at market value for purposes of rights of accumulation.

The value of all of your holdings in accounts established in calendar year 2005 or earlier will be assigned an initial cost value equal to the market value of those holdings as of the last business day of 2005. Thereafter, the cost value of such accounts will increase or decrease according to actual investments or withdrawals. You must contact your financial professional or American Funds Service Company if you have additional information that is relevant to the calculation of the value of your holdings.

When determining your American Funds Class A sales charge, if your investment is not in an employer-sponsored retirement plan, you may also continue to take into account the market value (as of the day prior to your American Funds investment) of your individual holdings in various American Legacy variable annuity contracts and variable life insurance policies that were established on or before March 31, 2007. An employer-sponsored retirement plan may also continue to take into account the market value of its investments in American Legacy Retirement Investment Plans that were established on or before March 31, 2007.

You may not purchase Class C or 529-C shares if such combined holdings cause you to be eligible to purchase Class A or 529-A shares at the $1 million or more sales charge discount rate (i.e. at net asset value).

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If you make a gift of American Funds Class A shares, upon your request, you may purchase the shares at the sales charge discount allowed under rights of accumulation of all of your American Funds and applicable American Legacy accounts.

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Reducing your Class T sales charge — As described in the prospectus, the initial sales charge you pay each time you buy Class T shares may differ depending upon the amount you invest and may be reduced for larger purchases. Additionally, Class T shares acquired through reinvestment of dividends or capital gain distributions are not subject to an initial sales charge. Sales charges on Class T shares are applied on a transaction-by-transaction basis, and, accordingly, Class T shares are not eligible for any other sales charge waivers or reductions, including through the aggregation of Class T shares concurrently purchased by other related accounts or in other American Funds. The sales charge applicable to Class T shares may not be reduced by establishing a statement of intention, and rights of accumulation are not available for Class T shares.

CDSC waivers for Class A and C shares — As noted in the prospectus, a contingent deferred sales charge (“CDSC”) will be waived for redemptions due to death or post-purchase disability of a shareholder (this generally excludes accounts registered in the names of trusts and other entities). In the case of joint tenant accounts, if one joint tenant dies, a surviving joint tenant, at the time he or she notifies the Transfer Agent of the other joint tenant’s death and removes the decedent’s name from the account, may redeem shares from the account without incurring a CDSC. Redemptions made after the Transfer Agent is notified of the death of a joint tenant will be subject to a CDSC.

In addition, a CDSC will be waived for the following types of transactions, if they do not exceed 12% of the value of an “account” (defined below) annually (the “12% limit”):

· Required minimum distributions taken from retirement accounts in accordance with IRS regulations.

· Redemptions through an automatic withdrawal plan (“AWP”) (see “Automatic withdrawals” under “Shareholder account services and privileges” in this statement of additional information). For each AWP payment, assets that are not subject to a CDSC, such as shares acquired through reinvestment of dividends and/or capital gain distributions, will be redeemed first and will count toward the 12% limit. If there is an insufficient amount of assets not subject to a CDSC to cover a particular AWP payment, shares subject to the lowest CDSC will be redeemed next until the 12% limit is reached. Any dividends and/or capital gain distributions taken in cash by a shareholder who receives payments through an AWP will also count toward the 12% limit. In the case of an AWP, the 12% limit is calculated at the time an automatic redemption is first made, and is recalculated at the time each additional automatic redemption is made. Shareholders who establish an AWP should be aware that the amount of a payment not subject to a CDSC may vary over time depending on fluctuations in the value of their accounts. This privilege may be revised or terminated at any time.

For purposes of this paragraph, “account” means your investment in the applicable class of shares of the particular fund from which you are making the redemption.

The CDSC on American Funds Class A shares may be waived in cases where the fund’s transfer agent determines the benefit to the fund of collecting the CDSC would be outweighed by the cost of applying it.

CDSC waivers are allowed only in the cases listed here and in the prospectus. For example, CDSC waivers will not be allowed on redemptions of Class 529-C shares due to termination of CollegeAmerica; a determination by the Internal Revenue Service that CollegeAmerica does not qualify as a qualified tuition program under the Code; proposal or enactment of law that eliminates or limits the tax-favored status of CollegeAmerica; or elimination of the fund by Virginia529 as an option for additional investment within CollegeAmerica.

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Selling shares

The methods for selling (redeeming) shares are described more fully in the prospectus. If you wish to sell your shares by contacting American Funds Service Company directly, any such request must be signed by the registered shareholders. To contact American Funds Service Company via overnight mail or courier service, see “Purchase and exchange of shares.”

A signature guarantee may be required for certain redemptions. In such an event, your signature may be guaranteed by a domestic stock exchange or the Financial Industry Regulatory Authority, bank, savings association or credit union that is an eligible guarantor institution. The Transfer Agent reserves the right to require a signature guarantee on any redemptions.

Additional documentation may be required for sales of shares held in corporate, partnership or fiduciary accounts. You must include with your written request any shares you wish to sell that are in certificate form.

If you sell Class A or C shares and request a specific dollar amount to be sold, we will sell sufficient shares so that the sale proceeds, after deducting any applicable CDSC, equals the dollar amount requested.

If you hold multiple American Funds and a CDSC applies to the shares you are redeeming, the CDSC will be calculated based on the applicable class of shares of the particular fund from which you are making the redemption.

Redemption proceeds will not be mailed until sufficient time has passed to provide reasonable assurance that checks or drafts (including certified or cashier’s checks) for shares purchased have cleared (normally seven business days from the purchase date). Except for delays relating to clearance of checks for share purchases or in extraordinary circumstances (and as permissible under the 1940 Act), the fund typically expects to pay redemption proceeds one business day following receipt and acceptance of a redemption order. Interest will not accrue or be paid on amounts that represent uncashed distribution or redemption checks.

You may request that redemption proceeds of $1,000 or more from American Funds U.S. Government Money Market Fund be wired to your bank by writing American Funds Service Company. A signature guarantee is required on all requests to wire funds and you may be subject to a fee for the transaction.

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Shareholder account services and privileges

The following services and privileges are generally available to all shareholders. However, certain services and privileges described in the prospectus and this statement of additional information may not be available for Class 529 shareholders or if your account is held with an investment dealer or through an employer-sponsored retirement plan.

Automatic investment plan — An automatic investment plan enables you to make monthly or quarterly investments in American Funds through automatic debits from your bank account. To set up a plan, you must fill out an account application and specify the amount that you would like to invest and the date on which you would like your investments to occur. The plan will begin within 30 days after your account application is received. Your bank account will be debited on the day or a few days before your investment is made, depending on the bank’s capabilities. The Transfer Agent will then invest your money into the fund you specified on or around the date you specified. If the date you specified falls on a weekend or holiday, your money will be invested on the following business day. However, if the following business day falls in the next month, your money will be invested on the business day immediately preceding the weekend or holiday. If your bank account cannot be debited due to insufficient funds, a stop-payment or the closing of the account, the plan may be terminated and the related investment reversed. You may change the amount of the investment or discontinue the plan at any time by contacting the Transfer Agent.

Automatic reinvestment — Dividends and capital gain distributions are reinvested in additional shares of the same class and fund at net asset value unless you indicate otherwise on the account application. You also may elect to have dividends and/or capital gain distributions paid in cash by informing the fund, the Transfer Agent or your investment dealer. Dividends and capital gain distributions paid to retirement plan shareholders or shareholders of the 529 share classes will be automatically reinvested.

If you have elected to receive dividends and/or capital gain distributions in cash, and the postal or other delivery service is unable to deliver checks to your address of record, or you do not respond to mailings from American Funds Service Company with regard to uncashed distribution checks, your distribution option may be automatically converted to having all dividends and other distributions reinvested in additional shares.

Cross-reinvestment of dividends and distributions — For all share classes, except Class T shares and the 529 classes of shares, you may cross-reinvest dividends and capital gains (distributions) into other American Funds in the same share class at net asset value, subject to the following conditions:

(1) the aggregate value of your account(s) in the fund(s) paying distributions equals or exceeds $5,000 (this is waived if the value of the account in the fund receiving the distributions equals or exceeds that fund’s minimum initial investment requirement);

(2) if the value of the account of the fund receiving distributions is below the minimum initial investment requirement, distributions must be automatically reinvested; and

(3) if you discontinue the cross-reinvestment of distributions, the value of the account of the fund receiving distributions must equal or exceed the minimum initial investment requirement. If you do not meet this requirement within 90 days of notification, the fund has the right to automatically redeem the account.

Depending on the financial intermediary holding your account, your reinvestment privileges may be unavailable or differ from those described in this statement of additional information. Investors should consult their financial intermediary for further information.

The Bond Fund of America — Page 88

Automatic exchanges — For all share classes other than Class T shares, you may automatically exchange shares of the same class in amounts of $50 or more among any American Funds on any day (or preceding business day if the day falls on a nonbusiness day) of each month you designate.

Automatic withdrawals — Depending on the type of account, for all share classes except R shares, you may automatically withdraw shares from any of the American Funds. You can make automatic withdrawals of $50 or more. You can designate the day of each period for withdrawals and request that checks be sent to you or someone else. Withdrawals may also be electronically deposited to your bank account. The Transfer Agent will withdraw your money from the fund you specify on or around the date you specify. If the date you specified falls on a weekend or holiday, the redemption will take place on the previous business day. However, if the previous business day falls in the preceding month, the redemption will take place on the following business day after the weekend or holiday. You should consult with your financial professional or intermediary to determine if your account is eligible for automatic withdrawals.

Withdrawal payments are not to be considered as dividends, yield or income. Generally, automatic investments may not be made into a shareholder account from which there are automatic withdrawals. Withdrawals of amounts exceeding reinvested dividends and distributions and increases in share value would reduce the aggregate value of the shareholder’s account. The Transfer Agent arranges for the redemption by the fund of sufficient shares, deposited by the shareholder with the Transfer Agent, to provide the withdrawal payment specified.

Redemption proceeds from an automatic withdrawal plan are not eligible for reinvestment without a sales charge.

Account statements — Your account is opened in accordance with your registration instructions. Transactions in the account, such as additional investments, will be reflected on regular confirmation statements from the Transfer Agent. Dividend and capital gain reinvestments, purchases through automatic investment plans and certain retirement plans, as well as automatic exchanges and withdrawals, will be confirmed at least quarterly.

American Funds Service Company and capitalgroup.com — You may check your share balance, the price of your shares or your most recent account transaction; redeem shares (up to $125,000 per American Funds shareholder each day); or exchange shares by calling American Funds Service Company at (800) 421-4225 or using capitalgroup.com. Redemptions and exchanges through American Funds Service Company and capitalgroup.com are subject to the conditions noted above and in “Telephone and Internet purchases, redemptions and exchanges” below. You will need your fund number (see the list of American Funds under the “General information — fund numbers” section in this statement of additional information), personal identification number (generally the last four digits of your Social Security number or other tax identification number associated with your account) and account number.

Generally, all shareholders are automatically eligible to use these services. However, if you are not currently authorized to do so, please contact American Funds Service Company for assistance. Once you establish this privilege, you, your financial professional or any person with your account information may use these services.

Telephone and Internet purchases, redemptions and exchanges — By using the telephone or the Internet (including capitalgroup.com), or fax purchase, redemption and/or exchange options, you agree to hold the fund, the Transfer Agent, any of its affiliates or mutual funds managed by such affiliates, and each of their respective directors, trustees, officers, employees and agents harmless from any losses, expenses, costs or liabilities (including attorney fees) that may be incurred in connection with the exercise of these privileges. Generally, all shareholders are automatically eligible to use these

The Bond Fund of America — Page 89

services. However, you may elect to opt out of these services by writing the Transfer Agent (you may also reinstate them at any time by writing the Transfer Agent). If the Transfer Agent does not employ reasonable procedures to confirm that the instructions received from any person with appropriate account information are genuine, it and/or the fund may be liable for losses due to unauthorized or fraudulent instructions. In the event that shareholders are unable to reach the fund by telephone because of technical difficulties, market conditions or a natural disaster, redemption and exchange requests may be made in writing only.

Redemption of shares — The fund’s declaration of trust permits the fund to direct the Transfer Agent to redeem the shares of any shareholder for their then current net asset value per share if at such time the shareholder of record owns shares having an aggregate net asset value of less than the minimum initial investment amount required of new shareholders as set forth in the fund’s current registration statement under the 1940 Act, and subject to such further terms and conditions as the board of trustees of the fund may from time to time adopt.

While payment of redemptions normally will be in cash, the fund’s declaration of trust permits payment of the redemption price wholly or partly with portfolio securities or other fund assets under conditions and circumstances determined by the fund’s board of trustees. For example, redemptions could be made in this manner if the board determined that making payments wholly in cash over a particular period would be unfair and/or harmful to other fund shareholders.

Share certificates — Shares are credited to your account. The fund does not issue share certificates.

The Bond Fund of America — Page 90

General information

Custodian of assets — Securities and cash owned by the fund, including proceeds from the sale of shares of the fund and of securities in the fund’s portfolio, are held by JP Morgan Chase Bank N.A., 270 Park Avenue, New York, NY 10017-2070, as custodian. If the fund holds securities of issuers outside the U.S., the custodian may hold these securities pursuant to subcustodial arrangements in banks outside the U.S. or branches of U.S. banks outside the U.S.

Transfer agent services — American Funds Service Company, a wholly owned subsidiary of the investment adviser, maintains the records of shareholder accounts, processes purchases and redemptions of the fund’s shares, acts as dividend and capital gain distribution disbursing agent, and performs other related shareholder service functions. The principal office of American Funds Service Company is located at 6455 Irvine Center Drive, Irvine, CA 92618. Transfer agent fees are paid according to a fee schedule, based on the number of accounts serviced or a percentage of fund assets, contained in a Shareholder Services Agreement between the fund and American Funds Service Company.

In the case of certain shareholder accounts, third parties who may be unaffiliated with the investment adviser provide transfer agency and shareholder services in place of American Funds Service Company. These services are rendered under agreements with American Funds Service Company or its affiliates and the third parties receive compensation according to such agreements. Compensation for transfer agency and shareholder services, whether paid to American Funds Service Company or such third parties, is ultimately paid from fund assets and is reflected in the expenses of the fund as disclosed in the prospectus.

During the 2021 fiscal year, transfer agent fees, gross of any payments made by American Funds Service Company to third parties, were:

Transfer agent fee
Class A	$29,796,000
Class C	775,000
Class T	—*
Class F-1	1,616,000
Class F-2	20,883,000
Class F-3	74,000
Class 529-A	1,423,000
Class 529-C	76,000
Class 529-E	18,000
Class 529-T	—*
Class 529-F-1	—*
Class 529-F-2	122,000
Class 529-F-3	—*
Class R-1	40,000
Class R-2	1,510,000
Class R-2E	93,000
Class R-3	1,062,000
Class R-4	627,000
Class R-5E	189,000
Class R-5	108,000
Class R-6	124,000

*Amount less than $1,000.

The Bond Fund of America — Page 91

Independent registered public accounting firm — Deloitte & Touche LLP, 695 Town Center Drive, Costa Mesa, CA 92626, serves as the fund’s independent registered public accounting firm, providing audit services and review of certain documents to be filed with the SEC. Deloitte Tax LLP prepares tax returns for the fund. The financial statements included in this statement of additional information that are from the fund's annual report have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The selection of the fund’s independent registered public accounting firm is reviewed and determined annually by the board of trustees.

Independent legal counsel — Morgan, Lewis & Bockius LLP, One Federal Street, Boston, MA 02110-1726, serves as independent legal counsel (“counsel”) for the fund and for independent trustees in their capacities as such. A determination with respect to the independence of the fund’s counsel will be made at least annually by the independent trustees of the fund, as prescribed by applicable 1940 Act rules.

Prospectuses, reports to shareholders and proxy statements — The fund’s fiscal year ends on December 31. Shareholders are provided updated summary prospectuses annually and at least semi-annually with reports showing the fund’s investment portfolio or summary investment portfolio, financial statements and other information. Shareholders may request a copy of the fund’s current prospectus at no cost by calling (800) 421-4225 or by sending an email request to prospectus@americanfunds.com. Shareholders may also access the fund’s current summary prospectus, prospectus, statement of additional information and shareholder reports at capitalgroup.com/prospectus. The fund’s annual financial statements are audited by the fund’s independent registered public accounting firm, Deloitte & Touche LLP. In addition, shareholders may also receive proxy statements for the fund. In an effort to reduce the volume of mail shareholders receive from the fund when a household owns more than one account, the Transfer Agent has taken steps to eliminate duplicate mailings of summary prospectuses, shareholder reports and proxy statements. To receive additional copies of a summary prospectus, report or proxy statement, shareholders should contact the Transfer Agent.

Shareholders may also elect to receive updated summary prospectuses, annual reports and semi-annual reports electronically by signing up for electronic delivery on our website, capitalgroup.com. Shareholders who elect to receive documents electronically will receive such documents in electronic form and will not receive documents in paper form by mail. A shareholder who elects electronic delivery is able to cancel this service at any time and return to receiving updated summary prospectuses and other reports in paper form by mail.

Summary prospectuses, prospectuses, annual reports and semi-annual reports that are mailed to shareholders by the Capital Group organization are printed with ink containing soy and/or vegetable oil on paper containing recycled fibers.

Codes of ethics — The fund and Capital Research and Management Company and its affiliated companies, including the fund’s Principal Underwriter, have adopted codes of ethics that allow for personal investments, including securities in which the fund may invest from time to time. These codes include a ban on acquisitions of securities pursuant to an initial public offering; restrictions on acquisitions of private placement securities; preclearance and reporting requirements; review of duplicate confirmation statements; annual recertification of compliance with codes of ethics; blackout periods on personal investing for certain investment personnel; ban on short-term trading profits for investment personnel; limitations on service as a director of publicly traded companies; disclosure of personal securities transactions; and policies regarding political contributions.

The Bond Fund of America — Page 92

Determination of net asset value, redemption price and maximum offering price per share for Class A shares — December 31, 2021

Net asset value and redemption price per share (Net assets divided by shares outstanding)	$13.39
Maximum offering price per share (100/96.25 of net asset value per share, which takes into account the fund’s current maximum sales charge)	$13.91

Other information — The fund reserves the right to modify the privileges described in this statement of additional information at any time.

The fund’s financial statements, including the investment portfolio and the report of the fund’s independent registered public accounting firm contained in the annual report, are included in this statement of additional information.

The Bond Fund of America — Page 93

Fund numbers — Here are the fund numbers for use when making share transactions:

	Fund numbers
Fund	Class A	Class C	Class T	Class F-1	Class F-2	Class F-3
Stock and stock/fixed income funds
AMCAP Fund®	002	302	43002	402	602	702
American Balanced Fund®	011	311	43011	411	611	711
American Funds Developing World Growth and Income FundSM	30100	33100	43100	34100	36100	37100
American Funds Global Balanced FundSM	037	337	43037	437	637	737
American Funds Global Insight FundSM	30122	33122	43122	34122	36122	37122
American Funds International Vantage FundSM	30123	33123	43123	34123	36123	37123
American Mutual Fund®	003	303	43003	403	603	703
Capital Income Builder®	012	312	43012	412	612	712
Capital World Growth and Income Fund®	033	333	43033	433	633	733
EuroPacific Growth Fund®	016	316	43016	416	616	716
Fundamental Investors®	010	310	43010	410	610	710
The Growth Fund of America®	005	305	43005	405	605	705
The Income Fund of America®	006	306	43006	406	606	706
International Growth and Income FundSM	034	334	43034	434	634	734
The Investment Company of America®	004	304	43004	404	604	704
The New Economy Fund®	014	314	43014	414	614	714
New Perspective Fund®	007	307	43007	407	607	707
New World Fund®	036	336	43036	436	636	736
SMALLCAP World Fund®	035	335	43035	435	635	735
Washington Mutual Investors FundSM	001	301	43001	401	601	701
Fixed income funds
American Funds Emerging Markets Bond Fund ®	30114	33114	43114	34114	36114	37114
American Funds Corporate Bond Fund ®	032	332	43032	432	632	732
American Funds Inflation Linked Bond Fund®	060	360	43060	460	660	760
American Funds Mortgage Fund®	042	342	43042	442	642	742
American Funds Multi-Sector Income FundSM	30126	33126	43126	34126	36126	37126
American Funds Short-Term Tax-Exempt Bond Fund®	039	N/A	43039	439	639	739
American Funds Strategic Bond FundSM	30112	33112	43112	34112	36112	37112
American Funds Tax-Exempt Fund of New York®	041	341	43041	441	641	741
American High-Income Municipal Bond Fund®	040	340	43040	440	640	740
American High-Income Trust®	021	321	43021	421	621	721
The Bond Fund of America®	008	308	43008	408	608	708
Capital World Bond Fund®	031	331	43031	431	631	731
Intermediate Bond Fund of America®	023	323	43023	423	623	723
Limited Term Tax-Exempt Bond Fund of America®	043	343	43043	443	643	743
Short-Term Bond Fund of America®	048	348	43048	448	648	748
The Tax-Exempt Bond Fund of America®	019	319	43019	419	619	719
The Tax-Exempt Fund of California®	020	320	43020	420	620	720
U.S. Government Securities Fund®	022	322	43022	422	622	722
Money market fund
American Funds U.S. Government Money Market FundSM	059	359	43059	459	659	759

The Bond Fund of America — Page 94

	Fund numbers
Fund	Class 529-A	Class 529-C	Class 529-E	Class 529-T	Class 529-F-1	Class 529-F-2	Class 529-F-3	Class ABLE-A	Class ABLE-F-2
Stock and stock/fixed income funds
AMCAP Fund	1002	1302	1502	46002	1402	1602	1702	N/A	N/A
American Balanced Fund	1011	1311	1511	46011	1411	1611	1711	N/A	N/A
American Funds Developing World Growth and Income Fund	10100	13100	15100	46100	14100	16100	17100	N/A	N/A
American Funds Global Balanced Fund	1037	1337	1537	46037	1437	1637	1737	N/A	N/A
American Funds Global Insight Fund	10122	13122	15122	46122	14122	16122	17122	N/A	N/A
American Funds International Vantage Fund	10123	13123	15123	46123	14123	16123	17123	N/A	N/A
American Mutual Fund	1003	1303	1503	46003	1403	1603	1703	N/A	N/A
Capital Income Builder	1012	1312	1512	46012	1412	1612	1712	N/A	N/A
Capital World Growth and Income Fund	1033	1333	1533	46033	1433	1633	1733	N/A	N/A
EuroPacific Growth Fund	1016	1316	1516	46016	1416	1616	1716	N/A	N/A
Fundamental Investors	1010	1310	1510	46010	1410	1610	1710	N/A	N/A
The Growth Fund of America	1005	1305	1505	46005	1405	1605	1705	N/A	N/A
The Income Fund of America	1006	1306	1506	46006	1406	1606	1706	N/A	N/A
International Growth and Income Fund	1034	1334	1534	46034	1434	1634	1734	N/A	N/A
The Investment Company of America	1004	1304	1504	46004	1404	1604	1704	N/A	N/A
The New Economy Fund	1014	1314	1514	46014	1414	1614	1714	N/A	N/A
New Perspective Fund	1007	1307	1507	46007	1407	1607	1707	N/A	N/A
New World Fund	1036	1336	1536	46036	1436	1636	1736	N/A	N/A
SMALLCAP World Fund	1035	1335	1535	46035	1435	1635	1735	N/A	N/A
Washington Mutual Investors Fund	1001	1301	1501	46001	1401	1601	1701	N/A	N/A
Fixed income funds
American Funds Emerging Markets Bond Fund	10114	13114	15114	46114	14114	16114	17114	N/A	N/A
American Funds Corporate Bond Fund	1032	1332	1532	46032	1432	1632	1732	N/A	N/A
American Funds Inflation Linked Bond Fund	1060	1360	1560	46060	1460	1660	1760	N/A	N/A
American Funds Mortgage Fund	1042	1342	1542	46042	1442	1642	1742	N/A	N/A
American Funds Multi-Sector Income Fund	10126	13126	15126	46126	14126	16126	17126	N/A	N/A
American Funds Strategic Bond Fund	10112	13112	15112	46112	14112	16112	17112	N/A	N/A
American High-Income Trust	1021	1321	1521	46021	1421	1621	1721	N/A	N/A
The Bond Fund of America	1008	1308	1508	46008	1408	1608	1708	N/A	N/A
Capital World Bond Fund	1031	1331	1531	46031	1431	1631	1731	N/A	N/A
Intermediate Bond Fund of America	1023	1323	1523	46023	1423	1623	1723	N/A	N/A
Short-Term Bond Fund of America	1048	1348	1548	46048	1448	1648	1748	N/A	N/A
U.S. Government Securities Fund	1022	1322	1522	46022	1422	1622	1722	N/A	N/A
Money market fund
American Funds U.S. Government Money Market Fund	1059	1359	1559	46059	1459	1659	1759	48059	60059

The Bond Fund of America — Page 95

	Fund numbers
Fund	Class R-1	Class R-2	Class R-2E	Class R-3	Class R-4	Class R-5E	Class R-5	Class R-6
Stock and stock/fixed income funds
AMCAP Fund	2102	2202	4102	2302	2402	2702	2502	2602
American Balanced Fund	2111	2211	4111	2311	2411	2711	2511	2611
American Funds Developing World Growth and Income Fund	21100	22100	41100	23100	24100	27100	25100	26100
American Funds Global Balanced Fund	2137	2237	4137	2337	2437	2737	2537	2637
American Funds Global Insight Fund	21122	22122	41122	23122	24122	27122	25122	26122
American Funds International Vantage Fund	21123	22123	41123	23123	24123	27123	25123	26123
American Mutual Fund	2103	2203	4103	2303	2403	2703	2503	2603
Capital Income Builder	2112	2212	4112	2312	2412	2712	2512	2612
Capital World Growth and Income Fund	2133	2233	4133	2333	2433	2733	2533	2633
EuroPacific Growth Fund	2116	2216	4116	2316	2416	2716	2516	2616
Fundamental Investors	2110	2210	4110	2310	2410	2710	2510	2610
The Growth Fund of America	2105	2205	4105	2305	2405	2705	2505	2605
The Income Fund of America	2106	2206	4106	2306	2406	2706	2506	2606
International Growth and Income Fund	2134	2234	41034	2334	2434	27034	2534	2634
The Investment Company of America	2104	2204	4104	2304	2404	2704	2504	2604
The New Economy Fund	2114	2214	4114	2314	2414	2714	2514	2614
New Perspective Fund	2107	2207	4107	2307	2407	2707	2507	2607
New World Fund	2136	2236	4136	2336	2436	2736	2536	2636
SMALLCAP World Fund	2135	2235	4135	2335	2435	2735	2535	2635
Washington Mutual Investors Fund	2101	2201	4101	2301	2401	2701	2501	2601
Fixed income funds
American Funds Emerging Markets Bond Fund	21114	22114	41114	23114	24114	27114	25114	26114
American Funds Corporate Bond Fund	2132	2232	4132	2332	2432	2732	2532	2632
American Funds Inflation Linked Bond Fund	2160	2260	4160	2360	2460	2760	2560	2660
American Funds Mortgage Fund	2142	2242	4142	2342	2442	2742	2542	2642
American Funds Multi-Sector Income Fund	21126	22126	41126	23126	24126	27126	25126	26126
American Funds Strategic Bond Fund	21112	22112	41112	23112	24112	27112	25112	26112
American High-Income Trust	2121	2221	4121	2321	2421	2721	2521	2621
The Bond Fund of America	2108	2208	4108	2308	2408	2708	2508	2608
Capital World Bond Fund	2131	2231	4131	2331	2431	2731	2531	2631
Intermediate Bond Fund of America	2123	2223	4123	2323	2423	2723	2523	2623
Short-Term Bond Fund of America	2148	2248	4148	2348	2448	2748	2548	2648
U.S. Government Securities Fund	2122	2222	4122	2322	2422	2722	2522	2622
Money market fund
American Funds U.S. Government Money Market Fund	2159	2259	4159	2359	2459	2759	2559	2659
The Bond Fund of America — Page 96

	Fund numbers
Fund	Class A	Class C	Class T	Class F-1	Class F-2	Class F-3
American Funds Target Date Retirement Series®
American Funds 2065 Target Date Retirement FundSM	30185	33185	43185	34185	36185	37185
American Funds 2060 Target Date Retirement Fund®	083	383	43083	483	683	783
American Funds 2055 Target Date Retirement Fund®	082	382	43082	482	682	782
American Funds 2050 Target Date Retirement Fund®	069	369	43069	469	669	769
American Funds 2045 Target Date Retirement Fund®	068	368	43068	468	668	768
American Funds 2040 Target Date Retirement Fund®	067	367	43067	467	667	767
American Funds 2035 Target Date Retirement Fund®	066	366	43066	466	36066	766
American Funds 2030 Target Date Retirement Fund®	065	365	43065	465	665	765
American Funds 2025 Target Date Retirement Fund®	064	364	43064	464	664	764
American Funds 2020 Target Date Retirement Fund®	063	363	43063	463	663	763
American Funds 2015 Target Date Retirement Fund®	062	362	43062	462	662	762
American Funds 2010 Target Date Retirement Fund®	061	361	43061	461	661	761

	Fund numbers
Fund	Class R-1	Class R-2	Class R-2E	Class R-3	Class R-4	Class R-5E	Class R-5	Class R-6
American Funds Target Date Retirement Series®
American Funds 2065 Target Date Retirement FundSM	21185	22185	41185	23185	24185	27185	25185	26185
American Funds 2060 Target Date Retirement Fund®	2183	2283	4183	2383	2483	2783	2583	2683
American Funds 2055 Target Date Retirement Fund®	2182	2282	4182	2382	2482	2782	2582	2682
American Funds 2050 Target Date Retirement Fund®	2169	2269	4169	2369	2469	2769	2569	2669
American Funds 2045 Target Date Retirement Fund®	2168	2268	4168	2368	2468	2768	2568	2668
American Funds 2040 Target Date Retirement Fund®	2167	2267	4167	2367	2467	2767	2567	2667
American Funds 2035 Target Date Retirement Fund®	2166	2266	4166	2366	2466	2766	2566	2666
American Funds 2030 Target Date Retirement Fund®	2165	2265	4165	2365	2465	2765	2565	2665
American Funds 2025 Target Date Retirement Fund®	2164	2264	4164	2364	2464	2764	2564	2664
American Funds 2020 Target Date Retirement Fund®	2163	2263	4163	2363	2463	2763	2563	2663
American Funds 2015 Target Date Retirement Fund®	2162	2262	4162	2362	2462	2762	2562	2662
American Funds 2010 Target Date Retirement Fund®	2161	2261	4161	2361	2461	2761	2561	2661

The Bond Fund of America — Page 97

	Fund numbers
Fund	Class 529-A	Class 529-C	Class 529-E	Class 529-T	Class 529-F-1	Class 529-F-2	Class 529-F-3
American Funds College Target Date Series®
American Funds College 2039 FundSM	10136	13136	15136	46136	14136	16136	17136
American Funds College 2036 FundSM	10125	13125	15125	46125	14125	16125	17125
American Funds College 2033 Fund®	10103	13103	15103	46103	14103	16103	17103
American Funds College 2030 Fund®	1094	1394	1594	46094	1494	1694	1794
American Funds College 2027 Fund®	1093	1393	1593	46093	1493	1693	1793
American Funds College 2024 Fund®	1092	1392	1592	46092	1492	1692	1792
American Funds College Enrollment Fund®	1088	1388	1588	46088	1488	1688	1788

The Bond Fund of America — Page 98

	Fund numbers
Fund	Class A	Class C	Class T	Class F-1	Class F-2	Class F-3
American Funds Portfolio SeriesSM
American Funds Global Growth PortfolioSM	055	355	43055	455	655	755
American Funds Growth PortfolioSM	053	353	43053	453	653	753
American Funds Growth and Income PortfolioSM	051	351	43051	451	651	751
American Funds Moderate Growth and Income PortfolioSM	050	350	43050	450	650	750
American Funds Conservative Growth and Income PortfolioSM	047	347	43047	447	647	747
American Funds Tax-Aware Conservative Growth and Income PortfolioSM	046	346	43046	446	646	746
American Funds Preservation PortfolioSM	045	345	43045	445	645	745
American Funds Tax-Exempt Preservation PortfolioSM	044	344	43044	444	644	744

	Fund numbers
Fund	Class 529-A	Class 529-C	Class 529-E	Class 529-T	Class 529-F-1	Class 529-F-2	Class 529-F-3	Class ABLE-A	Class ABLE-F-2
American Funds Global Growth Portfolio	1055	1355	1555	46055	1455	1655	1755	48055	60055
American Funds Growth Portfolio	1053	1353	1553	46053	1453	1653	1753	48053	60053
American Funds Growth and Income Portfolio	1051	1351	1551	46051	1451	1651	1751	48051	60051
American Funds Moderate Growth and Income Portfolio	1050	1350	1550	46050	1450	1650	1750	48050	60050
American Funds Conservative Growth and Income Portfolio	1047	1347	1547	46047	1447	1647	1747	48047	60047
American Funds Tax-Aware Conservative Growth and Income Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
American Funds Preservation Portfolio	1045	1345	1545	46045	1445	1645	1745	48045	60045
American Funds Tax-Exempt Preservation Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Fund numbers
Fund	Class R-1	Class R-2	Class R-2E	Class R-3	Class R-4	Class R-5E	Class R-5	Class R-6
American Funds Global Growth Portfolio	2155	2255	4155	2355	2455	2755	2555	2655
American Funds Growth Portfolio	2153	2253	4153	2353	2453	2753	2553	2653
American Funds Growth and Income Portfolio	2151	2251	4151	2351	2451	2751	2551	2651
American Funds Moderate Growth and Income Portfolio	2150	2250	4150	2350	2450	2750	2550	2650
American Funds Conservative Growth and Income Portfolio	2147	2247	4147	2347	2447	2747	2547	2647
American Funds Tax-Aware Conservative Growth and Income Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
American Funds Preservation Portfolio	2145	2245	4145	2345	2445	2745	2545	2645
American Funds Tax-Exempt Preservation Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

The Bond Fund of America — Page 99

	Fund numbers
Fund	Class A	Class C	Class T	Class F-1	Class F-2	Class F-3
American Funds Retirement Income Portfolio SeriesSM
American Funds Retirement Income Portfolio – ConservativeSM	30109	33109	43109	34109	36109	37109
American Funds Retirement Income Portfolio – ModerateSM	30110	33110	43110	34110	36110	37110
American Funds Retirement Income Portfolio – EnhancedSM	30111	33111	43111	34111	36111	37111

	Fund numbers
Fund	Class R-1	Class R-2	Class R-2E	Class R-3	Class R-4	Class R-5E	Class R-5	Class R-6
American Funds Retirement Income Portfolio – Conservative	21109	22109	41109	23109	24109	27109	25109	26109
American Funds Retirement Income Portfolio – Moderate	21110	22110	41110	23110	24110	27110	25110	26110
American Funds Retirement Income Portfolio – Enhanced	21111	22111	41111	23111	24111	27111	25111	26111

The Bond Fund of America — Page 100

Appendix

The following descriptions of debt security ratings are based on information provided by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, Inc.

Description of bond ratings

Moody’s
Long-term rating scale

Aaa
Obligations rated Aaa are judged to be of the highest quality, subject to the lowest level of credit risk.

Aa
Obligations rated Aa are judged to be of high quality and are subject to very low credit risk.

A
Obligations rated A are considered upper-medium grade and are subject to low credit risk.

Baa
Obligations rated Baa are judged to be medium-grade and subject to moderate credit risk and as such may possess certain speculative characteristics.

Ba
Obligations rated Ba are judged to be speculative and are subject to substantial credit risk.

B
Obligations rated B are considered speculative and are subject to high credit risk.

Caa
Obligations rated Caa are judged to be speculative and of poor standing and are subject to very high credit risk.

Ca
Obligations rated Ca are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.

C
Obligations rated C are the lowest rated and are typically in default, with little prospect for recovery of principal or interest.

Note: Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Additionally, a “(hyb)” indicator is appended to all ratings of hybrid securities issued by banks, insurers, finance companies and securities firms.

The Bond Fund of America — Page 101

Standard & Poor’s
Long-term issue credit ratings

AAA
An obligation rated AAA has the highest rating assigned by Standard & Poor’s. The obligor’s capacity to meet its financial commitment on the obligation is extremely strong.

AA
An obligation rated AA differs from the highest-rated obligations only to a small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.

A
An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.

BBB
An obligation rated BBB exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

BB, B, CCC, CC, and C

Obligations rated BB, B, CCC, CC, and C are regarded as having significant speculative characteristics. BB indicates the least degree of speculation and C the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB
An obligation rated BB is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

B
An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.

CCC
An obligation rated CCC is currently vulnerable to nonpayment and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC
An obligation rated CC is currently highly vulnerable to nonpayment. The CC rating is used when a default has not occurred, but Standard & Poor’s expects default to be a virtual certainty, regardless of the anticipated time to default.

The Bond Fund of America — Page 102

C
An obligation rated C is currently highly vulnerable to nonpayment, and the obligation is expected to have lower relative seniority or lower ultimate recovery compared to obligations that are rated higher.

D
An obligation rated D is in default or in breach of an imputed promise. For non-hybrid capital instruments, the D rating category is used when payments on an obligation are not made on the date due, unless Standard & Poor’s believes that such payments will be made within five business days in the absence of a stated grace period or within the earlier of the stated grace period or 30 calendar days. The D rating also will be used upon the filing of a bankruptcy petition or the taking of similar action and where default on an obligation is a virtual certainty, for example due to automatic stay provisions. An obligation’s rating is lowered to D if it is subject to a distressed exchange offer.

Plus (+) or minus (–)

The ratings from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

NR

This indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that Standard & Poor’s does not rate a particular obligation as a matter of policy.

The Bond Fund of America — Page 103

Fitch Ratings, Inc.
Long-term credit ratings

AAA
Highest credit quality. AAA ratings denote the lowest expectation of default risk. They are assigned only in case of exceptionally strong capacity for payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

AA
Very high credit quality. AA ratings denote expectations of very low default risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A
High credit quality. A ratings denote expectations of low default risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

BBB
Good credit quality. BBB ratings indicate that expectations of default risk are low. The capacity for payment of financial commitments is considered adequate but adverse changes in circumstances and economic conditions are more likely to impair this capacity.

BB
Speculative. BB ratings indicate an elevated vulnerability to default risk, particularly in the event of adverse changes in business or economic conditions over time; however, business or financial flexibility exists which supports the servicing of financial commitments.

B
Highly speculative. B ratings indicate that material default risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is vulnerable to deterioration in the business and economic environment.

CCC
Substantial credit risk. Default is a real possibility.

CC
Very high levels of credit risk. Default of some kind appears probable.

C
Exceptionally high levels of credit risk. Default is imminent or inevitable, or the issuer is in standstill. Conditions that are indicative of a C category rating for an issuer include:

· The issuer has entered into a grace or cure period following nonpayment of a material financial obligation;

· The issuer has entered into a temporary negotiated waiver or standstill agreement following a payment default on a material financial obligation; or

· Fitch Ratings otherwise believes a condition of RD or D to be imminent or inevitable, including through the formal announcement of a distressed debt exchange.

The Bond Fund of America — Page 104

RD
Restricted default. RD ratings indicate an issuer that in Fitch Ratings’ opinion has experienced an uncured payment default on a bond, loan or other material financial obligation but which has not entered into bankruptcy filings, administration, receivership, liquidation or other formal winding up procedure, and which has not otherwise ceased operating. This would include:

· The selective payment default on a specific class or currency of debt;

· The uncured expiry of any applicable grace period, cure period or default forbearance period following a payment default on a bank loan, capital markets security or other material financial obligation;

· The extension of multiple waivers or forbearance periods upon a payment default on one or more material financial obligations, either in series or in parallel; or

· Execution of a distressed debt exchange on one or more material financial obligations.

D
Default. D ratings indicate an issuer that in Fitch Ratings’ opinion has entered into bankruptcy filings, administration, receivership, liquidation or other formal winding up procedure, or which has otherwise ceased business.

Default ratings are not assigned prospectively to entities or their obligations; within this context, nonpayment on an instrument that contains a deferral feature or grace period will generally not be considered a default until after the expiration of the deferral or grace period, unless a default is otherwise driven by bankruptcy or other similar circumstance, or by a distressed debt exchange.

Imminent default typically refers to the occasion where a payment default has been intimated by the issuer, and is all but inevitable. This may, for example, be where an issuer has missed a scheduled payment, but (as is typical) has a grace period during which it may cure the payment default. Another alternative would be where an issuer has formally announced a distressed debt exchange, but the date of the exchange still lies several days or weeks in the immediate future.

In all cases, the assignment of a default rating reflects the agency’s opinion as to the most appropriate rating category consistent with the rest of its universe of ratings, and may differ from the definition of default under the terms of an issuer’s financial obligations or local commercial practice.

Note: The modifiers “+” or “–” may be appended to a rating to denote relative status within major rating categories. Such suffixes are not added to the AAA long-term rating category, or to categories below B.

The Bond Fund of America — Page 105

Description of commercial paper ratings

Moody’s

Global short-term rating scale

P-1

Issuers (or supporting institutions) rated Prime-1 have a superior ability to repay short-term debt obligations.

P-2

Issuers (or supporting institutions) rated Prime-2 have a strong ability to repay short-term debt obligations.

P-3

Issuers (or supporting institutions) rated Prime-3 have an acceptable ability to repay short-term obligations.

NP

Issuers (or supporting institutions) rated Not Prime do not fall within any of the Prime rating categories.

Standard & Poor’s

Commercial paper ratings (highest three ratings)

A-1

A short-term obligation rated A-1 is rated in the highest category by Standard & Poor’s. The obligor’s capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitment on these obligations is extremely strong.

A-2

A short-term obligation rated A-2 is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor’s capacity to meet its financial commitment on the obligation is satisfactory.

A-3

A short-term obligation rated A-3 exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

The Bond Fund of America — Page 106

Investment portfolio December 31, 2021

Portfolio by type of security	Percent of net assets

Portfolio quality summary*	Percent of net assets
U.S. Treasury and agency†	42.76%
AAA/Aaa	15.13
AA/Aa	4.96
A/A	11.44
BBB/Baa	18.15
Below investment grade	3.27
Unrated	.05
Short-term securities & other assets less liabilities	4.24

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. Securities in the “unrated” category (above) have not been rated by a rating agency; however, the investment adviser performs its own credit analysis and assigns comparable ratings that are used for compliance with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.
†	These securities are guaranteed by the full faith and credit of the U.S. government.

Bonds, notes & other debt instruments 95.70%	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes 42.73%
U.S. Treasury 31.83%
U.S. Treasury 0.125% 2022	$276,582	$276,442
U.S. Treasury 0.125% 2022	265,905	265,499
U.S. Treasury 0.125% 2022	84,840	84,593
U.S. Treasury 0.125% 2022	50,000	50,004
U.S. Treasury 0.125% 2022	10,000	9,979
U.S. Treasury 0.375% 2022	213	213
U.S. Treasury 1.375% 2022	100,000	100,098
U.S. Treasury 1.375% 2022	75,000	75,616
U.S. Treasury 1.75% 2022	45,000	45,366
U.S. Treasury 1.875% 2022	54,500	54,816
U.S. Treasury 2.125% 2022[1]	32,000	32,534
U.S. Treasury 2.50% 2022	800,000	800,632
U.S. Treasury 0.125% 2023[1]	2,046,012	2,028,538
U.S. Treasury 0.125% 2023	521,057	516,986
U.S. Treasury 0.125% 2023	195,679	194,650
U.S. Treasury 0.125% 2023	141,672	141,034
U.S. Treasury 0.125% 2023	85,000	84,172
U.S. Treasury 0.125% 2023	40,000	39,780
U.S. Treasury 0.125% 2023	40,000	39,735
U.S. Treasury 0.125% 2023	25,000	24,715
U.S. Treasury 0.125% 2023	24,176	24,096
U.S. Treasury 0.125% 2023	10,981	10,916
U.S. Treasury 0.125% 2023	1,000	996
U.S. Treasury 0.25% 2023	40,000	39,671
U.S. Treasury 0.25% 2023	8,377	8,319

6	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 0.375% 2023	$88,710		$88,209
U.S. Treasury 0.50% 2023	28,000		27,896
U.S. Treasury 0.75% 2023	20,000		20,012
U.S. Treasury 1.375% 2023	7,000		7,084
U.S. Treasury 1.75% 2023	3,100		3,152
U.S. Treasury 2.125% 2023	16,428		16,868
U.S. Treasury 2.50% 2023	47,000		48,164
U.S. Treasury 2.625% 2023	15,000		15,455
U.S. Treasury 2.75% 2023	25,000		25,774
U.S. Treasury 2.875% 2023	54,729		56,832
U.S. Treasury 0.125% 2024	584,803		577,233
U.S. Treasury 0.125% 2024	100,000		98,757
U.S. Treasury 0.25% 2024	165,200		163,289
U.S. Treasury 0.25% 2024	65,563		64,681
U.S. Treasury 0.375% 2024	561,802		554,493
U.S. Treasury 0.375% 2024	275,120		271,292
U.S. Treasury 0.375% 2024	8,919		8,831
U.S. Treasury 0.625% 2024	47,014		46,643
U.S. Treasury 0.75% 2024	2,992		2,976
U.S. Treasury 1.00% 2024	6,466		6,474
U.S. Treasury 1.25% 2024	75,000		75,694
U.S. Treasury 1.50% 2024	130,000		132,071
U.S. Treasury 1.50% 2024	98,200		99,752
U.S. Treasury 1.50% 2024	1,000		1,016
U.S. Treasury 1.75% 2024	40,000		40,876
U.S. Treasury 2.00% 2024	442,300		454,491
U.S. Treasury 2.00% 2024	55,000		56,554
U.S. Treasury 2.00% 2024	19,000		19,517
U.S. Treasury 2.125% 2024	105,265		108,381
U.S. Treasury 2.125% 2024	18,000		18,602
U.S. Treasury 2.125% 2024	8,000		8,265
U.S. Treasury 2.25% 2024	50,633		52,290
U.S. Treasury 2.25% 2024	3,000		3,114
U.S. Treasury 2.375% 2024	67,233		69,520
U.S. Treasury 2.50% 2024	4,000		4,157
U.S. Treasury 0.25% 2025	220,000		213,820
U.S. Treasury 0.25% 2025	59,311		57,347
U.S. Treasury 0.25% 2025	5,000		4,843
U.S. Treasury 0.25% 2025	1,000		973
U.S. Treasury 0.375% 2025	1,976,312		1,916,347
U.S. Treasury 0.375% 2025	788,900		765,428
U.S. Treasury 2.625% 2025	135,324		142,258
U.S. Treasury 2.625% 2025	63,822		67,514
U.S. Treasury 2.75% 2025[1]	900,000		948,468
U.S. Treasury 2.75% 2025	31,813		33,638
U.S. Treasury 2.875% 2025	272,175		288,701
U.S. Treasury 0.375% 2026	752,665		728,619
U.S. Treasury 0.50% 2026	71,143		69,147
U.S. Treasury 0.625% 2026	160,154		155,803
U.S. Treasury 0.75% 2026	678,267		665,653
U.S. Treasury 0.75% 2026	606,692		594,933
U.S. Treasury 0.75% 2026	175,077		171,237
U.S. Treasury 0.75% 2026	45,560		44,647
U.S. Treasury 0.875% 2026	1,127,608		1,108,243
U.S. Treasury 0.875% 2026	8,802		8,667
U.S. Treasury 1.125% 2026	31,859		31,666
U.S. Treasury 1.25% 2026	47,163		47,163
U.S. Treasury 1.625% 2026	—	[2]	—	[2]
U.S. Treasury 2.00% 2026	15,600		16,149
U.S. Treasury 2.125% 2026	31,000		32,215
U.S. Treasury 2.25% 2026	8,000		8,348
U.S. Treasury 2.625% 2026	109,585		115,925
U.S. Treasury 0.375% 2027	75,000		71,026
U.S. Treasury 0.50% 2027	549,480		524,586
U.S. Treasury 0.50% 2027	55,500		52,847
U.S. Treasury 0.50% 2027	16,000		15,326
U.S. Treasury 0.50% 2027	6,000		5,743

The Bond Fund of America	7

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 0.625% 2027	$112,389	$107,586
U.S. Treasury 0.625% 2027	42,000	40,248
U.S. Treasury 2.25% 2027	100,000	105,051
U.S. Treasury 2.25% 2027	3,000	3,145
U.S. Treasury 0.75% 2028	13,450	12,959
U.S. Treasury 1.00% 2028	35,000	34,091
U.S. Treasury 1.125% 2028	165,881	163,552
U.S. Treasury 1.125% 2028	14,045	13,781
U.S. Treasury 1.25% 2028	140,850	139,669
U.S. Treasury 1.25% 2028	118,900	117,738
U.S. Treasury 1.25% 2028	33,700	33,410
U.S. Treasury 1.25% 2028	23,762	23,539
U.S. Treasury 1.375% 2028	82,000	81,697
U.S. Treasury 1.50% 2028	148,000	148,658
U.S. Treasury 2.75% 2028	17,398	18,810
U.S. Treasury 2.875% 2028	61,335	66,854
U.S. Treasury 2.875% 2028	3,760	4,108
U.S. Treasury 1.625% 2029	398	404
U.S. Treasury 2.375% 2029	2,000	2,133
U.S. Treasury 0.625% 2030	50,987	47,565
U.S. Treasury 0.625% 2030	17,638	16,497
U.S. Treasury 0.875% 2030	12,500	11,889
U.S. Treasury 1.50% 2030	11,399	11,461
U.S. Treasury 1.125% 2031	121,311	117,768
U.S. Treasury 1.25% 2031	170,088	166,353
U.S. Treasury 1.375% 2031	334,767	330,606
U.S. Treasury 1.625% 2031	117,533	119,053
U.S. Treasury 3.50% 2039	4,000	5,024
U.S. Treasury 1.125% 2040	285,245	249,129
U.S. Treasury 1.125% 2040	255,059	223,714
U.S. Treasury 1.375% 2040	200,615	182,842
U.S. Treasury 4.625% 2040	9,400	13,510
U.S. Treasury 1.75% 2041	102,806	99,657
U.S. Treasury 1.875% 2041	236,248	233,881
U.S. Treasury 2.00% 2041	1,273	1,286
U.S. Treasury 3.125% 2041	20,000	24,073
U.S. Treasury 4.375% 2041	11,500	16,224
U.S. Treasury 2.75% 2042	18,500	21,119
U.S. Treasury 2.75% 2042	7,000	7,991
U.S. Treasury 2.875% 2043	23,810	27,718
U.S. Treasury 3.00% 2044	900	1,075
U.S. Treasury 3.375% 2044	38,700	48,805
U.S. Treasury 2.50% 2045	360	397
U.S. Treasury 3.00% 2045	10,552	12,704
U.S. Treasury 3.00% 2045	560	671
U.S. Treasury 2.25% 2046	4,500	4,766
U.S. Treasury 2.50% 2046	173,562	192,063
U.S. Treasury 2.50% 2046	18,730	20,741
U.S. Treasury 2.875% 2046	9,369	11,107
U.S. Treasury 2.75% 2047	20,593	24,011
U.S. Treasury 2.75% 2047	5,300	6,184
U.S. Treasury 3.00% 2047	92,013	111,594
U.S. Treasury 3.00% 2047	86,916	105,648
U.S. Treasury 3.00% 2048[1]	167,901	205,311
U.S. Treasury 3.00% 2048	11,100	13,606
U.S. Treasury 3.125% 2048	5,150	6,447
U.S. Treasury 3.375% 2048	12,545	16,442
U.S. Treasury 2.25% 2049	160,047	171,593
U.S. Treasury 2.375% 2049	95,544	105,167
U.S. Treasury 2.875% 2049	194,300	234,458
U.S. Treasury 3.00% 2049	55,766	68,676
U.S. Treasury 1.25% 2050	418,645	356,162
U.S. Treasury 1.375% 2050[1]	942,530	827,438
U.S. Treasury 1.625% 2050	785,434	732,936
U.S. Treasury 2.00% 2050	31,100	31,652
U.S. Treasury 1.875% 2051	296,000	293,999

8	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 1.875% 2051	$147,687	$146,388
U.S. Treasury 2.00% 2051	1,008,487	1,029,359
U.S. Treasury 2.375% 2051	357,008	394,992
		25,324,280

U.S. Treasury inflation-protected securities 10.90%
U.S. Treasury Inflation-Protected Security 0.125% 2022[3]	318,067	326,145
U.S. Treasury Inflation-Protected Security 0.125% 2022[3]	307,538	312,261
U.S. Treasury Inflation-Protected Security 0.125% 2023[3]	228,888	236,598
U.S. Treasury Inflation-Protected Security 0.375% 2023[3]	177,913	187,239
U.S. Treasury Inflation-Protected Security 0.625% 2023[3]	719,123	752,389
U.S. Treasury Inflation-Protected Security 0.125% 2024[3]	1,208,406	1,289,442
U.S. Treasury Inflation-Protected Security 0.125% 2024[3]	669,499	715,589
U.S. Treasury Inflation-Protected Security 0.50% 2024[3]	82,396	87,923
U.S. Treasury Inflation-Protected Security 0.625% 2024[3]	398,629	424,764
U.S. Treasury Inflation-Protected Security 0.125% 2025[3]	97,297	104,998
U.S. Treasury Inflation-Protected Security 0.25% 2025[3]	157,086	168,411
U.S. Treasury Inflation-Protected Security 0.375% 2025[3]	573,182	623,704
U.S. Treasury Inflation-Protected Security 0.125% 2026[3]	1,094,879	1,182,191
U.S. Treasury Inflation-Protected Security 0.125% 2026[3]	1,006,157	1,095,021
U.S. Treasury Inflation-Protected Security 0.125% 2030[3]	60,864	67,642
U.S. Treasury Inflation-Protected Security 0.125% 2031[3]	423,936	474,688
U.S. Treasury Inflation-Protected Security 0.125% 2031[3]	387,116	435,158
U.S. Treasury Inflation-Protected Security 2.125% 2041[3]	2,996	4,640
U.S. Treasury Inflation-Protected Security 0.75% 2042[3]	145,318	183,681
U.S. Treasury Inflation-Protected Security 0.125% 2051[3]	1,580	1,871
		8,674,355

Total U.S. Treasury bonds & notes		33,998,635

Corporate bonds, notes & loans 33.20%
Financials 7.96%
ACE INA Holdings, Inc. 2.875% 2022	1,585	1,610
ACE INA Holdings, Inc. 3.35% 2026	100	107
ACE INA Holdings, Inc. 4.35% 2045	1,465	1,816
AerCap Holdings NV 6.50% 2025	4,854	5,551
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 1.15% 2023	18,000	17,929
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 1.65% 2024	50,868	50,802
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 2.45% 2026	60,098	60,626
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.00% 2028	71,609	72,677
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.30% 2032	66,396	67,698
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.40% 2033	26,819	27,338
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.85% 2041	8,351	8,714
Allstate Corp. 0.75% 2025	2,089	2,038
Allstate Corp. 1.45% 2030	10,000	9,465
Allstate Corp. 3.85% 2049	9,000	10,541
Ally Financial, Inc. 5.125% 2024	3,863	4,224
Ally Financial, Inc. 5.80% 2025	6,400	7,228
Ally Financial, Inc. 8.00% 2031	23,019	31,675
Ally Financial, Inc. 8.00% 2031	16,630	23,569
American Express Co. 3.00% 2024	20,000	20,974
American Express Co. 3.625% 2024	26,350	28,176
American Express Co. 1.65% 2026	18,875	18,938
American Express Co. 3.125% 2026	650	689
American International Group, Inc. 2.50% 2025	8,500	8,771
American International Group, Inc. 3.90% 2026	2,625	2,848
American International Group, Inc. 3.40% 2030	14,120	15,286
American International Group, Inc. 4.80% 2045	1,150	1,477
American International Group, Inc. 4.375% 2050	15,900	19,874
Aon Corp. / Aon Global Holdings PLC 2.60% 2031	10,000	10,185
Arthur J. Gallagher & Co. 3.50% 2051	8,275	8,760
ASB Bank, Ltd. 2.375% 2031[4]	9,150	9,105
Australia & New Zealand Banking Group, Ltd. 2.625% 2022	15,000	15,122
AXA Equitable Holdings, Inc. 3.90% 2023	3,617	3,744
Banco de Crédito del Perú 3.25% 2031 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.45% on 9/30/2026)[4,5]	11,225	11,101
Banco Santander México, SA, Institución de Banca Múltiple, Grupo Financiero Santander México 5.375% 2025[4]	7,500	8,194

The Bond Fund of America	9

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Banco Santander, SA 1.722% 2027
(1-year UST Yield Curve Rate T Note Constant Maturity + 0.90% on 9/14/2026)[5]	$7,800	$7,662
Bangkok Bank PCL 3.733% 2034
(5-year UST Yield Curve Rate T Note Constant Maturity + 1.90% on 9/25/2029)[5]	16,965	17,365
Bank of America Corp. 1.53% 2025 (USD-SOFR + 0.65% on 12/6/2024)[5]	37,000	37,084
Bank of America Corp. 1.658% 2027 (USD-SOFR + 0.91% on 3/11/2026)[5]	42,219	41,937
Bank of America Corp. 1.734% 2027 (USD-SOFR + 0.96% on 7/22/2026)[5]	23,330	23,173
Bank of America Corp. 3.419% 2028 (3-month USD-LIBOR + 1.04% on 12/20/2027)[5]	57,555	61,489
Bank of America Corp. 2.087% 2029 (USD-SOFR + 1.06% on 6/14/2028)[5]	36,694	36,464
Bank of America Corp. 1.898% 2031 (USD-SOFR + 1.53% on 7/23/2030)[5]	80,349	76,986
Bank of America Corp. 1.922% 2031 (USD-SOFR + 1.37% on 10/24/2030)[5]	70,216	67,306
Bank of America Corp. 2.299% 2032 (USD-SOFR + 1.22% on 7/21/2031)[5]	154,479	152,050
Bank of America Corp. 2.572% 2032 (USD-SOFR + 1.21% on 10/20/2031)[5]	14,590	14,671
Bank of America Corp. 2.651% 2032 (USD-SOFR + 1.22% on 3/11/2031)[5]	56,487	57,272
Bank of America Corp. 2.687% 2032 (USD-SOFR + 1.32% on 4/22/2031)[5]	67,807	68,885
Bank of America Corp. 2.676% 2041 (USD-SOFR + 1.93% on 6/19/2040)[5]	6,000	5,785
Bank of China, Ltd. (Hong Kong Branch) 3.875% 2025	667	717
Bank of China, Ltd. (Hong Kong Branch) 4.00% 2028	244	270
Bank of New Zealand 1.00% 2026[4]	37,025	36,048
Bank of Nova Scotia 1.35% 2026	20,503	20,279
Barclays Bank PLC 3.65% 2025	2,000	2,115
Barclays Bank PLC 4.95% 2047	5,000	6,489
Berkshire Hathaway Finance Corp. 4.20% 2048	21,490	26,141
Berkshire Hathaway Finance Corp. 4.25% 2049	3,000	3,693
Berkshire Hathaway, Inc. 3.125% 2026	4,100	4,382
Berkshire Hathaway, Inc. 4.50% 2043	1,500	1,855
BNP Paribas 3.80% 2024[4]	30,525	32,034
BNP Paribas 2.819% 2025 (3-month USD-LIBOR + 1.111% on 11/19/2024)[4,5]	5,050	5,200
BNP Paribas 3.375% 2025[4]	22,250	23,377
BNP Paribas 2.219% 2026 (USD-SOFR + 2.074% on 6/9/2025)[4,5]	27,900	28,182
BNP Paribas 1.323% 2027 (USD-SOFR + 1.004% on 1/13/2026)[4,5]	22,650	22,052
BNP Paribas 1.675% 2027 (USD-SOFR + 0.912% on 6/30/2026)[4,5]	7,292	7,173
BNP Paribas 2.159% 2029 (USD-SOFR + 1.218% on 9/15/2028)[4,5]	19,125	18,764
BNP Paribas 2.871% 2032 (USD-SOFR + 1.387% on 4/19/2031)[4,5]	80,935	82,147
Capital One Financial Corp. 1.343% 2024 (USD-SOFR + 0.69% on 12/6/2023)[5]	37,000	37,240
Capital One Financial Corp. 4.25% 2025	17,500	18,923
Charles Schwab Corp. 5.375% junior subordinated perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 4.971% on 6/1/2025)[5]	3,750	4,097
China CITIC Bank International, Ltd. 4.625% 2029 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.25% on 2/28/2024)[5]	17,500	18,308
China Construction Bank Corp. 2.45% 2030 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.15% on 6/24/2025)[5]	33,800	34,274
China Ping An Insurance Overseas (Holdings), Ltd. 2.85% 2031	6,203	5,955
Chubb INA Holdings, Inc. 1.375% 2030	4,000	3,772
Chubb INA Holdings, Inc. 2.85% 2051	2,157	2,168
Chubb INA Holdings, Inc. 3.05% 2061	3,758	3,846
CIT Group, Inc. 3.929% 2024 (USD-SOFR + 3.827% on 6/19/2023)[5]	35,287	36,468
CIT Group, Inc. 5.25% 2025	15,651	17,260
Citigroup, Inc. 4.60% 2026	4,175	4,609
Citigroup, Inc. 1.462% 2027 (USD-SOFR + 0.67% on 6/9/2026)[5]	12,356	12,150
Citigroup, Inc. 2.572% 2031 (USD-SOFR + 2.107% on 6/3/2030)[5]	20,000	20,195
Citigroup, Inc. 2.561% 2032 (USD-SOFR + 1.167% on 5/1/2031)[5]	25,506	25,665
Commonwealth Bank of Australia 2.688% 2031[4]	26,500	26,088
Commonwealth Bank of Australia 3.61% 2034 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.05% on 9/12/2029)[4,5]	17,850	18,681
Cooperatieve Rabobank UA 2.75% 2023	17,000	17,362
Cooperatieve Rabobank UA 2.625% 2024[4]	5,450	5,630
Credit Acceptance Corp. 6.625% 2026	1,488	1,550
Crédit Agricole SA 3.375% 2022[4]	10,250	10,254
Crédit Agricole SA 3.75% 2023[4]	21,000	21,764
Crédit Agricole SA 3.25% 2024[4]	6,200	6,489
Crédit Agricole SA 4.375% 2025[4]	3,500	3,764
Crédit Agricole SA 1.907% 2026 (USD-SOFR + 1.676% on 6/16/2025)[4,5]	15,750	15,793
Crédit Agricole SA 1.247% 2027 (USD-SOFR + 0.892% on 1/26/2026)[4,5]	18,625	18,132
Credit Suisse Group AG 2.997% 2023 (3-month USD-LIBOR + 1.20% on 12/14/2022)[4,5]	20,250	20,581
Credit Suisse Group AG 3.80% 2023	29,264	30,330

10	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Credit Suisse Group AG 2.593% 2025 (USD-SOFR + 1.56% on 9/11/2024)[4,5]	$3,100	$3,168
Credit Suisse Group AG 2.95% 2025	7,425	7,778
Credit Suisse Group AG 2.193% 2026 (USD-SOFR + 2.044% on 6/5/2025)[4,5]	14,950	15,046
Credit Suisse Group AG 1.305% 2027 (USD-SOFR + 0.98% on 2/2/2026)[4,5]	30,575	29,571
Credit Suisse Group AG 3.869% 2029 (3-month USD-LIBOR + 1.41% on 1/12/2028)[4,5]	8,385	8,983
Credit Suisse Group AG 4.194% 2031 (USD-SOFR + 3.73% on 4/1/2030)[4,5]	60,419	66,704
Credit Suisse Group AG 3.091% 2032 (USD-SOFR + 1.73% on 5/14/2031)[4,5]	45,550	46,398
Danske Bank AS 2.70% 2022[4]	13,475	13,527
Danske Bank AS 3.875% 2023[4]	15,165	15,780
Danske Bank AS 1.549% 2027 (UST Yield Curve Rate T Note Constant Maturity 1-year + 0.73% on 9/10/2026)[4,5]	17,000	16,619
Deutsche Bank AG 3.30% 2022	4,575	4,671
Deutsche Bank AG 5.00% 2022	4,675	4,696
Deutsche Bank AG 3.95% 2023	9,097	9,383
Deutsche Bank AG 0.898% 2024	15,450	15,322
Deutsche Bank AG 2.222% 2024 (USD-SOFR + 2.159% on 9/18/2023)[5]	89,334	90,520
Deutsche Bank AG 3.70% 2024	15,250	16,038
Deutsche Bank AG 3.70% 2024	4,603	4,837
Deutsche Bank AG 1.447% 2025 (USD-SOFR + 1.131% on 4/1/2024)[5]	30,000	29,829
Deutsche Bank AG 3.961% 2025 (USD-SOFR + 2.581% on 11/26/2024)[5]	41,050	43,377
Deutsche Bank AG 2.129% 2026 (USD-SOFR + 1.87% on 11/24/2025)[5]	135,895	135,726
Deutsche Bank AG 4.10% 2026	16,415	17,533
Deutsche Bank AG 4.10% 2026	4,936	5,304
Deutsche Bank AG 2.311% 2027 (USD-SOFR + 1.219% on 11/16/2026)[5]	22,675	22,678
Deutsche Bank AG 3.547% 2031 (USD-SOFR + 3.043% on 9/18/2030)[5]	27,917	29,415
Deutsche Bank AG 3.035% 2032 (USD-SOFR + 1.718% on 5/28/2031)[5]	12,975	13,086
DNB Bank ASA 1.535% 2027 (5-year UST Yield Curve Rate T Note Constant Maturity + 0.72% on 5/25/2026)[4,5]	7,450	7,348
Five Corners Funding Trust II 2.85% 2030[4]	4,300	4,460
Goldman Sachs Group, Inc. 1.217% 2023	36,000	36,099
Goldman Sachs Group, Inc. 2.905% 2023 (3-month USD-LIBOR + 0.99% on 7/24/2022)[5]	14,747	14,915
Goldman Sachs Group, Inc. 3.50% 2025	14,230	15,058
Goldman Sachs Group, Inc. 1.093% 2026 (USD-SOFR + 0.789% on 12/9/2025)[5]	23,967	23,367
Goldman Sachs Group, Inc. (3-month USD-LIBOR + 1.17%) 1.326% 2026[6]	7,000	7,145
Goldman Sachs Group, Inc. 1.542% 2027 (USD-SOFR + 0.818% on 9/10/2026)[5]	81,083	79,486
Goldman Sachs Group, Inc. 1.948% 2027 (USD-SOFR + 0.913% on 10/21/2026)[5]	103,268	102,861
Goldman Sachs Group, Inc. 3.814% 2029 (3-month USD-LIBOR + 1.158% on 4/23/2028)[5]	5,000	5,443
Goldman Sachs Group, Inc. 2.60% 2030	16,925	17,226
Goldman Sachs Group, Inc. 3.80% 2030	9,419	10,379
Goldman Sachs Group, Inc. 1.992% 2032 (USD-SOFR + 1.09% on 1/27/2031)[5]	29,458	28,274
Goldman Sachs Group, Inc. 2.383% 2032 (USD-SOFR + 1.248% on 7/21/2031)[5]	90,764	89,441
Goldman Sachs Group, Inc. 2.615% 2032 (USD-SOFR + 1.281% on 4/22/2031)[5]	90,964	91,713
Goldman Sachs Group, Inc. 2.65% 2032 (USD-SOFR + 1.264% on 10/21/2031)[5]	35,329	35,585
Goldman Sachs Group, Inc. 2.908% 2042 (USD-SOFR + 1.40% on 7/21/2041)[5]	10,000	9,961
Goldman Sachs Group, Inc. 3.21% 2042 (USD-SOFR + 1.513% on 4/22/2041)[5]	20,943	21,760
Groupe BPCE SA 2.75% 2023[4]	8,600	8,780
Groupe BPCE SA 5.70% 2023[4]	27,768	29,863
Groupe BPCE SA 4.625% 2024[4]	20,600	22,031
Groupe BPCE SA 5.15% 2024[4]	28,454	30,834
Groupe BPCE SA 1.652% 2026 (USD-SOFR + 1.52% on 10/6/2025)[4,5]	38,255	37,763
Groupe BPCE SA 2.045% 2027 (USD-SOFR + 1.087% on 10/19/2026)[4,5]	5,000	4,960
Groupe BPCE SA 2.277% 2032 (USD-SOFR + 1.312% on 1/20/2031)[4,5]	6,975	6,728
Hartford Financial Services Group, Inc. 2.90% 2051	7,144	7,057
HSBC Holdings PLC 2.633% 2025 (3-month USD-LIBOR + 1.14% on 11/7/2024)[5]	18,500	18,987
HSBC Holdings PLC 2.251% 2027 (USD-SOFR + 1.10% on 11/22/2026)[5]	31,240	31,323
HSBC Holdings PLC 2.206% 2029 (USD-SOFR + 1.285% on 8/17/2028)[5]	2,485	2,439
HSBC Holdings PLC 3.973% 2030 (3-month USD-LIBOR + 1.61% on 5/22/2029)[5]	41,521	45,082
HSBC Holdings PLC 4.95% 2030	3,150	3,700
HSBC Holdings PLC 2.848% 2031 (USD-SOFR + 2.387% on 6/4/2030)[5]	16,489	16,697
HSBC Holdings PLC 2.804% 2032 (USD-SOFR + 1.187% on 5/24/2031)[5]	46,800	46,994
Huarong Finance 2017 Co., Ltd. 4.25% 2027	36,000	36,465
Huarong Finance 2017 Co., Ltd. 4.75% 2027	4,213	4,355
Huarong Finance 2019 Co., Ltd. (3-month USD-LIBOR + 1.125%) 1.295% 2023[6]	11,519	11,289
Huarong Finance 2019 Co., Ltd. (3-month USD-LIBOR + 1.25%) 1.43% 2025[6]	2,556	2,441

The Bond Fund of America	11

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Huarong Finance II Co., Ltd. 5.00% 2025	$3,637	$3,787
Huarong Finance II Co., Ltd. 5.50% 2025	38,773	40,760
Huarong Finance II Co., Ltd. 4.625% 2026	360	372
Huarong Finance II Co., Ltd. 4.875% 2026	12,224	12,701
Intercontinental Exchange, Inc. 2.65% 2040	5,700	5,525
Intercontinental Exchange, Inc. 3.00% 2050	9,722	9,878
Intercontinental Exchange, Inc. 3.00% 2060	841	832
Intesa Sanpaolo SpA 3.125% 2022[4]	17,025	17,221
Intesa Sanpaolo SpA 3.375% 2023[4]	42,466	43,400
Intesa Sanpaolo SpA 3.25% 2024[4]	8,260	8,604
Intesa Sanpaolo SpA 5.017% 2024[4]	125,758	134,835
Intesa Sanpaolo SpA 5.71% 2026[4]	24,105	26,687
Intesa Sanpaolo SpA 3.875% 2027[4]	10,275	10,909
Intesa Sanpaolo SpA 3.875% 2028[4]	4,974	5,266
Intesa Sanpaolo SpA 4.00% 2029[4]	3,000	3,221
Iron Mountain Information Management Services, Inc. 5.00% 2032[4]	12,345	12,659
JPMorgan Chase & Co. 4.023% 2024 (3-month USD-LIBOR + 1.00% on 12/5/2023)[5]	5,000	5,274
JPMorgan Chase & Co. 1.561% 2025 (USD-SOFR + 0.605% on 12/10/2024)[5]	168,739	169,013
JPMorgan Chase & Co. 2.301% 2025 (USD-SOFR + 1.16% on 10/15/2024)[5]	61,584	63,022
JPMorgan Chase & Co. 1.045% 2026 (USD-SOFR + 0.80% on 11/19/2025)[5]	26,914	26,234
JPMorgan Chase & Co. 2.005% 2026 (USD-SOFR + 1.585% on 3/13/2025)[5]	22,000	22,276
JPMorgan Chase & Co. 1.47% 2027 (USD-SOFR + 0.765% on 9/22/2026)[5]	34,000	33,343
JPMorgan Chase & Co. 1.578% 2027 (USD-SOFR + 0.885% on 4/22/2026)[5]	19,422	19,203
JPMorgan Chase & Co. 2.069% 2029 (USD-SOFR + 1.015% on 6/1/2028)[5]	41,999	41,680
JPMorgan Chase & Co. 2.545% 2032 (USD-SOFR + 1.18% on 11/8/2031)[5]	46,061	46,371
JPMorgan Chase & Co. 2.58% 2032 (USD-SOFR + 1.25% on 4/22/2031)[5]	20,078	20,357
JPMorgan Chase & Co. 3.109% 2051 (USD-SOFR + 3.109% on 4/22/2050)[5]	9,972	10,331
JPMorgan Chase & Co. 3.328% 2052 (USD-SOFR + 1.58% on 4/22/2051)[5]	17,740	19,029
Kasikornbank PCL HK 3.343% 2031 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.70% on 10/2/2026)[5]	15,035	15,056
Lloyds Banking Group PLC 2.907% 2023 (3-month USD-LIBOR + 0.81% on 11/7/2022)[5]	16,500	16,769
Lloyds Banking Group PLC 4.05% 2023	7,100	7,441
Lloyds Banking Group PLC 3.87% 2025 (1-year UST Yield Curve Rate T Note Constant Maturity + 3.50% on 7/9/2024)[5]	13,460	14,227
Lloyds Banking Group PLC 2.438% 2026 (1-year UST Yield Curve Rate T Note Constant Maturity + 1.00% on 2/5/2025)[5]	13,875	14,155
Lloyds Banking Group PLC 1.627% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.85% on 5/11/2026)[5]	3,525	3,472
Lloyds Banking Group PLC 4.375% 2028	2,560	2,874
Lloyds Banking Group PLC 4.55% 2028	3,500	3,984
LPL Holdings, Inc. 4.625% 2027[4]	270	280
Marsh & McLennan Companies, Inc. 3.875% 2024	17,120	18,116
Marsh & McLennan Companies, Inc. 4.375% 2029	2,460	2,807
Marsh & McLennan Companies, Inc. 2.25% 2030	3,506	3,503
Marsh & McLennan Companies, Inc. 2.375% 2031	2,192	2,215
Marsh & McLennan Companies, Inc. 4.75% 2039	750	937
Marsh & McLennan Companies, Inc. 4.90% 2049	5,250	7,074
Marsh & McLennan Companies, Inc. 2.90% 2051	3,000	3,002
MetLife Capital Trust IV, junior subordinated, 7.875% 2067 (3-month USD-LIBOR + 3.96% on 12/1/2037)[4,5]	100	137
MetLife, Inc. 3.60% 2025	100	108
MetLife, Inc. 4.55% 2030	3,000	3,549
MetLife, Inc. 4.60% 2046	800	1,025
Metropolitan Life Global Funding I 2.40% 2022[4]	5,965	6,021
Metropolitan Life Global Funding I 3.375% 2022[4]	3,000	3,002
Metropolitan Life Global Funding I 1.95% 2023[4]	1,000	1,013
Metropolitan Life Global Funding I 0.40% 2024[4]	17,648	17,432
Metropolitan Life Global Funding I 0.70% 2024[4]	12,711	12,530
Metropolitan Life Global Funding I 3.60% 2024[4]	3,000	3,156
Metropolitan Life Global Funding I 0.95% 2025[4]	5,007	4,940
Metropolitan Life Global Funding I 3.45% 2026[4]	2,315	2,498
Metropolitan Life Global Funding I 3.00% 2027[4]	3,500	3,721
Metropolitan Life Global Funding I 3.05% 2029[4]	5,000	5,353
Metropolitan Life Global Funding I 1.55% 2031[4]	2,284	2,162
Mitsubishi UFJ Financial Group, Inc. 2.665% 2022	16,000	16,190
Mitsubishi UFJ Financial Group, Inc. 2.998% 2022	9,825	9,860

12	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Mitsubishi UFJ Financial Group, Inc. 2.801% 2024	$4,600	$4,771
Mitsubishi UFJ Financial Group, Inc. 0.962% 2025 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.45% on 10/11/2024)[5]	17,000	16,774
Mitsubishi UFJ Financial Group, Inc. 1.538% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.75% on 7/20/2026)[5]	35,000	34,396
Mitsubishi UFJ Financial Group, Inc. 1.64% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.67% on 10/13/2026)[5]	12,800	12,640
Mizuho Financial Group, Inc. 1.554% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.75% on 7/9/2026)[5]	26,000	25,593
Mizuho Financial Group, Ltd. 3.549% 2023	17,000	17,535
Morgan Stanley 2.75% 2022	13,054	13,172
Morgan Stanley 3.125% 2023	10,000	10,255
Morgan Stanley 0.529% 2024 (USD-SOFR + 0.455% on 1/25/2023)[5]	20,000	19,936
Morgan Stanley 3.737% 2024 (3-month USD-LIBOR + 0.847% on 4/24/2023)[5]	57,500	59,504
Morgan Stanley 1.164% 2025 (USD-SOFR + 0.56% on 10/21/2024)[5]	17,933	17,802
Morgan Stanley 0.985% 2026 (USD-SOFR + 0.72% on 12/10/2025)[5]	9,115	8,846
Morgan Stanley 2.188% 2026 (USD-SOFR + 1.99% on 4/28/2025)[5]	15,000	15,306
Morgan Stanley 1.512% 2027 (USD-SOFR + 0.858% on 7/20/2026)[5]	85,147	83,837
Morgan Stanley 1.593% 2027 (USD-SOFR + 0.879% on 5/4/2026)[5]	14,216	14,083
Morgan Stanley 1.794% 2032 (USD-SOFR + 1.034% on 2/13/2031)[5]	29,670	28,118
Morgan Stanley 1.928% 2032 (USD-SOFR + 1.02% on 4/28/2031)[5]	5,104	4,882
Morgan Stanley 2.239% 2032 (USD-SOFR + 1.178% on 7/21/2031)[5]	111,472	109,147
Morgan Stanley 2.511% 2032 (USD-SOFR + 1.20% on 10/20/2031)[5]	22,978	22,981
Morgan Stanley 3.217% 2042 (USD-SOFR + 1.485% on 4/22/2041)[5]	5,708	5,991
MSCI, Inc. 3.625% 2030[4]	16,200	16,589
MSCI, Inc. 3.25% 2033[4]	15,450	15,648
National Australia Bank, Ltd. 2.50% 2022	15,500	15,632
National Australia Bank, Ltd. 2.875% 2023	13,200	13,558
National Australia Bank, Ltd. 2.332% 2030[4]	5,000	4,796
Nationwide Building Society 3.766% 2024 (3-month USD-LIBOR + 1.064% on 3/8/2023)[4,5]	5,000	5,151
Nationwide Building Society 4.363% 2024 (3-month USD-LIBOR + 1.392% on 8/1/2023)[4,5]	33,400	34,990
Nationwide Building Society 4.125% 2032 (5-year USD-ICE Swap + 1.849% on 10/18/2027)[4,5]	3,000	3,201
Navient Corp. 5.50% 2023	7,000	7,299
Navient Corp. 5.875% 2024	1,000	1,067
Navient Corp. 6.75% 2025	5,000	5,505
Navient Corp. 5.00% 2027	6,250	6,380
New York Life Global Funding 2.25% 2022[4]	10,195	10,291
New York Life Global Funding 0.95% 2025[4]	1,403	1,384
New York Life Global Funding 0.85% 2026[4]	32,280	31,538
New York Life Global Funding 3.00% 2028[4]	2,250	2,399
New York Life Global Funding 1.20% 2030[4]	15,487	14,468
New York Life Global Funding 1.85% 2031[4]	1,250	1,215
Northwestern Mutual Global Funding 0.80% 2026[4]	19,494	18,951
Nuveen, LLC 4.00% 2028[4]	1,515	1,681
OneMain Holdings, Inc. 7.125% 2026	9,300	10,616
Oversea-Chinese Banking Corp., Ltd. 1.832% 2030 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.58% on 9/10/2025)[4,5]	7,786	7,730
PNC Bank 3.50% 2023	17,840	18,515
PNC Financial Services Group, Inc. 3.50% 2024	11,700	12,256
PNC Financial Services Group, Inc., Series O, (3-month USD-LIBOR + 3.678%) 3.81% junior subordinated perpetual bonds[6]	10,170	10,188
Power Financial Corp., Ltd. 4.50% 2029	5,000	5,340
Power Financial Corp., Ltd. 3.95% 2030	32,000	33,139
Power Financial Corp., Ltd. 3.35% 2031	8,670	8,563
PRICOA Global Funding I 2.45% 2022[4]	3,090	3,135
PRICOA Global Funding I 3.45% 2023[4]	11,825	12,333
Prudential Financial, Inc. 3.905% 2047	850	989
Prudential Financial, Inc. 4.418% 2048	1,000	1,242
Prudential Financial, Inc. 4.35% 2050	5,000	6,253
Prudential Financial, Inc. 3.70% 2051	10,125	11,552
Prudential Financial, Inc., junior subordinated, 5.70% 2048 (3-month USD-LIBOR + 2.665% on 9/15/2028)[5]	3,500	3,924
Rede D’Or Finance SARL 4.50% 2030[4]	3,800	3,705
Royal Bank of Canada 0.75% 2024	20,780	20,581

The Bond Fund of America	13

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Royal Bank of Canada 1.20% 2026	$54,076	$53,165
Royal Bank of Scotland PLC 4.65% 2024 (3-month USD-LIBOR + 1.55% on 6/25/2023)[5]	14,130	14,787
Royal Bank of Scotland PLC 3.073% 2028 (1-year UST Yield Curve Rate T Note Constant Maturity + 2.55% on 5/22/2027)[5]	7,500	7,806
Royal Bank of Scotland PLC 4.445% 2030 (3-month USD-LIBOR + 1.871% on 5/5/2029)[5]	11,600	13,041
Royal Bank of Scotland PLC 5.076% 2030 (3-month USD-LIBOR + 1.905% on 1/27/2029)[5]	2,650	3,076
Santander Holdings USA, Inc. 3.40% 2023	17,000	17,379
Santander Holdings USA, Inc. 3.50% 2024	13,325	13,897
Springleaf Finance Corp. 6.125% 2024	500	531
Starwood Property Trust, Inc. 5.50% 2023[4]	2,295	2,378
Sumitomo Mitsui Banking Corp. 3.102% 2023	28,940	29,634
SVB Financial Group 4.70% junior subordinated perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 3.064% on 11/15/2031)[5]	11,614	11,969
Synchrony Financial 2.85% 2022	8,750	8,840
Synchrony Financial 4.375% 2024	5,825	6,149
Synchrony Financial 3.95% 2027	10,350	11,123
Synchrony Financial 2.875% 2031	5,050	5,045
Toronto-Dominion Bank 0.75% 2025	23,900	23,280
Toronto-Dominion Bank 2.00% 2031	19,945	19,682
Travelers Companies, Inc. 4.00% 2047	2,250	2,695
Travelers Companies, Inc. 4.10% 2049	1,500	1,823
Travelers Companies, Inc. 2.55% 2050	3,815	3,638
U.S. Bancorp 2.40% 2024	19,000	19,642
U.S. Bank NA 2.85% 2023	21,000	21,452
U.S. Bank NA 3.40% 2023	13,125	13,652
UBS Group AG 1.364% 2027 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.08% on 1/30/2026)[4,5]	20,772	20,313
UBS Group AG 1.49% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.85% on 8/10/2026)[4,5]	22,475	21,936
UBS Group AG 3.126% 2030 (3-month USD-LIBOR + 1.468% on 8/13/2029)[4,5]	2,600	2,720
UniCredit SpA 3.75% 2022[4]	37,450	37,736
UniCredit SpA 6.572% 2022[4]	34,360	34,410
UniCredit SpA 4.625% 2027[4]	17,010	18,658
UniCredit SpA 5.861% 2032 (5-year USD-ICE Swap + 3.703% on 6/19/2027)[4,5]	29,477	32,361
United Overseas Bank, Ltd. 2.00% 2031 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.23% on 10/14/2026)[4,5]	16,430	16,330
VEB Finance, Ltd. 6.80% 2025[4]	500	571
Vigorous Champion International, Ltd. 4.25% 2029	2,263	2,391
Wells Fargo & Company 2.406% 2025 (3-month USD-LIBOR + 0.825% on 10/30/2024)[5]	88,587	90,857
Wells Fargo & Company 3.00% 2026	34,533	36,310
Wells Fargo & Company 3.00% 2026	3,301	3,470
Wells Fargo & Company 3.196% 2027 (3-month USD-LIBOR + 1.17% on 6/17/2026)[5]	38,880	41,012
Wells Fargo & Company 2.879% 2030 (3-month USD-LIBOR + 1.17% on 10/30/2029)[5]	9,049	9,417
Wells Fargo & Company 2.572% 2031 (3-month USD-LIBOR + 1.00% on 2/11/2030)[5]	9,716	9,929
Westpac Banking Corp. 1.953% 2028	25,344	25,263
Westpac Banking Corp. 2.894% 2030 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.35% on 2/4/2025)[5]	10,000	10,218
Westpac Banking Corp. 4.11% 2034 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.00% on 7/24/2029)[5]	11,339	12,252
Westpac Banking Corp. 2.668% 2035 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.75% on 11/15/2030)[5]	20,125	19,628
Willis North America, Inc. 3.875% 2049	5,458	5,938
		6,336,721

Utilities 4.61%
Abu Dhabi National Energy Company PJSC (TAQA) 4.375% 2025[4]	20,500	22,319
AEP Texas, Inc. 3.45% 2051	9,375	9,466
AEP Transmission Co. LLC 3.10% 2026	16,975	17,923
AEP Transmission Co. LLC 3.65% 2050	110	122
AEP Transmission Co. LLC 2.75% 2051	3,966	3,783
AES Panama Generation Holdings SRL 4.375% 2030[4]	8,565	8,932
Alabama Power Co. 3.00% 2052	31,630	31,633
Alfa Desarrollo SpA 4.55% 2051[4]	5,730	5,665

14	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
Ameren Corp. 2.50% 2024	$1,616	$1,660
American Electric Power Company, Inc. 1.00% 2025	3,075	3,010
American Electric Power Company, Inc. 4.30% 2028	31,133	34,720
American Electric Power Company, Inc. 3.25% 2050	22,050	21,848
Atlantic City Electric Co. 2.30% 2031	4,100	4,124
Berkshire Hathaway Energy Company 2.80% 2023	8,650	8,812
Berkshire Hathaway Energy Company 4.50% 2045	200	243
Calpine Corp. 5.25% 2026[4]	3,398	3,490
Calpine Corp. 4.50% 2028[4]	4,000	4,157
Cemig Geração e Transmissão SA 9.25% 2024	291	326
CenterPoint Energy, Inc. 2.65% 2031	8,897	9,027
CenterPoint Energy, Inc. 3.70% 2049	2,775	3,014
Cleveland Electric Illuminating Co. 4.55% 2030[4]	5,500	6,330
CMS Energy Corp. 3.45% 2027	1,950	2,094
Colbun SA 3.95% 2027[4]	8,215	8,692
Comisión Federal de Electricidad 3.348% 2031[4]	18,263	17,939
Comisión Federal de Electricidad 3.875% 2033[4]	7,530	7,412
Comisión Federal de Electricidad 4.677% 2051[4]	23,419	22,078
Connecticut Light and Power Co. 2.05% 2031	16,690	16,462
Consolidated Edison Company of New York, Inc. 2.40% 2031	7,579	7,633
Consumers Energy Co. 3.25% 2046	4,919	5,225
Consumers Energy Co. 4.05% 2048	1,784	2,134
Consumers Energy Co. 3.10% 2050	13,231	13,815
Consumers Energy Co. 3.75% 2050	8,844	10,182
Consumers Energy Co. 3.50% 2051	1,104	1,240
Consumers Energy Co. 2.65% 2052	17,495	17,071
Consumers Energy Co. 2.50% 2060	387	342
Dominion Energy, Inc. 2.25% 2031	10,085	9,859
Dominion Resources, Inc. 3.30% 2025	2,113	2,213
Dominion Resources, Inc. 3.375% 2030	11,425	12,137
Dominion Resources, Inc., junior subordinated, 3.071% 2024[5]	17,600	18,229
DPL, Inc. 4.125% 2025	1,040	1,088
DTE Electric Company 2.625% 2031	11,239	11,580
DTE Electric Company 3.70% 2045	1,016	1,127
DTE Energy Company 2.85% 2026	6,100	6,363
DTE Energy Company 1.90% 2028	1,505	1,491
DTE Energy Company 2.25% 2030	5,650	5,671
DTE Energy Company 2.95% 2050	5,649	5,707
Duke Energy Carolinas, LLC 3.95% 2028	3,050	3,407
Duke Energy Carolinas, LLC 2.45% 2029	32,180	32,799
Duke Energy Carolinas, LLC 2.55% 2031	5,437	5,587
Duke Energy Corp. 0.90% 2025	3,125	3,039
Duke Energy Corp. 3.40% 2029	5,000	5,308
Duke Energy Florida, LLC 2.50% 2029	6,781	6,975
Duke Energy Florida, LLC 1.75% 2030	14,747	14,169
Duke Energy Florida, LLC 3.00% 2051	8,684	8,774
Duke Energy Indiana, Inc. 2.75% 2050	1,100	1,073
Duke Energy Ohio, Inc. 2.125% 2030	8,850	8,720
Duke Energy Progress, LLC 2.00% 2031	4,000	3,912
Duke Energy Progress, LLC 2.50% 2050	7,500	6,948
Duke Energy Progress, LLC 2.90% 2051	3,675	3,653
Edison International 3.125% 2022	13,250	13,460
Edison International 3.55% 2024	19,920	20,849
Edison International 4.95% 2025	8,925	9,715
Edison International 5.75% 2027	34,743	39,641
Edison International 4.125% 2028	52,447	55,401
Electricité de France SA 2.625% junior subordinated perpetual bonds (5-year EUR Mid-Swap + 2.86% on 6/1/2028)[5]	€45,000	51,515
Emera US Finance LP 0.833% 2024	$3,750	3,682
Emera US Finance LP 2.639% 2031	27,050	26,619
Emera, Inc. 6.75% 2076 (3-month USD-LIBOR + 5.44% on 6/15/2026)[5]	16,700	19,268
Empresas Publicas de Medellin ESP 4.25% 2029[4]	846	804
Empresas Publicas de Medellin ESP 4.375% 2031[4]	9,208	8,671
Enel Chile SA 4.875% 2028	3,045	3,362
Engie Energia Chile SA 3.40% 2030[4]	7,054	7,152
ENN Clean Energy International Investment, Ltd. 3.375% 2026[4]	8,250	8,210
ENN Energy Holdings, Ltd. 2.625% 2030[4]	24,093	23,970

The Bond Fund of America	15

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
Entergy Corp. 3.12% 2027	$5,000	$5,269
Entergy Corp. 1.90% 2028	36,984	36,267
Entergy Corp. 1.60% 2030	4,400	4,151
Entergy Corp. 2.40% 2031	25,025	24,674
Entergy Louisiana, LLC 2.90% 2051	17,787	17,478
Entergy Texas, Inc. 1.75% 2031	13,150	12,345
Eversource Energy 1.65% 2030	10,000	9,361
Exelon Corp. 4.05% 2030	12,425	13,820
Exelon Corp. 4.70% 2050	1,725	2,171
Exelon Corp., junior subordinated, 3.497% 2022[5]	21,000	21,196
FirstEnergy Corp. 2.05% 2025	9,065	8,997
FirstEnergy Corp. 1.60% 2026	50,767	49,117
FirstEnergy Corp. 3.50% 2028[4]	15,958	17,020
FirstEnergy Corp. 4.10% 2028[4]	6,025	6,624
FirstEnergy Corp. 2.25% 2030	117,043	112,844
FirstEnergy Corp. 2.65% 2030	54,663	54,116
FirstEnergy Corp. 7.375% 2031	2,703	3,654
FirstEnergy Corp. 3.40% 2050	8,323	8,177
FirstEnergy Corp., Series A, 3.35% 2022[5]	53,907	54,141
FirstEnergy Corp., Series B, 4.40% 2027 (4.15% on 1/15/2022)[5]	80,856	87,150
FirstEnergy Transmission LLC 2.866% 2028[4]	74,825	75,021
Florida Power & Light Company 2.875% 2051	47,272	48,064
Georgia Power Co. 3.70% 2050	625	666
Gulf Power Co. 3.30% 2027	10,000	10,684
Interchile SA 4.50% 2056[4]	2,443	2,600
Interstate Power and Light Co. 3.25% 2024	17,557	18,445
Israel Electric Corp., Ltd. 4.25% 2028[4]	19,722	21,707
Israel Electric Corp., Ltd. 8.10% 2096[4]	6,250	9,171
Jersey Central Power & Light Co. 4.30% 2026[4]	4,480	4,863
Jersey Central Power & Light Co. 2.75% 2032[4]	9,243	9,378
Metropolitan Edison Co. 4.30% 2029[4]	5,000	5,569
MidAmerican Energy Holdings Co. 3.65% 2029	2,300	2,537
MidAmerican Energy Holdings Co. 2.70% 2052	15,305	14,897
Mississippi Power Co. 3.95% 2028	10,100	11,078
Mississippi Power Co. 4.25% 2042	14,426	16,593
Monongahela Power Co. 3.55% 2027[4]	4,800	5,138
NextEra Energy Capital Holdings, Inc. 1.875% 2027	18,000	18,118
NextEra Energy Capital Holdings, Inc. 1.90% 2028	20,325	20,126
NextEra Energy Capital Holdings, Inc. 2.44% 2032	34,075	34,181
NextEra Energy Partners LP 4.25% 2024[4]	4,715	4,904
NextEra Energy Partners LP 3.875% 2026[4]	3,535	3,753
Northern States Power Co. 2.25% 2031	4,458	4,499
Northern States Power Co. 2.90% 2050	2,821	2,856
Northern States Power Co. 2.60% 2051	26,667	25,516
Oncor Electric Delivery Company LLC 0.55% 2025	8,100	7,805
Oncor Electric Delivery Company, LLC 2.70% 2051[4]	8,893	8,575
Pacific Gas and Electric Co. 1.75% 2022	33,900	33,900
Pacific Gas and Electric Co. 1.367% 2023	50,800	50,496
Pacific Gas and Electric Co. 3.25% 2023	3,421	3,486
Pacific Gas and Electric Co. 3.85% 2023	6,301	6,511
Pacific Gas and Electric Co. 4.25% 2023	508	526
Pacific Gas and Electric Co. 3.40% 2024	13,465	13,934
Pacific Gas and Electric Co. 2.95% 2026	72,655	73,969
Pacific Gas and Electric Co. 3.15% 2026	140,083	143,321
Pacific Gas and Electric Co. 2.10% 2027	21,982	21,240
Pacific Gas and Electric Co. 3.30% 2027	54,404	55,340
Pacific Gas and Electric Co. 3.30% 2027	35,769	36,422
Pacific Gas and Electric Co. 3.00% 2028	41,127	41,457
Pacific Gas and Electric Co. 3.75% 2028	32,678	34,010
Pacific Gas and Electric Co. 4.65% 2028	48,518	52,967
Pacific Gas and Electric Co. 4.55% 2030	178,087	192,731
Pacific Gas and Electric Co. 2.50% 2031	77,374	73,794
Pacific Gas and Electric Co. 3.25% 2031	40,994	41,172
Pacific Gas and Electric Co. 3.30% 2040	29,430	27,340
Pacific Gas and Electric Co. 3.75% 2042	38,150	35,671
Pacific Gas and Electric Co. 3.50% 2050	64,182	59,616
Peco Energy Co. 2.80% 2050	18,872	18,542

16	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
PG&E Corp. 5.00% 2028	$9,485	$9,993
PG&E Corp. 5.25% 2030	3,450	3,624
Progress Energy, Inc. 7.00% 2031	8,568	11,618
Public Service Company of Colorado 1.875% 2031	51,922	50,529
Public Service Company of Colorado 1.90% 2031	1,500	1,459
Public Service Electric and Gas Co. 0.95% 2026	17,350	17,004
Public Service Electric and Gas Co. 3.65% 2028	425	467
Public Service Electric and Gas Co. 3.20% 2029	5,000	5,382
Public Service Electric and Gas Co. 2.45% 2030	2,005	2,043
Public Service Electric and Gas Co. 1.90% 2031	8,539	8,318
Public Service Electric and Gas Co. 2.05% 2050	6,501	5,508
Public Service Electric and Gas Co. 2.70% 2050	2,024	1,961
Public Service Electric and Gas Co. 3.15% 2050	15,000	15,769
Public Service Enterprise Group, Inc. 2.65% 2022	6,225	6,314
Public Service Enterprise Group, Inc. 2.45% 2031	10,000	9,893
Public Service Enterprise Group, Inc. 3.20% 2049	2,475	2,606
Puget Energy, Inc. 5.625% 2022	7,536	7,639
San Diego Gas & Electric Co. 1.70% 2030	218	209
San Diego Gas & Electric Co. 3.75% 2047	60	67
San Diego Gas & Electric Co. 4.10% 2049	23	27
San Diego Gas & Electric Co. 3.32% 2050	2,925	3,089
San Diego Gas & Electric Co. 2.95% 2051	32,268	32,557
Southern California Edison Co. 1.845% 2022	905	906
Southern California Edison Co. 0.70% 2023	400	398
Southern California Edison Co. 1.10% 2024	28,252	28,159
Southern California Edison Co. 3.70% 2025	11,000	11,754
Southern California Edison Co. 1.20% 2026	7,500	7,356
Southern California Edison Co. 3.65% 2028	10,056	10,873
Southern California Edison Co. 2.85% 2029	70,582	73,086
Southern California Edison Co. 4.20% 2029	20,806	23,223
Southern California Edison Co. 2.25% 2030	27,600	27,267
Southern California Edison Co. 2.50% 2031	17,417	17,502
Southern California Edison Co. 6.00% 2034	10,119	13,141
Southern California Edison Co. 5.35% 2035	30,475	38,002
Southern California Edison Co. 5.75% 2035	6,666	8,589
Southern California Edison Co. 5.625% 2036	5,649	7,126
Southern California Edison Co. 5.55% 2037	6,946	8,668
Southern California Edison Co. 5.95% 2038	12,088	15,655
Southern California Edison Co. 4.50% 2040	20,920	23,661
Southern California Edison Co. 4.00% 2047	25,040	27,670
Southern California Edison Co. 4.125% 2048	17,199	19,338
Southern California Edison Co. 4.875% 2049	1,925	2,356
Southern California Edison Co. 3.65% 2050	54,286	57,588
Southern California Edison Co. 2.95% 2051	12,545	11,979
Southern California Edison Co. 3.65% 2051	22,117	24,021
Southern California Edison Co., Series C, 3.60% 2045	10,910	11,203
Southern California Gas Company 2.55% 2030	6,775	6,954
Southwestern Electric Power Co. 1.65% 2026	12,675	12,583
Southwestern Electric Power Co. 3.25% 2051	13,364	13,283
Talen Energy Corp. 7.25% 2027[4]	12,024	10,653
Talen Energy Corp. 6.625% 2028[4]	8,215	7,220
Talen Energy Supply, LLC 7.625% 2028[4]	1,590	1,418
Tampa Electric Co. 2.60% 2022	4,350	4,384
Union Electric Co. 2.15% 2032	19,875	19,530
Virginia Electric and Power Co. 2.875% 2029	4,944	5,195
Virginia Electric and Power Co. 2.30% 2031	8,575	8,650
Virginia Electric and Power Co. 4.00% 2043	1,437	1,655
Virginia Electric and Power Co. 2.45% 2050	21,900	20,235
Vistra Operations Co. LLC 3.55% 2024[4]	8,000	8,243
Vistra Operations Co. LLC 5.00% 2027[4]	1,000	1,039
WEC Energy Group, Inc. 2.20% 2028	9,475	9,469
Wisconsin Electric Power Co. 2.85% 2051	5,167	5,088
Wisconsin Power and Light Co. 1.95% 2031	15,450	15,051
Wisconsin Power and Light Co. 3.65% 2050	2,675	3,013
Xcel Energy, Inc. 3.35% 2026	14,219	15,121
Xcel Energy, Inc. 1.75% 2027	19,250	19,089

The Bond Fund of America	17

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
Xcel Energy, Inc. 2.60% 2029	$13,202	$13,509
Xcel Energy, Inc. 2.35% 2031	37,475	37,328
Xcel Energy, Inc. 3.50% 2049	7,975	8,503
		3,669,642

Energy 4.05%
Antero Resources Corp. 5.375% 2030[4]	1,735	1,858
Apache Corp. 4.25% 2030	9,050	9,834
Apache Corp. 6.00% 2037	6,135	7,518
Apache Corp. 5.10% 2040	4,860	5,500
Apache Corp. 4.75% 2043	15,000	16,500
Apache Corp. 5.35% 2049	16,725	19,133
Baker Hughes, a GE Co. 2.061% 2026	6,787	6,852
Boardwalk Pipeline Partners LP 3.375% 2023	1,900	1,935
BP Capital Markets America, Inc. 2.772% 2050	451	426
Canadian Natural Resources, Ltd. 2.95% 2023	16,235	16,548
Canadian Natural Resources, Ltd. 3.80% 2024	10,500	11,018
Canadian Natural Resources, Ltd. 2.05% 2025	3,547	3,584
Canadian Natural Resources, Ltd. 3.85% 2027	49,448	53,016
Canadian Natural Resources, Ltd. 2.95% 2030	8,752	8,873
Canadian Natural Resources, Ltd. 4.95% 2047	179	220
Cenovus Energy, Inc. 5.375% 2025	32,721	36,138
Cenovus Energy, Inc. 4.25% 2027	72,145	78,692
Cenovus Energy, Inc. 2.65% 2032	17,538	17,178
Cenovus Energy, Inc. 5.25% 2037	9,149	10,828
Cenovus Energy, Inc. 5.40% 2047	56,113	70,020
Cheniere Energy Partners LP 4.50% 2029	5,050	5,362
Cheniere Energy Partners LP 3.25% 2032[4]	5,374	5,439
Cheniere Energy, Inc. 4.625% 2028	8,875	9,455
Cheniere Energy, Inc. 3.70% 2029	46,156	49,479
Chesapeake Energy Corp. 5.50% 2026[4]	1,405	1,480
Chesapeake Energy Corp. 5.875% 2029[4]	1,210	1,296
Chevron Corp. 2.498% 2022	9,675	9,692
Chevron Corp. 2.954% 2026	25,490	27,013
Chevron Corp. 1.995% 2027	22,156	22,503
Chevron Corp. 2.236% 2030	24,807	25,118
Chevron Corp. 3.078% 2050	4,177	4,447
Chevron USA, Inc. 1.018% 2027	16,054	15,471
CNX Resources Corp. 7.25% 2027[4]	20	21
CNX Resources Corp. 6.00% 2029[4]	1,608	1,675
Constellation Oil Services Holding SA 10.00% PIK 2024[4,7,8]	3,538	1,107
Continental Resources, Inc. 2.875% 2032[4]	12,140	11,893
DCP Midstream Operating LP 4.95% 2022	1,495	1,495
Devon Energy Corp. 5.25% 2024	638	691
Devon Energy Corp. 5.25% 2027	1,624	1,713
Devon Energy Corp. 5.875% 2028	1,347	1,459
Devon Energy Corp. 4.50% 2030	12,331	13,244
Diamondback Energy, Inc. 4.40% 2051	23,781	27,320
DT Midstream, Inc. 4.125% 2029[4]	3,430	3,517
Enbridge Energy Partners LP 7.375% 2045	22,442	35,123
Enbridge, Inc. 4.00% 2023	10,100	10,548
Endeavor Energy Resources LP 6.625% 2025[4]	1,995	2,113
Energy Transfer Operating LP 5.875% 2024	2,043	2,200
Energy Transfer Operating LP 2.90% 2025	23,003	23,782
Energy Transfer Operating LP 3.75% 2030	27,624	29,303
Energy Transfer Operating LP 5.00% 2050	108,654	125,332
Energy Transfer Partners LP 4.20% 2023	5,725	5,981
Energy Transfer Partners LP 4.50% 2024	2,975	3,155
Energy Transfer Partners LP 4.95% 2028	7,500	8,444
Energy Transfer Partners LP 6.125% 2045	16,640	20,744
Energy Transfer Partners LP 5.30% 2047	31,022	36,032
Energy Transfer Partners LP 6.00% 2048	14,487	18,038
Energy Transfer Partners LP 6.25% 2049	15,547	20,347
Energy Transfer Partners LP 6.625% junior subordinated perpetual bonds (3-month USD-LIBOR + 4.155% on 2/15/2028)[5]	17,000	16,170
Enterprise Products Operating LLC 2.80% 2030	3,768	3,933
Enterprise Products Operating LLC 3.20% 2052	17,550	17,259

18	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Energy (continued)
Enterprise Products Operating LLC 3.30% 2053		$33,993	$33,884
EQM Midstream Partners LP 4.75% 2023		2,500	2,603
EQM Midstream Partners LP 6.50% 2027[4]		4,020	4,508
EQM Midstream Partners LP 5.50% 2028		8,300	9,080
EQM Midstream Partners LP 4.50% 2029[4]		5,120	5,332
EQT Corp. 3.00% 2022		23,035	23,297
EQT Corp. 6.625% 2025[5]		5,812	6,560
EQT Corp. 3.90% 2027		11,000	11,811
EQT Corp. 5.00% 2029		1,175	1,303
EQT Corp. 7.50% 2030[5]		15,000	19,299
EQT Corp. 3.625% 2031[4]		3,945	4,099
Equinor ASA 3.625% 2028		8,379	9,213
Equinor ASA 3.125% 2030		22,503	24,200
Equinor ASA 3.25% 2049		5,687	6,040
Exxon Mobil Corp. 2.019% 2024		24,204	24,814
Exxon Mobil Corp. 2.44% 2029		4,098	4,207
Exxon Mobil Corp. 2.61% 2030		39,385	40,864
Exxon Mobil Corp. 2.995% 2039		890	902
Exxon Mobil Corp. 4.227% 2040		2,000	2,365
Exxon Mobil Corp. 3.452% 2051		6,327	6,869
Harvest Midstream I, LP 7.50% 2028[4]		1,988	2,130
Hilcorp Energy I, LP 5.75% 2029[4]		2,125	2,193
Kinder Morgan, Inc. 2.00% 2031		4,717	4,494
Kinder Morgan, Inc. 5.20% 2048		9,524	11,792
Kinder Morgan, Inc. 3.25% 2050		3,345	3,210
Kinder Morgan, Inc. 3.60% 2051		52,875	53,297
Marathon Oil Corp. 4.40% 2027		5,755	6,308
MPLX LP 3.50% 2022		140	143
MPLX LP 1.75% 2026		20,211	20,028
MPLX LP 2.65% 2030		28,512	28,415
MPLX LP 4.70% 2048		5,660	6,546
MPLX LP 5.50% 2049		51,288	65,650
Murphy Oil Corp. 6.375% 2028		6,250	6,652
Murphy Oil USA, Inc. 3.75% 2031[4]		1,335	1,329
MV24 Capital BV 6.748% 2034[4]		1,793	1,851
New Fortress Energy, Inc. 6.50% 2026[4]		6,595	6,553
NGL Energy Operating LLC 7.50% 2026[4]		6,555	6,769
Occidental Petroleum Corp. 8.00% 2025		3,930	4,592
Occidental Petroleum Corp. 4.20% 2048		4,250	4,257
Oleoducto Central SA 4.00% 2027[4]		9,840	9,796
Oleoducto Central SA 4.00% 2027		9,063	9,022
ONEOK, Inc. 2.20% 2025		439	444
ONEOK, Inc. 5.85% 2026		35,267	40,480
ONEOK, Inc. 4.00% 2027		5,403	5,846
ONEOK, Inc. 4.55% 2028		910	1,006
ONEOK, Inc. 3.40% 2029		2,882	2,988
ONEOK, Inc. 4.35% 2029		3,154	3,441
ONEOK, Inc. 3.10% 2030		25,930	26,439
ONEOK, Inc. 6.35% 2031		14,286	17,956
ONEOK, Inc. 4.95% 2047		947	1,098
ONEOK, Inc. 5.20% 2048		31,762	38,476
ONEOK, Inc. 4.45% 2049		11,094	12,289
ONEOK, Inc. 4.50% 2050		7,917	8,795
ONEOK, Inc. 7.15% 2051		9,461	13,685
Petróleos Mexicanos (3-month USD-LIBOR + 3.65%) 3.851% 2022[6]		7,000	7,014
Petróleos Mexicanos 4.875% 2022		20,506	20,565
Petróleos Mexicanos 5.375% 2022		13,457	13,591
Petróleos Mexicanos 3.50% 2023		600	607
Petróleos Mexicanos 4.625% 2023		5,840	5,994
Petróleos Mexicanos 4.875% 2024		1,881	1,949
Petróleos Mexicanos 6.875% 2025[4]		66,015	72,208
Petróleos Mexicanos 6.875% 2025		4,291	4,694
Petróleos Mexicanos 4.50% 2026		9,922	10,050
Petróleos Mexicanos 6.875% 2026		110,761	121,931
Petróleos Mexicanos 7.47% 2026	MXN	70,000	3,109
Petróleos Mexicanos 6.49% 2027		$20,000	21,347
Petróleos Mexicanos 6.50% 2027		89,091	95,159

The Bond Fund of America	19

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Energy (continued)
Petróleos Mexicanos 6.50% 2029	$15,417	$16,021
Petróleos Mexicanos 5.95% 2031	22,178	21,595
Petróleos Mexicanos 6.70% 2032[4]	140,205	141,884
Petróleos Mexicanos 7.69% 2050	23,125	22,361
Pioneer Natural Resources Company 1.125% 2026	1,055	1,025
Pioneer Natural Resources Company 2.15% 2031	1,178	1,138
Plains All American Pipeline LP 3.80% 2030	1,543	1,613
PTT Exploration and Production PCL 2.587% 2027[4]	7,780	7,939
Qatar Petroleum 1.375% 2026[4]	62,305	61,175
Qatar Petroleum 2.25% 2031[4]	65,510	65,058
Qatar Petroleum 3.125% 2041[4]	39,145	39,664
Qatar Petroleum 3.30% 2051[4]	9,730	10,051
Rattler Midstream Partners LP 5.625% 2025[4]	4,317	4,494
SA Global Sukuk, Ltd. 0.946% 2024[4]	48,525	47,847
SA Global Sukuk, Ltd. 1.602% 2026[4]	152,204	150,035
SA Global Sukuk, Ltd. 2.694% 2031[4]	35,490	35,764
Sabine Pass Liquefaction, LLC 5.625% 2023[5]	14,000	14,647
Sabine Pass Liquefaction, LLC 5.75% 2024	13,100	14,254
Sabine Pass Liquefaction, LLC 5.625% 2025	21,015	23,348
Sabine Pass Liquefaction, LLC 5.875% 2026	33,750	38,758
Sabine Pass Liquefaction, LLC 4.50% 2030	19,990	22,569
Saudi Arabian Oil Co. 2.875% 2024[4]	8,448	8,731
Saudi Arabian Oil Co. 1.625% 2025[4]	2,980	2,968
Saudi Arabian Oil Co. 3.50% 2029[4]	4,835	5,177
Saudi Arabian Oil Co. 4.375% 2049[4]	1,325	1,539
Shell International Finance BV 3.50% 2023	7,500	7,850
Shell International Finance BV 2.00% 2024	3,250	3,333
Shell International Finance BV 3.875% 2028	4,680	5,234
Shell International Finance BV 2.375% 2029	19,511	19,948
Shell International Finance BV 2.75% 2030	15,190	15,882
Shell International Finance BV 3.125% 2049	3,490	3,601
Shell International Finance BV 3.25% 2050	7,811	8,333
Sinopec Group Overseas Development (2018), Ltd. 1.45% 2026[4]	10,500	10,379
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029	21,257	22,209
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029[4]	18,886	19,682
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029	3,140	3,272
Sinopec Group Overseas Development (2018), Ltd. 2.30% 2031[4]	11,940	11,778
Sinopec Group Overseas Development (2018), Ltd. 3.10% 2051[4]	27,125	26,107
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029[4]	6,717	7,018
Southwestern Energy Co. 6.45% 2025 (6.20% on 1/23/2022)[5]	880	968
Southwestern Energy Co. 8.375% 2028	1,300	1,453
Suncor Energy, Inc. 3.75% 2051	9,758	10,498
Sunoco Logistics Operating Partners LP 4.00% 2027	15,000	16,118
Sunoco Logistics Operating Partners LP 5.40% 2047	34,048	40,044
Sunoco LP 6.00% 2027	4,210	4,395
Sunoco LP 4.50% 2029	3,215	3,270
Tallgrass Energy Partners, LP 7.50% 2025[4]	1,370	1,484
Targa Resources Partners LP 5.875% 2026	8,530	8,912
Targa Resources Partners LP 6.875% 2029	6,000	6,721
Targa Resources Partners LP 5.50% 2030	8,660	9,476
Targa Resources Partners LP 4.875% 2031	2,190	2,382
Total Capital International 3.455% 2029	10,040	10,886
Total Capital International 2.829% 2030	7,860	8,238
Total Capital International 3.461% 2049	2,600	2,816
Total Capital International 3.127% 2050	6,508	6,689
TransCanada PipeLines, Ltd. 4.10% 2030	24,741	27,627
Transportadora de Gas Peru SA 4.25% 2028[4]	2,535	2,688
Western Gas Partners LP 5.30% 2048	2,000	2,413
Western Midstream Operating, LP 4.35% 2025 (4.10% on 2/1/2022)[5]	8,964	9,379
Western Midstream Operating, LP 5.30% 2030 (5.05% on 2/1/2022)[5]	6,606	7,273
Western Midstream Operating, LP 6.50% 2050 (6.25% on 2/1/2022)[5]	15,036	17,803
Williams Companies, Inc. 3.50% 2030	29,821	31,734
Williams Companies, Inc. 2.60% 2031	17,836	17,733
Williams Partners LP 6.30% 2040	2,246	3,047
		3,220,831

20	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary 3.57%
Allied Universal Holdco LLC 4.625% 2028[4]	$2,105	$2,107
Amazon.com, Inc. 1.20% 2027	4,519	4,460
Amazon.com, Inc. 1.65% 2028	43,100	43,201
Amazon.com, Inc. 1.50% 2030	37,712	36,587
Amazon.com, Inc. 2.10% 2031	50,819	51,558
Amazon.com, Inc. 3.875% 2037	550	648
Amazon.com, Inc. 2.875% 2041	14,907	15,509
Amazon.com, Inc. 2.50% 2050	12,280	11,726
Amazon.com, Inc. 3.10% 2051	33,000	35,319
Amazon.com, Inc. 2.70% 2060	10,560	10,210
American Honda Finance Corp. 2.60% 2022	106	108
American Honda Finance Corp. 0.875% 2023	50,000	50,035
American Honda Finance Corp. 0.55% 2024	14,780	14,595
American Honda Finance Corp. 0.75% 2024	2,000	1,979
American Honda Finance Corp. 1.00% 2025	3,000	2,955
American Honda Finance Corp. 1.20% 2025	14,987	14,940
American Honda Finance Corp. 1.30% 2026	4,000	3,954
American Honda Finance Corp. 2.00% 2028	5,425	5,483
American Honda Finance Corp. 1.80% 2031	1,500	1,464
Atlas LuxCo 4 SARL 4.625% 2028[4]	1,610	1,583
Bayerische Motoren Werke AG 2.95% 2022[4]	3,500	3,525
Bayerische Motoren Werke AG 3.45% 2023[4]	16,128	16,635
Bayerische Motoren Werke AG 3.80% 2023[4]	1,985	2,059
Bayerische Motoren Werke AG 3.90% 2025[4]	21,240	22,857
Bayerische Motoren Werke AG 1.25% 2026[4]	600	591
Bayerische Motoren Werke AG 1.95% 2031[4]	3,500	3,411
Bayerische Motoren Werke AG 2.55% 2031[4]	14,011	14,389
BMW Finance NV 2.25% 2022[4]	7,500	7,580
Daimler Trucks Finance North America, LLC 1.125% 2023[4]	18,000	18,013
Daimler Trucks Finance North America, LLC 1.625% 2024[4]	29,500	29,741
Daimler Trucks Finance North America, LLC 2.00% 2026[4]	10,800	10,853
Daimler Trucks Finance North America, LLC 2.375% 2028[4]	23,725	23,852
Daimler Trucks Finance North America, LLC 2.50% 2031[4]	61,516	61,554
DaimlerChrysler North America Holding Corp. 2.55% 2022[4]	12,750	12,896
DaimlerChrysler North America Holding Corp. 1.75% 2023[4]	18,000	18,185
DaimlerChrysler North America Holding Corp. 0.75% 2024[4]	22,000	21,805
DaimlerChrysler North America Holding Corp. 2.70% 2024[4]	19,500	20,168
DaimlerChrysler North America Holding Corp. 3.65% 2024[4]	9,710	10,223
DaimlerChrysler North America Holding Corp. 1.45% 2026[4]	11,725	11,618
DaimlerChrysler North America Holding Corp. 2.45% 2031[4]	9,990	10,160
Expedia Group, Inc. 6.25% 2025[4]	2,734	3,087
Ford Motor Co. 4.75% 2043	3,500	3,869
Ford Motor Credit Company LLC 3.219% 2022	300	300
Ford Motor Credit Company LLC 3.339% 2022	945	948
Ford Motor Credit Company LLC 3.087% 2023	1,510	1,538
Ford Motor Credit Company LLC 3.096% 2023	14,729	15,025
Ford Motor Credit Company LLC 4.375% 2023	1,125	1,172
Ford Motor Credit Company LLC 3.664% 2024	5,756	5,985
Ford Motor Credit Company LLC 3.81% 2024	8,710	9,045
Ford Motor Credit Company LLC 5.584% 2024	423	456
Ford Motor Credit Company LLC 4.134% 2025	400	425
Ford Motor Credit Company LLC 5.125% 2025	7,390	8,046
Ford Motor Credit Company LLC 2.70% 2026	66,960	67,630
Ford Motor Credit Company LLC 4.542% 2026	18,000	19,571
Ford Motor Credit Company LLC 3.815% 2027	3,010	3,187
Ford Motor Credit Company LLC 4.125% 2027	19,805	21,402
Ford Motor Credit Company LLC 4.271% 2027	41,650	44,821
Ford Motor Credit Company LLC 2.90% 2028	3,400	3,413
General Motors Company 5.40% 2023	4,478	4,795
General Motors Company 4.35% 2025	14,354	15,454
General Motors Company 6.125% 2025	33,548	38,570
General Motors Company 4.20% 2027	3,437	3,764
General Motors Company 6.80% 2027	18,998	23,335
General Motors Company 6.75% 2046	1,000	1,433
General Motors Financial Co. 3.45% 2022	14,955	15,001
General Motors Financial Co. 3.55% 2022	1,850	1,877
General Motors Financial Co. 1.70% 2023	5,939	5,998

The Bond Fund of America	21

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary (continued)
General Motors Financial Co. 3.25% 2023	$22,403	$22,893
General Motors Financial Co. 3.70% 2023	15,126	15,582
General Motors Financial Co. 4.15% 2023	14,010	14,576
General Motors Financial Co. 1.05% 2024	425	423
General Motors Financial Co. 1.20% 2024	11,400	11,323
General Motors Financial Co. 3.50% 2024	15,365	16,141
General Motors Financial Co. 3.95% 2024	14,909	15,696
General Motors Financial Co. 5.10% 2024	16,550	17,754
General Motors Financial Co. 2.75% 2025	14,475	14,948
General Motors Financial Co. 2.90% 2025	750	776
General Motors Financial Co. 1.25% 2026	13,900	13,614
General Motors Financial Co. 1.50% 2026	55,810	54,968
General Motors Financial Co. 4.00% 2026	11,454	12,376
General Motors Financial Co. 2.70% 2027	24,230	24,665
General Motors Financial Co. 2.40% 2028	36,175	36,103
General Motors Financial Co. 2.40% 2028	12,928	12,991
General Motors Financial Co. 3.60% 2030	1,735	1,852
General Motors Financial Co. 2.35% 2031	30,100	29,332
General Motors Financial Co. 2.70% 2031	23,400	23,342
Grand Canyon University 4.125% 2024	25,000	25,593
Hanesbrands, Inc. 4.625% 2024[4]	5,430	5,692
Home Depot, Inc. 3.90% 2028	831	937
Home Depot, Inc. 2.95% 2029	42,205	45,004
Home Depot, Inc. 2.70% 2030	25,000	26,258
Home Depot, Inc. 1.375% 2031	34,165	32,246
Home Depot, Inc. 3.125% 2049	5	5
Home Depot, Inc. 3.35% 2050	110	120
Home Depot, Inc. 2.375% 2051	6,847	6,308
Hyundai Capital America 2.85% 2022[4]	7,412	7,541
Hyundai Capital America 3.10% 2022[4]	13,890	13,984
Hyundai Capital America 3.25% 2022[4]	24,685	25,157
Hyundai Capital America 3.95% 2022[4]	15,000	15,036
Hyundai Capital America 1.25% 2023[4]	24,257	24,247
Hyundai Capital America 2.375% 2023[4]	21,815	22,123
Hyundai Capital America 5.75% 2023[4]	10,000	10,561
Hyundai Capital America 0.875% 2024[4]	17,000	16,680
Hyundai Capital America 1.00% 2024[4]	15,600	15,340
Hyundai Capital America 1.80% 2025[4]	55,906	55,650
Hyundai Capital America 2.65% 2025[4]	28,554	29,283
Hyundai Capital America 5.875% 2025[4]	10,000	11,197
Hyundai Capital America 1.30% 2026[4]	17,000	16,530
Hyundai Capital America 1.50% 2026[4]	37,265	36,262
Hyundai Capital America 1.65% 2026[4]	39,800	39,051
Hyundai Capital America 2.375% 2027[4]	11,397	11,345
Hyundai Capital America 3.00% 2027[4]	22,768	23,576
Hyundai Capital America 1.80% 2028[4]	15,000	14,509
Hyundai Capital America 2.00% 2028[4]	37,888	36,967
Hyundai Capital America 2.10% 2028[4]	27,625	26,860
Hyundai Capital Services, Inc. 1.25% 2026[4]	6,570	6,415
International Game Technology PLC 6.50% 2025[4]	1,560	1,695
International Game Technology PLC 4.125% 2026[4]	2,115	2,181
International Game Technology PLC 6.25% 2027[4]	3,500	3,924
International Game Technology PLC 5.25% 2029[4]	6,940	7,364
KB Home 6.875% 2027	5,000	5,868
Lennar Corp. 4.50% 2024	3,015	3,206
Limited Brands, Inc. 6.875% 2035	4,500	5,598
Limited Brands, Inc. 6.75% 2036	4,800	5,935
Lowe’s Companies, Inc. 1.30% 2028	684	656
Lowe’s Companies, Inc. 1.70% 2030	5,216	4,962
Lowe’s Companies, Inc. 2.625% 2031	2,250	2,304
Lowe’s Companies, Inc. 4.05% 2047	2,427	2,799
Lowe’s Companies, Inc. 3.00% 2050	5,431	5,371
Lowe’s Companies, Inc. 5.125% 2050	867	1,177
M.D.C. Holdings, Inc. 6.00% 2043	7,475	9,467
Marriott International, Inc. 5.75% 2025	1,196	1,347
Marriott International, Inc. 3.125% 2026	1,235	1,284
Marriott International, Inc. 2.85% 2031	16,535	16,502

22	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary (continued)
Marriott International, Inc. 2.75% 2033	$4,827	$4,689
McDonald’s Corp. 2.125% 2030	8,994	8,963
McDonald’s Corp. 4.45% 2048	1,750	2,160
McDonald’s Corp. 3.625% 2049	6,857	7,603
McDonald’s Corp. 4.20% 2050	5,396	6,549
Meituan Dianping 2.125% 2025[4]	5,041	4,861
Meituan Dianping 3.05% 2030[4]	17,000	15,752
Meituan Dianping 3.05% 2030	15,000	13,899
Melco International Development, Ltd. 4.875% 2025[4]	300	296
Melco International Development, Ltd. 5.75% 2028[4]	3,990	4,018
Melco International Development, Ltd. 5.375% 2029[4]	885	860
MGM Growth Properties LLC 5.625% 2024	3,885	4,157
MGM Growth Properties LLC 3.875% 2029[4]	2,835	2,981
MGM Resorts International 6.75% 2025	3,000	3,138
Morongo Band of Mission Indians 7.00% 2039[4]	11,225	14,850
NIKE, Inc. 2.40% 2025	8,656	8,968
NIKE, Inc. 3.25% 2040	5,469	5,961
NIKE, Inc. 3.375% 2050	4,272	4,840
Nissan Motor Acceptance Co. LLC 1.125% 2024[4]	16,200	15,927
Nissan Motor Acceptance Co. LLC 1.85% 2026[4]	36,749	35,893
Nissan Motor Acceptance Co. LLC 2.45% 2028[4]	22,958	22,331
Nissan Motor Co., Ltd. 2.60% 2022[4]	44,825	45,302
Nissan Motor Co., Ltd. 3.043% 2023[4]	8,756	8,988
Nissan Motor Co., Ltd. 3.522% 2025[4]	48,235	50,603
Nissan Motor Co., Ltd. 2.00% 2026[4]	31,075	30,639
Nissan Motor Co., Ltd. 4.345% 2027[4]	32,162	34,747
Nissan Motor Co., Ltd. 2.75% 2028[4]	39,575	39,327
Nissan Motor Co., Ltd. 4.81% 2030[4]	24,600	27,541
President & Fellows of Harvard College 2.517% 2050	5,500	5,531
S.A.C.I. Falabella 3.75% 2027[4]	8,295	8,649
Sally Holdings LLC and Sally Capital, Inc. 5.625% 2025	200	205
Sally Holdings LLC and Sally Capital, Inc. 8.75% 2025[4]	500	533
Sands China, Ltd. 3.80% 2026	2,330	2,344
Sands China, Ltd. 5.40% 2028	43,750	47,162
Sands China, Ltd. 4.375% 2030	6,500	6,642
Starbucks Corp. 3.10% 2023	15,237	15,604
Starbucks Corp. 3.80% 2025	14,000	15,116
Stellantis Finance US, Inc. 1.711% 2027[4]	29,225	28,743
Stellantis Finance US, Inc. 2.691% 2031[4]	42,075	41,420
Taylor Morrison Home Corp. 5.75% 2028[4]	3,500	3,916
Toyota Motor Corp. 0.681% 2024	6,731	6,694
Toyota Motor Credit Corp. 2.60% 2022	9,860	9,864
Toyota Motor Credit Corp. 0.50% 2023	6,377	6,356
Toyota Motor Credit Corp. 1.35% 2023	19,170	19,347
Toyota Motor Credit Corp. 2.70% 2023	5,300	5,420
Toyota Motor Credit Corp. 0.45% 2024	2,530	2,510
Toyota Motor Credit Corp. 0.80% 2025	23,287	22,756
Toyota Motor Credit Corp. 3.00% 2025	8,710	9,144
Toyota Motor Credit Corp. 1.15% 2027	6,086	5,916
Toyota Motor Credit Corp. 3.20% 2027	2,330	2,501
Toyota Motor Credit Corp. 1.90% 2028	13,370	13,408
Toyota Motor Credit Corp. 3.05% 2028	2,589	2,780
Toyota Motor Credit Corp. 3.375% 2030	15,094	16,559
Travel + Leisure Co. 4.50% 2029[4]	2,000	2,020
VICI Properties LP 4.25% 2026[4]	5,700	5,944
VICI Properties LP 4.625% 2029[4]	715	762
VICI Properties LP / VICI Note Co., Inc. 3.50% 2025[4]	2,675	2,718
VICI Properties LP / VICI Note Co., Inc. 4.125% 2030[4]	2,500	2,648
Volkswagen Group of America Finance, LLC 2.90% 2022[4]	27,250	27,475
Volkswagen Group of America Finance, LLC 3.125% 2023[4]	21,938	22,560
Volkswagen Group of America Finance, LLC 4.25% 2023[4]	3,000	3,169
Volkswagen Group of America Finance, LLC 2.85% 2024[4]	22,214	22,987
Volkswagen Group of America Finance, LLC 1.25% 2025[4]	16,205	15,864
Volkswagen Group of America Finance, LLC 3.35% 2025[4]	21,089	22,204
Volkswagen Group of America Finance, LLC 4.625% 2025[4]	514	567
Volkswagen Group of America Finance, LLC 1.625% 2027[4]	6,950	6,746
Wyndham Destinations, Inc. 6.625% 2026[4]	4,000	4,440

The Bond Fund of America	23

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary (continued)
Wynn Macau, Ltd. 5.125% 2029[4]	$1,200	$1,092
Wynn Resorts, Ltd. 7.75% 2025[4]	4,380	4,598
Wynn Resorts, Ltd. 5.125% 2029[4]	2,500	2,541
		2,843,453
Health care 3.09%
Abbott Laboratories 3.75% 2026	1,025	1,133
AbbVie, Inc. 3.45% 2022	16,500	16,515
AbbVie, Inc. 2.60% 2024	30,200	31,355
AbbVie, Inc. 2.95% 2026	23,018	24,271
AbbVie, Inc. 3.20% 2029	44,253	47,364
AmerisourceBergen Corp. 2.70% 2031	42,338	42,821
Amgen, Inc. 2.45% 2030	25,000	25,472
Anthem, Inc. 2.95% 2022	11,000	11,216
Anthem, Inc. 2.375% 2025	1,534	1,583
AstraZeneca Finance LLC 1.75% 2028	8,826	8,781
AstraZeneca Finance LLC 2.25% 2031	13,536	13,646
AstraZeneca PLC 2.375% 2022	14,650	14,744
AstraZeneca PLC 3.50% 2023	15,207	15,875
AstraZeneca PLC 3.375% 2025	25,790	27,704
AstraZeneca PLC 0.70% 2026	6,589	6,380
AstraZeneca PLC 4.00% 2029	2,027	2,291
AstraZeneca PLC 1.375% 2030	10,000	9,452
AstraZeneca PLC 3.00% 2051	6,295	6,615
Avantor Funding, Inc. 4.625% 2028[4]	6,320	6,599
Bausch Health Companies, Inc. 4.875% 2028[4]	5,125	5,237
Baxter International, Inc. 2.539% 2032[4]	23,238	23,502
Bayer US Finance II LLC 3.875% 2023[4]	14,400	15,055
Bayer US Finance II LLC 4.25% 2025[4]	32,819	35,529
Bayer US Finance II LLC 4.375% 2028[4]	31,520	35,237
Bayer US Finance II LLC 4.875% 2048[4]	1,402	1,727
Becton, Dickinson and Company 3.363% 2024	16,218	16,988
Boston Scientific Corp. 3.375% 2022	3,118	3,150
Boston Scientific Corp. 3.45% 2024	2,000	2,092
Boston Scientific Corp. 3.75% 2026	14,087	15,148
Boston Scientific Corp. 2.65% 2030	42,491	43,364
Boston Scientific Corp. 4.70% 2049	1,031	1,309
Bristol-Myers Squibb Company 2.90% 2024	9,095	9,523
Bristol-Myers Squibb Company 3.20% 2026	11,838	12,742
Bristol-Myers Squibb Company 3.40% 2029	7,107	7,789
Bristol-Myers Squibb Company 1.45% 2030	7,812	7,451
Centene Corp. 4.25% 2027	58,085	60,654
Centene Corp. 2.45% 2028	86,515	85,350
Centene Corp. 4.625% 2029	42,335	45,730
Centene Corp. 3.00% 2030	23,055	23,476
Centene Corp. 3.375% 2030	45,137	46,042
Centene Corp. 2.50% 2031	74,200	72,358
Centene Corp. 2.625% 2031	14,110	13,851
Charles River Laboratories International, Inc. 3.75% 2029[4]	4,335	4,385
Cigna Corp. 4.375% 2028	17,336	19,716
Cigna Corp. 2.375% 2031	33,018	33,222
CVS Health Corp. 1.30% 2027	10,000	9,702
CVS Health Corp. 4.30% 2028	3,547	3,984
CVS Health Corp. 3.25% 2029	6,815	7,273
CVS Health Corp. 1.75% 2030	10,000	9,541
CVS Health Corp. 1.875% 2031	13,185	12,663
CVS Health Corp. 5.05% 2048	1,707	2,236
CVS Health Corp. 4.25% 2050	8,451	10,242
Danaher Corp. 2.80% 2051	6,500	6,426
Elanco Animal Health, Inc. 5.272% 2023	4,700	5,006
Eli Lilly and Company 3.375% 2029	6,016	6,636
EMD Finance LLC 2.95% 2022[4]	9,600	9,609
EMD Finance LLC 3.25% 2025[4]	16,185	17,044
GlaxoSmithKline PLC 2.875% 2022	1,996	2,013
GlaxoSmithKline PLC 3.375% 2023	35,700	36,978
GlaxoSmithKline PLC 3.00% 2024	14,515	15,193
GlaxoSmithKline PLC 3.625% 2025	26,180	28,215

24	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Health care (continued)
GlaxoSmithKline PLC 3.875% 2028	$2,917	$3,267
HCA, Inc. 5.875% 2023	3,750	3,975
HCA, Inc. 5.875% 2026	4,700	5,307
HCA, Inc. 4.125% 2029	2,825	3,112
HCA, Inc. 5.875% 2029	7,130	8,507
HCA, Inc. 3.50% 2030	5,225	5,533
HCA, Inc. 5.25% 2049	8,300	10,680
IMS Health Holdings, Inc. 5.00% 2026[4]	5,750	5,908
Johnson & Johnson 2.25% 2022	12,240	12,261
Johnson & Johnson 2.10% 2040	8,620	8,175
Kaiser Foundation Hospitals 2.81% 2041	5,555	5,596
Laboratory Corporation of America Holdings 1.55% 2026	7,500	7,422
Laboratory Corporation of America Holdings 2.70% 2031	5,051	5,133
Laboratory Corporation of America Holdings 4.70% 2045	1,310	1,598
Medtronic, Inc. 3.50% 2025	626	667
Merck & Co., Inc. 2.75% 2025	36,590	38,344
Merck & Co., Inc. 1.70% 2027	18,478	18,600
Merck & Co., Inc. 1.45% 2030	15,050	14,426
Merck & Co., Inc. 2.15% 2031	34,914	35,040
Merck & Co., Inc. 2.75% 2051	4,827	4,785
Merck & Co., Inc. 2.90% 2061	7,590	7,567
Molina Healthcare, Inc. 4.375% 2028[4]	2,125	2,192
Molina Healthcare, Inc. 3.875% 2030[4]	2,665	2,769
Novartis Capital Corp. 1.75% 2025	9,604	9,745
Novartis Capital Corp. 2.00% 2027	11,893	12,091
Novartis Capital Corp. 2.20% 2030	26,714	27,139
Pfizer, Inc. 2.80% 2022	3,707	3,724
Pfizer, Inc. 3.20% 2023	32,648	33,931
Pfizer, Inc. 2.95% 2024	7,674	7,994
Pfizer, Inc. 2.75% 2026	21,057	22,323
Pfizer, Inc. 1.70% 2030	20,880	20,475
Roche Holdings, Inc. 1.93% 2028[4]	46,849	47,167
Roche Holdings, Inc. 2.076% 2031[4]	88,026	87,841
Roche Holdings, Inc. 2.607% 2051[4]	21,077	20,738
Rotech Healthcare, Inc., Term Loan, (3-month USD-LIBOR + 11.00%) 13.00% PIK 2023[6,8,9,10,11]	5,302	5,302
Shire PLC 2.875% 2023	8,790	9,044
Shire PLC 3.20% 2026	27,089	28,765
Summa Health 3.511% 2051	1,655	1,750
Syneos Health, Inc. 3.625% 2029[4]	2,315	2,289
Takeda Pharmaceutical Company, Ltd. 4.40% 2023	31,550	33,395
Takeda Pharmaceutical Company, Ltd. 5.00% 2028	7,500	8,818
Tenet Healthcare Corp. 4.625% 2024	4,240	4,298
Tenet Healthcare Corp. 4.875% 2026[4]	5,535	5,694
Tenet Healthcare Corp. 5.125% 2027[4]	4,565	4,760
Teva Pharmaceutical Finance Co. BV 2.95% 2022	3,832	3,843
Teva Pharmaceutical Finance Co. BV 6.00% 2024	85,316	89,503
Teva Pharmaceutical Finance Co. BV 7.125% 2025	66,000	70,697
Teva Pharmaceutical Finance Co. BV 3.15% 2026	136,785	128,793
Teva Pharmaceutical Finance Co. BV 4.75% 2027	35,500	35,220
Teva Pharmaceutical Finance Co. BV 6.75% 2028	108,089	115,279
Teva Pharmaceutical Finance Co. BV 4.10% 2046	116,226	98,393
Teva Pharmaceutical Finance Co., LLC 6.15% 2036	11,690	12,271
Thermo Fisher Scientific, Inc. 1.75% 2028	2,252	2,239
Thermo Fisher Scientific, Inc. 2.00% 2031	14,213	14,017
Thermo Fisher Scientific, Inc. 2.80% 2041	3,895	3,948
UnitedHealth Group, Inc. 3.35% 2022	200	203
UnitedHealth Group, Inc. 2.375% 2024	7,903	8,188
UnitedHealth Group, Inc. 3.50% 2024	6,860	7,233
UnitedHealth Group, Inc. 3.70% 2025	15,430	16,793
UnitedHealth Group, Inc. 3.75% 2025	5,900	6,403
UnitedHealth Group, Inc. 2.875% 2029	7,309	7,739
UnitedHealth Group, Inc. 2.00% 2030	10,000	9,938
UnitedHealth Group, Inc. 2.30% 2031	9,989	10,174
UnitedHealth Group, Inc. 3.05% 2041	8,000	8,385
UnitedHealth Group, Inc. 4.45% 2048	2,015	2,578
UnitedHealth Group, Inc. 3.70% 2049	6,795	7,839

The Bond Fund of America	25

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Health care (continued)
UnitedHealth Group, Inc. 2.90% 2050	$10,000	$10,214
UnitedHealth Group, Inc. 3.25% 2051	11,679	12,660
Valeant Pharmaceuticals International, Inc. 5.50% 2025[4]	10,000	10,175
WellPoint, Inc. 3.50% 2024	9,349	9,878
Zimmer Holdings, Inc. 3.15% 2022	14,296	14,325
		2,462,280
Industrials 2.71%
ADT Security Corp. 4.125% 2029[4]	3,000	2,960
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 1.75% 2026	7,812	7,670
Aeropuerto International de Tocume SA 4.00% 2041[4]	4,100	4,185
Aeropuerto International de Tocume SA 5.125% 2061[4]	3,180	3,340
Air Lease Corp. 0.80% 2024	17,900	17,544
Air Lease Corp. 2.875% 2026	28,382	29,302
Air Lease Corp. 2.10% 2028	13,775	13,297
American Airlines, Inc. 5.50% 2026[4]	11,235	11,700
Autoridad del Canal de Panama 4.95% 2035[4]	5,500	6,708
Autoridad del Canal de Panama 4.95% 2035	1,025	1,250
Avolon Holdings Funding, Ltd. 3.625% 2022[4]	27,802	27,983
Avolon Holdings Funding, Ltd. 3.95% 2024[4]	35,726	37,456
Avolon Holdings Funding, Ltd. 2.125% 2026[4]	35,436	34,813
Avolon Holdings Funding, Ltd. 4.25% 2026[4]	9,306	9,871
Avolon Holdings Funding, Ltd. 4.375% 2026[4]	3,500	3,754
Avolon Holdings Funding, Ltd. 2.528% 2027[4]	2,795	2,717
Avolon Holdings Funding, Ltd. 3.25% 2027[4]	16,000	16,123
Avolon Holdings Funding, Ltd. 2.75% 2028[4]	20,000	19,638
Boeing Company 4.508% 2023	35,219	36,796
Boeing Company 1.95% 2024	10,227	10,348
Boeing Company 2.80% 2024	4,441	4,565
Boeing Company 4.875% 2025	121,293	132,806
Boeing Company 2.196% 2026	80,259	80,305
Boeing Company 2.75% 2026	112,914	116,254
Boeing Company 3.10% 2026	18,239	19,024
Boeing Company 2.70% 2027	4,854	4,939
Boeing Company 5.04% 2027	76,507	86,207
Boeing Company 3.25% 2028	104,518	108,997
Boeing Company 3.25% 2028	10,176	10,550
Boeing Company 5.15% 2030	145,603	169,781
Boeing Company 3.625% 2031	21,057	22,481
Boeing Company 3.60% 2034	6,790	7,125
Boeing Company 3.50% 2039	545	555
Boeing Company 3.90% 2049	8,665	9,109
Boeing Company 3.75% 2050	4,934	5,142
Boeing Company 5.805% 2050	50,520	68,541
Boeing Company 5.93% 2060	2,000	2,783
Burlington Northern Santa Fe LLC 3.05% 2051	15,695	16,286
Burlington Northern Santa Fe LLC 3.30% 2051	45,421	49,435
Burlington Northern Santa Fe LLC 2.875% 2052	6,125	6,142
BWX Technologies, Inc. 4.125% 2028[4]	1,675	1,703
Canadian National Railway Company 3.20% 2046	1,220	1,279
Canadian Pacific Railway, Ltd. 1.75% 2026	12,290	12,341
Canadian Pacific Railway, Ltd. 2.45% 2031	38,598	39,397
Canadian Pacific Railway, Ltd. 3.00% 2041	7,587	7,773
Canadian Pacific Railway, Ltd. 3.10% 2051	30,755	31,687
Carrier Global Corp. 2.242% 2025	11,566	11,852
Carrier Global Corp. 2.493% 2027	6,000	6,168
Carrier Global Corp. 2.722% 2030	15,767	16,119
Carrier Global Corp. 3.377% 2040	17,500	18,322
Carrier Global Corp. 3.577% 2050	3,000	3,198
Clean Harbors, Inc. 4.875% 2027[4]	1,100	1,134
Clean Harbors, Inc. 5.125% 2029[4]	10,000	10,625
CSX Corp. 3.80% 2028	2,460	2,706
CSX Corp. 4.25% 2029	4,277	4,813
CSX Corp. 2.40% 2030	17,855	18,160
CSX Corp. 2.50% 2051	10,725	9,940
Delta Air Lines, Inc. 7.00% 2025[4]	2,750	3,147

26	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Industrials (continued)
Dianjian Haiyu, Ltd. 3.50% perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 6.773% on 6/14/2022)[5]	$4,148	$4,190
Dianjian International Finance, Ltd. 4.60% perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 6.933% on 3/13/2023)[5]	14,000	14,429
Dun & Bradstreet Corp. 6.875% 2026[4]	6,055	6,304
Dun & Bradstreet Corp. 5.00% 2029[4]	16,863	17,280
ENA Master Trust 4.00% 2048[4]	8,154	8,204
General Dynamics Corp. 3.375% 2023	6,645	6,868
General Dynamics Corp. 3.50% 2025	8,025	8,562
General Dynamics Corp. 1.15% 2026	7,280	7,220
General Dynamics Corp. 3.625% 2030	10,250	11,397
General Dynamics Corp. 2.25% 2031	2,377	2,420
General Electric Capital Corp. 4.418% 2035	13,944	16,663
Herc Holdings, Inc. 5.50% 2027[4]	1,600	1,666
Honeywell International, Inc. 2.30% 2024	3,387	3,502
Honeywell International, Inc. 1.35% 2025	165	166
Honeywell International, Inc. 2.70% 2029	8,333	8,733
Honeywell International, Inc. 1.95% 2030	22,750	22,644
Honeywell International, Inc. 2.80% 2050	400	417
Icahn Enterprises Finance Corp. 4.75% 2024	2,500	2,597
Icahn Enterprises Finance Corp. 6.25% 2026	5,200	5,423
L3Harris Technologies, Inc. 1.80% 2031	3,725	3,560
Lima Metro Line 2 Finance, Ltd. 5.875% 2034[4]	2,585	2,975
Lima Metro Line 2 Finance, Ltd. 5.875% 2034	550	633
Lima Metro Line 2 Finance, Ltd. 4.35% 2036	2,362	2,495
Lima Metro Line 2 Finance, Ltd. 4.35% 2036[4]	922	974
Lockheed Martin Corp. 1.85% 2030	8,250	8,115
Lockheed Martin Corp. 3.60% 2035	3,758	4,207
Lockheed Martin Corp. 4.50% 2036	3,131	3,832
Lockheed Martin Corp. 4.07% 2042	1,850	2,182
Lockheed Martin Corp. 2.80% 2050	11,483	11,478
Lockheed Martin Corp. 4.09% 2052	2,324	2,877
Masco Corp. 1.50% 2028	10,810	10,471
Masco Corp. 2.00% 2031	14,724	14,126
Masco Corp. 3.125% 2051	2,112	2,104
Mexico City Airport Trust 4.25% 2026	200	212
Mexico City Airport Trust 3.875% 2028	11,400	11,829
Mexico City Airport Trust 3.875% 2028[4]	690	716
Mexico City Airport Trust 5.50% 2046	4,093	4,093
Mexico City Airport Trust 5.50% 2047	15,685	15,732
Mexico City Airport Trust 5.50% 2047[4]	4,796	4,810
Nielsen Finance LLC and Nielsen Finance Co. 5.625% 2028[4]	2,300	2,379
Nielsen Finance LLC and Nielsen Finance Co. 5.875% 2030[4]	4,650	4,916
Norfolk Southern Corp. 3.05% 2050	1,558	1,592
Northrop Grumman Corp. 2.93% 2025	25,040	26,102
Northrop Grumman Corp. 3.25% 2028	8,475	9,078
Northrop Grumman Corp. 5.25% 2050	1,922	2,699
Otis Worldwide Corp. 2.056% 2025	28,882	29,384
Otis Worldwide Corp. 2.293% 2027	5,750	5,864
Otis Worldwide Corp. 2.565% 2030	4,900	4,975
Otis Worldwide Corp. 3.362% 2050	1,500	1,585
Pitney Bowes, Inc. 6.875% 2027[4]	6,000	6,237
Prime Security Services Borrower, LLC 5.25% 2024[4]	2,500	2,663
Prime Security Services Borrower, LLC 5.75% 2026[4]	2,000	2,150
Prime Security Services Borrower, LLC 3.375% 2027[4]	3,100	2,997
Raytheon Technologies Corp. 3.20% 2024	10,105	10,521
Raytheon Technologies Corp. 2.25% 2030	3,750	3,744
Raytheon Technologies Corp. 1.90% 2031	18,596	17,963
Raytheon Technologies Corp. 2.375% 2032	10,474	10,474
Raytheon Technologies Corp. 2.82% 2051	3,750	3,630
Raytheon Technologies Corp. 3.03% 2052	7,000	7,049
Republic Services, Inc. 2.50% 2024	7,000	7,208
Republic Services, Inc. 2.375% 2033	9,620	9,587
Rolls-Royce PLC 5.75% 2027[4]	1,935	2,142
Roper Technologies, Inc. 1.00% 2025	2,000	1,956
Roper Technologies, Inc. 1.40% 2027	4,250	4,127
Roper Technologies, Inc. 1.75% 2031	5,000	4,701

The Bond Fund of America	27

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Industrials (continued)
Rutas 2 and 7 Finance, Ltd. 0% 2036[4]		$1,795	$1,326
Siemens AG 2.70% 2022[4]		28,620	28,759
Siemens AG 2.90% 2022[4]		10,000	10,098
Siemens AG 1.20% 2026[4]		24,978	24,593
Stericycle, Inc. 5.375% 2024[4]		5,000	5,105
Summit Digitel Infrastructure Private, Ltd. 2.875% 2031[4]		14,355	13,848
TransDigm, Inc. 6.25% 2026[4]		656	683
Triton Container International, Ltd. 1.15% 2024[4]		9,938	9,802
Triton Container International, Ltd. 3.15% 2031[4]		15,346	15,493
Union Pacific Corp. 3.15% 2024		5,705	5,949
Union Pacific Corp. 3.75% 2025		2,000	2,162
Union Pacific Corp. 2.15% 2027		4,740	4,871
Union Pacific Corp. 2.40% 2030		9,549	9,742
Union Pacific Corp. 2.375% 2031		36,045	36,780
Union Pacific Corp. 2.891% 2036		15,705	16,483
Union Pacific Corp. 4.30% 2049		4,550	5,675
Union Pacific Corp. 3.25% 2050		18,198	19,559
Union Pacific Corp. 2.95% 2052		7,956	8,071
Union Pacific Corp. 3.95% 2059		11,880	14,107
United Airlines Holdings, Inc. 6.50% 2027[4]		10,440	11,160
United Technologies Corp. 3.65% 2023		437	455
United Technologies Corp. 3.95% 2025		17,415	18,899
United Technologies Corp. 3.125% 2027		1,000	1,063
United Technologies Corp. 4.125% 2028		6,320	7,076
United Technologies Corp. 4.50% 2042		1,625	2,013
Vinci SA 3.75% 2029[4]		10,456	11,434
WESCO Distribution, Inc. 7.125% 2025[4]		2,165	2,298
WESCO Distribution, Inc. 7.25% 2028[4]		4,355	4,782
XPO Logistics, Inc. 6.25% 2025[4]		5,000	5,238
			2,158,199
Communication services 2.50%
Alphabet, Inc. 1.10% 2030		9,030	8,546
América Móvil, SAB de CV, 8.46% 2036	MXN	27,000	1,270
AT&T, Inc. 0.90% 2024		$27,345	27,235
AT&T, Inc. 1.70% 2026		38,150	37,990
AT&T, Inc. 2.30% 2027		14,975	15,246
AT&T, Inc. 1.65% 2028		23,275	22,802
AT&T, Inc. 4.30% 2030		30,000	33,799
AT&T, Inc. 2.75% 2031		83,090	84,863
AT&T, Inc. 2.25% 2032		50,814	49,156
AT&T, Inc. 2.55% 2033		73,196	71,674
AT&T, Inc. 3.30% 2052		28,162	27,658
AT&T, Inc. 3.50% 2053		94,523	95,542
AT&T, Inc. 3.55% 2055		8,300	8,344
Axiata SPV2 Bhd. 2.163% 2030		4,883	4,838
Cablevision Systems Corp. 5.375% 2028[4]		4,850	5,029
CCO Holdings LLC and CCO Holdings Capital Corp. 5.50% 2026[4]		1,907	1,967
CCO Holdings LLC and CCO Holdings Capital Corp. 5.00% 2028[4]		12,250	12,765
CCO Holdings LLC and CCO Holdings Capital Corp. 2.25% 2029		17,000	16,601
CCO Holdings LLC and CCO Holdings Capital Corp. 5.375% 2029[4]		10,700	11,565
CCO Holdings LLC and CCO Holdings Capital Corp. 4.50% 2030[4]		18,675	19,146
CCO Holdings LLC and CCO Holdings Capital Corp. 4.75% 2030[4]		9,665	10,069
CCO Holdings LLC and CCO Holdings Capital Corp. 2.80% 2031		26,986	26,736
CCO Holdings LLC and CCO Holdings Capital Corp. 2.30% 2032		25,960	24,676
CCO Holdings LLC and CCO Holdings Capital Corp. 4.50% 2032		2,225	2,293
CCO Holdings LLC and CCO Holdings Capital Corp. 4.50% 2033[4]		530	542
CCO Holdings LLC and CCO Holdings Capital Corp. 4.25% 2034[4]		21,825	21,512
CCO Holdings LLC and CCO Holdings Capital Corp. 6.484% 2045		6,850	9,375
CCO Holdings LLC and CCO Holdings Capital Corp. 5.125% 2049		18,943	22,026
CCO Holdings LLC and CCO Holdings Capital Corp. 4.80% 2050		5,000	5,612
CCO Holdings LLC and CCO Holdings Capital Corp. 3.70% 2051		8,400	8,143
CenturyLink, Inc. 4.00% 2027[4]		95,075	96,577
Comcast Corp. 3.95% 2025		5,250	5,736
Comcast Corp. 2.65% 2030		60,290	62,590
Comcast Corp. 1.95% 2031		14,746	14,465
Comcast Corp. 3.25% 2039		2,120	2,241

28	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Communication services (continued)
Comcast Corp. 3.75% 2040		$8,930	$10,016
Comcast Corp. 2.80% 2051		22,600	21,834
Comcast Corp. 2.45% 2052		5,000	4,490
Diamond Sports Group LLC 5.375% 2026[4]		3,500	1,754
Grupo Televisa, SAB 7.25% 2043	MXN	25,290	891
iHeartCommunications, Inc. 6.375% 2026		$8,475	8,802
Level 3 Communications, Inc. 5.25% 2026		5,015	5,133
Level 3 Communications, Inc. 3.875% 2029[4]		6,900	7,031
Level 3 Financing, Inc. 3.75% 2029[4]		3,053	2,905
Netflix, Inc. 4.875% 2028		35,663	40,717
Netflix, Inc. 5.875% 2028		62,879	75,718
Netflix, Inc. 5.375% 2029[4]		52,289	62,183
Netflix, Inc. 4.875% 2030[4]		39,200	45,785
Quebecor Media, Inc. 5.75% 2023		3,600	3,748
SBA Tower Trust 1.631% 2026[4]		61,789	60,864
Scripps Escrow II, Inc. 3.875% 2029[4]		1,307	1,307
Sinclair Television Group, Inc. 4.125% 2030[4]		3,625	3,440
Sirius XM Radio, Inc. 4.00% 2028[4]		4,300	4,331
Sprint Corp. 7.875% 2023		6,163	6,796
Sprint Corp. 7.125% 2024		10,010	11,250
Sprint Corp. 7.625% 2025		39,000	44,899
TEGNA, Inc. 5.00% 2029		8,500	8,707
Tencent Holdings, Ltd. 3.28% 2024[4]		15,000	15,663
Tencent Holdings, Ltd. 3.595% 2028		7,500	7,967
Tencent Holdings, Ltd. 2.39% 2030[4]		30,000	29,424
Tencent Holdings, Ltd. 3.24% 2050[4]		14,870	14,059
Tencent Holdings, Ltd. 3.29% 2060[4]		10,000	9,272
Tencent Music Entertainment Group 2.00% 2030		2,575	2,412
T-Mobile US, Inc. 3.50% 2025		6,550	6,944
T-Mobile US, Inc. 1.50% 2026		4,900	4,845
T-Mobile US, Inc. 2.25% 2026[4]		11,036	11,080
T-Mobile US, Inc. 2.25% 2026		2,402	2,412
T-Mobile US, Inc. 2.625% 2026		46,064	46,354
T-Mobile US, Inc. 3.75% 2027		20,800	22,535
T-Mobile US, Inc. 2.05% 2028		2,500	2,483
T-Mobile US, Inc. 4.75% 2028		9,066	9,558
T-Mobile US, Inc. 2.40% 2029[4]		6,204	6,269
T-Mobile US, Inc. 2.625% 2029		17,611	17,377
T-Mobile US, Inc. 3.375% 2029[4]		8,000	8,165
T-Mobile US, Inc. 3.875% 2030		18,318	20,053
T-Mobile US, Inc. 2.55% 2031		16,052	15,984
T-Mobile US, Inc. 2.875% 2031		22,912	22,668
T-Mobile US, Inc. 3.50% 2031		25,000	26,053
T-Mobile US, Inc. 3.50% 2031[4]		816	850
T-Mobile US, Inc. 2.70% 2032[4]		21,108	21,262
T-Mobile US, Inc. 3.00% 2041		7,490	7,326
T-Mobile US, Inc. 3.30% 2051		10,603	10,380
T-Mobile US, Inc. 3.40% 2052[4]		36,991	36,889
Verizon Communications, Inc. 2.10% 2028		4,800	4,813
Verizon Communications, Inc. 4.329% 2028		13,420	15,258
Verizon Communications, Inc. 3.875% 2029		2,071	2,297
Verizon Communications, Inc. 4.016% 2029		5,000	5,611
Verizon Communications, Inc. 1.68% 2030		38,817	36,920
Verizon Communications, Inc. 1.75% 2031		38,919	36,882
Verizon Communications, Inc. 2.55% 2031		10,477	10,581
Verizon Communications, Inc. 2.355% 2032[4]		20,027	19,756
Verizon Communications, Inc. 2.65% 2040		13,091	12,462
Verizon Communications, Inc. 2.85% 2041		20,079	19,848
Verizon Communications, Inc. 3.40% 2041		36,154	37,919
Verizon Communications, Inc. 3.85% 2042		855	957
Verizon Communications, Inc. 2.875% 2050		48,052	45,731
Verizon Communications, Inc. 3.55% 2051		5,993	6,469
Videotron, Ltd. 5.375% 2024[4]		3,100	3,320
Virgin Media O2 4.25% 2031[4]		5,475	5,374
Virgin Media Secured Finance PLC 5.50% 2029[4]		5,000	5,288
Virgin Media Secured Finance PLC 4.50% 2030[4]		500	504
Vodafone Group PLC 5.25% 2048		6,992	9,129

The Bond Fund of America	29

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Communication services (continued)
Vodafone Group PLC 4.25% 2050	$17,875	$20,686
Ziggo Bond Finance BV 5.50% 2027[4]	5,450	5,606
Ziggo Bond Finance BV 4.875% 2030[4]	500	514
		1,985,439
Consumer staples 1.82%
7-Eleven, Inc. 0.95% 2026[4]	14,861	14,403
7-Eleven, Inc. 1.30% 2028[4]	18,485	17,619
7-Eleven, Inc. 1.80% 2031[4]	99,105	93,887
7-Eleven, Inc. 2.80% 2051[4]	8,505	7,908
Albertsons Companies, Inc. 3.50% 2023[4]	3,575	3,641
Altria Group, Inc. 2.35% 2025	785	804
Altria Group, Inc. 4.40% 2026	8,325	9,178
Altria Group, Inc. 4.80% 2029	9,905	11,182
Altria Group, Inc. 3.40% 2030	3,247	3,363
Altria Group, Inc. 2.45% 2032	6,000	5,703
Altria Group, Inc. 5.80% 2039	900	1,083
Altria Group, Inc. 4.50% 2043	100	104
Altria Group, Inc. 5.375% 2044	2,433	2,814
Altria Group, Inc. 5.95% 2049	50,296	62,899
Altria Group, Inc. 4.45% 2050	13,107	13,553
Altria Group, Inc. 3.70% 2051	18,697	17,462
Anheuser-Busch Co. / InBev Worldwide 4.90% 2046	33,000	41,806
Anheuser-Busch InBev NV 4.00% 2028	2,000	2,226
Anheuser-Busch InBev NV 4.75% 2029	36,001	41,941
Anheuser-Busch InBev NV 3.50% 2030	2,455	2,694
Anheuser-Busch InBev NV 4.90% 2031	3,000	3,607
Anheuser-Busch InBev NV 5.45% 2039	10,000	13,111
Anheuser-Busch InBev NV 4.60% 2048	9,275	11,366
Anheuser-Busch InBev NV 5.55% 2049	4,979	6,905
Anheuser-Busch InBev NV 4.50% 2050	15,238	18,824
British American Tobacco International Finance PLC 3.95% 2025[4]	20,022	21,283
British American Tobacco International Finance PLC 1.668% 2026	17,162	16,865
British American Tobacco PLC 3.222% 2024	51,000	53,037
British American Tobacco PLC 3.215% 2026	8,750	9,116
British American Tobacco PLC 3.557% 2027	57,335	60,178
British American Tobacco PLC 4.70% 2027	911	1,003
British American Tobacco PLC 2.259% 2028	32,106	31,313
British American Tobacco PLC 4.906% 2030	17,868	20,077
British American Tobacco PLC 2.726% 2031	23,635	22,964
British American Tobacco PLC 4.39% 2037	50,000	52,772
British American Tobacco PLC 4.54% 2047	44,120	46,249
British American Tobacco PLC 4.758% 2049	49,691	53,486
British American Tobacco PLC 3.984% 2050	15,837	15,263
British American Tobacco PLC 5.282% 2050	9,163	10,398
Central Garden & Pet Co. 4.125% 2030	1,325	1,339
Coca-Cola Company 1.00% 2028	2,785	2,679
Coca-Cola Company 1.375% 2031	3,424	3,234
Coca-Cola Company 2.50% 2051	1,634	1,573
Coca-Cola FEMSA, SAB de CV, 1.85% 2032	5,500	5,191
Conagra Brands, Inc. 4.30% 2024	22,146	23,578
Conagra Brands, Inc. 4.60% 2025	11,307	12,442
Conagra Brands, Inc. 1.375% 2027	7,200	6,882
Conagra Brands, Inc. 5.30% 2038	780	987
Conagra Brands, Inc. 5.40% 2048	14,298	19,303
Constellation Brands, Inc. 3.20% 2023	10,638	10,869
Constellation Brands, Inc. 4.25% 2023	8,588	8,952
Constellation Brands, Inc. 3.70% 2026	3,350	3,621
Constellation Brands, Inc. 3.60% 2028	1,650	1,783
Constellation Brands, Inc. 2.875% 2030	26,447	27,172
Constellation Brands, Inc. 2.25% 2031	5,951	5,823
Constellation Brands, Inc. 4.10% 2048	1,000	1,137
Darling Ingredients, Inc. 5.25% 2027[4]	6,000	6,201
Imperial Tobacco Finance PLC 3.50% 2023[4]	3,173	3,233
InRetail Consumer 3.25% 2028[4]	5,400	5,354
JBS Luxembourg SARL 2.50% 2027[4]	32,544	32,219
JBS Luxembourg SARL 3.625% 2032[4]	10,189	10,245

30	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer staples (continued)
JBS Luxembourg SARL 3.625% 2032	$212	$213
JBS USA Lux SA 5.50% 2030[4]	2,375	2,587
JBS USA Lux SA 3.00% 2032[4]	18,250	18,273
Keurig Dr Pepper, Inc. 4.057% 2023	15,660	16,332
Keurig Dr Pepper, Inc. 4.417% 2025	10,993	11,969
Keurig Dr Pepper, Inc. 4.597% 2028	17,199	19,576
Keurig Dr Pepper, Inc. 3.20% 2030	13,597	14,391
Keurig Dr Pepper, Inc. 4.985% 2038	10,000	12,394
Keurig Dr Pepper, Inc. 5.085% 2048	14,925	19,523
Kimberly-Clark Corp. 1.05% 2027	1,820	1,764
Kimberly-Clark Corp. 3.10% 2030	921	993
Kimberly-Clark Corp. 2.00% 2031	24,870	24,770
Kimberly-Clark de México, SAB de CV, 2.431% 2031[4]	2,510	2,484
Kraft Heinz Company 3.00% 2026	2,599	2,721
Kraft Heinz Company 4.375% 2046	14,000	16,430
Kraft Heinz Company 4.875% 2049	3,570	4,493
Molson Coors Brewing Co. 4.20% 2046	2,500	2,778
Nestlé Holdings, Inc. 0.625% 2026[4]	15,343	14,885
Nestlé Holdings, Inc. 1.00% 2027[4]	9,795	9,405
Nestlé Holdings, Inc. 1.15% 2027[4]	7,500	7,322
Nestlé Holdings, Inc. 1.875% 2031[4]	10,000	9,835
Nestlé Holdings, Inc. 2.625% 2051[4]	10,000	9,923
PepsiCo, Inc. 1.625% 2030	6,401	6,215
PepsiCo, Inc. 1.40% 2031	5,307	5,067
PepsiCo, Inc. 1.95% 2031	40,560	40,585
PepsiCo, Inc. 2.75% 2051	3,000	3,083
Philip Morris International, Inc. 2.50% 2022	16,500	16,738
Philip Morris International, Inc. 2.875% 2024	11,985	12,467
Philip Morris International, Inc. 1.50% 2025	1,286	1,288
Philip Morris International, Inc. 0.875% 2026	4,170	4,023
Philip Morris International, Inc. 3.375% 2029	13,550	14,614
Philip Morris International, Inc. 1.75% 2030	13,517	12,875
Philip Morris International, Inc. 2.10% 2030	3,718	3,642
Philip Morris International, Inc. 4.125% 2043	3,680	4,078
Philip Morris International, Inc. 4.875% 2043	8,500	10,368
Philip Morris International, Inc. 4.25% 2044	1,774	2,030
Procter & Gamble Company 0.55% 2025	11,444	11,175
Procter & Gamble Company 1.00% 2026	1,229	1,216
Procter & Gamble Company 1.20% 2030	4,005	3,792
Procter & Gamble Company 3.00% 2030	1,183	1,287
PT Indofood CBP Sukses Makmur Tbk 3.398% 2031	17,570	17,765
PT Indofood CBP Sukses Makmur Tbk 4.745% 2051	4,185	4,311
Reckitt Benckiser Treasury Services PLC 2.75% 2024[4]	4,305	4,451
Reynolds American, Inc. 4.45% 2025	7,158	7,737
Reynolds American, Inc. 4.75% 2042	2,500	2,703
Reynolds American, Inc. 5.85% 2045	10,195	12,414
Spectrum Brands, Inc. 5.75% 2025	2,750	2,811
Wal-Mart Stores, Inc. 2.35% 2022	4,000	4,067
		1,449,767

Information technology 1.42%
Adobe, Inc. 2.30% 2030	6,009	6,148
Analog Devices, Inc. 1.70% 2028	11,225	11,198
Analog Devices, Inc. 2.10% 2031	31,386	31,486
Analog Devices, Inc. 2.80% 2041	2,973	3,013
Analog Devices, Inc. 2.95% 2051	25,538	26,294
Apple, Inc. 0.55% 2025	9,225	8,981
Apple, Inc. 1.125% 2025	12,963	12,932
Apple, Inc. 1.20% 2028	13,500	13,120
Apple, Inc. 1.65% 2031	20,000	19,547
Apple, Inc. 2.375% 2041	4,625	4,497
Apple, Inc. 2.40% 2050	6,530	6,149
Apple, Inc. 2.65% 2051	29,770	29,346
Apple, Inc. 2.70% 2051	4,500	4,460
Apple, Inc. 2.55% 2060	5,750	5,419
Black Knight, Inc. 3.625% 2028[4]	3,200	3,201
Broadcom Corp. / Broadcom Cayman Finance, Ltd. 3.875% 2027	14,359	15,578

The Bond Fund of America	31

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Information technology (continued)
Broadcom, Inc. 4.75% 2029	$10,375	$11,821
Broadcom, Inc. 4.15% 2030	36,500	40,513
Broadcom, Inc. 5.00% 2030	650	757
Broadcom, Inc. 3.419% 2033[4]	6,938	7,281
Broadcom, Inc. 3.469% 2034[4]	111,198	116,535
Broadcom, Inc. 3.137% 2035[4]	4,909	4,943
Broadcom, Inc. 3.187% 2036[4]	57,589	57,576
Broadcom, Inc. 3.50% 2041[4]	11,842	12,176
Broadcom, Inc. 3.75% 2051[4]	7,205	7,551
Broadcom, Ltd. 2.65% 2023	16,500	16,798
CDW Corp. 4.125% 2025	5,275	5,426
Fidelity National Information Services, Inc. 1.15% 2026	22,429	21,868
Fidelity National Information Services, Inc. 2.25% 2031	13,937	13,644
Fidelity National Information Services, Inc. 3.10% 2041	1,129	1,142
Fiserv, Inc. 2.75% 2024	19,000	19,663
Fiserv, Inc. 3.50% 2029	22,008	23,692
Fiserv, Inc. 2.65% 2030	10,229	10,391
Gartner, Inc. 4.50% 2028[4]	1,850	1,935
Global Payments, Inc. 2.90% 2030	18,806	19,169
Global Payments, Inc. 2.90% 2031	12,750	12,946
Imola Merger Corp. 4.75% 2029[4]	2,500	2,570
Mastercard, Inc. 1.90% 2031	10,297	10,364
Mastercard, Inc. 2.00% 2031	11,959	11,933
Mastercard, Inc. 2.95% 2051	8,056	8,357
Microsoft Corp. 3.125% 2025	5,290	5,648
Microsoft Corp. 2.525% 2050	14,910	14,582
NCR Corp. 5.75% 2027[4]	2,500	2,615
NCR Corp. 6.125% 2029[4]	1,730	1,856
NCR Corp. 5.25% 2030[4]	7,250	7,460
Open Text Corp. 3.875% 2028[4]	6,500	6,635
Oracle Corp. 2.50% 2025	11,500	11,777
Oracle Corp. 1.65% 2026	25,637	25,460
Oracle Corp. 2.30% 2028	8,095	8,074
Oracle Corp. 2.875% 2031	58,258	58,675
Oracle Corp. 3.60% 2050	55,665	54,609
Oracle Corp. 3.95% 2051	7,204	7,491
PayPal Holdings, Inc. 2.40% 2024	43,150	44,686
PayPal Holdings, Inc. 2.65% 2026	12,234	12,850
PayPal Holdings, Inc. 2.85% 2029	12,955	13,647
PayPal Holdings, Inc. 2.30% 2030	14,574	14,818
PayPal Holdings, Inc. 3.25% 2050	5,009	5,380
salesforce.com, inc. 1.95% 2031	13,025	12,914
salesforce.com, inc. 2.70% 2041	4,875	4,878
salesforce.com, inc. 2.90% 2051	46,700	47,647
salesforce.com, inc. 3.05% 2061	7,460	7,695
ServiceNow, Inc. 1.40% 2030	72,310	67,390
SK hynix, Inc. 1.50% 2026[4]	19,275	18,875
SK hynix, Inc. 2.375% 2031[4]	9,830	9,472
Square, Inc. 3.50% 2031[4]	5,025	5,159
Unisys Corp. 6.875% 2027[4]	1,700	1,843
VeriSign, Inc. 2.70% 2031	9,426	9,487
Xerox Corp. 5.50% 2028[4]	6,000	6,333
		1,128,376

Real estate 0.77%
Alexandria Real Estate Equities, Inc. 3.80% 2026	2,442	2,645
Alexandria Real Estate Equities, Inc. 4.30% 2026	1,440	1,579
Alexandria Real Estate Equities, Inc. 3.95% 2028	1,072	1,185
Alexandria Real Estate Equities, Inc. 2.75% 2029	1,672	1,726
Alexandria Real Estate Equities, Inc. 4.50% 2029	2,110	2,430
Alexandria Real Estate Equities, Inc. 3.375% 2031	3,158	3,404
Alexandria Real Estate Equities, Inc. 1.875% 2033	1,758	1,654
American Campus Communities, Inc. 3.75% 2023	5,145	5,286
American Campus Communities, Inc. 4.125% 2024	9,432	10,081
American Campus Communities, Inc. 3.30% 2026	20,742	21,876
American Campus Communities, Inc. 3.625% 2027	3,776	4,037
American Campus Communities, Inc. 2.85% 2030	4,967	5,073

32	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Real estate (continued)
American Campus Communities, Inc. 3.875% 2031	$1,414	$1,568
American Tower Corp. 1.45% 2026	3,752	3,675
American Tower Corp. 1.60% 2026	6,213	6,156
American Tower Corp. 2.30% 2031	7,754	7,539
American Tower Corp. 2.70% 2031	19,986	20,068
American Tower Corp. 2.95% 2051	570	542
Corporacion Inmobiliaria Vesta, SAB de CV 3.625% 2031[4]	2,490	2,444
Corporate Office Properties LP 2.25% 2026	14,337	14,520
Corporate Office Properties LP 2.00% 2029	6,408	6,167
Corporate Office Properties LP 2.75% 2031	10,067	10,020
Corporate Office Properties LP 2.90% 2033	3,302	3,232
Crown Castle International Corp. 2.50% 2031	32,375	32,171
Equinix, Inc. 2.625% 2024	40,151	41,398
Equinix, Inc. 1.25% 2025	9,870	9,702
Equinix, Inc. 1.45% 2026	5,950	5,838
Equinix, Inc. 2.90% 2026	17,754	18,405
Equinix, Inc. 1.80% 2027	2,871	2,827
Equinix, Inc. 1.55% 2028	10,115	9,738
Equinix, Inc. 2.00% 2028	1,318	1,295
Equinix, Inc. 3.20% 2029	29,707	31,253
Equinix, Inc. 2.15% 2030	36,619	35,639
Equinix, Inc. 2.50% 2031	33,976	33,990
Equinix, Inc. 3.00% 2050	6,651	6,381
Equinix, Inc. 2.95% 2051	400	379
Equinix, Inc. 3.40% 2052	8,582	8,771
Essex Portfolio LP 3.25% 2023	4,520	4,630
Essex Portfolio LP 3.875% 2024	5,500	5,793
Essex Portfolio LP 3.50% 2025	3	3
Essex Portfolio LP 3.375% 2026	1,079	1,146
Extra Space Storage, Inc. 2.35% 2032	4,089	3,980
Fibra SOMA 4.375% 2031[4]	8,260	7,927
Hospitality Properties Trust 5.00% 2022	14,650	14,651
Hospitality Properties Trust 4.50% 2023	9,680	9,688
Hospitality Properties Trust 4.50% 2025	6,875	6,703
Hospitality Properties Trust 3.95% 2028	100	92
Howard Hughes Corp. 5.375% 2028[4]	7,525	8,025
Howard Hughes Corp. 4.125% 2029[4]	1,925	1,953
Howard Hughes Corp. 4.375% 2031[4]	5,400	5,462
Invitation Homes Operating Partnership LP 2.30% 2028	4,513	4,468
Invitation Homes Operating Partnership LP 2.00% 2031	6,088	5,740
Invitation Homes Operating Partnership LP 2.70% 2034	3,883	3,813
Iron Mountain, Inc. 4.875% 2027[4]	1,605	1,667
Iron Mountain, Inc. 5.25% 2028[4]	12,959	13,500
Iron Mountain, Inc. 4.875% 2029[4]	8,367	8,673
Iron Mountain, Inc. 5.25% 2030[4]	7,950	8,392
Iron Mountain, Inc. 4.50% 2031[4]	3,750	3,797
Kennedy-Wilson Holdings, Inc. 4.75% 2029	2,325	2,381
Kennedy-Wilson Holdings, Inc. 5.00% 2031	2,300	2,372
Kimco Realty Corp. 2.70% 2024	16,980	17,445
Kimco Realty Corp. 3.30% 2025	5,000	5,259
Omega Healthcare Investors, Inc. 4.375% 2023	433	452
Piedmont Operating Partnership LP 3.40% 2023	2,800	2,872
Piedmont Operating Partnership LP 4.45% 2024	3,000	3,165
Public Storage 1.50% 2026	4,503	4,494
Public Storage 1.95% 2028	5,850	5,834
Public Storage 2.25% 2031	4,305	4,332
Public Storage 2.30% 2031	12,069	12,192
Scentre Group 3.25% 2025[4]	1,265	1,331
Scentre Group 3.50% 2025[4]	9,846	10,374
Sun Communities Operating LP 2.30% 2028	5,866	5,863
Sun Communities Operating LP 2.70% 2031	25,386	25,207
WEA Finance LLC 3.75% 2024[4]	2,480	2,603
Westfield Corp., Ltd. 3.50% 2029[4]	7,335	7,594
		608,567

The Bond Fund of America	33

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Materials 0.70%
Air Products and Chemicals, Inc. 1.50% 2025	$3,535	$3,549
Air Products and Chemicals, Inc. 1.85% 2027	802	814
Air Products and Chemicals, Inc. 2.05% 2030	768	773
Air Products and Chemicals, Inc. 2.70% 2040	11,472	11,593
Air Products and Chemicals, Inc. 2.80% 2050	4,295	4,413
Alpek, SAB de CV 3.25% 2031[4]	5,000	4,995
Anglo American Capital PLC 2.25% 2028[4]	4,816	4,733
Anglo American Capital PLC 5.625% 2030[4]	10,000	11,858
Anglo American Capital PLC 2.875% 2031[4]	3,600	3,587
Anglo American Capital PLC 3.95% 2050[4]	4,980	5,300
ArcelorMittal 7.00% 2039	3,250	4,482
ArcelorMittal 6.75% 2041	2,780	3,761
Ardagh Packaging Finance 5.25% 2025[4]	3,640	3,762
Ardagh Packaging Finance 4.125% 2026[4]	2,500	2,559
Ball Corp. 4.00% 2023	6,000	6,270
Berry Global Escrow Corp. 4.875% 2026[4]	9,875	10,228
Braskem Idesa SAPI 7.45% 2029[4]	1,540	1,598
Braskem SA 4.50% 2030[4]	4,600	4,900
Braskem SA 5.875% 2050[4]	4,000	4,616
BWAY Parent Co., Inc. 5.50% 2024[4]	6,500	6,568
Chevron Phillips Chemical Co. LLC 3.30% 2023[4]	6,630	6,829
Cleveland-Cliffs, Inc. 9.875% 2025[4]	5,271	5,972
Cleveland-Cliffs, Inc. 6.75% 2026[4]	12,450	13,196
Crown Holdings, Inc. 4.25% 2026	4,000	4,275
Dow Chemical Co. 4.55% 2025	33	36
Dow Chemical Co. 3.625% 2026	4,058	4,376
Dow Chemical Co. 4.80% 2028	4,000	4,670
Dow Chemical Co. 2.10% 2030	13,250	13,042
Dow Chemical Co. 4.625% 2044	1,100	1,333
Dow Chemical Co. 5.55% 2048	8,600	12,096
Dow Chemical Co. 4.80% 2049	7,671	9,784
Dow Chemical Co. 3.60% 2050	13,708	14,885
Ecolab, Inc. 1.65% 2027	5,000	5,025
Ecolab, Inc. 2.125% 2032	15,400	15,290
Ecolab, Inc. 2.125% 2050	4,000	3,536
Ecolab, Inc. 2.70% 2051	2,000	1,968
Freeport-McMoRan, Inc. 3.875% 2023	9,000	9,315
Freeport-McMoRan, Inc. 4.125% 2028	4,000	4,156
Freeport-McMoRan, Inc. 4.25% 2030	40	42
Freeport-McMoRan, Inc. 5.40% 2034	1,450	1,767
Freeport-McMoRan, Inc. 5.45% 2043	2,566	3,231
Fresnillo PLC 4.25% 2050[4]	9,516	9,984
Glencore Funding LLC 4.125% 2024[4]	25,850	27,195
Glencore Funding LLC 1.625% 2026[4]	6,168	6,057
Glencore Funding LLC 2.625% 2031[4]	9,100	8,853
Glencore Funding LLC 3.375% 2051[4]	2,100	2,027
Glencore Funding LLC 3.875% 2051[4]	1,900	1,989
Graphic Packaging International, Inc. 3.50% 2028[4]	8,000	7,991
Huntsman International LLC 2.95% 2031	4,272	4,337
Industrias Peñoles, SAB de CV, 4.75% 2050[4]	6,090	6,671
International Flavors & Fragrances, Inc. 1.23% 2025[4]	5,000	4,894
International Flavors & Fragrances, Inc. 1.832% 2027[4]	8,022	7,881
International Flavors & Fragrances, Inc. 2.30% 2030[4]	30,114	29,552
International Flavors & Fragrances, Inc. 3.268% 2040[4]	4,500	4,578
International Flavors & Fragrances, Inc. 3.468% 2050[4]	10,360	10,879
LYB International Finance III, LLC 1.25% 2025	3,952	3,889
LYB International Finance III, LLC 2.25% 2030	15,225	15,161
LYB International Finance III, LLC 3.375% 2040	4,250	4,436
LYB International Finance III, LLC 4.20% 2049	1,740	2,015
LYB International Finance III, LLC 4.20% 2050	4,500	5,215
LYB International Finance III, LLC 3.625% 2051	5,503	5,840
Methanex Corp. 5.125% 2027	13,150	13,821
Methanex Corp. 5.25% 2029	1,125	1,188
Methanex Corp. 5.65% 2044	1,000	1,006
Newcrest Finance Pty, Ltd. 3.25% 2030[4]	5,229	5,483
Newcrest Finance Pty, Ltd. 4.20% 2050[4]	2,714	3,088
Nova Chemicals Corp. 4.875% 2024[4]	2,000	2,067

34	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Materials (continued)
Nova Chemicals Corp. 5.25% 2027[4]	$7,500		$7,995
Nova Chemicals Corp. 4.25% 2029[4]	5,535		5,566
Nutrien, Ltd. 4.20% 2029	500		565
Nutrien, Ltd. 5.00% 2049	3,850		5,168
Olin Corp. 5.625% 2029	2,500		2,712
Praxair, Inc. 1.10% 2030	14,464		13,528
Praxair, Inc. 2.00% 2050	5,729		5,017
Rio Tinto Finance (USA), Ltd. 2.75% 2051	8,451		8,394
Sealed Air Corp. 5.25% 2023[4]	111		115
Sherwin-Williams Company 2.75% 2022	212		213
Sherwin-Williams Company 3.125% 2024	7,250		7,572
Sherwin-Williams Company 3.45% 2027	2,862		3,099
Sherwin-Williams Company 2.95% 2029	5,150		5,423
Sherwin-Williams Company 2.30% 2030	2,771		2,768
Sherwin-Williams Company 2.20% 2032	5,250		5,195
Sherwin-Williams Company 4.50% 2047	2,601		3,250
Sherwin-Williams Company 3.80% 2049	1,500		1,694
Sherwin-Williams Company 3.30% 2050	1,700		1,796
Sherwin-Williams Company 2.90% 2052	2,500		2,448
Silgan Holdings, Inc. 4.75% 2025	5,000		5,037
Silgan Holdings, Inc. 4.125% 2028	2,500		2,557
Summit Materials, Inc. 5.25% 2029[4]	4,160		4,363
Suzano Austria GmbH 6.00% 2029	1,900		2,202
Suzano Austria GmbH 3.75% 2031	6,660		6,780
Vale Overseas, Ltd. 3.75% 2030	6,457		6,694
Westlake Chemical Corp. 5.00% 2046	7,090		8,987
Westlake Chemical Corp. 4.375% 2047	1,960		2,311
			552,729

Total corporate bonds, notes & loans			26,416,004

Mortgage-backed obligations 14.01%
Federal agency mortgage-backed obligations 11.06%
Fannie Mae Pool #976945 5.50% 2023[12]	—	[2]	—	[2]
Fannie Mae Pool #976948 6.00% 2023[12]	6		6
Fannie Mae Pool #932119 4.50% 2024[12]	563		587
Fannie Mae Pool #AD6392 4.50% 2025[12]	628		655
Fannie Mae Pool #AD3149 4.50% 2025[12]	360		378
Fannie Mae Pool #AD5692 4.50% 2025[12]	298		311
Fannie Mae Pool #AB1068 4.50% 2025[12]	2		2
Fannie Mae Pool #MA3131 3.00% 2027[12]	68		71
Fannie Mae Pool #MA2973 3.00% 2027[12]	8		8
Fannie Mae Pool #AL9668 3.00% 2030[12]	11		11
Fannie Mae Pool #AZ0554 3.50% 2030[12]	287		304
Fannie Mae Pool #AY1948 3.50% 2030[12]	235		248
Fannie Mae Pool #AZ4646 3.50% 2030[12]	187		197
Fannie Mae Pool #CA3178 3.00% 2031[12]	778		817
Fannie Mae Pool #890710 3.00% 2031[12]	13		13
Fannie Mae Pool #BH7659 3.00% 2032[12]	9,018		9,479
Fannie Mae Pool #CA3274 3.00% 2032[12]	625		658
Fannie Mae Pool #BH9235 3.00% 2033[12]	923		971
Fannie Mae Pool #BJ4890 3.00% 2033[12]	621		660
Fannie Mae Pool #BJ4856 3.00% 2033[12]	403		428
Fannie Mae Pool #BM5111 3.00% 2033[12]	306		324
Fannie Mae Pool #MA3247 3.00% 2033[12]	250		263
Fannie Mae Pool #BK7453 3.00% 2033[12]	42		44
Fannie Mae Pool #CA2106 3.50% 2033[12]	130		137
Fannie Mae Pool #MA3518 4.00% 2033[12]	19		20
Fannie Mae Pool #695412 5.00% 2033[12]	8		9
Fannie Mae Pool #CA4453 2.50% 2034[12]	4,557		4,735
Fannie Mae Pool #BO1359 2.50% 2034[12]	2,388		2,485
Fannie Mae Pool #FM1490 3.50% 2034[12]	5,946		6,283
Fannie Mae Pool #AD3566 5.00% 2035[12]	107		117
Fannie Mae Pool #AS8355 3.00% 2036[12]	10,111		10,625
Fannie Mae Pool #AS8554 3.00% 2036[12]	1,043		1,095
Fannie Mae Pool #MA2746 4.00% 2036[12]	2,216		2,412
Fannie Mae Pool #MA2588 4.00% 2036[12]	1,879		2,038
Fannie Mae Pool #MA2787 4.00% 2036[12]	1,271		1,380

The Bond Fund of America	35

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae Pool #MA2717 4.00% 2036[12]	$389	$424
Fannie Mae Pool #893837 7.00% 2036[12]	120	127
Fannie Mae Pool #924866 1.515% 2037[6,12]	27	27
Fannie Mae Pool #MA2897 3.00% 2037[12]	21,903	23,002
Fannie Mae Pool #MA2866 3.00% 2037[12]	12,577	13,208
Fannie Mae Pool #945680 6.00% 2037[12]	24	28
Fannie Mae Pool #913966 6.00% 2037[12]	2	2
Fannie Mae Pool #924069 7.00% 2037[12]	105	110
Fannie Mae Pool #954927 7.00% 2037[12]	102	109
Fannie Mae Pool #966170 7.00% 2037[12]	81	84
Fannie Mae Pool #954936 7.00% 2037[12]	38	42
Fannie Mae Pool #914612 7.50% 2037[12]	56	58
Fannie Mae Pool #889101 1.549% 2038[6,12]	108	110
Fannie Mae Pool #964279 2.095% 2038[6,12]	105	107
Fannie Mae Pool #964708 2.265% 2038[6,12]	14	14
Fannie Mae Pool #MA3539 4.50% 2038[12]	56	60
Fannie Mae Pool #889982 5.50% 2038[12]	22	25
Fannie Mae Pool #988588 5.50% 2038[12]	4	4
Fannie Mae Pool #AC2641 4.50% 2039[12]	4,003	4,427
Fannie Mae Pool #AC0794 5.00% 2039[12]	158	176
Fannie Mae Pool #931768 5.00% 2039[12]	80	91
Fannie Mae Pool #AE7629 2.06% 2040[6,12]	16	17
Fannie Mae Pool #AL9335 2.07% 2040[6,12]	3,682	3,872
Fannie Mae Pool #AE7567 4.00% 2040[12]	2,299	2,525
Fannie Mae Pool #AE1761 4.00% 2040[12]	2,234	2,454
Fannie Mae Pool #AH0007 4.00% 2040[12]	2,198	2,407
Fannie Mae Pool #AH0539 4.00% 2040[12]	894	982
Fannie Mae Pool #AE8073 4.00% 2040[12]	439	482
Fannie Mae Pool #AD8522 4.00% 2040[12]	116	127
Fannie Mae Pool #AE5471 4.50% 2040[12]	711	787
Fannie Mae Pool #AB1297 5.00% 2040[12]	321	360
Fannie Mae Pool #932606 5.00% 2040[12]	225	253
Fannie Mae Pool #MA4387 2.00% 2041[12]	3,952	4,017
Fannie Mae Pool #AL9326 2.107% 2041[6,12]	4,152	4,372
Fannie Mae Pool #AL9327 2.108% 2041[6,12]	3,164	3,334
Fannie Mae Pool #AL9531 2.105% 2041[6,12]	2,697	2,840
Fannie Mae Pool #AE0844 2.137% 2041[6,12]	241	253
Fannie Mae Pool #AL0073 2.146% 2041[6,12]	182	192
Fannie Mae Pool #AE0789 2.155% 2041[6,12]	240	252
Fannie Mae Pool #AB4050 4.00% 2041[12]	781	858
Fannie Mae Pool #AJ7471 4.00% 2041[12]	695	755
Fannie Mae Pool #AI5172 4.00% 2041[12]	572	628
Fannie Mae Pool #AJ4189 4.00% 2041[12]	505	555
Fannie Mae Pool #AJ4154 4.00% 2041[12]	427	469
Fannie Mae Pool #AJ1873 4.00% 2041[12]	369	406
Fannie Mae Pool #AJ0257 4.00% 2041[12]	151	165
Fannie Mae Pool #AL0658 4.50% 2041[12]	752	829
Fannie Mae Pool #AI1862 5.00% 2041[12]	1,761	1,997
Fannie Mae Pool #AH6099 5.00% 2041[12]	1,396	1,561
Fannie Mae Pool #AI3510 5.00% 2041[12]	1,084	1,229
Fannie Mae Pool #AJ0704 5.00% 2041[12]	922	1,046
Fannie Mae Pool #AJ5391 5.00% 2041[12]	586	663
Fannie Mae Pool #AE1248 5.00% 2041[12]	299	337
Fannie Mae Pool #AE1277 5.00% 2041[12]	263	297
Fannie Mae Pool #AE1274 5.00% 2041[12]	189	214
Fannie Mae Pool #AE1283 5.00% 2041[12]	145	160
Fannie Mae Pool #AH9479 5.00% 2041[12]	42	48
Fannie Mae Pool #AH8144 5.00% 2041[12]	39	44
Fannie Mae Pool #AP7819 1.91% 2042[6,12]	246	258
Fannie Mae Pool #AL2000 1.942% 2042[6,12]	278	291
Fannie Mae Pool #AL1941 1.952% 2042[6,12]	330	347
Fannie Mae Pool #AL2184 1.981% 2042[6,12]	571	600
Fannie Mae Pool #AL9532 1.991% 2042[6,12]	3,181	3,340
Fannie Mae Pool #AL9533 2.03% 2042[6,12]	1,518	1,595
Fannie Mae Pool #AL9530 2.082% 2042[6,12]	2,168	2,281
Fannie Mae Pool #AX3703 4.00% 2042[12]	4,591	5,044
Fannie Mae Pool #AK6740 4.00% 2042[12]	4,338	4,810

36	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae Pool #AL2745 4.00% 2042[12]	$3,400	$3,736
Fannie Mae Pool #890407 4.00% 2042[12]	1,176	1,292
Fannie Mae Pool #AK4949 4.00% 2042[12]	247	270
Fannie Mae Pool #AE1290 5.00% 2042[12]	308	346
Fannie Mae Pool #AT5898 3.00% 2043[12]	19,128	20,188
Fannie Mae Pool #AL3829 3.50% 2043[12]	2,726	2,953
Fannie Mae Pool #AT7161 3.50% 2043[12]	1,057	1,137
Fannie Mae Pool #AR1512 3.50% 2043[12]	672	724
Fannie Mae Pool #AT0412 3.50% 2043[12]	274	295
Fannie Mae Pool #AT3954 3.50% 2043[12]	168	179
Fannie Mae Pool #AT0300 3.50% 2043[12]	99	105
Fannie Mae Pool #AV0786 4.00% 2043[12]	3,605	3,961
Fannie Mae Pool #AT2683 4.00% 2043[12]	2,521	2,743
Fannie Mae Pool #BM6240 2.05% 2044[6,12]	3,490	3,668
Fannie Mae Pool #AL8421 3.50% 2044[12]	16,198	17,485
Fannie Mae Pool #AX8521 3.50% 2044[12]	372	401
Fannie Mae Pool #AY1829 3.50% 2044[12]	111	117
Fannie Mae Pool #AW8240 3.50% 2044[12]	55	58
Fannie Mae Pool #AX0817 4.00% 2044[12]	204	217
Fannie Mae Pool #BE5017 3.50% 2045[12]	1,404	1,509
Fannie Mae Pool #BE5009 3.50% 2045[12]	740	791
Fannie Mae Pool #AZ7366 4.00% 2045[12]	22,326	24,449
Fannie Mae Pool #AS6348 4.00% 2045[12]	3,909	4,274
Fannie Mae Pool #BC4764 3.00% 2046[12]	2,936	3,083
Fannie Mae Pool #AS8310 3.00% 2046[12]	811	864
Fannie Mae Pool #MA2833 3.00% 2046[12]	45	48
Fannie Mae Pool #BC9077 3.50% 2046[12]	20,659	22,103
Fannie Mae Pool #BD9236 3.50% 2046[12]	506	536
Fannie Mae Pool #AL8522 3.50% 2046[12]	37	40
Fannie Mae Pool #AS6839 4.00% 2046[12]	4,783	5,191
Fannie Mae Pool #BC1352 4.00% 2046[12]	1,743	1,890
Fannie Mae Pool #BD1968 4.00% 2046[12]	61	65
Fannie Mae Pool #MA2809 4.50% 2046[12]	886	935
Fannie Mae Pool #BC8647 4.50% 2046[12]	678	732
Fannie Mae Pool #BD1550 4.50% 2046[12]	345	376
Fannie Mae Pool #BD7529 4.50% 2046[12]	319	343
Fannie Mae Pool #MA2821 4.50% 2046[12]	324	342
Fannie Mae Pool #BD9248 4.50% 2046[12]	235	252
Fannie Mae Pool #BD7600 4.50% 2046[12]	81	87
Fannie Mae Pool #BM1179 3.00% 2047[12]	944	1,002
Fannie Mae Pool #CA0854 3.50% 2047[12]	15,896	17,051
Fannie Mae Pool #BD2440 3.50% 2047[12]	2,261	2,409
Fannie Mae Pool #BE8740 3.50% 2047[12]	1,310	1,405
Fannie Mae Pool #BE8742 3.50% 2047[12]	406	438
Fannie Mae Pool #CA0770 3.50% 2047[12]	227	240
Fannie Mae Pool #BH2846 3.50% 2047[12]	158	170
Fannie Mae Pool #BH2848 3.50% 2047[12]	146	156
Fannie Mae Pool #BH2847 3.50% 2047[12]	108	114
Fannie Mae Pool #CA0453 4.00% 2047[12]	8,029	8,578
Fannie Mae Pool #MA3211 4.00% 2047[12]	4,892	5,242
Fannie Mae Pool #BJ5015 4.00% 2047[12]	2,684	2,936
Fannie Mae Pool #BD3554 4.00% 2047[12]	932	994
Fannie Mae Pool #BH3122 4.00% 2047[12]	71	76
Fannie Mae Pool #BM4413 4.50% 2047[12]	7,220	7,807
Fannie Mae Pool #BH0876 4.50% 2047[12]	3,102	3,355
Fannie Mae Pool #BJ3558 4.50% 2047[12]	1,891	2,038
Fannie Mae Pool #BJ3525 4.50% 2047[12]	1,444	1,556
Fannie Mae Pool #BJ3581 4.50% 2047[12]	994	1,071
Fannie Mae Pool #MA3002 4.50% 2047[12]	745	783
Fannie Mae Pool #257063 7.00% 2047[12]	46	52
Fannie Mae Pool #256893 7.00% 2047[12]	12	14
Fannie Mae Pool #BF0293 3.00% 2048[12]	8,582	9,066
Fannie Mae Pool #FM5658 3.00% 2048[12]	5,843	6,117
Fannie Mae Pool #BM4488 3.376% 2048[6,12]	7,021	7,254
Fannie Mae Pool #BF0318 3.50% 2048[12]	43,813	47,001
Fannie Mae Pool #CA1532 3.50% 2048[12]	7,256	7,693
Fannie Mae Pool #CA1189 3.50% 2048[12]	1,766	1,870

The Bond Fund of America	37

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae Pool #BJ4901 3.50% 2048[12]	$978		$1,053
Fannie Mae Pool #CA2850 4.00% 2048[12]	3,242		3,547
Fannie Mae Pool #BK6840 4.00% 2048[12]	1,700		1,862
Fannie Mae Pool #BK5232 4.00% 2048[12]	1,240		1,350
Fannie Mae Pool #BK9743 4.00% 2048[12]	499		546
Fannie Mae Pool #BK0163 4.50% 2048[12]	1,943		2,090
Fannie Mae Pool #BN1576 4.50% 2048[12]	1,313		1,410
Fannie Mae Pool #BK9761 4.50% 2048[12]	290		315
Fannie Mae Pool #CA2166 4.50% 2048[12]	18		20
Fannie Mae Pool #CA2493 4.50% 2048[12]	4		4
Fannie Mae Pool #CA3807 3.00% 2049[12]	1,491		1,571
Fannie Mae Pool #CA3806 3.00% 2049[12]	918		970
Fannie Mae Pool #BJ8402 3.456% 2049[6,12]	1,162		1,202
Fannie Mae Pool #FM2318 3.50% 2049[12]	53,815		57,524
Fannie Mae Pool #CA4021 3.50% 2049[12]	32,884		34,983
Fannie Mae Pool #CA4802 3.50% 2049[12]	31,008		33,442
Fannie Mae Pool #CA4151 3.50% 2049[12]	13,631		14,793
Fannie Mae Pool #BN6708 3.50% 2049[12]	11,689		12,546
Fannie Mae Pool #FM1062 3.50% 2049[12]	10,952		11,847
Fannie Mae Pool #FM1443 3.50% 2049[12]	8,076		8,710
Fannie Mae Pool #BJ8411 3.50% 2049[12]	2,694		2,905
Fannie Mae Pool #FM1963 4.00% 2049[12]	48,951		53,612
Fannie Mae Pool #FM1913 4.00% 2049[12]	2,265		2,434
Fannie Mae Pool #BF0320 5.50% 2049[12]	7,658		8,741
Fannie Mae Pool #CA8285 3.00% 2050[12]	67,174		71,196
Fannie Mae Pool #CA5506 3.00% 2050[12]	57,883		61,029
Fannie Mae Pool #BP1948 3.00% 2050[12]	18,389		19,484
Fannie Mae Pool #CA5338 3.00% 2050[12]	13,885		14,465
Fannie Mae Pool #FM2664 3.50% 2050[12]	33,389		36,093
Fannie Mae Pool #BP1954 3.50% 2050[12]	23,508		25,174
Fannie Mae Pool #CB2319 2.50% 2051[12]	69,503		71,793
Fannie Mae Pool #CB2371 2.50% 2051[12]	46,692		48,272
Fannie Mae Pool #CB2372 2.50% 2051[12]	33,574		34,690
Fannie Mae Pool #BT9510 2.50% 2051[12]	27,100		28,017
Fannie Mae Pool #FM9492 2.50% 2051[12]	26,231		27,099
Fannie Mae Pool #BT9483 2.50% 2051[12]	26,000		26,824
Fannie Mae Pool #FM9804 2.50% 2051[12]	14,170		14,640
Fannie Mae Pool #FM9694 2.50% 2051[12]	13,038		13,507
Fannie Mae Pool #CB2373 2.50% 2051[12]	12,955		13,366
Fannie Mae Pool #CB2375 2.50% 2051[12]	11,264		11,585
Fannie Mae Pool #CA9391 3.00% 2051[12]	227,251		238,341
Fannie Mae Pool #CA8623 3.00% 2051[12]	103,273		109,704
Fannie Mae Pool #FM9632 3.00% 2051[12]	91,513		96,509
Fannie Mae Pool #CB0041 3.00% 2051[12]	72,338		76,630
Fannie Mae Pool #FM9631 3.00% 2051[12]	38,741		40,887
Fannie Mae Pool #CB2414 3.00% 2051[12]	37,533		39,999
Fannie Mae Pool #FM7694 3.00% 2051[12]	23,595		24,910
Fannie Mae Pool #CB2292 3.00% 2051[12]	16,022		16,984
Fannie Mae Pool #CB2293 3.00% 2051[12]	16,023		16,939
Fannie Mae Pool #CA8969 3.00% 2051[12]	6,504		6,820
Fannie Mae Pool #BF0145 3.50% 2057[12]	18,837		20,411
Fannie Mae Pool #BF0299 3.50% 2058[12]	32,848		35,401
Fannie Mae Pool #BF0264 3.50% 2058[12]	18,527		19,986
Fannie Mae Pool #BF0379 3.50% 2059[12]	48,894		52,963
Fannie Mae Pool #BM6693 3.50% 2059[12]	37,321		40,242
Fannie Mae Pool #BF0497 3.00% 2060[12]	22,757		24,025
Fannie Mae Pool #BF0481 3.50% 2060[12]	81,181		87,932
Fannie Mae Pool #BF0480 3.50% 2060[12]	49,866		54,295
Fannie Mae, Series 2001-4, Class NA, 9.00% 2025[6,12]	1		2
Fannie Mae, Series 2001-4, Class GA, 9.00% 2025[6,12]	—	[2]	—	[2]
Fannie Mae, Series 1998-W5, Class B3, 6.50% 2028[4,12]	262		250
Fannie Mae, Series 2002-W7, Class A5, 7.50% 2029[12]	61		73
Fannie Mae, Series 2001-25, Class ZA, 6.50% 2031[12]	608		673
Fannie Mae, Series 2001-T10, Class A1, 7.00% 2041[12]	1,046		1,189
Fannie Mae, Series 2001-50, Class BA, 7.00% 2041[12]	180		203
Fannie Mae, Series 2002-W3, Class A5, 7.50% 2041[12]	600		715
Fannie Mae, Series 2002-W1, Class 2A, 5.199% 2042[6,12]	800		865

38	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae, Series 2017-M3, Class A2, Multi Family, 2.466% 2026[6,12]	$9	$10
Fannie Mae, Series 2017-M15, Class A2, Multi Family, 2.959% 2027[6,12]	3,700	3,974
Fannie Mae, Series 2017-M12, Class A2, Multi Family, 3.069% 2027[6,12]	4,201	4,508
Fannie Mae, Series 2019-M5, Class A2, Multi Family, 3.273% 2029[12]	430	472
Fannie Mae, Series 2006-32, Class OA, principal only, 0% 2036[12]	451	412
Fannie Mae, Series 2006-51, Class PO, principal only, 0% 2036[12]	407	387
Fannie Mae, Series 2006-96, Class OP, principal only, 0% 2036[12]	156	145
Freddie Mac Pool #G15732 3.00% 2030[12]	7,930	8,361
Freddie Mac Pool #ZT1332 3.00% 2030[12]	7,041	7,412
Freddie Mac Pool #D98356 4.50% 2030[12]	129	139
Freddie Mac Pool #G16634 3.00% 2031[12]	12,088	12,766
Freddie Mac Pool #V61960 3.00% 2033[12]	5,161	5,434
Freddie Mac Pool #A15120 5.50% 2033[12]	3	3
Freddie Mac Pool #G30911 4.00% 2036[12]	3,658	3,971
Freddie Mac Pool #K93532 4.00% 2036[12]	1,101	1,193
Freddie Mac Pool #C91883 4.00% 2036[12]	596	649
Freddie Mac Pool #C91917 3.00% 2037[12]	641	674
Freddie Mac Pool #C91948 4.00% 2037[12]	4,042	4,382
Freddie Mac Pool #G04804 4.50% 2037[12]	1,579	1,743
Freddie Mac Pool #A56076 5.50% 2037[12]	14	16
Freddie Mac Pool #G03695 5.50% 2037[12]	3	3
Freddie Mac Pool #H09093 7.50% 2037[12]	63	73
Freddie Mac Pool #ZT1449 3.00% 2038[12]	57,891	61,221
Freddie Mac Pool #G08248 5.50% 2038[12]	37	43
Freddie Mac Pool #G05267 5.50% 2038[12]	2	3
Freddie Mac Pool #G05196 5.50% 2038[12]	2	2
Freddie Mac Pool #A87873 5.00% 2039[12]	2,883	3,273
Freddie Mac Pool #G06020 5.50% 2039[12]	5	5
Freddie Mac Pool #840222 2.13% 2040[6,12]	1,004	1,057
Freddie Mac Pool #G05937 4.50% 2040[12]	6,123	6,772
Freddie Mac Pool #A93948 4.50% 2040[12]	7	8
Freddie Mac Pool #G05860 5.50% 2040[12]	15	18
Freddie Mac Pool #Q02705 4.50% 2041[12]	2,776	3,065
Freddie Mac Pool #G06956 4.50% 2041[12]	625	691
Freddie Mac Pool #G06769 4.50% 2041[12]	278	305
Freddie Mac Pool #Q01992 4.50% 2041[12]	39	42
Freddie Mac Pool #G06868 4.50% 2041[12]	6	7
Freddie Mac Pool #G06648 5.00% 2041[12]	1,178	1,336
Freddie Mac Pool #Q01658 5.00% 2041[12]	240	263
Freddie Mac Pool #G06841 5.50% 2041[12]	21	24
Freddie Mac Pool #841039 2.186% 2043[6,12]	3,071	3,241
Freddie Mac Pool #Q18236 3.50% 2043[12]	1,138	1,225
Freddie Mac Pool #Q19133 3.50% 2043[12]	755	815
Freddie Mac Pool #Q17696 3.50% 2043[12]	700	757
Freddie Mac Pool #Q22946 4.00% 2043[12]	5,495	6,041
Freddie Mac Pool #Q15874 4.00% 2043[12]	88	94
Freddie Mac Pool #Q28558 3.50% 2044[12]	3,157	3,404
Freddie Mac Pool #760014 2.843% 2045[6,12]	2,386	2,470
Freddie Mac Pool #760012 3.113% 2045[6,12]	677	704
Freddie Mac Pool #760013 3.169% 2045[6,12]	500	521
Freddie Mac Pool #G60238 3.50% 2045[12]	17,256	18,593
Freddie Mac Pool #G60138 3.50% 2045[12]	712	772
Freddie Mac Pool #G60344 4.00% 2045[12]	13,539	14,909
Freddie Mac Pool #V81992 4.00% 2045[12]	720	783
Freddie Mac Pool #G67700 3.50% 2046[12]	6,341	6,831
Freddie Mac Pool #T65375 3.50% 2046[12]	158	164
Freddie Mac Pool #Q43312 4.50% 2046[12]	633	692
Freddie Mac Pool #Q44689 4.50% 2046[12]	633	680
Freddie Mac Pool #Q42633 4.50% 2046[12]	560	610
Freddie Mac Pool #Q43461 4.50% 2046[12]	530	575
Freddie Mac Pool #Q42034 4.50% 2046[12]	313	338
Freddie Mac Pool #760015 2.627% 2047[6,12]	2,655	2,738
Freddie Mac Pool #ZT2100 3.00% 2047[12]	6,341	6,650
Freddie Mac Pool #G61733 3.00% 2047[12]	5,968	6,302
Freddie Mac Pool #ZS4747 3.50% 2047[12]	10,671	11,317
Freddie Mac Pool #ZS4735 3.50% 2047[12]	5,291	5,610
Freddie Mac Pool #Q52069 3.50% 2047[12]	2,000	2,146

The Bond Fund of America	39

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Freddie Mac Pool #Q51622 3.50% 2047[12]	$1,512	$1,630
Freddie Mac Pool #Q47615 3.50% 2047[12]	1,164	1,248
Freddie Mac Pool #Q47620 4.00% 2047[12]	11,048	11,978
Freddie Mac Pool #Q52613 4.00% 2047[12]	6,256	6,789
Freddie Mac Pool #G08793 4.00% 2047[12]	4,123	4,415
Freddie Mac Pool #Q52596 4.50% 2047[12]	1,658	1,792
Freddie Mac Pool #Q47828 4.50% 2047[12]	765	825
Freddie Mac Pool #G67709 3.50% 2048[12]	31,072	33,450
Freddie Mac Pool #Q54701 3.50% 2048[12]	1,335	1,432
Freddie Mac Pool #Q54709 3.50% 2048[12]	1,224	1,313
Freddie Mac Pool #Q54700 3.50% 2048[12]	1,002	1,073
Freddie Mac Pool #Q54781 3.50% 2048[12]	962	1,036
Freddie Mac Pool #Q54782 3.50% 2048[12]	960	1,025
Freddie Mac Pool #Q55056 3.50% 2048[12]	938	999
Freddie Mac Pool #Q56590 3.50% 2048[12]	658	707
Freddie Mac Pool #Q54699 3.50% 2048[12]	518	560
Freddie Mac Pool #Q56589 3.50% 2048[12]	475	508
Freddie Mac Pool #Q54698 3.50% 2048[12]	393	426
Freddie Mac Pool #Q54831 3.50% 2048[12]	389	421
Freddie Mac Pool #Q55060 3.50% 2048[12]	354	379
Freddie Mac Pool #Q56591 3.50% 2048[12]	320	341
Freddie Mac Pool #G61628 3.50% 2048[12]	193	208
Freddie Mac Pool #G67711 4.00% 2048[12]	30,125	32,976
Freddie Mac Pool #Q53878 4.00% 2048[12]	6,993	7,590
Freddie Mac Pool #ZA5889 4.00% 2048[12]	2,164	2,326
Freddie Mac Pool #Q56599 4.00% 2048[12]	2,020	2,213
Freddie Mac Pool #G08805 4.00% 2048[12]	1,535	1,634
Freddie Mac Pool #Q56175 4.00% 2048[12]	1,369	1,487
Freddie Mac Pool #Q55971 4.00% 2048[12]	1,330	1,449
Freddie Mac Pool #Q55970 4.00% 2048[12]	670	733
Freddie Mac Pool #Q58411 4.50% 2048[12]	4,099	4,495
Freddie Mac Pool #Q58436 4.50% 2048[12]	1,851	2,047
Freddie Mac Pool #Q58378 4.50% 2048[12]	1,470	1,601
Freddie Mac Pool #Q57242 4.50% 2048[12]	714	778
Freddie Mac Pool #QA4692 3.00% 2049[12]	22,814	24,027
Freddie Mac Pool #QA4673 3.00% 2049[12]	9,668	10,198
Freddie Mac Pool #SD7507 3.00% 2049[12]	5,727	6,027
Freddie Mac Pool #SD0185 3.00% 2049[12]	5,722	6,004
Freddie Mac Pool #SD7508 3.50% 2049[12]	79,276	85,486
Freddie Mac Pool #QA5125 3.50% 2049[12]	29,159	31,447
Freddie Mac Pool #RA1580 3.50% 2049[12]	9,620	10,440
Freddie Mac Pool #RA1463 3.50% 2049[12]	9,592	10,409
Freddie Mac Pool #QA1885 3.50% 2049[12]	5,932	6,373
Freddie Mac Pool #QA0284 3.50% 2049[12]	5,186	5,593
Freddie Mac Pool #QA2748 3.50% 2049[12]	1,334	1,438
Freddie Mac Pool #RA2596 2.50% 2050[12]	4,479	4,608
Freddie Mac Pool #SD7517 3.00% 2050[12]	36,320	38,347
Freddie Mac Pool #SD0234 3.00% 2050[12]	33,827	35,510
Freddie Mac Pool #RA2319 3.00% 2050[12]	23,097	24,060
Freddie Mac Pool #SD0187 3.00% 2050[12]	16,590	17,503
Freddie Mac Pool #SD7545 2.50% 2051[12]	78,527	81,079
Freddie Mac Pool #QD3220 2.50% 2051[12]	32,319	33,412
Freddie Mac Pool #RA6483 2.50% 2051[12]	9,753	10,042
Freddie Mac Pool #RA4658 3.00% 2051[12]	51,614	54,358
Freddie Mac Pool #RA5971 3.00% 2051[12]	4,931	5,199
Freddie Mac, Series 2122, Class QM, 6.25% 2029[12]	296	326
Freddie Mac, Series 3257, Class PA, 5.50% 2036[12]	2,881	3,289
Freddie Mac, Series 3286, Class JN, 5.50% 2037[12]	2,160	2,406
Freddie Mac, Series 3318, Class JT, 5.50% 2037[12]	1,271	1,438
Freddie Mac, Series 4582, Class GA, 3.75% 2052[6,12]	2,116	2,154
Freddie Mac, Series KS01, Class A2, Multi Family, 2.522% 2023[12]	2,721	2,746
Freddie Mac, Series K036, Class A2, Multi Family, 3.527% 2023[12]	2,000	2,083
Freddie Mac, Series K044, Class A2, Multi Family, 2.811% 2025[12]	23,390	24,414
Freddie Mac, Series K049, Class A2, Multi Family, 3.01% 2025[12]	774	817
Freddie Mac, Series K734, Class A2, Multi Family, 3.208% 2026[12]	5,065	5,407
Freddie Mac, Series K060, Class A2, Multi Family, 3.30% 2026[12]	400	433
Freddie Mac, Series K061, Class A2, Multi Family, 3.347% 2026[12]	2,951	3,201

40	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Freddie Mac, Series K064, Class A2, Multi Family, 3.224% 2027[6,12]	$1,000	$1,082
Freddie Mac, Series K065, Class A2, Multi Family, 3.243% 2027[12]	1,170	1,269
Freddie Mac, Series K074, Class A2, Multi Family, 3.60% 2028[12]	955	1,064
Freddie Mac, Series K084, Class A2, Multi Family, 3.78% 2028[6,12]	6,045	6,843
Freddie Mac, Series K078, Class A2, Multi Family, 3.854% 2028[12]	4,000	4,525
Freddie Mac, Series K076, Class A2, Multi Family, 3.90% 2028[12]	3,965	4,495
Freddie Mac, Series K081, Class A2, Multi Family, 3.90% 2028[6,12]	1,700	1,935
Freddie Mac, Series K082, Class A2, Multi Family, 3.92% 2028[6,12]	1,680	1,915
Freddie Mac, Series K079, Class A2, Multi Family, 3.926% 2028[12]	172	196
Freddie Mac, Series K083, Class A2, Multi Family, 4.05% 2028[6,12]	3,000	3,449
Freddie Mac, Series K101, Class A2, Multi Family, 2.524% 2029[12]	62	66
Freddie Mac, Series K090, Class A2, Multi Family, 3.422% 2029[12]	5,000	5,558
Freddie Mac, Series K089, Class A2, Multi Family, 3.563% 2029[12]	5,249	5,879
Freddie Mac, Series K105, Class A2, Multi Family, 1.872% 2053[12]	23	23
Freddie Mac, Series 3156, Class PO, principal only, 0% 2036[12]	1,194	1,098
Freddie Mac, Series 3136, Class OP, principal only, 0% 2036[12]	328	308
Freddie Mac, Series 3147, Class OD, principal only, 0% 2036[12]	322	301
Freddie Mac, Series 3149, Class MO, principal only, 0% 2036[12]	219	206
Freddie Mac, Series 3149, Class AO, principal only, 0% 2036[12]	153	142
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class MA, 3.00% 2056[12]	37,363	38,601
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class HA, 3.00% 2056[6,12]	36,104	37,248
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-1, Class HA, 3.00% 2056[6,12]	29,696	30,625
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-3, Class MT, 3.00% 2056[12]	6,290	6,506
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-1, Class MA, 3.00% 2056[12]	4,068	4,205
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-3, Class HA, 3.25% 2056[6,12]	12,349	12,771
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-3, Class HT, 3.25% 2056[12]	1,256	1,332
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-1, Class HT, 3.00% 2057[12]	6,806	7,131
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class HT, 3.25% 2057[6,12]	17,304	18,205
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-3, Class MA, 3.50% 2057[12]	63,312	65,698
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-2, Class MT, 3.50% 2057[12]	17,892	18,923
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class MT, 3.50% 2057[12]	12,158	12,930
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class M45T, 4.50% 2057[12]	6,098	6,592
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-2, Class MA, 3.50% 2058[12]	27,953	29,172
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-1, Class MT, 3.50% 2058[12]	3,538	3,742
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-2, Class MT, 3.50% 2058[12]	2,961	3,132
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-3, Class MT, 3.50% 2058[12]	1,870	1,978
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-1, Class MA, 3.50% 2058[12]	1,732	1,801
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-3, Class MA, 3.50% 2058[12]	745	774
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-4, Class MA, 3.00% 2059[12]	136,714	141,208
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2018-2, Class A1, 3.50% 2028[12]	38,196	39,398
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2018-1, Class A1, 3.50% 2028[12]	23,898	24,564
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2019-2, Class A1C, 2.75% 2029[12]	64,950	67,262
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2019-3, Class A1C, 2.75% 2029[12]	54,613	56,374

The Bond Fund of America	41

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2019-1, Class A1, 3.50% 2029[12]	$17,282		$17,972
Government National Mortgage Assn. 2.00% 2052[12,13]	249,273		251,542
Government National Mortgage Assn. 2.50% 2052[12,13]	100,481		102,683
Government National Mortgage Assn. 2.50% 2052[12,13]	49,634		50,832
Government National Mortgage Assn. 2.50% 2052[12,13]	24,606		25,096
Government National Mortgage Assn. 3.00% 2052[12,13]	19,735		20,420
Government National Mortgage Assn. 4.00% 2052[12,13]	7,457		7,853
Government National Mortgage Assn. Pool #MA0908 2.50% 2028[12]	798		826
Government National Mortgage Assn. Pool #AB3820 5.00% 2035[12]	228		244
Government National Mortgage Assn. Pool #AB3587 6.50% 2038[12]	155		171
Government National Mortgage Assn. Pool #AB3819 5.00% 2039[12]	288		308
Government National Mortgage Assn. Pool #004636 4.50% 2040[12]	1,036		1,136
Government National Mortgage Assn. Pool #783689 5.50% 2040[12]	1,966		2,245
Government National Mortgage Assn. Pool #783687 4.50% 2041[12]	4,409		4,750
Government National Mortgage Assn. Pool #AC2886 4.50% 2041[12]	636		684
Government National Mortgage Assn. Pool #AB3664 4.50% 2041[12]	129		137
Government National Mortgage Assn. Pool #AB3818 4.50% 2041[12]	72		77
Government National Mortgage Assn. Pool #783688 5.00% 2041[12]	1,654		1,824
Government National Mortgage Assn. Pool #754353 3.50% 2042[12]	326		338
Government National Mortgage Assn. Pool #AD7620 3.50% 2043[12]	1,028		1,091
Government National Mortgage Assn. Pool #MA2893 4.00% 2045[12]	111		120
Government National Mortgage Assn. Pool #BC1530 3.00% 2047[12]	8,167		8,262
Government National Mortgage Assn. Pool #BC1565 3.00% 2047[12]	3,092		3,114
Government National Mortgage Assn. Pool #MA5594 3.50% 2048[12]	3,342		3,496
Government National Mortgage Assn. Pool #MA5263 3.50% 2048[12]	2,693		2,828
Government National Mortgage Assn. Pool #MA5527 3.50% 2048[12]	2,136		2,239
Government National Mortgage Assn. Pool #MA5019 3.50% 2048[12]	337		354
Government National Mortgage Assn. Pool #MA5652 4.50% 2048[12]	3,196		3,383
Government National Mortgage Assn. Pool #MA5332 5.00% 2048[12]	59		63
Government National Mortgage Assn. Pool #MA5876 4.00% 2049[12]	49,956		52,716
Government National Mortgage Assn. Pool #MA5817 4.00% 2049[12]	15,588		16,515
Government National Mortgage Assn. Pool #MA5764 4.50% 2049[12]	13,006		13,749
Government National Mortgage Assn. Pool #MA5877 4.50% 2049[12]	9,272		9,801
Government National Mortgage Assn. Pool #MA5711 4.50% 2049[12]	5,477		5,796
Government National Mortgage Assn. Pool #MA6156 4.50% 2049[12]	2,947		3,114
Government National Mortgage Assn. Pool #MA5818 4.50% 2049[12]	2,925		3,095
Government National Mortgage Assn. Pool #MA6092 4.50% 2049[12]	1,182		1,250
Government National Mortgage Assn. Pool #MA6041 4.50% 2049[12]	477		505
Government National Mortgage Assn. Pool #MA5754 4.50% 2049[12]	45		47
Government National Mortgage Assn. Pool #MA5755 5.00% 2049[12]	381		403
Government National Mortgage Assn. Pool #MA6042 5.00% 2049[12]	120		128
Government National Mortgage Assn. Pool #MA6602 4.50% 2050[12]	696		734
Government National Mortgage Assn. Pool #MA7419 3.00% 2051[12]	34,341		35,583
Government National Mortgage Assn. Pool #MA7259 4.50% 2051[12]	33,265		35,321
Government National Mortgage Assn. Pool #694836 5.636% 2059[12]	1		1
Government National Mortgage Assn. Pool #725879 4.899% 2061[12]	2		2
Government National Mortgage Assn. Pool #725876 4.91% 2061[12]	1		1
Government National Mortgage Assn. Pool #765136 5.00% 2061[12]	2		2
Government National Mortgage Assn. Pool #710085 5.016% 2061[12]	4		4
Government National Mortgage Assn. Pool #721648 5.05% 2061[12]	3		3
Government National Mortgage Assn. Pool #AC1008 4.439% 2063[12]	1		1
Government National Mortgage Assn. Pool #AG8238 4.911% 2064[12]	3		3
Government National Mortgage Assn. Pool #725893 5.20% 2064[12]	—	[2]	—	[2]
Government National Mortgage Assn. Pool #AA7554 6.64% 2064[12]	—	[2]	—	[2]
Government National Mortgage Assn. Pool #AE9612 4.905% 2065[12]	2		2
JPMorgan Structured Financing Trust, Series 2021-EBO1, Class A, (1-month USD-LIBOR + 1.00%) 1.102% 2022[4,6,9,10,12]	2,175		2,175
Uniform Mortgage-Backed Security 1.50% 2037[12,13]	13,210		13,223
Uniform Mortgage-Backed Security 1.50% 2037[12,13]	8,630		8,654
Uniform Mortgage-Backed Security 2.00% 2037[12,13]	25,077		25,678
Uniform Mortgage-Backed Security 2.00% 2037[12,13]	22,493		22,995
Uniform Mortgage-Backed Security 3.00% 2037[12,13]	21,774		22,768
Uniform Mortgage-Backed Security 2.00% 2052[12,13]	518,354		514,550
Uniform Mortgage-Backed Security 2.00% 2052[12,13]	73,566		73,181
Uniform Mortgage-Backed Security 2.50% 2052[12,13]	2,282,167		2,317,570
Uniform Mortgage-Backed Security 2.50% 2052[12,13]	850,417		865,536

42	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Uniform Mortgage-Backed Security 3.00% 2052[12,13]	$248,159	$256,725
Uniform Mortgage-Backed Security 3.00% 2052[12,13]	114,574	118,703
Uniform Mortgage-Backed Security 3.50% 2052[12,13]	45,290	47,681
Uniform Mortgage-Backed Security 4.00% 2052[12,13]	6,720	7,149
Uniform Mortgage-Backed Security 4.50% 2052[12,13]	30,231	32,389
		8,804,660

Collateralized mortgage-backed obligations (privately originated) 1.60%
Arroyo Mortgage Trust, Series 2021-1R, Class A1, 1.175% 2048[4,6,12]	20,238	20,147
Arroyo Mortgage Trust, Series 2020-1, Class A1A, 1.662% 2055[4,12]	816	817
Bellemeade Re, Ltd., Series 2019-3A, Class M1B, (1-month USD-LIBOR + 1.60%) 1.702% 2029[4,6,12]	4,877	4,879
BRAVO Residential Funding Trust, Series 2020-RPL2, Class A1, 2.00% 2059[4,6,12]	3,107	3,112
BRAVO Residential Funding Trust, Series 2020-RPL1, Class A1, 2.50% 2059[4,6,12]	2,285	2,310
Cascade Funding Mortgage Trust, Series 2020-HB4, Class A, 0.946% 2030[4,6,12]	13,613	13,634
Cascade Funding Mortgage Trust, Series 2021-HB7, Class A, 1.151% 2031[4,6,12]	22,629	22,575
Cascade Funding Mortgage Trust, Series 2021-HB6, Class A, 0.898% 2036[4,6,12]	14,786	14,780
CFCRE Commercial Mortgage Trust, Series 2016-C7, Class A2, 3.585% 2054[12]	1,927	2,043
Citigroup Mortgage Loan Trust, Inc., Series 2020-EXP1, Class A1A, 1.804% 2060[4,6,12]	1,148	1,156
Citigroup Mortgage Loan Trust, Inc., Series 2018-RP1, Class M1, 3.00% 2064[4,6,12]	3,731	3,848
COLT Funding, LLC, Series 2021-5, Class A1, 1.726% 2061[4,6,12]	12,849	12,825
COLT Funding, LLC, Series 2021-5, Class A2, 2.606% 2061[4,6,12]	1,554	1,551
Connecticut Avenue Securities, Series 2021-R01, Class 1M1, (1-month USD-SOFR + 0.75%) 0.80% 2041[4,6,12]	608	608
Credit Suisse Mortgage Trust, Series 2020-NET, Class A, 2.257% 2037[4,12]	6,770	6,831
Credit Suisse Mortgage Trust, Series 2019-RPL1, Class A1A, 3.65% 2058[4,6,12]	1,067	1,101
Credit Suisse Mortgage Trust, Series 2017-RPL3, Class A1, 2.00% 2060[4,6,12]	5,940	5,975
CS First Boston Mortgage Securities Corp., Series 2002-30, Class IA1, 7.50% 2032[12]	179	192
CS First Boston Mortgage Securities Corp., Series 2002-34, Class IA1, 7.50% 2032[12]	69	73
CS First Boston Mortgage Securities Corp., Series 2003-21, Class VA1, 6.50% 2033[12]	963	1,012
CS First Boston Mortgage Securities Corp., Series 2003-29, Class VA1, 7.00% 2033[12]	213	220
Finance of America HECM Buyout, Series 2020-HB2, Class A, 1.71% 2030[4,6,12]	13,001	13,030
Finance of America Structured Securities Trust, Series 2019-JR1, Class A, 2.00% 2069[4,12]	15,248	16,993
Finance of America Structured Securities Trust, Series 2019-JR2, Class A1, 2.00% 2069[4,12]	14,970	16,405
Flagstar Mortgage Trust, Series 2021-10INV, Class A3, 2.50% 2051[4,6,12]	45,222	45,308
Flagstar Mortgage Trust, Series 2021-8INV, Class A3, 2.50% 2051[4,6,12]	19,669	19,663
Flagstar Mortgage Trust, Series 2021-11INV, Class A4, 2.50% 2051[4,6,12]	17,424	17,436
Flagstar Mortgage Trust, Series 2021-5INV, Class A2, 2.50% 2051[4,6,12]	15,991	16,087
Flagstar Mortgage Trust, Series 2021-6INV, Class A4, 2.50% 2051[4,6,12]	14,918	14,914
Flagstar Mortgage Trust, Series 2021-11INV, Class A2, 3.00% 2051[4,6,12]	2,948	3,029
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA2, Class M2, (1-month USD-SOFR + 2.30%) 2.35% 2033[4,6,12]	6,500	6,625
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA5, Class M2, (1-month USD-SOFR + 1.65%) 1.70% 2034[4,6,12]	330	332
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA7, Class M1, (1-month USD-SOFR + 0.85%) 0.90% 2041[4,6,12]	2,275	2,276
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA6, Class M2, (1-month USD-SOFR + 1.50%) 1.55% 2041[4,6,12]	17,026	17,034
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA7, Class M2, (1-month USD-SOFR + 1.80%) 1.85% 2041[4,6,12]	1,619	1,625
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2020-DNA2, Class M2, (1-month USD-LIBOR + 1.85%) 1.952% 2050[4,6,12]	5,694	5,718
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2020-DNA3, Class M2, (1-month USD-LIBOR + 3.00%) 3.102% 2050[4,6,12]	1,597	1,600
GCAT, Series 2021-NQM6, Class A1, 1.855% 2066[4,6,12]	27,693	27,604
Home Partners of America Trust, Series 2021-2, Class A, 1.901% 2026[4,12]	28,624	28,359
Home Partners of America Trust, Series 2021-2, Class B, 2.302% 2026[4,12]	1,999	1,977
HSI Asset Securitization Corp. Trust, Series 2006-OPT2, Class M2, 0.687% 2036[6,12]	2,964	2,966
Hundred Acre Wood Trust, Series 2021-INV1, Class A3, 2.50% 2051[4,6,12]	5,357	5,379
Imperial Fund, LLC, Series 2021-NQM4, Class A1, 2.091% 2057[4,6,12]	2,044	2,039
JPMDB Commercial Mortgage Securities Trust, Series 2017-C7, Class A5, 3.409% 2050[12]	1,683	1,809
JPMDB Commercial Mortgage Securities Trust, Series 2019-COR6, Class A4, 3.057% 2052[12]	975	1,036
Legacy Mortgage Asset Trust, Series 2019-GS5, Class A1, 3.20% 2059[4,6,12]	4,629	4,645

The Bond Fund of America	43

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Collateralized mortgage-backed obligations (privately originated) (continued)
Legacy Mortgage Asset Trust, Series 2019-GS2, Class A1, 3.75% 2059[4,6,12]	$5,071	$5,081
Legacy Mortgage Asset Trust, Series 2021-GS2, Class A1, 1.75% 2061[4,6,12]	9,481	9,408
Legacy Mortgage Asset Trust, Series 2021-GS5, Class A1, 2.25% 2067 (5.25% on 11/25/2024)[4,5,12]	10,438	10,416
Mello Warehouse Securitization Trust, Series 2020-2, Class A, (1-month USD-LIBOR + 0.80%) 0.902% 2053[4,6,12]	15,541	15,498
Mello Warehouse Securitization Trust, Series 2020-1, Class A, (1-month USD-LIBOR + 0.90%) 1.002% 2053[4,6,12]	34,517	34,535
Mello Warehouse Securitization Trust, Series 2021-2, Class A, (1-month USD-LIBOR + 0.75%) 0.852% 2055[4,6,12]	16,464	16,425
Mello Warehouse Securitization Trust, Series 2021-3, Class A, (1-month USD-LIBOR + 0.85%) 0.952% 2055[4,6,12]	88,549	88,489
MFRA Trust, Series 2021-RPL1, Class A1, 1.131% 2060[4,6,12]	24,436	24,061
Mill City Mortgage Trust, Series 2019-GS2, Class A1, 2.75% 2059[4,6,12]	5,291	5,381
Mill City Mortgage Trust, Series 2018-1, Class A1, 3.25% 2062[4,6,12]	252	256
Mortgage Repurchase Agreement Financing Trust, Series 2020-5, (1-month USD-LIBOR + 1.00%) 1.101% 2023[4,6,12]	38,698	38,741
MRA Issuance Trust, Series 2020-10, Class A, (1-month USD-LIBOR + 1.70%) 1.786% 2022[4,6,12]	104,386	104,482
MRA Issuance Trust, Series 2020-10, Class A2, (1-month USD-LIBOR + 1.70%) 1.786% 2022[4,6,12]	52,286	52,354
MRA Issuance Trust, Series 2021-16, Class A1, (1-month USD-LIBOR + 1.55%) 1.644% 2051[4,6,12]	116,362	116,378
New Residential Mortgage Loan Trust, Series 2019-2A, Class A1, 4.25% 2057[4,6,12]	2,817	2,946
New Residential Mortgage Loan Trust, Series 2020-RPL1, Class A1, 2.75% 2059[4,6,12]	2,855	2,907
NewRez Warehouse Securitization Trust, Series 2021-1, Class A, (1-month USD-LIBOR + 0.75%) 0.852% 2055[4,6,12]	44,457	44,398
One Market Plaza Trust, Series 2017-1MKT, Class A, 3.614% 2032[4,12]	1,220	1,225
One Market Plaza Trust, Series 2017-1MKT, Class C, 4.016% 2032[4,12]	1,000	1,000
PRKCM Trust, Series 2021-AFC2, Class A1, 2.071% 2056[4,6,12]	21,500	21,460
Progress Residential Trust, Series 2021-SFR10, Class A, 2.393% 2038[4,12]	853	860
Progress Residential Trust, Series 2021-SFR10, Class B, 2.722% 2038[4,12]	800	801
Provident Funding Mortgage Warehouse Securitization Trust, Series 2021-1, Class A, (1-month USD-LIBOR + 0.70%) 0.802% 2055[4,6,12]	10,672	10,626
Reverse Mortgage Investment Trust, Series 2021-HB1, Class A, 1.259% 2031[4,6,12]	39,831	39,778
RMF Proprietary Issuance Trust, Series 2019-1, Class A, 2.75% 2063[4,6,12]	4,081	4,089
Sequoia Mortgage Trust, Series 2007-2, Class 1A2, (1-month USD-LIBOR + 0.38%) 0.294% 2036[6,12]	6,239	6,141
Station Place Securitization Trust, Series 2021-WL1, Class A, (1-month USD-LIBOR + 0.65%) 0.752% 2054[4,6,12]	10,859	10,869
Station Place Securitization Trust, Series 2021-WL2, Class A, (1-month USD-LIBOR + 0.70%) 0.802% 2054[4,6,12]	27,050	27,078
TBW Mortgage-Backed Trust, Series 2007-2, Class A4B, (1-month USD-LIBOR + 0.42%) 0.943% 2037[6,12]	8,030	7,253
Towd Point Mortgage Trust, Series 2015-3, Class M2, 4.00% 2054[4,6,12]	6,600	6,767
Towd Point Mortgage Trust, Series 2016-2, Class A1A, 2.75% 2055[4,6,12]	133	133
Towd Point Mortgage Trust, Series 2016-4, Class A1, 2.25% 2056[4,6,12]	2,444	2,454
Towd Point Mortgage Trust, Series 2016-5, Class A1, 2.50% 2056[4,6,12]	2,037	2,055
Towd Point Mortgage Trust, Series 2017-5, Class A1, 0.702% 2057[4,6,12]	528	528
Towd Point Mortgage Trust, Series 2017-6, Class A1, 2.75% 2057[4,6,12]	1,377	1,395
Towd Point Mortgage Trust, Series 2017-4, Class A1, 2.75% 2057[4,6,12]	914	930
Towd Point Mortgage Trust, Series 2017-3, Class A1, 2.75% 2057[4,6,12]	597	604
Towd Point Mortgage Trust, Series 2017-6, Class M2, 3.25% 2057[4,6,12]	4,677	4,847
Towd Point Mortgage Trust, Series 2018-1, Class A2, 3.25% 2058[4,6,12]	10,000	10,286
Towd Point Mortgage Trust, Series 2018-2, Class A1, 3.25% 2058[4,6,12]	9,001	9,201
Towd Point Mortgage Trust, Series 2018-5, Class A1A, 3.25% 2058[4,6,12]	6,383	6,486
Towd Point Mortgage Trust, Series 2019-A2, Class A2, 3.75% 2058[4,6,12]	3,615	3,797
Towd Point Mortgage Trust, Series 2018-3, Class M2, 3.875% 2058[4,6,12]	6,000	6,387
Towd Point Mortgage Trust, Series 2019-4, Class M1B, 3.00% 2059[4,6,12]	5,000	5,118
Towd Point Mortgage Trust, Series 2020-4, Class A1, 1.75% 2060[4,12]	28,834	28,794
Tricon Residential, Series 2021-SFR1, Class A, 1.943% 2038[4,12]	29,735	29,644
Verus Securitization Trust, Series 2021-7, Class A1, 1.829% 2066[4,6,12]	39,383	39,325
ZH Trust, Series 2021-1, Class A, 2.253% 2027[4,12]	1,057	1,043
ZH Trust, Series 2021-2, Class A, 2.349% 2027[4,12]	14,181	14,177
		1,270,485

44	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities 1.12%
Banc of America Commercial Mortgage, Inc., Series 2015-UBS7, Class A4, 3.705% 2048[12]	$2,750	$2,915
Banc of America Commercial Mortgage, Inc., Series 2017-BNK3, Class A4, 3.574% 2050[12]	115	124
Bank Commercial Mortgage Trust, Series 2019-BN17, Class A4, 3.714% 2052[12]	255	282
Bank Commercial Mortgage Trust, Series 2019-BN16, Class A4, 4.005% 2052[12]	3,920	4,406
Bank Commercial Mortgage Trust, Series 2017-BNK9, Class A4, 3.538% 2054[12]	135	147
Bank Commercial Mortgage Trust, Series 2017-BNK7, Class A5, 3.435% 2060[12]	3,750	4,048
Bank Commercial Mortgage Trust, Series 2019-BN19, Class A3, 3.183% 2061[12]	2,546	2,731
Bank Commercial Mortgage Trust, Series 2018-BN10, Class A4, 3.428% 2061[12]	330	352
Bank Commercial Mortgage Trust, Series 2018-BN10, Class A5, 3.688% 2061[12]	2,510	2,749
Bank Commercial Mortgage Trust, Series 2019-BN12, Class A3, 3.99% 2061[12]	500	557
Bank Commercial Mortgage Trust, Series 2018-BN15, Class A3, 4.138% 2061[12]	500	556
Bank Commercial Mortgage Trust, Series 2018-BN13, Class A5, 4.217% 2061[6,12]	250	282
Bank Commercial Mortgage Trust, Series 2018-BN12, Class A4, 4.255% 2061[6,12]	11,116	12,559
Bank Commercial Mortgage Trust, Series 2020-BN26, Class A4, 2.403% 2063[12]	1,654	1,688
Bank of America Merrill Lynch Large Loan, Inc., Series 2015-200P, Class A, 3.218% 2033[4,12]	2,000	2,089
Barclays Commercial Mortgage Securities LLC, Series 2017-DELC, Class A, 0.96% 2036[4,6,12]	1,000	1,000
Benchmark Mortgage Trust, Series 2018-B2, Class A4, 3.615% 2051[12]	3,475	3,754
Benchmark Mortgage Trust, Series 2018-B3, Class A5, 4.025% 2051[12]	5,890	6,547
Benchmark Mortgage Trust, Series 2018-B4, Class A5, 4.121% 2051[6,12]	90	101
Benchmark Mortgage Trust, Series 2018-B8, Class A5, 4.232% 2052[12]	6,351	7,198
Benchmark Mortgage Trust, Series 2020-B17, Class A5, 2.289% 2053[12]	944	951
Benchmark Mortgage Trust, Series 2018-B7, Class A3, 4.241% 2053[12]	1,000	1,114
Benchmark Mortgage Trust, Series 2018-B7, Class A4, 4.51% 2053[6,12]	6,954	8,000
Benchmark Mortgage Trust, Series 2019-B13, Class A4, 2.952% 2057[12]	730	770
Benchmark Mortgage Trust, Series 2019-B14, Class AS, 3.049% 2062[12]	5,000	5,312
Benchmark Mortgage Trust, Series 2019-B10, Class A3, 3.455% 2062[12]	500	537
BX Trust, Series 2018-GW, Class A, 0.91% 2035[4,6,12]	2,684	2,683
BX Trust, Series 2021-ACNT, Class A, (1-month USD-LIBOR + 0.85%) 0.95% 2026[4,6,12]	58,843	58,850
BX Trust, Series 2021-ACNT, Class B, (1-month USD-LIBOR + 1.25%) 1.35% 2026[4,6,12]	1,996	1,993
BX Trust, Series 2021-ACNT, Class C, (1-month USD-LIBOR + 1.50%) 1.60% 2026[4,6,12]	392	391
BX Trust, Series 2021-ACNT, Class D, (1-month USD-LIBOR + 1.85%) 1.95% 2026[4,6,12]	561	559
BX Trust, Series 2021-SDMF, Class A, (1-month USD-LIBOR + 0.589%) 0.699% 2034[4,6,12]	5,954	5,893
BX Trust, Series 2021-SDMF, Class D, (1-month USD-LIBOR + 1.387%) 1.497% 2034[4,6,12]	3,000	2,956
BX Trust, Series 2021-VOLT, Class A, (1-month USD-LIBOR + 0.70%) 0.81% 2036[4,6,12]	83,858	83,688
BX Trust, Series 2021-RISE, Class A, (1-month USD-LIBOR + 0.74%) 0.848% 2036[4,6,12]	74,996	75,023
BX Trust, Series 2021-ARIA, Class A, (1-month USD-LIBOR + 0.899%) 1.009% 2036[4,6,12]	31,873	31,863
BX Trust, Series 2021-VOLT, Class B, (1-month USD-LIBOR + 0.95%) 1.06% 2036[4,6,12]	2,036	2,027
BX Trust, Series 2021-ARIA, Class B, (1-month USD-LIBOR + 1.297%) 1.407% 2036[4,6,12]	2,984	2,982
BX Trust, Series 2021-ARIA, Class C, (1-month USD-LIBOR + 1.646%) 1.756% 2036[4,6,12]	1,992	1,989
BX Trust, Series 2021-ARIA, Class D, (1-month USD-LIBOR + 1.895%) 2.005% 2036[4,6,12]	690	689
BX Trust, Series 2021-SOAR, Class A, (1-month USD-LIBOR + 0.67%) 0.78% 2038[4,6,12]	15,655	15,588
BX Trust, Series 2021-SOAR, Class B, (1-month USD-LIBOR + 0.87%) 0.98% 2038[4,6,12]	1,089	1,085
BX Trust, Series 2021-SOAR, Class C, (1-month USD-LIBOR + 1.10%) 1.21% 2038[4,6,12]	737	734
BX Trust, Series 2021-SOAR, Class D, (1-month USD-LIBOR + 1.40%) 1.51% 2038[4,6,12]	1,866	1,859
BXP Trust, Series 2017-GM, Class A, 3.379% 2039[4,12]	4,500	4,760
CD Commercial Mortgage Trust, Series 2017-CD6, Class A5, 3.456% 2050[12]	5,576	6,011
CIM Retail Portfolio Trust, Series 2021-RETL, Class A, (1-month USD-LIBOR + 1.40%) 1.51% 2036[4,6,12]	7,550	7,545
Citigroup Commercial Mortgage Trust, Series 2012-GC8, Class B, 4.285% 2045[4,12]	500	506
Citigroup Commercial Mortgage Trust, Series 2014-GC21, Class AS, 4.026% 2047[12]	2,000	2,096
Citigroup Commercial Mortgage Trust, Series 2014-GC21, Class B, 4.328% 2047[6,12]	1,800	1,878
Citigroup Commercial Mortgage Trust, Series 2015-GC27, Class A4, 2.878% 2048[12]	1,006	1,028
Citigroup Commercial Mortgage Trust, Series 2016-GC37, Class A4, 3.314% 2049[12]	2,740	2,893
Citigroup Commercial Mortgage Trust, Series 2016-C1, Class AS, 3.514% 2049[12]	600	633
Citigroup Commercial Mortgage Trust, Series 2016-GC36, Class A5, 3.616% 2049[12]	1,525	1,627
Citigroup Commercial Mortgage Trust, Series 2017-B1, Class A3, 3.197% 2050[12]	6,250	6,568
Citigroup Commercial Mortgage Trust, Series 2017-C4, Class A4, 3.471% 2050[12]	2,930	3,150
Citigroup Commercial Mortgage Trust, Series 2019-GC41, Class AA, 2.62% 2056[12]	200	207
Citigroup Commercial Mortgage Trust, Series 2015-GC33, Class A3, 3.515% 2058[12]	4,900	5,143
Commercial Mortgage Trust, Series 2012-CRS, Class A4, 2.771% 2045[12]	1,871	1,898

The Bond Fund of America	45

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities (continued)
Commercial Mortgage Trust, Series 2012-CR3, Class AM, 3.416% 2045[4,12]	$700	$700
Commercial Mortgage Trust, Series 2012-CR2, Class B, 4.393% 2045[12]	700	707
Commercial Mortgage Trust, Series 2013-CR6, Class B, 3.397% 2046[4,12]	2,000	2,026
Commercial Mortgage Trust, Series 2013-CRE7, Class B, 3.613% 2046[4,12]	2,000	2,047
Commercial Mortgage Trust, Series 2013-CR7, Class C, 4.063% 2046[4,6,12]	2,743	2,804
Commercial Mortgage Trust, Series 2013-LC13, Class B, 5.009% 2046[4,6,12]	830	868
Commercial Mortgage Trust, Series 2014-UBS4, Class A5, 3.694% 2047[12]	910	956
Commercial Mortgage Trust, Series 2014-CR16, Class A3, 3.775% 2047[12]	1,972	2,052
Commercial Mortgage Trust, Series 2014-LC17, Class A5, 3.917% 2047[12]	886	941
Commercial Mortgage Trust, Series 2014-UBS2, Class AM, 4.048% 2047[12]	875	924
Commercial Mortgage Trust, Series 2014-CR15, Class A4, 4.074% 2047[6,12]	3,000	3,140
Commercial Mortgage Trust, Series 2014-CR19, Class AM, 4.08% 2047[12]	750	792
Commercial Mortgage Trust, Series 2014-LC15, Class AM, 4.198% 2047[12]	850	892
Commercial Mortgage Trust, Series 2014-CR16, Class AM, 4.278% 2047[12]	1,070	1,129
Commercial Mortgage Trust, Series 2014-LC17, Class B, 4.49% 2047[6,12]	2,200	2,308
Commercial Mortgage Trust, Series 2014-UBS4, Class B, 4.701% 2047[12]	1,000	1,050
Commercial Mortgage Trust, Series 2015-CR22, Class B, 3.926% 2048[6,12]	4,250	4,460
Commercial Mortgage Trust, Series 2016-COR1, Class A4, 3.091% 2049[12]	4,000	4,204
Commercial Mortgage Trust, Series 2017-COR2, Class A2, 3.239% 2050[12]	970	1,019
Commercial Mortgage Trust, Series 2017-COR2, Class A3, 3.51% 2050[12]	2,261	2,439
Commercial Mortgage Trust, Series 2015-PC1, Class A4, 3.62% 2050[12]	2,309	2,372
Commercial Mortgage Trust, Series 2015-PC1, Class AM, 4.29% 2050[6,12]	1,250	1,336
Commercial Mortgage Trust, Series 2013-CR11, Class B, 5.111% 2050[6,12]	500	526
CSAIL Commercial Mortgage Trust, Series 2015-C4, Class C, 4.561% 2048[6,12]	556	581
CSAIL Commercial Mortgage Trust, Series 2017-CX9, Class A4, 3.176% 2050[12]	2,375	2,473
CSAIL Commercial Mortgage Trust, Series 2015-C1, Class B, 4.044% 2050[6,12]	600	608
CSAIL Commercial Mortgage Trust, Series 2015-C2, Class A3, 3.231% 2057[12]	2,759	2,853
Deutsche Bank Commercial Mortgage Trust, Series 2016-C1, Class AM, 3.539% 2049[12]	500	527
Ellington Financial Mortgage Trust, Series 2021-3, Class A1, 1.241% 2066[4,6,12]	2,450	2,411
Extended Stay America Trust, Series 2021-ESH, Class A, (1-month USD-LIBOR + 1.08%) 1.19% 2038[4,6,12]	17,540	17,590
Extended Stay America Trust, Series 2021-ESH, Class B, (1-month USD-LIBOR + 1.38%) 1.49% 2038[4,6,12]	4,002	4,009
Extended Stay America Trust, Series 2021-ESH, Class C, (1-month USD-LIBOR + 1.70%) 1.81% 2038[4,6,12]	4,180	4,188
Extended Stay America Trust, Series 2021-ESH, Class D, (1-month USD-LIBOR + 2.25%) 2.36% 2038[4,6,12]	4,171	4,181
Fontainebleau Miami Beach Trust, CMO, Series 2019-FBLU, Class A, 3.144% 2036[4,12]	5,000	5,115
Grace Mortgage Trust, Series 2020-GRCE, Class A, 2.347% 2040[4,12]	7,590	7,596
GS Mortgage Securities Trust, Series 2018-HULA, Class A, 1.03% 2025[4,6,12]	923	923
GS Mortgage Securities Trust, Series 2019-BOCA, Class A, (1-month USD-LIBOR + 1.20%) 1.31% 2038[4,6,12]	1,000	1,001
GS Mortgage Securities Trust, Series 2012-GCJ7, Class A4, 3.377% 2045[12]	103	103
GS Mortgage Securities Trust, Series 2013-GC12, Class A4, 3.135% 2046[12]	1,250	1,281
GS Mortgage Securities Trust, Series 2013-GC10, Class B, 3.682% 2046[4,12]	4,500	4,575
GS Mortgage Securities Trust, Series 2013-GC12, Class B, 3.777% 2046[6,12]	1,500	1,537
GS Mortgage Securities Trust, Series 2020-GS1, Class A2, 3.47% 2048[12]	3,000	3,109
GS Mortgage Securities Trust, Series 2016-GS4, Class A3, 3.178% 2049[12]	2,500	2,604
GS Mortgage Securities Trust, Series 2016-GS4, Class A4, 3.442% 2049[6,12]	2,654	2,836
GS Mortgage Securities Trust, Series 2017-GS7, Class A3, 3.167% 2050[12]	855	902
GS Mortgage Securities Trust, Series 2017-GS7, Class A4, 3.43% 2050[12]	1,000	1,074
GS Mortgage Securities Trust, Series 2019-GC38, Class A4, 3.968% 2052[12]	255	285
GS Mortgage Securities Trust, Series 2020-GC47, Class A5, 2.377% 2053[12]	7,483	7,596
GS Mortgage Securities Trust, Series 2020-GC45, Class A5, 2.911% 2053[12]	174	183
Hawaii Hotel Trust, Series 2019-MAUI, Class A, (1-month USD-LIBOR + 1.15%) 1.26% 2038[4,6,12]	7,000	7,010
JPMBB Commercial Mortgage Securities Trust, Series 2014-C19, Class A4, 3.997% 2047[12]	2,450	2,566
JPMBB Commercial Mortgage Securities Trust, Series 2014-C18, Class A5, 4.079% 2047[12]	8,195	8,591
JPMBB Commercial Mortgage Securities Trust, Series 2014-C19, Class B, 4.394% 2047[6,12]	600	629
JPMBB Commercial Mortgage Securities Trust, Series 2014-C23, Class B, 4.484% 2047[6,12]	100	105
JPMBB Commercial Mortgage Securities Trust, Series 2014-C26, Class B, 3.951% 2048[12]	3,500	3,586

46	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities (continued)
JPMDB Commercial Mortgage Securities Trust, Series 2017-C5, Class A5, 3.694% 2050[12]	$1,600	$1,728
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2018-BCON, Class A, 3.735% 2031[4,12]	3,955	4,043
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2021-410T, Class A, 2.287% 2042[4,12]	1,920	1,926
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C16, Class A4, 4.166% 2046[12]	1,020	1,066
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C10, Class AS, 3.372% 2047[12]	2,500	2,551
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C10, Class B, 3.674% 2047[6,12]	2,600	2,649
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C10, Class C, 4.10% 2047[6,12]	750	758
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2016-JP4, Class A4, 3.648% 2049[6,12]	5,095	5,493
LUXE Commercial Mortgage Trust, Series 2021-TRIP, Class A, (1-month USD-LIBOR + 1.05%) 1.16% 2038[4,6,12]	26,104	26,135
LUXE Commercial Mortgage Trust, Series 2021-TRIP, Class B, (1-month USD-LIBOR + 1.40%) 1.51% 2038[4,6,12]	762	762
LUXE Commercial Mortgage Trust, Series 2021-TRIP, Class C, (1-month USD-LIBOR + 1.75%) 1.86% 2038[4,6,12]	1,500	1,500
Manhattan West Mortgage Trust, Series 2020-1MW, Class A, 2.13% 2039[4,12]	3,126	3,120
MHC Commercial Mortgage Trust, CMO, Series 2021-MHC, Class A, (1-month USD-LIBOR + 0.801%) 0.911% 2026[4,6,12]	23,390	23,376
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C9, Class A4, 3.102% 2046[12]	2,175	2,213
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C9, Class B, 3.708% 2046[6,12]	1,511	1,542
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C13, Class A-4, 4.039% 2046[12]	1,934	2,022
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C11, Class A4, 4.151% 2046[6,12]	4,035	4,163
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2014-C16, Class A4, 3.60% 2047[12]	959	990
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2014-C17, Class A5, 3.741% 2047[12]	24,171	25,368
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C27, Class A4, 3.753% 2047[12]	525	563
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2014-C19, Class B, 4.00% 2047[6,12]	2,000	2,103
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C22, Class A4, 4.051% 2047[12]	250	263
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C22, Class A-4, 3.306% 2048[12]	1,870	1,959
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C25, Class A-4, 3.372% 2048[12]	1,300	1,366
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2016-C30, Class A4, 2.60% 2049[12]	250	256
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2016-C31, Class A-S, 3.102% 2049[12]	3,000	3,167
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2016-C32, Class A-4, 3.72% 2049[12]	5,280	5,723
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C23, Class A3, 3.451% 2050[12]	559	582
Morgan Stanley Capital I Trust, Series 2015-UBS8, Class AS, 4.114% 2048[12]	1,730	1,843
Morgan Stanley Capital I Trust, Series 2016-UBS9, Class C, 4.761% 2049[6,12]	567	587
Motel 6 Trust, Series 2021-MTL6, Class A, (1-month USD-LIBOR + 0.90%) 1.01% 2038[4,6,12]	4,174	4,175
Motel 6 Trust, Series 2021-MTL6, Class B, (1-month USD-LIBOR + 1.20%) 1.31% 2038[4,6,12]	1,048	1,048
Motel 6 Trust, Series 2021-MTL6, Class C, (1-month USD-LIBOR + 1.50%) 1.61% 2038[4,6,12]	314	314
SLG Office Trust, Series 2021-OVA, Class A, 2.585% 2041[4,12]	28,432	29,167

The Bond Fund of America	47

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities (continued)
SREIT Trust, Series 2021-FLWR, Class A, (1-month USD-LIBOR + 0.577%) 0.686% 2036[4,6,12]		$51,039	$50,500
SREIT Trust, Series 2021-FLWR, Class B, (1-month USD-LIBOR + 0.926%) 1.036% 2036[4,6,12]		2,000	1,979
SREIT Trust, Series 2021-MFP, Class A, (1-month USD-LIBOR + 0.731%) 0.841% 2038[4,6,12]		51,446	51,281
SREIT Trust, Series 2021-MFP, Class B, (1-month USD-LIBOR + 1.079%) 1.19% 2038[4,6,12]		1,546	1,538
SREIT Trust, Series 2021-MFP, Class C, (1-month USD-LIBOR + 1.329%) 1.439% 2038[4,6,12]		831	826
Wells Fargo Commercial Mortgage Trust, Series 2014-LC18, Class A5, 3.405% 2047[12]		290	305
Wells Fargo Commercial Mortgage Trust, Series 2015-C28, Class A4, 3.54% 2048[12]		4,380	4,636
Wells Fargo Commercial Mortgage Trust, Series 2015-C31, Class A4, 3.695% 2048[12]		1,400	1,499
Wells Fargo Commercial Mortgage Trust, Series 2015-SG1, Class A-4, 3.789% 2048[12]		7,021	7,398
Wells Fargo Commercial Mortgage Trust, Series 2015-P2, Class A4, 3.809% 2048[12]		1,137	1,223
Wells Fargo Commercial Mortgage Trust, Series 2015-C28, Class C, 4.093% 2048[6,12]		585	603
Wells Fargo Commercial Mortgage Trust, Series 2016-C34, Class A4, 3.096% 2049[12]		6,190	6,436
Wells Fargo Commercial Mortgage Trust, Series 2016-C34, Class AS, 3.484% 2049[12]		380	388
Wells Fargo Commercial Mortgage Trust, Series 2016-C37, Class A5, 3.794% 2049[12]		6,370	6,938
Wells Fargo Commercial Mortgage Trust, Series 2017-C40, Class A4, 3.581% 2050[12]		1,154	1,251
Wells Fargo Commercial Mortgage Trust, Series 2014-LC16, Class A5, 3.817% 2050[12]		2,302	2,414
Wells Fargo Commercial Mortgage Trust, Series 2018-C46, Class A3, 3.888% 2051[12]		6,500	7,071
Wells Fargo Commercial Mortgage Trust, Series 2019-C54, Class A4, 3.146% 2052[12]		3,898	4,175
Wells Fargo Commercial Mortgage Trust, Series 2015-NXS3, Class D, 3.153% 2057[4,12]		1,667	1,617
Wells Fargo Commercial Mortgage Trust, Series 2015-LC22, Class C, 4.557% 2058[6,12]		1,000	1,038
Wells Fargo Commercial Mortgage Trust, Series 2016-C36, Class A4, 3.065% 2059[12]		3,853	4,015
Wells Fargo Commercial Mortgage Trust, Series 2016-C33, Class A4, 3.426% 2059[12]		1,320	1,405
Wells Fargo Commercial Mortgage Trust, Series 2016-NXS5, Class AS, 3.988% 2059[12]		600	639
Wells Fargo Commercial Mortgage Trust, Series 2017-RC1, Class A4, 3.631% 2060[12]		510	553
WF-RBS Commercial Mortgage Trust, Series 2013-C11, Class AS, 3.311% 2045[12]		255	260
WF-RBS Commercial Mortgage Trust, Series 2013-C13, Class B, 3.553% 2045[12]		500	510
WF-RBS Commercial Mortgage Trust, Series 2013-C11, Class B, 3.714% 2045[6,12]		1,000	1,018
WF-RBS Commercial Mortgage Trust, Series 2012-C8, Class B, 4.311% 2045[12]		5,000	5,056
WF-RBS Commercial Mortgage Trust, Series 2012-C6, Class B, 4.697% 2045[12]		298	299
WF-RBS Commercial Mortgage Trust, Series 2013-C16, Class B, 5.542% 2046[6,12]		1,450	1,502
WF-RBS Commercial Mortgage Trust, Series 2014-C19, Class B, 4.723% 2047[6,12]		2,000	2,078
WF-RBS Commercial Mortgage Trust, Series 2013-C12, Class B, 3.863% 2048[6,12]		2,000	2,044
WF-RBS Commercial Mortgage Trust, Series 2014-C22, Class A4, 3.488% 2057[12]		2,025	2,095
			888,995

Other mortgage-backed securities 0.23%
Nykredit Realkredit AS, Series 01E, 1.00% 2053[12]	DKr	627,970	90,609
Nykredit Realkredit AS, Series CCE, 1.00% 2050[12]		451,530	65,980
Realkredit Danmark AS 1.00% 2053[12]		170,500	24,621
			181,210

Total mortgage-backed obligations			11,145,350

Asset-backed obligations 3.26%
Aesop Funding LLC, Series 2019-1A, Class A, 3.45% 2023[4,12]		$5,803	5,826
Aesop Funding LLC, Series 2017-2A, Class A, 2.97% 2024[4,12]		6,155	6,283
Aesop Funding LLC, Series 2018-1A, Class A, 3.70% 2024[4,12]		10,350	10,742
Aesop Funding LLC, Series 2019-2A, Class D, 3.04% 2025[4,12]		9,000	8,921
Aesop Funding LLC, Series 2019-2A, Class A, 3.35% 2025[4,12]		9,410	9,866
Aesop Funding LLC, Series 2018-2A, Class A, 4.00% 2025[4,12]		47,950	50,587
Aesop Funding LLC, Series 2020-1A, Class A, 2.33% 2026[4,12]		12,814	13,141
Aesop Funding LLC, Series 2019-3A, Class A, 2.36% 2026[4,12]		6,460	6,613
Aesop Funding LLC, Series 2021-1A, Class A, 1.38% 2027[4,12]		22,390	22,036
Aesop Funding LLC, Series 2021-1A, Class B, 1.63% 2027[4,12]		3,398	3,342
Aesop Funding LLC, Series 2020-2, Class A, 2.02% 2027[4,12]		6,472	6,553
Aesop Funding LLC, Series 2021-1A, Class C, 2.13% 2027[4,12]		1,211	1,193
Aesop Funding LLC, Series 2020-2A, Class B, 2.96% 2027[4,12]		1,660	1,723
Aesop Funding LLC, Series 2021-1A, Class D, 3.71% 2027[4,12]		5,000	4,956
Aesop Funding LLC, Series 2020-2A, Class C, 4.25% 2027[4,12]		3,581	3,814
Affirm Asset Securitization Trust, Series 2021-A, Class A, 0.88% 2025[4,12]		14,038	14,044
Affirm Asset Securitization Trust, Series 2020-A, Class A, 2.10% 2025[4,12]		3,186	3,194
Affirm Asset Securitization Trust, Series 2021-B, Class A, 1.03% 2026[4,12]		3,927	3,903

48	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
Affirm Asset Securitization Trust, Series 2021-Z2, Class A, 1.17% 2026[4,12]	$16,222	$16,163
American Credit Acceptance Receivables Trust, Series 2020-3, Class C, 1.85% 2026[4,12]	7,643	7,699
American Credit Acceptance Receivables Trust, Series 2020-1, Class D, 2.39% 2026[4,12]	1,530	1,551
American Credit Acceptance Receivables Trust, Series 2021-1, Class C, 0.83% 2027[4,12]	4,048	4,032
American Credit Acceptance Receivables Trust, Series 2021-3, Class C, 0.98% 2027[4,12]	12,733	12,597
American Credit Acceptance Receivables Trust, Series 2021-1, Class D, 1.14% 2027[4,12]	2,226	2,209
American Credit Acceptance Receivables Trust, Series 2021-3, Class D, 1.34% 2027[4,12]	8,103	7,999
AmeriCredit Automobile Receivables Trust, Series 2021-2, Class B, 0.69% 2027[12]	6,085	6,014
AmeriCredit Automobile Receivables Trust, Series 2021-2, Class C, 1.01% 2027[12]	6,765	6,658
AmeriCredit Automobile Receivables Trust, Series 2021-2, Class D, 1.29% 2027[12]	15,943	15,698
Ballyrock CLO, Ltd., Series 2019-2A, Class A1AR, (3-month USD-LIBOR + 1.00%) 1.16% 2030[4,6,12]	3,290	3,290
Bankers Healthcare Group Securitization Trust, Series 2020-A, Class A, 2.56% 2031[4,12]	605	612
Bankers Healthcare Group Securitization Trust, Series 2020-A, Class B, 3.59% 2031[4,12]	4,310	4,426
Bankers Healthcare Group Securitization Trust, Series 2021-A, Class A, 1.42% 2033[4,12]	1,651	1,641
Bankers Healthcare Group Securitization Trust, Series 2021-A, Class B, 2.79% 2033[4,12]	914	919
Bankers Healthcare Group Securitization Trust, Series 2021-B, Class A, 0.90% 2034[4,12]	1,708	1,699
Bankers Healthcare Group Securitization Trust, Series 2021-B, Class B, 1.67% 2034[4,12]	1,533	1,510
Blackbird Capital II Aircraft Lease, Ltd. / Blackbird Capital II Aircraft Lease US, LLC, Series 2021-1, Class A, 2.443% 2046[4,12]	22,335	22,094
Blackbird Capital II Aircraft Lease, Ltd. / Blackbird Capital II Aircraft Lease US, LLC, Series 2021-1, Class B, 3.446% 2046[4,12]	2,825	2,797
CarMaxAuto Owner Trust, Series 2019-2, Class C, 3.16% 2025[12]	650	666
CarMaxAuto Owner Trust, Series 2021-1, Class C, 0.94% 2026[12]	580	570
CarMaxAuto Owner Trust, Series 2021-1, Class D, 1.28% 2027[12]	568	560
Carvana Auto Receivables Trust, Series 2021-N4, Class C, 1.72% 2028[12]	3,206	3,207
Carvana Auto Receivables Trust, Series 2021-N4, Class A2, 1.80% 2028[12]	5,268	5,286
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class A, 2.868% 2037[4,12]	96,517	95,828
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class C, 3.602% 2037[4,12]	15,591	15,680
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class C, 5.75% 2037[4,12]	3,988	4,015
Castlelake Aircraft Securitization Trust, Series 2017-1R, Class A, 2.741% 2041[4,12]	5,953	5,885
CF Hippolyta LLC, Series 2020-1, Class A1, 1.69% 2060[4,12]	88,092	87,467
CF Hippolyta LLC, Series 2020-1, Class A2, 1.99% 2060[4,12]	14,332	14,101
CF Hippolyta LLC, Series 2020-1, Class B1, 2.28% 2060[4,12]	9,292	9,294
CF Hippolyta LLC, Series 2020-1, Class B2, 2.60% 2060[4,12]	1,013	1,011
CF Hippolyta LLC, Series 2021-1, Class A1, 1.53% 2061[4,12]	61,022	59,945
CF Hippolyta LLC, Series 2021-1, Class B1, 1.98% 2061[4,12]	5,828	5,749
CLI Funding V LLC, Series 2020-2A, Class B, 3.56% 2045[4,12]	585	589
CLI Funding V LLC, Series 2020-1A, Class B, 3.62% 2045[4,12]	1,074	1,084
CLI Funding VI LLC, Series 2020-2A, Class A, 2.03% 2045[4,12]	7,789	7,744
CLI Funding VI LLC, Series 2020-3A, Class A, 2.07% 2045[4,12]	2,748	2,734
CLI Funding VI LLC, Series 2020-1A, Class A, 2.08% 2045[4,12]	1,079	1,075
CLI Funding VI LLC, Series 2020-3A, Class B, 3.30% 2045[4,12]	1,791	1,803
CLI Funding VIII LLC, Series 2021-1A, Class A, 1.64% 2046[4,12]	12,399	12,134
CLI Funding VIII LLC, Series 2021-1A, Class B, 2.38% 2046[4,12]	1,392	1,371
Cloud Pass-Through Trust, Series 2019-1A, Class CLOU, 3.554% 2022[4,6,12]	228	229
CPS Auto Receivables Trust, Series 2019-B, Class C, 3.35% 2024[4,12]	179	179
CPS Auto Receivables Trust, Series 2019-C, Class C, 2.84% 2025[4,12]	830	833
CPS Auto Receivables Trust, Series 2019-C, Class D, 3.17% 2025[4,12]	4,273	4,339
CPS Auto Receivables Trust, Series 2019-B, Class D, 3.69% 2025[4,12]	5,325	5,385
CPS Auto Receivables Trust, Series 2021-A, Class C, 0.83% 2026[4,12]	1,915	1,902
CPS Auto Receivables Trust, Series 2021-A, Class D, 1.16% 2026[4,12]	1,643	1,626
CPS Auto Receivables Trust, Series 2020-C, Class C, 1.71% 2026[4,12]	2,829	2,845
CPS Auto Receivables Trust, Series 2020-B, Class C, 3.30% 2026[4,12]	681	688
CPS Auto Receivables Trust, Series 2020-B, Class D, 4.75% 2026[4,12]	598	620
Credit Acceptance Auto Loan Trust, Series 2020-2A, Class A, 1.37% 2029[4,12]	3,739	3,752
Credit Acceptance Auto Loan Trust, Series 2020-1A, Class A, 2.01% 2029[4,12]	15,748	15,876
Credit Acceptance Auto Loan Trust, Series 2020-1A, Class B, 2.39% 2029[4,12]	4,118	4,174
Credit Acceptance Auto Loan Trust, Series 2021-3A, Class A, 1.00% 2030[4,12]	12,100	12,009
CWHEQ Revolving Home Equity Loan Trust, Series 2005-C, Class 2A, FSA insured, (1-month USD-LIBOR + 0.18%) 0.29% 2035[6,12]	983	963
CWHEQ Revolving Home Equity Loan Trust, Series 2006-I, Class 2A, FSA insured, (1-month USD-LIBOR + 0.14%) 0.25% 2037[6,12]	1,633	1,561
CWHEQ Revolving Home Equity Loan Trust, Series 2007-B, Class A, FSA insured, (1-month USD-LIBOR + 0.15%) 0.26% 2037[6,12]	2,502	2,408
Drive Auto Receivables Trust, Series 2021-1, Class A2, 0.36% 2023[12]	3,625	3,625
Drive Auto Receivables Trust, Series 2021-1, Class A3, 0.44% 2024[12]	12,750	12,738

The Bond Fund of America	49

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
Drive Auto Receivables Trust, Series 2018-1, Class D, 3.81% 2024[12]	$9	$9
Drive Auto Receivables Trust, Series 2021-1, Class B, 0.65% 2025[12]	7,572	7,563
Drive Auto Receivables Trust, Series 2020-2, Class B, 1.42% 2025[12]	1,535	1,539
Drive Auto Receivables Trust, Series 2019-3, Class C, 2.90% 2025[12]	9,952	10,038
Drive Auto Receivables Trust, Series 2019-2, Class C, 3.42% 2025[12]	4,168	4,200
Drive Auto Receivables Trust, Series 2020-2, Class C, 2.28% 2026[12]	8,278	8,388
Drive Auto Receivables Trust, Series 2020-1, Class C, 2.36% 2026[12]	3,573	3,602
Drive Auto Receivables Trust, Series 2019-3, Class D, 3.18% 2026[12]	6,030	6,155
Drive Auto Receivables Trust, Series 2021-1, Class C, 1.02% 2027[12]	16,107	16,112
Drive Auto Receivables Trust, Series 2020-2, Class D, 3.05% 2028[12]	10,586	10,869
Drive Auto Receivables Trust, Series 2021-1, Class D, 1.45% 2029[12]	12,158	12,107
Drivetime Auto Owner Trust, Series 2020-1, Class B, 2.16% 2024[4,12]	1,416	1,421
Drivetime Auto Owner Trust, Series 2019-3, Class C, 2.74% 2025[4,12]	1,221	1,230
Drivetime Auto Owner Trust, Series 2019-3, Class D, 2.96% 2025[4,12]	2,870	2,931
Drivetime Auto Owner Trust, Series 2019-2A, Class C, 3.18% 2025[4,12]	3,129	3,148
Drivetime Auto Owner Trust, Series 2019-2A, Class D, 3.48% 2025[4,12]	6,800	6,955
Drivetime Auto Owner Trust, Series 2021-1A, Class C, 0.84% 2026[4,12]	2,279	2,261
Drivetime Auto Owner Trust, Series 2021-1A, Class D, 1.16% 2026[4,12]	1,242	1,225
Drivetime Auto Owner Trust, Series 2020-3A, Class C, 1.47% 2026[4,12]	3,269	3,278
Drivetime Auto Owner Trust, Series 2020-2A, Class C, 3.28% 2026[4,12]	1,861	1,911
Drivetime Auto Owner Trust, Series 2020-2A, Class D, 4.73% 2026[4,12]	1,813	1,920
Drivetime Auto Owner Trust, Series 2021-2A, Class B, 0.81% 2027[4,12]	3,538	3,531
Drivetime Auto Owner Trust, Series 2021-2A, Class C, 1.10% 2027[4,12]	3,693	3,666
Drivetime Auto Owner Trust, Series 2021-2A, Class D, 1.50% 2027[4,12]	2,495	2,470
Dryden Senior Loan Fund, CLO, Series 2014-33A, Class AR3, (3-month USD-LIBOR + 1.00%) 1.124% 2029[4,6,12]	2,230	2,229
EDvestinU Private Education Loan LLC, Series 2021-A, Class A, 1.80% 2045[4,12]	1,400	1,380
Exeter Automobile Receivables Trust, Series 2017-3A, Class C, 3.68% 2023[4,12]	579	583
Exeter Automobile Receivables Trust, Series 2020-2A, Class B, 2.08% 2024[4,12]	832	834
Exeter Automobile Receivables Trust, Series 2020-1A, Class B, 2.26% 2024[4,12]	435	435
Exeter Automobile Receivables Trust, Series 2019-3A, Class C, 2.79% 2024[4,12]	4,958	4,985
Exeter Automobile Receivables Trust, Series 2019-2A, Class C, 3.30% 2024[4,12]	2,478	2,488
Exeter Automobile Receivables Trust, Series 2021-2, Class B, 0.57% 2025[12]	10,267	10,238
Exeter Automobile Receivables Trust, Series 2020-3A, Class C, 1.32% 2025[12]	3,432	3,448
Exeter Automobile Receivables Trust, Series 2020-1A, Class C, 2.49% 2025[4,12]	6,890	6,946
Exeter Automobile Receivables Trust, Series 2019-4A, Class D, 2.58% 2025[4,12]	15,000	15,249
Exeter Automobile Receivables Trust, Series 2020-1A, Class D, 2.73% 2025[4,12]	5,000	5,104
Exeter Automobile Receivables Trust, Series 2019-3A, Class D, 3.11% 2025[4,12]	15,535	15,894
Exeter Automobile Receivables Trust, Series 2020-2A, Class C, 3.28% 2025[4,12]	2,715	2,764
Exeter Automobile Receivables Trust, Series 2019-2A, Class D, 3.71% 2025[4,12]	10,000	10,246
Exeter Automobile Receivables Trust, Series 2021-2, Class C, 0.98% 2026[12]	11,158	11,121
Exeter Automobile Receivables Trust, Series 2020-3A, Class D, 1.73% 2026[12]	2,977	3,001
Exeter Automobile Receivables Trust, Series 2020-2, Class D, 4.73% 2026[4,12]	2,055	2,155
Exeter Automobile Receivables Trust, Series 2021-2, Class D, 1.40% 2027[12]	16,131	15,972
First Investors Auto Owner Trust, Series 2021-1A, Class B, 0.89% 2027[4,12]	2,100	2,083
First Investors Auto Owner Trust, Series 2021-1A, Class D, 1.62% 2027[4,12]	950	947
FirstKey Homes Trust, Series 2020-SFR2, Class A, 1.266% 2037[4,12]	29,358	28,648
FirstKey Homes Trust, Series 2021-SFR3, Class A, 2.135% 2038[4,12]	4,186	4,187
Ford Credit Auto Owner Trust, Series 2020-1, Class A, 2.04% 2031[4,12]	43,830	44,661
Ford Credit Auto Owner Trust, Series 2018-1, Class A, 3.19% 2031[4,12]	19,385	20,439
Ford Credit Auto Owner Trust, Series 2021-1, Class A, 1.37% 2033[4,12]	21,970	21,734
Ford Credit Floorplan Master Owner Trust, Series 2019-3, Class A1, 2.23% 2024[12]	2,625	2,657
FREED ABS Trust, Series 2021-2, Class A, 0.68% 2028[4,12]	3,530	3,528
Freedom Financial, Series 2021-3FP, Class A, 0.62% 2028[4,12]	1,998	1,997
GCI Funding I LLC, Series 2020-1, Class A, 2.82% 2045[4,12]	1,549	1,556
GCI Funding I LLC, Series 2020-1, Class B, 3.81% 2045[4,12]	870	878
GCI Funding I LLC, Series 2021-1, Class A, 2.38% 2046[4,12]	7,319	7,274
GCI Funding I LLC, Series 2021-1, Class B, 3.04% 2046[4,12]	262	259
Global SC Finance V SRL, Series 2019-1A, Class B, 4.81% 2039[4,12]	9,353	9,990
Global SC Finance V SRL, Series 2020-1A, Class A, 2.17% 2040[4,12]	3,189	3,187
Global SC Finance V SRL, Series 2020-1A, Class B, 3.55% 2040[4,12]	1,348	1,359
Global SC Finance VII SRL, Series 2020-2A, Class A, 2.26% 2040[4,12]	4,460	4,472
Global SC Finance VII SRL, Series 2020-2A, Class B, 3.32% 2040[4,12]	1,301	1,309
Global SC Finance VII SRL, Series 2021-1A, Class A, 1.86% 2041[4,12]	59,983	59,125
Global SC Finance VII SRL, Series 2021-2A, Class A, 1.95% 2041[4,12]	43,353	42,897
Global SC Finance VII SRL, Series 2021-2A, Class B, 2.49% 2041[4,12]	3,510	3,463
GM Financial Automobile Leasing Trust, Series 2020-2, Class C, 2.56% 2024[12]	786	801

50	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
GM Financial Automobile Leasing Trust, Series 2020-2, Class D, 3.21% 2024[12]	$1,111	$1,139
GM Financial Automobile Leasing Trust, Series 2020-4, Class C, 1.05% 2026[12]	3,700	3,671
Henderson Receivables LLC, Series 2006-3A, Class A1, (1-month USD-LIBOR + 0.20%) 0.31% 2041[4,6,12]	526	517
Henderson Receivables LLC, Series 2006-4A, Class A1, (1-month USD-LIBOR + 0.20%) 0.31% 2041[4,6,12]	196	196
Hertz Vehicle Financing III, LLC, Series 2021-A, Class B, 3.65% 2023[4,9,12]	49,770	49,658
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class A, 1.21% 2025[4,12]	81,838	81,140
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class B, 1.56% 2025[4,12]	6,809	6,750
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class C, 2.05% 2025[4,12]	3,902	3,867
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class A, 1.68% 2027[4,12]	92,439	91,269
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class B, 2.12% 2027[4,12]	8,169	8,110
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class C, 2.52% 2027[4,12]	3,138	3,122
Home Equity Asset Trust, Series 2004-7, Class M1, (1-month USD-LIBOR + 0.62%) 1.033% 2035[6,12]	653	654
LAD Auto Receivables Trust, Series 2021-1A, Class A, 1.30% 2026[4,12]	17,478	17,451
LAD Auto Receivables Trust, Series 2021-1A, Class B, 1.94% 2026[4,12]	1,804	1,802
Lunar Structured Aircraft Portfolio Notes, Series 2021-1, Class A, 2.636% 2046[4,12]	15,839	15,789
Madison Park Funding, Ltd., CLO, Series 2015-17A, Class AR2, (3-month USD-LIBOR + 1.00%) 1.13% 2030[4,6,12]	5,100	5,097
Marathon CLO, Ltd., Series 2017-9A, Class A1AR, (3-month USD-LIBOR + 1.15%) 1.274% 2029[4,6,12]	4,970	4,970
Mercury Financial Credit Card Master Trust, Series 2021-1A, Class A, 1.54% 2026[4,12]	23,200	23,189
Mission Lane Credit Card Master Trust, Series 2021-A, Class A, 1.59% 2026[4,12]	6,958	6,913
Mission Lane Credit Card Master Trust, Series 2021-A, Class B, 2.24% 2026[4,12]	1,291	1,285
Navient Student Loan Trust, Series 2021-A, Class A, 0.84% 2069[4,12]	8,156	8,060
Navient Student Loan Trust, Series 2021-B, Class A, 0.94% 2069[4,12]	7,350	7,279
Navient Student Loan Trust, Series 2021-EA, Class A, 0.97% 2069[4,12]	13,483	13,266
Navient Student Loan Trust, Series 2021-C, Class A, 1.06% 2069[4,12]	36,948	36,431
Navient Student Loan Trust, Series 2021-G, Class A, 1.58% 2070[4,12]	6,212	6,195
Navigator Aircraft ABS, Ltd., Series 2021-1, Class A, 2.771% 2046[4,12]	27,799	27,765
Nelnet Student Loan Trust, Series 2021-C, Class AFL, (1-month USD-LIBOR + 0.74%) 0.844% 2062[4,6,12]	30,069	30,178
Nelnet Student Loan Trust, Series 2021-C, Class AFX, 1.32% 2062[4,12]	2,329	2,295
Nelnet Student Loan Trust, Series 2021-A, Class APT1, 1.36% 2062[4,12]	43,804	43,081
Nelnet Student Loan Trust, Series 2021-B, Class AFX, 1.42% 2062[4,12]	98,689	97,373
New Economy Assets Phase 1 Issuer, LLC, Series 2021-1, Class A1, 1.91% 2061[4,12]	292,757	287,509
Newark BSL CLO 2, Ltd., Series 2017-1A, Class A1R, (3-month USD-LIBOR + 0.97%) 1.094% 2030[4,6,12]	1,645	1,645
OnDeck Asset Securitization Trust LLC, Series 2021-1A, Class A, 1.59% 2027[4,12]	15,641	15,565
OnDeck Asset Securitization Trust LLC, Series 2021-1A, Class B, 2.28% 2027[4,12]	700	697
Oportun Funding LLC, Series 2021-A, Class A, 1.21% 2028[4,12]	5,033	5,024
Oportun Funding LLC, Series 2021-B, Class A, 1.47% 2031[4,12]	10,536	10,477
OSW Structured Asset Trust, Series 2020-RPL1, Class A2, 4.569% 2059[4,6,12]	4,521	4,531
OSW Structured Asset Trust, Series 2020-RPL1, Class A1, 3.072% 2059[4,6,12]	7,287	7,297
Palmer Square Loan Funding, CLO, Series 2019-2, Class A1, (3-month USD-LIBOR + 0.97%) 1.102% 2027[4,6,12]	4,841	4,842
Palmer Square Loan Funding, CLO, Series 2019-1A, Class A1, (3-month USD-LIBOR + 1.05%) 1.182% 2027[4,6,12]	8,495	8,497
Palmer Square Loan Funding, CLO, Series 2020-4, Class A1, (3-month USD-LIBOR + 1.00%) 1.18% 2028[4,6,12]	9,552	9,556
Palmer Square Loan Funding, CLO, Series 2021-1, Class A1, (3-month USD-LIBOR + 0.90%) 1.032% 2029[4,6,12]	2,078	2,078
PFS Financing Corp., Series 2021-B, Class A, 0.775% 2026[4,12]	35,117	34,594
Prestige Auto Receivables Trust, Series 2019-1A, Class C, 2.70% 2024[4,12]	3,940	3,975
Prestige Auto Receivables Trust, Series 2019-1A, Class D, 3.01% 2025[4,12]	2,435	2,470
Prodigy Finance DAC, Series 2021-1A, Class A, (1-month USD-LIBOR + 1.25%) 1.352% 2051[4,6,12]	5,742	5,744
Residential Funding Mortgage Securities II, Inc., Series 2006-HSA3, Class A,
FSA insured, (1-month USD-LIBOR + 0.13%) 0.232% 2036[6,12]	103	102
Santander Drive Auto Receivables Trust, Series 2020-2, Class B, 0.96% 2024[12]	2,551	2,554
Santander Drive Auto Receivables Trust, Series 2020-1, Class B, 3.03% 2024[12]	8,621	8,680
Santander Drive Auto Receivables Trust, Series 2021-2, Class B, 0.59% 2025[12]	9,308	9,290
Santander Drive Auto Receivables Trust, Series 2020-2, Class C, 1.46% 2025[12]	6,125	6,155
Santander Drive Auto Receivables Trust, Series 2019-2, Class D, 3.22% 2025[12]	4,975	5,074
Santander Drive Auto Receivables Trust, Series 2020-1, Class C, 4.11% 2025[12]	25,000	25,740
Santander Drive Auto Receivables Trust, Series 2021-2, Class C, 0.90% 2026[12]	17,331	17,287

The Bond Fund of America	51

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Asset-backed obligations (continued)
Santander Drive Auto Receivables Trust, Series 2020-3, Class C, 1.12% 2026[12]		$12,159	$12,197
Santander Drive Auto Receivables Trust, Series 2020-3, Class D, 1.64% 2026[12]		5,159	5,196
Santander Drive Auto Receivables Trust, Series 2021-3, Class C, 0.95% 2027[12]		9,395	9,311
Santander Drive Auto Receivables Trust, Series 2021-3, Class D, 1.33% 2027[12]		12,526	12,375
Santander Drive Auto Receivables Trust, Series 2021-2, Class D, 1.35% 2027[12]		11,111	11,053
Slam, Ltd., Series 2021-1, Class A, 2.434% 2046[4,12]		17,434	17,137
Slam, Ltd., Series 2021-1, Class B, 3.422% 2046[4,12]		3,210	3,171
SMB Private Education Loan Trust, Series 2021-A, Class A1, (1-month USD-LIBOR + 0.50%) 0.61% 2053[4,6,12]		2,135	2,136
SMB Private Education Loan Trust, Series 2021-A, Class APT2, 1.07% 2053[4,12]		7,407	7,220
Sound Point CLO, Ltd., Series 2015-1RA, Class AR, (3-month USD-LIBOR + 1.08%) 1.204% 2030[4,6,12]		2,680	2,680
Sprite, Ltd., Series 2021-1, Class A, 3.75% 2046[4,12]		20,929	20,611
Stellar Jay Ireland DAC, Series 2021-1, Class A, 3.967% 2041[4,12]		2,539	2,526
Stonepeak Infrastructure Partners, Series 2021-1A, Class AA, 2.301% 2033[4,12]		8,036	7,963
Stonepeak Infrastructure Partners, Series 2021-1A, Class A, 2.675% 2033[4,12]		9,192	9,162
SuttonPark Structured Settlements, Series 2021-1, Class A, 1.95% 2075[4,12]		16,157	15,963
TAL Advantage V LLC, Series 2020-1A, Class A, 2.05% 2045[4,12]		6,632	6,598
TAL Advantage V LLC, Series 2020-1A, Class B, 3.29% 2045[4,12]		489	491
Textainer Marine Containers, Ltd., Series 2020-2A, Class A, 2.10% 2045[4,12]		3,570	3,556
Textainer Marine Containers, Ltd., Series 2020-1A, Class A, 2.73% 2045[4,12]		16,132	16,200
Textainer Marine Containers, Ltd., Series 2020-1A, Class B, 4.94% 2045[4,12]		6,815	6,926
Textainer Marine Containers, Ltd., Series 2021-2A, Class A, 2.23% 2046[4,12]		17,040	17,012
TIF Funding II LLC, Series 2020-1A, Class B, 3.82% 2045[4,12]		1,662	1,683
Towd Point Mortgage Trust, Series 2015-3, Class M1, 4.00% 2054[4,6,12]		4,715	4,773
Towd Point Mortgage Trust, Series 2016-2, Class B2, 3.402% 2055[4,6,12]		2,900	2,999
Toyota Auto Loan Extended Note Trust, Series 2019-1, Class A, 2.56% 2031[4,12]		6,000	6,199
Toyota Auto Loan Extended Note Trust, Series 2020-1, Class A, 1.35% 2033[4,12]		5,335	5,326
Toyota Auto Loan Extended Note Trust, Series 2021-1, Class A, 1.07% 2034[4,6,12]		27,912	27,414
Triton Container Finance VIII LLC, Series 2020-1, Class A, 2.11% 2045[4,12]		3,123	3,104
Triton Container Finance VIII LLC, Series 2021-1, Class A, 1.86% 2046[4,12]		13,095	12,854
Triton Container Finance VIII LLC, Series 2021-1A, Class B, 2.58% 2046[4,12]		1,080	1,067
Westlake Automobile Receivables Trust, Series 2020-3A, Class C, 1.24% 2025[4,12]		4,153	4,163
Westlake Automobile Receivables Trust, Series 2020-2, Class C, 2.01% 2025[4,12]		3,345	3,383
Westlake Automobile Receivables Trust, Series 2021-2, Class B, 0.62% 2026[4,12]		10,314	10,235
Westlake Automobile Receivables Trust, Series 2021-2, Class C, 0.89% 2026[4,12]		13,309	13,192
Westlake Automobile Receivables Trust, Series 2021-2, Class D, 1.23% 2026[4,12]		8,825	8,691
Westlake Automobile Receivables Trust, Series 2020-3A, Class D, 1.65% 2026[4,12]		8,060	8,084
Westlake Automobile Receivables Trust, Series 2020-2, Class D, 2.76% 2026[4,12]		5,225	5,338
			2,594,831

Bonds & notes of governments & government agencies outside the U.S. 1.81%
Abu Dhabi (Emirate of) 3.125% 2027[4]		17,700	19,040
Abu Dhabi (Emirate of) 3.875% 2050[4]		9,900	11,557
Abu Dhabi (Emirate of) 2.70% 2070[4]		4,925	4,495
Angola (Republic of) 8.00% 2029[4]		5,000	4,948
Argentine Republic 1.00% 2029		1,034	377
Argentine Republic 0.50% 2030 (0.75% on 7/9/2023)[5]		12,086	4,261
Argentine Republic 0% 2035		25,700	218
Argentine Republic 1.125% 2035 (1.50% on 7/9/2022)[5]		5,349	1,719
Asian Development Bank 1.50% 2024		15,979	16,210
Asian Development Bank 2.50% 2027		3,451	3,663
Asian Development Bank 2.75% 2028		3	3
Bermuda 2.375% 2030[4]		2,840	2,847
Bermuda 3.375% 2050[4]		8,200	8,231
Caisse d’Amortissement de la Dette Sociale 1.125% 2024[4]		10,000	10,007
Chile (Republic of) 3.10% 2041		13,200	12,943
China (People’s Republic of), Series INBK, 3.81% 2050	CNY	75,960	12,776
China (People’s Republic of), Series INBK, 3.72% 2051		274,040	45,643
China Development Bank Corp., Series 2012, 3.34% 2025		53,800	8,625
Colombia (Republic of) 4.125% 2051		$18,640	15,192
Colombia (Republic of), Series B, 5.75% 2027	COP	152,975,600	34,001
Costa Rica (Republic of) 7.00% 2044		$2,178	2,143
Cote d’Ivoire (Republic of) 6.375% 2028[4]		7,275	7,920
CPPIB Capital, Inc. 0.50% 2024[4]		7,990	7,883
CPPIB Capital, Inc. (USD-SOFR + 1.25%) 0.05% 2026[4,6]		6,621	6,911

52	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Bonds & notes of governments & government agencies outside the U.S. (continued)
CPPIB Capital, Inc. 0.875% 2026[4]		$8,156	$7,894
Dominican Republic 6.875% 2026[4]		4,300	4,909
Dominican Republic 6.40% 2049[4]		1,648	1,735
Egypt (Arab Republic of) 4.75% 2026		€3,000	3,309
Egypt (Arab Republic of) 6.588% 2028[4]		$1,610	1,570
Egypt (Arab Republic of) 5.625% 2030		€1,060	1,093
Egypt (Arab Republic of) 7.053% 2032[4]		$5,100	4,724
Egypt (Arab Republic of) 8.50% 2047[4]		2,245	1,997
European Investment Bank 1.625% 2025		23,000	23,375
Export-Import Bank of China 2.93% 2025	CNY	242,000	38,271
Export-Import Bank of India 3.375% 2026		$7,000	7,346
Export-Import Bank of India 3.875% 2028		3,000	3,215
Export-Import Bank of India 3.25% 2030		9,100	9,279
Export-Import Bank of India 2.25% 2031[4]		25,000	23,569
Gabonese Republic 6.95% 2025		700	729
Gabonese Republic 6.625% 2031[4]		600	584
Honduras (Republic of) 7.50% 2024		3,330	3,530
Honduras (Republic of) 6.25% 2027[4]		1,400	1,519
Honduras (Republic of) 6.25% 2027		968	1,050
Hungary (Republic of) 2.125% 2031[4]		12,195	12,026
Indonesia (Republic of) 6.625% 2037		12,000	16,784
Indonesia (Republic of) 4.20% 2050		1,785	2,040
Inter-American Development Bank 0.50% 2024		826	815
Inter-American Development Bank 1.125% 2028		1	1
International Bank for Reconstruction and Development 0.75% 2025		4,974	4,923
International Bank for Reconstruction and Development 1.625% 2025		12,573	12,791
International Bank for Reconstruction and Development 1.625% 2031		8,431	8,440
Israel (State of) 3.375% 2050		5,000	5,419
Israel (State of) 3.875% 2050		42,900	50,181
Japan Bank for International Cooperation 1.875% 2031		6,576	6,654
Jordan (Hashemite Kingdom of) 6.125% 2026[4]		2,890	3,089
Jordan (Hashemite Kingdom of) 5.75% 2027[4]		615	648
Kenya (Republic of) 6.875% 2024[4]		6,425	6,804
KfW 0.625% 2026		6,778	6,620
Kommuninvest i Sverige Aktiebolag 0.50% 2023[4]		10,129	10,107
Morocco (Kingdom of) 2.375% 2027[4]		7,000	6,840
Morocco (Kingdom of) 1.50% 2031		€15,000	15,735
Morocco (Kingdom of) 3.00% 2032[4]		$10,000	9,572
Morocco (Kingdom of) 5.50% 2042		25,300	28,022
Morocco (Kingdom of) 5.50% 2042[4]		1,500	1,661
Morocco (Kingdom of) 4.00% 2050[4]		7,700	7,007
Oesterreichische Kontrollbank AG 0.50% 2024		6,622	6,537
Ontario Teachers’ Finance Trust 0.875% 2026[4]		7,433	7,240
Ontario Teachers’ Finance Trust 2.00% 2031[4]		6,787	6,818
Panama (Republic of) 3.75% 2026[4]		41,695	44,347
Panama (Republic of) 3.875% 2028		10,000	10,810
Panama (Republic of) 2.252% 2032		36,365	34,574
Panama (Republic of) 4.50% 2047		1,090	1,204
Panama (Republic of) 4.50% 2050		5,925	6,541
Panama (Republic of) 4.30% 2053		3,242	3,492
Panama (Republic of) 4.50% 2056		8,915	9,853
Panama (Republic of) 3.87% 2060		19,858	19,932
Panama Bonos Del Tesoro 3.362% 2031		28,000	28,210
Paraguay (Republic of) 4.95% 2031[4]		5,000	5,631
Paraguay (Republic of) 2.739% 2033[4]		1,618	1,563
Paraguay (Republic of) 5.60% 2048[4]		1,422	1,650
Peru (Republic of) 6.35% 2028	PEN	33,100	8,732
Peru (Republic of) 5.94% 2029		41,000	10,525
Peru (Republic of) 2.783% 2031		$41,600	41,496
Peru (Republic of) 6.15% 2032	PEN	76,900	19,361
Peru (Republic of) 3.00% 2034		$14,110	14,089
Peru (Republic of) 2.78% 2060		39,745	34,976
PETRONAS Capital, Ltd. 3.50% 2030[4]		4,450	4,819
PETRONAS Capital, Ltd. 4.55% 2050[4]		5,695	7,072
Philippines (Republic of) 1.648% 2031		17,514	17,002
Philippines (Republic of) 6.375% 2034		18,000	25,035
Philippines (Republic of) 3.95% 2040		4,000	4,477

The Bond Fund of America	53

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Bonds & notes of governments & government agencies outside the U.S. (continued)
Philippines (Republic of) 3.70% 2041	$19,000	$20,775
Philippines (Republic of) 3.70% 2042	21,300	23,289
Philippines (Republic of) 2.65% 2045	13,236	12,562
Philippines (Republic of) 2.95% 2045	15,091	14,914
Philippines (Republic of) 3.20% 2046	9,100	9,276
PT Indonesia Asahan Aluminium Tbk 5.71% 2023[4]	2,050	2,201
PT Indonesia Asahan Aluminium Tbk 4.75% 2025	10,000	10,646
PT Indonesia Asahan Aluminium Tbk 4.75% 2025[4]	3,310	3,524
PT Indonesia Asahan Aluminium Tbk 6.53% 2028	8,528	10,316
PT Indonesia Asahan Aluminium Tbk 6.53% 2028[4]	1,867	2,259
PT Indonesia Asahan Aluminium Tbk 5.45% 2030[4]	910	1,039
PT Indonesia Asahan Aluminium Tbk 6.757% 2048[4]	655	839
PT Indonesia Asahan Aluminium Tbk 5.80% 2050[4]	2,690	3,116
Qatar (State of) 3.875% 2023[4]	10,830	11,268
Qatar (State of) 3.75% 2030[4]	39,070	43,894
Qatar (State of) 4.40% 2050[4]	32,960	41,017
Romania 3.624% 2030	€3,592	4,443
Romania 2.00% 2032	1,400	1,484
Romania 3.50% 2034	7,600	9,132
Romania 3.50% 2034	6,485	7,792
Russian Federation 2.875% 2025	7,500	9,183
Russian Federation 4.375% 2029	$23,400	25,837
Russian Federation 1.85% 2032	€12,500	14,173
Russian Federation 5.10% 2035	$52,800	62,370
Russian Federation 5.10% 2035[4]	800	945
Russian Federation 5.25% 2047	10,000	12,685
Saudi Arabia (Kingdom of) 3.25% 2026[4]	4,170	4,449
Saudi Arabia (Kingdom of) 3.628% 2027[4]	3,800	4,125
Saudi Arabia (Kingdom of) 3.625% 2028[4]	3,110	3,393
Saudi Arabia (Kingdom of) 2.25% 2033[4]	25,000	24,433
Saudi Arabia (Kingdom of) 4.50% 2046	8,000	9,399
Saudi Arabia (Kingdom of) 3.45% 2061[4]	23,000	23,272
Tunisia (Republic of) 5.625% 2024	€3,000	2,721
Turkey (Republic of) 4.25% 2026	$3,300	2,966
Turkey (Republic of) 4.875% 2026	2,380	2,163
Ukraine 6.75% 2026	€453	492
United Mexican States 3.25% 2030	$1,515	1,555
United Mexican States 2.659% 2031	3,293	3,221
United Mexican States 4.75% 2044	2,500	2,733
United Mexican States 5.00% 2051	9,010	10,244
United Mexican States 3.75% 2071	11,315	10,200
United Mexican States 5.75% 2110	3,850	4,430
		1,442,251

Municipals 0.66% California 0.02%
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2021-B, 2.746% 2034	3,725	3,757
Regents of the University of California, General Rev. Bonds, Series 2020-BG, 1.316% 2027	6,585	6,469
Regents of the University of California, General Rev. Bonds, Series 2020-BG, 1.614% 2030	5,150	5,001
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2015-CM, AMT, 2.45% 2031	240	243
		15,470

Connecticut 0.00%
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-C-1, 3.50% 2045	1,685	1,755

54	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Municipals (continued)
Illinois 0.49%
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2010-C, 6.319% 2029	$14,400	$17,125
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2009-E, 6.138% 2039	56,485	69,824
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2010-D, 6.519% 2040	5,770	7,343
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Qualified School Construction Bonds), Series 2009-G, 1.75% 2025	13,760	13,160
G.O. Bonds, Series 2013-B, 4.11% 2022	2,280	2,299
G.O. Bonds, Series 2012-B, 4.85% 2022	2,305	2,305
G.O. Bonds, Series 2013-B, 4.31% 2023	7,325	7,603
G.O. Bonds, Series 2020-A, 3.14% 2024	1,520	1,575
G.O. Bonds, Series 2020-A, 3.24% 2025	2,245	2,345
G.O. Bonds, Series 2013-B, 4.91% 2027	3,250	3,664
G.O. Bonds, Series 2019-A, 5.70% 2031	7,530	8,873
G.O. Bonds, Pension Funding, Series 2003, 4.95% 2023	22,504	23,369
G.O. Bonds, Pension Funding, Series 2003, 5.10% 2033	161,540	186,843
G.O. Bonds, Pension Funding, Series 2003, Assured Guaranty Municipal insured, 5.10% 2033	7,945	9,279
G.O. Bonds, Taxable Build America Bonds, Series 2010-2, 5.85% 2022	3,155	3,181
G.O. Bonds, Taxable Build America Bonds, Series 2010-2, 5.95% 2023	6,495	6,851
G.O. Bonds, Taxable Build America Bonds, Series 2010-2, 6.05% 2024	1,905	2,084
G.O. Bonds, Taxable Build America Bonds, Series 2010-1, 6.63% 2035	5,725	6,999
G.O. Rev. Ref. Bonds, Series 2016, 6.15% 2025	6,205	7,013
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.10% 2050 (put 2025)[6]	6,275	6,427
Housing Dev. Auth., Rev. Bonds, Series 2016-A, 4.00% 2046	670	712
		388,874

Iowa 0.00%
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2016-A, 4.00% 2046	560	590

Kentucky 0.00%
Housing Corp., Housing Rev. Bonds, Series 2013-D, 3.50% 2033	690	710

Maine 0.00%
Housing Auth., Mortgage Purchase Rev. Ref. Bonds, Series 2015-E-1, AMT, 3.50% 2035	1,780	1,850

Maryland 0.00%
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2014-B, AMT, 3.25% 2044	995	1,020

Massachusetts 0.00%
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 178, 3.50% 2042	400	420

Michigan 0.01%
Fin. Auth., Local Government Loan Program Rev. Bonds (Detroit Fin. Recovery Income Tax Local Project Bonds), Series 2014-F-2, 4.60% 2022	1,370	1,391
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2016-B, 3.50% 2047	8,315	8,794
		10,185

Minnesota 0.01%
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2015-A, AMT, 4.00% 2041	300	313
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2014-C, AMT, 4.00% 2045	2,540	2,690
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2015-E, AMT, 3.50% 2046	1,610	1,688
		4,691

The Bond Fund of America	55

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Municipals (continued)
Missouri 0.00%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038	$625	$659

Nebraska 0.00%
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2015-C, 3.50% 2045	485	502
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-A, 3.50% 2046	1,870	1,966
		2,468

New Jersey 0.01%
Econ. Dev. Auth., State Pension Funding Bonds, Series 1997-A, National insured, 7.425% 2029	4,400	5,538

New York 0.05%
Dormitory Auth., Taxable State Personal Income Tax Rev. Bonds (General Purpose), Series 2021-C, 2.202% 2034	39,115	38,623
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 52, AMT, 3.50% 2030	960	999
		39,622

Ohio 0.03%
Cleveland-Cuyahoga Port Auth., Federal Lease Rev. Bonds (VA Cleveland Health Care Center Project), Series 2021, 4.425% 2031	24,585	25,896

South Carolina 0.01%
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036	505	543
Housing Fin. Auth., Mortgage Rev. Ref. Bonds, Series 2014, AMT, 4.00% 2041	1,940	2,031
		2,574

Tennessee 0.01%
Housing Dev. Agcy., Homeownership Program Bonds, Series 2015-A, 3.50% 2045	700	742
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2013-2-A, AMT, 4.00% 2043	275	284
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-1-A, AMT, 4.00% 2045	1,550	1,634
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, AMT, 4.00% 2046	2,055	2,179
		4,839

Texas 0.02%
Grand Parkway Transportation Corp., Grand Parkway System Toll Rev. Ref. Bonds, Series 2020-B, 3.236% 2052	8,155	8,257
SA Energy Acquisition Public Fac. Corp., Gas Supply Rev. Bonds, Series 2007, 5.50% 2023	6,000	6,462
		14,719

Utah 0.00%
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045	575	612

Wisconsin 0.00%
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2015-A, AMT, 4.00% 2045	975	1,016
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2016-A, AMT, 3.50% 2046	1,445	1,509
		2,525

Wyoming 0.00%
Community Dev. Auth., Housing Rev. Bonds, Series 2015-6, 4.00% 2045	345	358

Total municipals		525,375

56	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Federal agency bonds & notes 0.03%
Development Bank of Japan, Inc. 1.25% 2026[4]	$8,230	$8,157
Development Bank of Japan, Inc. 1.75% 2031[4]	3,068	3,065
Fannie Mae 1.625% 2025[1]	7	7
Federal Farm Credit Banks 1.60% 2033	1,957	1,911
PSP Capital, Inc. 1.625% 2028[4]	6,054	6,040
		19,180

Total bonds, notes & other debt instruments (cost: $75,359,116,000)		76,141,626

Common stocks 0.05%	Shares
Health care 0.05%
Rotech Healthcare, Inc.[9,10,14,15]	342,069	36,944

Consumer discretionary 0.00%
MYT Holding Co., Class B9,14	521,407	2,216
NMG Parent LLC[14]	4,595	698
		2,914

Energy 0.00%
Diamond Offshore Drilling, Inc.[14]	472,031	2,006

Total common stocks (cost: $25,286,000)		41,864

Preferred securities 0.01%
Financials 0.01%
CoBank, ACB, Class E, 1.304% noncumulative preferred shares[4]	6,250	5,047

Total preferred securities (cost: $5,820,000)		5,047

Rights & warrants 0.00%
Consumer discretionary 0.00%
NMG Parent LLC, warrants, expire 2027[9,14]	18,410	544

Total rights & warrants (cost: $112,000)		544

Short-term securities 9.79%
Money market investments 9.79%
Capital Group Central Cash Fund 0.09%[16,17]	77,899,245	7,790,703

Total short-term securities (cost: $7,789,992,000)		7,790,703

Total investment securities 105.55% (cost: $83,180,326,000)		83,979,784
Other assets less liabilities (5.55)%		(4,413,336)

Net assets 100.00%		$79,566,448

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	Value and unrealized (depreciation) appreciation at 12/31/2021 (000)
90 Day Euro Dollar Futures	Long	28	March 2022	$6,976	$(14)
90 Day Euro Dollar Futures	Long	18,305	September 2022	4,539,411	(9,135)
2 Year U.S. Treasury Note Futures	Long	5,963	March 2022	1,300,959	(306)
5 Year Euro-Bobl Futures	Short	414	March 2022	(62,801)	525
5 Year U.S. Treasury Note Futures	Short	10,069	March 2022	(1,218,113)	(971)
10 Year Euro-Bund Futures	Short	1,185	March 2022	(231,199)	4,457
10 Year U.S. Treasury Note Futures	Long	193	March 2022	25,180	(46)

The Bond Fund of America	57

Futures contracts (continued)

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	Value and unrealized (depreciation) appreciation at 12/31/2021 (000)
10 Year Ultra U.S. Treasury Note Futures	Short	27,367	March 2022	$(4,007,555)	$(63,509)
20 Year U.S. Treasury Bond Futures	Long	12,280	March 2022	1,970,172	16,835
30 Year Ultra U.S. Treasury Bond Futures	Long	18,422	March 2022	3,631,437	61,688
					$9,524

Forward currency contracts

						Unrealized
						appreciation
Contract amount						(depreciation)
Currency purchased (000)		Currency sold (000)		Counterparty	Settlement date	at 12/31/2021 (000)
USD	38,330	COP	151,894,400	Citibank	1/7/2022	$1,002
KRW	50,350,000	USD	42,493	Citibank	1/7/2022	(162)
USD	21,938	EUR	19,334	JPMorgan Chase	1/10/2022	(78)
USD	45,423	CNH	290,000	UBS AG	1/10/2022	(168)
USD	40,745	EUR	35,991	Morgan Stanley	1/10/2022	(239)
USD	20,790	PEN	85,000	UBS AG	1/10/2022	(497)
USD	44,713	JPY	5,071,403	Bank of New York Mellon	1/13/2022	621
USD	89,532	EUR	79,212	Morgan Stanley	1/13/2022	(675)
USD	9,277	PEN	37,750	Citibank	1/14/2022	(175)
USD	2,954	MXN	62,944	BNP Paribas	1/18/2022	(111)
USD	178,003	DKK	1,172,950	JPMorgan Chase	1/18/2022	(1,635)
USD	2,239	MXN	47,221	JPMorgan Chase	1/20/2022	(59)
USD	47,529	EUR	41,998	Morgan Stanley	1/20/2022	(305)
KRW	96,400,000	USD	81,161	Citibank	1/21/2022	(146)
USD	3,654	PEN	15,060	Morgan Stanley	8/26/2022	(56)
USD	4,716	PEN	19,550	Citibank	8/26/2022	(99)
						$(2,782)

Swap contracts

Interest rate swaps

Centrally cleared interest rate swaps

							Upfront	Unrealized
							premium	appreciation
Receive		Pay				Value at	paid	(depreciation)
	Payment		Payment	Expiration	Notional	12/31/2021	(received)	at 12/31/2021
Rate	frequency	Rate	frequency	date	(000)	(000)	(000)	(000)
SOFR	Quarterly	U.S. EFFR	Quarterly	11/17/2022	$1,000	$— [2]	$—	$— [2]
2.432%	Semi-annual	3-month USD-LIBOR	Quarterly	9/21/2037	2,000	210	—	210
2.987%	Semi-annual	3-month USD-LIBOR	Quarterly	2/7/2038	37,000	6,900	—	6,900
3.193%	Semi-annual	3-month USD-LIBOR	Quarterly	5/21/2038	45,000	9,860	—	9,860
3.062%	Semi-annual	3-month USD-LIBOR	Quarterly	7/31/2038	23,500	4,738	—	4,738
2.835%	Semi-annual	3-month USD-LIBOR	Quarterly	1/10/2039	21,500	3,665	—	3,665
2.874%	Semi-annual	3-month USD-LIBOR	Quarterly	2/6/2039	13,900	2,459	—	2,459
2.7055%	Semi-annual	3-month USD-LIBOR	Quarterly	4/17/2039	41,900	6,383	—	6,383
3-month USD-LIBOR	Quarterly	0.81%	Semi-annual	7/28/2045	449,300	83,325	(266)	83,591
2.5095%	Semi-annual	3-month USD-LIBOR	Quarterly	7/24/2047	3,000	502	—	502
2.9075%	Semi-annual	3-month USD-LIBOR	Quarterly	4/16/2048	7,000	1,813	—	1,813
3-month USD-LIBOR	Quarterly	0.811%	Semi-annual	7/27/2050	445,000	94,120	—	94,120
3-month USD-LIBOR	Quarterly	1.972%	Semi-annual	4/26/2051	65,600	(4,100)	—	(4,100)
3-month USD-LIBOR	Quarterly	1.9855%	Semi-annual	4/26/2051	97,700	(6,422)	—	(6,422)
3-month USD-LIBOR	Quarterly	1.953%	Semi-annual	4/27/2051	65,600	(3,802)	—	(3,802)

58	The Bond Fund of America

Swap contracts (continued)

Interest rate swaps (continued)

Centrally cleared interest rate swaps (continued)

							Upfront	Unrealized
							premium	appreciation
Receive		Pay				Value at	paid	(depreciation)
	Payment		Payment	Expiration	Notional	12/31/2021	(received)	at 12/31/2021
Rate	frequency	Rate	frequency	date	(000)	(000)	(000)	(000)
3-month USD-LIBOR	Quarterly	1.9895%	Semi-annual	4/27/2051	$101,200	$(6,749)	$—	$(6,749)
3-month USD-LIBOR	Quarterly	1.9778%	Semi-annual	4/28/2051	38,400	(2,454)	—	(2,454)
							$(266)	$190,714

Credit default swaps

Centrally cleared credit default swaps on credit indices — sell protection

Financing rate received	Payment frequency	Reference index	Expiration date	Notional (000)	Value at 12/31/2021 (000)	Upfront premium paid (000)	Unrealized appreciation at 12/31/2021 (000)
1.00%	Quarterly	CDX.NA.IG.37	12/20/2026	$300,000	$7,288	$7,141	$147

Investments in affiliates17

	Value of affiliate at 1/1/2021 (000)	Additions (000)	Reductions (000)	Net realized loss (000)	Net unrealized appreciation (000)	Value of affiliate at 12/31/2021 (000)	Dividend income (000)
Short-term securities 9.79%
Money market investments 9.79%
Capital Group Central Cash Fund 0.09%[16]	$16,368,185	$22,502,091	$31,079,107	$(775)	$309	$7,790,703	$7,533

[1]	All or a portion of this security was pledged as collateral. The total value of pledged collateral was $267,746,000, which represented .34% of the net assets of the fund.
[2]	Amount less than one thousand.
[3]	Index-linked bond whose principal amount moves with a government price index.
[4]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $10,841,123,000, which represented 13.63% of the net assets of the fund.
[5]	Step bond; coupon rate may change at a later date.
[6]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available.
[7]	Scheduled interest and/or principal payment was not received.
[8]	Payment in kind; the issuer has the option of paying additional securities in lieu of cash. Payment methods and rates are as of the most recent payment when available.
[9]	Valued under fair value procedures adopted by authority of the board of trustees. The total value of all such securities was $96,839,000, which represented .12% of the net assets of the fund.
[10]	Value determined using significant unobservable inputs.
[11]	Loan participations and assignments; may be subject to legal or contractual restrictions on resale. The total value of all such loans was $5,302,000, which represented less than .01% of the net assets of the fund.
[12]	Principal payments may be made periodically. Therefore, the effective maturity date may be earlier than the stated maturity date.
[13]	Purchased on a TBA basis.
[14]	Security did not produce income during the last 12 months.
[15]	Acquired through a private placement transaction exempt from registration under the Securities Act of 1933. May be subject to legal or contractual restrictions on resale. Further details on this holding appear below.
[16]	Rate represents the seven-day yield at 12/31/2021.
[17]	Part of the same “group of investment companies” as the fund as defined under the Investment Company Act of 1940, as amended.

Private placement security	Acquisition date	Cost (000)	Value (000)	Percent of net assets
Rotech Healthcare, Inc.	9/26/2013	$12,646	$36,944	.05%

The Bond Fund of America	59

Key to abbreviations and symbols

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

CLO = Collateralized Loan Obligations

CMO = Collateralized Mortgage Obligations

CNH/CNY = Chinese yuan renminbi

COP = Colombian pesos

Dept. = Department

Dev. = Development

DKK/DKr = Danish kroner

Econ. = Economic

EFFR = Effective Federal Funds Rate

EUR/€ = Euros

Fac. = Facility

Fin. = Finance

G.O. = General Obligation

ICE = Intercontinental Exchange, Inc.

JPY = Japanese yen

KRW = South Korean won

LIBOR = London Interbank Offered Rate

MXN = Mexican pesos

PEN = Peruvian nuevos soles

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

SOFR = Secured Overnight Financing Rate

TBA = To-be-announced

USD/$ = U.S. dollars

See notes to financial statements.

60	The Bond Fund of America

Financial statements

Statement of assets and liabilities at December 31, 2021	(dollars in thousands)

Assets:
Investment securities, at value:
Unaffiliated issuers (cost: $75,390,334)	$76,189,081
Affiliated issuers (cost: $7,789,992)	7,790,703	$83,979,784
Cash		7,743
Cash denominated in currencies other than U.S. dollars (cost: $56)		57
Unrealized appreciation on open forward currency contracts		1,623
Receivables for:
Sales of investments	11,712,719
Sales of fund’s shares	134,491
Dividends and interest	337,149
Variation margin on futures contracts	36,419
Variation margin on centrally cleared swap contracts	796	12,221,574
		96,210,781
Liabilities:
Unrealized depreciation on open forward currency contracts		4,405
Payables for:
Purchases of investments	16,493,507
Repurchases of fund’s shares	95,995
Dividends on fund’s shares	8,664
Investment advisory services	11,073
Services provided by related parties	12,654
Trustees’ deferred compensation	732
Variation margin on futures contracts	7,977
Variation margin on centrally cleared swap contracts	8,937
Other	389	16,639,928
Net assets at December 31, 2021		$79,566,448

Net assets consist of:
Capital paid in on shares of beneficial interest		$78,718,080
Total distributable earnings		848,368
Net assets at December 31, 2021		$79,566,448

See notes to financial statements.

The Bond Fund of America	61

Financial statements (continued)

Statement of assets and liabilities
at December 31, 2021 (continued)

(dollars and shares in thousands, except per-share amounts)

Shares of beneficial interest issued and outstanding (no stated par value) —
unlimited shares authorized (5,944,397 total shares outstanding)

	Net assets	Shares outstanding	Net asset value per share
Class A	$30,200,514	2,256,276	$13.39
Class C	717,237	53,585	13.39
Class T	11	1	13.39
Class F-1	1,010,925	75,526	13.39
Class F-2	20,613,315	1,540,017	13.39
Class F-3	7,934,153	592,759	13.39
Class 529-A	1,473,308	110,071	13.39
Class 529-C	69,859	5,219	13.39
Class 529-E	46,161	3,449	13.39
Class 529-T	12	1	13.39
Class 529-F-1	10	1	13.39
Class 529-F-2	176,499	13,186	13.39
Class 529-F-3	10	1	13.39
Class R-1	41,770	3,121	13.39
Class R-2	409,230	30,573	13.39
Class R-2E	44,359	3,314	13.39
Class R-3	673,150	50,291	13.39
Class R-4	588,472	43,965	13.39
Class R-5E	159,651	11,927	13.39
Class R-5	372,792	27,851	13.39
Class R-6	15,035,010	1,123,263	13.39

See notes to financial statements.

62	The Bond Fund of America

Financial statements (continued)

Statement of operations
for the year ended December 31, 2021	(dollars in thousands)

Investment income:
Income:
Interest (net of non-U.S. taxes of $193)	$1,413,053
Dividends (includes $7,533 from affiliates)	7,596	$1,420,649
Fees and expenses*:
Investment advisory services	117,038
Distribution services	98,870
Transfer agent services	58,536
Administrative services	22,364
Reports to shareholders	1,898
Registration statement and prospectus	3,992
Trustees’ compensation	261
Auditing and legal	247
Custodian	274
Other	1,167	304,647
Net investment income		1,116,002

Net realized gain and unrealized depreciation:
Net realized gain (loss) on:
Investments:
Unaffiliated issuers	122,871
Affiliated issuers	(775)
Futures contracts	119,270
Forward currency contracts	18,338
Swap contracts	43,855
Currency transactions	302	303,861
Net unrealized (depreciation) appreciation on:
Investments:
Unaffiliated issuers	(1,995,545)
Affiliated issuers	309
Futures contracts	3,393
Forward currency contracts	(2,462)
Swap contracts	(669)
Currency translations	(65)	(1,995,039)
Net realized gain and unrealized depreciation		(1,691,178)
Net decrease in net assets resulting from operations		$(575,176)

*	Additional information related to class-specific fees and expenses is included in the notes to financial statements.

See notes to financial statements.

The Bond Fund of America	63

Financial statements (continued)

Statements of changes in net assets
(dollars in thousands)

	Year ended December 31,
	2021	2020
Operations:
Net investment income	$1,116,002	$1,012,536
Net realized gain	303,861	2,750,281
Net unrealized (depreciation) appreciation	(1,995,039)	2,021,287
Net (decrease) increase in net assets resulting from operations	(575,176)	5,784,104

Distributions paid or accrued to shareholders	(1,605,741)	(3,310,485)

Net capital share transactions	11,507,974	17,318,680

Total increase in net assets	9,327,057	19,792,299

Net assets:
Beginning of year	70,239,391	50,447,092
End of year	$79,566,448	$70,239,391

See notes to financial statements.

64	The Bond Fund of America

Notes to financial statements

1. Organization

The Bond Fund of America (the “fund”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company. The fund seeks as high a level of current income as is consistent with the preservation of capital.

The fund has 21 share classes consisting of six retail share classes (Classes A, C, T, F-1, F-2 and F-3), seven 529 college savings plan share classes (Classes 529-A, 529-C, 529-E, 529-T, 529-F-1, 529-F-2 and 529-F-3) and eight retirement plan share classes (Classes R-1, R-2, R-2E, R-3, R-4, R-5E, R-5 and R-6). The 529 college savings plan share classes can be used to save for college education. The retirement plan share classes are generally offered only through eligible employer-sponsored retirement plans. The fund’s share classes are described further in the following table:

Share class	Initial sales charge	Contingent deferred sales charge upon redemption	Conversion feature
Classes A and 529-A	Up to 3.75% for Class A; up to 3.50% for Class 529-A	None (except 1.00% for certain redemptions within 18 months of purchase without an initial sales charge)	None
Classes C and 529-C	None	1.00% for redemptions within one year of purchase	Class C converts to Class A after eight years and Class 529-C converts to Class 529-A after five years
Class 529-E	None	None	None
Classes T and 529-T*	Up to 2.50%	None	None
Classes F-1, F-2, F-3, 529-F-1, 529-F-2 and 529-F-3	None	None	None
Classes R-1, R-2, R-2E, R-3, R-4, R-5E, R-5 and R-6	None	None	None

*	Class T and 529-T shares are not available for purchase.

Holders of all share classes have equal pro rata rights to the assets, dividends and liquidation proceeds of the fund. Each share class has identical voting rights, except for the exclusive right to vote on matters affecting only its class. Share classes have different fees and expenses (“class-specific fees and expenses”), primarily due to different arrangements for distribution, transfer agent and administrative services. Differences in class-specific fees and expenses will result in differences in net investment income and, therefore, the payment of different per-share dividends by each share class.

2. Significant accounting policies

The fund is an investment company that applies the accounting and reporting guidance issued in Topic 946 by the U.S. Financial Accounting Standards Board. The fund’s financial statements have been prepared to comply with U.S. generally accepted accounting principles (“U.S. GAAP”). These principles require the fund’s investment adviser to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Subsequent events, if any, have been evaluated through the date of issuance in the preparation of the financial statements. The fund follows the significant accounting policies described in this section, as well as the valuation policies described in the next section on valuation.

Security transactions and related investment income — Security transactions are recorded by the fund as of the date the trades are executed with brokers. Realized gains and losses from security transactions are determined based on the specific identified cost of the securities. In the event a security is purchased with a delayed payment date, the fund will segregate liquid assets sufficient to meet its payment obligations. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Market discounts, premiums and original issue discounts on fixed-income securities are amortized daily over the expected life of the security.

Class allocations — Income, fees and expenses (other than class-specific fees and expenses) are allocated daily among the various share classes based on the relative value of their settled shares. Realized gains and losses and unrealized appreciation and depreciation are allocated daily among the various share classes based on their relative net assets. Class-specific fees and expenses, such as distribution, transfer agent and administrative services, are charged directly to the respective share class.

Distributions paid or accrued to shareholders — Income dividends are declared daily after the determination of the fund’s net investment income and are paid to shareholders monthly. Capital gain distributions are recorded on the ex-dividend date.

The Bond Fund of America	65

Currency translation — Assets and liabilities, including investment securities, denominated in currencies other than U.S. dollars are translated into U.S. dollars at the exchange rates supplied by one or more pricing vendors on the valuation date. Purchases and sales of investment securities and income and expenses are translated into U.S. dollars at the exchange rates on the dates of such transactions. The effects of changes in exchange rates on investment securities are included with the net realized gain or loss and net unrealized appreciation or depreciation on investments in the fund’s statement of operations. The realized gain or loss and unrealized appreciation or depreciation resulting from all other transactions denominated in currencies other than U.S. dollars are disclosed separately.

3. Valuation

Capital Research and Management Company (“CRMC”), the fund’s investment adviser, values the fund’s investments at fair value as defined by U.S. GAAP. The net asset value per share is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open.

Methods and inputs — The fund’s investment adviser uses the following methods and inputs to establish the fair value of the fund’s assets and liabilities. Use of particular methods and inputs may vary over time based on availability and relevance as market and economic conditions evolve.

Equity securities are generally valued at the official closing price of, or the last reported sale price on, the exchange or market on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Prices for each security are taken from the principal exchange or market on which the security trades.

Fixed-income securities, including short-term securities, are generally valued at prices obtained from one or more pricing vendors. Vendors value such securities based on one or more of the inputs described in the following table. The table provides examples of inputs that are commonly relevant for valuing particular classes of fixed-income securities in which the fund is authorized to invest. However, these classifications are not exclusive, and any of the inputs may be used to value any other class of fixed-income security.

Fixed-income class	Examples of standard inputs
All	Benchmark yields, transactions, bids, offers, quotations from dealers and trading systems, new issues, spreads and other relationships observed in the markets among comparable securities; and proprietary pricing models such as yield measures calculated using factors such as cash flows, financial or collateral performance and other reference data (collectively referred to as “standard inputs”)
Corporate bonds, notes & loans; convertible securities	Standard inputs and underlying equity of the issuer
Bonds & notes of governments & government agencies	Standard inputs and interest rate volatilities
Mortgage-backed; asset-backed obligations	Standard inputs and cash flows, prepayment information, default rates, delinquency and loss assumptions, collateral characteristics, credit enhancements and specific deal information
Municipal securities	Standard inputs and, for certain distressed securities, cash flows or liquidation values using a net present value calculation based on inputs that include, but are not limited to, financial statements and debt contracts

When the fund’s investment adviser deems it appropriate to do so (such as when vendor prices are unavailable or deemed to be not representative), fixed-income securities will be valued in good faith at the mean quoted bid and ask prices that are reasonably and timely available (or bid prices, if ask prices are not available) or at prices for securities of comparable maturity, quality and type.

Securities with both fixed-income and equity characteristics, or equity securities traded principally among fixed-income dealers, are generally valued in the manner described for either equity or fixed-income securities, depending on which method is deemed most appropriate by the fund’s investment adviser. The Capital Group Central Cash Fund (“CCF”), a fund within the Capital Group Central Fund Series (“Central Funds”), is valued based upon a floating net asset value, which fluctuates with changes in the value of CCF’s portfolio securities. The underlying securities are valued based on the policies and procedures in CCF’s statement of additional information. Exchange-traded futures are generally valued at the official settlement price of the exchange or market on which such instruments are traded, as of the close of business on the day the futures are being valued. Forward currency contracts are valued based on the spot and forward exchange rates obtained from one or more pricing vendors. Interest rate swaps and credit default swaps are generally valued by pricing vendors based on market inputs that include the index and term of index, reset frequency, payer/receiver, currency and pay frequency.

66	The Bond Fund of America

Securities and other assets for which representative market quotations are not readily available or are considered unreliable by the fund’s investment adviser are fair valued as determined in good faith under fair valuation guidelines adopted by authority of the fund’s board of trustees as further described. The investment adviser follows fair valuation guidelines, consistent with U.S. Securities and Exchange Commission rules and guidance, to consider relevant principles and factors when making fair value determinations. The investment adviser considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type and cost of the security; contractual or legal restrictions on resale of the security; relevant financial or business developments of the issuer; actively traded similar or related securities; conversion or exchange rights on the security; related corporate actions; significant events occurring after the close of trading in the security; and changes in overall market conditions. In addition, the closing prices of equity securities that trade in markets outside U.S. time zones may be adjusted to reflect significant events that occur after the close of local trading but before the net asset value of each share class of the fund is determined. Fair valuations and valuations of investments that are not actively trading involve judgment and may differ materially from valuations that would have been used had greater market activity occurred.

Processes and structure — The fund’s board of trustees has delegated authority to the fund’s investment adviser to make fair value determinations, subject to board oversight. The investment adviser has established a Joint Fair Valuation Committee (the “Fair Valuation Committee”) to administer, implement and oversee the fair valuation process, and to make fair value decisions. The Fair Valuation Committee regularly reviews its own fair value decisions, as well as decisions made under its standing instructions to the investment adviser’s valuation teams. The Fair Valuation Committee reviews changes in fair value measurements from period to period and may, as deemed appropriate, update the fair valuation guidelines to better reflect the results of back testing and address new or evolving issues. The Fair Valuation Committee reports any changes to the fair valuation guidelines to the board of trustees. The fund’s board and audit committee also regularly review reports that describe fair value determinations and methods.

The fund’s investment adviser has also established a Fixed-Income Pricing Review Group to administer and oversee the fixed-income valuation process, including the use of fixed-income pricing vendors. This group regularly reviews pricing vendor information and market data. Pricing decisions, processes and controls over security valuation are also subject to additional internal reviews facilitated by the investment adviser’s global risk management group.

Classifications — The fund’s investment adviser classifies the fund’s assets and liabilities into three levels based on the inputs used to value the assets or liabilities. Level 1 values are based on quoted prices in active markets for identical securities. Level 2 values are based on significant observable market inputs, such as quoted prices for similar securities and quoted prices in inactive markets. Certain securities trading outside the U.S. may transfer between Level 1 and Level 2 due to valuation adjustments resulting from significant market movements following the close of local trading. Level 3 values are based on significant unobservable inputs that reflect the investment adviser’s determination of assumptions that market participants might reasonably use in valuing the securities. The valuation levels are not necessarily an indication of the risk or liquidity associated with the underlying investment. For example, U.S. government securities are reflected as Level 2 because the inputs used to determine fair value may not always be quoted prices in an active market. The following tables present the fund’s valuation levels as of December 31, 2021 (dollars in thousands):

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
U.S. Treasury bonds & notes	$—	$33,998,635	$—	$33,998,635
Corporate bonds, notes & loans	—	26,410,702	5,302	26,416,004
Mortgage-backed obligations	—	11,143,175	2,175	11,145,350
Asset-backed obligations	—	2,594,831	—	2,594,831
Bonds & notes of governments & government agencies outside the U.S.	—	1,442,251	—	1,442,251
Municipals	—	525,375	—	525,375
Federal agency bonds & notes	—	19,180	—	19,180
Common stocks	—	4,920	36,944	41,864
Preferred securities	—	5,047	—	5,047
Rights & warrants	—	544	—	544
Short-term securities	7,790,703	—	—	7,790,703
Total	$7,790,703	$76,144,660	$44,421	$83,979,784

The Bond Fund of America	67

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$83,505	$—	$—	$83,505
Unrealized appreciation on open forward currency contracts	—	1,623	—	1,623
Unrealized appreciation on centrally cleared interest rate swaps	—	214,241	—	214,241
Unrealized appreciation on credit default swaps	—	147	—	147
Liabilities:
Unrealized depreciation on futures contracts	(73,981)	—	—	(73,981)
Unrealized depreciation on open forward currency contracts	—	(4,405)	—	(4,405)
Unrealized depreciation on centrally cleared interest rate swaps	—	(23,527)	—	(23,527)
Total	$9,524	$188,079	$—	$197,603

*	Futures contracts, forward currency contracts, interest rate swaps and credit default swaps are not included in the fund’s investment portfolio.

4. Risk factors

Investing in the fund may involve certain risks including, but not limited to, those described below.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline — sometimes rapidly or unpredictably — due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Lower quality debt securities generally have higher rates of interest and may be subject to greater price fluctuations than higher quality debt securities. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

68	The Bond Fund of America

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as consumer loans or receivables. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing outside the U.S. — Securities of issuers domiciled outside the U.S., or with significant operations or revenues outside the U.S., may lose value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers operate or generate revenue. These securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Issuers of these securities may be more susceptible to actions of foreign governments, such as nationalization, currency blockage or the imposition of price controls or punitive taxes, each of which could adversely impact the value of these securities. Securities markets in certain countries may be more volatile and/or less liquid than those in the U.S. Investments outside the U.S. may also be subject to different accounting and auditing practices and standards and different regulatory, legal and reporting requirements, and may be more difficult to value, than those in the U.S. In addition, the value of investments outside the U.S. may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund. The risks of investing outside the U.S. may be heightened in connection with investments in emerging markets.

Investing in future delivery contracts — The fund may enter into contracts, such as to-be-announced contracts and mortgage dollar rolls, that involve the fund selling mortgage-related securities and simultaneously contracting to repurchase similar securities for delivery at a future date at a predetermined price. This can increase the fund’s market exposure, and the market price of the securities that the fund contracts to repurchase could drop below their purchase price. While the fund can preserve and generate capital through the use of such contracts by, for example, realizing the difference between the sale price and the future purchase price, the income generated by the fund may be reduced by engaging in such transactions. In addition, these transactions increase the turnover rate of the fund.

Investing in inflation-linked bonds — The values of inflation-linked bonds generally fluctuate in response to changes in real interest rates — i.e., rates of interest after factoring in inflation. A rise in real interest rates may cause the prices of inflation-linked securities to fall, while a decline in real interest rates may cause the prices to increase. Inflation-linked bonds may experience greater losses than other debt securities with similar durations when real interest rates rise faster than nominal interest rates. There can be no assurance that the value of an inflation-linked security will be directly correlated to changes in interest rates; for example, if interest rates rise for reasons other than inflation, the increase may not be reflected in the security’s inflation measure.

Investing in inflation-linked bonds may also reduce the fund’s distributable income during periods of deflation. If prices for goods and services decline throughout the economy, the principal and income on inflation-linked securities may decline and result in losses to the fund.

The Bond Fund of America	69

Investing in derivatives — The use of derivatives involves a variety of risks, which may be different from, or greater than, the risks associated with investing in traditional securities, such as stocks and bonds. Changes in the value of a derivative may not correlate perfectly with, and may be more sensitive to market events than, the underlying asset, rate or index, and a derivative instrument may expose the fund to losses in excess of its initial investment. Derivatives may be difficult to value, difficult for the fund to buy or sell at an opportune time or price and difficult, or even impossible, to terminate or otherwise offset. The fund’s use of derivatives may result in losses to the fund, and investing in derivatives may reduce the fund’s returns and increase the fund’s price volatility. The fund’s counterparty to a derivative transaction (including, if applicable, the fund’s clearing broker, the derivatives exchange or the clearinghouse) may be unable or unwilling to honor its financial obligations in respect of the transaction. In certain cases, the fund may be hindered or delayed in exercising remedies against or closing out derivative instruments with a counterparty, which may result in additional losses.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

5. Certain investment techniques

Index-linked bonds — The fund has invested in index-linked bonds, which are fixed-income securities whose principal value is periodically adjusted to a government price index. Over the life of an index-linked bond, interest is paid on the adjusted principal value. Increases or decreases in the principal value of index-linked bonds are recorded as interest income in the fund’s statement of operations.

Mortgage dollar rolls — The fund has entered into mortgage dollar roll transactions in which the fund sells a mortgage-backed security to a counterparty and simultaneously enters into an agreement with the same counterparty to buy back a similar security on a specific future date at a predetermined price. Mortgage dollar rolls are accounted for as purchase and sale transactions. Portfolio turnover rates excluding and including mortgage dollar rolls are presented at the end of the fund’s financial highlights table.

Loan transactions — The fund has entered into loan transactions in which the fund acquires a loan either through an agent, by assignment from another holder, or as a participation interest in another holder’s portion of a loan. The loan is often administered by a financial institution that acts as agent for the holders of the loan, and the fund may be required to receive approval from the agent and/or borrower prior to the sale of the investment. The loan’s interest rate and maturity date may change based on the terms of the loan, including potential early payments of principal.

Futures contracts — The fund has entered into futures contracts, which provide for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument for a specified price, date, time and place designated at the time the contract is made. Futures contracts are used to strategically manage the fund’s interest rate sensitivity by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio.

Upon entering into futures contracts, and to maintain the fund’s open positions in futures contracts, the fund is required to deposit with a futures broker, known as a futures commission merchant (“FCM”), in a segregated account in the name of the FCM an amount of cash, U.S. government securities or other liquid securities, known as initial margin. The margin required for a particular futures contract is set by the exchange on which the contract is traded to serve as collateral, and may be significantly modified from time to time by the exchange during the term of the contract.

On a daily basis, the fund pays or receives variation margin based on the increase or decrease in the value of the futures contracts and records variation margin on futures contracts in the statement of assets and liabilities. In addition, the fund segregates liquid assets equivalent to the fund’s outstanding obligations under the contract in excess of the initial margin and variation margin, if any. Futures contracts may involve a risk of loss in excess of the variation margin shown on the fund’s statement of assets and liabilities. The fund records realized gains or losses at the time the futures contract is closed or expires. Net realized gains or losses and net unrealized appreciation or depreciation from futures contracts are recorded in the fund’s statement of operations. The average month-end notional amount of futures contracts while held was $22,399,480,000.

Forward currency contracts — The fund has entered into forward currency contracts, which represent agreements to exchange currencies on specific future dates at predetermined rates. The fund’s investment adviser uses forward currency contracts to manage the fund’s exposure to changes in exchange rates. Upon entering into these contracts, risks may arise from the potential inability of counterparties to meet the terms of their contracts and from possible movements in exchange rates.

70	The Bond Fund of America

On a daily basis, the fund’s investment adviser values forward currency contracts and records unrealized appreciation or depreciation for open forward currency contracts in the fund’s statement of assets and liabilities. Realized gains or losses are recorded at the time the forward currency contract is closed or offset by another contract with the same broker for the same settlement date and currency.

Closed forward currency contracts that have not reached their settlement date are included in the respective receivables or payables for closed forward currency contracts in the fund’s statement of assets and liabilities. Net realized gains or losses from closed forward currency contracts and net unrealized appreciation or depreciation from open forward currency contracts are recorded in the fund’s statement of operations. The average month-end notional amount of open forward currency contracts while held was $470,711,000.

Swap contracts — The fund has entered into swap agreements, which are two-party contracts entered into primarily by institutional investors for a specified time period. In a typical swap transaction, two parties agree to exchange the returns earned or realized from one or more underlying assets or rates of return. Swap agreements can be traded on a swap execution facility (SEF) and cleared through a central clearinghouse (cleared), traded over-the-counter (OTC) and cleared, or traded bilaterally and not cleared. Because clearing interposes a central clearinghouse as the ultimate counterparty to each participant’s swap, and margin is required to be exchanged under the rules of the clearinghouse, central clearing is intended to decrease (but not eliminate) counterparty risk relative to uncleared bilateral swaps. To the extent the fund enters into bilaterally negotiated swap transactions, the fund will enter into swap agreements only with counterparties that meet certain credit standards and subject to agreed collateralized procedures. The term of a swap can be days, months or years and certain swaps may be less liquid than others.

Upon entering into a centrally cleared swap contract, the fund is required to deposit cash, U.S. government securities or other liquid securities, which is known as initial margin. Generally, the initial margin required for a particular swap is set and held as collateral by the clearinghouse on which the contract is cleared. The amount of initial margin required may be significantly modified from time to time by the clearinghouse during the term of the contract.

On a daily basis, interest accruals related to the exchange of future payments are recorded as a receivable and payable in the fund’s statement of assets and liabilities for centrally cleared swaps and as unrealized appreciation or depreciation in the fund’s statement of assets and liabilities for bilateral swaps. For centrally cleared swaps, the fund also pays or receives a variation margin based on the increase or decrease in the value of the swaps, including accrued interest as applicable, and records variation margin in the statement of assets and liabilities. The fund records realized gains and losses on both the net accrued interest and any gain or loss recognized at the time the swap is closed or expires. Net realized gains or losses, as well as any net unrealized appreciation or depreciation, from swaps are recorded in the fund’s statement of operations.

Swap agreements can take different forms. The fund has entered into the following types of swap agreements:

Interest rate swaps — The fund has entered into interest rate swaps, which seek to manage the interest rate sensitivity of the fund by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. An interest rate swap is an agreement between two parties to exchange or swap payments based on changes in an interest rate or rates. Typically, one interest rate is fixed and the other is variable based on a designated short-term interest rate such as the Secured Overnight Financing Rate (SOFR), prime rate or other benchmark. In other types of interest rate swaps, known as basis swaps, the parties agree to swap variable interest rates based on different designated short-term interest rates. Interest rate swaps generally do not involve the delivery of securities or other principal amounts. Rather, cash payments are exchanged by the parties based on the application of the designated interest rates to a notional amount, which is the predetermined dollar principal of the trade upon which payment obligations are computed. Accordingly, the fund’s current obligation or right under the swap agreement is generally equal to the net amount to be paid or received under the swap agreement based on the relative value of the position held by each party. The average month-end notional amount of interest rate swaps while held was $6,544,156,000.

Credit default swap indices — The fund has entered into centrally cleared credit default swap indices, including CDX and iTraxx indices (collectively referred to as “CDSIs”), in order to assume exposure to a diversified portfolio of credits or to hedge against existing credit risks. A CDSI is based on a portfolio of credit default swaps with similar characteristics, such as credit default swaps on high-yield bonds. In a typical CDSI transaction, one party (the protection buyer) is obligated to pay the other party (the protection seller) a stream of periodic payments over the term of the contract. If a credit event, such as a default or restructuring, occurs with respect to any of the underlying reference obligations, the protection seller must pay the protection buyer the loss on those credits.

The fund may enter into a CDSI transaction as either protection buyer or protection seller. If the fund is a protection buyer, it would pay the counterparty a periodic stream of payments over the term of the contract and would not recover any of those payments if no credit events were to occur with respect to any of the underlying reference obligations. However, if a credit event did occur, the fund, as a protection buyer, would have the right to deliver the referenced debt obligations or a specified amount of cash, depending on the terms of the applicable agreement, and to receive the par value of such debt obligations from the counterparty protection seller.

The Bond Fund of America	71

As a protection seller, the fund would receive fixed payments throughout the term of the contract if no credit events were to occur with respect to any of the underlying reference obligations. If a credit event were to occur, however, the value of any deliverable obligation received by the fund, coupled with the periodic payments previously received by the fund, may be less than the full notional value that the fund, as a protection seller, pays to the counterparty protection buyer, effectively resulting in a loss of value to the fund. Furthermore, as a protection seller, the fund would effectively add leverage to its portfolio because it would have investment exposure to the notional amount of the swap transaction. The average month-end notional amount of credit default swaps while held was $510,444,000.

The following tables identify the location and fair value amounts on the fund’s statement of assets and liabilities and the effect on the fund’s statement of operations resulting from the fund’s use of futures contracts, forward currency contracts, interest rate swaps and credit default swaps as of, or for the year ended, December 31, 2021 (dollars in thousands):

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$83,505	Unrealized depreciation*	$73,981
Forward currency	Currency	Unrealized appreciation on open forward currency contracts	1,623	Unrealized depreciation on open forward currency contracts	4,405
Swap (centrally cleared)	Interest	Unrealized appreciation*	214,241	Unrealized depreciation*	23,527
Swap (centrally cleared)	Credit	Unrealized appreciation*	147	Unrealized depreciation*	—
			$299,516		$101,913

		Net realized gain (loss)		Net unrealized appreciation (depreciation)
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized gain on futures contracts	$119,270	Net unrealized appreciation on futures contracts	$3,393
Forward currency	Currency	Net realized gain on forward currency contracts	18,338	Net unrealized depreciation on forward currency contracts	(2,462)
Swap	Interest	Net realized gain on swap contracts	45,141	Net unrealized appreciation on swap contracts	6
Swap	Credit	Net realized loss on swap contracts	(1,286)	Net unrealized depreciation on swap contracts	(675)
			$181,463		$262

*	Includes cumulative appreciation/depreciation on futures contracts, centrally cleared interest rate swaps and credit default swaps as reported in the applicable tables following the fund’s investment portfolio. Only current day’s variation margin is reported within the fund’s statement of assets and liabilities.

Collateral — The fund receives or pledges highly liquid assets, such as cash or U.S. government securities, as collateral due to its use of futures contracts, forward currency contracts, interest rate swaps, credit default swaps and future delivery contracts. For futures contracts, centrally cleared interest rate swaps and credit default swaps, the fund pledges collateral for initial and variation margin by contract. For forward currency contracts, the fund either receives or pledges collateral based on the net gain or loss on unsettled contracts by counterparty. For future delivery contracts, the fund either receives or pledges collateral based on the net gain or loss on unsettled contracts by certain counterparties. The purpose of the collateral is to cover potential losses that could occur in the event that either party cannot meet its contractual obligation. Non-cash collateral pledged by the fund, if any, is disclosed in the fund’s investment portfolio, and cash collateral pledged by the fund, if any, is held in a segregated account with the fund’s custodian, which is reflected as pledged cash collateral in the fund’s statement of assets and liabilities.

Rights of offset — The fund has entered into enforceable master netting agreements with certain counterparties for forward currency contracts, where on any date amounts payable by each party to the other (in the same currency with respect to the same transaction) may be closed or offset by each party’s payment obligation. If an early termination date occurs under these agreements following an event of default or termination event, all obligations of each party to its counterparty are settled net through a single payment in a single currency (“close-out netting”). For financial reporting purposes, the fund does not offset financial assets and financial liabilities that are subject to these master netting arrangements in the statement of assets and liabilities.

72	The Bond Fund of America

The following table presents the fund’s forward currency contracts by counterparty that are subject to master netting agreements but that are not offset in the fund’s statement of assets and liabilities. The net amount column shows the impact of offsetting on the fund’s statement of assets and liabilities as of December 31, 2021, if close-out netting was exercised (dollars in thousands):

	Gross amounts recognized in the	Gross amounts not offset in the statement of assets and liabilities and subject to a master netting agreement
Counterparty	statement of assets and liabilities	Available to offset	Non-cash collateral*	Cash collateral*	Net amount
Assets:
Bank of New York Mellon	$621	$—	$(561)	$—	$60
Citibank	1,002	(582)	—	—	420
Total	$1,623	$(582)	$(561)	$—	$480
Liabilities:
BNP Paribas	$111	$—	$—	$—	$111
Citibank	582	(582)	—	—	—
JPMorgan Chase	1,772	—	(821)	—	951
Morgan Stanley	1,275	—	(668)	—	607
UBS AG	665	—	(474)	—	191
Total	$4,405	$(582)	$(1,963)	$—	$1,860

*	Collateral is shown on a settlement basis.

6. Taxation and distributions

Federal income taxation — The fund complies with the requirements under Subchapter M of the Internal Revenue Code applicable to regulated investment companies and intends to distribute substantially all of its net taxable income and net capital gains each year. The fund is not subject to income taxes to the extent such distributions are made. Therefore, no federal income tax provision is required.

As of and during the year ended December 31, 2021, the fund did not have a liability for any unrecognized tax benefits. The fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the statement of operations. During the year, the fund did not incur any significant interest or penalties.

The fund’s tax returns are generally not subject to examination by federal, state and, if applicable, non-U.S. tax authorities after the expiration of each jurisdiction’s statute of limitations, which is typically three years after the date of filing but can be extended in certain jurisdictions.

Non-U.S. taxation — Dividend and interest income are recorded net of non-U.S. taxes paid. The fund may file withholding tax reclaims in certain jurisdictions to recover a portion of amounts previously withheld. These reclaims are recorded when the amount is known and there are no significant uncertainties on collectability. Gains realized by the fund on the sale of securities in certain countries, if any, may be subject to non-U.S. taxes. If applicable, the fund records an estimated deferred tax liability based on unrealized gains to provide for potential non-U.S. taxes payable upon the sale of these securities.

Distributions — Distributions determined on a tax basis may differ from net investment income and net realized gains for financial reporting purposes. These differences are due primarily to different treatment for items such as currency gains and losses; short-term capital gains and losses; capital losses related to sales of certain securities within 30 days of purchase; cost of investments sold; paydowns on fixed-income securities and income on certain investments. The fiscal year in which amounts are distributed may differ from the year in which the net investment income and net realized gains are recorded by the fund for financial reporting purposes. The fund may also designate a portion of the amount paid to redeeming shareholders as a distribution for tax purposes.

During the year ended December 31, 2021, the fund reclassified $16,057,000 from total distributable earnings to capital paid in on shares of beneficial interest to align financial reporting with tax reporting.

The Bond Fund of America	73

As of December 31, 2021, the tax basis components of distributable earnings, unrealized appreciation (depreciation) and cost of investments were as follows (dollars in thousands):

Undistributed ordinary income	$192,572
Undistributed long-term capital gains	88,414
Gross unrealized appreciation on investments	1,756,328
Gross unrealized depreciation on investments	(798,411)
Net unrealized appreciation on investments	957,917
Cost of investments	83,212,595

Distributions paid or accrued were characterized for tax purposes as follows (dollars in thousands):

	Year ended December 31, 2021						Year ended December 31, 2020
Share class	Ordinary income		Long-term capital gains		Total distributions paid or accrued		Ordinary income		Long-term capital gains		Total distributions paid or accrued
Class A	$431,914		$163,952		$595,866		$1,135,597		$260,675		$1,396,272
Class C	5,421		4,005		9,426		27,884		7,480		35,364
Class T	—	*	—	*	—	*	—	*	—	*	—	*
Class F-1	15,522		5,669		21,191		49,443		11,581		61,024
Class F-2	318,827		109,456		428,283		618,245		145,365		763,610
Class F-3	105,868		39,500		145,368		163,945		39,329		203,274
Class 529-A	21,024		8,089		29,113		57,819		13,417		71,236
Class 529-C	511		397		908		3,631		786		4,417
Class 529-E	594		258		852		1,983		463		2,446
Class 529-T	—	*	—	*	—	*	—	*	—	*	—	*
Class 529-F-1	—	*	—	*	—	*	2,578		—	*	2,578
Class 529-F-2†	2,834		952		3,786		4,047		1,458		5,505
Class 529-F-3†	—	*	—	*	—	*	—	*	—	*	—	*
Class R-1	288		227		515		1,283		348		1,631
Class R-2	2,981		2,266		5,247		15,217		4,120		19,337
Class R-2E	448		244		692		1,561		400		1,961
Class R-3	8,015		3,713		11,728		27,171		6,544		33,715
Class R-4	9,139		3,247		12,386		26,795		6,064		32,859
Class R-5E	2,205		860		3,065		3,282		771		4,053
Class R-5	3,788		1,733		5,521		8,031		1,691		9,722
Class R-6	252,562		79,232		331,794		543,708		117,773		661,481
Total	$1,181,941		$423,800		$1,605,741		$2,692,220		$618,265		$3,310,485

*	Amount less than one thousand.
†	Class 529-F-2 and 529-F-3 shares began investment operations on October 30, 2020.

7. Fees and transactions with related parties

CRMC, the fund’s investment adviser, is the parent company of American Funds Distributors®, Inc. (“AFD”), the principal underwriter of the fund’s shares, and American Funds Service Company® (“AFS”), the fund’s transfer agent. CRMC, AFD and AFS are considered related parties to the fund.

Investment advisory services — The fund has an investment advisory and service agreement with CRMC that provides for monthly fees accrued daily. At the beginning of the year, these fees were based on a series of decreasing annual rates beginning with 0.300% on the first $60 million of daily net assets and decreasing to 0.107% on such assets in excess of $52 billion. On March 10, 2021, the fund’s board of trustees approved an amended investment advisory and service agreement effective May 1, 2021, decreasing the annual rate to 0.105% on daily net assets in excess of $76 billion. The agreement also provides for monthly fees, accrued daily, based on a series of decreasing rates beginning with 2.25% on the first $8,333,333 of the fund’s monthly gross income and decreasing to 1.75% on such income in excess of $41,666,667. For the year ended December 31, 2021, the investment advisory services fees were $117,038,000, which were equivalent to an annualized rate of 0.157% of average daily net assets.

74	The Bond Fund of America

Class-specific fees and expenses — Expenses that are specific to individual share classes are accrued directly to the respective share class. The principal class-specific fees and expenses are further described below:

Distribution services — The fund has plans of distribution for all share classes, except Class F-2, F-3, 529-F-2, 529-F-3, R-5E, R-5 and R-6 shares. Under the plans, the board of trustees approves certain categories of expenses that are used to finance activities primarily intended to sell fund shares and service existing accounts. The plans provide for payments, based on an annualized percentage of average daily net assets, ranging from 0.25% to 1.00% as noted in this section. In some cases, the board of trustees has limited the amounts that may be paid to less than the maximum allowed by the plans. All share classes with a plan may use up to 0.25% of average daily net assets to pay service fees, or to compensate AFD for paying service fees, to firms that have entered into agreements with AFD to provide certain shareholder services. The remaining amounts available to be paid under each plan are paid to dealers to compensate them for their sales activities.

Share class	Currently approved limits	Plan limits
Class A	0.25%	0.25%
Class 529-A	0.25	0.50
Classes C, 529-C and R-1	1.00	1.00
Class R-2	0.75	1.00
Class R-2E	0.60	0.85
Classes 529-E and R-3	0.50	0.75
Classes T, F-1, 529-T, 529-F-1 and R-4	0.25	0.50

For Class A and 529-A shares, distribution-related expenses include the reimbursement of dealer and wholesaler commissions paid by AFD for certain shares sold without a sales charge. These share classes reimburse AFD for amounts billed within the prior 15 months but only to the extent that the overall annual expense limits are not exceeded. As of December 31, 2021, unreimbursed expenses subject to reimbursement totaled $13,982,000 for Class A shares. There were no unreimbursed expenses subject to reimbursement for Class 529-A shares.

Transfer agent services — The fund has a shareholder services agreement with AFS under which the fund compensates AFS for providing transfer agent services to each of the fund’s share classes. These services include recordkeeping, shareholder communications and transaction processing. In addition, the fund reimburses AFS for amounts paid to third parties for performing transfer agent services on behalf of fund shareholders.

Administrative services — The fund has an administrative services agreement with CRMC under which the fund compensates CRMC for providing administrative services to all share classes. Administrative services are provided by CRMC and its affiliates to help assist third parties providing non-distribution services to fund shareholders. These services include providing in-depth information on the fund and market developments that impact fund investments. Administrative services also include, but are not limited to, coordinating, monitoring and overseeing third parties that provide services to fund shareholders. The agreement provides the fund the ability to charge an administrative services fee at the annual rate of 0.05% of the average daily net assets attributable to each share class of the fund. Currently the fund pays CRMC an administrative services fee at the annual rate of 0.03% of the average daily net assets attributable to each share class of the fund for CRMC’s provision of administrative services.

529 plan services — Each 529 share class is subject to service fees to compensate the Virginia College Savings Plan (“Virginia529”) for its oversight and administration of the CollegeAmerica 529 college savings plan. The fee is based on the combined net assets invested in Class 529 and ABLE shares of the American Funds. Class ABLE shares are offered on other American Funds by Virginia529 through ABLEAmerica®, a tax-advantaged savings program for individuals with disabilities. The quarterly fee is based on a series of decreasing annual rates beginning with 0.09% on the first $20 billion of the combined net assets invested in the American Funds and decreasing to 0.03% on such assets in excess of $100 billion. Effective January 1, 2022, the quarterly fee will be amended to a series of decreasing annual rates beginning with 0.09% on the first $20 billion of the combined net assets invested in the American Funds and decreasing to 0.03% on such assets in excess of $75 billion. The fee for any given calendar quarter is accrued and calculated on the basis of the average net assets of Class 529 and ABLE shares of the American Funds for the last month of the prior calendar quarter. The fee is included in other expenses in the fund’s statement of operations. Virginia529 is not considered a related party to the fund.

The Bond Fund of America	75

For the year ended December 31, 2021, class-specific expenses under the agreements were as follows (dollars in thousands):

Share class	Distribution services	Transfer agent services		Administrative services		529 plan services
Class A	$74,680	$29,796		$8,962		Not applicable
Class C	7,777	775		234		Not applicable
Class T	—	—	*	—	*	Not applicable
Class F-1	2,787	1,616		334		Not applicable
Class F-2	Not applicable	20,883		5,661		Not applicable
Class F-3	Not applicable	74		1,760		Not applicable
Class 529-A	3,585	1,423		450		$889
Class 529-C	780	76		24		47
Class 529-E	246	18		15		29
Class 529-T	—	—	*	—	*	—	*
Class 529-F-1	—	—	*	—	*	—	*
Class 529-F-2	Not applicable	122		51		101
Class 529-F-3	Not applicable	—	*	—	*	—	*
Class R-1	406	40		12		Not applicable
Class R-2	3,235	1,510		129		Not applicable
Class R-2E	271	93		14		Not applicable
Class R-3	3,516	1,062		211		Not applicable
Class R-4	1,587	627		190		Not applicable
Class R-5E	Not applicable	189		39		Not applicable
Class R-5	Not applicable	108		64		Not applicable
Class R-6	Not applicable	124		4,214		Not applicable
Total class-specific expenses	$98,870	$58,536		$22,364		$1,066

*	Amount less than one thousand.

Trustees’ deferred compensation — Trustees who are unaffiliated with CRMC may elect to defer the cash payment of part or all of their compensation. These deferred amounts, which remain as liabilities of the fund, are treated as if invested in shares of the fund or other American Funds. These amounts represent general, unsecured liabilities of the fund and vary according to the total returns of the selected funds. Trustees’ compensation of $261,000 in the fund’s statement of operations reflects $157,000 in current fees (either paid in cash or deferred) and a net increase of $104,000 in the value of the deferred amounts.

Affiliated officers and trustees — Officers and certain trustees of the fund are or may be considered to be affiliated with CRMC, AFD and AFS. No affiliated officers or trustees received any compensation directly from the fund.

Investment in CCF — The fund holds shares of CCF, an institutional prime money market fund managed by CRMC. CCF invests in high-quality, short-term money market instruments. CCF is used as the primary investment vehicle for the fund’s short-term instruments. CCF shares are only available for purchase by CRMC, its affiliates, and other funds managed by CRMC or its affiliates, and are not available to the public. CRMC does not receive an investment advisory services fee from CCF.

Security transactions with related funds — The fund purchased securities from, and sold securities to, other funds managed by CRMC (or funds managed by certain affiliates of CRMC) under procedures adopted by the fund’s board of trustees. The funds involved in such transactions are considered related by virtue of having a common investment adviser (or affiliated investment advisers), common trustees and/or common officers. Each transaction was executed at the current market price of the security and no brokerage commissions or fees were paid in accordance with Rule 17a-7 of the 1940 Act. During the year ended December 31, 2021, the fund engaged in such purchase and sale transactions with related funds in the amounts of $1,052,381,000 and $379,118,000, respectively, which generated $18,552,000 of net realized gains from such sales.

Interfund lending — Pursuant to an exemptive order issued by the SEC, the fund, along with other CRMC-managed funds (or funds managed by certain affiliates of CRMC), may participate in an interfund lending program. The program provides an alternate credit facility that permits the funds to lend or borrow cash for temporary purposes directly to or from one another, subject to the conditions of the exemptive order. The fund did not lend or borrow cash through the interfund lending program at any time during the year ended December 31, 2021.

76	The Bond Fund of America

8. Indemnifications

The fund’s organizational documents provide board members and officers with indemnification against certain liabilities or expenses in connection with the performance of their duties to the fund. In the normal course of business, the fund may also enter into contracts that provide general indemnifications. The fund’s maximum exposure under these arrangements is unknown since it is dependent on future claims that may be made against the fund. The risk of material loss from such claims is considered remote. Insurance policies are also available to the fund’s board members and officers.

9. Capital share transactions

Capital share transactions in the fund were as follows (dollars and shares in thousands):

	Sales[1]		Reinvestments of distributions				Repurchases[1]		Net increase (decrease)
Share class	Amount	Shares	Amount		Shares		Amount	Shares	Amount	Shares

Year ended December 31, 2021

Class A	$5,399,156	399,358	$596,876		44,285		$(4,480,861)	(331,893)	$1,515,171	111,750
Class C	156,104	11,539	10,024		743		(273,093)	(20,227)	(106,965)	(7,945)
Class T	—	—	—		—		—	—	—	—
Class F-1	258,812	19,155	22,271		1,651		(550,345)	(40,683)	(269,262)	(19,877)
Class F-2	9,182,796	679,095	424,331		31,484		(4,949,570)	(366,729)	4,657,557	343,850
Class F-3	4,966,620	368,216	143,670		10,669		(1,482,730)	(109,949)	3,627,560	268,936
Class 529-A	273,918	20,253	29,897		2,217		(311,596)	(23,033)	(7,781)	(563)
Class 529-C	21,693	1,604	952		71		(39,708)	(2,936)	(17,063)	(1,261)
Class 529-E	7,846	580	861		64		(13,769)	(1,019)	(5,062)	(375)
Class 529-T	—	—	—	[2]	—	[2]	—	—	— [2]	— [2]
Class 529-F-1	—	—	—	[2]	—	[2]	—	—	— [2]	— [2]
Class 529-F-2	50,199	3,714	3,779		280		(38,310)	(2,833)	15,668	1,161
Class 529-F-3	—	—	—	[2]	—	[2]	—	—	— [2]	— [2]
Class R-1	13,301	986	514		38		(10,332)	(765)	3,483	259
Class R-2	109,434	8,090	5,231		388		(160,588)	(11,881)	(45,923)	(3,403)
Class R-2E	17,056	1,259	690		51		(17,512)	(1,296)	234	14
Class R-3	172,879	12,779	11,786		875		(233,176)	(17,257)	(48,511)	(3,603)
Class R-4	172,188	12,728	12,480		926		(264,316)	(19,566)	(79,648)	(5,912)
Class R-5E	100,893	7,459	3,058		227		(28,766)	(2,132)	75,185	5,554
Class R-5	243,353	18,023	5,675		421		(61,171)	(4,527)	187,857	13,917
Class R-6	4,789,022	354,533	330,424		24,522		(3,113,972)	(231,163)	2,005,474	147,892
Total net increase (decrease)	$25,935,270	1,919,371	$1,602,519		118,912		$(16,029,815)	(1,187,889)	$11,507,974	850,394

See end of table for footnotes.

The Bond Fund of America	77

	Sales[1]		Reinvestments of distributions				Repurchases[1]		Net increase (decrease)
Share class	Amount	Shares	Amount		Shares		Amount	Shares	Amount	Shares

Year ended December 31, 2020

Class A	$7,577,330	547,419	$1,375,595		99,645		$(3,786,344)	(275,341)	$5,166,581	371,723
Class C	381,139	27,552	34,643		2,513		(396,635)	(28,589)	19,147	1,476
Class T	—	—	—		—		—	—	—	—
Class F-1	540,494	38,951	58,925		4,270		(310,432)	(22,462)	288,987	20,759
Class F-2	9,295,368	668,599	740,296		53,596		(3,376,383)	(245,568)	6,659,281	476,627
Class F-3	2,722,424	195,260	200,563		14,517		(757,259)	(54,996)	2,165,728	154,781
Class 529-A	484,048	34,875	70,405		5,100		(263,429)	(19,020)	291,024	20,955
Class 529-C	42,518	3,097	4,400		320		(149,126)	(10,687)	(102,208)	(7,270)
Class 529-E	14,371	1,044	2,430		176		(13,052)	(942)	3,749	278
Class 529-T	—	—	1		—	[2]	—	—	1	— [2]
Class 529-F-1	43,715	3,163	2,343		170		(182,892)	(13,093)	(136,834)	(9,760)
Class 529-F-2[3]	169,310	12,086	5,496		398		(6,497)	(459)	168,309	12,025
Class 529-F-3[3]	10	1	—	[2]	—	[2]	—	—	10	1
Class R-1	12,614	911	1,628		118		(15,788)	(1,153)	(1,546)	(124)
Class R-2	192,313	13,950	19,247		1,395		(174,314)	(12,674)	37,246	2,671
Class R-2E	21,840	1,587	1,960		142		(13,198)	(956)	10,602	773
Class R-3	310,798	22,534	33,500		2,428		(267,678)	(19,450)	76,620	5,512
Class R-4	279,386	20,220	32,546		2,357		(220,289)	(16,038)	91,643	6,539
Class R-5E	62,998	4,557	4,037		292		(24,781)	(1,788)	42,254	3,061
Class R-5	74,561	5,396	9,489		687		(73,345)	(5,385)	10,705	698
Class R-6	3,960,909	284,931	658,960		47,721		(2,092,488)	(154,656)	2,527,381	177,996
Total net increase (decrease)	$26,186,146	1,886,133	$3,256,464		235,845		$(12,123,930)	(883,257)	$17,318,680	1,238,721

[1]	Includes exchanges between share classes of the fund.
[2]	Amount less than one thousand.
[3]	Class 529-F-2 and 529-F-3 shares began investment operations on October 30, 2020.

10. Investment transactions

The fund made purchases and sales of investment securities, excluding short-term securities and U.S. government obligations, if any, of $216,834,679,000 and $222,158,556,000, respectively, during the year ended December 31, 2021.

78	The Bond Fund of America

Financial highlights

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]		Ratio of expenses to average net assets after waivers/ reimbursements[3,4]		Ratio of net income to average net assets[3]
Class A:
12/31/2021	$13.79	$.18	$(.31)	$(.13)	$(.19)	$(.08)	$(.27)	$13.39	(.95)%	$30,201		.55%		.55%		1.36%
12/31/2020	13.09	.22	1.18	1.40	(.26)	(.44)	(.70)	13.79	10.71	29,570		.57		.57		1.59
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	8.02	23,197		.60		.60		2.35
12/31/2018	12.89	.30	(.32)	(.02)	(.30)	—	(.30)	12.57	(.13)	19,352		.60		.60		2.37
12/31/2017	12.72	.25	.16	.41	(.24)	—	(.24)	12.89	3.21	19,939		.60		.60		1.91
Class C:
12/31/2021	13.79	.08	(.31)	(.23)	(.09)	(.08)	(.17)	13.39	(1.68)	717		1.29		1.29		.60
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.90	848		1.31		1.31		.87
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.20	786		1.36		1.36		1.60
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.91)	825		1.39		1.39		1.58
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.40	1,041		1.40		1.40		1.11
Class T:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.74)[5]	—	[6]	.33	[5]	.33	[5]	1.55	[5]
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.98 [5]	—	[6]	.34	[5]	.34	[5]	1.81	[5]
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.24 [5]	—	[6]	.37	[5]	.37	[5]	2.56	[5]
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.09 [5]	—	[6]	.39	[5]	.39	[5]	2.58	[5]
12/31/2017[7,8]	12.81	.20	.07	.27	(.19)	—	(.19)	12.89	2.15 [5,9]	—	[6]	.38	[5,10]	.38	[5,10]	2.15	[5,10]
Class F-1:
12/31/2021	13.79	.18	(.31)	(.13)	(.19)	(.08)	(.27)	13.39	(.99)	1,011		.59		.59		1.30
12/31/2020	13.09	.21	1.18	1.39	(.25)	(.44)	(.69)	13.79	10.68	1,315		.60		.60		1.55
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	7.97	977		.64		.64		2.31
12/31/2018	12.89	.29	(.32)	(.03)	(.29)	—	(.29)	12.57	(.18)	745		.66		.66		2.32
12/31/2017	12.72	.24	.16	.40	(.23)	—	(.23)	12.89	3.17	801		.65		.65		1.86
Class F-2:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.71)	20,613		.31		.31		1.60
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.99	16,494		.32		.32		1.81
12/31/2019	12.57	.35	.69	1.04	(.34)	(.18)	(.52)	13.09	8.28	9,415		.35		.35		2.59
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.14	5,728		.34		.34		2.65
12/31/2017	12.72	.28	.16	.44	(.27)	—	(.27)	12.89	3.47	4,067		.35		.35		2.16
Class F-3:
12/31/2021	13.79	.23	(.31)	(.08)	(.24)	(.08)	(.32)	13.39	(.60)	7,934		.20		.20		1.72
12/31/2020	13.09	.27	1.18	1.45	(.31)	(.44)	(.75)	13.79	11.10	4,465		.21		.21		1.90
12/31/2019	12.57	.36	.69	1.05	(.35)	(.18)	(.53)	13.09	8.40	2,212		.25		.24		2.70
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.21	1,483		.27		.27		2.70
12/31/2017[7,11]	12.74	.27	.14	.41	(.26)	—	(.26)	12.89	3.25 [9]	2,061		.26	[10]	.26	[10]	2.29	[10]
Class 529-A:
12/31/2021	13.79	.18	(.31)	(.13)	(.19)	(.08)	(.27)	13.39	(.99)	1,473		.59		.59		1.31
12/31/2020	13.09	.21	1.18	1.39	(.25)	(.44)	(.69)	13.79	10.67	1,526		.61		.61		1.54
12/31/2019	12.57	.30	.69	.99	(.29)	(.18)	(.47)	13.09	7.95	1,174		.66		.66		2.29
12/31/2018	12.89	.29	(.32)	(.03)	(.29)	—	(.29)	12.57	(.21)	1,003		.69		.69		2.29
12/31/2017	12.72	.24	.16	.40	(.23)	—	(.23)	12.89	3.14	1,022		.68		.68		1.84

See end of table for footnotes.

The Bond Fund of America	79

Financial highlights (continued)

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]		Ratio of expenses to average net assets after waivers/ reimbursements[3,4]		Ratio of net income to average net assets[3]
Class 529-C:
12/31/2021	$13.79	$.08	$(.31)	$(.23)	$(.09)	$(.08)	$(.17)	$13.39	(1.73)%	$70		1.34%		1.34%		.56%
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.85	89		1.36		1.36		.90
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.16	180		1.40		1.40		1.56
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.94)	191		1.43		1.43		1.55
12/31/2017	12.72	.14	.16	.30	(.13)	—	(.13)	12.89	2.35	232		1.44		1.44		1.07
Class 529-E:
12/31/2021	13.79	.15	(.31)	(.16)	(.16)	(.08)	(.24)	13.39	(1.19)	46		.79		.79		1.11
12/31/2020	13.09	.18	1.18	1.36	(.22)	(.44)	(.66)	13.79	10.46	53		.80		.80		1.37
12/31/2019	12.57	.28	.69	.97	(.27)	(.18)	(.45)	13.09	7.75	46		.85		.85		2.11
12/31/2018	12.89	.27	(.32)	(.05)	(.27)	—	(.27)	12.57	(.40)	43		.88		.88		2.10
12/31/2017	12.72	.21	.16	.37	(.20)	—	(.20)	12.89	2.93	47		.88		.88		1.63
Class 529-T:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.78)[5]	—	[6]	.37	[5]	.37	[5]	1.52	[5]
12/31/2020	13.09	.24	1.18	1.42	(.28)	(.44)	(.72)	13.79	10.91 [5]	—	[6]	.39	[5]	.39	[5]	1.77	[5]
12/31/2019	12.57	.33	.69	1.02	(.32)	(.18)	(.50)	13.09	8.20 [5]	—	[6]	.42	[5]	.42	[5]	2.51	[5]
12/31/2018	12.89	.32	(.32)	— [12]	(.32)	—	(.32)	12.57	.04 [5]	—	[6]	.44	[5]	.44	[5]	2.54	[5]
12/31/2017[7,8]	12.81	.20	.07	.27	(.19)	—	(.19)	12.89	2.10 [5,9]	—	[6]	.45	[5,10]	.45	[5,10]	2.08	[5,10]
Class 529-F-1:
12/31/2021	13.79	.20	(.31)	(.11)	(.21)	(.08)	(.29)	13.39	(.82)[5]	—	[6]	.41	[5]	.41	[5]	1.48	[5]
12/31/2020	13.09	.24	1.18	1.42	(.28)	(.44)	(.72)	13.79	10.92 [5]	—	[6]	.38	[5]	.38	[5]	1.87	[5]
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.20	128		.42		.42		2.53
12/31/2018	12.89	.32	(.32)	— [12]	(.32)	—	(.32)	12.57	.03	102		.44		.44		2.54
12/31/2017	12.72	.27	.16	.43	(.26)	—	(.26)	12.89	3.37	88		.45		.45		2.06
Class 529-F-2:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.73)	177		.33		.33		1.58
12/31/2020[7,13]	14.00	.03	.24	.27	(.04)	(.44)	(.48)	13.79	1.88 [9]	166		.06	[9]	.06	[9]	.24	[9]
Class 529-F-3:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.69)	—	[6]	.27		.27		1.62
12/31/2020[7,13]	14.00	.04	.23	.27	(.04)	(.44)	(.48)	13.79	1.90 [9]	—	[6]	.08	[9]	.04	[9]	.25	[9]
Class R-1:
12/31/2021	13.79	.08	(.31)	(.23)	(.09)	(.08)	(.17)	13.39	(1.69)	42		1.29		1.29		.62
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.88	39		1.33		1.33		.85
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.21	39		1.35		1.35		1.61
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.89)	30		1.37		1.37		1.60
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.43	34		1.37		1.37		1.14

See end of table for footnotes.

80	The Bond Fund of America

Financial highlights (continued)

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]	Ratio of expenses to average net assets after waivers/ reimbursements[3,4]	Ratio of net income to average net assets[3]
Class R-2:
12/31/2021	$13.79	$.08	$(.31)	$(.23)	$(.09)	$(.08)	$(.17)	$13.39	(1.69)%	$409		1.30%	1.30%	.60%
12/31/2020	13.09	.12	1.18	1.30	(.16)	(.44)	(.60)	13.79	9.91	468		1.30	1.30	.87
12/31/2019	12.57	.22	.69	.91	(.21)	(.18)	(.39)	13.09	7.22	410		1.34	1.34	1.61
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.88)	400		1.36	1.36	1.61
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.44	456		1.36	1.36	1.15
Class R-2E:
12/31/2021	13.79	.12	(.31)	(.19)	(.13)	(.08)	(.21)	13.39	(1.40)	44		1.00	1.00	.90
12/31/2020	13.09	.16	1.18	1.34	(.20)	(.44)	(.64)	13.79	10.22	46		1.02	1.02	1.14
12/31/2019	12.57	.25	.69	.94	(.24)	(.18)	(.42)	13.09	7.53	33		1.05	1.05	1.90
12/31/2018	12.89	.24	(.32)	(.08)	(.24)	—	(.24)	12.57	(.59)	26		1.07	1.07	1.92
12/31/2017	12.72	.19	.16	.35	(.18)	—	(.18)	12.89	2.75	20		1.06	1.06	1.48
Class R-3:
12/31/2021	13.79	.14	(.31)	(.17)	(.15)	(.08)	(.23)	13.39	(1.25)	673		.85	.85	1.05
12/31/2020	13.09	.18	1.18	1.36	(.22)	(.44)	(.66)	13.79	10.40	743		.86	.86	1.31
12/31/2019	12.57	.27	.69	.96	(.26)	(.18)	(.44)	13.09	7.70	633		.89	.89	2.06
12/31/2018	12.89	.26	(.32)	(.06)	(.26)	—	(.26)	12.57	(.43)	582		.91	.91	2.06
12/31/2017	12.72	.21	.16	.37	(.20)	—	(.20)	12.89	2.90	622		.91	.91	1.61
Class R-4:
12/31/2021	13.79	.18	(.31)	(.13)	(.19)	(.08)	(.27)	13.39	(.94)	588		.54	.54	1.35
12/31/2020	13.09	.22	1.18	1.40	(.26)	(.44)	(.70)	13.79	10.73	688		.55	.55	1.61
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	8.03	567		.59	.59	2.37
12/31/2018	12.89	.30	(.32)	(.02)	(.30)	—	(.30)	12.57	(.13)	518		.61	.61	2.37
12/31/2017	12.72	.25	.16	.41	(.24)	—	(.24)	12.89	3.22	583		.60	.60	1.91
Class R-5E:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.75)	160		.34	.34	1.60
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.95	88		.35	.35	1.78
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.25	43		.37	.37	2.53
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.09	8		.40	.40	2.63
12/31/2017	12.72	.27	.16	.43	(.26)	—	(.26)	12.89	3.39	—	[6]	.42	.40	2.11
Class R-5:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.65)	373		.25	.25	1.69
12/31/2020	13.09	.26	1.18	1.44	(.30)	(.44)	(.74)	13.79	11.06	192		.26	.26	1.91
12/31/2019	12.57	.35	.69	1.04	(.34)	(.18)	(.52)	13.09	8.35	173		.29	.29	2.67
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.17	163		.31	.31	2.67
12/31/2017	12.72	.29	.16	.45	(.28)	—	(.28)	12.89	3.52	176		.30	.30	2.21
Class R-6:
12/31/2021	13.79	.23	(.31)	(.08)	(.24)	(.08)	(.32)	13.39	(.60)	15,035		.20	.20	1.71
12/31/2020	13.09	.27	1.18	1.45	(.31)	(.44)	(.75)	13.79	11.11	13,449		.21	.21	1.95
12/31/2019	12.57	.36	.69	1.05	(.35)	(.18)	(.53)	13.09	8.40	10,434		.24	.24	2.72
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.22	8,116		.26	.26	2.73
12/31/2017	12.72	.29	.16	.45	(.28)	—	(.28)	12.89	3.58	6,351		.25	.25	2.27

See end of table for footnotes.

The Bond Fund of America	81

Financial highlights (continued)

	Year ended December 31,
Portfolio turnover rate for all share classes[14,15]	2021	2020	2019	2018	2017
Excluding mortgage dollar roll transactions	74%	113%	127%	121%	170%
Including mortgage dollar roll transactions	368%	535%	286%	356%	379%

[1]	Based on average shares outstanding.
[2]	Total returns exclude any applicable sales charges, including contingent deferred sales charges.
[3]	This column reflects the impact, if any, of certain waivers/reimbursements from AFS and/or CRMC. During one of the periods shown, AFS waived a portion of transfer agent services fees for Class F-3 shares. In addition, during some of the periods shown, CRMC reimbursed a portion of transfer agent services fees for certain share classes.
[4]	Ratios do not include expenses of any Central Funds. The fund indirectly bears its proportionate share of the expenses of any Central Funds.
[5]	All or a significant portion of assets in this class consisted of seed capital invested by CRMC and/or its affiliates. Fees for distribution services are not charged or accrued on these seed capital assets. If such fees were paid by the fund on seed capital assets, fund expenses would have been higher and net income and total return would have been lower.
[6]	Amount less than $1 million.
[7]	Based on operations for a period that is less than a full year.
[8]	Class T and 529-T shares began investment operations on April 7, 2017.
[9]	Not annualized.
[10]	Annualized.
[11]	Class F-3 shares began investment operations on January 27, 2017.
[12]	Amount less than $.01.
[13]	Class 529-F-2 and 529-F-3 shares began investment operations on October 30, 2020.
[14]	Rates do not include the fund’s portfolio activity with respect to any Central Funds.
[15]	Refer to Note 5 for more information on mortgage dollar rolls.

See notes to financial statements.

82	The Bond Fund of America

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of The Bond Fund of America:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statement of assets and liabilities of The Bond Fund of America (the “Fund”), including the investment portfolio, as of December 31, 2021, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, the financial highlights for each of the five years in the period then ended, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Fund as of December 31, 2021, and the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2021, by correspondence with the custodian and brokers; when replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

Deloitte & Touche LLP

Costa Mesa, California
February 11, 2022

We have served as the auditor of one or more American Funds investment companies since 1956.

The Bond Fund of America	83

Capital Group Private Client Services FundsSM

Part B
Statement of Additional Information

January 1, 2022

This document is not a prospectus but should be read in conjunction with the current prospectus of Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund (collectively the “Municipal Bond Funds”) and Capital Group Core Bond Fund (the “Core Bond Fund”) (each of the Municipal Bond Funds and the Core Bond Fund a “fund” and collectively the “funds”) dated January 1, 2022. Except where the context indicates otherwise, all references herein to the “fund” apply to each of the funds listed below. The prospectus may be obtained from your Capital Group Private Client Services® investment counselor, by calling American Funds Service Company® at (800) 421-4996 or by writing to the fund at the following address:

Capital Group Private Client Services Funds
Attention: Secretary

6455 Irvine Center Drive

Irvine, California 92618

Capital Group Core Municipal FundSM	CCMPX
Capital Group Short-Term Municipal FundSM	CSTMX
Capital Group California Core Municipal FundSM	CCCMX
Capital Group California Short-Term Municipal FundSM	CCSTX
Capital Group Core Bond FundSM	CCBPX

Item	Page no.

Certain investment limitations and guidelines	2
Description of certain securities, investment techniques and risks	5
Fund policies	33
Management of the fund	35
Execution of portfolio transactions	53
Disclosure of portfolio holdings	57
Price of shares	59
Taxes and distributions	62
Purchase and exchange of shares	66
Selling shares	67
General information	69
Appendix	73

Schedule of investments
Financial statements

Capital Group Private Client Services Funds — Page 1

Certain investment limitations and guidelines

The following limitations and guidelines are considered at the time of purchase, under normal circumstances, and are based on a percentage of the fund’s net assets unless otherwise noted. This summary is not intended to reflect all of the fund’s investment limitations.

Capital Group Core Municipal Fund

· Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal income tax. The fund will not invest in securities that subject you to the federal alternative minimum tax.

· The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by Nationally Recognized Statistical Rating Organizations (“NRSROs”) designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality, including money market instruments or cash equivalents.

· The fund may invest up to 20% of its assets in municipal bonds in the rating categories of BBB or Baa by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality.

· Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

Capital Group Short-Term Municipal Fund

· Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal income tax. The fund will not invest in securities that subject you to the federal alternative minimum tax.

· The fund invests primarily in municipal bonds with quality ratings of AA- or Aa3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality, including money market instruments or cash equivalents.

· The fund may invest up to 20% of its assets in municipal bonds in the rating categories of A- or A3 by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality.

· Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be no greater than three years.

Capital Group Private Client Services Funds — Page 2

Capital Group California Core Municipal Fund

· Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from federal and California income taxes. The fund will not invest in securities that subject you to the federal alternative minimum tax.

· The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality, including money market instruments or cash equivalents.

· The fund may invest up to 20% of its assets in municipal bonds in the rating categories of BBB or Baa by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality.

· Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

Capital Group California Short-Term Municipal Fund

· Under normal circumstances, the fund will invest at least 80% of its assets in, or derive at least 80% of its income from, securities that are exempt from both federal and California income taxes. The fund will not invest in securities that subject you to the federal alternative minimum tax.

· The fund invests primarily in municipal bonds with quality ratings of A- or A3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality, including money market instruments or cash equivalents.

· The fund may also invest a portion of its assets in municipal bonds with quality ratings below A- or A3 by NRSROs designated by the fund’s investment adviser or unrated but determined by the fund’s investment adviser to be of equivalent quality.

· Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be no greater than three years.

Capital Group Core Bond Fund

· The fund will invest at least 80% of its assets in bonds (for purposes of this limit, bonds include any debt instrument and cash equivalents, and may include certain preferred securities), which may be represented by other investment instruments, including derivatives.

· The fund primarily invests in debt securities with quality ratings of A- or A3 or better by NRSROs designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser, including money market instruments or cash equivalents.

· The fund may invest up to 10% of its assets in debt securities rated in the BBB or Baa rating categories by NRSROs designated by the fund’s investment adviser or unrated but determined to be of equivalent quality by the fund’s investment adviser.

· Under normal circumstances, the dollar-weighted average effective maturity of the fund’s portfolio will be between three and 10 years.

· The fund may invest only in securities of issuers domiciled outside the U.S. if they are U.S. dollar-denominated and are in the four highest rating categories.

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· In determining the domicile of an issuer, the fund’s investment adviser will consider the domicile determination of a leading provider of global indexes, such as Morgan Stanley Capital International, and may also take into account such factors as where the issuer’s securities are listed and where the issuer is legally organized, maintains principal corporate offices, conducts its principal operations and/or generates revenues.

Municipal Bond Funds and Core Bond Fund

· In determining the quality rating of a particular bond, the fund currently intends to look to the ratings from Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. If agency ratings of a bond differ, the bond will be considered to have received the highest of those ratings.

Municipal Bond Funds

· The funds may invest more than 25% of their assets in industrial development bonds.

* * * * * *

The funds may experience difficulty liquidating certain portfolio securities during significant market declines or periods of heavy redemptions.

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Description of certain securities, investment techniques and risks

The descriptions below are intended to supplement the material in the prospectus under “Investment objectives, strategies and risks.”

Applicable to all funds

Market conditions – The value of, and the income generated by, the securities in which the fund invests may decline, sometimes rapidly or unpredictably, due to factors affecting certain issuers, particular industries or sectors, or the overall markets. Rapid or unexpected changes in market conditions could cause the fund to liquidate its holdings at inopportune times or at a loss or depressed value. The value of a particular holding may decrease due to developments related to that issuer, but also due to general market conditions, including real or perceived economic developments such as changes in interest rates, credit quality, inflation, or currency rates, or generally adverse investor sentiment. The value of a holding may also decline due to factors that negatively affect a particular industry or sector, such as labor shortages, increased production costs, or competitive conditions.

Global economies and financial markets are highly interconnected, and conditions and events in one country, region or financial market may adversely impact issuers in a different country, region or financial market. Furthermore, local, regional and global events such as war, acts of terrorism, social unrest, natural disasters, the spread of infectious illness or other public health threats could also adversely impact issuers, markets and economies, including in ways that cannot necessarily be foreseen. The fund could be negatively impacted if the value of a portfolio holding were harmed by such conditions or events.

Significant market disruptions, such as those caused by pandemics, natural or environmental disasters, war, acts of terrorism, or other events, can adversely affect local and global markets and normal market operations. Market disruptions may exacerbate political, social, and economic risks. Additionally, market disruptions may result in increased market volatility; regulatory trading halts; closure of domestic or foreign exchanges, markets, or governments; or market participants operating pursuant to business continuity plans for indeterminate periods of time. Such events can be highly disruptive to economies and markets and significantly impact individual companies, sectors, industries, markets, currencies, interest and inflation rates, credit ratings, investor sentiment, and other factors affecting the value of the fund’s investments and operation of the fund. These events could disrupt businesses that are integral to the fund’s operations or impair the ability of employees of fund service providers to perform essential tasks on behalf of the fund.

Governmental and quasi-governmental authorities may take a number of actions designed to support local and global economies and the financial markets in response to economic disruptions. Such actions may include a variety of significant fiscal and monetary policy changes, including, for example, direct capital infusions into companies, new monetary programs and significantly lower interest rates. These actions may result in significant expansion of public debt and may result in greater market risk. Additionally, an unexpected or quick reversal of these policies, or the ineffectiveness of these policies, could negatively impact overall investor sentiment and further increase volatility in securities markets.

Debt instruments — Debt securities, also known as “fixed income securities,” are used by issuers to borrow money. Bonds, notes, debentures, asset-backed securities (including those backed by mortgages), and loan participations and assignments are common types of debt securities. Generally, issuers pay investors periodic interest and repay the amount borrowed either periodically during the life of the security and/or at maturity. Some debt securities, such as zero coupon bonds, do not pay current interest, but are purchased at a discount from their face values and their values accrete over time to face value at maturity. Some debt securities bear interest at rates that are not fixed, but that vary with changes in specified market rates or indices. The market prices of debt securities fluctuate

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depending on such factors as interest rates, credit quality and maturity. In general, market prices of debt securities decline when interest rates rise and increase when interest rates fall. These fluctuations will generally be greater for longer-term debt securities than for shorter-term debt securities. Prices of these securities can also be affected by financial contracts held by the issuer or third parties (such as derivatives) relating to the security or other assets or indices. Borrowers that are in bankruptcy or restructuring may never pay off their indebtedness, or they may pay only a small fraction of the amount owed. Direct indebtedness of countries, particularly developing countries, also involves a risk that the governmental entities responsible for the repayment of the debt may be unable, or unwilling, to pay interest and repay principal when due.

Lower rated debt securities, rated Ba1/BB+ or below by Nationally Recognized Statistical Rating Organizations, are described by the rating agencies as speculative and involve greater risk of default or price changes due to changes in the issuer’s creditworthiness than higher rated debt securities, or they may already be in default. Such securities are sometimes referred to as “junk bonds” or high yield bonds. The market prices of these securities may fluctuate more than higher quality securities and may decline significantly in periods of general economic difficulty. It may be more difficult to dispose of, and to determine the value of, lower rated debt securities. Investment grade bonds in the ratings categories A or Baa/BBB also may be more susceptible to changes in market or economic conditions than bonds rated in the highest rating categories.

Certain additional risk factors relating to debt securities are discussed below:

Sensitivity to interest rate and economic changes — Debt securities may be sensitive to economic changes, political and corporate developments, and interest rate changes. In addition, during an economic downturn or a period of rising interest rates, issuers that are highly leveraged may experience increased financial stress that could adversely affect their ability to meet projected business goals, to obtain additional financing and to service their principal and interest payment obligations. Periods of economic change and uncertainty also can be expected to result in increased volatility of market prices and yields of certain debt securities and derivative instruments. As discussed under “Market conditions” above in this statement of additional information, governments and quasi-governmental authorities may take actions to support local and global economies and financial markets during periods of economic crisis, including direct capital infusions into companies, new monetary programs and significantly lower interest rates. Such actions may expose fixed income markets to heightened volatility and may reduce liquidity for certain investments, which could cause the value of the fund’s portfolio to decline.

Payment expectations — Debt securities may contain redemption or call provisions. If an issuer exercises these provisions in a lower interest rate market, the fund may have to replace the security with a lower yielding security, resulting in decreased income to investors. If the issuer of a debt security defaults on its obligations to pay interest or principal or is the subject of bankruptcy proceedings, the fund may incur losses or expenses in seeking recovery of amounts owed to it.

Liquidity and valuation — There may be little trading in the secondary market for particular debt securities, which may affect adversely the fund’s ability to value accurately or dispose of such debt securities. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the value and/or liquidity of debt securities.

Credit ratings for debt securities provided by rating agencies reflect an evaluation of the safety of principal and interest payments, not market value risk. The rating of an issuer is a rating agency’s view of past and future potential developments related to the issuer and may not necessarily reflect actual outcomes. There can be a lag between the time of developments relating to an issuer and the time a

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rating is assigned and updated. The investment adviser considers these ratings of securities as one of many criteria in making its investment decisions.

Bond rating agencies may assign modifiers (such as +/–) to ratings categories to signify the relative position of a credit within the rating category. Investment policies that are based on ratings categories should be read to include any security within that category, without giving consideration to the modifier except where otherwise provided. See the Appendix to this statement of additional information for more information about credit ratings.

Municipal bonds — Municipal bonds are debt obligations that are exempt from federal, state and/or local income taxes. Opinions relating to the validity of municipal bonds, exclusion of municipal bond interest from an investor’s gross income for federal income tax purposes and, where applicable, state and local income tax, are rendered by bond counsel to the issuing authorities at the time of issuance.

The two principal classifications of municipal bonds are general obligation bonds and limited obligation or revenue bonds. General obligation bonds are secured by the issuer’s pledge of its full faith and credit including, if available, its taxing power for the payment of principal and interest. Issuers of general obligation bonds include states, counties, cities, towns and various regional or special districts. The proceeds of these obligations are used to fund a wide range of public facilities, such as the construction or improvement of schools, highways and roads, water and sewer systems and facilities for a variety of other public purposes. Lease revenue bonds or certificates of participation in leases are payable from annual lease rental payments from a state or locality. Annual rental payments are payable to the extent such rental payments are appropriated annually.

Typically, the only security for a limited obligation or revenue bond is the net revenue derived from a particular facility or class of facilities financed thereby or, in some cases, from the proceeds of a special tax or other special revenues. Revenue bonds have been issued to fund a wide variety of revenue-producing public capital projects including: electric, gas, water and sewer systems; highways, bridges and tunnels; port and airport facilities; colleges and universities; hospitals; and convention, recreational, tribal gaming and housing facilities. Although the security behind these bonds varies widely, many provide additional security in the form of a debt service reserve fund which may also be used to make principal and interest payments on the issuer's obligations. In addition, some revenue obligations (as well as general obligations) are insured by a bond insurance company or backed by a letter of credit issued by a banking institution.

Revenue bonds also include, for example, pollution control, health care and housing bonds, which, although nominally issued by municipal authorities, are generally not secured by the taxing power of the municipality but by the revenues of the authority derived from payments by the private entity which owns or operates the facility financed with the proceeds of the bonds. Obligations of housing finance authorities have a wide range of security features, including reserve funds and insured or subsidized mortgages, as well as the net revenues from housing or other public projects. Many of these bonds do not generally constitute the pledge of the credit of the issuer of such bonds. The credit quality of such revenue bonds is usually directly related to the credit standing of the user of the facility being financed or of an institution which provides a guarantee, letter of credit or other credit enhancement for the bond issue.

Insured municipal bonds — The fund may invest in municipal bonds that are insured generally as to the timely payment of interest and repayment of principal. The insurance for such bonds may be purchased by the bond issuer, the fund or any other party, and is usually purchased from private, non-governmental insurance companies. Insurance that covers a municipal bond is expected to protect the fund against losses caused by a bond issuer’s failure to make interest or principal payments. However, insurance does not guarantee the market value of the bond or the prices of the fund’s shares. Also, the investment adviser cannot be certain that the insurance company will make payments it guarantees.

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The market value of the bond could drop if a bond's insurer fails to fulfill its obligations. Market conditions or changes to ratings criteria could adversely impact the ratings of municipal bond insurers. When rating agencies lower or withdraw the credit rating of the insurer, the insurance may be providing little or no enhancement of credit or resale value to the municipal bond.

Variable and floating rate obligations — The interest rates payable on certain securities and other instruments in which the fund may invest may not be fixed but may fluctuate based upon changes in market interest rates or credit ratings. Variable and floating rate obligations bear coupon rates that are adjusted at designated intervals, based on the then current market interest rates or credit ratings. The rate adjustment features tend to limit the extent to which the market value of the obligations will fluctuate. When the fund holds variable or floating rate securities, a decrease in market interest rates will adversely affect the income received from such securities and the net asset value of the fund’s shares.

The London Interbank Offered Rate (“LIBOR”) is one of the most widely used interest rate benchmarks and is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On July 27, 2017, the U.K. Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. On March 5, 2021, the FCA and ICE Benchmark Administration, Limited (IBA), the administrator of LIBOR, announced that the publication of the one-week and two-month USD LIBOR maturities and non-USD LIBOR maturities will cease immediately after December 31, 2021, with the remaining USD LIBOR maturities ceasing immediately after June 30, 2023. As a result, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on certain loans, bonds, derivatives and other instruments in the fund’s portfolio.

Public and private sector industry initiatives have been underway to identify new or alternative reference rates to be used in place of LIBOR. In the US, the Alternative Reference Rates Committee (ARCC), a group of market participants convened to help ensure a successful transition away from USD LIBOR, has identified the Secured Overnight Financing Rate (“SOFR”), which is intended to be a broad measure of secured overnight U.S. Treasury repo rates, as its preferred alternative rate. Working groups and regulators in other countries have suggested other alternative rates for their markets. There is no assurance that the composition or characteristics of any such alternative reference rate will be similar to or produce the same value or economic equivalence as LIBOR or that instruments using an alternative rate will have the same volume or liquidity. This, in turn, may affect the value or return on certain of the fund’s investments, result in costs incurred in connection with closing out positions and entering into new trades and reduce the effectiveness of related fund transactions such as hedges. Relatedly, there are outstanding contracts governing bonds and other instruments which reference LIBOR that are due to mature beyond the LIBOR cessation date. These “legacy contracts” will need to be transitioned to an alternative reference rate, and a failure to do so may adversely impact the security (for example, under existing contract language the instrument could fall back to a fixed rate or have no fallback rate) and create contractual uncertainty, as well as market and litigation risk. Although there are ongoing efforts among certain government entities and other organizations to address these uncertainties, the ultimate effectiveness of such efforts is not yet known. These risks may also apply with respect to potential changes in connection with other interbank offering rates (e.g., Euribor) and other indices, rates and values that may be used as “benchmarks” and are the subject of recent regulatory reform.

Maturity — In calculating the effective maturity or average life of a particular debt security, a put, call, sinking fund or other feature will be considered to the extent it results in a security whose market characteristics indicate an effective maturity or average life that is shorter than its nominal or stated maturity. The investment adviser will consider the impact on effective maturity of potential changes in the financial condition of issuers and in market interest rates in making investment selections for the fund.

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Adjustment of maturities — The investment adviser seeks to anticipate movements in interest rates and may adjust the maturity distribution of a portfolio accordingly, keeping in mind the fund’s objectives.

Derivatives — In pursuing its investment objective, the fund may invest in derivative instruments. A derivative is a financial instrument, the value of which depends on, or is otherwise derived from, another underlying variable. Most often, the variable underlying a derivative is the price of a traded asset, such as a traditional cash security (e.g., a stock or bond), a currency or a commodity; however, the value of a derivative can be dependent on almost any variable, from the level of an index or a specified rate to the occurrence (or non-occurrence) of a credit event with respect to a specified reference asset. The fund may take positions in futures contracts and swaps, each of which is a derivative instrument described in greater detail below.

Derivative instruments may be distinguished by the manner in which they trade: some are standardized instruments that trade on an organized exchange while others are individually negotiated and traded in the over-the-counter (OTC) market. Derivatives also range broadly in complexity, from simple derivatives to more complex instruments. As a general matter, however, all derivatives — regardless of the manner in which they trade or their relative complexities — entail certain risks, some of which are different from, and potentially greater than, the risks associated with investing directly in traditional cash securities.

As is the case with traditional cash securities, derivative instruments are generally subject to counterparty credit risk; however, in some cases, derivatives may pose counterparty risks greater than those posed by cash securities. The use of derivatives involves the risk that a loss may be sustained by the fund as a result of the failure of the fund’s counterparty to make required payments or otherwise to comply with its contractual obligations. For some derivatives, though, the value of — and, in effect, the return on — the instrument may be dependent on both the individual credit of the fund’s counterparty and on the credit of one or more issuers of any underlying assets. If the fund does not correctly evaluate the creditworthiness of its counterparty and, where applicable, of issuers of any underlying reference assets, the fund’s investment in a derivative instrument may result in losses. Further, if a fund’s counterparty were to default on its obligations, the fund’s contractual remedies against such counterparty may be subject to applicable bankruptcy and insolvency laws, which could affect the fund’s rights as a creditor and delay or impede the fund’s ability to receive the net amount of payments that it is contractually entitled to receive.

The value of some derivative instruments in which the fund invests may be particularly sensitive to changes in prevailing interest rates, currency exchange rates or other market conditions. Like the fund’s other investments, the ability of the fund to successfully utilize such derivative instruments may depend in part upon the ability of the fund’s investment adviser to accurately forecast interest rates and other economic factors. The success of the fund’s derivative investment strategy will also depend on the investment adviser’s ability to assess and predict the impact of market or economic developments on the derivative instruments in which the fund invests, in some cases without having had the benefit of observing the performance of a derivative under all possible market conditions. If the investment adviser incorrectly forecasts such factors and has taken positions in derivative instruments contrary to prevailing market trends, or if the investment adviser incorrectly predicts the impact of developments on a derivative instrument, the fund could be exposed to the risk of loss.

Certain derivatives may also be subject to liquidity and valuation risks. The potential lack of a liquid secondary market for a derivative (and, particularly, for an OTC derivative) may cause difficulty in valuing or selling the instrument. If a derivative transaction is particularly large or if the relevant market is illiquid, as is often the case with many privately-negotiated OTC derivatives, the fund may not be able to initiate a transaction or to liquidate a position at an advantageous time or price. Particularly when there is no liquid secondary market for the fund’s derivative positions, the fund may encounter difficulty in valuing such illiquid positions. The value of a derivative instrument does not always correlate perfectly with its underlying asset, rate or index, and many derivatives, and OTC derivatives

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in particular, are complex and often valued subjectively. Improper valuations can result in increased cash payment requirements to counterparties or a loss of value to the fund.

Because certain derivative instruments may obligate the fund to make one or more potential future payments, which could significantly exceed the value of the fund’s initial investments in such instruments, derivative instruments may also have a leveraging effect on the fund’s portfolio. Certain derivatives have the potential for unlimited loss, irrespective of the size of the fund’s investment in the instrument. When a fund leverages its portfolio, investments in that fund will tend to be more volatile, resulting in larger gains or losses in response to market changes. In accordance with currently applicable regulatory requirements, the fund will generally segregate or earmark liquid assets, or enter into offsetting financial positions, to cover its obligations under derivative instruments, effectively limiting the risk of leveraging the fund’s portfolio. Because the fund is legally required to maintain asset coverage or offsetting positions in connection with leveraging derivative instruments, the fund’s investments in such derivatives may also require the fund to buy or sell portfolio securities at disadvantageous times or prices in order to comply with applicable requirements.

In October 2020, the SEC adopted a new rule applicable to the fund’s use of derivatives. The new rule, among other things, generally requires a fund to adopt a derivatives risk management program, appoint a derivatives risk manager and comply with an outer limit on fund leverage risk based on value at risk, or “VaR”. However, subject to certain conditions, if a fund uses derivatives only in a limited manner, it may be deemed a limited derivatives user and would not be subject to the full requirements of the new rule. The SEC also eliminated the asset segregation and cover framework, described above, arising from prior SEC guidance for covering derivatives and certain financial instruments effective at the time that a fund complies with the new rule. Compliance with the new rule will be required beginning in August 2022. The implementation of these requirements may limit the ability of the fund to use derivatives as part of its investment strategy.

Futures — The fund may enter into futures contracts to seek to manage the fund’s interest rate sensitivity by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. A futures contract is an agreement to buy or sell a security or other financial instrument (the “reference asset”) for a set price on a future date. Futures contracts are standardized, exchange-traded contracts, and, when a futures contract is bought or sold, the fund will incur brokerage fees and will be required to maintain margin deposits.

Unlike when the fund purchases or sells a security, such as a stock or bond, no price is paid or received by the fund upon the purchase or sale of a futures contract. When the fund enters into a futures contract, the fund is required to deposit with its futures broker, known as a futures commission merchant (FCM), a specified amount of liquid assets in a segregated account in the name of the FCM at the applicable derivatives clearinghouse or exchange. This amount, known as initial margin, is set by the futures exchange on which the contract is traded and may be significantly modified during the term of the contract. The initial margin is in the nature of a performance bond or good faith deposit on the futures contract, which is returned to the fund upon termination of the contract, assuming all contractual obligations have been satisfied. Additionally, on a daily basis, the fund pays or receives cash, or variation margin, equal to the daily change in value of the futures contract. Variation margin does not represent a borrowing or loan by the fund but is instead a settlement between the fund and the FCM of the amount one party would owe the other if the futures contract expired. In computing daily net asset value, the fund will mark-to-market its open futures positions. In the event of the bankruptcy or insolvency of an FCM that holds margin on behalf of the fund, the fund may be entitled to return of margin owed to it only in proportion to the amount received by the FCM’s other customers, potentially resulting in losses to the fund. An event of bankruptcy or insolvency at a clearinghouse or exchange holding initial margin could also result in losses for the fund.

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When the fund invests in futures contracts and deposits margin with an FCM, the fund becomes subject to so-called “fellow customer” risk – that is, the risk that one or more customers of the FCM will default on their obligations and that the resulting losses will be so great that the FCM will default on its obligations and margin posted by one customer, such as the fund, will be used to cover a loss caused by a different defaulting customer. Applicable rules generally prohibit the use of one customer’s funds to meet the obligations of another customer and limit the ability of an FCM to use margin posed by non-defaulting customers to satisfy losses caused by defaulting customers. As a general matter, an FCM is required to use its own funds to meet a defaulting customer’s obligations. While a customer’s loss would likely need to be substantial before non-defaulting customers would be exposed to loss on account of fellow customer risk, applicable rules nevertheless permit the commingling of margin and do not limit the mutualization of customer losses from investment losses, custodial failures, fraud or other causes. If the loss is so great that, notwithstanding the application of an FCM’s own funds, there is a shortfall in the amount of customer funds required to be held in segregation, the FCM could default and be placed into bankruptcy. Under these circumstances, bankruptcy law provides that non-defaulting customers will share pro rata in any shortfall. A shortfall in customer segregated funds may also make the transfer of the accounts of non-defaulting customers to another FCM more difficult.

Although certain futures contracts, by their terms, require actual future delivery of and payment for the reference asset, in practice, most futures contracts are usually closed out before the delivery date by offsetting purchases or sales of matching futures contracts. Closing out an open futures contract purchase or sale is effected by entering into an offsetting futures contract sale or purchase, respectively, for the same aggregate amount of the identical reference asset and the same delivery date with the same FCM. If the offsetting purchase price is less than the original sale price (in each case taking into account transaction costs, including brokerage fees), the fund realizes a gain; if it is more, the fund realizes a loss. Conversely, if the offsetting sale price is more than the original purchase price (in each case taking into account transaction costs, including brokerage fees), the fund realizes a gain; if it is less, the fund realizes a loss.

Under current regulations, the fund is generally required to segregate liquid assets equivalent to the fund’s outstanding obligations under each futures contract. With respect to long positions in futures contracts that are not legally required to cash settle, the fund will segregate or earmark liquid assets in an amount equal to the contract price the fund will be required to pay on settlement less the amount of margin deposited with an FCM. For short positions in futures contracts that are not legally required to cash settle, the fund will segregate or earmark liquid assets in an amount that, when added to the amounts deposited with an FCM as margin, equals the market value of the reference asset underlying the futures contract. With respect to futures contracts that are required to cash settle, however, the fund is permitted to segregate or earmark liquid assets in an amount that, when added to the amounts deposited with an FCM as margin, equals the fund’s daily marked-to-market (net) obligation under the contract (i.e., the daily market value of the contract itself), if any; in other words, the fund may set aside its daily net liability, if any, rather than the notional value of the futures contract. By segregating or earmarking assets equal only to its net obligation under cash-settled futures, the fund may be able to utilize these contracts to a greater extent than if the fund were required to segregate or earmark assets equal to the full contract price or current market value of the futures contract. Such segregation of assets is intended to ensure that the fund has assets available to satisfy its obligations with respect to futures contracts and to limit any potential leveraging of the fund’s portfolio. However, segregation of liquid assets will not limit the fund’s exposure to loss. To maintain a sufficient amount of segregated assets, the fund may also have to sell less liquid portfolio securities at disadvantageous prices, and the earmarking of liquid assets will have the effect of limiting the fund’s ability to otherwise invest those assets in other securities or instruments.

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The value of a futures contract tends to increase and decrease in tandem with the value of its underlying reference asset. Purchasing futures contracts will, therefore, tend to increase the fund’s exposure to positive and negative price fluctuations in the reference asset, much as if the fund had purchased the reference asset directly. When the fund sells a futures contract, by contrast, the value of its futures position will tend to move in a direction contrary to the market for the reference asset. Accordingly, selling futures contracts will tend to offset both positive and negative market price changes, much as if the reference asset had been sold.

There is no assurance that a liquid market will exist for any particular futures contract at any particular time. Futures exchanges may establish daily price fluctuation limits for futures contracts and may halt trading if a contract’s price moves upward or downward more than the limit in a given day. On volatile trading days, when the price fluctuation limit is reached and a trading halt is imposed, it may be impossible to enter into new positions or close out existing positions. If the market for a futures contract is not liquid because of price fluctuation limits or other market conditions, the fund may be prevented from promptly liquidating unfavorable futures positions and the fund could be required to continue to hold a position until delivery or expiration regardless of changes in its value, potentially subjecting the fund to substantial losses. Additionally, the fund may not be able to take other actions or enter into other transactions to limit or reduce its exposure to the position. Under such circumstances, the fund would remain obligated to meet margin requirements until the position is cleared. As a result, the fund’s access to other assets held to cover its futures positions could also be impaired.

Although futures exchanges generally operate similarly in the United States and abroad, foreign futures exchanges may follow trading, settlement and margin procedures that are different than those followed by futures exchanges in the United States. Futures contracts traded outside the United States may not involve a clearing mechanism or related guarantees and may involve greater risk of loss than U.S.-traded contracts, including potentially greater risk of losses due to insolvency of a futures broker, exchange member, or other party that may owe initial or variation margin to the fund. Margin requirements on foreign futures exchanges may be different than those of futures exchanges in the United States, and, because initial and variation margin payments may be measured in foreign currency, a futures contract traded outside the United States may also involve the risk of foreign currency fluctuations.

Swaps — The fund may enter into swap agreements, which are two-party contracts entered into primarily by institutional investors for a specified time period. In a typical swap transaction, two parties agree to exchange the returns earned or realized from one or more underlying assets or rates of return.

Swap agreements can be traded on an exchange and cleared through a central clearinghouse, traded bilaterally and cleared, or traded bilaterally and not cleared. For example, standardized interest rate swaps and credit default swap indices are traded on exchanges and cleared through central clearinghouses. Other forms of swap agreements, such as total return swaps, are entered into on a bilateral basis. Because clearing interposes a central clearinghouse as the ultimate counterparty to each participant’s swap, central clearing is intended to decrease (but not eliminate) counterparty risk relative to uncleared bilateral swaps. To the extent the fund enters into bilaterally negotiated swap transactions, the fund will enter into swap agreements only with counterparties that meet certain credit standards; however, if the counterparty’s creditworthiness deteriorates rapidly and the counterparty defaults on its obligations under the swap agreement or declares bankruptcy, the fund may lose any amount it expected to receive from the counterparty. In addition, uncleared swaps are subject to certain regulatory margin requirements that mandate the posting and collection of minimum margin amounts, which may result in the fund and its counterparties posting higher margin amounts for uncleared swaps than would otherwise be the case.

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The term of a swap can be days, months or years and, as a result, certain swaps may be less liquid than others. If a swap transaction is particularly large or if the relevant market is illiquid, it may not be possible to initiate a transaction or liquidate a position at an advantageous time or price, which may result in significant losses.

Swap agreements can take different forms. The fund may enter into the following types of swap agreements:

Interest rate swaps — The fund may enter into interest rate swaps to seek to manage the interest rate sensitivity of the fund by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. An interest rate swap is an agreement between two parties to exchange or swap payments based on changes in an interest rate or rates. Typically, one interest rate is fixed and the other is variable based on a designated short-term interest rate such as the Secured Overnight Financing Rate (SOFR), prime rate or other benchmark. In other types of interest rate swaps, known as basis swaps, the parties agree to swap variable interest rates based on different designated short-term interest rates. Interest rate swaps generally do not involve the delivery of securities or other principal amounts. Rather, cash payments are exchanged by the parties based on the application of the designated interest rates to a notional amount, which is the predetermined dollar principal of the trade upon which payment obligations are computed. Accordingly, the fund’s current obligation or right under the swap agreement is generally equal to the net amount to be paid or received under the swap agreement based on the relative value of the position held by each party. Under current regulations, the fund will generally segregate assets with a daily value at least equal to the excess, if any, of the fund’s accrued obligations under the swap agreement over the accrued amount the fund is entitled to receive under the agreement, less the value of any posted margin or collateral on deposit with respect to the position.

In addition to the risks of entering into swaps discussed above, the use of interest rate swaps involves the risk of losses if interest rates change.

Credit default swap indices — In order to assume exposure to a diversified portfolio of credits or to hedge against existing credit risks, the fund may invest in credit default swap indices, including CDX and iTraxx indices (collectively referred to as “CDSIs”). A CDSI is based on a portfolio of credit default swaps with similar characteristics, such as credit default swaps on high-yield bonds. In a typical CDSI transaction, one party — the protection buyer — is obligated to pay the other party — the protection seller — a stream of periodic payments over the term of the contract. If a credit event, such as a default or restructuring, occurs with respect to any of the underlying reference obligations, the protection seller must pay the protection buyer the loss on those credits. Also, if a restructuring credit event occurs in an iTraxx index, the fund as protection buyer may receive a single name credit default swap (CDS) contract representing the relevant constituent.

The fund may enter into a CDSI transaction as either protection buyer or protection seller. If the fund is a protection buyer, it would pay the counterparty a periodic stream of payments over the term of the contract and would not recover any of those payments if no credit events were to occur with respect to any of the underlying reference obligations. However, if a credit event did occur, the fund, as a protection buyer, would have the right to deliver the referenced debt obligations or a specified amount of cash, depending on the terms of the applicable agreement, and to receive the par value of such debt obligations from the counterparty protection seller. As a protection seller, the fund would receive fixed payments throughout the term of the

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contract if no credit events were to occur with respect to any of the underlying reference obligations. If a credit event were to occur, however, the value of any deliverable obligation received by the fund, coupled with the periodic payments previously received by the fund, may be less than the full notional value that the fund, as a protection seller, pays to the counterparty protection buyer, effectively resulting in a loss of value to the fund. Furthermore, as a protection seller, the fund would effectively add leverage to its portfolio because it would have investment exposure to the notional amount of the swap transaction.

The use of CDSI, like all other swap agreements, is subject to certain risks, including the risk that the fund’s counterparty will default on its obligations. If such a default were to occur, any contractual remedies that the fund might have may be subject to applicable bankruptcy laws, which could delay or limit the fund’s recovery. Thus, if the fund’s counterparty to a CDSI transaction defaults on its obligation to make payments thereunder, the fund may lose such payments altogether or collect only a portion thereof, which collection could involve substantial costs or delays.

Additionally, when the fund invests in a CDSI as a protection seller, the fund will be indirectly exposed to the creditworthiness of issuers of the underlying reference obligations in the index. If the investment adviser to the fund does not correctly evaluate the creditworthiness of issuers of the underlying instruments on which the CDSI is based, the investment could result in losses to the fund.

Pursuant to current regulations and published positions of the U.S. Securities and Exchange Commission, the fund’s obligations under a CDSI agreement will be accrued daily and, where applicable, offset against any amounts owing to the fund. In connection with CDSI transactions in which the fund acts as protection buyer, the fund will segregate liquid assets with a value at least equal to the fund’s exposure (i.e., any accrued but unpaid net amounts owed by the fund to any counterparty), on a marked-to-market basis, less the value of any posted margin. When the fund acts as protection seller, the fund will segregate liquid assets with a value at least equal to the full notional amount of the swap, less the value of any posted margin. Such segregation is intended to ensure that the fund has assets available to satisfy its obligations with respect to CDSI transactions and to limit any potential leveraging of the fund’s portfolio. However, segregation of liquid assets will not limit the fund’s exposure to loss. To maintain this required margin, the fund may also have to sell portfolio securities at disadvantageous prices, and the earmarking of liquid assets will have the effect of limiting the fund’s ability to otherwise invest those assets in other securities or instruments.

Securities with equity and debt characteristics — Certain securities have a combination of equity and debt characteristics. Such securities may at times behave more like equity than debt or vice versa.

Preferred stock — Preferred stock represents an equity interest in an issuer that generally entitles the holder to receive, in preference to common stockholders and the holders of certain other stocks, dividends and a fixed share of the proceeds resulting from a liquidation of the issuer. Preferred stocks may pay fixed or adjustable rates of return, and preferred stock dividends may be cumulative or non-cumulative and participating or non-participating. Cumulative dividend provisions require all or a portion of prior unpaid dividends to be paid before dividends can be paid to the issuer’s common stockholders, while prior unpaid dividends on non-cumulative preferred stock are forfeited. Participating preferred stock may be entitled to a dividend exceeding the issuer’s declared dividend in certain cases, while non-participating preferred stock is entitled only to the stipulated dividend. Preferred stock is subject to issuer-specific and market risks applicable generally to equity securities. As with

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debt securities, the prices and yields of preferred stocks often move with changes in interest rates and the issuer’s credit quality. Additionally, a company’s preferred stock typically pays dividends only after the company makes required payments to holders of its bonds and other debt. Accordingly, the price of preferred stock will usually react more strongly than bonds and other debt to actual or perceived changes in the issuing company’s financial condition or prospects. Preferred stock of smaller companies may be more vulnerable to adverse developments than preferred stock of larger companies.

Convertible securities — A convertible security is a debt obligation, preferred stock or other security that may be converted, within a specified period of time and at a stated conversion rate, into common stock or other equity securities of the same or a different issuer. The conversion may occur automatically upon the occurrence of a predetermined event or at the option of either the issuer or the security holder. Under certain circumstances, a convertible security may also be called for redemption or conversion by the issuer after a particular date and at predetermined price specified upon issue. If a convertible security held by the fund is called for redemption or conversion, the fund could be required to tender the security for redemption, convert it into the underlying common stock, or sell it to a third party.

The holder of a convertible security is generally entitled to participate in the capital appreciation resulting from a market price increase in the issuer’s common stock and to receive interest paid or accrued until the convertible security matures or is redeemed, converted or exchanged. Before conversion, convertible securities have characteristics similar to non-convertible debt or preferred securities, as applicable. Convertible securities rank senior to common stock in an issuer’s capital structure and, therefore, normally entail less risk than the issuer’s common stock. However, convertible securities may also be subordinate to any senior debt obligations of the issuer, and, therefore, an issuer’s convertible securities may entail more risk than such senior debt obligations. Convertible securities usually offer lower interest or dividend yields than non-convertible debt securities of similar credit quality because of the potential for capital appreciation. In addition, convertible securities are often lower-rated securities.

Because of the conversion feature, the price of a convertible security will normally fluctuate in some proportion to changes in the price of the underlying asset, and, accordingly, convertible securities are subject to risks relating to the activities of the issuer and/or general market and economic conditions. The income component of a convertible security may cushion the security against declines in the price of the underlying asset but may also cause the price of the security to fluctuate based upon changes in interest rates and the credit quality of the issuer. As with a straight fixed income security, the price of a convertible security tends to increase when interest rates decline and decrease when interest rates rise. Like the price of a common stock, the price of a convertible security also tends to increase as the price of the underlying stock rises and to decrease as the price of the underlying stock declines.

Hybrid securities — A hybrid security is a type of security that also has equity and debt characteristics. Like equities, which have no final maturity, a hybrid security may be perpetual. On the other hand, like debt securities, a hybrid security may be callable at the option of the issuer on a date specified at issue. Additionally, like common equities, which may stop paying dividends at virtually any time without violating any contractual terms or conditions, hybrids typically allow for issuers to withhold payment of interest until a later date or to suspend coupon payments entirely without triggering an event of default. Hybrid securities are normally at the bottom of an issuer’s debt capital structure because holders of an issuer’s hybrid securities are structurally subordinated to the issuer’s senior creditors. In bankruptcy, hybrid security holders should only get paid after all senior creditors of the issuer have been paid but before any disbursements are made to the issuer’s equity holders. Accordingly, hybrid securities may be more sensitive to economic changes than more senior debt securities. Such

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securities may also be viewed as more equity-like by the market when the issuer or its parent company experiences financial difficulties.

Contingent convertible securities, which are also known as contingent capital securities, are a form of hybrid security that are intended to either convert into equity or have their principal written down upon the occurrence of certain trigger events. One type of contingent convertible security has characteristics designed to absorb losses, by providing that the liquidation value of the security may be adjusted downward to below the original par value or written off entirely under certain circumstances. For instance, if losses have eroded the issuer’s capital level below a specified threshold, the liquidation value of the security may be reduced in whole or in part. The write-down of the security’s par value may occur automatically and would not entitle holders to institute bankruptcy proceedings against the issuer. In addition, an automatic write-down could result in a reduced income rate if the dividend or interest payment associated with the security is based on the security’s par value. Such securities may, but are not required to, provide for circumstances under which the liquidation value of the security may be adjusted back up to par, such as an improvement in capitalization or earnings. Another type of contingent convertible security provides for mandatory conversion of the security into common shares of the issuer under certain circumstances. The mandatory conversion might relate, for example, to the issuer’s failure to maintain a capital minimum. Since the common stock of the issuer may not pay a dividend, investors in such instruments could experience reduced yields (or no yields at all) and conversion would deepen the subordination of the investor, effectively worsening the investor’s standing in the case of the issuer’s insolvency. An automatic write-down or conversion event with respect to a contingent convertible security will typically be triggered by a reduction in the issuer’s capital level, but may also be triggered by regulatory actions, such as a change in regulatory capital requirements, or by other factors.

Restricted or illiquid securities — The fund may purchase securities subject to restrictions on resale. Difficulty in selling such securities may result in a loss or be costly to the fund. Some fund holdings (including some restricted securities) may be deemed illiquid if the fund expects that a reasonable portion of the holding cannot be sold in seven calendar days or less without the sale significantly changing the market value of the investment. The determination of whether a holding is considered illiquid is made by the fund’s adviser under a liquidity risk management program adopted by the fund’s board and administered by the fund’s adviser. The fund may incur significant additional costs in disposing of illiquid securities.

Repurchase agreements — The fund may enter into repurchase agreements, or “repos”, under which the fund buys a security and obtains a simultaneous commitment from the seller to repurchase the security at a specified time and price. Because the security purchased constitutes collateral for the repurchase obligation, a repo may be considered a loan by the fund that is collateralized by the security purchased. Repos permit the fund to maintain liquidity and earn income over periods of time as short as overnight.

The seller must maintain with a custodian collateral equal to at least the repurchase price, including accrued interest. In tri-party repos, a third party custodian, called a clearing bank, facilitates repo clearing and settlement, including by providing collateral management services. However, as an alternative to tri-party repos, the fund could enter into bilateral repos, where the parties themselves are responsible for settling transactions.

The fund will only enter into repos involving securities of the type in which it could otherwise invest. If the seller under the repo defaults, the fund may incur a loss if the value of the collateral securing the repo has declined and may incur disposition costs and delays in connection with liquidating the collateral. If bankruptcy proceedings are commenced with respect to the seller, realization of the collateral by the fund may be delayed or limited.

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Indirect exposure to cryptocurrencies – Cryptocurrencies are currencies which exist in a digital form and may act as a store of wealth, a medium of exchange or an investment asset. There are thousands of cryptocurrencies, such as bitcoin. Although the fund has no current intention of directly investing in cryptocurrencies, some issuers have begun to accept cryptocurrency for payment of services, use cryptocurrencies as reserve assets or invest in cryptocurrencies, and the fund may invest in securities of such issuers. The fund may also invest in securities of issuers which provide cryptocurrency-related services.

Cryptocurrencies are subject to fluctuations in value. Cryptocurrencies are not backed by any government, corporation or other identified body. Rather, the value of a cryptocurrency is determined by other factors, such as the perceived future prospects or the supply and demand for such cryptocurrency in the global market for the trading of cryptocurrency. Such trading markets are unregulated and may be more exposed to operational or technical issues as well as fraud or manipulation in comparison to established, regulated exchanges for securities, derivatives and traditional currencies. The value of a cryptocurrency may decline precipitously (including to zero) for a variety of reasons, including, but not limited to, regulatory changes, a loss of confidence in its network or a change in user preference to other cryptocurrencies. An issuer that owns cryptocurrencies may experience custody issues, and may lose its cryptocurrency holdings through theft, hacking, and technical glitches in the applicable blockchain. The fund may experience losses as a result of the decline in value of its securities of issuers that own cryptocurrencies or which provide cryptocurrency-related services. If an issuer that owns cryptocurrencies intends to pay a dividend using such holdings or to otherwise make a distribution of such holdings to its stockholders, such dividends or distributions may face regulatory, operational and technical issues.

Factors affecting the further development of cryptocurrency include, but are not limited to: continued worldwide growth of, or possible cessation of or reversal in, the adoption and use of cryptocurrencies and other digital assets; the developing regulatory environment relating to cryptocurrencies, including the characterization of cryptocurrencies as currencies, commodities, or securities, the tax treatment of cryptocurrencies, and government and quasi-government regulation or restrictions on, or regulation of access to and operation of, cryptocurrency networks and the exchanges on which cryptocurrencies trade, including anti-money laundering regulations and requirements; perceptions regarding the environmental impact of a cryptocurrency; changes in consumer demographics and public preferences; general economic conditions; maintenance and development of open-source software protocols; the availability and popularity of other forms or methods of buying and selling goods and services; the use of the networks supporting digital assets, such as those for developing smart contracts and distributed applications; and general risks tied to the use of information technologies, including cyber risks. A hack or failure of one cryptocurrency may lead to a loss in confidence in, and thus decreased usage and/or value of, other cryptocurrencies.

Cash and cash equivalents — The fund may hold cash or invest in cash equivalents. For the Municipal Bond Funds, cash equivalents include, but are not limited to: (a) shares of money market or similar funds managed by the investment adviser or its affiliates; (b) shares of other money market funds; (c) tax-exempt commercial paper (e.g., short-term notes obligations issued by municipalities that mature, or that may be redeemed in 270 days or less); (d) municipal notes (e.g., bond anticipation notes, revenue anticipation notes, and tax anticipation notes issued by municipalities that mature, or that may be redeemed in one year or less); (e) municipal obligations backed by letters of credit issued by banks or other financial institutions or government agencies that mature, or that may be redeemed in one year or less; (f) tax-exempt variable rate debt issued by municipal conduits for corporate obligors; and (g) securities of the U.S. government, its agencies or instrumentalities that mature, or that may be redeemed in one year or less.

For the Core Bond Fund, cash equivalents include, but are not limited to: (a) shares of money market or similar funds managed by the investment adviser or its affiliates; (b) shares of other money market funds; (c) commercial paper; (d) short-term bank obligations (for example, certificates of deposit,

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bankers’ acceptances (time drafts on a commercial bank where the bank accepts an irrevocable obligation to pay at maturity)) or bank notes; (e) savings association and savings bank obligations (for example, bank notes and certificates of deposit issued by savings banks or savings associations); (f) securities of the U.S. government, its agencies or instrumentalities that mature, or that may be redeemed, in one year or less; and (g) higher quality corporate bonds and notes that mature, or that may be redeemed, in one year or less.

Commercial paper — The fund may purchase commercial paper. Commercial paper refers to short-term promissory notes issued by a corporation to finance its current operations. Such securities normally have maturities of thirteen months or less and, though commercial paper is often unsecured, commercial paper may be supported by letters of credit, surety bonds or other forms of collateral. Maturing commercial paper issuances are usually repaid by the issuer from the proceeds of new commercial paper issuances. As a result, investment in commercial paper is subject to rollover risk, or the risk that the issuer cannot issue enough new commercial paper to satisfy its outstanding commercial paper. Like all fixed income securities, commercial paper prices are susceptible to fluctuations in interest rates. If interest rates rise, commercial paper prices will decline and vice versa. However, the short-term nature of a commercial paper investment makes it less susceptible to volatility than many other fixed income securities because interest rate risk typically increases as maturity lengths increase. Commercial paper tends to yield smaller returns than longer-term corporate debt because securities with shorter maturities typically have lower effective yields than those with longer maturities. As with all fixed income securities, there is a chance that the issuer will default on its commercial paper obligations and commercial paper may become illiquid or suffer from reduced liquidity in these or other situations.

Commercial paper in which the fund may invest includes commercial paper issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the 1933 Act. Section 4(a)(2) commercial paper has substantially the same price and liquidity characteristics as commercial paper generally, except that the resale of Section 4(a)(2) commercial paper is limited to institutional investors who agree that they are purchasing the paper for investment purposes and not with a view to public distribution. Technically, such a restriction on resale renders Section 4(a)(2) commercial paper a restricted security under the 1933 Act. In practice, however, Section 4(a)(2) commercial paper typically can be resold as easily as any other unrestricted security held by the fund. Accordingly, Section 4(a)(2) commercial paper has been generally determined to be liquid under procedures adopted by the fund’s board of trustees.

Forward commitment, when issued and delayed delivery transactions — The fund may enter into commitments to purchase or sell securities at a future date. When the fund agrees to purchase such securities, it assumes the risk of any decline in value of the security from the date of the agreement. If the other party to such a transaction fails to deliver or pay for the securities, the fund could miss a favorable price or yield opportunity, or could experience a loss.

The fund may enter into roll transactions, such as a mortgage dollar roll where the fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon, and maturity) securities on a specified future date, at a pre-determined price. During the period between the sale and repurchase (the “roll period”), the fund forgoes principal and interest paid on the mortgage-backed securities. The fund is compensated by the difference between the current sales price and the lower forward price for the future purchase (often referred to as the “drop”), if any, as well as by the interest earned on the cash proceeds of the initial sale. The fund could suffer a loss if the contracting party fails to perform the future transaction and the fund is therefore unable to buy back the mortgage-backed securities it initially sold. The fund also takes the risk that the mortgage-backed securities that it repurchases at a later date will have less favorable market characteristics than the securities originally sold (e.g., greater prepayment risk). These transactions are accounted for as purchase and sale transactions, which contribute to the fund’s portfolio turnover rate.

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With to be announced (TBA) transactions, the particular securities (i.e., specified mortgage pools) to be delivered or received are not identified at the trade date, but are “to be announced” at a later settlement date. However, securities to be delivered must meet specified criteria, including face value, coupon rate and maturity, and be within industry-accepted “good delivery” standards.

The fund will not use these transactions for the purpose of leveraging and will segregate liquid assets that will be marked to market daily in an amount sufficient to meet its payment obligations in these transactions. Although these transactions will not be entered into for leveraging purposes, to the extent the fund’s aggregate commitments in connection with these transactions exceed its segregated assets, the fund temporarily could be in a leveraged position (because it may have an amount greater than its net assets subject to market risk). Should market values of the fund’s portfolio securities decline while the fund is in a leveraged position, greater depreciation of its net assets would likely occur than if it were not in such a position. The fund will not borrow money to settle these transactions and, therefore, will liquidate other portfolio securities in advance of settlement if necessary to generate additional cash to meet its obligations. After a transaction is entered into, the fund may still dispose of or renegotiate the transaction. Additionally, prior to receiving delivery of securities as part of a transaction, the fund may sell such securities.

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Cybersecurity risks — With the increased use of technologies such as the Internet to conduct business, the fund has become potentially more susceptible to operational and information security risks through breaches in cybersecurity. In general, a breach in cybersecurity can result from either a deliberate attack or an unintentional event. Cybersecurity breaches may involve, among other things, infection by computer viruses or other malicious software code or unauthorized access to digital information systems, networks or devices used directly or indirectly by the fund or its service providers through “hacking” or other means, in each case for the purpose of misappropriating assets or sensitive information (including, for example, personal shareholder information), corrupting data or causing operational disruption or failures in the physical infrastructure or operating systems that support the fund. Cybersecurity risks also include the risk of losses of service resulting from external attacks that do not require unauthorized access to the fund’s systems, networks or devices. For example, denial-of-service attacks on the investment adviser’s or an affiliate’s website could effectively render the fund’s network services unavailable to fund shareholders and other intended end-users. Any such cybersecurity breaches or losses of service may cause the fund to lose proprietary information, suffer data corruption or lose operational capacity or may result in unauthorized release or other misuse of confidential information. These, in turn, could cause the fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. While the fund and its investment adviser have established business continuity plans and risk management systems designed to prevent or reduce the impact of cybersecurity attacks, there are inherent limitations in such plans and systems due in part to the ever-changing nature of technology and cybersecurity attack tactics, and there is a possibility that certain risks have not been adequately identified or prepared for.

In addition, cybersecurity failures by or breaches of the fund’s third-party service providers (including, but not limited to, the fund’s investment adviser, transfer agent, custodian, administrators and other financial intermediaries) may disrupt the business operations of the service providers and of the fund, potentially resulting in financial losses, the inability of fund shareholders to transact business with the fund and of the fund to process transactions, the inability of the fund to calculate its net asset value, violations of applicable privacy and other laws, rules and regulations, regulatory fines, penalties, reputational damage, reimbursement or other compensatory costs and/or additional compliance costs associated with implementation of any corrective measures. The fund and its shareholders could be negatively impacted as a result of any such cybersecurity breaches, and there can be no assurance that the fund will not suffer losses relating to cybersecurity attacks or other informational security breaches affecting the fund’s third-party service providers in the future, particularly as the fund cannot control any cybersecurity plans or systems implemented by such service providers.

Cybersecurity risks may also impact issuers of securities in which the fund invests, which may cause the fund’s investments in such issuers to lose value.

Interfund borrowing and lending — Pursuant to an exemptive order issued by the U.S. Securities and Exchange Commission, the fund may lend money to, and borrow money from, other funds advised by Capital Research and Management Company or its affiliates. The fund will borrow through the program only when the costs are equal to or lower than the costs of bank loans. The fund will lend through the program only when the returns are higher than those available from an investment in repurchase agreements. Interfund loans and borrowings normally extend overnight, but can have a maximum duration of seven days. Loans may be called on one day's notice. The fund may have to borrow from a bank at a higher interest rate if an interfund loan is called or not renewed. Any delay in repayment to a lending fund could result in a lost investment opportunity or additional borrowing costs.

Affiliated investment companies — The fund may purchase shares of another investment company managed by the investment adviser or its affiliates. The risks of owning another investment company are similar to the risks of investing directly in the securities in which that investment company invests. When investing in another investment company managed by the investment adviser or its affiliates, the

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fund bears its proportionate share of the expenses of any such investment company in which it invests but will not bear additional management fees through its investment in such investment company. Investments in other investment companies could allow the fund to obtain the benefits of a more diversified portfolio than might otherwise be available through direct investments in a particular asset class, and will subject the fund to the risks associated with the particular asset class or asset classes in which an underlying fund invests. However, an investment company may not achieve its investment objective or execute its investment strategy effectively, which may adversely affect the fund’s performance. Any investment in another investment company will be consistent with the fund’s objective(s) and applicable regulatory limitations.

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Capital Group Core Municipal Fund
Capital Group Short-Term Municipal Fund
Capital Group California Core Municipal Fund
Capital Group California Short-Term Municipal Fund

U.S. Territories and Commonwealth obligations — The fund may invest in obligations of the territories and Commonwealths of the United States, such as Puerto Rico, the U.S. Virgin Islands, Guam and their agencies and authorities (“territories and Commonwealth”), to the extent such obligations are exempt from federal income taxes. Adverse political and economic conditions and developments affecting any territory or Commonwealth may, in turn, negatively affect the value of the fund’s holdings in such obligations. Territories and Commonwealths face significant fiscal challenges, including persistent government deficits, underfunded retirement systems, sizable debt service obligations and a high unemployment rate. A restructuring of some or all of the debt or a decline in market prices of the territories’ and Commonwealths’ debt obligations, may affect the fund’s investment in these securities. If the economic situation in the territories and Commonwealths persists or worsens, the volatility, credit quality and performance of the fund could be adversely affected.

Zero coupon bonds — Municipalities may issue zero coupon securities which are debt obligations that do not entitle the holder to any periodic payments of interest prior to maturity or a specified date when the securities begin paying current interest. They are issued and traded at a discount from their face amount or par value, which discount varies depending on the time remaining until cash payments begin, prevailing interest rates, liquidity of the security, and the perceived credit quality of the issuer.

Pre-refunded/Escrowed to maturity bonds — From time to time, a municipality may refund a bond that it has already issued prior to, or in the case of escrowed to maturity bonds on, the original bond’s call or maturity date by issuing a second bond, the proceeds of which are typically used to purchase securities of the U.S. government (including its agencies and instrumentalities). The U.S. government securities are placed in an escrow account. The original bonds then become "pre-refunded" or "escrowed to maturity" and while the security is still tax-exempt, the proceeds of the escrow account act as collateral and the original bonds are considered high-quality in nature as a result. The principal and interest payments on the escrowed securities are then used to pay off the original bondholders on the call or maturity date. The escrow account securities do not guarantee the price movement of the bond before maturity. Investment in pre-refunded and escrowed to maturity bonds held by the fund may subject the fund to interest rate risk, market risk and credit risk. For purposes of diversification, pre-refunded and escrowed to maturity bonds will be treated as U.S. governmental issues.

Temporary investments — The fund may invest in short-term municipal obligations of up to one year in maturity when temporary defensive strategies are used as a result of abnormal market conditions, or when such investments are considered advisable for liquidity. Generally, the income from such short-term municipal obligations is exempt from federal income tax. Further, a portion of a fund’s assets may be held in cash or invested in high-quality taxable short-term securities of up to one year in maturity. Such investments may include: (a) obligations of the U.S. Treasury; (b) obligations of agencies and instrumentalities of the U.S. government; (c) money market instruments, such as certificates of deposit issued by domestic banks, corporate commercial paper, and bankers' acceptances; and (d) repurchase agreements.

Issue classification — Securities with the same general quality rating and maturity characteristics, but which vary according to the purpose for which they were issued, often tend to trade at different yields. Correspondingly, securities issued for similar purposes and with the same general maturity characteristics, but which vary according to the creditworthiness of their respective issuers, tend to trade at different yields. These yield differentials tend to fluctuate in response to political and economic developments, as well as temporary imbalances in normal supply/demand relationships. The investment adviser monitors these fluctuations closely, and will attempt to adjust portfolio

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concentrations in various issue classifications according to the value disparities brought about by these yield relationship fluctuations.

The investment adviser believes that, in general, the market for municipal bonds is less liquid than that for taxable fixed income securities. Accordingly, the ability of the fund to make purchases and sales of securities in the foregoing manner may, at any particular time and with respect to any particular securities, be limited or non-existent.

Private placements — Generally, municipal securities acquired in private placements are subject to contractual restrictions on resale. Accordingly, all private placements will be considered illiquid unless they have been specifically determined to be liquid, taking into account factors such as the frequency and volume of trading and the commitment of dealers to make markets under procedures adopted by the fund’s board of trustees.

Concentration of investments — Certain economic, business or political developments might adversely affect all municipal bonds of a similar category or type, or adversely affect all municipal bonds issued by issuers within a particular geographical area or jurisdiction.

Tax-exempt securities — While the fund seeks to purchase securities which bear interest that is exempt from federal income taxes – and in the case of Capital Group California Core Municipal Fund and Capital Group California Short–Term Municipal Fund, also seeks to purchase securities which bear interest that is exempt from California income taxes – there are risks that such interest may be reclassified as taxable by the Internal Revenue Service, or a state tax authority. Actions by the issuer or future legislative, administrative or court actions also could adversely affect the tax-exempt status of interest paid by such securities. Such reclassifications or actions could cause interest from a security to become includable in the gross income of the holder of the security, possibly retroactively, subjecting fund shareholders to increased tax liability. In addition, such reclassifications or actions could cause the value of a security, and therefore the value of the fund’s shares, to decline.

Capital Group California Core Municipal Fund
Capital Group California Short-Term Municipal Fund

Risk factors relating to California debt obligations — Because the fund invests in securities issued by the State of California, its agencies and municipalities, the fund is more susceptible to developments adversely affecting issuers of California securities than a municipal bond fund that does not concentrate its investments in a single state. The information below constitutes only a brief summary and does not purport to be a complete description of risk factors relating to California debt obligations. Certain information is drawn from official statements relating to securities offerings of the State of California and various local agencies in California available as of the date of this statement of additional information.

Many factors including both state and national economic, political, regulatory, social and environmental policies and conditions, which are not within the control of the issuers of state related bonds, could have an adverse impact on the financial condition of the state, its various agencies and political subdivisions, as well as other municipal issuers in California. A variety of events, such as, tax base erosion, state constitutional limits on tax increases, budget deficits and other financial difficulties, and changes in the credit ratings assigned to California’s municipal issuers may have an adverse impact on the fund. In addition, natural disasters, such as earthquakes and droughts, may have an adverse effect on the state’s economy.

California’s economy and general financial condition affect the ability of state and local governments to raise revenues to make timely payments on their obligations. Events such as budgetary problems at the state level, fiscal weakness or an overall slowdown in the California economy could adversely

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impact the fund. Such events can negatively impact the state’s credit rating, make it more expensive for the state to borrow money, and impact municipal issuers’ ability to pay their obligations. Such events could also heighten the risk that prices of debt obligations purchased by the fund, and the fund’s net asset value, will experience greater volatility.

California is the most populous state in the nation and has a diverse economy. Major employers include the agriculture, manufacturing, high technology, services, trade, entertainment and construction sectors. However, certain of California’s significant industries are sensitive to economic disruptions in their export markets. The state’s rate of economic growth, therefore, could be adversely affected by any such disruption. A significant downturn in the housing market or U.S. stock market prices could adversely affect California’s economy by reducing household spending and business investment, particularly in the high technology sector. Moreover, a large and increasing share of the State of California’s General Fund revenue in the form of income and capital gains taxes is directly related to, and would be adversely affected by a significant downturn in the performance of, the stock markets.

Future California constitutional amendments, legislative measures, executive orders, administrative regulations, court decisions and voter initiatives could have an adverse effect on the debt obligations of California issuers. The initiative process is used quite often in California, resulting in numerous initiative items on the ballot for most state and many local elections, any of which could affect the ability of municipal issuers to pay their obligations. For example, revenue and expenditure limitations adopted by California voters, such as Propositions 13 (limiting ad valorem taxes on real property and restricting local taxing entities’ ability to raise real property taxes) and 218 (limiting local governments' ability to impose “property related” fees, assessments and taxes) have constrained local governments’ ability to raise revenue, consequently raising concerns about whether municipalities have sufficient revenue to pay their debt obligations.

While the fund’s portfolio managers try to reduce risks by investing in a diversified portfolio of securities, including state related bonds, it is not possible to predict the extent to which any or all of the factors described above will affect the ability of the state or other municipal issuers to pay interest or principal on their bonds or the ability of such bonds to maintain market value or marketability.

Capital Group Core Bond Fund

Obligations backed by the “full faith and credit” of the U.S. government — U.S. government obligations include the following types of securities:

U.S. Treasury securities — U.S. Treasury securities include direct obligations of the U.S. Treasury, such as Treasury bills, notes and bonds. For these securities, the payment of principal and interest is unconditionally guaranteed by the U.S. government, and thus they are of high credit quality. Such securities are subject to variations in market value due to fluctuations in interest rates and in government policies, but, if held to maturity, are expected to be paid in full (either at maturity or thereafter).

Federal agency securities — The securities of certain U.S. government agencies and government-sponsored entities are guaranteed as to the timely payment of principal and interest by the full faith and credit of the U.S. government. Such agencies and entities include, but are not limited to, the Federal Financing Bank (“FFB”), the Government National Mortgage Association (“Ginnie Mae”), the U.S. Department of Veterans Affairs (“VA”), the Federal Housing Administration (“FHA”), the Export-Import Bank of the United States (“Exim Bank”), the U.S. International Development Finance Corporation (“DFC”), the Commodity Credit Corporation (“CCC”) and the U.S. Small Business Administration (“SBA”).

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Other federal agency obligations — Additional federal agency securities are neither direct obligations of, nor guaranteed by, the U.S. government. These obligations include securities issued by certain U.S. government agencies and government-sponsored entities. However, they generally involve some form of federal sponsorship: some operate under a congressional charter; some are backed by collateral consisting of “full faith and credit” obligations as described above; some are supported by the issuer’s right to borrow from the Treasury; and others are supported only by the credit of the issuing government agency or entity. These agencies and entities include, but are not limited to: the Federal Home Loan Banks, the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Tennessee Valley Authority and the Federal Farm Credit Bank System.

In 2008, Freddie Mac and Fannie Mae were placed into conservatorship by their new regulator, the Federal Housing Finance Agency (“FHFA”). Simultaneously, the U.S. Treasury made a commitment of indefinite duration to maintain the positive net worth of both firms. As conservator, the FHFA has the authority to repudiate any contract either firm has entered into prior to the FHFA’s appointment as conservator (or receiver should either firm go into default) if the FHFA, in its sole discretion determines that performance of the contract is burdensome and repudiation would promote the orderly administration of Fannie Mae’s or Freddie Mac’s affairs. While the FHFA has indicated that it does not intend to repudiate the guaranty obligations of either entity, doing so could adversely affect holders of their mortgage-backed securities. For example, if a contract were repudiated, the liability for any direct compensatory damages would accrue to the entity’s conservatorship estate and could only be satisfied to the extent the estate had available assets. As a result, if interest payments on Fannie Mae or Freddie Mac mortgage-backed securities held by the fund were reduced because underlying borrowers failed to make payments or such payments were not advanced by a loan servicer, the fund’s only recourse might be against the conservatorship estate, which might not have sufficient assets to offset any shortfalls.

The FHFA, in its capacity as conservator, has the power to transfer or sell any asset or liability of Fannie Mae or Freddie Mac. The FHFA has indicated it has no current intention to do this; however, should it do so a holder of a Fannie Mae or Freddie Mac mortgage-backed security would have to rely on another party for satisfaction of the guaranty obligations and would be exposed to the credit risk of that party.

Certain rights provided to holders of mortgage-backed securities issued by Fannie Mae or Freddie Mac under their operative documents may not be enforceable against the FHFA, or enforcement may be delayed during the course of the conservatorship or any future receivership. For example, the operative documents may provide that upon the occurrence of an event of default by Fannie Mae or Freddie Mac, holders of a requisite percentage of the mortgage-backed security may replace the entity as trustee. However, under the Federal Housing Finance Regulatory Reform Act of 2008, holders may not enforce this right if the event of default arises solely because a conservator or receiver has been appointed.

Pass-through securities — The fund may invest in various debt obligations backed by pools of mortgages, corporate loans or other assets including, but not limited to, residential mortgage loans, home equity loans, mortgages on commercial buildings, consumer loans and equipment leases. Principal and interest payments made on the underlying asset pools backing these obligations are typically passed through to investors, net of any fees paid to any insurer or any guarantor of the securities. Pass-through securities may have either fixed or adjustable coupons. The risks of an investment in these obligations depend in part on the type of the collateral securing the obligations and the class of the instrument in which the fund invests. These securities include:

Mortgage-backed securities — These securities may be issued by U.S. government agencies and government-sponsored entities, such as Ginnie Mae, Fannie Mae and Freddie Mac, and by private entities. The payment of interest and principal on mortgage-backed obligations issued

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by U.S. government agencies may be guaranteed by the full faith and credit of the U.S. government (in the case of Ginnie Mae), or may be guaranteed by the issuer (in the case of Fannie Mae and Freddie Mac). However, these guarantees do not apply to the market prices and yields of these securities, which vary with changes in interest rates.

Mortgage-backed securities issued by private entities are structured similarly to those issued by U.S. government agencies. However, these securities and the underlying mortgages are not guaranteed by any government agencies and the underlying mortgages are not subject to the same underwriting requirements. These securities generally are structured with one or more types of credit enhancements such as insurance or letters of credit issued by private companies. Borrowers on the underlying mortgages are usually permitted to prepay their underlying mortgages. Prepayments can alter the effective maturity of these instruments. In addition, delinquencies, losses or defaults by borrowers can adversely affect the prices and volatility of these securities. Such delinquencies and losses can be exacerbated by declining or flattening housing and property values. This, along with other outside pressures, such as bankruptcies and financial difficulties experienced by mortgage loan originators, decreased investor demand for mortgage loans and mortgage-related securities and increased investor demand for yield, can adversely affect the value and liquidity of mortgage-backed securities.

Collateralized mortgage obligations (CMOs) — CMOs are also backed by a pool of mortgages or mortgage loans, which are divided into two or more separate bond issues. CMOs issued by U.S. government agencies are backed by agency mortgages, while privately issued CMOs may be backed by either government agency mortgages or private mortgages. Payments of principal and interest are passed through to each bond issue at varying schedules resulting in bonds with different coupons, effective maturities and sensitivities to interest rates. Some CMOs may be structured in a way that when interest rates change, the impact of changing prepayment rates on the effective maturities of certain issues of these securities is magnified. CMOs may be less liquid or may exhibit greater price volatility than other types of mortgage or asset-backed securities.

Commercial mortgage-backed securities — These securities are backed by mortgages on commercial property, such as hotels, office buildings, retail stores, hospitals and other commercial buildings. These securities may have a lower prepayment uncertainty than other mortgage-related securities because commercial mortgage loans generally prohibit or impose penalties on prepayments of principal. In addition, commercial mortgage-related securities often are structured with some form of credit enhancement to protect against potential losses on the underlying mortgage loans. Many of the risks of investing in commercial mortgage-backed securities reflect the risks of investing in the real estate securing the underlying mortgage loans, including the effects of local and other economic conditions on real estate markets, the ability of tenants to make rental payments and the ability of a property to attract and retain tenants. Commercial mortgage-backed securities may be less liquid or exhibit greater price volatility than other types of mortgage or asset-backed securities and may be more difficult to value.

Asset-backed securities — These securities are backed by other assets such as credit card, automobile or consumer loan receivables, retail installment loans or participations in pools of leases. Credit support for these securities may be based on the underlying assets and/or provided through credit enhancements by a third party. The values of these securities are sensitive to changes in the credit quality of the underlying collateral, the credit strength of the credit enhancement, changes in interest rates and at times the financial condition of the issuer. Obligors of the underlying assets also may make prepayments that can change effective maturities of the asset-backed securities. These securities may be less liquid and more difficult to value than other securities.

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Collateralized bond obligations (CBOs) and collateralized loan obligations (CLOs) — A CBO is a trust typically backed by a diversified pool of fixed-income securities, which may include high risk, lower rated securities. A CLO is a trust typically collateralized by a pool of loans, which may include, among others, senior secured loans, senior unsecured loans, and subordinate corporate loans, including lower rated loans. CBOs and CLOs may charge management fees and administrative expenses.

For both CBOs and CLOs, the cash flows from the trust are split into two or more portions, called tranches, varying in risk and yield. The riskiest and highest yielding portion is the “equity” tranche which bears the bulk of any default by the bonds or loans in the trust and is constructed to protect the other, more senior tranches from default. Since they are partially protected from defaults, the more senior tranches typically have higher ratings and lower yields than the underlying securities in the trust and can be rated investment grade. Despite the protection from the equity tranche, the more senior tranches can still experience substantial losses due to actual defaults of the underlying assets, increased sensitivity to defaults due to impairment of the collateral or the more junior tranches, market anticipation of defaults, as well as potential general aversions to CBO or CLO securities as a class. Normally, these securities are privately offered and sold, and thus, are not registered under the securities laws. CBOs and CLOs may be less liquid, may exhibit greater price volatility and may be more difficult to value than other securities.

Inflation-linked bonds — The fund may invest in inflation-linked bonds issued by governments, their agencies or instrumentalities and corporations.

The principal amount of an inflation-linked bond is adjusted in response to changes in the level of an inflation index, such as the Consumer Price Index for Urban Consumers (“CPURNSA”). If the index measuring inflation falls, the principal value or coupon of these securities will be adjusted downward. Consequently, the interest payable on these securities will be reduced. Also, if the principal value of these securities is adjusted according to the rate of inflation, the adjusted principal value repaid at maturity may be less than the original principal. In the case of U.S. Treasury Inflation-Protected Securities (“TIPS”), currently the only inflation-linked security that is issued by the U.S Treasury, the principal amounts are adjusted daily based upon changes in the rate of inflation (as currently represented by the non-seasonally adjusted CPURNSA, calculated with a three-month lag). TIPS may pay interest semi-annually, equal to a fixed percentage of the inflation-adjusted principal amount. The interest rate on these bonds is fixed at issuance, but over the life of the bond this interest may be paid on an increasing or decreasing principal amount that has been adjusted for inflation. The current market value of TIPS is not guaranteed and will fluctuate. However, the U.S. government guarantees that, at maturity, principal will be repaid at the higher of the original face value of the security (in the event of deflation) or the inflation adjusted value.

Other non-U.S. sovereign governments also issue inflation-linked securities that are tied to their own local consumer price indexes and that offer similar deflationary protection. In certain of these non-U.S. jurisdictions, the repayment of the original bond principal upon the maturity of an inflation-linked bond is not guaranteed, allowing for the amount of the bond repaid at maturity to be less than par. Corporations also periodically issue inflation-linked securities tied to CPURNSA or similar inflationary indexes. While TIPS and non-U.S. sovereign inflation-linked securities are currently the largest part of the inflation-linked market, the fund may invest in corporate inflation-linked securities.

The value of inflation-linked securities is expected to change in response to the changes in real interest rates. Real interest rates, in turn, are tied to the relationship between nominal interest rates and the rate of inflation. If inflation were to rise at a faster rate than nominal interest rates, real interest rates would decline, leading to an increase in value of the inflation-linked securities. In contrast, if nominal interest rates were to increase at a faster rate than inflation, real interest rates might rise, leading to a decrease in value of inflation-linked securities. There can be no assurance, however, that the value of

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inflation-linked securities will be directly correlated to the changes in interest rates. If interest rates rise due to reasons other than inflation, investors in these securities may not be protected to the extent that the increase is not reflected in the security’s inflation measure.

The interest rate for inflation-linked bonds is fixed at issuance as a percentage of this adjustable principal. Accordingly, the actual interest income may both rise and fall as the principal amount of the bonds adjusts in response to movements of the consumer price index. For example, typically interest income would rise during a period of inflation and fall during a period of deflation.

The market for inflation-linked securities may be less developed or liquid, and more volatile, than certain other securities markets. There is a limited number of inflation-linked securities currently available for the fund to purchase, making the market less liquid and more volatile than the U.S. Treasury and agency markets.

Equity securities — Equity securities represent an ownership position in a company. Equity securities held by the fund typically consist of common stocks. The prices of equity securities fluctuate based on, among other things, events specific to their issuers and market, economic and other conditions. For example, prices of these securities can be affected by financial contracts held by the issuer or third parties (such as derivatives) relating to the security or other assets or indices. Holders of equity securities are not creditors of the issuer. If an issuer liquidates, holders of equity securities are entitled to their pro rata share of the issuer’s assets, if any, after creditors (including the holders of fixed income securities and senior equity securities) are paid.

There may be little trading in the secondary market for particular equity securities, which may adversely affect the fund’s ability to value accurately or dispose of such equity securities. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the value and/or liquidity of equity securities.

Investing outside the U.S. — Securities of issuers domiciled outside the United States, or with significant operations or revenues outside the United States, may lose value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers are domiciled, operate or generate revenue. These issuers may also be more susceptible to actions of foreign governments such as the imposition of price controls or punitive taxes that could adversely impact the value of these securities. To the extent the fund invests in securities that are denominated in currencies other than the U.S. dollar, these securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Securities markets in certain countries may be more volatile or less liquid than those in the United States. Investments outside the United States may also be subject to different accounting practices and different regulatory, legal and reporting standards, and may be more difficult to value, than those in the United States. In addition, the value of investments outside the United States may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund. The risks of investing outside the United States may be heightened in connection with investments in emerging markets.

Additional costs could be incurred in connection with the fund’s investment activities outside the United States. Brokerage commissions may be higher outside the United States, and the fund will bear certain expenses in connection with its currency transactions. Furthermore, increased custodian costs may be associated with maintaining assets in certain jurisdictions.

Investing in emerging markets — Investing in emerging markets may involve risks in addition to and greater than those generally associated with investing in the securities markets of developed countries. For instance, emerging market countries tend to have less developed political, economic

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and legal systems and accounting and auditing practices and standards than those in developed countries. Accordingly, the governments of these countries may be less stable and more likely to intervene in the market economy, for example, by imposing capital controls, nationalizing a company or industry, placing restrictions on foreign ownership and on withdrawing sale proceeds of securities from the country, and/or imposing punitive taxes that could adversely affect the prices of securities. Information regarding issuers in emerging markets may be limited, incomplete or inaccurate, and there may be fewer rights and remedies available to the fund and its shareholders. In addition, the economies of these countries may be dependent on relatively few industries, may have limited access to capital and may be more susceptible to changes in local and global trade conditions and downturns in the world economy. Securities markets in these countries can also be relatively small and have substantially lower trading volumes. As a result, securities issued in these countries may be more volatile and less liquid, and may be more difficult to value, than securities issued in countries with more developed economies and/or markets. Less certainty with respect to security valuations may lead to additional challenges and risks in calculating the fund’s net asset value. Additionally, emerging markets are more likely to experience problems with the clearing and settling of trades and the holding of securities by banks, agents and depositories that are less established than those in developed countries.

In countries where direct foreign investment is limited or prohibited, the fund may invest in operating companies based in such countries through an offshore intermediary entity that, based on contractual agreements, seeks to replicate the rights and obligations of direct equity ownership in such operating company. Because the contractual arrangements do not in fact bestow the fund with actual equity ownership in the operating company, these investment structures may limit the fund’s rights as an investor and create significant additional risks. For example, local government authorities may determine that such structures do not comply with applicable laws and regulations, including those relating to restrictions on foreign ownership. In such event, the intermediary entity and/or the operating company may be subject to penalties, revocation of business and operating licenses or forfeiture of foreign ownership interests, and the fund’s economic interests in the underlying operating company and its rights as an investor may not be recognized, resulting in a loss to the fund and its shareholders. In addition, exerting control through contractual arrangements may be less effective than direct equity ownership, and a company may incur substantial costs to enforce the terms of such arrangements, including those relating to the distribution of the funds among the entities. These special investment structures may also be disregarded for tax purposes by local tax authorities, resulting in increased tax liabilities, and the fund’s control over – and distributions due from – such structures may be jeopardized if the individuals who hold the equity interest in such structures breach the terms of the agreements. While these structures may be widely used to circumvent limits on foreign ownership in certain jurisdictions, there is no assurance that they will be upheld by local regulatory authorities or that disputes regarding the same will be resolved consistently.

Although there is no universally accepted definition, the investment adviser generally considers an emerging market to be a market that is in the earlier stages of its industrialization cycle with a low per capita gross domestic product (“GDP”) and a low market capitalization to GDP ratio relative to those in the United States and the European Union, and would include markets commonly referred to as “frontier markets.”

Certain risk factors related to emerging markets

Currency fluctuations — Certain emerging markets’ currencies have experienced and in the future may experience significant declines against the U.S. dollar. For example, if the U.S. dollar appreciates against foreign currencies, the value of the fund’s emerging markets securities holdings would generally depreciate and vice versa. Further, the fund may lose money due to losses and other expenses incurred in converting various currencies to purchase and sell securities valued in currencies other than the U.S. dollar, as well as from currency restrictions, exchange control regulation and currency devaluations.

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Government regulation — Certain developing countries lack uniform accounting, auditing and financial reporting and disclosure standards, have less governmental supervision of financial markets than in the United States, and may not honor legal rights or protections enjoyed by investors in the United States. Certain governments may be more unstable and present greater risks of nationalization or restrictions on foreign ownership of local companies. Repatriation of investment income, capital and the proceeds of sales by foreign investors may require governmental registration and/or approval in some developing countries. While the fund will only invest in markets where these restrictions are considered acceptable by the investment adviser, a country could impose new or additional repatriation restrictions after the fund’s investment. If this happened, the fund’s response might include, among other things, applying to the appropriate authorities for a waiver of the restrictions or engaging in transactions in other markets designed to offset the risks of decline in that country. Such restrictions will be considered in relation to the fund’s liquidity needs and other factors. Further, some attractive equity securities may not be available to the fund if foreign shareholders already hold the maximum amount legally permissible.

While government involvement in the private sector varies in degree among developing countries, such involvement may in some cases include government ownership of companies in certain sectors, wage and price controls or imposition of trade barriers and other protectionist measures. With respect to any developing country, there is no guarantee that some future economic or political crisis will not lead to price controls, forced mergers of companies, expropriation, or creation of government monopolies to the possible detriment of the fund’s investments.

Fluctuations in inflation rates — Rapid fluctuations in inflation rates may have negative impacts on the economies and securities markets of certain emerging market countries.

Less developed securities markets — Emerging markets may be less well-developed and regulated than other markets. These markets have lower trading volumes than the securities markets of more developed countries and may be unable to respond effectively to increases in trading volume. Consequently, these markets may be substantially less liquid than those of more developed countries, and the securities of issuers located in these markets may have limited marketability. These factors may make prompt liquidation of substantial portfolio holdings difficult or impossible at times.

Settlement risks — Settlement systems in developing countries are generally less well organized than those of developed markets. Supervisory authorities may also be unable to apply standards comparable to those in developed markets. Thus, there may be risks that settlement may be delayed and that cash or securities belonging to the fund may be in jeopardy because of failures of or defects in the systems. In particular, market practice may require that payment be made before receipt of the security being purchased or that delivery of a security be made before payment is received. In such cases, default by a broker or bank (the “counterparty”) through whom the transaction is effected might cause the fund to suffer a loss. The fund will seek, where possible, to use counterparties whose financial status is such that this risk is reduced. However, there can be no certainty that the fund will be successful in eliminating this risk, particularly as counterparties operating in developing countries frequently lack the standing or financial resources of those in developed countries. There may also be a danger that, because of uncertainties in the operation of settlement systems in individual markets, competing claims may arise with respect to securities held by or to be transferred to the fund.

Limited market information — The fund may encounter problems assessing investment opportunities in certain emerging markets in light of limitations on available information and different accounting, auditing and financial reporting standards. For example, due to

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jurisdictional limitations, the Public Company Accounting Oversight Board (“PCAOB”) may be unable to inspect the audit work and practices of PCAOB-registered auditing firms in certain developing countries that audit U.S. reporting companies with operations in those countries. As a result, there is greater risk that financial records and information relating to an issuer’s operations in developing countries will be incomplete or misleading, which may negatively impact the fund’s investments in such company. When faced with limited market information, the fund’s investment adviser will seek alternative sources of information, and to the extent the investment adviser is not satisfied with the sufficiency or accuracy of the information obtained with respect to a particular market or security, the fund will not invest in such market or security.

Taxation — Taxation of dividends, interest and capital gains received by the fund varies among developing countries and, in some cases, is comparatively high. In addition, developing countries typically have less well-defined tax laws and procedures and such laws may permit retroactive taxation so that the fund could become subject in the future to local tax liability that it had not reasonably anticipated in conducting its investment activities or valuing its assets.

Fraudulent securities — Securities purchased by the fund may subsequently be found to be fraudulent or counterfeit, resulting in a loss to the fund.

Remedies — Developing countries may offer less protection to investors than U.S. markets and, in the event of investor harm, there may be substantially less recourse available to the fund and its shareholders. In addition, as a matter of law or practicality, the fund and its shareholders - as well as U.S. regulators - may encounter substantial difficulties in obtaining and enforcing judgments and other actions against non-U.S. individuals and companies.

* * * * * *

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Portfolio turnover — Portfolio changes will be made without regard to the length of time particular investments may have been held. Short-term trading profits are not the fund’s objective, and changes in its investments are generally accomplished gradually, though short-term transactions may occasionally be made. Higher portfolio turnover may involve correspondingly greater transaction costs in the form of dealer spreads or brokerage commissions. It may also result in the realization of net capital gains, which are taxable when distributed to shareholders, unless the shareholder is exempt from taxation or his or her account is tax-favored.

Fixed income securities are generally traded on a net basis and usually neither brokerage commissions nor transfer taxes are involved. Transaction costs are usually reflected in the spread between the bid and asked price.

The fund’s portfolio turnover rates for the fiscal years ended October 31, 2021 and 2020, are as follows:

Fund	Fiscal year	Portfolio turnover rate[1]
Capital Group Core Municipal Fund	2021	48%
	2020	62
Capital Group Short-Term Municipal Fund	2021	51
	2020	58
Capital Group California Core Municipal Fund	2021	38
	2020	37
Capital Group California Short-Term Municipal Fund	2021	43
	2020	42
Capital Group Core Bond Fund[2]	2021	217
	2020	158

1 Increases (or decreases) in turnover were due to increased (or decreased) trading activity during the period.

2 The fund’s portfolio turnover rate excluding mortgage dollar roll transactions for the fiscal years ended October 31, 2021 and 2020, were 48% and 80%, respectively. See “Forward commitment, when issued and delayed delivery transactions” above for more information on mortgage dollar rolls.

A fund’s portfolio turnover rate would equal 100% if each security in the fund’s portfolio were replaced once per year. See “Financial highlights” in the prospectus for the fund’s annual portfolio turnover rate for each of the last five fiscal years.

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Fund policies

All percentage limitations in the following fund policies are considered at the time securities are purchased and are based on the fund’s net assets unless otherwise indicated. None of the following policies involving a maximum percentage of assets will be considered violated unless the excess occurs immediately after, and is caused by, an acquisition by the fund. In managing the fund, the fund’s investment adviser may apply more restrictive policies than those listed below.

Fundamental policies — The fund has adopted the following policies, which may not be changed without approval by holders of a majority of its outstanding shares. Such majority is currently defined in the Investment Company Act of 1940, as amended (the “1940 Act”), as the vote of the lesser of (a) 67% or more of the voting securities present at a shareholder meeting, if the holders of more than 50% of the outstanding voting securities are present in person or by proxy, or (b) more than 50% of the outstanding voting securities.

1. Except as permitted by (i) the 1940 Act and the rules and regulations thereunder, or other successor law governing the regulation of registered investment companies, or interpretations or modifications thereof by the U.S. Securities and Exchange Commission (“SEC”), SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction, the fund may not:

a. Borrow money;

b. Issue senior securities;

c. Underwrite the securities of other issuers;

d. Purchase or sell real estate or commodities;

e. Make loans; or

f. Purchase the securities of any issuer if, as a result of such purchase, the fund’s investments would be concentrated in any particular industry.

2. The Municipal Bond Funds will maintain their status as tax-exempt funds consistent with (i) the 1940 Act and the rules and regulations thereunder, or other successor law governing the regulation of registered investment companies, or interpretations or modifications thereof by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

3. The fund may not invest in companies for the purpose of exercising control or management.

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Additional information about the fund’s policies — The information below is not part of the fund’s fundamental or nonfundamental policies. This information is intended to provide a summary of what is currently required or permitted by the 1940 Act and the rules and regulations thereunder, or by the interpretive guidance thereof by the SEC or SEC staff, for particular fundamental policies of the fund. Information is also provided regarding the fund’s current intention with respect to certain investment practices permitted by the 1940 Act.

For purposes of fundamental policy 1a, the fund may borrow money in amounts of up to 33-1/3% of its total assets from banks for any purpose. Additionally, the fund may borrow up to 5% of its total assets from banks or other lenders for temporary purposes (a loan is presumed to be for temporary purposes if it is repaid within 60 days and is not extended or renewed). The percentage limitations in this policy are considered at the time of borrowing and thereafter.

For purposes of fundamental policies 1a and 1e, the fund may borrow money from, or loan money to, other funds managed by Capital Research and Management Company or its affiliates to the extent permitted by applicable law and an exemptive order issued by the SEC.

For purposes of fundamental policy 1b, a senior security does not include any promissory note or evidence of indebtedness if such loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the fund at the time the loan is made (a loan is presumed to be for temporary purposes if it is repaid within 60 days and is not extended or renewed). Further, to the extent the fund covers its commitments under certain types of agreements and transactions, including derivatives, mortgage-dollar-roll transactions, sale-buybacks, when-issued, delayed-delivery, or forward commitment transactions, and other similar trading practices, by segregating or earmarking liquid assets equal in value to the amount of the fund’s commitment (in accordance with applicable SEC or SEC staff guidance), such agreement or transaction will not be considered a senior security by the fund.

For purposes of fundamental policy 1c, the policy will not apply to the fund to the extent the fund may be deemed an underwriter within the meaning of the 1933 Act in connection with the purchase and sale of fund portfolio securities in the ordinary course of pursuing its investment objectives and strategies.

For purposes of fundamental policy 1e, the fund may not lend more than 33-1/3% of its total assets, provided that this limitation shall not apply to the fund’s purchase of debt obligations.

For purposes of fundamental policy 1f, the fund may not invest more than 25% of its total assets in the securities of issuers in a particular industry. This policy does not apply to investments in securities of the U.S. government, its agencies or government sponsored enterprises or repurchase agreements with respect thereto.

For purposes of fundamental policy 2, each of the Municipal Bond Funds will, under normal circumstances, invest at least 80% of its assets in, or derive at least 80% of its income from securities that are exempt from regular federal income tax.

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Management of the fund

Board of trustees and officers

Independent trustees1

The fund’s nominating and governance committee and board select independent trustees with a view toward constituting a board that, as a body, possesses the qualifications, skills, attributes and experience to appropriately oversee the actions of the fund’s service providers, decide upon matters of general policy and represent the long-term interests of fund shareholders. In doing so, they consider the qualifications, skills, attributes and experience of the current board members, with a view toward maintaining a board that is diverse in viewpoint, experience, education and skills.

The fund seeks independent trustees who have high ethical standards and the highest levels of integrity and commitment, who have inquiring and independent minds, mature judgment, good communication skills, and other complementary personal qualifications and skills that enable them to function effectively in the context of the fund’s board and committee structure and who have the ability and willingness to dedicate sufficient time to effectively fulfill their duties and responsibilities.

Each independent trustee has a significant record of accomplishments in governance, business, not-for-profit organizations, government service, academia, law, accounting or other professions. Although no single list could identify all experience upon which the fund’s independent trustees draw in connection with their service, the following table summarizes key experience for each independent trustee. These references to the qualifications, attributes and skills of the trustees are pursuant to the disclosure requirements of the SEC, and shall not be deemed to impose any greater responsibility or liability on any trustee or the board as a whole. Notwithstanding the accomplishments listed below, none of the independent trustees is considered an “expert” within the meaning of the federal securities laws with respect to information in the fund’s registration statement.

Capital Group Private Client Services Funds — Page 35

Name, year of birth and position with fund (year first elected as a trustee2)	Principal occupation(s) during the past five years	Number of portfolios in fund complex overseen by trustee[3]	Other directorships held by trustee during the past five years[4]	Other relevant experience
Vanessa C. L. Chang, 1952 Chair of the Board (Independent and Non-Executive) (2015)	Former Director, EL & EL Investments (real estate)	22	Edison International/ Southern California Edison; Transocean Ltd. (offshore drilling contractor) Former director of Sykes Enterprises (outsourced customer engagement service provider) (until 2021)

· Service as a chief executive officer, insurance-related (claims/dispute resolution) internet company

· Senior management experience, investment banking

· Former partner, public accounting firm

· Corporate board experience

· Service on advisory and trustee boards for charitable, educational and nonprofit organizations

· Former member of the Governing Council of the Independent Directors Council

· CPA (inactive)

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Name, year of birth and position with fund (year first elected as a trustee2)	Principal occupation(s) during the past five years	Number of portfolios in fund complex overseen by trustee[3]	Other directorships held by trustee during the past five years[4]	Other relevant experience
James G. Ellis, 1947 Trustee (2019)	Former Dean and Professor of Marketing, Marshall School of Business, University of Southern California	99	Advanced Merger Partners; EVe Mobility Acquisition Corp (acquisitions of companies in the electric vehicle market); J. G. Boswell (agricultural production); Mercury General Corporation	· Service as chief executive officer for multiple companies · Corporate board experience · Service on advisory and trustee boards for charitable, municipal and nonprofit organizations · MBA
Jennifer C. Feikin, 1968 Trustee (2019)	Business Advisor; previously held positions at Google, AOL, 20th Century Fox and McKinsey & Company; Trustee, The Nature Conservancy of Utah; former Trustee, The Nature Conservancy of California; former Director, First Descents	15	Hertz Global Holdings, Inc.	· Senior corporate management experience · Corporate board experience · Business consulting experience · Service on advisory and trustee boards for charitable and nonprofit organizations · JD
Pablo R. González Guajardo, 1967 Trustee (2019)	CEO, Kimberly-Clark de México, SAB de CV	22

América Móvil, SAB de CV (telecommunications company); Grupo Lala, SAB de CV (dairy company); Grupo Sanborns, SAB de CV (retail stores and restaurants); Kimberly-Clark de México, SAB de CV (consumer staples)

				· Service as a chief executive officer · Senior corporate management experience · Corporate board experience · Service on advisory and trustee boards for nonprofit organizations · MBA

Capital Group Private Client Services Funds — Page 37

Name, year of birth and position with fund (year first elected as a trustee2)	Principal occupation(s) during the past five years	Number of portfolios in fund complex overseen by trustee[3]	Other directorships held by trustee during the past five years[4]	Other relevant experience
Leslie Stone Heisz, 1961 Trustee (2019)	Former Managing Director, Lazard (retired, 2010); Director, Edwards Lifesciences; Trustee, Public Storage; Director, Kaiser Permanente (California public benefit corporation)	15	None

· Senior corporate management experience, investment banking

· Business consulting experience

· Corporate board experience

· Service on advisory and trustee boards for charitable and nonprofit organizations

· MBA

William D. Jones, 1955 Trustee (2019)	Real estate developer/owner, President and CEO, CityLink Investment Corporation (acquires, develops and manages real estate ventures in urban communities) and for the former City Scene Management Company (provided commercial asset management services)	23	Biogen Inc.; Sempra Energy

· Senior investment and management experience, real estate

· Corporate board experience

· Service as director, Federal Reserve Boards of San Francisco and Los Angeles

· Service on advisory and trustee boards for charitable, educational, municipal and nonprofit organizations

· MBA

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Interested trustees5

Interested trustees have similar qualifications, skills and attributes as the independent trustees. Interested trustees are senior executive officers of Capital Research and Management Company or its affiliates. This management role also permits them to make a significant contribution to the fund’s board.

Name, year of birth and position with fund (year first elected as a trustee/officer2)	Principal occupation(s) during the past five years and positions held with affiliated entities or the Principal Underwriter of the fund	Number of portfolios in fund complex overseen by trustee[3]	Other directorships[4] held by trustee during the past five years
John S. Armour, 1957 President and Trustee (2013)	President – Capital Group Private Client Services, Inc.*	9	None

Other officers6

Name, year of birth and position with fund (year first elected as an officer2)	Principal occupation(s) during the past five years and positions held with affiliated entities or the Principal Underwriter of the fund

Michael Stockton, 1967 Executive Vice President (2021)	Senior Vice President – Fund Business Management Group, Capital Research and Management Company

Aaron Applebaum, 1979 Senior Vice President (2017)	Partner – Capital Fixed Income Investors, Capital Research and Management Company
Mark Marinella, 1958 Senior Vice President (2016)	Partner – Capital Fixed Income Investors, Capital Research and Management Company

John R. Queen, 1965 Senior Vice President (2009)	Partner – Capital Fixed Income Investors, Capital Research and Management Company; Senior Vice President – Capital Group Private Client Services, Inc.*

Timothy W. McHale, 1978 Vice President (2009)	Senior Vice President and Senior Counsel – Fund Business Management Group, Capital Research and Management Company; Secretary, American Funds Distributors, Inc.*
Courtney R. Taylor, 1975 Secretary (2009)	Assistant Vice President – Fund Business Management Group, Capital Research and Management Company
Gregory F. Niland, 1971 Treasurer (2014)	Vice President - Investment Operations, Capital Research and Management Company
Susan K. Countess, 1966 Assistant Secretary (2012)	Associate – Fund Business Management Group, Capital Research and Management Company

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Name, year of birth and position with fund (year first elected as an officer2)	Principal occupation(s) during the past five years and positions held with affiliated entities or the Principal Underwriter of the fund
Sandra Chuon, 1972 Assistant Treasurer (2019)	Assistant Vice President – Investment Operations, Capital Research and Management Company
Kyle J. Ilsley, 1980 Assistant Treasurer (2020)	Assistant Vice President – Investment Operations, Capital Research and Management Company

* Company affiliated with Capital Research and Management Company.

1 The term independent trustee refers to a trustee who is not an “interested person” of the fund within the meaning of the 1940 Act.

2 Trustees and officers of the fund serve until their resignation, removal or retirement.

3 "Fund complex" consists of the funds, Capital Group U.S. Equity Fund and Emerging Markets Growth Fund, Inc.SM and funds in the American Funds family of funds, all of which are managed by the investment adviser or its affiliates.

4 This includes all directorships/trusteeships (other than those in the fund or other funds managed by Capital Research and Management Company or its affiliates) that are held by each trustee as a director/trustee of a public company or a registered investment company. Unless otherwise noted, all directorships/trusteeships are current.

5 The term interested trustee refers to a trustee who is an “interested person” of the fund within the meaning of the 1940 Act, on the basis of his or her affiliation with the fund’s investment adviser, Capital Research and Management Company, or affiliated entities (including the fund’s principal underwriter).

6 All of the trustees and/or officers listed are officers of one or more of the other funds for which Capital Research and Management Company or an affiliate serves as investment adviser.

The address for all trustees and officers of the fund is 333 South Hope Street, 55th Floor, Los Angeles, California 90071, Attention: Secretary.

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Fund shares owned by trustees as of December 31, 2020:

Name	Dollar range of fund shares owned[1]	Aggregate dollar range[1] of shares owned in all funds overseen by trustee in same family of investment companies as the fund

Independent trustees

Vanessa C. L. Chang	Over $100,000	Over $100,000
James G. Ellis	None	Over $100,000

Jennifer C. Feikin	None	$10,001-$50,000
Pablo R. González Guajardo	None	Over $100,000

Leslie Stone Heisz	Over $100,000	Over $100,000

William D. Jones	None	Over $100,000

Name	Dollar range of fund shares owned[1]	Aggregate dollar range[1] of shares owned in all funds overseen by trustee in same family of investment companies as the fund

Interested trustees[2]

John S. Armour	Over $100,000	Over $100,000

1 Ownership disclosure is made using the following ranges: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; and Over $100,000.

2 The term interested trustee refers to a trustee who is an “interested person” of the fund within the meaning of the 1940 Act, on the basis of his or her affiliation with the fund’s investment adviser, Capital Research and Management Company, or affiliated entities (including the fund’s principal underwriter).

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Trustee compensation — No compensation is paid by the funds to any officer or trustee who is a director, officer or employee of the investment adviser or its affiliates. Except for the independent trustees listed in the “Board of trustees and officers — Independent trustees” table under the “Management of the fund” section in this statement of additional information, all other officers and trustees of the fund are directors, officers or employees of the investment adviser or its affiliates. The series pays each independent trustee an annual retainer fee.

Board and committee chairs receive additional fees for their services.

Independent trustees also receive attendance fees for certain special joint meetings and information sessions with directors and trustees of other groupings of funds advised by the investment adviser or its affiliates. The fund and the other funds served by each independent trustee each pay a portion of these attendance fees.

No pension or retirement benefits are accrued as part of fund expenses. The series also reimburses certain expenses of the independent trustees.

Trustee compensation earned during the fiscal year ended October 31, 2021:

Name	Aggregate compensation from the series	Total compensation from all funds managed by Capital Research and Management Company or its affiliates
Joseph C. Berenato (Retired December 31, 2021)	$27,779	$442,625
Vanessa C. L. Chang	28,225	404,250
James G. Ellis	27,338	489,250
Jennifer C. Feikin	28,769	80,875
Pablo R. González Guajardo	27,626	379,000
Leslie Stone Heisz	28,986	81,500
William D. Jones	26,719	460,625

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Series organization and the board of trustees — The series, an open-end, diversified management investment company, was organized as a Delaware statutory trust on October 22, 2009. Although the board of trustees has delegated day-to-day oversight to the investment adviser, all fund operations are supervised by the series' board of trustees which meets periodically and performs duties required by applicable state and federal laws.

Delaware law charges trustees with the duty of managing the business affairs of the trust. Trustees are considered to be fiduciaries of the trust and owe duties of care and loyalty to the trust and its shareholders.

The series has five funds and one class of shares. Fund shares have pro rata rights as to voting, redemption, dividends and liquidation. In addition, the trustees have the authority to establish new funds and classes of shares, and to split or combine outstanding shares into a greater or lesser number, without shareholder approval.

The series does not hold annual meetings of shareholders. However, significant matters that require shareholder approval, such as certain elections of board members or a change in a fundamental investment policy, will be presented to shareholders at a meeting called for such purpose. Shareholders have one vote per share owned. At the request of the holders of at least 10% of the shares, the series will hold a meeting at which any member of the board could be removed by a majority vote.

The series’ declaration of trust and by-laws that the trust has entered into provide in effect that, subject to certain conditions, the series will indemnify its officers and trustees against liabilities or expenses actually and reasonably incurred by them relating to their service to the series. However, trustees are not protected from liability by reason of their willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office.

Leadership structure — The board’s chair is currently an independent trustee who is not an “interested person” of the series within the meaning of the 1940 Act. The board has determined that an independent chair facilitates oversight and enhances the effectiveness of the board. The independent chair’s duties include, without limitation, generally presiding at meetings of the board, approving board meeting schedules and agendas, leading meetings of the independent trustees in executive session, facilitating communication with committee chairs, and serving as the principal independent trustee contact for series management and counsel to the independent trustees and the series.

Risk oversight — Day-to-day management of the series, including risk management, is the responsibility of the series’ contractual service providers, including the series’ investment adviser, principal underwriter/distributor and transfer agent. Each of these entities is responsible for specific portions of the series’ operations, including the processes and associated risks relating to the series’ investments, integrity of cash movements, financial reporting, operations and compliance. The board of trustees oversees the service providers’ discharge of their responsibilities, including the processes they use to manage relevant risks. In that regard, the board receives reports regarding the operations of the series’ service providers, including risks. For example, the board receives reports from investment professionals regarding risks related to the series’ investments and trading. The board also receives compliance reports from the series’ and the investment adviser’s chief compliance officers addressing certain areas of risk.

Committees of the series’ board, which are comprised of independent board members, none of whom is an “interested person” of the fund within the meaning of the 1940 Act, also explore risk management procedures in particular areas and then report back to the full board. For example, the series’ audit committee oversees the processes and certain attendant risks relating to financial reporting, valuation of fund assets, and related controls.

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Not all risks that may affect the series can be identified or processes and controls developed to eliminate or mitigate their effect. Moreover, it is necessary to bear certain risks (such as investment-related risks) to achieve the fund’s objectives. As a result of the foregoing and other factors, the ability of the series’ service providers to eliminate or mitigate risks is subject to limitations.

Committees of the board of trustees — The series has an audit committee comprised of all of its independent board members. The committee provides oversight regarding the series’ accounting and financial reporting policies and practices, its internal controls and the internal controls of the series’ principal service providers. The committee acts as a liaison between the series’ independent registered public accounting firm and the full board of trustees. The audit committee held five meetings during the 2021 fiscal year.

The series has a contracts committee comprised of all of the independent trustees. The committee’s principal function is to request, review and consider the information deemed necessary to evaluate the terms of certain agreements between the series and its investment adviser or the investment adviser's affiliates, such as the Investment Advisory and Service Agreement, Principal Underwriting Agreement, and Shareholder Services Agreement, that the fund may enter into, renew or continue, and to make its recommendations to the full board of trustees on these matters. The contracts committee held one meeting during the 2021 fiscal year.

The series has a nominating and governance committee comprised of all its independent board members. The committee periodically reviews such issues as the board’s composition, responsibilities, committees, compensation and other relevant issues, and recommends any appropriate changes to the full board of trustees. The committee also coordinates annual self-assessments of the board and evaluates, selects and nominates independent trustee candidates to the full board of trustees. While the committee normally is able to identify from its own and other resources an ample number of qualified candidates, it will consider shareholder suggestions of persons to be considered as nominees to fill future vacancies on the board. Such suggestions must be sent in writing to the nominating and governance committee of the series, addressed to the series’ secretary, and must be accompanied by complete biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee for consideration of his or her name by the committee. The nominating and governance committee held two meetings during the 2021 fiscal year.

Proxy voting procedures and principles — The fund’s investment adviser, in consultation with the fund’s board, has adopted Proxy Voting Procedures and Principles (the “Principles”) with respect to voting proxies of securities held by the fund, and other funds managed by the investment adviser or its affiliates. The complete text of these principles is available at capitalgroup.com. Proxies are voted by a committee of the appropriate equity investment division of the investment adviser under authority delegated by the funds’ boards. The Boards of the funds and the American Funds have established a Joint Proxy Committee (“JPC”) composed of independent board members from each fund and American Funds board. The JPC’s role is to facilitate appropriate oversight of the proxy voting process and provide valuable input on corporate governance and related matters.

The Principles, which have been in effect in substantially their current form for many years, provide an important framework for analysis and decision-making by all funds. However, they are not exhaustive and do not address all potential issues. The Principles provide a certain amount of flexibility so that all relevant facts and circumstances can be considered in connection with every vote. As a result, each proxy received is voted on a case-by-case basis considering the specific circumstances of each proposal. The voting process reflects the funds’ understanding of the company’s business, its management and its relationship with shareholders over time.

The investment adviser seeks to vote all U.S. proxies; however, in certain circumstances it may be impracticable or impossible to do so. Proxies for companies outside the U.S. also are voted, provided

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there is sufficient time and information available. Certain regulators have granted investment limit relief to the investment adviser and its affiliates, conditioned upon limiting its voting power to specific voting ceilings. To comply with these voting ceilings, the investment adviser will scale back its votes across all funds and clients on a pro-rata basis based on assets. After a proxy statement is received, the investment adviser prepares a summary of the proposals contained in the proxy statement. A notation of any potential conflicts of interest also is included in the summary (see below for a description of Capital Research and Management Company’s special review procedures).

For proxies of securities managed by a particular equity investment division of the investment adviser, the initial voting recommendation is made by one or more of the division’s investment analysts familiar with the company and industry. A second recommendation is made by a proxy coordinator (an investment analyst or other individual with experience in corporate governance and proxy voting matters) within the appropriate investment division, based on knowledge of these Principles and familiarity with proxy-related issues. The proxy summary and voting recommendations are made available to the appropriate proxy voting committee for a final voting decision. In cases where a fund is co-managed and a security is held by more than one of the investment adviser’s equity investment divisions, the divisions may develop different voting recommendations for individual ballot proposals. If this occurs, and if permitted by local market conventions, the fund’s position will generally be voted proportionally by divisional holding, according to their respective decisions. Otherwise, the outcome will be determined by the equity investment division or divisions with the larger position in the security as of the record date for the shareholder meeting.

In addition to its proprietary proxy voting, governance and executive compensation research, Capital Research and Management Company may utilize research provided by Institutional Shareholder Services, Glass-Lewis & Co. or other third-party advisory firms on a case-by-case basis. It does not, as a policy, follow the voting recommendations provided by these firms. It periodically assesses the information provided by the advisory firms and reports to the JPC as appropriate.

From time to time the investment adviser may vote proxies issued by, or on proposals sponsored or publicly supported by (a) a client with substantial assets managed by the investment adviser or its affiliates, (b) an entity with a significant business relationship with Capital Group, or (c) a company with a director of the fund or an American Fund on its board (each referred to as an “Interested Party”). Other persons or entities may also be deemed an Interested Party if facts or circumstances appear to give rise to a potential conflict. The investment adviser analyzes these proxies and proposals on their merits and does not consider these relationships when casting its vote.

The investment adviser has developed procedures to identify and address instances where a vote could appear to be influenced by such a relationship. Under the procedures, prior to a final vote being cast by the investment adviser, the relevant proxy committees’ voting results for proxies issued by Interested Parties are reviewed by a Special Review Committee (“SRC”) of the investment division voting the proxy if the vote was in favor of the Interested Party.

If a potential conflict is identified according to the procedure above, the SRC will be provided with a summary of any relevant communications with the Interested Party, the rationale for the voting decision, information on the organization’s relationship with the party and any other pertinent information. The SRC will evaluate the information and determine whether the decision was in the best interest of fund shareholders. It will then accept or override the voting decision or determine alternative action. The SRC includes senior investment professionals and legal and compliance professionals.

Information regarding how the fund voted proxies relating to portfolio securities during the 12-month period ended June 30 of each year will be available on or about September 1 of such year (a) without

Capital Group Private Client Services Funds — Page 45

charge, upon request by calling American Funds Service Company at (800) 421-4225, and (b) on the SEC’s website at sec.gov.

The following summary sets forth the general positions of the fund and the investment adviser on various proposals. A copy of the full Principles is available upon request, free of charge, by calling American Funds Service Company.

Director matters — The election of a company’s slate of nominees for director generally is supported. Votes may be withheld for some or all of the nominees if this is determined to be in the best interest of shareholders or if, in the opinion of the investment adviser, such nominee has not fulfilled his or her fiduciary duty. Separation of the chairman and CEO positions also may be supported.

Governance provisions — Typically, proposals to declassify a board (elect all directors annually) are supported based on the belief that this increases the directors’ sense of accountability to shareholders. Proposals for cumulative voting generally are supported in order to promote management and board accountability and an opportunity for leadership change. Proposals designed to make director elections more meaningful, either by requiring a majority vote or by requiring any director receiving more withhold votes than affirmative votes to tender his or her resignation, generally are supported.

Shareholder rights — Proposals to repeal an existing poison pill generally are supported. (There may be certain circumstances, however, when a proxy voting committee of a fund or an investment division of the investment adviser believes that a company needs to maintain anti-takeover protection.) Proposals to eliminate the right of shareholders to act by written consent or to take away a shareholder’s right to call a special meeting typically are not supported.

Compensation and benefit plans — Option plans are complicated, and many factors are considered in evaluating a plan. Each plan is evaluated based on protecting shareholder interests and a knowledge of the company and its management. Considerations include the pricing (or repricing) of options awarded under the plan and the impact of dilution on existing shareholders from past and future equity awards. Compensation packages should be structured to attract, motivate and retain existing employees and qualified directors; however, they should not be excessive.

Routine matters — The ratification of auditors, procedural matters relating to the annual meeting and changes to company name are examples of items considered routine. Such items generally are voted in favor of management’s recommendations unless circumstances indicate otherwise.

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Principal fund shareholders — The following table identifies those investors who own of record, or are known by the fund to own beneficially, 5% or more of any class of its shares as of the opening of business on December 1, 2021. Unless otherwise indicated, the ownership percentages below represent ownership of record rather than beneficial ownership.

Name and address	Fund	Ownership	Ownership percentage
Capital Group Private Client Services Omnibus Account #1 Irvine, CA	Capital Group Core Municipal Fund	Record	84.56%
Capital Group Private Client Services Omnibus Account #2 Irvine, CA	Capital Group Core Municipal Fund	Record	14.84
Capital Group Private Client Services Omnibus Account #3 Irvine, CA	Capital Group Short-Term Municipal Fund	Record	90.52
Capital Group Private Client Services Omnibus Account #4 Irvine, CA	Capital Group Short-Term Municipal Fund	Record	6.93
Capital Group Private Client Services Omnibus Account #5 Irvine, CA	Capital Group California Core Municipal Fund	Record	82.66
Capital Group Private Client Services Omnibus Account #6 Irvine, CA	Capital Group California Core Municipal Fund	Record	17.02
Capital Group Private Client Services Omnibus Account #7 Irvine, CA	Capital Group California Short-Term Municipal Fund	Record	76.61
Capital Group Private Client Services Omnibus Account #8 Irvine, CA	Capital Group California Short-Term Municipal Fund	Record	18.93
Capital Group Private Client Services Omnibus Account #9 Irvine, CA	Capital Group Core Bond Fund	Record	83.02
Capital Group Private Client Services Omnibus Account #10 Irvine, CA	Capital Group Core Bond Fund	Record	10.07

As of December 1, 2021, the officers and trustees of the fund, as a group, owned beneficially or of record less than 1% of the outstanding shares of the fund.

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Investment adviser — Capital Research and Management Company, the fund’s investment adviser, founded in 1931, maintains research facilities in the United States and abroad (Beijing, Geneva, Hong Kong, London, Los Angeles, Mumbai, New York, San Francisco, Singapore, Tokyo and Washington, D.C.). These facilities are staffed with experienced investment professionals. The investment adviser is located at 333 South Hope Street, Los Angeles, CA 90071. It is a wholly owned subsidiary of The Capital Group Companies, Inc., a holding company for several investment management subsidiaries. Capital Research and Management Company manages equity assets through three equity investment divisions and fixed income assets through its fixed income investment division, Capital Fixed Income Investors. The three equity investment divisions — Capital World Investors, Capital Research Global Investors and Capital International Investors — make investment decisions independently of one another. Portfolio managers in Capital International Investors rely on a research team that also provides investment services to institutional clients and other accounts advised by affiliates of Capital Research and Management Company. The investment adviser, which is deemed under the Commodity Exchange Act (the “CEA”) to be the operator of the funds, has claimed an exclusion from the definition of the term commodity pool operator under the CEA with respect to the funds and, therefore, is not subject to registration or regulation as such under the CEA with respect to the funds.

The investment adviser has adopted policies and procedures that address issues that may arise as a result of an investment professional’s management of the fund and other funds and accounts. Potential issues could involve allocation of investment opportunities and trades among funds and accounts, use of information regarding the timing of fund trades, investment professional compensation and voting relating to portfolio securities. The investment adviser believes that its policies and procedures are reasonably designed to address these issues.

On July 1, 2019, the investment adviser of the funds changed from Capital Guardian Trust Company (“CGTC”) to Capital Research and Management Company (“CRMC”), an affiliate of CGTC. Accordingly, CRMC has assumed CGTC’s duties and obligations as investment adviser. Importantly, there has not been a change in the actual control or management of the fund’s investment adviser, and this change did not require shareholder approval.

Compensation of investment professionals — As described in the prospectus, the investment adviser uses a system of multiple portfolio managers in managing fund assets. In addition, a portion of a fund's portfolio may include the investment decisions of Capital Research and Management Company’s investment analysts. Notwithstanding this system, certain of the funds are currently managed by one portfolio manager.

Portfolio managers and investment analysts are paid competitive salaries by Capital Research and Management Company. In addition, they may receive bonuses based on their individual portfolio results. Investment professionals also may participate in profit-sharing plans. The relative mix of compensation represented by bonuses, salary and profit-sharing plans will vary depending on the individual’s portfolio results, contributions to the organization and other factors.

To encourage a long-term focus, bonuses based on investment results are calculated by comparing pretax total investment returns to relevant benchmarks over the most recent one-, three-, five- and eight-year periods, with increasing weight placed on each succeeding measurement period. For portfolio managers, benchmarks may include measures of the marketplaces in which the fund invests and measures of the results of comparable mutual funds. For investment analysts, benchmarks may include relevant market measures and appropriate industry or sector indexes reflecting their areas of expertise. Capital Research and Management Company makes periodic subjective assessments of analysts’ contributions to the investment process and this is an element of their overall compensation. The investment results of each of the fund’s portfolio managers may be measured against one or more benchmarks, depending on his or her investment focus, such as:

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Capital Group Core Municipal Fund – Bloomberg Municipal Short-Intermediate 1-10 Years Index; and a custom average consisting of funds that disclose investment objectives and strategies comparable to those of the fund;

Capital Group Short-Term Municipal Fund – Bloomberg Municipal Short 1-5 Years Index; and a custom average consisting of funds that disclose investment objectives and strategies comparable to those of the fund;

Capital Group California Core Municipal Fund – Bloomberg California Short-Intermediate Municipal Index; and a custom average consisting of funds that disclose investment objectives and strategies comparable to those of the fund;

Capital Group California Short-Term Municipal Fund – Bloomberg California Short Municipal Index; and a custom average consisting of funds that disclose investment objectives and strategies comparable to those of the fund; and

Capital Group Core Bond Fund – Bloomberg Intermediate A+ U.S. Government/Credit Index; and a custom average consisting of funds that disclose investment objectives and strategies comparable to those of the fund.

From time to time, Capital Research and Management Company may adjust or customize these benchmarks to better reflect the universe of comparably managed funds of competitive investment management firms.

Portfolio manager fund holdings and other managed accounts — As described below, portfolio managers may personally own shares of the fund. In addition, portfolio managers may manage portions of other mutual funds or accounts advised by Capital Research and Management Company or its affiliates.

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The following table reflects information as of October 31, 2021:

Portfolio manager	Dollar range of fund shares owned[1]	Number of other registered investment companies (RICs) for which portfolio manager is a manager (assets of RICs in billions)[2]		Number of other pooled investment vehicles (PIVs) for which portfolio manager is a manager (assets of PIVs in billions)[2]		Number of other accounts for which portfolio manager is a manager (assets of other accounts in billions) [2,3]
Capital Group Core Municipal Fund
Aaron Applebaum	$10,001 – $50,000	3	$9.7	None		1	$1.65
Mark Marinella	$10,001 – $50,000	6	$13.8	None		473	$4.62
Capital Group Short-Term Municipal Fund
Aaron Applebaum	$100,001 – $500,000	3	$10.3	None		1	$1.65
Mark Marinella	$0 – $10,000	6	$14.4	None		473	$4.62
Capital Group California Core Municipal Fund
Mark Marinella	$100,001 – $500,000	6	$13.9	None		473	$4.62
Capital Group California Short-Term Municipal Fund
Mark Marinella	$0 – $10,000	6	$14.4	None		473	$4.62
Capital Group Core Bond Fund
John R. Queen	$100,001 – $500,000	21	$498.0	3	$2.89	100	$0.58

1 Ownership disclosure is made using the following ranges: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; $100,001 – $500,000; $500,001 – $1,000,000; and Over $1,000,000.

2 Indicates other RIC(s), PIV(s) or other accounts managed by Capital Research and Management Company or its affiliates for which the portfolio manager also has significant day to day management responsibilities. Assets noted are the total net assets of the RIC(s) , PIV(s) or other accounts and are not the total assets managed by the individual, which is a substantially lower amount. No RIC, PIV or other account has an advisory fee that is based on the performance of the RIC, PIV or other account.

3 Personal brokerage accounts of portfolio managers and their families are not reflected.

The fund’s investment adviser has adopted policies and procedures to mitigate material conflicts of interest that may arise in connection with a portfolio manager’s management of the fund, on the one hand, and investments in the other pooled investment vehicles and other accounts, on the other hand, such as material conflicts relating to the allocation of investment opportunities that may be suitable for both the fund and such other accounts.

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Investment Advisory and Service Agreement — The Investment Advisory and Service Agreement (the “Agreement”) between the series and the investment adviser will continue in effect until July 31, 2022, unless sooner terminated, and may be renewed from year to year thereafter, provided that any such renewal has been specifically approved at least annually by (a) the board of trustees, or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable fund in the series, and (b) the vote of a majority of trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any such party, in accordance with applicable laws and regulations. The Agreement provides that the investment adviser has no liability to the series for its acts or omissions in the performance of its obligations to the series not involving willful misconduct, bad faith, gross negligence or reckless disregard of its obligations under the Agreement. The Agreement also provides that either party has the right to terminate it, without penalty, upon 60 days’ written notice to the other party, and that the Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act). In addition, the Agreement provides that the investment adviser may delegate all, or a portion of, its investment management responsibilities to one or more subsidiary advisers approved by the series’ board, pursuant to an agreement between the investment adviser and such subsidiary. Any such subsidiary adviser will be paid solely by the investment adviser out of its fees.

In addition to providing investment advisory services, the investment adviser furnishes the services and pays the compensation and travel expenses of persons to perform the series’ executive, administrative, clerical and bookkeeping functions, and provides suitable office space, necessary small office equipment and utilities, supplies and postage used at the series’ offices.

The series will pay all expenses not assumed by the investment adviser, including, but not limited to: custodian, stock transfer and dividend disbursing fees and expenses; shareholder recordkeeping and administrative expenses; costs of the designing, printing and mailing of reports, prospectuses, proxy statements and notices to shareholders; taxes; expenses of the issuance and redemption of fund shares (including registration and qualification fees and expenses); legal, accounting and auditing expenses; compensation, fees and expenses paid to independent trustees (including legal counsel fees); association dues; costs of stationery and forms prepared exclusively for the funds; and costs of assembling and storing shareholder account data.

The investment adviser is currently reimbursing a portion of the expenses for Capital Group Short-Term Municipal Fund. This reimbursement will be in effect through at least January 1, 2023. The adviser may elect at its discretion to extend, modify or terminate the reimbursements at that time. For the fiscal years ended October 31, 2021, 2020 and 2019, the total expenses reimbursed by the investment adviser were as follows:

Capital Group Short-Term Municipal Fund	2021 2020 2019	$11,000 36,000 67,000

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Under the Agreement, the investment adviser receives a management fee based on the following annualized rates:

Fund	Rate
Capital Group Core Municipal Fund	0.250%
Capital Group Short-Term Municipal Fund	0.250
Capital Group California Core Municipal Fund	0.250
Capital Group California Short-Term Municipal Fund	0.250
Capital Group Core Bond Fund	0.250

Management fees are paid monthly and accrued daily based on the average net assets of each fund.

For the fiscal years ended October 31, 2021, 2020 and 2018, the investment adviser earned from the funds the following management fees:

Capital Group Core Municipal Fund	2021	$1,808,000
	2020	1,534,000
	2018	1,331,000
Capital Group Short Term Municipal Fund	2021	501,000
	2020	425,000
	2018	334,000
Capital Group California Core Municipal Fund	2021	1,597,000
	2020	1,479,000
	2018	1,267,000
Capital Group California Short-Term Municipal Fund	2021	475,000
	2020	425,000
	2018	384,000
Capital Group Core Bond Fund	2021	1,502,000
	2020	1,300,000
	2018	1,167,000

Principal Underwriter — American Funds Distributors, Inc. (the “Principal Underwriter”) is the principal underwriter of each fund’s shares. The Principal Underwriter is located at 333 South Hope Street, Los Angeles, CA 90071; 6455 Irvine Center Drive, Irvine, CA 92618; 3500 Wiseman Boulevard, San Antonio, TX 78251; and 12811 North Meridian Street, Carmel, IN 46032.

The Principal Underwriter does not receive any compensation related to the sale of shares of the fund.

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Execution of portfolio transactions

The investment adviser places orders with broker-dealers for the fund’s portfolio transactions. Purchases and sales of equity securities on a securities exchange or an over-the-counter market are effected through broker-dealers who receive commissions for their services. Generally, commissions relating to securities traded on foreign exchanges will be higher than commissions relating to securities traded on U.S. exchanges and may not be subject to negotiation. Equity securities may also be purchased from underwriters at prices that include underwriting fees. Purchases and sales of fixed income securities are generally made with an issuer or a primary market maker acting as principal with no stated brokerage commission. The price paid to an underwriter for fixed income securities includes underwriting fees. Prices for fixed income securities in secondary trades usually include undisclosed compensation to the market maker reflecting the spread between the bid and ask prices for the securities.

In selecting broker-dealers, the investment adviser strives to obtain “best execution” (the most favorable total price reasonably attainable under the circumstances) for the fund’s portfolio transactions, taking into account a variety of factors. These factors include the size and type of transaction, the nature and character of the markets for the security to be purchased or sold, the cost, quality, likely speed and reliability of execution and settlement, the broker-dealer’s or execution venue’s ability to offer liquidity and anonymity and the trade-off between market impact and opportunity costs. The investment adviser considers these factors, which involve qualitative judgments, when selecting broker-dealers and execution venues for fund portfolio transactions. The investment adviser views best execution as a process that should be evaluated over time as part of an overall relationship with particular broker-dealer firms. The investment adviser and its affiliates negotiate commission rates with broker-dealers based on what they believe is reasonably necessary to obtain best execution. They seek, on an ongoing basis, to determine what the reasonable levels of commission rates for execution services are in the marketplace, taking various considerations into account, including the extent to which a broker-dealer has put its own capital at risk, historical commission rates and commission rates that other institutional investors are paying. The fund does not consider the investment adviser as having an obligation to obtain the lowest commission rate available for a portfolio transaction to the exclusion of price, service and qualitative considerations. Brokerage commissions are only a small part of total execution costs and other factors, such as market impact and speed of execution, contribute significantly to overall transaction costs.

The investment adviser may execute portfolio transactions with broker-dealers who provide certain brokerage and/or investment research services to it but only when in the investment adviser’s judgment the broker-dealer is capable of providing best execution for that transaction. The investment adviser makes decisions for procurement of research separately and distinctly from decisions on the choice of brokerage and execution services. The receipt of these research services permits the investment adviser to supplement its own research and analysis and makes available the views of, and information from, individuals and the research staffs of other firms. Such views and information may be provided in the form of written reports, telephone contacts and meetings with securities analysts. These services may include, among other things, reports and other communications with respect to individual companies, industries, countries and regions, economic, political and legal developments, as well as scheduling meetings with corporate executives and seminars and conferences related to relevant subject matters. Research services that the investment adviser receives from broker-dealers may be used by the investment adviser in servicing the fund and other funds and accounts that it advises; however, not all such services will necessarily benefit the fund.

The investment adviser bears the cost of all third-party investment research services for all client accounts it advises. However, in order to compensate certain U.S. broker-dealers for research consumed, and valued, by the investment adviser’s investment professionals, the investment adviser continues to operate a limited commission sharing arrangement with commissions on equity trades for certain registered investment companies it advises. The investment adviser voluntarily reimburses such

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registered investment companies for all amounts collected into the commission sharing arrangement. In order to operate the commission sharing arrangement, the investment adviser may cause such registered investment companies to pay commissions in excess of what other broker-dealers might have charged for certain portfolio transactions in recognition of brokerage and/or investment research services. In this regard, the investment adviser has adopted a brokerage allocation procedure consistent with the requirements of Section 28(e) of the U.S. Securities Exchange Act of 1934. Section 28(e) permits the investment adviser and its affiliates to cause an account to pay a higher commission to a broker-dealer to compensate the broker-dealer or another service provider for certain brokerage and/or investment research services provided to the investment adviser and its affiliates, if the investment adviser and each affiliate makes a good faith determination that such commissions are reasonable in relation to the value of the services provided by such broker-dealer to the investment adviser and its affiliates in terms of that particular transaction or the investment adviser’s overall responsibility to the fund and other accounts that it advises. Certain brokerage and/or investment research services may not necessarily benefit all accounts paying commissions to each such broker-dealer; therefore, the investment adviser and its affiliates assess the reasonableness of commissions in light of the total brokerage and investment research services provided to the investment adviser and its affiliates. Further, investment research services may be used by all investment associates of the investment adviser and its affiliates, regardless of whether they advise accounts with trading activity that generates eligible commissions.

In accordance with their internal brokerage allocation procedure, the investment adviser and its affiliates periodically assess the brokerage and investment research services provided by each broker-dealer and each other service provider from which they receive such services. As part of its ongoing relationships, the investment adviser and its affiliates routinely meet with firms to discuss the level and quality of the brokerage and research services provided, as well as the value and cost of such services. In valuing the brokerage and investment research services the investment adviser and its affiliates receive from broker-dealers and other research providers in connection with its good faith determination of reasonableness, the investment adviser and its affiliates take various factors into consideration, including the quantity, quality and usefulness of the services to the investment adviser and its affiliates. Based on this information and applying their judgment, the investment adviser and its affiliates set an annual research budget.

Research analysts and portfolio managers periodically participate in a research poll to determine the usefulness and value of the research provided by individual broker-dealers and research providers. Based on the results of this research poll, the investment adviser and its affiliates may, through commission sharing arrangements with certain broker-dealers, direct a portion of commissions paid to a broker-dealer by the fund and other registered investment companies managed by the investment adviser or its affiliates to be used to compensate the broker-dealer and/or other research providers for research services they provide. While the investment adviser and its affiliates may negotiate commission rates and enter into commission sharing arrangements with certain broker-dealers with the expectation that such broker-dealers will be providing brokerage and research services, none of the investment adviser, any of its affiliates or any of their clients incurs any obligation to any broker-dealer to pay for research by generating trading commissions. The investment adviser and its affiliates negotiate prices for certain research that may be paid through commission sharing arrangements or by themselves with cash.

When executing portfolio transactions in the same equity security for the funds and accounts, or portions of funds and accounts, over which the investment adviser, through its equity investment divisions, has investment discretion, each investment division within the adviser and its affiliates normally aggregates its respective purchases or sales and executes them as part of the same transaction or series of transactions. When executing portfolio transactions in the same fixed income security for the fund and the other funds or accounts over which it or one of its affiliated companies has investment discretion, the investment adviser normally aggregates such purchases or sales and executes them as part of the same transaction or series of transactions. The objective of aggregating

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purchases and sales of a security is to allocate executions in an equitable manner among the funds and other accounts that have concurrently authorized a transaction in such security. The investment adviser and its affiliates serve as investment adviser for certain accounts that are designed to be substantially similar to another account. This type of account will often generate a large number of relatively small trades when it is rebalanced to its reference fund due to differing cash flows or when the account is initially started up. The investment adviser may not aggregate program trades or electronic list trades executed as part of this process. Non-aggregated trades performed for these accounts will be allocated entirely to that account. This is done only when the investment adviser believes doing so will not have a material impact on the price or quality of other transactions.

The investment adviser currently owns an interest in IEX Group and Luminex Trading and Analytics. The investment adviser may place orders on these or other exchanges or alternative trading systems in which it, or one of its affiliates, has an ownership interest, provided such ownership interest is less than five percent of the total ownership interests in the entity. The investment adviser is subject to the same best execution obligations when trading on any such exchange or alternative trading system.

Purchase and sale transactions may be effected directly among and between certain funds or accounts advised by the investment adviser or its affiliates, including the fund. The investment adviser maintains cross-trade policies and procedures and places a cross-trade only when such a trade is in the best interest of all participating clients and is not prohibited by the participating funds’ or accounts’ investment management agreement or applicable law.

The investment adviser may place orders for the fund’s portfolio transactions with broker-dealers who have sold shares of the funds managed by the investment adviser or its affiliated companies; however, it does not consider whether a broker-dealer has sold shares of the funds managed by the investment adviser or its affiliated companies when placing any such orders for the fund’s portfolio transactions.

Purchases and sales of futures contracts for the fund will be effected through executing brokers and FCMs that specialize in the types of futures contracts that the fund expects to hold. The investment adviser will use reasonable efforts to choose executing brokers and FCMs capable of providing the services necessary to obtain the most favorable price and execution available. The full range and quality of services available will be considered in making these determinations. The investment adviser will monitor the executing brokers and FCMs used for purchases and sales of futures contracts for their ability to execute trades based on many factors, such as the sizes of the orders, the difficulty of executions, the operational facilities of the firm involved and other factors.

Forward currency contracts are traded directly between currency traders (usually large commercial banks) and their customers. The cost to the fund of engaging in such contracts varies with factors such as the currency involved, the length of the contract period and the market conditions then prevailing. Because such contracts are entered into on a principal basis, their prices usually include undisclosed compensation to the market maker reflecting the spread between the bid and ask prices for the contracts. The fund may incur additional fees in connection with the purchase or sale of certain contracts.

No brokerage commissions were paid by the fund on portfolio transactions for the fiscal years ended October 31, 2021, 2020 and 2019.

The series is required to disclose information regarding investments in the securities of its “regular” broker-dealers (or parent companies of its regular broker-dealers) that derive more than 15% of their revenue from broker-dealer, underwriter or investment adviser activities. A regular broker-dealer is (a) one of the 10 broker-dealers that received from the series the largest amount of brokerage commissions by participating, directly or indirectly, in the series’ portfolio transactions during the series’ most recently completed fiscal year; (b) one of the 10 broker-dealers that engaged as principal

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in the largest dollar amount of portfolio transactions of the series during the series’ most recently completed fiscal year; or (c) one of the 10 broker-dealers that sold the largest amount of securities of the series during the series’ most recently completed fiscal year. At the end of the trust’s most recently completed fiscal year, the trust’s regular broker-dealers included Citigroup, Inc., Credit Suisse Group AG, Goldman Sachs Group, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC. At the end of the series’ most recently completed fiscal year, the following funds held debt or equity securities of an affiliated company of such regular broker-dealers:

	Affiliated company of regular broker-dealer	Type of security	Amount
Capital Group Core Bond Fund	Citigroup, Inc.	Debt	$ 2,255,000
	Credit Suisse Group AG	Debt	524,000
	Goldman Sachs Group, Inc.	Debt	6,486,000
	J.P. Morgan Securities LLC	Debt	4,070,000
	Morgan Stanley & Co. LLC	Debt	5,457,000
	Wells Fargo Securities, LLC	Debt	1,736,000

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Disclosure of portfolio holdings

The fund’s investment adviser, on behalf of the fund, has adopted policies and procedures with respect to the disclosure of information about fund portfolio securities. These policies and procedures have been reviewed by the fund’s board of trustees and compliance will be periodically assessed by the board in connection with reporting from the fund’s Chief Compliance Officer.

Under these policies and procedures, each fund's complete list of portfolio holdings available for public disclosure, dated as of the end of each calendar quarter, is permitted to be posted on the funds’ website (capitalgrouppcsfunds.com) no earlier than the 10th day after such calendar quarter. The publicly disclosed portfolio may exclude certain securities when deemed to be in the best interest of the fund as permitted by applicable regulations. In addition, each fund’s list of top ten portfolio holdings measured by percentage of net assets invested, dated as of the end of each calendar month, is permitted to be posted on the funds’ website no earlier than the 10th day after such month. Such portfolio holdings information may then be disclosed to any person pursuant to an ongoing arrangement to disclose portfolio holdings information to such person no earlier than one day after the day on which the information is posted on the funds’ website.

Certain intermediaries are provided additional information about the fund’s management team, including information on the fund’s portfolio securities they have selected. This information is provided to larger intermediaries that require the information to make the fund available for investment on the firm’s platform. Intermediaries receiving the information are required to keep it confidential and use it only to analyze the fund.

The fund’s custodian, outside counsel, auditor, financial printers, proxy voting service providers, pricing information vendors, consultants or agents operating under a contract with the investment adviser or its affiliates and co-litigants (such as in connection with a bankruptcy proceeding related to a fund holding), each of which requires portfolio holdings information for legitimate business and fund oversight purposes, may receive fund portfolio holdings information earlier. See the “General information” section in this statement of additional information for further information about the fund’s custodian, outside counsel and auditor.

Affiliated persons of the fund, including officers of the fund and employees of the investment adviser and its affiliates, who receive portfolio holdings information are subject to restrictions and limitations on the use and handling of such information pursuant to applicable codes of ethics, including requirements not to trade in securities based on confidential and proprietary investment information, to maintain the confidentiality of such information, and to pre-clear securities trades and report securities transactions activity, as applicable. For more information on these restrictions and limitations, please see the “Code of ethics” section in this statement of additional information and the Code of Ethics. Third-party service providers of the fund, and other entities as described in this statement of additional information, receiving such information are subject to confidentiality obligations and obligations that would prohibit them from trading in securities based on such information. When portfolio holdings information is disclosed other than through the funds’ website to persons not affiliated with the fund (which, as described above, would typically occur no earlier than one day after the day on which the information is made available), such persons will be bound by agreements (including confidentiality agreements) or fiduciary or other obligations that restrict and limit their use of the information to legitimate business uses only. None of the fund nor its investment adviser or any of their affiliates receives compensation or other consideration in connection with the disclosure of information about portfolio securities.

Subject to board policies, the authority to disclose a fund's portfolio holdings, and to establish policies with respect to such disclosure, resides with the investment adviser. In exercising its authority, the investment adviser determines whether disclosure of information about a fund's portfolio securities is

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appropriate and in the best interest of fund shareholders. The investment adviser has implemented policies and procedures to address conflicts of interest that may arise from the disclosure of fund holdings. For example, the investment adviser’s code of ethics specifically requires, among other things, the safeguarding of information about fund holdings and contains prohibitions designed to prevent the personal use of confidential, proprietary investment information in a way that would conflict with fund transactions. In addition, the investment adviser believes that its current policy of not selling portfolio holdings information and not disclosing such information to unaffiliated third parties until such holdings have been made public on the funds’ website (other than to certain service providers of the fund for legitimate business and fund oversight purposes) helps reduce potential conflicts of interest between fund shareholders and the investment adviser and its affiliates.

The fund’s investment adviser and its affiliates provide investment advice to clients other than the funds that have investment objectives that may be substantially similar to those of the funds. These clients also may have portfolios consisting of holdings substantially similar to those of a fund and generally have access to current portfolio holdings information for their accounts. These clients do not owe the fund’s investment adviser or a fund a duty of confidentiality with respect to disclosure of their portfolio holdings.

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Price of shares

Shares are purchased at the offering price or sold at the net asset value price next determined after the purchase or sell order is received by the series or the Transfer Agent provided that your request contains all information and legal documentation necessary to process the transaction. The Transfer Agent may accept written orders for the sale of fund shares on a future date. These orders are subject to the Transfer Agent’s policies, which generally allow shareholders to provide a written request to sell shares at the net asset value on a specified date no more than five business days after receipt of the order by the Transfer Agent. Any request to sell shares on a future date will be rejected if the request is not in writing, if the requested transaction date is more than five business days after the Transfer Agent receives the request or if the request does not contain all information and legal documentation necessary to process the transaction.

The offering or net asset value price is effective for orders received prior to the time of determination of the net asset value and, in the case of orders placed with dealers or their authorized designees, accepted by the Principal Underwriter, the Transfer Agent, a dealer or any of their designees. In the case of orders sent directly to the fund or the Transfer Agent, an investment dealer should be indicated. The dealer is responsible for promptly transmitting purchase and sell orders to the Principal Underwriter.

Prices listed do not always indicate prices at which you will be purchasing and redeeming shares of the fund, since such prices generally reflect the previous day’s closing price, while purchases and redemptions are made at the next calculated price. The price you pay for shares, the offering price, is based on the net asset value per share, which is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open. If the New York Stock Exchange makes a scheduled (e.g. the day after Thanksgiving) or an unscheduled close prior to 4 p.m. New York time, the net asset value of the fund will be determined at approximately the time the New York Stock Exchange closes on that day. If on such a day market quotations and prices from third-party pricing services are not based as of the time of the early close of the New York Stock Exchange but are as of a later time (up to approximately 4 p.m. New York time), for example because the market remains open after the close of the New York Stock Exchange, those later market quotations and prices will be used in determining the fund’s net asset value.

Orders in good order received after the New York Stock Exchange closes (scheduled or unscheduled) will be processed at the net asset value (plus any applicable sales charge) calculated on the following business day. The New York Stock Exchange is currently closed on weekends and on the following holidays: New Year’s Day; Martin Luther King Jr. Day; Presidents’ Day; Good Friday; Memorial Day; Juneteenth National Independence Day; Independence Day; Labor Day; Thanksgiving Day; and Christmas Day. Each fund has a separately calculated net asset value (and share price).

Orders received by the investment dealer or authorized designee, the Transfer Agent or the series after the time of the determination of the net asset value will be entered at the next calculated offering price. Note that investment dealers, other intermediaries or Capital Group Private Client Services investment counselors may have their own rules about share transactions and may have earlier cut-off times than those of the series. For more information about how to purchase through your intermediary, contact your intermediary directly. For more information about how to purchase through Capital Group Private Client Services investment counselors, contact your Capital Group Private Client Services investment counselor directly.

All portfolio securities of funds managed by Capital Research and Management Company (other than American Funds U.S. Government Money Market Fund) are valued, and the net asset values per share

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are determined, as indicated below. The fund follows standard industry practice by typically reflecting changes in its holdings of portfolio securities on the first business day following a portfolio trade.

Equity securities, including depositary receipts, are generally valued at the official closing price of, or the last reported sale price on, the exchange or market on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Prices for each security are taken from the principal exchange or market on which the security trades.

Fixed income securities, including short-term securities, are generally valued at prices obtained from one or more pricing vendors. The pricing vendors base prices on, among other things, benchmark yields, transactions, bids, offers, quotations from dealers and trading systems, new issues, underlying equity of the issuer, interest rate volatilities, spreads and other relationships observed in the markets among comparable securities and proprietary pricing models such as yield measures calculated using factors such as cash flows, prepayment information, default rates, delinquency and loss assumptions, financial or collateral characteristics or performance, credit enhancements, liquidation value calculations, specific deal information and other reference data. The fund’s investment adviser performs certain checks on vendor prices prior to calculation of the fund’s net asset value. When the investment adviser deems it appropriate to do so (such as when vendor prices are unavailable or not deemed to be representative), fixed income securities will be valued in good faith at the mean quoted bid and asked prices that are reasonably and timely available (or bid prices, if asked prices are not available) or at prices for securities of comparable maturity, quality and type.

Securities with both fixed income and equity characteristics (e.g., convertible bonds, preferred stocks, units comprised of more than one type of security, etc.), or equity securities traded principally among fixed income dealers, are generally valued in the manner described above for either equity or fixed income securities, depending on which method is deemed most appropriate by the investment adviser.

Forward currency contracts are valued at the mean of representative quoted bid and asked prices, generally based on prices supplied by one or more pricing vendors.

Futures contracts are generally valued at the official settlement price of, or the last reported sale price on, the principal exchange or market on which such instruments are traded, as of the close of business on the day the contracts are being valued or, lacking any sales, at the last available bid price.

Swaps, including both interest rate swaps and positions in credit default swap indices, are valued using market quotations or valuations provided by one or more pricing vendors.

Assets or liabilities initially expressed in terms of currencies other than U.S. dollars are translated prior to the next determination of the net asset value of the fund’s shares into U.S. dollars at the prevailing market rates.

Securities and other assets for which representative market quotations are not readily available or are considered unreliable by the investment adviser are fair-valued as determined in good faith under fair value guidelines adopted by authority of the series’ board. Subject to board oversight, the series’ board has appointed the fund’s investment adviser to make fair valuation determinations, which are directed by a valuation committee established by the fund’s investment adviser. The board receives regular reports describing fair-valued securities and the valuation methods used.

The valuation committee has adopted guidelines and procedures (consistent with SEC rules and guidance) to consider certain relevant principles and factors when making fair value determinations. As a general principle, securities lacking readily available market quotations, or that have quotations

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that are considered unreliable by the investment adviser, are valued in good faith by the valuation committee based upon what the fund might reasonably expect to receive upon their current sale. Fair valuations and valuations of investments that are not actively trading involve judgment and may differ materially from valuations that would have been used had greater market activity occurred. The valuation committee considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type and cost of the security, contractual or legal restrictions on resale of the security, relevant financial or business developments of the issuer, actively traded similar or related securities, conversion or exchange rights on the security, related corporate actions, significant events occurring after the close of trading in the security and changes in overall market conditions. The valuation committee employs additional fair value procedures to address issues related to equity securities that trade principally in markets outside the United States. Such securities may trade in markets that open and close at different times, reflecting time zone differences. If significant events occur after the close of a market (and before the fund’s net asset values are next determined) which affect the value of equity securities held in the fund’s portfolio, appropriate adjustments from closing market prices may be made to reflect these events. Events of this type could include, for example, earthquakes and other natural disasters or significant price changes in other markets (e.g., U.S. stock markets).

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Taxes and distributions

Disclaimer: Some of the following information may not apply to certain shareholders including those holding fund shares in a tax-deferred account, such as a retirement plan. Shareholders should consult their tax advisers about the application of federal, state and local tax law in light of their particular situation.

Taxation as a regulated investment company — The fund intends to qualify each year as a “regulated investment company” under Subchapter M of the Internal Revenue Code (“Code”) so that it will not be liable for federal tax on income and capital gains distributed to shareholders. In order to qualify as regulated investment companies, and avoid being subject to federal income taxes, the fund intends to distribute substantially all of its net investment income and realized net capital gains on a fiscal year basis, and intend to comply with other tests applicable to regulated investment companies under Subchapter M.

The Code includes savings provisions allowing the fund to cure inadvertent failures certain qualification tests required under Subchapter M. However, should the fund fail to qualify under Subchapter M, the fund would be subject to federal, and possibly state, corporate taxes on its taxable income and gains.

Amounts not distributed by the fund on a timely basis in accordance with the calendar year distribution requirement may be subject to a nondeductible 4% excise tax. Unless an applicable exception applies, to avoid the tax, the fund must distribute during each calendar year an amount equal to the sum of (a) at least 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, (b) at least 98.2% of its capital gains in excess of its capital losses for the twelve-month period ending on October 31, and (c) all ordinary income and capital gains for previous years that were not distributed during such years and on which the fund paid no U.S. federal income tax.

Dividends paid by the fund from ordinary income or from an excess of net short-term capital gain over net long-term capital loss are taxable to shareholders as ordinary income dividends. Shareholders of the fund that are individuals and meet certain holding period requirements with respect to their fund shares may be eligible for reduced tax rates on “qualified dividend income,” if any, distributed by the fund to such shareholders.

The fund may declare a capital gain distribution consisting of the entire excess of net realized long-term capital gains over net realized short-term capital losses. Net capital gains for a fiscal year are computed by taking into account any capital loss carryforward of the fund.

The fund may retain a portion of net capital gain for reinvestment and may elect to treat such capital gain as having been distributed to shareholders of the fund. Shareholders may receive a credit for the tax that the fund paid on such undistributed net capital gain and could increase the basis of their shares of the fund by the difference between the amount of includible gains and the tax deemed paid by the shareholder.

Distributions of net capital gain that the fund properly reports as a capital gain dividend generally will be taxable as long-term capital gain, regardless of the length of time the shares of the fund have been held by a shareholder. Any loss realized upon the redemption of shares held at the time of redemption for six months or less from the date of their purchase will be treated as a long-term capital loss to the extent of any net realized long-term capital gains (including any undistributed amounts treated as distributed capital gains, as described above) during such six-month period.

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Distributions by the fund result in a reduction in the net asset value of the fund’s shares. Investors should consider the tax implications of buying shares just prior to a distribution. The price of shares purchased at that time includes the amount of the forthcoming distribution. Those purchasing just prior to a distribution will subsequently receive a partial return of their investment capital upon payment of the distribution, which will be taxable to them.

Certain distributions reported by the fund as Section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the shareholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that the fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the fund’s business interest income over the sum of the fund’s (i) business interest expense and (ii) other deductions properly allocable to the fund’s business interest income.

Individuals (and certain other non-corporate entities) are generally eligible for a 20% deduction with respect to taxable ordinary REIT dividends. Applicable Treasury regulations allow the fund to pass through to its shareholders such taxable ordinary REIT dividends. Accordingly, individual (and certain other non-corporate) shareholders of the fund that have received such taxable ordinary REIT dividends may be able to take advantage of this 20% deduction with respect to any such amounts passed through.

Redemptions and exchanges of fund shares — Redemptions of shares, including exchanges for shares of other Capital Group Private Client Services Funds, may result in federal, state and local tax consequences (gain or loss) to the shareholder.

Any loss realized on a redemption or exchange of shares of the fund will be disallowed to the extent substantially identical shares are reacquired within the 61-day period beginning 30 days before and ending 30 days after the shares are disposed of. Any loss disallowed under this rule will be added to the shareholder’s tax basis in the new shares purchased.

Tax consequences applicable to tax-exempt funds — Interest on the municipal securities purchased by the Municipal Bond Funds is believed to be free from regular federal income tax based on opinions issued by bond counsel. However, there is no guarantee that the opinion is correct or that the IRS will agree with the opinion. If interest on a municipal security is not free from regular federal income tax, then the interest on that security would become taxable. If this were to happen, dividends derived from this interest may be taxable to shareholders.

By meeting certain requirements of the Code, the Municipal Bond Funds qualify to pay exempt-interest dividends to shareholders. These exempt-interest dividends are derived from interest income exempt from regular federal income tax, and are not subject to regular federal income tax when they are distributed to fund shareholders. In addition, to the extent that exempt-interest dividends are derived from interest on obligations of a state or its political subdivisions, or from interest on qualifying U.S. territorial obligations (including qualifying obligations of Puerto Rico, the U.S. Virgin Islands or Guam), they also may be exempt from that state's personal income taxes.

Distributions paid by a tax-exempt fund that are designated as exempt-interest dividends will not be subject to regular federal income tax. Exempt-interest dividends paid by the fund will be reported to both the IRS and shareholders of the fund.

Private activity bonds are bonds that, although federally tax-exempt, are used for purposes other than those generally performed by governmental units and that benefit non-governmental entities. Interest

Capital Group Private Client Services Funds — Page 63

on certain private activity bonds, while exempt from regular federal income tax, is a preference item for taxpayers when determining their alternative minimum tax under the Code and under the income tax provisions of several states.

The price of a bond purchased after its original issuance may reflect market discount which, depending on the particular circumstances, may result in the fund recognizing taxable ordinary income. In determining whether a bond is purchased with market discount, certain de minimis rules apply.

Tax consequences of investing in non-U.S. securities — Dividend and interest income received by a fund from sources outside the United States may be subject to withholding and other taxes imposed by such foreign jurisdictions. Tax conventions between certain countries and the United States, however, may reduce or eliminate these foreign taxes. Some foreign countries impose taxes on capital gains with respect to investments by foreign investors.

If more than 50% of the value of the total assets of the fund at the close of the taxable year consists of securities of foreign corporations, the fund may elect to pass through to shareholders the foreign taxes paid by the fund. If such an election is made, shareholders may claim a credit or deduction on their federal income tax returns for, and will be required to treat as part of the amounts distributed to them, their pro rata portion of qualified taxes paid by the fund to foreign countries. The application of the foreign tax credit depends upon the particular circumstances of each shareholder.

Foreign currency gains and losses, including the portion of gain or loss on the sale of debt securities attributable to fluctuations in foreign exchange rates, are generally taxable as ordinary income or loss. These gains or losses may increase or decrease the amount of dividends payable by the fund to shareholders. A fund may elect to treat gain and loss on certain foreign currency contracts as capital gain and loss instead of ordinary income or loss.

If the fund invests in stock of certain passive foreign investment companies (PFICs), the fund intends to mark-to-market these securities and recognize any gains at the end of its fiscal and excise tax years. Deductions for losses are allowable only to the extent of any previously recognized gains. Both gains and losses will be treated as ordinary income or loss, and the fund is required to distribute any resulting income. If the fund is unable to identify an investment as a PFIC security and thus does not make a timely mark-to-market election, the fund may be subject to adverse tax consequences.

Other tax considerations — After the end of each calendar year, individual shareholders holding fund shares in taxable accounts will receive a statement of the federal income tax status of all distributions. Shareholders of the fund also may be subject to state and local taxes on distributions received from the fund.

For fund shares acquired on or after January 1, 2012, the fund is required to report cost basis information for redemptions, including exchanges, to both shareholders and the IRS.

Under the backup withholding provisions of the Code, the fund generally will be required to withhold federal income tax on all payments made to a shareholder if the shareholder either does not furnish the fund with the shareholder’s correct taxpayer identification number or fails to certify that the shareholder is not subject to backup withholding. Backup withholding also applies if the IRS notifies the shareholder or the fund that the taxpayer identification number provided by the shareholder is incorrect or that the shareholder has previously failed to properly report interest or dividend income.

The foregoing discussion of U.S. federal income tax law relates solely to the application of that law to U.S. persons (i.e., U.S. citizens and legal residents and U.S. corporations, partnerships, trusts and estates). Each shareholder who is not a U.S. person should consider the U.S. and foreign tax

Capital Group Private Client Services Funds — Page 64

consequences of ownership of shares of the fund, including the possibility that such a shareholder may be subject to U.S. withholding taxes.

Tax consequences of investing in derivatives — The fund may enter into transactions involving derivatives, such as futures, swaps and forward contracts. Special tax rules may apply to these types of transactions that could defer losses to the fund, accelerate the fund’s income, alter the holding period of certain securities or change the classification of capital gains. These tax rules may therefore impact the amount, timing and character of fund distributions.

Capital Group Private Client Services Funds — Page 65

Purchase and exchange of shares

Shares of the fund are available to clients of Capital Group Private Client Services, Inc. ("CGPCS"), the series’ trustees and officers, and the fund’s portfolio managers. Shares may be made available to other individuals if the investment adviser determines it is appropriate. Clients of CGPCS may exchange the shares of the fund for those of any other fund(s) managed by Capital Research and Management Company or its affiliates. As described in the fund’s prospectus, please contact your CGPCS investment counselor or the fund’s Transfer Agent to purchase or exchange shares.

Capital Group Private Client Services Funds — Page 66

Selling shares

The methods for selling (redeeming) shares are described more fully in the prospectus. If you wish to sell your shares, please contact your Capital Group Private Client Services investment counselor or the fund’s Transfer Agent.

A signature guarantee may be required for certain redemptions. In such an event, your signature may be guaranteed by a domestic stock exchange or the Financial Industry Regulatory Authority, bank, savings association or credit union that is an eligible guarantor institution. The Transfer Agent reserves the right to require a signature guarantee on any redemptions.

Additional documentation may be required for sales of shares held in corporate, partnership or fiduciary accounts.

Redemption proceeds will not be mailed until sufficient time has passed to provide reasonable assurance that checks or drafts (including certified or cashier’s checks) for shares purchased have cleared (normally seven business days from the purchase date). Except for delays relating to clearance of checks for share purchases or in extraordinary circumstances (and as permissible under the 1940 Act), the fund typically expects to pay redemption proceeds one business day following receipt and acceptance of a redemption order. Interest will not accrue or be paid on amounts that represent uncashed distribution or redemption checks.

Redemption of shares — The series’ declaration of trust permits the series to direct the Transfer Agent to redeem the shares of any shareholder for their then current net asset value per share if at such time the shareholder of record owns shares having an aggregate net asset value of less than the minimum initial investment amount required of new shareholders as set forth in the trust’s current registration statement under the 1940 Act, and subject to such further terms and conditions as the board of trustees of the series may from time to time adopt.

While payment of redemptions normally will be in cash, the series’ declaration of trust permits payment of the redemption price wholly or partly with portfolio securities or other fund assets under conditions and circumstances determined by the series’ board of trustees. For example, redemptions could be made in this manner if the board determined that making payments wholly in cash over a particular period would be unfair and/or harmful to other fund shareholders.

Frequent trading of fund shares — As noted in the prospectus, certain redemptions may trigger a restriction under the fund’s “frequent trading policy.” Under this policy, systematic redemptions will not trigger a restriction and systematic purchases will not be prevented if the transaction is identified as a systematic redemption or purchase. For purposes of this policy, systematic redemptions include, for example, regular periodic automatic redemptions. Systematic purchases include, for example, regular periodic automatic purchases and automatic reinvestments of dividends and capital gain distributions. Generally, purchases and redemptions will not be considered “systematic” unless the transaction is prescheduled for a specific date.

Potentially abusive activity — American Funds Service Company will monitor for the types of activity that could potentially be harmful to the fund — for example, short-term trading activity in multiple funds. When identified, American Funds Service Company will request that the shareholder discontinue the activity. If the activity continues, American Funds Service Company will freeze the shareholder account to prevent all activity other than redemptions of fund shares.

Account statements — Your account is opened in accordance with your registration instructions. Transactions in the account, such as additional investments, will be reflected on regular confirmation

Capital Group Private Client Services Funds — Page 67

statements from the Transfer Agent. Dividend and capital gain reinvestments and purchases through certain retirement plans will be confirmed at least quarterly.

Capitalgroup.com — You may check your share balance and the price of your shares using capitalgroup.com.

Telephone purchases, redemptions and exchanges — By using the telephone purchase, redemption and/or exchange options, you agree to hold the fund, the Transfer Agent, any of its affiliates or mutual funds managed by such affiliates, and each of their respective directors, trustees, officers, employees and agents harmless from any losses, expenses, costs or liabilities (including attorney fees) that may be incurred in connection with the exercise of these privileges. Generally, all shareholders are automatically eligible to use these services. However, you may elect to opt out of these services by writing the Transfer Agent (you may also reinstate them at any time by writing the Transfer Agent). If the Transfer Agent does not employ reasonable procedures to confirm that the instructions received from any person with appropriate account information are genuine, it and/or the fund may be liable for losses due to unauthorized or fraudulent instructions. In the event that shareholders are unable to reach the fund by telephone because of technical difficulties, market conditions or a natural disaster, redemption and exchange requests may be made in writing only.

Share certificates — Shares are credited to your account. The fund does not issue share certificates.

Capital Group Private Client Services Funds — Page 68

General information

Custodian of assets — Securities and cash owned by the fund, including proceeds from the sale of shares of the fund and of securities in the fund’s portfolios, are held by State Street Bank and Trust Company, as custodian. If the fund holds securities of issuers outside the U.S., the custodian may hold these securities pursuant to sub-custodial arrangements in banks outside the U.S. or branches of U.S. banks outside the U.S. The principal office of State Street Bank and Trust Company is located at One Lincoln Street, Boston, MA 02111.

Transfer agent services — American Funds Service Company, an affiliate of the investment adviser, maintains the records of shareholder accounts, processes purchases and redemptions of the fund’s shares, acts as dividend and capital gain distribution disbursing agent, and performs other related shareholder service functions. The principal office of American Funds Service Company is located at 6455 Irvine Center Drive, Irvine, CA 92618. Transfer agent fees are paid according to a fee schedule, based on the number of accounts serviced or a percentage of fund assets, contained in a Shareholder Services Agreement between the fund and American Funds Service Company.

In the case of certain shareholder accounts, third parties who may be unaffiliated with the investment adviser provide transfer agency and shareholder services in place of American Funds Service Company. These services are rendered under agreements with American Funds Service Company or its affiliates and the third parties receive compensation according to such agreements. Compensation for transfer agency and shareholder services, whether paid to American Funds Service Company or such third parties, is ultimately paid from fund assets and is reflected in the expenses of the fund as disclosed in the prospectus.

During the 2021 fiscal year, transfer agent fees, gross of any payments made by American Funds Service Company to third parties, were:

Transfer agent fee
Capital Group Core Municipal Fund	$8,000
Capital Group Short-Term Municipal Fund	2,000
Capital Group California Core Municipal Fund	8,000
Capital Group California Short-Term Municipal Fund	2,000
Capital Group Core Bond Fund	7,000

Independent registered public accounting firm — PricewaterhouseCoopers LLP, 601 South Figueroa Street, Los Angeles, CA 90017-3874, serves as the fund’s independent registered public accounting firm, providing audit services and review of certain documents to be filed with the SEC. PricewaterhouseCoopers LLP prepares tax returns for the fund. The selection of the fund’s independent registered public accounting firm is reviewed and determined annually by the board of trustees.

Independent legal counsel — Morgan, Lewis & Bockius LLP, One Federal Street, Boston, MA 02110-1726 serves as independent legal counsel (“counsel”) for the fund and for independent trustees in their capacities as such. A determination with respect to the independence of the fund’s counsel will be made at least annually by the independent trustees of the fund, as prescribed by the 1940 Act and related rules.

Prospectuses, reports to shareholders and proxy statements — The fund’s fiscal year ends on October 31. Shareholders are provided updated summary prospectuses annually and at least semi-annually

Capital Group Private Client Services Funds — Page 69

with reports showing the fund’s investment portfolio or summary investment portfolio, financial statements and other information. Shareholders may request a copy of the fund’s current prospectus at no cost by calling (800) 421-4996. Shareholders may also access the fund’s current summary prospectus, prospectus, statement of additional information and shareholder reports at capitalgrouppcsfunds.com. The fund’s annual financial statements are audited by the fund’s independent registered public accounting firm, PricewaterhouseCoopers LLC. In addition, shareholders may also receive proxy statements for the fund. In an effort to reduce the volume of mail shareholders receive from the fund when a household owns more than one account, the Transfer Agent has taken steps to eliminate duplicate mailings of summary prospectuses, shareholder reports and proxy statements. To receive additional copies of a summary prospectus, report or proxy statement, shareholders should contact the Transfer Agent.

Codes of ethics — The series and Capital Research and Management Company and its affiliated companies, including the fund’s Principal Underwriter, have adopted codes of ethics that allow for personal investments, including securities in which the fund may invest from time to time. These codes include a ban on acquisitions of securities pursuant to an initial public offering; restrictions on acquisitions of private placement securities; preclearance and reporting requirements; review of duplicate confirmation statements; annual recertification of compliance with codes of ethics; blackout periods on personal investing for certain investment personnel; ban on short-term trading profits for investment personnel; limitations on service as a director of publicly traded companies; disclosure of personal securities transactions; and policies regarding political contributions.

Capital Group Private Client Services Funds — Page 70

Other information — The trust reserves the right to modify the privileges described in this statement of additional information at any time.

The fund’s financial statements, including the investment portfolio and the report of the fund’s independent registered public accounting firm contained in the annual report, are included in this statement of additional information.

Capital Group Core Municipal Fund

Determination of net asset value and redemption price — October 31, 2021

Net asset value and redemption price per share (Net assets divided by shares outstanding)	$10.62

Capital Group Short-Term Municipal Fund

Determination of net asset value and redemption price — October 31, 2021

Net asset value and redemption price per share (Net assets divided by shares outstanding)	$10.26

Capital Group California Core Municipal Fund

Determination of net asset value and redemption price — October 31, 2021

Net asset value and redemption price per share (Net assets divided by shares outstanding)	$10.75

Capital Group California Short-Term Municipal Fund

Determination of net asset value and redemption price — October 31, 2021

Net asset value and redemption price per share (Net assets divided by shares outstanding)	$10.29

Capital Group Core Bond Fund

Determination of net asset value and redemption price — October 31, 2021

Net asset value and redemption price per share (Net assets divided by shares outstanding)	$10.24

Capital Group Private Client Services Funds — Page 71

Fund numbers — Here are the fund numbers for use when making share transactions:

Fund	Fund numbers
Capital Group Core Municipal FundSM ……...…..........................	40117
Capital Group Short-Term Municipal FundSM ……...…...............	40118
Capital Group California Core Municipal FundSM ……...............	40119
Capital Group California Short-Term Municipal FundSM …….....	40120
Capital Group Core Bond FundSM ……...……...……..................	40121
Capital Group U.S. Equity FundSM ……...……...……...……...…..	40124

Capital Group Private Client Services Funds — Page 72

Appendix

The following descriptions of debt security ratings are based on information provided by Moody’s Investors Service and Standard & Poor’s Ratings Services.

Description of bond ratings

Moody’s

Municipal long-term rating definitions

Aaa

Obligations rated Aaa are judged to be of the highest quality, subject to the lowest level of credit risk.

Aa

Obligations rated Aa are judged to be of high quality and are subject to very low credit risk.

A

Obligations rated A are considered upper-medium grade and are subject to low credit risk.

Baa

Obligations rated Baa are judged to be medium grade and subject to moderate credit risk and as such may possess certain speculative characteristics.

Ba

Obligations rated Ba are judged to be speculative and are subject to substantial credit risk.

B

Obligations rated B are considered speculative and are subject to high credit risk.

Caa

Obligations rated Caa are judged to be speculative and of poor standing and are subject to very high credit risk.

Ca

Obligations rated Ca are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.

C

Obligations rated C are the lowest rated and are typically in default, with little prospect for recovery of principal or interest.

Note: Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category. Additionally, a “(hyb)” indicator is appended to all ratings of hybrid securities issued by banks, insurers, finance companies and securities firms.

Capital Group Private Client Services Funds — Page 73

Standard & Poor’s
Long-term issue credit ratings

AAA
An obligation rated AAA has the highest rating assigned by Standard & Poor’s. The obligor’s capacity to meet its financial commitment on the obligation is extremely strong.

AA
An obligation rated AA differs from the highest-rated obligations only to a small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.

A
An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.

BBB
An obligation rated BBB exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

BB, B, CCC, CC, and C

Obligations rated BB, B, CCC, CC, and C are regarded as having significant speculative characteristics. BB indicates the least degree of speculation and C the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB
An obligation rated BB is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

B
An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.

CCC
An obligation rated CCC is currently vulnerable to nonpayment and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC
An obligation rated CC is currently highly vulnerable to nonpayment. The CC rating is used when a default has not occurred, but Standard & Poor’s expects default to be a virtual certainty, regardless of the anticipated time to default.

Capital Group Private Client Services Funds — Page 74

C
An obligation rated C is currently highly vulnerable to nonpayment, and the obligation is expected to have lower relative seniority or lower ultimate recovery compared to obligations that are rated higher.

D
An obligation rated D is in default or in breach of an imputed promise. For non-hybrid capital instruments, the D rating category is used when payments on an obligation are not made on the date due, unless Standard & Poor’s believes that such payments will be made within five business days in the absence of a stated grace period or within the earlier of the stated grace period or 30 calendar days. The D rating also will be used upon the filing of a bankruptcy petition or the taking of similar action and where default on an obligation is a virtual certainty, for example due to automatic stay provisions. An obligation’s rating is lowered to D if it is subject to a distressed exchange offer.

Plus (+) or minus (–)

The ratings from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

NR

This indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that Standard & Poor’s does not rate a particular obligation as a matter of policy.

Capital Group Private Client Services Funds — Page 75

Description of note ratings

Moody’s

Municipal short-term debt ratings

MIG 1

This designation denotes superior credit quality. Excellent protection is afforded by established cash flows, highly reliable liquidity support, or demonstrated broad-based access to the market for refinancing.

MIG 2

This designation denotes strong credit quality. Margins of protection are ample, although not as large as in the preceding group.

MIG 3

This designation denotes acceptable credit quality. Liquidity and cash-flow protection may be narrow, and market access for refinancing is likely to be less well-established.

SG

This designation denotes speculative-grade credit quality. Debt instruments in this category may lack sufficient margins of protection.

Capital Group Private Client Services Funds — Page 76

Standard & Poor’s

Short-term issue credit ratings

SP-1

Strong capacity to pay principal and interest. An issue determined to possess a very strong capacity to pay debt service is given a plus (+) designation.

SP-2

Satisfactory capacity to pay principal and interest, with some vulnerability to adverse financial and economic changes over the term of the notes.

SP-3

Speculative capacity to pay principal and interest.

Capital Group Private Client Services Funds — Page 77

Description of commercial paper ratings

Moody’s

Global short-term rating scale

P-1

Issuers (or supporting institutions) rated Prime-1 have a superior ability to repay short-term debt obligations.

P-2

Issuers (or supporting institutions) rated Prime-2 have a strong ability to repay short-term debt obligations.

P-3

Issuers (or supporting institutions) rated Prime-3 have an acceptable ability to repay short-term obligations.

NP

Issuers (or supporting institutions) rated Not Prime do not fall within any of the Prime rating categories.

Standard & Poor’s

Commercial paper ratings (highest three ratings)

A-1

A short-term obligation rated A-1 is rated in the highest category by Standard & Poor’s. The obligor’s capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitment on these obligations is extremely strong.

A-2

A short-term obligation rated A-2 is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor’s capacity to meet its financial commitment on the obligation is satisfactory.

A-3

A short-term obligation rated A-3 exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

Capital Group Private Client Services Funds — Page 78

Fitch Ratings, Inc.
Long-term credit ratings

AAA
Highest credit quality. AAA ratings denote the lowest expectation of default risk. They are assigned only in case of exceptionally strong capacity for payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

AA
Very high credit quality. AA ratings denote expectations of very low default risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A
High credit quality. A ratings denote expectations of low default risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

BBB
Good credit quality. BBB ratings indicate that expectations of default risk are low. The capacity for payment of financial commitments is considered adequate but adverse changes in circumstances and economic conditions are more likely to impair this capacity.

BB
Speculative. BB ratings indicate an elevated vulnerability to default risk, particularly in the event of adverse changes in business or economic conditions over time; however, business or financial flexibility exists which supports the servicing of financial commitments.

B
Highly speculative. B ratings indicate that material default risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is vulnerable to deterioration in the business and economic environment.

CCC
Substantial credit risk. Default is a real possibility.

CC
Very high levels of credit risk. Default of some kind appears probable.

C
Exceptionally high levels of credit risk. Default is imminent or inevitable, or the issuer is in standstill. Conditions that are indicative of a C category rating for an issuer include:

· The issuer has entered into a grace or cure period following nonpayment of a material financial obligation;

· The issuer has entered into a temporary negotiated waiver or standstill agreement following a payment default on a material financial obligation; or

· Fitch Ratings otherwise believes a condition of RD or D to be imminent or inevitable, including through the formal announcement of a distressed debt exchange.

Capital Group Private Client Services Funds — Page 79

RD
Restricted default. RD ratings indicate an issuer that in Fitch Ratings’ opinion has experienced an uncured payment default on a bond, loan or other material financial obligation but which has not entered into bankruptcy filings, administration, receivership, liquidation or other formal winding up procedure, and which has not otherwise ceased operating. This would include:

· The selective payment default on a specific class or currency of debt;

· The uncured expiry of any applicable grace period, cure period or default forbearance period following a payment default on a bank loan, capital markets security or other material financial obligation;

· The extension of multiple waivers or forbearance periods upon a payment default on one or more material financial obligations, either in series or in parallel; or

· Execution of a distressed debt exchange on one or more material financial obligations.

D
Default. D ratings indicate an issuer that in Fitch Ratings’ opinion has entered into bankruptcy filings, administration, receivership, liquidation or other formal winding up procedure, or which has otherwise ceased business.

Default ratings are not assigned prospectively to entities or their obligations; within this context, nonpayment on an instrument that contains a deferral feature or grace period will generally not be considered a default until after the expiration of the deferral or grace period, unless a default is otherwise driven by bankruptcy or other similar circumstance, or by a distressed debt exchange.

Imminent default typically refers to the occasion where a payment default has been intimated by the issuer, and is all but inevitable. This may, for example, be where an issuer has missed a scheduled payment, but (as is typical) has a grace period during which it may cure the payment default. Another alternative would be where an issuer has formally announced a distressed debt exchange, but the date of the exchange still lies several days or weeks in the immediate future.

In all cases, the assignment of a default rating reflects the agency’s opinion as to the most appropriate rating category consistent with the rest of its universe of ratings, and may differ from the definition of default under the terms of an issuer’s financial obligations or local commercial practice.

Note: The modifiers “+” or “–” may be appended to a rating to denote relative status within major rating categories. Such suffixes are not added to the AAA long-term rating category, or to categories below B.

Capital Group Private Client Services Funds — Page 80

Capital Group Core Municipal Fund

Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 82.13%	Principal amount (000)	Value (000)
Alabama 1.19%
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 5), Series 2020-A-1, 4.00% 2049 (put 2026)	$825	$940
Black Belt Energy Gas Dist., Gas Supply Rev. Bonds, Series 2017-A, 4.00% 2047 (put 2022)	2,050	2,092
Black Belt Energy Gas Dist., Gas Supply Rev. Bonds, Series 2021-A, 4.00% 2051 (put 2023)	1,000	1,217
Federal Aid Highway Fin. Auth., Federal Highway Grant Anticipation Bonds, Series 2012, 5.00% 2023 (preref. 2022)	100	104
City of Huntsville, Electric Rev. Bonds, Series 2017-A, 5.00% 2022	450	473
City of Huntsville, Electric Rev. Bonds, Series 2017-B, 5.00% 2022	400	421
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 1), Series 2021-A, 4.00% 2051 (put 2028)	1,440	1,682
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 2), Series 2021-B-1, 4.00% 2051 (put 2031)	1,985	2,377
		9,306

Alaska 0.31%
Housing Fin. Corp., Collateralized Bonds (Veterans Mortgage Program), Series 2019, 4.00% 2048	865	942
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2020-A, 3.25% 2044	910	986
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2016-A, 3.50% 2046	150	158
Housing Fin. Corp., State Capital Project Bonds, Series 2014-A, 5.00% 2032 (preref. 2023)	230	253
Housing Fin. Corp., State Capital Project Bonds, Series 2014-A, 5.00% 2033 (preref. 2023)	110	121
		2,460

Arizona 1.11%
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2028	295	368
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2029	370	472
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2027	400	492
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2028	550	692
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2033	80	104
Bullhead City, Excise Taxes Rev. Obligations, Series 2021-2, 1.15% 2027	375	368
County of Coconino, Pollution Control Corp., Pollution Control Rev. Ref. Bonds, Series 2017-B, 1.65% 2039 (put 2023)	1,500	1,526
City of Glendale, Industrial Dev. Auth., Rev. Ref. Bonds (Midwestern University), Series 2020, 5.00% 2029	1,000	1,266
Industrial Dev. Auth., Education Rev. Bonds (Greathearts Arizona Projects), Series 2021-A, 5.00% 2029	115	144
Industrial Dev. Auth., Hospital Rev. Bonds (Phoenix Children’s Hospital), Series 2021-A, 5.00% 2030	255	326
Industrial Dev. Auth., Hospital Rev. Bonds (Phoenix Children’s Hospital), Series 2021-A, 5.00% 2031	75	98
Industrial Dev. Auth., Rev. Bonds (Lincoln South Beltway Project), Series 2020, 5.00% 2023	1,000	1,090
Kyrene Elementary School Dist. No. 28, School Improvement Bonds (2010 Project), Series 2013-B, 4.50% 2024 (preref. 2023)[1]	55	59

Private Client Services Funds	9

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Arizona (continued)
Kyrene Elementary School Dist. No. 28, School Improvement Bonds (2010 Project), Series 2013-B, 4.50% 2025 (preref. 2023)[1]	$45	$48
County of Maricopa, Industrial Dev. Auth., Education Rev. Bonds (GreatHearts Arizona Projects), Series 2017-A, 5.00% 2027	745	898
City of Phoenix, Civic Improvement Corp., Water System Rev. Ref. Bonds, Series 2014-B, 5.00% 2024	115	129
County of Pima, Industrial Dev. Auth., Rev. Bonds (Tucson Medical Center), Series 2021-A, 5.00% 2031	485	636
		8,716

Arkansas 0.08%
Dev. Fin. Auth., Health Care Rev. Bonds (Baptist Memorial Health Care), Series 2015-B-3, (SIFMA Municipal Swap Index + 1.55%) 1.60% 2044 (put 2022)[2]	600	600

California 4.01%
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2006-C-1, (SIFMA Municipal Swap Index + 0.90%) 0.95% 2045 (put 2023)[2]	2,205	2,221
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-C, (SIFMA Municipal Swap Index + 0.45%) 0.50% 2056 (put 2026)[2]	425	430
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)	195	192
Carlsbad Unified School Dist., G.O. Bonds, 2018 Election, Series 2021-B, 2.00% 2023	75	77
Carlsbad Unified School Dist., G.O. Bonds, 2018 Election, Series 2021-B, 2.00% 2024	85	89
Community Choice Fncg. Auth., Clean Energy Project Rev. Green Bonds, Series 2021-B-1, 4.00% 2052 (put 2031)	2,415	2,903
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 3.00% 2024	165	177
Educational Facs. Auth., Rev. Bonds (University of Southern California), Series 2009-C, 5.25% 2024 (escrowed to maturity)	35	40
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2023	105	108
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2024	50	52
G.O. Bonds, Series 2020, 5.00% 2029	180	233
G.O. Bonds, Series 2021, 5.00% 2031	30	36
G.O. Bonds, Series 2021, 5.00% 2032	25	30
G.O. Bonds, Series 2021, 5.00% 2034	25	30
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2023	1,265	1,374
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2028	1,000	1,268
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2030	55	73
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)	1,000	1,048
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2028	315	353
Housing Fin. Agcy., Municipal Certs., Series 2021-A-1, 3.50% 2035	739	852
Infrastructure and Econ. Dev. Bank, Rev. Bonds (The Colburn School), Series 2015-B, (SIFMA Municipal Swap Index + 1.20%) 1.25% 2037 (put 2022)[2]	1,000	1,001
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Museum of Art Project), Series 2021-B, 0.75% 2050 (put 2026)[2]	340	345
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2017-A, BAM insured, 5.00% 2025	250	290
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2024	85	96
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 4.00% 2026	60	69
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 4.00% 2022	75	75
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Cantamar Villas), Series 2021-D-1, 0.30% 2025 (put 2024)	55	55
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Sunny Garden Apartments), Series 2021-C-1, 0.20% 2024 (put 2023)	75	75
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Bonds, Series 2016-A, 5.00% 2023	50	54
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Bonds, Series 2021-A, 5.00% 2032	955	1,287
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2024	860	965
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-C, 5.00% 2029	150	193
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-RYQ, 5.00% 2033	570	744
Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2020-A, 5.00% 2023	1,500	1,620
Murrieta Valley Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2022	1,250	1,295

10	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2024	$45	$49
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2025	45	50
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2026	45	51
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2027	45	52
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2028	40	47
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2028	655	807
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2021-A, 5.00% 2030	1,000	1,291
RNR School Fncg. Auth., Community Facs. Dist. No. 92-1, Special Tax Bonds, Series 2017-A, BAM insured, 5.00% 2028	1,000	1,192
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2029	70	85
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,000	1,032
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Short-Term Notes, Series 2021-A, 5.00% 2022	1,235	1,289
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-B, 5.00% 2030	230	304
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2023	480	517
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2028	1,000	1,271
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2022	135	140
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2023	160	173
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2024	170	190
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2023	65	70
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024	20	22
Southern California Public Power Auth., Transmission Project Rev. Bonds (Southern Transmission Project), Series 2017-A, 5.00% 2023	490	528
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Villa Del Sol Apartments), Series 2021-A-2, 0.39% 2023 (put 2023)	280	280
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	125	125
Statewide Communities Dev. Auth., Pollution Control Rev. Ref. Bonds (Southern California Edison Co.), Series 2006-D, 2.625% 2033 (put 2023)	135	141
Statewide Communities Dev. Auth., Rev. Bonds (American Baptist Homes of the West), Series 2013-A, 5.00% 2023 (preref. 2022)	80	85
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025	65	65
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2026	500	501
Tobacco Securitization Auth. of Northern California, Tobacco Settlement Asset-Backed Rev. Ref. Senior Bonds (Sacramento County Tobacco Securitization Corp.), Series 2021-B-1, 0.45% 2030	20	20
Tobacco Securitization Auth. of Southern California, Tobacco Settlement Asset-Backed Rev. Ref. Bonds (San Diego County Tobacco Asset Securitization Corp.), Series 2019-A, 5.00% 2030	180	229
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026	165	193
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2019-CS, 4.00% 2049	850	924
		31,473

Colorado 1.87%
City of Arvada, Mountain Shadows Metropolitan Dist., Limited Tax G.O. Rev. Ref. and Improvement Bonds, Series 2016, 4.00% 2026	735	771
Certs. of Part., Series 2021-A, 5.00% 2028	495	628
Certs. of Part., Series 2021-A, 5.00% 2029	1,000	1,292
City of Colorado Springs, Utilities System Rev. Ref. Bonds, Series 2020-B, 5.00% 2021	75	75
City and County of Denver, Board of Water Commissioners, Water Rev. Bonds, Series 2021-A, 5.00% 2031	1,910	2,596
City and County of Denver, Dept. of Aviation, Airport System Rev. Bonds, Series 2019-D, 5.00% 2031 (put 2022)	1,000	1,048
E-470 Public Highway Auth., Rev. Bonds, Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.383% 2039 (put 2024)[2]	285	286
Educational and Cultural Facs. Auth., Rev. Ref. Bonds (Johnson & Wales University Project), Series 2013-B, 5.00% 2023 (escrowed to maturity)	1,805	1,922
Health Facs. Auth., Health Facs. Rev. and Rev. Ref. Bonds (Evangelical Lutheran Good Samaritan Society Project), Series 2015-A, 5.00% 2024 (escrowed to maturity)	1,825	2,045
Health Facs. Auth., Hospital Rev. Bonds (Adventist Health System/Sunbelt Obligated Group), Series 2018-A, 5.00% 2048	125	150

Private Client Services Funds	11

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Colorado (continued)
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2018-C, Class I, 4.25% 2048	$590	$647
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2020-B, Class I, 3.75% 2050	905	985
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-L, Class I, 3.25% 2051	1,250	1,367
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2029	70	87
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2029	40	50
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2030	150	189
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2030	35	45
Weld County School Dist. RE-5J, G.O. Bonds, Series 2021, 5.00% 2023	475	522
		14,705

Connecticut 0.87%
Town of East Hartford, Housing Auth., Multi Family Housing Rev. Bonds (Veterans Terrace Project), Series 2021, 0.25% 2023 (put 2022)	140	140
Health and Educational Facs. Auth., Rev. Bonds (Hartford Healthcare Issue), Series 2021-A, 5.00% 2029	330	422
Health and Educational Facs. Auth., Rev. Bonds (Stamford Hospital Issue), Series 2022-M, 5.00% 2030	450	559
Health and Educational Facs. Auth., Rev. Bonds (Stamford Hospital Issue), Series 2022-M, 5.00% 2031	310	391
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2003-X-2, 0.25% 2037 (put 2024)	910	906
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2014-A, 1.10% 2048 (put 2023)	1,105	1,117
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2014-C-1, 4.00% 2044	70	72
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2016-A-1, 4.00% 2045	255	266
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-A-1, 4.00% 2047	1,835	1,963
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-C-1, 4.00% 2047	700	748
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-D-1, 4.00% 2047	150	160
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-A, 3.50% 2044	75	77
		6,821

Delaware 0.47%
G.O. Bonds, Series 2021, 5.00% 2029	1,220	1,562
G.O. Bonds, Series 2021, 5.00% 2031	945	1,260
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2022	290	297
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2023	200	213
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2024	300	333
		3,665

District of Columbia 0.55%
G.O. Bonds, Series 2015-A, 5.00% 2032	1,800	2,075
Income Tax Secured Rev. Bonds, Series 2011-A, 5.00% 2029	235	236
Income Tax Secured Rev. Bonds, Series 2020-A, 5.00% 2032	750	970
Income Tax Secured Rev. Bonds, Series 2020-C, 5.00% 2033	215	278
Washington Convention and Sports Auth., Dedicated Tax Rev. Ref. Bonds, Series 2018-A, 5.00% 2027	600	736
		4,295

Florida 5.52%
County of Alachua, Health Facs. Auth., Continuing Care Retirement Community Rev. Bonds (Oak Hammock at the University of Florida, Inc. Project), Series 2021, 4.00% 2022	20	20
County of Brevard, Health Facs. Auth., Rev. Ref. Bonds (Health First, Inc. Project), Series 2014, 5.00% 2022	500	510
County of Brevard, Health Facs. Auth., Rev. Ref. Bonds (Health First, Inc. Project), Series 2014, 5.00% 2033	130	143
County of Brevard, Housing Fncg. Auth., Multi Family Mortgage Rev. Bonds (Tropical Manor Apartments), Series 2021, 0.25% 2023 (put 2022)	135	135
Capital Trust Agcy., Multi Family Housing Rev. Bonds (GMF - Stonybrook Apartments), Series 2012-A, 5.50% 2047 (preref. 2022)	540	552
Central Florida Expressway Auth., Rev. Bonds, Series 2019-B, 5.00% 2030	1,000	1,278
Citizens Property Insurance Corp., Personal Lines Account/Commercial Lines Account Secured Bonds, Series 2012-A-1, 5.00% 2022	170	175
County of Collier, Water-Sewer Dist., Water and Sewer Rev. Bonds, Series 2021, 5.00% 2030	655	861

12	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Florida (continued)
County of Collier, Water-Sewer Dist., Water and Sewer Rev. Bonds, Series 2021, 5.00% 2031	$1,070	$1,433
Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.00% 2026	345	373
Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.20% 2027	355	391
Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.25% 2028	370	412
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2019-D, 5.00% 2023	120	129
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2021-B, 5.00% 2022	1,000	1,028
Greater Orlando Aviation Auth., Airport Facs. Rev. Bonds, Series 2016-B, 5.00% 2028	750	897
Higher Educational Facs. Fncg. Auth., Educational Facs. Rev. Ref. Bonds (Nova Southeastern University Project), Series 2012-A, 5.00% 2022 (escrowed to maturity)	1,000	1,020
Higher Educational Facs. Fncg. Auth., Educational Facs. Rev. Ref. Bonds (Nova Southeastern University Project), Series 2016, 5.00% 2026	655	771
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2017-1, 4.00% 2048	1,110	1,182
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-1, 4.00% 2049	1,105	1,188
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-2, 4.25% 2050	1,090	1,187
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2020-1, 3.50% 2051	155	169
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2021-2, 3.00% 2052	735	795
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds (Special Program), Series 2015-A, 3.50% 2046	45	46
Housing Fin. Corp., Multi Family Mortgage Rev. Bonds (Valencia Park Apartments), Series 2021-A, FHA insured, 0.25% 2023 (put 2022)	630	629
JEA, Electric System Rev. Bonds, Series 2014-A-3, 5.00% 2022	600	626
JEA, Electric System Rev. Bonds, Series 2017-B, 5.00% 2026	500	600
JEA, Electric System Rev. Bonds, Series 2017-B-3, 5.00% 2026	340	408
JEA, Electric System Rev. Bonds, Series 2020-A-3, 5.00% 2030	50	64
JEA, Electric System Rev. Bonds, Series 2021-A, 5.00% 2031	2,095	2,769
JEA, Electric System Rev. Bonds, Series 2021-A-3, 5.00% 2033	625	826
JEA, Water and Sewer System Rev. Bonds, Series 2020-A, 5.00% 2033	50	64
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2024	280	291
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2025	285	299
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2026	295	312
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2027	300	319
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2028	305	325
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.625% 2029	315	338
County of Miami-Dade, Aviation Rev. Ref. Bonds, Series 2020-A, 5.00% 2025	1,150	1,342
County of Miami-Dade, Expressway Auth., Toll System Rev. Bonds, Series 2014-A, BAM insured, 5.00% 2026	780	873
County of Miami-Dade, Expressway Auth., Toll System Rev. Ref. Bonds, Series 2014-B, BAM insured, 5.00% 2026	760	851
County of Miami-Dade, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Platform 3750), Series 2021, 0.25% 2024 (put 2021)	510	510
County of Miami-Dade, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Sunset Bay Apartments), Series 2021, 0.25% 2023 (put 2022)	420	420
County of Miami-Dade, Industrial Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. of Florida Project), Series 2007, 0.45% 2027 (put 2021)	4,090	4,090
County of Miami-Dade, Transit System Sales Surtax Rev. Bonds, Series 2012, 5.00% 2025 (preref. 2022)	25	26
City of Miami Beach, Health Facs. Auth., Hospital Rev. and Rev. Ref. Bonds (Mount Sinai Medical Center of Florida), Series 2014, 5.00% 2027	145	163
Municipal Power Agcy., All-Requirements Power Supply Project Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	1,000	1,200
County of Orange, Health Facs. Auth., Health Care Facs. Rev. Ref. Bonds (Presbyterian Retirement Communities Project), Series 2016, 5.00% 2031	300	328
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Dunwoodie Place Apartments), Series 2021-A, 0.20% 2024 (put 2023)	200	200
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Jernigan Gardens), Series 2020-B, 0.35% 2023 (put 2022)	2,000	2,000
Orlando-Orange County Expressway Auth., Rev. Ref. Bonds, Series 2013-A, 5.00% 2032 (preref. 2023)	1,020	1,099
County of Palm Beach, Health Facs. Auth., Rev. Bonds (Lifespace Communities, Inc.), Series 2015-C, 5.00% 2027	300	340
County of Polk, Utility System Rev. and Rev. Ref. Bonds, Series 2013, BAM insured, 5.00% 2043 (preref. 2023)	185	201

Private Client Services Funds	13

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Florida (continued)
City of Pompano Beach, Rev. Bonds (John Knox Village Project), Series 2015, 5.00% 2023	$630	$674
Counties of St. Johns and Duval, Tolomato Community Dev. Dist., Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 2.625% 2024	1,065	1,114
County of St. Johns, Sweetwater Creek Community Dev. Dist., Capital Improvement Rev. Ref. Bonds, Series 2019-A-1, Assured Guaranty Municipal insured, 2.00% 2022	340	342
City of South Miami, Health Facs. Auth., Hospital Rev. Ref. Bonds (Baptist Health South Florida Obligated Group), Series 2017, 5.00% 2024	500	562
City of Tallahassee, Energy System Rev. Ref. Bonds, Series 2020, 5.00% 2028	1,000	1,262
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2028	215	268
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2029	250	318
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2030	260	336
Dept. of Transportation, Right-of-Way Acquisition and Bridge Construction Bonds, Series 2019-B, 5.00% 2028	1,000	1,260
Dept. of Transportation Fncg. Corp., Rev. Bonds, Series 2020, 5.00% 2024	430	483
City of Winter Garden, Winter Garden Village at Fowler Groves Community Dev. Dist., Special Assessment Rev. Ref. Bonds, Series 2016, 3.00% 2024	530	543
		43,370

Georgia 2.50%
County of Appling, Dev. Auth., Pollution Control Rev. Bonds (Oglethorpe Power Corp. Scherer Project), Series 2013-A, 1.50% 2038 (put 2025)	885	907
City of Atlanta, Urban Residential Fin. Auth., Multi Family Housing Rev. Bonds (Sylvan Hills Senior Apartments Project), Series 2020, 0.41% 2025 (put 2023)	285	285
County of Burke, Dev. Auth., Pollution Control Rev. Bonds (Georgia Power Co. Plant Vogtle Project), Series 2013, 2.925% 2053 (put 2024)	600	632
County of Burke, Dev. Auth., Pollution Control Rev. Bonds (Oglethorpe Power Corp. Vogtle Project), Series 2013-A, 1.50% 2040 (put 2025)	685	702
City of Columbus, Dev. Auth., Multi Family Housing Rev. Bonds (Highland Terrace Phase II Project), Series 2021-B, 0.34% 2025 (put 2024)	425	424
County of Dawson, Dev. Auth., Multi Family Housing Rev. Bonds (Peaks of Dawsonville Project), Series 2021, 0.28% 2023	250	249
County of Dekalb, Housing Auth., Multi Family Housing Rev. Bonds (Columbia Village Project), Series 2021-A, 0.34% 2024 (put 2023)	140	140
G.O. Bonds, Series 2020-A, 5.00% 2023	160	173
G.O. Bonds, Series 2020-A, 5.00% 2029	1,875	2,434
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2014-A-1, 4.00% 2044	225	232
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2015-A-1, 3.50% 2045	160	167
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2017-A, 4.00% 2047	405	431
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2018-D, (3-month USD-LIBOR x 0.67 + 0.83%) 0.885% 2048 (put 2023)[2]	155	156
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-B, 4.00% 2049 (put 2024)	980	1,078
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-C, 4.00% 2050 (put 2026)	1,500	1,708
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2021-C, 4.00% 2052 (put 2028)	3,305	3,872
Metropolitan Atlanta Rapid Transit Auth., Sales Tax Rev. Ref. Bonds (Third Indenture Series), Series 2012-A, 5.00% 2030 (preref. 2022)	630	650
Municipal Electric Auth., General Resolution Projects Bonds, Series 2021-A, 5.00% 2031	415	533
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project J Bonds, Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2029	495	624
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project J Bonds, Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2030	430	550
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project M Bonds, Series 2019-A, 5.00% 2029	120	149
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project M Bonds, Series 2019-A, 5.00% 2030	115	142
Municipal Electric Auth., Project One Bonds, Series 2019-A, 5.00% 2024	1,000	1,098
Municipal Electric Auth., Project One Bonds, Series 2019-A, 5.00% 2029	870	1,085
Municipal Electric Auth., Project One Bonds, Series 2021-A, 5.00% 2031	785	1,008
Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Dallas Manor Apartments Project), Series 2021, 0.25% 2024 (put 2023)	120	120
Private Colleges and Universities Auth., Rev. Bonds (The Savannah College of Art and Design Projects), Series 2021, 5.00% 2030	80	102
		19,651

14	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Guam 0.06%
Waterworks Auth., Water and Wastewater System Rev. Bonds, Series 2013, 5.25% 2024	$450	$482

Hawaii 0.17%
Airports System Rev. Bonds, Series 2018-D, 5.00% 2030	1,000	1,294

Idaho 0.13%
Housing and Fin. Assn., Grant and Rev. Anticipation Bonds (Federal Highway Trust Fund), Series 2015-A, 5.00% 2022	1,000	1,033

Illinois 6.34%
Build Illinois Bonds, Sales Tax Rev. Ref. Bonds, Series 2016-D, 5.00% 2025	350	403
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2023	1,100	1,202
City of Chicago, Chicago Midway Airport, Rev. and Rev. Ref. Bonds, Series 2014-B, 5.00% 2028	500	548
City of Chicago, G.O. Rev. Ref. Bonds, Series 2020-A, 5.00% 2022	400	403
City of Chicago, G.O. Rev. Ref. Bonds, Series 2020-A, 5.00% 2023	560	589
City of Chicago, Transit Auth., Capital Grant Receipts Rev. Ref. Bonds (Federal Transit Administration Section 5307 Urbanized Area Formula Funds), Series 2021, 5.00% 2024	65	72
City of Chicago, Wastewater Transmission Rev. Bonds, Series 2012, Assured Guaranty Municipal insured, 5.00% 2023	500	504
City of Chicago, Wastewater Transmission Rev. Project Bonds, Series 2014, 5.00% 2028	385	421
City of Chicago, Water Rev. Bonds, Series 2004, 5.00% 2023	200	218
City of Chicago, Water Rev. Ref. Bonds, Series 2004, 5.00% 2021	1,895	1,895
City of Chicago, Water Rev. Ref. Bonds, Series 2014, 5.00% 2023	200	218
City of Chicago, Water Rev. Ref. Bonds, Series 2017, 5.00% 2028	355	438
County of Cook, Community College Dist. No. 508 (City Colleges of Chicago), Unlimited Tax G.O. Bonds, Series 2013, 5.00% 2023	200	216
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2025	110	128
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2027	500	611
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2028	400	499
Fin. Auth., Rev. Bonds (Advocate Health Care Network), Series 2008-A-1, 4.00% 2030	1,000	1,119
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2025	125	143
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2026	120	141
Fin. Auth., Rev. Bonds (Clean Water Initiative Revolving Fund), Series 2017, 5.00% 2033	500	600
Fin. Auth., Rev. Bonds (Lifespace Communities, Inc.), Series 2015-A, 5.00% 2027	590	668
Fin. Auth., Rev. Bonds (Northshore University Heathsystem), Series 2020-A, 5.00% 2029	1,000	1,281
Fin. Auth., Rev. Bonds (Northshore University Heathsystem), Series 2020-A, 5.00% 2033	280	361
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2027	250	290
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2020-B-2, 5.00% 2050 (put 2026)	105	124
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2016-A, 5.00% 2024	310	343
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2021-B, (SIFMA Municipal Swap Index + 0.70%) 0.75% 2042 (put 2026)[2]	140	140
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2026	600	710
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2028	400	484
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2021	500	501
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2028	1,000	1,148
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2029	500	573
Fin. Auth., Rev. Bonds (The Carle Foundation), Series 2021-A, 5.00% 2029	800	1,022
Fin. Auth., Rev. Bonds (The Carle Foundation), Series 2021-A, 5.00% 2030	360	468
Fin. Auth., Rev. Bonds (University of Chicago), Series 2021-A, 5.00% 2025	270	316
Fin. Auth., Rev. Ref. Bonds (Northwestern Memorial Healthcare), Series 2021-A, 5.00% 2032	510	676
Fin. Auth., Rev. Ref. Bonds (Northwestern Memorial Healthcare), Series 2021-A, 5.00% 2033	365	482
Fin. Auth., Rev. Ref. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2026	770	895
Fin. Auth., Water Facs. Rev. Ref. Bonds (American Water Capital Corp. Project), Series 2020, 0.70% 2040 (put 2023)	215	215
G.O. Bonds, Series 2017-D, BAM insured, 5.00% 2021	1,150	1,150
G.O. Bonds, Series 2017-A, 5.00% 2021	500	502
G.O. Bonds, Series 2016, 5.00% 2022	130	131

Private Client Services Funds	15

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Illinois (continued)
G.O. Bonds, Series 2014, 5.00% 2022	$110	$113
G.O. Bonds, Series 2017-D, 5.00% 2027	205	246
G.O. Bonds, Series 2020-B, 5.00% 2029	2,090	2,577
G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2022	215	218
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2021-C, 0.80% 2026	40	40
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Concord Commons), Series 2021, 0.25% 2024 (put 2023)	810	810
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.05% 2050 (put 2025)[2]	2,000	2,043
Housing Dev. Auth., Rev. Bonds, Series 2019-A, 4.25% 2049	1,605	1,770
Housing Dev. Auth., Rev. Bonds, Series 2021-D, 3.00% 2051	1,665	1,798
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	1,465	1,493
Metropolitan Pier and Exposition Auth., McCormick Place Expansion Project Rev. Ref. Bonds, Series 2017-B, 5.00% 2025	225	262
Municipal Electric Agcy., Power Supply System Rev. Ref. Bonds, Series 2015-A, 5.00% 2027	1,000	1,160
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2023	620	665
Sales Tax Securitization Corp., Sales Tax Rev. Ref. Bonds, Series 2017-A, 5.00% 2024	1,000	1,095
Sales Tax Securitization Corp., Sales Tax Securitization Bonds, Series 2020-A, BAM insured, 5.00% 2027	1,000	1,201
Sales Tax Securitization Corp., Sales Tax Securitization Rev. Ref. Bonds, Series 2017-A, 5.00% 2023	2,000	2,110
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2025	1,180	1,346
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2015-A, 5.00% 2027	1,250	1,448
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2015-A, 5.00% 2028	1,110	1,283
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2029	440	555
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2024	500	549
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2025	740	844
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2028	635	784
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2018-A, 5.00% 2025	135	155
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2020-A, 5.00% 2028	1,000	1,239
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2005-A, National insured, 5.50% 2023	500	537
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2015-A, 5.00% 2026	500	572
Board of Trustees of the University of Illinois, Rev. Ref. Certs. of Part., Series 2008-A, Assured Guaranty Municipal insured, 5.25% 2024	30	30
		49,791

Indiana 1.41%
Fin. Auth., Health System Rev. Bonds (Indiana University Health), Series 2019-C, 5.00% 2022	140	147
Fin. Auth., Hospital Rev. Bonds (Community Health Network Project), Series 2012-A, 5.00% 2042 (preref. 2023)	1,165	1,247
Fin. Auth., Rev. Bonds (Community Foundation of Northwest Indiana Obligated Group), Series 2012, 5.00% 2030 (preref. 2022)	515	523
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2019-E, 5.00% 2022	750	759
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2021-B, 5.00% 2028	575	715
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-2, 5.00% 2022	130	136
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-1, 5.00% 2023	275	300
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-2, 5.00% 2023	85	93
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-2, 5.00% 2027	335	413
City of Franklin, Econ. Dev. and Rev. Ref. Bonds (Otterbein Homes Obligated Group), Series 2019-B, 5.00% 2023	30	32
Health Fac. Fncg. Auth., Rev. Bonds (Ascension Health Subordinate Credit Group), Series 2005-A-1, 4.00% 2023	80	86
Housing and Community Dev. Auth., Collateralized Rev. Bonds (RD Moving Forward Justus Project), Series 2021, 0.33% 2024 (put 2023)	710	709
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2048	1,825	1,991
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.75% 2049	160	174
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-B, 3.00% 2050	110	118
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-C-1, 3.00% 2052	355	385
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2026	340	401
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2027	330	399
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2028	435	537

16	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Indiana (continued)
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2029	$265	$333
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2030	435	558
City of Kokomo, Multi Family Housing Rev. Bonds (KHA RAD I Apartments), Series 2021-A, 0.56% 2025 (put 2024)	1,030	1,030
		11,086

Iowa 0.35%
Fin. Auth., Rev. Bonds (Lifespace Communities, Inc.), Series 2019-A-2, 2.875% 2049	15	15
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.00% 2047	835	929
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2019-D, 3.50% 2049	25	27
PEFA, Inc., Gas Project Rev. Bonds, Series 2019, 5.00% 2049 (put 2026)	1,000	1,183
Tobacco Settlement Auth., Tobacco Settlement Asset-Backed Bonds, Series 2021-A-2, 5.00% 2031	320	420
Tobacco Settlement Auth., Tobacco Settlement Asset-Backed Bonds, Series 2021-A-2, 5.00% 2033	135	175
		2,749

Kansas 0.15%
Turnpike Auth., Rev. Ref. Bonds, Series 2020-A, 3.00% 2025	950	1,040
Unified Government of Wyandotte County, Board of Public Utilities, Utility System Improvement Rev. Bonds, Series 2012-B, 5.00% 2026 (preref. 2022)	110	114
		1,154

Kentucky 0.97%
County of Carroll, Environmental Facs. Rev. Bonds, Series 2008-A, 2.00% 2032	725	738
Econ. Dev. Fin. Auth., Health System Rev. Bonds (Norton Healthcare, Inc.), Capital Appreciation Bonds, Series 2000-B, National insured, 0% 2027	1,000	894
Housing Corp., Multi Family Housing Rev. Bonds (Cambridge Square Project), Series 2021, 0.30% 2024 (put 2024)	365	364
Housing Corp., Multi Family Housing Rev. Bonds (New Hope Properties Portfolio Project), Series 2021, 0.41% 2024 (put 2023)	1,575	1,576
Housing Corp., Multi Family Housing Rev. Bonds (Winterwood II Rural Housing Portfolio), Series 2021, 0.37% 2024 (put 2023)	635	635
County of Owen, Water Facs. Rev. Ref. Bonds (Kentucky - American Water Co. Project), Series 2019, 2.45% 2039 (put 2029)	750	795
Property and Buildings Commission, Commonwealth Rev. Ref. Bonds (Project No. 125), Series 2021-A, 5.00% 2022	170	177
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)	410	441
Public Energy Auth., Gas Supply Rev. Bonds, Series 2019-A-1, 4.00% 2049 (put 2025)	1,180	1,308
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-B, 4.00% 2049 (put 2025)	185	203
Turnpike Auth., Econ. Dev. Road Rev. Ref. Bonds (Revitalization Projects), Series 2022-A, 5.00% 2031	270	346
County of Warren, Hospital Rev. Ref. Bonds (Bowling Green - Warren County Community Hospital Corp.), Series 2021-A, 5.00% 2022	135	138
		7,615

Louisiana 2.04%
Parish of East Baton Rouge, Road and Street Improvement Sales Tax Rev. Ref. Bonds, Series 2020, Assured Guaranty Municipal insured, 5.00% 2022	85	88
Parish of East Baton Rouge, Road and Street Improvement Sales Tax Rev. Ref. Bonds, Series 2020, Assured Guaranty Municipal insured, 5.00% 2026	1,250	1,496
Parish of East Baton Rouge, Sewerage Commission, Multi Modal Rev. Ref. Bonds, Series 2021-A, 1.30% 2041 (put 2028)	1,270	1,287
Parish of East Baton Rouge, Sewerage Commission, Rev. Ref. Bonds, Series 2020-A, 5.00% 2026	1,135	1,337
Gasoline and Fuels Tax Rev. Ref. Bonds, Series 2017-D-1, 0.60% 2043 (put 2023)	2,000	2,001
Grant Anticipation Rev. Bonds, Series 2021, 5.00% 2023	335	364
Housing Corp., Multi Family Housing Rev. Bonds (Arbours at Lafayette Project), Series 2021, 0.35% 2024 (put 2023)	375	375
Housing Corp., Multi Family Housing Rev. Bonds (Mabry Place Townhomes Project), Series 2021, 0.31% 2024 (put 2023)	215	214
Housing Corp., Single Family Mortgage Rev. Bonds (Home Ownership Program), Series 2021-B, 3.00% 2051	755	813

Private Client Services Funds	17

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Louisiana (continued)
Parish of Jefferson, Sales Tax Rev. Ref. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2027	$1,000	$1,235
Local Government Environmental Facs. and Community Dev. Auth., Rev. Ref. Bonds (Entergy Louisiana, LLC Projects), Series 2021-A, 2.00% 2030	105	106
Louisiana Stadium and Exposition Dist., Rev. Ref. Bonds, Series 2013-A, 5.00% 2022	1,500	1,547
Offshore Terminal Auth., Deepwater Port Rev. Bonds (Loop LLC Project), Series 2007-A, 1.65% 2027 (put 2023)	905	923
Public Facs. Auth., Hospital Rev. Ref. Bonds (Lafayette General Health System Project), Series 2016-A, 5.00% 2041 (preref. 2025)	1,000	1,177
Parish of St. Charles, Gulf Opportunity Zone Rev. Bonds (Valero Project), Series 2010, 4.00% 2040 (put 2022)	2,000	2,042
Parish of St. John the Baptist, Rev. Ref. Bonds (Marathon Oil Corp. Project), Series 2017-B-1, 2.125% 2037 (put 2024)	285	294
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 3.00% 2022	115	118
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 4.00% 2023	105	112
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2024	80	91
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 4.00% 2025	145	163
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2026	140	169
Tobacco Settlement Fncg. Corp., Tobacco Settlement Asset-Backed Rev. Ref. Bonds, Series 2013-A, 5.00% 2023	90	96
		16,048

Maine 0.05%
Housing Auth., Mortgage Purchase Bonds, Series 2017-A, 4.00% 2047	355	376

Maryland 1.16%
Community Dev. Administration, Dept. of Housing and Community Dev., Multi Family Housing Dev. Rev. Bonds (Somerset Extension), Series 2019-H, 1.795% 2022	215	216
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2014-C, 4.00% 2044	235	247
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2018-A, 4.50% 2048	1,760	1,961
G.O. Rev. Ref. Bonds, State and Local Facs. Loan of 2021, Series 2022-D-2, 4.00% 2029	585	694
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2017-A, 4.00% 2048	565	606
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2049	1,510	1,628
County of Prince George, Certs. of Part. (Behavioral Health Fac. and Capital Equipment), Series 2021, 5.00% 2024	165	187
Transportation Auth., Transportation Facs. Projects Rev. Bonds, Series 2020. 5.00% 2033	745	968
Washington Suburban Sanitary Dist., Consolidated Public Improvement Bonds, Series 2021, 5.00% 2030	2,000	2,625
		9,132

Massachusetts 0.38%
Dev. Fin. Agcy., Multi Family Housing Rev. Bonds (Salem Heights II Preservation Associates LP Issue), Series 2021-B, 0.25% 2024 (put 2023)	180	179
Dev. Fin. Agcy., Rev. Bonds (Williams College Issue), Series 2011-N, 0.45% 2041 (put 2025)	150	149
Dev. Fin. Agcy., Rev. Ref. Bonds (Berkshire Health Systems Issue), Series 2021-I, 5.00% 2024	615	696
Housing Fin. Agcy., Housing Green Bonds, Series 2021-A-2, 0.30% 2023	50	50
Housing Fin. Agcy., Housing Green Bonds, Series 2021-A-2, 0.40% 2024	65	65
Housing Fin. Agcy., Housing Green Bonds, Series 2021-B-2, 0.75% 2025	55	55
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 169, 4.00% 2044	165	169
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 172, 4.00% 2045	310	322
Transportation Fund Rev. Ref. Bonds, Series 2021-A, 5.00% 2029	1,000	1,289
		2,974

Michigan 3.00%
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2032 (preref. 2022)	185	191
Fin. Auth., Hospital Rev. and Rev. Ref. Bonds (Trinity Health Credit Group), Series 2017-A, 5.00% 2047 (preref. 2022)	2,555	2,688
Fin. Auth., Hospital Rev. Ref. Bonds (McLaren Health Care), Series 2015-D-1, 0.25% 2022	40	40
Fin. Auth., Local Government Loan Program Rev. Bonds (Detroit Water and Sewerage Dept., Sewage Disposal System Rev. Ref. Local Project Bonds), Series 2015-C, 5.00% 2027	250	289

18	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Michigan (continued)
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A-1, 5.00% 2026	$105	$124
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A, 5.00% 2028	1,000	1,242
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A-1, 5.00% 2029	205	260
Great Lakes Water Auth., Water Supply System Rev. Bonds, Series 2020-B, 5.00% 2032	500	645
Hospital Fin. Auth., Hospital Rev. Bonds (Trinity Health Credit Group), Series 2009-B, 5.00% 2048 (preref. 2022)	615	632
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2008-C, 5.00% 2021	650	653
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2008-C, 5.00% 2022	475	500
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2012-C, 5.00% 2026 (preref. 2022)	400	411
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2020, 0.32% 2023 (put 2022)	1,000	1,001
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2019-A-1, 1.50% 2022	1,210	1,211
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2021-A, 0.55% 2025	185	185
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2016-B, 3.50% 2047	475	503
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2017-B, 3.50% 2048	270	286
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-A, 4.00% 2048	635	685
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-C, 4.25% 2049	1,750	1,910
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2049	850	934
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2050	970	1,055
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	2,130	2,302
Board of Trustees of Michigan State University, Rev. Bonds, Series 2019-B, 5.00% 2023	300	318
Board of Trustees of Michigan State University, Rev. Bonds, Series 2019-B, 5.00% 2030	700	886
County of Monroe, Econ. Dev. Corp., Limited Obligation Rev. Ref. Bonds (Detroit Edison Co. Project), Series 1992-AA, National insured, 6.95% 2022	1,000	1,055
Strategic Fund, Limited Obligation Rev. Ref. Bonds (Detroit Edison Co. Pollution Control Bonds Project), Series 1995-CC, 1.45% 2030	1,630	1,598
Trunk Line Fund Bonds, Series 2021-A, 5.00% 2031	575	770
Trunk Line Fund Bonds, Series 2021-A, 5.00% 2032	860	1,147
		23,521

Minnesota 1.43%
City of Hopkins, Multi Family Housing Rev. Bonds (Raspberry Ridge Project), Series 2021, 0.26% 2024 (put 2023)	535	534
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2014-B, 4.00% 2038	260	275
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2015-B, 3.50% 2046	670	708
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2017-B, 4.00% 2047	545	583
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-B, 4.00% 2048	385	414
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2017-E, 4.00% 2048	305	329
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-E, 4.25% 2049	1,665	1,829
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2019-B, 4.25% 2049	780	859
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-E, 3.50% 2050	285	309
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2021-B, 3.00% 2051	535	576
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2021-D, 3.00% 2052	1,205	1,300
City of Mahtomedi, Multi Family Housing Rev. Bonds (Lincoln Place / Vadnais Highlands Projects), Series 2021, 0.25% 2023 (put 2022)	300	300
City of Rochester, Health Care Facs. Rev. Bonds (Mayo Clinic), Series 2011-C, 4.50% 2038 (put 2021)	1,000	1,001
Regents of the University of Minnesota, G.O. Bonds, Series 2011-D, 5.00% 2029 (preref. 2021)	1,265	1,270
Regents of the University of Minnesota, G.O. Rev. Ref. Bonds, Series 2017B, 5.00% 2021	960	964
		11,251

Mississippi 0.49%
Business Fin. Corp., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004, 0.70% 2029 (put 2026)	1,460	1,436
Gaming Tax Rev. Bonds, Series 2019-A, 5.00% 2023	850	924
Gaming Tax Rev. Ref. Bonds, Series 2015-E, 5.00% 2026	500	580
Home Corp., Collateralized Multi Family Housing Bonds (J&A Dev. Portfolio Project I), Series 2021-1, 0.30% 2024 (put 2023)	230	229
Home Corp., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2048	645	700
		3,869

Private Client Services Funds	19

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Missouri 0.84%
Health and Educational Facs. Auth., Health Facs. Rev. Bonds (BJC Health System), Series 2021-B, 5.00% 2052 (put 2028)	$2,360	$2,922
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2016-B, 3.50% 2041	1,335	1,403
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2017-B, 3.25% 2047	293	310
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2020-A, 3.50% 2050	560	608
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-A, 3.00% 2052	600	646
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038	100	106
City of St. Louis, Airport Rev. Ref. Bonds (Lambert-St. Louis International Airport), Series 2019-C, 5.00% 2031	500	628
		6,623

Montana 0.06%
Board of Housing, Single Family Mortgage Bonds, Series 2016-A-2, 3.50% 2044	120	126
Board of Housing, Single Family Mortgage Bonds, Series 2020-C, 3.00% 2050	300	322
		448

Nebraska 0.70%
Central Plains Energy Project, Gas Project Rev. Bonds (Project No. 3), Series 2012, 5.00% 2032 (preref. 2022)	1,190	1,236
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2013-A, 3.00% 2043	15	15
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2014-A, 4.00% 2044	110	116
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2015-C, 3.50% 2045	285	296
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-C, 3.50% 2046	75	76
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-C, 4.00% 2048	1,735	1,888
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2048	640	695
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2021-C, 3.00% 2050	1,120	1,210
		5,532

Nevada 0.67%
Clark County School Dist., Limited Tax G.O. School Bonds, Series 2015-D, 5.00% 2022	500	514
County of Clark, Airport System Rev. Ref. Bonds (McCarran International Airport), Series 2021-A, 5.00% 2033	760	996
County of Clark, Las Vegas-McCarran International Airport, Passenger Fac. Charge Rev. Ref. Bonds, Series 2019-E, 5.00% 2029	770	987
County of Clark, Pollution Control Rev. Ref. Bonds (Nevada Power Co. Projects), Series 2017, 1.65% 2036 (put 2023)	1,355	1,378
City of Henderson, Local Improvement Dist. No. T-17 (Madeira Canyon), Limited Obligation Rev. Ref. Bonds, Series 2017, 2.00% 2023	435	444
Housing Division, Multi Unit Housing Rev. Bonds (Pinewood Terrace Apartments), Series 2021, 0.26% 2024 (put 2022)	245	245
Las Vegas Valley Water Dist., Limited Tax G.O. Water Rev. Ref. Bonds, Series 2020-A, 5.00% 2024	595	666
County of Washoe, Gas and Water Facs. Rev. Ref. Bonds (Sierra Pacific Power Co. Projects), Series 2016-B, 3.00% 2036 (put 2022)	10	10
		5,240

New Hampshire 0.28%
Health and Education Facs. Auth., Rev. Bonds (Southern New Hampshire University), Series 2012, 4.00% 2022 (escrowed to maturity)	575	579
Health and Education Facs. Auth., Rev. Bonds (Southern New Hampshire University), Series 2017, 5.00% 2022 (escrowed to maturity)	320	322
Health and Education Facs. Auth., Rev. Bonds (University System of New Hampshire Issue), Series 2017-A, 5.00% 2022	500	516
Health and Education Facs. Auth., Rev. Bonds (University System of New Hampshire Issue), Series 2017-A, 5.00% 2023	600	646
National Fin. Auth., Municipal Certs., Series 2020-1, Class A, 4.125% 2034	98	115
		2,178

20	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
New Jersey 0.98%
Atlantic City, Tax Appeal Rev. Ref. Bonds, Series 2017-A, BAM insured, 5.00% 2022	$200	$203
Econ. Dev. Auth., School Facs. Construction Bonds, Series 2021-QQQ, 5.00% 2029	500	628
Econ. Dev. Auth., Water Facs. Rev. Ref. Bonds (American Water Co., Inc. Project), Series 2020-A, 1.00% 2023	2,025	2,045
Garden State Preservation Trust, Open Space and Farmland Preservation Rev. Ref. Bonds, Series 2012-A, 5.00% 2021	200	200
Health Care Facs. Fncg. Auth., Rev. Bonds (RWJ Barnabas Health Obligated Group Issue), Series 2021-A, 5.00% 2033	375	494
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2018-A, 4.50% 2048	340	379
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2019-C, 4.75% 2050	205	229
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2022	1,185	1,215
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2023	500	534
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2029	225	276
Transportation Trust Fund Auth., Transportation System Bonds, Series 2019-A, 5.00% 2028	750	938
Turnpike Auth., Turnpike Rev. Bonds, Series 2020-D, 5.00% 2028	240	283
Turnpike Auth., Turnpike Rev. Bonds, Series 2014-A, 5.00% 2028	230	257
		7,681

New Mexico 1.36%
Albuquerque Municipal School Dist. No. 12, G.O. School Bonds, Series 2021-A, 5.00% 2027	400	490
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan and Four Corners Projects), Series 2016-B, 2.15% 2033	1,130	1,098
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan Project), Series 2010-D, 1.10% 2040 (put 2023)	500	503
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan Project), Series 2010-E, 1.15% 2040 (put 2024)	2,615	2,642
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2018-B-1, Class I, 4.00% 2049	800	870
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-C-1, Class I, 4.00% 2050	135	148
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-A-1, Class I, 4.25% 2050	2,350	2,587
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2021-A, Class I, 3.00% 2052	865	933
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2021-C, Class I, 3.00% 2052	260	281
Municipal Energy Acquisition Auth., Gas Supply Rev. Ref. and Acquisition Bonds, Series 2019, 5.00% 2039 (put 2025)	960	1,101
		10,653

New York 7.69%
Build NYC Resource Corp., Rev. Ref. Bonds (Ethical Culture Fieldston School Project), Series 2015, 5.00% 2024	395	439
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2017-A, 5.00% 2022	200	203
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2019-A, 5.00% 2028	1,000	1,247
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A, 5.00% 2030	2,000	2,597
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2017-B, 5.00% 2030	1,500	1,839
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2019-D, 5.00% 2030	605	784
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A-2, 5.00% 2031	165	214
Dormitory Auth., State Sales Tax Rev. Bonds, Series 2014-A, 5.00% 2022	200	204
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2018-H, 2.75% 2022	660	676
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2019-P, 1.55% 2023	705	708
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-E, 0.85% 2024	345	345
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-L-2, 0.75% 2025	1,500	1,501
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-M-2, 0.75% 2025	275	275
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-D-2, 0.65% 2056 (put 2025)	690	688
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-I-2, 0.70% 2056 (put 2025)	380	379
Liberty Dev. Corp., Liberty Rev. Ref. Green Bonds (4 World Trade Center Project), Series 2021-A, 1.70% 2030	410	403
Liberty Dev. Corp., Liberty Rev. Ref. Green Bonds (4 World Trade Center Project), Series 2021-A, 1.90% 2031	195	193
Long Island Power Auth., Electric System General Rev. Bonds, Series 2014-C, (1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[2]	1,000	1,003
Long Island Power Auth., Electric System General Rev. Bonds, Series 2015-C, (1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[2]	840	843
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2014-C, 5.00% 2023	375	409
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2032 (preref. 2022)	1,000	1,050
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2014-D-2, (SIFMA Municipal Swap Index + 0.45%) 0.50% 2044 (put 2022)[2]	750	751
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2015-A-2, 5.00% 2045 (put 2030)	2,180	2,757

Private Client Services Funds	21

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
New York (continued)
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2047 (preref. 2022)	$1,100	$1,155
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-B, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.55%) 0.583% 2032 (put 2024)[2]	880	883
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-A-2, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.80%) 0.833% 2032 (put 2026)[2]	315	319
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-B, 5.00% 2023	1,000	1,092
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2023	305	333
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2024	165	187
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2027	535	651
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 197, 3.50% 2044	1,015	1,075
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 233, 3.00% 2045	1,465	1,579
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 203, 3.50% 2047	965	1,024
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 213, 4.25% 2047	750	820
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2028	2,000	2,519
New York City G.O. Bonds, Series 2018-A, 5.00% 2028	565	693
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2030	2,350	3,066
New York City G.O. Bonds, Series 2018-E-1, 5.00% 2031	1,635	2,018
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2032	1,750	2,252
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2032	1,435	1,885
New York City G.O. Bonds, Series 2008-L-5, 5.00% 2032	100	131
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2033	370	485
New York City G.O. Bonds, Series 2015-F-4, 5.00% 2044 (put 2025)	290	334
New York City Health and Hospitals Corp., Health System Bonds, Series 2020-A, 5.00% 2024	375	414
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (8 Spruce Street), Series 2014-E, 3.50% 2048	320	330
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2017-C-3-A, 0.20% 2022	160	160
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2016-C-2, 0.23% 2050 (put 2022)	190	190
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2021-C-2, 0.70% 2060 (put 2025)	325	326
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2017-G-2-A, 2.00% 2057 (put 2021)	275	276
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2020-I-2, 0.70% 2060 (put 2025)	700	701
New York City Housing Dev. Corp., Multi Family Housing Rev. Green Bonds, Series 2021-F-2, 0.60% 2061 (put 2025)	835	830
New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-DD, 5.00% 2029	465	599
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-A-1, 5.00% 2022	35	36
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-E-1, 5.00% 2023	65	69
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-F-1, 5.00% 2024	1,025	1,166
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2030	355	467
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-C-1, 5.00% 2031	760	993
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2031	195	261
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2032	910	1,208
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-C-1, 5.00% 2032	110	143
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-B-1, 5.00% 2034	1,390	1,825
Town of Oyster Bay, Public Improvement Rev. Ref. Bonds, Series 2021, 2.00% 2022	150	151
Town of Oyster Bay, Public Improvement Rev. Ref. Bonds, Series 2021, 4.00% 2023	140	147
Public Housing Capital Fund Rev. Trust I, Trust Certs., Series 2012, 4.50% 2022[3]	63	63
County of Suffolk, Econ. Dev. Corp., Rev. Ref. Bonds (Peconic Landing at Southold, Inc. Project), Series 2010, 3.125% 2025	225	238
Thruway Auth., Personal Income Tax Rev. Bonds, Series 2021-A-1, 5.00% 2033	1,000	1,299
City of Troy, Capital Resource Corp., Rev. Ref. Bonds (Rensselaer Polytechnic Institute Project), Series 2020-A, 5.00% 2030	155	199
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2028	295	369
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2032	2,000	2,584
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2033	1,275	1,642
Utility Debt Securitization Auth., Restructuring Bonds, Series 2017, 5.00% 2025	130	143
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (Marble Hall - Tuckahoe LP Project), Series 2021, 0.28% 2024 (put 2023)	1,550	1,548
		60,386

22	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
North Carolina 1.82%
City of Burlington, Housing Auth., Multi Family Housing Rev. Bonds (Thetford Portfolio), Series 2021, 0.30% 2024 (put 2022)	$1,130	$1,129
City of Durham, Housing Auth., Multi Family Housing Rev. Bonds (JJ Henderson Apartments Project), Series 2020, 0.30% 2024 (put 2023)	80	80
City of Goldsboro, Multi Family Housing Rev. Bonds (Grand at Day Point), Series 2021, 0.28% 2024 (put 2023)	1,725	1,722
Hospital Auth., Health Care Rev. Bonds (Charlotte-Mecklenburg Hospital), Series 2021-D, 5.00% 2049 (put 2031)	1,170	1,561
Hospital Auth., Health Care Rev. Bonds (Charlotte-Mecklenburg Hospital), Series 2021-C, 5.00% 2050 (put 2028)	585	744
Housing Fin. Agcy., Home Ownership Rev. Bonds, Series 40, 4.25% 2047	890	971
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 38-B, 4.00% 2047	995	1,066
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 44, 4.00% 2050	315	348
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Winds Crest Senior Living, LP), Series 2021, 0.36% 2024 (put 2023)	405	405
Raleigh-Durham Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,705	1,746
University of North Carolina at Chapel Hill, General Rev. Bonds, Series 2012-B, (1-month USD-LIBOR x 0.67 + 0.40%) 0.455% 2041 (put 2022)[2]	1,480	1,482
University of North Carolina at Charlotte, General Rev. Ref. Bonds, Series 2017-A, 5.00% 2023	1,000	1,091
County of Wake, G.O. Rev. Ref. Bonds, Series 2020-A, 5.00% 2022	1,190	1,214
County of Wake, Limited Obligation Bonds, Series 2021, 5.00% 2023	675	718
		14,277

North Dakota 0.46%
County of Cass, Joint Water Resource Dist., Temporary Rev. Ref. Improvement Bonds, Series 2021-A, 0.48% 2024	800	801
City of Grand Forks, Health Care System Rev. Bonds, Series 2021, 5.00% 2030	280	358
Housing Fin. Agcy., Homeownership Rev. Bonds (Home Mortgage Fin. Program), Series 2016-D, 3.50% 2046	965	1,023
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-B, 4.00% 2036	210	219
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2017-D, 4.00% 2048	305	327
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2017-F, 4.00% 2048	230	247
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2019-A, 4.25% 2049	170	186
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2021-A, 3.00% 2052	440	475
		3,636

Ohio 2.68%
Air Quality Dev. Auth., Air Quality Rev. Bonds (Ohio Valley Electric Corp. Project), Series 2009-B, 1.375% 2026 (put 2024)	200	199
Air Quality Dev. Auth., Air Quality Rev. Bonds (Ohio Valley Electric Corp. Project), Series 2009-C, 1.50% 2026 (put 2025)	50	50
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Ref. Bonds (Summa Health Obligated Group), Series 2020, 5.00% 2028	680	845
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Ref. Bonds (Summa Health Obligated Group), Series 2020, 5.00% 2030	350	449
County of Allen, Hospital Facs. Rev. Bonds (Bon Secours Mercy Health, Inc.), Series 2020-A, 5.00% 2027	1,500	1,855
County of Allen, Hospital Facs. Rev. Bonds (Bon Secours Mercy Health, Inc.), Series 2020-A, 5.00% 2030	400	517
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-A, 5.00% 2022	810	839
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-A, 5.00% 2027	570	699
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-B, 5.00% 2047 (put 2022)	575	588
Capital Facs. Lease Appropriation Bonds, Series 2021-A, 5.00% 2029	180	228
Capital Facs. Lease Appropriation Bonds, Series 2021-A, 5.00% 2030	115	149
City of Cleveland, Airport System Rev. Ref. Bonds, Series 2012-A, 5.00% 2025	1,000	1,008
City of Dayton, Metropolitan Housing Auth., Multi Family Housing Rev. Bonds (Southern Montgomery Apartments Project), Series 2021-A, 0.32% 2024 (put 2023)	200	200
G.O. Common Schools Rev. Ref. Bonds, Series 2021-B, 5.00% 2028	685	867
G.O. Conservation Projects Bonds, Series 2019-A, 2.00% 2022	65	65
G.O. Infrastructure Improvement Bonds, Series 2021-A, 5.00% 2030	190	247
County of Hamilton, Hospital Facs. Rev. Bonds (UC Health), Series 2014, 5.00% 2025	400	439
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2029	1,000	1,269
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2030	280	362
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Chevybrook Estates Apartments Project), Series 2021, 0.35% 2024 (put 2023)	200	200
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Franklin Manor North Project), Series 2021, 0.25% 2024 (put 2023)	440	439

Private Client Services Funds	23

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Ohio (continued)
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Glen Meadows Apartments Project), Series 2021-A, 0.40% 2024 (put 2023)	$305	$305
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Pinzone Tower Apartments Project), Series 2021, 0.28% 2023 (put 2022)	655	654
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2017-D, 4.00% 2048	320	344
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.50% 2049	620	687
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2020-A, 3.75% 2050	620	680
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2021-C, 3.25% 2051	860	940
Madison Local School Dist., School Improvement Rev. Ref. Bonds, Series 2014, 5.25% 2037 (preref. 2022)	1,095	1,127
Major New State Infrastructure Project Rev. Bonds, Series 2019-1, 5.00% 2028	700	891
Major New State Infrastructure Project Rev. Bonds, Series 2019-1, 5.00% 2029	300	389
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2030	75	97
North East Ohio Regional Sewer Dist., Wastewater Improvement Rev. and Rev. Ref. Bonds, Series 2014, 5.00% 2044 (preref. 2024)	1,000	1,140
Public Facs. Commission, Higher Education G.O. Bonds, Series 2015-C, 5.00% 2028	1,000	1,153
Rev. Bonds (Premier Health Partners Obligated Group), Series 2020, 5.00% 2033	85	106
Turnpike and Infrastructure Commission, Rev. Bonds, Series 2013-A-1, 5.00% 2025	115	122
Water Dev. Auth., Water Dev. Rev. Bonds, Series 2013-A, 5.00% 2023	155	167
Water Dev. Auth., Water Pollution Control Loan Fund Rev. Bonds, Series 2019-A, 5.00% 2029	130	166
Water Dev. Auth., Water Pollution Control Loan Fund Rev. Bonds, Series 2020-A, 5.00% 2032	455	590
		21,072

Oklahoma 0.20%
Capital Improvement Auth., State Highways Capital Improvement Rev. Ref. Bonds (Oklahoma Dept. of Transportation Project), Series 2020-A, 5.00% 2023	595	642
Housing Fin. Agcy., Collateralized Rev. Bonds (Deer Park & Apple Run Apartments), Series 2019, 1.60% 2022	750	752
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2032	120	156
		1,550

Oregon 0.91%
County of Deschutes, Deschutes Public Library Dist., G.O. Bonds, Series 2021, 4.00% 2029	225	272
County of Deschutes, Deschutes Public Library Dist., G.O. Bonds, Series 2021, 4.00% 2030	265	324
Facs. Auth., Rev. Bonds (University of Portland Projects), Series 2015-A, 5.00% 2031	600	679
G.O. Bonds (Veteran’s Welfare Bonds Series 108), Series 2021-O, 3.00% 2051	2,095	2,274
G.O. Bonds (Veteran’s Welfare Bonds Series 99B), Series 2020, 3.50% 2050	280	305
Housing and Community Services Dept., Housing Dev. Rev. Bonds (The Susan Emmons Apartments Project), Series 2021-S-2, 0.38% 2024 (put 2023)	460	459
Housing and Community Services Dept., Housing Dev. Rev. Bonds (Westwind Apartments Project), Series 2021-H, 0.25% 2024 (put 2023)	175	175
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2017-A, 4.00% 2047	685	732
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2016-A, 4.00% 2047	400	423
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2018-A, 4.50% 2049	135	146
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2020-C, 3.00% 2052	1,235	1,326
		7,115

Pennsylvania 2.76%
County of Allegheny, Airport Auth., Airport Rev. Bonds, Series 2013-A, 5.00% 2022	400	406
County of Allegheny, Hospital Dev. Auth., UPMC Rev. Bonds, Series 2019-A, 5.00% 2022	1,000	1,033
County of Allegheny, Sanitary Auth., Sewer Rev. Bonds, Series 2020-A, 5.00% 2026	500	595
County of Berks, G.O. Bonds, Series 2015, 4.00% 2027 (preref. 2023)	35	38
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2030 (put 2025)[2]	195	195

24	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Pennsylvania (continued)
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.384% 2031 (put 2025)[2]	$265	$265
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2032 (put 2025)[2]	205	205
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2032 (preref. 2023)	150	164
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2034 (preref. 2023)	130	143
Econ. Dev. Fncg. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004-A, 2.15% 2021	200	200
Econ. Dev. Fncg. Auth., UPMC Rev. Bonds, Series 2021-A, 5.00% 2028	1,500	1,885
Fncg. Auth., Rev. Bonds, Series 2013-A-2, 5.00% 2027 (preref. 2022)	500	514
Fncg. Auth., Rev. Bonds, Series 2013-A-2, 5.00% 2042 (preref. 2022)	580	596
G.O. Bonds, Series 2011-1, 5.00% 2025 (preref. 2021)	700	701
General Auth. of Southcentral Pennsylvania, Rev. Bonds (Wellspan Health Obligated Group), Series 2019-B, (SIFMA Municipal Swap Index + 0.60%) 0.65% 2049 (put 2024)[2]	455	458
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2017-122, 4.00% 2046	1,005	1,073
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2020-133, 3.00% 2050	1,000	1,072
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2021-135-A, 3.00% 2051	220	235
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (Harrison Senior Tower), Series 2021, 0.25% 2024 (put 2023)	1,030	1,026
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (School of Nursing), Series 2021, 0.27% 2024 (put 2023)	330	329
County of Lehigh, General Purpose Auth., Rev. Bonds (The Good Shepherd Group), Series 2021-A, 4.00% 2023	95	102
County of Montgomery, Higher Education and Health Auth., Hospital Rev. Bonds (Abington Memorial Hospital Obligated Group), Series 2012-A, 5.00% 2031 (preref. 2022)	350	360
County of Montgomery, Higher Education and Health Auth., Rev. Bonds (Thomas Jefferson University), Series 2018-C, 0.77% 2051 (put 2023)[2]	400	400
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Foulkeways at Gwynedd Project), Series 2016, 5.00% 2026	400	455
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Waverly Heights Ltd.), Series 2019, 4.00% 2021	100	100
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Waverly Heights Ltd.), Series 2019, 4.00% 2023	125	134
County of Northampton, General Purpose Auth., Hospital Rev. Bonds (St. Luke’s University Health Network Project), Series 2018-B, (1-month USD-LIBOR x 0.70 + 1.04%) 1.097% 2048 (put 2022)[2]	175	176
Philadelphia School Dist., G.O. Bonds, Series 2019-A, 5.00% 2022	1,050	1,092
Philadelphia School Dist., G.O. Bonds, Series 2016-F, 5.00% 2025	415	483
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2030	260	334
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2031	125	163
Philadelphia School Dist., G.O. Rev. Ref. Bonds, Series 2016-F, 5.00% 2023	1,500	1,628
Scranton School Dist., G.O. Bonds, Series 2017-E, BAM insured, 5.00% 2026	1,000	1,198
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2042 (preref. 2022)	575	605
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2029 (preref. 2021)	1,315	1,320
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2030 (preref. 2021)	335	336
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2030	165	216
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2031	295	387
Turnpike Commission, Turnpike Rev. Bonds (Motor License Fund), Series 2012-A, 5.00% 2026 (preref. 2021)	1,000	1,004
		21,626

Rhode Island 0.30%
Commerce Corp., Grant Anticipation Rev. Ref. Bonds (Dept. of Transportation), Series 2016-A, 5.00% 2023	500	538
Housing and Mortgage Fin. Corp., Homeownership Opportunity Bonds, Series 75-A, 3.00% 2051	1,530	1,655
Housing and Mortgage Fin. Corp., Multi Family Dev. Bonds, Series 2021-A-1, 0.45% 2040 (put 2023)	195	195
		2,388

South Carolina 1.18%
County of Charleston, G.O. Capital Improvement Transportation Sales Tax Bonds, Series 2011, 5.00% 2024 (preref. 2021)	515	515
City of Columbia, Housing Auth., Multi Family Housing Rev. Bonds (Palmetto Terrace Apartments Project), Series 2021, 0.31% 2024 (put 2023)	460	459
City of Columbia, Waterworks and Sewer System Rev. Bonds, Series 2019-A, 5.00% 2028	100	125
City of Columbia, Waterworks and Sewer System Rev. Bonds, Series 2013, 5.00% 2043 (preref. 2023)	1,000	1,060
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2017-A, 4.00% 2047	365	387

Private Client Services Funds	25

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
South Carolina (continued)
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2017-B, 4.00% 2047	$95	$102
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2020-A, 4.00% 2050	755	837
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	645	699
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036	510	546
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2022	600	628
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2024	500	566
Patriots Energy Group Fncg. Agcy., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)	180	193
Public Service Auth., Improvement Rev. Obligations, Series 2021-B, 5.00% 2029	520	666
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2021	500	502
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2022	350	368
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2023	125	137
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2012-D, 5.00% 2028	510	524
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2012-D, 5.00% 2028 (preref. 2022)	490	504
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2011-C, 5.00% 2036	340	341
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2015-A, 5.00% 2028	100	114
		9,273

South Dakota 1.04%
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2014-E, 4.00% 2044	550	575
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2016-D, 3.50% 2046	830	878
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2017-B, 4.00% 2047	1,175	1,263
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2018-B, 4.50% 2048	1,440	1,593
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2019-B, 4.00% 2049	315	344
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2021-B, 3.00% 2051	2,255	2,433
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2020-C, 3.50% 2051	975	1,064
		8,150

Tennessee 0.66%
Town of Greeneville, Health and Educational Facs. Board, Multi Family Housing Rev. Bonds (People RD Portfolio Project), Series 2019, 1.45% 2022 (put 2021)	20	20
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-1-C, 4.50% 2037	30	30
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-2-C, 4.00% 2038	25	25
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-1, 4.00% 2042	470	504
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-2-B, 4.00% 2042	465	500
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 4.00% 2046	460	488
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2020-3-A, 3.50% 2050	110	120
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 3.75% 2050	450	493
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2019-1, 4.25% 2050	835	913
City of Knoxville, Community Dev. Corp., Collateralized Multi Family Housing Bonds (Austin 1B Apartments Project), Series 2021, 0.22% 2024 (put 2023)	155	154
Metropolitan Government of Nashville and Davidson County, Health and Educational Facs. Board, Rev. Bonds (Vanderbilt University Medical Center), Series 2021-A, 5.00% 2031	355	455
Metropolitan Government of Nashville and Davidson County, Water & Sewer Rev. Green Bonds, Series 2021-A, 5.00% 2030	145	189
Tennessee Energy Acquisition Corp., Commodity Project Rev. Bonds, Series 2021-A, 5.00% 2052 (put 2031)	1,000	1,291
		5,182

Texas 13.85%
Affordable Housing Corp., Multi Family Housing Rev. Bonds (Apartments of Las Palmas I LLC), Series 2021, 0.25% 2024 (put 2022)	65	65
Alvarado Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023	795	842
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2025	600	689
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2027	225	274
Angleton Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2025	620	711
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2023	885	968
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2024	400	454
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2026	400	476

26	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2028	$595	$741
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2029	235	298
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2026	1,900	2,273
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2027	1,000	1,225
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Responsive Education Solutions), Series 2021-A, 5.00% 2029	510	650
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Responsive Education Solutions), Series 2021-A, 5.00% 2030	485	629
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2028	650	808
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2017-B, 5.00% 2026	450	540
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2027	460	529
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2017-B, 5.00% 2027	250	301
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2028	475	546
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2029	395	451
Arlington Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2026	325	385
City of Arlington, Permanent Improvement Bonds, Series 2021-A, 5.00% 2030	140	183
Austin Affordable PFC, Inc., Multi Family Housing Rev. Bonds (Bridge at Turtle Creek Apartments), Series 2020, 0.42% 2040 (put 2023)	1,000	1,001
Austin Community College Dist., Maintenance Tax Notes, Series 2021, 5.00% 2030	160	210
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2015-A, 5.00% 2030	740	867
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2030	110	145
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2031	135	181
Barbers Hill Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2030	375	486
Beaumont Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2026	1,500	1,776
County of Bexar, Hospital Dist., Limited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2031	480	592
Brazosport Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2022	115	117
Burnet Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031	215	280
County of Cameron, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Sunland Country Apartments), Series 2021, 0.28% 2024 (put 2023)	205	205
Canyon Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2027	1,000	1,217
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Mission Trail at El Camino Real Apartments), Series 2019, 2.10% 2037 (put 2022)	1,080	1,081
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Redwood Apartments), Series 2020, 0.41% 2041 (put 2024)	3,920	3,922
Carroll Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2026	970	1,148
Carrollton-Farmers Branch Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2023	230	244
Central Texas Regional Mobility Auth., Rev. Ref. Bonds, Series 2021-D, 5.00% 2030	320	409
Central Texas Regional Mobility Auth., Rev. Ref. Bonds, Series 2021-D, 5.00% 2032	520	679
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 5.00% 2028	1,100	1,335
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.28% 2038 (put 2024)	205	204
Clifton Higher Education Fin. Corp., Education Rev. and Ref. Bonds (Idea Public Schools), Series 2017, 5.00% 2027	1,360	1,672
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2018, 5.00% 2025	500	582
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2019, 5.00% 2026	1,000	1,199
Collin County Community College Dist., G.O. Bonds, Series 2020-A, 5.00% 2032	680	876
Conroe Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	220	223
Corpus Christi Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2027	675	831
Port of Corpus Christi Auth. of Nueces County, Rev. Bonds, Series 2018-A, 5.00% 2027	490	599
Crowley Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2025	1,000	1,163
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2028	310	389
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2029	400	508
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2031	260	327
Cities of Dallas and Fort Worth, Dallas/Fort Worth International Airport, Joint Rev. Improvement Bonds, Series 2013-B, 4.00% 2039	1,000	1,034
City of Dallas, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Midpark Towers), Series 2021, 0.35% 2024 (put 2023)	675	675
City of Dallas, Housing Fin. Corp., Multi Family Housing Rev. Notes (Estates at Shiloh), Series 2019, 1.25% 2037 (put 2023)	430	436

Private Client Services Funds	27

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2014-A, 5.00% 2023	$120	$130
Del Valle Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2022	155	160
City of Denton, Utility System Rev. Bonds, Series 2017, 5.00% 2028	2,000	2,396
Eagle Mountain-Saginaw Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2027	600	738
El Paso Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2026	500	565
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2021-B, 0.72% 2051 (put 2026)	1,515	1,511
Fort Bend Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020-B, 0.875% 2050 (put 2023)	340	343
Fort Worth Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2030	275	357
Fort Worth Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2031	255	337
G.O. Water Financial Assistance Rev. Ref. Bonds, Series 2021-B, 4.00% 2028	175	197
City of Galveston, Public Fac. Corp., Multi Family Housing Rev. Bonds (The Orleanders at Broadway), Series 2021, 0.47% 2025 (put 2024)	510	509
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021, 5.00% 2022	675	686
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021-A, 5.00% 2028	80	99
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021-A, 5.00% 2031	150	196
City of Garland, Tax and Rev. Certs. of Obligation, Series 2021, 5.00% 2024	135	149
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2014-B, 0.60% 2035 (put 2026)	340	337
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 0.15% 2049 (put 2022)	555	555
Harlandale Independent School Dist., Maintenance Tax Notes, Series 2021, BAM insured, 2.00% 2040 (put 2024)	185	187
Harlandale Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 0.75% 2045 (put 2025)	330	330
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2020, 5.00% 2022	1,000	1,028
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2019-C-2, (SIFMA Municipal Swap Index + 0.57%) 0.62% 2049 (put 2024)[2]	1,000	1,004
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Texas Children’s Hospital), Series 2019-B, 5.00% 2041 (put 2024)	1,000	1,132
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Ref. Bonds (Memorial Hermann Health System), Series 2013-B, (SIFMA Municipal Swap Index + 0.90%) 0.95% 2022[2]	250	251
County of Harris, Cultural Education Facs. Fin. Corp., Medical Facs. Mortgage Rev. Ref. Bonds (Baylor College of Medicine), Series 2019-A, (3-month USD-LIBOR x 0.70 + 0.65%) 0.707% 2046 (put 2024)[2]	535	537
County of Harris, Cultural Education Facs. Fin. Corp., Rev. Bonds (Texas Medical Center), Series 2020-A, 0.90% 2050 (put 2025)	455	455
County of Harris, Health Facs. Dev. Corp., Rev. Ref. Bonds (CHRISTUS Health), Series 2005-A-4, Assured Guaranty Municipal insured, 0.20% 2031[2]	125	125
County of Harris, Sports Auth., Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2022 (escrowed to maturity)	365	383
Hays Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 4.00% 2030	2,045	2,448
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Corona Del Valle), Series 2021, 0.37% 2025 (put 2023)	185	185
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Oso Bay Apartments), Series 2021, 0.27% 2024 (put 2022)	345	345
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Palladium Simpson Stuart Apartments), Series 2021, 0.35% 2025 (put 2024)	630	629
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2019-A, 4.75% 2049	1,195	1,322
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	2,300	2,490
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2050	1,270	1,415
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2051	370	407
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	850	922
Housing Options, Inc., Multi Family Housing Rev. Bonds (Brooks Manor - The Oaks Project), Series 2021, 0.50% 2041 (put 2025)	255	254
City of Houston, Combined Utility System Rev. and Rev. Ref. Bonds, Series 2016-B, 5.00% 2027	500	607
City of Houston, Combined Utility System Rev. Bonds, Series 2011-D, 5.00% 2026 (preref. 2021)	185	185
City of Houston, Combined Utility System Rev. Ref. Bonds, Series 2019-B, 5.00% 2027	550	682
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2028	225	264
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2030	25	30
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2031	10	12

28	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
City of Houston, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Temenos Place Apartments), Series 2021, 0.29% 2024 (put 2023)	$325	$324
City of Houston, Memorial City Redev. Auth., Tax Increment Contract Rev. and Rev. Ref. Bonds, Series 2019, Assured Guaranty Municipal insured, 5.00% 2027	1,050	1,265
City of Houston, Memorial City Redev. Auth., Tax Increment Contract Rev. and Rev. Ref. Bonds, Series 2019, Assured Guaranty Municipal insured, 5.00% 2028	250	306
Katy Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019-B, 5.00% 2022	465	471
County of Kaufman, Unlimited Tax Road Bonds, Series 2020, 5.00% 2031	115	145
Killeen Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	445	451
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2023	575	610
Lower Colorado River Auth., Rev. Ref. Bonds, Series 2022, Assured Guaranty Municipal insured, 5.00% 2032	380	484
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2016, 5.00% 2022	460	472
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2018, 5.00% 2024	255	285
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2020, 5.00% 2027	1,750	2,141
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2021-A, 5.00% 2031	570	747
Lumberton Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2029	245	312
Medina Valley Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 0.82% 2051 (put 2026)	325	322
County of Midland, Public Fac. Corp., Multi Family Housing Rev. Bonds (Palladium at West Francis), Series 2020, 0.35% 2024 (put 2023)	1,000	998
Municipal Gas Acquisition and Supply Corp. I, Gas Supply Rev. Bonds, Series 2008-D, 6.25% 2026	480	555
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2022	660	693
Nederland Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031	195	248
New Hope Cultural Education Facs. Fin. Corp., Retirement Fac. Rev. Bonds (Westminster Project), Series 2016, 5.00% 2028	235	265
North Central Texas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Bluebonnet Ridge Apartments), Series 2021, 0.375% 2040 (put 2024)	220	219
North East Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 2.375% 2047 (put 2022)	500	508
North East Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2019-A, 4.00% 2032	215	251
North Fort Bend Water Auth., Water System Rev. and Rev. Ref. Bonds, Series 2021, BAM insured, 5.00% 2031	435	579
North Harris County Regional Water Auth., Rev. and Rev. Ref. Bonds, Series 2016, 5.00% 2034	950	1,139
North Texas Municipal Water Dist., Water System Rev. Ref. and Improvement Bonds, Series 2021, 5.00% 2022	170	177
North Texas Tollway Auth., System Rev. and Rev. Ref. Bonds, Series 2017-A, 5.00% 2022	220	222
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	500	549
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2015-A, 5.00% 2030	300	340
North Texas Tollway Auth., System Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2008-D, Assured Guaranty insured, 0% 2030	500	435
Northside Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2027	850	1,048
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2030	175	227
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031	105	137
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2013, 5.00% 2038 (preref. 2023)	700	743
Odessa Housing Fin. Corp., Multi Family Housing Rev. Bonds (Cove in Odessa Apartments), Series 2021, 0.37% 2024 (put 2023)	755	755
Pasadena Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2029	260	331
Pasadena Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2013, 5.00% 2038	1,000	1,059
Pflugerville Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-A, 5.00% 2022	1,000	1,014
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2030	255	331
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2031	60	79
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 2.00% 2050 (put 2021)	415	427
Round Rock Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022	600	621
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2013, 5.00% 2048 (preref. 2023)	475	503
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2016, 5.00% 2028	1,000	1,198
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2015-B, 2.00% 2033 (put 2021)	1,150	1,152
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2018, 2.75% 2048 (put 2022)	250	257
City of San Antonio, General Improvement and Rev. Ref. Bonds, Series 2016, 5.00% 2022	270	273
City of San Antonio, Water System Rev. Ref. Bonds, Series 2019-C, 5.00% 2022	185	190
Sheldon Independent School Dist., Unlimited Tax School Building Bonds, Series 2017, 5.00% 2022	250	253

Private Client Services Funds	29

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Sherman Independent School Dist., Unlimited Tax School Building Bonds, Series 2018-A, 5.00% 2027	$1,010	$1,228
Spring Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2031	465	582
County of Tarrant, Cultural Education Facs. Fin. Corp., Rev. Ref. Bonds (Christus Health), Series 2018-A, 5.00% 2023	850	916
Board of Regents of the Texas A&M University System, Rev. Fncg. System Bonds, Series 2017-E, 5.00% 2022	1,425	1,462
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023	270	286
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2024	90	100
Transportation Commission, Highway Improvement G.O. Bonds, Series 2016-A, 5.00% 2028	200	237
County of Travis, Strategic Housing Fin. Corp., Multi Family Housing Rev. Bonds (Yager Flats), Series 2021, 0.46% 2041 (put 2025)	3,000	2,980
Trinity River Auth., Regional Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2030	235	306
Trinity River Public Fac. Corp., Multi Family Housing Rev. Bonds (Cowan Place Apartments), Series 2021, 0.28% 2024 (put 2023)	500	499
Board of Regents of the University of North Texas System, Rev. Fncg. System Rev. Ref. and Improvement Bonds, Series 2018-A, 5.00% 2025	240	277
Board of Regents of the University of North Texas System, Rev. Fncg. System Rev. Ref. and Improvement Bonds, Series 2018-A, 5.00% 2026	760	903
Water Dev. Board, State Revolving Fund, Rev. Bonds, Series 2021, 5.00% 2031	260	348
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2018-A, 5.00% 2029	990	1,239
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2021, 5.00% 2032	1,040	1,392
Wylie Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020-A, 5.00% 2030	1,790	2,327
		108,738

Utah 0.42%
Canyons School Dist., Local Building Auth., Lease Rev. Bonds, Series 2021, 5.00% 2029	1,000	1,284
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045	155	165
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2025	450	522
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2026	620	740
School Fin. Auth., Charter School Rev. Bonds (Utah Charter Academies Project), Series 2018, 4.00% 2022	335	346
Transit Auth., Sales Tax Rev. Bonds, Series 2008-A, 5.25% 2023	80	86
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2026	95	112
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2030	25	32
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2031	20	26
		3,313

Vermont 0.06%
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2018-A, 4.00% 2048	245	264
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2020-A, 3.75% 2050	165	181
		445

Virginia 1.51%
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2031	600	773
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2032	215	276
County of Charles City, Econ. Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004-A, 2.875% 2029	1,000	1,082
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2012-A, 5.00% 2024 (preref. 2022)	295	298
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2033	1,865	1,965
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2034	975	1,027
College Building Auth., Educational Facs. Rev. Bonds (Regent University Project), Series 2021, 5.00% 2029	375	462
College Building Auth., Educational Facs. Rev. Bonds (Regent University Project), Series 2021, 5.00% 2030	375	468
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Arrowbrook Apartments Project), Series 2020, 0.41% 2041 (put 2024)	1,000	1,001
County of Halifax, Industrial Dev. Auth., Recovery Zone Fac. Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 0.45% 2041 (put 2022)	740	740

30	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Virginia (continued)
County of Henrico, Econ. Dev. Auth., Residential Care Fac. Rev. Ref. Bonds (Westminster Canterbury Richmond), Series 2018, 5.00% 2023	$575	$623
Town of Louisa, Industrial Dev. Auth., Pollution Control Rev. Ref. Bonds (Virginia Electric and Power Co. Project), Series 2008-A, 1.90% 2035 (put 2023)	1,000	1,024
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 3.00% 2023	45	47
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 3.00% 2024	15	16
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 4.00% 2031	375	426
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2027	350	422
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2028	120	148
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2029	140	173
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2030	170	209
County of Wise, Industrial Dev. Auth., Solid Waste and Sewage Disposal Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 1.20% 2040 (put 2024)	640	650
		11,830

Washington 2.22%
Central Puget Sound Regional Transit Auth., Sales Tax and Motor Vehicle Excise Tax Improvement and Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2029	510	659
Energy Northwest, Electric Rev. and Rev. Ref. Bonds (Columbia Generating Station), Series 2020-A, 5.00% 2032	195	254
City of Everett, Housing Auth., Multi Family Housing Rev. Bonds (Baker Heights Legacy), Series 2021, 0.30% 2024 (put 2023)	285	284
G.O. Bonds, Series 2012-D, 5.00% 2026 (preref. 2022)	1,000	1,012
G.O. Bonds, Series 2017-D, 5.00% 2028	1,000	1,214
G.O. Bonds, Series 2019-C, 5.00% 2031	1,000	1,264
G.O. Bonds, Series 2012-D, 5.00% 2033 (preref. 2022)	2,000	2,024
G.O. Bonds, Series 2019-A, 5.00% 2033	500	623
G.O. Rev. Ref. Bonds, Series 2017-R-A, 5.00% 2022	340	352
County of Grant, Public Utility Dist. No. 2, Electric System Rev. Ref. Bonds, Series 2017-O, 5.00% 2024	275	302
Health Care Facs. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-B, 4.00% 2042 (put 2030)	1,000	1,214
Housing Fin. Commission, Multi Family Housing Rev. Bonds (Garten Haus Apartments Project), Series 2021, 0.37% 2024 (put 2023)	170	170
Housing Fin. Commission, Municipal Certs., Series 2021-1, 3.50% 2035	979	1,124
Housing Fin. Commission, Nonprofit Housing Rev. Ref. Bonds (Horizon House Project), Series 2017, 5.00% 2023[3]	1,095	1,148
Housing Fin. Commission, Single Family Program Bonds, Series 2017-1-N, 4.00% 2047	460	488
Housing Fin. Commission, Single Family Program Bonds, Series 2019-1-N, 4.00% 2049	295	321
Motor Vehicle Fuel Tax G.O. Bonds, Series 2021-D, 5.00% 2022	2,375	2,442
City of Seattle, Housing Auth., Rev. and Rev. Ref. Bonds (Northgate Plaza Project), Series 2021, 1.00% 2026	460	460
City of Seattle, Housing Auth., Rev. Bonds (Lam Bow Apartments Project), Series 2021, 1.25% 2024	55	55
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2021-B, (SIFMA Municipal Swap Index + 0.25%) 0.30% 2045 (put 2026)[2]	765	772
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2018-C-2, (SIFMA Municipal Swap Index + 0.49%) 0.54% 2046 (put 2023)[2]	825	828
City of Seattle, Solid Waste System Rev. Ref. Bonds, Series 2021, 5.00% 2029	170	219
City of Seattle, Solid Waste System Rev. Ref. Bonds, Series 2021, 5.00% 2030	175	230
		17,459

Private Client Services Funds	31

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
West Virginia 0.32%
Econ. Dev. Auth., Solid Waste Disposal Facs. Rev. Bonds (Appalachian Power Co. - Amos Project), Series 2009-B, 2.625% 2042 (put 2022)	$750	$759
Econ. Dev. Auth., Solid Waste Disposal Facs. Rev. Ref. Bonds (Appalachian Power Co. - Amos Project), Series 2015-A, 2.55% 2040 (put 2024)	500	521
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Charles Towers), Series 2021, 0.21% 2023 (put 2022)	235	235
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Parkland Place / Chapmanville Towers), Series 2021, 0.28% 2024 (put 2023)	1,000	999
		2,514

Wisconsin 2.07%
Environmental Improvement Fund Rev. Green Bonds, Series 2021-A, 4.00% 2031	1,000	1,220
G.O. Bonds, Series 2015-A, 5.00% 2031 (preref. 2023)	2,000	2,143
Health and Educational Facs. Auth., Health Facs. Rev. Bonds (SSM Health Care), Series 2018-B, 5.00% 2038 (put 2023)	1,300	1,365
Health and Educational Facs. Auth., Rev. Bonds (Advocate Aurora Health Care Credit Group), Series 2018-C-3, (SIFMA Municipal Swap Index + 0.55%) 0.60% 2054 (put 2023)[2]	1,130	1,133
Health and Educational Facs. Auth., Rev. Bonds (Ascension Senior Credit Group), Series 2019-A, 5.00% 2021	325	326
Health and Educational Facs. Auth., Rev. Bonds (Ascension Senior Credit Group), Series 2016-A, 5.00% 2021	45	45
Health and Educational Facs. Auth., Rev. Bonds (Gundersen Lutheran), Series 2020, 5.00% 2026[3]	1,910	2,209
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2017-C, 4.00% 2048	940	1,007
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2018-B, 4.00% 2048	710	762
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2020-A, 3.50% 2050	1,160	1,265
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2021-A, 3.00% 2052	410	442
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.40% 2045 (put 2023)	95	95
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.50% 2050 (put 2024)	120	120
Public Fin. Auth., Hospital Rev. Ref. Bonds (Renown Regional Medical Center Project), Series 2016-A, 5.00% 2022	300	308
Public Fin. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-C, 4.00% 2041 (put 2030)	1,680	2,038
Public Fin. Auth., Student Housing Rev. Bonds (Beyond Boone, LLC - Appalachian State University Project), Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2030	315	386
University of Wisconsin, Hospitals and Clinics Auth., Rev. Green Bonds, Series 2021-B, 5.00% 2030	630	811
WPPI Energy, Power Supply System Rev. Bonds, Series 2016-A, 5.00% 2026	500	593
		16,268

Wyoming 0.48%
Community Dev. Auth., Housing Rev. Bonds, Series 2019-1, 4.00% 2048	745	808
Community Dev. Auth., Housing Rev. Bonds, Series 2021-1, 3.00% 2050	1,570	1,692
Community Dev. Auth., Housing Rev. Bonds, Series 2020-1, 4.00% 2050	1,125	1,242
		3,742

Total bonds, notes & other debt instruments (cost: $635,051,000)		644,756

Short-term securities 18.85%
Municipals 18.85%
State of Arizona, Industrial Dev. Auth., Hospital Rev. Ref. Bonds (Phoenix Children’s Hospital), Series 2019-B, 0.02% 2048[2]	4,500	4,500
State of Arizona, County of Yavapai, Industrial Dev. Auth., Solid Waste Disposal Rev. Ref. Bonds (Republic Services, Inc. Project), Series 2010, 0.15% 2029 (put 2021)[2,4]	1,775	1,775
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023	135	134
State of California, City of Los Angeles, Dept. of Water and Power, Power System Rev. Ref. Bonds, Series 2001-B-3, 0.01% 2034[2]	1,500	1,500
State of California, City of Los Angeles, Tax and Rev. Anticipation Notes, Series 2021, 4.00% 6/23/2022	2,000	2,050
State of California, City of Los Angeles, Wastewater System Rev. Ref. Bonds, Series 2018-C-1, 0.04% 2032[2]	2,500	2,500
State of California, County of Los Angeles, Tax and Rev. Anticipation Notes, Series 2021, 4.00% 6/30/2022	2,815	2,887
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.02% 2042[2]	1,000	1,000
State of Colorado, Regents of the University of Colorado, University Enterprise Rev. and Rev. Ref. Bonds, Series 2020-A-2, 0.03% 2050[2]	6,630	6,630

32	Private Client Services Funds

Capital Group Core Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Charles Hight Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	$160	$160
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Park Homes Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	175	175
State of Idaho, Tax Anticipation Notes, Series 2021, 3.00% 6/30/2022	5,000	5,094
State of Illinois, Fin. Auth., Demand Rev. Bonds (University of Chicago Medical Center), Series 2011-A, 0.03% 2044[2]	2,950	2,950
State of Illinois, G.O. Rev. Ref. Bonds, Series 2021-C, 4.00% 3/1/2022	665	673
State of Indiana, Bond Bank, Advance Funding Program Notes, Series 2021-A, 2.00% 1/10/2022	1,040	1,043
State of Indiana, Fin. Auth., Environmental Rev. Ref. Bonds (Duke Energy Indiana, Inc. Project), Series 2009-A-3, 0.07% 2039[2]	5,000	5,000
State of Iowa, Fin. Auth., Rev. Bonds (UnityPoint Health), Series 2018-F, 0.02% 2041[2]	6,925	6,925
State of Louisiana, Parish of East Baton Rouge, Pollution Control Rev. Ref. Bonds (ExxonMobil Project), Series 1993, 0.03% 3/1/2022[2]	3,345	3,345
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2009-A, 0.04% 2049[2]	5,000	5,000
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2010, 0.04% 2050[2]	500	500
State of Michigan, Strategic Fund, Demand Limited Obligation Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 2007, 0.02% 2042[2]	4,700	4,700
State of Michigan, Regents of the University of Michigan, General Rev. Bonds, Series 2012-B, 0.02% 2042[2]	7,435	7,435
State of Minnesota, City of Shakopee, Multi Family Housing Rev. Bonds (Shakopee Village Apartments Project), Series 2021, 0.25% 2024 (put 2022)[4]	140	140
State of New Hampshire, Health and Education Facs. Auth., Rev. Ref. Bonds (Dartmouth College Issue), Series 2007-B, 0.02% 2041[2]	2,000	2,000
State of New York, Metropolitan Transportation Auth., Transportation Rev. Bond Anticipation Notes, Series 2020-A-2S, 4.00% 2/1/2022	1,160	1,171
State of New York, New York City G.O. Bonds, Series 2013-F-3, 0.02% 2042[2]	11,465	11,466
State of New York, New York City G.O. Bonds, Series 2021-2, 0.11% 2042[2]	695	695
State of New York, New York City G.O. Bonds, Series 2021-3, 0.11% 2042[2]	530	530
State of New York, New York City G.O. Bonds, Series 2016-A-5, 0.03% 2044[2]	9,000	9,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2011-FF-1, 0.02% 2044[2]	8,000	8,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-EE-1, 0.03% 2045[2]	5,000	5,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2016-AA-1, 0.02% 2048[2]	2,170	2,170
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2015-BB-1, 0.02% 2049[2]	16,500	16,500
State of New York, New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2016-A-4, 0.02% 2041[2]	2,905	2,905
State of New York, New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2019-B-4, 0.03% 2042[2]	1,000	1,000
State of Ohio, Hospital Rev. Bonds (Cleveland Clinic Health System Obligated Group), Series 2019-F, 0.03% 2052[2]	4,900	4,900
State of Pennsylvania, Econ. Dev. Fin. Auth., Solid Waste Rev. Ref. Bonds (Republic Service, Inc. Project), Series 2010-B, 0.20% 2030 (put 2022)[4]	1,695	1,695
State of South Carolina, Jobs-Econ. Dev. Auth., Hospital Rev. Bonds (Prisma Health Obligated Group), Series 2018-B, 0.03% 2048[2]	5,000	5,000
State of Tennessee, City of Clarksville, Public Building Auth., Pooled Fncg. Rev. Bonds, Series 2003, Bank of America LOC, 0.05% 2033[2]	1,955	1,955
State of Tennessee, County of Montgomery, Public Building Auth., Pooled Fncg. Rev. Bonds (Tennessee County Loan Pool), Series 2004, Bank of America LOC, 0.05% 2034[2]	405	405
State of Texas, Deer Park Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 0.16% 2042 (put 2022)[4]	135	135
State of Texas, Lone Star College System, Limited Tax G.O. Bonds, Series 2021-A, 5.00% 2/15/2022	70	71
State of Texas, Lone Star College System, Limited Tax G.O. Rev. Ref. Bonds, Series 2021-B, 5.00% 2/15/2022	135	137
State of Texas, Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 12/15/2021	805	809
State of Texas, North East Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.25% 2032 (put 2022)[4]	130	130

Private Client Services Funds	33

Capital Group Core Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of Texas, Richardson Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2/15/2022	$355	$360
State of Utah, Provo City School Dist., G.O. Rev. Ref. Bonds, Series 2021-B, 5.00% 6/15/2022	1,000	1,030
State of Wyoming, County of Lincoln, Pollution Control Rev. Ref. Bonds (ExxonMobil Project), Series 2014, 0.03% 2044[2]	4,800	4,800

Total short-term securities (cost: $147,977,000)		147,980
Total investment securities 100.98% (cost: $783,028,000)		792,736
Other assets less liabilities (0.98%)		(7,683)

Net assets 100.00%		$785,053

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	[5]	Value at 10/31/2021 (000)	[6]	Unrealized (depreciation) appreciation at 10/31/2021 (000)
5 Year U.S. Treasury Note Futures	Long	121	December 2021	$12,100		$14,732		$(58)
10 Year U.S. Treasury Note Futures	Short	33	December 2021	(3,300)		(4,313)		51
								$(7)

[1]	Step bond; coupon rate may change at a later date.
[2]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[3]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $3,420,000, which represented .44% of the net assets of the fund.
[4]	For short-term securities, the mandatory put date is considered to be the maturity date.
[5]	Notional amount is calculated based on the number of contracts and notional contract size.
[6]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

34	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 81.86%	Principal amount (000)	Value (000)
Alabama 1.90%
City of Alabaster, Board of Education, Special Tax School Warrants, Series 2014-A,
Assured Guaranty Municipal insured, 5.00% 2028 (preref. 2024)	$500	$565
City of Birmingham, Water Works Board, Water Rev. Bonds, Series 2013-B, 5.00% 2038 (preref. 2023)	500	528
Black Belt Energy Gas Dist., Gas Project Rev. Bonds (Project No. 6), Series 2021-B, 4.00% 2052 (put 2026)	500	571
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 4), Series 2019-A, 4.00% 2049 (put 2025)	750	838
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 5), Series 2020-A-1, 4.00% 2049 (put 2026)	455	519
Federal Aid Highway Fin. Auth., Federal Highway Grant Anticipation Bonds, Series 2012, 5.00% 2023 (preref. 2022)	35	36
Housing Fin. Auth., Multi Family Housing Rev. Bonds (Capstone at Kinsey Cove Project), Series 2020-A, 0.35% 2023 (put 2023)	110	110
South East Gas Supply Dist., Gas Supply Rev. Bonds (Project No. 2), Series 2018-A, 4.00% 2049 (put 2024)	490	529
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 2), Series 2021-B-1, 4.00% 2051 (put 2031)	125	150
		3,846

Alaska 0.15%
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2020-A, 3.25% 2044	275	298

Arizona 1.47%
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2026	730	862
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2026	300	359
County of Coconino, Pollution Control Corp., Pollution Control Rev. Ref. Bonds, Series 2017-B, 1.65% 2039 (put 2023)	500	509
City of Glendale, Industrial Dev. Auth., Rev. Ref. Bonds (Midwestern University), Series 2020, 5.00% 2022	185	190
Industrial Dev. Auth., Hospital Rev. Bonds (Phoenix Children’s Hospital), Series 2021-A, 5.00% 2026	190	223
Industrial Dev. Auth., Rev. Bonds (Lincoln South Beltway Project), Series 2020, 5.00% 2023	750	818
City of Phoenix, Civic Improvement Corp., Water System Rev. Ref. Bonds, Series 2014-B, 5.00% 2024	15	17
		2,978

California 4.64%
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2006-C-1, (SIFMA Municipal Swap Index + 0.90%) 0.95% 2045 (put 2023)[1]	1,500	1,511
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-C, (SIFMA Municipal Swap Index + 0.45%) 0.50% 2056 (put 2026)[1]	65	66
Trustees of the California State University, Systemwide Rev. Bonds, Series 2012-A, 5.00% 2042 (preref. 2022)	795	833
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)	100	99
East Side Union High School Dist., G.O. Bonds, 2008 Election, Series 2012-D, 5.00% 2037 (preref. 2022)	1,000	1,036
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 3.00% 2024	45	48

Private Client Services Funds	35

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2023	$30	$31
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2024	15	16
G.O. Bonds, Series 2021, 5.00% 2027	395	490
G.O. Bonds, Series 2021, 5.00% 2030	160	211
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2023	420	456
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2029	110	141
Health Facs. Fncg. Auth., Rev. Bonds (Stanford Health Care), Series 2021-A, 3.00% 2054 (put 2025)	475	519
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-C, 5.00% 2031 (put 2022)	500	524
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Museum of Art Project), Series 2021-B, 0.75% 2050 (put 2026)[1]	100	102
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2022	115	119
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 4.00% 2022	15	15
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2024	125	140
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2025	180	205
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Short-Term Notes, Series 2021-A, 5.00% 2022	500	522
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2023	135	145
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2024	310	348
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2023	400	431
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2023	20	22
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024	5	6
Southern California Public Power Auth., Transmission Project Rev. Bonds (Southern Transmission Project), Series 2017-A, 5.00% 2023	160	173
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Villa Del Sol Apartments), Series 2021-A-2, 0.39% 2023 (put 2023)	80	80
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	35	35
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Enloe Medical Center), Series 2015, 5.00% 2028	250	293
City of Tustin, Community Facs. Dist. No. 2014-1 (Tustin Legacy/Standard Pacific), Special Tax Bonds, Series 2015-A, 5.00% 2027	200	228
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026	25	29
Val Verde Unified School Dist., G.O. Bonds, 2012 Election, Series 2013-A, BAM insured, 5.00% 2042	500	542
		9,416

Colorado 0.88%
Certs. of Part., Series 2021-A, 5.00% 2025	345	407
City of Colorado Springs, Utilities System Rev. Ref. Bonds, Series 2020-B, 5.00% 2021	20	20
City and County of Denver, Park Creek Metropolitan Dist., Limited Property Tax Supported Rev. Ref. Bonds, Series 2015-A, 5.00% 2021	260	261
E-470 Public Highway Auth., Rev. Bonds, Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.383% 2039 (put 2024)[1]	40	40
Health Facs. Auth., Rev. Bonds (Sanford Health), Series 2019-A, 5.00% 2022	325	340
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-E, 3.00% 2051	215	231
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-L, Class I, 3.25% 2051	205	224
Regents of the University of Colorado, University Enterprise Rev. and Rev. Ref. Bonds, Series 2019-C, 2.00% 2054 (put 2024)	245	256
		1,779

Connecticut 2.39%
Town of East Hartford, Housing Auth., Multi Family Housing Rev. Bonds (Veterans Terrace Project), Series 2021, 0.25% 2023 (put 2022)	45	45
Health and Educational Facs. Auth., Rev. Bonds (Sacred Heart University Issue), Series 2017-I-1, 5.00% 2022	500	516
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 1999-U-1, 2.00% 2033 (put 2022)	500	502
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2015-A, 0.375% 2035 (put 2024)	855	853
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2003-X-2, 0.25% 2037 (put 2024)	265	264
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2014-A, 1.10% 2048 (put 2023)	750	758
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2019-F-1, 3.50% 2043	665	717
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2014-C-1, 4.00% 2044	160	165
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2016-A-1, 4.00% 2045	85	89

36	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Connecticut (continued)
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-A-1, 4.00% 2047	$460	$492
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2021-B-1, 3.00% 2049	125	135
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2013-B-2, 4.00% 2032	35	35
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2014-D-1, 4.00% 2044	85	86
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-C-1, 3.50% 2045	185	192
		4,849

Delaware 0.08%
G.O. Bonds, Series 2021, 5.00% 2031	125	167

District of Columbia 0.56%
G.O. Bonds, Series 2015-A, 5.00% 2032	700	807
Income Tax Secured Rev. Bonds, Series 2011-A, 5.00% 2022	320	321
		1,128

Florida 2.94%
County of Brevard, Housing Fncg. Auth., Multi Family Mortgage Rev. Bonds (Tropical Manor Apartments), Series 2021, 0.25% 2023 (put 2022)	40	40
Citizens Property Insurance Corp., Personal Lines Account/Commercial Lines Account Secured Bonds, Series 2012-A-1, 5.00% 2022	50	51
County of Collier, Heritage Bay Community Dev. Dist., Capital Improvement Rev. Bonds, Series 2018-A-2, 2.50% 2022	500	505
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2019-D, 5.00% 2023	15	16
Higher Educational Facs. Fncg. Auth., Educational Facs. Rev. Ref. Bonds (The University of Tampa Project), Series 2012-A, 5.25% 2042 (preref. 2022)	1,000	1,021
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-2, 4.25% 2050	320	348
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2020-1, 3.50% 2051	50	55
JEA, Water and Sewer System Rev. Bonds, Series 2020-A, 5.00% 2025	280	328
County of Miami-Dade, Industrial Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. of Florida Project), Series 2007, 0.45% 2027 (put 2021)	1,165	1,165
County of Miami-Dade, Water and Sewer System Rev. Ref. Bonds, Series 2008-B, Assured Guaranty Municipal insured, 5.25% 2022	195	204
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Jernigan Gardens), Series 2020-B, 0.35% 2023 (put 2022)	1,000	1,000
County of Orange, Sales Tax Rev. Ref. Bonds, Series 2012-B, 5.00% 2030 (preref. 2022)	500	504
County of Polk, Utility System Rev. and Rev. Ref. Bonds, Series 2013, BAM insured, 5.00% 2043 (preref. 2023)	110	120
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2024	100	112
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2025	75	87
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2026	100	119
Tampa-Hillsborough County Expressway Auth., Rev. Ref. Bonds, Series 2012-B, 5.00% 2042 (preref. 2022)	200	206
Dept. of Transportation Fncg. Corp., Rev. Bonds, Series 2020, 5.00% 2024	65	73
		5,954

Georgia 2.70%
City of Atlanta, Airport General Rev. Ref. Bonds, Series 2014-B, 5.00% 2026	800	878
City of Atlanta, Airport General Rev. Ref. Bonds, Series 2021-B, 5.00% 2027	430	529
City of Atlanta, Urban Residential Fin. Auth., Multi Family Housing Rev. Bonds (Sylvan Hills Senior Apartments Project), Series 2020, 0.41% 2025 (put 2023)	85	85
County of Dawson, Dev. Auth., Multi Family Housing Rev. Bonds (Peaks of Dawsonville Project), Series 2021, 0.28% 2023	500	499
County of Dekalb, Housing Auth., Multi Family Housing Rev. Bonds (Columbia Village Project), Series 2021-A, 0.34% 2024 (put 2023)	35	35
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2015-A-1, 3.50% 2045	30	32
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2017-A, 4.00% 2047	405	431
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-C, 4.00% 2050 (put 2026)	500	569
Metropolitan Atlanta Rapid Transit Auth., Sales Tax Rev. Ref. Bonds (Third Indenture Series), Series 2012-A, 5.00% 2030 (preref. 2022)	870	898
Municipal Electric Auth., General Resolution Projects Bonds, Series 2021-A, 4.00% 2027	270	311
Municipal Electric Auth., Project One Bonds, Series 2021-A, 5.00% 2030	40	51

Private Client Services Funds	37

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Georgia (continued)
Private Colleges and Universities Auth., Rev. Bonds (The Savannah College of Art and Design Projects), Series 2021, 5.00% 2028	$35	$43
Private Colleges and Universities Auth., Rev. Bonds (The Savannah College of Art and Design Projects), Series 2021, 5.00% 2029	5	6
City of Sandy Springs, Public Facs. Auth., Rev. Bonds (Sandy Springs City Center Project), Series 2015, 5.00% 2047 (preref. 2026)	500	598
City of Thomaston, Housing Auth., Multi Family Housing Rev. Bonds (Eastgate Apartments Project), Series 2020-A, 0.34% 2023 (put 2022)	500	500
		5,465

Idaho 0.57%
Housing and Fin. Assn., Single Family Mortgage Bonds, Series 2019-A, 4.00% 2050	1,050	1,149

Illinois 6.46%
City of Chicago, Sales Tax Rev. Ref. Bonds, Series 2011-A, 5.00% 2041 (preref. 2022)	205	207
City of Chicago, Wastewater Transmission Rev. Bonds, Series 2014, 5.00% 2024	625	686
City of Chicago, Water Rev. Ref. Bonds, Series 2017-2, 5.00% 2021	180	180
City of Chicago, Water Rev. Ref. Bonds, Series 2017, 5.00% 2022	540	565
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2023	100	106
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2024	130	144
Fin. Auth., Rev. Bonds (Centegra Health System), Series 2014-A, 5.00% 2027 (preref. 2024)	200	226
Fin. Auth., Rev. Bonds (Northshore University Heathsystem), Series 2020-A, 5.00% 2029	605	775
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2021	1,100	1,102
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2020-B-2, 5.00% 2050 (put 2026)	40	47
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2016-A, 5.00% 2023	225	240
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2021-B, (SIFMA Municipal Swap Index + 0.70%) 0.75% 2042 (put 2026)[1]	25	25
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2026	515	610
Fin. Auth., Rev. Bonds (University of Chicago), Series 2014-A, 5.00% 2023	200	218
Fin. Auth., Rev. Bonds (University of Chicago), Series 2021-A, 5.00% 2025	40	47
Fin. Auth., Rev. Ref. Bonds (Anne & Robert H. Lurie Children’s Hospital), Series 2017, 5.00% 2022	240	249
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2021-C, 0.80% 2026	80	79
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Concord Commons), Series 2021, 0.25% 2024 (put 2023)	595	595
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.05% 2050 (put 2025)[1]	1,000	1,022
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	695	708
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2018-B, Assured Guaranty Municipal insured, 5.00% 2022	500	510
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2023	500	532
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2022	250	257
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2023	310	332
City of Springfield, Water Rev. Bonds, Series 2012, 5.00% 2037 (preref. 2022)	500	508
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2014-A, 5.00% 2021	120	120
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2023	190	200
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2025	545	622
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2014-D, 5.00% 2022	185	186
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2023	175	185
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2025	250	285
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2018-A, 5.00% 2024	200	222
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2015-A, 5.00% 2026	620	709
County of Will, G.O. Bonds, Series 2016, 5.00% 2045 (preref. 2025)	500	588
		13,087

Indiana 2.05%
Fin. Auth., Health System Rev. Bonds (Indiana University Health), Series 2019-C, 5.00% 2022	40	42
Fin. Auth., Hospital Rev. Bonds (Community Health Network Project), Series 2012-A, 5.00% 2042 (preref. 2023)	540	578
Fin. Auth., Hospital Rev. Ref. Bonds (Parkview Health System), Series 2012-A, 5.00% 2022	440	450

38	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Indiana (continued)
Fin. Auth., Rev. Bonds (Community Foundation of Northwest Indiana Obligated Group), Series 2012, 5.00% 2030 (preref. 2022)	$245	$249
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2021-B, 5.00% 2028	55	68
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-1, 5.00% 2025	155	182
City of Franklin, Econ. Dev. and Rev. Ref. Bonds (Otterbein Homes Obligated Group), Series 2019-B, 5.00% 2023	510	548
Health Fac. Fncg. Auth., Rev. Bonds (Ascension Health Subordinate Credit Group), Series 2005-A-1, 4.00% 2023	15	16
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2048	540	589
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.75% 2049	40	44
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-C-1, 3.00% 2052	65	70
City of Indianapolis, Local Public Improvement Bond Bank Bonds, Series 2021-A, 5.00% 2022	100	103
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2023	230	243
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2024	240	264
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2025	255	291
City of Indianapolis, Local Public Improvement Bond Bank Rev. Ref. Bonds (Cityway 1 Project), Series 2021-B, 5.00% 2025	140	154
City of Kokomo, Multi Family Housing Rev. Bonds (KHA RAD I Apartments), Series 2021-A, 0.56% 2025 (put 2024)	265	265
		4,156

Kansas 0.02%
Unified Government of Wyandotte County, Board of Public Utilities, Utility System Improvement Rev. Bonds, Series 2012-B, 5.00% 2026 (preref. 2022)	35	36

Kentucky 0.63%
Housing Corp., Multi Family Housing Rev. Bonds (New Hope Properties Portfolio Project), Series 2021, 0.41% 2024 (put 2023)	485	485
Housing Corp., Multi Family Housing Rev. Bonds (Winterwood II Rural Housing Portfolio), Series 2021, 0.37% 2024 (put 2023)	195	195
Property and Buildings Commission, Commonwealth Rev. Ref. Bonds (Project No. 125), Series 2021-A, 5.00% 2022	45	47
Public Energy Auth., Gas Supply Rev. Bonds, Series 2019-A-1, 4.00% 2049 (put 2025)	320	355
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-B, 4.00% 2049 (put 2025)	55	60
County of Warren, Hospital Rev. Ref. Bonds (Bowling Green - Warren County Community Hospital Corp.), Series 2021-A, 5.00% 2022	135	138
		1,280

Louisiana 0.88%
Gasoline and Fuels Tax Rev. Ref. Bonds, Series 2017-D-2, 0.55% 2043 (put 2022)	1,000	1,000
Housing Corp., Multi Family Housing Rev. Bonds (Mabry Place Townhomes Project), Series 2021, 0.31% 2024 (put 2023)	55	55
Parish of Jefferson, Sales Tax Rev. Ref. Bonds, Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2023	250	273
Offshore Terminal Auth., Deepwater Port Rev. Bonds (Loop LLC Project), Series 2007-A, 1.65% 2027 (put 2023)	105	107
Parish of Tangipahoa, Hospital Service Dist. No. 1, Hospital Rev. Ref. Bonds (North Oaks Health System Project), Series 2021, 5.00% 2027	265	319
Tobacco Settlement Fncg. Corp., Tobacco Settlement Asset-Backed Rev. Ref. Bonds, Series 2013-A, 5.00% 2023	30	32
		1,786

Maine 0.13%
Housing Auth., Mortgage Purchase Bonds, Series 2017-A, 4.00% 2047	250	265

Maryland 2.04%
County of Baltimore, Rev. Bonds (Oak Crest Village, Inc. Fac.), Series 2016, 5.00% 2022	400	403
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2018-A, 4.50% 2048	850	947
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2019-A, 4.25% 2049	90	99

Private Client Services Funds	39

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Maryland (continued)
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2017-A, 4.00% 2048	$270	$290
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2049	405	437
Stadium Auth., Rev. Bonds (Baltimore City Public Schools Construction and Revitalization Program), Series 2016, 5.00% 2041 (preref. 2026)	1,025	1,226
Dept. of Transportation, Consolidated Transportation Rev. Ref. Bonds, Series 2015, 5.00% 2023	110	117
Dept. of Transportation, Consolidated Transportation Rev. Ref. Bonds, Series 2022-A, 5.00% 2027	500	609
		4,128

Massachusetts 0.39%
Dev. Fin. Agcy., Multi Family Housing Rev. Bonds (Salem Heights II Preservation Associates LP Issue), Series 2021-B, 0.25% 2024 (put 2023)	50	50
Dev. Fin. Agcy., Rev. Ref. Bonds (Berkshire Health Systems Issue), Series 2021-I, 5.00% 2023	240	261
Housing Fin. Agcy., Housing Green Bonds, Series 2021-B-2, 0.75% 2025	15	15
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 169, 4.00% 2044	35	36
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 183, 3.50% 2046	280	293
Housing Fin. Agcy., Single Family Housing Rev. Ref. Bonds, Series 171, 4.00% 2044	140	143
		798

Michigan 2.76%
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2023	700	722
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2032 (preref. 2022)	45	47
Fin. Auth., Hospital Rev. and Rev. Ref. Bonds (Trinity Health Credit Group), Series 2017-A, 5.00% 2047 (preref. 2022)	1,290	1,357
Fin. Auth., Hospital Rev. Ref. Bonds (McLaren Health Care), Series 2015-D-1, 0.25% 2022	5	5
Grant Anticipation Rev. Ref. Bonds, Series 2016, 5.00% 2027	500	611
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2012-C, 5.00% 2026 (preref. 2022)	120	123
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2020, 0.32% 2023 (put 2022)	415	415
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2021-A, 0.55% 2025	50	50
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2017-B, 3.50% 2048	90	96
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-C, 4.25% 2049	550	600
City of Lansing, Board of Water and Light, Utility System Rev. Bonds, Series 2019-A, 5.00% 2024	375	421
County of Monroe, Econ. Dev. Corp., Limited Obligation Rev. Ref. Bonds (Detroit Edison Co. Project), Series 1992-AA, National insured, 6.95% 2022	500	527
County of Wayne, Airport Auth., Airport Rev. Bonds (Detroit Metropolitan Wayne County Airport), Series 2015-G, 5.00% 2021	300	301
County of Wayne, Airport Auth., Airport Rev. Bonds (Detroit Metropolitan Wayne County Airport), Series 2018-C, 5.00% 2023	290	318
		5,593

Minnesota 1.19%
City of Hopkins, Multi Family Housing Rev. Bonds (Raspberry Ridge Project), Series 2021, 0.26% 2024 (put 2023)	145	145
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-B, 4.00% 2048	350	377
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-E, 4.25% 2049	590	648
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-E, 3.50% 2050	500	542
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-B, 3.50% 2050	460	499
City of Mahtomedi, Multi Family Housing Rev. Bonds (Lincoln Place / Vadnais Highlands Projects), Series 2021, 0.25% 2023 (put 2022)	80	80
Regents of the University of Minnesota, G.O. Rev. Ref. Bonds, Series 2017B, 5.00% 2021	120	120
		2,411

40	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mississippi 0.11%
Business Fin. Corp., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004, 0.70% 2029 (put 2026)	$175	$172
Home Corp., Collateralized Multi Family Housing Bonds (J&A Dev. Portfolio Project I), Series 2021-1, 0.30% 2024 (put 2023)	60	60
		232

Missouri 0.49%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2016-B, 3.50% 2041	610	641
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2020-A, 3.50% 2050	185	201
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-A, 3.00% 2052	60	64
County of St. Charles, Industrial Dev. Auth., Multi Family Housing Rev. Bonds (Hidden Valley Estates), Series 2021, 0.27% 2025 (put 2023)	85	85
		991

Montana 0.21%
Board of Housing, Single Family Mortgage Bonds, Series 2016-A-2, 3.50% 2044	115	121
Board of Housing, Single Family Mortgage Bonds, Series 2019-A, 4.25% 2045	130	142
Board of Housing, Single Family Mortgage Bonds, Series 2020-B, 4.00% 2050	140	155
		418

Nebraska 0.59%
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2014-A, 4.00% 2044	220	232
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-C, 3.50% 2046	75	76
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-C, 4.00% 2048	445	484
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2021-C, 3.00% 2050	375	405
		1,197

Nevada 0.68%
County of Clark, Pollution Control Rev. Ref. Bonds (Nevada Power Co. Projects), Series 2017, 1.65% 2036 (put 2023)	645	656
Housing Division, Multi Unit Housing Rev. Bonds (Pinewood Terrace Apartments), Series 2021, 0.26% 2024 (put 2022)	75	75
Las Vegas Valley Water Dist., Limited Tax G.O. Water Improvement and Rev. Ref. Bonds, Series 2016-A, 5.00% 2023	600	645
		1,376

New Jersey 0.80%
Econ. Dev. Auth., Water Facs. Rev. Ref. Bonds (American Water Co., Inc. Project), Series 2020-A, 1.00% 2023	275	278
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2018-A, 4.50% 2048	465	517
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2023	200	214
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2026	500	589
Turnpike Auth., Turnpike Rev. Bonds, Series 2020-D, 5.00% 2028	30	35
		1,633

New Mexico 0.29%
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-A-1, Class I, 4.25% 2050	400	440
Municipal Energy Acquisition Auth., Gas Supply Rev. Ref. and Acquisition Bonds, Series 2019, 5.00% 2039 (put 2025)	135	155
		595

Private Client Services Funds	41

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
New York 5.15%
Build NYC Resource Corp., Rev. Ref. Bonds (Ethical Culture Fieldston School Project), Series 2015, 5.00% 2024	$360	$400
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2017-A, 5.00% 2022	175	177
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A-2, 5.00% 2031	15	20
City of Geneva, Dev. Corp., Rev. Ref. Bonds (Hobart and William Smith Colleges Project), Series 2012, 5.00% 2032 (preref. 2022)	40	42
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-K, 0.70% 2024	85	85
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-L-2, 0.75% 2025	250	250
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-D-2, 0.65% 2056 (put 2025)	195	194
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-I-2, 0.70% 2056 (put 2025)	190	190
Long Island Power Auth., Electric System General Rev. Bonds, Series 2014-C,
(1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[1]	300	301
Long Island Power Auth., Electric System General Rev. Bonds, Series 2015-C, (1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[1]	260	261
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-B, 5.00% 2022	195	204
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2032 (preref. 2022)	500	525
Metropolitan Transportation Auth., Transportation Rev. Green Bonds, Series 2016-A-2, 5.00% 2024	300	339
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2012-F, 5.00% 2022	230	241
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-B, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.55%) 0.583% 2032 (put 2024)[1]	255	256
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-A-2, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.80%) 0.833% 2032 (put 2026)[1]	60	61
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-B, 5.00% 2023	455	497
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2024	50	57
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 197, 3.50% 2044	410	434
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 233, 3.00% 2045	300	323
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 213, 4.25% 2047	505	552
New York City G.O. Bonds, Series 2018-C, 5.00% 2023	1,000	1,083
New York City G.O. Bonds, Series 2014-I-1, 5.00% 2026	185	205
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2033	70	92
New York City G.O. Bonds, Series 2015-F-4, 5.00% 2044 (put 2025)	75	86
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2017-C-3-A, 0.20% 2022	45	45
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2016-C-2, 0.23% 2050 (put 2022)	55	55
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2021-C-2, 0.70% 2060 (put 2025)	330	331
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2017-G-2-A, 2.00% 2057 (put 2021)	55	55
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2020-I-2, 0.70% 2060 (put 2025)	230	230
New York City Housing Dev. Corp., Multi Family Housing Rev. Green Bonds, Series 2021-F-2, 0.60% 2061 (put 2025)	220	219
New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-BB-2, 4.00% 2024	500	548
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2019-C-1, 5.00% 2021	150	150
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-A-1, 5.00% 2022	10	10
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-E-1, 5.00% 2023	20	21
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-F-1, 5.00% 2024	400	455
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2013-I, 5.00% 2027	180	193
Public Housing Capital Fund Rev. Trust I, Trust Certs., Series 2012, 4.50% 2022[2]	47	47
Triborough Bridge and Tunnel Auth., General Rev. Bonds (MTA Bridges and Tunnels), Series 2017-C-1, 5.00% 2025	500	588
Utility Debt Securitization Auth., Restructuring Bonds, Series 2017, 5.00% 2025	10	11
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (EG Mt. Vernon Preservation, LP Project), Series 2020, 0.30% 2023 (put 2022)	155	155
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (Marble Hall - Tuckahoe LP Project), Series 2021, 0.28% 2024 (put 2023)	455	454
		10,442

42	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
North Carolina 1.70%
City of Burlington, Housing Auth., Multi Family Housing Rev. Bonds (Thetford Portfolio), Series 2021, 0.30% 2024 (put 2022)	$325	$325
City of Durham, Housing Auth., Multi Family Housing Rev. Bonds (JJ Henderson Apartments Project), Series 2020, 0.30% 2024 (put 2023)	20	20
City of Goldsboro, Multi Family Housing Rev. Bonds (Grand at Day Point), Series 2021, 0.28% 2024 (put 2023)	105	105
Hospital Auth., Health Care Rev. Bonds (Charlotte-Mecklenburg Hospital), Series 2021-B, 5.00% 2050 (put 2024)	980	1,115
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 38-B, 4.00% 2047	205	219
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 44, 4.00% 2050	75	83
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 42, 4.00% 2050	70	76
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Winds Crest Senior Living, LP), Series 2021, 0.36% 2024 (put 2023)	105	105
City of Sanford, Housing Auth., Multi Family Housing Rev. Bonds (Matthews Garden Gilmore), Series 2020, 0.30% 2023 (put 2022)	750	750
University of North Carolina at Chapel Hill, General Rev. Bonds, Series 2012-B, (1-month USD-LIBOR x 0.67 + 0.40%) 0.455% 2041 (put 2022)[1]	440	441
City of Winston-Salem, Water and Sewer System Rev. Ref. Bonds, Series 2020-A, 5.00% 2022	200	206
		3,445

North Dakota 0.40%
Housing Fin. Agcy., Homeownership Rev. Bonds (Home Mortgage Fin. Program), Series 2016-D, 3.50% 2046	125	133
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-A, 4.00% 2038	420	435
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-D, 4.00% 2046	240	252
		820

Ohio 2.61%
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Bonds (Akron General Health System), Series 2012, 5.00% 2031 (preref. 2022)	375	378
City of Dayton, Metropolitan Housing Auth., Multi Family Housing Rev. Bonds (Southern Montgomery Apartments Project), Series 2021-A, 0.32% 2024 (put 2023)	200	200
G.O. Conservation Projects Bonds, Series 2019-A, 2.00% 2022	20	20
G.O. Infrastructure Improvement Bonds, Series 2021-A, 5.00% 2030	125	162
County of Geauga, Rev. Bonds (South Franklin Circle Project), Series 2012-A, 8.00% 2047 (preref. 2022)[3]	890	986
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2024	310	341
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2026	500	590
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Chevybrook Estates Apartments Project), Series 2021, 0.35% 2024 (put 2023)	50	50
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Glen Meadows Apartments Project), Series 2021-A, 0.40% 2024 (put 2023)	80	80
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Pinzone Tower Apartments Project), Series 2021, 0.28% 2023 (put 2022)	190	190
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2017-D, 4.00% 2048	80	86
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.50% 2049	185	205
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2020-A, 3.75% 2050	135	148
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2021-C, 3.25% 2051	225	246
G.O. Infrastructure Improvement Rev. Ref. Bonds, Series 2016-A, 5.00% 2022	600	633
Madison Local School Dist., School Improvement Rev. Ref. Bonds, Series 2014, 5.25% 2037 (preref. 2022)	530	545
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2029	30	38
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2032	160	210
Turnpike and Infrastructure Commission, Rev. Bonds, Series 2013-A-1, 5.00% 2025	125	133
Water Dev. Auth., Water Dev. Rev. Bonds, Series 2013-A, 5.00% 2023	25	27
Water Dev. Auth., Water Pollution Control Loan Fund Rev. Bonds, Series 2019-A, 5.00% 2029	15	19
		5,287

Private Client Services Funds	43

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Oklahoma 0.62%
Capital Improvement Auth., State Highways Capital Improvement Rev. Ref. Bonds (Oklahoma Dept. of Transportation Project), Series 2020-A, 5.00% 2023	$145	$156
Housing Fin. Agcy., Collateralized Rev. Bonds (Deer Park & Apple Run Apartments), Series 2019, 1.60% 2022	250	250
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds (Homeownership Loan Program), Series 2012-A, 5.00% 2043	40	41
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2024	275	311
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2025	420	491
		1,249

Oregon 0.21%
G.O. Bonds (Veteran’s Welfare Bonds Series 108), Series 2021-O, 3.00% 2051	245	266
Housing and Community Services Dept., Housing Dev. Rev. Bonds (The Susan Emmons Apartments Project), Series 2021-S-2, 0.38% 2024 (put 2023)	115	115
Housing and Community Services Dept., Housing Dev. Rev. Bonds (Westwind Apartments Project), Series 2021-H, 0.25% 2024 (put 2023)	50	50
		431

Pennsylvania 1.92%
County of Allegheny, Hospital Dev. Auth., UPMC Rev. Bonds, Series 2019-A, 5.00% 2022	300	310
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2030 (put 2025)[1]	50	50
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.384% 2031 (put 2025)[1]	70	70
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2032 (put 2025)[1]	55	55
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2032 (preref. 2023)	20	22
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2034 (preref. 2023)	20	22
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2017-122, 4.00% 2046	235	251
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2020-133, 3.00% 2050	355	380
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (Harrison Senior Tower), Series 2021, 0.25% 2024 (put 2023)	760	757
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (School of Nursing), Series 2021, 0.27% 2024 (put 2023)	85	85
County of Montgomery, Higher Education and Health Auth., Hospital Rev. Bonds (Abington Memorial Hospital Obligated Group), Series 2012-A, 5.00% 2031 (preref. 2022)	775	796
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2027	190	232
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2022	95	100
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2042 (preref. 2022)	275	289
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2029 (preref. 2021)	185	186
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2030 (preref. 2021)	55	55
Wilkes-Barre Area School Dist., G.O. Bonds, Series 2019, BAM insured, 5.00% 2023	225	240
		3,900

Rhode Island 0.08%
Housing and Mortgage Fin. Corp., Homeownership Opportunity Bonds, Series 66-A-1, 4.00% 2033	165	170

South Carolina 1.38%
County of Charleston, G.O. Capital Improvement Transportation Sales Tax Bonds, Series 2011, 5.00% 2024 (preref. 2021)	500	500
City of Columbia, Housing Auth., Multi Family Housing Rev. Bonds (Palmetto Terrace Apartments Project), Series 2021, 0.31% 2024 (put 2023)	130	130
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2018-A, 4.50% 2048	225	246
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2020-A, 4.00% 2050	160	177
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	80	87
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036	225	241
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2021	250	250
Patriots Energy Group Fncg. Agcy., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)	55	59
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2011-B, 5.00% 2021 (escrowed to maturity)	405	407
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2025	120	136

44	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
South Carolina (continued)
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2011-C, 5.00% 2036	$110	$110
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2015-A, 5.00% 2028	35	40
Town of Southold, Local Dev. Corp., Rev. Bonds (Peconic Landing at Southold, Inc. Project), Series 2015, 5.00% 2022	400	420
		2,803

South Dakota 0.39%
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2014-E, 4.00% 2044	95	99
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2018-B, 4.50% 2048	375	415
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2021-B, 3.00% 2051	260	281
		795

Tennessee 1.58%
Town of Greeneville, Health and Educational Facs. Board, Multi Family Housing Rev. Bonds
(People RD Portfolio Project), Series 2019, 1.45% 2022 (put 2021)	1,100	1,101
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-1-C, 4.50% 2037	25	25
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-2-C, 4.00% 2038	20	20
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-1, 4.00% 2042	200	214
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2014-2-A, 4.00% 2045	570	601
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2014-2-C, 4.00% 2045	245	257
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 3.75% 2050	265	290
City of Knoxville, Community Dev. Corp., Collateralized Multi Family Housing Bonds (Austin 1B Apartments Project), Series 2021, 0.22% 2024 (put 2023)	40	40
Metropolitan Government of Nashville and Davidson County, Health and Educational Facs. Board, Rev. Bonds (Vanderbilt University Medical Center), Series 2021-A, 5.00% 2031	30	38
Metropolitan Government of Nashville and Davidson County, Water & Sewer Rev. Bonds, Series 2013, 5.00% 2025 (preref. 2023)	85	92
Tennessee Energy Acquisition Corp., Gas Project Rev. Bonds, Series 2017-A, 4.00% 2048 (put 2023)	500	524
		3,202

Texas 18.63%
Affordable Housing Corp., Multi Family Housing Rev. Bonds (Apartments of Las Palmas I LLC), Series 2021, 0.25% 2024 (put 2022)	15	15
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2022	625	634
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2022	645	678
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2021-A, 4.00% 2025	15	17
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2021-A, 4.00% 2026	15	17
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Harmony Public Schools), Series 2016-A, 5.00% 2024	310	342
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2026	560	670
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2022	350	363
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2025	800	928
Arlington Independent School Dist., Unlimited Tax School Building Bonds, Series 2017, 5.00% 2022	405	411
City of Arlington, Water and Wastewater System Rev. Bonds, Series 2021, 5.00% 2023	165	177
Austin Affordable PFC, Inc., Multi Family Housing Rev. Bonds (Bridge at Turtle Creek Apartments), Series 2020, 0.42% 2040 (put 2023)	215	215
Austin Community College Dist., Maintenance Tax Notes, Series 2021, 5.00% 2022	100	104
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2020-C, 5.00% 2025	510	601
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2029	95	123
Barbers Hill Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2030	70	91
County of Bexar, Combination Tax and Rev. Certs. of Obligation, Series 2013-B, 5.00% 2033 (preref. 2023)	105	113
Brazosport Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2022	1,000	1,014
Brazosport Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2022	70	71
Brownsville Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020-A, 3.00% 2026	500	555

Private Client Services Funds	45

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
County of Cameron, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Sunland Country Apartments), Series 2021, 0.28% 2024 (put 2023)	$50	$50
Canyon Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2022	165	167
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Redwood Apartments), Series 2020, 0.41% 2041 (put 2024)	460	460
Carrollton-Farmers Branch Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2023	135	143
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.28% 2038 (put 2024)	100	100
Conroe Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	50	51
Conroe Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020-A, 5.00% 2025	1,000	1,149
Cypress-Fairbanks Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2013, 5.00% 2025 (preref. 2023)	600	637
Cypress-Fairbanks Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2014-C, 5.00% 2027	500	553
Cypress-Fairbanks Independent School Dist., Unlimited Tax School Building Bonds, Series 2015-B-2, 0.28% 2040 (put 2024)	210	208
Cities of Dallas and Fort Worth, Dallas/Fort Worth International Airport, Joint Rev. Ref. Bonds, Series 2014-E, 5.00% 2023	370	387
City of Dallas, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Midpark Towers), Series 2021, 0.35% 2024 (put 2023)	180	180
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2014-A, 5.00% 2023	15	16
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2030	400	456
Del Mar College Dist., Limited Tax Bonds, Series 2020-B, 5.00% 2024	400	450
Del Mar College Dist., Limited Tax Bonds, Series 2020-A, 5.00% 2026	335	401
Del Valle Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2022	155	160
El Paso Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2026	400	452
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2024	130	147
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2021-B, 0.72% 2051 (put 2026)	500	499
Fort Bend Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-A, 1.95% 2049 (put 2022)[3]	420	425
G.O. Water Financial Assistance Rev. Ref. Bonds, Series 2021-B, 4.00% 2030	50	56
City of Galveston, Public Fac. Corp., Multi Family Housing Rev. Bonds (The Orleanders at Broadway), Series 2021, 0.47% 2025 (put 2024)	150	150
Garland Independent School Dist., Unlimited Tax School Building Bonds, Series 2016, 5.00% 2030	400	457
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 0.15% 2049 (put 2022)	140	140
Grand Prairie Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.25% 2024	525	583
Hallsville Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2025	515	592
Harlandale Independent School Dist., Maintenance Tax Notes, Series 2021, BAM insured, 2.00% 2040 (put 2024)	50	51
Harlandale Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 0.75% 2045 (put 2025)	100	100
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2019-C-1, (SIFMA Municipal Swap Index + 0.42%) 0.47% 2049 (put 2022)[1]	375	375
County of Harris, Cultural Education Facs. Fin. Corp., Medical Facs. Mortgage Rev. Ref. Bonds (Baylor College of Medicine), Series 2019-A, (3-month USD-LIBOR x 0.70 + 0.65%) 0.707% 2046 (put 2024)[1]	130	131
County of Harris, Cultural Education Facs. Fin. Corp., Rev. Bonds (Texas Medical Center), Series 2020-A, 0.90% 2050 (put 2025)	130	130
County of Harris, Health Facs. Dev. Corp., Rev. Ref. Bonds (CHRISTUS Health), Series 2005-A-4, Assured Guaranty Municipal insured, 0.20% 2031[1]	125	125
County of Harris, Metropolitan Transit Auth., Sales and Use Tax Bonds, Series 2011-A, 5.00% 2023 (preref. 2021)	600	600
County of Harris, Sports Auth., Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2022 (escrowed to maturity)	110	115
County of Harris, Toll Road Rev. and Rev. Ref. Bonds, Series 2018-A, 5.00% 2024	150	169
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Corona Del Valle), Series 2021, 0.37% 2025 (put 2023)	50	50
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Oso Bay Apartments), Series 2021, 0.27% 2024 (put 2022)	100	100
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Palladium Simpson Stuart Apartments), Series 2021, 0.35% 2025 (put 2024)	165	165
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	310	336
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2018-A, 4.75% 2049	370	409
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2050	405	451
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2051	125	138

46	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	$135	$146
Housing Options, Inc., Multi Family Housing Rev. Bonds (Brooks Manor - The Oaks Project), Series 2021, 0.50% 2041 (put 2025)	100	99
City of Houston, Airport System Rev. Ref. Bonds, Series 2012-B, 5.00% 2028 (preref. 2022)	870	898
City of Houston, Combined Utility System Rev. Bonds, Series 2011-D, 5.00% 2026 (preref. 2021)	55	55
City of Houston, Combined Utility System Rev. Ref. Bonds, Series 2019-B, 2.00% 2024	615	646
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2022	10	10
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2023	15	16
City of Houston, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Temenos Place Apartments), Series 2021, 0.29% 2024 (put 2023)	85	85
Humble Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,000	1,014
Katy Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019-B, 5.00% 2022	100	101
Keller Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2027 (preref. 2025)	470	541
Killeen Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	95	96
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022	180	183
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2024	500	553
Lower Colorado River Auth., Rev. Ref. Bonds, Series 2022, Assured Guaranty Municipal insured, 5.00% 2032	55	70
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2020, 5.00% 2025	1,000	1,156
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2021-A, 5.00% 2031	60	79
Medina Valley Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 0.82% 2051 (put 2026)	90	89
Municipal Gas Acquisition and Supply Corp. I, Gas Supply Rev. Bonds, Series 2008-D, 6.25% 2026	170	197
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2022	10	10
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2025	120	140
North Central Texas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Bluebonnet Ridge Apartments), Series 2021, 0.375% 2040 (put 2024)	85	85
North Texas Municipal Water Dist., Water System Rev. Ref. and Improvement Bonds, Series 2021, 5.00% 2022	45	47
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2014-A, 5.00% 2024	395	434
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2014-A, 5.00% 2024 (escrowed to maturity)	190	209
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	1,500	1,647
Northside Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 0.70% 2050 (put 2025)	1,000	1,001
Odessa Housing Fin. Corp., Multi Family Housing Rev. Bonds (Cove in Odessa Apartments), Series 2021, 0.37% 2024 (put 2023)	230	230
Pasadena Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	125	127
Pasadena Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2013, 5.00% 2038	500	529
Plainview Independent School Dist., Unlimited Tax School Building Bonds, Series 2020-A, 5.00% 2022	500	507
Plano Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2023	135	143
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2030	50	65
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 2.00% 2050 (put 2021)	960	989
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2024	200	221
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2025	250	286
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2026	260	307
Round Rock Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022	300	311
San Angelo Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2030 (preref. 2024)	1,110	1,227
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2015-D, 1.125% 2045 (put 2026)	230	233
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2013, 5.00% 2048 (preref. 2023)	140	148
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2020, 5.00% 2026	330	390
City of San Antonio, General Improvement and Rev. Ref. Bonds, Series 2016, 5.00% 2022	70	71
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023	80	85
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2024	30	33
Transportation Commission, G.O. Mobility Fund Bonds, Series 2014-B, 0.65% 2041 (put 2026)	310	307
Transportation Commission, G.O. Mobility Fund Rev. Ref. Bonds, Series 2014-B, 5.00% 2026	550	611
County of Travis, Strategic Housing Fin. Corp., Multi Family Housing Rev. Bonds (Yager Flats), Series 2021, 0.46% 2041 (put 2025)	770	765
Trinity River Auth., Regional Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2029	160	205

Private Client Services Funds	47

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Water Dev. Board, State Revolving Fund, Rev. Bonds, Series 2021, 5.00% 2031	$80	$107
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2016, 5.00% 2022	550	562
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2018-B, 5.00% 2023	45	48
		37,767

Utah 0.44%
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045	195	208
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2024	275	308
County of Salt Lake, Board of Education, G.O. Rev. Ref. Bonds (Utah School Bond Guaranty Act), Series 2021, 5.00% 2024	250	280
Transit Auth., Sales Tax Rev. Bonds, Series 2008-A, 5.25% 2023	15	16
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2024	65	72
		884

Vermont 0.02%
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2020-A, 3.75% 2050	40	44

Virginia 1.79%
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2025	130	151
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2033	450	474
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2034	235	248
Commonwealth Transportation Board, Federal Transportation Grant Anticipation Rev. Notes, Series 2012-A, 5.00% 2023 (preref. 2022)	555	565
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Arrowbrook Apartments Project), Series 2020, 0.41% 2041 (put 2024)	500	500
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Oakwood North Four Project), Series 2021, 0.41% 2025 (put 2024)	570	569
County of Halifax, Industrial Dev. Auth., Recovery Zone Fac. Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 0.45% 2041 (put 2022)	225	225
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2024	70	77
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2026	150	176
County of Smyth, G.O. Public Improvement Bonds, Series 2011-A, 5.00% 2031 (preref. 2021)	500	500
County of Wise, Industrial Dev. Auth., Solid Waste and Sewage Disposal Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 1.20% 2040 (put 2024)	140	142
		3,627

Washington 3.14%
Central Puget Sound Regional Transit Auth., Sales Tax and Motor Vehicle Excise Tax Improvement and Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2028	65	82
Energy Northwest, Electric Rev. Ref. Bonds (Project No. 3), Series 2018-C, 5.00% 2023	1,000	1,079
City of Everett, Housing Auth., Multi Family Housing Rev. Bonds (Baker Heights Legacy), Series 2021, 0.30% 2024 (put 2023)	80	80
G.O. Bonds, Series 2022-A, 5.00% 2030	765	1,004
G.O. Rev. Ref. Bonds, Series 2017-R-A, 5.00% 2022	25	26
Health Care Facs. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-B, 4.00% 2042 (put 2030)	250	304
Housing Fin. Commission, Multi Family Housing Rev. Bonds (Garten Haus Apartments Project), Series 2021, 0.37% 2024 (put 2023)	45	45
Housing Fin. Commission, Single Family Program Bonds, Series 2017-1-N, 4.00% 2047	285	302
Housing Fin. Commission, Single Family Program Bonds, Series 2019-1-N, 4.00% 2049	870	945
Housing Fin. Commission, Single Family Program Bonds, Series 2020-2-N, 3.00% 2050	1,090	1,170
Housing Fin. Commission, Single Family Program Bonds, Series 2020-1-N, 4.00% 2050	720	795
City of Seattle, Housing Auth., Rev. and Rev. Ref. Bonds (Northgate Plaza Project), Series 2021, 1.00% 2026	70	70

48	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Washington (continued)
City of Seattle, Housing Auth., Rev. Bonds (Lam Bow Apartments Project), Series 2021, 1.25% 2024	$15	$15
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2021-B, (SIFMA Municipal Swap Index + 0.25%) 0.30% 2045 (put 2026)[1]	115	116
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2018-C-2, (SIFMA Municipal Swap Index + 0.49%) 0.54% 2046 (put 2023)[1]	325	326
		6,359

West Virginia 0.47%
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Charles Towers), Series 2021, 0.21% 2023 (put 2022)	75	75
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Parkland Place / Chapmanville Towers), Series 2021, 0.28% 2024 (put 2023)	875	874
		949

Wisconsin 2.86%
G.O. Bonds, Series 2013-A, 5.00% 2025 (preref. 2022)	1,000	1,024
G.O. Bonds, Series 2014-B, 5.00% 2030 (preref. 2022)	795	814
G.O. Rev. Ref. Bonds, Series 2011-2, 5.00% 2022 (preref. 2021)	230	230
Health and Educational Facs. Auth., Rev. Bonds (Advocate Aurora Health Care Credit Group), Series 2018-C-3, (SIFMA Municipal Swap Index + 0.55%) 0.60% 2054 (put 2023)[1]	340	341
Health and Educational Facs. Auth., Rev. Bonds (Ascension Senior Credit Group), Series 2019-A, 5.00% 2021	70	70
Health and Educational Facs. Auth., Rev. Bonds (Gundersen Lutheran), Series 2020, 5.00% 2026[2]	660	763
Health and Educational Facs. Auth., Rev. Ref. Bonds (Aurora Health Care, Inc.), Series 2012, 5.00% 2022 (escrowed to maturity)	655	680
Health and Educational Facs. Auth., Rev. Ref. Bonds (Ministry Health Care, Inc.), Series 2012-C,
5.00% 2027 (preref. 2022)	210	218
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2017-C, 4.00% 2048	210	225
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2020-A, 3.50% 2050	355	387
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2021-A, 3.00% 2052	30	33
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.40% 2045 (put 2023)	25	25
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.50% 2050 (put 2024)	35	35
Public Fin. Auth., Hospital Rev. Ref. Bonds (Renown Regional Medical Center Project), Series 2016-A, 5.00% 2022	300	308
Public Fin. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-C, 4.00% 2041 (put 2030)	115	140
Transportation Rev. Bonds, Series 2012-1, 5.00% 2024 (preref. 2022)	500	516
		5,809

Wyoming 0.47%
Community Dev. Auth., Housing Rev. Bonds, Series 2021-1, 3.00% 2050	705	759
Community Dev. Auth., Housing Rev. Bonds, Series 2020-1, 4.00% 2050	170	188
		947

Total bonds, notes & other debt instruments (cost: $164,432,000)		165,941

Short-term securities 18.79%
Municipals 18.79%
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023	45	45
State of California, City of Los Angeles, Wastewater System Rev. Ref. Bonds, Series 2018-C-1, 0.04% 2032[1]	2,500	2,500
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.02% 2042[1]	500	500
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Charles Hight Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	40	40
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Park Homes Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	45	45
State of Idaho, Tax Anticipation Notes, Series 2021, 3.00% 6/30/2022	3,000	3,056
State of Louisiana, Parish of East Baton Rouge, Industrial Dev. Board, Gulf Opportunity Zone Rev. Bonds (ExxonMobil Project), Series 2010-B, 0.03% 2040[1]	3,000	3,000

Private Client Services Funds	49

Capital Group Short-Term Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2008-A, 0.02% 2043[1]	$1,000	$1,000
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2009-A, 0.04% 2049[1]	5,000	5,000
State of Michigan, Regents of the University of Michigan, General Rev. Bonds, Series 2012-B, 0.02% 2042[1]	1,000	1,000
State of Minnesota, City of Shakopee, Multi Family Housing Rev. Bonds (Shakopee Village Apartments Project), Series 2021, 0.25% 2024 (put 2022)[4]	35	35
State of New Hampshire, Health and Education Facs. Auth., Rev. Ref. Bonds (Dartmouth College Issue), Series 2007-B, 0.02% 2041[1]	5,295	5,295
State of New York, Dormitory Auth., Rev. Bonds (Cornell University), Series 2019-B, 0.02% 2039[1]	1,800	1,800
State of New York, New York City G.O. Bonds, Series 2021-2, 0.11% 2042[1]	205	205
State of New York, New York City G.O. Bonds, Series 2021-3, 0.11% 2042[1]	155	155
State of New York, New York City G.O. Bonds, Series 2016-A-5, 0.03% 2044[1]	2,000	2,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2008-BB-2, 0.02% 2035[1]	1,000	1,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2015-BB-1, 0.02% 2049[1]	3,500	3,500
State of Ohio, Hospital Rev. Bonds (Cleveland Clinic Health System Obligated Group), Series 2013-B-3, 0.03% 2039[1]	1,500	1,500
State of South Carolina, Jobs-Econ. Dev. Auth., Hospital Rev. Bonds (Prisma Health Obligated Group), Series 2018-B, 0.03% 2048[1]	700	700
State of Texas, Deer Park Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 0.16% 2042 (put 2022)[4]	225	225
State of Texas, Lone Star College System, Limited Tax G.O. Bonds, Series 2021-A, 5.00% 2/15/2022	20	20
State of Texas, Lone Star College System, Limited Tax G.O. Rev. Ref. Bonds, Series 2021-B, 5.00% 2/15/2022	35	36
State of Texas, Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 12/15/2021	10	10
State of Texas, North East Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.25% 2032 (put 2022)[4]	35	35
State of Texas, Richardson Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2/15/2022	95	96
State of Virginia, College Building Auth., Educational Facs. Rev. Bonds (University of Richmond Project), Series 2006, 0.03% 2036[1]	2,100	2,100
State of Wyoming, County of Lincoln, Pollution Control Rev. Ref. Bonds (ExxonMobil Project), Series 2014, 0.03% 2044[1]	3,200	3,200

Total short-term securities (cost: $38,098,000)		38,098
Total investment securities 100.65% (cost: $202,530,000)		204,039
Other assets less liabilities (0.65%)		(1,316)

Net assets 100.00%		$202,723

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	[5]	Value at 10/31/2021 (000)	[6]	Unrealized depreciation at 10/31/2021 (000)
2 Year U.S. Treasury Note Futures	Long	9	December 2021	$1,800		$1,973		$(9)
5 Year U.S. Treasury Note Futures	Long	26	December 2021	2,600		3,166		(14)
								$(23)

50	Private Client Services Funds

Capital Group Short-Term Municipal Fund

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[2]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $810,000, which represented .40% of the net assets of the fund.
[3]	Step bond; coupon rate may change at a later date.
[4]	For short-term securities, the mandatory put date is considered to be the maturity date.
[5]	Notional amount is calculated based on the number of contracts and notional contract size.
[6]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

Private Client Services Funds	51

Capital Group California Core Municipal Fund

 Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 84.89%	Principal amount (000)	Value (000)
California 84.30%
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2013-A, 5.00% 2022	$975	$1,016
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2016-A, 5.00% 2024	600	678
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2016-A, 5.00% 2025	500	583
City of Alhambra, Insured Rev. Ref. Bonds (Atherton Baptist Homes Project), Series 2016, 5.00% 2027	630	739
City of Anaheim, Public Fncg. Auth., Lease Rev. Bonds (Anaheim Public Improvement Project), Capital Appreciation Bonds, Series 1997-C, Assured Guaranty Municipal insured, 0% 2022	2,000	1,994
Antelope Valley Community College Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2015, 0% 2035 (preref. 2025)	2,300	1,452
Antelope Valley Community College Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2015, 0% 2036 (preref. 2025)	2,800	1,690
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2021	495	496
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2022	1,000	1,041
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2023	500	540
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2023	370	401
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2024	395	446
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2025	510	576
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2001-A, (SIFMA Municipal Swap Index + 1.25%) 1.30% 2036 (put 2027)[1]	1,000	1,052
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2013-S-4, 5.00% 2043 (preref. 2023)	1,000	1,068
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2008-B-1, (SIFMA Municipal Swap Index + 1.10%) 1.15% 2045 (put 2024)[1]	4,275	4,350
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2017-G, 2.00% 2053 (put 2024)	4,525	4,656
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-A, 2.00% 2056 (put 2028)	3,000	3,164
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2017-S-7, 5.00% 2024	1,200	1,334
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2012-F-1, 5.00% 2027 (preref. 2022)	2,965	3,025
Bay Area Water Supply and Conservation Agcy., Rev. Bonds, Series 2013-A, 5.00% 2023	500	534
City of Beaumont, Wastewater Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2026	500	598
City of Burbank, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015, BAM insured, 5.00% 2022	1,305	1,372
California County Tobacco Securitization Agcy., Tobacco Settlement Rev. Bonds (Los Angeles County Securitization Corp.), Series 2020-A, 5.00% 2026	600	710
Trustees of the California State University, Systemwide Rev. Bonds, Series 2015-A, 5.00% 2024	500	570
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)	4,480	4,413
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-3, 4.00% 2051 (put 2023)	2,500	2,636

52	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Carlsbad, Reassessment Dist. No. 2012-1, Limited Obligation Rev. Ref. Bonds, Series 2013, 3.55% 2023	$350	$358
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2021-C, BAM insured, 4.00% 2022	200	205
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2021-C, BAM insured, 4.00% 2023	225	238
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2014-B, Assured Guaranty Municipal insured, 5.00% 2024	260	292
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2025	620	692
Cerritos Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2012-D, 0% 2027	830	772
City of Chino, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2022	450	468
City of Chino, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2025	665	746
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2024	465	524
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2026	780	936
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2027	430	528
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2028	355	443
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2029	225	288
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2030	60	77
City of Chula Vista, Municipal Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2013, 5.00% 2022	1,355	1,406
Clovis Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2006-B, National insured, 0% 2030	1,000	867
Community Choice Fncg. Auth., Clean Energy Project Rev. Green Bonds, Series 2021-B-1, 4.00% 2052 (put 2031)	2,750	3,306
Compton Community College Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2026	1,290	1,443
Compton Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2029	1,000	1,157
Compton Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2015 Election, Series 2019-B, BAM insured, 0% 2033	1,000	756
City of Concord, Successor Agcy. to the Redev. Agcy., Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2023	825	875
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2026	400	453
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2027	885	1,065
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2028	930	1,140
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2029	675	844
Desert Community College Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2032	1,885	2,233
City of Dublin, Community Facs. Dist. No. 2015-1 (Dublin Crossing), Improvement Area No. 3, Special Tax Bonds, Series 2021, 3.00% 2023	205	213
City of Dublin, Community Facs. Dist. No. 2015-1 (Dublin Crossing), Improvement Area No. 3, Special Tax Bonds, Series 2021, 3.00% 2025	265	281
East Bay Municipal Utility Dist., Water System Rev. Ref. Bonds, Series 2015-A, 5.00% 2027	3,550	4,124
East Side Union High School Dist., G.O. Bonds, 2008 Election, Series 2012-D, 5.00% 2037 (preref. 2022)	500	518
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 2.75% 2028	535	596
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 4.00% 2029	1,210	1,479
Educational Facs. Auth., Rev. Bonds (Chapman University), Series 2021-A, 5.00% 2028	1,375	1,725
Educational Facs. Auth., Rev. Bonds (University of the Pacific), Series 2012-A, 4.00% 2021	560	560
Educational Facs. Auth., Rev. Bonds (University of the Pacific), Series 2012-A, 4.00% 2022	500	500
Educational Facs. Auth., Rev. Ref. Bonds (Stanford University), Series 2009-T-5, 5.00% 2023	1,290	1,375
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2026	530	598
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2027	500	563
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2030	1,000	1,125
County of El Dorado, Community Facs. Dist. No. 1992-1 (El Dorado Hills Dev.), Special Tax Rev. Ref. Bonds, Series 2012, 5.00% 2024	855	888
City of Elk Grove, Fin. Auth., Special Tax Rev. Bonds, Series 2015, BAM insured, 5.00% 2025	580	668
Etiwanda School Dist., G.O. Bonds, 2016 Election, Series 2020-A, 4.00% 2029	570	691
City of Eureka, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2017-B, 5.00% 2022	835	872
City of Fillmore, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2024	1,000	1,116
Folsom Cordova Unified School Dist., School Facs. Improvement Dist. No. 1, G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2004-B, National insured, 0% 2026	1,000	949
City of Fontana, Community Facs. Dist. No. 22 (Sierra Hills South), Special Tax Bonds, Series 2014, 5.00% 2023	535	576

Private Client Services Funds	53

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Fontana, Community Facs. Dist. No. 86 (Etiwanda Ridge), Special Tax Bonds, Series 2020, 4.00% 2026	$100	$112
City of Fontana, Community Facs. Dist. No. 86 (Etiwanda Ridge), Special Tax Bonds, Series 2020, 4.00% 2027	120	136
City of Fontana, Public Facs. Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2021-A, 4.00% 2027	625	724
City of Fontana, Public Facs. Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2021-A, 4.00% 2029	390	463
G.O. Bonds, Series 2020, 5.00% 2026	3,000	3,633
G.O. Bonds, Series 2019, 5.00% 2029	2,000	2,592
G.O. Bonds, Series 2021, 5.00% 2031	85	102
G.O. Bonds, Series 2021, 5.00% 2032	70	84
G.O. Bonds, Series 2021, 5.00% 2034	70	84
G.O. Rev. Ref. Bonds, Series 2007, Assured Guaranty Municipal insured, 5.25% 2032	4,125	5,654
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2027	745	912
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2028	3,000	3,804
G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2029	4,000	4,995
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2029	3,000	3,875
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2029	1,500	1,944
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2029	1,000	1,294
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2031	2,500	3,350
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2035	2,000	2,568
City of Garden Grove, Successor Agcy. to the Dev. Agcy., Tax Allocation Bonds, Series 2016, BAM insured, 5.00% 2022	400	417
City of Glendale, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Central Glendale Redev. Project), Series 2016, BAM insured, 5.00% 2024	425	483
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2018-A, 5.00% 2022 (escrowed to maturity)	3,000	3,084
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2017A-1, 5.00% 2022	1,730	1,775
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Capital Appreciation Bonds, Series 2005-A, AMBAC insured, 0% 2024 (escrowed to maturity)	2,000	1,977
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Capital Appreciation Bonds, Series 2005-A, Assured Guaranty Municipal insured, 0% 2026 (escrowed to maturity)	2,785	2,689
Greenfield Elementary School Dist., G.O. Bonds, Capital Appreciation Bonds, 2006 Election, Series 2007-A, Assured Guaranty Municipal insured, 0% 2029	1,270	1,110
City of Hawthorne, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2024	250	282
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2023	910	967
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2024	1,105	1,174
Health Facs. Fncg. Auth., Rev. Bonds (Cedars-Sinai Medical Center), Series 2016-A, 5.00% 2023	650	705
Health Facs. Fncg. Auth., Rev. Bonds (City of Hope), Series 2012-A, 5.00% 2021	350	351
Health Facs. Fncg. Auth., Rev. Bonds (El Camino Hospital), Series 2017, 5.00% 2025	1,000	1,145
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)	1,025	1,074
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-D, 5.00% 2032 (put 2022)	2,675	2,803
Health Facs. Fncg. Auth., Rev. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2014-A, 5.00% 2025	400	450
Health Facs. Fncg. Auth., Rev. Bonds (PIH Health), Series 2020-A, 5.00% 2030	1,900	2,469
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2019-B, 5.00% 2039 (put 2027)	2,135	2,639
Health Facs. Fncg. Auth., Rev. Bonds (Scripps Health), Series 2012-A, 5.00% 2024	150	151
Health Facs. Fncg. Auth., Rev. Bonds (Scripps Health), Series 2012-A, 5.00% 2025	375	376
Health Facs. Fncg. Auth., Rev. Bonds (Stanford Health Care), Series 2021-A, 3.00% 2054 (put 2025)	4,430	4,836
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2024	3,000	3,413
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2026 (preref. 2025)	300	355
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2041 (preref. 2025)	680	804
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2013-A, 5.00% 2052 (preref. 2023)	1,665	1,806
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-A-1, 5.00% 2027	3,000	3,737
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-C, 5.00% 2031 (put 2022)	6,985	7,319
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Adventist Health System/West), Series 2016-A, 4.00% 2025	1,270	1,418
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2022-A, 5.00% 2026	830	956
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2022	175	183
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2023	135	147
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Health Care), Series 2017-A, 5.00% 2024	1,000	1,139
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Health Care), Series 2017-A, 5.00% 2026	1,750	2,121
Hemet Unified School Dist., Fncg. Auth. Special Tax Rev. Bonds, Series 2015, 5.00% 2026	600	676

54	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Hemet Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 5.00% 2023	$885	$958
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2025	100	117
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2026	125	150
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2027	110	135
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2028	375	470
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2029	140	175
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2030	340	423
Infrastructure and Econ. Dev. Bank, Rev. Bonds (The Colburn School), Series 2015-B, (SIFMA Municipal Swap Index + 1.20%) 1.25% 2037 (put 2022)[1]	1,000	1,001
City of Inglewood, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Merged Redev. Project), Series 2017-A, BAM insured, 5.00% 2027	650	790
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2012, 3.25% 2022	700	718
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2012, 4.00% 2022	400	413
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2013, 5.00% 2024	725	788
City of Irvine, Reassessment Dist. No. 13-1, Limited Obligation Improvement Bonds, Series 2013, 3.375% 2023	850	898
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 4.00% 2022	225	232
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2023	200	217
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2024	210	237
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2025	250	292
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, BAM insured, 4.00% 2025	500	565
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, 4.00% 2028	500	599
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, BAM insured, 4.00% 2030	1,265	1,556
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2027	140	172
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2028	350	439
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2030	215	273
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Bonds, Series 2014-A, 5.00% 2023	500	541
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Bonds, Series 2014-A, 5.00% 2029	710	792
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2023	750	812
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 4.00% 2027	1,615	1,879
Kern Community College Dist., Safety Repair and Improvement G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006, FSA insured, 0% 2022	1,500	1,497
Kings Canyon Joint Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2029	1,600	1,852
La Habra School Dist., G.O. Bonds, Capital Appreciation Bonds, 2000 Election, Series 2002-A, FSA insured, 0% 2026	1,010	953
Lakeside Union School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2029	1,785	2,138
Lammersville Joint Unified School Dist., Community Facs. Dist. No. 2002, Special Tax Bonds, Series 2017, 4.00% 2022	680	699
City of Lodi, Public Fin. Auth., Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2024	260	293
City of Long Beach, Bond Fin. Auth., Rev. Ref. Bonds (Aquarium of the Pacific Project), Series 2012, 5.00% 2021	520	520
Long Beach Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2008-A, Assured Guaranty Municipal insured, 0% 2027	3,865	3,607
City of Los Angeles, Community Facs. Dist. No. 4 (Playa Vista - Phase 1), Special Tax Rev. Ref. Bonds, Series 2014, 5.00% 2023	690	747
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. and Rev. Ref. Bonds, Series 2021-B, 5.00% 2031	420	556
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. Bonds, Series 2019-E, 5.00% 2039	1,130	1,408
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. Ref. Bonds, Series 2019-C, 5.00% 2025	2,000	2,317
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2021-B, 3.00% 2022	3,000	3,057
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2017-C, 5.00% 2022	575	593
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2013-A, 5.00% 2022	515	532

Private Client Services Funds	55

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-D, 5.00% 2024	$535	$601
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 5.00% 2025	1,875	2,181
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-D, 5.00% 2025	500	582
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2019-D, 5.00% 2027	1,100	1,359
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2028	650	823
City of Los Angeles, Solid Waste Resources Rev. Bonds, Series 2013-A, 2.00% 2023	1,110	1,135
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Cantamar Villas), Series 2021-D-1, 0.30% 2025 (put 2024)	1,295	1,290
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Sunny Garden Apartments), Series 2021-C-1, 0.20% 2024 (put 2023)	3,175	3,171
County of Los Angeles, Metropolitan Transportation Auth., Proposition C Sales Tax Rev. Bonds, Series 2021-A, 5.00% 2030	6,410	8,467
County of Los Angeles, Redev. Ref. Auth., Tax Allocation Rev. Ref. Bonds (South Gate Project No. 1), Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2022	1,190	1,235
Los Angeles Community College Dist., G.O. Bonds, 2008 Election, Series 2008-G, 4.00% 2039 (preref. 2024)	3,350	3,683
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014-C, 5.00% 2023	520	561
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2019-A, 5.00% 2027	5,000	6,172
Madera Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006, Assured Guaranty Municipal insured, 0% 2029	585	521
Manhattan Beach Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, Series 1999-C, FGIC-National insured, 0% 2024	3,875	3,753
Manteca Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2006, MBIA insured, 0% 2027	560	517
City of Merced, Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2022	500	522
City of Merced, Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2028	250	291
Montebello Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2028	1,545	1,752
Mountain View School Dist., G.O. Bonds, 2020 Election, Series 2021-A, Assured Guaranty Municipal insured, 4.00% 2023	1,290	1,374
Municipal Fin. Auth., Educational Rev. Bonds (American Heritage Education Foundation Project), Series 2016-A, 4.00% 2026	200	214
Municipal Fin. Auth., Rev. Bonds (California Institute of the Arts), Series 2021, 4.00% 2033	250	298
Municipal Fin. Auth., Rev. Bonds (California Lutheran University), Series 2018, 5.00% 2026	300	357
Municipal Fin. Auth., Rev. Bonds (Retirement Housing Foundation), Series 2017-A, 5.00% 2024	300	339
Municipal Fin. Auth., Rev. Bonds (University of La Verne), Series 2017-A, 5.00% 2023	750	805
Municipal Fin. Auth., Rev. Bonds (Village Grove Apartments), Series 2013-A, 3.10% 2021 (escrowed to maturity)	1,210	1,213
Municipal Fin. Auth., Rev. Ref. Bonds (Biola University), Series 2013, 5.00% 2022	470	490
Municipal Fin. Auth., Rev. Ref. Bonds (Biola University), Series 2017, 5.00% 2026	335	398
Municipal Fin. Auth., Rev. Ref. Bonds (Harbor Regional Center Project), Series 2015, 5.00% 2022	885	927
Municipal Fin. Auth., Rev. Ref. Bonds (Harbor Regional Center Project), Series 2015, 5.00% 2025	500	586
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2028	750	859
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2029	1,085	1,236
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2035	1,000	1,127
Municipal Fin. Auth., Student Housing Rev. Bonds (CHF-Riverside I, LLC - UCR Student Housing Project), Series 2019, BAM insured, 5.00% 2027	530	642
Murrieta Valley Unified School Dist., G.O. Bonds, 2014 Election, Series 2020, 4.00% 2023	335	357
Murrieta Valley Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2023	2,530	2,727
Northern California Energy Auth., Commodity Supply Rev. Bonds, Series 2018, 4.00% 2049 (put 2024)	2,500	2,709
Oak Park Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2006 Election, Series 2009-B, Assured Guaranty Municipal insured, 0% 2029	605	531
Oakland Unified School Dist., G.O. Bonds, 2006 Election, Series 2016-A, 5.00% 2026	1,325	1,584
Oakland Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2028	1,000	1,230
Oakland Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-A, Assured Guaranty Municipal insured, 4.00% 2034	1,000	1,158
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A, 5.00% 2022	2,000	2,071
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2022	915	947
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2024	1,310	1,471
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2025	3,000	3,486
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015, Assured Guaranty insured, 5.00% 2026	1,125	1,309
Ohlone Community College Dist., G.O. Rev. Ref. Bonds, Series 2012, 5.00% 2023 (preref. 2022)	550	570
County of Orange, Airport Private Activity Rev. Ref. Bonds, Series 2019-B, 5.00% 2025	1,065	1,237

56	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
County of Orange, Airport Private Activity Rev. Ref. Bonds, Series 2019-A, 5.00% 2025	$1,000	$1,161
County of Orange, Airport Rev. Ref. Bonds, Series 2019-A, 5.00% 2022	1,000	1,032
County of Orange, Community Facs. Dist. No. 2016-1 (Village of Esencia), Special Tax Bonds, Series 2016-A, 5.00% 2026	570	673
County of Orange, Sanitation Dist., Wastewater Rev. Ref. Obligations, Series 2021-A, 5.00% 2032	1,500	2,010
County of Orange, Water Dist. Rev. Certs. of Part. (Interim Obligations), Series 2019-A, 2.00% 2023	2,725	2,787
City of Oxnard, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 5.00% 2024	250	279
City of Oxnard, Water Rev. Ref. Bonds, Series 2018, BAM insured, 5.00% 2022	700	719
City of Oxnard, Water Rev. Ref. Bonds, Series 2018, BAM insured, 5.00% 2024	450	502
Oxnard Unified School Dist., G.O. Bonds, 2012 Election, Series 2012-A, Assured Guaranty Municipal insured, 5.00% 2037 (preref. 2022)	500	518
Palomar Health, G.O. Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	630	739
Paramount Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 1998 Election, Series 2001-B, Assured Guaranty Municipal insured, 0% 2025	3,000	2,907
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2026	250	298
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2027	200	244
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2028	285	355
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2029	400	507
Peralta Community College Dist., G.O. Rev. Ref. Bonds, Series 2014-A, 5.00% 2025	2,680	3,006
City of Perris, Joint Powers Auth., Local Agcy. Rev. Ref. Bonds (CFD No. 2001-1 IA No. 4 and No. 5; CFD No. 2005-1 IA No. 4), Series 2017-B, 4.00% 2022	915	940
Perris Union High School Dist., Fncg. Auth., Rev. Bonds, Series 2015, 5.00% 2024	1,000	1,115
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2028	185	222
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2029	200	244
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2030	215	260
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2031	350	421
Pleasant Valley School Dist., G.O. Bonds, 2018 Election, Series A, 5.00% 2029	645	770
Pollution Control Fncg. Auth., Water Facs. Rev. Ref. Bonds (American Water Capital Corp. Project), Series 2020, 0.60% 2040 (put 2023)	3,270	3,266
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2013, 4.00% 2022	440	454
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2022	850	881
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015-B, BAM insured, 5.00% 2022	500	520
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2016-A, 5.00% 2023	885	961
Public Fin. Auth., Electric System Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2023	730	791
Public Fin. Auth., Reassessment Rev. Ref. Bonds, Series 2019, 5.00% 2022	1,115	1,156
Public Fin. Auth., Reassessment Rev. Ref. Bonds, Series 2019, 5.00% 2029	1,000	1,250
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2017, Assured Guaranty Municipal insured, 5.00% 2023	500	542
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2028	450	507
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2029	500	571
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2031	520	605
Public Works Board, Lease Rev. Bonds (Dept. of Corrections, Various State Prisons), Series 2019-D, 5.00% 2028	1,000	1,266
Public Works Board, Lease Rev. Ref. Bonds (Dept. of Corrections, Various State Prisons), Series 2015-A, 5.00% 2023	790	849
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2024	1,650	1,876
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-C, 5.00% 2026	4,060	4,823
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2028	5,005	6,164
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-D, 5.00% 2028	5,000	6,043
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-B, 5.00% 2028	1,415	1,750
City of Rancho Cucamonga, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Rancho Redev. Project Area), Series 2014, Assured Guaranty Municipal insured, 5.00% 2026	600	673
City of Rancho Cucamonga, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Rancho Redev. Project Area), Series 2014, Assured Guaranty Municipal insured, 5.00% 2028	300	335
City of Redding, Joint Powers Fin. Auth., Electric System Rev. Bonds, Series 2015-A, 5.00% 2024	15	17
Rialto Unified School Dist., G.O. Bonds, 2010 Election, Series 2019, 3.00% 2026	600	669
Rialto Unified School Dist., G.O. Bonds, 2010 Election, Series 2019, 3.00% 2027	750	847
City of Richmond, Successor Agcy. to the Redev. Agcy., Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2025	200	224
Rio Elementary School Dist., Community Facs. Dist. No. 1, Special Tax Bonds, Series 2016, BAM insured, 5.00% 2032	240	282
Rio Elementary School Dist., Community Facs. Dist. No. 1, Special Tax Rev. Ref. Bonds, Series 2014, 5.00% 2022	400	415

Private Client Services Funds	57

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Rio Hondo Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2010-C, 0% 2033	$660	$534
County of Riverside, Public Fncg. Auth., Tax Allocation Rev. Bonds (Project Area No. 1, Desert Communities and Interstate 215 Corridor Projects), Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2023	1,075	1,169
County of Riverside, Public Fncg. Auth., Tax Allocation Rev. Ref. Bonds (Hemet Project), Series 2014, BAM insured, 5.00% 2023	500	542
Riverside Community Properties Dev., Inc., Lease Rev. Bonds (Riverside County Law Building Project), Series 2013, 6.00% 2038 (preref. 2023)	2,585	2,876
Riverside Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2025	350	399
Riverside Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2026	400	457
Riverside Unified School Dist., G.O. Bonds, 2016 Election, Series 2019, 4.00% 2029	850	992
City of Roseville, Community Facs. Dist. No. 1 (Westpark), Special Tax Rev. Ref. Bonds, Series 2015, 5.00% 2024	1,000	1,117
City of Sacramento, Municipal Utility Dist., Electric Rev. Bonds, Series 1997-K, AMBAC insured, 5.25% 2024	770	835
County of Sacramento, Airport System Rev. Ref. Bonds, Series 2018-E, 5.00% 2027	1,015	1,247
County of Sacramento, Airport System Rev. Ref. Bonds, Series 2018-E, 5.00% 2030	200	248
County of Sacramento, Sanitation Dist. Fin. Auth., Rev. Ref. Bonds, Series 2021, 5.00% 2032	500	694
Sacramento Unified School Dist., G.O. Bonds, Series 2015, Assured Guaranty Municipal insured, 5.00% 2030	1,000	1,107
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2027	585	683
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2017-E, 5.00% 2027	555	677
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2028	610	723
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2029	635	762
Sacramento Unified School Dist., G.O. Rev. Ref. Bonds, Series 2012, 5.25% 2024	1,300	1,340
San Bernardino Unified School Dist., G.O. Rev. Ref. Bonds, Series 2013-A, Assured Guaranty Municipal insured, 5.00% 2022 (escrowed to maturity)	1,500	1,553
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2027	635	743
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2028	880	1,047
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2029	430	520
City of San Diego, Limited Obligation Rev. Bonds (Sanford Burnham Prebys Medical Discovery Institute Project), Series 2015-A, 5.00% 2022	200	209
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2030	200	263
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2031	150	197
City of San Diego, Public Facs. Fncg. Auth., Water Rev. Bonds, Series 2020-A, 5.00% 2029	500	648
County of San Diego, Community Facs. Dist. No. 2008-1 (Harmony Grove Village), Improvement Area No. 2, Special Tax Bonds, Series 2020-A, 4.00% 2026	255	288
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2027	400	490
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2028	320	401
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2029	585	745
County of San Diego, Regional Airport Auth., Airport Rev. Bonds, Series 2013-A, 5.00% 2023	245	264
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	3,990	4,117
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-A, 5.00% 2028	1,000	1,252
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-A, 5.00% 2029	1,000	1,274
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2031	1,405	1,817
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Bonds, Series 2021-B, 5.00% 2029	320	414
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Green Bonds, Series 2020-A, 5.00% 2028	850	1,073
County of San Diego, Water Auth. Rev. Ref. Bonds, Series 2013-A, 5.00% 2031 (preref. 2022)	900	944
County of San Diego, Water Auth. Rev. Ref. Green Bonds, Series 2021-A, 5.00% 2028	1,000	1,264
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2028	1,285	1,619
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2016-SR-1, 4.00% 2031	3,000	3,435
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2015-R-4, 5.00% 2026	1,000	1,166
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2015-R-4, 5.00% 2027	3,000	3,497
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Bonds, Series 2019-D-2, 5.00% 2024	1,000	1,114

58	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2021-B-2, 5.00% 2031	$2,780	$3,666
City and County of San Francisco, Public Utilities Commission, San Francisco Water Rev. Bonds, Series 2011-A, 5.00% 2029 (preref. 2021)	3,000	3,000
City and County of San Francisco, Successor Agcy. to the Redev. Agcy., Special Tax Rev. Ref. Bonds (San Francisco Redev. Projects), Series 2014-C, 5.00% 2022	305	316
City of San Francisco, Bay Area Rapid Transit Dist., G.O. Bonds, 2016 Election, Series 2020-C-1, 5.00% 2027	1,500	1,859
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2023	2,510	2,701
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2027	1,525	1,871
San Francisco Unified School Dist., G.O. Bonds, 2016 Election, Series 2020-B, 4.00% 2022	1,000	1,024
San Francisco Unified School Dist., G.O. Bonds, 2016 Election, Series 2020-B, 4.00% 2029	1,000	1,192
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2022	25	26
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2023	40	43
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2024	65	72
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2025	90	103
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2026	155	183
San Joaquin Hills Transportation Corridor Agcy., Toll Road Rev. Ref. Bonds, Capital Appreciation Bonds, Series 1993, National insured, 0% 2022 (escrowed to maturity)	5,000	4,998
San Joaquin Hills Transportation Corridor Agcy., Toll Road Rev. Ref. Bonds, Capital Appreciation Bonds, Series 1997-A, National insured, 0% 2025	285	278
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2029	500	633
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2030	250	322
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-B, 5.00% 2032	1,250	1,639
City of San Jose, Fin. Auth., Lease Rev. Ref. Bonds (Civic Center Project), Series 2013-A, 5.00% 2030 (preref. 2023)	1,625	1,747
City of San Jose, G.O. Bonds (Disaster Preparedness, Public Safety and Infrastructure), Series 2021-A, 5.00% 2030	2,250	2,993
San Jose Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006-C, National insured, 0% 2025	795	776
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2022	500	518
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2023	375	406
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2024	500	565
San Ramon Valley Unified School Dist., G.O. Bonds, 2012 Election, Series 2018, 5.00% 2024	1,000	1,127
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2022	310	322
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2024	530	592
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2025	375	418
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Malibu Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2024	1,235	1,361
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Malibu Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025	345	391
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025	405	459
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2027	500	590
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2029	500	609
Saugus Union School Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2006, FGIC-National insured, 0% 2024	1,210	1,187
Saugus Union School Dist., Saugus/Hart School Facs. Fin. Auth., Community Facs. Dist. No. 2006-1, Special Tax Rev. Bonds, Series 2016, 5.00% 2024	500	558
Saugus Union School Dist., Saugus/Hart School Facs. Fin. Auth., Community Facs. Dist. No. 2006-1, Special Tax Rev. Bonds, Series 2016, 5.00% 2025	1,110	1,275
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 4.00% 2027[2]	740	831
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 4.00% 2029[2]	805	894
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 5.00% 2031[2]	875	1,008
School Fin. Auth., School Fac. Rev. Bonds (Kipp LA Projects), Series 2017-A, 5.00% 2027[2]	600	719
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2014-A, 4.125% 2024	940	992
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2017-A, 5.00% 2024[2]	585	648
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2015-A, 3.625% 2025[2]	600	634
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2017-A, 5.00% 2026[2]	505	591
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2022[2]	200	206
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2023[2]	225	241
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2024[2]	130	144
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2024[2]	100	111

Private Client Services Funds	59

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2025[2]	$150	$171
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2025[2]	105	120
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2026[2]	110	129
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2026[2]	105	123
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2027[2]	220	264
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2027[2]	100	120
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2028[2]	100	122
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2029[2]	100	124
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2030[2]	100	126
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2023	150	155
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2024	145	150
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2025	365	378
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2026	150	155
City of Signal Hill, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2015-A, BAM insured, 5.00% 2023	500	544
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2019-A, 3.00% 2024	4,065	4,259
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2021-B, 0.50% 2026	5,040	4,998
Solano Community College Dist., G.O. Bonds, 2015 Election, Series 2013-A, 4.375% 2047 (preref. 2023)	595	638
South Placer Wastewater Auth., Wastewater Rev. Ref. Bonds, Series 2020, 5.00% 2031	2,885	3,825
South Placer Wastewater Auth., Wastewater Rev. Ref. Bonds, Series 2020, 5.00% 2032	500	675
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2027	1,100	1,362
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2026	200	241
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2027	400	495
Stanislaus Union School Dist., G.O. Rev. Ref. Bonds, Series 2019, BAM insured, 5.00% 2025	500	582
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Harriet Tubman Terrace Apartments), Series 2021-Q, 0.24% 2024 (put 2023)	7,000	6,990
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	5,000	4,998
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2015-A, 5.00% 2025	750	862
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2015-A, 5.00% 2028	2,085	2,447
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2034	975	1,184
Statewide Communities Dev. Auth., Rev. Bonds (American Baptist Homes of the West), Series 2015, 5.00% 2023	1,110	1,203
Statewide Communities Dev. Auth., Rev. Bonds (Cottage Health System Obligated Group), Series 2015, 5.00% 2043 (preref. 2024)	5,000	5,694
Statewide Communities Dev. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2014, Assured Guaranty Municipal insured, 5.00% 2022	750	782
Statewide Communities Dev. Auth., Rev. Bonds (Jewish Home of San Francisco), Series 2016, 5.00% 2026	575	693
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025	310	311
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Episcopal Communities and Services), Series 2012, 5.00% 2024	300	307
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Huntington Memorial Hospital), Series 2014-B, 5.00% 2026	200	224
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Methodist Hospital of Southern California), Series 2018, 5.00% 2023	500	526
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Methodist Hospital of Southern California), Series 2018, 5.00% 2024	390	427
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Rady Children’s Hospital), Series 2016-B, 5.00% 2028	860	1,081
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B CHF-Irvine, LLC), Series 2021, BAM insured, 5.00% 2031	3,000	3,958
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B CHF-Irvine, LLC), Series 2021, BAM insured, 5.00% 2032	3,500	4,588
Statewide Communities Dev. Auth., Student Housing Rev. Ref. Bonds (CHF-Irvine, LLC - University of California, Irvine East Campus Apartments), Series 2016, 5.00% 2022	1,000	1,026
Stockton Unified School Dist., G.O. Bonds, 2012 Election, Series 2018-C, BAM insured, 5.00% 2030	2,145	2,681
City of Suisun, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-B, BAM insured, 5.00% 2022	400	417

60	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Sweetwater Union High School Dist., G.O. Bonds, 2006 Election, Series 2006, 4.00% 2026	$515	$573
Sweetwater Union High School Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2025	1,715	1,918
Sweetwater Union High School Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2026	6,000	6,691
Tobacco Securitization Auth. of Northern California, Tobacco Settlement Asset-Backed Rev. Ref. Senior Bonds (Sacramento County Tobacco Securitization Corp.), Series 2021-A-1, 5.00% 2024	1,250	1,391
Tobacco Securitization Auth. of Southern California, Tobacco Settlement Asset-Backed Rev. Ref. Bonds (San Diego County Tobacco Asset Securitization Corp.), Series 2019-A, 5.00% 2025	1,000	1,151
City of Tracy, Successor Agcy. to the Community Dev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2030	545	628
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2027	600	737
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2028	700	879
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2029	660	845
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2030	300	386
City of Tustin, Community Facs. Dist. No. 06-1 (Tustin Legacy/Columbus Villages), Special Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2024	860	973
Tustin Unified School Dist., Community Facs. Dist. No. 88-1, Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2022	830	862
Twin Rivers Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 5.00% 2024	400	447
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, National insured, 0% 2022	175	174
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, MBIA insured, 0% 2023	1,500	1,486
Union City, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-A, 5.00% 2023	375	409
Regents of the University of California, G.O. Rev. Bonds, Series 2013-AK, 5.00% 2048 (put 2023)	2,000	2,146
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2031	1,150	1,511
Val Verde Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-A, Assured Guaranty Municipal insured, 4.00% 2023	600	637
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2016-B, 3.50% 2045	1,055	1,111
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2019-A, 4.00% 2049	2,810	3,060
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2020-A, 3.00% 2050	4,975	5,339
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2017-CQ, 4.00% 2047	1,380	1,481
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2018-CR, 4.00% 2048	4,770	5,164
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2019-CS, 4.00% 2049	2,675	2,908
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2020-CT, 3.00% 2050	4,980	5,345
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2016-CN, 3.50% 2045	680	710
Victor Valley Union High School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 4.00% 2024	730	801
Victor Valley Union High School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 4.00% 2026	270	311
City of Vista, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-B-1, Assured Guaranty Municipal insured, 5.00% 2022	340	353
City of Vista, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-B-1, Assured Guaranty Municipal insured, 4.00% 2025	400	451
West Basin Municipal Water Dist., Rev. Ref. Bonds, Series 2021-A, 5.00% 2030	1,065	1,408
West Basin Municipal Water Dist., Rev. Ref. Bonds, Series 2021-A, 5.00% 2031	745	1,006
West Contra Costa Unified School Dist., G.O. Bonds, 2010 Election, Series 2020-F, Assured Guaranty Municipal insured, 4.00% 2028	600	715
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2030	900	1,098
West Contra Costa Unified School Dist., G.O. Rev. Ref. Bonds, 2005 Election, Series 2008-B, 6.00% 2027	3,000	3,846
West Kern Community College Dist., G.O. Rev. Ref. Bonds, Series 2019, BAM insured, 4.00% 2032	2,700	3,217
Westminster School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2009-A-1, Assured Guaranty insured, 0% 2023	1,000	994
Whittier City School Dist., G.O. Rev. Ref. Bonds, Series 2016, 4.00% 2030	825	941
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2029	215	258

Private Client Services Funds	61

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2030	$235	$280
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2031	260	309
Yosemite Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2010-D, 0% 2031	500	428
		559,873

Missouri 0.02%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038	95	101

Texas 0.08%
County of Tarrant, Cultural Education Facs. Fin. Corp., Rev. Ref. Bonds (Christus Health), Series 2018-A, 5.00% 2024	500	558

United States 0.49%
Freddie Mac, Multi Family Mortgage Bonds, Series 2019-ML-05, Class ACA, 3.35% 2033	2,911	3,242

Total bonds, notes & other debt instruments (cost: $553,137,000)		563,774

Short-term securities 13.64%
Municipals 13.64%
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-A, 0.02% 2035[1]	15,765	15,765
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-B, 0.02% 2035[1]	4,000	4,000
State of California, Irvine Ranch Water Dist. Nos. 105, 140, 240 and 250, Consolidated G.O. Bonds, Series 1993, 0.01% 2033[1]	5,700	5,700
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023	2,000	1,990
State of California, City of Los Angeles, Dept. of Water and Power, Power System Demand Rev. Bonds, Series 2002-A-2, 0.01% 2035[1]	7,500	7,500
State of California, City of Los Angeles, Dept. of Water and Power, Power System Demand Rev. Bonds, Series 2002-A-1, 0.01% 2035[1]	2,500	2,500
State of California, City of Los Angeles, Dept. of Water and Power, Rev. Bonds, Series 2021-A-1, 0.02% 2050[1]	8,500	8,500
State of California, City of Los Angeles, Dept. of Water and Power, Water System Bonds, Series 2019-A, 0.01% 2049[1]	5,200	5,200
State of California, County of Los Angeles, Schools Pooled Fncg. Program, Certs. of Parts., Series 2021-B, 2.00% 12/30/2021	6,000	6,018
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-2, 0.02% 2037[1]	3,605	3,605
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-1, 0.02% 2037[1]	750	750
State of California, Municipal Fin. Auth., Pollution Control Rev. Ref. Bonds (Chevron U.S.A., Inc. Project), Series 2005, 0.02% 2025[1]	3,000	3,000
State of California, County of Riverside, Tax and Rev. Anticipation Notes, Series 2021, 2.00% 6/30/2022	5,000	5,063
State of California, Statewide Communities Dev. Auth., Pollution Control Rev. Ref. Bonds (Chevron U.S.A., Inc. Project), Series 2002, 0.02% 2024[1]	2,435	2,435
State of California, City of Stockton, Public Fncg. Auth., Wastewater Bond Anticipation Notes, Series 2019, 1.40% 6/1/2022	4,525	4,527
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-4, 0.01% 2048[1]	11,295	11,295
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-1, 0.02% 2032[1]	2,755	2,755

Total short-term securities (cost: $90,579,000)		90,603
Total investment securities 98.53% (cost: $643,716,000)		654,377
Other assets less liabilities 1.47%		9,753

Net assets 100.00%		$664,130

62	Private Client Services Funds

Capital Group California Core Municipal Fund

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	[3]	Value at 10/31/2021 (000)	[4]	Unrealized appreciation at 10/31/2021 (000)
10 Year U.S. Treasury Note Futures	Short	63	December 2021	$(6,300)		$(8,234)		$94

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[2]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $7,326,000, which represented 1.10% of the net assets of the fund.
[3]	Notional amount is calculated based on the number of contracts and notional contract size.
[4]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

Private Client Services Funds	63

Capital Group California Short-Term Municipal Fund

Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 85.57%	Principal amount (000)	Value (000)
California 85.57%
City of Alhambra, Rev. Ref. Bonds (Atherton Baptist Homes Project), Series 2016, 5.00% 2023	$450	$474
Alvord Unified School Dist., G.O. Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2022	500	518
City of Anaheim, Housing and Public Improvements Auth., Rev. Bonds (Electric Utility Distribution System Improvements), Series 2020-A, 5.00% 2022	230	240
City of Anaheim, Housing and Public Improvements Auth., Rev. Bonds (Electric Utility Distribution System Improvements), Series 2020-A, 5.00% 2023	200	218
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Sharp HealthCare), Series 2012-A, 5.00% 2023 (preref. 2022)	1,640	1,660
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2013-S-4, 5.00% 2043 (preref. 2023)	1,525	1,629
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-A, 2.00% 2056 (put 2028)	1,000	1,055
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2017-S-7, 5.00% 2024	1,000	1,112
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2012-F-1, 5.00% 2031 (preref. 2022)	1,365	1,392
City of Beaumont, Wastewater Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2022	225	234
City of Burbank, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015, BAM insured, 5.00% 2022	500	526
Burlingame Elementary School Dist., G.O. Bonds, 2020 Election, Series A, 3.00% 2022	600	613
Trustees of the California State University, Systemwide Rev. Bonds, Series 2018-A, 5.00% 2023	1,045	1,144
Trustees of the California State University, Systemwide Rev. Bonds, Series 2013-A, 5.00% 2023	400	438
Trustees of the California State University, Systemwide Rev. Bonds, Series 2020-A, 5.00% 2024	800	911
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-3, 4.00% 2051 (put 2023)	1,650	1,740
Chino Basin Regional Fin. Auth., Rev. Notes (Inland Empire Utilities Interim Fncg.), Series 2020-B, 4.00% 2025	1,500	1,695
Coast Community College Dist., G.O. Bonds, Capital Appreciation Bonds, Series 2006-B, Assured Guaranty insured, 0% 2026	1,205	1,157
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 4.00% 2022	1,350	1,379
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 5.00% 2025	125	144
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 5.00% 2027	500	609
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2024	400	435
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2025	410	456
East Side Union High School Dist., G.O. Rev. Ref. Bonds, Series 2020, BAM insured, 5.00% 2025	845	990
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2023	255	271
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2025	275	304
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2026	285	319
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 5.00% 2024	225	253
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 5.00% 2026	300	361
Educational Facs. Auth., Rev. Bonds (Chapman University), Series 2021-A, 5.00% 2025	425	490
County of El Dorado, Community Facs. Dist. No. 1992-1 (El Dorado Hills Dev.), Special Tax Rev. Ref. Bonds, Series 2012, 5.00% 2022	845	879

64	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Fowler Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 4.00% 2024	$745	$817
County of Fresno, Central Unified School Dist., G.O. Bonds, 2020 Election, Series 2021-A, 4.00% 2024	395	435
Fresno Joint Powers Fin. Auth., Rev. Ref. Bonds (Master Lease Projects), Series 2017-A, Assured Guaranty Municipal insured, 5.00% 2022	1,350	1,375
G.O. Bonds, Series 2021, 5.00% 2027	1,475	1,829
G.O. Bonds, Series 2013-E, (SIFMA Municipal Swap Index + 0.43%) 0.48% 2029 (put 2023)[1]	500	501
Glendale Community College Dist., G.O. Rev. Ref. Bonds, 2016 Election, Series 2020-B, 4.00% 2023	500	533
Glendale Unified School Dist., G.O. Bonds, 2011 Election, Series 2020-E, 4.00% 2024	475	524
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2017A-1, 5.00% 2022	1,500	1,539
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2018-A, 5.00% 2022 (escrowed to maturity)	1,000	1,028
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2024	410	436
Health Facs. Fncg. Auth., Rev. Bonds (El Camino Hospital), Series 2017, 5.00% 2025	400	466
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)	1,000	1,048
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-A, 5.00% 2022	300	313
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-B-3, 2.00% 2036 (put 2025)	1,000	1,057
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-B-2, 4.00% 2036 (put 2024)	110	122
Health Facs. Fncg. Auth., Rev. Bonds (Stanford Health Care), Series 2021-A, 3.00% 2054 (put 2025)	1,475	1,610
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2022 (escrowed to maturity)	200	210
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2023	1,275	1,396
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2025	400	470
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2026 (preref. 2025)	275	325
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2046 (preref. 2025)	250	296
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-C, 5.00% 2031 (put 2022)	1,150	1,205
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Adventist Health System/West), Series 2016-A, 4.00% 2022	300	304
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2022-A, 5.00% 2024	680	737
Health Facs. Fncg. Auth., Rev. Ref. Bonds (St. Joseph Health System), Series 2009-D, 1.70% 2033 (put 2022)	750	761
Health Facs. Fncg. Auth., Rev. Ref. Bonds (St. Joseph Health System), Series 2009-C, 5.00% 2034 (put 2022)	1,200	1,255
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Hospital and Clinics), Series 2008-A-3, 5.50% 2040 (preref. 2021)	1,500	1,503
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Sutter Health), Series 2016-B, 5.00% 2026	700	847
Hemet Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 4.00% 2024	500	549
Infrastructure and Econ. Dev. Bank, Rev. Bonds (Stanford Consortium Project), Series 2016-A, 5.00% 2022	265	272
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Segerstrom Center for the Arts), Series 2016-B, 5.00% 2023	1,000	1,075
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (The Broad), Series 2021-A, 5.00% 2026	585	702
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2015, 5.00% 2024	965	1,093
County of Kern, Water Agcy., Improvement Dist. No. 4, Water Rev. Ref. Bonds, Series 2016-A, Assured Guaranty Municipal insured, 5.00% 2023	800	857
Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bonds, 2016 Election, Series 2020-C, 4.00% 2026	645	745
Kings Canyon Joint Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	470	487
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2022	270	278
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2023	260	277
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2024	425	468
Lake Elsinore Facs. Fin. Auth., Local Agcy. Rev. Ref. Bonds, Series 2021-B, Assured Guaranty Municipal insured, 4.00% 2026	195	224
Lake Elsinore Facs. Fin. Auth., Local Agcy. Rev. Ref. Bonds, Series 2021-B, Assured Guaranty Municipal insured, 4.00% 2027	210	245
Los Altos Union High School Dist., G.O. Bonds, Capital Appreciation Bonds, Series 1997-C, National insured, 0% 2022	460	460
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2021-B, 3.00% 2022	1,000	1,019
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2013-A, 5.00% 2022	590	609
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2014-D, 4.00% 2023	500	531
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2019-B, 5.00% 2023	1,000	1,079
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2014-B, 5.00% 2023	825	891
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2016-B, 5.00% 2024	800	900
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2025	500	583
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2026	300	361
City of Los Angeles, Solid Waste Resources Rev. Bonds, Series 2013-A, 2.00% 2023	500	511

Private Client Services Funds	65

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2024	$1,000	$1,122
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2025	1,500	1,745
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2026	400	481
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-RYQ, 5.00% 2025	750	873
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2017-A, 5.00% 2025	1,000	1,164
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014-A, 5.00% 2022	250	258
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015-A, 5.00% 2023	685	739
Mammoth Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 1998 Election, Series 2000, AMBAC insured, 0% 2023	1,000	991
Menifee Union School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, BAM insured, 4.00% 2022	250	256
Menifee Union School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2026	755	852
Merced City School Dist., G.O. Bonds, Capital Appreciation Bonds, 2003 Election, Series 2005, MBIA insured, 0% 2023	1,065	1,056
Modesto Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2016, 5.00% 2023	160	174
Modesto Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2021, 5.00% 2026	635	763
Mountain View Whisman School Dist., G.O. Bonds, 2012 Election, Series 2016-B, 5.00% 2025	610	716
Municipal Fin. Auth., Solid Waste Rev. Ref. Bonds (Republic Services, Inc. Project), Capital Appreciation Bonds, Series 2010, Assured Guaranty Municipal insured, 0% 2023	260	258
Municipal Fin. Auth., Student Housing Rev. Bonds (CHF-Davis II, LLC - Orchard Park Student Housing Project), Series 2021, BAM insured, 5.00% 2025	400	459
Napa Valley Unified School Dist., G.O. Rev. Ref. Bonds, Series 2013, 5.00% 2024 (preref. 2023)	250	271
New Haven Unified School Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2012, Assured Guaranty Municipal insured, 0% 2023	965	956
Newport Mesa Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2007, National insured, 0% 2022	1,000	999
Northern California Energy Auth., Commodity Supply Rev. Bonds, Series 2018, 4.00% 2049 (put 2024)	1,000	1,084
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A, 5.00% 2022	1,000	1,035
County of Orange, Sanitation Dist., Wastewater Rev. Ref. Obligations, Series 2021-A, 5.00% 2026	1,750	2,082
County of Orange, Transportation Auth., Bond Anticipation Notes (I-405 Improvement Project), Series 2021, 5.00% 2024	1,185	1,345
County of Orange, Water Dist. Rev. Ref. Bonds, Series 2019-C, 5.00% 2024	500	565
Pasadena Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, 5.00% 2024	655	739
Peralta Community College Dist., G.O. Bonds, 2006 Election, Series 2020-E-1, 5.00% 2025	1,000	1,166
City of Perris, Joint Powers Auth., Local Agcy. Rev. Ref. Bonds (CFD No. 2001-1 IA No. 4 and No. 5; CFD No. 2005-1 IA No. 4), Series 2017-B, 5.00% 2024	990	1,105
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2024	240	265
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2025	400	453
Pittsburg Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2010 Election, Series 2012-C, 0% 2047 (preref. 2022)	200	47
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2026	440	479
Public Works Board, Lease Rev. Bonds (Various Capital Projects), Series 2014-E, 5.00% 2022	500	520
Public Works Board, Lease Rev. Bonds (Various Capital Projects), Series 2011-A, 5.00% 2027	1,025	1,026
Public Works Board, Lease Rev. Ref. Bonds (Dept. of State Hospitals), Series 2016-E, 5.00% 2025	1,000	1,072
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2020-E, 5.00% 2024	1,000	1,137
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2024	505	574
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-B, 5.00% 2024	330	374
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2025	1,330	1,517
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2027	250	302
Public Works Board, Lease Rev. Ref. Bonds (Various State Office Buildings), Series 2015-F, 5.00% 2024	150	167
Ravenswood City School Dist., G.O. Bonds, 2016 Election, Series 2016, 5.00% 2023	445	482
City of Redding, Electric System Rev. Ref. Bonds, Series 2018, 5.00% 2022	725	745
City of Richmond, Wastewater Rev. Ref. Bonds, Series 2019-B, 5.00% 2023	940	1,019
County of Riverside, Infrastructure Fncg. Auth., Lease Rev. Ref. Bonds, Series 2015-A, 5.00% 2021	850	850
County of Riverside, Infrastructure Fncg. Auth., Lease Rev. Ref. Bonds, Series 2015-A, 5.00% 2021 (escrowed to maturity)	150	150
Riverside Unified School Dist., G.O. Bonds, 2016 Election, Series 2019, 4.00% 2024	125	138
Robla School Dist., G.O. Bonds, 2018 Election, Series 2019-A, Assured Guaranty Municipal insured, 4.00% 2022	740	761
City of Roseville, Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2016, 4.00% 2022	620	639

66	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Sacramento, Municipal Utility Dist., Electric Rev. Bonds, Series 1997-K, AMBAC insured, 5.25% 2024	$115	$125
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2023	450	478
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2024	520	569
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2026	490	564
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2027	255	316
City of San Diego, Public Fin. Auth., Water Rev. Bonds, Series 2020-A, 5.00% 2022	335	347
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2023	500	539
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2024	500	561
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,000	1,032
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Bonds, Series 2021-B, 5.00% 2026	140	167
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-A, 5.00% 2025	1,000	1,160
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Bonds, Series 2019-D-2, 5.00% 2024	2,000	2,229
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2009-D-2, 4.00% 2023 (escrowed to maturity)	400	422
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2016-A-2, 5.00% 2024	400	446
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2019-D-2, 5.00% 2026	500	596
City and County of San Francisco, G.O. Bonds (Earthquake Safety and Emergency Response), Series 2021-E-1, 5.00% 2025	815	949
City and County of San Francisco, Public Utilities Commission, San Francisco Water Rev. Bonds, Series 2011-A, 5.00% 2029 (preref. 2021)	1,000	1,000
City and County of San Francisco, Public Utilities Commission, Wastewater Rev. Green Bonds, Series 2018-C, 2.125% 2048 (put 2023)	1,000	1,026
City and County of San Francisco, Successor Agcy. to the Redev. Agcy., Special Tax Rev. Ref. Bonds (San Francisco Redev. Projects), Series 2014-C, 5.00% 2022	250	259
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2024	865	968
San Gabriel Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2012-B, 0% 2023	200	198
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2026	440	522
City of San Jose, Fin. Auth., Lease Rev. Ref. Bonds (Civic Center Project), Series 2013-A, 5.00% 2030 (preref. 2023)	2,000	2,150
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2022	155	161
Santa Monica-Malibu Unified School Dist., Certs. of Part., Capital Appreciation Notes, Series 2001-C, National insured, 0% 2022	100	100
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2024	485	535
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025	335	380
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2025	1,050	1,187
Semitropic Water Storage Dist., Water Banking Rev. Ref. Bonds, Series 2012-A, 5.00% 2035 (preref. 2022)	1,325	1,393
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2019-A, 3.00% 2024	2,500	2,620
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2021-B, 0.50% 2026	2,025	2,008
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2025	1,000	1,166
Southern California Public Power Auth., Rev. Ref. Bonds (Milford Wind Corridor Phase I Project), Series 2019-1, 5.00% 2022	200	206
Southern California Public Power Auth., Rev. Ref. Green Bonds (Linden Wind Energy Project), Series 2020-A, 5.00% 2024	550	606
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024	520	585
Southwestern Community College Dist., G.O. Rev. Ref. Bonds (2019 Crossover), Series 2016-B, 4.00% 2022	310	319
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2022	265	274
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2021	150	150
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2023	250	268
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-B, 4.00% 2023	660	708
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Harriet Tubman Terrace Apartments), Series 2021-Q, 0.24% 2024 (put 2023)	2,000	1,997

Private Client Services Funds	67

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	$1,000	$1,000
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018, 5.00% 2022	150	152
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2023	135	144
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2024	200	222
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2025	415	477
Statewide Communities Dev. Auth., Rev. Bonds (Cottage Health System Obligated Group), Series 2015, 5.00% 2043 (preref. 2024)	1,500	1,708
Statewide Communities Dev. Auth., Rev. Bonds (Huntington Memorial Hospital), Series 2018, 5.00% 2022	700	722
Statewide Communities Dev. Auth., Rev. Bonds (Huntington Memorial Hospital), Series 2018, 5.00% 2026	325	387
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025	155	155
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B CHF-Irvine, LLC), Series 2021, BAM insured, 5.00% 2029	1,865	2,379
City of Stockton, Public Fncg. Auth., Water Rev. Ref. Green Bonds, Series 2018-A, BAM insured, 5.00% 2022	1,210	1,260
Torrance Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2009-B-1, 0% 2023	250	248
City of Tracy, Successor Agcy. to the Community Dev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	450	465
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2025	500	583
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2026	550	659
Twin Rivers Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 5.00% 2027	225	269
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, MBIA insured, 0% 2023	440	436
Regents of the University of California, G.O. Rev. Bonds, Series 2013-AK, 5.00% 2048 (put 2023)	1,000	1,073
Regents of the University of California, Limited Project Rev. Bonds, Series 2012-G, 5.00% 2022	150	154
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026	2,500	2,930
Val Verde Unified School Dist., G.O. Bonds, 2020 Election, Series 2020-A, BAM insured, 4.00% 2023	450	478
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2016-B, 3.50% 2045	465	490
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2019-A, 4.00% 2049	1,310	1,427
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2020-A, 3.00% 2050	995	1,068
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2017-CQ, 4.00% 2047	655	703
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2018-CR, 4.00% 2048	1,195	1,294
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2020-CT, 3.00% 2050	1,990	2,136
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2016-CN, 3.50% 2045	680	710
Dept. of Water Resources, Water System Rev. Bonds (Central Valley Project), Series 2021-BD, 5.00% 2025	1,000	1,183
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2024	300	329
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2026	640	737
West Contra Costa Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A-1, 5.00% 2024	250	281
Western Riverside Water and Wastewater Fncg. Auth., Local Agcy. Rev. Ref. Bonds, Series 2016-A, 5.00% 2022	100	104
City of Westminster, Successor Agcy. to the Redev. Agcy., Commercial Redev. Project No. 1, Tax Allocation Rev. Ref. Bonds, Series 2016-B, BAM insured, 4.00% 2022	120	124
Whittier Union High School Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2022	300	311
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, 4.00% 2026	160	184
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2027	180	210
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2028	200	237

Total bonds, notes & other debt instruments (cost: $154,232,000)		155,490

Short-term securities 15.60%
Municipals 15.60%
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-A, 0.02% 2035[1]	8,700	8,700
State of California, City of Los Angeles, Dept. of Water and Power, Power System Rev. Ref. Bonds, Series 2001-B-3, 0.01% 2034[1]	1,300	1,300
State of California, City of Los Angeles, Dept. of Water and Power, Rev. Bonds, Series 2021-A-1, 0.02% 2050[1]	4,000	4,000

68	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-2, 0.02% 2037[1]	$3,500	$3,500
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.02% 2042[1]	1,350	1,350
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-4, 0.01% 2048[1]	3,600	3,600
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-1, 0.02% 2048[1]	1,000	1,000
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-2, 0.01% 2032[1]	3,000	3,000
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-1, 0.02% 2032[1]	1,900	1,900

Total short-term securities (cost: $28,351,000)		28,350

Total investment securities 101.17% (cost: $182,583,000)		183,840
Other assets less liabilities (1.17%)		(2,121)

Net assets 100.00%		$181,719

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

Private Client Services Funds	69

Capital Group Core Bond Fund

Investment portfolio October 31, 2021

Portfolio by type of security	Percent of net assets

Portfolio quality summary*	Percent of net assets
U.S. Treasury and agency†	42.25%
AAA/Aaa	20.93
AA/Aa	9.15
A/A	14.63
BBB/Baa	8.72
Short-term securities & other assets less liabilities	4.32

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.
†	These securities are guaranteed by the full faith and credit of the U.S. government.

Bonds, notes & other debt instruments 95.68%	Principal amount (000)		Value (000)
U.S. Treasury bonds & notes 39.51%
U.S. Treasury 30.40%
U.S. Treasury 1.875% 2021	$500		$501
U.S. Treasury 2.125% 2021	1,000		1,003
U.S. Treasury 0.125% 2022	27,000		27,008
U.S. Treasury 1.50% 2022	1,920		1,943
U.S. Treasury 1.75% 2022	—	[1]	—	[1]
U.S. Treasury 1.875% 2022	3,745		3,784
U.S. Treasury 2.125% 2022	3,000		3,041
U.S. Treasury 0.125% 2023	10,000		9,986
U.S. Treasury 0.125% 2023	2,000		1,983
U.S. Treasury 0.25% 2023	2,610		2,605
U.S. Treasury 0.25% 2023	437		435
U.S. Treasury 1.25% 2023	1,000		1,015
U.S. Treasury 1.375% 2023[2]	1,275		1,296
U.S. Treasury 1.375% 2023	1,000		1,017
U.S. Treasury 1.75% 2023	1,000		1,022
U.S. Treasury 2.00% 2023	2,000		2,045
U.S. Treasury 2.125% 2023	3,415		3,528
U.S. Treasury 2.25% 2023	500		518
U.S. Treasury 2.50% 2023	1,050		1,089
U.S. Treasury 2.75% 2023	4,542		4,706
U.S. Treasury 2.75% 2023	2,250		2,353
U.S. Treasury 0.375% 2024	22,000		21,790
U.S. Treasury 1.75% 2024	4,000		4,117
U.S. Treasury 2.00% 2024	3,288		3,405
U.S. Treasury 2.00% 2024	2,480		2,566
U.S. Treasury 2.125% 2024	5,000		5,202
U.S. Treasury 2.125% 2024[2]	3,500		3,627
U.S. Treasury 2.25% 2024[2]	3,713		3,863
U.S. Treasury 2.25% 2024	1,820		1,889

70	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 2.75% 2024	$2,500	$2,624
U.S. Treasury 0.50% 2025	4,452	4,398
U.S. Treasury 1.375% 2025	8,128	8,276
U.S. Treasury 2.00% 2025	2,000	2,077
U.S. Treasury 2.625% 2025	6,600	7,028
U.S. Treasury 7.625% 2025[2]	750	917
U.S. Treasury 0.50% 2026	3,500	3,414
U.S. Treasury 0.75% 2026	1,150	1,132
U.S. Treasury 0.75% 2026	32	31
U.S. Treasury 0.875% 2026	7,428	7,327
U.S. Treasury 1.625% 2026	3,000	3,070
U.S. Treasury 1.75% 2026[2]	12,140	12,485
U.S. Treasury 1.125% 2027	477	475
U.S. Treasury 2.25% 2027	8,420	8,860
U.S. Treasury 2.25% 2027	2,200	2,316
U.S. Treasury 2.625% 2029	5,660	6,121
U.S. Treasury 1.25% 2031	6,971	6,777
		194,665

U.S. Treasury inflation-protected securities 9.11%
U.S. Treasury Inflation-Protected Security 0.125% 2022[3]	12,151	12,387
U.S. Treasury Inflation-Protected Security 0.125% 2025[3]	10,746	11,590
U.S. Treasury Inflation-Protected Security 0.125% 2026[3]	14,301	15,582
U.S. Treasury Inflation-Protected Security 0.875% 2029[3]	4,958	5,763
U.S. Treasury Inflation-Protected Security 0.125% 2030[2,3]	11,775	13,053
		58,375

Total U.S. Treasury bonds & notes		253,040

Corporate bonds, notes & loans 27.60%
Financials 7.13%
ACE INA Holdings, Inc. 2.875% 2022	150	153
ACE INA Holdings, Inc. 3.35% 2026	45	49
ACE INA Holdings, Inc. 4.35% 2045	50	64
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 2.45% 2026	1,637	1,653
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.00% 2028	1,190	1,207
Allstate Corp. 0.75% 2025	637	624
Allstate Corp. 3.28% 2026	175	189
American International Group, Inc. 2.50% 2025	2,000	2,078
American International Group, Inc. 3.40% 2030	1,021	1,107
Bank of America Corp. 1.197% 2026 (USD-SOFR + 1.01% on 10/24/2025)[4]	1,108	1,090
Bank of America Corp. 1.734% 2027 (USD-SOFR + 0.96% on 7/22/2026)[4]	1,740	1,729
Bank of America Corp. 1.922% 2031 (USD-SOFR + 1.37% on 10/24/2030)[4]	1,385	1,322
Bank of America Corp. 2.687% 2032 (USD-SOFR + 1.32% on 4/22/2031)[4]	748	758
BNP Paribas 2.159% 2029 (USD-SOFR + 1.218% on 9/15/2028)[4,5]	475	467
Citigroup, Inc. 4.45% 2027	400	450
Citigroup, Inc. 2.572% 2031 (USD-SOFR + 2.107% on 6/3/2030)[4]	1,283	1,294
Citigroup, Inc. 2.666% 2031 (USD-SOFR + 1.146% on 1/29/2030)[4]	502	511
Credit Suisse Group AG 3.80% 2023	500	524
GE Capital Funding, LLC 3.45% 2025	1,000	1,070
Goldman Sachs Group, Inc. 0.925% 2024 (USD-SOFR + 0.50% on 10/21/2023)[4]	1,545	1,544
Goldman Sachs Group, Inc. 3.272% 2025 (3-month USD-LIBOR + 1.201% on 9/29/2024)[4]	1,385	1,462
Goldman Sachs Group, Inc. 0.855% 2026 (USD-SOFR + 0.609% on 2/12/2025)[4]	400	393
Goldman Sachs Group, Inc. 1.093% 2026 (USD-SOFR + 0.789% on 12/9/2025)[4]	750	732
Goldman Sachs Group, Inc. 1.948% 2027 (USD-SOFR + 0.913% on 10/21/2026)[4]	679	680
Goldman Sachs Group, Inc. 3.814% 2029 (3-month USD-LIBOR + 1.158% on 4/23/2028)[4]	725	795
Goldman Sachs Group, Inc. 1.992% 2032 (USD-SOFR + 1.09% on 1/27/2031)[4]	708	679
Goldman Sachs Group, Inc. 4.017% 2038 (3-month USD-LIBOR + 1.373% on 10/31/2037)[4]	175	201

Private Client Services Funds	71

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
JPMorgan Chase & Co. 3.559% 2024 (3-month USD-LIBOR + 0.73% on 4/23/2023)[4]	$1,125	$1,171
JPMorgan Chase & Co. 2.301% 2025 (USD-SOFR + 1.16% on 10/15/2024)[4]	1,165	1,201
JPMorgan Chase & Co. 1.045% 2026 (USD-SOFR + 0.80% on 11/19/2025)[4]	1,500	1,464
JPMorgan Chase & Co. 2.58% 2032 (USD-SOFR + 1.25% on 4/22/2031)[4]	232	234
Lloyds Banking Group PLC 4.375% 2028	200	226
Marsh & McLennan Companies, Inc. 3.875% 2024	495	529
Marsh & McLennan Companies, Inc. 2.25% 2030	715	715
Metropolitan Life Global Funding I 0.95% 2025[5]	757	748
Morgan Stanley 1.164% 2025 (USD-SOFR + 0.56% on 10/21/2024)[4]	995	991
Morgan Stanley 2.72% 2025 (USD-SOFR + 1.152% on 7/22/2024)[4]	1,640	1,703
Morgan Stanley 0.985% 2026 (USD-SOFR + 0.72% on 12/10/2025)[4]	1,386	1,346
Morgan Stanley 1.593% 2027 (USD-SOFR + 0.879% on 5/4/2026)[4]	954	945
Morgan Stanley 2.699% 2031 (USD-SOFR + 1.143% on 1/22/2030)[4]	461	471
National Securities Clearing Corp. 0.40% 2023[5]	3,000	2,986
New York Life Global Funding 2.25% 2022[5]	305	310
New York Life Global Funding 0.90% 2024[5]	2,000	1,998
Northwestern Mutual Global Funding 0.80% 2026[5]	1,778	1,732
Toronto-Dominion Bank 0.45% 2023	1,353	1,350
Toronto-Dominion Bank 1.25% 2026	1,005	987
Wells Fargo & Company 2.572% 2031 (3-month USD-LIBOR + 1.00% on 2/11/2030)[4]	1,715	1,736
		45,668

Consumer discretionary 4.70%
Amazon.com, Inc. 0.25% 2023	1,175	1,173
Amazon.com, Inc. 0.45% 2024	1,175	1,166
Amazon.com, Inc. 0.80% 2025	1,544	1,529
Amazon.com, Inc. 1.20% 2027	1,287	1,267
Amazon.com, Inc. 1.65% 2028	1,175	1,172
Amazon.com, Inc. 2.10% 2031	1,175	1,186
American Honda Finance Corp. 0.75% 2024	2,145	2,132
American Honda Finance Corp. 1.30% 2026	1,535	1,524
American Honda Finance Corp. 2.30% 2026	80	83
American Honda Finance Corp. 3.50% 2028	325	359
Bayerische Motoren Werke AG 0.75% 2024[5]	1,250	1,244
Bayerische Motoren Werke AG 0.80% 2024[5]	1,225	1,221
Bayerische Motoren Werke AG 1.25% 2026[5]	1,000	990
General Motors Company 4.20% 2027	1,020	1,116
Home Depot, Inc. 3.25% 2022	350	353
Home Depot, Inc. 1.50% 2028	1,840	1,808
Hyundai Capital America 0.80% 2023[5]	1,200	1,200
Hyundai Capital America 1.80% 2025[5]	481	482
Hyundai Capital America 2.375% 2027[5]	387	389
Hyundai Capital America 2.10% 2028[5]	350	342
McDonald’s Corp. 3.70% 2026	135	147
McDonald’s Corp. 3.50% 2027	185	202
NIKE, Inc. 2.375% 2026	615	645
Stellantis Finance US, Inc. 1.711% 2027[5]	1,365	1,344
Stellantis Finance US, Inc. 2.691% 2031[5]	900	887
Toyota Motor Credit Corp. 0.625% 2024	2,145	2,128
Toyota Motor Credit Corp. 3.00% 2025	1,240	1,313
Toyota Motor Credit Corp. 0.80% 2026	890	874
Toyota Motor Credit Corp. 1.125% 2026	1,840	1,815
		30,091

Industrials 2.34%
Avolon Holdings Funding, Ltd. 3.625% 2022[5]	587	594
Avolon Holdings Funding, Ltd. 3.95% 2024[5]	743	784
Avolon Holdings Funding, Ltd. 4.375% 2026[5]	925	999
Boeing Company 5.04% 2027	1,021	1,160
Boeing Company 3.25% 2028	1,095	1,147

72	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Industrials (continued)
Emerson Electric Co. 1.80% 2027	$383	$386
General Dynamics Corp. 1.15% 2026	1,000	998
General Electric Co. 3.45% 2027	1,000	1,091
Honeywell International, Inc. 2.15% 2022	1,160	1,175
Honeywell International, Inc. 2.30% 2024	878	912
Masco Corp. 1.50% 2028	782	754
Raytheon Technologies Corp. 3.20% 2024	275	289
Siemens AG 0.40% 2023[5]	1,140	1,140
Siemens AG 0.65% 2024[5]	1,425	1,420
Siemens AG 1.20% 2026[5]	808	800
Union Pacific Corp. 3.75% 2025	230	250
Union Pacific Corp. 2.15% 2027	793	816
United Technologies Corp. 3.65% 2023	27	28
Vinci SA 3.75% 2029[5]	200	222
		14,965

Utilities 2.02%
Ameren Corp. 2.50% 2024	373	388
Connecticut Light and Power Co. 3.20% 2027	1,025	1,107
Duke Energy Progress, LLC 3.375% 2023	786	824
Duke Energy Progress, LLC 3.70% 2028	200	222
Entergy Louisiana, LLC 0.95% 2024	1,860	1,852
Eversource Energy 2.75% 2022	750	755
FirstEnergy Transmission LLC 2.866% 2028[5]	425	438
Florida Power & Light Company 2.85% 2025	225	237
NextEra Energy Capital Holdings, Inc. 2.25% 2030	1,276	1,276
Pacific Gas and Electric Co. 3.45% 2025	150	156
Pacific Gas and Electric Co. 3.75% 2028	150	157
Pacific Gas and Electric Co. 2.50% 2031	175	167
Pacific Gas and Electric Co. 3.30% 2040	50	47
Southern California Edison Co. 0.975% 2024	925	921
Southern California Edison Co. 3.70% 2025	1,000	1,081
Southern California Edison Co. 2.85% 2029	1,000	1,032
Tampa Electric Co. 2.60% 2022	350	355
Virginia Electric and Power Co. 3.10% 2025	1,040	1,099
Xcel Energy, Inc. 3.35% 2026	749	803
		12,917

Information technology 2.00%
Adobe, Inc. 1.90% 2025	647	663
Analog Devices, Inc. 1.70% 2028	418	416
Apple, Inc. 0.70% 2026	1,135	1,113
Apple, Inc. 1.20% 2028	1,418	1,375
Apple, Inc. 1.25% 2030	1,470	1,389
Broadcom Corp. / Broadcom Cayman Finance, Ltd. 3.875% 2027	185	201
Broadcom, Inc. 1.95% 2028[5]	123	121
Broadcom, Ltd. 3.625% 2024	270	284
Fidelity National Information Services, Inc. 1.15% 2026	1,283	1,258
Fidelity National Information Services, Inc. 1.65% 2028	129	126
Fiserv, Inc. 3.20% 2026	670	713
Fiserv, Inc. 2.25% 2027	777	790
Fortinet, Inc. 1.00% 2026	696	678
Intuit, Inc. 0.95% 2025	255	252
Intuit, Inc. 1.35% 2027	235	230
Microsoft Corp. 2.40% 2026	1,951	2,048
Oracle Corp. 2.30% 2028	668	678
PayPal Holdings, Inc. 1.65% 2025	481	488
		12,823

Private Client Services Funds	73

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Communication services 1.95%
Alphabet, Inc. 0.80% 2027	$490	$470
Alphabet, Inc. 1.10% 2030	1,605	1,507
Alphabet, Inc. 2.05% 2050	440	396
AT&T, Inc. 2.30% 2027	996	1,019
AT&T, Inc. 1.65% 2028	1,065	1,039
CCO Holdings LLC and CCO Holdings Capital Corp. 4.908% 2025	165	183
CCO Holdings LLC and CCO Holdings Capital Corp. 2.80% 2031	502	500
Comcast Corp. 3.95% 2025	539	592
Comcast Corp. 1.95% 2031	704	687
SBA Tower Trust 1.631% 2026[5]	983	971
T-Mobile US, Inc. 3.75% 2027	1,119	1,215
Verizon Communications, Inc. 3.00% 2027	450	477
Verizon Communications, Inc. 2.10% 2028	1,250	1,254
Verizon Communications, Inc. 2.355% 2032[5]	2,210	2,179
		12,489

Consumer staples 1.94%
7-Eleven, Inc. 0.95% 2026[5]	250	243
7-Eleven, Inc. 1.30% 2028[5]	175	167
Altria Group, Inc. 2.35% 2025	156	161
Altria Group, Inc. 4.40% 2026	117	130
Altria Group, Inc. 3.40% 2030	89	93
British American Tobacco PLC 3.462% 2029	1,850	1,938
Coca-Cola Company 1.00% 2028	1,625	1,556
Constellation Brands, Inc. 3.20% 2023	386	398
Constellation Brands, Inc. 2.875% 2030	239	248
Costco Wholesale Corp. 2.30% 2022	285	288
Keurig Dr Pepper, Inc. 4.057% 2023	251	264
Keurig Dr Pepper, Inc. 3.20% 2030	500	531
Kimberly-Clark Corp. 1.05% 2027	185	179
Kimberly-Clark Corp. 3.10% 2030	116	126
Molson Coors Brewing Co. 3.00% 2026	245	260
Nestle Holdings, Inc. 1.50% 2028[5]	1,750	1,714
Nestlé Holdings, Inc. 1.00% 2027[5]	1,640	1,582
PepsiCo, Inc. 1.625% 2030	85	83
Philip Morris International, Inc. 1.50% 2025	274	276
Philip Morris International, Inc. 0.875% 2026	566	550
Procter & Gamble Company 0.55% 2025	796	779
Procter & Gamble Company 1.00% 2026	362	359
Procter & Gamble Company 3.00% 2030	495	538
		12,463

Health care 1.93%
Abbott Laboratories 3.40% 2023	98	103
Abbott Laboratories 3.75% 2026	292	323
Aetna, Inc. 2.80% 2023	55	57
AmerisourceBergen Corp. 0.737% 2023	853	854
Amgen, Inc. 2.20% 2027	740	755
AstraZeneca Finance LLC 0.70% 2024	1,486	1,485
AstraZeneca Finance LLC 1.20% 2026	600	595
AstraZeneca Finance LLC 1.75% 2028	444	443
AstraZeneca PLC 3.375% 2025	445	482
Becton, Dickinson and Company 3.734% 2024	17	18
Boston Scientific Corp. 3.45% 2024	675	712
Cigna Corp. 3.75% 2023	99	104
CVS Health Corp. 1.30% 2027	1,384	1,342
CVS Health Corp. 4.30% 2028	282	319
GlaxoSmithKline PLC 3.375% 2023	750	783
Novartis Capital Corp. 1.75% 2025	1,006	1,027
Novartis Capital Corp. 2.00% 2027	275	282

74	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Health care (continued)
Pfizer, Inc. 2.95% 2024	$485	$509
Shire PLC 2.875% 2023	120	124
Shire PLC 3.20% 2026	300	319
Thermo Fisher Scientific, Inc. 1.75% 2028	385	380
UnitedHealth Group, Inc. 1.15% 2026	495	490
UnitedHealth Group, Inc. 2.30% 2031	348	352
Zimmer Holdings, Inc. 3.15% 2022	485	488
		12,346

Energy 1.83%
Boardwalk Pipeline Partners LP 4.95% 2024	460	504
BP Capital Markets PLC 4.234% 2028	437	499
Canadian Natural Resources, Ltd. 2.05% 2025	996	1,012
Enbridge Energy Partners LP 5.875% 2025	230	265
Energy Transfer Operating LP 3.75% 2030	1,645	1,754
Energy Transfer Partners LP 4.20% 2023	155	163
Energy Transfer Partners LP 4.50% 2024	90	97
EOG Resources, Inc. 4.375% 2030	501	583
Equinor ASA 3.625% 2028	165	183
Exxon Mobil Corp. 2.019% 2024	127	131
Exxon Mobil Corp. 2.44% 2029	183	189
Kinder Morgan, Inc. 3.15% 2023	495	509
MPLX LP 3.375% 2023	75	78
MPLX LP 4.00% 2028	350	385
ONEOK, Inc. 4.55% 2028	638	719
ONEOK, Inc. 6.35% 2031	469	596
Phillips 66 4.30% 2022	290	295
Phillips 66 3.85% 2025	1,253	1,351
Pioneer Natural Resources Company 1.125% 2026	238	233
SA Global Sukuk, Ltd. 1.602% 2026[5]	1,505	1,488
Saudi Arabian Oil Co. 1.625% 2025[5]	200	199
Schlumberger BV 4.00% 2025[5]	165	180
Williams Companies, Inc. 3.50% 2030	293	315
		11,728

Real estate 1.16%
Alexandria Real Estate Equities, Inc. 3.95% 2028	60	67
Alexandria Real Estate Equities, Inc. 1.875% 2033	596	560
American Campus Communities, Inc. 3.75% 2023	300	311
American Campus Communities, Inc. 4.125% 2024	415	447
American Tower Corp. 1.45% 2026	982	968
American Tower Corp. 1.60% 2026	717	713
Corporate Office Properties LP 2.75% 2031	294	295
Equinix, Inc. 2.90% 2026	929	975
Equinix, Inc. 1.80% 2027	326	324
Equinix, Inc. 2.00% 2028	433	429
Essex Portfolio LP 3.50% 2025	490	521
Gaming and Leisure Properties, Inc. 3.35% 2024	242	255
Kimco Realty Corp. 3.40% 2022	35	36
Public Storage 0.875% 2026	134	131
Public Storage 1.85% 2028	553	553
Scentre Group 3.50% 2025[5]	250	265
Sun Communities Operating LP 2.30% 2028	559	555
		7,405

Materials 0.60%
Air Products and Chemicals, Inc. 1.50% 2025	757	765
Air Products and Chemicals, Inc. 1.85% 2027	155	158
Dow Chemical Co. 3.625% 2026	250	271

Private Client Services Funds	75

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Materials (continued)
Dow Chemical Co. 2.10% 2030	$1,000	$984
DowDuPont, Inc. 4.493% 2025	515	573
LYB International Finance III, LLC 2.25% 2030	496	494
Vale Overseas, Ltd. 3.75% 2030	587	598
		3,843

Total corporate bonds, notes & loans		176,738

Mortgage-backed obligations 12.24%
Federal agency mortgage-backed obligations 8.21%
Fannie Mae Pool #889995 5.50% 2038[6]	160	184
Fannie Mae Pool #MA4387 2.00% 2041[6]	853	870
Fannie Mae Pool #AI5236 5.00% 2041[6]	294	333
Fannie Mae Pool #AI8806 5.00% 2041[6]	52	59
Fannie Mae, Series 2007-33, Class HE, 5.50% 2037[6]	3	4
Fannie Mae, Series 2012-M13, Class A2, Multi Family, 2.377% 2022[6]	126	127
Fannie Mae, Series 2015-M4, Class AV2, Multi Family, 2.509% 2022[6,7]	172	173
Fannie Mae, Series 2012-M2, Class A2, Multi Family, 2.717% 2022[6]	23	23
Fannie Mae, Series 2016-M2, Class AV2, Multi Family, 2.152% 2023[6]	303	307
Fannie Mae, Series 2016-M3, Class ASQ2, Multi Family, 2.263% 2023[6]	40	40
Fannie Mae, Series 2013-M12, Class APT, Multi Family, 2.405% 2023[6,7]	300	305
Fannie Mae, Series 2017-M3, Class AV2, Multi Family, 2.526% 2024[6,7]	253	259
Fannie Mae, Series 2017-M10, Class AV2, Multi Family, 2.554% 2024[6,7]	403	417
Fannie Mae, Series 2017-M15, Class AV2, Multi Family, 2.621% 2024[6,7]	365	379
Fannie Mae, Series 2015-M8, Class A1, Multi Family, 2.344% 2025[6]	29	30
Fannie Mae, Series 2016-M9, Class A1, Multi Family, 2.003% 2026[6]	43	43
Fannie Mae, Series 2016-M5, Class A1, Multi Family, 2.073% 2026[6]	333	341
Fannie Mae, Series 2016-M11, Class A1, Multi Family, 2.08% 2026[6]	500	512
Fannie Mae, Series 2016-M12, Class A1, Multi Family, 2.132% 2026[6]	210	215
Fannie Mae, Series 2016-M6, Class A1, Multi Family, 2.137% 2026[6]	164	167
Fannie Mae, Series 2016-M4, Class A1, Multi Family, 2.187% 2026[6]	227	233
Fannie Mae, Series 2017-M7, Class A1, Multi Family, 2.595% 2026[6]	62	62
Fannie Mae, Series 2017-M8, Class A1, Multi Family, 2.654% 2027[6]	19	19
Fannie Mae, Series 2017-M7, Class A2, Multi Family, 2.961% 2027[6,7]	461	493
Fannie Mae, Series 2017-M15, Class ATS1, Multi Family, 2.987% 2027[5,6]	37	38
Freddie Mac, Series 3272, Class PA, 6.00% 2037[6]	10	12
Freddie Mac, Series K020, Class A2, Multi Family, 2.373% 2022[6]	241	243
Freddie Mac, Series K718, Class A2, Multi Family, 2.791% 2022[6]	606	608
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-1, Class HA, 3.00% 2056[6,7]	381	394
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class MA, 3.00% 2056[6]	280	290
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class HA, 3.00% 2056[6,7]	278	288
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class HT, 3.25% 2057[6,7]	158	168
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-2, Class MT, 3.50% 2057[6]	345	364
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class MT, 3.50% 2057[6]	173	183
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-2, Class MA, 3.50% 2058[6]	1,418	1,478
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-4, Class MA, 3.00% 2059[6]	1,398	1,445
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2018-1, Class A1, 3.50% 2028[6]	1,503	1,565
Government National Mortgage Assn. 2.00% 2051[6,8]	2,410	2,441
Government National Mortgage Assn. 2.00% 2051[6,8]	483	488
Government National Mortgage Assn. Pool #694836 5.661% 2059[6]	2	2
Government National Mortgage Assn. Pool #776095 4.907% 2064[6]	1	1
Government National Mortgage Assn. Pool #AA7554 6.64% 2064[6]	8	8
Government National Mortgage Assn., Series 2012-H20, Class PT, 0.899% 2062[6,7]	265	264
Uniform Mortgage-Backed Security 2.00% 2051[6,8]	7,666	7,651
Uniform Mortgage-Backed Security 2.00% 2052[6,8]	6,981	6,953
Uniform Mortgage-Backed Security 2.50% 2052[6,8]	21,615	22,103
		52,582

76	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Collateralized mortgage-backed obligations (privately originated) 2.44%
Bellemeade Re, Ltd., Series 2019-3A, Class M1A, 1.189% 2029[5,6,7]	$30	$30
Cascade Funding Mortgage Trust, Series 2020-HB4, Class A, 0.946% 2030[5,6,7]	217	217
Cascade Funding Mortgage Trust, Series 2021-HB6, Class A, 0.898% 2036[5,6,7]	1,231	1,232
Credit Suisse Mortgage Trust, Series 2017-RPL3, Class A1, 2.00% 2060[5,6,7]	345	349
Finance of America Structured Securities Trust, Series 2019-JR2, Class A1, 2.00% 2069[5,6]	704	774
Home Partners of America Trust, Series 2021-2, Class A, 1.901% 2026[5,6,9]	565	565
Legacy Mortgage Asset Trust, Series 2019-GS5, Class A1, 3.20% 2059[5,6,7]	544	547
Legacy Mortgage Asset Trust, Series 2019-GS7, Class A1, 3.25% 2059[5,6,7]	839	844
Legacy Mortgage Asset Trust, Series 2019-GS2, Class A1, 3.75% 2059[5,6,7]	527	528
Mello Warehouse Securitization Trust, Series 2020-2, Class A, (1-month USD-LIBOR + 0.80%) 0.889% 2053[5,6,7]	777	776
Mello Warehouse Securitization Trust, Series 2020-1, Class A, (1-month USD-LIBOR + 0.90%) 0.989% 2053[5,6,7]	719	722
Mello Warehouse Securitization Trust, Series 2021-3, Class A, (1-month USD-LIBOR + 0.85%) 0.934% 2055[5,6,7]	808	814
MRA Issuance Trust, Series 2020-10, Class A, (1-month USD-LIBOR + 1.70%) 1.782% 2022[5,6,7]	1,305	1,307
NewRez Warehouse Securitization Trust, Series 2021-1, Class A, (1-month USD-LIBOR + 0.75%) 0.839% 2055[5,6,7]	5,557	5,557
RMF Proprietary Issuance Trust, Series 2019-1, Class A, 2.75% 2063[5,6,7]	332	328
Station Place Securitization Trust, Series 2021-WL2, Class A, (1-month USD-LIBOR + 0.70%) 0.789% 2054[5,6,7]	1,000	1,001
		15,591

Commercial mortgage-backed securities 1.59%
BX Trust, Series 2021-SDMF, Class A, (1-month USD-LIBOR + 0.589%) 0.679% 2034[5,6,7]	1,240	1,223
BX Trust, Series 2021-VOLT, Class A, (1-month USD-LIBOR + 0.70%) 0.79% 2036[5,6,7]	693	694
BX Trust, Series 2021-ARIA, Class A, (1-month USD-LIBOR + 0.899%) 0.979% 2036[5,6,7]	664	664
BX Trust, Series 2021-VOLT, Class B, (1-month USD-LIBOR + 0.95%) 1.04% 2036[5,6,7]	509	510
BX Trust, Series 2021-SOAR, Class A, (1-month USD-LIBOR + 0.67%) 0.76% 2038[5,6,7]	870	869
BX Trust, Series 2021-SOAR, Class B, (1-month USD-LIBOR + 0.87%) 0.96% 2038[5,6,7]	327	327
BX Trust, Series 2021-SOAR, Class C, (1-month USD-LIBOR + 1.10%) 1.19% 2038[5,6,7]	221	221
Extended Stay America Trust, Series 2021-ESH, Class A, (1-month USD-LIBOR + 1.08%) 1.171% 2038[5,6,7]	261	262
Extended Stay America Trust, Series 2021-ESH, Class B, (1-month USD-LIBOR + 1.38%) 1.471% 2038[5,6,7]	191	191
Hawaii Hotel Trust, Series 2019-MAUI, Class A, (1-month USD-LIBOR + 1.15%) 1.24% 2038[5,6,7]	1,500	1,504
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2021-410T, Class A, 2.287% 2042[5,6]	461	470
LUXE Commercial Mortgage Trust, Series 21-TRIP, Class A, (1-month USD-LIBOR + 1.05%) 1.15% 2038[5,6,7]	1,343	1,346
Manhattan West Mortgage Trust, Series 2020-1MW, Class A, 2.13% 2039[5,6]	1,262	1,279
MHC Commercial Mortgage Trust, CMO, Series 2021-MHC, Class A, (1-month USD-LIBOR + 0.801%) 0.891% 2026[5,6,7]	460	461
Motel 6 Trust, Series 2021-MTL6, Class A, (1-month USD-LIBOR + 0.90%) 0.99% 2038[5,6,7]	164	164
		10,185

Total mortgage-backed obligations		78,358

Asset-backed obligations 10.46%
Aesop Funding LLC, Series 2019-2A, Class A, 3.35% 2025[5,6]	750	793
Aesop Funding LLC, Series 2020-2, Class A, 2.02% 2027[5,6]	539	549
Aesop Funding LLC, Series 2020-2A, Class B, 2.96% 2027[5,6]	138	144
Affirm Asset Securitization Trust, Series 2021-A, Class A, 0.88% 2025[5,6]	462	463
Affirm Asset Securitization Trust, Series 2020-A, Class A, 2.10% 2025[5,6]	473	475
Affirm Asset Securitization Trust, Series 2021-B, Class A, 1.03% 2026[5,6]	1,136	1,132
Allegro CLO, Ltd., Series 2016-1A, Class AR2, (3-month USD-LIBOR + 0.95%) 1.074% 2030[5,6,7]	750	750
Allegro CLO, Ltd., Series 2017-1A, Class AR, (3-month USD-LIBOR + 0.95%) 1.072% 2030[5,6,7]	492	492
Ares CLO, Ltd., Series 2017-42A, Class AR, (3-month USD-LIBOR + 0.92%) 1.048% 2028[5,6,7]	1,053	1,053
Ballyrock CLO, Ltd., Series 2019-2A, Class A1AR, (3-month USD-LIBOR + 1.00%) 1.131% 2030[5,6,7]	1,095	1,095

Private Client Services Funds	77

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
Bankers Healthcare Group Securitization Trust, Series 2021-A, Class A, 1.42% 2033[5,6]	$111	$111
Bankers Healthcare Group Securitization Trust, Series 2021-B, Class A, 0.90% 2034[5,6]	228	228
CarMaxAuto Owner Trust, Series 2020-1, Class A2, 1.87% 2023[6]	21	21
CarMaxAuto Owner Trust, Series 2019-2, Class A3, 2.68% 2024[6]	408	413
CarMaxAuto Owner Trust, Series 2019-2, Class A4, 2.77% 2024[6]	805	828
CarMaxAuto Owner Trust, Series 2019-2, Class B, 3.01% 2024[6]	775	800
CarMaxAuto Owner Trust, Series 2019-2, Class C, 3.16% 2025[6]	1,150	1,186
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class A, 2.852% 2037[5,6]	593	593
Castlelake Aircraft Securitization Trust, Series 2017-1R, Class A, 2.741% 2041[5,6]	203	203
Cent CLO, Ltd., Series 2014-21A, Class AR, (3-month USD-LIBOR + 0.97%) 1.105% 2030[5,6,7]	1,557	1,557
CF Hippolyta LLC, Series 2020-1, Class A1, 1.69% 2060[5,6]	1,016	1,017
CF Hippolyta LLC, Series 2020-1, Class A2, 1.99% 2060[5,6]	166	165
CF Hippolyta LLC, Series 2020-1, Class B1, 2.28% 2060[5,6]	266	267
CF Hippolyta LLC, Series 2020-1, Class B2, 2.60% 2060[5,6]	93	94
CF Hippolyta LLC, Series 2021-1, Class A1, 1.53% 2061[5,6]	458	454
CLI Funding V LLC, Series 2020-1A, Class A, 2.08% 2045[5,6]	428	427
CLI Funding V LLC, Series 2021-1A, Class A, 1.64% 2046[5,6]	554	544
CPS Auto Receivables Trust, Series 2019-B, Class C, 3.35% 2024[5,6]	150	150
Drive Auto Receivables Trust, Series 2020-1, Class B, 2.08% 2024[6]	1,233	1,236
Drive Auto Receivables Trust, Series 2020-1, Class C, 2.36% 2026[6]	2,166	2,193
Drivetime Auto Owner Trust, Series 2020-1, Class A, 1.94% 2023[5,6]	2	2
Drivetime Auto Owner Trust, Series 2020-1, Class B, 2.16% 2024[5,6]	1,000	1,005
Dryden Senior Loan Fund, CLO, Series 2017-47A, Class A1R, (3-month USD-LIBOR + 0.98%) 1.104% 2028[5,6,7]	1,643	1,643
EDvestinU Private Education Loan LLC, Series 2021-A, Class A, 1.80% 2045[5,6]	88	87
Exeter Automobile Receivables Trust, Series 2019-2A, Class C, 3.30% 2024[5,6]	517	521
First Investors Auto Owner Trust, Series 2021-1A, Class A, 0.45% 2026[5,6]	283	283
FirstKey Homes Trust, Series 2020-SFR2, Class A, 1.266% 2037[5,6]	237	234
Ford Credit Auto Owner Trust, Series 2020-A, Class A3, 1.04% 2024[6]	433	435
Ford Credit Auto Owner Trust, Series 2020-1, Class A, 2.04% 2031[5,6]	582	597
Ford Credit Auto Owner Trust, Series 2021-1, Class A, 1.37% 2033[5,6]	439	438
GCI Funding I LLC, Series 2020-1, Class A, 2.82% 2045[5,6]	167	169
GCI Funding I LLC, Series 2021-1, Class A, 2.38% 2046[5,6]	443	445
Global SC Finance V SRL, Series 2020-1A, Class A, 2.17% 2040[5,6]	1,336	1,343
Global SC Finance VII SRL, Series 2020-2A, Class A, 2.26% 2040[5,6]	893	900
Global SC Finance VII SRL, Series 2021-1A, Class A, 1.86% 2041[5,6]	1,074	1,064
GM Financial Automobile Leasing Trust, Series 2020-2, Class A2A, 0.71% 2022[6]	51	51
GM Financial Automobile Leasing Trust, Series 2020-2, Class A3, 0.80% 2023[6]	208	209
Hertz Vehicle Financing LLC, Series 2021-1A, Class A, 1.21% 2025[5,6]	1,138	1,133
Hertz Vehicle Financing LLC, Series 2021-1A, Class B, 1.56% 2025[5,6]	122	122
Hertz Vehicle Financing LLC, Series 2021-2A, Class A, 1.68% 2027[5,6]	1,234	1,229
Hertz Vehicle Financing LLC, Series 2021-2A, Class B, 2.12% 2027[5,6]	132	132
Honda Auto Receivables Owner Trust, Series 2019-2, Class A3, 2.52% 2023[6]	704	710
Longfellow Place CLO, Ltd., Series 2013-1A, Class AR3, (3-month USD-LIBOR + 1.00%) 1.124% 2029[5,6,7]	909	909
Madison Park Funding, Ltd., CLO, Series 2015-17A, Class AR2, (3-month USD-LIBOR + 1.00%) 1.13% 2030[5,6,7]	1,665	1,667
Marathon CLO, Ltd., Series 2017-9A, Class A1AR, (3-month USD-LIBOR + 1.15%) 1.274% 2029[5,6,7]	794	794
Mercury Financial Credit Card Master Trust, Series 2021-1A, Class A, 1.54% 2026[5,6]	1,100	1,103
Mission Lane Credit Card Master Trust, Series 2021-A, Class A, 1.59% 2026[5,6]	380	379
Navient Student Loan Trust, Series 2021-A, Class A, 0.84% 2069[5,6]	175	174
Navient Student Loan Trust, Series 2021-C, Class A, 1.06% 2069[5,6]	789	787
Nelnet Student Loan Trust, Series 2021-C, Class AFX, 1.32% 2062[5,6]	1,821	1,808
Nelnet Student Loan Trust, Series 2021-A, Class APT1, 1.36% 2062[5,6]	922	914
Nelnet Student Loan Trust, Series 2021-B, Class AFX, 1.42% 2062[5,6]	1,730	1,722
New Economy Assets Phase 1 Issuer, LLC, Series 2021-1, Class A1, 1.91% 2061[5,6]	2,723	2,717
Newark BSL CLO 2, Ltd., Series 2017-1A, Class A1R, (3-month USD-LIBOR + 0.97%) 1.094% 2030[5,6,7]	529	529
Nissan Auto Receivables Owner Trust, Series 2019-A, Class A-3, 2.90% 2023[6]	186	188
Oportun Funding LLC, Series 2021-B, Class A, 1.47% 2031[5,6]	288	288
OSW Structured Asset Trust, Series 2020-RPL1, Class A1, 3.072% 2059[5,6,7]	2,996	3,007
Palmer Square Loan Funding, CLO, Series 2021-4A, Class A1, (3-month USD-LIBOR + 0.80%) 0.928% 2029[5,6,7]	1,500	1,500
Palmer Square Loan Funding, CLO, Series 2021-4A, Class A2, (3-month USD-LIBOR + 1.40%) 1.528% 2029[5,6,7]	856	856
Palmer Square Loan Funding, CLO, Series 2020-4, Class A1, (3-month USD-LIBOR + 1.00%) 1.129% 2028[5,6,7]	443	443
Palmer Square Loan Funding, CLO, Series 2021-1, Class A1, (3-month USD-LIBOR + 0.90%) 1.032% 2029[5,6,7]	198	198
Race Point CLO, Ltd., Series 2015-9A, Class A1A2, (3-month USD-LIBOR + 0.94%) 1.064% 2030[5,6,7]	1,390	1,390
Santander Drive Auto Receivables Trust, Series 2019-3, Class C, 2.49% 2025[6]	693	697

78	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
SMB Private Education Loan Trust, Series 2021-A, Class A1, (1-month USD-LIBOR + 0.50%) 0.59% 2053[5,6,7]	$86	$86
SMB Private Education Loan Trust, Series 2021-A, Class APT2, 1.07% 2053[5,6]	257	252
Sound Point CLO, Ltd., Series 2017-3A, Class A1R, (3-month USD-LIBOR + 0.98%) 1.112% 2030[5,6,7]	1,660	1,661
Sound Point CLO, Ltd., Series 2017-2A, Class AR, (3-month USD-LIBOR + 0.98%) 1.112% 2030[5,6,7]	970	970
Sound Point CLO, Ltd., Series 2015-1RA, Class AR, (3-month USD-LIBOR + 1.08%) 1.204% 2030[5,6,7]	895	895
Stellar Jay Ireland DAC, Series 2021-1, Class A, 3.967% 2028[5,6,9]	898	898
Stonepeak, Series 2021-1A, Class AA, 2.301% 2033[5,6]	377	379
SuttonPark Structured Settlements, Series 2021-1, Class A, 1.95% 2075[5,6]	538	534
Textainer Marine Containers, Ltd., Series 2021-1A, Class A, 1.68% 2046[5,6]	196	192
Textainer Marine Containers, Ltd., Series 2021-2A, Class A, 2.23% 2046[5,6]	1,152	1,156
TIF Funding II LLC, Series 2021-1A, Class A, 1.65% 2046[5,6]	658	641
Toyota Auto Loan Extended Note Trust, Series 2019-1, Class A, 2.56% 2031[5,6]	1,250	1,301
Toyota Auto Loan Extended Note Trust, Series 2020-1, Class A, 1.35% 2033[5,6]	445	447
Toyota Auto Receivables Owner Trust, Series 2019-B, Class A3, 2.57% 2023[6]	603	608
Triton Container Finance VIII LLC, Series 2020-1, Class A, 2.11% 2045[5,6]	1,163	1,165
Triton Container Finance VIII LLC, Series 2021-1, Class A, 1.86% 2046[5,6]	782	771
Volkswagen Auto Lease Trust, Series 2019-A, Class A3, 1.99% 2022[6]	750	754
Westlake Automobile Receivables Trust, Series 2019-2A, Class B, 2.62% 2024[5,6]	18	18
		66,983

Federal agency bonds & notes 2.74%
Fannie Mae 2.375% 2023	2,442	2,505
Fannie Mae 0.875% 2030	2,563	2,411
Freddie Mac 0.25% 2023	3,439	3,430
Freddie Mac 0.375% 2025	9,449	9,223
		17,569

Bonds & notes of governments & government agencies outside the U.S. 2.51%
Asian Development Bank 0.625% 2024	1,526	1,516
Canada 0.75% 2026	2,350	2,297
Denmark (Kingdom of) 0.125% 2022[5]	660	658
Denmark (Kingdom of) 0.125% 2022	655	653
European Investment Bank 2.25% 2022	751	757
European Investment Bank 0.75% 2026	758	741
Inter-American Development Bank 0.50% 2024	500	495
KfW 0.375% 2025	1,010	987
Kommunalbanken 0.50% 2024[5]	442	437
Kommunalbanken 0.375% 2025[5]	2,000	1,949
Kommuninvest i Sverige Aktiebolag 0.25% 2023[5]	905	902
Manitoba (Province of) 3.05% 2024	200	211
Ontario (Province of) 3.20% 2024	500	531
Ontario Teachers’ Finance Trust 0.875% 2026[5]	902	882
Quebec (Province of) 0.60% 2025	1,600	1,573
Saudi Arabia (Kingdom of) 4.00% 2025[5]	430	468
Saudi Arabia (Kingdom of) 4.50% 2030[5]	445	518
United Mexican States 4.15% 2027	460	514
		16,089

Municipals 0.62%
California 0.04%
High-Speed Passenger Train G.O. Rev. Ref. Bonds, Series 2017-A, 2.367% 2022	250	252

Florida 0.43%
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 1.258% 2025	1,140	1,141
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 1.705% 2027	805	803
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 2.154% 2030	810	809
		2,753

Private Client Services Funds	79

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Municipals (continued)
New York 0.15%
Dormitory Auth., Taxable State Personal Income Tax Rev. Bonds (General Purpose), Series 2021-C, 1.748% 2028	$965	$963

Washington 0.00%
Energy Northwest, Electric Rev. Bonds (Columbia Generating Station), Series 2015-B, 2.814% 2024	20	21

Total municipals		3,989

Total bonds, notes & other debt instruments (cost: $604,809,000)		612,766

Short-term securities 9.99%	Shares
Money market investments 9.99%
Capital Group Central Cash Fund 0.06%[10,11]	639,514	63,951

Total short-term securities (cost: $63,954,000)		63,951
Total investment securities 105.67% (cost: $668,763,000)		676,717
Other assets less liabilities (5.67%)		(36,322)

Net assets 100.00%		$640,395

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000) [12]	Value at 10/31/2021 (000) [13]	Unrealized (depreciation) appreciation at 10/31/2021 (000)
90 Day Euro Dollar Futures	Long	1,255	December 2022	$313,750	$311,020	$(768)
2 Year U.S. Treasury Note Futures	Long	189	December 2021	37,800	41,438	(175)
5 Year U.S. Treasury Note Futures	Short	406	December 2021	(40,600)	(49,430)	462
10 Year U.S. Treasury Note Futures	Long	168	December 2021	16,800	21,958	(196)
10 Year Ultra U.S. Treasury Note Futures	Short	69	December 2021	(6,900)	(10,007)	172
20 Year U.S. Treasury Bond Futures	Short	13	December 2021	(1,300)	(2,091)	(17)
30 Year Ultra U.S. Treasury Bond Futures	Short	20	December 2021	(2,000)	(3,928)	15
						$(507)

Investments in affiliates[11]
	Value of affiliate at 11/1/2020 (000)	Additions (000)	Reductions (000)	Net realized loss (000)	Net unrealized depreciation (000)	Value of affiliate at 10/31/2021 (000)	Dividend income (000)
Short-term securities 9.99%
Money market investments 9.99%
Capital Group Central Cash Fund 0.06%[10]	$79,218	$179,027	$194,288	$(2)	$(4)	$63,951	$60

80	Private Client Services Funds

Capital Group Core Bond Fund

[1]	Amount less than one thousand.
[2]	All or a portion of this security was pledged as collateral. The total value of pledged collateral was $721,000, which represented .11% of the net assets of the fund.
[3]	Index-linked bond whose principal amount moves with a government price index.
[4]	Step bond; coupon rate may change at a later date.
[5]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $120,128,000, which represented 18.76% of the net assets of the fund.
[6]	Principal payments may be made periodically. Therefore, the effective maturity date may be earlier than the stated maturity date.
[7]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available.
[8]	Purchased on a TBA basis.
[9]	Valued under fair value procedures adopted by authority of the board of trustees. The total value of all such securities was $1,463,000, which represented .23% of the net assets of the fund.
[10]	Rate represents the seven-day yield at 10/31/2021.
[11]	Part of the same “group of investment companies” as the fund as defined under the Investment Company Act of 1940, as amended.
[12]	Notional amount is calculated based on the number of contracts and notional contract size.
[13]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Auth. = Authority

CLO = Collateralized Loan Obligations

DAC = Designated Activity Company

Fin. = Finance

G.O. = General Obligation

LIBOR = London Interbank Offered Rate

Ref. = Refunding

Rev. = Revenue

SOFR = Secured Overnight Financing Rate

TBA = To-be-announced

USD/$ = U.S. dollars

Private Client Services Funds	81

Financial statements

Statements of assets and liabilities at October 31, 2021	(dollars and shares in thousands, except per-share amounts)

	Capital Group Core Municipal Fund		Capital Group Short-Term Municipal Fund		Capital Group California Core Municipal Fund

Assets:
Investment securities, at value:
Unaffiliated issuers	$792,736		$204,039		$654,377
Affiliated issuers	—		—		—
Cash	6,190		350		6,318
Cash collateral pledged for futures contracts	99		39		133
Receivables for:
Sales of investments	—	*	—		3,627
Sales of fund’s shares	764		756		5,427
Dividends and interest	6,583		1,804		5,782
Variation margin on futures contracts	4		1		3
Total assets	806,376		206,989		675,667

Liabilities:
Payables for:
Purchases of investments	20,733		4,198		11,225
Repurchases of fund’s shares	424		26		172
Investment advisory services	166		43		140
Services provided by related parties	—		(1)		—
Variation margin on futures contracts	—		—		—
Other	—	*	—	*	—	*
Total liabilities	21,323		4,266		11,537
Net assets at October 31, 2021	$785,053		$202,723		$664,130

Net assets consist of:
Capital paid in on shares of beneficial interest	$769,940		$200,638		$648,872
Total distributable earnings	15,113		2,085		15,258
Net assets at October 31, 2021	$785,053		$202,723		$664,130

Investment securities, at cost:
Unaffiliated issuers	$783,028		$202,530		$643,716
Affiliated issuers	—		—		—
Shares outstanding	73,891		19,767		61,752
Net asset value per share	$10.62		$10.26		$10.75

See end of statements of assets and liabilities for footnote.

See notes to financial statements.

82	Private Client Services Funds

Financial statements (continued)

Statements of assets and liabilities at October 31, 2021 (continued)	(dollars and shares in thousands, except per-share amounts)

	Capital Group California Short-Term Municipal Fund		Capital Group Core Bond Fund

Assets:
Investment securities, at value:
Unaffiliated issuers	$183,840		$612,766
Affiliated issuers	—		63,951
Cash	2,424		3
Cash collateral pledged for futures contracts	25		—
Receivables for:
Sales of investments	—		53,694
Sales of fund’s shares	—	*	4,350
Dividends and interest	1,778		1,814
Variation margin on futures contracts	—		2
Total assets	188,067		736,580

Liabilities:
Payables for:
Purchases of investments	6,283		95,897
Repurchases of fund’s shares	26		43
Investment advisory services	39		135
Services provided by related parties	—		—
Variation margin on futures contracts	—		110
Other	—	*	—	*
Total liabilities	6,348		96,185
Net assets at October 31, 2021	$181,719		$640,395

Net assets consist of:
Capital paid in on shares of beneficial interest	$179,935		$638,411
Total distributable earnings	1,784		1,984
Net assets at October 31, 2021	$181,719		$640,395

Investment securities, at cost:
Unaffiliated issuers	$182,583		$604,809
Affiliated issuers	—		63,954
Shares outstanding	17,655		62,511
Net asset value per share	$10.29		$10.24

*	Amount less than one thousand.

See notes to financial statements.

Private Client Services Funds	83

Financial statements (continued)

Statements of operations for the year ended October 31, 2021	(dollars in thousands)

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund

Investment income:
Income (net of non-U.S. taxes*):
Dividends from affiliated issuers	$—	$—	$—
Interest from unaffiliated issuers	10,717	2,352	9,237
	10,717	2,352	9,237
Fees and expenses*:
Investment advisory services	1,808	501	1,597
Transfer agent services	8	2	8
Reports to shareholders	18	7	16
Registration statement and prospectus	66	38	13
Trustees’ compensation	59	17	53
Auditing and legal	48	41	47
Custodian	10	7	10
Other	5	1	4
Total fees and expenses before reimbursements	2,022	614	1,748
Less reimbursements of fees and expenses:
Miscellaneous fee reimbursements	—	11	—
Total reimbursements of fees and expenses	—	11	—
Total fees and expenses after reimbursements	2,022	603	1,748
Net investment income	8,695	1,749	7,489

Net realized gain (loss) and unrealized (depreciation):
Net realized gain (loss) on:
Investments in:
Unaffiliated issuers	6,067	1,008	4,100
Affiliated issuers	—	—	—
Futures contracts	(531)	(141)	(327)
	5,536	867	3,773
Net unrealized (depreciation) appreciation on:
Investments in:
Unaffiliated issuers	(7,884)	(1,874)	(7,709)
Affiliated issuers	—	—	—
Futures contracts	(8)	(20)	115
	(7,892)	(1,894)	(7,594)
Net realized gain (loss) and unrealized (depreciation)	(2,356)	(1,027)	(3,821)

Net increase (decrease) in net assets resulting from operations	$6,339	$722	$3,668

See end of statements of operations for footnote.

See notes to financial statements.

84	Private Client Services Funds

Financial statements (continued)

Statements of operations for the year ended October 31, 2021 (continued)	(dollars in thousands)

	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund

Investment income:
Income (net of non-U.S. taxes*):
Dividends from affiliated issuers	$—	$60
Interest from unaffiliated issuers	1,998	9,798
	1,998	9,858
Fees and expenses*:
Investment advisory services	475	1,502
Transfer agent services	2	7
Reports to shareholders	7	16
Registration statement and prospectus	9	49
Trustees’ compensation	16	49
Auditing and legal	40	48
Custodian	7	18
Other	1	4
Total fees and expenses before reimbursements	557	1,693
Less reimbursements of fees and expenses:
Miscellaneous fee reimbursements	—	—
Total fees and expenses after reimbursements	557	1,693
Net investment income	1,441	8,165

Net realized gain (loss) and unrealized (depreciation):
Net realized gain (loss) on:
Investments in:
Unaffiliated issuers	774	(751)
Affiliated issuers	—	(2)
Futures contracts	(185)	(54)
Swap contracts	—	193
	589	(614)
Net unrealized (depreciation) appreciation on:
Investments in:
Unaffiliated issuers	(1,796)	(9,946)
Affiliated issuers	—	(4)
Futures contracts	11	(784)
Swap contracts	—	(285)
	(1,785)	(11,019)
Net realized gain (loss) and unrealized (depreciation)	(1,196)	(11,633)

Net increase (decrease) in net assets resulting from operations	$245	$(3,468)

*	Additional information related to non-U.S. taxes and fees and expenses is included in the notes to financial statements.

See notes to financial statements.

Private Client Services Funds	85

Financial statements (continued)

Statements of changes in net assets	(dollars in thousands)

	Capital Group Core Municipal Fund		Capital Group Short-Term Municipal Fund		Capital Group California Core Municipal Fund
	Year ended October 31,		Year ended October 31,		Year ended October 31,
	2021	2020	2021	2020	2021	2020
Operations:
Net investment income	$8,695	$10,450	$1,749	$2,314	$7,489	$9,164
Net realized gain (loss)	5,536	7,512	867	1,171	3,773	5,569
Net unrealized (depreciation) appreciation	(7,892)	5,054	(1,894)	2,079	(7,594)	3,519
Net increase (decrease) in net assets resulting from operations	6,339	23,016	722	5,564	3,668	18,252

Distributions paid to shareholders	(15,834)	(11,198)	(2,260)	(2,262)	(12,004)	(9,836)

Net capital share transactions	142,622	56,358	(3,942)	78,354	45,429	62,052

Total increase (decrease) in net assets	133,127	68,176	(5,480)	81,656	37,093	70,468

Net assets:
Beginning of year	651,926	583,750	208,203	126,547	627,037	556,569
End of year	$785,053	$651,926	$202,723	$208,203	$664,130	$627,037

	Capital Group California Short-Term Municipal Fund		Capital Group Core Bond Fund
	Year ended October 31,		Year ended October 31,
	2021	2020	2021	2020
Operations:
Net investment income	$1,441	$1,969	$8,165	$8,989
Net realized gain (loss)	589	898	(614)	10,758
Net unrealized (depreciation) appreciation	(1,785)	1,043	(11,019)	11,281
Net increase (decrease) in net assets resulting from operations	245	3,910	(3,468)	31,028

Distributions paid to shareholders	(2,083)	(1,955)	(22,116)	(12,105)

Net capital share transactions	(15,782)	33,553	102,154	68,147

Total increase (decrease) in net assets	(17,620)	35,508	76,570	87,070

Net assets:
Beginning of year	199,339	163,831	563,825	476,755
End of year	$181,719	$199,339	$640,395	$563,825

See notes to financial statements.

86	Private Client Services Funds

Notes to financial statements

1. Organization

Capital Group Private Client Services Funds (the “series”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company. The series consists of five funds: Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund (each a “fund,” collectively the “funds”). The assets of each fund are segregated, with each fund accounted for separately.

Each fund’s investment objectives are as follows:

Capital Group Core Municipal Fund — Seeks to provide current income exempt from federal income tax and to preserve capital.

Capital Group Short-Term Municipal Fund — Seeks to preserve capital and secondarily to provide current income exempt from federal income tax.

Capital Group California Core Municipal Fund — Seeks to provide current income exempt from federal and California income taxes and to preserve capital.

Capital Group California Short-Term Municipal Fund — Seeks to preserve capital and secondarily to provide current income exempt from federal and California income taxes.

Capital Group Core Bond Fund — Seeks to provide current income and to preserve capital.

2. Significant accounting policies

Each fund is an investment company that applies the accounting and reporting guidance issued in Topic 946 by the U.S. Financial Accounting Standards Board. Each fund’s financial statements have been prepared to comply with U.S. generally accepted accounting principles (“U.S. GAAP”). These principles require the funds’ investment adviser to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Subsequent events, if any, have been evaluated through the date of issuance in the preparation of the financial statements. The funds follow the significant accounting policies described in this section, as well as the valuation policies described in the next section on valuation.

Security transactions and related investment income — Security transactions are recorded by the funds as of the date the trades are executed with brokers. Realized gains and losses from security transactions are determined based on the specific identified cost of the securities. In the event a security is purchased with a delayed payment date, the funds will segregate liquid assets sufficient to meet their payment obligations. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Market discounts, premiums and original issue discounts on fixed-income securities are amortized daily over the expected life of the security.

Distributions paid to shareholders — Income dividends and capital gain distributions are recorded on the ex-dividend date.

Currency translation — Assets and liabilities, including investment securities, denominated in currencies other than U.S. dollars are translated into U.S. dollars at the exchange rates supplied by one or more pricing vendors on the valuation date. Purchases and sales of investment securities and income and expenses are translated into U.S. dollars at the exchange rates on the dates of such transactions. The effects of changes in exchange rates on investment securities are included with the net realized gain or loss and net unrealized appreciation or depreciation on investments in the funds’ statements of operations. The realized gain or loss and unrealized appreciation or depreciation resulting from all other transactions denominated in currencies other than U.S. dollars are disclosed separately.

3. Valuation

Capital Research and Management Company (“CRMC”), the funds’ investment adviser, values each fund’s investments at fair value as defined by accounting principles generally accepted in the United State of America. The net asset value per share of each fund is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open.

Private Client Services Funds	87

Methods and inputs — The funds’ investment adviser uses the following methods and inputs to establish the fair value of each fund’s assets and liabilities. Use of particular methods and inputs may vary over time based on availability and relevance as market and economic conditions evolve.

Equity securities are generally valued at the official closing price of, or the last reported sale price on, the exchange or market on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Prices for each security are taken from the principal exchange or market on which the security trades.

Fixed-income securities, including short-term securities, are generally valued at prices obtained from one or more pricing vendors. Vendors value such securities based on one or more of the inputs described in the following table. The table provides examples of inputs that are commonly relevant for valuing particular classes of fixed-income securities in which the funds are authorized to invest. However, these classifications are not exclusive, and any of the inputs may be used to value any other class of fixed-income security.

Fixed-income class	Examples of standard inputs
All	Benchmark yields, transactions, bids, offers, quotations from dealers and trading systems, new issues, spreads and other relationships observed in the markets among comparable securities; and proprietary pricing models such as yield measures calculated using factors such as cash flows, financial or collateral performance and other reference data (collectively referred to as “standard inputs”)
Corporate bonds, notes & loans; convertible securities	Standard inputs and underlying equity of the issuer
Bonds & notes of governments & government agencies	Standard inputs and interest rate volatilities
Mortgage-backed; asset-backed obligations	Standard inputs and cash flows, prepayment information, default rates, delinquency and loss assumptions, collateral characteristics, credit enhancements and specific deal information
Municipal securities	Standard inputs and, for certain distressed securities, cash flows or liquidation values using a net present value calculation based on inputs that include, but are not limited to, financial statements and debt contracts

When the funds’ investment adviser deems it appropriate to do so (such as when vendor prices are unavailable or deemed to be not representative), fixed-income securities will be valued in good faith at the mean quoted bid and ask prices that are reasonably and timely available (or bid prices, if ask prices are not available) or at prices for securities of comparable maturity, quality and type. Some securities may be valued based on their effective maturity or average life, which may be shorter than the stated maturity.

Securities with both fixed-income and equity characteristics, or equity securities traded principally among fixed-income dealers, are generally valued in the manner described for either equity or fixed-income securities, depending on which method is deemed most appropriate by the funds’ investment adviser. The Capital Group Central Cash Fund (“CCF”), a fund within the Capital Group Central Fund Series (“Central Funds”), is valued based upon a floating net asset value, which fluctuates with changes in the value of CCF’s portfolio securities. The underlying securities are valued based on the policies and procedures in CCF’s statement of additional information. Exchange-traded futures are generally valued at the official settlement price of the exchange or market on which such instruments are traded, as of the close of business on the day the futures are being valued. Interest rate swaps and credit default swaps are generally valued by pricing vendors based on market inputs that include the index and term of index, reset frequency, payer/receiver, currency and pay frequency.

Securities and other assets for which representative market quotations are not readily available or are considered unreliable by the funds’ investment adviser are fair valued as determined in good faith under fair valuation guidelines adopted by authority of the funds’ board of trustees as further described. The investment adviser follows fair valuation guidelines, consistent with U.S. Securities and Exchange Commission rules and guidance, to consider relevant principles and factors when making fair value determinations. The investment adviser considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type and cost of the security; contractual or legal restrictions on resale of the security; relevant financial or business developments of the issuer; actively traded similar or related securities; conversion or exchange rights on the security; related corporate actions; significant events occurring after the close of trading in the security; and changes in overall market conditions. In addition, the closing prices of equity securities that trade in markets outside U.S. time zones may be adjusted to reflect significant events that occur after the close of local trading but before the net asset value of each of the funds is determined. Fair valuations and valuations of investments that are not actively trading involve judgment and may differ materially from valuations that would have been used had greater market activity occurred.

88	Private Client Services Funds

Processes and structure — The funds’ board of trustees has delegated authority to the funds’ investment adviser to make fair value determinations, subject to board oversight. The investment adviser has established a Joint Fair Valuation Committee (the “Fair Valuation Committee”) to administer, implement and oversee the fair valuation process, and to make fair value decisions. The Fair Valuation Committee regularly reviews its own fair value decisions, as well as decisions made under its standing instructions to the investment adviser’s valuation teams. The Fair Valuation Committee reviews changes in fair value measurements from period to period and may, as deemed appropriate, update the fair valuation guidelines to better reflect the results of back testing and address new or evolving issues. The Fair Valuation Committee reports any changes to the fair valuation guidelines to the board of trustees. The funds’ board and audit committee also regularly review reports that describe fair value determinations and methods.

The funds’ investment adviser has also established a Fixed-Income Pricing Review Group to administer and oversee the fixed-income valuation process, including the use of fixed-income pricing vendors. This group regularly reviews pricing vendor information and market data. Pricing decisions, processes and controls over security valuation are also subject to additional internal reviews facilitated by the investment adviser’s global risk management group.

Classifications — The funds’ investment adviser classifies each fund’s assets and liabilities into three levels based on the inputs used to value the assets or liabilities. Level 1 values are based on quoted prices in active markets for identical securities. Level 2 values are based on significant observable market inputs, such as quoted prices for similar securities and quoted prices in inactive markets. Certain securities trading outside the U.S. may transfer between Level 1 and Level 2 due to valuation adjustments resulting from significant market movements following the close of local trading. Level 3 values are based on significant unobservable inputs that reflect the investment adviser’s determination of assumptions that market participants might reasonably use in valuing the securities. The valuation levels are not necessarily an indication of the risk or liquidity associated with the underlying investment. For example, U.S. government securities are reflected as Level 2 because the inputs used to determine fair value may not always be quoted prices in an active market. The funds’ valuation levels as of October 31, 2021 are as follows (dollars in thousands):

Capital Group Core Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$644,756	$—	$644,756
Short-term securities	—	147,980	—	147,980
Total	$—	$792,736	$—	$792,736

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$51	$—	$—	$51
Liabilities:
Unrealized depreciation on futures contracts	(58)	—	—	(58)
Total	$(7)	$—	$—	$(7)

*	Futures contracts are not included in the fund’s investment portfolio.

Capital Group Short-Term Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$165,941	$—	$165,941
Short-term securities	—	38,098	—	38,098
Total	$—	$204,039	$—	$204,039

	Other investments*
	Level 1	Level 2	Level 3	Total
Liabilities:
Unrealized depreciation on futures contracts	$(23)	$—	$—	$(23)

*	Futures contracts are not included in the fund’s investment portfolio.

Private Client Services Funds	89

Capital Group California Core Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$563,774	$—	$563,774
Short-term securities	—	90,603	—	90,603
Total	$—	$654,377	$—	$654,377

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$94	$—	$—	$94

*	Futures contracts are not included in the fund’s investment portfolio.

Capital Group California Short-Term Municipal Fund

At October 31, 2021, all of the fund’s investment securities were classified as Level 2.

Capital Group Core Bond Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
U.S. Treasury bonds & notes	$—	$253,040	$—	$253,040
Corporate bonds, notes & loans	—	176,738	—	176,738
Mortgage-backed obligations	—	78,358	—	78,358
Asset-backed obligations	—	66,983	—	66,983
Federal agency bonds & notes	—	17,569	—	17,569
Bonds & notes of governments & government agencies outside the U.S.	—	16,089	—	16,089
Municipals	—	3,989	—	3,989
Short-term securities	63,951	—	—	63,951
Total	$63,951	$612,766	$—	$676,717

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$649	$—	$—	$649
Liabilities:
Unrealized depreciation on futures contracts	(1,156)	—	—	(1,156)
Total	$(507)	$—	$—	$(507)

*	Futures contracts are not included in the fund’s investment portfolio.

4. Risk factors

Investing in the funds may involve certain risks including, but not limited to, those described below.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline — sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

90	Private Client Services Funds

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Investing in lower rated debt instruments — Lower rated bonds and other lower rated debt securities generally have higher rates of interest and involve greater risk of default or price declines due to changes in the issuer’s creditworthiness than those of higher quality debt securities. The market prices of these securities may fluctuate more than the prices of higher quality debt securities and may decline significantly in periods of general economic difficulty.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Investing in municipal bonds of issuers within the state of California — Because Capital Group California Core Municipal Fund and Capital Group California Short-Term Municipal Fund invest primarily in securities of issuers within the state of California, these funds are more susceptible to factors adversely affecting issuers of California securities than a comparable municipal bond mutual fund that does not concentrate its investments in a single state. For example, in the past, California voters have passed amendments to the state’s constitution and other measures that limit the taxing and spending authority of California governmental entities, and future voter initiatives may adversely affect California municipal bonds.

Private Client Services Funds	91

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as consumer loans or receivables. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

5. Certain investment techniques

Index-linked bonds — Capital Group Core Bond Fund has invested in index-linked bonds, which are fixed-income securities whose principal value is periodically adjusted to a government price index. Over the life of an index-linked bond, interest is paid on the adjusted principal value. Increases or decreases in the principal value of index-linked bonds are recorded as interest income in the fund’s statement of operations.

Mortgage dollar rolls — Capital Group Core Bond Fund has entered into mortgage dollar roll transactions in which the fund sells a mortgage-backed security to a counterparty and simultaneously enters into an agreement with the same counterparty to buy back a similar security on a specific future date at a predetermined price. Mortgage dollar rolls are accounted for as purchase and sale transactions, which may increase the funds’ portfolio turnover rates.

Futures contracts — Each fund has entered into futures contracts, which provide for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument for a specified price, date, time and place designated at the time the contract is made. Futures contracts are used to strategically manage portfolio volatility and downside equity risk.

Upon entering into futures contracts, and to maintain the fund’s open positions in futures contracts, the fund is required to deposit with a futures broker, known as a futures commission merchant (“FCM”), in a segregated account in the name of the FCM an amount of cash, U.S. government securities or other liquid securities, known as initial margin. The margin required for a particular futures contract is set by the exchange on which the contract is traded to serve as collateral, and may be significantly modified from time to time by the exchange during the term of the contract.

On a daily basis, each fund pays or receives variation margin based on the increase or decrease in the value of the futures contracts and records variation margin on futures contracts in each fund’s statement of assets and liabilities. In addition, each fund segregates liquid assets equivalent to the fund’s outstanding obligations under the contract in excess of the initial margin and variation margin, if any. Futures contracts may involve a risk of loss in excess of the variation margin shown on each fund’s statement of assets and liabilities. Each fund records realized gains or losses at the time the futures contract is closed or expires. Net realized gains or losses and net unrealized appreciation or depreciation from futures contracts are recorded in each fund’s statement of operations.

92	Private Client Services Funds

Interest rate swaps — Capital Group Core Bond Fund has entered into interest rate swaps, which are agreements to exchange one stream of future interest payments for another based on a specified notional amount. Typically, interest rate swaps exchange a fixed interest rate for a payment that floats relative to a benchmark or vice versa. The series’ investment adviser uses interest rate swaps to manage the interest rate sensitivity of the fund by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. Risks may arise as a result of the series’ investment adviser incorrectly anticipating changes in interest rates, increased volatility, reduced liquidity and the potential inability of counterparties to meet the terms of their agreements.

Upon entering into an interest rate swap contract, the fund is required to deposit cash, U.S. government securities or other liquid securities, which is known as initial margin. Generally, the initial margin required for a particular interest rate swap is set and held as collateral by the clearinghouse on which the contract is cleared. The amount of initial margin required may be significantly modified from time to time by the clearinghouse during the term of the contract.

On a daily basis, the fund records daily interest accruals related to the exchange of future payments as a receivable and payable in the fund’s statement of assets and liabilities. The fund also pays or receives a variation margin based on the increase or decrease in the value of the interest rate swaps, including accrued interest, and records variation margin on interest rate swaps in the fund’s statement of assets and liabilities. The fund records realized gains and losses on both the net accrued interest and any gain or loss recognized at the time the interest rate swap is closed or expires. Net realized gains or losses, as well as any net unrealized appreciation or depreciation, from interest rate swaps are recorded in the fund’s statement of operations.

Credit default swap indices — Capital Group Core Bond Fund has entered into centrally cleared credit default swap agreements on credit indices (“CDSI”) that involve one party (the protection buyer) making a stream of payments to another party (the protection seller) in exchange for the right to receive a specified return upon the occurrence of a credit event, such as a default or restructuring, with respect to any of the underlying issuers (reference obligations) in the referenced index. The series’ investment adviser uses credit default swaps to assume exposure to a diversified portfolio of credits or to hedge against existing credit risks.

CDSI are portfolios of credit instruments or exposures designed to be representative of some part of the credit market, such as the high-yield or investment-grade credit market. CDSI are generally traded using standardized terms, including a fixed spread and standard maturity dates, and reference all the names in the index. If there is a credit event, it is settled based on that name’s weight in the index. The composition of the underlying issuers or obligations within a particular index may change periodically, usually every six months. A specified credit event may affect all or individual underlying reference obligations included in the index, and will be settled based upon the relative weighting of the affected obligation(s) within the index. The value of each CDSI can be used as a measure of the current payment/performance risk of the CDSI and represents the likelihood of an expected liability or profit should the notional amount of the CDSI be closed or sold as of the period end. An increasing value, as compared to the notional amount of the CDSI, represents a deterioration of the referenced indices’ credit soundness and a greater likelihood of risk of default or other credit event occurring as defined under the terms of the agreement. When the fund provides sell protection, its maximum exposure is the notional amount of the credit default swap agreement.

Upon entering into a centrally cleared CDSI contract, the fund is required to deposit with a derivatives clearing member (“DCM”) in a segregated account in the name of the DCM an amount of cash, U.S. government securities or other liquid securities, which is known as initial margin. Generally, the initial margin required for a particular credit default swap is set and held as collateral by the clearinghouse on which the contract is cleared. The amount of initial margin required may be significantly modified from time to time by the clearinghouse during the term of the contract.

On a daily basis, interest accruals related to the exchange of future payments are recorded as a receivable and payable in the fund’s statement of assets and liabilities. The fund also pays or receives a variation margin based on the increase or decrease in the value of the CDSI, and records variation margin in the fund’s statement of assets and liabilities. The fund records realized gains and losses on both the net accrued interest and any gain or loss recognized at the time the swap is closed or expires. Net realized gains or losses, as well as any net unrealized appreciation or depreciation, from credit default swaps are recorded in the fund’s statement of operations.

Private Client Services Funds	93

The following table presents the average month-end notional amounts of futures contracts, interest rate swaps and credit default swaps while held for each fund (dollars in thousands):

	Futures contracts		Interest rate swaps		Credit default swaps
Capital Group Core Municipal Fund	$23,692		Not applicable		Not applicable
Capital Group Short-Term Municipal Fund	5,167		Not applicable		Not applicable
Capital Group California Core Municipal Fund	22,667		Not applicable		Not applicable
Capital Group California Short-Term Municipal	5,420	*	Not applicable		Not applicable
Capital Group Core Bond Fund	231,375		$53,620	*	$25,000	*

*	No contracts were held at the end of the reporting period; amount represents the average month-end notional amount of contracts while they were held.

The following tables identify the location and fair value amounts on the funds’ statements of assets and liabilities and/or the effect on the funds’ statements of operations resulting from the funds’ use of futures contracts, interest rate swaps and credit default swaps as of, or for the year ended, October 31, 2021 (dollars in thousands):

Capital Group Core Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$51	Unrealized depreciation*	$58

		Net realized loss		Net unrealized depreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(531)	Net unrealized depreciation on futures contracts	$(8)

Capital Group Short-Term Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$—	Unrealized depreciation*	$23

		Net realized loss		Net unrealized depreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(141)	Net unrealized depreciation on futures contracts	$(20)

See end of tables for footnote.

94	Private Client Services Funds

Capital Group California Core Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$94	Unrealized depreciation*	$—

		Net realized loss		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(327)	Net unrealized appreciation on futures contracts	$115

Capital Group California Short-Term Municipal Fund

		Net realized loss		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(185)	Net unrealized appreciation on futures contracts	$11

Capital Group Core Bond Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$649	Unrealized depreciation*	$1,156

		Net realized (loss) gain		Net unrealized (depreciation) appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(54)	Net unrealized depreciation on futures contracts	$(784)
Swap	Interest	Net realized gain on swap contracts	575	Net unrealized depreciation on swap contracts	(285)
Swap	Credit	Net realized loss on swap contracts	(382)	Net unrealized appreciation on swap contracts	—
			$139		$(1,069)

*	Includes cumulative appreciation/depreciation on futures contracts as reported in the applicable table following each fund’s investment portfolio. Only current day’s variation margin is reported within each fund’s statement of assets and liabilities.

Collateral — Each fund participates in a collateral program that calls for the funds to either receive or pledge highly liquid assets, such as cash or U.S. government securities, as collateral due to their use of futures contracts, interest rate swaps, credit default swaps and/or future delivery contracts. For futures contracts, interest rate swaps and credit default swaps, the program calls for the fund to pledge collateral for initial and variation margin by contract. For future delivery contracts, the program calls for the fund to either receive or pledge collateral based on the net gain or loss on unsettled contracts by certain counterparties. The purpose of the collateral is to cover potential losses that could occur in the event that either party cannot meet its contractual obligations. Non-cash collateral pledged by the fund, if any, is disclosed in the fund’s investment portfolio, and cash collateral pledged by the fund, if any, is held in a segregated account with the fund’s custodian, which is reflected as pledged cash collateral in each fund’s statement of assets and liabilities.

Private Client Services Funds	95

6. Taxation and distributions

Federal income taxation — Each fund complies with the requirements under Subchapter M of the Internal Revenue Code applicable to mutual funds and each intends to distribute substantially all of its net income and net capital gains each year. The funds are not subject to income taxes to the extent taxable income and net capital gains are distributed. Therefore, no federal income tax provision is required.

As of and during the year ended October 31, 2021, none of the funds had a liability for any unrecognized tax benefits. Each fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in their respective statements of operations. During the period, none of the funds incurred any significant interest or penalties.

Each fund’s tax returns are generally not subject to examination by federal, state and, if applicable, non-U.S. tax authorities after the expiration of each jurisdiction’s statute of limitations, which is typically three years after the date of filing but can be extended in certain jurisdictions.

Distributions — Distributions determined on a tax basis may differ from net investment income and net realized gains for financial reporting purposes. These differences are due primarily to different treatment for items such as short-term capital gains and losses; capital losses related to sales of certain securities within 30 days of purchase; income on certain investments; amortization of premiums and discounts; paydowns on fixed-income securities; net capital losses and cost of investments sold. The fiscal year in which amounts are distributed may differ from the year in which the net investment income and net realized gains are recorded by the funds for financial reporting purposes. The funds may also designate a portion of the amount paid to redeeming shareholders as a distribution for tax purposes.

Additional tax basis disclosures for each fund as of October 31, 2021, were as follows (dollars in thousands):

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
Undistributed ordinary income	$2,465	$535	$1,100	$112	$99
Undistributed tax-exempt income	90	26	889	9	—
Undistributed long-term capital gains	2,811	—	2,586	405	—
Capital loss carryforward*	—	—	—	—	(3,316)
Gross unrealized appreciation on investments	12,158	1,795	12,294	1,546	11,906
Gross unrealized depreciation on investments	(2,410)	(272)	(1,612)	(287)	(4,024)
Net unrealized appreciation on investments	9,748	1,523	10,682	1,259	7,882
Cost of investments	782,981	202,493	643,789	182,581	668,328
Reclassification from total distributable earnings/accumulated loss to capital paid in on shares of beneficial interest	254	337	177	126	(1)

*	Each fund’s capital loss carryforwards will be used to offset any capital gains realized by each fund in future years. Each fund will not make distributions from capital gains while a capital loss carryforward remains.

96	Private Client Services Funds

Distributions paid by each fund were characterized for tax purposes as follows (dollars in thousands):

	Year ended October 31, 2021
	Tax-exempt income	Ordinary income	Long-term capital gains	Total distributions paid
Capital Group Core Municipal Fund	$8,677	$2,349	$4,808	$15,834
Capital Group Short-Term Municipal Fund	1,747	513	—	2,260
Capital Group California Core Municipal Fund	6,692	841	4,471	12,004
Capital Group California Short-Term Municipal Fund	1,439	117	527	2,083
Capital Group Core Bond Fund	—	15,330	6,786	22,116

	Year ended October 31, 2020
	Tax-exempt income	Ordinary income	Long-term capital gains	Total distributions paid
Capital Group Core Municipal Fund	$10,394	$620	$184	$11,198
Capital Group Short-Term Municipal Fund	2,262	—	—	2,262
Capital Group California Core Municipal Fund	9,118	565	153	9,836
Capital Group California Short-Term Municipal Fund	1,955	—	—	1,955
Capital Group Core Bond Fund	—	10,989	1,116	12,105

7. Fees and transactions with related parties

CRMC, the funds’ investment adviser, is the parent company of American Funds Service Company® (“AFS”), the funds’ transfer agent. CRMC and AFS are considered related parties to each fund.

Investment advisory services — Each fund has an investment advisory and service agreement with CRMC that provides for monthly fees accrued daily. The fee for Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund is 0.25% of the daily net assets of each fund.

Transfer agent services — Each fund has a shareholder services agreement with AFS under which each fund compensates AFS for providing transfer agent services. These services include recordkeeping, shareholder communications and transaction processing. In addition, each fund reimburses AFS for amounts paid to third parties for performing transfer agent services on behalf of fund shareholders.

Miscellaneous fee reimbursements — CRMC has agreed to reimburse a portion of miscellaneous fees and expenses for Capital Group Short-Term Municipal Fund to limit the fund’s total annual operating expenses to 0.30% (as a percentage of daily net assets). Miscellaneous expenses exclude investment advisory services fees. These reimbursements may be adjusted or discontinued by CRMC, subject to any restrictions in the series’ prospectus. For the year ended October 31, 2021, total fees and expenses reimbursed by CRMC were $11,000 for Capital Group Short-Term Municipal Fund. CRMC will not recoup all or a portion of these reimbursements. Fees and expenses in each fund’s statement of operations are presented gross of any reimbursements from CRMC.

Affiliated officers and trustees — Officers and certain trustees of the series are or may be considered to be affiliated with CRMC. No affiliated officers or trustees received any compensation directly from the series.

Investment in CCF — Capital Group Core Bond Fund holds shares of CCF, an institutional prime money market fund managed by CRMC. CCF invests in high-quality, short-term money market instruments and is used as the primary investment vehicle for the fund’s short-term investments. CCF shares are only available for purchase by CRMC, its affiliates, and other funds managed by CRMC. CCF shares are not available to the public. CRMC does not receive an investment advisory services fee from CCF.

Security transactions with related funds — The funds may purchase from, or sell securities to, other CRMC-managed funds (or accounts managed by certain affiliates of CRMC) under procedures adopted by the funds’ board of trustees. The funds involved in such transactions are considered related by virtue of having a common investment adviser (or affiliated investment advisers), common trustees and/or common officers. When such transactions occur, each transaction is executed at the current market price of the security and no brokerage commissions or fees are paid in accordance with Rule 17a-7 of the 1940 Act.

Private Client Services Funds	97

The following table presents purchase and sales transactions, if any, between each fund and related funds and the net realized gains from such sales as of October 31, 2021 (dollars in thousands):

Fund	Purchases	Sales	Net realized gain
Capital Group Core Municipal Fund	$5	$1,320	$25
Capital Group Short-Term Municipal Fund	97	355	14
Capital Group California Core Municipal Fund	2,215	13,115	635
Capital Group California Short-Term Municipal Fund	2,437	4,567	148
Capital Group Core Bond Fund	—	1,194	39

Interfund lending — Pursuant to an exemptive order issued by the SEC, the funds, along with other CRMC-managed funds (or funds managed by certain affiliates of CRMC), may participate in an interfund lending program. The program provides an alternate credit facility that permits the funds to lend or borrow cash for temporary purposes directly to or from one another, subject to the conditions of the exemptive order. The funds did not lend or borrow cash through the interfund lending program at any time during the year ended ended October 31, 2021.

8. Indemnifications

The series’ organizational documents provide board members and officers with indemnification against certain liabilities or expenses in connection with the performance of their duties to the series. In the normal course of business, the series may also enter into contracts that provide general indemnifications. Each fund’s maximum exposure under these arrangements is unknown since it is dependent on future claims that may be made against the series. The risk of material loss from such claims is considered remote. Insurance policies are also available to the series’ board members and officers.

9. Capital share transactions

Capital share transactions in the funds were as follows (dollars and shares in thousands):

	Sales		Reinvestment of distributions		Repurchases		Net increase (decrease)
Fund	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares

Year ended October 31, 2021

Capital Group Core Municipal Fund	$191,931	17,895	$15,789	1,472	$(65,098)	(6,065)	$142,622	13,302
Capital Group Short-Term Municipal Fund	135,966	13,169	2,260	219	(142,168)	(13,767)	(3,942)	(379)
Capital Group California Core Municipal Fund	103,909	9,577	12,004	1,106	(70,484)	(6,480)	45,429	4,203
Capital Group California Short-Term Municipal Fund	68,363	6,590	2,083	201	(86,228)	(8,316)	(15,782)	(1,525)
Capital Group Core Bond Fund	109,167	10,477	21,938	2,097	(28,951)	(2,773)	102,154	9,801

Year ended October 31, 2020

Capital Group Core Municipal Fund	$106,929	10,012	$11,142	1,046	$(61,713)	(5,824)	$56,358	5,234
Capital Group Short-Term Municipal Fund	154,195	15,083	2,262	221	(78,103)	(7,630)	78,354	7,674
Capital Group California Core Municipal Fund	106,925	9,888	9,834	910	(54,707)	(5,130)	62,052	5,668
Capital Group California Short-Term Municipal Fund	111,175	10,735	1,955	189	(79,577)	(7,685)	33,553	3,239
Capital Group Core Bond Fund	97,338	9,219	11,994	1,147	(41,185)	(3,901)	68,147	6,465

98	Private Client Services Funds

10. Investment transactions

The funds made purchases and sales of investment securities during the year ended October 31, 2021, as follows (dollars in thousands):

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
Purchases of investment securities*	$330,447	$91,436	$223,741	$75,899	$1,145,566
Sales of investment securities*	298,418	108,382	232,398	102,309	1,079,222

*	Excludes short-term securities and U.S. government obligations, if any.

Private Client Services Funds	99

Financial highlights

		Income (loss) from investment operations[1]			Dividends and distributions
Year ended	Net asset value, beginning of year	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of year	Total return[2]	Net assets, end of year (in millions)	Ratio of expenses to average net assets before reimbursements[3]	Ratio of expenses to average net assets after reimbursements[2,3]	Ratio of net income to average net assets[2]
Capital Group Core Municipal Fund
10/31/2021	$10.76	$.13	$(.02)	$.11	$(.13)	$(.12)	$(.25)	$10.62	.99%	$785	.28%	.28%	1.20%
10/31/2020	10.55	.18	.22	.40	(.18)	(.01)	(.19)	10.76	3.87	652	.28	.28	1.70
10/31/2019	10.15	.22	.40	.62	(.22)	—	(.22)	10.55	6.15	584	.28	.28	2.11
10/31/2018	10.41	.21	(.26)	(.05)	(.19)	(.02)	(.21)	10.15	(.32)	474	.27	.27	2.04
10/31/2017	10.48	.21	(.07)	.14	(.21)	— [4]	(.21)	10.41	1.39	442	.35	.34	2.02
Capital Group Short-Term Municipal Fund
10/31/2021	$10.33	$.09	$(.04)	$.05	$(.09)	$(.03)	$(.12)	$10.26	.43%	$203	.31%	.30%	.87%
10/31/2020	10.15	.14	.18	.32	(.14)	—	(.14)	10.33	3.16	208	.32	.30	1.36
10/31/2019	9.93	.19	.22	.41	(.19)	—	(.19)	10.15	4.19	127	.35	.30	1.92
10/31/2018	10.09	.17	(.18)	(.01)	(.15)	—	(.15)	9.93	.05	138	.32	.30	1.67
10/31/2017	10.11	.14	(.02)	.12	(.14)	— [4]	(.14)	10.09	1.26	150	.41	.35	1.42
Capital Group California Core Municipal Fund
10/31/2021	$10.90	$.13	$(.08)	$.05	$(.11)	$(.09)	$(.20)	$10.75	.53%	$664	.27%	.27%	1.17%
10/31/2020	10.73	.17	.18	.35	(.17)	(.01)	(.18)	10.90	3.29	627	.28	.28	1.55
10/31/2019	10.34	.20	.40	.60	(.20)	(.01)	(.21)	10.73	5.84	557	.28	.28	1.89
10/31/2018	10.57	.19	(.23)	(.04)	(.18)	(.01)	(.19)	10.34	(.27)	452	.27	.27	1.85
10/31/2017	10.69	.20	(.11)	.09	(.20)	(.01)	(.21)	10.57	.84	388	.35	.34	1.88
Capital Group California Short-Term Municipal Fund
10/31/2021	$10.39	$.08	$(.07)	$.01	$(.08)	$(.03)	$(.11)	$10.29	.12%	$182	.29%	.29%	.76%
10/31/2020	10.28	.12	.11	.23	(.12)	—	(.12)	10.39	2.26	199	.30	.30	1.16
10/31/2019	10.06	.15	.22	.37	(.15)	—	(.15)	10.28	3.55	164	.32	.30	1.46
10/31/2018	10.21	.13	(.15)	(.02)	(.12)	(.01)	(.13)	10.06	(.07)	129	.31	.30	1.28
10/31/2017	10.23	.11	(.02)	.09	(.11)	— [4]	(.11)	10.21	.97	120	.42	.35	1.11
Capital Group Core Bond Fund
10/31/2021	$10.70	$.14	$(.20)	$(.06)	$(.15)	$(.25)	$(.40)	$10.24	(.60)%	$640	.28%	.28%	1.36%
10/31/2020	10.31	.18	.46	.64	(.19)	(.06)	(.25)	10.70	6.28	564	.28	.28	1.73
10/31/2019	9.82	.23	.48	.71	(.22)	—	(.22)	10.31	7.33	477	.28	.28	2.24
10/31/2018	10.14	.21	(.34)	(.13)	(.19)	—	(.19)	9.82	(1.14)	446	.28	.28	2.08
10/31/2017	10.31	.16	(.12)	.04	(.16)	(.05)	(.21)	10.14	.41	416	.35	.34	1.58

Portfolio turnover rate for all share classes	Year ended October 31,
excluding mortgage dollar roll transactions[5,6]	2021	2020	2019	2018	2017
Capital Group Core Bond Fund	48%	80%	114%	41%	52%

Portfolio turnover rate for all share classes,	Year ended October 31,
including mortgage dollar roll transactions[6]	2021	2020	2019	2018	2017
Capital Group Core Municipal Fund	48%	62%	38%	55%	47%
Capital Group Short-Term Municipal Fund	51	58	50	70	42
Capital Group California Core Municipal Fund	38	37	22	69	27
Capital Group California Short-Term Municipal Fund	43	42	39	65	36
Capital Group Core Bond Fund	217	158	151	110	95

[1]	Based on average shares outstanding.
[2]	This column reflects the impact, if any, of miscellaneous fee reimbursements from CRMC.
[3]	Ratios do not include expenses of any Central Funds. The fund indirectly bears its proportionate share of the expenses of any Central Funds, if applicable.
[4]	Amount less than $.01.
[5]	Refer to Note 5 for further information on mortgage dollar rolls.
[6]	Rates do not include the fund’s portfolio activity with respect to any Central Funds, if applicable.

See notes to financial statements.

100	Private Client Services Funds

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of Capital Group Private Client Services Funds and Shareholders of Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short- Term Municipal Fund, and Capital Group Core Bond Fund

Opinions on the Financial Statements

We have audited the accompanying statements of assets and liabilities, including the investment portfolios, of Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund, and Capital Group Core Bond Fund (constituting Capital Group Private Client Services Funds, hereafter collectively referred to as the “Funds”) as of October 31, 2021, the related statements of operations for the year ended October 31, 2021, the statements of changes in net assets for each of the two years in the period ended October 31, 2021, including the related notes, and the financial highlights for each of the four years in the period ended October 31, 2021 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of each of the Funds as of October 31, 2021, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period ended October 31, 2021 and each of the financial highlights for each of the four years in the period ended October 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

The financial statements of the Funds as of and for the year ended October 31, 2017 and the financial highlights for each of the periods ended on or prior to October 31, 2017 (not presented herein, other than the financial highlights for the period ended October 31, 2017) were audited by other auditors whose report dated December 19, 2017 expressed an unqualified opinion on those financial statements and financial highlights.

Basis for Opinions

These financial statements are the responsibility of the Funds’ management. Our responsibility is to express an opinion on the Funds’ financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Funds in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our procedures included confirmation of securities owned as of October 31, 2021 by correspondence with the custodian, transfer agent and brokers; when replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
December 15, 2021

We have served as the auditor of one or more investment companies in The Capital Group Companies Investment Company Complex since 1934.

Private Client Services Funds	101

The Bond Fund of America® Annual report for the year ended December 31, 2021

Invest with a stable,
long-term approach

The Bond Fund of America seeks as high a level of current income as is consistent with the preservation of capital.

This fund is one of more than 40 offered by Capital Group, home of American Funds, one of the nation’s largest mutual fund families. For over 90 years, Capital Group has invested with a long-term focus based on thorough research and attention to risk.

Fund results shown in this report, unless otherwise indicated, are for Class F-2 shares. Class A share results are shown at net asset value unless otherwise indicated. If a sales charge (maximum 3.75%) had been deducted, the results would have been lower. Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. Share prices and returns will vary, so investors may lose money. Investing for short periods makes losses more likely. For current information and month-end results, visit capitalgroup.com.

See page 4 for Class F-2 and Class A share results with relevant sales charges deducted. For other share class results, visit capitalgroup.com and americanfundsretirement.com.

Investment results assume all distributions are reinvested and reflect applicable fees and expenses. When applicable, investment results reflect fee waivers, without which results would have been lower. Visit capitalgroup.com for more information.

The fund’s 30-day yield as of January 31, 2022, was 1.79% for Class F-2 shares and 1.49% for Class A shares calculated in accordance with the U.S. Securities and Exchange Commission formula. The fund’s distribution rate as of that date was 1.73% for Class F-2 shares and 1.43% for Class A shares. The Class A share results for both reflect the 3.75% maximum sales charge. The SEC yield reflects the rate at which the fund is earning income on its current portfolio of securities while the distribution rate reflects the fund’s past dividends paid to shareholders. Accordingly, the fund’s SEC yield and distribution rate may differ.

The return of principal for bond funds and for funds with significant underlying bond holdings is not guaranteed. Fund shares are subject to the same interest rate, inflation and credit risks associated with the underlying bond holdings. High-yield bonds are subject to greater fluctuations in value and risk of loss of income and principal than investment-grade bonds. Investing in bonds issued outside the U.S. may be subject to additional risks. They include currency fluctuations, political and social instability, differing securities regulations and accounting standards, higher transaction costs, possible changes in taxation, illiquidity and price volatility. These risks may be heightened in connection with investments in developing countries. Refer to the fund prospectus and the Risk Factors section of this report for more information on these and other risks associated with investing in the fund.

Investments are not FDIC-insured, nor are they deposits of or guaranteed by a bank or any other entity, so they may lose value.

Contents

1	Letter to investors

4	The value of a long-term perspective

6	Investment portfolio

61	Financial statements

90	Board of trustees and other officers

Fellow investors:

U.S. growth rose sharply in 2021 as the economy continued to reopen more fully amid ample fiscal and monetary stimulus. However, with bond yields ticking up, fixed income markets were mixed. For the 12-month period ended December 31, The Bond Fund of America returned –0.71%.

By way of comparison, the Bloomberg U.S. Aggregate Index — a measure of the investment-grade (BBB/Baa and above) bond market — returned –1.54%. The fund’s peer group, as measured by the Lipper Core Bond Funds Average, returned –1.26%.

The fund paid dividends totaling 23 cents per share during the period. For investors, this amounted to an income return of 1.65% with dividends reinvested, or 1.63% if taken in cash.

Bond market overview

Despite mostly positive economic trends throughout 2021, markets were mixed. U.S. GDP is estimated to have been up sharply, over 5%. The nation’s unemployment rate also dropped from 6.7% at the end of 2020 to 3.9% by the end of 2021, low on a historical basis. A new presidential administration and Congress also passed significant new government spending measures to provide COVID relief and strengthen infrastructure. This fiscal stimulus paired with other economic improvement helped fuel strong returns for equities and other higher risk assets.

However, one of the key wrinkles in the 2021 economic boom was a much higher rate of inflation due to supply shortages and other factors. The Consumer Price Index increased by 7.0% during the year, the highest in nearly 40 years. This, paired with the strength of the U.S. labor market, led the U.S. Federal Reserve to signal policy tightening in 2022. And as the year ended, higher inflation began to look more persistent than expected, leading U.S. monetary policymakers to shift strategy and make plans to wind down asset purchases more quickly than initially planned. Additionally, they projected three or four quarter-percentage-point interest rate hikes in 2022.

These factors drove bond yields higher in 2021, sending many returns into negative

Results at a glance

For periods ended December 31, 2021, with all distributions reinvested

	Cumulative
	total returns	Average annual total returns
				Lifetime
				(since Class A
				inception
	1 year	5 years	10 years	on 5/28/74)

The Bond Fund of America (Class F-2 shares)[1]	–0.71%	4.34%	3.51%	7.52%
The Bond Fund of America (Class A shares)	–0.95	4.08	3.25	7.28
Bloomberg U.S. Aggregate Index[2]	–1.54	3.57	2.90	7.19
Lipper Core Bond Funds Average[3]	–1.26	3.65	3.10	7.07

[1]	Class F-2 shares were first offered on August 1, 2008. Class F-2 share results prior to the date of first sale are hypothetical based on the results of the original share class of the fund without a sales charge, adjusted for typical estimated expenses. Visit capitalgroup.com for more information on specific expense adjustments and the actual dates of first sale.
[2]	Bloomberg Index Services Ltd. The Bloomberg U.S. Aggregate Index began on January 1, 1976. From May 28, 1974, through December 31, 1975, the Barclays U.S. Government/Credit Index (now called “the Bloomberg U.S. Government/Credit Index”) was used. The indexes are unmanaged and, therefore, have no expenses. Investors cannot invest directly in an index.
[3]	Source: Lipper, Refinitiv Datastream. Results for the Lipper averages do not reflect sales charges. Lipper averages reflect the current composition of all eligible mutual funds (all share classes) within a given category. To see the number of funds included in the Lipper category for each fund’s lifetime, please view the Quarterly Statistical Update, available on our website.

The Bond Fund of America	1

territory. The benchmark 10-year Treasury yield ended the year at 1.51%, more than half a percentage point higher than where it began. Treasuries with intermediate maturities of two through seven years saw the biggest jump, between 0.61 and 0.90 percentage points.

Rising yields, inflation and economic growth affected sectors in different ways. For example, within high-quality bonds, Treasury Inflation-Protected Securities (TIPS) benefited from rising inflation expectations. The Bloomberg U.S. Treasury Inflation-Protected Securities Index1 returned 5.96%. Similarly, high-yield corporate bonds saw a gain, with the Bloomberg U.S. Corporate High Yield Index2 up 5.28%, as investor risk premiums fell throughout the year. Municipal bonds also saw generally positive results, propelled by better prospects for the sector’s issuers and demand from investors who anticipated the possibility of rising income tax rates.

High-quality sectors generally fared worse. The Bloomberg U.S. Corporate Investment Grade Index3 returned –1.04%. For the investment-grade sector, the risk premium demanded by investors — the bonds’ spread to Treasuries — declined only slightly by the end of 2021. The Bloomberg U.S. Treasury Index4 returned –2.32%. Although mortgage bond spreads tightened modestly, the impact of higher yields led to losses for that sector as well. The Bloomberg U.S. Mortgage Backed Securities Index5 returned –1.04%. Global bonds fared worse, with other central banks also moving to tighten monetary policy in the face of rising inflation. This and other factors led many countries’ bond yields to rise as well. The Bloomberg Global Aggregate Index6 returned –4.71%, and much of emerging market debt endured losses.

Inside the portfolio

Although 2021 posed several challenges for fixed income, The Bond Fund of America outpaced its benchmark and peer average. It did so by staying true to its focus of taking measured risk while maintaining discipline, with investments backed by strong analyst and manager convictions. Positions continued to focus on interest rate and credit strategies that largely consisted of high-quality assets such as U.S. Treasuries and investment-grade bonds. Investments also included other sectors to a lesser extent, such as high-yield corporate bonds and emerging markets debt.

This period of rising yields created a headwind for bond values, but the fund was less exposed to interest rate risk than its benchmark. Consequently, interest rate positioning, in aggregate, had a positive contribution to relative results. Within the different bond maturity profiles across the Treasury curve, our managers expressed active positioning. Two tenors where exposures to interest rate changes were greater than that of the benchmark were in the 2- and 30-year parts of the curve. These positions weighed on relative results as yields rose.

One of the strongest investment results within the portfolio came from TIPS. In anticipation of rising inflation, our managers sought an exposure to these bonds, which are not contained in the fund’s benchmark. Having outpaced most other bond sectors during the year, this position had a sizable impact on relative returns.

Our managers invested in credit opportunistically, selling as risk premiums tightened and buying when they widened. Throughout the year, the fund’s investment-grade corporate exposure remained somewhat neutral compared to the index weight. However, as the year wore on, managers replaced lower quality bonds with higher quality ones. They sought to raise the quality of the fund in preparation for possible volatility as valuations soared. Through careful credit selection, investment-grade bonds provided a positive contribution to results relative to the index. The fund also held a modest position in high-yield (rated BB/Ba and below) bonds during the year. This was one of the strongest sectors in 2021 and boosted results notably.

The fund had more exposure to mortgage-backed securities than the index as the year began. As these bond values rose and risk from possible Fed tightening became apparent, the fund reduced its exposure. This strategy benefited relative results. Credit selection within U.S. dollar-denominated emerging markets debt also contributed to the fund’s results relative to the benchmark, a benefit provided by our analysts’ research.

At times, the fund’s interest rate strategies utilized interest rate swaps and futures to more efficiently execute the portfolio’s positioning based on how managers

[1]	Bloomberg U.S. Treasury Inflation-Protected Securities (TIPS) Index consists of investment-grade, fixed-rate, publicly placed, dollar-denominated and non-convertible inflation-protected securities issued by the U.S. Treasury that have at least one year remaining to maturity, and have at least $250 million par amount outstanding.
[2]	Bloomberg U.S. Corporate High Yield Index covers the universe of fixed-rate, non-investment-grade debt.
[3]	Bloomberg U.S. Corporate Investment Grade Index represents the universe of investment-grade, publicly issued U.S. corporate and specified foreign debentures and secured notes that meet the specified maturity, liquidity, and quality requirements.
[4]	The Bloomberg U.S. Treasury Index includes public obligations of the U.S. Treasury, i.e. U.S. government bonds. Certain Treasury bills are excluded by a maturity constraint. In addition, certain special issues, such as state and local government series bonds (SLGs), as well as U.S. Treasury TIPS, are excluded.
[5]	Bloomberg U.S. Mortgage Backed Securities Index is a market-value-weighted index that covers the mortgage-backed pass-through securities of Ginnie Mae (GNMA), Fannie Mae (FNMA), and Freddie Mac (FHLMC).
[6]	Bloomberg Global Aggregate Index represents the global investment-grade fixed income markets.

2	The Bond Fund of America

expected yields to move. These had a net positive impact on results by helping to express managers’ convictions more efficiently.

Looking ahead

As 2022 begins, our managers expect the U.S. economy to maintain momentum on the back of strong consumer spending and business investment, even amid elevated inflation and the Fed beginning to raise rates early this year. In addition to the three or four rate hikes the market expects this year, the central bank may begin quantitative tightening — selling assets to shrink the size of its balance sheet — to combat inflation. Alongside an economy that is already decelerating, managers expect these measures to further slow momentum late in the year or in early 2023. If that happens, the Fed may be forced to rethink its aggressive plans to withdraw monetary support.

One additional risk factor for 2022 is the potential for greater financial market volatility. Managers believe that the Fed’s asset purchases over the past two years have led to a dampening effect on market volatility. Therefore, managers are concerned that as the Fed withdraws monetary accommodation, market volatility may rise. With most financial asset valuations near record highs, investors must recognize that an aggressive Fed focused on bringing down inflation may make asset prices vulnerable to a selloff. Against this backdrop, The Bond Fund of America will seek to deemphasize credit risk and emphasize liquidity. This leads to several likely investing themes we will pursue in 2022.

First, as the Fed raises short-term rates, longer term rates may prove more resilient if growth expectations fall. This would imply a flattening of the Treasury yield curve, where the spread between shorter and longer term yields shrinks. Next, with inflation likely to remain elevated in the near term, TIPS may still offer value to the portfolio. Because central banks have less control over shorter term inflation driven more by economic trends than expectations, shorter dated TIPS could have more upside potential and offer protection in case inflation rises further.

Investing in credit markets will prove challenging given how expensive both investment-grade and high-yields bonds have become. Should volatility hit, both could see a notable negative impact. As a result, we will rely on careful security selection focused on more resilient, higher quality issuers.

Mortgage-backed securities may prove an interesting sector this year. At the beginning of 2022, these bonds were at the richer end of what managers believe is fair value. However, the Fed is reducing purchases of these bonds and may eventually sell off some portion of its mortgage holdings. This could result in opportunities to invest at more attractive valuations as the year progresses.

More broadly, the fund’s strategy for this year is likely to remain characterized as that of a gradual contrarian. As spreads move tighter, we will continue to harvest our gains and upgrade the portfolio’s quality and liquidity. And if spreads widen and volatility rises, we will look to cautiously add back bonds that our analysts like at more attractive valuations. Similarly, if yields continue to move higher beyond what we think is a reasonable expectation for Fed hikes, we will likely increase the portfolio’s interest rate exposure.

With short-term interest rates moving higher in recent months, our managers believe that investment-grade fixed income can increasingly provide downside protection to investors when market volatility rises. With the Fed becoming more eager to withdraw support and valuations at or near all-time highs, we believe that a core bond strategy remains an important part of an investor’s overall asset allocation plan. We appreciate your support and trust in our portfolio management team.

Cordially,

Pramod Atluri

President

February 11, 2022

For current information about the fund, visit capitalgroup.com.

The Bond Fund of America	3

The value of a long-term perspective

	1 year	5 years	10 years
Class F-2 shares	-0.71%	4.34%	3.51%
Class A shares*	-4.68	3.28	2.86

**Assumes reinvestment of all distributions and payment of the maximum 3.75% sales charge.*

The total annual fund operating expense ratios are 0.31% for Class F-2 and 0.55% for Class A shares as of the prospectus dated March 1, 2022 (unaudited).

$400,000
100,000
10,000
8,000
Year ended December 31
1974[4]
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991

Fund results shown are for Class F-2 and Class A shares. Class A share results reflect deduction of the maximum sales charge of 3.75% on the $10,000 investment.1 Thus, the net amount invested was $9,625.2 Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. Share prices and returns will vary, so investors may lose money. Investing for short periods makes losses more likely. For current information and month-end results, visit capitalgroup.com.

The results shown are before taxes on fund distributions and sale of fund shares.

[1]	As outlined in the prospectus, the sales charge is reduced for accounts (and aggregated investments) of $100,000 or more and is eliminated for purchases of $1 million or more. There is no sales charge on dividends or capital gain distributions that are reinvested in additional shares.
[2]	The maximum initial sales charge was 8.5% prior to December 15, 1986, when it became 4.75% until January 9, 2000.
[3]	Source: Bloomberg Index Services Ltd. Bloomberg U.S. Aggregate Index represents the U.S. investment-grade fixed-rate bond market. From May 28, 1974, through December 31, 1975, Bloomberg U.S. Government/Credit Index was used because Bloomberg U.S. Aggregate Index did not yet exist. Since January 1, 1976, the Bloomberg U.S. Aggregate Index has been used. These indexes are unmanaged and, therefore, have no expenses. Investors cannot invest directly in an index.
[4]	For the period May 28, 1974, commencement of operations, through December 31, 1974.

4	The Bond Fund of America

How a hypothetical $10,000 investment has grown

There have always been reasons not to invest. You will find, however, that despite occasional stumbles, financial markets have tended to reward investors over the long term. Dividends, particularly when reinvested, have accounted for a large portion of the fund’s overall results.

The Bond Fund of America	5

Investment portfolio December 31, 2021

Portfolio by type of security	Percent of net assets

Portfolio quality summary*	Percent of net assets
U.S. Treasury and agency†	42.76%
AAA/Aaa	15.13
AA/Aa	4.96
A/A	11.44
BBB/Baa	18.15
Below investment grade	3.27
Unrated	.05
Short-term securities & other assets less liabilities	4.24

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. Securities in the “unrated” category (above) have not been rated by a rating agency; however, the investment adviser performs its own credit analysis and assigns comparable ratings that are used for compliance with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.
†	These securities are guaranteed by the full faith and credit of the U.S. government.

Bonds, notes & other debt instruments 95.70%	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes 42.73%
U.S. Treasury 31.83%
U.S. Treasury 0.125% 2022	$276,582	$276,442
U.S. Treasury 0.125% 2022	265,905	265,499
U.S. Treasury 0.125% 2022	84,840	84,593
U.S. Treasury 0.125% 2022	50,000	50,004
U.S. Treasury 0.125% 2022	10,000	9,979
U.S. Treasury 0.375% 2022	213	213
U.S. Treasury 1.375% 2022	100,000	100,098
U.S. Treasury 1.375% 2022	75,000	75,616
U.S. Treasury 1.75% 2022	45,000	45,366
U.S. Treasury 1.875% 2022	54,500	54,816
U.S. Treasury 2.125% 2022[1]	32,000	32,534
U.S. Treasury 2.50% 2022	800,000	800,632
U.S. Treasury 0.125% 2023[1]	2,046,012	2,028,538
U.S. Treasury 0.125% 2023	521,057	516,986
U.S. Treasury 0.125% 2023	195,679	194,650
U.S. Treasury 0.125% 2023	141,672	141,034
U.S. Treasury 0.125% 2023	85,000	84,172
U.S. Treasury 0.125% 2023	40,000	39,780
U.S. Treasury 0.125% 2023	40,000	39,735
U.S. Treasury 0.125% 2023	25,000	24,715
U.S. Treasury 0.125% 2023	24,176	24,096
U.S. Treasury 0.125% 2023	10,981	10,916
U.S. Treasury 0.125% 2023	1,000	996
U.S. Treasury 0.25% 2023	40,000	39,671
U.S. Treasury 0.25% 2023	8,377	8,319

6	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 0.375% 2023	$88,710		$88,209
U.S. Treasury 0.50% 2023	28,000		27,896
U.S. Treasury 0.75% 2023	20,000		20,012
U.S. Treasury 1.375% 2023	7,000		7,084
U.S. Treasury 1.75% 2023	3,100		3,152
U.S. Treasury 2.125% 2023	16,428		16,868
U.S. Treasury 2.50% 2023	47,000		48,164
U.S. Treasury 2.625% 2023	15,000		15,455
U.S. Treasury 2.75% 2023	25,000		25,774
U.S. Treasury 2.875% 2023	54,729		56,832
U.S. Treasury 0.125% 2024	584,803		577,233
U.S. Treasury 0.125% 2024	100,000		98,757
U.S. Treasury 0.25% 2024	165,200		163,289
U.S. Treasury 0.25% 2024	65,563		64,681
U.S. Treasury 0.375% 2024	561,802		554,493
U.S. Treasury 0.375% 2024	275,120		271,292
U.S. Treasury 0.375% 2024	8,919		8,831
U.S. Treasury 0.625% 2024	47,014		46,643
U.S. Treasury 0.75% 2024	2,992		2,976
U.S. Treasury 1.00% 2024	6,466		6,474
U.S. Treasury 1.25% 2024	75,000		75,694
U.S. Treasury 1.50% 2024	130,000		132,071
U.S. Treasury 1.50% 2024	98,200		99,752
U.S. Treasury 1.50% 2024	1,000		1,016
U.S. Treasury 1.75% 2024	40,000		40,876
U.S. Treasury 2.00% 2024	442,300		454,491
U.S. Treasury 2.00% 2024	55,000		56,554
U.S. Treasury 2.00% 2024	19,000		19,517
U.S. Treasury 2.125% 2024	105,265		108,381
U.S. Treasury 2.125% 2024	18,000		18,602
U.S. Treasury 2.125% 2024	8,000		8,265
U.S. Treasury 2.25% 2024	50,633		52,290
U.S. Treasury 2.25% 2024	3,000		3,114
U.S. Treasury 2.375% 2024	67,233		69,520
U.S. Treasury 2.50% 2024	4,000		4,157
U.S. Treasury 0.25% 2025	220,000		213,820
U.S. Treasury 0.25% 2025	59,311		57,347
U.S. Treasury 0.25% 2025	5,000		4,843
U.S. Treasury 0.25% 2025	1,000		973
U.S. Treasury 0.375% 2025	1,976,312		1,916,347
U.S. Treasury 0.375% 2025	788,900		765,428
U.S. Treasury 2.625% 2025	135,324		142,258
U.S. Treasury 2.625% 2025	63,822		67,514
U.S. Treasury 2.75% 2025[1]	900,000		948,468
U.S. Treasury 2.75% 2025	31,813		33,638
U.S. Treasury 2.875% 2025	272,175		288,701
U.S. Treasury 0.375% 2026	752,665		728,619
U.S. Treasury 0.50% 2026	71,143		69,147
U.S. Treasury 0.625% 2026	160,154		155,803
U.S. Treasury 0.75% 2026	678,267		665,653
U.S. Treasury 0.75% 2026	606,692		594,933
U.S. Treasury 0.75% 2026	175,077		171,237
U.S. Treasury 0.75% 2026	45,560		44,647
U.S. Treasury 0.875% 2026	1,127,608		1,108,243
U.S. Treasury 0.875% 2026	8,802		8,667
U.S. Treasury 1.125% 2026	31,859		31,666
U.S. Treasury 1.25% 2026	47,163		47,163
U.S. Treasury 1.625% 2026	—	[2]	—	[2]
U.S. Treasury 2.00% 2026	15,600		16,149
U.S. Treasury 2.125% 2026	31,000		32,215
U.S. Treasury 2.25% 2026	8,000		8,348
U.S. Treasury 2.625% 2026	109,585		115,925
U.S. Treasury 0.375% 2027	75,000		71,026
U.S. Treasury 0.50% 2027	549,480		524,586
U.S. Treasury 0.50% 2027	55,500		52,847
U.S. Treasury 0.50% 2027	16,000		15,326
U.S. Treasury 0.50% 2027	6,000		5,743

The Bond Fund of America	7

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 0.625% 2027	$112,389	$107,586
U.S. Treasury 0.625% 2027	42,000	40,248
U.S. Treasury 2.25% 2027	100,000	105,051
U.S. Treasury 2.25% 2027	3,000	3,145
U.S. Treasury 0.75% 2028	13,450	12,959
U.S. Treasury 1.00% 2028	35,000	34,091
U.S. Treasury 1.125% 2028	165,881	163,552
U.S. Treasury 1.125% 2028	14,045	13,781
U.S. Treasury 1.25% 2028	140,850	139,669
U.S. Treasury 1.25% 2028	118,900	117,738
U.S. Treasury 1.25% 2028	33,700	33,410
U.S. Treasury 1.25% 2028	23,762	23,539
U.S. Treasury 1.375% 2028	82,000	81,697
U.S. Treasury 1.50% 2028	148,000	148,658
U.S. Treasury 2.75% 2028	17,398	18,810
U.S. Treasury 2.875% 2028	61,335	66,854
U.S. Treasury 2.875% 2028	3,760	4,108
U.S. Treasury 1.625% 2029	398	404
U.S. Treasury 2.375% 2029	2,000	2,133
U.S. Treasury 0.625% 2030	50,987	47,565
U.S. Treasury 0.625% 2030	17,638	16,497
U.S. Treasury 0.875% 2030	12,500	11,889
U.S. Treasury 1.50% 2030	11,399	11,461
U.S. Treasury 1.125% 2031	121,311	117,768
U.S. Treasury 1.25% 2031	170,088	166,353
U.S. Treasury 1.375% 2031	334,767	330,606
U.S. Treasury 1.625% 2031	117,533	119,053
U.S. Treasury 3.50% 2039	4,000	5,024
U.S. Treasury 1.125% 2040	285,245	249,129
U.S. Treasury 1.125% 2040	255,059	223,714
U.S. Treasury 1.375% 2040	200,615	182,842
U.S. Treasury 4.625% 2040	9,400	13,510
U.S. Treasury 1.75% 2041	102,806	99,657
U.S. Treasury 1.875% 2041	236,248	233,881
U.S. Treasury 2.00% 2041	1,273	1,286
U.S. Treasury 3.125% 2041	20,000	24,073
U.S. Treasury 4.375% 2041	11,500	16,224
U.S. Treasury 2.75% 2042	18,500	21,119
U.S. Treasury 2.75% 2042	7,000	7,991
U.S. Treasury 2.875% 2043	23,810	27,718
U.S. Treasury 3.00% 2044	900	1,075
U.S. Treasury 3.375% 2044	38,700	48,805
U.S. Treasury 2.50% 2045	360	397
U.S. Treasury 3.00% 2045	10,552	12,704
U.S. Treasury 3.00% 2045	560	671
U.S. Treasury 2.25% 2046	4,500	4,766
U.S. Treasury 2.50% 2046	173,562	192,063
U.S. Treasury 2.50% 2046	18,730	20,741
U.S. Treasury 2.875% 2046	9,369	11,107
U.S. Treasury 2.75% 2047	20,593	24,011
U.S. Treasury 2.75% 2047	5,300	6,184
U.S. Treasury 3.00% 2047	92,013	111,594
U.S. Treasury 3.00% 2047	86,916	105,648
U.S. Treasury 3.00% 2048[1]	167,901	205,311
U.S. Treasury 3.00% 2048	11,100	13,606
U.S. Treasury 3.125% 2048	5,150	6,447
U.S. Treasury 3.375% 2048	12,545	16,442
U.S. Treasury 2.25% 2049	160,047	171,593
U.S. Treasury 2.375% 2049	95,544	105,167
U.S. Treasury 2.875% 2049	194,300	234,458
U.S. Treasury 3.00% 2049	55,766	68,676
U.S. Treasury 1.25% 2050	418,645	356,162
U.S. Treasury 1.375% 2050[1]	942,530	827,438
U.S. Treasury 1.625% 2050	785,434	732,936
U.S. Treasury 2.00% 2050	31,100	31,652
U.S. Treasury 1.875% 2051	296,000	293,999

8	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 1.875% 2051	$147,687	$146,388
U.S. Treasury 2.00% 2051	1,008,487	1,029,359
U.S. Treasury 2.375% 2051	357,008	394,992
		25,324,280

U.S. Treasury inflation-protected securities 10.90%
U.S. Treasury Inflation-Protected Security 0.125% 2022[3]	318,067	326,145
U.S. Treasury Inflation-Protected Security 0.125% 2022[3]	307,538	312,261
U.S. Treasury Inflation-Protected Security 0.125% 2023[3]	228,888	236,598
U.S. Treasury Inflation-Protected Security 0.375% 2023[3]	177,913	187,239
U.S. Treasury Inflation-Protected Security 0.625% 2023[3]	719,123	752,389
U.S. Treasury Inflation-Protected Security 0.125% 2024[3]	1,208,406	1,289,442
U.S. Treasury Inflation-Protected Security 0.125% 2024[3]	669,499	715,589
U.S. Treasury Inflation-Protected Security 0.50% 2024[3]	82,396	87,923
U.S. Treasury Inflation-Protected Security 0.625% 2024[3]	398,629	424,764
U.S. Treasury Inflation-Protected Security 0.125% 2025[3]	97,297	104,998
U.S. Treasury Inflation-Protected Security 0.25% 2025[3]	157,086	168,411
U.S. Treasury Inflation-Protected Security 0.375% 2025[3]	573,182	623,704
U.S. Treasury Inflation-Protected Security 0.125% 2026[3]	1,094,879	1,182,191
U.S. Treasury Inflation-Protected Security 0.125% 2026[3]	1,006,157	1,095,021
U.S. Treasury Inflation-Protected Security 0.125% 2030[3]	60,864	67,642
U.S. Treasury Inflation-Protected Security 0.125% 2031[3]	423,936	474,688
U.S. Treasury Inflation-Protected Security 0.125% 2031[3]	387,116	435,158
U.S. Treasury Inflation-Protected Security 2.125% 2041[3]	2,996	4,640
U.S. Treasury Inflation-Protected Security 0.75% 2042[3]	145,318	183,681
U.S. Treasury Inflation-Protected Security 0.125% 2051[3]	1,580	1,871
		8,674,355

Total U.S. Treasury bonds & notes		33,998,635

Corporate bonds, notes & loans 33.20%
Financials 7.96%
ACE INA Holdings, Inc. 2.875% 2022	1,585	1,610
ACE INA Holdings, Inc. 3.35% 2026	100	107
ACE INA Holdings, Inc. 4.35% 2045	1,465	1,816
AerCap Holdings NV 6.50% 2025	4,854	5,551
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 1.15% 2023	18,000	17,929
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 1.65% 2024	50,868	50,802
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 2.45% 2026	60,098	60,626
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.00% 2028	71,609	72,677
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.30% 2032	66,396	67,698
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.40% 2033	26,819	27,338
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.85% 2041	8,351	8,714
Allstate Corp. 0.75% 2025	2,089	2,038
Allstate Corp. 1.45% 2030	10,000	9,465
Allstate Corp. 3.85% 2049	9,000	10,541
Ally Financial, Inc. 5.125% 2024	3,863	4,224
Ally Financial, Inc. 5.80% 2025	6,400	7,228
Ally Financial, Inc. 8.00% 2031	23,019	31,675
Ally Financial, Inc. 8.00% 2031	16,630	23,569
American Express Co. 3.00% 2024	20,000	20,974
American Express Co. 3.625% 2024	26,350	28,176
American Express Co. 1.65% 2026	18,875	18,938
American Express Co. 3.125% 2026	650	689
American International Group, Inc. 2.50% 2025	8,500	8,771
American International Group, Inc. 3.90% 2026	2,625	2,848
American International Group, Inc. 3.40% 2030	14,120	15,286
American International Group, Inc. 4.80% 2045	1,150	1,477
American International Group, Inc. 4.375% 2050	15,900	19,874
Aon Corp. / Aon Global Holdings PLC 2.60% 2031	10,000	10,185
Arthur J. Gallagher & Co. 3.50% 2051	8,275	8,760
ASB Bank, Ltd. 2.375% 2031[4]	9,150	9,105
Australia & New Zealand Banking Group, Ltd. 2.625% 2022	15,000	15,122
AXA Equitable Holdings, Inc. 3.90% 2023	3,617	3,744
Banco de Crédito del Perú 3.25% 2031 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.45% on 9/30/2026)[4,5]	11,225	11,101
Banco Santander México, SA, Institución de Banca Múltiple, Grupo Financiero Santander México 5.375% 2025[4]	7,500	8,194

The Bond Fund of America	9

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Banco Santander, SA 1.722% 2027
(1-year UST Yield Curve Rate T Note Constant Maturity + 0.90% on 9/14/2026)[5]	$7,800	$7,662
Bangkok Bank PCL 3.733% 2034
(5-year UST Yield Curve Rate T Note Constant Maturity + 1.90% on 9/25/2029)[5]	16,965	17,365
Bank of America Corp. 1.53% 2025 (USD-SOFR + 0.65% on 12/6/2024)[5]	37,000	37,084
Bank of America Corp. 1.658% 2027 (USD-SOFR + 0.91% on 3/11/2026)[5]	42,219	41,937
Bank of America Corp. 1.734% 2027 (USD-SOFR + 0.96% on 7/22/2026)[5]	23,330	23,173
Bank of America Corp. 3.419% 2028 (3-month USD-LIBOR + 1.04% on 12/20/2027)[5]	57,555	61,489
Bank of America Corp. 2.087% 2029 (USD-SOFR + 1.06% on 6/14/2028)[5]	36,694	36,464
Bank of America Corp. 1.898% 2031 (USD-SOFR + 1.53% on 7/23/2030)[5]	80,349	76,986
Bank of America Corp. 1.922% 2031 (USD-SOFR + 1.37% on 10/24/2030)[5]	70,216	67,306
Bank of America Corp. 2.299% 2032 (USD-SOFR + 1.22% on 7/21/2031)[5]	154,479	152,050
Bank of America Corp. 2.572% 2032 (USD-SOFR + 1.21% on 10/20/2031)[5]	14,590	14,671
Bank of America Corp. 2.651% 2032 (USD-SOFR + 1.22% on 3/11/2031)[5]	56,487	57,272
Bank of America Corp. 2.687% 2032 (USD-SOFR + 1.32% on 4/22/2031)[5]	67,807	68,885
Bank of America Corp. 2.676% 2041 (USD-SOFR + 1.93% on 6/19/2040)[5]	6,000	5,785
Bank of China, Ltd. (Hong Kong Branch) 3.875% 2025	667	717
Bank of China, Ltd. (Hong Kong Branch) 4.00% 2028	244	270
Bank of New Zealand 1.00% 2026[4]	37,025	36,048
Bank of Nova Scotia 1.35% 2026	20,503	20,279
Barclays Bank PLC 3.65% 2025	2,000	2,115
Barclays Bank PLC 4.95% 2047	5,000	6,489
Berkshire Hathaway Finance Corp. 4.20% 2048	21,490	26,141
Berkshire Hathaway Finance Corp. 4.25% 2049	3,000	3,693
Berkshire Hathaway, Inc. 3.125% 2026	4,100	4,382
Berkshire Hathaway, Inc. 4.50% 2043	1,500	1,855
BNP Paribas 3.80% 2024[4]	30,525	32,034
BNP Paribas 2.819% 2025 (3-month USD-LIBOR + 1.111% on 11/19/2024)[4,5]	5,050	5,200
BNP Paribas 3.375% 2025[4]	22,250	23,377
BNP Paribas 2.219% 2026 (USD-SOFR + 2.074% on 6/9/2025)[4,5]	27,900	28,182
BNP Paribas 1.323% 2027 (USD-SOFR + 1.004% on 1/13/2026)[4,5]	22,650	22,052
BNP Paribas 1.675% 2027 (USD-SOFR + 0.912% on 6/30/2026)[4,5]	7,292	7,173
BNP Paribas 2.159% 2029 (USD-SOFR + 1.218% on 9/15/2028)[4,5]	19,125	18,764
BNP Paribas 2.871% 2032 (USD-SOFR + 1.387% on 4/19/2031)[4,5]	80,935	82,147
Capital One Financial Corp. 1.343% 2024 (USD-SOFR + 0.69% on 12/6/2023)[5]	37,000	37,240
Capital One Financial Corp. 4.25% 2025	17,500	18,923
Charles Schwab Corp. 5.375% junior subordinated perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 4.971% on 6/1/2025)[5]	3,750	4,097
China CITIC Bank International, Ltd. 4.625% 2029 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.25% on 2/28/2024)[5]	17,500	18,308
China Construction Bank Corp. 2.45% 2030 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.15% on 6/24/2025)[5]	33,800	34,274
China Ping An Insurance Overseas (Holdings), Ltd. 2.85% 2031	6,203	5,955
Chubb INA Holdings, Inc. 1.375% 2030	4,000	3,772
Chubb INA Holdings, Inc. 2.85% 2051	2,157	2,168
Chubb INA Holdings, Inc. 3.05% 2061	3,758	3,846
CIT Group, Inc. 3.929% 2024 (USD-SOFR + 3.827% on 6/19/2023)[5]	35,287	36,468
CIT Group, Inc. 5.25% 2025	15,651	17,260
Citigroup, Inc. 4.60% 2026	4,175	4,609
Citigroup, Inc. 1.462% 2027 (USD-SOFR + 0.67% on 6/9/2026)[5]	12,356	12,150
Citigroup, Inc. 2.572% 2031 (USD-SOFR + 2.107% on 6/3/2030)[5]	20,000	20,195
Citigroup, Inc. 2.561% 2032 (USD-SOFR + 1.167% on 5/1/2031)[5]	25,506	25,665
Commonwealth Bank of Australia 2.688% 2031[4]	26,500	26,088
Commonwealth Bank of Australia 3.61% 2034 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.05% on 9/12/2029)[4,5]	17,850	18,681
Cooperatieve Rabobank UA 2.75% 2023	17,000	17,362
Cooperatieve Rabobank UA 2.625% 2024[4]	5,450	5,630
Credit Acceptance Corp. 6.625% 2026	1,488	1,550
Crédit Agricole SA 3.375% 2022[4]	10,250	10,254
Crédit Agricole SA 3.75% 2023[4]	21,000	21,764
Crédit Agricole SA 3.25% 2024[4]	6,200	6,489
Crédit Agricole SA 4.375% 2025[4]	3,500	3,764
Crédit Agricole SA 1.907% 2026 (USD-SOFR + 1.676% on 6/16/2025)[4,5]	15,750	15,793
Crédit Agricole SA 1.247% 2027 (USD-SOFR + 0.892% on 1/26/2026)[4,5]	18,625	18,132
Credit Suisse Group AG 2.997% 2023 (3-month USD-LIBOR + 1.20% on 12/14/2022)[4,5]	20,250	20,581
Credit Suisse Group AG 3.80% 2023	29,264	30,330

10	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Credit Suisse Group AG 2.593% 2025 (USD-SOFR + 1.56% on 9/11/2024)[4,5]	$3,100	$3,168
Credit Suisse Group AG 2.95% 2025	7,425	7,778
Credit Suisse Group AG 2.193% 2026 (USD-SOFR + 2.044% on 6/5/2025)[4,5]	14,950	15,046
Credit Suisse Group AG 1.305% 2027 (USD-SOFR + 0.98% on 2/2/2026)[4,5]	30,575	29,571
Credit Suisse Group AG 3.869% 2029 (3-month USD-LIBOR + 1.41% on 1/12/2028)[4,5]	8,385	8,983
Credit Suisse Group AG 4.194% 2031 (USD-SOFR + 3.73% on 4/1/2030)[4,5]	60,419	66,704
Credit Suisse Group AG 3.091% 2032 (USD-SOFR + 1.73% on 5/14/2031)[4,5]	45,550	46,398
Danske Bank AS 2.70% 2022[4]	13,475	13,527
Danske Bank AS 3.875% 2023[4]	15,165	15,780
Danske Bank AS 1.549% 2027 (UST Yield Curve Rate T Note Constant Maturity 1-year + 0.73% on 9/10/2026)[4,5]	17,000	16,619
Deutsche Bank AG 3.30% 2022	4,575	4,671
Deutsche Bank AG 5.00% 2022	4,675	4,696
Deutsche Bank AG 3.95% 2023	9,097	9,383
Deutsche Bank AG 0.898% 2024	15,450	15,322
Deutsche Bank AG 2.222% 2024 (USD-SOFR + 2.159% on 9/18/2023)[5]	89,334	90,520
Deutsche Bank AG 3.70% 2024	15,250	16,038
Deutsche Bank AG 3.70% 2024	4,603	4,837
Deutsche Bank AG 1.447% 2025 (USD-SOFR + 1.131% on 4/1/2024)[5]	30,000	29,829
Deutsche Bank AG 3.961% 2025 (USD-SOFR + 2.581% on 11/26/2024)[5]	41,050	43,377
Deutsche Bank AG 2.129% 2026 (USD-SOFR + 1.87% on 11/24/2025)[5]	135,895	135,726
Deutsche Bank AG 4.10% 2026	16,415	17,533
Deutsche Bank AG 4.10% 2026	4,936	5,304
Deutsche Bank AG 2.311% 2027 (USD-SOFR + 1.219% on 11/16/2026)[5]	22,675	22,678
Deutsche Bank AG 3.547% 2031 (USD-SOFR + 3.043% on 9/18/2030)[5]	27,917	29,415
Deutsche Bank AG 3.035% 2032 (USD-SOFR + 1.718% on 5/28/2031)[5]	12,975	13,086
DNB Bank ASA 1.535% 2027 (5-year UST Yield Curve Rate T Note Constant Maturity + 0.72% on 5/25/2026)[4,5]	7,450	7,348
Five Corners Funding Trust II 2.85% 2030[4]	4,300	4,460
Goldman Sachs Group, Inc. 1.217% 2023	36,000	36,099
Goldman Sachs Group, Inc. 2.905% 2023 (3-month USD-LIBOR + 0.99% on 7/24/2022)[5]	14,747	14,915
Goldman Sachs Group, Inc. 3.50% 2025	14,230	15,058
Goldman Sachs Group, Inc. 1.093% 2026 (USD-SOFR + 0.789% on 12/9/2025)[5]	23,967	23,367
Goldman Sachs Group, Inc. (3-month USD-LIBOR + 1.17%) 1.326% 2026[6]	7,000	7,145
Goldman Sachs Group, Inc. 1.542% 2027 (USD-SOFR + 0.818% on 9/10/2026)[5]	81,083	79,486
Goldman Sachs Group, Inc. 1.948% 2027 (USD-SOFR + 0.913% on 10/21/2026)[5]	103,268	102,861
Goldman Sachs Group, Inc. 3.814% 2029 (3-month USD-LIBOR + 1.158% on 4/23/2028)[5]	5,000	5,443
Goldman Sachs Group, Inc. 2.60% 2030	16,925	17,226
Goldman Sachs Group, Inc. 3.80% 2030	9,419	10,379
Goldman Sachs Group, Inc. 1.992% 2032 (USD-SOFR + 1.09% on 1/27/2031)[5]	29,458	28,274
Goldman Sachs Group, Inc. 2.383% 2032 (USD-SOFR + 1.248% on 7/21/2031)[5]	90,764	89,441
Goldman Sachs Group, Inc. 2.615% 2032 (USD-SOFR + 1.281% on 4/22/2031)[5]	90,964	91,713
Goldman Sachs Group, Inc. 2.65% 2032 (USD-SOFR + 1.264% on 10/21/2031)[5]	35,329	35,585
Goldman Sachs Group, Inc. 2.908% 2042 (USD-SOFR + 1.40% on 7/21/2041)[5]	10,000	9,961
Goldman Sachs Group, Inc. 3.21% 2042 (USD-SOFR + 1.513% on 4/22/2041)[5]	20,943	21,760
Groupe BPCE SA 2.75% 2023[4]	8,600	8,780
Groupe BPCE SA 5.70% 2023[4]	27,768	29,863
Groupe BPCE SA 4.625% 2024[4]	20,600	22,031
Groupe BPCE SA 5.15% 2024[4]	28,454	30,834
Groupe BPCE SA 1.652% 2026 (USD-SOFR + 1.52% on 10/6/2025)[4,5]	38,255	37,763
Groupe BPCE SA 2.045% 2027 (USD-SOFR + 1.087% on 10/19/2026)[4,5]	5,000	4,960
Groupe BPCE SA 2.277% 2032 (USD-SOFR + 1.312% on 1/20/2031)[4,5]	6,975	6,728
Hartford Financial Services Group, Inc. 2.90% 2051	7,144	7,057
HSBC Holdings PLC 2.633% 2025 (3-month USD-LIBOR + 1.14% on 11/7/2024)[5]	18,500	18,987
HSBC Holdings PLC 2.251% 2027 (USD-SOFR + 1.10% on 11/22/2026)[5]	31,240	31,323
HSBC Holdings PLC 2.206% 2029 (USD-SOFR + 1.285% on 8/17/2028)[5]	2,485	2,439
HSBC Holdings PLC 3.973% 2030 (3-month USD-LIBOR + 1.61% on 5/22/2029)[5]	41,521	45,082
HSBC Holdings PLC 4.95% 2030	3,150	3,700
HSBC Holdings PLC 2.848% 2031 (USD-SOFR + 2.387% on 6/4/2030)[5]	16,489	16,697
HSBC Holdings PLC 2.804% 2032 (USD-SOFR + 1.187% on 5/24/2031)[5]	46,800	46,994
Huarong Finance 2017 Co., Ltd. 4.25% 2027	36,000	36,465
Huarong Finance 2017 Co., Ltd. 4.75% 2027	4,213	4,355
Huarong Finance 2019 Co., Ltd. (3-month USD-LIBOR + 1.125%) 1.295% 2023[6]	11,519	11,289
Huarong Finance 2019 Co., Ltd. (3-month USD-LIBOR + 1.25%) 1.43% 2025[6]	2,556	2,441

The Bond Fund of America	11

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Huarong Finance II Co., Ltd. 5.00% 2025	$3,637	$3,787
Huarong Finance II Co., Ltd. 5.50% 2025	38,773	40,760
Huarong Finance II Co., Ltd. 4.625% 2026	360	372
Huarong Finance II Co., Ltd. 4.875% 2026	12,224	12,701
Intercontinental Exchange, Inc. 2.65% 2040	5,700	5,525
Intercontinental Exchange, Inc. 3.00% 2050	9,722	9,878
Intercontinental Exchange, Inc. 3.00% 2060	841	832
Intesa Sanpaolo SpA 3.125% 2022[4]	17,025	17,221
Intesa Sanpaolo SpA 3.375% 2023[4]	42,466	43,400
Intesa Sanpaolo SpA 3.25% 2024[4]	8,260	8,604
Intesa Sanpaolo SpA 5.017% 2024[4]	125,758	134,835
Intesa Sanpaolo SpA 5.71% 2026[4]	24,105	26,687
Intesa Sanpaolo SpA 3.875% 2027[4]	10,275	10,909
Intesa Sanpaolo SpA 3.875% 2028[4]	4,974	5,266
Intesa Sanpaolo SpA 4.00% 2029[4]	3,000	3,221
Iron Mountain Information Management Services, Inc. 5.00% 2032[4]	12,345	12,659
JPMorgan Chase & Co. 4.023% 2024 (3-month USD-LIBOR + 1.00% on 12/5/2023)[5]	5,000	5,274
JPMorgan Chase & Co. 1.561% 2025 (USD-SOFR + 0.605% on 12/10/2024)[5]	168,739	169,013
JPMorgan Chase & Co. 2.301% 2025 (USD-SOFR + 1.16% on 10/15/2024)[5]	61,584	63,022
JPMorgan Chase & Co. 1.045% 2026 (USD-SOFR + 0.80% on 11/19/2025)[5]	26,914	26,234
JPMorgan Chase & Co. 2.005% 2026 (USD-SOFR + 1.585% on 3/13/2025)[5]	22,000	22,276
JPMorgan Chase & Co. 1.47% 2027 (USD-SOFR + 0.765% on 9/22/2026)[5]	34,000	33,343
JPMorgan Chase & Co. 1.578% 2027 (USD-SOFR + 0.885% on 4/22/2026)[5]	19,422	19,203
JPMorgan Chase & Co. 2.069% 2029 (USD-SOFR + 1.015% on 6/1/2028)[5]	41,999	41,680
JPMorgan Chase & Co. 2.545% 2032 (USD-SOFR + 1.18% on 11/8/2031)[5]	46,061	46,371
JPMorgan Chase & Co. 2.58% 2032 (USD-SOFR + 1.25% on 4/22/2031)[5]	20,078	20,357
JPMorgan Chase & Co. 3.109% 2051 (USD-SOFR + 3.109% on 4/22/2050)[5]	9,972	10,331
JPMorgan Chase & Co. 3.328% 2052 (USD-SOFR + 1.58% on 4/22/2051)[5]	17,740	19,029
Kasikornbank PCL HK 3.343% 2031 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.70% on 10/2/2026)[5]	15,035	15,056
Lloyds Banking Group PLC 2.907% 2023 (3-month USD-LIBOR + 0.81% on 11/7/2022)[5]	16,500	16,769
Lloyds Banking Group PLC 4.05% 2023	7,100	7,441
Lloyds Banking Group PLC 3.87% 2025 (1-year UST Yield Curve Rate T Note Constant Maturity + 3.50% on 7/9/2024)[5]	13,460	14,227
Lloyds Banking Group PLC 2.438% 2026 (1-year UST Yield Curve Rate T Note Constant Maturity + 1.00% on 2/5/2025)[5]	13,875	14,155
Lloyds Banking Group PLC 1.627% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.85% on 5/11/2026)[5]	3,525	3,472
Lloyds Banking Group PLC 4.375% 2028	2,560	2,874
Lloyds Banking Group PLC 4.55% 2028	3,500	3,984
LPL Holdings, Inc. 4.625% 2027[4]	270	280
Marsh & McLennan Companies, Inc. 3.875% 2024	17,120	18,116
Marsh & McLennan Companies, Inc. 4.375% 2029	2,460	2,807
Marsh & McLennan Companies, Inc. 2.25% 2030	3,506	3,503
Marsh & McLennan Companies, Inc. 2.375% 2031	2,192	2,215
Marsh & McLennan Companies, Inc. 4.75% 2039	750	937
Marsh & McLennan Companies, Inc. 4.90% 2049	5,250	7,074
Marsh & McLennan Companies, Inc. 2.90% 2051	3,000	3,002
MetLife Capital Trust IV, junior subordinated, 7.875% 2067 (3-month USD-LIBOR + 3.96% on 12/1/2037)[4,5]	100	137
MetLife, Inc. 3.60% 2025	100	108
MetLife, Inc. 4.55% 2030	3,000	3,549
MetLife, Inc. 4.60% 2046	800	1,025
Metropolitan Life Global Funding I 2.40% 2022[4]	5,965	6,021
Metropolitan Life Global Funding I 3.375% 2022[4]	3,000	3,002
Metropolitan Life Global Funding I 1.95% 2023[4]	1,000	1,013
Metropolitan Life Global Funding I 0.40% 2024[4]	17,648	17,432
Metropolitan Life Global Funding I 0.70% 2024[4]	12,711	12,530
Metropolitan Life Global Funding I 3.60% 2024[4]	3,000	3,156
Metropolitan Life Global Funding I 0.95% 2025[4]	5,007	4,940
Metropolitan Life Global Funding I 3.45% 2026[4]	2,315	2,498
Metropolitan Life Global Funding I 3.00% 2027[4]	3,500	3,721
Metropolitan Life Global Funding I 3.05% 2029[4]	5,000	5,353
Metropolitan Life Global Funding I 1.55% 2031[4]	2,284	2,162
Mitsubishi UFJ Financial Group, Inc. 2.665% 2022	16,000	16,190
Mitsubishi UFJ Financial Group, Inc. 2.998% 2022	9,825	9,860

12	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Mitsubishi UFJ Financial Group, Inc. 2.801% 2024	$4,600	$4,771
Mitsubishi UFJ Financial Group, Inc. 0.962% 2025 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.45% on 10/11/2024)[5]	17,000	16,774
Mitsubishi UFJ Financial Group, Inc. 1.538% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.75% on 7/20/2026)[5]	35,000	34,396
Mitsubishi UFJ Financial Group, Inc. 1.64% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.67% on 10/13/2026)[5]	12,800	12,640
Mizuho Financial Group, Inc. 1.554% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.75% on 7/9/2026)[5]	26,000	25,593
Mizuho Financial Group, Ltd. 3.549% 2023	17,000	17,535
Morgan Stanley 2.75% 2022	13,054	13,172
Morgan Stanley 3.125% 2023	10,000	10,255
Morgan Stanley 0.529% 2024 (USD-SOFR + 0.455% on 1/25/2023)[5]	20,000	19,936
Morgan Stanley 3.737% 2024 (3-month USD-LIBOR + 0.847% on 4/24/2023)[5]	57,500	59,504
Morgan Stanley 1.164% 2025 (USD-SOFR + 0.56% on 10/21/2024)[5]	17,933	17,802
Morgan Stanley 0.985% 2026 (USD-SOFR + 0.72% on 12/10/2025)[5]	9,115	8,846
Morgan Stanley 2.188% 2026 (USD-SOFR + 1.99% on 4/28/2025)[5]	15,000	15,306
Morgan Stanley 1.512% 2027 (USD-SOFR + 0.858% on 7/20/2026)[5]	85,147	83,837
Morgan Stanley 1.593% 2027 (USD-SOFR + 0.879% on 5/4/2026)[5]	14,216	14,083
Morgan Stanley 1.794% 2032 (USD-SOFR + 1.034% on 2/13/2031)[5]	29,670	28,118
Morgan Stanley 1.928% 2032 (USD-SOFR + 1.02% on 4/28/2031)[5]	5,104	4,882
Morgan Stanley 2.239% 2032 (USD-SOFR + 1.178% on 7/21/2031)[5]	111,472	109,147
Morgan Stanley 2.511% 2032 (USD-SOFR + 1.20% on 10/20/2031)[5]	22,978	22,981
Morgan Stanley 3.217% 2042 (USD-SOFR + 1.485% on 4/22/2041)[5]	5,708	5,991
MSCI, Inc. 3.625% 2030[4]	16,200	16,589
MSCI, Inc. 3.25% 2033[4]	15,450	15,648
National Australia Bank, Ltd. 2.50% 2022	15,500	15,632
National Australia Bank, Ltd. 2.875% 2023	13,200	13,558
National Australia Bank, Ltd. 2.332% 2030[4]	5,000	4,796
Nationwide Building Society 3.766% 2024 (3-month USD-LIBOR + 1.064% on 3/8/2023)[4,5]	5,000	5,151
Nationwide Building Society 4.363% 2024 (3-month USD-LIBOR + 1.392% on 8/1/2023)[4,5]	33,400	34,990
Nationwide Building Society 4.125% 2032 (5-year USD-ICE Swap + 1.849% on 10/18/2027)[4,5]	3,000	3,201
Navient Corp. 5.50% 2023	7,000	7,299
Navient Corp. 5.875% 2024	1,000	1,067
Navient Corp. 6.75% 2025	5,000	5,505
Navient Corp. 5.00% 2027	6,250	6,380
New York Life Global Funding 2.25% 2022[4]	10,195	10,291
New York Life Global Funding 0.95% 2025[4]	1,403	1,384
New York Life Global Funding 0.85% 2026[4]	32,280	31,538
New York Life Global Funding 3.00% 2028[4]	2,250	2,399
New York Life Global Funding 1.20% 2030[4]	15,487	14,468
New York Life Global Funding 1.85% 2031[4]	1,250	1,215
Northwestern Mutual Global Funding 0.80% 2026[4]	19,494	18,951
Nuveen, LLC 4.00% 2028[4]	1,515	1,681
OneMain Holdings, Inc. 7.125% 2026	9,300	10,616
Oversea-Chinese Banking Corp., Ltd. 1.832% 2030 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.58% on 9/10/2025)[4,5]	7,786	7,730
PNC Bank 3.50% 2023	17,840	18,515
PNC Financial Services Group, Inc. 3.50% 2024	11,700	12,256
PNC Financial Services Group, Inc., Series O, (3-month USD-LIBOR + 3.678%) 3.81% junior subordinated perpetual bonds[6]	10,170	10,188
Power Financial Corp., Ltd. 4.50% 2029	5,000	5,340
Power Financial Corp., Ltd. 3.95% 2030	32,000	33,139
Power Financial Corp., Ltd. 3.35% 2031	8,670	8,563
PRICOA Global Funding I 2.45% 2022[4]	3,090	3,135
PRICOA Global Funding I 3.45% 2023[4]	11,825	12,333
Prudential Financial, Inc. 3.905% 2047	850	989
Prudential Financial, Inc. 4.418% 2048	1,000	1,242
Prudential Financial, Inc. 4.35% 2050	5,000	6,253
Prudential Financial, Inc. 3.70% 2051	10,125	11,552
Prudential Financial, Inc., junior subordinated, 5.70% 2048 (3-month USD-LIBOR + 2.665% on 9/15/2028)[5]	3,500	3,924
Rede D’Or Finance SARL 4.50% 2030[4]	3,800	3,705
Royal Bank of Canada 0.75% 2024	20,780	20,581

The Bond Fund of America	13

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Royal Bank of Canada 1.20% 2026	$54,076	$53,165
Royal Bank of Scotland PLC 4.65% 2024 (3-month USD-LIBOR + 1.55% on 6/25/2023)[5]	14,130	14,787
Royal Bank of Scotland PLC 3.073% 2028 (1-year UST Yield Curve Rate T Note Constant Maturity + 2.55% on 5/22/2027)[5]	7,500	7,806
Royal Bank of Scotland PLC 4.445% 2030 (3-month USD-LIBOR + 1.871% on 5/5/2029)[5]	11,600	13,041
Royal Bank of Scotland PLC 5.076% 2030 (3-month USD-LIBOR + 1.905% on 1/27/2029)[5]	2,650	3,076
Santander Holdings USA, Inc. 3.40% 2023	17,000	17,379
Santander Holdings USA, Inc. 3.50% 2024	13,325	13,897
Springleaf Finance Corp. 6.125% 2024	500	531
Starwood Property Trust, Inc. 5.50% 2023[4]	2,295	2,378
Sumitomo Mitsui Banking Corp. 3.102% 2023	28,940	29,634
SVB Financial Group 4.70% junior subordinated perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 3.064% on 11/15/2031)[5]	11,614	11,969
Synchrony Financial 2.85% 2022	8,750	8,840
Synchrony Financial 4.375% 2024	5,825	6,149
Synchrony Financial 3.95% 2027	10,350	11,123
Synchrony Financial 2.875% 2031	5,050	5,045
Toronto-Dominion Bank 0.75% 2025	23,900	23,280
Toronto-Dominion Bank 2.00% 2031	19,945	19,682
Travelers Companies, Inc. 4.00% 2047	2,250	2,695
Travelers Companies, Inc. 4.10% 2049	1,500	1,823
Travelers Companies, Inc. 2.55% 2050	3,815	3,638
U.S. Bancorp 2.40% 2024	19,000	19,642
U.S. Bank NA 2.85% 2023	21,000	21,452
U.S. Bank NA 3.40% 2023	13,125	13,652
UBS Group AG 1.364% 2027 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.08% on 1/30/2026)[4,5]	20,772	20,313
UBS Group AG 1.49% 2027 (1-year UST Yield Curve Rate T Note Constant Maturity + 0.85% on 8/10/2026)[4,5]	22,475	21,936
UBS Group AG 3.126% 2030 (3-month USD-LIBOR + 1.468% on 8/13/2029)[4,5]	2,600	2,720
UniCredit SpA 3.75% 2022[4]	37,450	37,736
UniCredit SpA 6.572% 2022[4]	34,360	34,410
UniCredit SpA 4.625% 2027[4]	17,010	18,658
UniCredit SpA 5.861% 2032 (5-year USD-ICE Swap + 3.703% on 6/19/2027)[4,5]	29,477	32,361
United Overseas Bank, Ltd. 2.00% 2031 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.23% on 10/14/2026)[4,5]	16,430	16,330
VEB Finance, Ltd. 6.80% 2025[4]	500	571
Vigorous Champion International, Ltd. 4.25% 2029	2,263	2,391
Wells Fargo & Company 2.406% 2025 (3-month USD-LIBOR + 0.825% on 10/30/2024)[5]	88,587	90,857
Wells Fargo & Company 3.00% 2026	34,533	36,310
Wells Fargo & Company 3.00% 2026	3,301	3,470
Wells Fargo & Company 3.196% 2027 (3-month USD-LIBOR + 1.17% on 6/17/2026)[5]	38,880	41,012
Wells Fargo & Company 2.879% 2030 (3-month USD-LIBOR + 1.17% on 10/30/2029)[5]	9,049	9,417
Wells Fargo & Company 2.572% 2031 (3-month USD-LIBOR + 1.00% on 2/11/2030)[5]	9,716	9,929
Westpac Banking Corp. 1.953% 2028	25,344	25,263
Westpac Banking Corp. 2.894% 2030 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.35% on 2/4/2025)[5]	10,000	10,218
Westpac Banking Corp. 4.11% 2034 (5-year UST Yield Curve Rate T Note Constant Maturity + 2.00% on 7/24/2029)[5]	11,339	12,252
Westpac Banking Corp. 2.668% 2035 (5-year UST Yield Curve Rate T Note Constant Maturity + 1.75% on 11/15/2030)[5]	20,125	19,628
Willis North America, Inc. 3.875% 2049	5,458	5,938
		6,336,721

Utilities 4.61%
Abu Dhabi National Energy Company PJSC (TAQA) 4.375% 2025[4]	20,500	22,319
AEP Texas, Inc. 3.45% 2051	9,375	9,466
AEP Transmission Co. LLC 3.10% 2026	16,975	17,923
AEP Transmission Co. LLC 3.65% 2050	110	122
AEP Transmission Co. LLC 2.75% 2051	3,966	3,783
AES Panama Generation Holdings SRL 4.375% 2030[4]	8,565	8,932
Alabama Power Co. 3.00% 2052	31,630	31,633
Alfa Desarrollo SpA 4.55% 2051[4]	5,730	5,665

14	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
Ameren Corp. 2.50% 2024	$1,616	$1,660
American Electric Power Company, Inc. 1.00% 2025	3,075	3,010
American Electric Power Company, Inc. 4.30% 2028	31,133	34,720
American Electric Power Company, Inc. 3.25% 2050	22,050	21,848
Atlantic City Electric Co. 2.30% 2031	4,100	4,124
Berkshire Hathaway Energy Company 2.80% 2023	8,650	8,812
Berkshire Hathaway Energy Company 4.50% 2045	200	243
Calpine Corp. 5.25% 2026[4]	3,398	3,490
Calpine Corp. 4.50% 2028[4]	4,000	4,157
Cemig Geração e Transmissão SA 9.25% 2024	291	326
CenterPoint Energy, Inc. 2.65% 2031	8,897	9,027
CenterPoint Energy, Inc. 3.70% 2049	2,775	3,014
Cleveland Electric Illuminating Co. 4.55% 2030[4]	5,500	6,330
CMS Energy Corp. 3.45% 2027	1,950	2,094
Colbun SA 3.95% 2027[4]	8,215	8,692
Comisión Federal de Electricidad 3.348% 2031[4]	18,263	17,939
Comisión Federal de Electricidad 3.875% 2033[4]	7,530	7,412
Comisión Federal de Electricidad 4.677% 2051[4]	23,419	22,078
Connecticut Light and Power Co. 2.05% 2031	16,690	16,462
Consolidated Edison Company of New York, Inc. 2.40% 2031	7,579	7,633
Consumers Energy Co. 3.25% 2046	4,919	5,225
Consumers Energy Co. 4.05% 2048	1,784	2,134
Consumers Energy Co. 3.10% 2050	13,231	13,815
Consumers Energy Co. 3.75% 2050	8,844	10,182
Consumers Energy Co. 3.50% 2051	1,104	1,240
Consumers Energy Co. 2.65% 2052	17,495	17,071
Consumers Energy Co. 2.50% 2060	387	342
Dominion Energy, Inc. 2.25% 2031	10,085	9,859
Dominion Resources, Inc. 3.30% 2025	2,113	2,213
Dominion Resources, Inc. 3.375% 2030	11,425	12,137
Dominion Resources, Inc., junior subordinated, 3.071% 2024[5]	17,600	18,229
DPL, Inc. 4.125% 2025	1,040	1,088
DTE Electric Company 2.625% 2031	11,239	11,580
DTE Electric Company 3.70% 2045	1,016	1,127
DTE Energy Company 2.85% 2026	6,100	6,363
DTE Energy Company 1.90% 2028	1,505	1,491
DTE Energy Company 2.25% 2030	5,650	5,671
DTE Energy Company 2.95% 2050	5,649	5,707
Duke Energy Carolinas, LLC 3.95% 2028	3,050	3,407
Duke Energy Carolinas, LLC 2.45% 2029	32,180	32,799
Duke Energy Carolinas, LLC 2.55% 2031	5,437	5,587
Duke Energy Corp. 0.90% 2025	3,125	3,039
Duke Energy Corp. 3.40% 2029	5,000	5,308
Duke Energy Florida, LLC 2.50% 2029	6,781	6,975
Duke Energy Florida, LLC 1.75% 2030	14,747	14,169
Duke Energy Florida, LLC 3.00% 2051	8,684	8,774
Duke Energy Indiana, Inc. 2.75% 2050	1,100	1,073
Duke Energy Ohio, Inc. 2.125% 2030	8,850	8,720
Duke Energy Progress, LLC 2.00% 2031	4,000	3,912
Duke Energy Progress, LLC 2.50% 2050	7,500	6,948
Duke Energy Progress, LLC 2.90% 2051	3,675	3,653
Edison International 3.125% 2022	13,250	13,460
Edison International 3.55% 2024	19,920	20,849
Edison International 4.95% 2025	8,925	9,715
Edison International 5.75% 2027	34,743	39,641
Edison International 4.125% 2028	52,447	55,401
Electricité de France SA 2.625% junior subordinated perpetual bonds (5-year EUR Mid-Swap + 2.86% on 6/1/2028)[5]	€45,000	51,515
Emera US Finance LP 0.833% 2024	$3,750	3,682
Emera US Finance LP 2.639% 2031	27,050	26,619
Emera, Inc. 6.75% 2076 (3-month USD-LIBOR + 5.44% on 6/15/2026)[5]	16,700	19,268
Empresas Publicas de Medellin ESP 4.25% 2029[4]	846	804
Empresas Publicas de Medellin ESP 4.375% 2031[4]	9,208	8,671
Enel Chile SA 4.875% 2028	3,045	3,362
Engie Energia Chile SA 3.40% 2030[4]	7,054	7,152
ENN Clean Energy International Investment, Ltd. 3.375% 2026[4]	8,250	8,210
ENN Energy Holdings, Ltd. 2.625% 2030[4]	24,093	23,970

The Bond Fund of America	15

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
Entergy Corp. 3.12% 2027	$5,000	$5,269
Entergy Corp. 1.90% 2028	36,984	36,267
Entergy Corp. 1.60% 2030	4,400	4,151
Entergy Corp. 2.40% 2031	25,025	24,674
Entergy Louisiana, LLC 2.90% 2051	17,787	17,478
Entergy Texas, Inc. 1.75% 2031	13,150	12,345
Eversource Energy 1.65% 2030	10,000	9,361
Exelon Corp. 4.05% 2030	12,425	13,820
Exelon Corp. 4.70% 2050	1,725	2,171
Exelon Corp., junior subordinated, 3.497% 2022[5]	21,000	21,196
FirstEnergy Corp. 2.05% 2025	9,065	8,997
FirstEnergy Corp. 1.60% 2026	50,767	49,117
FirstEnergy Corp. 3.50% 2028[4]	15,958	17,020
FirstEnergy Corp. 4.10% 2028[4]	6,025	6,624
FirstEnergy Corp. 2.25% 2030	117,043	112,844
FirstEnergy Corp. 2.65% 2030	54,663	54,116
FirstEnergy Corp. 7.375% 2031	2,703	3,654
FirstEnergy Corp. 3.40% 2050	8,323	8,177
FirstEnergy Corp., Series A, 3.35% 2022[5]	53,907	54,141
FirstEnergy Corp., Series B, 4.40% 2027 (4.15% on 1/15/2022)[5]	80,856	87,150
FirstEnergy Transmission LLC 2.866% 2028[4]	74,825	75,021
Florida Power & Light Company 2.875% 2051	47,272	48,064
Georgia Power Co. 3.70% 2050	625	666
Gulf Power Co. 3.30% 2027	10,000	10,684
Interchile SA 4.50% 2056[4]	2,443	2,600
Interstate Power and Light Co. 3.25% 2024	17,557	18,445
Israel Electric Corp., Ltd. 4.25% 2028[4]	19,722	21,707
Israel Electric Corp., Ltd. 8.10% 2096[4]	6,250	9,171
Jersey Central Power & Light Co. 4.30% 2026[4]	4,480	4,863
Jersey Central Power & Light Co. 2.75% 2032[4]	9,243	9,378
Metropolitan Edison Co. 4.30% 2029[4]	5,000	5,569
MidAmerican Energy Holdings Co. 3.65% 2029	2,300	2,537
MidAmerican Energy Holdings Co. 2.70% 2052	15,305	14,897
Mississippi Power Co. 3.95% 2028	10,100	11,078
Mississippi Power Co. 4.25% 2042	14,426	16,593
Monongahela Power Co. 3.55% 2027[4]	4,800	5,138
NextEra Energy Capital Holdings, Inc. 1.875% 2027	18,000	18,118
NextEra Energy Capital Holdings, Inc. 1.90% 2028	20,325	20,126
NextEra Energy Capital Holdings, Inc. 2.44% 2032	34,075	34,181
NextEra Energy Partners LP 4.25% 2024[4]	4,715	4,904
NextEra Energy Partners LP 3.875% 2026[4]	3,535	3,753
Northern States Power Co. 2.25% 2031	4,458	4,499
Northern States Power Co. 2.90% 2050	2,821	2,856
Northern States Power Co. 2.60% 2051	26,667	25,516
Oncor Electric Delivery Company LLC 0.55% 2025	8,100	7,805
Oncor Electric Delivery Company, LLC 2.70% 2051[4]	8,893	8,575
Pacific Gas and Electric Co. 1.75% 2022	33,900	33,900
Pacific Gas and Electric Co. 1.367% 2023	50,800	50,496
Pacific Gas and Electric Co. 3.25% 2023	3,421	3,486
Pacific Gas and Electric Co. 3.85% 2023	6,301	6,511
Pacific Gas and Electric Co. 4.25% 2023	508	526
Pacific Gas and Electric Co. 3.40% 2024	13,465	13,934
Pacific Gas and Electric Co. 2.95% 2026	72,655	73,969
Pacific Gas and Electric Co. 3.15% 2026	140,083	143,321
Pacific Gas and Electric Co. 2.10% 2027	21,982	21,240
Pacific Gas and Electric Co. 3.30% 2027	54,404	55,340
Pacific Gas and Electric Co. 3.30% 2027	35,769	36,422
Pacific Gas and Electric Co. 3.00% 2028	41,127	41,457
Pacific Gas and Electric Co. 3.75% 2028	32,678	34,010
Pacific Gas and Electric Co. 4.65% 2028	48,518	52,967
Pacific Gas and Electric Co. 4.55% 2030	178,087	192,731
Pacific Gas and Electric Co. 2.50% 2031	77,374	73,794
Pacific Gas and Electric Co. 3.25% 2031	40,994	41,172
Pacific Gas and Electric Co. 3.30% 2040	29,430	27,340
Pacific Gas and Electric Co. 3.75% 2042	38,150	35,671
Pacific Gas and Electric Co. 3.50% 2050	64,182	59,616
Peco Energy Co. 2.80% 2050	18,872	18,542

16	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
PG&E Corp. 5.00% 2028	$9,485	$9,993
PG&E Corp. 5.25% 2030	3,450	3,624
Progress Energy, Inc. 7.00% 2031	8,568	11,618
Public Service Company of Colorado 1.875% 2031	51,922	50,529
Public Service Company of Colorado 1.90% 2031	1,500	1,459
Public Service Electric and Gas Co. 0.95% 2026	17,350	17,004
Public Service Electric and Gas Co. 3.65% 2028	425	467
Public Service Electric and Gas Co. 3.20% 2029	5,000	5,382
Public Service Electric and Gas Co. 2.45% 2030	2,005	2,043
Public Service Electric and Gas Co. 1.90% 2031	8,539	8,318
Public Service Electric and Gas Co. 2.05% 2050	6,501	5,508
Public Service Electric and Gas Co. 2.70% 2050	2,024	1,961
Public Service Electric and Gas Co. 3.15% 2050	15,000	15,769
Public Service Enterprise Group, Inc. 2.65% 2022	6,225	6,314
Public Service Enterprise Group, Inc. 2.45% 2031	10,000	9,893
Public Service Enterprise Group, Inc. 3.20% 2049	2,475	2,606
Puget Energy, Inc. 5.625% 2022	7,536	7,639
San Diego Gas & Electric Co. 1.70% 2030	218	209
San Diego Gas & Electric Co. 3.75% 2047	60	67
San Diego Gas & Electric Co. 4.10% 2049	23	27
San Diego Gas & Electric Co. 3.32% 2050	2,925	3,089
San Diego Gas & Electric Co. 2.95% 2051	32,268	32,557
Southern California Edison Co. 1.845% 2022	905	906
Southern California Edison Co. 0.70% 2023	400	398
Southern California Edison Co. 1.10% 2024	28,252	28,159
Southern California Edison Co. 3.70% 2025	11,000	11,754
Southern California Edison Co. 1.20% 2026	7,500	7,356
Southern California Edison Co. 3.65% 2028	10,056	10,873
Southern California Edison Co. 2.85% 2029	70,582	73,086
Southern California Edison Co. 4.20% 2029	20,806	23,223
Southern California Edison Co. 2.25% 2030	27,600	27,267
Southern California Edison Co. 2.50% 2031	17,417	17,502
Southern California Edison Co. 6.00% 2034	10,119	13,141
Southern California Edison Co. 5.35% 2035	30,475	38,002
Southern California Edison Co. 5.75% 2035	6,666	8,589
Southern California Edison Co. 5.625% 2036	5,649	7,126
Southern California Edison Co. 5.55% 2037	6,946	8,668
Southern California Edison Co. 5.95% 2038	12,088	15,655
Southern California Edison Co. 4.50% 2040	20,920	23,661
Southern California Edison Co. 4.00% 2047	25,040	27,670
Southern California Edison Co. 4.125% 2048	17,199	19,338
Southern California Edison Co. 4.875% 2049	1,925	2,356
Southern California Edison Co. 3.65% 2050	54,286	57,588
Southern California Edison Co. 2.95% 2051	12,545	11,979
Southern California Edison Co. 3.65% 2051	22,117	24,021
Southern California Edison Co., Series C, 3.60% 2045	10,910	11,203
Southern California Gas Company 2.55% 2030	6,775	6,954
Southwestern Electric Power Co. 1.65% 2026	12,675	12,583
Southwestern Electric Power Co. 3.25% 2051	13,364	13,283
Talen Energy Corp. 7.25% 2027[4]	12,024	10,653
Talen Energy Corp. 6.625% 2028[4]	8,215	7,220
Talen Energy Supply, LLC 7.625% 2028[4]	1,590	1,418
Tampa Electric Co. 2.60% 2022	4,350	4,384
Union Electric Co. 2.15% 2032	19,875	19,530
Virginia Electric and Power Co. 2.875% 2029	4,944	5,195
Virginia Electric and Power Co. 2.30% 2031	8,575	8,650
Virginia Electric and Power Co. 4.00% 2043	1,437	1,655
Virginia Electric and Power Co. 2.45% 2050	21,900	20,235
Vistra Operations Co. LLC 3.55% 2024[4]	8,000	8,243
Vistra Operations Co. LLC 5.00% 2027[4]	1,000	1,039
WEC Energy Group, Inc. 2.20% 2028	9,475	9,469
Wisconsin Electric Power Co. 2.85% 2051	5,167	5,088
Wisconsin Power and Light Co. 1.95% 2031	15,450	15,051
Wisconsin Power and Light Co. 3.65% 2050	2,675	3,013
Xcel Energy, Inc. 3.35% 2026	14,219	15,121
Xcel Energy, Inc. 1.75% 2027	19,250	19,089

The Bond Fund of America	17

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Utilities (continued)
Xcel Energy, Inc. 2.60% 2029	$13,202	$13,509
Xcel Energy, Inc. 2.35% 2031	37,475	37,328
Xcel Energy, Inc. 3.50% 2049	7,975	8,503
		3,669,642

Energy 4.05%
Antero Resources Corp. 5.375% 2030[4]	1,735	1,858
Apache Corp. 4.25% 2030	9,050	9,834
Apache Corp. 6.00% 2037	6,135	7,518
Apache Corp. 5.10% 2040	4,860	5,500
Apache Corp. 4.75% 2043	15,000	16,500
Apache Corp. 5.35% 2049	16,725	19,133
Baker Hughes, a GE Co. 2.061% 2026	6,787	6,852
Boardwalk Pipeline Partners LP 3.375% 2023	1,900	1,935
BP Capital Markets America, Inc. 2.772% 2050	451	426
Canadian Natural Resources, Ltd. 2.95% 2023	16,235	16,548
Canadian Natural Resources, Ltd. 3.80% 2024	10,500	11,018
Canadian Natural Resources, Ltd. 2.05% 2025	3,547	3,584
Canadian Natural Resources, Ltd. 3.85% 2027	49,448	53,016
Canadian Natural Resources, Ltd. 2.95% 2030	8,752	8,873
Canadian Natural Resources, Ltd. 4.95% 2047	179	220
Cenovus Energy, Inc. 5.375% 2025	32,721	36,138
Cenovus Energy, Inc. 4.25% 2027	72,145	78,692
Cenovus Energy, Inc. 2.65% 2032	17,538	17,178
Cenovus Energy, Inc. 5.25% 2037	9,149	10,828
Cenovus Energy, Inc. 5.40% 2047	56,113	70,020
Cheniere Energy Partners LP 4.50% 2029	5,050	5,362
Cheniere Energy Partners LP 3.25% 2032[4]	5,374	5,439
Cheniere Energy, Inc. 4.625% 2028	8,875	9,455
Cheniere Energy, Inc. 3.70% 2029	46,156	49,479
Chesapeake Energy Corp. 5.50% 2026[4]	1,405	1,480
Chesapeake Energy Corp. 5.875% 2029[4]	1,210	1,296
Chevron Corp. 2.498% 2022	9,675	9,692
Chevron Corp. 2.954% 2026	25,490	27,013
Chevron Corp. 1.995% 2027	22,156	22,503
Chevron Corp. 2.236% 2030	24,807	25,118
Chevron Corp. 3.078% 2050	4,177	4,447
Chevron USA, Inc. 1.018% 2027	16,054	15,471
CNX Resources Corp. 7.25% 2027[4]	20	21
CNX Resources Corp. 6.00% 2029[4]	1,608	1,675
Constellation Oil Services Holding SA 10.00% PIK 2024[4,7,8]	3,538	1,107
Continental Resources, Inc. 2.875% 2032[4]	12,140	11,893
DCP Midstream Operating LP 4.95% 2022	1,495	1,495
Devon Energy Corp. 5.25% 2024	638	691
Devon Energy Corp. 5.25% 2027	1,624	1,713
Devon Energy Corp. 5.875% 2028	1,347	1,459
Devon Energy Corp. 4.50% 2030	12,331	13,244
Diamondback Energy, Inc. 4.40% 2051	23,781	27,320
DT Midstream, Inc. 4.125% 2029[4]	3,430	3,517
Enbridge Energy Partners LP 7.375% 2045	22,442	35,123
Enbridge, Inc. 4.00% 2023	10,100	10,548
Endeavor Energy Resources LP 6.625% 2025[4]	1,995	2,113
Energy Transfer Operating LP 5.875% 2024	2,043	2,200
Energy Transfer Operating LP 2.90% 2025	23,003	23,782
Energy Transfer Operating LP 3.75% 2030	27,624	29,303
Energy Transfer Operating LP 5.00% 2050	108,654	125,332
Energy Transfer Partners LP 4.20% 2023	5,725	5,981
Energy Transfer Partners LP 4.50% 2024	2,975	3,155
Energy Transfer Partners LP 4.95% 2028	7,500	8,444
Energy Transfer Partners LP 6.125% 2045	16,640	20,744
Energy Transfer Partners LP 5.30% 2047	31,022	36,032
Energy Transfer Partners LP 6.00% 2048	14,487	18,038
Energy Transfer Partners LP 6.25% 2049	15,547	20,347
Energy Transfer Partners LP 6.625% junior subordinated perpetual bonds (3-month USD-LIBOR + 4.155% on 2/15/2028)[5]	17,000	16,170
Enterprise Products Operating LLC 2.80% 2030	3,768	3,933
Enterprise Products Operating LLC 3.20% 2052	17,550	17,259

18	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Energy (continued)
Enterprise Products Operating LLC 3.30% 2053		$33,993	$33,884
EQM Midstream Partners LP 4.75% 2023		2,500	2,603
EQM Midstream Partners LP 6.50% 2027[4]		4,020	4,508
EQM Midstream Partners LP 5.50% 2028		8,300	9,080
EQM Midstream Partners LP 4.50% 2029[4]		5,120	5,332
EQT Corp. 3.00% 2022		23,035	23,297
EQT Corp. 6.625% 2025[5]		5,812	6,560
EQT Corp. 3.90% 2027		11,000	11,811
EQT Corp. 5.00% 2029		1,175	1,303
EQT Corp. 7.50% 2030[5]		15,000	19,299
EQT Corp. 3.625% 2031[4]		3,945	4,099
Equinor ASA 3.625% 2028		8,379	9,213
Equinor ASA 3.125% 2030		22,503	24,200
Equinor ASA 3.25% 2049		5,687	6,040
Exxon Mobil Corp. 2.019% 2024		24,204	24,814
Exxon Mobil Corp. 2.44% 2029		4,098	4,207
Exxon Mobil Corp. 2.61% 2030		39,385	40,864
Exxon Mobil Corp. 2.995% 2039		890	902
Exxon Mobil Corp. 4.227% 2040		2,000	2,365
Exxon Mobil Corp. 3.452% 2051		6,327	6,869
Harvest Midstream I, LP 7.50% 2028[4]		1,988	2,130
Hilcorp Energy I, LP 5.75% 2029[4]		2,125	2,193
Kinder Morgan, Inc. 2.00% 2031		4,717	4,494
Kinder Morgan, Inc. 5.20% 2048		9,524	11,792
Kinder Morgan, Inc. 3.25% 2050		3,345	3,210
Kinder Morgan, Inc. 3.60% 2051		52,875	53,297
Marathon Oil Corp. 4.40% 2027		5,755	6,308
MPLX LP 3.50% 2022		140	143
MPLX LP 1.75% 2026		20,211	20,028
MPLX LP 2.65% 2030		28,512	28,415
MPLX LP 4.70% 2048		5,660	6,546
MPLX LP 5.50% 2049		51,288	65,650
Murphy Oil Corp. 6.375% 2028		6,250	6,652
Murphy Oil USA, Inc. 3.75% 2031[4]		1,335	1,329
MV24 Capital BV 6.748% 2034[4]		1,793	1,851
New Fortress Energy, Inc. 6.50% 2026[4]		6,595	6,553
NGL Energy Operating LLC 7.50% 2026[4]		6,555	6,769
Occidental Petroleum Corp. 8.00% 2025		3,930	4,592
Occidental Petroleum Corp. 4.20% 2048		4,250	4,257
Oleoducto Central SA 4.00% 2027[4]		9,840	9,796
Oleoducto Central SA 4.00% 2027		9,063	9,022
ONEOK, Inc. 2.20% 2025		439	444
ONEOK, Inc. 5.85% 2026		35,267	40,480
ONEOK, Inc. 4.00% 2027		5,403	5,846
ONEOK, Inc. 4.55% 2028		910	1,006
ONEOK, Inc. 3.40% 2029		2,882	2,988
ONEOK, Inc. 4.35% 2029		3,154	3,441
ONEOK, Inc. 3.10% 2030		25,930	26,439
ONEOK, Inc. 6.35% 2031		14,286	17,956
ONEOK, Inc. 4.95% 2047		947	1,098
ONEOK, Inc. 5.20% 2048		31,762	38,476
ONEOK, Inc. 4.45% 2049		11,094	12,289
ONEOK, Inc. 4.50% 2050		7,917	8,795
ONEOK, Inc. 7.15% 2051		9,461	13,685
Petróleos Mexicanos (3-month USD-LIBOR + 3.65%) 3.851% 2022[6]		7,000	7,014
Petróleos Mexicanos 4.875% 2022		20,506	20,565
Petróleos Mexicanos 5.375% 2022		13,457	13,591
Petróleos Mexicanos 3.50% 2023		600	607
Petróleos Mexicanos 4.625% 2023		5,840	5,994
Petróleos Mexicanos 4.875% 2024		1,881	1,949
Petróleos Mexicanos 6.875% 2025[4]		66,015	72,208
Petróleos Mexicanos 6.875% 2025		4,291	4,694
Petróleos Mexicanos 4.50% 2026		9,922	10,050
Petróleos Mexicanos 6.875% 2026		110,761	121,931
Petróleos Mexicanos 7.47% 2026	MXN	70,000	3,109
Petróleos Mexicanos 6.49% 2027		$20,000	21,347
Petróleos Mexicanos 6.50% 2027		89,091	95,159

The Bond Fund of America	19

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Energy (continued)
Petróleos Mexicanos 6.50% 2029	$15,417	$16,021
Petróleos Mexicanos 5.95% 2031	22,178	21,595
Petróleos Mexicanos 6.70% 2032[4]	140,205	141,884
Petróleos Mexicanos 7.69% 2050	23,125	22,361
Pioneer Natural Resources Company 1.125% 2026	1,055	1,025
Pioneer Natural Resources Company 2.15% 2031	1,178	1,138
Plains All American Pipeline LP 3.80% 2030	1,543	1,613
PTT Exploration and Production PCL 2.587% 2027[4]	7,780	7,939
Qatar Petroleum 1.375% 2026[4]	62,305	61,175
Qatar Petroleum 2.25% 2031[4]	65,510	65,058
Qatar Petroleum 3.125% 2041[4]	39,145	39,664
Qatar Petroleum 3.30% 2051[4]	9,730	10,051
Rattler Midstream Partners LP 5.625% 2025[4]	4,317	4,494
SA Global Sukuk, Ltd. 0.946% 2024[4]	48,525	47,847
SA Global Sukuk, Ltd. 1.602% 2026[4]	152,204	150,035
SA Global Sukuk, Ltd. 2.694% 2031[4]	35,490	35,764
Sabine Pass Liquefaction, LLC 5.625% 2023[5]	14,000	14,647
Sabine Pass Liquefaction, LLC 5.75% 2024	13,100	14,254
Sabine Pass Liquefaction, LLC 5.625% 2025	21,015	23,348
Sabine Pass Liquefaction, LLC 5.875% 2026	33,750	38,758
Sabine Pass Liquefaction, LLC 4.50% 2030	19,990	22,569
Saudi Arabian Oil Co. 2.875% 2024[4]	8,448	8,731
Saudi Arabian Oil Co. 1.625% 2025[4]	2,980	2,968
Saudi Arabian Oil Co. 3.50% 2029[4]	4,835	5,177
Saudi Arabian Oil Co. 4.375% 2049[4]	1,325	1,539
Shell International Finance BV 3.50% 2023	7,500	7,850
Shell International Finance BV 2.00% 2024	3,250	3,333
Shell International Finance BV 3.875% 2028	4,680	5,234
Shell International Finance BV 2.375% 2029	19,511	19,948
Shell International Finance BV 2.75% 2030	15,190	15,882
Shell International Finance BV 3.125% 2049	3,490	3,601
Shell International Finance BV 3.25% 2050	7,811	8,333
Sinopec Group Overseas Development (2018), Ltd. 1.45% 2026[4]	10,500	10,379
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029	21,257	22,209
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029[4]	18,886	19,682
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029	3,140	3,272
Sinopec Group Overseas Development (2018), Ltd. 2.30% 2031[4]	11,940	11,778
Sinopec Group Overseas Development (2018), Ltd. 3.10% 2051[4]	27,125	26,107
Sinopec Group Overseas Development (2018), Ltd. 2.95% 2029[4]	6,717	7,018
Southwestern Energy Co. 6.45% 2025 (6.20% on 1/23/2022)[5]	880	968
Southwestern Energy Co. 8.375% 2028	1,300	1,453
Suncor Energy, Inc. 3.75% 2051	9,758	10,498
Sunoco Logistics Operating Partners LP 4.00% 2027	15,000	16,118
Sunoco Logistics Operating Partners LP 5.40% 2047	34,048	40,044
Sunoco LP 6.00% 2027	4,210	4,395
Sunoco LP 4.50% 2029	3,215	3,270
Tallgrass Energy Partners, LP 7.50% 2025[4]	1,370	1,484
Targa Resources Partners LP 5.875% 2026	8,530	8,912
Targa Resources Partners LP 6.875% 2029	6,000	6,721
Targa Resources Partners LP 5.50% 2030	8,660	9,476
Targa Resources Partners LP 4.875% 2031	2,190	2,382
Total Capital International 3.455% 2029	10,040	10,886
Total Capital International 2.829% 2030	7,860	8,238
Total Capital International 3.461% 2049	2,600	2,816
Total Capital International 3.127% 2050	6,508	6,689
TransCanada PipeLines, Ltd. 4.10% 2030	24,741	27,627
Transportadora de Gas Peru SA 4.25% 2028[4]	2,535	2,688
Western Gas Partners LP 5.30% 2048	2,000	2,413
Western Midstream Operating, LP 4.35% 2025 (4.10% on 2/1/2022)[5]	8,964	9,379
Western Midstream Operating, LP 5.30% 2030 (5.05% on 2/1/2022)[5]	6,606	7,273
Western Midstream Operating, LP 6.50% 2050 (6.25% on 2/1/2022)[5]	15,036	17,803
Williams Companies, Inc. 3.50% 2030	29,821	31,734
Williams Companies, Inc. 2.60% 2031	17,836	17,733
Williams Partners LP 6.30% 2040	2,246	3,047
		3,220,831

20	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary 3.57%
Allied Universal Holdco LLC 4.625% 2028[4]	$2,105	$2,107
Amazon.com, Inc. 1.20% 2027	4,519	4,460
Amazon.com, Inc. 1.65% 2028	43,100	43,201
Amazon.com, Inc. 1.50% 2030	37,712	36,587
Amazon.com, Inc. 2.10% 2031	50,819	51,558
Amazon.com, Inc. 3.875% 2037	550	648
Amazon.com, Inc. 2.875% 2041	14,907	15,509
Amazon.com, Inc. 2.50% 2050	12,280	11,726
Amazon.com, Inc. 3.10% 2051	33,000	35,319
Amazon.com, Inc. 2.70% 2060	10,560	10,210
American Honda Finance Corp. 2.60% 2022	106	108
American Honda Finance Corp. 0.875% 2023	50,000	50,035
American Honda Finance Corp. 0.55% 2024	14,780	14,595
American Honda Finance Corp. 0.75% 2024	2,000	1,979
American Honda Finance Corp. 1.00% 2025	3,000	2,955
American Honda Finance Corp. 1.20% 2025	14,987	14,940
American Honda Finance Corp. 1.30% 2026	4,000	3,954
American Honda Finance Corp. 2.00% 2028	5,425	5,483
American Honda Finance Corp. 1.80% 2031	1,500	1,464
Atlas LuxCo 4 SARL 4.625% 2028[4]	1,610	1,583
Bayerische Motoren Werke AG 2.95% 2022[4]	3,500	3,525
Bayerische Motoren Werke AG 3.45% 2023[4]	16,128	16,635
Bayerische Motoren Werke AG 3.80% 2023[4]	1,985	2,059
Bayerische Motoren Werke AG 3.90% 2025[4]	21,240	22,857
Bayerische Motoren Werke AG 1.25% 2026[4]	600	591
Bayerische Motoren Werke AG 1.95% 2031[4]	3,500	3,411
Bayerische Motoren Werke AG 2.55% 2031[4]	14,011	14,389
BMW Finance NV 2.25% 2022[4]	7,500	7,580
Daimler Trucks Finance North America, LLC 1.125% 2023[4]	18,000	18,013
Daimler Trucks Finance North America, LLC 1.625% 2024[4]	29,500	29,741
Daimler Trucks Finance North America, LLC 2.00% 2026[4]	10,800	10,853
Daimler Trucks Finance North America, LLC 2.375% 2028[4]	23,725	23,852
Daimler Trucks Finance North America, LLC 2.50% 2031[4]	61,516	61,554
DaimlerChrysler North America Holding Corp. 2.55% 2022[4]	12,750	12,896
DaimlerChrysler North America Holding Corp. 1.75% 2023[4]	18,000	18,185
DaimlerChrysler North America Holding Corp. 0.75% 2024[4]	22,000	21,805
DaimlerChrysler North America Holding Corp. 2.70% 2024[4]	19,500	20,168
DaimlerChrysler North America Holding Corp. 3.65% 2024[4]	9,710	10,223
DaimlerChrysler North America Holding Corp. 1.45% 2026[4]	11,725	11,618
DaimlerChrysler North America Holding Corp. 2.45% 2031[4]	9,990	10,160
Expedia Group, Inc. 6.25% 2025[4]	2,734	3,087
Ford Motor Co. 4.75% 2043	3,500	3,869
Ford Motor Credit Company LLC 3.219% 2022	300	300
Ford Motor Credit Company LLC 3.339% 2022	945	948
Ford Motor Credit Company LLC 3.087% 2023	1,510	1,538
Ford Motor Credit Company LLC 3.096% 2023	14,729	15,025
Ford Motor Credit Company LLC 4.375% 2023	1,125	1,172
Ford Motor Credit Company LLC 3.664% 2024	5,756	5,985
Ford Motor Credit Company LLC 3.81% 2024	8,710	9,045
Ford Motor Credit Company LLC 5.584% 2024	423	456
Ford Motor Credit Company LLC 4.134% 2025	400	425
Ford Motor Credit Company LLC 5.125% 2025	7,390	8,046
Ford Motor Credit Company LLC 2.70% 2026	66,960	67,630
Ford Motor Credit Company LLC 4.542% 2026	18,000	19,571
Ford Motor Credit Company LLC 3.815% 2027	3,010	3,187
Ford Motor Credit Company LLC 4.125% 2027	19,805	21,402
Ford Motor Credit Company LLC 4.271% 2027	41,650	44,821
Ford Motor Credit Company LLC 2.90% 2028	3,400	3,413
General Motors Company 5.40% 2023	4,478	4,795
General Motors Company 4.35% 2025	14,354	15,454
General Motors Company 6.125% 2025	33,548	38,570
General Motors Company 4.20% 2027	3,437	3,764
General Motors Company 6.80% 2027	18,998	23,335
General Motors Company 6.75% 2046	1,000	1,433
General Motors Financial Co. 3.45% 2022	14,955	15,001
General Motors Financial Co. 3.55% 2022	1,850	1,877
General Motors Financial Co. 1.70% 2023	5,939	5,998

The Bond Fund of America	21

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary (continued)
General Motors Financial Co. 3.25% 2023	$22,403	$22,893
General Motors Financial Co. 3.70% 2023	15,126	15,582
General Motors Financial Co. 4.15% 2023	14,010	14,576
General Motors Financial Co. 1.05% 2024	425	423
General Motors Financial Co. 1.20% 2024	11,400	11,323
General Motors Financial Co. 3.50% 2024	15,365	16,141
General Motors Financial Co. 3.95% 2024	14,909	15,696
General Motors Financial Co. 5.10% 2024	16,550	17,754
General Motors Financial Co. 2.75% 2025	14,475	14,948
General Motors Financial Co. 2.90% 2025	750	776
General Motors Financial Co. 1.25% 2026	13,900	13,614
General Motors Financial Co. 1.50% 2026	55,810	54,968
General Motors Financial Co. 4.00% 2026	11,454	12,376
General Motors Financial Co. 2.70% 2027	24,230	24,665
General Motors Financial Co. 2.40% 2028	36,175	36,103
General Motors Financial Co. 2.40% 2028	12,928	12,991
General Motors Financial Co. 3.60% 2030	1,735	1,852
General Motors Financial Co. 2.35% 2031	30,100	29,332
General Motors Financial Co. 2.70% 2031	23,400	23,342
Grand Canyon University 4.125% 2024	25,000	25,593
Hanesbrands, Inc. 4.625% 2024[4]	5,430	5,692
Home Depot, Inc. 3.90% 2028	831	937
Home Depot, Inc. 2.95% 2029	42,205	45,004
Home Depot, Inc. 2.70% 2030	25,000	26,258
Home Depot, Inc. 1.375% 2031	34,165	32,246
Home Depot, Inc. 3.125% 2049	5	5
Home Depot, Inc. 3.35% 2050	110	120
Home Depot, Inc. 2.375% 2051	6,847	6,308
Hyundai Capital America 2.85% 2022[4]	7,412	7,541
Hyundai Capital America 3.10% 2022[4]	13,890	13,984
Hyundai Capital America 3.25% 2022[4]	24,685	25,157
Hyundai Capital America 3.95% 2022[4]	15,000	15,036
Hyundai Capital America 1.25% 2023[4]	24,257	24,247
Hyundai Capital America 2.375% 2023[4]	21,815	22,123
Hyundai Capital America 5.75% 2023[4]	10,000	10,561
Hyundai Capital America 0.875% 2024[4]	17,000	16,680
Hyundai Capital America 1.00% 2024[4]	15,600	15,340
Hyundai Capital America 1.80% 2025[4]	55,906	55,650
Hyundai Capital America 2.65% 2025[4]	28,554	29,283
Hyundai Capital America 5.875% 2025[4]	10,000	11,197
Hyundai Capital America 1.30% 2026[4]	17,000	16,530
Hyundai Capital America 1.50% 2026[4]	37,265	36,262
Hyundai Capital America 1.65% 2026[4]	39,800	39,051
Hyundai Capital America 2.375% 2027[4]	11,397	11,345
Hyundai Capital America 3.00% 2027[4]	22,768	23,576
Hyundai Capital America 1.80% 2028[4]	15,000	14,509
Hyundai Capital America 2.00% 2028[4]	37,888	36,967
Hyundai Capital America 2.10% 2028[4]	27,625	26,860
Hyundai Capital Services, Inc. 1.25% 2026[4]	6,570	6,415
International Game Technology PLC 6.50% 2025[4]	1,560	1,695
International Game Technology PLC 4.125% 2026[4]	2,115	2,181
International Game Technology PLC 6.25% 2027[4]	3,500	3,924
International Game Technology PLC 5.25% 2029[4]	6,940	7,364
KB Home 6.875% 2027	5,000	5,868
Lennar Corp. 4.50% 2024	3,015	3,206
Limited Brands, Inc. 6.875% 2035	4,500	5,598
Limited Brands, Inc. 6.75% 2036	4,800	5,935
Lowe’s Companies, Inc. 1.30% 2028	684	656
Lowe’s Companies, Inc. 1.70% 2030	5,216	4,962
Lowe’s Companies, Inc. 2.625% 2031	2,250	2,304
Lowe’s Companies, Inc. 4.05% 2047	2,427	2,799
Lowe’s Companies, Inc. 3.00% 2050	5,431	5,371
Lowe’s Companies, Inc. 5.125% 2050	867	1,177
M.D.C. Holdings, Inc. 6.00% 2043	7,475	9,467
Marriott International, Inc. 5.75% 2025	1,196	1,347
Marriott International, Inc. 3.125% 2026	1,235	1,284
Marriott International, Inc. 2.85% 2031	16,535	16,502

22	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary (continued)
Marriott International, Inc. 2.75% 2033	$4,827	$4,689
McDonald’s Corp. 2.125% 2030	8,994	8,963
McDonald’s Corp. 4.45% 2048	1,750	2,160
McDonald’s Corp. 3.625% 2049	6,857	7,603
McDonald’s Corp. 4.20% 2050	5,396	6,549
Meituan Dianping 2.125% 2025[4]	5,041	4,861
Meituan Dianping 3.05% 2030[4]	17,000	15,752
Meituan Dianping 3.05% 2030	15,000	13,899
Melco International Development, Ltd. 4.875% 2025[4]	300	296
Melco International Development, Ltd. 5.75% 2028[4]	3,990	4,018
Melco International Development, Ltd. 5.375% 2029[4]	885	860
MGM Growth Properties LLC 5.625% 2024	3,885	4,157
MGM Growth Properties LLC 3.875% 2029[4]	2,835	2,981
MGM Resorts International 6.75% 2025	3,000	3,138
Morongo Band of Mission Indians 7.00% 2039[4]	11,225	14,850
NIKE, Inc. 2.40% 2025	8,656	8,968
NIKE, Inc. 3.25% 2040	5,469	5,961
NIKE, Inc. 3.375% 2050	4,272	4,840
Nissan Motor Acceptance Co. LLC 1.125% 2024[4]	16,200	15,927
Nissan Motor Acceptance Co. LLC 1.85% 2026[4]	36,749	35,893
Nissan Motor Acceptance Co. LLC 2.45% 2028[4]	22,958	22,331
Nissan Motor Co., Ltd. 2.60% 2022[4]	44,825	45,302
Nissan Motor Co., Ltd. 3.043% 2023[4]	8,756	8,988
Nissan Motor Co., Ltd. 3.522% 2025[4]	48,235	50,603
Nissan Motor Co., Ltd. 2.00% 2026[4]	31,075	30,639
Nissan Motor Co., Ltd. 4.345% 2027[4]	32,162	34,747
Nissan Motor Co., Ltd. 2.75% 2028[4]	39,575	39,327
Nissan Motor Co., Ltd. 4.81% 2030[4]	24,600	27,541
President & Fellows of Harvard College 2.517% 2050	5,500	5,531
S.A.C.I. Falabella 3.75% 2027[4]	8,295	8,649
Sally Holdings LLC and Sally Capital, Inc. 5.625% 2025	200	205
Sally Holdings LLC and Sally Capital, Inc. 8.75% 2025[4]	500	533
Sands China, Ltd. 3.80% 2026	2,330	2,344
Sands China, Ltd. 5.40% 2028	43,750	47,162
Sands China, Ltd. 4.375% 2030	6,500	6,642
Starbucks Corp. 3.10% 2023	15,237	15,604
Starbucks Corp. 3.80% 2025	14,000	15,116
Stellantis Finance US, Inc. 1.711% 2027[4]	29,225	28,743
Stellantis Finance US, Inc. 2.691% 2031[4]	42,075	41,420
Taylor Morrison Home Corp. 5.75% 2028[4]	3,500	3,916
Toyota Motor Corp. 0.681% 2024	6,731	6,694
Toyota Motor Credit Corp. 2.60% 2022	9,860	9,864
Toyota Motor Credit Corp. 0.50% 2023	6,377	6,356
Toyota Motor Credit Corp. 1.35% 2023	19,170	19,347
Toyota Motor Credit Corp. 2.70% 2023	5,300	5,420
Toyota Motor Credit Corp. 0.45% 2024	2,530	2,510
Toyota Motor Credit Corp. 0.80% 2025	23,287	22,756
Toyota Motor Credit Corp. 3.00% 2025	8,710	9,144
Toyota Motor Credit Corp. 1.15% 2027	6,086	5,916
Toyota Motor Credit Corp. 3.20% 2027	2,330	2,501
Toyota Motor Credit Corp. 1.90% 2028	13,370	13,408
Toyota Motor Credit Corp. 3.05% 2028	2,589	2,780
Toyota Motor Credit Corp. 3.375% 2030	15,094	16,559
Travel + Leisure Co. 4.50% 2029[4]	2,000	2,020
VICI Properties LP 4.25% 2026[4]	5,700	5,944
VICI Properties LP 4.625% 2029[4]	715	762
VICI Properties LP / VICI Note Co., Inc. 3.50% 2025[4]	2,675	2,718
VICI Properties LP / VICI Note Co., Inc. 4.125% 2030[4]	2,500	2,648
Volkswagen Group of America Finance, LLC 2.90% 2022[4]	27,250	27,475
Volkswagen Group of America Finance, LLC 3.125% 2023[4]	21,938	22,560
Volkswagen Group of America Finance, LLC 4.25% 2023[4]	3,000	3,169
Volkswagen Group of America Finance, LLC 2.85% 2024[4]	22,214	22,987
Volkswagen Group of America Finance, LLC 1.25% 2025[4]	16,205	15,864
Volkswagen Group of America Finance, LLC 3.35% 2025[4]	21,089	22,204
Volkswagen Group of America Finance, LLC 4.625% 2025[4]	514	567
Volkswagen Group of America Finance, LLC 1.625% 2027[4]	6,950	6,746
Wyndham Destinations, Inc. 6.625% 2026[4]	4,000	4,440

The Bond Fund of America	23

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary (continued)
Wynn Macau, Ltd. 5.125% 2029[4]	$1,200	$1,092
Wynn Resorts, Ltd. 7.75% 2025[4]	4,380	4,598
Wynn Resorts, Ltd. 5.125% 2029[4]	2,500	2,541
		2,843,453
Health care 3.09%
Abbott Laboratories 3.75% 2026	1,025	1,133
AbbVie, Inc. 3.45% 2022	16,500	16,515
AbbVie, Inc. 2.60% 2024	30,200	31,355
AbbVie, Inc. 2.95% 2026	23,018	24,271
AbbVie, Inc. 3.20% 2029	44,253	47,364
AmerisourceBergen Corp. 2.70% 2031	42,338	42,821
Amgen, Inc. 2.45% 2030	25,000	25,472
Anthem, Inc. 2.95% 2022	11,000	11,216
Anthem, Inc. 2.375% 2025	1,534	1,583
AstraZeneca Finance LLC 1.75% 2028	8,826	8,781
AstraZeneca Finance LLC 2.25% 2031	13,536	13,646
AstraZeneca PLC 2.375% 2022	14,650	14,744
AstraZeneca PLC 3.50% 2023	15,207	15,875
AstraZeneca PLC 3.375% 2025	25,790	27,704
AstraZeneca PLC 0.70% 2026	6,589	6,380
AstraZeneca PLC 4.00% 2029	2,027	2,291
AstraZeneca PLC 1.375% 2030	10,000	9,452
AstraZeneca PLC 3.00% 2051	6,295	6,615
Avantor Funding, Inc. 4.625% 2028[4]	6,320	6,599
Bausch Health Companies, Inc. 4.875% 2028[4]	5,125	5,237
Baxter International, Inc. 2.539% 2032[4]	23,238	23,502
Bayer US Finance II LLC 3.875% 2023[4]	14,400	15,055
Bayer US Finance II LLC 4.25% 2025[4]	32,819	35,529
Bayer US Finance II LLC 4.375% 2028[4]	31,520	35,237
Bayer US Finance II LLC 4.875% 2048[4]	1,402	1,727
Becton, Dickinson and Company 3.363% 2024	16,218	16,988
Boston Scientific Corp. 3.375% 2022	3,118	3,150
Boston Scientific Corp. 3.45% 2024	2,000	2,092
Boston Scientific Corp. 3.75% 2026	14,087	15,148
Boston Scientific Corp. 2.65% 2030	42,491	43,364
Boston Scientific Corp. 4.70% 2049	1,031	1,309
Bristol-Myers Squibb Company 2.90% 2024	9,095	9,523
Bristol-Myers Squibb Company 3.20% 2026	11,838	12,742
Bristol-Myers Squibb Company 3.40% 2029	7,107	7,789
Bristol-Myers Squibb Company 1.45% 2030	7,812	7,451
Centene Corp. 4.25% 2027	58,085	60,654
Centene Corp. 2.45% 2028	86,515	85,350
Centene Corp. 4.625% 2029	42,335	45,730
Centene Corp. 3.00% 2030	23,055	23,476
Centene Corp. 3.375% 2030	45,137	46,042
Centene Corp. 2.50% 2031	74,200	72,358
Centene Corp. 2.625% 2031	14,110	13,851
Charles River Laboratories International, Inc. 3.75% 2029[4]	4,335	4,385
Cigna Corp. 4.375% 2028	17,336	19,716
Cigna Corp. 2.375% 2031	33,018	33,222
CVS Health Corp. 1.30% 2027	10,000	9,702
CVS Health Corp. 4.30% 2028	3,547	3,984
CVS Health Corp. 3.25% 2029	6,815	7,273
CVS Health Corp. 1.75% 2030	10,000	9,541
CVS Health Corp. 1.875% 2031	13,185	12,663
CVS Health Corp. 5.05% 2048	1,707	2,236
CVS Health Corp. 4.25% 2050	8,451	10,242
Danaher Corp. 2.80% 2051	6,500	6,426
Elanco Animal Health, Inc. 5.272% 2023	4,700	5,006
Eli Lilly and Company 3.375% 2029	6,016	6,636
EMD Finance LLC 2.95% 2022[4]	9,600	9,609
EMD Finance LLC 3.25% 2025[4]	16,185	17,044
GlaxoSmithKline PLC 2.875% 2022	1,996	2,013
GlaxoSmithKline PLC 3.375% 2023	35,700	36,978
GlaxoSmithKline PLC 3.00% 2024	14,515	15,193
GlaxoSmithKline PLC 3.625% 2025	26,180	28,215

24	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Health care (continued)
GlaxoSmithKline PLC 3.875% 2028	$2,917	$3,267
HCA, Inc. 5.875% 2023	3,750	3,975
HCA, Inc. 5.875% 2026	4,700	5,307
HCA, Inc. 4.125% 2029	2,825	3,112
HCA, Inc. 5.875% 2029	7,130	8,507
HCA, Inc. 3.50% 2030	5,225	5,533
HCA, Inc. 5.25% 2049	8,300	10,680
IMS Health Holdings, Inc. 5.00% 2026[4]	5,750	5,908
Johnson & Johnson 2.25% 2022	12,240	12,261
Johnson & Johnson 2.10% 2040	8,620	8,175
Kaiser Foundation Hospitals 2.81% 2041	5,555	5,596
Laboratory Corporation of America Holdings 1.55% 2026	7,500	7,422
Laboratory Corporation of America Holdings 2.70% 2031	5,051	5,133
Laboratory Corporation of America Holdings 4.70% 2045	1,310	1,598
Medtronic, Inc. 3.50% 2025	626	667
Merck & Co., Inc. 2.75% 2025	36,590	38,344
Merck & Co., Inc. 1.70% 2027	18,478	18,600
Merck & Co., Inc. 1.45% 2030	15,050	14,426
Merck & Co., Inc. 2.15% 2031	34,914	35,040
Merck & Co., Inc. 2.75% 2051	4,827	4,785
Merck & Co., Inc. 2.90% 2061	7,590	7,567
Molina Healthcare, Inc. 4.375% 2028[4]	2,125	2,192
Molina Healthcare, Inc. 3.875% 2030[4]	2,665	2,769
Novartis Capital Corp. 1.75% 2025	9,604	9,745
Novartis Capital Corp. 2.00% 2027	11,893	12,091
Novartis Capital Corp. 2.20% 2030	26,714	27,139
Pfizer, Inc. 2.80% 2022	3,707	3,724
Pfizer, Inc. 3.20% 2023	32,648	33,931
Pfizer, Inc. 2.95% 2024	7,674	7,994
Pfizer, Inc. 2.75% 2026	21,057	22,323
Pfizer, Inc. 1.70% 2030	20,880	20,475
Roche Holdings, Inc. 1.93% 2028[4]	46,849	47,167
Roche Holdings, Inc. 2.076% 2031[4]	88,026	87,841
Roche Holdings, Inc. 2.607% 2051[4]	21,077	20,738
Rotech Healthcare, Inc., Term Loan, (3-month USD-LIBOR + 11.00%) 13.00% PIK 2023[6,8,9,10,11]	5,302	5,302
Shire PLC 2.875% 2023	8,790	9,044
Shire PLC 3.20% 2026	27,089	28,765
Summa Health 3.511% 2051	1,655	1,750
Syneos Health, Inc. 3.625% 2029[4]	2,315	2,289
Takeda Pharmaceutical Company, Ltd. 4.40% 2023	31,550	33,395
Takeda Pharmaceutical Company, Ltd. 5.00% 2028	7,500	8,818
Tenet Healthcare Corp. 4.625% 2024	4,240	4,298
Tenet Healthcare Corp. 4.875% 2026[4]	5,535	5,694
Tenet Healthcare Corp. 5.125% 2027[4]	4,565	4,760
Teva Pharmaceutical Finance Co. BV 2.95% 2022	3,832	3,843
Teva Pharmaceutical Finance Co. BV 6.00% 2024	85,316	89,503
Teva Pharmaceutical Finance Co. BV 7.125% 2025	66,000	70,697
Teva Pharmaceutical Finance Co. BV 3.15% 2026	136,785	128,793
Teva Pharmaceutical Finance Co. BV 4.75% 2027	35,500	35,220
Teva Pharmaceutical Finance Co. BV 6.75% 2028	108,089	115,279
Teva Pharmaceutical Finance Co. BV 4.10% 2046	116,226	98,393
Teva Pharmaceutical Finance Co., LLC 6.15% 2036	11,690	12,271
Thermo Fisher Scientific, Inc. 1.75% 2028	2,252	2,239
Thermo Fisher Scientific, Inc. 2.00% 2031	14,213	14,017
Thermo Fisher Scientific, Inc. 2.80% 2041	3,895	3,948
UnitedHealth Group, Inc. 3.35% 2022	200	203
UnitedHealth Group, Inc. 2.375% 2024	7,903	8,188
UnitedHealth Group, Inc. 3.50% 2024	6,860	7,233
UnitedHealth Group, Inc. 3.70% 2025	15,430	16,793
UnitedHealth Group, Inc. 3.75% 2025	5,900	6,403
UnitedHealth Group, Inc. 2.875% 2029	7,309	7,739
UnitedHealth Group, Inc. 2.00% 2030	10,000	9,938
UnitedHealth Group, Inc. 2.30% 2031	9,989	10,174
UnitedHealth Group, Inc. 3.05% 2041	8,000	8,385
UnitedHealth Group, Inc. 4.45% 2048	2,015	2,578
UnitedHealth Group, Inc. 3.70% 2049	6,795	7,839

The Bond Fund of America	25

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Health care (continued)
UnitedHealth Group, Inc. 2.90% 2050	$10,000	$10,214
UnitedHealth Group, Inc. 3.25% 2051	11,679	12,660
Valeant Pharmaceuticals International, Inc. 5.50% 2025[4]	10,000	10,175
WellPoint, Inc. 3.50% 2024	9,349	9,878
Zimmer Holdings, Inc. 3.15% 2022	14,296	14,325
		2,462,280
Industrials 2.71%
ADT Security Corp. 4.125% 2029[4]	3,000	2,960
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 1.75% 2026	7,812	7,670
Aeropuerto International de Tocume SA 4.00% 2041[4]	4,100	4,185
Aeropuerto International de Tocume SA 5.125% 2061[4]	3,180	3,340
Air Lease Corp. 0.80% 2024	17,900	17,544
Air Lease Corp. 2.875% 2026	28,382	29,302
Air Lease Corp. 2.10% 2028	13,775	13,297
American Airlines, Inc. 5.50% 2026[4]	11,235	11,700
Autoridad del Canal de Panama 4.95% 2035[4]	5,500	6,708
Autoridad del Canal de Panama 4.95% 2035	1,025	1,250
Avolon Holdings Funding, Ltd. 3.625% 2022[4]	27,802	27,983
Avolon Holdings Funding, Ltd. 3.95% 2024[4]	35,726	37,456
Avolon Holdings Funding, Ltd. 2.125% 2026[4]	35,436	34,813
Avolon Holdings Funding, Ltd. 4.25% 2026[4]	9,306	9,871
Avolon Holdings Funding, Ltd. 4.375% 2026[4]	3,500	3,754
Avolon Holdings Funding, Ltd. 2.528% 2027[4]	2,795	2,717
Avolon Holdings Funding, Ltd. 3.25% 2027[4]	16,000	16,123
Avolon Holdings Funding, Ltd. 2.75% 2028[4]	20,000	19,638
Boeing Company 4.508% 2023	35,219	36,796
Boeing Company 1.95% 2024	10,227	10,348
Boeing Company 2.80% 2024	4,441	4,565
Boeing Company 4.875% 2025	121,293	132,806
Boeing Company 2.196% 2026	80,259	80,305
Boeing Company 2.75% 2026	112,914	116,254
Boeing Company 3.10% 2026	18,239	19,024
Boeing Company 2.70% 2027	4,854	4,939
Boeing Company 5.04% 2027	76,507	86,207
Boeing Company 3.25% 2028	104,518	108,997
Boeing Company 3.25% 2028	10,176	10,550
Boeing Company 5.15% 2030	145,603	169,781
Boeing Company 3.625% 2031	21,057	22,481
Boeing Company 3.60% 2034	6,790	7,125
Boeing Company 3.50% 2039	545	555
Boeing Company 3.90% 2049	8,665	9,109
Boeing Company 3.75% 2050	4,934	5,142
Boeing Company 5.805% 2050	50,520	68,541
Boeing Company 5.93% 2060	2,000	2,783
Burlington Northern Santa Fe LLC 3.05% 2051	15,695	16,286
Burlington Northern Santa Fe LLC 3.30% 2051	45,421	49,435
Burlington Northern Santa Fe LLC 2.875% 2052	6,125	6,142
BWX Technologies, Inc. 4.125% 2028[4]	1,675	1,703
Canadian National Railway Company 3.20% 2046	1,220	1,279
Canadian Pacific Railway, Ltd. 1.75% 2026	12,290	12,341
Canadian Pacific Railway, Ltd. 2.45% 2031	38,598	39,397
Canadian Pacific Railway, Ltd. 3.00% 2041	7,587	7,773
Canadian Pacific Railway, Ltd. 3.10% 2051	30,755	31,687
Carrier Global Corp. 2.242% 2025	11,566	11,852
Carrier Global Corp. 2.493% 2027	6,000	6,168
Carrier Global Corp. 2.722% 2030	15,767	16,119
Carrier Global Corp. 3.377% 2040	17,500	18,322
Carrier Global Corp. 3.577% 2050	3,000	3,198
Clean Harbors, Inc. 4.875% 2027[4]	1,100	1,134
Clean Harbors, Inc. 5.125% 2029[4]	10,000	10,625
CSX Corp. 3.80% 2028	2,460	2,706
CSX Corp. 4.25% 2029	4,277	4,813
CSX Corp. 2.40% 2030	17,855	18,160
CSX Corp. 2.50% 2051	10,725	9,940
Delta Air Lines, Inc. 7.00% 2025[4]	2,750	3,147

26	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Industrials (continued)
Dianjian Haiyu, Ltd. 3.50% perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 6.773% on 6/14/2022)[5]	$4,148	$4,190
Dianjian International Finance, Ltd. 4.60% perpetual bonds (5-year UST Yield Curve Rate T Note Constant Maturity + 6.933% on 3/13/2023)[5]	14,000	14,429
Dun & Bradstreet Corp. 6.875% 2026[4]	6,055	6,304
Dun & Bradstreet Corp. 5.00% 2029[4]	16,863	17,280
ENA Master Trust 4.00% 2048[4]	8,154	8,204
General Dynamics Corp. 3.375% 2023	6,645	6,868
General Dynamics Corp. 3.50% 2025	8,025	8,562
General Dynamics Corp. 1.15% 2026	7,280	7,220
General Dynamics Corp. 3.625% 2030	10,250	11,397
General Dynamics Corp. 2.25% 2031	2,377	2,420
General Electric Capital Corp. 4.418% 2035	13,944	16,663
Herc Holdings, Inc. 5.50% 2027[4]	1,600	1,666
Honeywell International, Inc. 2.30% 2024	3,387	3,502
Honeywell International, Inc. 1.35% 2025	165	166
Honeywell International, Inc. 2.70% 2029	8,333	8,733
Honeywell International, Inc. 1.95% 2030	22,750	22,644
Honeywell International, Inc. 2.80% 2050	400	417
Icahn Enterprises Finance Corp. 4.75% 2024	2,500	2,597
Icahn Enterprises Finance Corp. 6.25% 2026	5,200	5,423
L3Harris Technologies, Inc. 1.80% 2031	3,725	3,560
Lima Metro Line 2 Finance, Ltd. 5.875% 2034[4]	2,585	2,975
Lima Metro Line 2 Finance, Ltd. 5.875% 2034	550	633
Lima Metro Line 2 Finance, Ltd. 4.35% 2036	2,362	2,495
Lima Metro Line 2 Finance, Ltd. 4.35% 2036[4]	922	974
Lockheed Martin Corp. 1.85% 2030	8,250	8,115
Lockheed Martin Corp. 3.60% 2035	3,758	4,207
Lockheed Martin Corp. 4.50% 2036	3,131	3,832
Lockheed Martin Corp. 4.07% 2042	1,850	2,182
Lockheed Martin Corp. 2.80% 2050	11,483	11,478
Lockheed Martin Corp. 4.09% 2052	2,324	2,877
Masco Corp. 1.50% 2028	10,810	10,471
Masco Corp. 2.00% 2031	14,724	14,126
Masco Corp. 3.125% 2051	2,112	2,104
Mexico City Airport Trust 4.25% 2026	200	212
Mexico City Airport Trust 3.875% 2028	11,400	11,829
Mexico City Airport Trust 3.875% 2028[4]	690	716
Mexico City Airport Trust 5.50% 2046	4,093	4,093
Mexico City Airport Trust 5.50% 2047	15,685	15,732
Mexico City Airport Trust 5.50% 2047[4]	4,796	4,810
Nielsen Finance LLC and Nielsen Finance Co. 5.625% 2028[4]	2,300	2,379
Nielsen Finance LLC and Nielsen Finance Co. 5.875% 2030[4]	4,650	4,916
Norfolk Southern Corp. 3.05% 2050	1,558	1,592
Northrop Grumman Corp. 2.93% 2025	25,040	26,102
Northrop Grumman Corp. 3.25% 2028	8,475	9,078
Northrop Grumman Corp. 5.25% 2050	1,922	2,699
Otis Worldwide Corp. 2.056% 2025	28,882	29,384
Otis Worldwide Corp. 2.293% 2027	5,750	5,864
Otis Worldwide Corp. 2.565% 2030	4,900	4,975
Otis Worldwide Corp. 3.362% 2050	1,500	1,585
Pitney Bowes, Inc. 6.875% 2027[4]	6,000	6,237
Prime Security Services Borrower, LLC 5.25% 2024[4]	2,500	2,663
Prime Security Services Borrower, LLC 5.75% 2026[4]	2,000	2,150
Prime Security Services Borrower, LLC 3.375% 2027[4]	3,100	2,997
Raytheon Technologies Corp. 3.20% 2024	10,105	10,521
Raytheon Technologies Corp. 2.25% 2030	3,750	3,744
Raytheon Technologies Corp. 1.90% 2031	18,596	17,963
Raytheon Technologies Corp. 2.375% 2032	10,474	10,474
Raytheon Technologies Corp. 2.82% 2051	3,750	3,630
Raytheon Technologies Corp. 3.03% 2052	7,000	7,049
Republic Services, Inc. 2.50% 2024	7,000	7,208
Republic Services, Inc. 2.375% 2033	9,620	9,587
Rolls-Royce PLC 5.75% 2027[4]	1,935	2,142
Roper Technologies, Inc. 1.00% 2025	2,000	1,956
Roper Technologies, Inc. 1.40% 2027	4,250	4,127
Roper Technologies, Inc. 1.75% 2031	5,000	4,701

The Bond Fund of America	27

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Industrials (continued)
Rutas 2 and 7 Finance, Ltd. 0% 2036[4]		$1,795	$1,326
Siemens AG 2.70% 2022[4]		28,620	28,759
Siemens AG 2.90% 2022[4]		10,000	10,098
Siemens AG 1.20% 2026[4]		24,978	24,593
Stericycle, Inc. 5.375% 2024[4]		5,000	5,105
Summit Digitel Infrastructure Private, Ltd. 2.875% 2031[4]		14,355	13,848
TransDigm, Inc. 6.25% 2026[4]		656	683
Triton Container International, Ltd. 1.15% 2024[4]		9,938	9,802
Triton Container International, Ltd. 3.15% 2031[4]		15,346	15,493
Union Pacific Corp. 3.15% 2024		5,705	5,949
Union Pacific Corp. 3.75% 2025		2,000	2,162
Union Pacific Corp. 2.15% 2027		4,740	4,871
Union Pacific Corp. 2.40% 2030		9,549	9,742
Union Pacific Corp. 2.375% 2031		36,045	36,780
Union Pacific Corp. 2.891% 2036		15,705	16,483
Union Pacific Corp. 4.30% 2049		4,550	5,675
Union Pacific Corp. 3.25% 2050		18,198	19,559
Union Pacific Corp. 2.95% 2052		7,956	8,071
Union Pacific Corp. 3.95% 2059		11,880	14,107
United Airlines Holdings, Inc. 6.50% 2027[4]		10,440	11,160
United Technologies Corp. 3.65% 2023		437	455
United Technologies Corp. 3.95% 2025		17,415	18,899
United Technologies Corp. 3.125% 2027		1,000	1,063
United Technologies Corp. 4.125% 2028		6,320	7,076
United Technologies Corp. 4.50% 2042		1,625	2,013
Vinci SA 3.75% 2029[4]		10,456	11,434
WESCO Distribution, Inc. 7.125% 2025[4]		2,165	2,298
WESCO Distribution, Inc. 7.25% 2028[4]		4,355	4,782
XPO Logistics, Inc. 6.25% 2025[4]		5,000	5,238
			2,158,199
Communication services 2.50%
Alphabet, Inc. 1.10% 2030		9,030	8,546
América Móvil, SAB de CV, 8.46% 2036	MXN	27,000	1,270
AT&T, Inc. 0.90% 2024		$27,345	27,235
AT&T, Inc. 1.70% 2026		38,150	37,990
AT&T, Inc. 2.30% 2027		14,975	15,246
AT&T, Inc. 1.65% 2028		23,275	22,802
AT&T, Inc. 4.30% 2030		30,000	33,799
AT&T, Inc. 2.75% 2031		83,090	84,863
AT&T, Inc. 2.25% 2032		50,814	49,156
AT&T, Inc. 2.55% 2033		73,196	71,674
AT&T, Inc. 3.30% 2052		28,162	27,658
AT&T, Inc. 3.50% 2053		94,523	95,542
AT&T, Inc. 3.55% 2055		8,300	8,344
Axiata SPV2 Bhd. 2.163% 2030		4,883	4,838
Cablevision Systems Corp. 5.375% 2028[4]		4,850	5,029
CCO Holdings LLC and CCO Holdings Capital Corp. 5.50% 2026[4]		1,907	1,967
CCO Holdings LLC and CCO Holdings Capital Corp. 5.00% 2028[4]		12,250	12,765
CCO Holdings LLC and CCO Holdings Capital Corp. 2.25% 2029		17,000	16,601
CCO Holdings LLC and CCO Holdings Capital Corp. 5.375% 2029[4]		10,700	11,565
CCO Holdings LLC and CCO Holdings Capital Corp. 4.50% 2030[4]		18,675	19,146
CCO Holdings LLC and CCO Holdings Capital Corp. 4.75% 2030[4]		9,665	10,069
CCO Holdings LLC and CCO Holdings Capital Corp. 2.80% 2031		26,986	26,736
CCO Holdings LLC and CCO Holdings Capital Corp. 2.30% 2032		25,960	24,676
CCO Holdings LLC and CCO Holdings Capital Corp. 4.50% 2032		2,225	2,293
CCO Holdings LLC and CCO Holdings Capital Corp. 4.50% 2033[4]		530	542
CCO Holdings LLC and CCO Holdings Capital Corp. 4.25% 2034[4]		21,825	21,512
CCO Holdings LLC and CCO Holdings Capital Corp. 6.484% 2045		6,850	9,375
CCO Holdings LLC and CCO Holdings Capital Corp. 5.125% 2049		18,943	22,026
CCO Holdings LLC and CCO Holdings Capital Corp. 4.80% 2050		5,000	5,612
CCO Holdings LLC and CCO Holdings Capital Corp. 3.70% 2051		8,400	8,143
CenturyLink, Inc. 4.00% 2027[4]		95,075	96,577
Comcast Corp. 3.95% 2025		5,250	5,736
Comcast Corp. 2.65% 2030		60,290	62,590
Comcast Corp. 1.95% 2031		14,746	14,465
Comcast Corp. 3.25% 2039		2,120	2,241

28	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Communication services (continued)
Comcast Corp. 3.75% 2040		$8,930	$10,016
Comcast Corp. 2.80% 2051		22,600	21,834
Comcast Corp. 2.45% 2052		5,000	4,490
Diamond Sports Group LLC 5.375% 2026[4]		3,500	1,754
Grupo Televisa, SAB 7.25% 2043	MXN	25,290	891
iHeartCommunications, Inc. 6.375% 2026		$8,475	8,802
Level 3 Communications, Inc. 5.25% 2026		5,015	5,133
Level 3 Communications, Inc. 3.875% 2029[4]		6,900	7,031
Level 3 Financing, Inc. 3.75% 2029[4]		3,053	2,905
Netflix, Inc. 4.875% 2028		35,663	40,717
Netflix, Inc. 5.875% 2028		62,879	75,718
Netflix, Inc. 5.375% 2029[4]		52,289	62,183
Netflix, Inc. 4.875% 2030[4]		39,200	45,785
Quebecor Media, Inc. 5.75% 2023		3,600	3,748
SBA Tower Trust 1.631% 2026[4]		61,789	60,864
Scripps Escrow II, Inc. 3.875% 2029[4]		1,307	1,307
Sinclair Television Group, Inc. 4.125% 2030[4]		3,625	3,440
Sirius XM Radio, Inc. 4.00% 2028[4]		4,300	4,331
Sprint Corp. 7.875% 2023		6,163	6,796
Sprint Corp. 7.125% 2024		10,010	11,250
Sprint Corp. 7.625% 2025		39,000	44,899
TEGNA, Inc. 5.00% 2029		8,500	8,707
Tencent Holdings, Ltd. 3.28% 2024[4]		15,000	15,663
Tencent Holdings, Ltd. 3.595% 2028		7,500	7,967
Tencent Holdings, Ltd. 2.39% 2030[4]		30,000	29,424
Tencent Holdings, Ltd. 3.24% 2050[4]		14,870	14,059
Tencent Holdings, Ltd. 3.29% 2060[4]		10,000	9,272
Tencent Music Entertainment Group 2.00% 2030		2,575	2,412
T-Mobile US, Inc. 3.50% 2025		6,550	6,944
T-Mobile US, Inc. 1.50% 2026		4,900	4,845
T-Mobile US, Inc. 2.25% 2026[4]		11,036	11,080
T-Mobile US, Inc. 2.25% 2026		2,402	2,412
T-Mobile US, Inc. 2.625% 2026		46,064	46,354
T-Mobile US, Inc. 3.75% 2027		20,800	22,535
T-Mobile US, Inc. 2.05% 2028		2,500	2,483
T-Mobile US, Inc. 4.75% 2028		9,066	9,558
T-Mobile US, Inc. 2.40% 2029[4]		6,204	6,269
T-Mobile US, Inc. 2.625% 2029		17,611	17,377
T-Mobile US, Inc. 3.375% 2029[4]		8,000	8,165
T-Mobile US, Inc. 3.875% 2030		18,318	20,053
T-Mobile US, Inc. 2.55% 2031		16,052	15,984
T-Mobile US, Inc. 2.875% 2031		22,912	22,668
T-Mobile US, Inc. 3.50% 2031		25,000	26,053
T-Mobile US, Inc. 3.50% 2031[4]		816	850
T-Mobile US, Inc. 2.70% 2032[4]		21,108	21,262
T-Mobile US, Inc. 3.00% 2041		7,490	7,326
T-Mobile US, Inc. 3.30% 2051		10,603	10,380
T-Mobile US, Inc. 3.40% 2052[4]		36,991	36,889
Verizon Communications, Inc. 2.10% 2028		4,800	4,813
Verizon Communications, Inc. 4.329% 2028		13,420	15,258
Verizon Communications, Inc. 3.875% 2029		2,071	2,297
Verizon Communications, Inc. 4.016% 2029		5,000	5,611
Verizon Communications, Inc. 1.68% 2030		38,817	36,920
Verizon Communications, Inc. 1.75% 2031		38,919	36,882
Verizon Communications, Inc. 2.55% 2031		10,477	10,581
Verizon Communications, Inc. 2.355% 2032[4]		20,027	19,756
Verizon Communications, Inc. 2.65% 2040		13,091	12,462
Verizon Communications, Inc. 2.85% 2041		20,079	19,848
Verizon Communications, Inc. 3.40% 2041		36,154	37,919
Verizon Communications, Inc. 3.85% 2042		855	957
Verizon Communications, Inc. 2.875% 2050		48,052	45,731
Verizon Communications, Inc. 3.55% 2051		5,993	6,469
Videotron, Ltd. 5.375% 2024[4]		3,100	3,320
Virgin Media O2 4.25% 2031[4]		5,475	5,374
Virgin Media Secured Finance PLC 5.50% 2029[4]		5,000	5,288
Virgin Media Secured Finance PLC 4.50% 2030[4]		500	504
Vodafone Group PLC 5.25% 2048		6,992	9,129

The Bond Fund of America	29

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Communication services (continued)
Vodafone Group PLC 4.25% 2050	$17,875	$20,686
Ziggo Bond Finance BV 5.50% 2027[4]	5,450	5,606
Ziggo Bond Finance BV 4.875% 2030[4]	500	514
		1,985,439
Consumer staples 1.82%
7-Eleven, Inc. 0.95% 2026[4]	14,861	14,403
7-Eleven, Inc. 1.30% 2028[4]	18,485	17,619
7-Eleven, Inc. 1.80% 2031[4]	99,105	93,887
7-Eleven, Inc. 2.80% 2051[4]	8,505	7,908
Albertsons Companies, Inc. 3.50% 2023[4]	3,575	3,641
Altria Group, Inc. 2.35% 2025	785	804
Altria Group, Inc. 4.40% 2026	8,325	9,178
Altria Group, Inc. 4.80% 2029	9,905	11,182
Altria Group, Inc. 3.40% 2030	3,247	3,363
Altria Group, Inc. 2.45% 2032	6,000	5,703
Altria Group, Inc. 5.80% 2039	900	1,083
Altria Group, Inc. 4.50% 2043	100	104
Altria Group, Inc. 5.375% 2044	2,433	2,814
Altria Group, Inc. 5.95% 2049	50,296	62,899
Altria Group, Inc. 4.45% 2050	13,107	13,553
Altria Group, Inc. 3.70% 2051	18,697	17,462
Anheuser-Busch Co. / InBev Worldwide 4.90% 2046	33,000	41,806
Anheuser-Busch InBev NV 4.00% 2028	2,000	2,226
Anheuser-Busch InBev NV 4.75% 2029	36,001	41,941
Anheuser-Busch InBev NV 3.50% 2030	2,455	2,694
Anheuser-Busch InBev NV 4.90% 2031	3,000	3,607
Anheuser-Busch InBev NV 5.45% 2039	10,000	13,111
Anheuser-Busch InBev NV 4.60% 2048	9,275	11,366
Anheuser-Busch InBev NV 5.55% 2049	4,979	6,905
Anheuser-Busch InBev NV 4.50% 2050	15,238	18,824
British American Tobacco International Finance PLC 3.95% 2025[4]	20,022	21,283
British American Tobacco International Finance PLC 1.668% 2026	17,162	16,865
British American Tobacco PLC 3.222% 2024	51,000	53,037
British American Tobacco PLC 3.215% 2026	8,750	9,116
British American Tobacco PLC 3.557% 2027	57,335	60,178
British American Tobacco PLC 4.70% 2027	911	1,003
British American Tobacco PLC 2.259% 2028	32,106	31,313
British American Tobacco PLC 4.906% 2030	17,868	20,077
British American Tobacco PLC 2.726% 2031	23,635	22,964
British American Tobacco PLC 4.39% 2037	50,000	52,772
British American Tobacco PLC 4.54% 2047	44,120	46,249
British American Tobacco PLC 4.758% 2049	49,691	53,486
British American Tobacco PLC 3.984% 2050	15,837	15,263
British American Tobacco PLC 5.282% 2050	9,163	10,398
Central Garden & Pet Co. 4.125% 2030	1,325	1,339
Coca-Cola Company 1.00% 2028	2,785	2,679
Coca-Cola Company 1.375% 2031	3,424	3,234
Coca-Cola Company 2.50% 2051	1,634	1,573
Coca-Cola FEMSA, SAB de CV, 1.85% 2032	5,500	5,191
Conagra Brands, Inc. 4.30% 2024	22,146	23,578
Conagra Brands, Inc. 4.60% 2025	11,307	12,442
Conagra Brands, Inc. 1.375% 2027	7,200	6,882
Conagra Brands, Inc. 5.30% 2038	780	987
Conagra Brands, Inc. 5.40% 2048	14,298	19,303
Constellation Brands, Inc. 3.20% 2023	10,638	10,869
Constellation Brands, Inc. 4.25% 2023	8,588	8,952
Constellation Brands, Inc. 3.70% 2026	3,350	3,621
Constellation Brands, Inc. 3.60% 2028	1,650	1,783
Constellation Brands, Inc. 2.875% 2030	26,447	27,172
Constellation Brands, Inc. 2.25% 2031	5,951	5,823
Constellation Brands, Inc. 4.10% 2048	1,000	1,137
Darling Ingredients, Inc. 5.25% 2027[4]	6,000	6,201
Imperial Tobacco Finance PLC 3.50% 2023[4]	3,173	3,233
InRetail Consumer 3.25% 2028[4]	5,400	5,354
JBS Luxembourg SARL 2.50% 2027[4]	32,544	32,219
JBS Luxembourg SARL 3.625% 2032[4]	10,189	10,245

30	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Consumer staples (continued)
JBS Luxembourg SARL 3.625% 2032	$212	$213
JBS USA Lux SA 5.50% 2030[4]	2,375	2,587
JBS USA Lux SA 3.00% 2032[4]	18,250	18,273
Keurig Dr Pepper, Inc. 4.057% 2023	15,660	16,332
Keurig Dr Pepper, Inc. 4.417% 2025	10,993	11,969
Keurig Dr Pepper, Inc. 4.597% 2028	17,199	19,576
Keurig Dr Pepper, Inc. 3.20% 2030	13,597	14,391
Keurig Dr Pepper, Inc. 4.985% 2038	10,000	12,394
Keurig Dr Pepper, Inc. 5.085% 2048	14,925	19,523
Kimberly-Clark Corp. 1.05% 2027	1,820	1,764
Kimberly-Clark Corp. 3.10% 2030	921	993
Kimberly-Clark Corp. 2.00% 2031	24,870	24,770
Kimberly-Clark de México, SAB de CV, 2.431% 2031[4]	2,510	2,484
Kraft Heinz Company 3.00% 2026	2,599	2,721
Kraft Heinz Company 4.375% 2046	14,000	16,430
Kraft Heinz Company 4.875% 2049	3,570	4,493
Molson Coors Brewing Co. 4.20% 2046	2,500	2,778
Nestlé Holdings, Inc. 0.625% 2026[4]	15,343	14,885
Nestlé Holdings, Inc. 1.00% 2027[4]	9,795	9,405
Nestlé Holdings, Inc. 1.15% 2027[4]	7,500	7,322
Nestlé Holdings, Inc. 1.875% 2031[4]	10,000	9,835
Nestlé Holdings, Inc. 2.625% 2051[4]	10,000	9,923
PepsiCo, Inc. 1.625% 2030	6,401	6,215
PepsiCo, Inc. 1.40% 2031	5,307	5,067
PepsiCo, Inc. 1.95% 2031	40,560	40,585
PepsiCo, Inc. 2.75% 2051	3,000	3,083
Philip Morris International, Inc. 2.50% 2022	16,500	16,738
Philip Morris International, Inc. 2.875% 2024	11,985	12,467
Philip Morris International, Inc. 1.50% 2025	1,286	1,288
Philip Morris International, Inc. 0.875% 2026	4,170	4,023
Philip Morris International, Inc. 3.375% 2029	13,550	14,614
Philip Morris International, Inc. 1.75% 2030	13,517	12,875
Philip Morris International, Inc. 2.10% 2030	3,718	3,642
Philip Morris International, Inc. 4.125% 2043	3,680	4,078
Philip Morris International, Inc. 4.875% 2043	8,500	10,368
Philip Morris International, Inc. 4.25% 2044	1,774	2,030
Procter & Gamble Company 0.55% 2025	11,444	11,175
Procter & Gamble Company 1.00% 2026	1,229	1,216
Procter & Gamble Company 1.20% 2030	4,005	3,792
Procter & Gamble Company 3.00% 2030	1,183	1,287
PT Indofood CBP Sukses Makmur Tbk 3.398% 2031	17,570	17,765
PT Indofood CBP Sukses Makmur Tbk 4.745% 2051	4,185	4,311
Reckitt Benckiser Treasury Services PLC 2.75% 2024[4]	4,305	4,451
Reynolds American, Inc. 4.45% 2025	7,158	7,737
Reynolds American, Inc. 4.75% 2042	2,500	2,703
Reynolds American, Inc. 5.85% 2045	10,195	12,414
Spectrum Brands, Inc. 5.75% 2025	2,750	2,811
Wal-Mart Stores, Inc. 2.35% 2022	4,000	4,067
		1,449,767

Information technology 1.42%
Adobe, Inc. 2.30% 2030	6,009	6,148
Analog Devices, Inc. 1.70% 2028	11,225	11,198
Analog Devices, Inc. 2.10% 2031	31,386	31,486
Analog Devices, Inc. 2.80% 2041	2,973	3,013
Analog Devices, Inc. 2.95% 2051	25,538	26,294
Apple, Inc. 0.55% 2025	9,225	8,981
Apple, Inc. 1.125% 2025	12,963	12,932
Apple, Inc. 1.20% 2028	13,500	13,120
Apple, Inc. 1.65% 2031	20,000	19,547
Apple, Inc. 2.375% 2041	4,625	4,497
Apple, Inc. 2.40% 2050	6,530	6,149
Apple, Inc. 2.65% 2051	29,770	29,346
Apple, Inc. 2.70% 2051	4,500	4,460
Apple, Inc. 2.55% 2060	5,750	5,419
Black Knight, Inc. 3.625% 2028[4]	3,200	3,201
Broadcom Corp. / Broadcom Cayman Finance, Ltd. 3.875% 2027	14,359	15,578

The Bond Fund of America	31

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Information technology (continued)
Broadcom, Inc. 4.75% 2029	$10,375	$11,821
Broadcom, Inc. 4.15% 2030	36,500	40,513
Broadcom, Inc. 5.00% 2030	650	757
Broadcom, Inc. 3.419% 2033[4]	6,938	7,281
Broadcom, Inc. 3.469% 2034[4]	111,198	116,535
Broadcom, Inc. 3.137% 2035[4]	4,909	4,943
Broadcom, Inc. 3.187% 2036[4]	57,589	57,576
Broadcom, Inc. 3.50% 2041[4]	11,842	12,176
Broadcom, Inc. 3.75% 2051[4]	7,205	7,551
Broadcom, Ltd. 2.65% 2023	16,500	16,798
CDW Corp. 4.125% 2025	5,275	5,426
Fidelity National Information Services, Inc. 1.15% 2026	22,429	21,868
Fidelity National Information Services, Inc. 2.25% 2031	13,937	13,644
Fidelity National Information Services, Inc. 3.10% 2041	1,129	1,142
Fiserv, Inc. 2.75% 2024	19,000	19,663
Fiserv, Inc. 3.50% 2029	22,008	23,692
Fiserv, Inc. 2.65% 2030	10,229	10,391
Gartner, Inc. 4.50% 2028[4]	1,850	1,935
Global Payments, Inc. 2.90% 2030	18,806	19,169
Global Payments, Inc. 2.90% 2031	12,750	12,946
Imola Merger Corp. 4.75% 2029[4]	2,500	2,570
Mastercard, Inc. 1.90% 2031	10,297	10,364
Mastercard, Inc. 2.00% 2031	11,959	11,933
Mastercard, Inc. 2.95% 2051	8,056	8,357
Microsoft Corp. 3.125% 2025	5,290	5,648
Microsoft Corp. 2.525% 2050	14,910	14,582
NCR Corp. 5.75% 2027[4]	2,500	2,615
NCR Corp. 6.125% 2029[4]	1,730	1,856
NCR Corp. 5.25% 2030[4]	7,250	7,460
Open Text Corp. 3.875% 2028[4]	6,500	6,635
Oracle Corp. 2.50% 2025	11,500	11,777
Oracle Corp. 1.65% 2026	25,637	25,460
Oracle Corp. 2.30% 2028	8,095	8,074
Oracle Corp. 2.875% 2031	58,258	58,675
Oracle Corp. 3.60% 2050	55,665	54,609
Oracle Corp. 3.95% 2051	7,204	7,491
PayPal Holdings, Inc. 2.40% 2024	43,150	44,686
PayPal Holdings, Inc. 2.65% 2026	12,234	12,850
PayPal Holdings, Inc. 2.85% 2029	12,955	13,647
PayPal Holdings, Inc. 2.30% 2030	14,574	14,818
PayPal Holdings, Inc. 3.25% 2050	5,009	5,380
salesforce.com, inc. 1.95% 2031	13,025	12,914
salesforce.com, inc. 2.70% 2041	4,875	4,878
salesforce.com, inc. 2.90% 2051	46,700	47,647
salesforce.com, inc. 3.05% 2061	7,460	7,695
ServiceNow, Inc. 1.40% 2030	72,310	67,390
SK hynix, Inc. 1.50% 2026[4]	19,275	18,875
SK hynix, Inc. 2.375% 2031[4]	9,830	9,472
Square, Inc. 3.50% 2031[4]	5,025	5,159
Unisys Corp. 6.875% 2027[4]	1,700	1,843
VeriSign, Inc. 2.70% 2031	9,426	9,487
Xerox Corp. 5.50% 2028[4]	6,000	6,333
		1,128,376

Real estate 0.77%
Alexandria Real Estate Equities, Inc. 3.80% 2026	2,442	2,645
Alexandria Real Estate Equities, Inc. 4.30% 2026	1,440	1,579
Alexandria Real Estate Equities, Inc. 3.95% 2028	1,072	1,185
Alexandria Real Estate Equities, Inc. 2.75% 2029	1,672	1,726
Alexandria Real Estate Equities, Inc. 4.50% 2029	2,110	2,430
Alexandria Real Estate Equities, Inc. 3.375% 2031	3,158	3,404
Alexandria Real Estate Equities, Inc. 1.875% 2033	1,758	1,654
American Campus Communities, Inc. 3.75% 2023	5,145	5,286
American Campus Communities, Inc. 4.125% 2024	9,432	10,081
American Campus Communities, Inc. 3.30% 2026	20,742	21,876
American Campus Communities, Inc. 3.625% 2027	3,776	4,037
American Campus Communities, Inc. 2.85% 2030	4,967	5,073

32	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Real estate (continued)
American Campus Communities, Inc. 3.875% 2031	$1,414	$1,568
American Tower Corp. 1.45% 2026	3,752	3,675
American Tower Corp. 1.60% 2026	6,213	6,156
American Tower Corp. 2.30% 2031	7,754	7,539
American Tower Corp. 2.70% 2031	19,986	20,068
American Tower Corp. 2.95% 2051	570	542
Corporacion Inmobiliaria Vesta, SAB de CV 3.625% 2031[4]	2,490	2,444
Corporate Office Properties LP 2.25% 2026	14,337	14,520
Corporate Office Properties LP 2.00% 2029	6,408	6,167
Corporate Office Properties LP 2.75% 2031	10,067	10,020
Corporate Office Properties LP 2.90% 2033	3,302	3,232
Crown Castle International Corp. 2.50% 2031	32,375	32,171
Equinix, Inc. 2.625% 2024	40,151	41,398
Equinix, Inc. 1.25% 2025	9,870	9,702
Equinix, Inc. 1.45% 2026	5,950	5,838
Equinix, Inc. 2.90% 2026	17,754	18,405
Equinix, Inc. 1.80% 2027	2,871	2,827
Equinix, Inc. 1.55% 2028	10,115	9,738
Equinix, Inc. 2.00% 2028	1,318	1,295
Equinix, Inc. 3.20% 2029	29,707	31,253
Equinix, Inc. 2.15% 2030	36,619	35,639
Equinix, Inc. 2.50% 2031	33,976	33,990
Equinix, Inc. 3.00% 2050	6,651	6,381
Equinix, Inc. 2.95% 2051	400	379
Equinix, Inc. 3.40% 2052	8,582	8,771
Essex Portfolio LP 3.25% 2023	4,520	4,630
Essex Portfolio LP 3.875% 2024	5,500	5,793
Essex Portfolio LP 3.50% 2025	3	3
Essex Portfolio LP 3.375% 2026	1,079	1,146
Extra Space Storage, Inc. 2.35% 2032	4,089	3,980
Fibra SOMA 4.375% 2031[4]	8,260	7,927
Hospitality Properties Trust 5.00% 2022	14,650	14,651
Hospitality Properties Trust 4.50% 2023	9,680	9,688
Hospitality Properties Trust 4.50% 2025	6,875	6,703
Hospitality Properties Trust 3.95% 2028	100	92
Howard Hughes Corp. 5.375% 2028[4]	7,525	8,025
Howard Hughes Corp. 4.125% 2029[4]	1,925	1,953
Howard Hughes Corp. 4.375% 2031[4]	5,400	5,462
Invitation Homes Operating Partnership LP 2.30% 2028	4,513	4,468
Invitation Homes Operating Partnership LP 2.00% 2031	6,088	5,740
Invitation Homes Operating Partnership LP 2.70% 2034	3,883	3,813
Iron Mountain, Inc. 4.875% 2027[4]	1,605	1,667
Iron Mountain, Inc. 5.25% 2028[4]	12,959	13,500
Iron Mountain, Inc. 4.875% 2029[4]	8,367	8,673
Iron Mountain, Inc. 5.25% 2030[4]	7,950	8,392
Iron Mountain, Inc. 4.50% 2031[4]	3,750	3,797
Kennedy-Wilson Holdings, Inc. 4.75% 2029	2,325	2,381
Kennedy-Wilson Holdings, Inc. 5.00% 2031	2,300	2,372
Kimco Realty Corp. 2.70% 2024	16,980	17,445
Kimco Realty Corp. 3.30% 2025	5,000	5,259
Omega Healthcare Investors, Inc. 4.375% 2023	433	452
Piedmont Operating Partnership LP 3.40% 2023	2,800	2,872
Piedmont Operating Partnership LP 4.45% 2024	3,000	3,165
Public Storage 1.50% 2026	4,503	4,494
Public Storage 1.95% 2028	5,850	5,834
Public Storage 2.25% 2031	4,305	4,332
Public Storage 2.30% 2031	12,069	12,192
Scentre Group 3.25% 2025[4]	1,265	1,331
Scentre Group 3.50% 2025[4]	9,846	10,374
Sun Communities Operating LP 2.30% 2028	5,866	5,863
Sun Communities Operating LP 2.70% 2031	25,386	25,207
WEA Finance LLC 3.75% 2024[4]	2,480	2,603
Westfield Corp., Ltd. 3.50% 2029[4]	7,335	7,594
		608,567

The Bond Fund of America	33

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Materials 0.70%
Air Products and Chemicals, Inc. 1.50% 2025	$3,535	$3,549
Air Products and Chemicals, Inc. 1.85% 2027	802	814
Air Products and Chemicals, Inc. 2.05% 2030	768	773
Air Products and Chemicals, Inc. 2.70% 2040	11,472	11,593
Air Products and Chemicals, Inc. 2.80% 2050	4,295	4,413
Alpek, SAB de CV 3.25% 2031[4]	5,000	4,995
Anglo American Capital PLC 2.25% 2028[4]	4,816	4,733
Anglo American Capital PLC 5.625% 2030[4]	10,000	11,858
Anglo American Capital PLC 2.875% 2031[4]	3,600	3,587
Anglo American Capital PLC 3.95% 2050[4]	4,980	5,300
ArcelorMittal 7.00% 2039	3,250	4,482
ArcelorMittal 6.75% 2041	2,780	3,761
Ardagh Packaging Finance 5.25% 2025[4]	3,640	3,762
Ardagh Packaging Finance 4.125% 2026[4]	2,500	2,559
Ball Corp. 4.00% 2023	6,000	6,270
Berry Global Escrow Corp. 4.875% 2026[4]	9,875	10,228
Braskem Idesa SAPI 7.45% 2029[4]	1,540	1,598
Braskem SA 4.50% 2030[4]	4,600	4,900
Braskem SA 5.875% 2050[4]	4,000	4,616
BWAY Parent Co., Inc. 5.50% 2024[4]	6,500	6,568
Chevron Phillips Chemical Co. LLC 3.30% 2023[4]	6,630	6,829
Cleveland-Cliffs, Inc. 9.875% 2025[4]	5,271	5,972
Cleveland-Cliffs, Inc. 6.75% 2026[4]	12,450	13,196
Crown Holdings, Inc. 4.25% 2026	4,000	4,275
Dow Chemical Co. 4.55% 2025	33	36
Dow Chemical Co. 3.625% 2026	4,058	4,376
Dow Chemical Co. 4.80% 2028	4,000	4,670
Dow Chemical Co. 2.10% 2030	13,250	13,042
Dow Chemical Co. 4.625% 2044	1,100	1,333
Dow Chemical Co. 5.55% 2048	8,600	12,096
Dow Chemical Co. 4.80% 2049	7,671	9,784
Dow Chemical Co. 3.60% 2050	13,708	14,885
Ecolab, Inc. 1.65% 2027	5,000	5,025
Ecolab, Inc. 2.125% 2032	15,400	15,290
Ecolab, Inc. 2.125% 2050	4,000	3,536
Ecolab, Inc. 2.70% 2051	2,000	1,968
Freeport-McMoRan, Inc. 3.875% 2023	9,000	9,315
Freeport-McMoRan, Inc. 4.125% 2028	4,000	4,156
Freeport-McMoRan, Inc. 4.25% 2030	40	42
Freeport-McMoRan, Inc. 5.40% 2034	1,450	1,767
Freeport-McMoRan, Inc. 5.45% 2043	2,566	3,231
Fresnillo PLC 4.25% 2050[4]	9,516	9,984
Glencore Funding LLC 4.125% 2024[4]	25,850	27,195
Glencore Funding LLC 1.625% 2026[4]	6,168	6,057
Glencore Funding LLC 2.625% 2031[4]	9,100	8,853
Glencore Funding LLC 3.375% 2051[4]	2,100	2,027
Glencore Funding LLC 3.875% 2051[4]	1,900	1,989
Graphic Packaging International, Inc. 3.50% 2028[4]	8,000	7,991
Huntsman International LLC 2.95% 2031	4,272	4,337
Industrias Peñoles, SAB de CV, 4.75% 2050[4]	6,090	6,671
International Flavors & Fragrances, Inc. 1.23% 2025[4]	5,000	4,894
International Flavors & Fragrances, Inc. 1.832% 2027[4]	8,022	7,881
International Flavors & Fragrances, Inc. 2.30% 2030[4]	30,114	29,552
International Flavors & Fragrances, Inc. 3.268% 2040[4]	4,500	4,578
International Flavors & Fragrances, Inc. 3.468% 2050[4]	10,360	10,879
LYB International Finance III, LLC 1.25% 2025	3,952	3,889
LYB International Finance III, LLC 2.25% 2030	15,225	15,161
LYB International Finance III, LLC 3.375% 2040	4,250	4,436
LYB International Finance III, LLC 4.20% 2049	1,740	2,015
LYB International Finance III, LLC 4.20% 2050	4,500	5,215
LYB International Finance III, LLC 3.625% 2051	5,503	5,840
Methanex Corp. 5.125% 2027	13,150	13,821
Methanex Corp. 5.25% 2029	1,125	1,188
Methanex Corp. 5.65% 2044	1,000	1,006
Newcrest Finance Pty, Ltd. 3.25% 2030[4]	5,229	5,483
Newcrest Finance Pty, Ltd. 4.20% 2050[4]	2,714	3,088
Nova Chemicals Corp. 4.875% 2024[4]	2,000	2,067

34	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Materials (continued)
Nova Chemicals Corp. 5.25% 2027[4]	$7,500		$7,995
Nova Chemicals Corp. 4.25% 2029[4]	5,535		5,566
Nutrien, Ltd. 4.20% 2029	500		565
Nutrien, Ltd. 5.00% 2049	3,850		5,168
Olin Corp. 5.625% 2029	2,500		2,712
Praxair, Inc. 1.10% 2030	14,464		13,528
Praxair, Inc. 2.00% 2050	5,729		5,017
Rio Tinto Finance (USA), Ltd. 2.75% 2051	8,451		8,394
Sealed Air Corp. 5.25% 2023[4]	111		115
Sherwin-Williams Company 2.75% 2022	212		213
Sherwin-Williams Company 3.125% 2024	7,250		7,572
Sherwin-Williams Company 3.45% 2027	2,862		3,099
Sherwin-Williams Company 2.95% 2029	5,150		5,423
Sherwin-Williams Company 2.30% 2030	2,771		2,768
Sherwin-Williams Company 2.20% 2032	5,250		5,195
Sherwin-Williams Company 4.50% 2047	2,601		3,250
Sherwin-Williams Company 3.80% 2049	1,500		1,694
Sherwin-Williams Company 3.30% 2050	1,700		1,796
Sherwin-Williams Company 2.90% 2052	2,500		2,448
Silgan Holdings, Inc. 4.75% 2025	5,000		5,037
Silgan Holdings, Inc. 4.125% 2028	2,500		2,557
Summit Materials, Inc. 5.25% 2029[4]	4,160		4,363
Suzano Austria GmbH 6.00% 2029	1,900		2,202
Suzano Austria GmbH 3.75% 2031	6,660		6,780
Vale Overseas, Ltd. 3.75% 2030	6,457		6,694
Westlake Chemical Corp. 5.00% 2046	7,090		8,987
Westlake Chemical Corp. 4.375% 2047	1,960		2,311
			552,729

Total corporate bonds, notes & loans			26,416,004

Mortgage-backed obligations 14.01%
Federal agency mortgage-backed obligations 11.06%
Fannie Mae Pool #976945 5.50% 2023[12]	—	[2]	—	[2]
Fannie Mae Pool #976948 6.00% 2023[12]	6		6
Fannie Mae Pool #932119 4.50% 2024[12]	563		587
Fannie Mae Pool #AD6392 4.50% 2025[12]	628		655
Fannie Mae Pool #AD3149 4.50% 2025[12]	360		378
Fannie Mae Pool #AD5692 4.50% 2025[12]	298		311
Fannie Mae Pool #AB1068 4.50% 2025[12]	2		2
Fannie Mae Pool #MA3131 3.00% 2027[12]	68		71
Fannie Mae Pool #MA2973 3.00% 2027[12]	8		8
Fannie Mae Pool #AL9668 3.00% 2030[12]	11		11
Fannie Mae Pool #AZ0554 3.50% 2030[12]	287		304
Fannie Mae Pool #AY1948 3.50% 2030[12]	235		248
Fannie Mae Pool #AZ4646 3.50% 2030[12]	187		197
Fannie Mae Pool #CA3178 3.00% 2031[12]	778		817
Fannie Mae Pool #890710 3.00% 2031[12]	13		13
Fannie Mae Pool #BH7659 3.00% 2032[12]	9,018		9,479
Fannie Mae Pool #CA3274 3.00% 2032[12]	625		658
Fannie Mae Pool #BH9235 3.00% 2033[12]	923		971
Fannie Mae Pool #BJ4890 3.00% 2033[12]	621		660
Fannie Mae Pool #BJ4856 3.00% 2033[12]	403		428
Fannie Mae Pool #BM5111 3.00% 2033[12]	306		324
Fannie Mae Pool #MA3247 3.00% 2033[12]	250		263
Fannie Mae Pool #BK7453 3.00% 2033[12]	42		44
Fannie Mae Pool #CA2106 3.50% 2033[12]	130		137
Fannie Mae Pool #MA3518 4.00% 2033[12]	19		20
Fannie Mae Pool #695412 5.00% 2033[12]	8		9
Fannie Mae Pool #CA4453 2.50% 2034[12]	4,557		4,735
Fannie Mae Pool #BO1359 2.50% 2034[12]	2,388		2,485
Fannie Mae Pool #FM1490 3.50% 2034[12]	5,946		6,283
Fannie Mae Pool #AD3566 5.00% 2035[12]	107		117
Fannie Mae Pool #AS8355 3.00% 2036[12]	10,111		10,625
Fannie Mae Pool #AS8554 3.00% 2036[12]	1,043		1,095
Fannie Mae Pool #MA2746 4.00% 2036[12]	2,216		2,412
Fannie Mae Pool #MA2588 4.00% 2036[12]	1,879		2,038
Fannie Mae Pool #MA2787 4.00% 2036[12]	1,271		1,380

The Bond Fund of America	35

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae Pool #MA2717 4.00% 2036[12]	$389	$424
Fannie Mae Pool #893837 7.00% 2036[12]	120	127
Fannie Mae Pool #924866 1.515% 2037[6,12]	27	27
Fannie Mae Pool #MA2897 3.00% 2037[12]	21,903	23,002
Fannie Mae Pool #MA2866 3.00% 2037[12]	12,577	13,208
Fannie Mae Pool #945680 6.00% 2037[12]	24	28
Fannie Mae Pool #913966 6.00% 2037[12]	2	2
Fannie Mae Pool #924069 7.00% 2037[12]	105	110
Fannie Mae Pool #954927 7.00% 2037[12]	102	109
Fannie Mae Pool #966170 7.00% 2037[12]	81	84
Fannie Mae Pool #954936 7.00% 2037[12]	38	42
Fannie Mae Pool #914612 7.50% 2037[12]	56	58
Fannie Mae Pool #889101 1.549% 2038[6,12]	108	110
Fannie Mae Pool #964279 2.095% 2038[6,12]	105	107
Fannie Mae Pool #964708 2.265% 2038[6,12]	14	14
Fannie Mae Pool #MA3539 4.50% 2038[12]	56	60
Fannie Mae Pool #889982 5.50% 2038[12]	22	25
Fannie Mae Pool #988588 5.50% 2038[12]	4	4
Fannie Mae Pool #AC2641 4.50% 2039[12]	4,003	4,427
Fannie Mae Pool #AC0794 5.00% 2039[12]	158	176
Fannie Mae Pool #931768 5.00% 2039[12]	80	91
Fannie Mae Pool #AE7629 2.06% 2040[6,12]	16	17
Fannie Mae Pool #AL9335 2.07% 2040[6,12]	3,682	3,872
Fannie Mae Pool #AE7567 4.00% 2040[12]	2,299	2,525
Fannie Mae Pool #AE1761 4.00% 2040[12]	2,234	2,454
Fannie Mae Pool #AH0007 4.00% 2040[12]	2,198	2,407
Fannie Mae Pool #AH0539 4.00% 2040[12]	894	982
Fannie Mae Pool #AE8073 4.00% 2040[12]	439	482
Fannie Mae Pool #AD8522 4.00% 2040[12]	116	127
Fannie Mae Pool #AE5471 4.50% 2040[12]	711	787
Fannie Mae Pool #AB1297 5.00% 2040[12]	321	360
Fannie Mae Pool #932606 5.00% 2040[12]	225	253
Fannie Mae Pool #MA4387 2.00% 2041[12]	3,952	4,017
Fannie Mae Pool #AL9326 2.107% 2041[6,12]	4,152	4,372
Fannie Mae Pool #AL9327 2.108% 2041[6,12]	3,164	3,334
Fannie Mae Pool #AL9531 2.105% 2041[6,12]	2,697	2,840
Fannie Mae Pool #AE0844 2.137% 2041[6,12]	241	253
Fannie Mae Pool #AL0073 2.146% 2041[6,12]	182	192
Fannie Mae Pool #AE0789 2.155% 2041[6,12]	240	252
Fannie Mae Pool #AB4050 4.00% 2041[12]	781	858
Fannie Mae Pool #AJ7471 4.00% 2041[12]	695	755
Fannie Mae Pool #AI5172 4.00% 2041[12]	572	628
Fannie Mae Pool #AJ4189 4.00% 2041[12]	505	555
Fannie Mae Pool #AJ4154 4.00% 2041[12]	427	469
Fannie Mae Pool #AJ1873 4.00% 2041[12]	369	406
Fannie Mae Pool #AJ0257 4.00% 2041[12]	151	165
Fannie Mae Pool #AL0658 4.50% 2041[12]	752	829
Fannie Mae Pool #AI1862 5.00% 2041[12]	1,761	1,997
Fannie Mae Pool #AH6099 5.00% 2041[12]	1,396	1,561
Fannie Mae Pool #AI3510 5.00% 2041[12]	1,084	1,229
Fannie Mae Pool #AJ0704 5.00% 2041[12]	922	1,046
Fannie Mae Pool #AJ5391 5.00% 2041[12]	586	663
Fannie Mae Pool #AE1248 5.00% 2041[12]	299	337
Fannie Mae Pool #AE1277 5.00% 2041[12]	263	297
Fannie Mae Pool #AE1274 5.00% 2041[12]	189	214
Fannie Mae Pool #AE1283 5.00% 2041[12]	145	160
Fannie Mae Pool #AH9479 5.00% 2041[12]	42	48
Fannie Mae Pool #AH8144 5.00% 2041[12]	39	44
Fannie Mae Pool #AP7819 1.91% 2042[6,12]	246	258
Fannie Mae Pool #AL2000 1.942% 2042[6,12]	278	291
Fannie Mae Pool #AL1941 1.952% 2042[6,12]	330	347
Fannie Mae Pool #AL2184 1.981% 2042[6,12]	571	600
Fannie Mae Pool #AL9532 1.991% 2042[6,12]	3,181	3,340
Fannie Mae Pool #AL9533 2.03% 2042[6,12]	1,518	1,595
Fannie Mae Pool #AL9530 2.082% 2042[6,12]	2,168	2,281
Fannie Mae Pool #AX3703 4.00% 2042[12]	4,591	5,044
Fannie Mae Pool #AK6740 4.00% 2042[12]	4,338	4,810

36	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae Pool #AL2745 4.00% 2042[12]	$3,400	$3,736
Fannie Mae Pool #890407 4.00% 2042[12]	1,176	1,292
Fannie Mae Pool #AK4949 4.00% 2042[12]	247	270
Fannie Mae Pool #AE1290 5.00% 2042[12]	308	346
Fannie Mae Pool #AT5898 3.00% 2043[12]	19,128	20,188
Fannie Mae Pool #AL3829 3.50% 2043[12]	2,726	2,953
Fannie Mae Pool #AT7161 3.50% 2043[12]	1,057	1,137
Fannie Mae Pool #AR1512 3.50% 2043[12]	672	724
Fannie Mae Pool #AT0412 3.50% 2043[12]	274	295
Fannie Mae Pool #AT3954 3.50% 2043[12]	168	179
Fannie Mae Pool #AT0300 3.50% 2043[12]	99	105
Fannie Mae Pool #AV0786 4.00% 2043[12]	3,605	3,961
Fannie Mae Pool #AT2683 4.00% 2043[12]	2,521	2,743
Fannie Mae Pool #BM6240 2.05% 2044[6,12]	3,490	3,668
Fannie Mae Pool #AL8421 3.50% 2044[12]	16,198	17,485
Fannie Mae Pool #AX8521 3.50% 2044[12]	372	401
Fannie Mae Pool #AY1829 3.50% 2044[12]	111	117
Fannie Mae Pool #AW8240 3.50% 2044[12]	55	58
Fannie Mae Pool #AX0817 4.00% 2044[12]	204	217
Fannie Mae Pool #BE5017 3.50% 2045[12]	1,404	1,509
Fannie Mae Pool #BE5009 3.50% 2045[12]	740	791
Fannie Mae Pool #AZ7366 4.00% 2045[12]	22,326	24,449
Fannie Mae Pool #AS6348 4.00% 2045[12]	3,909	4,274
Fannie Mae Pool #BC4764 3.00% 2046[12]	2,936	3,083
Fannie Mae Pool #AS8310 3.00% 2046[12]	811	864
Fannie Mae Pool #MA2833 3.00% 2046[12]	45	48
Fannie Mae Pool #BC9077 3.50% 2046[12]	20,659	22,103
Fannie Mae Pool #BD9236 3.50% 2046[12]	506	536
Fannie Mae Pool #AL8522 3.50% 2046[12]	37	40
Fannie Mae Pool #AS6839 4.00% 2046[12]	4,783	5,191
Fannie Mae Pool #BC1352 4.00% 2046[12]	1,743	1,890
Fannie Mae Pool #BD1968 4.00% 2046[12]	61	65
Fannie Mae Pool #MA2809 4.50% 2046[12]	886	935
Fannie Mae Pool #BC8647 4.50% 2046[12]	678	732
Fannie Mae Pool #BD1550 4.50% 2046[12]	345	376
Fannie Mae Pool #BD7529 4.50% 2046[12]	319	343
Fannie Mae Pool #MA2821 4.50% 2046[12]	324	342
Fannie Mae Pool #BD9248 4.50% 2046[12]	235	252
Fannie Mae Pool #BD7600 4.50% 2046[12]	81	87
Fannie Mae Pool #BM1179 3.00% 2047[12]	944	1,002
Fannie Mae Pool #CA0854 3.50% 2047[12]	15,896	17,051
Fannie Mae Pool #BD2440 3.50% 2047[12]	2,261	2,409
Fannie Mae Pool #BE8740 3.50% 2047[12]	1,310	1,405
Fannie Mae Pool #BE8742 3.50% 2047[12]	406	438
Fannie Mae Pool #CA0770 3.50% 2047[12]	227	240
Fannie Mae Pool #BH2846 3.50% 2047[12]	158	170
Fannie Mae Pool #BH2848 3.50% 2047[12]	146	156
Fannie Mae Pool #BH2847 3.50% 2047[12]	108	114
Fannie Mae Pool #CA0453 4.00% 2047[12]	8,029	8,578
Fannie Mae Pool #MA3211 4.00% 2047[12]	4,892	5,242
Fannie Mae Pool #BJ5015 4.00% 2047[12]	2,684	2,936
Fannie Mae Pool #BD3554 4.00% 2047[12]	932	994
Fannie Mae Pool #BH3122 4.00% 2047[12]	71	76
Fannie Mae Pool #BM4413 4.50% 2047[12]	7,220	7,807
Fannie Mae Pool #BH0876 4.50% 2047[12]	3,102	3,355
Fannie Mae Pool #BJ3558 4.50% 2047[12]	1,891	2,038
Fannie Mae Pool #BJ3525 4.50% 2047[12]	1,444	1,556
Fannie Mae Pool #BJ3581 4.50% 2047[12]	994	1,071
Fannie Mae Pool #MA3002 4.50% 2047[12]	745	783
Fannie Mae Pool #257063 7.00% 2047[12]	46	52
Fannie Mae Pool #256893 7.00% 2047[12]	12	14
Fannie Mae Pool #BF0293 3.00% 2048[12]	8,582	9,066
Fannie Mae Pool #FM5658 3.00% 2048[12]	5,843	6,117
Fannie Mae Pool #BM4488 3.376% 2048[6,12]	7,021	7,254
Fannie Mae Pool #BF0318 3.50% 2048[12]	43,813	47,001
Fannie Mae Pool #CA1532 3.50% 2048[12]	7,256	7,693
Fannie Mae Pool #CA1189 3.50% 2048[12]	1,766	1,870

The Bond Fund of America	37

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae Pool #BJ4901 3.50% 2048[12]	$978		$1,053
Fannie Mae Pool #CA2850 4.00% 2048[12]	3,242		3,547
Fannie Mae Pool #BK6840 4.00% 2048[12]	1,700		1,862
Fannie Mae Pool #BK5232 4.00% 2048[12]	1,240		1,350
Fannie Mae Pool #BK9743 4.00% 2048[12]	499		546
Fannie Mae Pool #BK0163 4.50% 2048[12]	1,943		2,090
Fannie Mae Pool #BN1576 4.50% 2048[12]	1,313		1,410
Fannie Mae Pool #BK9761 4.50% 2048[12]	290		315
Fannie Mae Pool #CA2166 4.50% 2048[12]	18		20
Fannie Mae Pool #CA2493 4.50% 2048[12]	4		4
Fannie Mae Pool #CA3807 3.00% 2049[12]	1,491		1,571
Fannie Mae Pool #CA3806 3.00% 2049[12]	918		970
Fannie Mae Pool #BJ8402 3.456% 2049[6,12]	1,162		1,202
Fannie Mae Pool #FM2318 3.50% 2049[12]	53,815		57,524
Fannie Mae Pool #CA4021 3.50% 2049[12]	32,884		34,983
Fannie Mae Pool #CA4802 3.50% 2049[12]	31,008		33,442
Fannie Mae Pool #CA4151 3.50% 2049[12]	13,631		14,793
Fannie Mae Pool #BN6708 3.50% 2049[12]	11,689		12,546
Fannie Mae Pool #FM1062 3.50% 2049[12]	10,952		11,847
Fannie Mae Pool #FM1443 3.50% 2049[12]	8,076		8,710
Fannie Mae Pool #BJ8411 3.50% 2049[12]	2,694		2,905
Fannie Mae Pool #FM1963 4.00% 2049[12]	48,951		53,612
Fannie Mae Pool #FM1913 4.00% 2049[12]	2,265		2,434
Fannie Mae Pool #BF0320 5.50% 2049[12]	7,658		8,741
Fannie Mae Pool #CA8285 3.00% 2050[12]	67,174		71,196
Fannie Mae Pool #CA5506 3.00% 2050[12]	57,883		61,029
Fannie Mae Pool #BP1948 3.00% 2050[12]	18,389		19,484
Fannie Mae Pool #CA5338 3.00% 2050[12]	13,885		14,465
Fannie Mae Pool #FM2664 3.50% 2050[12]	33,389		36,093
Fannie Mae Pool #BP1954 3.50% 2050[12]	23,508		25,174
Fannie Mae Pool #CB2319 2.50% 2051[12]	69,503		71,793
Fannie Mae Pool #CB2371 2.50% 2051[12]	46,692		48,272
Fannie Mae Pool #CB2372 2.50% 2051[12]	33,574		34,690
Fannie Mae Pool #BT9510 2.50% 2051[12]	27,100		28,017
Fannie Mae Pool #FM9492 2.50% 2051[12]	26,231		27,099
Fannie Mae Pool #BT9483 2.50% 2051[12]	26,000		26,824
Fannie Mae Pool #FM9804 2.50% 2051[12]	14,170		14,640
Fannie Mae Pool #FM9694 2.50% 2051[12]	13,038		13,507
Fannie Mae Pool #CB2373 2.50% 2051[12]	12,955		13,366
Fannie Mae Pool #CB2375 2.50% 2051[12]	11,264		11,585
Fannie Mae Pool #CA9391 3.00% 2051[12]	227,251		238,341
Fannie Mae Pool #CA8623 3.00% 2051[12]	103,273		109,704
Fannie Mae Pool #FM9632 3.00% 2051[12]	91,513		96,509
Fannie Mae Pool #CB0041 3.00% 2051[12]	72,338		76,630
Fannie Mae Pool #FM9631 3.00% 2051[12]	38,741		40,887
Fannie Mae Pool #CB2414 3.00% 2051[12]	37,533		39,999
Fannie Mae Pool #FM7694 3.00% 2051[12]	23,595		24,910
Fannie Mae Pool #CB2292 3.00% 2051[12]	16,022		16,984
Fannie Mae Pool #CB2293 3.00% 2051[12]	16,023		16,939
Fannie Mae Pool #CA8969 3.00% 2051[12]	6,504		6,820
Fannie Mae Pool #BF0145 3.50% 2057[12]	18,837		20,411
Fannie Mae Pool #BF0299 3.50% 2058[12]	32,848		35,401
Fannie Mae Pool #BF0264 3.50% 2058[12]	18,527		19,986
Fannie Mae Pool #BF0379 3.50% 2059[12]	48,894		52,963
Fannie Mae Pool #BM6693 3.50% 2059[12]	37,321		40,242
Fannie Mae Pool #BF0497 3.00% 2060[12]	22,757		24,025
Fannie Mae Pool #BF0481 3.50% 2060[12]	81,181		87,932
Fannie Mae Pool #BF0480 3.50% 2060[12]	49,866		54,295
Fannie Mae, Series 2001-4, Class NA, 9.00% 2025[6,12]	1		2
Fannie Mae, Series 2001-4, Class GA, 9.00% 2025[6,12]	—	[2]	—	[2]
Fannie Mae, Series 1998-W5, Class B3, 6.50% 2028[4,12]	262		250
Fannie Mae, Series 2002-W7, Class A5, 7.50% 2029[12]	61		73
Fannie Mae, Series 2001-25, Class ZA, 6.50% 2031[12]	608		673
Fannie Mae, Series 2001-T10, Class A1, 7.00% 2041[12]	1,046		1,189
Fannie Mae, Series 2001-50, Class BA, 7.00% 2041[12]	180		203
Fannie Mae, Series 2002-W3, Class A5, 7.50% 2041[12]	600		715
Fannie Mae, Series 2002-W1, Class 2A, 5.199% 2042[6,12]	800		865

38	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae, Series 2017-M3, Class A2, Multi Family, 2.466% 2026[6,12]	$9	$10
Fannie Mae, Series 2017-M15, Class A2, Multi Family, 2.959% 2027[6,12]	3,700	3,974
Fannie Mae, Series 2017-M12, Class A2, Multi Family, 3.069% 2027[6,12]	4,201	4,508
Fannie Mae, Series 2019-M5, Class A2, Multi Family, 3.273% 2029[12]	430	472
Fannie Mae, Series 2006-32, Class OA, principal only, 0% 2036[12]	451	412
Fannie Mae, Series 2006-51, Class PO, principal only, 0% 2036[12]	407	387
Fannie Mae, Series 2006-96, Class OP, principal only, 0% 2036[12]	156	145
Freddie Mac Pool #G15732 3.00% 2030[12]	7,930	8,361
Freddie Mac Pool #ZT1332 3.00% 2030[12]	7,041	7,412
Freddie Mac Pool #D98356 4.50% 2030[12]	129	139
Freddie Mac Pool #G16634 3.00% 2031[12]	12,088	12,766
Freddie Mac Pool #V61960 3.00% 2033[12]	5,161	5,434
Freddie Mac Pool #A15120 5.50% 2033[12]	3	3
Freddie Mac Pool #G30911 4.00% 2036[12]	3,658	3,971
Freddie Mac Pool #K93532 4.00% 2036[12]	1,101	1,193
Freddie Mac Pool #C91883 4.00% 2036[12]	596	649
Freddie Mac Pool #C91917 3.00% 2037[12]	641	674
Freddie Mac Pool #C91948 4.00% 2037[12]	4,042	4,382
Freddie Mac Pool #G04804 4.50% 2037[12]	1,579	1,743
Freddie Mac Pool #A56076 5.50% 2037[12]	14	16
Freddie Mac Pool #G03695 5.50% 2037[12]	3	3
Freddie Mac Pool #H09093 7.50% 2037[12]	63	73
Freddie Mac Pool #ZT1449 3.00% 2038[12]	57,891	61,221
Freddie Mac Pool #G08248 5.50% 2038[12]	37	43
Freddie Mac Pool #G05267 5.50% 2038[12]	2	3
Freddie Mac Pool #G05196 5.50% 2038[12]	2	2
Freddie Mac Pool #A87873 5.00% 2039[12]	2,883	3,273
Freddie Mac Pool #G06020 5.50% 2039[12]	5	5
Freddie Mac Pool #840222 2.13% 2040[6,12]	1,004	1,057
Freddie Mac Pool #G05937 4.50% 2040[12]	6,123	6,772
Freddie Mac Pool #A93948 4.50% 2040[12]	7	8
Freddie Mac Pool #G05860 5.50% 2040[12]	15	18
Freddie Mac Pool #Q02705 4.50% 2041[12]	2,776	3,065
Freddie Mac Pool #G06956 4.50% 2041[12]	625	691
Freddie Mac Pool #G06769 4.50% 2041[12]	278	305
Freddie Mac Pool #Q01992 4.50% 2041[12]	39	42
Freddie Mac Pool #G06868 4.50% 2041[12]	6	7
Freddie Mac Pool #G06648 5.00% 2041[12]	1,178	1,336
Freddie Mac Pool #Q01658 5.00% 2041[12]	240	263
Freddie Mac Pool #G06841 5.50% 2041[12]	21	24
Freddie Mac Pool #841039 2.186% 2043[6,12]	3,071	3,241
Freddie Mac Pool #Q18236 3.50% 2043[12]	1,138	1,225
Freddie Mac Pool #Q19133 3.50% 2043[12]	755	815
Freddie Mac Pool #Q17696 3.50% 2043[12]	700	757
Freddie Mac Pool #Q22946 4.00% 2043[12]	5,495	6,041
Freddie Mac Pool #Q15874 4.00% 2043[12]	88	94
Freddie Mac Pool #Q28558 3.50% 2044[12]	3,157	3,404
Freddie Mac Pool #760014 2.843% 2045[6,12]	2,386	2,470
Freddie Mac Pool #760012 3.113% 2045[6,12]	677	704
Freddie Mac Pool #760013 3.169% 2045[6,12]	500	521
Freddie Mac Pool #G60238 3.50% 2045[12]	17,256	18,593
Freddie Mac Pool #G60138 3.50% 2045[12]	712	772
Freddie Mac Pool #G60344 4.00% 2045[12]	13,539	14,909
Freddie Mac Pool #V81992 4.00% 2045[12]	720	783
Freddie Mac Pool #G67700 3.50% 2046[12]	6,341	6,831
Freddie Mac Pool #T65375 3.50% 2046[12]	158	164
Freddie Mac Pool #Q43312 4.50% 2046[12]	633	692
Freddie Mac Pool #Q44689 4.50% 2046[12]	633	680
Freddie Mac Pool #Q42633 4.50% 2046[12]	560	610
Freddie Mac Pool #Q43461 4.50% 2046[12]	530	575
Freddie Mac Pool #Q42034 4.50% 2046[12]	313	338
Freddie Mac Pool #760015 2.627% 2047[6,12]	2,655	2,738
Freddie Mac Pool #ZT2100 3.00% 2047[12]	6,341	6,650
Freddie Mac Pool #G61733 3.00% 2047[12]	5,968	6,302
Freddie Mac Pool #ZS4747 3.50% 2047[12]	10,671	11,317
Freddie Mac Pool #ZS4735 3.50% 2047[12]	5,291	5,610
Freddie Mac Pool #Q52069 3.50% 2047[12]	2,000	2,146

The Bond Fund of America	39

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Freddie Mac Pool #Q51622 3.50% 2047[12]	$1,512	$1,630
Freddie Mac Pool #Q47615 3.50% 2047[12]	1,164	1,248
Freddie Mac Pool #Q47620 4.00% 2047[12]	11,048	11,978
Freddie Mac Pool #Q52613 4.00% 2047[12]	6,256	6,789
Freddie Mac Pool #G08793 4.00% 2047[12]	4,123	4,415
Freddie Mac Pool #Q52596 4.50% 2047[12]	1,658	1,792
Freddie Mac Pool #Q47828 4.50% 2047[12]	765	825
Freddie Mac Pool #G67709 3.50% 2048[12]	31,072	33,450
Freddie Mac Pool #Q54701 3.50% 2048[12]	1,335	1,432
Freddie Mac Pool #Q54709 3.50% 2048[12]	1,224	1,313
Freddie Mac Pool #Q54700 3.50% 2048[12]	1,002	1,073
Freddie Mac Pool #Q54781 3.50% 2048[12]	962	1,036
Freddie Mac Pool #Q54782 3.50% 2048[12]	960	1,025
Freddie Mac Pool #Q55056 3.50% 2048[12]	938	999
Freddie Mac Pool #Q56590 3.50% 2048[12]	658	707
Freddie Mac Pool #Q54699 3.50% 2048[12]	518	560
Freddie Mac Pool #Q56589 3.50% 2048[12]	475	508
Freddie Mac Pool #Q54698 3.50% 2048[12]	393	426
Freddie Mac Pool #Q54831 3.50% 2048[12]	389	421
Freddie Mac Pool #Q55060 3.50% 2048[12]	354	379
Freddie Mac Pool #Q56591 3.50% 2048[12]	320	341
Freddie Mac Pool #G61628 3.50% 2048[12]	193	208
Freddie Mac Pool #G67711 4.00% 2048[12]	30,125	32,976
Freddie Mac Pool #Q53878 4.00% 2048[12]	6,993	7,590
Freddie Mac Pool #ZA5889 4.00% 2048[12]	2,164	2,326
Freddie Mac Pool #Q56599 4.00% 2048[12]	2,020	2,213
Freddie Mac Pool #G08805 4.00% 2048[12]	1,535	1,634
Freddie Mac Pool #Q56175 4.00% 2048[12]	1,369	1,487
Freddie Mac Pool #Q55971 4.00% 2048[12]	1,330	1,449
Freddie Mac Pool #Q55970 4.00% 2048[12]	670	733
Freddie Mac Pool #Q58411 4.50% 2048[12]	4,099	4,495
Freddie Mac Pool #Q58436 4.50% 2048[12]	1,851	2,047
Freddie Mac Pool #Q58378 4.50% 2048[12]	1,470	1,601
Freddie Mac Pool #Q57242 4.50% 2048[12]	714	778
Freddie Mac Pool #QA4692 3.00% 2049[12]	22,814	24,027
Freddie Mac Pool #QA4673 3.00% 2049[12]	9,668	10,198
Freddie Mac Pool #SD7507 3.00% 2049[12]	5,727	6,027
Freddie Mac Pool #SD0185 3.00% 2049[12]	5,722	6,004
Freddie Mac Pool #SD7508 3.50% 2049[12]	79,276	85,486
Freddie Mac Pool #QA5125 3.50% 2049[12]	29,159	31,447
Freddie Mac Pool #RA1580 3.50% 2049[12]	9,620	10,440
Freddie Mac Pool #RA1463 3.50% 2049[12]	9,592	10,409
Freddie Mac Pool #QA1885 3.50% 2049[12]	5,932	6,373
Freddie Mac Pool #QA0284 3.50% 2049[12]	5,186	5,593
Freddie Mac Pool #QA2748 3.50% 2049[12]	1,334	1,438
Freddie Mac Pool #RA2596 2.50% 2050[12]	4,479	4,608
Freddie Mac Pool #SD7517 3.00% 2050[12]	36,320	38,347
Freddie Mac Pool #SD0234 3.00% 2050[12]	33,827	35,510
Freddie Mac Pool #RA2319 3.00% 2050[12]	23,097	24,060
Freddie Mac Pool #SD0187 3.00% 2050[12]	16,590	17,503
Freddie Mac Pool #SD7545 2.50% 2051[12]	78,527	81,079
Freddie Mac Pool #QD3220 2.50% 2051[12]	32,319	33,412
Freddie Mac Pool #RA6483 2.50% 2051[12]	9,753	10,042
Freddie Mac Pool #RA4658 3.00% 2051[12]	51,614	54,358
Freddie Mac Pool #RA5971 3.00% 2051[12]	4,931	5,199
Freddie Mac, Series 2122, Class QM, 6.25% 2029[12]	296	326
Freddie Mac, Series 3257, Class PA, 5.50% 2036[12]	2,881	3,289
Freddie Mac, Series 3286, Class JN, 5.50% 2037[12]	2,160	2,406
Freddie Mac, Series 3318, Class JT, 5.50% 2037[12]	1,271	1,438
Freddie Mac, Series 4582, Class GA, 3.75% 2052[6,12]	2,116	2,154
Freddie Mac, Series KS01, Class A2, Multi Family, 2.522% 2023[12]	2,721	2,746
Freddie Mac, Series K036, Class A2, Multi Family, 3.527% 2023[12]	2,000	2,083
Freddie Mac, Series K044, Class A2, Multi Family, 2.811% 2025[12]	23,390	24,414
Freddie Mac, Series K049, Class A2, Multi Family, 3.01% 2025[12]	774	817
Freddie Mac, Series K734, Class A2, Multi Family, 3.208% 2026[12]	5,065	5,407
Freddie Mac, Series K060, Class A2, Multi Family, 3.30% 2026[12]	400	433
Freddie Mac, Series K061, Class A2, Multi Family, 3.347% 2026[12]	2,951	3,201

40	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Freddie Mac, Series K064, Class A2, Multi Family, 3.224% 2027[6,12]	$1,000	$1,082
Freddie Mac, Series K065, Class A2, Multi Family, 3.243% 2027[12]	1,170	1,269
Freddie Mac, Series K074, Class A2, Multi Family, 3.60% 2028[12]	955	1,064
Freddie Mac, Series K084, Class A2, Multi Family, 3.78% 2028[6,12]	6,045	6,843
Freddie Mac, Series K078, Class A2, Multi Family, 3.854% 2028[12]	4,000	4,525
Freddie Mac, Series K076, Class A2, Multi Family, 3.90% 2028[12]	3,965	4,495
Freddie Mac, Series K081, Class A2, Multi Family, 3.90% 2028[6,12]	1,700	1,935
Freddie Mac, Series K082, Class A2, Multi Family, 3.92% 2028[6,12]	1,680	1,915
Freddie Mac, Series K079, Class A2, Multi Family, 3.926% 2028[12]	172	196
Freddie Mac, Series K083, Class A2, Multi Family, 4.05% 2028[6,12]	3,000	3,449
Freddie Mac, Series K101, Class A2, Multi Family, 2.524% 2029[12]	62	66
Freddie Mac, Series K090, Class A2, Multi Family, 3.422% 2029[12]	5,000	5,558
Freddie Mac, Series K089, Class A2, Multi Family, 3.563% 2029[12]	5,249	5,879
Freddie Mac, Series K105, Class A2, Multi Family, 1.872% 2053[12]	23	23
Freddie Mac, Series 3156, Class PO, principal only, 0% 2036[12]	1,194	1,098
Freddie Mac, Series 3136, Class OP, principal only, 0% 2036[12]	328	308
Freddie Mac, Series 3147, Class OD, principal only, 0% 2036[12]	322	301
Freddie Mac, Series 3149, Class MO, principal only, 0% 2036[12]	219	206
Freddie Mac, Series 3149, Class AO, principal only, 0% 2036[12]	153	142
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class MA, 3.00% 2056[12]	37,363	38,601
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class HA, 3.00% 2056[6,12]	36,104	37,248
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-1, Class HA, 3.00% 2056[6,12]	29,696	30,625
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-3, Class MT, 3.00% 2056[12]	6,290	6,506
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-1, Class MA, 3.00% 2056[12]	4,068	4,205
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-3, Class HA, 3.25% 2056[6,12]	12,349	12,771
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-3, Class HT, 3.25% 2056[12]	1,256	1,332
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-1, Class HT, 3.00% 2057[12]	6,806	7,131
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class HT, 3.25% 2057[6,12]	17,304	18,205
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-3, Class MA, 3.50% 2057[12]	63,312	65,698
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-2, Class MT, 3.50% 2057[12]	17,892	18,923
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class MT, 3.50% 2057[12]	12,158	12,930
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class M45T, 4.50% 2057[12]	6,098	6,592
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-2, Class MA, 3.50% 2058[12]	27,953	29,172
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-1, Class MT, 3.50% 2058[12]	3,538	3,742
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-2, Class MT, 3.50% 2058[12]	2,961	3,132
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-3, Class MT, 3.50% 2058[12]	1,870	1,978
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-1, Class MA, 3.50% 2058[12]	1,732	1,801
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-3, Class MA, 3.50% 2058[12]	745	774
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-4, Class MA, 3.00% 2059[12]	136,714	141,208
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2018-2, Class A1, 3.50% 2028[12]	38,196	39,398
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2018-1, Class A1, 3.50% 2028[12]	23,898	24,564
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2019-2, Class A1C, 2.75% 2029[12]	64,950	67,262
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2019-3, Class A1C, 2.75% 2029[12]	54,613	56,374

The Bond Fund of America	41

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2019-1, Class A1, 3.50% 2029[12]	$17,282		$17,972
Government National Mortgage Assn. 2.00% 2052[12,13]	249,273		251,542
Government National Mortgage Assn. 2.50% 2052[12,13]	100,481		102,683
Government National Mortgage Assn. 2.50% 2052[12,13]	49,634		50,832
Government National Mortgage Assn. 2.50% 2052[12,13]	24,606		25,096
Government National Mortgage Assn. 3.00% 2052[12,13]	19,735		20,420
Government National Mortgage Assn. 4.00% 2052[12,13]	7,457		7,853
Government National Mortgage Assn. Pool #MA0908 2.50% 2028[12]	798		826
Government National Mortgage Assn. Pool #AB3820 5.00% 2035[12]	228		244
Government National Mortgage Assn. Pool #AB3587 6.50% 2038[12]	155		171
Government National Mortgage Assn. Pool #AB3819 5.00% 2039[12]	288		308
Government National Mortgage Assn. Pool #004636 4.50% 2040[12]	1,036		1,136
Government National Mortgage Assn. Pool #783689 5.50% 2040[12]	1,966		2,245
Government National Mortgage Assn. Pool #783687 4.50% 2041[12]	4,409		4,750
Government National Mortgage Assn. Pool #AC2886 4.50% 2041[12]	636		684
Government National Mortgage Assn. Pool #AB3664 4.50% 2041[12]	129		137
Government National Mortgage Assn. Pool #AB3818 4.50% 2041[12]	72		77
Government National Mortgage Assn. Pool #783688 5.00% 2041[12]	1,654		1,824
Government National Mortgage Assn. Pool #754353 3.50% 2042[12]	326		338
Government National Mortgage Assn. Pool #AD7620 3.50% 2043[12]	1,028		1,091
Government National Mortgage Assn. Pool #MA2893 4.00% 2045[12]	111		120
Government National Mortgage Assn. Pool #BC1530 3.00% 2047[12]	8,167		8,262
Government National Mortgage Assn. Pool #BC1565 3.00% 2047[12]	3,092		3,114
Government National Mortgage Assn. Pool #MA5594 3.50% 2048[12]	3,342		3,496
Government National Mortgage Assn. Pool #MA5263 3.50% 2048[12]	2,693		2,828
Government National Mortgage Assn. Pool #MA5527 3.50% 2048[12]	2,136		2,239
Government National Mortgage Assn. Pool #MA5019 3.50% 2048[12]	337		354
Government National Mortgage Assn. Pool #MA5652 4.50% 2048[12]	3,196		3,383
Government National Mortgage Assn. Pool #MA5332 5.00% 2048[12]	59		63
Government National Mortgage Assn. Pool #MA5876 4.00% 2049[12]	49,956		52,716
Government National Mortgage Assn. Pool #MA5817 4.00% 2049[12]	15,588		16,515
Government National Mortgage Assn. Pool #MA5764 4.50% 2049[12]	13,006		13,749
Government National Mortgage Assn. Pool #MA5877 4.50% 2049[12]	9,272		9,801
Government National Mortgage Assn. Pool #MA5711 4.50% 2049[12]	5,477		5,796
Government National Mortgage Assn. Pool #MA6156 4.50% 2049[12]	2,947		3,114
Government National Mortgage Assn. Pool #MA5818 4.50% 2049[12]	2,925		3,095
Government National Mortgage Assn. Pool #MA6092 4.50% 2049[12]	1,182		1,250
Government National Mortgage Assn. Pool #MA6041 4.50% 2049[12]	477		505
Government National Mortgage Assn. Pool #MA5754 4.50% 2049[12]	45		47
Government National Mortgage Assn. Pool #MA5755 5.00% 2049[12]	381		403
Government National Mortgage Assn. Pool #MA6042 5.00% 2049[12]	120		128
Government National Mortgage Assn. Pool #MA6602 4.50% 2050[12]	696		734
Government National Mortgage Assn. Pool #MA7419 3.00% 2051[12]	34,341		35,583
Government National Mortgage Assn. Pool #MA7259 4.50% 2051[12]	33,265		35,321
Government National Mortgage Assn. Pool #694836 5.636% 2059[12]	1		1
Government National Mortgage Assn. Pool #725879 4.899% 2061[12]	2		2
Government National Mortgage Assn. Pool #725876 4.91% 2061[12]	1		1
Government National Mortgage Assn. Pool #765136 5.00% 2061[12]	2		2
Government National Mortgage Assn. Pool #710085 5.016% 2061[12]	4		4
Government National Mortgage Assn. Pool #721648 5.05% 2061[12]	3		3
Government National Mortgage Assn. Pool #AC1008 4.439% 2063[12]	1		1
Government National Mortgage Assn. Pool #AG8238 4.911% 2064[12]	3		3
Government National Mortgage Assn. Pool #725893 5.20% 2064[12]	—	[2]	—	[2]
Government National Mortgage Assn. Pool #AA7554 6.64% 2064[12]	—	[2]	—	[2]
Government National Mortgage Assn. Pool #AE9612 4.905% 2065[12]	2		2
JPMorgan Structured Financing Trust, Series 2021-EBO1, Class A, (1-month USD-LIBOR + 1.00%) 1.102% 2022[4,6,9,10,12]	2,175		2,175
Uniform Mortgage-Backed Security 1.50% 2037[12,13]	13,210		13,223
Uniform Mortgage-Backed Security 1.50% 2037[12,13]	8,630		8,654
Uniform Mortgage-Backed Security 2.00% 2037[12,13]	25,077		25,678
Uniform Mortgage-Backed Security 2.00% 2037[12,13]	22,493		22,995
Uniform Mortgage-Backed Security 3.00% 2037[12,13]	21,774		22,768
Uniform Mortgage-Backed Security 2.00% 2052[12,13]	518,354		514,550
Uniform Mortgage-Backed Security 2.00% 2052[12,13]	73,566		73,181
Uniform Mortgage-Backed Security 2.50% 2052[12,13]	2,282,167		2,317,570
Uniform Mortgage-Backed Security 2.50% 2052[12,13]	850,417		865,536

42	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Uniform Mortgage-Backed Security 3.00% 2052[12,13]	$248,159	$256,725
Uniform Mortgage-Backed Security 3.00% 2052[12,13]	114,574	118,703
Uniform Mortgage-Backed Security 3.50% 2052[12,13]	45,290	47,681
Uniform Mortgage-Backed Security 4.00% 2052[12,13]	6,720	7,149
Uniform Mortgage-Backed Security 4.50% 2052[12,13]	30,231	32,389
		8,804,660

Collateralized mortgage-backed obligations (privately originated) 1.60%
Arroyo Mortgage Trust, Series 2021-1R, Class A1, 1.175% 2048[4,6,12]	20,238	20,147
Arroyo Mortgage Trust, Series 2020-1, Class A1A, 1.662% 2055[4,12]	816	817
Bellemeade Re, Ltd., Series 2019-3A, Class M1B, (1-month USD-LIBOR + 1.60%) 1.702% 2029[4,6,12]	4,877	4,879
BRAVO Residential Funding Trust, Series 2020-RPL2, Class A1, 2.00% 2059[4,6,12]	3,107	3,112
BRAVO Residential Funding Trust, Series 2020-RPL1, Class A1, 2.50% 2059[4,6,12]	2,285	2,310
Cascade Funding Mortgage Trust, Series 2020-HB4, Class A, 0.946% 2030[4,6,12]	13,613	13,634
Cascade Funding Mortgage Trust, Series 2021-HB7, Class A, 1.151% 2031[4,6,12]	22,629	22,575
Cascade Funding Mortgage Trust, Series 2021-HB6, Class A, 0.898% 2036[4,6,12]	14,786	14,780
CFCRE Commercial Mortgage Trust, Series 2016-C7, Class A2, 3.585% 2054[12]	1,927	2,043
Citigroup Mortgage Loan Trust, Inc., Series 2020-EXP1, Class A1A, 1.804% 2060[4,6,12]	1,148	1,156
Citigroup Mortgage Loan Trust, Inc., Series 2018-RP1, Class M1, 3.00% 2064[4,6,12]	3,731	3,848
COLT Funding, LLC, Series 2021-5, Class A1, 1.726% 2061[4,6,12]	12,849	12,825
COLT Funding, LLC, Series 2021-5, Class A2, 2.606% 2061[4,6,12]	1,554	1,551
Connecticut Avenue Securities, Series 2021-R01, Class 1M1, (1-month USD-SOFR + 0.75%) 0.80% 2041[4,6,12]	608	608
Credit Suisse Mortgage Trust, Series 2020-NET, Class A, 2.257% 2037[4,12]	6,770	6,831
Credit Suisse Mortgage Trust, Series 2019-RPL1, Class A1A, 3.65% 2058[4,6,12]	1,067	1,101
Credit Suisse Mortgage Trust, Series 2017-RPL3, Class A1, 2.00% 2060[4,6,12]	5,940	5,975
CS First Boston Mortgage Securities Corp., Series 2002-30, Class IA1, 7.50% 2032[12]	179	192
CS First Boston Mortgage Securities Corp., Series 2002-34, Class IA1, 7.50% 2032[12]	69	73
CS First Boston Mortgage Securities Corp., Series 2003-21, Class VA1, 6.50% 2033[12]	963	1,012
CS First Boston Mortgage Securities Corp., Series 2003-29, Class VA1, 7.00% 2033[12]	213	220
Finance of America HECM Buyout, Series 2020-HB2, Class A, 1.71% 2030[4,6,12]	13,001	13,030
Finance of America Structured Securities Trust, Series 2019-JR1, Class A, 2.00% 2069[4,12]	15,248	16,993
Finance of America Structured Securities Trust, Series 2019-JR2, Class A1, 2.00% 2069[4,12]	14,970	16,405
Flagstar Mortgage Trust, Series 2021-10INV, Class A3, 2.50% 2051[4,6,12]	45,222	45,308
Flagstar Mortgage Trust, Series 2021-8INV, Class A3, 2.50% 2051[4,6,12]	19,669	19,663
Flagstar Mortgage Trust, Series 2021-11INV, Class A4, 2.50% 2051[4,6,12]	17,424	17,436
Flagstar Mortgage Trust, Series 2021-5INV, Class A2, 2.50% 2051[4,6,12]	15,991	16,087
Flagstar Mortgage Trust, Series 2021-6INV, Class A4, 2.50% 2051[4,6,12]	14,918	14,914
Flagstar Mortgage Trust, Series 2021-11INV, Class A2, 3.00% 2051[4,6,12]	2,948	3,029
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA2, Class M2, (1-month USD-SOFR + 2.30%) 2.35% 2033[4,6,12]	6,500	6,625
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA5, Class M2, (1-month USD-SOFR + 1.65%) 1.70% 2034[4,6,12]	330	332
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA7, Class M1, (1-month USD-SOFR + 0.85%) 0.90% 2041[4,6,12]	2,275	2,276
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA6, Class M2, (1-month USD-SOFR + 1.50%) 1.55% 2041[4,6,12]	17,026	17,034
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2021-DNA7, Class M2, (1-month USD-SOFR + 1.80%) 1.85% 2041[4,6,12]	1,619	1,625
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2020-DNA2, Class M2, (1-month USD-LIBOR + 1.85%) 1.952% 2050[4,6,12]	5,694	5,718
Freddie Mac Structured Agency Credit Risk Debt Notes, Series 2020-DNA3, Class M2, (1-month USD-LIBOR + 3.00%) 3.102% 2050[4,6,12]	1,597	1,600
GCAT, Series 2021-NQM6, Class A1, 1.855% 2066[4,6,12]	27,693	27,604
Home Partners of America Trust, Series 2021-2, Class A, 1.901% 2026[4,12]	28,624	28,359
Home Partners of America Trust, Series 2021-2, Class B, 2.302% 2026[4,12]	1,999	1,977
HSI Asset Securitization Corp. Trust, Series 2006-OPT2, Class M2, 0.687% 2036[6,12]	2,964	2,966
Hundred Acre Wood Trust, Series 2021-INV1, Class A3, 2.50% 2051[4,6,12]	5,357	5,379
Imperial Fund, LLC, Series 2021-NQM4, Class A1, 2.091% 2057[4,6,12]	2,044	2,039
JPMDB Commercial Mortgage Securities Trust, Series 2017-C7, Class A5, 3.409% 2050[12]	1,683	1,809
JPMDB Commercial Mortgage Securities Trust, Series 2019-COR6, Class A4, 3.057% 2052[12]	975	1,036
Legacy Mortgage Asset Trust, Series 2019-GS5, Class A1, 3.20% 2059[4,6,12]	4,629	4,645

The Bond Fund of America	43

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Collateralized mortgage-backed obligations (privately originated) (continued)
Legacy Mortgage Asset Trust, Series 2019-GS2, Class A1, 3.75% 2059[4,6,12]	$5,071	$5,081
Legacy Mortgage Asset Trust, Series 2021-GS2, Class A1, 1.75% 2061[4,6,12]	9,481	9,408
Legacy Mortgage Asset Trust, Series 2021-GS5, Class A1, 2.25% 2067 (5.25% on 11/25/2024)[4,5,12]	10,438	10,416
Mello Warehouse Securitization Trust, Series 2020-2, Class A, (1-month USD-LIBOR + 0.80%) 0.902% 2053[4,6,12]	15,541	15,498
Mello Warehouse Securitization Trust, Series 2020-1, Class A, (1-month USD-LIBOR + 0.90%) 1.002% 2053[4,6,12]	34,517	34,535
Mello Warehouse Securitization Trust, Series 2021-2, Class A, (1-month USD-LIBOR + 0.75%) 0.852% 2055[4,6,12]	16,464	16,425
Mello Warehouse Securitization Trust, Series 2021-3, Class A, (1-month USD-LIBOR + 0.85%) 0.952% 2055[4,6,12]	88,549	88,489
MFRA Trust, Series 2021-RPL1, Class A1, 1.131% 2060[4,6,12]	24,436	24,061
Mill City Mortgage Trust, Series 2019-GS2, Class A1, 2.75% 2059[4,6,12]	5,291	5,381
Mill City Mortgage Trust, Series 2018-1, Class A1, 3.25% 2062[4,6,12]	252	256
Mortgage Repurchase Agreement Financing Trust, Series 2020-5, (1-month USD-LIBOR + 1.00%) 1.101% 2023[4,6,12]	38,698	38,741
MRA Issuance Trust, Series 2020-10, Class A, (1-month USD-LIBOR + 1.70%) 1.786% 2022[4,6,12]	104,386	104,482
MRA Issuance Trust, Series 2020-10, Class A2, (1-month USD-LIBOR + 1.70%) 1.786% 2022[4,6,12]	52,286	52,354
MRA Issuance Trust, Series 2021-16, Class A1, (1-month USD-LIBOR + 1.55%) 1.644% 2051[4,6,12]	116,362	116,378
New Residential Mortgage Loan Trust, Series 2019-2A, Class A1, 4.25% 2057[4,6,12]	2,817	2,946
New Residential Mortgage Loan Trust, Series 2020-RPL1, Class A1, 2.75% 2059[4,6,12]	2,855	2,907
NewRez Warehouse Securitization Trust, Series 2021-1, Class A, (1-month USD-LIBOR + 0.75%) 0.852% 2055[4,6,12]	44,457	44,398
One Market Plaza Trust, Series 2017-1MKT, Class A, 3.614% 2032[4,12]	1,220	1,225
One Market Plaza Trust, Series 2017-1MKT, Class C, 4.016% 2032[4,12]	1,000	1,000
PRKCM Trust, Series 2021-AFC2, Class A1, 2.071% 2056[4,6,12]	21,500	21,460
Progress Residential Trust, Series 2021-SFR10, Class A, 2.393% 2038[4,12]	853	860
Progress Residential Trust, Series 2021-SFR10, Class B, 2.722% 2038[4,12]	800	801
Provident Funding Mortgage Warehouse Securitization Trust, Series 2021-1, Class A, (1-month USD-LIBOR + 0.70%) 0.802% 2055[4,6,12]	10,672	10,626
Reverse Mortgage Investment Trust, Series 2021-HB1, Class A, 1.259% 2031[4,6,12]	39,831	39,778
RMF Proprietary Issuance Trust, Series 2019-1, Class A, 2.75% 2063[4,6,12]	4,081	4,089
Sequoia Mortgage Trust, Series 2007-2, Class 1A2, (1-month USD-LIBOR + 0.38%) 0.294% 2036[6,12]	6,239	6,141
Station Place Securitization Trust, Series 2021-WL1, Class A, (1-month USD-LIBOR + 0.65%) 0.752% 2054[4,6,12]	10,859	10,869
Station Place Securitization Trust, Series 2021-WL2, Class A, (1-month USD-LIBOR + 0.70%) 0.802% 2054[4,6,12]	27,050	27,078
TBW Mortgage-Backed Trust, Series 2007-2, Class A4B, (1-month USD-LIBOR + 0.42%) 0.943% 2037[6,12]	8,030	7,253
Towd Point Mortgage Trust, Series 2015-3, Class M2, 4.00% 2054[4,6,12]	6,600	6,767
Towd Point Mortgage Trust, Series 2016-2, Class A1A, 2.75% 2055[4,6,12]	133	133
Towd Point Mortgage Trust, Series 2016-4, Class A1, 2.25% 2056[4,6,12]	2,444	2,454
Towd Point Mortgage Trust, Series 2016-5, Class A1, 2.50% 2056[4,6,12]	2,037	2,055
Towd Point Mortgage Trust, Series 2017-5, Class A1, 0.702% 2057[4,6,12]	528	528
Towd Point Mortgage Trust, Series 2017-6, Class A1, 2.75% 2057[4,6,12]	1,377	1,395
Towd Point Mortgage Trust, Series 2017-4, Class A1, 2.75% 2057[4,6,12]	914	930
Towd Point Mortgage Trust, Series 2017-3, Class A1, 2.75% 2057[4,6,12]	597	604
Towd Point Mortgage Trust, Series 2017-6, Class M2, 3.25% 2057[4,6,12]	4,677	4,847
Towd Point Mortgage Trust, Series 2018-1, Class A2, 3.25% 2058[4,6,12]	10,000	10,286
Towd Point Mortgage Trust, Series 2018-2, Class A1, 3.25% 2058[4,6,12]	9,001	9,201
Towd Point Mortgage Trust, Series 2018-5, Class A1A, 3.25% 2058[4,6,12]	6,383	6,486
Towd Point Mortgage Trust, Series 2019-A2, Class A2, 3.75% 2058[4,6,12]	3,615	3,797
Towd Point Mortgage Trust, Series 2018-3, Class M2, 3.875% 2058[4,6,12]	6,000	6,387
Towd Point Mortgage Trust, Series 2019-4, Class M1B, 3.00% 2059[4,6,12]	5,000	5,118
Towd Point Mortgage Trust, Series 2020-4, Class A1, 1.75% 2060[4,12]	28,834	28,794
Tricon Residential, Series 2021-SFR1, Class A, 1.943% 2038[4,12]	29,735	29,644
Verus Securitization Trust, Series 2021-7, Class A1, 1.829% 2066[4,6,12]	39,383	39,325
ZH Trust, Series 2021-1, Class A, 2.253% 2027[4,12]	1,057	1,043
ZH Trust, Series 2021-2, Class A, 2.349% 2027[4,12]	14,181	14,177
		1,270,485

44	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities 1.12%
Banc of America Commercial Mortgage, Inc., Series 2015-UBS7, Class A4, 3.705% 2048[12]	$2,750	$2,915
Banc of America Commercial Mortgage, Inc., Series 2017-BNK3, Class A4, 3.574% 2050[12]	115	124
Bank Commercial Mortgage Trust, Series 2019-BN17, Class A4, 3.714% 2052[12]	255	282
Bank Commercial Mortgage Trust, Series 2019-BN16, Class A4, 4.005% 2052[12]	3,920	4,406
Bank Commercial Mortgage Trust, Series 2017-BNK9, Class A4, 3.538% 2054[12]	135	147
Bank Commercial Mortgage Trust, Series 2017-BNK7, Class A5, 3.435% 2060[12]	3,750	4,048
Bank Commercial Mortgage Trust, Series 2019-BN19, Class A3, 3.183% 2061[12]	2,546	2,731
Bank Commercial Mortgage Trust, Series 2018-BN10, Class A4, 3.428% 2061[12]	330	352
Bank Commercial Mortgage Trust, Series 2018-BN10, Class A5, 3.688% 2061[12]	2,510	2,749
Bank Commercial Mortgage Trust, Series 2019-BN12, Class A3, 3.99% 2061[12]	500	557
Bank Commercial Mortgage Trust, Series 2018-BN15, Class A3, 4.138% 2061[12]	500	556
Bank Commercial Mortgage Trust, Series 2018-BN13, Class A5, 4.217% 2061[6,12]	250	282
Bank Commercial Mortgage Trust, Series 2018-BN12, Class A4, 4.255% 2061[6,12]	11,116	12,559
Bank Commercial Mortgage Trust, Series 2020-BN26, Class A4, 2.403% 2063[12]	1,654	1,688
Bank of America Merrill Lynch Large Loan, Inc., Series 2015-200P, Class A, 3.218% 2033[4,12]	2,000	2,089
Barclays Commercial Mortgage Securities LLC, Series 2017-DELC, Class A, 0.96% 2036[4,6,12]	1,000	1,000
Benchmark Mortgage Trust, Series 2018-B2, Class A4, 3.615% 2051[12]	3,475	3,754
Benchmark Mortgage Trust, Series 2018-B3, Class A5, 4.025% 2051[12]	5,890	6,547
Benchmark Mortgage Trust, Series 2018-B4, Class A5, 4.121% 2051[6,12]	90	101
Benchmark Mortgage Trust, Series 2018-B8, Class A5, 4.232% 2052[12]	6,351	7,198
Benchmark Mortgage Trust, Series 2020-B17, Class A5, 2.289% 2053[12]	944	951
Benchmark Mortgage Trust, Series 2018-B7, Class A3, 4.241% 2053[12]	1,000	1,114
Benchmark Mortgage Trust, Series 2018-B7, Class A4, 4.51% 2053[6,12]	6,954	8,000
Benchmark Mortgage Trust, Series 2019-B13, Class A4, 2.952% 2057[12]	730	770
Benchmark Mortgage Trust, Series 2019-B14, Class AS, 3.049% 2062[12]	5,000	5,312
Benchmark Mortgage Trust, Series 2019-B10, Class A3, 3.455% 2062[12]	500	537
BX Trust, Series 2018-GW, Class A, 0.91% 2035[4,6,12]	2,684	2,683
BX Trust, Series 2021-ACNT, Class A, (1-month USD-LIBOR + 0.85%) 0.95% 2026[4,6,12]	58,843	58,850
BX Trust, Series 2021-ACNT, Class B, (1-month USD-LIBOR + 1.25%) 1.35% 2026[4,6,12]	1,996	1,993
BX Trust, Series 2021-ACNT, Class C, (1-month USD-LIBOR + 1.50%) 1.60% 2026[4,6,12]	392	391
BX Trust, Series 2021-ACNT, Class D, (1-month USD-LIBOR + 1.85%) 1.95% 2026[4,6,12]	561	559
BX Trust, Series 2021-SDMF, Class A, (1-month USD-LIBOR + 0.589%) 0.699% 2034[4,6,12]	5,954	5,893
BX Trust, Series 2021-SDMF, Class D, (1-month USD-LIBOR + 1.387%) 1.497% 2034[4,6,12]	3,000	2,956
BX Trust, Series 2021-VOLT, Class A, (1-month USD-LIBOR + 0.70%) 0.81% 2036[4,6,12]	83,858	83,688
BX Trust, Series 2021-RISE, Class A, (1-month USD-LIBOR + 0.74%) 0.848% 2036[4,6,12]	74,996	75,023
BX Trust, Series 2021-ARIA, Class A, (1-month USD-LIBOR + 0.899%) 1.009% 2036[4,6,12]	31,873	31,863
BX Trust, Series 2021-VOLT, Class B, (1-month USD-LIBOR + 0.95%) 1.06% 2036[4,6,12]	2,036	2,027
BX Trust, Series 2021-ARIA, Class B, (1-month USD-LIBOR + 1.297%) 1.407% 2036[4,6,12]	2,984	2,982
BX Trust, Series 2021-ARIA, Class C, (1-month USD-LIBOR + 1.646%) 1.756% 2036[4,6,12]	1,992	1,989
BX Trust, Series 2021-ARIA, Class D, (1-month USD-LIBOR + 1.895%) 2.005% 2036[4,6,12]	690	689
BX Trust, Series 2021-SOAR, Class A, (1-month USD-LIBOR + 0.67%) 0.78% 2038[4,6,12]	15,655	15,588
BX Trust, Series 2021-SOAR, Class B, (1-month USD-LIBOR + 0.87%) 0.98% 2038[4,6,12]	1,089	1,085
BX Trust, Series 2021-SOAR, Class C, (1-month USD-LIBOR + 1.10%) 1.21% 2038[4,6,12]	737	734
BX Trust, Series 2021-SOAR, Class D, (1-month USD-LIBOR + 1.40%) 1.51% 2038[4,6,12]	1,866	1,859
BXP Trust, Series 2017-GM, Class A, 3.379% 2039[4,12]	4,500	4,760
CD Commercial Mortgage Trust, Series 2017-CD6, Class A5, 3.456% 2050[12]	5,576	6,011
CIM Retail Portfolio Trust, Series 2021-RETL, Class A, (1-month USD-LIBOR + 1.40%) 1.51% 2036[4,6,12]	7,550	7,545
Citigroup Commercial Mortgage Trust, Series 2012-GC8, Class B, 4.285% 2045[4,12]	500	506
Citigroup Commercial Mortgage Trust, Series 2014-GC21, Class AS, 4.026% 2047[12]	2,000	2,096
Citigroup Commercial Mortgage Trust, Series 2014-GC21, Class B, 4.328% 2047[6,12]	1,800	1,878
Citigroup Commercial Mortgage Trust, Series 2015-GC27, Class A4, 2.878% 2048[12]	1,006	1,028
Citigroup Commercial Mortgage Trust, Series 2016-GC37, Class A4, 3.314% 2049[12]	2,740	2,893
Citigroup Commercial Mortgage Trust, Series 2016-C1, Class AS, 3.514% 2049[12]	600	633
Citigroup Commercial Mortgage Trust, Series 2016-GC36, Class A5, 3.616% 2049[12]	1,525	1,627
Citigroup Commercial Mortgage Trust, Series 2017-B1, Class A3, 3.197% 2050[12]	6,250	6,568
Citigroup Commercial Mortgage Trust, Series 2017-C4, Class A4, 3.471% 2050[12]	2,930	3,150
Citigroup Commercial Mortgage Trust, Series 2019-GC41, Class AA, 2.62% 2056[12]	200	207
Citigroup Commercial Mortgage Trust, Series 2015-GC33, Class A3, 3.515% 2058[12]	4,900	5,143
Commercial Mortgage Trust, Series 2012-CRS, Class A4, 2.771% 2045[12]	1,871	1,898

The Bond Fund of America	45

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities (continued)
Commercial Mortgage Trust, Series 2012-CR3, Class AM, 3.416% 2045[4,12]	$700	$700
Commercial Mortgage Trust, Series 2012-CR2, Class B, 4.393% 2045[12]	700	707
Commercial Mortgage Trust, Series 2013-CR6, Class B, 3.397% 2046[4,12]	2,000	2,026
Commercial Mortgage Trust, Series 2013-CRE7, Class B, 3.613% 2046[4,12]	2,000	2,047
Commercial Mortgage Trust, Series 2013-CR7, Class C, 4.063% 2046[4,6,12]	2,743	2,804
Commercial Mortgage Trust, Series 2013-LC13, Class B, 5.009% 2046[4,6,12]	830	868
Commercial Mortgage Trust, Series 2014-UBS4, Class A5, 3.694% 2047[12]	910	956
Commercial Mortgage Trust, Series 2014-CR16, Class A3, 3.775% 2047[12]	1,972	2,052
Commercial Mortgage Trust, Series 2014-LC17, Class A5, 3.917% 2047[12]	886	941
Commercial Mortgage Trust, Series 2014-UBS2, Class AM, 4.048% 2047[12]	875	924
Commercial Mortgage Trust, Series 2014-CR15, Class A4, 4.074% 2047[6,12]	3,000	3,140
Commercial Mortgage Trust, Series 2014-CR19, Class AM, 4.08% 2047[12]	750	792
Commercial Mortgage Trust, Series 2014-LC15, Class AM, 4.198% 2047[12]	850	892
Commercial Mortgage Trust, Series 2014-CR16, Class AM, 4.278% 2047[12]	1,070	1,129
Commercial Mortgage Trust, Series 2014-LC17, Class B, 4.49% 2047[6,12]	2,200	2,308
Commercial Mortgage Trust, Series 2014-UBS4, Class B, 4.701% 2047[12]	1,000	1,050
Commercial Mortgage Trust, Series 2015-CR22, Class B, 3.926% 2048[6,12]	4,250	4,460
Commercial Mortgage Trust, Series 2016-COR1, Class A4, 3.091% 2049[12]	4,000	4,204
Commercial Mortgage Trust, Series 2017-COR2, Class A2, 3.239% 2050[12]	970	1,019
Commercial Mortgage Trust, Series 2017-COR2, Class A3, 3.51% 2050[12]	2,261	2,439
Commercial Mortgage Trust, Series 2015-PC1, Class A4, 3.62% 2050[12]	2,309	2,372
Commercial Mortgage Trust, Series 2015-PC1, Class AM, 4.29% 2050[6,12]	1,250	1,336
Commercial Mortgage Trust, Series 2013-CR11, Class B, 5.111% 2050[6,12]	500	526
CSAIL Commercial Mortgage Trust, Series 2015-C4, Class C, 4.561% 2048[6,12]	556	581
CSAIL Commercial Mortgage Trust, Series 2017-CX9, Class A4, 3.176% 2050[12]	2,375	2,473
CSAIL Commercial Mortgage Trust, Series 2015-C1, Class B, 4.044% 2050[6,12]	600	608
CSAIL Commercial Mortgage Trust, Series 2015-C2, Class A3, 3.231% 2057[12]	2,759	2,853
Deutsche Bank Commercial Mortgage Trust, Series 2016-C1, Class AM, 3.539% 2049[12]	500	527
Ellington Financial Mortgage Trust, Series 2021-3, Class A1, 1.241% 2066[4,6,12]	2,450	2,411
Extended Stay America Trust, Series 2021-ESH, Class A, (1-month USD-LIBOR + 1.08%) 1.19% 2038[4,6,12]	17,540	17,590
Extended Stay America Trust, Series 2021-ESH, Class B, (1-month USD-LIBOR + 1.38%) 1.49% 2038[4,6,12]	4,002	4,009
Extended Stay America Trust, Series 2021-ESH, Class C, (1-month USD-LIBOR + 1.70%) 1.81% 2038[4,6,12]	4,180	4,188
Extended Stay America Trust, Series 2021-ESH, Class D, (1-month USD-LIBOR + 2.25%) 2.36% 2038[4,6,12]	4,171	4,181
Fontainebleau Miami Beach Trust, CMO, Series 2019-FBLU, Class A, 3.144% 2036[4,12]	5,000	5,115
Grace Mortgage Trust, Series 2020-GRCE, Class A, 2.347% 2040[4,12]	7,590	7,596
GS Mortgage Securities Trust, Series 2018-HULA, Class A, 1.03% 2025[4,6,12]	923	923
GS Mortgage Securities Trust, Series 2019-BOCA, Class A, (1-month USD-LIBOR + 1.20%) 1.31% 2038[4,6,12]	1,000	1,001
GS Mortgage Securities Trust, Series 2012-GCJ7, Class A4, 3.377% 2045[12]	103	103
GS Mortgage Securities Trust, Series 2013-GC12, Class A4, 3.135% 2046[12]	1,250	1,281
GS Mortgage Securities Trust, Series 2013-GC10, Class B, 3.682% 2046[4,12]	4,500	4,575
GS Mortgage Securities Trust, Series 2013-GC12, Class B, 3.777% 2046[6,12]	1,500	1,537
GS Mortgage Securities Trust, Series 2020-GS1, Class A2, 3.47% 2048[12]	3,000	3,109
GS Mortgage Securities Trust, Series 2016-GS4, Class A3, 3.178% 2049[12]	2,500	2,604
GS Mortgage Securities Trust, Series 2016-GS4, Class A4, 3.442% 2049[6,12]	2,654	2,836
GS Mortgage Securities Trust, Series 2017-GS7, Class A3, 3.167% 2050[12]	855	902
GS Mortgage Securities Trust, Series 2017-GS7, Class A4, 3.43% 2050[12]	1,000	1,074
GS Mortgage Securities Trust, Series 2019-GC38, Class A4, 3.968% 2052[12]	255	285
GS Mortgage Securities Trust, Series 2020-GC47, Class A5, 2.377% 2053[12]	7,483	7,596
GS Mortgage Securities Trust, Series 2020-GC45, Class A5, 2.911% 2053[12]	174	183
Hawaii Hotel Trust, Series 2019-MAUI, Class A, (1-month USD-LIBOR + 1.15%) 1.26% 2038[4,6,12]	7,000	7,010
JPMBB Commercial Mortgage Securities Trust, Series 2014-C19, Class A4, 3.997% 2047[12]	2,450	2,566
JPMBB Commercial Mortgage Securities Trust, Series 2014-C18, Class A5, 4.079% 2047[12]	8,195	8,591
JPMBB Commercial Mortgage Securities Trust, Series 2014-C19, Class B, 4.394% 2047[6,12]	600	629
JPMBB Commercial Mortgage Securities Trust, Series 2014-C23, Class B, 4.484% 2047[6,12]	100	105
JPMBB Commercial Mortgage Securities Trust, Series 2014-C26, Class B, 3.951% 2048[12]	3,500	3,586

46	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities (continued)
JPMDB Commercial Mortgage Securities Trust, Series 2017-C5, Class A5, 3.694% 2050[12]	$1,600	$1,728
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2018-BCON, Class A, 3.735% 2031[4,12]	3,955	4,043
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2021-410T, Class A, 2.287% 2042[4,12]	1,920	1,926
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C16, Class A4, 4.166% 2046[12]	1,020	1,066
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C10, Class AS, 3.372% 2047[12]	2,500	2,551
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C10, Class B, 3.674% 2047[6,12]	2,600	2,649
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2013-C10, Class C, 4.10% 2047[6,12]	750	758
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2016-JP4, Class A4, 3.648% 2049[6,12]	5,095	5,493
LUXE Commercial Mortgage Trust, Series 2021-TRIP, Class A, (1-month USD-LIBOR + 1.05%) 1.16% 2038[4,6,12]	26,104	26,135
LUXE Commercial Mortgage Trust, Series 2021-TRIP, Class B, (1-month USD-LIBOR + 1.40%) 1.51% 2038[4,6,12]	762	762
LUXE Commercial Mortgage Trust, Series 2021-TRIP, Class C, (1-month USD-LIBOR + 1.75%) 1.86% 2038[4,6,12]	1,500	1,500
Manhattan West Mortgage Trust, Series 2020-1MW, Class A, 2.13% 2039[4,12]	3,126	3,120
MHC Commercial Mortgage Trust, CMO, Series 2021-MHC, Class A, (1-month USD-LIBOR + 0.801%) 0.911% 2026[4,6,12]	23,390	23,376
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C9, Class A4, 3.102% 2046[12]	2,175	2,213
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C9, Class B, 3.708% 2046[6,12]	1,511	1,542
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C13, Class A-4, 4.039% 2046[12]	1,934	2,022
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2013-C11, Class A4, 4.151% 2046[6,12]	4,035	4,163
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2014-C16, Class A4, 3.60% 2047[12]	959	990
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2014-C17, Class A5, 3.741% 2047[12]	24,171	25,368
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C27, Class A4, 3.753% 2047[12]	525	563
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2014-C19, Class B, 4.00% 2047[6,12]	2,000	2,103
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C22, Class A4, 4.051% 2047[12]	250	263
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C22, Class A-4, 3.306% 2048[12]	1,870	1,959
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C25, Class A-4, 3.372% 2048[12]	1,300	1,366
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2016-C30, Class A4, 2.60% 2049[12]	250	256
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2016-C31, Class A-S, 3.102% 2049[12]	3,000	3,167
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2016-C32, Class A-4, 3.72% 2049[12]	5,280	5,723
Morgan Stanley Bank of America Merrill Lynch Trust, Series 2015-C23, Class A3, 3.451% 2050[12]	559	582
Morgan Stanley Capital I Trust, Series 2015-UBS8, Class AS, 4.114% 2048[12]	1,730	1,843
Morgan Stanley Capital I Trust, Series 2016-UBS9, Class C, 4.761% 2049[6,12]	567	587
Motel 6 Trust, Series 2021-MTL6, Class A, (1-month USD-LIBOR + 0.90%) 1.01% 2038[4,6,12]	4,174	4,175
Motel 6 Trust, Series 2021-MTL6, Class B, (1-month USD-LIBOR + 1.20%) 1.31% 2038[4,6,12]	1,048	1,048
Motel 6 Trust, Series 2021-MTL6, Class C, (1-month USD-LIBOR + 1.50%) 1.61% 2038[4,6,12]	314	314
SLG Office Trust, Series 2021-OVA, Class A, 2.585% 2041[4,12]	28,432	29,167

The Bond Fund of America	47

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities (continued)
SREIT Trust, Series 2021-FLWR, Class A, (1-month USD-LIBOR + 0.577%) 0.686% 2036[4,6,12]		$51,039	$50,500
SREIT Trust, Series 2021-FLWR, Class B, (1-month USD-LIBOR + 0.926%) 1.036% 2036[4,6,12]		2,000	1,979
SREIT Trust, Series 2021-MFP, Class A, (1-month USD-LIBOR + 0.731%) 0.841% 2038[4,6,12]		51,446	51,281
SREIT Trust, Series 2021-MFP, Class B, (1-month USD-LIBOR + 1.079%) 1.19% 2038[4,6,12]		1,546	1,538
SREIT Trust, Series 2021-MFP, Class C, (1-month USD-LIBOR + 1.329%) 1.439% 2038[4,6,12]		831	826
Wells Fargo Commercial Mortgage Trust, Series 2014-LC18, Class A5, 3.405% 2047[12]		290	305
Wells Fargo Commercial Mortgage Trust, Series 2015-C28, Class A4, 3.54% 2048[12]		4,380	4,636
Wells Fargo Commercial Mortgage Trust, Series 2015-C31, Class A4, 3.695% 2048[12]		1,400	1,499
Wells Fargo Commercial Mortgage Trust, Series 2015-SG1, Class A-4, 3.789% 2048[12]		7,021	7,398
Wells Fargo Commercial Mortgage Trust, Series 2015-P2, Class A4, 3.809% 2048[12]		1,137	1,223
Wells Fargo Commercial Mortgage Trust, Series 2015-C28, Class C, 4.093% 2048[6,12]		585	603
Wells Fargo Commercial Mortgage Trust, Series 2016-C34, Class A4, 3.096% 2049[12]		6,190	6,436
Wells Fargo Commercial Mortgage Trust, Series 2016-C34, Class AS, 3.484% 2049[12]		380	388
Wells Fargo Commercial Mortgage Trust, Series 2016-C37, Class A5, 3.794% 2049[12]		6,370	6,938
Wells Fargo Commercial Mortgage Trust, Series 2017-C40, Class A4, 3.581% 2050[12]		1,154	1,251
Wells Fargo Commercial Mortgage Trust, Series 2014-LC16, Class A5, 3.817% 2050[12]		2,302	2,414
Wells Fargo Commercial Mortgage Trust, Series 2018-C46, Class A3, 3.888% 2051[12]		6,500	7,071
Wells Fargo Commercial Mortgage Trust, Series 2019-C54, Class A4, 3.146% 2052[12]		3,898	4,175
Wells Fargo Commercial Mortgage Trust, Series 2015-NXS3, Class D, 3.153% 2057[4,12]		1,667	1,617
Wells Fargo Commercial Mortgage Trust, Series 2015-LC22, Class C, 4.557% 2058[6,12]		1,000	1,038
Wells Fargo Commercial Mortgage Trust, Series 2016-C36, Class A4, 3.065% 2059[12]		3,853	4,015
Wells Fargo Commercial Mortgage Trust, Series 2016-C33, Class A4, 3.426% 2059[12]		1,320	1,405
Wells Fargo Commercial Mortgage Trust, Series 2016-NXS5, Class AS, 3.988% 2059[12]		600	639
Wells Fargo Commercial Mortgage Trust, Series 2017-RC1, Class A4, 3.631% 2060[12]		510	553
WF-RBS Commercial Mortgage Trust, Series 2013-C11, Class AS, 3.311% 2045[12]		255	260
WF-RBS Commercial Mortgage Trust, Series 2013-C13, Class B, 3.553% 2045[12]		500	510
WF-RBS Commercial Mortgage Trust, Series 2013-C11, Class B, 3.714% 2045[6,12]		1,000	1,018
WF-RBS Commercial Mortgage Trust, Series 2012-C8, Class B, 4.311% 2045[12]		5,000	5,056
WF-RBS Commercial Mortgage Trust, Series 2012-C6, Class B, 4.697% 2045[12]		298	299
WF-RBS Commercial Mortgage Trust, Series 2013-C16, Class B, 5.542% 2046[6,12]		1,450	1,502
WF-RBS Commercial Mortgage Trust, Series 2014-C19, Class B, 4.723% 2047[6,12]		2,000	2,078
WF-RBS Commercial Mortgage Trust, Series 2013-C12, Class B, 3.863% 2048[6,12]		2,000	2,044
WF-RBS Commercial Mortgage Trust, Series 2014-C22, Class A4, 3.488% 2057[12]		2,025	2,095
			888,995

Other mortgage-backed securities 0.23%
Nykredit Realkredit AS, Series 01E, 1.00% 2053[12]	DKr	627,970	90,609
Nykredit Realkredit AS, Series CCE, 1.00% 2050[12]		451,530	65,980
Realkredit Danmark AS 1.00% 2053[12]		170,500	24,621
			181,210

Total mortgage-backed obligations			11,145,350

Asset-backed obligations 3.26%
Aesop Funding LLC, Series 2019-1A, Class A, 3.45% 2023[4,12]		$5,803	5,826
Aesop Funding LLC, Series 2017-2A, Class A, 2.97% 2024[4,12]		6,155	6,283
Aesop Funding LLC, Series 2018-1A, Class A, 3.70% 2024[4,12]		10,350	10,742
Aesop Funding LLC, Series 2019-2A, Class D, 3.04% 2025[4,12]		9,000	8,921
Aesop Funding LLC, Series 2019-2A, Class A, 3.35% 2025[4,12]		9,410	9,866
Aesop Funding LLC, Series 2018-2A, Class A, 4.00% 2025[4,12]		47,950	50,587
Aesop Funding LLC, Series 2020-1A, Class A, 2.33% 2026[4,12]		12,814	13,141
Aesop Funding LLC, Series 2019-3A, Class A, 2.36% 2026[4,12]		6,460	6,613
Aesop Funding LLC, Series 2021-1A, Class A, 1.38% 2027[4,12]		22,390	22,036
Aesop Funding LLC, Series 2021-1A, Class B, 1.63% 2027[4,12]		3,398	3,342
Aesop Funding LLC, Series 2020-2, Class A, 2.02% 2027[4,12]		6,472	6,553
Aesop Funding LLC, Series 2021-1A, Class C, 2.13% 2027[4,12]		1,211	1,193
Aesop Funding LLC, Series 2020-2A, Class B, 2.96% 2027[4,12]		1,660	1,723
Aesop Funding LLC, Series 2021-1A, Class D, 3.71% 2027[4,12]		5,000	4,956
Aesop Funding LLC, Series 2020-2A, Class C, 4.25% 2027[4,12]		3,581	3,814
Affirm Asset Securitization Trust, Series 2021-A, Class A, 0.88% 2025[4,12]		14,038	14,044
Affirm Asset Securitization Trust, Series 2020-A, Class A, 2.10% 2025[4,12]		3,186	3,194
Affirm Asset Securitization Trust, Series 2021-B, Class A, 1.03% 2026[4,12]		3,927	3,903

48	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
Affirm Asset Securitization Trust, Series 2021-Z2, Class A, 1.17% 2026[4,12]	$16,222	$16,163
American Credit Acceptance Receivables Trust, Series 2020-3, Class C, 1.85% 2026[4,12]	7,643	7,699
American Credit Acceptance Receivables Trust, Series 2020-1, Class D, 2.39% 2026[4,12]	1,530	1,551
American Credit Acceptance Receivables Trust, Series 2021-1, Class C, 0.83% 2027[4,12]	4,048	4,032
American Credit Acceptance Receivables Trust, Series 2021-3, Class C, 0.98% 2027[4,12]	12,733	12,597
American Credit Acceptance Receivables Trust, Series 2021-1, Class D, 1.14% 2027[4,12]	2,226	2,209
American Credit Acceptance Receivables Trust, Series 2021-3, Class D, 1.34% 2027[4,12]	8,103	7,999
AmeriCredit Automobile Receivables Trust, Series 2021-2, Class B, 0.69% 2027[12]	6,085	6,014
AmeriCredit Automobile Receivables Trust, Series 2021-2, Class C, 1.01% 2027[12]	6,765	6,658
AmeriCredit Automobile Receivables Trust, Series 2021-2, Class D, 1.29% 2027[12]	15,943	15,698
Ballyrock CLO, Ltd., Series 2019-2A, Class A1AR, (3-month USD-LIBOR + 1.00%) 1.16% 2030[4,6,12]	3,290	3,290
Bankers Healthcare Group Securitization Trust, Series 2020-A, Class A, 2.56% 2031[4,12]	605	612
Bankers Healthcare Group Securitization Trust, Series 2020-A, Class B, 3.59% 2031[4,12]	4,310	4,426
Bankers Healthcare Group Securitization Trust, Series 2021-A, Class A, 1.42% 2033[4,12]	1,651	1,641
Bankers Healthcare Group Securitization Trust, Series 2021-A, Class B, 2.79% 2033[4,12]	914	919
Bankers Healthcare Group Securitization Trust, Series 2021-B, Class A, 0.90% 2034[4,12]	1,708	1,699
Bankers Healthcare Group Securitization Trust, Series 2021-B, Class B, 1.67% 2034[4,12]	1,533	1,510
Blackbird Capital II Aircraft Lease, Ltd. / Blackbird Capital II Aircraft Lease US, LLC, Series 2021-1, Class A, 2.443% 2046[4,12]	22,335	22,094
Blackbird Capital II Aircraft Lease, Ltd. / Blackbird Capital II Aircraft Lease US, LLC, Series 2021-1, Class B, 3.446% 2046[4,12]	2,825	2,797
CarMaxAuto Owner Trust, Series 2019-2, Class C, 3.16% 2025[12]	650	666
CarMaxAuto Owner Trust, Series 2021-1, Class C, 0.94% 2026[12]	580	570
CarMaxAuto Owner Trust, Series 2021-1, Class D, 1.28% 2027[12]	568	560
Carvana Auto Receivables Trust, Series 2021-N4, Class C, 1.72% 2028[12]	3,206	3,207
Carvana Auto Receivables Trust, Series 2021-N4, Class A2, 1.80% 2028[12]	5,268	5,286
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class A, 2.868% 2037[4,12]	96,517	95,828
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class C, 3.602% 2037[4,12]	15,591	15,680
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class C, 5.75% 2037[4,12]	3,988	4,015
Castlelake Aircraft Securitization Trust, Series 2017-1R, Class A, 2.741% 2041[4,12]	5,953	5,885
CF Hippolyta LLC, Series 2020-1, Class A1, 1.69% 2060[4,12]	88,092	87,467
CF Hippolyta LLC, Series 2020-1, Class A2, 1.99% 2060[4,12]	14,332	14,101
CF Hippolyta LLC, Series 2020-1, Class B1, 2.28% 2060[4,12]	9,292	9,294
CF Hippolyta LLC, Series 2020-1, Class B2, 2.60% 2060[4,12]	1,013	1,011
CF Hippolyta LLC, Series 2021-1, Class A1, 1.53% 2061[4,12]	61,022	59,945
CF Hippolyta LLC, Series 2021-1, Class B1, 1.98% 2061[4,12]	5,828	5,749
CLI Funding V LLC, Series 2020-2A, Class B, 3.56% 2045[4,12]	585	589
CLI Funding V LLC, Series 2020-1A, Class B, 3.62% 2045[4,12]	1,074	1,084
CLI Funding VI LLC, Series 2020-2A, Class A, 2.03% 2045[4,12]	7,789	7,744
CLI Funding VI LLC, Series 2020-3A, Class A, 2.07% 2045[4,12]	2,748	2,734
CLI Funding VI LLC, Series 2020-1A, Class A, 2.08% 2045[4,12]	1,079	1,075
CLI Funding VI LLC, Series 2020-3A, Class B, 3.30% 2045[4,12]	1,791	1,803
CLI Funding VIII LLC, Series 2021-1A, Class A, 1.64% 2046[4,12]	12,399	12,134
CLI Funding VIII LLC, Series 2021-1A, Class B, 2.38% 2046[4,12]	1,392	1,371
Cloud Pass-Through Trust, Series 2019-1A, Class CLOU, 3.554% 2022[4,6,12]	228	229
CPS Auto Receivables Trust, Series 2019-B, Class C, 3.35% 2024[4,12]	179	179
CPS Auto Receivables Trust, Series 2019-C, Class C, 2.84% 2025[4,12]	830	833
CPS Auto Receivables Trust, Series 2019-C, Class D, 3.17% 2025[4,12]	4,273	4,339
CPS Auto Receivables Trust, Series 2019-B, Class D, 3.69% 2025[4,12]	5,325	5,385
CPS Auto Receivables Trust, Series 2021-A, Class C, 0.83% 2026[4,12]	1,915	1,902
CPS Auto Receivables Trust, Series 2021-A, Class D, 1.16% 2026[4,12]	1,643	1,626
CPS Auto Receivables Trust, Series 2020-C, Class C, 1.71% 2026[4,12]	2,829	2,845
CPS Auto Receivables Trust, Series 2020-B, Class C, 3.30% 2026[4,12]	681	688
CPS Auto Receivables Trust, Series 2020-B, Class D, 4.75% 2026[4,12]	598	620
Credit Acceptance Auto Loan Trust, Series 2020-2A, Class A, 1.37% 2029[4,12]	3,739	3,752
Credit Acceptance Auto Loan Trust, Series 2020-1A, Class A, 2.01% 2029[4,12]	15,748	15,876
Credit Acceptance Auto Loan Trust, Series 2020-1A, Class B, 2.39% 2029[4,12]	4,118	4,174
Credit Acceptance Auto Loan Trust, Series 2021-3A, Class A, 1.00% 2030[4,12]	12,100	12,009
CWHEQ Revolving Home Equity Loan Trust, Series 2005-C, Class 2A, FSA insured, (1-month USD-LIBOR + 0.18%) 0.29% 2035[6,12]	983	963
CWHEQ Revolving Home Equity Loan Trust, Series 2006-I, Class 2A, FSA insured, (1-month USD-LIBOR + 0.14%) 0.25% 2037[6,12]	1,633	1,561
CWHEQ Revolving Home Equity Loan Trust, Series 2007-B, Class A, FSA insured, (1-month USD-LIBOR + 0.15%) 0.26% 2037[6,12]	2,502	2,408
Drive Auto Receivables Trust, Series 2021-1, Class A2, 0.36% 2023[12]	3,625	3,625
Drive Auto Receivables Trust, Series 2021-1, Class A3, 0.44% 2024[12]	12,750	12,738

The Bond Fund of America	49

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
Drive Auto Receivables Trust, Series 2018-1, Class D, 3.81% 2024[12]	$9	$9
Drive Auto Receivables Trust, Series 2021-1, Class B, 0.65% 2025[12]	7,572	7,563
Drive Auto Receivables Trust, Series 2020-2, Class B, 1.42% 2025[12]	1,535	1,539
Drive Auto Receivables Trust, Series 2019-3, Class C, 2.90% 2025[12]	9,952	10,038
Drive Auto Receivables Trust, Series 2019-2, Class C, 3.42% 2025[12]	4,168	4,200
Drive Auto Receivables Trust, Series 2020-2, Class C, 2.28% 2026[12]	8,278	8,388
Drive Auto Receivables Trust, Series 2020-1, Class C, 2.36% 2026[12]	3,573	3,602
Drive Auto Receivables Trust, Series 2019-3, Class D, 3.18% 2026[12]	6,030	6,155
Drive Auto Receivables Trust, Series 2021-1, Class C, 1.02% 2027[12]	16,107	16,112
Drive Auto Receivables Trust, Series 2020-2, Class D, 3.05% 2028[12]	10,586	10,869
Drive Auto Receivables Trust, Series 2021-1, Class D, 1.45% 2029[12]	12,158	12,107
Drivetime Auto Owner Trust, Series 2020-1, Class B, 2.16% 2024[4,12]	1,416	1,421
Drivetime Auto Owner Trust, Series 2019-3, Class C, 2.74% 2025[4,12]	1,221	1,230
Drivetime Auto Owner Trust, Series 2019-3, Class D, 2.96% 2025[4,12]	2,870	2,931
Drivetime Auto Owner Trust, Series 2019-2A, Class C, 3.18% 2025[4,12]	3,129	3,148
Drivetime Auto Owner Trust, Series 2019-2A, Class D, 3.48% 2025[4,12]	6,800	6,955
Drivetime Auto Owner Trust, Series 2021-1A, Class C, 0.84% 2026[4,12]	2,279	2,261
Drivetime Auto Owner Trust, Series 2021-1A, Class D, 1.16% 2026[4,12]	1,242	1,225
Drivetime Auto Owner Trust, Series 2020-3A, Class C, 1.47% 2026[4,12]	3,269	3,278
Drivetime Auto Owner Trust, Series 2020-2A, Class C, 3.28% 2026[4,12]	1,861	1,911
Drivetime Auto Owner Trust, Series 2020-2A, Class D, 4.73% 2026[4,12]	1,813	1,920
Drivetime Auto Owner Trust, Series 2021-2A, Class B, 0.81% 2027[4,12]	3,538	3,531
Drivetime Auto Owner Trust, Series 2021-2A, Class C, 1.10% 2027[4,12]	3,693	3,666
Drivetime Auto Owner Trust, Series 2021-2A, Class D, 1.50% 2027[4,12]	2,495	2,470
Dryden Senior Loan Fund, CLO, Series 2014-33A, Class AR3, (3-month USD-LIBOR + 1.00%) 1.124% 2029[4,6,12]	2,230	2,229
EDvestinU Private Education Loan LLC, Series 2021-A, Class A, 1.80% 2045[4,12]	1,400	1,380
Exeter Automobile Receivables Trust, Series 2017-3A, Class C, 3.68% 2023[4,12]	579	583
Exeter Automobile Receivables Trust, Series 2020-2A, Class B, 2.08% 2024[4,12]	832	834
Exeter Automobile Receivables Trust, Series 2020-1A, Class B, 2.26% 2024[4,12]	435	435
Exeter Automobile Receivables Trust, Series 2019-3A, Class C, 2.79% 2024[4,12]	4,958	4,985
Exeter Automobile Receivables Trust, Series 2019-2A, Class C, 3.30% 2024[4,12]	2,478	2,488
Exeter Automobile Receivables Trust, Series 2021-2, Class B, 0.57% 2025[12]	10,267	10,238
Exeter Automobile Receivables Trust, Series 2020-3A, Class C, 1.32% 2025[12]	3,432	3,448
Exeter Automobile Receivables Trust, Series 2020-1A, Class C, 2.49% 2025[4,12]	6,890	6,946
Exeter Automobile Receivables Trust, Series 2019-4A, Class D, 2.58% 2025[4,12]	15,000	15,249
Exeter Automobile Receivables Trust, Series 2020-1A, Class D, 2.73% 2025[4,12]	5,000	5,104
Exeter Automobile Receivables Trust, Series 2019-3A, Class D, 3.11% 2025[4,12]	15,535	15,894
Exeter Automobile Receivables Trust, Series 2020-2A, Class C, 3.28% 2025[4,12]	2,715	2,764
Exeter Automobile Receivables Trust, Series 2019-2A, Class D, 3.71% 2025[4,12]	10,000	10,246
Exeter Automobile Receivables Trust, Series 2021-2, Class C, 0.98% 2026[12]	11,158	11,121
Exeter Automobile Receivables Trust, Series 2020-3A, Class D, 1.73% 2026[12]	2,977	3,001
Exeter Automobile Receivables Trust, Series 2020-2, Class D, 4.73% 2026[4,12]	2,055	2,155
Exeter Automobile Receivables Trust, Series 2021-2, Class D, 1.40% 2027[12]	16,131	15,972
First Investors Auto Owner Trust, Series 2021-1A, Class B, 0.89% 2027[4,12]	2,100	2,083
First Investors Auto Owner Trust, Series 2021-1A, Class D, 1.62% 2027[4,12]	950	947
FirstKey Homes Trust, Series 2020-SFR2, Class A, 1.266% 2037[4,12]	29,358	28,648
FirstKey Homes Trust, Series 2021-SFR3, Class A, 2.135% 2038[4,12]	4,186	4,187
Ford Credit Auto Owner Trust, Series 2020-1, Class A, 2.04% 2031[4,12]	43,830	44,661
Ford Credit Auto Owner Trust, Series 2018-1, Class A, 3.19% 2031[4,12]	19,385	20,439
Ford Credit Auto Owner Trust, Series 2021-1, Class A, 1.37% 2033[4,12]	21,970	21,734
Ford Credit Floorplan Master Owner Trust, Series 2019-3, Class A1, 2.23% 2024[12]	2,625	2,657
FREED ABS Trust, Series 2021-2, Class A, 0.68% 2028[4,12]	3,530	3,528
Freedom Financial, Series 2021-3FP, Class A, 0.62% 2028[4,12]	1,998	1,997
GCI Funding I LLC, Series 2020-1, Class A, 2.82% 2045[4,12]	1,549	1,556
GCI Funding I LLC, Series 2020-1, Class B, 3.81% 2045[4,12]	870	878
GCI Funding I LLC, Series 2021-1, Class A, 2.38% 2046[4,12]	7,319	7,274
GCI Funding I LLC, Series 2021-1, Class B, 3.04% 2046[4,12]	262	259
Global SC Finance V SRL, Series 2019-1A, Class B, 4.81% 2039[4,12]	9,353	9,990
Global SC Finance V SRL, Series 2020-1A, Class A, 2.17% 2040[4,12]	3,189	3,187
Global SC Finance V SRL, Series 2020-1A, Class B, 3.55% 2040[4,12]	1,348	1,359
Global SC Finance VII SRL, Series 2020-2A, Class A, 2.26% 2040[4,12]	4,460	4,472
Global SC Finance VII SRL, Series 2020-2A, Class B, 3.32% 2040[4,12]	1,301	1,309
Global SC Finance VII SRL, Series 2021-1A, Class A, 1.86% 2041[4,12]	59,983	59,125
Global SC Finance VII SRL, Series 2021-2A, Class A, 1.95% 2041[4,12]	43,353	42,897
Global SC Finance VII SRL, Series 2021-2A, Class B, 2.49% 2041[4,12]	3,510	3,463
GM Financial Automobile Leasing Trust, Series 2020-2, Class C, 2.56% 2024[12]	786	801

50	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
GM Financial Automobile Leasing Trust, Series 2020-2, Class D, 3.21% 2024[12]	$1,111	$1,139
GM Financial Automobile Leasing Trust, Series 2020-4, Class C, 1.05% 2026[12]	3,700	3,671
Henderson Receivables LLC, Series 2006-3A, Class A1, (1-month USD-LIBOR + 0.20%) 0.31% 2041[4,6,12]	526	517
Henderson Receivables LLC, Series 2006-4A, Class A1, (1-month USD-LIBOR + 0.20%) 0.31% 2041[4,6,12]	196	196
Hertz Vehicle Financing III, LLC, Series 2021-A, Class B, 3.65% 2023[4,9,12]	49,770	49,658
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class A, 1.21% 2025[4,12]	81,838	81,140
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class B, 1.56% 2025[4,12]	6,809	6,750
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class C, 2.05% 2025[4,12]	3,902	3,867
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class A, 1.68% 2027[4,12]	92,439	91,269
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class B, 2.12% 2027[4,12]	8,169	8,110
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class C, 2.52% 2027[4,12]	3,138	3,122
Home Equity Asset Trust, Series 2004-7, Class M1, (1-month USD-LIBOR + 0.62%) 1.033% 2035[6,12]	653	654
LAD Auto Receivables Trust, Series 2021-1A, Class A, 1.30% 2026[4,12]	17,478	17,451
LAD Auto Receivables Trust, Series 2021-1A, Class B, 1.94% 2026[4,12]	1,804	1,802
Lunar Structured Aircraft Portfolio Notes, Series 2021-1, Class A, 2.636% 2046[4,12]	15,839	15,789
Madison Park Funding, Ltd., CLO, Series 2015-17A, Class AR2, (3-month USD-LIBOR + 1.00%) 1.13% 2030[4,6,12]	5,100	5,097
Marathon CLO, Ltd., Series 2017-9A, Class A1AR, (3-month USD-LIBOR + 1.15%) 1.274% 2029[4,6,12]	4,970	4,970
Mercury Financial Credit Card Master Trust, Series 2021-1A, Class A, 1.54% 2026[4,12]	23,200	23,189
Mission Lane Credit Card Master Trust, Series 2021-A, Class A, 1.59% 2026[4,12]	6,958	6,913
Mission Lane Credit Card Master Trust, Series 2021-A, Class B, 2.24% 2026[4,12]	1,291	1,285
Navient Student Loan Trust, Series 2021-A, Class A, 0.84% 2069[4,12]	8,156	8,060
Navient Student Loan Trust, Series 2021-B, Class A, 0.94% 2069[4,12]	7,350	7,279
Navient Student Loan Trust, Series 2021-EA, Class A, 0.97% 2069[4,12]	13,483	13,266
Navient Student Loan Trust, Series 2021-C, Class A, 1.06% 2069[4,12]	36,948	36,431
Navient Student Loan Trust, Series 2021-G, Class A, 1.58% 2070[4,12]	6,212	6,195
Navigator Aircraft ABS, Ltd., Series 2021-1, Class A, 2.771% 2046[4,12]	27,799	27,765
Nelnet Student Loan Trust, Series 2021-C, Class AFL, (1-month USD-LIBOR + 0.74%) 0.844% 2062[4,6,12]	30,069	30,178
Nelnet Student Loan Trust, Series 2021-C, Class AFX, 1.32% 2062[4,12]	2,329	2,295
Nelnet Student Loan Trust, Series 2021-A, Class APT1, 1.36% 2062[4,12]	43,804	43,081
Nelnet Student Loan Trust, Series 2021-B, Class AFX, 1.42% 2062[4,12]	98,689	97,373
New Economy Assets Phase 1 Issuer, LLC, Series 2021-1, Class A1, 1.91% 2061[4,12]	292,757	287,509
Newark BSL CLO 2, Ltd., Series 2017-1A, Class A1R, (3-month USD-LIBOR + 0.97%) 1.094% 2030[4,6,12]	1,645	1,645
OnDeck Asset Securitization Trust LLC, Series 2021-1A, Class A, 1.59% 2027[4,12]	15,641	15,565
OnDeck Asset Securitization Trust LLC, Series 2021-1A, Class B, 2.28% 2027[4,12]	700	697
Oportun Funding LLC, Series 2021-A, Class A, 1.21% 2028[4,12]	5,033	5,024
Oportun Funding LLC, Series 2021-B, Class A, 1.47% 2031[4,12]	10,536	10,477
OSW Structured Asset Trust, Series 2020-RPL1, Class A2, 4.569% 2059[4,6,12]	4,521	4,531
OSW Structured Asset Trust, Series 2020-RPL1, Class A1, 3.072% 2059[4,6,12]	7,287	7,297
Palmer Square Loan Funding, CLO, Series 2019-2, Class A1, (3-month USD-LIBOR + 0.97%) 1.102% 2027[4,6,12]	4,841	4,842
Palmer Square Loan Funding, CLO, Series 2019-1A, Class A1, (3-month USD-LIBOR + 1.05%) 1.182% 2027[4,6,12]	8,495	8,497
Palmer Square Loan Funding, CLO, Series 2020-4, Class A1, (3-month USD-LIBOR + 1.00%) 1.18% 2028[4,6,12]	9,552	9,556
Palmer Square Loan Funding, CLO, Series 2021-1, Class A1, (3-month USD-LIBOR + 0.90%) 1.032% 2029[4,6,12]	2,078	2,078
PFS Financing Corp., Series 2021-B, Class A, 0.775% 2026[4,12]	35,117	34,594
Prestige Auto Receivables Trust, Series 2019-1A, Class C, 2.70% 2024[4,12]	3,940	3,975
Prestige Auto Receivables Trust, Series 2019-1A, Class D, 3.01% 2025[4,12]	2,435	2,470
Prodigy Finance DAC, Series 2021-1A, Class A, (1-month USD-LIBOR + 1.25%) 1.352% 2051[4,6,12]	5,742	5,744
Residential Funding Mortgage Securities II, Inc., Series 2006-HSA3, Class A,
FSA insured, (1-month USD-LIBOR + 0.13%) 0.232% 2036[6,12]	103	102
Santander Drive Auto Receivables Trust, Series 2020-2, Class B, 0.96% 2024[12]	2,551	2,554
Santander Drive Auto Receivables Trust, Series 2020-1, Class B, 3.03% 2024[12]	8,621	8,680
Santander Drive Auto Receivables Trust, Series 2021-2, Class B, 0.59% 2025[12]	9,308	9,290
Santander Drive Auto Receivables Trust, Series 2020-2, Class C, 1.46% 2025[12]	6,125	6,155
Santander Drive Auto Receivables Trust, Series 2019-2, Class D, 3.22% 2025[12]	4,975	5,074
Santander Drive Auto Receivables Trust, Series 2020-1, Class C, 4.11% 2025[12]	25,000	25,740
Santander Drive Auto Receivables Trust, Series 2021-2, Class C, 0.90% 2026[12]	17,331	17,287

The Bond Fund of America	51

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Asset-backed obligations (continued)
Santander Drive Auto Receivables Trust, Series 2020-3, Class C, 1.12% 2026[12]		$12,159	$12,197
Santander Drive Auto Receivables Trust, Series 2020-3, Class D, 1.64% 2026[12]		5,159	5,196
Santander Drive Auto Receivables Trust, Series 2021-3, Class C, 0.95% 2027[12]		9,395	9,311
Santander Drive Auto Receivables Trust, Series 2021-3, Class D, 1.33% 2027[12]		12,526	12,375
Santander Drive Auto Receivables Trust, Series 2021-2, Class D, 1.35% 2027[12]		11,111	11,053
Slam, Ltd., Series 2021-1, Class A, 2.434% 2046[4,12]		17,434	17,137
Slam, Ltd., Series 2021-1, Class B, 3.422% 2046[4,12]		3,210	3,171
SMB Private Education Loan Trust, Series 2021-A, Class A1, (1-month USD-LIBOR + 0.50%) 0.61% 2053[4,6,12]		2,135	2,136
SMB Private Education Loan Trust, Series 2021-A, Class APT2, 1.07% 2053[4,12]		7,407	7,220
Sound Point CLO, Ltd., Series 2015-1RA, Class AR, (3-month USD-LIBOR + 1.08%) 1.204% 2030[4,6,12]		2,680	2,680
Sprite, Ltd., Series 2021-1, Class A, 3.75% 2046[4,12]		20,929	20,611
Stellar Jay Ireland DAC, Series 2021-1, Class A, 3.967% 2041[4,12]		2,539	2,526
Stonepeak Infrastructure Partners, Series 2021-1A, Class AA, 2.301% 2033[4,12]		8,036	7,963
Stonepeak Infrastructure Partners, Series 2021-1A, Class A, 2.675% 2033[4,12]		9,192	9,162
SuttonPark Structured Settlements, Series 2021-1, Class A, 1.95% 2075[4,12]		16,157	15,963
TAL Advantage V LLC, Series 2020-1A, Class A, 2.05% 2045[4,12]		6,632	6,598
TAL Advantage V LLC, Series 2020-1A, Class B, 3.29% 2045[4,12]		489	491
Textainer Marine Containers, Ltd., Series 2020-2A, Class A, 2.10% 2045[4,12]		3,570	3,556
Textainer Marine Containers, Ltd., Series 2020-1A, Class A, 2.73% 2045[4,12]		16,132	16,200
Textainer Marine Containers, Ltd., Series 2020-1A, Class B, 4.94% 2045[4,12]		6,815	6,926
Textainer Marine Containers, Ltd., Series 2021-2A, Class A, 2.23% 2046[4,12]		17,040	17,012
TIF Funding II LLC, Series 2020-1A, Class B, 3.82% 2045[4,12]		1,662	1,683
Towd Point Mortgage Trust, Series 2015-3, Class M1, 4.00% 2054[4,6,12]		4,715	4,773
Towd Point Mortgage Trust, Series 2016-2, Class B2, 3.402% 2055[4,6,12]		2,900	2,999
Toyota Auto Loan Extended Note Trust, Series 2019-1, Class A, 2.56% 2031[4,12]		6,000	6,199
Toyota Auto Loan Extended Note Trust, Series 2020-1, Class A, 1.35% 2033[4,12]		5,335	5,326
Toyota Auto Loan Extended Note Trust, Series 2021-1, Class A, 1.07% 2034[4,6,12]		27,912	27,414
Triton Container Finance VIII LLC, Series 2020-1, Class A, 2.11% 2045[4,12]		3,123	3,104
Triton Container Finance VIII LLC, Series 2021-1, Class A, 1.86% 2046[4,12]		13,095	12,854
Triton Container Finance VIII LLC, Series 2021-1A, Class B, 2.58% 2046[4,12]		1,080	1,067
Westlake Automobile Receivables Trust, Series 2020-3A, Class C, 1.24% 2025[4,12]		4,153	4,163
Westlake Automobile Receivables Trust, Series 2020-2, Class C, 2.01% 2025[4,12]		3,345	3,383
Westlake Automobile Receivables Trust, Series 2021-2, Class B, 0.62% 2026[4,12]		10,314	10,235
Westlake Automobile Receivables Trust, Series 2021-2, Class C, 0.89% 2026[4,12]		13,309	13,192
Westlake Automobile Receivables Trust, Series 2021-2, Class D, 1.23% 2026[4,12]		8,825	8,691
Westlake Automobile Receivables Trust, Series 2020-3A, Class D, 1.65% 2026[4,12]		8,060	8,084
Westlake Automobile Receivables Trust, Series 2020-2, Class D, 2.76% 2026[4,12]		5,225	5,338
			2,594,831

Bonds & notes of governments & government agencies outside the U.S. 1.81%
Abu Dhabi (Emirate of) 3.125% 2027[4]		17,700	19,040
Abu Dhabi (Emirate of) 3.875% 2050[4]		9,900	11,557
Abu Dhabi (Emirate of) 2.70% 2070[4]		4,925	4,495
Angola (Republic of) 8.00% 2029[4]		5,000	4,948
Argentine Republic 1.00% 2029		1,034	377
Argentine Republic 0.50% 2030 (0.75% on 7/9/2023)[5]		12,086	4,261
Argentine Republic 0% 2035		25,700	218
Argentine Republic 1.125% 2035 (1.50% on 7/9/2022)[5]		5,349	1,719
Asian Development Bank 1.50% 2024		15,979	16,210
Asian Development Bank 2.50% 2027		3,451	3,663
Asian Development Bank 2.75% 2028		3	3
Bermuda 2.375% 2030[4]		2,840	2,847
Bermuda 3.375% 2050[4]		8,200	8,231
Caisse d’Amortissement de la Dette Sociale 1.125% 2024[4]		10,000	10,007
Chile (Republic of) 3.10% 2041		13,200	12,943
China (People’s Republic of), Series INBK, 3.81% 2050	CNY	75,960	12,776
China (People’s Republic of), Series INBK, 3.72% 2051		274,040	45,643
China Development Bank Corp., Series 2012, 3.34% 2025		53,800	8,625
Colombia (Republic of) 4.125% 2051		$18,640	15,192
Colombia (Republic of), Series B, 5.75% 2027	COP	152,975,600	34,001
Costa Rica (Republic of) 7.00% 2044		$2,178	2,143
Cote d’Ivoire (Republic of) 6.375% 2028[4]		7,275	7,920
CPPIB Capital, Inc. 0.50% 2024[4]		7,990	7,883
CPPIB Capital, Inc. (USD-SOFR + 1.25%) 0.05% 2026[4,6]		6,621	6,911

52	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Bonds & notes of governments & government agencies outside the U.S. (continued)
CPPIB Capital, Inc. 0.875% 2026[4]		$8,156	$7,894
Dominican Republic 6.875% 2026[4]		4,300	4,909
Dominican Republic 6.40% 2049[4]		1,648	1,735
Egypt (Arab Republic of) 4.75% 2026		€3,000	3,309
Egypt (Arab Republic of) 6.588% 2028[4]		$1,610	1,570
Egypt (Arab Republic of) 5.625% 2030		€1,060	1,093
Egypt (Arab Republic of) 7.053% 2032[4]		$5,100	4,724
Egypt (Arab Republic of) 8.50% 2047[4]		2,245	1,997
European Investment Bank 1.625% 2025		23,000	23,375
Export-Import Bank of China 2.93% 2025	CNY	242,000	38,271
Export-Import Bank of India 3.375% 2026		$7,000	7,346
Export-Import Bank of India 3.875% 2028		3,000	3,215
Export-Import Bank of India 3.25% 2030		9,100	9,279
Export-Import Bank of India 2.25% 2031[4]		25,000	23,569
Gabonese Republic 6.95% 2025		700	729
Gabonese Republic 6.625% 2031[4]		600	584
Honduras (Republic of) 7.50% 2024		3,330	3,530
Honduras (Republic of) 6.25% 2027[4]		1,400	1,519
Honduras (Republic of) 6.25% 2027		968	1,050
Hungary (Republic of) 2.125% 2031[4]		12,195	12,026
Indonesia (Republic of) 6.625% 2037		12,000	16,784
Indonesia (Republic of) 4.20% 2050		1,785	2,040
Inter-American Development Bank 0.50% 2024		826	815
Inter-American Development Bank 1.125% 2028		1	1
International Bank for Reconstruction and Development 0.75% 2025		4,974	4,923
International Bank for Reconstruction and Development 1.625% 2025		12,573	12,791
International Bank for Reconstruction and Development 1.625% 2031		8,431	8,440
Israel (State of) 3.375% 2050		5,000	5,419
Israel (State of) 3.875% 2050		42,900	50,181
Japan Bank for International Cooperation 1.875% 2031		6,576	6,654
Jordan (Hashemite Kingdom of) 6.125% 2026[4]		2,890	3,089
Jordan (Hashemite Kingdom of) 5.75% 2027[4]		615	648
Kenya (Republic of) 6.875% 2024[4]		6,425	6,804
KfW 0.625% 2026		6,778	6,620
Kommuninvest i Sverige Aktiebolag 0.50% 2023[4]		10,129	10,107
Morocco (Kingdom of) 2.375% 2027[4]		7,000	6,840
Morocco (Kingdom of) 1.50% 2031		€15,000	15,735
Morocco (Kingdom of) 3.00% 2032[4]		$10,000	9,572
Morocco (Kingdom of) 5.50% 2042		25,300	28,022
Morocco (Kingdom of) 5.50% 2042[4]		1,500	1,661
Morocco (Kingdom of) 4.00% 2050[4]		7,700	7,007
Oesterreichische Kontrollbank AG 0.50% 2024		6,622	6,537
Ontario Teachers’ Finance Trust 0.875% 2026[4]		7,433	7,240
Ontario Teachers’ Finance Trust 2.00% 2031[4]		6,787	6,818
Panama (Republic of) 3.75% 2026[4]		41,695	44,347
Panama (Republic of) 3.875% 2028		10,000	10,810
Panama (Republic of) 2.252% 2032		36,365	34,574
Panama (Republic of) 4.50% 2047		1,090	1,204
Panama (Republic of) 4.50% 2050		5,925	6,541
Panama (Republic of) 4.30% 2053		3,242	3,492
Panama (Republic of) 4.50% 2056		8,915	9,853
Panama (Republic of) 3.87% 2060		19,858	19,932
Panama Bonos Del Tesoro 3.362% 2031		28,000	28,210
Paraguay (Republic of) 4.95% 2031[4]		5,000	5,631
Paraguay (Republic of) 2.739% 2033[4]		1,618	1,563
Paraguay (Republic of) 5.60% 2048[4]		1,422	1,650
Peru (Republic of) 6.35% 2028	PEN	33,100	8,732
Peru (Republic of) 5.94% 2029		41,000	10,525
Peru (Republic of) 2.783% 2031		$41,600	41,496
Peru (Republic of) 6.15% 2032	PEN	76,900	19,361
Peru (Republic of) 3.00% 2034		$14,110	14,089
Peru (Republic of) 2.78% 2060		39,745	34,976
PETRONAS Capital, Ltd. 3.50% 2030[4]		4,450	4,819
PETRONAS Capital, Ltd. 4.55% 2050[4]		5,695	7,072
Philippines (Republic of) 1.648% 2031		17,514	17,002
Philippines (Republic of) 6.375% 2034		18,000	25,035
Philippines (Republic of) 3.95% 2040		4,000	4,477

The Bond Fund of America	53

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Bonds & notes of governments & government agencies outside the U.S. (continued)
Philippines (Republic of) 3.70% 2041	$19,000	$20,775
Philippines (Republic of) 3.70% 2042	21,300	23,289
Philippines (Republic of) 2.65% 2045	13,236	12,562
Philippines (Republic of) 2.95% 2045	15,091	14,914
Philippines (Republic of) 3.20% 2046	9,100	9,276
PT Indonesia Asahan Aluminium Tbk 5.71% 2023[4]	2,050	2,201
PT Indonesia Asahan Aluminium Tbk 4.75% 2025	10,000	10,646
PT Indonesia Asahan Aluminium Tbk 4.75% 2025[4]	3,310	3,524
PT Indonesia Asahan Aluminium Tbk 6.53% 2028	8,528	10,316
PT Indonesia Asahan Aluminium Tbk 6.53% 2028[4]	1,867	2,259
PT Indonesia Asahan Aluminium Tbk 5.45% 2030[4]	910	1,039
PT Indonesia Asahan Aluminium Tbk 6.757% 2048[4]	655	839
PT Indonesia Asahan Aluminium Tbk 5.80% 2050[4]	2,690	3,116
Qatar (State of) 3.875% 2023[4]	10,830	11,268
Qatar (State of) 3.75% 2030[4]	39,070	43,894
Qatar (State of) 4.40% 2050[4]	32,960	41,017
Romania 3.624% 2030	€3,592	4,443
Romania 2.00% 2032	1,400	1,484
Romania 3.50% 2034	7,600	9,132
Romania 3.50% 2034	6,485	7,792
Russian Federation 2.875% 2025	7,500	9,183
Russian Federation 4.375% 2029	$23,400	25,837
Russian Federation 1.85% 2032	€12,500	14,173
Russian Federation 5.10% 2035	$52,800	62,370
Russian Federation 5.10% 2035[4]	800	945
Russian Federation 5.25% 2047	10,000	12,685
Saudi Arabia (Kingdom of) 3.25% 2026[4]	4,170	4,449
Saudi Arabia (Kingdom of) 3.628% 2027[4]	3,800	4,125
Saudi Arabia (Kingdom of) 3.625% 2028[4]	3,110	3,393
Saudi Arabia (Kingdom of) 2.25% 2033[4]	25,000	24,433
Saudi Arabia (Kingdom of) 4.50% 2046	8,000	9,399
Saudi Arabia (Kingdom of) 3.45% 2061[4]	23,000	23,272
Tunisia (Republic of) 5.625% 2024	€3,000	2,721
Turkey (Republic of) 4.25% 2026	$3,300	2,966
Turkey (Republic of) 4.875% 2026	2,380	2,163
Ukraine 6.75% 2026	€453	492
United Mexican States 3.25% 2030	$1,515	1,555
United Mexican States 2.659% 2031	3,293	3,221
United Mexican States 4.75% 2044	2,500	2,733
United Mexican States 5.00% 2051	9,010	10,244
United Mexican States 3.75% 2071	11,315	10,200
United Mexican States 5.75% 2110	3,850	4,430
		1,442,251

Municipals 0.66% California 0.02%
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2021-B, 2.746% 2034	3,725	3,757
Regents of the University of California, General Rev. Bonds, Series 2020-BG, 1.316% 2027	6,585	6,469
Regents of the University of California, General Rev. Bonds, Series 2020-BG, 1.614% 2030	5,150	5,001
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2015-CM, AMT, 2.45% 2031	240	243
		15,470

Connecticut 0.00%
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-C-1, 3.50% 2045	1,685	1,755

54	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Municipals (continued)
Illinois 0.49%
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2010-C, 6.319% 2029	$14,400	$17,125
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2009-E, 6.138% 2039	56,485	69,824
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2010-D, 6.519% 2040	5,770	7,343
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Qualified School Construction Bonds), Series 2009-G, 1.75% 2025	13,760	13,160
G.O. Bonds, Series 2013-B, 4.11% 2022	2,280	2,299
G.O. Bonds, Series 2012-B, 4.85% 2022	2,305	2,305
G.O. Bonds, Series 2013-B, 4.31% 2023	7,325	7,603
G.O. Bonds, Series 2020-A, 3.14% 2024	1,520	1,575
G.O. Bonds, Series 2020-A, 3.24% 2025	2,245	2,345
G.O. Bonds, Series 2013-B, 4.91% 2027	3,250	3,664
G.O. Bonds, Series 2019-A, 5.70% 2031	7,530	8,873
G.O. Bonds, Pension Funding, Series 2003, 4.95% 2023	22,504	23,369
G.O. Bonds, Pension Funding, Series 2003, 5.10% 2033	161,540	186,843
G.O. Bonds, Pension Funding, Series 2003, Assured Guaranty Municipal insured, 5.10% 2033	7,945	9,279
G.O. Bonds, Taxable Build America Bonds, Series 2010-2, 5.85% 2022	3,155	3,181
G.O. Bonds, Taxable Build America Bonds, Series 2010-2, 5.95% 2023	6,495	6,851
G.O. Bonds, Taxable Build America Bonds, Series 2010-2, 6.05% 2024	1,905	2,084
G.O. Bonds, Taxable Build America Bonds, Series 2010-1, 6.63% 2035	5,725	6,999
G.O. Rev. Ref. Bonds, Series 2016, 6.15% 2025	6,205	7,013
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.10% 2050 (put 2025)[6]	6,275	6,427
Housing Dev. Auth., Rev. Bonds, Series 2016-A, 4.00% 2046	670	712
		388,874

Iowa 0.00%
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2016-A, 4.00% 2046	560	590

Kentucky 0.00%
Housing Corp., Housing Rev. Bonds, Series 2013-D, 3.50% 2033	690	710

Maine 0.00%
Housing Auth., Mortgage Purchase Rev. Ref. Bonds, Series 2015-E-1, AMT, 3.50% 2035	1,780	1,850

Maryland 0.00%
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2014-B, AMT, 3.25% 2044	995	1,020

Massachusetts 0.00%
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 178, 3.50% 2042	400	420

Michigan 0.01%
Fin. Auth., Local Government Loan Program Rev. Bonds (Detroit Fin. Recovery Income Tax Local Project Bonds), Series 2014-F-2, 4.60% 2022	1,370	1,391
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2016-B, 3.50% 2047	8,315	8,794
		10,185

Minnesota 0.01%
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2015-A, AMT, 4.00% 2041	300	313
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2014-C, AMT, 4.00% 2045	2,540	2,690
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2015-E, AMT, 3.50% 2046	1,610	1,688
		4,691

The Bond Fund of America	55

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Municipals (continued)
Missouri 0.00%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038	$625	$659

Nebraska 0.00%
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2015-C, 3.50% 2045	485	502
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-A, 3.50% 2046	1,870	1,966
		2,468

New Jersey 0.01%
Econ. Dev. Auth., State Pension Funding Bonds, Series 1997-A, National insured, 7.425% 2029	4,400	5,538

New York 0.05%
Dormitory Auth., Taxable State Personal Income Tax Rev. Bonds (General Purpose), Series 2021-C, 2.202% 2034	39,115	38,623
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 52, AMT, 3.50% 2030	960	999
		39,622

Ohio 0.03%
Cleveland-Cuyahoga Port Auth., Federal Lease Rev. Bonds (VA Cleveland Health Care Center Project), Series 2021, 4.425% 2031	24,585	25,896

South Carolina 0.01%
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036	505	543
Housing Fin. Auth., Mortgage Rev. Ref. Bonds, Series 2014, AMT, 4.00% 2041	1,940	2,031
		2,574

Tennessee 0.01%
Housing Dev. Agcy., Homeownership Program Bonds, Series 2015-A, 3.50% 2045	700	742
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2013-2-A, AMT, 4.00% 2043	275	284
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-1-A, AMT, 4.00% 2045	1,550	1,634
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, AMT, 4.00% 2046	2,055	2,179
		4,839

Texas 0.02%
Grand Parkway Transportation Corp., Grand Parkway System Toll Rev. Ref. Bonds, Series 2020-B, 3.236% 2052	8,155	8,257
SA Energy Acquisition Public Fac. Corp., Gas Supply Rev. Bonds, Series 2007, 5.50% 2023	6,000	6,462
		14,719

Utah 0.00%
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045	575	612

Wisconsin 0.00%
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2015-A, AMT, 4.00% 2045	975	1,016
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2016-A, AMT, 3.50% 2046	1,445	1,509
		2,525

Wyoming 0.00%
Community Dev. Auth., Housing Rev. Bonds, Series 2015-6, 4.00% 2045	345	358

Total municipals		525,375

56	The Bond Fund of America

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Federal agency bonds & notes 0.03%
Development Bank of Japan, Inc. 1.25% 2026[4]	$8,230	$8,157
Development Bank of Japan, Inc. 1.75% 2031[4]	3,068	3,065
Fannie Mae 1.625% 2025[1]	7	7
Federal Farm Credit Banks 1.60% 2033	1,957	1,911
PSP Capital, Inc. 1.625% 2028[4]	6,054	6,040
		19,180

Total bonds, notes & other debt instruments (cost: $75,359,116,000)		76,141,626

Common stocks 0.05%	Shares
Health care 0.05%
Rotech Healthcare, Inc.[9,10,14,15]	342,069	36,944

Consumer discretionary 0.00%
MYT Holding Co., Class B9,14	521,407	2,216
NMG Parent LLC[14]	4,595	698
		2,914

Energy 0.00%
Diamond Offshore Drilling, Inc.[14]	472,031	2,006

Total common stocks (cost: $25,286,000)		41,864

Preferred securities 0.01%
Financials 0.01%
CoBank, ACB, Class E, 1.304% noncumulative preferred shares[4]	6,250	5,047

Total preferred securities (cost: $5,820,000)		5,047

Rights & warrants 0.00%
Consumer discretionary 0.00%
NMG Parent LLC, warrants, expire 2027[9,14]	18,410	544

Total rights & warrants (cost: $112,000)		544

Short-term securities 9.79%
Money market investments 9.79%
Capital Group Central Cash Fund 0.09%[16,17]	77,899,245	7,790,703

Total short-term securities (cost: $7,789,992,000)		7,790,703

Total investment securities 105.55% (cost: $83,180,326,000)		83,979,784
Other assets less liabilities (5.55)%		(4,413,336)

Net assets 100.00%		$79,566,448

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	Value and unrealized (depreciation) appreciation at 12/31/2021 (000)
90 Day Euro Dollar Futures	Long	28	March 2022	$6,976	$(14)
90 Day Euro Dollar Futures	Long	18,305	September 2022	4,539,411	(9,135)
2 Year U.S. Treasury Note Futures	Long	5,963	March 2022	1,300,959	(306)
5 Year Euro-Bobl Futures	Short	414	March 2022	(62,801)	525
5 Year U.S. Treasury Note Futures	Short	10,069	March 2022	(1,218,113)	(971)
10 Year Euro-Bund Futures	Short	1,185	March 2022	(231,199)	4,457
10 Year U.S. Treasury Note Futures	Long	193	March 2022	25,180	(46)

The Bond Fund of America	57

Futures contracts (continued)

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	Value and unrealized (depreciation) appreciation at 12/31/2021 (000)
10 Year Ultra U.S. Treasury Note Futures	Short	27,367	March 2022	$(4,007,555)	$(63,509)
20 Year U.S. Treasury Bond Futures	Long	12,280	March 2022	1,970,172	16,835
30 Year Ultra U.S. Treasury Bond Futures	Long	18,422	March 2022	3,631,437	61,688
					$9,524

Forward currency contracts

						Unrealized
						appreciation
Contract amount						(depreciation)
Currency purchased (000)		Currency sold (000)		Counterparty	Settlement date	at 12/31/2021 (000)
USD	38,330	COP	151,894,400	Citibank	1/7/2022	$1,002
KRW	50,350,000	USD	42,493	Citibank	1/7/2022	(162)
USD	21,938	EUR	19,334	JPMorgan Chase	1/10/2022	(78)
USD	45,423	CNH	290,000	UBS AG	1/10/2022	(168)
USD	40,745	EUR	35,991	Morgan Stanley	1/10/2022	(239)
USD	20,790	PEN	85,000	UBS AG	1/10/2022	(497)
USD	44,713	JPY	5,071,403	Bank of New York Mellon	1/13/2022	621
USD	89,532	EUR	79,212	Morgan Stanley	1/13/2022	(675)
USD	9,277	PEN	37,750	Citibank	1/14/2022	(175)
USD	2,954	MXN	62,944	BNP Paribas	1/18/2022	(111)
USD	178,003	DKK	1,172,950	JPMorgan Chase	1/18/2022	(1,635)
USD	2,239	MXN	47,221	JPMorgan Chase	1/20/2022	(59)
USD	47,529	EUR	41,998	Morgan Stanley	1/20/2022	(305)
KRW	96,400,000	USD	81,161	Citibank	1/21/2022	(146)
USD	3,654	PEN	15,060	Morgan Stanley	8/26/2022	(56)
USD	4,716	PEN	19,550	Citibank	8/26/2022	(99)
						$(2,782)

Swap contracts

Interest rate swaps

Centrally cleared interest rate swaps

							Upfront	Unrealized
							premium	appreciation
Receive		Pay				Value at	paid	(depreciation)
	Payment		Payment	Expiration	Notional	12/31/2021	(received)	at 12/31/2021
Rate	frequency	Rate	frequency	date	(000)	(000)	(000)	(000)
SOFR	Quarterly	U.S. EFFR	Quarterly	11/17/2022	$1,000	$— [2]	$—	$— [2]
2.432%	Semi-annual	3-month USD-LIBOR	Quarterly	9/21/2037	2,000	210	—	210
2.987%	Semi-annual	3-month USD-LIBOR	Quarterly	2/7/2038	37,000	6,900	—	6,900
3.193%	Semi-annual	3-month USD-LIBOR	Quarterly	5/21/2038	45,000	9,860	—	9,860
3.062%	Semi-annual	3-month USD-LIBOR	Quarterly	7/31/2038	23,500	4,738	—	4,738
2.835%	Semi-annual	3-month USD-LIBOR	Quarterly	1/10/2039	21,500	3,665	—	3,665
2.874%	Semi-annual	3-month USD-LIBOR	Quarterly	2/6/2039	13,900	2,459	—	2,459
2.7055%	Semi-annual	3-month USD-LIBOR	Quarterly	4/17/2039	41,900	6,383	—	6,383
3-month USD-LIBOR	Quarterly	0.81%	Semi-annual	7/28/2045	449,300	83,325	(266)	83,591
2.5095%	Semi-annual	3-month USD-LIBOR	Quarterly	7/24/2047	3,000	502	—	502
2.9075%	Semi-annual	3-month USD-LIBOR	Quarterly	4/16/2048	7,000	1,813	—	1,813
3-month USD-LIBOR	Quarterly	0.811%	Semi-annual	7/27/2050	445,000	94,120	—	94,120
3-month USD-LIBOR	Quarterly	1.972%	Semi-annual	4/26/2051	65,600	(4,100)	—	(4,100)
3-month USD-LIBOR	Quarterly	1.9855%	Semi-annual	4/26/2051	97,700	(6,422)	—	(6,422)
3-month USD-LIBOR	Quarterly	1.953%	Semi-annual	4/27/2051	65,600	(3,802)	—	(3,802)

58	The Bond Fund of America

Swap contracts (continued)

Interest rate swaps (continued)

Centrally cleared interest rate swaps (continued)

							Upfront	Unrealized
							premium	appreciation
Receive		Pay				Value at	paid	(depreciation)
	Payment		Payment	Expiration	Notional	12/31/2021	(received)	at 12/31/2021
Rate	frequency	Rate	frequency	date	(000)	(000)	(000)	(000)
3-month USD-LIBOR	Quarterly	1.9895%	Semi-annual	4/27/2051	$101,200	$(6,749)	$—	$(6,749)
3-month USD-LIBOR	Quarterly	1.9778%	Semi-annual	4/28/2051	38,400	(2,454)	—	(2,454)
							$(266)	$190,714

Credit default swaps

Centrally cleared credit default swaps on credit indices — sell protection

Financing rate received	Payment frequency	Reference index	Expiration date	Notional (000)	Value at 12/31/2021 (000)	Upfront premium paid (000)	Unrealized appreciation at 12/31/2021 (000)
1.00%	Quarterly	CDX.NA.IG.37	12/20/2026	$300,000	$7,288	$7,141	$147

Investments in affiliates17

	Value of affiliate at 1/1/2021 (000)	Additions (000)	Reductions (000)	Net realized loss (000)	Net unrealized appreciation (000)	Value of affiliate at 12/31/2021 (000)	Dividend income (000)
Short-term securities 9.79%
Money market investments 9.79%
Capital Group Central Cash Fund 0.09%[16]	$16,368,185	$22,502,091	$31,079,107	$(775)	$309	$7,790,703	$7,533

[1]	All or a portion of this security was pledged as collateral. The total value of pledged collateral was $267,746,000, which represented .34% of the net assets of the fund.
[2]	Amount less than one thousand.
[3]	Index-linked bond whose principal amount moves with a government price index.
[4]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $10,841,123,000, which represented 13.63% of the net assets of the fund.
[5]	Step bond; coupon rate may change at a later date.
[6]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available.
[7]	Scheduled interest and/or principal payment was not received.
[8]	Payment in kind; the issuer has the option of paying additional securities in lieu of cash. Payment methods and rates are as of the most recent payment when available.
[9]	Valued under fair value procedures adopted by authority of the board of trustees. The total value of all such securities was $96,839,000, which represented .12% of the net assets of the fund.
[10]	Value determined using significant unobservable inputs.
[11]	Loan participations and assignments; may be subject to legal or contractual restrictions on resale. The total value of all such loans was $5,302,000, which represented less than .01% of the net assets of the fund.
[12]	Principal payments may be made periodically. Therefore, the effective maturity date may be earlier than the stated maturity date.
[13]	Purchased on a TBA basis.
[14]	Security did not produce income during the last 12 months.
[15]	Acquired through a private placement transaction exempt from registration under the Securities Act of 1933. May be subject to legal or contractual restrictions on resale. Further details on this holding appear below.
[16]	Rate represents the seven-day yield at 12/31/2021.
[17]	Part of the same “group of investment companies” as the fund as defined under the Investment Company Act of 1940, as amended.

Private placement security	Acquisition date	Cost (000)	Value (000)	Percent of net assets
Rotech Healthcare, Inc.	9/26/2013	$12,646	$36,944	.05%

The Bond Fund of America	59

Key to abbreviations and symbols

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

CLO = Collateralized Loan Obligations

CMO = Collateralized Mortgage Obligations

CNH/CNY = Chinese yuan renminbi

COP = Colombian pesos

Dept. = Department

Dev. = Development

DKK/DKr = Danish kroner

Econ. = Economic

EFFR = Effective Federal Funds Rate

EUR/€ = Euros

Fac. = Facility

Fin. = Finance

G.O. = General Obligation

ICE = Intercontinental Exchange, Inc.

JPY = Japanese yen

KRW = South Korean won

LIBOR = London Interbank Offered Rate

MXN = Mexican pesos

PEN = Peruvian nuevos soles

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

SOFR = Secured Overnight Financing Rate

TBA = To-be-announced

USD/$ = U.S. dollars

See notes to financial statements.

60	The Bond Fund of America

Financial statements

Statement of assets and liabilities at December 31, 2021	(dollars in thousands)

Assets:
Investment securities, at value:
Unaffiliated issuers (cost: $75,390,334)	$76,189,081
Affiliated issuers (cost: $7,789,992)	7,790,703	$83,979,784
Cash		7,743
Cash denominated in currencies other than U.S. dollars (cost: $56)		57
Unrealized appreciation on open forward currency contracts		1,623
Receivables for:
Sales of investments	11,712,719
Sales of fund’s shares	134,491
Dividends and interest	337,149
Variation margin on futures contracts	36,419
Variation margin on centrally cleared swap contracts	796	12,221,574
		96,210,781
Liabilities:
Unrealized depreciation on open forward currency contracts		4,405
Payables for:
Purchases of investments	16,493,507
Repurchases of fund’s shares	95,995
Dividends on fund’s shares	8,664
Investment advisory services	11,073
Services provided by related parties	12,654
Trustees’ deferred compensation	732
Variation margin on futures contracts	7,977
Variation margin on centrally cleared swap contracts	8,937
Other	389	16,639,928
Net assets at December 31, 2021		$79,566,448

Net assets consist of:
Capital paid in on shares of beneficial interest		$78,718,080
Total distributable earnings		848,368
Net assets at December 31, 2021		$79,566,448

See notes to financial statements.

The Bond Fund of America	61

Financial statements (continued)

Statement of assets and liabilities
at December 31, 2021 (continued)

(dollars and shares in thousands, except per-share amounts)

Shares of beneficial interest issued and outstanding (no stated par value) —
unlimited shares authorized (5,944,397 total shares outstanding)

	Net assets	Shares outstanding	Net asset value per share
Class A	$30,200,514	2,256,276	$13.39
Class C	717,237	53,585	13.39
Class T	11	1	13.39
Class F-1	1,010,925	75,526	13.39
Class F-2	20,613,315	1,540,017	13.39
Class F-3	7,934,153	592,759	13.39
Class 529-A	1,473,308	110,071	13.39
Class 529-C	69,859	5,219	13.39
Class 529-E	46,161	3,449	13.39
Class 529-T	12	1	13.39
Class 529-F-1	10	1	13.39
Class 529-F-2	176,499	13,186	13.39
Class 529-F-3	10	1	13.39
Class R-1	41,770	3,121	13.39
Class R-2	409,230	30,573	13.39
Class R-2E	44,359	3,314	13.39
Class R-3	673,150	50,291	13.39
Class R-4	588,472	43,965	13.39
Class R-5E	159,651	11,927	13.39
Class R-5	372,792	27,851	13.39
Class R-6	15,035,010	1,123,263	13.39

See notes to financial statements.

62	The Bond Fund of America

Financial statements (continued)

Statement of operations
for the year ended December 31, 2021	(dollars in thousands)

Investment income:
Income:
Interest (net of non-U.S. taxes of $193)	$1,413,053
Dividends (includes $7,533 from affiliates)	7,596	$1,420,649
Fees and expenses*:
Investment advisory services	117,038
Distribution services	98,870
Transfer agent services	58,536
Administrative services	22,364
Reports to shareholders	1,898
Registration statement and prospectus	3,992
Trustees’ compensation	261
Auditing and legal	247
Custodian	274
Other	1,167	304,647
Net investment income		1,116,002

Net realized gain and unrealized depreciation:
Net realized gain (loss) on:
Investments:
Unaffiliated issuers	122,871
Affiliated issuers	(775)
Futures contracts	119,270
Forward currency contracts	18,338
Swap contracts	43,855
Currency transactions	302	303,861
Net unrealized (depreciation) appreciation on:
Investments:
Unaffiliated issuers	(1,995,545)
Affiliated issuers	309
Futures contracts	3,393
Forward currency contracts	(2,462)
Swap contracts	(669)
Currency translations	(65)	(1,995,039)
Net realized gain and unrealized depreciation		(1,691,178)
Net decrease in net assets resulting from operations		$(575,176)

*	Additional information related to class-specific fees and expenses is included in the notes to financial statements.

See notes to financial statements.

The Bond Fund of America	63

Financial statements (continued)

Statements of changes in net assets
(dollars in thousands)

	Year ended December 31,
	2021	2020
Operations:
Net investment income	$1,116,002	$1,012,536
Net realized gain	303,861	2,750,281
Net unrealized (depreciation) appreciation	(1,995,039)	2,021,287
Net (decrease) increase in net assets resulting from operations	(575,176)	5,784,104

Distributions paid or accrued to shareholders	(1,605,741)	(3,310,485)

Net capital share transactions	11,507,974	17,318,680

Total increase in net assets	9,327,057	19,792,299

Net assets:
Beginning of year	70,239,391	50,447,092
End of year	$79,566,448	$70,239,391

See notes to financial statements.

64	The Bond Fund of America

Notes to financial statements

1. Organization

The Bond Fund of America (the “fund”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company. The fund seeks as high a level of current income as is consistent with the preservation of capital.

The fund has 21 share classes consisting of six retail share classes (Classes A, C, T, F-1, F-2 and F-3), seven 529 college savings plan share classes (Classes 529-A, 529-C, 529-E, 529-T, 529-F-1, 529-F-2 and 529-F-3) and eight retirement plan share classes (Classes R-1, R-2, R-2E, R-3, R-4, R-5E, R-5 and R-6). The 529 college savings plan share classes can be used to save for college education. The retirement plan share classes are generally offered only through eligible employer-sponsored retirement plans. The fund’s share classes are described further in the following table:

Share class	Initial sales charge	Contingent deferred sales charge upon redemption	Conversion feature
Classes A and 529-A	Up to 3.75% for Class A; up to 3.50% for Class 529-A	None (except 1.00% for certain redemptions within 18 months of purchase without an initial sales charge)	None
Classes C and 529-C	None	1.00% for redemptions within one year of purchase	Class C converts to Class A after eight years and Class 529-C converts to Class 529-A after five years
Class 529-E	None	None	None
Classes T and 529-T*	Up to 2.50%	None	None
Classes F-1, F-2, F-3, 529-F-1, 529-F-2 and 529-F-3	None	None	None
Classes R-1, R-2, R-2E, R-3, R-4, R-5E, R-5 and R-6	None	None	None

*	Class T and 529-T shares are not available for purchase.

Holders of all share classes have equal pro rata rights to the assets, dividends and liquidation proceeds of the fund. Each share class has identical voting rights, except for the exclusive right to vote on matters affecting only its class. Share classes have different fees and expenses (“class-specific fees and expenses”), primarily due to different arrangements for distribution, transfer agent and administrative services. Differences in class-specific fees and expenses will result in differences in net investment income and, therefore, the payment of different per-share dividends by each share class.

2. Significant accounting policies

The fund is an investment company that applies the accounting and reporting guidance issued in Topic 946 by the U.S. Financial Accounting Standards Board. The fund’s financial statements have been prepared to comply with U.S. generally accepted accounting principles (“U.S. GAAP”). These principles require the fund’s investment adviser to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Subsequent events, if any, have been evaluated through the date of issuance in the preparation of the financial statements. The fund follows the significant accounting policies described in this section, as well as the valuation policies described in the next section on valuation.

Security transactions and related investment income — Security transactions are recorded by the fund as of the date the trades are executed with brokers. Realized gains and losses from security transactions are determined based on the specific identified cost of the securities. In the event a security is purchased with a delayed payment date, the fund will segregate liquid assets sufficient to meet its payment obligations. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Market discounts, premiums and original issue discounts on fixed-income securities are amortized daily over the expected life of the security.

Class allocations — Income, fees and expenses (other than class-specific fees and expenses) are allocated daily among the various share classes based on the relative value of their settled shares. Realized gains and losses and unrealized appreciation and depreciation are allocated daily among the various share classes based on their relative net assets. Class-specific fees and expenses, such as distribution, transfer agent and administrative services, are charged directly to the respective share class.

Distributions paid or accrued to shareholders — Income dividends are declared daily after the determination of the fund’s net investment income and are paid to shareholders monthly. Capital gain distributions are recorded on the ex-dividend date.

The Bond Fund of America	65

Currency translation — Assets and liabilities, including investment securities, denominated in currencies other than U.S. dollars are translated into U.S. dollars at the exchange rates supplied by one or more pricing vendors on the valuation date. Purchases and sales of investment securities and income and expenses are translated into U.S. dollars at the exchange rates on the dates of such transactions. The effects of changes in exchange rates on investment securities are included with the net realized gain or loss and net unrealized appreciation or depreciation on investments in the fund’s statement of operations. The realized gain or loss and unrealized appreciation or depreciation resulting from all other transactions denominated in currencies other than U.S. dollars are disclosed separately.

3. Valuation

Capital Research and Management Company (“CRMC”), the fund’s investment adviser, values the fund’s investments at fair value as defined by U.S. GAAP. The net asset value per share is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open.

Methods and inputs — The fund’s investment adviser uses the following methods and inputs to establish the fair value of the fund’s assets and liabilities. Use of particular methods and inputs may vary over time based on availability and relevance as market and economic conditions evolve.

Equity securities are generally valued at the official closing price of, or the last reported sale price on, the exchange or market on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Prices for each security are taken from the principal exchange or market on which the security trades.

Fixed-income securities, including short-term securities, are generally valued at prices obtained from one or more pricing vendors. Vendors value such securities based on one or more of the inputs described in the following table. The table provides examples of inputs that are commonly relevant for valuing particular classes of fixed-income securities in which the fund is authorized to invest. However, these classifications are not exclusive, and any of the inputs may be used to value any other class of fixed-income security.

Fixed-income class	Examples of standard inputs
All	Benchmark yields, transactions, bids, offers, quotations from dealers and trading systems, new issues, spreads and other relationships observed in the markets among comparable securities; and proprietary pricing models such as yield measures calculated using factors such as cash flows, financial or collateral performance and other reference data (collectively referred to as “standard inputs”)
Corporate bonds, notes & loans; convertible securities	Standard inputs and underlying equity of the issuer
Bonds & notes of governments & government agencies	Standard inputs and interest rate volatilities
Mortgage-backed; asset-backed obligations	Standard inputs and cash flows, prepayment information, default rates, delinquency and loss assumptions, collateral characteristics, credit enhancements and specific deal information
Municipal securities	Standard inputs and, for certain distressed securities, cash flows or liquidation values using a net present value calculation based on inputs that include, but are not limited to, financial statements and debt contracts

When the fund’s investment adviser deems it appropriate to do so (such as when vendor prices are unavailable or deemed to be not representative), fixed-income securities will be valued in good faith at the mean quoted bid and ask prices that are reasonably and timely available (or bid prices, if ask prices are not available) or at prices for securities of comparable maturity, quality and type.

Securities with both fixed-income and equity characteristics, or equity securities traded principally among fixed-income dealers, are generally valued in the manner described for either equity or fixed-income securities, depending on which method is deemed most appropriate by the fund’s investment adviser. The Capital Group Central Cash Fund (“CCF”), a fund within the Capital Group Central Fund Series (“Central Funds”), is valued based upon a floating net asset value, which fluctuates with changes in the value of CCF’s portfolio securities. The underlying securities are valued based on the policies and procedures in CCF’s statement of additional information. Exchange-traded futures are generally valued at the official settlement price of the exchange or market on which such instruments are traded, as of the close of business on the day the futures are being valued. Forward currency contracts are valued based on the spot and forward exchange rates obtained from one or more pricing vendors. Interest rate swaps and credit default swaps are generally valued by pricing vendors based on market inputs that include the index and term of index, reset frequency, payer/receiver, currency and pay frequency.

66	The Bond Fund of America

Securities and other assets for which representative market quotations are not readily available or are considered unreliable by the fund’s investment adviser are fair valued as determined in good faith under fair valuation guidelines adopted by authority of the fund’s board of trustees as further described. The investment adviser follows fair valuation guidelines, consistent with U.S. Securities and Exchange Commission rules and guidance, to consider relevant principles and factors when making fair value determinations. The investment adviser considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type and cost of the security; contractual or legal restrictions on resale of the security; relevant financial or business developments of the issuer; actively traded similar or related securities; conversion or exchange rights on the security; related corporate actions; significant events occurring after the close of trading in the security; and changes in overall market conditions. In addition, the closing prices of equity securities that trade in markets outside U.S. time zones may be adjusted to reflect significant events that occur after the close of local trading but before the net asset value of each share class of the fund is determined. Fair valuations and valuations of investments that are not actively trading involve judgment and may differ materially from valuations that would have been used had greater market activity occurred.

Processes and structure — The fund’s board of trustees has delegated authority to the fund’s investment adviser to make fair value determinations, subject to board oversight. The investment adviser has established a Joint Fair Valuation Committee (the “Fair Valuation Committee”) to administer, implement and oversee the fair valuation process, and to make fair value decisions. The Fair Valuation Committee regularly reviews its own fair value decisions, as well as decisions made under its standing instructions to the investment adviser’s valuation teams. The Fair Valuation Committee reviews changes in fair value measurements from period to period and may, as deemed appropriate, update the fair valuation guidelines to better reflect the results of back testing and address new or evolving issues. The Fair Valuation Committee reports any changes to the fair valuation guidelines to the board of trustees. The fund’s board and audit committee also regularly review reports that describe fair value determinations and methods.

The fund’s investment adviser has also established a Fixed-Income Pricing Review Group to administer and oversee the fixed-income valuation process, including the use of fixed-income pricing vendors. This group regularly reviews pricing vendor information and market data. Pricing decisions, processes and controls over security valuation are also subject to additional internal reviews facilitated by the investment adviser’s global risk management group.

Classifications — The fund’s investment adviser classifies the fund’s assets and liabilities into three levels based on the inputs used to value the assets or liabilities. Level 1 values are based on quoted prices in active markets for identical securities. Level 2 values are based on significant observable market inputs, such as quoted prices for similar securities and quoted prices in inactive markets. Certain securities trading outside the U.S. may transfer between Level 1 and Level 2 due to valuation adjustments resulting from significant market movements following the close of local trading. Level 3 values are based on significant unobservable inputs that reflect the investment adviser’s determination of assumptions that market participants might reasonably use in valuing the securities. The valuation levels are not necessarily an indication of the risk or liquidity associated with the underlying investment. For example, U.S. government securities are reflected as Level 2 because the inputs used to determine fair value may not always be quoted prices in an active market. The following tables present the fund’s valuation levels as of December 31, 2021 (dollars in thousands):

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
U.S. Treasury bonds & notes	$—	$33,998,635	$—	$33,998,635
Corporate bonds, notes & loans	—	26,410,702	5,302	26,416,004
Mortgage-backed obligations	—	11,143,175	2,175	11,145,350
Asset-backed obligations	—	2,594,831	—	2,594,831
Bonds & notes of governments & government agencies outside the U.S.	—	1,442,251	—	1,442,251
Municipals	—	525,375	—	525,375
Federal agency bonds & notes	—	19,180	—	19,180
Common stocks	—	4,920	36,944	41,864
Preferred securities	—	5,047	—	5,047
Rights & warrants	—	544	—	544
Short-term securities	7,790,703	—	—	7,790,703
Total	$7,790,703	$76,144,660	$44,421	$83,979,784

The Bond Fund of America	67

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$83,505	$—	$—	$83,505
Unrealized appreciation on open forward currency contracts	—	1,623	—	1,623
Unrealized appreciation on centrally cleared interest rate swaps	—	214,241	—	214,241
Unrealized appreciation on credit default swaps	—	147	—	147
Liabilities:
Unrealized depreciation on futures contracts	(73,981)	—	—	(73,981)
Unrealized depreciation on open forward currency contracts	—	(4,405)	—	(4,405)
Unrealized depreciation on centrally cleared interest rate swaps	—	(23,527)	—	(23,527)
Total	$9,524	$188,079	$—	$197,603

*	Futures contracts, forward currency contracts, interest rate swaps and credit default swaps are not included in the fund’s investment portfolio.

4. Risk factors

Investing in the fund may involve certain risks including, but not limited to, those described below.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline — sometimes rapidly or unpredictably — due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Lower quality debt securities generally have higher rates of interest and may be subject to greater price fluctuations than higher quality debt securities. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

68	The Bond Fund of America

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as consumer loans or receivables. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing outside the U.S. — Securities of issuers domiciled outside the U.S., or with significant operations or revenues outside the U.S., may lose value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers operate or generate revenue. These securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Issuers of these securities may be more susceptible to actions of foreign governments, such as nationalization, currency blockage or the imposition of price controls or punitive taxes, each of which could adversely impact the value of these securities. Securities markets in certain countries may be more volatile and/or less liquid than those in the U.S. Investments outside the U.S. may also be subject to different accounting and auditing practices and standards and different regulatory, legal and reporting requirements, and may be more difficult to value, than those in the U.S. In addition, the value of investments outside the U.S. may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund. The risks of investing outside the U.S. may be heightened in connection with investments in emerging markets.

Investing in future delivery contracts — The fund may enter into contracts, such as to-be-announced contracts and mortgage dollar rolls, that involve the fund selling mortgage-related securities and simultaneously contracting to repurchase similar securities for delivery at a future date at a predetermined price. This can increase the fund’s market exposure, and the market price of the securities that the fund contracts to repurchase could drop below their purchase price. While the fund can preserve and generate capital through the use of such contracts by, for example, realizing the difference between the sale price and the future purchase price, the income generated by the fund may be reduced by engaging in such transactions. In addition, these transactions increase the turnover rate of the fund.

Investing in inflation-linked bonds — The values of inflation-linked bonds generally fluctuate in response to changes in real interest rates — i.e., rates of interest after factoring in inflation. A rise in real interest rates may cause the prices of inflation-linked securities to fall, while a decline in real interest rates may cause the prices to increase. Inflation-linked bonds may experience greater losses than other debt securities with similar durations when real interest rates rise faster than nominal interest rates. There can be no assurance that the value of an inflation-linked security will be directly correlated to changes in interest rates; for example, if interest rates rise for reasons other than inflation, the increase may not be reflected in the security’s inflation measure.

Investing in inflation-linked bonds may also reduce the fund’s distributable income during periods of deflation. If prices for goods and services decline throughout the economy, the principal and income on inflation-linked securities may decline and result in losses to the fund.

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Investing in derivatives — The use of derivatives involves a variety of risks, which may be different from, or greater than, the risks associated with investing in traditional securities, such as stocks and bonds. Changes in the value of a derivative may not correlate perfectly with, and may be more sensitive to market events than, the underlying asset, rate or index, and a derivative instrument may expose the fund to losses in excess of its initial investment. Derivatives may be difficult to value, difficult for the fund to buy or sell at an opportune time or price and difficult, or even impossible, to terminate or otherwise offset. The fund’s use of derivatives may result in losses to the fund, and investing in derivatives may reduce the fund’s returns and increase the fund’s price volatility. The fund’s counterparty to a derivative transaction (including, if applicable, the fund’s clearing broker, the derivatives exchange or the clearinghouse) may be unable or unwilling to honor its financial obligations in respect of the transaction. In certain cases, the fund may be hindered or delayed in exercising remedies against or closing out derivative instruments with a counterparty, which may result in additional losses.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

5. Certain investment techniques

Index-linked bonds — The fund has invested in index-linked bonds, which are fixed-income securities whose principal value is periodically adjusted to a government price index. Over the life of an index-linked bond, interest is paid on the adjusted principal value. Increases or decreases in the principal value of index-linked bonds are recorded as interest income in the fund’s statement of operations.

Mortgage dollar rolls — The fund has entered into mortgage dollar roll transactions in which the fund sells a mortgage-backed security to a counterparty and simultaneously enters into an agreement with the same counterparty to buy back a similar security on a specific future date at a predetermined price. Mortgage dollar rolls are accounted for as purchase and sale transactions. Portfolio turnover rates excluding and including mortgage dollar rolls are presented at the end of the fund’s financial highlights table.

Loan transactions — The fund has entered into loan transactions in which the fund acquires a loan either through an agent, by assignment from another holder, or as a participation interest in another holder’s portion of a loan. The loan is often administered by a financial institution that acts as agent for the holders of the loan, and the fund may be required to receive approval from the agent and/or borrower prior to the sale of the investment. The loan’s interest rate and maturity date may change based on the terms of the loan, including potential early payments of principal.

Futures contracts — The fund has entered into futures contracts, which provide for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument for a specified price, date, time and place designated at the time the contract is made. Futures contracts are used to strategically manage the fund’s interest rate sensitivity by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio.

Upon entering into futures contracts, and to maintain the fund’s open positions in futures contracts, the fund is required to deposit with a futures broker, known as a futures commission merchant (“FCM”), in a segregated account in the name of the FCM an amount of cash, U.S. government securities or other liquid securities, known as initial margin. The margin required for a particular futures contract is set by the exchange on which the contract is traded to serve as collateral, and may be significantly modified from time to time by the exchange during the term of the contract.

On a daily basis, the fund pays or receives variation margin based on the increase or decrease in the value of the futures contracts and records variation margin on futures contracts in the statement of assets and liabilities. In addition, the fund segregates liquid assets equivalent to the fund’s outstanding obligations under the contract in excess of the initial margin and variation margin, if any. Futures contracts may involve a risk of loss in excess of the variation margin shown on the fund’s statement of assets and liabilities. The fund records realized gains or losses at the time the futures contract is closed or expires. Net realized gains or losses and net unrealized appreciation or depreciation from futures contracts are recorded in the fund’s statement of operations. The average month-end notional amount of futures contracts while held was $22,399,480,000.

Forward currency contracts — The fund has entered into forward currency contracts, which represent agreements to exchange currencies on specific future dates at predetermined rates. The fund’s investment adviser uses forward currency contracts to manage the fund’s exposure to changes in exchange rates. Upon entering into these contracts, risks may arise from the potential inability of counterparties to meet the terms of their contracts and from possible movements in exchange rates.

70	The Bond Fund of America

On a daily basis, the fund’s investment adviser values forward currency contracts and records unrealized appreciation or depreciation for open forward currency contracts in the fund’s statement of assets and liabilities. Realized gains or losses are recorded at the time the forward currency contract is closed or offset by another contract with the same broker for the same settlement date and currency.

Closed forward currency contracts that have not reached their settlement date are included in the respective receivables or payables for closed forward currency contracts in the fund’s statement of assets and liabilities. Net realized gains or losses from closed forward currency contracts and net unrealized appreciation or depreciation from open forward currency contracts are recorded in the fund’s statement of operations. The average month-end notional amount of open forward currency contracts while held was $470,711,000.

Swap contracts — The fund has entered into swap agreements, which are two-party contracts entered into primarily by institutional investors for a specified time period. In a typical swap transaction, two parties agree to exchange the returns earned or realized from one or more underlying assets or rates of return. Swap agreements can be traded on a swap execution facility (SEF) and cleared through a central clearinghouse (cleared), traded over-the-counter (OTC) and cleared, or traded bilaterally and not cleared. Because clearing interposes a central clearinghouse as the ultimate counterparty to each participant’s swap, and margin is required to be exchanged under the rules of the clearinghouse, central clearing is intended to decrease (but not eliminate) counterparty risk relative to uncleared bilateral swaps. To the extent the fund enters into bilaterally negotiated swap transactions, the fund will enter into swap agreements only with counterparties that meet certain credit standards and subject to agreed collateralized procedures. The term of a swap can be days, months or years and certain swaps may be less liquid than others.

Upon entering into a centrally cleared swap contract, the fund is required to deposit cash, U.S. government securities or other liquid securities, which is known as initial margin. Generally, the initial margin required for a particular swap is set and held as collateral by the clearinghouse on which the contract is cleared. The amount of initial margin required may be significantly modified from time to time by the clearinghouse during the term of the contract.

On a daily basis, interest accruals related to the exchange of future payments are recorded as a receivable and payable in the fund’s statement of assets and liabilities for centrally cleared swaps and as unrealized appreciation or depreciation in the fund’s statement of assets and liabilities for bilateral swaps. For centrally cleared swaps, the fund also pays or receives a variation margin based on the increase or decrease in the value of the swaps, including accrued interest as applicable, and records variation margin in the statement of assets and liabilities. The fund records realized gains and losses on both the net accrued interest and any gain or loss recognized at the time the swap is closed or expires. Net realized gains or losses, as well as any net unrealized appreciation or depreciation, from swaps are recorded in the fund’s statement of operations.

Swap agreements can take different forms. The fund has entered into the following types of swap agreements:

Interest rate swaps — The fund has entered into interest rate swaps, which seek to manage the interest rate sensitivity of the fund by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. An interest rate swap is an agreement between two parties to exchange or swap payments based on changes in an interest rate or rates. Typically, one interest rate is fixed and the other is variable based on a designated short-term interest rate such as the Secured Overnight Financing Rate (SOFR), prime rate or other benchmark. In other types of interest rate swaps, known as basis swaps, the parties agree to swap variable interest rates based on different designated short-term interest rates. Interest rate swaps generally do not involve the delivery of securities or other principal amounts. Rather, cash payments are exchanged by the parties based on the application of the designated interest rates to a notional amount, which is the predetermined dollar principal of the trade upon which payment obligations are computed. Accordingly, the fund’s current obligation or right under the swap agreement is generally equal to the net amount to be paid or received under the swap agreement based on the relative value of the position held by each party. The average month-end notional amount of interest rate swaps while held was $6,544,156,000.

Credit default swap indices — The fund has entered into centrally cleared credit default swap indices, including CDX and iTraxx indices (collectively referred to as “CDSIs”), in order to assume exposure to a diversified portfolio of credits or to hedge against existing credit risks. A CDSI is based on a portfolio of credit default swaps with similar characteristics, such as credit default swaps on high-yield bonds. In a typical CDSI transaction, one party (the protection buyer) is obligated to pay the other party (the protection seller) a stream of periodic payments over the term of the contract. If a credit event, such as a default or restructuring, occurs with respect to any of the underlying reference obligations, the protection seller must pay the protection buyer the loss on those credits.

The fund may enter into a CDSI transaction as either protection buyer or protection seller. If the fund is a protection buyer, it would pay the counterparty a periodic stream of payments over the term of the contract and would not recover any of those payments if no credit events were to occur with respect to any of the underlying reference obligations. However, if a credit event did occur, the fund, as a protection buyer, would have the right to deliver the referenced debt obligations or a specified amount of cash, depending on the terms of the applicable agreement, and to receive the par value of such debt obligations from the counterparty protection seller.

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As a protection seller, the fund would receive fixed payments throughout the term of the contract if no credit events were to occur with respect to any of the underlying reference obligations. If a credit event were to occur, however, the value of any deliverable obligation received by the fund, coupled with the periodic payments previously received by the fund, may be less than the full notional value that the fund, as a protection seller, pays to the counterparty protection buyer, effectively resulting in a loss of value to the fund. Furthermore, as a protection seller, the fund would effectively add leverage to its portfolio because it would have investment exposure to the notional amount of the swap transaction. The average month-end notional amount of credit default swaps while held was $510,444,000.

The following tables identify the location and fair value amounts on the fund’s statement of assets and liabilities and the effect on the fund’s statement of operations resulting from the fund’s use of futures contracts, forward currency contracts, interest rate swaps and credit default swaps as of, or for the year ended, December 31, 2021 (dollars in thousands):

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$83,505	Unrealized depreciation*	$73,981
Forward currency	Currency	Unrealized appreciation on open forward currency contracts	1,623	Unrealized depreciation on open forward currency contracts	4,405
Swap (centrally cleared)	Interest	Unrealized appreciation*	214,241	Unrealized depreciation*	23,527
Swap (centrally cleared)	Credit	Unrealized appreciation*	147	Unrealized depreciation*	—
			$299,516		$101,913

		Net realized gain (loss)		Net unrealized appreciation (depreciation)
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized gain on futures contracts	$119,270	Net unrealized appreciation on futures contracts	$3,393
Forward currency	Currency	Net realized gain on forward currency contracts	18,338	Net unrealized depreciation on forward currency contracts	(2,462)
Swap	Interest	Net realized gain on swap contracts	45,141	Net unrealized appreciation on swap contracts	6
Swap	Credit	Net realized loss on swap contracts	(1,286)	Net unrealized depreciation on swap contracts	(675)
			$181,463		$262

*	Includes cumulative appreciation/depreciation on futures contracts, centrally cleared interest rate swaps and credit default swaps as reported in the applicable tables following the fund’s investment portfolio. Only current day’s variation margin is reported within the fund’s statement of assets and liabilities.

Collateral — The fund receives or pledges highly liquid assets, such as cash or U.S. government securities, as collateral due to its use of futures contracts, forward currency contracts, interest rate swaps, credit default swaps and future delivery contracts. For futures contracts, centrally cleared interest rate swaps and credit default swaps, the fund pledges collateral for initial and variation margin by contract. For forward currency contracts, the fund either receives or pledges collateral based on the net gain or loss on unsettled contracts by counterparty. For future delivery contracts, the fund either receives or pledges collateral based on the net gain or loss on unsettled contracts by certain counterparties. The purpose of the collateral is to cover potential losses that could occur in the event that either party cannot meet its contractual obligation. Non-cash collateral pledged by the fund, if any, is disclosed in the fund’s investment portfolio, and cash collateral pledged by the fund, if any, is held in a segregated account with the fund’s custodian, which is reflected as pledged cash collateral in the fund’s statement of assets and liabilities.

Rights of offset — The fund has entered into enforceable master netting agreements with certain counterparties for forward currency contracts, where on any date amounts payable by each party to the other (in the same currency with respect to the same transaction) may be closed or offset by each party’s payment obligation. If an early termination date occurs under these agreements following an event of default or termination event, all obligations of each party to its counterparty are settled net through a single payment in a single currency (“close-out netting”). For financial reporting purposes, the fund does not offset financial assets and financial liabilities that are subject to these master netting arrangements in the statement of assets and liabilities.

72	The Bond Fund of America

The following table presents the fund’s forward currency contracts by counterparty that are subject to master netting agreements but that are not offset in the fund’s statement of assets and liabilities. The net amount column shows the impact of offsetting on the fund’s statement of assets and liabilities as of December 31, 2021, if close-out netting was exercised (dollars in thousands):

	Gross amounts recognized in the	Gross amounts not offset in the statement of assets and liabilities and subject to a master netting agreement
Counterparty	statement of assets and liabilities	Available to offset	Non-cash collateral*	Cash collateral*	Net amount
Assets:
Bank of New York Mellon	$621	$—	$(561)	$—	$60
Citibank	1,002	(582)	—	—	420
Total	$1,623	$(582)	$(561)	$—	$480
Liabilities:
BNP Paribas	$111	$—	$—	$—	$111
Citibank	582	(582)	—	—	—
JPMorgan Chase	1,772	—	(821)	—	951
Morgan Stanley	1,275	—	(668)	—	607
UBS AG	665	—	(474)	—	191
Total	$4,405	$(582)	$(1,963)	$—	$1,860

*	Collateral is shown on a settlement basis.

6. Taxation and distributions

Federal income taxation — The fund complies with the requirements under Subchapter M of the Internal Revenue Code applicable to regulated investment companies and intends to distribute substantially all of its net taxable income and net capital gains each year. The fund is not subject to income taxes to the extent such distributions are made. Therefore, no federal income tax provision is required.

As of and during the year ended December 31, 2021, the fund did not have a liability for any unrecognized tax benefits. The fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the statement of operations. During the year, the fund did not incur any significant interest or penalties.

The fund’s tax returns are generally not subject to examination by federal, state and, if applicable, non-U.S. tax authorities after the expiration of each jurisdiction’s statute of limitations, which is typically three years after the date of filing but can be extended in certain jurisdictions.

Non-U.S. taxation — Dividend and interest income are recorded net of non-U.S. taxes paid. The fund may file withholding tax reclaims in certain jurisdictions to recover a portion of amounts previously withheld. These reclaims are recorded when the amount is known and there are no significant uncertainties on collectability. Gains realized by the fund on the sale of securities in certain countries, if any, may be subject to non-U.S. taxes. If applicable, the fund records an estimated deferred tax liability based on unrealized gains to provide for potential non-U.S. taxes payable upon the sale of these securities.

Distributions — Distributions determined on a tax basis may differ from net investment income and net realized gains for financial reporting purposes. These differences are due primarily to different treatment for items such as currency gains and losses; short-term capital gains and losses; capital losses related to sales of certain securities within 30 days of purchase; cost of investments sold; paydowns on fixed-income securities and income on certain investments. The fiscal year in which amounts are distributed may differ from the year in which the net investment income and net realized gains are recorded by the fund for financial reporting purposes. The fund may also designate a portion of the amount paid to redeeming shareholders as a distribution for tax purposes.

During the year ended December 31, 2021, the fund reclassified $16,057,000 from total distributable earnings to capital paid in on shares of beneficial interest to align financial reporting with tax reporting.

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As of December 31, 2021, the tax basis components of distributable earnings, unrealized appreciation (depreciation) and cost of investments were as follows (dollars in thousands):

Undistributed ordinary income	$192,572
Undistributed long-term capital gains	88,414
Gross unrealized appreciation on investments	1,756,328
Gross unrealized depreciation on investments	(798,411)
Net unrealized appreciation on investments	957,917
Cost of investments	83,212,595

Distributions paid or accrued were characterized for tax purposes as follows (dollars in thousands):

	Year ended December 31, 2021						Year ended December 31, 2020
Share class	Ordinary income		Long-term capital gains		Total distributions paid or accrued		Ordinary income		Long-term capital gains		Total distributions paid or accrued
Class A	$431,914		$163,952		$595,866		$1,135,597		$260,675		$1,396,272
Class C	5,421		4,005		9,426		27,884		7,480		35,364
Class T	—	*	—	*	—	*	—	*	—	*	—	*
Class F-1	15,522		5,669		21,191		49,443		11,581		61,024
Class F-2	318,827		109,456		428,283		618,245		145,365		763,610
Class F-3	105,868		39,500		145,368		163,945		39,329		203,274
Class 529-A	21,024		8,089		29,113		57,819		13,417		71,236
Class 529-C	511		397		908		3,631		786		4,417
Class 529-E	594		258		852		1,983		463		2,446
Class 529-T	—	*	—	*	—	*	—	*	—	*	—	*
Class 529-F-1	—	*	—	*	—	*	2,578		—	*	2,578
Class 529-F-2†	2,834		952		3,786		4,047		1,458		5,505
Class 529-F-3†	—	*	—	*	—	*	—	*	—	*	—	*
Class R-1	288		227		515		1,283		348		1,631
Class R-2	2,981		2,266		5,247		15,217		4,120		19,337
Class R-2E	448		244		692		1,561		400		1,961
Class R-3	8,015		3,713		11,728		27,171		6,544		33,715
Class R-4	9,139		3,247		12,386		26,795		6,064		32,859
Class R-5E	2,205		860		3,065		3,282		771		4,053
Class R-5	3,788		1,733		5,521		8,031		1,691		9,722
Class R-6	252,562		79,232		331,794		543,708		117,773		661,481
Total	$1,181,941		$423,800		$1,605,741		$2,692,220		$618,265		$3,310,485

*	Amount less than one thousand.
†	Class 529-F-2 and 529-F-3 shares began investment operations on October 30, 2020.

7. Fees and transactions with related parties

CRMC, the fund’s investment adviser, is the parent company of American Funds Distributors®, Inc. (“AFD”), the principal underwriter of the fund’s shares, and American Funds Service Company® (“AFS”), the fund’s transfer agent. CRMC, AFD and AFS are considered related parties to the fund.

Investment advisory services — The fund has an investment advisory and service agreement with CRMC that provides for monthly fees accrued daily. At the beginning of the year, these fees were based on a series of decreasing annual rates beginning with 0.300% on the first $60 million of daily net assets and decreasing to 0.107% on such assets in excess of $52 billion. On March 10, 2021, the fund’s board of trustees approved an amended investment advisory and service agreement effective May 1, 2021, decreasing the annual rate to 0.105% on daily net assets in excess of $76 billion. The agreement also provides for monthly fees, accrued daily, based on a series of decreasing rates beginning with 2.25% on the first $8,333,333 of the fund’s monthly gross income and decreasing to 1.75% on such income in excess of $41,666,667. For the year ended December 31, 2021, the investment advisory services fees were $117,038,000, which were equivalent to an annualized rate of 0.157% of average daily net assets.

74	The Bond Fund of America

Class-specific fees and expenses — Expenses that are specific to individual share classes are accrued directly to the respective share class. The principal class-specific fees and expenses are further described below:

Distribution services — The fund has plans of distribution for all share classes, except Class F-2, F-3, 529-F-2, 529-F-3, R-5E, R-5 and R-6 shares. Under the plans, the board of trustees approves certain categories of expenses that are used to finance activities primarily intended to sell fund shares and service existing accounts. The plans provide for payments, based on an annualized percentage of average daily net assets, ranging from 0.25% to 1.00% as noted in this section. In some cases, the board of trustees has limited the amounts that may be paid to less than the maximum allowed by the plans. All share classes with a plan may use up to 0.25% of average daily net assets to pay service fees, or to compensate AFD for paying service fees, to firms that have entered into agreements with AFD to provide certain shareholder services. The remaining amounts available to be paid under each plan are paid to dealers to compensate them for their sales activities.

Share class	Currently approved limits	Plan limits
Class A	0.25%	0.25%
Class 529-A	0.25	0.50
Classes C, 529-C and R-1	1.00	1.00
Class R-2	0.75	1.00
Class R-2E	0.60	0.85
Classes 529-E and R-3	0.50	0.75
Classes T, F-1, 529-T, 529-F-1 and R-4	0.25	0.50

For Class A and 529-A shares, distribution-related expenses include the reimbursement of dealer and wholesaler commissions paid by AFD for certain shares sold without a sales charge. These share classes reimburse AFD for amounts billed within the prior 15 months but only to the extent that the overall annual expense limits are not exceeded. As of December 31, 2021, unreimbursed expenses subject to reimbursement totaled $13,982,000 for Class A shares. There were no unreimbursed expenses subject to reimbursement for Class 529-A shares.

Transfer agent services — The fund has a shareholder services agreement with AFS under which the fund compensates AFS for providing transfer agent services to each of the fund’s share classes. These services include recordkeeping, shareholder communications and transaction processing. In addition, the fund reimburses AFS for amounts paid to third parties for performing transfer agent services on behalf of fund shareholders.

Administrative services — The fund has an administrative services agreement with CRMC under which the fund compensates CRMC for providing administrative services to all share classes. Administrative services are provided by CRMC and its affiliates to help assist third parties providing non-distribution services to fund shareholders. These services include providing in-depth information on the fund and market developments that impact fund investments. Administrative services also include, but are not limited to, coordinating, monitoring and overseeing third parties that provide services to fund shareholders. The agreement provides the fund the ability to charge an administrative services fee at the annual rate of 0.05% of the average daily net assets attributable to each share class of the fund. Currently the fund pays CRMC an administrative services fee at the annual rate of 0.03% of the average daily net assets attributable to each share class of the fund for CRMC’s provision of administrative services.

529 plan services — Each 529 share class is subject to service fees to compensate the Virginia College Savings Plan (“Virginia529”) for its oversight and administration of the CollegeAmerica 529 college savings plan. The fee is based on the combined net assets invested in Class 529 and ABLE shares of the American Funds. Class ABLE shares are offered on other American Funds by Virginia529 through ABLEAmerica®, a tax-advantaged savings program for individuals with disabilities. The quarterly fee is based on a series of decreasing annual rates beginning with 0.09% on the first $20 billion of the combined net assets invested in the American Funds and decreasing to 0.03% on such assets in excess of $100 billion. Effective January 1, 2022, the quarterly fee will be amended to a series of decreasing annual rates beginning with 0.09% on the first $20 billion of the combined net assets invested in the American Funds and decreasing to 0.03% on such assets in excess of $75 billion. The fee for any given calendar quarter is accrued and calculated on the basis of the average net assets of Class 529 and ABLE shares of the American Funds for the last month of the prior calendar quarter. The fee is included in other expenses in the fund’s statement of operations. Virginia529 is not considered a related party to the fund.

The Bond Fund of America	75

For the year ended December 31, 2021, class-specific expenses under the agreements were as follows (dollars in thousands):

Share class	Distribution services	Transfer agent services		Administrative services		529 plan services
Class A	$74,680	$29,796		$8,962		Not applicable
Class C	7,777	775		234		Not applicable
Class T	—	—	*	—	*	Not applicable
Class F-1	2,787	1,616		334		Not applicable
Class F-2	Not applicable	20,883		5,661		Not applicable
Class F-3	Not applicable	74		1,760		Not applicable
Class 529-A	3,585	1,423		450		$889
Class 529-C	780	76		24		47
Class 529-E	246	18		15		29
Class 529-T	—	—	*	—	*	—	*
Class 529-F-1	—	—	*	—	*	—	*
Class 529-F-2	Not applicable	122		51		101
Class 529-F-3	Not applicable	—	*	—	*	—	*
Class R-1	406	40		12		Not applicable
Class R-2	3,235	1,510		129		Not applicable
Class R-2E	271	93		14		Not applicable
Class R-3	3,516	1,062		211		Not applicable
Class R-4	1,587	627		190		Not applicable
Class R-5E	Not applicable	189		39		Not applicable
Class R-5	Not applicable	108		64		Not applicable
Class R-6	Not applicable	124		4,214		Not applicable
Total class-specific expenses	$98,870	$58,536		$22,364		$1,066

*	Amount less than one thousand.

Trustees’ deferred compensation — Trustees who are unaffiliated with CRMC may elect to defer the cash payment of part or all of their compensation. These deferred amounts, which remain as liabilities of the fund, are treated as if invested in shares of the fund or other American Funds. These amounts represent general, unsecured liabilities of the fund and vary according to the total returns of the selected funds. Trustees’ compensation of $261,000 in the fund’s statement of operations reflects $157,000 in current fees (either paid in cash or deferred) and a net increase of $104,000 in the value of the deferred amounts.

Affiliated officers and trustees — Officers and certain trustees of the fund are or may be considered to be affiliated with CRMC, AFD and AFS. No affiliated officers or trustees received any compensation directly from the fund.

Investment in CCF — The fund holds shares of CCF, an institutional prime money market fund managed by CRMC. CCF invests in high-quality, short-term money market instruments. CCF is used as the primary investment vehicle for the fund’s short-term instruments. CCF shares are only available for purchase by CRMC, its affiliates, and other funds managed by CRMC or its affiliates, and are not available to the public. CRMC does not receive an investment advisory services fee from CCF.

Security transactions with related funds — The fund purchased securities from, and sold securities to, other funds managed by CRMC (or funds managed by certain affiliates of CRMC) under procedures adopted by the fund’s board of trustees. The funds involved in such transactions are considered related by virtue of having a common investment adviser (or affiliated investment advisers), common trustees and/or common officers. Each transaction was executed at the current market price of the security and no brokerage commissions or fees were paid in accordance with Rule 17a-7 of the 1940 Act. During the year ended December 31, 2021, the fund engaged in such purchase and sale transactions with related funds in the amounts of $1,052,381,000 and $379,118,000, respectively, which generated $18,552,000 of net realized gains from such sales.

Interfund lending — Pursuant to an exemptive order issued by the SEC, the fund, along with other CRMC-managed funds (or funds managed by certain affiliates of CRMC), may participate in an interfund lending program. The program provides an alternate credit facility that permits the funds to lend or borrow cash for temporary purposes directly to or from one another, subject to the conditions of the exemptive order. The fund did not lend or borrow cash through the interfund lending program at any time during the year ended December 31, 2021.

76	The Bond Fund of America

8. Indemnifications

The fund’s organizational documents provide board members and officers with indemnification against certain liabilities or expenses in connection with the performance of their duties to the fund. In the normal course of business, the fund may also enter into contracts that provide general indemnifications. The fund’s maximum exposure under these arrangements is unknown since it is dependent on future claims that may be made against the fund. The risk of material loss from such claims is considered remote. Insurance policies are also available to the fund’s board members and officers.

9. Capital share transactions

Capital share transactions in the fund were as follows (dollars and shares in thousands):

	Sales[1]		Reinvestments of distributions				Repurchases[1]		Net increase (decrease)
Share class	Amount	Shares	Amount		Shares		Amount	Shares	Amount	Shares

Year ended December 31, 2021

Class A	$5,399,156	399,358	$596,876		44,285		$(4,480,861)	(331,893)	$1,515,171	111,750
Class C	156,104	11,539	10,024		743		(273,093)	(20,227)	(106,965)	(7,945)
Class T	—	—	—		—		—	—	—	—
Class F-1	258,812	19,155	22,271		1,651		(550,345)	(40,683)	(269,262)	(19,877)
Class F-2	9,182,796	679,095	424,331		31,484		(4,949,570)	(366,729)	4,657,557	343,850
Class F-3	4,966,620	368,216	143,670		10,669		(1,482,730)	(109,949)	3,627,560	268,936
Class 529-A	273,918	20,253	29,897		2,217		(311,596)	(23,033)	(7,781)	(563)
Class 529-C	21,693	1,604	952		71		(39,708)	(2,936)	(17,063)	(1,261)
Class 529-E	7,846	580	861		64		(13,769)	(1,019)	(5,062)	(375)
Class 529-T	—	—	—	[2]	—	[2]	—	—	— [2]	— [2]
Class 529-F-1	—	—	—	[2]	—	[2]	—	—	— [2]	— [2]
Class 529-F-2	50,199	3,714	3,779		280		(38,310)	(2,833)	15,668	1,161
Class 529-F-3	—	—	—	[2]	—	[2]	—	—	— [2]	— [2]
Class R-1	13,301	986	514		38		(10,332)	(765)	3,483	259
Class R-2	109,434	8,090	5,231		388		(160,588)	(11,881)	(45,923)	(3,403)
Class R-2E	17,056	1,259	690		51		(17,512)	(1,296)	234	14
Class R-3	172,879	12,779	11,786		875		(233,176)	(17,257)	(48,511)	(3,603)
Class R-4	172,188	12,728	12,480		926		(264,316)	(19,566)	(79,648)	(5,912)
Class R-5E	100,893	7,459	3,058		227		(28,766)	(2,132)	75,185	5,554
Class R-5	243,353	18,023	5,675		421		(61,171)	(4,527)	187,857	13,917
Class R-6	4,789,022	354,533	330,424		24,522		(3,113,972)	(231,163)	2,005,474	147,892
Total net increase (decrease)	$25,935,270	1,919,371	$1,602,519		118,912		$(16,029,815)	(1,187,889)	$11,507,974	850,394

See end of table for footnotes.

The Bond Fund of America	77

	Sales[1]		Reinvestments of distributions				Repurchases[1]		Net increase (decrease)
Share class	Amount	Shares	Amount		Shares		Amount	Shares	Amount	Shares

Year ended December 31, 2020

Class A	$7,577,330	547,419	$1,375,595		99,645		$(3,786,344)	(275,341)	$5,166,581	371,723
Class C	381,139	27,552	34,643		2,513		(396,635)	(28,589)	19,147	1,476
Class T	—	—	—		—		—	—	—	—
Class F-1	540,494	38,951	58,925		4,270		(310,432)	(22,462)	288,987	20,759
Class F-2	9,295,368	668,599	740,296		53,596		(3,376,383)	(245,568)	6,659,281	476,627
Class F-3	2,722,424	195,260	200,563		14,517		(757,259)	(54,996)	2,165,728	154,781
Class 529-A	484,048	34,875	70,405		5,100		(263,429)	(19,020)	291,024	20,955
Class 529-C	42,518	3,097	4,400		320		(149,126)	(10,687)	(102,208)	(7,270)
Class 529-E	14,371	1,044	2,430		176		(13,052)	(942)	3,749	278
Class 529-T	—	—	1		—	[2]	—	—	1	— [2]
Class 529-F-1	43,715	3,163	2,343		170		(182,892)	(13,093)	(136,834)	(9,760)
Class 529-F-2[3]	169,310	12,086	5,496		398		(6,497)	(459)	168,309	12,025
Class 529-F-3[3]	10	1	—	[2]	—	[2]	—	—	10	1
Class R-1	12,614	911	1,628		118		(15,788)	(1,153)	(1,546)	(124)
Class R-2	192,313	13,950	19,247		1,395		(174,314)	(12,674)	37,246	2,671
Class R-2E	21,840	1,587	1,960		142		(13,198)	(956)	10,602	773
Class R-3	310,798	22,534	33,500		2,428		(267,678)	(19,450)	76,620	5,512
Class R-4	279,386	20,220	32,546		2,357		(220,289)	(16,038)	91,643	6,539
Class R-5E	62,998	4,557	4,037		292		(24,781)	(1,788)	42,254	3,061
Class R-5	74,561	5,396	9,489		687		(73,345)	(5,385)	10,705	698
Class R-6	3,960,909	284,931	658,960		47,721		(2,092,488)	(154,656)	2,527,381	177,996
Total net increase (decrease)	$26,186,146	1,886,133	$3,256,464		235,845		$(12,123,930)	(883,257)	$17,318,680	1,238,721

[1]	Includes exchanges between share classes of the fund.
[2]	Amount less than one thousand.
[3]	Class 529-F-2 and 529-F-3 shares began investment operations on October 30, 2020.

10. Investment transactions

The fund made purchases and sales of investment securities, excluding short-term securities and U.S. government obligations, if any, of $216,834,679,000 and $222,158,556,000, respectively, during the year ended December 31, 2021.

78	The Bond Fund of America

Financial highlights

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]		Ratio of expenses to average net assets after waivers/ reimbursements[3,4]		Ratio of net income to average net assets[3]
Class A:
12/31/2021	$13.79	$.18	$(.31)	$(.13)	$(.19)	$(.08)	$(.27)	$13.39	(.95)%	$30,201		.55%		.55%		1.36%
12/31/2020	13.09	.22	1.18	1.40	(.26)	(.44)	(.70)	13.79	10.71	29,570		.57		.57		1.59
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	8.02	23,197		.60		.60		2.35
12/31/2018	12.89	.30	(.32)	(.02)	(.30)	—	(.30)	12.57	(.13)	19,352		.60		.60		2.37
12/31/2017	12.72	.25	.16	.41	(.24)	—	(.24)	12.89	3.21	19,939		.60		.60		1.91
Class C:
12/31/2021	13.79	.08	(.31)	(.23)	(.09)	(.08)	(.17)	13.39	(1.68)	717		1.29		1.29		.60
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.90	848		1.31		1.31		.87
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.20	786		1.36		1.36		1.60
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.91)	825		1.39		1.39		1.58
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.40	1,041		1.40		1.40		1.11
Class T:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.74)[5]	—	[6]	.33	[5]	.33	[5]	1.55	[5]
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.98 [5]	—	[6]	.34	[5]	.34	[5]	1.81	[5]
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.24 [5]	—	[6]	.37	[5]	.37	[5]	2.56	[5]
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.09 [5]	—	[6]	.39	[5]	.39	[5]	2.58	[5]
12/31/2017[7,8]	12.81	.20	.07	.27	(.19)	—	(.19)	12.89	2.15 [5,9]	—	[6]	.38	[5,10]	.38	[5,10]	2.15	[5,10]
Class F-1:
12/31/2021	13.79	.18	(.31)	(.13)	(.19)	(.08)	(.27)	13.39	(.99)	1,011		.59		.59		1.30
12/31/2020	13.09	.21	1.18	1.39	(.25)	(.44)	(.69)	13.79	10.68	1,315		.60		.60		1.55
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	7.97	977		.64		.64		2.31
12/31/2018	12.89	.29	(.32)	(.03)	(.29)	—	(.29)	12.57	(.18)	745		.66		.66		2.32
12/31/2017	12.72	.24	.16	.40	(.23)	—	(.23)	12.89	3.17	801		.65		.65		1.86
Class F-2:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.71)	20,613		.31		.31		1.60
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.99	16,494		.32		.32		1.81
12/31/2019	12.57	.35	.69	1.04	(.34)	(.18)	(.52)	13.09	8.28	9,415		.35		.35		2.59
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.14	5,728		.34		.34		2.65
12/31/2017	12.72	.28	.16	.44	(.27)	—	(.27)	12.89	3.47	4,067		.35		.35		2.16
Class F-3:
12/31/2021	13.79	.23	(.31)	(.08)	(.24)	(.08)	(.32)	13.39	(.60)	7,934		.20		.20		1.72
12/31/2020	13.09	.27	1.18	1.45	(.31)	(.44)	(.75)	13.79	11.10	4,465		.21		.21		1.90
12/31/2019	12.57	.36	.69	1.05	(.35)	(.18)	(.53)	13.09	8.40	2,212		.25		.24		2.70
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.21	1,483		.27		.27		2.70
12/31/2017[7,11]	12.74	.27	.14	.41	(.26)	—	(.26)	12.89	3.25 [9]	2,061		.26	[10]	.26	[10]	2.29	[10]
Class 529-A:
12/31/2021	13.79	.18	(.31)	(.13)	(.19)	(.08)	(.27)	13.39	(.99)	1,473		.59		.59		1.31
12/31/2020	13.09	.21	1.18	1.39	(.25)	(.44)	(.69)	13.79	10.67	1,526		.61		.61		1.54
12/31/2019	12.57	.30	.69	.99	(.29)	(.18)	(.47)	13.09	7.95	1,174		.66		.66		2.29
12/31/2018	12.89	.29	(.32)	(.03)	(.29)	—	(.29)	12.57	(.21)	1,003		.69		.69		2.29
12/31/2017	12.72	.24	.16	.40	(.23)	—	(.23)	12.89	3.14	1,022		.68		.68		1.84

See end of table for footnotes.

The Bond Fund of America	79

Financial highlights (continued)

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]		Ratio of expenses to average net assets after waivers/ reimbursements[3,4]		Ratio of net income to average net assets[3]
Class 529-C:
12/31/2021	$13.79	$.08	$(.31)	$(.23)	$(.09)	$(.08)	$(.17)	$13.39	(1.73)%	$70		1.34%		1.34%		.56%
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.85	89		1.36		1.36		.90
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.16	180		1.40		1.40		1.56
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.94)	191		1.43		1.43		1.55
12/31/2017	12.72	.14	.16	.30	(.13)	—	(.13)	12.89	2.35	232		1.44		1.44		1.07
Class 529-E:
12/31/2021	13.79	.15	(.31)	(.16)	(.16)	(.08)	(.24)	13.39	(1.19)	46		.79		.79		1.11
12/31/2020	13.09	.18	1.18	1.36	(.22)	(.44)	(.66)	13.79	10.46	53		.80		.80		1.37
12/31/2019	12.57	.28	.69	.97	(.27)	(.18)	(.45)	13.09	7.75	46		.85		.85		2.11
12/31/2018	12.89	.27	(.32)	(.05)	(.27)	—	(.27)	12.57	(.40)	43		.88		.88		2.10
12/31/2017	12.72	.21	.16	.37	(.20)	—	(.20)	12.89	2.93	47		.88		.88		1.63
Class 529-T:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.78)[5]	—	[6]	.37	[5]	.37	[5]	1.52	[5]
12/31/2020	13.09	.24	1.18	1.42	(.28)	(.44)	(.72)	13.79	10.91 [5]	—	[6]	.39	[5]	.39	[5]	1.77	[5]
12/31/2019	12.57	.33	.69	1.02	(.32)	(.18)	(.50)	13.09	8.20 [5]	—	[6]	.42	[5]	.42	[5]	2.51	[5]
12/31/2018	12.89	.32	(.32)	— [12]	(.32)	—	(.32)	12.57	.04 [5]	—	[6]	.44	[5]	.44	[5]	2.54	[5]
12/31/2017[7,8]	12.81	.20	.07	.27	(.19)	—	(.19)	12.89	2.10 [5,9]	—	[6]	.45	[5,10]	.45	[5,10]	2.08	[5,10]
Class 529-F-1:
12/31/2021	13.79	.20	(.31)	(.11)	(.21)	(.08)	(.29)	13.39	(.82)[5]	—	[6]	.41	[5]	.41	[5]	1.48	[5]
12/31/2020	13.09	.24	1.18	1.42	(.28)	(.44)	(.72)	13.79	10.92 [5]	—	[6]	.38	[5]	.38	[5]	1.87	[5]
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.20	128		.42		.42		2.53
12/31/2018	12.89	.32	(.32)	— [12]	(.32)	—	(.32)	12.57	.03	102		.44		.44		2.54
12/31/2017	12.72	.27	.16	.43	(.26)	—	(.26)	12.89	3.37	88		.45		.45		2.06
Class 529-F-2:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.73)	177		.33		.33		1.58
12/31/2020[7,13]	14.00	.03	.24	.27	(.04)	(.44)	(.48)	13.79	1.88 [9]	166		.06	[9]	.06	[9]	.24	[9]
Class 529-F-3:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.69)	—	[6]	.27		.27		1.62
12/31/2020[7,13]	14.00	.04	.23	.27	(.04)	(.44)	(.48)	13.79	1.90 [9]	—	[6]	.08	[9]	.04	[9]	.25	[9]
Class R-1:
12/31/2021	13.79	.08	(.31)	(.23)	(.09)	(.08)	(.17)	13.39	(1.69)	42		1.29		1.29		.62
12/31/2020	13.09	.11	1.18	1.29	(.15)	(.44)	(.59)	13.79	9.88	39		1.33		1.33		.85
12/31/2019	12.57	.21	.69	.90	(.20)	(.18)	(.38)	13.09	7.21	39		1.35		1.35		1.61
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.89)	30		1.37		1.37		1.60
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.43	34		1.37		1.37		1.14

See end of table for footnotes.

80	The Bond Fund of America

Financial highlights (continued)

		(Loss) income from investment operations[1]			Dividends and distributions
Period ended	Net asset value, beginning of period	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of period	Total return[2,3]	Net assets, end of period (in millions)		Ratio of expenses to average net assets before waivers/ reimbursements[4]	Ratio of expenses to average net assets after waivers/ reimbursements[3,4]	Ratio of net income to average net assets[3]
Class R-2:
12/31/2021	$13.79	$.08	$(.31)	$(.23)	$(.09)	$(.08)	$(.17)	$13.39	(1.69)%	$409		1.30%	1.30%	.60%
12/31/2020	13.09	.12	1.18	1.30	(.16)	(.44)	(.60)	13.79	9.91	468		1.30	1.30	.87
12/31/2019	12.57	.22	.69	.91	(.21)	(.18)	(.39)	13.09	7.22	410		1.34	1.34	1.61
12/31/2018	12.89	.20	(.32)	(.12)	(.20)	—	(.20)	12.57	(.88)	400		1.36	1.36	1.61
12/31/2017	12.72	.15	.16	.31	(.14)	—	(.14)	12.89	2.44	456		1.36	1.36	1.15
Class R-2E:
12/31/2021	13.79	.12	(.31)	(.19)	(.13)	(.08)	(.21)	13.39	(1.40)	44		1.00	1.00	.90
12/31/2020	13.09	.16	1.18	1.34	(.20)	(.44)	(.64)	13.79	10.22	46		1.02	1.02	1.14
12/31/2019	12.57	.25	.69	.94	(.24)	(.18)	(.42)	13.09	7.53	33		1.05	1.05	1.90
12/31/2018	12.89	.24	(.32)	(.08)	(.24)	—	(.24)	12.57	(.59)	26		1.07	1.07	1.92
12/31/2017	12.72	.19	.16	.35	(.18)	—	(.18)	12.89	2.75	20		1.06	1.06	1.48
Class R-3:
12/31/2021	13.79	.14	(.31)	(.17)	(.15)	(.08)	(.23)	13.39	(1.25)	673		.85	.85	1.05
12/31/2020	13.09	.18	1.18	1.36	(.22)	(.44)	(.66)	13.79	10.40	743		.86	.86	1.31
12/31/2019	12.57	.27	.69	.96	(.26)	(.18)	(.44)	13.09	7.70	633		.89	.89	2.06
12/31/2018	12.89	.26	(.32)	(.06)	(.26)	—	(.26)	12.57	(.43)	582		.91	.91	2.06
12/31/2017	12.72	.21	.16	.37	(.20)	—	(.20)	12.89	2.90	622		.91	.91	1.61
Class R-4:
12/31/2021	13.79	.18	(.31)	(.13)	(.19)	(.08)	(.27)	13.39	(.94)	588		.54	.54	1.35
12/31/2020	13.09	.22	1.18	1.40	(.26)	(.44)	(.70)	13.79	10.73	688		.55	.55	1.61
12/31/2019	12.57	.31	.69	1.00	(.30)	(.18)	(.48)	13.09	8.03	567		.59	.59	2.37
12/31/2018	12.89	.30	(.32)	(.02)	(.30)	—	(.30)	12.57	(.13)	518		.61	.61	2.37
12/31/2017	12.72	.25	.16	.41	(.24)	—	(.24)	12.89	3.22	583		.60	.60	1.91
Class R-5E:
12/31/2021	13.79	.21	(.31)	(.10)	(.22)	(.08)	(.30)	13.39	(.75)	160		.34	.34	1.60
12/31/2020	13.09	.25	1.18	1.43	(.29)	(.44)	(.73)	13.79	10.95	88		.35	.35	1.78
12/31/2019	12.57	.34	.69	1.03	(.33)	(.18)	(.51)	13.09	8.25	43		.37	.37	2.53
12/31/2018	12.89	.33	(.32)	.01	(.33)	—	(.33)	12.57	.09	8		.40	.40	2.63
12/31/2017	12.72	.27	.16	.43	(.26)	—	(.26)	12.89	3.39	—	[6]	.42	.40	2.11
Class R-5:
12/31/2021	13.79	.22	(.31)	(.09)	(.23)	(.08)	(.31)	13.39	(.65)	373		.25	.25	1.69
12/31/2020	13.09	.26	1.18	1.44	(.30)	(.44)	(.74)	13.79	11.06	192		.26	.26	1.91
12/31/2019	12.57	.35	.69	1.04	(.34)	(.18)	(.52)	13.09	8.35	173		.29	.29	2.67
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.17	163		.31	.31	2.67
12/31/2017	12.72	.29	.16	.45	(.28)	—	(.28)	12.89	3.52	176		.30	.30	2.21
Class R-6:
12/31/2021	13.79	.23	(.31)	(.08)	(.24)	(.08)	(.32)	13.39	(.60)	15,035		.20	.20	1.71
12/31/2020	13.09	.27	1.18	1.45	(.31)	(.44)	(.75)	13.79	11.11	13,449		.21	.21	1.95
12/31/2019	12.57	.36	.69	1.05	(.35)	(.18)	(.53)	13.09	8.40	10,434		.24	.24	2.72
12/31/2018	12.89	.34	(.32)	.02	(.34)	—	(.34)	12.57	.22	8,116		.26	.26	2.73
12/31/2017	12.72	.29	.16	.45	(.28)	—	(.28)	12.89	3.58	6,351		.25	.25	2.27

See end of table for footnotes.

The Bond Fund of America	81

Financial highlights (continued)

	Year ended December 31,
Portfolio turnover rate for all share classes[14,15]	2021	2020	2019	2018	2017
Excluding mortgage dollar roll transactions	74%	113%	127%	121%	170%
Including mortgage dollar roll transactions	368%	535%	286%	356%	379%

[1]	Based on average shares outstanding.
[2]	Total returns exclude any applicable sales charges, including contingent deferred sales charges.
[3]	This column reflects the impact, if any, of certain waivers/reimbursements from AFS and/or CRMC. During one of the periods shown, AFS waived a portion of transfer agent services fees for Class F-3 shares. In addition, during some of the periods shown, CRMC reimbursed a portion of transfer agent services fees for certain share classes.
[4]	Ratios do not include expenses of any Central Funds. The fund indirectly bears its proportionate share of the expenses of any Central Funds.
[5]	All or a significant portion of assets in this class consisted of seed capital invested by CRMC and/or its affiliates. Fees for distribution services are not charged or accrued on these seed capital assets. If such fees were paid by the fund on seed capital assets, fund expenses would have been higher and net income and total return would have been lower.
[6]	Amount less than $1 million.
[7]	Based on operations for a period that is less than a full year.
[8]	Class T and 529-T shares began investment operations on April 7, 2017.
[9]	Not annualized.
[10]	Annualized.
[11]	Class F-3 shares began investment operations on January 27, 2017.
[12]	Amount less than $.01.
[13]	Class 529-F-2 and 529-F-3 shares began investment operations on October 30, 2020.
[14]	Rates do not include the fund’s portfolio activity with respect to any Central Funds.
[15]	Refer to Note 5 for more information on mortgage dollar rolls.

See notes to financial statements.

82	The Bond Fund of America

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of The Bond Fund of America:

Opinion on the Financial Statements and Financial Highlights

We have audited the accompanying statement of assets and liabilities of The Bond Fund of America (the “Fund”), including the investment portfolio, as of December 31, 2021, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, the financial highlights for each of the five years in the period then ended, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Fund as of December 31, 2021, and the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 2021, by correspondence with the custodian and brokers; when replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

Deloitte & Touche LLP

Costa Mesa, California
February 11, 2022

We have served as the auditor of one or more American Funds investment companies since 1956.

The Bond Fund of America	83

Expense example	unaudited

As a fund shareholder, you incur two types of costs: (1) transaction costs, such as initial sales charges on purchase payments and contingent deferred sales charges on redemptions (loads), and (2) ongoing costs, including management fees, distribution and service (12b-1) fees, and other expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the fund so you can compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire six-month period (July 1, 2021, through December 31, 2021).

Actual expenses:

The first line of each share class in the table on the following page provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading titled “Expenses paid during period” to estimate the expenses you paid on your account during this period.

Hypothetical example for comparison purposes:

The second line of each share class in the table on the following page provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio for the share class and an assumed rate of return of 5.00% per year before expenses, which is not the actual return of the share class. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the fund and other funds. To do so, compare this 5.00% hypothetical example with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Notes:

Retirement plan participants may be subject to certain fees charged by the plan sponsor, and Class F-1, F-2, F-3, 529-F-1, 529-F-2 and 529-F-3 shareholders may be subject to fees charged by financial intermediaries, typically ranging from 0.75% to 1.50% of assets annually depending on services offered. You can estimate the impact of these fees by adding the amount of the fees to the total estimated expenses you paid on your account during the period as calculated above. In addition, your ending account value would be lower by the amount of these fees.

Note that the expenses shown in the table on the following page are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads). Therefore, the second line of each share class in the table is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

84	The Bond Fund of America

Expense example (continued)

	Beginning account value 7/1/2021	Ending account value 12/31/2021	Expenses paid during period*	Annualized expense ratio
Class A – actual return	$1,000.00	$1,004.10	$2.73	.54%
Class A – assumed 5% return	1,000.00	1,022.48	2.75	.54
Class C – actual return	1,000.00	1,000.31	6.45	1.28
Class C – assumed 5% return	1,000.00	1,018.75	6.51	1.28
Class T – actual return	1,000.00	1,005.12	1.62	.32
Class T – assumed 5% return	1,000.00	1,023.59	1.63	.32
Class F-1 – actual return	1,000.00	1,003.83	2.98	.59
Class F-1 – assumed 5% return	1,000.00	1,022.23	3.01	.59
Class F-2 – actual return	1,000.00	1,005.27	1.52	.30
Class F-2 – assumed 5% return	1,000.00	1,023.69	1.53	.30
Class F-3 – actual return	1,000.00	1,005.84	.96	.19
Class F-3 – assumed 5% return	1,000.00	1,024.25	.97	.19
Class 529-A – actual return	1,000.00	1,003.86	2.93	.58
Class 529-A – assumed 5% return	1,000.00	1,022.28	2.96	.58
Class 529-C – actual return	1,000.00	1,000.07	6.70	1.33
Class 529-C – assumed 5% return	1,000.00	1,018.50	6.77	1.33
Class 529-E – actual return	1,000.00	1,002.83	3.94	.78
Class 529-E – assumed 5% return	1,000.00	1,021.27	3.97	.78
Class 529-T – actual return	1,000.00	1,004.91	1.82	.36
Class 529-T – assumed 5% return	1,000.00	1,023.39	1.84	.36
Class 529-F-1 – actual return	1,000.00	1,004.68	2.02	.40
Class 529-F-1 – assumed 5% return	1,000.00	1,023.19	2.04	.40
Class 529-F-2 – actual return	1,000.00	1,005.19	1.62	.32
Class 529-F-2 – assumed 5% return	1,000.00	1,023.59	1.63	.32
Class 529-F-3 – actual return	1,000.00	1,005.43	1.31	.26
Class 529-F-3 – assumed 5% return	1,000.00	1,023.89	1.33	.26
Class R-1 – actual return	1,000.00	1,000.37	6.45	1.28
Class R-1 – assumed 5% return	1,000.00	1,018.75	6.51	1.28
Class R-2 – actual return	1,000.00	1,000.35	6.45	1.28
Class R-2 – assumed 5% return	1,000.00	1,018.75	6.51	1.28
Class R-2E – actual return	1,000.00	1,001.79	5.05	1.00
Class R-2E – assumed 5% return	1,000.00	1,020.16	5.09	1.00
Class R-3 – actual return	1,000.00	1,002.59	4.24	.84
Class R-3 – assumed 5% return	1,000.00	1,020.97	4.28	.84
Class R-4 – actual return	1,000.00	1,004.09	2.73	.54
Class R-4 – assumed 5% return	1,000.00	1,022.48	2.75	.54
Class R-5E – actual return	1,000.00	1,005.12	1.67	.33
Class R-5E – assumed 5% return	1,000.00	1,023.54	1.68	.33
Class R-5 – actual return	1,000.00	1,005.59	1.21	.24
Class R-5 – assumed 5% return	1,000.00	1,024.00	1.22	.24
Class R-6 – actual return	1,000.00	1,005.84	.96	.19
Class R-6 – assumed 5% return	1,000.00	1,024.25	.97	.19

*	The “expenses paid during period” are equal to the “annualized expense ratio,” multiplied by the average account value over the period, multiplied by the number of days in the period, and divided by 365 (to reflect the one-half year period).

The Bond Fund of America	85

Tax information	unaudited

We are required to advise you of the federal tax status of certain distributions received by shareholders during the fiscal year. The fund hereby designates the following amounts for the fund’s fiscal year ended December 31, 2021:

Long-term capital gains	$439,841,000
Qualified dividend income	$2,162,000
Section 163(j) interest dividends	$1,171,819,000
Corporate dividends received deduction	$1,696,000
U.S. government income that may be exempt from state taxation	$326,801,000

Individual shareholders should refer to their Form 1099 or other tax information, which was mailed in January 2022, to determine the calendar year amounts to be included on their 2021 tax returns. Shareholders should consult their tax advisors.

86	The Bond Fund of America

Liquidity Risk Management Program

The fund has adopted a liquidity risk management program (the “program”). The fund’s board has designated Capital Research and Management Company (“CRMC”) as the administrator of the program. Personnel of CRMC or its affiliates conduct the day-to-day operation of the program pursuant to policies and procedures administered by the Capital Group Liquidity Risk Management Committee.

Under the program, CRMC manages the fund’s liquidity risk, which is the risk that the fund could not meet shareholder redemption requests without significant dilution of remaining shareholders’ interests in the fund. This risk is managed by monitoring the degree of liquidity of the fund’s investments, limiting the amount of the fund’s illiquid investments, and utilizing various risk management tools and facilities available to the fund for meeting shareholder redemptions, among other means. CRMC’s process of determining the degree of liquidity of the fund’s investments is supported by one or more third-party liquidity assessment vendors.

The fund’s board reviewed a report prepared by CRMC regarding the operation and effectiveness of the program for the period October 1, 2020, through September 30, 2021. No significant liquidity events impacting the fund were noted in the report. In addition, CRMC provided its assessment that the program had been effective in managing the fund’s liquidity risk.

The Bond Fund of America	87

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88	The Bond Fund of America

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The Bond Fund of America	89

Board of trustees and other officers

Independent trustees1

Name, Date of Birth and Position with Fund	Year First Elected as a Director/ Trustee[2]	Principal Occupation(s) During the Past Five Years	Number of Portfolios Overseen by Trustee	Other Directorships[3] Held by Trustee During the Past Five Years
Francisco G. Cigarroa, MD, 1957	2021	Professor of Surgery, University of Texas Health San Antonio; Trustee, Ford Foundation; Clayton Research Scholar, Clayton Foundation for Biomedical Research	86	None
James G. Ellis, 1947	2006	Former Dean and Professor of Marketing, Marshall School of Business, University of Southern California	99	Advanced Merger Partners; EVe Mobility Acquisition Corp (acquisitions of companies in the electric vehicle market); J. G. Boswell (agricultural production); Mercury General Corporation
Nariman Farvardin, 1956	2018	President, Stevens Institute of Technology	87	None
Mary Davis Holt, 1950	2015-2016; 2017	Principal, Mary Davis Holt Enterprises, LLC (leadership development consulting); former Partner, Flynn Heath Holt Leadership, LLC (leadership consulting); former COO, Time Life Inc. (1993 – 2003)	87	None
R. Clark Hooper, 1946	2005	Private investor	91	None
Merit E. Janow, 1958	2010	Dean and Professor, Columbia University, School of International and Public Affairs	93	Aptiv (autonomous and green vehicle technology); Mastercard Incorporated
Margaret Spellings, 1957 Chair of the Board (Independent and Non-Executive)	2010	President and CEO, Texas 2036; former President, Margaret Spellings & Company (public policy and strategic consulting); former President, The University of North Carolina; former President, George W. Bush Presidential Center	91	None
Alexandra Trower, 1964	2019	Former Executive Vice President, Global Communications and Corporate Officer, The Estée Lauder Companies	86	None
Paul S. Williams, 1959	2020	Former Partner/Managing Director, Major, Lindsey & Africa (executive recruiting firm)	86	Air Transport Services Group, Inc. (aircraft leasing and air cargo transportation); Compass Minerals, Inc. (producer of salt and specialty fertilizers); Public Storage, Inc.; Romeo Power, Inc. (manufacturer of batteries for electric vehicles)

90	The Bond Fund of America

Interested trustees4,5

Name, Date of Birth and Position with Fund	Year First Elected as a Director/ Trustee/ Officer[2]	Principal Occupation(s) During the Past Five Years and Positions Held with Affiliated Entities or the Principal Underwriter of the Fund	Number of Portfolios Overseen by Trustee	Other Directorships[3] Held by Trustee During the Past Five Years
Michael C. Gitlin, 1970	2015	Partner — Capital Fixed Income Investors, Capital Research and Management Company; Vice Chairman and Director, Capital Research and Management Company; Director, The Capital Group Companies, Inc.[6]; served as Head of Fixed Income at a large investment management firm prior to joining Capital Research and Management Company in 2015	86	None
Karl J. Zeile, 1966	2019	Partner — Capital Fixed Income Investors, Capital Research and Management Company	21	None

The fund’s statement of additional information includes further details about fund trustees and is available without charge upon request by calling American Funds Service Company at (800) 421-4225 or by visiting the Capital Group website at capitalgroup.com. The address for all trustees and officers of the fund is 333 South Hope Street, Los Angeles, CA 90071, Attention: Secretary.

See page 92 for footnotes.

The Bond Fund of America	91

Other officers5

Name, Year of Birth and Position with Fund	Year First Elected as an Officer[2]	Principal Occupation(s) During the Past Five Years and Positions Held with Affiliated Entities or the Principal Underwriter of the Fund
Pramod Atluri, 1976 President	2016	Partner — Capital Fixed Income Investors, Capital Research and Management Company; Vice President, Capital Fixed Income Investors, Capital Bank and Trust Company[6]; Director, Capital Research and Management Company
Kristine M. Nishiyama, 1970 Principal Executive Officer	2003	Senior Vice President and Senior Counsel — Fund Business Management Group, Capital Research and Management Company; Chair, Senior Vice President, General Counsel and Director, Capital Bank and Trust Company[6]
Michael W. Stockton, 1967 Executive Vice President	2021	Senior Vice President — Fund Business Management Group, Capital Research and Management Company
David J. Betanzos, 1974 Senior Vice President	2016	Partner — Capital Fixed Income Investors, Capital Research and Management Company; Director, Capital Research and Management Company
David A. Hoag, 1965 Senior Vice President	2015	Partner — Capital Fixed Income Investors, Capital Research and Management Company; Partner — Capital Fixed Income Investors, Capital Bank and Trust Company[6]
Fergus N. MacDonald, 1969 Senior Vice President	2015	Partner — Capital Fixed Income Investors, Capital Research and Management Company; Director, The Capital Group Companies, Inc.[6]
Steven I. Koszalka, 1964 Secretary	2010	Vice President — Fund Business Management Group, Capital Research and Management Company
Brian C. Janssen, 1972 Treasurer	2011	Senior Vice President — Investment Operations, Capital Research and Management Company
Jane Y. Chung, 1974 Assistant Secretary	2014	Associate — Fund Business Management Group, Capital Research and Management Company
Sandra Chuon, 1972 Assistant Treasurer	2019	Assistant Vice President — Investment Operations, Capital Research and Management Company
Becky L. Park, 1979 Assistant Treasurer	2021	Vice President — Investment Operations, Capital Research and Management Company

[1]	The term independent trustee refers to a trustee who is not an “interested person” of the fund within the meaning of the Investment Company Act of 1940.
[2]	Trustees and officers of the fund serve until their resignation, removal or retirement.
[3]	This includes all directorships/trusteeships (other than those in the American Funds or other funds managed by Capital Research and Management Company or its affiliates) that are held by each trustee as a trustee or director of a public company or a registered investment company.
[4]	The term interested trustee refers to a trustee who is an “interested person” within the meaning of the Investment Company Act of 1940, on the basis of their affiliation with the fund’s investment adviser, Capital Research and Management Company, or affiliated entities (including the fund’s principal underwriter).
[5]	All of the trustees and/or officers listed are officers and/or directors/trustees of one or more of the other funds for which Capital Research and Management Company serves as investment adviser.
[6]	Company affiliated with Capital Research and Management Company.

92	The Bond Fund of America

Office of the fund
333 South Hope Street
Los Angeles, CA 90071-1406

Investment adviser
Capital Research and Management Company
333 South Hope Street

Los Angeles, CA 90071-1406

Transfer agent for shareholder accounts
American Funds Service Company
(Write to the address nearest you.)

P.O. Box 6007
Indianapolis, IN 46206-6007

P.O. Box 2280
Norfolk, VA 23501-2280

Custodian of assets
JPMorgan Chase Bank
270 Park Avenue
New York, NY 10017-2070

Counsel
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110-1726

Independent registered public accounting firm
Deloitte & Touche LLP
695 Town Center Drive
Suite 1000
Costa Mesa, CA 92626-7188

Principal underwriter
American Funds Distributors, Inc.
333 South Hope Street
Los Angeles, CA 90071-1406

Investors should carefully consider investment objectives, risks, charges and expenses. This and other important information is contained in the fund prospectus and summary prospectus, which can be obtained from your financial professional and should be read carefully before investing. You may also call American Funds Service Company (AFS) at (800) 421-4225 or visit the Capital Group website at capitalgroup.com.

“American Funds Proxy Voting Procedures and Principles” — which describes how we vote proxies relating to portfolio securities — is available on the American Funds website or upon request by calling AFS. The fund files its proxy voting record with the U.S. Securities and Exchange Commission (SEC) for the 12 months ended June 30 by August 31. The proxy voting record is available free of charge on the SEC website at sec.gov or our website.

The Bond Fund of America files a complete list of its portfolio holdings with the SEC for the first and third quarters of each fiscal year on NPORT-P. The list of portfolio holdings is available free of charge on the SEC website and on our website.

This report is for the information of shareholders of The Bond Fund of America, but it also may be used as sales literature when preceded or accompanied by the current prospectus or summary prospectus, which gives details about charges, expenses, investment objectives and operating policies of the fund. If used as sales material after March 31, 2022, this report must be accompanied by an American Funds statistical update for the most recently completed calendar quarter.

Bloomberg Index Services Limited. BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. and its affiliates (collectively “Bloomberg”). Bloomberg or Bloomberg’s licensors own all proprietary rights in the Bloomberg Indices. Neither Bloomberg nor Bloomberg’s licensors approves or endorses this material, or guarantees the accuracy or completeness of any information herein, or makes any warranty, express or implied, as to the results to be obtained therefrom and, to the maximum extent allowed by law, neither shall have any liability or responsibility for injury or damages arising in connection therewith.

American Funds Distributors, Inc., member FINRA.

The Capital Advantage®

Since 1931, Capital Group, home of American Funds, has helped investors pursue long-term investment success. Our consistent approach — in combination with The Capital SystemSM — has resulted in superior outcomes.

Aligned with investor success

We base our decisions on a long-term perspective, which we believe aligns our goals with the interests of our clients. Our portfolio managers average 27 years of investment industry experience, including 21 years at our company, reflecting a career commitment to our long-term approach.1

The Capital System

The Capital System combines individual accountability with teamwork. Funds using The Capital System are divided into portions that are managed independently by investment professionals with diverse backgrounds, ages and investment approaches. An extensive global research effort is the backbone of our system.

American Funds’ superior outcomes

Equity funds have beaten their Lipper peer indexes in 91% of 10-year periods and 98% of 20-year periods.2 Fixed income funds have helped investors achieve diversification through attention to correlation between bonds and equities.3 Fund management fees have been among the lowest in the industry.4

[1]	Investment industry experience as of December 31, 2020.
[2]	Based on Class F-2 share results rolling calendar-year periods starting the first full calendar year after each fund’s inception through December 31, 2020. Periods covered are the shorter of the fund’s lifetime or since the comparable Lipper index inception date (except Capital Income Builder and SMALLCAP World Fund, for which the Lipper average was used). Expenses differ for each share class, so results will vary.
[3]	Based on Class F-2 share results as of December 31, 2020. Thirteen of the 17 fixed income American Funds that have been in existence for the three-year period showed a three-year correlation below 0.3. Standard & Poor’s 500 Index was used as an equity market proxy. Correlation based on monthly total returns. Correlation is a statistical measure of how two securities move in relation to each other. A correlation ranges from –1 to 1. A positive correlation close to 1 implies that as one security moves, either up or down, the other security will move in “lockstep,” in the same direction. A negative correlation close to –1 indicates that the securities have moved in the opposite direction.
[4]	On average, our management fees were in the lowest quintile 66% of the time, based on the 20-year period ended December 31, 2020, versus comparable Lipper categories, excluding funds of funds.

Class F-2 shares were first offered on August 1, 2008. Class F-2 share results prior to the date of first sale are hypothetical based on the results of the original share class of the fund without a sales charge, adjusted for typical estimated expenses. Results for certain funds with an inception date after August 1, 2008, also include hypothetical returns because those funds’ Class F-2 shares sold after the funds’ date of first offering. Visit capitalgroup.com for more information on specific expense adjustments and the actual dates of first sale.

All Capital Group trademarks mentioned are owned by The Capital Group Companies, Inc., an affiliated company or fund. All other company and product names mentioned are the property of their respective companies.

Capital Group Core Municipal FundSM
Capital Group Short-Term Municipal FundSM
Capital Group California Core Municipal FundSM
Capital Group California Short-Term Municipal FundSM
Capital Group Core Bond FundSM

Annual report for the year ended October 31, 2021

Research-driven
approaches to seeking
wealth preservation
and income

Capital Group Core Municipal Fund seeks to provide current income exempt from federal income tax while preserving your investment.

Capital Group Short-Term Municipal Fund seeks to preserve your investment and secondarily to provide current income exempt from federal income tax.

Capital Group California Core Municipal Fund seeks to provide current income exempt from federal and California income taxes while preserving your investment.

Capital Group California Short-Term Municipal Fund seeks to preserve your investment and secondarily to provide current income exempt from federal and California income taxes.

Capital Group Core Bond Fund seeks to provide you with current income while preserving your investment.

Each fund is one of more than 40 offered by Capital Group, home of American Funds, one of the nation’s largest mutual fund families. For 90 years, Capital Group has invested with a long-term focus based on thorough research and attention to risk.

Fund results shown in this report are at net asset value. Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. Prices and returns will vary, so investors may lose money. Investing for short periods makes losses more likely.

Here are the total returns on a $1,000 investment with all distributions reinvested for periods ended September 30, 2021 (the most recent calendar quarter-end), and the total annual fund operating expense ratios as of the prospectus dated January 1, 2022 (unaudited):

	Cumulative total returns	Average annual total returns			Gross
	1 year	5 years	10 years	Lifetime*	expense ratios

Capital Group Core Municipal Fund	1.13%	2.35%	2.37%	2.65%	0.28%
Capital Group Short-Term Municipal Fund	0.36	1.78	1.48	1.63	0.31 †
Capital Group California Core Municipal Fund	0.56	1.92	2.42	2.62	0.27
Capital Group California Short-Term Municipal Fund	0.04	1.35	1.26	1.34	0.29
Capital Group Core Bond Fund	–0.38	2.43	2.22	2.63	0.28

*	Since April 13, 2010.
†	The net expense ratio for Capital Group Short-Term Municipal Fund is 0.30%.

The investment adviser is currently reimbursing a portion of the expenses for Capital Group Short-Term Municipal Fund. This reimbursement will be in effect through at least January 1, 2023. The adviser may elect at its discretion to extend, modify or terminate the reimbursements at that time. Visit capitalgrouppcsfunds.com and capitalgroup.com for American Funds for more information.

Investments are not FDIC-insured, nor are they deposits of or guaranteed by a bank or any other entity, so they may lose value.

Contents

1	Letter to investors

2	Funds’ 30-day yields and 12-month distribution rates

4	Fund reviews

Investment portfolios

9	Capital Group Core Municipal Fund

35	Capital Group Short-Term Municipal Fund

52	Capital Group California Core Municipal Fund

64	Capital Group California Short-Term Municipal Fund

70	Capital Group Core Bond Fund

82	Financial statements

105	Board of trustees and other officers

Fellow investors:

Bond indexes generally moved sideways in the 12 months ended October 31, 2021, as the fixed income market contended with shifting interest rates, heightened inflationary pressures and the shadow cast by the powerful equity market rally.

Despite the various challenges, the return of the Capital Group Core Bond Fund exceeded its benchmark by a notable margin, while results for Capital Group Private Client Services’ four municipal bond funds were comparable to their respective indices.

Beyond that, all five funds largely sidestepped a broad financial market pullback in September. Even though inflation fears caused yields to rise significantly during the month, the funds incurred only small declines. That stood in contrast to a far sharper drop in the stock market, underscoring the role that high-quality fixed income can play in preserving capital in portfolios.

Markets and economy

For the most part, bond indexes moved modestly during the year, generating either small gains or losses. Yields rose in the spring and again in the autumn — both times amid strengthening economic data and the specter of higher inflation. Beyond that, the attention-grabbing gains in the stock market overshadowed bonds throughout the year.

Fixed income was also weighed down by the expectation that the Federal Reserve would start scaling back its bond purchase program as a first step toward tighter monetary policies. Indeed, the central bank announced the launch of so-called tapering in November. However, the odds and timing of potential interest rate hikes remain highly uncertain, with any Fed action likely to depend on changing economic conditions and interest rates likely to remain low by historical standards.

On a positive note, the bond market’s reaction to the lead-up of the tapering announcement was subdued in comparison to the 2013 “taper tantrum,” when borrowing costs jumped sharply after the Fed unveiled similar plans to wind down bond purchases. In this case, policymakers telegraphed their thinking well in advance and soothed the market by indicating that they will move judiciously.

Capital Group Core Municipal Fund and Capital Group Short-Term Municipal Fund

Proposed tax increases in federal infrastructure and spending bills drove interest in tax-advantaged municipal bonds. The sector began the year fully priced after a rally in 2020, leading to tight spreads and limited yields. Nevertheless, each fund notched positive returns.

With a 0.99% return for the 12 months ended October 31, Capital Group Core Municipal Fund narrowly trailed its index, the Bloomberg Municipal Short-Intermediate 1–10 Years Index*, which gained 1.09%.

Capital Group Short-Term Municipal Fund rose 0.43%, compared to the 0.76% return for its index, the Bloomberg Municipal Short 1–5 Years Index*.

Capital Group California Core Municipal Fund and Capital Group California Short-Term Municipal Fund

Capital Group California Core Municipal Fund returned 0.53% for the past 12 months, slightly edging out the Bloomberg California Short-Intermediate Municipal Index*, which returned 0.52%.

Capital Group California Short-Term Municipal Fund gained 0.12%, short of the 0.42% return notched by the Bloomberg California Short Municipal Index*.

Private Client Services Funds	1

Capital Group Core Bond Fund

Capital Group Core Bond Fund declined 0.60% for the period, a much better result than the Bloomberg Intermediate A+ U.S. Government/Credit Index, which dropped 1.22%.*

The investment-grade bond market was in a holding pattern for much of the past 12 months as investors positioned themselves for a less dovish Fed. Returns were further pressured by unusually high inflation. The impact was especially apparent in securities with high sensitivity to interest rate changes. The yield on the 10-year U.S. Treasury note rose to 1.55% by October 31, up nearly 70 basis points, or 7/10ths of a percentage point, from the beginning of the period.

The Capital Group Core Bond Fund fared better than its index in part because managers reduced duration early on to make the fund less sensitive to rising rates.

Market outlook

Inflation continues to cloud the outlook for bonds, with some Fed governors suggesting they’re open to more hawkish measures if consumer prices keep climbing. Several factors are contributing to inflationary pressure: consumer demand, powered by high savings and low debt levels; snarled supply chains, which have yet to fully recover from the COVID-19 pandemic; and potentially slower growth in China, which could limit manufacturing output and complicate supply chain issues.

Nevertheless, the consensus view among Capital Group economists is that heightened inflation is likely to persist into 2022. Though inflation has been more pronounced and longer lasting than the market expected earlier this year, a return to more normal environments and previous spending patterns are expected to gradually relieve pressure on global factories and supply chains.

Furthermore, as they have in recent years, yields are expected to remain low by historical standards. As the September decline in markets indicates, high-quality fixed income can help preserve capital and provide income, helping to balance portfolios in a variety of market conditions.

Thank you for your trust and continued investment.

Sincerely,

John S. Armour
President

Mark Marinella
Senior Vice President

John R. Queen
Senior Vice President

December 15, 2021

*	Index definitions can be found on page 3.

The return of principal for bond funds and for funds with significant underlying bond holdings is not guaranteed. Fund shares are subject to the same interest rate, inflation and credit risks associated with the underlying bond holdings. Income from municipal bonds may be subject to state or local income taxes. Certain other income, as well as capital gain distributions, may be taxable. Refer to the funds’ prospectuses and the Risk Factors section of this report for more information on these and other risks associated with investing in the funds.

Shown in the table below are the 30-day SEC yields and 12-month distribution rates as of November 30, 2021, for Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund. The funds’ returns for the 12 months ended October 31, 2021, can be found on page 2.

For additional information about the funds, their investment results, holdings and portfolio managers, visit capitalgrouppcsfunds.com. You can also read our insights about the markets, industries and more at capitalgroup.com/pcs.

Funds’ 30-day yields and 12-month distribution rates

Below is a summary of each fund’s 30-day yield and 12-month distribution rate as of November 30, 2021. Each fund’s 30-day yield is calculated in accordance with the U.S. Securities and Exchange Commission (SEC) formula. The SEC yield reflects the rate at which each fund is earning income on its current portfolio of securities while the distribution rate reflects the funds’ past dividends paid to shareholders. Accordingly, the funds’ SEC yields and distribution rates may differ.

	SEC 30-day yield	Distribution rate

Capital Group Core Municipal Fund	0.62%	1.16%
Capital Group Short-Term Municipal Fund	0.40	0.84
Capital Group California Core Municipal Fund	0.43	1.02
Capital Group California Short-Term Municipal Fund	0.22	0.73
Capital Group Core Bond Fund	0.81	1.36

2	Private Client Services Funds

Results at a glance

For periods ended October 31, 2021, with all distributions reinvested

	Cumulative total returns		Average annual total returns
	1 year	5 years	10 years	Lifetime[1]

Capital Group Core Municipal Fund	0.99%	2.39%	2.39%	2.61%
Bloomberg Municipal Short-Intermediate 1–10 years Index[2]	1.09	2.39	2.49	2.74
Lipper Short-Intermediate Municipal Debt Funds Average[3]	1.11	1.84	1.93	2.11

Capital Group Short-Term Municipal Fund	0.43	1.81	1.51	1.61
Bloomberg Municipal Short 1–5 Years Index[2]	0.76	1.82	1.63	1.77
Lipper Short Municipal Debt Funds Average[3]	0.57	1.27	1.08	1.16

Capital Group California Core Municipal Fund	0.53	2.02	2.46	2.58
Bloomberg California Short-Intermediate Municipal Index[2]	0.52	2.15	2.50	2.75
Lipper California Short-Intermediate Municipal Debt Funds Average[3]	1.15	1.49	1.78	1.82

Capital Group California Short-Term Municipal Fund	0.12	1.36	1.29	1.32
Bloomberg California Short Municipal Index[2]	0.42	1.59	1.54	1.70
Lipper Short Municipal Debt Funds Average[3]	0.57	1.27	1.08	1.16

Capital Group Core Bond Fund	–0.60	2.39	2.14	2.57
Bloomberg Intermediate A+ U.S. Government/Credit Index[2]	–1.22	2.26	2.13	2.61
Lipper Short-Intermediate Investment Grade Debt Funds Average[3]	0.51	2.25	2.15	2.43

[1]	Since April 13, 2010.
[2]	The market indexes are unmanaged and, therefore, have no expenses. Investors cannot invest directly in an index. Source: Bloomberg Index Services Ltd.
[3]	Lipper averages reflect the current composition of all eligible mutual funds (all share classes) within a given category. Lipper source: Refinitiv Lipper.

Bloomberg Municipal Short-Intermediate 1–10 Years Index is a market value-weighted index that includes investment-grade tax-exempt bonds with maturities of one to 10 years. Bloomberg Municipal Short 1–5 Years Index is a market value-weighted index that includes investment-grade tax-exempt bonds with maturities of one to five years. Bloomberg California Short-Intermediate Municipal Index is a market value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California with maturities of one to 10 years. Bloomberg California Short Municipal Index is a market value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California with maturities of one to five years. Bloomberg Intermediate A+ U.S. Government/Credit Index is a market value-weighted index that tracks the total return of fixed-rate, publicly placed, dollar-denominated obligations issued by the U.S. Treasury, U.S. government agencies and quasi-federal corporations, corporate or foreign debt guaranteed by the U.S. government, and U.S. corporate and foreign debentures and secured notes that meet specified maturity, liquidity and quality requirements, with maturities of one to 10 years, excluding BBB-rated securities.

Private Client Services Funds	3

Capital Group Core Municipal Fund

(For the period April 13, 2010, through October 31, 2021, with dividends reinvested)

How a hypothetical $10,000 investment has grown

*	Bloomberg Municipal Short-Intermediate 1–10 Years Index is a market value-weighted index that includes investment-grade tax-exempt bonds with maturities of one to 10 years. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of sales charges, commissions, account fees, expenses or U.S. federal income taxes. Investors cannot invest directly in an index. Source: Bloomberg Index Services Ltd.
†	Includes capital gain distributions.

Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. The results shown are before taxes on fund distributions and sale of fund shares.

Average annual total returns based on a hypothetical $1,000 investment

For periods ended October 31, 2021

	1 year	5 years	10 years

Capital Group Core Municipal Fund	0.99%	2.39%	2.39%

4	Private Client Services Funds

Capital Group Short-Term Municipal Fund

(For the period April 13, 2010, through October 31, 2021, with dividends reinvested)

How a hypothetical $10,000 investment has grown

*	Bloomberg Municipal Short 1–5 Years Index is a market value-weighted index that includes investment-grade tax-exempt bonds with maturities of one to five years. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of sales charges, commissions, account fees, expenses or U.S. federal income taxes. Investors cannot invest directly in an index. Source: Bloomberg Index Services Ltd.
†	Includes capital gain distributions.

Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. The results shown are before taxes on fund distributions and sale of fund shares.

Investment results assume all distributions are reinvested and reflect applicable fees and expenses. When applicable, results reflect fee waivers and/or expense reimbursements, without which they would have been lower. Refer to the fund’s most recent prospectus for details.

Average annual total returns based on a hypothetical $1,000 investment

For periods ended October 31, 2021

	1 year	5 years	10 years

Capital Group Short-Term Municipal Fund	0.43%	1.81%	1.51%

Private Client Services Funds	5

Capital Group California Core Municipal Fund

(For the period April 13, 2010, through October 31, 2021, with dividends reinvested)

How a hypothetical $10,000 investment has grown

*	Bloomberg California Short-Intermediate Municipal Index is a market value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California with maturities of one to 10 years. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of commissions, account fees, expenses or U.S. federal income taxes. Investors cannot invest directly in an index. Source: Bloomberg Index Services Ltd.
†	Includes capital gain distributions.

Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. The results shown are before taxes on fund distributions and sale of fund shares.

Average annual total returns based on a hypothetical $1,000 investment

For periods ended October 31, 2021

	1 year	5 years	10 years

Capital Group California Core Municipal Fund	0.53%	2.02%	2.46%

6	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

(For the period April 13, 2010, through October 31, 2021, with dividends reinvested)

How a hypothetical $10,000 investment has grown

*	Bloomberg California Short Municipal Index is a market value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California with maturities of one to five years. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of commissions, account fees, expenses or U.S. federal income taxes. Investors cannot invest directly in an index. Source: Bloomberg Index Services Ltd.
†	Includes capital gain distributions.

Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. The results shown are before taxes on fund distributions and sale of fund shares.

Average annual total returns based on a hypothetical $1,000 investment

For periods ended October 31, 2021

	1 year	5 years	10 years

Capital Group California Short-Term Municipal Fund	0.12%	1.36%	1.29%

Private Client Services Funds	7

Capital Group Core Bond Fund

(For the period April 13, 2010, through October 31, 2021, with dividends reinvested)

How a hypothetical $10,000 investment has grown

*	The Bloomberg Intermediate A+ U.S. Government/Credit Index is a market value-weighted index that tracks the total return of fixed-rate, publicly placed, dollar-denominated obligations issued by the U.S. Treasury, U.S. government agencies and quasi-federal corporations, corporate or foreign debt guaranteed by the U.S. government, and U.S. corporate and foreign debentures and secured notes that meet specified maturity, liquidity and quality requirements, with maturities of one to 10 years, excluding BBB-rated securities. This index is unmanaged, and its results include reinvested distributions but do not reflect the effect of account fees, expenses or U.S. federal income taxes. Investors cannot invest directly in an index. Source: Bloomberg Index Services Ltd.
†	Includes capital gain distributions.

Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. The results shown are before taxes on fund distributions and sale of fund shares.

Average annual total returns based on a hypothetical $1,000 investment

For periods ended October 31, 2021

	1 year	5 years	10 years

Capital Group Core Bond Fund	–0.60%	2.39%	2.14%

8	Private Client Services Funds

Capital Group Core Municipal Fund

Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 82.13%	Principal amount (000)	Value (000)
Alabama 1.19%
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 5), Series 2020-A-1, 4.00% 2049 (put 2026)	$825	$940
Black Belt Energy Gas Dist., Gas Supply Rev. Bonds, Series 2017-A, 4.00% 2047 (put 2022)	2,050	2,092
Black Belt Energy Gas Dist., Gas Supply Rev. Bonds, Series 2021-A, 4.00% 2051 (put 2023)	1,000	1,217
Federal Aid Highway Fin. Auth., Federal Highway Grant Anticipation Bonds, Series 2012, 5.00% 2023 (preref. 2022)	100	104
City of Huntsville, Electric Rev. Bonds, Series 2017-A, 5.00% 2022	450	473
City of Huntsville, Electric Rev. Bonds, Series 2017-B, 5.00% 2022	400	421
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 1), Series 2021-A, 4.00% 2051 (put 2028)	1,440	1,682
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 2), Series 2021-B-1, 4.00% 2051 (put 2031)	1,985	2,377
		9,306

Alaska 0.31%
Housing Fin. Corp., Collateralized Bonds (Veterans Mortgage Program), Series 2019, 4.00% 2048	865	942
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2020-A, 3.25% 2044	910	986
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2016-A, 3.50% 2046	150	158
Housing Fin. Corp., State Capital Project Bonds, Series 2014-A, 5.00% 2032 (preref. 2023)	230	253
Housing Fin. Corp., State Capital Project Bonds, Series 2014-A, 5.00% 2033 (preref. 2023)	110	121
		2,460

Arizona 1.11%
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2028	295	368
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2029	370	472
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2027	400	492
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2028	550	692
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2033	80	104
Bullhead City, Excise Taxes Rev. Obligations, Series 2021-2, 1.15% 2027	375	368
County of Coconino, Pollution Control Corp., Pollution Control Rev. Ref. Bonds, Series 2017-B, 1.65% 2039 (put 2023)	1,500	1,526
City of Glendale, Industrial Dev. Auth., Rev. Ref. Bonds (Midwestern University), Series 2020, 5.00% 2029	1,000	1,266
Industrial Dev. Auth., Education Rev. Bonds (Greathearts Arizona Projects), Series 2021-A, 5.00% 2029	115	144
Industrial Dev. Auth., Hospital Rev. Bonds (Phoenix Children’s Hospital), Series 2021-A, 5.00% 2030	255	326
Industrial Dev. Auth., Hospital Rev. Bonds (Phoenix Children’s Hospital), Series 2021-A, 5.00% 2031	75	98
Industrial Dev. Auth., Rev. Bonds (Lincoln South Beltway Project), Series 2020, 5.00% 2023	1,000	1,090
Kyrene Elementary School Dist. No. 28, School Improvement Bonds (2010 Project), Series 2013-B, 4.50% 2024 (preref. 2023)[1]	55	59

Private Client Services Funds	9

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Arizona (continued)
Kyrene Elementary School Dist. No. 28, School Improvement Bonds (2010 Project), Series 2013-B, 4.50% 2025 (preref. 2023)[1]	$45	$48
County of Maricopa, Industrial Dev. Auth., Education Rev. Bonds (GreatHearts Arizona Projects), Series 2017-A, 5.00% 2027	745	898
City of Phoenix, Civic Improvement Corp., Water System Rev. Ref. Bonds, Series 2014-B, 5.00% 2024	115	129
County of Pima, Industrial Dev. Auth., Rev. Bonds (Tucson Medical Center), Series 2021-A, 5.00% 2031	485	636
		8,716

Arkansas 0.08%
Dev. Fin. Auth., Health Care Rev. Bonds (Baptist Memorial Health Care), Series 2015-B-3, (SIFMA Municipal Swap Index + 1.55%) 1.60% 2044 (put 2022)[2]	600	600

California 4.01%
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2006-C-1, (SIFMA Municipal Swap Index + 0.90%) 0.95% 2045 (put 2023)[2]	2,205	2,221
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-C, (SIFMA Municipal Swap Index + 0.45%) 0.50% 2056 (put 2026)[2]	425	430
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)	195	192
Carlsbad Unified School Dist., G.O. Bonds, 2018 Election, Series 2021-B, 2.00% 2023	75	77
Carlsbad Unified School Dist., G.O. Bonds, 2018 Election, Series 2021-B, 2.00% 2024	85	89
Community Choice Fncg. Auth., Clean Energy Project Rev. Green Bonds, Series 2021-B-1, 4.00% 2052 (put 2031)	2,415	2,903
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 3.00% 2024	165	177
Educational Facs. Auth., Rev. Bonds (University of Southern California), Series 2009-C, 5.25% 2024 (escrowed to maturity)	35	40
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2023	105	108
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2024	50	52
G.O. Bonds, Series 2020, 5.00% 2029	180	233
G.O. Bonds, Series 2021, 5.00% 2031	30	36
G.O. Bonds, Series 2021, 5.00% 2032	25	30
G.O. Bonds, Series 2021, 5.00% 2034	25	30
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2023	1,265	1,374
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2028	1,000	1,268
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2030	55	73
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)	1,000	1,048
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2028	315	353
Housing Fin. Agcy., Municipal Certs., Series 2021-A-1, 3.50% 2035	739	852
Infrastructure and Econ. Dev. Bank, Rev. Bonds (The Colburn School), Series 2015-B, (SIFMA Municipal Swap Index + 1.20%) 1.25% 2037 (put 2022)[2]	1,000	1,001
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Museum of Art Project), Series 2021-B, 0.75% 2050 (put 2026)[2]	340	345
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2017-A, BAM insured, 5.00% 2025	250	290
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2024	85	96
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 4.00% 2026	60	69
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 4.00% 2022	75	75
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Cantamar Villas), Series 2021-D-1, 0.30% 2025 (put 2024)	55	55
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Sunny Garden Apartments), Series 2021-C-1, 0.20% 2024 (put 2023)	75	75
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Bonds, Series 2016-A, 5.00% 2023	50	54
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Bonds, Series 2021-A, 5.00% 2032	955	1,287
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2024	860	965
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-C, 5.00% 2029	150	193
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-RYQ, 5.00% 2033	570	744
Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2020-A, 5.00% 2023	1,500	1,620
Murrieta Valley Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2022	1,250	1,295

10	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2024	$45	$49
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2025	45	50
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2026	45	51
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2027	45	52
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2028	40	47
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2028	655	807
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2021-A, 5.00% 2030	1,000	1,291
RNR School Fncg. Auth., Community Facs. Dist. No. 92-1, Special Tax Bonds, Series 2017-A, BAM insured, 5.00% 2028	1,000	1,192
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2029	70	85
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,000	1,032
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Short-Term Notes, Series 2021-A, 5.00% 2022	1,235	1,289
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-B, 5.00% 2030	230	304
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2023	480	517
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2028	1,000	1,271
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2022	135	140
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2023	160	173
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2024	170	190
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2023	65	70
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024	20	22
Southern California Public Power Auth., Transmission Project Rev. Bonds (Southern Transmission Project), Series 2017-A, 5.00% 2023	490	528
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Villa Del Sol Apartments), Series 2021-A-2, 0.39% 2023 (put 2023)	280	280
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	125	125
Statewide Communities Dev. Auth., Pollution Control Rev. Ref. Bonds (Southern California Edison Co.), Series 2006-D, 2.625% 2033 (put 2023)	135	141
Statewide Communities Dev. Auth., Rev. Bonds (American Baptist Homes of the West), Series 2013-A, 5.00% 2023 (preref. 2022)	80	85
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025	65	65
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2026	500	501
Tobacco Securitization Auth. of Northern California, Tobacco Settlement Asset-Backed Rev. Ref. Senior Bonds (Sacramento County Tobacco Securitization Corp.), Series 2021-B-1, 0.45% 2030	20	20
Tobacco Securitization Auth. of Southern California, Tobacco Settlement Asset-Backed Rev. Ref. Bonds (San Diego County Tobacco Asset Securitization Corp.), Series 2019-A, 5.00% 2030	180	229
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026	165	193
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2019-CS, 4.00% 2049	850	924
		31,473

Colorado 1.87%
City of Arvada, Mountain Shadows Metropolitan Dist., Limited Tax G.O. Rev. Ref. and Improvement Bonds, Series 2016, 4.00% 2026	735	771
Certs. of Part., Series 2021-A, 5.00% 2028	495	628
Certs. of Part., Series 2021-A, 5.00% 2029	1,000	1,292
City of Colorado Springs, Utilities System Rev. Ref. Bonds, Series 2020-B, 5.00% 2021	75	75
City and County of Denver, Board of Water Commissioners, Water Rev. Bonds, Series 2021-A, 5.00% 2031	1,910	2,596
City and County of Denver, Dept. of Aviation, Airport System Rev. Bonds, Series 2019-D, 5.00% 2031 (put 2022)	1,000	1,048
E-470 Public Highway Auth., Rev. Bonds, Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.383% 2039 (put 2024)[2]	285	286
Educational and Cultural Facs. Auth., Rev. Ref. Bonds (Johnson & Wales University Project), Series 2013-B, 5.00% 2023 (escrowed to maturity)	1,805	1,922
Health Facs. Auth., Health Facs. Rev. and Rev. Ref. Bonds (Evangelical Lutheran Good Samaritan Society Project), Series 2015-A, 5.00% 2024 (escrowed to maturity)	1,825	2,045
Health Facs. Auth., Hospital Rev. Bonds (Adventist Health System/Sunbelt Obligated Group), Series 2018-A, 5.00% 2048	125	150

Private Client Services Funds	11

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Colorado (continued)
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2018-C, Class I, 4.25% 2048	$590	$647
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2020-B, Class I, 3.75% 2050	905	985
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-L, Class I, 3.25% 2051	1,250	1,367
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2029	70	87
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2029	40	50
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2030	150	189
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2030	35	45
Weld County School Dist. RE-5J, G.O. Bonds, Series 2021, 5.00% 2023	475	522
		14,705

Connecticut 0.87%
Town of East Hartford, Housing Auth., Multi Family Housing Rev. Bonds (Veterans Terrace Project), Series 2021, 0.25% 2023 (put 2022)	140	140
Health and Educational Facs. Auth., Rev. Bonds (Hartford Healthcare Issue), Series 2021-A, 5.00% 2029	330	422
Health and Educational Facs. Auth., Rev. Bonds (Stamford Hospital Issue), Series 2022-M, 5.00% 2030	450	559
Health and Educational Facs. Auth., Rev. Bonds (Stamford Hospital Issue), Series 2022-M, 5.00% 2031	310	391
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2003-X-2, 0.25% 2037 (put 2024)	910	906
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2014-A, 1.10% 2048 (put 2023)	1,105	1,117
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2014-C-1, 4.00% 2044	70	72
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2016-A-1, 4.00% 2045	255	266
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-A-1, 4.00% 2047	1,835	1,963
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-C-1, 4.00% 2047	700	748
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-D-1, 4.00% 2047	150	160
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-A, 3.50% 2044	75	77
		6,821

Delaware 0.47%
G.O. Bonds, Series 2021, 5.00% 2029	1,220	1,562
G.O. Bonds, Series 2021, 5.00% 2031	945	1,260
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2022	290	297
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2023	200	213
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2024	300	333
		3,665

District of Columbia 0.55%
G.O. Bonds, Series 2015-A, 5.00% 2032	1,800	2,075
Income Tax Secured Rev. Bonds, Series 2011-A, 5.00% 2029	235	236
Income Tax Secured Rev. Bonds, Series 2020-A, 5.00% 2032	750	970
Income Tax Secured Rev. Bonds, Series 2020-C, 5.00% 2033	215	278
Washington Convention and Sports Auth., Dedicated Tax Rev. Ref. Bonds, Series 2018-A, 5.00% 2027	600	736
		4,295

Florida 5.52%
County of Alachua, Health Facs. Auth., Continuing Care Retirement Community Rev. Bonds (Oak Hammock at the University of Florida, Inc. Project), Series 2021, 4.00% 2022	20	20
County of Brevard, Health Facs. Auth., Rev. Ref. Bonds (Health First, Inc. Project), Series 2014, 5.00% 2022	500	510
County of Brevard, Health Facs. Auth., Rev. Ref. Bonds (Health First, Inc. Project), Series 2014, 5.00% 2033	130	143
County of Brevard, Housing Fncg. Auth., Multi Family Mortgage Rev. Bonds (Tropical Manor Apartments), Series 2021, 0.25% 2023 (put 2022)	135	135
Capital Trust Agcy., Multi Family Housing Rev. Bonds (GMF - Stonybrook Apartments), Series 2012-A, 5.50% 2047 (preref. 2022)	540	552
Central Florida Expressway Auth., Rev. Bonds, Series 2019-B, 5.00% 2030	1,000	1,278
Citizens Property Insurance Corp., Personal Lines Account/Commercial Lines Account Secured Bonds, Series 2012-A-1, 5.00% 2022	170	175
County of Collier, Water-Sewer Dist., Water and Sewer Rev. Bonds, Series 2021, 5.00% 2030	655	861

12	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Florida (continued)
County of Collier, Water-Sewer Dist., Water and Sewer Rev. Bonds, Series 2021, 5.00% 2031	$1,070	$1,433
Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.00% 2026	345	373
Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.20% 2027	355	391
Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.25% 2028	370	412
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2019-D, 5.00% 2023	120	129
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2021-B, 5.00% 2022	1,000	1,028
Greater Orlando Aviation Auth., Airport Facs. Rev. Bonds, Series 2016-B, 5.00% 2028	750	897
Higher Educational Facs. Fncg. Auth., Educational Facs. Rev. Ref. Bonds (Nova Southeastern University Project), Series 2012-A, 5.00% 2022 (escrowed to maturity)	1,000	1,020
Higher Educational Facs. Fncg. Auth., Educational Facs. Rev. Ref. Bonds (Nova Southeastern University Project), Series 2016, 5.00% 2026	655	771
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2017-1, 4.00% 2048	1,110	1,182
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-1, 4.00% 2049	1,105	1,188
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-2, 4.25% 2050	1,090	1,187
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2020-1, 3.50% 2051	155	169
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2021-2, 3.00% 2052	735	795
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds (Special Program), Series 2015-A, 3.50% 2046	45	46
Housing Fin. Corp., Multi Family Mortgage Rev. Bonds (Valencia Park Apartments), Series 2021-A, FHA insured, 0.25% 2023 (put 2022)	630	629
JEA, Electric System Rev. Bonds, Series 2014-A-3, 5.00% 2022	600	626
JEA, Electric System Rev. Bonds, Series 2017-B, 5.00% 2026	500	600
JEA, Electric System Rev. Bonds, Series 2017-B-3, 5.00% 2026	340	408
JEA, Electric System Rev. Bonds, Series 2020-A-3, 5.00% 2030	50	64
JEA, Electric System Rev. Bonds, Series 2021-A, 5.00% 2031	2,095	2,769
JEA, Electric System Rev. Bonds, Series 2021-A-3, 5.00% 2033	625	826
JEA, Water and Sewer System Rev. Bonds, Series 2020-A, 5.00% 2033	50	64
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2024	280	291
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2025	285	299
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2026	295	312
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2027	300	319
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2028	305	325
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.625% 2029	315	338
County of Miami-Dade, Aviation Rev. Ref. Bonds, Series 2020-A, 5.00% 2025	1,150	1,342
County of Miami-Dade, Expressway Auth., Toll System Rev. Bonds, Series 2014-A, BAM insured, 5.00% 2026	780	873
County of Miami-Dade, Expressway Auth., Toll System Rev. Ref. Bonds, Series 2014-B, BAM insured, 5.00% 2026	760	851
County of Miami-Dade, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Platform 3750), Series 2021, 0.25% 2024 (put 2021)	510	510
County of Miami-Dade, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Sunset Bay Apartments), Series 2021, 0.25% 2023 (put 2022)	420	420
County of Miami-Dade, Industrial Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. of Florida Project), Series 2007, 0.45% 2027 (put 2021)	4,090	4,090
County of Miami-Dade, Transit System Sales Surtax Rev. Bonds, Series 2012, 5.00% 2025 (preref. 2022)	25	26
City of Miami Beach, Health Facs. Auth., Hospital Rev. and Rev. Ref. Bonds (Mount Sinai Medical Center of Florida), Series 2014, 5.00% 2027	145	163
Municipal Power Agcy., All-Requirements Power Supply Project Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	1,000	1,200
County of Orange, Health Facs. Auth., Health Care Facs. Rev. Ref. Bonds (Presbyterian Retirement Communities Project), Series 2016, 5.00% 2031	300	328
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Dunwoodie Place Apartments), Series 2021-A, 0.20% 2024 (put 2023)	200	200
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Jernigan Gardens), Series 2020-B, 0.35% 2023 (put 2022)	2,000	2,000
Orlando-Orange County Expressway Auth., Rev. Ref. Bonds, Series 2013-A, 5.00% 2032 (preref. 2023)	1,020	1,099
County of Palm Beach, Health Facs. Auth., Rev. Bonds (Lifespace Communities, Inc.), Series 2015-C, 5.00% 2027	300	340
County of Polk, Utility System Rev. and Rev. Ref. Bonds, Series 2013, BAM insured, 5.00% 2043 (preref. 2023)	185	201

Private Client Services Funds	13

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Florida (continued)
City of Pompano Beach, Rev. Bonds (John Knox Village Project), Series 2015, 5.00% 2023	$630	$674
Counties of St. Johns and Duval, Tolomato Community Dev. Dist., Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 2.625% 2024	1,065	1,114
County of St. Johns, Sweetwater Creek Community Dev. Dist., Capital Improvement Rev. Ref. Bonds, Series 2019-A-1, Assured Guaranty Municipal insured, 2.00% 2022	340	342
City of South Miami, Health Facs. Auth., Hospital Rev. Ref. Bonds (Baptist Health South Florida Obligated Group), Series 2017, 5.00% 2024	500	562
City of Tallahassee, Energy System Rev. Ref. Bonds, Series 2020, 5.00% 2028	1,000	1,262
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2028	215	268
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2029	250	318
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2030	260	336
Dept. of Transportation, Right-of-Way Acquisition and Bridge Construction Bonds, Series 2019-B, 5.00% 2028	1,000	1,260
Dept. of Transportation Fncg. Corp., Rev. Bonds, Series 2020, 5.00% 2024	430	483
City of Winter Garden, Winter Garden Village at Fowler Groves Community Dev. Dist., Special Assessment Rev. Ref. Bonds, Series 2016, 3.00% 2024	530	543
		43,370

Georgia 2.50%
County of Appling, Dev. Auth., Pollution Control Rev. Bonds (Oglethorpe Power Corp. Scherer Project), Series 2013-A, 1.50% 2038 (put 2025)	885	907
City of Atlanta, Urban Residential Fin. Auth., Multi Family Housing Rev. Bonds (Sylvan Hills Senior Apartments Project), Series 2020, 0.41% 2025 (put 2023)	285	285
County of Burke, Dev. Auth., Pollution Control Rev. Bonds (Georgia Power Co. Plant Vogtle Project), Series 2013, 2.925% 2053 (put 2024)	600	632
County of Burke, Dev. Auth., Pollution Control Rev. Bonds (Oglethorpe Power Corp. Vogtle Project), Series 2013-A, 1.50% 2040 (put 2025)	685	702
City of Columbus, Dev. Auth., Multi Family Housing Rev. Bonds (Highland Terrace Phase II Project), Series 2021-B, 0.34% 2025 (put 2024)	425	424
County of Dawson, Dev. Auth., Multi Family Housing Rev. Bonds (Peaks of Dawsonville Project), Series 2021, 0.28% 2023	250	249
County of Dekalb, Housing Auth., Multi Family Housing Rev. Bonds (Columbia Village Project), Series 2021-A, 0.34% 2024 (put 2023)	140	140
G.O. Bonds, Series 2020-A, 5.00% 2023	160	173
G.O. Bonds, Series 2020-A, 5.00% 2029	1,875	2,434
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2014-A-1, 4.00% 2044	225	232
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2015-A-1, 3.50% 2045	160	167
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2017-A, 4.00% 2047	405	431
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2018-D, (3-month USD-LIBOR x 0.67 + 0.83%) 0.885% 2048 (put 2023)[2]	155	156
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-B, 4.00% 2049 (put 2024)	980	1,078
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-C, 4.00% 2050 (put 2026)	1,500	1,708
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2021-C, 4.00% 2052 (put 2028)	3,305	3,872
Metropolitan Atlanta Rapid Transit Auth., Sales Tax Rev. Ref. Bonds (Third Indenture Series), Series 2012-A, 5.00% 2030 (preref. 2022)	630	650
Municipal Electric Auth., General Resolution Projects Bonds, Series 2021-A, 5.00% 2031	415	533
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project J Bonds, Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2029	495	624
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project J Bonds, Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2030	430	550
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project M Bonds, Series 2019-A, 5.00% 2029	120	149
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project M Bonds, Series 2019-A, 5.00% 2030	115	142
Municipal Electric Auth., Project One Bonds, Series 2019-A, 5.00% 2024	1,000	1,098
Municipal Electric Auth., Project One Bonds, Series 2019-A, 5.00% 2029	870	1,085
Municipal Electric Auth., Project One Bonds, Series 2021-A, 5.00% 2031	785	1,008
Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Dallas Manor Apartments Project), Series 2021, 0.25% 2024 (put 2023)	120	120
Private Colleges and Universities Auth., Rev. Bonds (The Savannah College of Art and Design Projects), Series 2021, 5.00% 2030	80	102
		19,651

14	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Guam 0.06%
Waterworks Auth., Water and Wastewater System Rev. Bonds, Series 2013, 5.25% 2024	$450	$482

Hawaii 0.17%
Airports System Rev. Bonds, Series 2018-D, 5.00% 2030	1,000	1,294

Idaho 0.13%
Housing and Fin. Assn., Grant and Rev. Anticipation Bonds (Federal Highway Trust Fund), Series 2015-A, 5.00% 2022	1,000	1,033

Illinois 6.34%
Build Illinois Bonds, Sales Tax Rev. Ref. Bonds, Series 2016-D, 5.00% 2025	350	403
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2023	1,100	1,202
City of Chicago, Chicago Midway Airport, Rev. and Rev. Ref. Bonds, Series 2014-B, 5.00% 2028	500	548
City of Chicago, G.O. Rev. Ref. Bonds, Series 2020-A, 5.00% 2022	400	403
City of Chicago, G.O. Rev. Ref. Bonds, Series 2020-A, 5.00% 2023	560	589
City of Chicago, Transit Auth., Capital Grant Receipts Rev. Ref. Bonds (Federal Transit Administration Section 5307 Urbanized Area Formula Funds), Series 2021, 5.00% 2024	65	72
City of Chicago, Wastewater Transmission Rev. Bonds, Series 2012, Assured Guaranty Municipal insured, 5.00% 2023	500	504
City of Chicago, Wastewater Transmission Rev. Project Bonds, Series 2014, 5.00% 2028	385	421
City of Chicago, Water Rev. Bonds, Series 2004, 5.00% 2023	200	218
City of Chicago, Water Rev. Ref. Bonds, Series 2004, 5.00% 2021	1,895	1,895
City of Chicago, Water Rev. Ref. Bonds, Series 2014, 5.00% 2023	200	218
City of Chicago, Water Rev. Ref. Bonds, Series 2017, 5.00% 2028	355	438
County of Cook, Community College Dist. No. 508 (City Colleges of Chicago), Unlimited Tax G.O. Bonds, Series 2013, 5.00% 2023	200	216
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2025	110	128
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2027	500	611
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2028	400	499
Fin. Auth., Rev. Bonds (Advocate Health Care Network), Series 2008-A-1, 4.00% 2030	1,000	1,119
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2025	125	143
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2026	120	141
Fin. Auth., Rev. Bonds (Clean Water Initiative Revolving Fund), Series 2017, 5.00% 2033	500	600
Fin. Auth., Rev. Bonds (Lifespace Communities, Inc.), Series 2015-A, 5.00% 2027	590	668
Fin. Auth., Rev. Bonds (Northshore University Heathsystem), Series 2020-A, 5.00% 2029	1,000	1,281
Fin. Auth., Rev. Bonds (Northshore University Heathsystem), Series 2020-A, 5.00% 2033	280	361
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2027	250	290
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2020-B-2, 5.00% 2050 (put 2026)	105	124
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2016-A, 5.00% 2024	310	343
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2021-B, (SIFMA Municipal Swap Index + 0.70%) 0.75% 2042 (put 2026)[2]	140	140
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2026	600	710
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2028	400	484
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2021	500	501
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2028	1,000	1,148
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2029	500	573
Fin. Auth., Rev. Bonds (The Carle Foundation), Series 2021-A, 5.00% 2029	800	1,022
Fin. Auth., Rev. Bonds (The Carle Foundation), Series 2021-A, 5.00% 2030	360	468
Fin. Auth., Rev. Bonds (University of Chicago), Series 2021-A, 5.00% 2025	270	316
Fin. Auth., Rev. Ref. Bonds (Northwestern Memorial Healthcare), Series 2021-A, 5.00% 2032	510	676
Fin. Auth., Rev. Ref. Bonds (Northwestern Memorial Healthcare), Series 2021-A, 5.00% 2033	365	482
Fin. Auth., Rev. Ref. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2026	770	895
Fin. Auth., Water Facs. Rev. Ref. Bonds (American Water Capital Corp. Project), Series 2020, 0.70% 2040 (put 2023)	215	215
G.O. Bonds, Series 2017-D, BAM insured, 5.00% 2021	1,150	1,150
G.O. Bonds, Series 2017-A, 5.00% 2021	500	502
G.O. Bonds, Series 2016, 5.00% 2022	130	131

Private Client Services Funds	15

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Illinois (continued)
G.O. Bonds, Series 2014, 5.00% 2022	$110	$113
G.O. Bonds, Series 2017-D, 5.00% 2027	205	246
G.O. Bonds, Series 2020-B, 5.00% 2029	2,090	2,577
G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2022	215	218
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2021-C, 0.80% 2026	40	40
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Concord Commons), Series 2021, 0.25% 2024 (put 2023)	810	810
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.05% 2050 (put 2025)[2]	2,000	2,043
Housing Dev. Auth., Rev. Bonds, Series 2019-A, 4.25% 2049	1,605	1,770
Housing Dev. Auth., Rev. Bonds, Series 2021-D, 3.00% 2051	1,665	1,798
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	1,465	1,493
Metropolitan Pier and Exposition Auth., McCormick Place Expansion Project Rev. Ref. Bonds, Series 2017-B, 5.00% 2025	225	262
Municipal Electric Agcy., Power Supply System Rev. Ref. Bonds, Series 2015-A, 5.00% 2027	1,000	1,160
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2023	620	665
Sales Tax Securitization Corp., Sales Tax Rev. Ref. Bonds, Series 2017-A, 5.00% 2024	1,000	1,095
Sales Tax Securitization Corp., Sales Tax Securitization Bonds, Series 2020-A, BAM insured, 5.00% 2027	1,000	1,201
Sales Tax Securitization Corp., Sales Tax Securitization Rev. Ref. Bonds, Series 2017-A, 5.00% 2023	2,000	2,110
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2025	1,180	1,346
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2015-A, 5.00% 2027	1,250	1,448
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2015-A, 5.00% 2028	1,110	1,283
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2029	440	555
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2024	500	549
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2025	740	844
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2028	635	784
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2018-A, 5.00% 2025	135	155
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2020-A, 5.00% 2028	1,000	1,239
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2005-A, National insured, 5.50% 2023	500	537
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2015-A, 5.00% 2026	500	572
Board of Trustees of the University of Illinois, Rev. Ref. Certs. of Part., Series 2008-A, Assured Guaranty Municipal insured, 5.25% 2024	30	30
		49,791

Indiana 1.41%
Fin. Auth., Health System Rev. Bonds (Indiana University Health), Series 2019-C, 5.00% 2022	140	147
Fin. Auth., Hospital Rev. Bonds (Community Health Network Project), Series 2012-A, 5.00% 2042 (preref. 2023)	1,165	1,247
Fin. Auth., Rev. Bonds (Community Foundation of Northwest Indiana Obligated Group), Series 2012, 5.00% 2030 (preref. 2022)	515	523
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2019-E, 5.00% 2022	750	759
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2021-B, 5.00% 2028	575	715
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-2, 5.00% 2022	130	136
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-1, 5.00% 2023	275	300
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-2, 5.00% 2023	85	93
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-2, 5.00% 2027	335	413
City of Franklin, Econ. Dev. and Rev. Ref. Bonds (Otterbein Homes Obligated Group), Series 2019-B, 5.00% 2023	30	32
Health Fac. Fncg. Auth., Rev. Bonds (Ascension Health Subordinate Credit Group), Series 2005-A-1, 4.00% 2023	80	86
Housing and Community Dev. Auth., Collateralized Rev. Bonds (RD Moving Forward Justus Project), Series 2021, 0.33% 2024 (put 2023)	710	709
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2048	1,825	1,991
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.75% 2049	160	174
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-B, 3.00% 2050	110	118
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-C-1, 3.00% 2052	355	385
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2026	340	401
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2027	330	399
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2028	435	537

16	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Indiana (continued)
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2029	$265	$333
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2030	435	558
City of Kokomo, Multi Family Housing Rev. Bonds (KHA RAD I Apartments), Series 2021-A, 0.56% 2025 (put 2024)	1,030	1,030
		11,086

Iowa 0.35%
Fin. Auth., Rev. Bonds (Lifespace Communities, Inc.), Series 2019-A-2, 2.875% 2049	15	15
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.00% 2047	835	929
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2019-D, 3.50% 2049	25	27
PEFA, Inc., Gas Project Rev. Bonds, Series 2019, 5.00% 2049 (put 2026)	1,000	1,183
Tobacco Settlement Auth., Tobacco Settlement Asset-Backed Bonds, Series 2021-A-2, 5.00% 2031	320	420
Tobacco Settlement Auth., Tobacco Settlement Asset-Backed Bonds, Series 2021-A-2, 5.00% 2033	135	175
		2,749

Kansas 0.15%
Turnpike Auth., Rev. Ref. Bonds, Series 2020-A, 3.00% 2025	950	1,040
Unified Government of Wyandotte County, Board of Public Utilities, Utility System Improvement Rev. Bonds, Series 2012-B, 5.00% 2026 (preref. 2022)	110	114
		1,154

Kentucky 0.97%
County of Carroll, Environmental Facs. Rev. Bonds, Series 2008-A, 2.00% 2032	725	738
Econ. Dev. Fin. Auth., Health System Rev. Bonds (Norton Healthcare, Inc.), Capital Appreciation Bonds, Series 2000-B, National insured, 0% 2027	1,000	894
Housing Corp., Multi Family Housing Rev. Bonds (Cambridge Square Project), Series 2021, 0.30% 2024 (put 2024)	365	364
Housing Corp., Multi Family Housing Rev. Bonds (New Hope Properties Portfolio Project), Series 2021, 0.41% 2024 (put 2023)	1,575	1,576
Housing Corp., Multi Family Housing Rev. Bonds (Winterwood II Rural Housing Portfolio), Series 2021, 0.37% 2024 (put 2023)	635	635
County of Owen, Water Facs. Rev. Ref. Bonds (Kentucky - American Water Co. Project), Series 2019, 2.45% 2039 (put 2029)	750	795
Property and Buildings Commission, Commonwealth Rev. Ref. Bonds (Project No. 125), Series 2021-A, 5.00% 2022	170	177
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)	410	441
Public Energy Auth., Gas Supply Rev. Bonds, Series 2019-A-1, 4.00% 2049 (put 2025)	1,180	1,308
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-B, 4.00% 2049 (put 2025)	185	203
Turnpike Auth., Econ. Dev. Road Rev. Ref. Bonds (Revitalization Projects), Series 2022-A, 5.00% 2031	270	346
County of Warren, Hospital Rev. Ref. Bonds (Bowling Green - Warren County Community Hospital Corp.), Series 2021-A, 5.00% 2022	135	138
		7,615

Louisiana 2.04%
Parish of East Baton Rouge, Road and Street Improvement Sales Tax Rev. Ref. Bonds, Series 2020, Assured Guaranty Municipal insured, 5.00% 2022	85	88
Parish of East Baton Rouge, Road and Street Improvement Sales Tax Rev. Ref. Bonds, Series 2020, Assured Guaranty Municipal insured, 5.00% 2026	1,250	1,496
Parish of East Baton Rouge, Sewerage Commission, Multi Modal Rev. Ref. Bonds, Series 2021-A, 1.30% 2041 (put 2028)	1,270	1,287
Parish of East Baton Rouge, Sewerage Commission, Rev. Ref. Bonds, Series 2020-A, 5.00% 2026	1,135	1,337
Gasoline and Fuels Tax Rev. Ref. Bonds, Series 2017-D-1, 0.60% 2043 (put 2023)	2,000	2,001
Grant Anticipation Rev. Bonds, Series 2021, 5.00% 2023	335	364
Housing Corp., Multi Family Housing Rev. Bonds (Arbours at Lafayette Project), Series 2021, 0.35% 2024 (put 2023)	375	375
Housing Corp., Multi Family Housing Rev. Bonds (Mabry Place Townhomes Project), Series 2021, 0.31% 2024 (put 2023)	215	214
Housing Corp., Single Family Mortgage Rev. Bonds (Home Ownership Program), Series 2021-B, 3.00% 2051	755	813

Private Client Services Funds	17

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Louisiana (continued)
Parish of Jefferson, Sales Tax Rev. Ref. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2027	$1,000	$1,235
Local Government Environmental Facs. and Community Dev. Auth., Rev. Ref. Bonds (Entergy Louisiana, LLC Projects), Series 2021-A, 2.00% 2030	105	106
Louisiana Stadium and Exposition Dist., Rev. Ref. Bonds, Series 2013-A, 5.00% 2022	1,500	1,547
Offshore Terminal Auth., Deepwater Port Rev. Bonds (Loop LLC Project), Series 2007-A, 1.65% 2027 (put 2023)	905	923
Public Facs. Auth., Hospital Rev. Ref. Bonds (Lafayette General Health System Project), Series 2016-A, 5.00% 2041 (preref. 2025)	1,000	1,177
Parish of St. Charles, Gulf Opportunity Zone Rev. Bonds (Valero Project), Series 2010, 4.00% 2040 (put 2022)	2,000	2,042
Parish of St. John the Baptist, Rev. Ref. Bonds (Marathon Oil Corp. Project), Series 2017-B-1, 2.125% 2037 (put 2024)	285	294
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 3.00% 2022	115	118
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 4.00% 2023	105	112
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2024	80	91
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 4.00% 2025	145	163
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2026	140	169
Tobacco Settlement Fncg. Corp., Tobacco Settlement Asset-Backed Rev. Ref. Bonds, Series 2013-A, 5.00% 2023	90	96
		16,048

Maine 0.05%
Housing Auth., Mortgage Purchase Bonds, Series 2017-A, 4.00% 2047	355	376

Maryland 1.16%
Community Dev. Administration, Dept. of Housing and Community Dev., Multi Family Housing Dev. Rev. Bonds (Somerset Extension), Series 2019-H, 1.795% 2022	215	216
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2014-C, 4.00% 2044	235	247
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2018-A, 4.50% 2048	1,760	1,961
G.O. Rev. Ref. Bonds, State and Local Facs. Loan of 2021, Series 2022-D-2, 4.00% 2029	585	694
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2017-A, 4.00% 2048	565	606
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2049	1,510	1,628
County of Prince George, Certs. of Part. (Behavioral Health Fac. and Capital Equipment), Series 2021, 5.00% 2024	165	187
Transportation Auth., Transportation Facs. Projects Rev. Bonds, Series 2020. 5.00% 2033	745	968
Washington Suburban Sanitary Dist., Consolidated Public Improvement Bonds, Series 2021, 5.00% 2030	2,000	2,625
		9,132

Massachusetts 0.38%
Dev. Fin. Agcy., Multi Family Housing Rev. Bonds (Salem Heights II Preservation Associates LP Issue), Series 2021-B, 0.25% 2024 (put 2023)	180	179
Dev. Fin. Agcy., Rev. Bonds (Williams College Issue), Series 2011-N, 0.45% 2041 (put 2025)	150	149
Dev. Fin. Agcy., Rev. Ref. Bonds (Berkshire Health Systems Issue), Series 2021-I, 5.00% 2024	615	696
Housing Fin. Agcy., Housing Green Bonds, Series 2021-A-2, 0.30% 2023	50	50
Housing Fin. Agcy., Housing Green Bonds, Series 2021-A-2, 0.40% 2024	65	65
Housing Fin. Agcy., Housing Green Bonds, Series 2021-B-2, 0.75% 2025	55	55
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 169, 4.00% 2044	165	169
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 172, 4.00% 2045	310	322
Transportation Fund Rev. Ref. Bonds, Series 2021-A, 5.00% 2029	1,000	1,289
		2,974

Michigan 3.00%
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2032 (preref. 2022)	185	191
Fin. Auth., Hospital Rev. and Rev. Ref. Bonds (Trinity Health Credit Group), Series 2017-A, 5.00% 2047 (preref. 2022)	2,555	2,688
Fin. Auth., Hospital Rev. Ref. Bonds (McLaren Health Care), Series 2015-D-1, 0.25% 2022	40	40
Fin. Auth., Local Government Loan Program Rev. Bonds (Detroit Water and Sewerage Dept., Sewage Disposal System Rev. Ref. Local Project Bonds), Series 2015-C, 5.00% 2027	250	289

18	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Michigan (continued)
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A-1, 5.00% 2026	$105	$124
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A, 5.00% 2028	1,000	1,242
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A-1, 5.00% 2029	205	260
Great Lakes Water Auth., Water Supply System Rev. Bonds, Series 2020-B, 5.00% 2032	500	645
Hospital Fin. Auth., Hospital Rev. Bonds (Trinity Health Credit Group), Series 2009-B, 5.00% 2048 (preref. 2022)	615	632
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2008-C, 5.00% 2021	650	653
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2008-C, 5.00% 2022	475	500
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2012-C, 5.00% 2026 (preref. 2022)	400	411
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2020, 0.32% 2023 (put 2022)	1,000	1,001
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2019-A-1, 1.50% 2022	1,210	1,211
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2021-A, 0.55% 2025	185	185
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2016-B, 3.50% 2047	475	503
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2017-B, 3.50% 2048	270	286
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-A, 4.00% 2048	635	685
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-C, 4.25% 2049	1,750	1,910
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2049	850	934
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2050	970	1,055
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	2,130	2,302
Board of Trustees of Michigan State University, Rev. Bonds, Series 2019-B, 5.00% 2023	300	318
Board of Trustees of Michigan State University, Rev. Bonds, Series 2019-B, 5.00% 2030	700	886
County of Monroe, Econ. Dev. Corp., Limited Obligation Rev. Ref. Bonds (Detroit Edison Co. Project), Series 1992-AA, National insured, 6.95% 2022	1,000	1,055
Strategic Fund, Limited Obligation Rev. Ref. Bonds (Detroit Edison Co. Pollution Control Bonds Project), Series 1995-CC, 1.45% 2030	1,630	1,598
Trunk Line Fund Bonds, Series 2021-A, 5.00% 2031	575	770
Trunk Line Fund Bonds, Series 2021-A, 5.00% 2032	860	1,147
		23,521

Minnesota 1.43%
City of Hopkins, Multi Family Housing Rev. Bonds (Raspberry Ridge Project), Series 2021, 0.26% 2024 (put 2023)	535	534
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2014-B, 4.00% 2038	260	275
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2015-B, 3.50% 2046	670	708
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2017-B, 4.00% 2047	545	583
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-B, 4.00% 2048	385	414
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2017-E, 4.00% 2048	305	329
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-E, 4.25% 2049	1,665	1,829
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2019-B, 4.25% 2049	780	859
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-E, 3.50% 2050	285	309
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2021-B, 3.00% 2051	535	576
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2021-D, 3.00% 2052	1,205	1,300
City of Mahtomedi, Multi Family Housing Rev. Bonds (Lincoln Place / Vadnais Highlands Projects), Series 2021, 0.25% 2023 (put 2022)	300	300
City of Rochester, Health Care Facs. Rev. Bonds (Mayo Clinic), Series 2011-C, 4.50% 2038 (put 2021)	1,000	1,001
Regents of the University of Minnesota, G.O. Bonds, Series 2011-D, 5.00% 2029 (preref. 2021)	1,265	1,270
Regents of the University of Minnesota, G.O. Rev. Ref. Bonds, Series 2017B, 5.00% 2021	960	964
		11,251

Mississippi 0.49%
Business Fin. Corp., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004, 0.70% 2029 (put 2026)	1,460	1,436
Gaming Tax Rev. Bonds, Series 2019-A, 5.00% 2023	850	924
Gaming Tax Rev. Ref. Bonds, Series 2015-E, 5.00% 2026	500	580
Home Corp., Collateralized Multi Family Housing Bonds (J&A Dev. Portfolio Project I), Series 2021-1, 0.30% 2024 (put 2023)	230	229
Home Corp., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2048	645	700
		3,869

Private Client Services Funds	19

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Missouri 0.84%
Health and Educational Facs. Auth., Health Facs. Rev. Bonds (BJC Health System), Series 2021-B, 5.00% 2052 (put 2028)	$2,360	$2,922
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2016-B, 3.50% 2041	1,335	1,403
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2017-B, 3.25% 2047	293	310
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2020-A, 3.50% 2050	560	608
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-A, 3.00% 2052	600	646
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038	100	106
City of St. Louis, Airport Rev. Ref. Bonds (Lambert-St. Louis International Airport), Series 2019-C, 5.00% 2031	500	628
		6,623

Montana 0.06%
Board of Housing, Single Family Mortgage Bonds, Series 2016-A-2, 3.50% 2044	120	126
Board of Housing, Single Family Mortgage Bonds, Series 2020-C, 3.00% 2050	300	322
		448

Nebraska 0.70%
Central Plains Energy Project, Gas Project Rev. Bonds (Project No. 3), Series 2012, 5.00% 2032 (preref. 2022)	1,190	1,236
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2013-A, 3.00% 2043	15	15
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2014-A, 4.00% 2044	110	116
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2015-C, 3.50% 2045	285	296
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-C, 3.50% 2046	75	76
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-C, 4.00% 2048	1,735	1,888
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2048	640	695
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2021-C, 3.00% 2050	1,120	1,210
		5,532

Nevada 0.67%
Clark County School Dist., Limited Tax G.O. School Bonds, Series 2015-D, 5.00% 2022	500	514
County of Clark, Airport System Rev. Ref. Bonds (McCarran International Airport), Series 2021-A, 5.00% 2033	760	996
County of Clark, Las Vegas-McCarran International Airport, Passenger Fac. Charge Rev. Ref. Bonds, Series 2019-E, 5.00% 2029	770	987
County of Clark, Pollution Control Rev. Ref. Bonds (Nevada Power Co. Projects), Series 2017, 1.65% 2036 (put 2023)	1,355	1,378
City of Henderson, Local Improvement Dist. No. T-17 (Madeira Canyon), Limited Obligation Rev. Ref. Bonds, Series 2017, 2.00% 2023	435	444
Housing Division, Multi Unit Housing Rev. Bonds (Pinewood Terrace Apartments), Series 2021, 0.26% 2024 (put 2022)	245	245
Las Vegas Valley Water Dist., Limited Tax G.O. Water Rev. Ref. Bonds, Series 2020-A, 5.00% 2024	595	666
County of Washoe, Gas and Water Facs. Rev. Ref. Bonds (Sierra Pacific Power Co. Projects), Series 2016-B, 3.00% 2036 (put 2022)	10	10
		5,240

New Hampshire 0.28%
Health and Education Facs. Auth., Rev. Bonds (Southern New Hampshire University), Series 2012, 4.00% 2022 (escrowed to maturity)	575	579
Health and Education Facs. Auth., Rev. Bonds (Southern New Hampshire University), Series 2017, 5.00% 2022 (escrowed to maturity)	320	322
Health and Education Facs. Auth., Rev. Bonds (University System of New Hampshire Issue), Series 2017-A, 5.00% 2022	500	516
Health and Education Facs. Auth., Rev. Bonds (University System of New Hampshire Issue), Series 2017-A, 5.00% 2023	600	646
National Fin. Auth., Municipal Certs., Series 2020-1, Class A, 4.125% 2034	98	115
		2,178

20	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
New Jersey 0.98%
Atlantic City, Tax Appeal Rev. Ref. Bonds, Series 2017-A, BAM insured, 5.00% 2022	$200	$203
Econ. Dev. Auth., School Facs. Construction Bonds, Series 2021-QQQ, 5.00% 2029	500	628
Econ. Dev. Auth., Water Facs. Rev. Ref. Bonds (American Water Co., Inc. Project), Series 2020-A, 1.00% 2023	2,025	2,045
Garden State Preservation Trust, Open Space and Farmland Preservation Rev. Ref. Bonds, Series 2012-A, 5.00% 2021	200	200
Health Care Facs. Fncg. Auth., Rev. Bonds (RWJ Barnabas Health Obligated Group Issue), Series 2021-A, 5.00% 2033	375	494
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2018-A, 4.50% 2048	340	379
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2019-C, 4.75% 2050	205	229
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2022	1,185	1,215
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2023	500	534
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2029	225	276
Transportation Trust Fund Auth., Transportation System Bonds, Series 2019-A, 5.00% 2028	750	938
Turnpike Auth., Turnpike Rev. Bonds, Series 2020-D, 5.00% 2028	240	283
Turnpike Auth., Turnpike Rev. Bonds, Series 2014-A, 5.00% 2028	230	257
		7,681

New Mexico 1.36%
Albuquerque Municipal School Dist. No. 12, G.O. School Bonds, Series 2021-A, 5.00% 2027	400	490
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan and Four Corners Projects), Series 2016-B, 2.15% 2033	1,130	1,098
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan Project), Series 2010-D, 1.10% 2040 (put 2023)	500	503
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan Project), Series 2010-E, 1.15% 2040 (put 2024)	2,615	2,642
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2018-B-1, Class I, 4.00% 2049	800	870
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-C-1, Class I, 4.00% 2050	135	148
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-A-1, Class I, 4.25% 2050	2,350	2,587
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2021-A, Class I, 3.00% 2052	865	933
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2021-C, Class I, 3.00% 2052	260	281
Municipal Energy Acquisition Auth., Gas Supply Rev. Ref. and Acquisition Bonds, Series 2019, 5.00% 2039 (put 2025)	960	1,101
		10,653

New York 7.69%
Build NYC Resource Corp., Rev. Ref. Bonds (Ethical Culture Fieldston School Project), Series 2015, 5.00% 2024	395	439
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2017-A, 5.00% 2022	200	203
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2019-A, 5.00% 2028	1,000	1,247
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A, 5.00% 2030	2,000	2,597
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2017-B, 5.00% 2030	1,500	1,839
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2019-D, 5.00% 2030	605	784
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A-2, 5.00% 2031	165	214
Dormitory Auth., State Sales Tax Rev. Bonds, Series 2014-A, 5.00% 2022	200	204
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2018-H, 2.75% 2022	660	676
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2019-P, 1.55% 2023	705	708
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-E, 0.85% 2024	345	345
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-L-2, 0.75% 2025	1,500	1,501
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-M-2, 0.75% 2025	275	275
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-D-2, 0.65% 2056 (put 2025)	690	688
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-I-2, 0.70% 2056 (put 2025)	380	379
Liberty Dev. Corp., Liberty Rev. Ref. Green Bonds (4 World Trade Center Project), Series 2021-A, 1.70% 2030	410	403
Liberty Dev. Corp., Liberty Rev. Ref. Green Bonds (4 World Trade Center Project), Series 2021-A, 1.90% 2031	195	193
Long Island Power Auth., Electric System General Rev. Bonds, Series 2014-C, (1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[2]	1,000	1,003
Long Island Power Auth., Electric System General Rev. Bonds, Series 2015-C, (1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[2]	840	843
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2014-C, 5.00% 2023	375	409
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2032 (preref. 2022)	1,000	1,050
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2014-D-2, (SIFMA Municipal Swap Index + 0.45%) 0.50% 2044 (put 2022)[2]	750	751
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2015-A-2, 5.00% 2045 (put 2030)	2,180	2,757

Private Client Services Funds	21

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
New York (continued)
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2047 (preref. 2022)	$1,100	$1,155
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-B, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.55%) 0.583% 2032 (put 2024)[2]	880	883
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-A-2, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.80%) 0.833% 2032 (put 2026)[2]	315	319
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-B, 5.00% 2023	1,000	1,092
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2023	305	333
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2024	165	187
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2027	535	651
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 197, 3.50% 2044	1,015	1,075
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 233, 3.00% 2045	1,465	1,579
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 203, 3.50% 2047	965	1,024
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 213, 4.25% 2047	750	820
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2028	2,000	2,519
New York City G.O. Bonds, Series 2018-A, 5.00% 2028	565	693
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2030	2,350	3,066
New York City G.O. Bonds, Series 2018-E-1, 5.00% 2031	1,635	2,018
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2032	1,750	2,252
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2032	1,435	1,885
New York City G.O. Bonds, Series 2008-L-5, 5.00% 2032	100	131
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2033	370	485
New York City G.O. Bonds, Series 2015-F-4, 5.00% 2044 (put 2025)	290	334
New York City Health and Hospitals Corp., Health System Bonds, Series 2020-A, 5.00% 2024	375	414
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (8 Spruce Street), Series 2014-E, 3.50% 2048	320	330
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2017-C-3-A, 0.20% 2022	160	160
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2016-C-2, 0.23% 2050 (put 2022)	190	190
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2021-C-2, 0.70% 2060 (put 2025)	325	326
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2017-G-2-A, 2.00% 2057 (put 2021)	275	276
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2020-I-2, 0.70% 2060 (put 2025)	700	701
New York City Housing Dev. Corp., Multi Family Housing Rev. Green Bonds, Series 2021-F-2, 0.60% 2061 (put 2025)	835	830
New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-DD, 5.00% 2029	465	599
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-A-1, 5.00% 2022	35	36
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-E-1, 5.00% 2023	65	69
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-F-1, 5.00% 2024	1,025	1,166
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2030	355	467
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-C-1, 5.00% 2031	760	993
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2031	195	261
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2032	910	1,208
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-C-1, 5.00% 2032	110	143
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-B-1, 5.00% 2034	1,390	1,825
Town of Oyster Bay, Public Improvement Rev. Ref. Bonds, Series 2021, 2.00% 2022	150	151
Town of Oyster Bay, Public Improvement Rev. Ref. Bonds, Series 2021, 4.00% 2023	140	147
Public Housing Capital Fund Rev. Trust I, Trust Certs., Series 2012, 4.50% 2022[3]	63	63
County of Suffolk, Econ. Dev. Corp., Rev. Ref. Bonds (Peconic Landing at Southold, Inc. Project), Series 2010, 3.125% 2025	225	238
Thruway Auth., Personal Income Tax Rev. Bonds, Series 2021-A-1, 5.00% 2033	1,000	1,299
City of Troy, Capital Resource Corp., Rev. Ref. Bonds (Rensselaer Polytechnic Institute Project), Series 2020-A, 5.00% 2030	155	199
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2028	295	369
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2032	2,000	2,584
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2033	1,275	1,642
Utility Debt Securitization Auth., Restructuring Bonds, Series 2017, 5.00% 2025	130	143
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (Marble Hall - Tuckahoe LP Project), Series 2021, 0.28% 2024 (put 2023)	1,550	1,548
		60,386

22	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
North Carolina 1.82%
City of Burlington, Housing Auth., Multi Family Housing Rev. Bonds (Thetford Portfolio), Series 2021, 0.30% 2024 (put 2022)	$1,130	$1,129
City of Durham, Housing Auth., Multi Family Housing Rev. Bonds (JJ Henderson Apartments Project), Series 2020, 0.30% 2024 (put 2023)	80	80
City of Goldsboro, Multi Family Housing Rev. Bonds (Grand at Day Point), Series 2021, 0.28% 2024 (put 2023)	1,725	1,722
Hospital Auth., Health Care Rev. Bonds (Charlotte-Mecklenburg Hospital), Series 2021-D, 5.00% 2049 (put 2031)	1,170	1,561
Hospital Auth., Health Care Rev. Bonds (Charlotte-Mecklenburg Hospital), Series 2021-C, 5.00% 2050 (put 2028)	585	744
Housing Fin. Agcy., Home Ownership Rev. Bonds, Series 40, 4.25% 2047	890	971
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 38-B, 4.00% 2047	995	1,066
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 44, 4.00% 2050	315	348
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Winds Crest Senior Living, LP), Series 2021, 0.36% 2024 (put 2023)	405	405
Raleigh-Durham Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,705	1,746
University of North Carolina at Chapel Hill, General Rev. Bonds, Series 2012-B, (1-month USD-LIBOR x 0.67 + 0.40%) 0.455% 2041 (put 2022)[2]	1,480	1,482
University of North Carolina at Charlotte, General Rev. Ref. Bonds, Series 2017-A, 5.00% 2023	1,000	1,091
County of Wake, G.O. Rev. Ref. Bonds, Series 2020-A, 5.00% 2022	1,190	1,214
County of Wake, Limited Obligation Bonds, Series 2021, 5.00% 2023	675	718
		14,277

North Dakota 0.46%
County of Cass, Joint Water Resource Dist., Temporary Rev. Ref. Improvement Bonds, Series 2021-A, 0.48% 2024	800	801
City of Grand Forks, Health Care System Rev. Bonds, Series 2021, 5.00% 2030	280	358
Housing Fin. Agcy., Homeownership Rev. Bonds (Home Mortgage Fin. Program), Series 2016-D, 3.50% 2046	965	1,023
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-B, 4.00% 2036	210	219
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2017-D, 4.00% 2048	305	327
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2017-F, 4.00% 2048	230	247
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2019-A, 4.25% 2049	170	186
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2021-A, 3.00% 2052	440	475
		3,636

Ohio 2.68%
Air Quality Dev. Auth., Air Quality Rev. Bonds (Ohio Valley Electric Corp. Project), Series 2009-B, 1.375% 2026 (put 2024)	200	199
Air Quality Dev. Auth., Air Quality Rev. Bonds (Ohio Valley Electric Corp. Project), Series 2009-C, 1.50% 2026 (put 2025)	50	50
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Ref. Bonds (Summa Health Obligated Group), Series 2020, 5.00% 2028	680	845
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Ref. Bonds (Summa Health Obligated Group), Series 2020, 5.00% 2030	350	449
County of Allen, Hospital Facs. Rev. Bonds (Bon Secours Mercy Health, Inc.), Series 2020-A, 5.00% 2027	1,500	1,855
County of Allen, Hospital Facs. Rev. Bonds (Bon Secours Mercy Health, Inc.), Series 2020-A, 5.00% 2030	400	517
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-A, 5.00% 2022	810	839
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-A, 5.00% 2027	570	699
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-B, 5.00% 2047 (put 2022)	575	588
Capital Facs. Lease Appropriation Bonds, Series 2021-A, 5.00% 2029	180	228
Capital Facs. Lease Appropriation Bonds, Series 2021-A, 5.00% 2030	115	149
City of Cleveland, Airport System Rev. Ref. Bonds, Series 2012-A, 5.00% 2025	1,000	1,008
City of Dayton, Metropolitan Housing Auth., Multi Family Housing Rev. Bonds (Southern Montgomery Apartments Project), Series 2021-A, 0.32% 2024 (put 2023)	200	200
G.O. Common Schools Rev. Ref. Bonds, Series 2021-B, 5.00% 2028	685	867
G.O. Conservation Projects Bonds, Series 2019-A, 2.00% 2022	65	65
G.O. Infrastructure Improvement Bonds, Series 2021-A, 5.00% 2030	190	247
County of Hamilton, Hospital Facs. Rev. Bonds (UC Health), Series 2014, 5.00% 2025	400	439
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2029	1,000	1,269
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2030	280	362
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Chevybrook Estates Apartments Project), Series 2021, 0.35% 2024 (put 2023)	200	200
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Franklin Manor North Project), Series 2021, 0.25% 2024 (put 2023)	440	439

Private Client Services Funds	23

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Ohio (continued)
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Glen Meadows Apartments Project), Series 2021-A, 0.40% 2024 (put 2023)	$305	$305
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Pinzone Tower Apartments Project), Series 2021, 0.28% 2023 (put 2022)	655	654
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2017-D, 4.00% 2048	320	344
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.50% 2049	620	687
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2020-A, 3.75% 2050	620	680
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2021-C, 3.25% 2051	860	940
Madison Local School Dist., School Improvement Rev. Ref. Bonds, Series 2014, 5.25% 2037 (preref. 2022)	1,095	1,127
Major New State Infrastructure Project Rev. Bonds, Series 2019-1, 5.00% 2028	700	891
Major New State Infrastructure Project Rev. Bonds, Series 2019-1, 5.00% 2029	300	389
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2030	75	97
North East Ohio Regional Sewer Dist., Wastewater Improvement Rev. and Rev. Ref. Bonds, Series 2014, 5.00% 2044 (preref. 2024)	1,000	1,140
Public Facs. Commission, Higher Education G.O. Bonds, Series 2015-C, 5.00% 2028	1,000	1,153
Rev. Bonds (Premier Health Partners Obligated Group), Series 2020, 5.00% 2033	85	106
Turnpike and Infrastructure Commission, Rev. Bonds, Series 2013-A-1, 5.00% 2025	115	122
Water Dev. Auth., Water Dev. Rev. Bonds, Series 2013-A, 5.00% 2023	155	167
Water Dev. Auth., Water Pollution Control Loan Fund Rev. Bonds, Series 2019-A, 5.00% 2029	130	166
Water Dev. Auth., Water Pollution Control Loan Fund Rev. Bonds, Series 2020-A, 5.00% 2032	455	590
		21,072

Oklahoma 0.20%
Capital Improvement Auth., State Highways Capital Improvement Rev. Ref. Bonds (Oklahoma Dept. of Transportation Project), Series 2020-A, 5.00% 2023	595	642
Housing Fin. Agcy., Collateralized Rev. Bonds (Deer Park & Apple Run Apartments), Series 2019, 1.60% 2022	750	752
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2032	120	156
		1,550

Oregon 0.91%
County of Deschutes, Deschutes Public Library Dist., G.O. Bonds, Series 2021, 4.00% 2029	225	272
County of Deschutes, Deschutes Public Library Dist., G.O. Bonds, Series 2021, 4.00% 2030	265	324
Facs. Auth., Rev. Bonds (University of Portland Projects), Series 2015-A, 5.00% 2031	600	679
G.O. Bonds (Veteran’s Welfare Bonds Series 108), Series 2021-O, 3.00% 2051	2,095	2,274
G.O. Bonds (Veteran’s Welfare Bonds Series 99B), Series 2020, 3.50% 2050	280	305
Housing and Community Services Dept., Housing Dev. Rev. Bonds (The Susan Emmons Apartments Project), Series 2021-S-2, 0.38% 2024 (put 2023)	460	459
Housing and Community Services Dept., Housing Dev. Rev. Bonds (Westwind Apartments Project), Series 2021-H, 0.25% 2024 (put 2023)	175	175
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2017-A, 4.00% 2047	685	732
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2016-A, 4.00% 2047	400	423
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2018-A, 4.50% 2049	135	146
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2020-C, 3.00% 2052	1,235	1,326
		7,115

Pennsylvania 2.76%
County of Allegheny, Airport Auth., Airport Rev. Bonds, Series 2013-A, 5.00% 2022	400	406
County of Allegheny, Hospital Dev. Auth., UPMC Rev. Bonds, Series 2019-A, 5.00% 2022	1,000	1,033
County of Allegheny, Sanitary Auth., Sewer Rev. Bonds, Series 2020-A, 5.00% 2026	500	595
County of Berks, G.O. Bonds, Series 2015, 4.00% 2027 (preref. 2023)	35	38
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2030 (put 2025)[2]	195	195

24	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Pennsylvania (continued)
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.384% 2031 (put 2025)[2]	$265	$265
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2032 (put 2025)[2]	205	205
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2032 (preref. 2023)	150	164
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2034 (preref. 2023)	130	143
Econ. Dev. Fncg. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004-A, 2.15% 2021	200	200
Econ. Dev. Fncg. Auth., UPMC Rev. Bonds, Series 2021-A, 5.00% 2028	1,500	1,885
Fncg. Auth., Rev. Bonds, Series 2013-A-2, 5.00% 2027 (preref. 2022)	500	514
Fncg. Auth., Rev. Bonds, Series 2013-A-2, 5.00% 2042 (preref. 2022)	580	596
G.O. Bonds, Series 2011-1, 5.00% 2025 (preref. 2021)	700	701
General Auth. of Southcentral Pennsylvania, Rev. Bonds (Wellspan Health Obligated Group), Series 2019-B, (SIFMA Municipal Swap Index + 0.60%) 0.65% 2049 (put 2024)[2]	455	458
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2017-122, 4.00% 2046	1,005	1,073
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2020-133, 3.00% 2050	1,000	1,072
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2021-135-A, 3.00% 2051	220	235
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (Harrison Senior Tower), Series 2021, 0.25% 2024 (put 2023)	1,030	1,026
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (School of Nursing), Series 2021, 0.27% 2024 (put 2023)	330	329
County of Lehigh, General Purpose Auth., Rev. Bonds (The Good Shepherd Group), Series 2021-A, 4.00% 2023	95	102
County of Montgomery, Higher Education and Health Auth., Hospital Rev. Bonds (Abington Memorial Hospital Obligated Group), Series 2012-A, 5.00% 2031 (preref. 2022)	350	360
County of Montgomery, Higher Education and Health Auth., Rev. Bonds (Thomas Jefferson University), Series 2018-C, 0.77% 2051 (put 2023)[2]	400	400
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Foulkeways at Gwynedd Project), Series 2016, 5.00% 2026	400	455
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Waverly Heights Ltd.), Series 2019, 4.00% 2021	100	100
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Waverly Heights Ltd.), Series 2019, 4.00% 2023	125	134
County of Northampton, General Purpose Auth., Hospital Rev. Bonds (St. Luke’s University Health Network Project), Series 2018-B, (1-month USD-LIBOR x 0.70 + 1.04%) 1.097% 2048 (put 2022)[2]	175	176
Philadelphia School Dist., G.O. Bonds, Series 2019-A, 5.00% 2022	1,050	1,092
Philadelphia School Dist., G.O. Bonds, Series 2016-F, 5.00% 2025	415	483
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2030	260	334
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2031	125	163
Philadelphia School Dist., G.O. Rev. Ref. Bonds, Series 2016-F, 5.00% 2023	1,500	1,628
Scranton School Dist., G.O. Bonds, Series 2017-E, BAM insured, 5.00% 2026	1,000	1,198
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2042 (preref. 2022)	575	605
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2029 (preref. 2021)	1,315	1,320
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2030 (preref. 2021)	335	336
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2030	165	216
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2031	295	387
Turnpike Commission, Turnpike Rev. Bonds (Motor License Fund), Series 2012-A, 5.00% 2026 (preref. 2021)	1,000	1,004
		21,626

Rhode Island 0.30%
Commerce Corp., Grant Anticipation Rev. Ref. Bonds (Dept. of Transportation), Series 2016-A, 5.00% 2023	500	538
Housing and Mortgage Fin. Corp., Homeownership Opportunity Bonds, Series 75-A, 3.00% 2051	1,530	1,655
Housing and Mortgage Fin. Corp., Multi Family Dev. Bonds, Series 2021-A-1, 0.45% 2040 (put 2023)	195	195
		2,388

South Carolina 1.18%
County of Charleston, G.O. Capital Improvement Transportation Sales Tax Bonds, Series 2011, 5.00% 2024 (preref. 2021)	515	515
City of Columbia, Housing Auth., Multi Family Housing Rev. Bonds (Palmetto Terrace Apartments Project), Series 2021, 0.31% 2024 (put 2023)	460	459
City of Columbia, Waterworks and Sewer System Rev. Bonds, Series 2019-A, 5.00% 2028	100	125
City of Columbia, Waterworks and Sewer System Rev. Bonds, Series 2013, 5.00% 2043 (preref. 2023)	1,000	1,060
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2017-A, 4.00% 2047	365	387

Private Client Services Funds	25

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
South Carolina (continued)
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2017-B, 4.00% 2047	$95	$102
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2020-A, 4.00% 2050	755	837
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	645	699
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036	510	546
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2022	600	628
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2024	500	566
Patriots Energy Group Fncg. Agcy., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)	180	193
Public Service Auth., Improvement Rev. Obligations, Series 2021-B, 5.00% 2029	520	666
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2021	500	502
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2022	350	368
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2023	125	137
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2012-D, 5.00% 2028	510	524
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2012-D, 5.00% 2028 (preref. 2022)	490	504
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2011-C, 5.00% 2036	340	341
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2015-A, 5.00% 2028	100	114
		9,273

South Dakota 1.04%
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2014-E, 4.00% 2044	550	575
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2016-D, 3.50% 2046	830	878
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2017-B, 4.00% 2047	1,175	1,263
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2018-B, 4.50% 2048	1,440	1,593
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2019-B, 4.00% 2049	315	344
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2021-B, 3.00% 2051	2,255	2,433
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2020-C, 3.50% 2051	975	1,064
		8,150

Tennessee 0.66%
Town of Greeneville, Health and Educational Facs. Board, Multi Family Housing Rev. Bonds (People RD Portfolio Project), Series 2019, 1.45% 2022 (put 2021)	20	20
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-1-C, 4.50% 2037	30	30
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-2-C, 4.00% 2038	25	25
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-1, 4.00% 2042	470	504
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-2-B, 4.00% 2042	465	500
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 4.00% 2046	460	488
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2020-3-A, 3.50% 2050	110	120
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 3.75% 2050	450	493
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2019-1, 4.25% 2050	835	913
City of Knoxville, Community Dev. Corp., Collateralized Multi Family Housing Bonds (Austin 1B Apartments Project), Series 2021, 0.22% 2024 (put 2023)	155	154
Metropolitan Government of Nashville and Davidson County, Health and Educational Facs. Board, Rev. Bonds (Vanderbilt University Medical Center), Series 2021-A, 5.00% 2031	355	455
Metropolitan Government of Nashville and Davidson County, Water & Sewer Rev. Green Bonds, Series 2021-A, 5.00% 2030	145	189
Tennessee Energy Acquisition Corp., Commodity Project Rev. Bonds, Series 2021-A, 5.00% 2052 (put 2031)	1,000	1,291
		5,182

Texas 13.85%
Affordable Housing Corp., Multi Family Housing Rev. Bonds (Apartments of Las Palmas I LLC), Series 2021, 0.25% 2024 (put 2022)	65	65
Alvarado Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023	795	842
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2025	600	689
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2027	225	274
Angleton Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2025	620	711
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2023	885	968
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2024	400	454
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2026	400	476

26	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2028	$595	$741
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2029	235	298
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2026	1,900	2,273
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2027	1,000	1,225
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Responsive Education Solutions), Series 2021-A, 5.00% 2029	510	650
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Responsive Education Solutions), Series 2021-A, 5.00% 2030	485	629
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2028	650	808
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2017-B, 5.00% 2026	450	540
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2027	460	529
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2017-B, 5.00% 2027	250	301
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2028	475	546
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2029	395	451
Arlington Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2026	325	385
City of Arlington, Permanent Improvement Bonds, Series 2021-A, 5.00% 2030	140	183
Austin Affordable PFC, Inc., Multi Family Housing Rev. Bonds (Bridge at Turtle Creek Apartments), Series 2020, 0.42% 2040 (put 2023)	1,000	1,001
Austin Community College Dist., Maintenance Tax Notes, Series 2021, 5.00% 2030	160	210
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2015-A, 5.00% 2030	740	867
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2030	110	145
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2031	135	181
Barbers Hill Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2030	375	486
Beaumont Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2026	1,500	1,776
County of Bexar, Hospital Dist., Limited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2031	480	592
Brazosport Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2022	115	117
Burnet Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031	215	280
County of Cameron, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Sunland Country Apartments), Series 2021, 0.28% 2024 (put 2023)	205	205
Canyon Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2027	1,000	1,217
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Mission Trail at El Camino Real Apartments), Series 2019, 2.10% 2037 (put 2022)	1,080	1,081
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Redwood Apartments), Series 2020, 0.41% 2041 (put 2024)	3,920	3,922
Carroll Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2026	970	1,148
Carrollton-Farmers Branch Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2023	230	244
Central Texas Regional Mobility Auth., Rev. Ref. Bonds, Series 2021-D, 5.00% 2030	320	409
Central Texas Regional Mobility Auth., Rev. Ref. Bonds, Series 2021-D, 5.00% 2032	520	679
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 5.00% 2028	1,100	1,335
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.28% 2038 (put 2024)	205	204
Clifton Higher Education Fin. Corp., Education Rev. and Ref. Bonds (Idea Public Schools), Series 2017, 5.00% 2027	1,360	1,672
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2018, 5.00% 2025	500	582
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2019, 5.00% 2026	1,000	1,199
Collin County Community College Dist., G.O. Bonds, Series 2020-A, 5.00% 2032	680	876
Conroe Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	220	223
Corpus Christi Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2027	675	831
Port of Corpus Christi Auth. of Nueces County, Rev. Bonds, Series 2018-A, 5.00% 2027	490	599
Crowley Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2025	1,000	1,163
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2028	310	389
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2029	400	508
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2031	260	327
Cities of Dallas and Fort Worth, Dallas/Fort Worth International Airport, Joint Rev. Improvement Bonds, Series 2013-B, 4.00% 2039	1,000	1,034
City of Dallas, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Midpark Towers), Series 2021, 0.35% 2024 (put 2023)	675	675
City of Dallas, Housing Fin. Corp., Multi Family Housing Rev. Notes (Estates at Shiloh), Series 2019, 1.25% 2037 (put 2023)	430	436

Private Client Services Funds	27

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2014-A, 5.00% 2023	$120	$130
Del Valle Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2022	155	160
City of Denton, Utility System Rev. Bonds, Series 2017, 5.00% 2028	2,000	2,396
Eagle Mountain-Saginaw Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2027	600	738
El Paso Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2026	500	565
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2021-B, 0.72% 2051 (put 2026)	1,515	1,511
Fort Bend Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020-B, 0.875% 2050 (put 2023)	340	343
Fort Worth Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2030	275	357
Fort Worth Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2031	255	337
G.O. Water Financial Assistance Rev. Ref. Bonds, Series 2021-B, 4.00% 2028	175	197
City of Galveston, Public Fac. Corp., Multi Family Housing Rev. Bonds (The Orleanders at Broadway), Series 2021, 0.47% 2025 (put 2024)	510	509
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021, 5.00% 2022	675	686
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021-A, 5.00% 2028	80	99
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021-A, 5.00% 2031	150	196
City of Garland, Tax and Rev. Certs. of Obligation, Series 2021, 5.00% 2024	135	149
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2014-B, 0.60% 2035 (put 2026)	340	337
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 0.15% 2049 (put 2022)	555	555
Harlandale Independent School Dist., Maintenance Tax Notes, Series 2021, BAM insured, 2.00% 2040 (put 2024)	185	187
Harlandale Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 0.75% 2045 (put 2025)	330	330
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2020, 5.00% 2022	1,000	1,028
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2019-C-2, (SIFMA Municipal Swap Index + 0.57%) 0.62% 2049 (put 2024)[2]	1,000	1,004
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Texas Children’s Hospital), Series 2019-B, 5.00% 2041 (put 2024)	1,000	1,132
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Ref. Bonds (Memorial Hermann Health System), Series 2013-B, (SIFMA Municipal Swap Index + 0.90%) 0.95% 2022[2]	250	251
County of Harris, Cultural Education Facs. Fin. Corp., Medical Facs. Mortgage Rev. Ref. Bonds (Baylor College of Medicine), Series 2019-A, (3-month USD-LIBOR x 0.70 + 0.65%) 0.707% 2046 (put 2024)[2]	535	537
County of Harris, Cultural Education Facs. Fin. Corp., Rev. Bonds (Texas Medical Center), Series 2020-A, 0.90% 2050 (put 2025)	455	455
County of Harris, Health Facs. Dev. Corp., Rev. Ref. Bonds (CHRISTUS Health), Series 2005-A-4, Assured Guaranty Municipal insured, 0.20% 2031[2]	125	125
County of Harris, Sports Auth., Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2022 (escrowed to maturity)	365	383
Hays Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 4.00% 2030	2,045	2,448
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Corona Del Valle), Series 2021, 0.37% 2025 (put 2023)	185	185
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Oso Bay Apartments), Series 2021, 0.27% 2024 (put 2022)	345	345
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Palladium Simpson Stuart Apartments), Series 2021, 0.35% 2025 (put 2024)	630	629
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2019-A, 4.75% 2049	1,195	1,322
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	2,300	2,490
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2050	1,270	1,415
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2051	370	407
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	850	922
Housing Options, Inc., Multi Family Housing Rev. Bonds (Brooks Manor - The Oaks Project), Series 2021, 0.50% 2041 (put 2025)	255	254
City of Houston, Combined Utility System Rev. and Rev. Ref. Bonds, Series 2016-B, 5.00% 2027	500	607
City of Houston, Combined Utility System Rev. Bonds, Series 2011-D, 5.00% 2026 (preref. 2021)	185	185
City of Houston, Combined Utility System Rev. Ref. Bonds, Series 2019-B, 5.00% 2027	550	682
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2028	225	264
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2030	25	30
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2031	10	12

28	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
City of Houston, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Temenos Place Apartments), Series 2021, 0.29% 2024 (put 2023)	$325	$324
City of Houston, Memorial City Redev. Auth., Tax Increment Contract Rev. and Rev. Ref. Bonds, Series 2019, Assured Guaranty Municipal insured, 5.00% 2027	1,050	1,265
City of Houston, Memorial City Redev. Auth., Tax Increment Contract Rev. and Rev. Ref. Bonds, Series 2019, Assured Guaranty Municipal insured, 5.00% 2028	250	306
Katy Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019-B, 5.00% 2022	465	471
County of Kaufman, Unlimited Tax Road Bonds, Series 2020, 5.00% 2031	115	145
Killeen Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	445	451
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2023	575	610
Lower Colorado River Auth., Rev. Ref. Bonds, Series 2022, Assured Guaranty Municipal insured, 5.00% 2032	380	484
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2016, 5.00% 2022	460	472
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2018, 5.00% 2024	255	285
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2020, 5.00% 2027	1,750	2,141
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2021-A, 5.00% 2031	570	747
Lumberton Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2029	245	312
Medina Valley Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 0.82% 2051 (put 2026)	325	322
County of Midland, Public Fac. Corp., Multi Family Housing Rev. Bonds (Palladium at West Francis), Series 2020, 0.35% 2024 (put 2023)	1,000	998
Municipal Gas Acquisition and Supply Corp. I, Gas Supply Rev. Bonds, Series 2008-D, 6.25% 2026	480	555
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2022	660	693
Nederland Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031	195	248
New Hope Cultural Education Facs. Fin. Corp., Retirement Fac. Rev. Bonds (Westminster Project), Series 2016, 5.00% 2028	235	265
North Central Texas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Bluebonnet Ridge Apartments), Series 2021, 0.375% 2040 (put 2024)	220	219
North East Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 2.375% 2047 (put 2022)	500	508
North East Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2019-A, 4.00% 2032	215	251
North Fort Bend Water Auth., Water System Rev. and Rev. Ref. Bonds, Series 2021, BAM insured, 5.00% 2031	435	579
North Harris County Regional Water Auth., Rev. and Rev. Ref. Bonds, Series 2016, 5.00% 2034	950	1,139
North Texas Municipal Water Dist., Water System Rev. Ref. and Improvement Bonds, Series 2021, 5.00% 2022	170	177
North Texas Tollway Auth., System Rev. and Rev. Ref. Bonds, Series 2017-A, 5.00% 2022	220	222
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	500	549
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2015-A, 5.00% 2030	300	340
North Texas Tollway Auth., System Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2008-D, Assured Guaranty insured, 0% 2030	500	435
Northside Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2027	850	1,048
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2030	175	227
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031	105	137
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2013, 5.00% 2038 (preref. 2023)	700	743
Odessa Housing Fin. Corp., Multi Family Housing Rev. Bonds (Cove in Odessa Apartments), Series 2021, 0.37% 2024 (put 2023)	755	755
Pasadena Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2029	260	331
Pasadena Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2013, 5.00% 2038	1,000	1,059
Pflugerville Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-A, 5.00% 2022	1,000	1,014
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2030	255	331
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2031	60	79
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 2.00% 2050 (put 2021)	415	427
Round Rock Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022	600	621
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2013, 5.00% 2048 (preref. 2023)	475	503
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2016, 5.00% 2028	1,000	1,198
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2015-B, 2.00% 2033 (put 2021)	1,150	1,152
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2018, 2.75% 2048 (put 2022)	250	257
City of San Antonio, General Improvement and Rev. Ref. Bonds, Series 2016, 5.00% 2022	270	273
City of San Antonio, Water System Rev. Ref. Bonds, Series 2019-C, 5.00% 2022	185	190
Sheldon Independent School Dist., Unlimited Tax School Building Bonds, Series 2017, 5.00% 2022	250	253

Private Client Services Funds	29

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Sherman Independent School Dist., Unlimited Tax School Building Bonds, Series 2018-A, 5.00% 2027	$1,010	$1,228
Spring Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2031	465	582
County of Tarrant, Cultural Education Facs. Fin. Corp., Rev. Ref. Bonds (Christus Health), Series 2018-A, 5.00% 2023	850	916
Board of Regents of the Texas A&M University System, Rev. Fncg. System Bonds, Series 2017-E, 5.00% 2022	1,425	1,462
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023	270	286
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2024	90	100
Transportation Commission, Highway Improvement G.O. Bonds, Series 2016-A, 5.00% 2028	200	237
County of Travis, Strategic Housing Fin. Corp., Multi Family Housing Rev. Bonds (Yager Flats), Series 2021, 0.46% 2041 (put 2025)	3,000	2,980
Trinity River Auth., Regional Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2030	235	306
Trinity River Public Fac. Corp., Multi Family Housing Rev. Bonds (Cowan Place Apartments), Series 2021, 0.28% 2024 (put 2023)	500	499
Board of Regents of the University of North Texas System, Rev. Fncg. System Rev. Ref. and Improvement Bonds, Series 2018-A, 5.00% 2025	240	277
Board of Regents of the University of North Texas System, Rev. Fncg. System Rev. Ref. and Improvement Bonds, Series 2018-A, 5.00% 2026	760	903
Water Dev. Board, State Revolving Fund, Rev. Bonds, Series 2021, 5.00% 2031	260	348
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2018-A, 5.00% 2029	990	1,239
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2021, 5.00% 2032	1,040	1,392
Wylie Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020-A, 5.00% 2030	1,790	2,327
		108,738

Utah 0.42%
Canyons School Dist., Local Building Auth., Lease Rev. Bonds, Series 2021, 5.00% 2029	1,000	1,284
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045	155	165
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2025	450	522
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2026	620	740
School Fin. Auth., Charter School Rev. Bonds (Utah Charter Academies Project), Series 2018, 4.00% 2022	335	346
Transit Auth., Sales Tax Rev. Bonds, Series 2008-A, 5.25% 2023	80	86
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2026	95	112
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2030	25	32
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2031	20	26
		3,313

Vermont 0.06%
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2018-A, 4.00% 2048	245	264
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2020-A, 3.75% 2050	165	181
		445

Virginia 1.51%
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2031	600	773
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2032	215	276
County of Charles City, Econ. Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004-A, 2.875% 2029	1,000	1,082
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2012-A, 5.00% 2024 (preref. 2022)	295	298
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2033	1,865	1,965
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2034	975	1,027
College Building Auth., Educational Facs. Rev. Bonds (Regent University Project), Series 2021, 5.00% 2029	375	462
College Building Auth., Educational Facs. Rev. Bonds (Regent University Project), Series 2021, 5.00% 2030	375	468
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Arrowbrook Apartments Project), Series 2020, 0.41% 2041 (put 2024)	1,000	1,001
County of Halifax, Industrial Dev. Auth., Recovery Zone Fac. Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 0.45% 2041 (put 2022)	740	740

30	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Virginia (continued)
County of Henrico, Econ. Dev. Auth., Residential Care Fac. Rev. Ref. Bonds (Westminster Canterbury Richmond), Series 2018, 5.00% 2023	$575	$623
Town of Louisa, Industrial Dev. Auth., Pollution Control Rev. Ref. Bonds (Virginia Electric and Power Co. Project), Series 2008-A, 1.90% 2035 (put 2023)	1,000	1,024
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 3.00% 2023	45	47
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 3.00% 2024	15	16
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 4.00% 2031	375	426
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2027	350	422
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2028	120	148
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2029	140	173
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2030	170	209
County of Wise, Industrial Dev. Auth., Solid Waste and Sewage Disposal Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 1.20% 2040 (put 2024)	640	650
		11,830

Washington 2.22%
Central Puget Sound Regional Transit Auth., Sales Tax and Motor Vehicle Excise Tax Improvement and Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2029	510	659
Energy Northwest, Electric Rev. and Rev. Ref. Bonds (Columbia Generating Station), Series 2020-A, 5.00% 2032	195	254
City of Everett, Housing Auth., Multi Family Housing Rev. Bonds (Baker Heights Legacy), Series 2021, 0.30% 2024 (put 2023)	285	284
G.O. Bonds, Series 2012-D, 5.00% 2026 (preref. 2022)	1,000	1,012
G.O. Bonds, Series 2017-D, 5.00% 2028	1,000	1,214
G.O. Bonds, Series 2019-C, 5.00% 2031	1,000	1,264
G.O. Bonds, Series 2012-D, 5.00% 2033 (preref. 2022)	2,000	2,024
G.O. Bonds, Series 2019-A, 5.00% 2033	500	623
G.O. Rev. Ref. Bonds, Series 2017-R-A, 5.00% 2022	340	352
County of Grant, Public Utility Dist. No. 2, Electric System Rev. Ref. Bonds, Series 2017-O, 5.00% 2024	275	302
Health Care Facs. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-B, 4.00% 2042 (put 2030)	1,000	1,214
Housing Fin. Commission, Multi Family Housing Rev. Bonds (Garten Haus Apartments Project), Series 2021, 0.37% 2024 (put 2023)	170	170
Housing Fin. Commission, Municipal Certs., Series 2021-1, 3.50% 2035	979	1,124
Housing Fin. Commission, Nonprofit Housing Rev. Ref. Bonds (Horizon House Project), Series 2017, 5.00% 2023[3]	1,095	1,148
Housing Fin. Commission, Single Family Program Bonds, Series 2017-1-N, 4.00% 2047	460	488
Housing Fin. Commission, Single Family Program Bonds, Series 2019-1-N, 4.00% 2049	295	321
Motor Vehicle Fuel Tax G.O. Bonds, Series 2021-D, 5.00% 2022	2,375	2,442
City of Seattle, Housing Auth., Rev. and Rev. Ref. Bonds (Northgate Plaza Project), Series 2021, 1.00% 2026	460	460
City of Seattle, Housing Auth., Rev. Bonds (Lam Bow Apartments Project), Series 2021, 1.25% 2024	55	55
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2021-B, (SIFMA Municipal Swap Index + 0.25%) 0.30% 2045 (put 2026)[2]	765	772
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2018-C-2, (SIFMA Municipal Swap Index + 0.49%) 0.54% 2046 (put 2023)[2]	825	828
City of Seattle, Solid Waste System Rev. Ref. Bonds, Series 2021, 5.00% 2029	170	219
City of Seattle, Solid Waste System Rev. Ref. Bonds, Series 2021, 5.00% 2030	175	230
		17,459

Private Client Services Funds	31

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
West Virginia 0.32%
Econ. Dev. Auth., Solid Waste Disposal Facs. Rev. Bonds (Appalachian Power Co. - Amos Project), Series 2009-B, 2.625% 2042 (put 2022)	$750	$759
Econ. Dev. Auth., Solid Waste Disposal Facs. Rev. Ref. Bonds (Appalachian Power Co. - Amos Project), Series 2015-A, 2.55% 2040 (put 2024)	500	521
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Charles Towers), Series 2021, 0.21% 2023 (put 2022)	235	235
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Parkland Place / Chapmanville Towers), Series 2021, 0.28% 2024 (put 2023)	1,000	999
		2,514

Wisconsin 2.07%
Environmental Improvement Fund Rev. Green Bonds, Series 2021-A, 4.00% 2031	1,000	1,220
G.O. Bonds, Series 2015-A, 5.00% 2031 (preref. 2023)	2,000	2,143
Health and Educational Facs. Auth., Health Facs. Rev. Bonds (SSM Health Care), Series 2018-B, 5.00% 2038 (put 2023)	1,300	1,365
Health and Educational Facs. Auth., Rev. Bonds (Advocate Aurora Health Care Credit Group), Series 2018-C-3, (SIFMA Municipal Swap Index + 0.55%) 0.60% 2054 (put 2023)[2]	1,130	1,133
Health and Educational Facs. Auth., Rev. Bonds (Ascension Senior Credit Group), Series 2019-A, 5.00% 2021	325	326
Health and Educational Facs. Auth., Rev. Bonds (Ascension Senior Credit Group), Series 2016-A, 5.00% 2021	45	45
Health and Educational Facs. Auth., Rev. Bonds (Gundersen Lutheran), Series 2020, 5.00% 2026[3]	1,910	2,209
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2017-C, 4.00% 2048	940	1,007
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2018-B, 4.00% 2048	710	762
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2020-A, 3.50% 2050	1,160	1,265
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2021-A, 3.00% 2052	410	442
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.40% 2045 (put 2023)	95	95
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.50% 2050 (put 2024)	120	120
Public Fin. Auth., Hospital Rev. Ref. Bonds (Renown Regional Medical Center Project), Series 2016-A, 5.00% 2022	300	308
Public Fin. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-C, 4.00% 2041 (put 2030)	1,680	2,038
Public Fin. Auth., Student Housing Rev. Bonds (Beyond Boone, LLC - Appalachian State University Project), Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2030	315	386
University of Wisconsin, Hospitals and Clinics Auth., Rev. Green Bonds, Series 2021-B, 5.00% 2030	630	811
WPPI Energy, Power Supply System Rev. Bonds, Series 2016-A, 5.00% 2026	500	593
		16,268

Wyoming 0.48%
Community Dev. Auth., Housing Rev. Bonds, Series 2019-1, 4.00% 2048	745	808
Community Dev. Auth., Housing Rev. Bonds, Series 2021-1, 3.00% 2050	1,570	1,692
Community Dev. Auth., Housing Rev. Bonds, Series 2020-1, 4.00% 2050	1,125	1,242
		3,742

Total bonds, notes & other debt instruments (cost: $635,051,000)		644,756

Short-term securities 18.85%
Municipals 18.85%
State of Arizona, Industrial Dev. Auth., Hospital Rev. Ref. Bonds (Phoenix Children’s Hospital), Series 2019-B, 0.02% 2048[2]	4,500	4,500
State of Arizona, County of Yavapai, Industrial Dev. Auth., Solid Waste Disposal Rev. Ref. Bonds (Republic Services, Inc. Project), Series 2010, 0.15% 2029 (put 2021)[2,4]	1,775	1,775
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023	135	134
State of California, City of Los Angeles, Dept. of Water and Power, Power System Rev. Ref. Bonds, Series 2001-B-3, 0.01% 2034[2]	1,500	1,500
State of California, City of Los Angeles, Tax and Rev. Anticipation Notes, Series 2021, 4.00% 6/23/2022	2,000	2,050
State of California, City of Los Angeles, Wastewater System Rev. Ref. Bonds, Series 2018-C-1, 0.04% 2032[2]	2,500	2,500
State of California, County of Los Angeles, Tax and Rev. Anticipation Notes, Series 2021, 4.00% 6/30/2022	2,815	2,887
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.02% 2042[2]	1,000	1,000
State of Colorado, Regents of the University of Colorado, University Enterprise Rev. and Rev. Ref. Bonds, Series 2020-A-2, 0.03% 2050[2]	6,630	6,630

32	Private Client Services Funds

Capital Group Core Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Charles Hight Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	$160	$160
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Park Homes Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	175	175
State of Idaho, Tax Anticipation Notes, Series 2021, 3.00% 6/30/2022	5,000	5,094
State of Illinois, Fin. Auth., Demand Rev. Bonds (University of Chicago Medical Center), Series 2011-A, 0.03% 2044[2]	2,950	2,950
State of Illinois, G.O. Rev. Ref. Bonds, Series 2021-C, 4.00% 3/1/2022	665	673
State of Indiana, Bond Bank, Advance Funding Program Notes, Series 2021-A, 2.00% 1/10/2022	1,040	1,043
State of Indiana, Fin. Auth., Environmental Rev. Ref. Bonds (Duke Energy Indiana, Inc. Project), Series 2009-A-3, 0.07% 2039[2]	5,000	5,000
State of Iowa, Fin. Auth., Rev. Bonds (UnityPoint Health), Series 2018-F, 0.02% 2041[2]	6,925	6,925
State of Louisiana, Parish of East Baton Rouge, Pollution Control Rev. Ref. Bonds (ExxonMobil Project), Series 1993, 0.03% 3/1/2022[2]	3,345	3,345
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2009-A, 0.04% 2049[2]	5,000	5,000
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2010, 0.04% 2050[2]	500	500
State of Michigan, Strategic Fund, Demand Limited Obligation Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 2007, 0.02% 2042[2]	4,700	4,700
State of Michigan, Regents of the University of Michigan, General Rev. Bonds, Series 2012-B, 0.02% 2042[2]	7,435	7,435
State of Minnesota, City of Shakopee, Multi Family Housing Rev. Bonds (Shakopee Village Apartments Project), Series 2021, 0.25% 2024 (put 2022)[4]	140	140
State of New Hampshire, Health and Education Facs. Auth., Rev. Ref. Bonds (Dartmouth College Issue), Series 2007-B, 0.02% 2041[2]	2,000	2,000
State of New York, Metropolitan Transportation Auth., Transportation Rev. Bond Anticipation Notes, Series 2020-A-2S, 4.00% 2/1/2022	1,160	1,171
State of New York, New York City G.O. Bonds, Series 2013-F-3, 0.02% 2042[2]	11,465	11,466
State of New York, New York City G.O. Bonds, Series 2021-2, 0.11% 2042[2]	695	695
State of New York, New York City G.O. Bonds, Series 2021-3, 0.11% 2042[2]	530	530
State of New York, New York City G.O. Bonds, Series 2016-A-5, 0.03% 2044[2]	9,000	9,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2011-FF-1, 0.02% 2044[2]	8,000	8,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-EE-1, 0.03% 2045[2]	5,000	5,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2016-AA-1, 0.02% 2048[2]	2,170	2,170
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2015-BB-1, 0.02% 2049[2]	16,500	16,500
State of New York, New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2016-A-4, 0.02% 2041[2]	2,905	2,905
State of New York, New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2019-B-4, 0.03% 2042[2]	1,000	1,000
State of Ohio, Hospital Rev. Bonds (Cleveland Clinic Health System Obligated Group), Series 2019-F, 0.03% 2052[2]	4,900	4,900
State of Pennsylvania, Econ. Dev. Fin. Auth., Solid Waste Rev. Ref. Bonds (Republic Service, Inc. Project), Series 2010-B, 0.20% 2030 (put 2022)[4]	1,695	1,695
State of South Carolina, Jobs-Econ. Dev. Auth., Hospital Rev. Bonds (Prisma Health Obligated Group), Series 2018-B, 0.03% 2048[2]	5,000	5,000
State of Tennessee, City of Clarksville, Public Building Auth., Pooled Fncg. Rev. Bonds, Series 2003, Bank of America LOC, 0.05% 2033[2]	1,955	1,955
State of Tennessee, County of Montgomery, Public Building Auth., Pooled Fncg. Rev. Bonds (Tennessee County Loan Pool), Series 2004, Bank of America LOC, 0.05% 2034[2]	405	405
State of Texas, Deer Park Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 0.16% 2042 (put 2022)[4]	135	135
State of Texas, Lone Star College System, Limited Tax G.O. Bonds, Series 2021-A, 5.00% 2/15/2022	70	71
State of Texas, Lone Star College System, Limited Tax G.O. Rev. Ref. Bonds, Series 2021-B, 5.00% 2/15/2022	135	137
State of Texas, Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 12/15/2021	805	809
State of Texas, North East Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.25% 2032 (put 2022)[4]	130	130

Private Client Services Funds	33

Capital Group Core Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of Texas, Richardson Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2/15/2022	$355	$360
State of Utah, Provo City School Dist., G.O. Rev. Ref. Bonds, Series 2021-B, 5.00% 6/15/2022	1,000	1,030
State of Wyoming, County of Lincoln, Pollution Control Rev. Ref. Bonds (ExxonMobil Project), Series 2014, 0.03% 2044[2]	4,800	4,800

Total short-term securities (cost: $147,977,000)		147,980
Total investment securities 100.98% (cost: $783,028,000)		792,736
Other assets less liabilities (0.98%)		(7,683)

Net assets 100.00%		$785,053

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	[5]	Value at 10/31/2021 (000)	[6]	Unrealized (depreciation) appreciation at 10/31/2021 (000)
5 Year U.S. Treasury Note Futures	Long	121	December 2021	$12,100		$14,732		$(58)
10 Year U.S. Treasury Note Futures	Short	33	December 2021	(3,300)		(4,313)		51
								$(7)

[1]	Step bond; coupon rate may change at a later date.
[2]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[3]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $3,420,000, which represented .44% of the net assets of the fund.
[4]	For short-term securities, the mandatory put date is considered to be the maturity date.
[5]	Notional amount is calculated based on the number of contracts and notional contract size.
[6]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

34	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 81.86%	Principal amount (000)	Value (000)
Alabama 1.90%
City of Alabaster, Board of Education, Special Tax School Warrants, Series 2014-A,
Assured Guaranty Municipal insured, 5.00% 2028 (preref. 2024)	$500	$565
City of Birmingham, Water Works Board, Water Rev. Bonds, Series 2013-B, 5.00% 2038 (preref. 2023)	500	528
Black Belt Energy Gas Dist., Gas Project Rev. Bonds (Project No. 6), Series 2021-B, 4.00% 2052 (put 2026)	500	571
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 4), Series 2019-A, 4.00% 2049 (put 2025)	750	838
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 5), Series 2020-A-1, 4.00% 2049 (put 2026)	455	519
Federal Aid Highway Fin. Auth., Federal Highway Grant Anticipation Bonds, Series 2012, 5.00% 2023 (preref. 2022)	35	36
Housing Fin. Auth., Multi Family Housing Rev. Bonds (Capstone at Kinsey Cove Project), Series 2020-A, 0.35% 2023 (put 2023)	110	110
South East Gas Supply Dist., Gas Supply Rev. Bonds (Project No. 2), Series 2018-A, 4.00% 2049 (put 2024)	490	529
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 2), Series 2021-B-1, 4.00% 2051 (put 2031)	125	150
		3,846

Alaska 0.15%
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2020-A, 3.25% 2044	275	298

Arizona 1.47%
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2026	730	862
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2026	300	359
County of Coconino, Pollution Control Corp., Pollution Control Rev. Ref. Bonds, Series 2017-B, 1.65% 2039 (put 2023)	500	509
City of Glendale, Industrial Dev. Auth., Rev. Ref. Bonds (Midwestern University), Series 2020, 5.00% 2022	185	190
Industrial Dev. Auth., Hospital Rev. Bonds (Phoenix Children’s Hospital), Series 2021-A, 5.00% 2026	190	223
Industrial Dev. Auth., Rev. Bonds (Lincoln South Beltway Project), Series 2020, 5.00% 2023	750	818
City of Phoenix, Civic Improvement Corp., Water System Rev. Ref. Bonds, Series 2014-B, 5.00% 2024	15	17
		2,978

California 4.64%
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2006-C-1, (SIFMA Municipal Swap Index + 0.90%) 0.95% 2045 (put 2023)[1]	1,500	1,511
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-C, (SIFMA Municipal Swap Index + 0.45%) 0.50% 2056 (put 2026)[1]	65	66
Trustees of the California State University, Systemwide Rev. Bonds, Series 2012-A, 5.00% 2042 (preref. 2022)	795	833
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)	100	99
East Side Union High School Dist., G.O. Bonds, 2008 Election, Series 2012-D, 5.00% 2037 (preref. 2022)	1,000	1,036
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 3.00% 2024	45	48

Private Client Services Funds	35

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2023	$30	$31
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2024	15	16
G.O. Bonds, Series 2021, 5.00% 2027	395	490
G.O. Bonds, Series 2021, 5.00% 2030	160	211
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2023	420	456
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2029	110	141
Health Facs. Fncg. Auth., Rev. Bonds (Stanford Health Care), Series 2021-A, 3.00% 2054 (put 2025)	475	519
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-C, 5.00% 2031 (put 2022)	500	524
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Museum of Art Project), Series 2021-B, 0.75% 2050 (put 2026)[1]	100	102
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2022	115	119
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 4.00% 2022	15	15
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2024	125	140
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2025	180	205
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Short-Term Notes, Series 2021-A, 5.00% 2022	500	522
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2023	135	145
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2024	310	348
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2023	400	431
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2023	20	22
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024	5	6
Southern California Public Power Auth., Transmission Project Rev. Bonds (Southern Transmission Project), Series 2017-A, 5.00% 2023	160	173
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Villa Del Sol Apartments), Series 2021-A-2, 0.39% 2023 (put 2023)	80	80
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	35	35
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Enloe Medical Center), Series 2015, 5.00% 2028	250	293
City of Tustin, Community Facs. Dist. No. 2014-1 (Tustin Legacy/Standard Pacific), Special Tax Bonds, Series 2015-A, 5.00% 2027	200	228
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026	25	29
Val Verde Unified School Dist., G.O. Bonds, 2012 Election, Series 2013-A, BAM insured, 5.00% 2042	500	542
		9,416

Colorado 0.88%
Certs. of Part., Series 2021-A, 5.00% 2025	345	407
City of Colorado Springs, Utilities System Rev. Ref. Bonds, Series 2020-B, 5.00% 2021	20	20
City and County of Denver, Park Creek Metropolitan Dist., Limited Property Tax Supported Rev. Ref. Bonds, Series 2015-A, 5.00% 2021	260	261
E-470 Public Highway Auth., Rev. Bonds, Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.383% 2039 (put 2024)[1]	40	40
Health Facs. Auth., Rev. Bonds (Sanford Health), Series 2019-A, 5.00% 2022	325	340
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-E, 3.00% 2051	215	231
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-L, Class I, 3.25% 2051	205	224
Regents of the University of Colorado, University Enterprise Rev. and Rev. Ref. Bonds, Series 2019-C, 2.00% 2054 (put 2024)	245	256
		1,779

Connecticut 2.39%
Town of East Hartford, Housing Auth., Multi Family Housing Rev. Bonds (Veterans Terrace Project), Series 2021, 0.25% 2023 (put 2022)	45	45
Health and Educational Facs. Auth., Rev. Bonds (Sacred Heart University Issue), Series 2017-I-1, 5.00% 2022	500	516
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 1999-U-1, 2.00% 2033 (put 2022)	500	502
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2015-A, 0.375% 2035 (put 2024)	855	853
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2003-X-2, 0.25% 2037 (put 2024)	265	264
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2014-A, 1.10% 2048 (put 2023)	750	758
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2019-F-1, 3.50% 2043	665	717
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2014-C-1, 4.00% 2044	160	165
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2016-A-1, 4.00% 2045	85	89

36	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Connecticut (continued)
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-A-1, 4.00% 2047	$460	$492
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2021-B-1, 3.00% 2049	125	135
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2013-B-2, 4.00% 2032	35	35
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2014-D-1, 4.00% 2044	85	86
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-C-1, 3.50% 2045	185	192
		4,849

Delaware 0.08%
G.O. Bonds, Series 2021, 5.00% 2031	125	167

District of Columbia 0.56%
G.O. Bonds, Series 2015-A, 5.00% 2032	700	807
Income Tax Secured Rev. Bonds, Series 2011-A, 5.00% 2022	320	321
		1,128

Florida 2.94%
County of Brevard, Housing Fncg. Auth., Multi Family Mortgage Rev. Bonds (Tropical Manor Apartments), Series 2021, 0.25% 2023 (put 2022)	40	40
Citizens Property Insurance Corp., Personal Lines Account/Commercial Lines Account Secured Bonds, Series 2012-A-1, 5.00% 2022	50	51
County of Collier, Heritage Bay Community Dev. Dist., Capital Improvement Rev. Bonds, Series 2018-A-2, 2.50% 2022	500	505
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2019-D, 5.00% 2023	15	16
Higher Educational Facs. Fncg. Auth., Educational Facs. Rev. Ref. Bonds (The University of Tampa Project), Series 2012-A, 5.25% 2042 (preref. 2022)	1,000	1,021
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-2, 4.25% 2050	320	348
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2020-1, 3.50% 2051	50	55
JEA, Water and Sewer System Rev. Bonds, Series 2020-A, 5.00% 2025	280	328
County of Miami-Dade, Industrial Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. of Florida Project), Series 2007, 0.45% 2027 (put 2021)	1,165	1,165
County of Miami-Dade, Water and Sewer System Rev. Ref. Bonds, Series 2008-B, Assured Guaranty Municipal insured, 5.25% 2022	195	204
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Jernigan Gardens), Series 2020-B, 0.35% 2023 (put 2022)	1,000	1,000
County of Orange, Sales Tax Rev. Ref. Bonds, Series 2012-B, 5.00% 2030 (preref. 2022)	500	504
County of Polk, Utility System Rev. and Rev. Ref. Bonds, Series 2013, BAM insured, 5.00% 2043 (preref. 2023)	110	120
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2024	100	112
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2025	75	87
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2026	100	119
Tampa-Hillsborough County Expressway Auth., Rev. Ref. Bonds, Series 2012-B, 5.00% 2042 (preref. 2022)	200	206
Dept. of Transportation Fncg. Corp., Rev. Bonds, Series 2020, 5.00% 2024	65	73
		5,954

Georgia 2.70%
City of Atlanta, Airport General Rev. Ref. Bonds, Series 2014-B, 5.00% 2026	800	878
City of Atlanta, Airport General Rev. Ref. Bonds, Series 2021-B, 5.00% 2027	430	529
City of Atlanta, Urban Residential Fin. Auth., Multi Family Housing Rev. Bonds (Sylvan Hills Senior Apartments Project), Series 2020, 0.41% 2025 (put 2023)	85	85
County of Dawson, Dev. Auth., Multi Family Housing Rev. Bonds (Peaks of Dawsonville Project), Series 2021, 0.28% 2023	500	499
County of Dekalb, Housing Auth., Multi Family Housing Rev. Bonds (Columbia Village Project), Series 2021-A, 0.34% 2024 (put 2023)	35	35
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2015-A-1, 3.50% 2045	30	32
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2017-A, 4.00% 2047	405	431
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-C, 4.00% 2050 (put 2026)	500	569
Metropolitan Atlanta Rapid Transit Auth., Sales Tax Rev. Ref. Bonds (Third Indenture Series), Series 2012-A, 5.00% 2030 (preref. 2022)	870	898
Municipal Electric Auth., General Resolution Projects Bonds, Series 2021-A, 4.00% 2027	270	311
Municipal Electric Auth., Project One Bonds, Series 2021-A, 5.00% 2030	40	51

Private Client Services Funds	37

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Georgia (continued)
Private Colleges and Universities Auth., Rev. Bonds (The Savannah College of Art and Design Projects), Series 2021, 5.00% 2028	$35	$43
Private Colleges and Universities Auth., Rev. Bonds (The Savannah College of Art and Design Projects), Series 2021, 5.00% 2029	5	6
City of Sandy Springs, Public Facs. Auth., Rev. Bonds (Sandy Springs City Center Project), Series 2015, 5.00% 2047 (preref. 2026)	500	598
City of Thomaston, Housing Auth., Multi Family Housing Rev. Bonds (Eastgate Apartments Project), Series 2020-A, 0.34% 2023 (put 2022)	500	500
		5,465

Idaho 0.57%
Housing and Fin. Assn., Single Family Mortgage Bonds, Series 2019-A, 4.00% 2050	1,050	1,149

Illinois 6.46%
City of Chicago, Sales Tax Rev. Ref. Bonds, Series 2011-A, 5.00% 2041 (preref. 2022)	205	207
City of Chicago, Wastewater Transmission Rev. Bonds, Series 2014, 5.00% 2024	625	686
City of Chicago, Water Rev. Ref. Bonds, Series 2017-2, 5.00% 2021	180	180
City of Chicago, Water Rev. Ref. Bonds, Series 2017, 5.00% 2022	540	565
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2023	100	106
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2024	130	144
Fin. Auth., Rev. Bonds (Centegra Health System), Series 2014-A, 5.00% 2027 (preref. 2024)	200	226
Fin. Auth., Rev. Bonds (Northshore University Heathsystem), Series 2020-A, 5.00% 2029	605	775
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2021	1,100	1,102
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2020-B-2, 5.00% 2050 (put 2026)	40	47
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2016-A, 5.00% 2023	225	240
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2021-B, (SIFMA Municipal Swap Index + 0.70%) 0.75% 2042 (put 2026)[1]	25	25
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2026	515	610
Fin. Auth., Rev. Bonds (University of Chicago), Series 2014-A, 5.00% 2023	200	218
Fin. Auth., Rev. Bonds (University of Chicago), Series 2021-A, 5.00% 2025	40	47
Fin. Auth., Rev. Ref. Bonds (Anne & Robert H. Lurie Children’s Hospital), Series 2017, 5.00% 2022	240	249
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2021-C, 0.80% 2026	80	79
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Concord Commons), Series 2021, 0.25% 2024 (put 2023)	595	595
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.05% 2050 (put 2025)[1]	1,000	1,022
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	695	708
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2018-B, Assured Guaranty Municipal insured, 5.00% 2022	500	510
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2023	500	532
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2022	250	257
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2023	310	332
City of Springfield, Water Rev. Bonds, Series 2012, 5.00% 2037 (preref. 2022)	500	508
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2014-A, 5.00% 2021	120	120
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2023	190	200
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2025	545	622
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2014-D, 5.00% 2022	185	186
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2023	175	185
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2025	250	285
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2018-A, 5.00% 2024	200	222
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2015-A, 5.00% 2026	620	709
County of Will, G.O. Bonds, Series 2016, 5.00% 2045 (preref. 2025)	500	588
		13,087

Indiana 2.05%
Fin. Auth., Health System Rev. Bonds (Indiana University Health), Series 2019-C, 5.00% 2022	40	42
Fin. Auth., Hospital Rev. Bonds (Community Health Network Project), Series 2012-A, 5.00% 2042 (preref. 2023)	540	578
Fin. Auth., Hospital Rev. Ref. Bonds (Parkview Health System), Series 2012-A, 5.00% 2022	440	450

38	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Indiana (continued)
Fin. Auth., Rev. Bonds (Community Foundation of Northwest Indiana Obligated Group), Series 2012, 5.00% 2030 (preref. 2022)	$245	$249
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2021-B, 5.00% 2028	55	68
Fin. Auth., Wastewater Utility Rev. Ref. Bonds, Series 2021-1, 5.00% 2025	155	182
City of Franklin, Econ. Dev. and Rev. Ref. Bonds (Otterbein Homes Obligated Group), Series 2019-B, 5.00% 2023	510	548
Health Fac. Fncg. Auth., Rev. Bonds (Ascension Health Subordinate Credit Group), Series 2005-A-1, 4.00% 2023	15	16
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2048	540	589
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.75% 2049	40	44
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-C-1, 3.00% 2052	65	70
City of Indianapolis, Local Public Improvement Bond Bank Bonds, Series 2021-A, 5.00% 2022	100	103
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2023	230	243
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2024	240	264
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2025	255	291
City of Indianapolis, Local Public Improvement Bond Bank Rev. Ref. Bonds (Cityway 1 Project), Series 2021-B, 5.00% 2025	140	154
City of Kokomo, Multi Family Housing Rev. Bonds (KHA RAD I Apartments), Series 2021-A, 0.56% 2025 (put 2024)	265	265
		4,156

Kansas 0.02%
Unified Government of Wyandotte County, Board of Public Utilities, Utility System Improvement Rev. Bonds, Series 2012-B, 5.00% 2026 (preref. 2022)	35	36

Kentucky 0.63%
Housing Corp., Multi Family Housing Rev. Bonds (New Hope Properties Portfolio Project), Series 2021, 0.41% 2024 (put 2023)	485	485
Housing Corp., Multi Family Housing Rev. Bonds (Winterwood II Rural Housing Portfolio), Series 2021, 0.37% 2024 (put 2023)	195	195
Property and Buildings Commission, Commonwealth Rev. Ref. Bonds (Project No. 125), Series 2021-A, 5.00% 2022	45	47
Public Energy Auth., Gas Supply Rev. Bonds, Series 2019-A-1, 4.00% 2049 (put 2025)	320	355
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-B, 4.00% 2049 (put 2025)	55	60
County of Warren, Hospital Rev. Ref. Bonds (Bowling Green - Warren County Community Hospital Corp.), Series 2021-A, 5.00% 2022	135	138
		1,280

Louisiana 0.88%
Gasoline and Fuels Tax Rev. Ref. Bonds, Series 2017-D-2, 0.55% 2043 (put 2022)	1,000	1,000
Housing Corp., Multi Family Housing Rev. Bonds (Mabry Place Townhomes Project), Series 2021, 0.31% 2024 (put 2023)	55	55
Parish of Jefferson, Sales Tax Rev. Ref. Bonds, Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2023	250	273
Offshore Terminal Auth., Deepwater Port Rev. Bonds (Loop LLC Project), Series 2007-A, 1.65% 2027 (put 2023)	105	107
Parish of Tangipahoa, Hospital Service Dist. No. 1, Hospital Rev. Ref. Bonds (North Oaks Health System Project), Series 2021, 5.00% 2027	265	319
Tobacco Settlement Fncg. Corp., Tobacco Settlement Asset-Backed Rev. Ref. Bonds, Series 2013-A, 5.00% 2023	30	32
		1,786

Maine 0.13%
Housing Auth., Mortgage Purchase Bonds, Series 2017-A, 4.00% 2047	250	265

Maryland 2.04%
County of Baltimore, Rev. Bonds (Oak Crest Village, Inc. Fac.), Series 2016, 5.00% 2022	400	403
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2018-A, 4.50% 2048	850	947
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2019-A, 4.25% 2049	90	99

Private Client Services Funds	39

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Maryland (continued)
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2017-A, 4.00% 2048	$270	$290
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2049	405	437
Stadium Auth., Rev. Bonds (Baltimore City Public Schools Construction and Revitalization Program), Series 2016, 5.00% 2041 (preref. 2026)	1,025	1,226
Dept. of Transportation, Consolidated Transportation Rev. Ref. Bonds, Series 2015, 5.00% 2023	110	117
Dept. of Transportation, Consolidated Transportation Rev. Ref. Bonds, Series 2022-A, 5.00% 2027	500	609
		4,128

Massachusetts 0.39%
Dev. Fin. Agcy., Multi Family Housing Rev. Bonds (Salem Heights II Preservation Associates LP Issue), Series 2021-B, 0.25% 2024 (put 2023)	50	50
Dev. Fin. Agcy., Rev. Ref. Bonds (Berkshire Health Systems Issue), Series 2021-I, 5.00% 2023	240	261
Housing Fin. Agcy., Housing Green Bonds, Series 2021-B-2, 0.75% 2025	15	15
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 169, 4.00% 2044	35	36
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 183, 3.50% 2046	280	293
Housing Fin. Agcy., Single Family Housing Rev. Ref. Bonds, Series 171, 4.00% 2044	140	143
		798

Michigan 2.76%
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2023	700	722
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2032 (preref. 2022)	45	47
Fin. Auth., Hospital Rev. and Rev. Ref. Bonds (Trinity Health Credit Group), Series 2017-A, 5.00% 2047 (preref. 2022)	1,290	1,357
Fin. Auth., Hospital Rev. Ref. Bonds (McLaren Health Care), Series 2015-D-1, 0.25% 2022	5	5
Grant Anticipation Rev. Ref. Bonds, Series 2016, 5.00% 2027	500	611
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2012-C, 5.00% 2026 (preref. 2022)	120	123
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2020, 0.32% 2023 (put 2022)	415	415
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2021-A, 0.55% 2025	50	50
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2017-B, 3.50% 2048	90	96
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-C, 4.25% 2049	550	600
City of Lansing, Board of Water and Light, Utility System Rev. Bonds, Series 2019-A, 5.00% 2024	375	421
County of Monroe, Econ. Dev. Corp., Limited Obligation Rev. Ref. Bonds (Detroit Edison Co. Project), Series 1992-AA, National insured, 6.95% 2022	500	527
County of Wayne, Airport Auth., Airport Rev. Bonds (Detroit Metropolitan Wayne County Airport), Series 2015-G, 5.00% 2021	300	301
County of Wayne, Airport Auth., Airport Rev. Bonds (Detroit Metropolitan Wayne County Airport), Series 2018-C, 5.00% 2023	290	318
		5,593

Minnesota 1.19%
City of Hopkins, Multi Family Housing Rev. Bonds (Raspberry Ridge Project), Series 2021, 0.26% 2024 (put 2023)	145	145
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-B, 4.00% 2048	350	377
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-E, 4.25% 2049	590	648
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-E, 3.50% 2050	500	542
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-B, 3.50% 2050	460	499
City of Mahtomedi, Multi Family Housing Rev. Bonds (Lincoln Place / Vadnais Highlands Projects), Series 2021, 0.25% 2023 (put 2022)	80	80
Regents of the University of Minnesota, G.O. Rev. Ref. Bonds, Series 2017B, 5.00% 2021	120	120
		2,411

40	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mississippi 0.11%
Business Fin. Corp., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004, 0.70% 2029 (put 2026)	$175	$172
Home Corp., Collateralized Multi Family Housing Bonds (J&A Dev. Portfolio Project I), Series 2021-1, 0.30% 2024 (put 2023)	60	60
		232

Missouri 0.49%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2016-B, 3.50% 2041	610	641
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2020-A, 3.50% 2050	185	201
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-A, 3.00% 2052	60	64
County of St. Charles, Industrial Dev. Auth., Multi Family Housing Rev. Bonds (Hidden Valley Estates), Series 2021, 0.27% 2025 (put 2023)	85	85
		991

Montana 0.21%
Board of Housing, Single Family Mortgage Bonds, Series 2016-A-2, 3.50% 2044	115	121
Board of Housing, Single Family Mortgage Bonds, Series 2019-A, 4.25% 2045	130	142
Board of Housing, Single Family Mortgage Bonds, Series 2020-B, 4.00% 2050	140	155
		418

Nebraska 0.59%
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2014-A, 4.00% 2044	220	232
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-C, 3.50% 2046	75	76
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-C, 4.00% 2048	445	484
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2021-C, 3.00% 2050	375	405
		1,197

Nevada 0.68%
County of Clark, Pollution Control Rev. Ref. Bonds (Nevada Power Co. Projects), Series 2017, 1.65% 2036 (put 2023)	645	656
Housing Division, Multi Unit Housing Rev. Bonds (Pinewood Terrace Apartments), Series 2021, 0.26% 2024 (put 2022)	75	75
Las Vegas Valley Water Dist., Limited Tax G.O. Water Improvement and Rev. Ref. Bonds, Series 2016-A, 5.00% 2023	600	645
		1,376

New Jersey 0.80%
Econ. Dev. Auth., Water Facs. Rev. Ref. Bonds (American Water Co., Inc. Project), Series 2020-A, 1.00% 2023	275	278
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2018-A, 4.50% 2048	465	517
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2023	200	214
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2026	500	589
Turnpike Auth., Turnpike Rev. Bonds, Series 2020-D, 5.00% 2028	30	35
		1,633

New Mexico 0.29%
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-A-1, Class I, 4.25% 2050	400	440
Municipal Energy Acquisition Auth., Gas Supply Rev. Ref. and Acquisition Bonds, Series 2019, 5.00% 2039 (put 2025)	135	155
		595

Private Client Services Funds	41

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
New York 5.15%
Build NYC Resource Corp., Rev. Ref. Bonds (Ethical Culture Fieldston School Project), Series 2015, 5.00% 2024	$360	$400
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2017-A, 5.00% 2022	175	177
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A-2, 5.00% 2031	15	20
City of Geneva, Dev. Corp., Rev. Ref. Bonds (Hobart and William Smith Colleges Project), Series 2012, 5.00% 2032 (preref. 2022)	40	42
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-K, 0.70% 2024	85	85
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-L-2, 0.75% 2025	250	250
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-D-2, 0.65% 2056 (put 2025)	195	194
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-I-2, 0.70% 2056 (put 2025)	190	190
Long Island Power Auth., Electric System General Rev. Bonds, Series 2014-C,
(1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[1]	300	301
Long Island Power Auth., Electric System General Rev. Bonds, Series 2015-C, (1-month USD-LIBOR x 0.70 + 0.75%) 0.807% 2033 (put 2023)[1]	260	261
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-B, 5.00% 2022	195	204
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2032 (preref. 2022)	500	525
Metropolitan Transportation Auth., Transportation Rev. Green Bonds, Series 2016-A-2, 5.00% 2024	300	339
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2012-F, 5.00% 2022	230	241
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-B, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.55%) 0.583% 2032 (put 2024)[1]	255	256
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-A-2, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.80%) 0.833% 2032 (put 2026)[1]	60	61
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-B, 5.00% 2023	455	497
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2024	50	57
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 197, 3.50% 2044	410	434
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 233, 3.00% 2045	300	323
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 213, 4.25% 2047	505	552
New York City G.O. Bonds, Series 2018-C, 5.00% 2023	1,000	1,083
New York City G.O. Bonds, Series 2014-I-1, 5.00% 2026	185	205
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2033	70	92
New York City G.O. Bonds, Series 2015-F-4, 5.00% 2044 (put 2025)	75	86
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2017-C-3-A, 0.20% 2022	45	45
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2016-C-2, 0.23% 2050 (put 2022)	55	55
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2021-C-2, 0.70% 2060 (put 2025)	330	331
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2017-G-2-A, 2.00% 2057 (put 2021)	55	55
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2020-I-2, 0.70% 2060 (put 2025)	230	230
New York City Housing Dev. Corp., Multi Family Housing Rev. Green Bonds, Series 2021-F-2, 0.60% 2061 (put 2025)	220	219
New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-BB-2, 4.00% 2024	500	548
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2019-C-1, 5.00% 2021	150	150
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-A-1, 5.00% 2022	10	10
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-E-1, 5.00% 2023	20	21
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-F-1, 5.00% 2024	400	455
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2013-I, 5.00% 2027	180	193
Public Housing Capital Fund Rev. Trust I, Trust Certs., Series 2012, 4.50% 2022[2]	47	47
Triborough Bridge and Tunnel Auth., General Rev. Bonds (MTA Bridges and Tunnels), Series 2017-C-1, 5.00% 2025	500	588
Utility Debt Securitization Auth., Restructuring Bonds, Series 2017, 5.00% 2025	10	11
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (EG Mt. Vernon Preservation, LP Project), Series 2020, 0.30% 2023 (put 2022)	155	155
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (Marble Hall - Tuckahoe LP Project), Series 2021, 0.28% 2024 (put 2023)	455	454
		10,442

42	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
North Carolina 1.70%
City of Burlington, Housing Auth., Multi Family Housing Rev. Bonds (Thetford Portfolio), Series 2021, 0.30% 2024 (put 2022)	$325	$325
City of Durham, Housing Auth., Multi Family Housing Rev. Bonds (JJ Henderson Apartments Project), Series 2020, 0.30% 2024 (put 2023)	20	20
City of Goldsboro, Multi Family Housing Rev. Bonds (Grand at Day Point), Series 2021, 0.28% 2024 (put 2023)	105	105
Hospital Auth., Health Care Rev. Bonds (Charlotte-Mecklenburg Hospital), Series 2021-B, 5.00% 2050 (put 2024)	980	1,115
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 38-B, 4.00% 2047	205	219
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 44, 4.00% 2050	75	83
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 42, 4.00% 2050	70	76
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Winds Crest Senior Living, LP), Series 2021, 0.36% 2024 (put 2023)	105	105
City of Sanford, Housing Auth., Multi Family Housing Rev. Bonds (Matthews Garden Gilmore), Series 2020, 0.30% 2023 (put 2022)	750	750
University of North Carolina at Chapel Hill, General Rev. Bonds, Series 2012-B, (1-month USD-LIBOR x 0.67 + 0.40%) 0.455% 2041 (put 2022)[1]	440	441
City of Winston-Salem, Water and Sewer System Rev. Ref. Bonds, Series 2020-A, 5.00% 2022	200	206
		3,445

North Dakota 0.40%
Housing Fin. Agcy., Homeownership Rev. Bonds (Home Mortgage Fin. Program), Series 2016-D, 3.50% 2046	125	133
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-A, 4.00% 2038	420	435
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-D, 4.00% 2046	240	252
		820

Ohio 2.61%
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Bonds (Akron General Health System), Series 2012, 5.00% 2031 (preref. 2022)	375	378
City of Dayton, Metropolitan Housing Auth., Multi Family Housing Rev. Bonds (Southern Montgomery Apartments Project), Series 2021-A, 0.32% 2024 (put 2023)	200	200
G.O. Conservation Projects Bonds, Series 2019-A, 2.00% 2022	20	20
G.O. Infrastructure Improvement Bonds, Series 2021-A, 5.00% 2030	125	162
County of Geauga, Rev. Bonds (South Franklin Circle Project), Series 2012-A, 8.00% 2047 (preref. 2022)[3]	890	986
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2024	310	341
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2026	500	590
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Chevybrook Estates Apartments Project), Series 2021, 0.35% 2024 (put 2023)	50	50
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Glen Meadows Apartments Project), Series 2021-A, 0.40% 2024 (put 2023)	80	80
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Pinzone Tower Apartments Project), Series 2021, 0.28% 2023 (put 2022)	190	190
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2017-D, 4.00% 2048	80	86
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.50% 2049	185	205
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2020-A, 3.75% 2050	135	148
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2021-C, 3.25% 2051	225	246
G.O. Infrastructure Improvement Rev. Ref. Bonds, Series 2016-A, 5.00% 2022	600	633
Madison Local School Dist., School Improvement Rev. Ref. Bonds, Series 2014, 5.25% 2037 (preref. 2022)	530	545
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2029	30	38
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2032	160	210
Turnpike and Infrastructure Commission, Rev. Bonds, Series 2013-A-1, 5.00% 2025	125	133
Water Dev. Auth., Water Dev. Rev. Bonds, Series 2013-A, 5.00% 2023	25	27
Water Dev. Auth., Water Pollution Control Loan Fund Rev. Bonds, Series 2019-A, 5.00% 2029	15	19
		5,287

Private Client Services Funds	43

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Oklahoma 0.62%
Capital Improvement Auth., State Highways Capital Improvement Rev. Ref. Bonds (Oklahoma Dept. of Transportation Project), Series 2020-A, 5.00% 2023	$145	$156
Housing Fin. Agcy., Collateralized Rev. Bonds (Deer Park & Apple Run Apartments), Series 2019, 1.60% 2022	250	250
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds (Homeownership Loan Program), Series 2012-A, 5.00% 2043	40	41
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2024	275	311
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2025	420	491
		1,249

Oregon 0.21%
G.O. Bonds (Veteran’s Welfare Bonds Series 108), Series 2021-O, 3.00% 2051	245	266
Housing and Community Services Dept., Housing Dev. Rev. Bonds (The Susan Emmons Apartments Project), Series 2021-S-2, 0.38% 2024 (put 2023)	115	115
Housing and Community Services Dept., Housing Dev. Rev. Bonds (Westwind Apartments Project), Series 2021-H, 0.25% 2024 (put 2023)	50	50
		431

Pennsylvania 1.92%
County of Allegheny, Hospital Dev. Auth., UPMC Rev. Bonds, Series 2019-A, 5.00% 2022	300	310
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2030 (put 2025)[1]	50	50
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.384% 2031 (put 2025)[1]	70	70
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.384% 2032 (put 2025)[1]	55	55
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2032 (preref. 2023)	20	22
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2034 (preref. 2023)	20	22
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2017-122, 4.00% 2046	235	251
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2020-133, 3.00% 2050	355	380
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (Harrison Senior Tower), Series 2021, 0.25% 2024 (put 2023)	760	757
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (School of Nursing), Series 2021, 0.27% 2024 (put 2023)	85	85
County of Montgomery, Higher Education and Health Auth., Hospital Rev. Bonds (Abington Memorial Hospital Obligated Group), Series 2012-A, 5.00% 2031 (preref. 2022)	775	796
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2027	190	232
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2022	95	100
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2042 (preref. 2022)	275	289
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2029 (preref. 2021)	185	186
Turnpike Commission, Turnpike Rev. Bonds, Series 2011-E, 5.00% 2030 (preref. 2021)	55	55
Wilkes-Barre Area School Dist., G.O. Bonds, Series 2019, BAM insured, 5.00% 2023	225	240
		3,900

Rhode Island 0.08%
Housing and Mortgage Fin. Corp., Homeownership Opportunity Bonds, Series 66-A-1, 4.00% 2033	165	170

South Carolina 1.38%
County of Charleston, G.O. Capital Improvement Transportation Sales Tax Bonds, Series 2011, 5.00% 2024 (preref. 2021)	500	500
City of Columbia, Housing Auth., Multi Family Housing Rev. Bonds (Palmetto Terrace Apartments Project), Series 2021, 0.31% 2024 (put 2023)	130	130
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2018-A, 4.50% 2048	225	246
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2020-A, 4.00% 2050	160	177
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	80	87
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036	225	241
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2021	250	250
Patriots Energy Group Fncg. Agcy., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)	55	59
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2011-B, 5.00% 2021 (escrowed to maturity)	405	407
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2025	120	136

44	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
South Carolina (continued)
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2011-C, 5.00% 2036	$110	$110
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2015-A, 5.00% 2028	35	40
Town of Southold, Local Dev. Corp., Rev. Bonds (Peconic Landing at Southold, Inc. Project), Series 2015, 5.00% 2022	400	420
		2,803

South Dakota 0.39%
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2014-E, 4.00% 2044	95	99
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2018-B, 4.50% 2048	375	415
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2021-B, 3.00% 2051	260	281
		795

Tennessee 1.58%
Town of Greeneville, Health and Educational Facs. Board, Multi Family Housing Rev. Bonds
(People RD Portfolio Project), Series 2019, 1.45% 2022 (put 2021)	1,100	1,101
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-1-C, 4.50% 2037	25	25
Housing Dev. Agcy., Homeownership Program Bonds, Series 2012-2-C, 4.00% 2038	20	20
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-1, 4.00% 2042	200	214
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2014-2-A, 4.00% 2045	570	601
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2014-2-C, 4.00% 2045	245	257
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 3.75% 2050	265	290
City of Knoxville, Community Dev. Corp., Collateralized Multi Family Housing Bonds (Austin 1B Apartments Project), Series 2021, 0.22% 2024 (put 2023)	40	40
Metropolitan Government of Nashville and Davidson County, Health and Educational Facs. Board, Rev. Bonds (Vanderbilt University Medical Center), Series 2021-A, 5.00% 2031	30	38
Metropolitan Government of Nashville and Davidson County, Water & Sewer Rev. Bonds, Series 2013, 5.00% 2025 (preref. 2023)	85	92
Tennessee Energy Acquisition Corp., Gas Project Rev. Bonds, Series 2017-A, 4.00% 2048 (put 2023)	500	524
		3,202

Texas 18.63%
Affordable Housing Corp., Multi Family Housing Rev. Bonds (Apartments of Las Palmas I LLC), Series 2021, 0.25% 2024 (put 2022)	15	15
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2022	625	634
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2022	645	678
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2021-A, 4.00% 2025	15	17
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2021-A, 4.00% 2026	15	17
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Harmony Public Schools), Series 2016-A, 5.00% 2024	310	342
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2026	560	670
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2022	350	363
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2025	800	928
Arlington Independent School Dist., Unlimited Tax School Building Bonds, Series 2017, 5.00% 2022	405	411
City of Arlington, Water and Wastewater System Rev. Bonds, Series 2021, 5.00% 2023	165	177
Austin Affordable PFC, Inc., Multi Family Housing Rev. Bonds (Bridge at Turtle Creek Apartments), Series 2020, 0.42% 2040 (put 2023)	215	215
Austin Community College Dist., Maintenance Tax Notes, Series 2021, 5.00% 2022	100	104
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2020-C, 5.00% 2025	510	601
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2029	95	123
Barbers Hill Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2030	70	91
County of Bexar, Combination Tax and Rev. Certs. of Obligation, Series 2013-B, 5.00% 2033 (preref. 2023)	105	113
Brazosport Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2022	1,000	1,014
Brazosport Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2022	70	71
Brownsville Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020-A, 3.00% 2026	500	555

Private Client Services Funds	45

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
County of Cameron, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Sunland Country Apartments), Series 2021, 0.28% 2024 (put 2023)	$50	$50
Canyon Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2022	165	167
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Redwood Apartments), Series 2020, 0.41% 2041 (put 2024)	460	460
Carrollton-Farmers Branch Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2023	135	143
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.28% 2038 (put 2024)	100	100
Conroe Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	50	51
Conroe Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020-A, 5.00% 2025	1,000	1,149
Cypress-Fairbanks Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2013, 5.00% 2025 (preref. 2023)	600	637
Cypress-Fairbanks Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2014-C, 5.00% 2027	500	553
Cypress-Fairbanks Independent School Dist., Unlimited Tax School Building Bonds, Series 2015-B-2, 0.28% 2040 (put 2024)	210	208
Cities of Dallas and Fort Worth, Dallas/Fort Worth International Airport, Joint Rev. Ref. Bonds, Series 2014-E, 5.00% 2023	370	387
City of Dallas, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Midpark Towers), Series 2021, 0.35% 2024 (put 2023)	180	180
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2014-A, 5.00% 2023	15	16
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2030	400	456
Del Mar College Dist., Limited Tax Bonds, Series 2020-B, 5.00% 2024	400	450
Del Mar College Dist., Limited Tax Bonds, Series 2020-A, 5.00% 2026	335	401
Del Valle Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2022	155	160
El Paso Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2026	400	452
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2024	130	147
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2021-B, 0.72% 2051 (put 2026)	500	499
Fort Bend Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-A, 1.95% 2049 (put 2022)[3]	420	425
G.O. Water Financial Assistance Rev. Ref. Bonds, Series 2021-B, 4.00% 2030	50	56
City of Galveston, Public Fac. Corp., Multi Family Housing Rev. Bonds (The Orleanders at Broadway), Series 2021, 0.47% 2025 (put 2024)	150	150
Garland Independent School Dist., Unlimited Tax School Building Bonds, Series 2016, 5.00% 2030	400	457
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 0.15% 2049 (put 2022)	140	140
Grand Prairie Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.25% 2024	525	583
Hallsville Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2025	515	592
Harlandale Independent School Dist., Maintenance Tax Notes, Series 2021, BAM insured, 2.00% 2040 (put 2024)	50	51
Harlandale Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 0.75% 2045 (put 2025)	100	100
County of Harris, Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2019-C-1, (SIFMA Municipal Swap Index + 0.42%) 0.47% 2049 (put 2022)[1]	375	375
County of Harris, Cultural Education Facs. Fin. Corp., Medical Facs. Mortgage Rev. Ref. Bonds (Baylor College of Medicine), Series 2019-A, (3-month USD-LIBOR x 0.70 + 0.65%) 0.707% 2046 (put 2024)[1]	130	131
County of Harris, Cultural Education Facs. Fin. Corp., Rev. Bonds (Texas Medical Center), Series 2020-A, 0.90% 2050 (put 2025)	130	130
County of Harris, Health Facs. Dev. Corp., Rev. Ref. Bonds (CHRISTUS Health), Series 2005-A-4, Assured Guaranty Municipal insured, 0.20% 2031[1]	125	125
County of Harris, Metropolitan Transit Auth., Sales and Use Tax Bonds, Series 2011-A, 5.00% 2023 (preref. 2021)	600	600
County of Harris, Sports Auth., Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2022 (escrowed to maturity)	110	115
County of Harris, Toll Road Rev. and Rev. Ref. Bonds, Series 2018-A, 5.00% 2024	150	169
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Corona Del Valle), Series 2021, 0.37% 2025 (put 2023)	50	50
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Oso Bay Apartments), Series 2021, 0.27% 2024 (put 2022)	100	100
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Palladium Simpson Stuart Apartments), Series 2021, 0.35% 2025 (put 2024)	165	165
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	310	336
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2018-A, 4.75% 2049	370	409
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2050	405	451
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2051	125	138

46	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052	$135	$146
Housing Options, Inc., Multi Family Housing Rev. Bonds (Brooks Manor - The Oaks Project), Series 2021, 0.50% 2041 (put 2025)	100	99
City of Houston, Airport System Rev. Ref. Bonds, Series 2012-B, 5.00% 2028 (preref. 2022)	870	898
City of Houston, Combined Utility System Rev. Bonds, Series 2011-D, 5.00% 2026 (preref. 2021)	55	55
City of Houston, Combined Utility System Rev. Ref. Bonds, Series 2019-B, 2.00% 2024	615	646
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2022	10	10
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2023	15	16
City of Houston, Housing Fin. Corp., Multi Family Housing Rev. Bonds (Temenos Place Apartments), Series 2021, 0.29% 2024 (put 2023)	85	85
Humble Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,000	1,014
Katy Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019-B, 5.00% 2022	100	101
Keller Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2027 (preref. 2025)	470	541
Killeen Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	95	96
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022	180	183
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2024	500	553
Lower Colorado River Auth., Rev. Ref. Bonds, Series 2022, Assured Guaranty Municipal insured, 5.00% 2032	55	70
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2020, 5.00% 2025	1,000	1,156
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2021-A, 5.00% 2031	60	79
Medina Valley Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 0.82% 2051 (put 2026)	90	89
Municipal Gas Acquisition and Supply Corp. I, Gas Supply Rev. Bonds, Series 2008-D, 6.25% 2026	170	197
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2022	10	10
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2025	120	140
North Central Texas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Bluebonnet Ridge Apartments), Series 2021, 0.375% 2040 (put 2024)	85	85
North Texas Municipal Water Dist., Water System Rev. Ref. and Improvement Bonds, Series 2021, 5.00% 2022	45	47
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2014-A, 5.00% 2024	395	434
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2014-A, 5.00% 2024 (escrowed to maturity)	190	209
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	1,500	1,647
Northside Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 0.70% 2050 (put 2025)	1,000	1,001
Odessa Housing Fin. Corp., Multi Family Housing Rev. Bonds (Cove in Odessa Apartments), Series 2021, 0.37% 2024 (put 2023)	230	230
Pasadena Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2022	125	127
Pasadena Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2013, 5.00% 2038	500	529
Plainview Independent School Dist., Unlimited Tax School Building Bonds, Series 2020-A, 5.00% 2022	500	507
Plano Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2023	135	143
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2021-A, 5.00% 2030	50	65
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 2.00% 2050 (put 2021)	960	989
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2024	200	221
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2025	250	286
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2026	260	307
Round Rock Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022	300	311
San Angelo Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2030 (preref. 2024)	1,110	1,227
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2015-D, 1.125% 2045 (put 2026)	230	233
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2013, 5.00% 2048 (preref. 2023)	140	148
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2020, 5.00% 2026	330	390
City of San Antonio, General Improvement and Rev. Ref. Bonds, Series 2016, 5.00% 2022	70	71
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023	80	85
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2024	30	33
Transportation Commission, G.O. Mobility Fund Bonds, Series 2014-B, 0.65% 2041 (put 2026)	310	307
Transportation Commission, G.O. Mobility Fund Rev. Ref. Bonds, Series 2014-B, 5.00% 2026	550	611
County of Travis, Strategic Housing Fin. Corp., Multi Family Housing Rev. Bonds (Yager Flats), Series 2021, 0.46% 2041 (put 2025)	770	765
Trinity River Auth., Regional Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2029	160	205

Private Client Services Funds	47

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Texas (continued)
Water Dev. Board, State Revolving Fund, Rev. Bonds, Series 2021, 5.00% 2031	$80	$107
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2016, 5.00% 2022	550	562
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2018-B, 5.00% 2023	45	48
		37,767

Utah 0.44%
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045	195	208
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2024	275	308
County of Salt Lake, Board of Education, G.O. Rev. Ref. Bonds (Utah School Bond Guaranty Act), Series 2021, 5.00% 2024	250	280
Transit Auth., Sales Tax Rev. Bonds, Series 2008-A, 5.25% 2023	15	16
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2024	65	72
		884

Vermont 0.02%
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2020-A, 3.75% 2050	40	44

Virginia 1.79%
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2025	130	151
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2033	450	474
College Building Auth., Educational Facs. Rev. Bonds (21st Century College and Equipment Programs), Series 2013-A, 4.50% 2034	235	248
Commonwealth Transportation Board, Federal Transportation Grant Anticipation Rev. Notes, Series 2012-A, 5.00% 2023 (preref. 2022)	555	565
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Arrowbrook Apartments Project), Series 2020, 0.41% 2041 (put 2024)	500	500
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Oakwood North Four Project), Series 2021, 0.41% 2025 (put 2024)	570	569
County of Halifax, Industrial Dev. Auth., Recovery Zone Fac. Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 0.45% 2041 (put 2022)	225	225
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2024	70	77
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2026	150	176
County of Smyth, G.O. Public Improvement Bonds, Series 2011-A, 5.00% 2031 (preref. 2021)	500	500
County of Wise, Industrial Dev. Auth., Solid Waste and Sewage Disposal Rev. Bonds (Virginia Electric and Power Co. Project), Series 2010-A, 1.20% 2040 (put 2024)	140	142
		3,627

Washington 3.14%
Central Puget Sound Regional Transit Auth., Sales Tax and Motor Vehicle Excise Tax Improvement and Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2028	65	82
Energy Northwest, Electric Rev. Ref. Bonds (Project No. 3), Series 2018-C, 5.00% 2023	1,000	1,079
City of Everett, Housing Auth., Multi Family Housing Rev. Bonds (Baker Heights Legacy), Series 2021, 0.30% 2024 (put 2023)	80	80
G.O. Bonds, Series 2022-A, 5.00% 2030	765	1,004
G.O. Rev. Ref. Bonds, Series 2017-R-A, 5.00% 2022	25	26
Health Care Facs. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-B, 4.00% 2042 (put 2030)	250	304
Housing Fin. Commission, Multi Family Housing Rev. Bonds (Garten Haus Apartments Project), Series 2021, 0.37% 2024 (put 2023)	45	45
Housing Fin. Commission, Single Family Program Bonds, Series 2017-1-N, 4.00% 2047	285	302
Housing Fin. Commission, Single Family Program Bonds, Series 2019-1-N, 4.00% 2049	870	945
Housing Fin. Commission, Single Family Program Bonds, Series 2020-2-N, 3.00% 2050	1,090	1,170
Housing Fin. Commission, Single Family Program Bonds, Series 2020-1-N, 4.00% 2050	720	795
City of Seattle, Housing Auth., Rev. and Rev. Ref. Bonds (Northgate Plaza Project), Series 2021, 1.00% 2026	70	70

48	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Washington (continued)
City of Seattle, Housing Auth., Rev. Bonds (Lam Bow Apartments Project), Series 2021, 1.25% 2024	$15	$15
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2021-B, (SIFMA Municipal Swap Index + 0.25%) 0.30% 2045 (put 2026)[1]	115	116
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2018-C-2, (SIFMA Municipal Swap Index + 0.49%) 0.54% 2046 (put 2023)[1]	325	326
		6,359

West Virginia 0.47%
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Charles Towers), Series 2021, 0.21% 2023 (put 2022)	75	75
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Parkland Place / Chapmanville Towers), Series 2021, 0.28% 2024 (put 2023)	875	874
		949

Wisconsin 2.86%
G.O. Bonds, Series 2013-A, 5.00% 2025 (preref. 2022)	1,000	1,024
G.O. Bonds, Series 2014-B, 5.00% 2030 (preref. 2022)	795	814
G.O. Rev. Ref. Bonds, Series 2011-2, 5.00% 2022 (preref. 2021)	230	230
Health and Educational Facs. Auth., Rev. Bonds (Advocate Aurora Health Care Credit Group), Series 2018-C-3, (SIFMA Municipal Swap Index + 0.55%) 0.60% 2054 (put 2023)[1]	340	341
Health and Educational Facs. Auth., Rev. Bonds (Ascension Senior Credit Group), Series 2019-A, 5.00% 2021	70	70
Health and Educational Facs. Auth., Rev. Bonds (Gundersen Lutheran), Series 2020, 5.00% 2026[2]	660	763
Health and Educational Facs. Auth., Rev. Ref. Bonds (Aurora Health Care, Inc.), Series 2012, 5.00% 2022 (escrowed to maturity)	655	680
Health and Educational Facs. Auth., Rev. Ref. Bonds (Ministry Health Care, Inc.), Series 2012-C,
5.00% 2027 (preref. 2022)	210	218
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2017-C, 4.00% 2048	210	225
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2020-A, 3.50% 2050	355	387
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2021-A, 3.00% 2052	30	33
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.40% 2045 (put 2023)	25	25
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.50% 2050 (put 2024)	35	35
Public Fin. Auth., Hospital Rev. Ref. Bonds (Renown Regional Medical Center Project), Series 2016-A, 5.00% 2022	300	308
Public Fin. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-C, 4.00% 2041 (put 2030)	115	140
Transportation Rev. Bonds, Series 2012-1, 5.00% 2024 (preref. 2022)	500	516
		5,809

Wyoming 0.47%
Community Dev. Auth., Housing Rev. Bonds, Series 2021-1, 3.00% 2050	705	759
Community Dev. Auth., Housing Rev. Bonds, Series 2020-1, 4.00% 2050	170	188
		947

Total bonds, notes & other debt instruments (cost: $164,432,000)		165,941

Short-term securities 18.79%
Municipals 18.79%
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023	45	45
State of California, City of Los Angeles, Wastewater System Rev. Ref. Bonds, Series 2018-C-1, 0.04% 2032[1]	2,500	2,500
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.02% 2042[1]	500	500
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Charles Hight Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	40	40
State of Georgia, Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Park Homes Apartments Project), Series 2019, 0.25% 8/1/2022 (put 2022)[4]	45	45
State of Idaho, Tax Anticipation Notes, Series 2021, 3.00% 6/30/2022	3,000	3,056
State of Louisiana, Parish of East Baton Rouge, Industrial Dev. Board, Gulf Opportunity Zone Rev. Bonds (ExxonMobil Project), Series 2010-B, 0.03% 2040[1]	3,000	3,000

Private Client Services Funds	49

Capital Group Short-Term Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2008-A, 0.02% 2043[1]	$1,000	$1,000
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2009-A, 0.04% 2049[1]	5,000	5,000
State of Michigan, Regents of the University of Michigan, General Rev. Bonds, Series 2012-B, 0.02% 2042[1]	1,000	1,000
State of Minnesota, City of Shakopee, Multi Family Housing Rev. Bonds (Shakopee Village Apartments Project), Series 2021, 0.25% 2024 (put 2022)[4]	35	35
State of New Hampshire, Health and Education Facs. Auth., Rev. Ref. Bonds (Dartmouth College Issue), Series 2007-B, 0.02% 2041[1]	5,295	5,295
State of New York, Dormitory Auth., Rev. Bonds (Cornell University), Series 2019-B, 0.02% 2039[1]	1,800	1,800
State of New York, New York City G.O. Bonds, Series 2021-2, 0.11% 2042[1]	205	205
State of New York, New York City G.O. Bonds, Series 2021-3, 0.11% 2042[1]	155	155
State of New York, New York City G.O. Bonds, Series 2016-A-5, 0.03% 2044[1]	2,000	2,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2008-BB-2, 0.02% 2035[1]	1,000	1,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2015-BB-1, 0.02% 2049[1]	3,500	3,500
State of Ohio, Hospital Rev. Bonds (Cleveland Clinic Health System Obligated Group), Series 2013-B-3, 0.03% 2039[1]	1,500	1,500
State of South Carolina, Jobs-Econ. Dev. Auth., Hospital Rev. Bonds (Prisma Health Obligated Group), Series 2018-B, 0.03% 2048[1]	700	700
State of Texas, Deer Park Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 0.16% 2042 (put 2022)[4]	225	225
State of Texas, Lone Star College System, Limited Tax G.O. Bonds, Series 2021-A, 5.00% 2/15/2022	20	20
State of Texas, Lone Star College System, Limited Tax G.O. Rev. Ref. Bonds, Series 2021-B, 5.00% 2/15/2022	35	36
State of Texas, Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 12/15/2021	10	10
State of Texas, North East Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.25% 2032 (put 2022)[4]	35	35
State of Texas, Richardson Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2/15/2022	95	96
State of Virginia, College Building Auth., Educational Facs. Rev. Bonds (University of Richmond Project), Series 2006, 0.03% 2036[1]	2,100	2,100
State of Wyoming, County of Lincoln, Pollution Control Rev. Ref. Bonds (ExxonMobil Project), Series 2014, 0.03% 2044[1]	3,200	3,200

Total short-term securities (cost: $38,098,000)		38,098
Total investment securities 100.65% (cost: $202,530,000)		204,039
Other assets less liabilities (0.65%)		(1,316)

Net assets 100.00%		$202,723

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	[5]	Value at 10/31/2021 (000)	[6]	Unrealized depreciation at 10/31/2021 (000)
2 Year U.S. Treasury Note Futures	Long	9	December 2021	$1,800		$1,973		$(9)
5 Year U.S. Treasury Note Futures	Long	26	December 2021	2,600		3,166		(14)
								$(23)

50	Private Client Services Funds

Capital Group Short-Term Municipal Fund

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[2]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $810,000, which represented .40% of the net assets of the fund.
[3]	Step bond; coupon rate may change at a later date.
[4]	For short-term securities, the mandatory put date is considered to be the maturity date.
[5]	Notional amount is calculated based on the number of contracts and notional contract size.
[6]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

Private Client Services Funds	51

Capital Group California Core Municipal Fund

 Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 84.89%	Principal amount (000)	Value (000)
California 84.30%
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2013-A, 5.00% 2022	$975	$1,016
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2016-A, 5.00% 2024	600	678
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2016-A, 5.00% 2025	500	583
City of Alhambra, Insured Rev. Ref. Bonds (Atherton Baptist Homes Project), Series 2016, 5.00% 2027	630	739
City of Anaheim, Public Fncg. Auth., Lease Rev. Bonds (Anaheim Public Improvement Project), Capital Appreciation Bonds, Series 1997-C, Assured Guaranty Municipal insured, 0% 2022	2,000	1,994
Antelope Valley Community College Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2015, 0% 2035 (preref. 2025)	2,300	1,452
Antelope Valley Community College Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2015, 0% 2036 (preref. 2025)	2,800	1,690
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2021	495	496
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2022	1,000	1,041
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2023	500	540
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2023	370	401
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2024	395	446
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2025	510	576
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2001-A, (SIFMA Municipal Swap Index + 1.25%) 1.30% 2036 (put 2027)[1]	1,000	1,052
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2013-S-4, 5.00% 2043 (preref. 2023)	1,000	1,068
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2008-B-1, (SIFMA Municipal Swap Index + 1.10%) 1.15% 2045 (put 2024)[1]	4,275	4,350
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2017-G, 2.00% 2053 (put 2024)	4,525	4,656
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-A, 2.00% 2056 (put 2028)	3,000	3,164
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2017-S-7, 5.00% 2024	1,200	1,334
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2012-F-1, 5.00% 2027 (preref. 2022)	2,965	3,025
Bay Area Water Supply and Conservation Agcy., Rev. Bonds, Series 2013-A, 5.00% 2023	500	534
City of Beaumont, Wastewater Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2026	500	598
City of Burbank, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015, BAM insured, 5.00% 2022	1,305	1,372
California County Tobacco Securitization Agcy., Tobacco Settlement Rev. Bonds (Los Angeles County Securitization Corp.), Series 2020-A, 5.00% 2026	600	710
Trustees of the California State University, Systemwide Rev. Bonds, Series 2015-A, 5.00% 2024	500	570
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)	4,480	4,413
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-3, 4.00% 2051 (put 2023)	2,500	2,636

52	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Carlsbad, Reassessment Dist. No. 2012-1, Limited Obligation Rev. Ref. Bonds, Series 2013, 3.55% 2023	$350	$358
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2021-C, BAM insured, 4.00% 2022	200	205
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2021-C, BAM insured, 4.00% 2023	225	238
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2014-B, Assured Guaranty Municipal insured, 5.00% 2024	260	292
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2025	620	692
Cerritos Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2012-D, 0% 2027	830	772
City of Chino, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2022	450	468
City of Chino, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2025	665	746
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2024	465	524
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2026	780	936
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2027	430	528
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2028	355	443
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2029	225	288
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2030	60	77
City of Chula Vista, Municipal Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2013, 5.00% 2022	1,355	1,406
Clovis Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2006-B, National insured, 0% 2030	1,000	867
Community Choice Fncg. Auth., Clean Energy Project Rev. Green Bonds, Series 2021-B-1, 4.00% 2052 (put 2031)	2,750	3,306
Compton Community College Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2026	1,290	1,443
Compton Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2029	1,000	1,157
Compton Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2015 Election, Series 2019-B, BAM insured, 0% 2033	1,000	756
City of Concord, Successor Agcy. to the Redev. Agcy., Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2023	825	875
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2026	400	453
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2027	885	1,065
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2028	930	1,140
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2029	675	844
Desert Community College Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2032	1,885	2,233
City of Dublin, Community Facs. Dist. No. 2015-1 (Dublin Crossing), Improvement Area No. 3, Special Tax Bonds, Series 2021, 3.00% 2023	205	213
City of Dublin, Community Facs. Dist. No. 2015-1 (Dublin Crossing), Improvement Area No. 3, Special Tax Bonds, Series 2021, 3.00% 2025	265	281
East Bay Municipal Utility Dist., Water System Rev. Ref. Bonds, Series 2015-A, 5.00% 2027	3,550	4,124
East Side Union High School Dist., G.O. Bonds, 2008 Election, Series 2012-D, 5.00% 2037 (preref. 2022)	500	518
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 2.75% 2028	535	596
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 4.00% 2029	1,210	1,479
Educational Facs. Auth., Rev. Bonds (Chapman University), Series 2021-A, 5.00% 2028	1,375	1,725
Educational Facs. Auth., Rev. Bonds (University of the Pacific), Series 2012-A, 4.00% 2021	560	560
Educational Facs. Auth., Rev. Bonds (University of the Pacific), Series 2012-A, 4.00% 2022	500	500
Educational Facs. Auth., Rev. Ref. Bonds (Stanford University), Series 2009-T-5, 5.00% 2023	1,290	1,375
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2026	530	598
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2027	500	563
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2030	1,000	1,125
County of El Dorado, Community Facs. Dist. No. 1992-1 (El Dorado Hills Dev.), Special Tax Rev. Ref. Bonds, Series 2012, 5.00% 2024	855	888
City of Elk Grove, Fin. Auth., Special Tax Rev. Bonds, Series 2015, BAM insured, 5.00% 2025	580	668
Etiwanda School Dist., G.O. Bonds, 2016 Election, Series 2020-A, 4.00% 2029	570	691
City of Eureka, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2017-B, 5.00% 2022	835	872
City of Fillmore, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2024	1,000	1,116
Folsom Cordova Unified School Dist., School Facs. Improvement Dist. No. 1, G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2004-B, National insured, 0% 2026	1,000	949
City of Fontana, Community Facs. Dist. No. 22 (Sierra Hills South), Special Tax Bonds, Series 2014, 5.00% 2023	535	576

Private Client Services Funds	53

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Fontana, Community Facs. Dist. No. 86 (Etiwanda Ridge), Special Tax Bonds, Series 2020, 4.00% 2026	$100	$112
City of Fontana, Community Facs. Dist. No. 86 (Etiwanda Ridge), Special Tax Bonds, Series 2020, 4.00% 2027	120	136
City of Fontana, Public Facs. Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2021-A, 4.00% 2027	625	724
City of Fontana, Public Facs. Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2021-A, 4.00% 2029	390	463
G.O. Bonds, Series 2020, 5.00% 2026	3,000	3,633
G.O. Bonds, Series 2019, 5.00% 2029	2,000	2,592
G.O. Bonds, Series 2021, 5.00% 2031	85	102
G.O. Bonds, Series 2021, 5.00% 2032	70	84
G.O. Bonds, Series 2021, 5.00% 2034	70	84
G.O. Rev. Ref. Bonds, Series 2007, Assured Guaranty Municipal insured, 5.25% 2032	4,125	5,654
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2027	745	912
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2028	3,000	3,804
G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2029	4,000	4,995
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2029	3,000	3,875
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2029	1,500	1,944
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2029	1,000	1,294
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2031	2,500	3,350
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2035	2,000	2,568
City of Garden Grove, Successor Agcy. to the Dev. Agcy., Tax Allocation Bonds, Series 2016, BAM insured, 5.00% 2022	400	417
City of Glendale, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Central Glendale Redev. Project), Series 2016, BAM insured, 5.00% 2024	425	483
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2018-A, 5.00% 2022 (escrowed to maturity)	3,000	3,084
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2017A-1, 5.00% 2022	1,730	1,775
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Capital Appreciation Bonds, Series 2005-A, AMBAC insured, 0% 2024 (escrowed to maturity)	2,000	1,977
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Capital Appreciation Bonds, Series 2005-A, Assured Guaranty Municipal insured, 0% 2026 (escrowed to maturity)	2,785	2,689
Greenfield Elementary School Dist., G.O. Bonds, Capital Appreciation Bonds, 2006 Election, Series 2007-A, Assured Guaranty Municipal insured, 0% 2029	1,270	1,110
City of Hawthorne, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2024	250	282
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2023	910	967
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2024	1,105	1,174
Health Facs. Fncg. Auth., Rev. Bonds (Cedars-Sinai Medical Center), Series 2016-A, 5.00% 2023	650	705
Health Facs. Fncg. Auth., Rev. Bonds (City of Hope), Series 2012-A, 5.00% 2021	350	351
Health Facs. Fncg. Auth., Rev. Bonds (El Camino Hospital), Series 2017, 5.00% 2025	1,000	1,145
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)	1,025	1,074
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-D, 5.00% 2032 (put 2022)	2,675	2,803
Health Facs. Fncg. Auth., Rev. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2014-A, 5.00% 2025	400	450
Health Facs. Fncg. Auth., Rev. Bonds (PIH Health), Series 2020-A, 5.00% 2030	1,900	2,469
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2019-B, 5.00% 2039 (put 2027)	2,135	2,639
Health Facs. Fncg. Auth., Rev. Bonds (Scripps Health), Series 2012-A, 5.00% 2024	150	151
Health Facs. Fncg. Auth., Rev. Bonds (Scripps Health), Series 2012-A, 5.00% 2025	375	376
Health Facs. Fncg. Auth., Rev. Bonds (Stanford Health Care), Series 2021-A, 3.00% 2054 (put 2025)	4,430	4,836
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2024	3,000	3,413
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2026 (preref. 2025)	300	355
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2041 (preref. 2025)	680	804
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2013-A, 5.00% 2052 (preref. 2023)	1,665	1,806
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-A-1, 5.00% 2027	3,000	3,737
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-C, 5.00% 2031 (put 2022)	6,985	7,319
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Adventist Health System/West), Series 2016-A, 4.00% 2025	1,270	1,418
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2022-A, 5.00% 2026	830	956
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2022	175	183
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2023	135	147
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Health Care), Series 2017-A, 5.00% 2024	1,000	1,139
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Health Care), Series 2017-A, 5.00% 2026	1,750	2,121
Hemet Unified School Dist., Fncg. Auth. Special Tax Rev. Bonds, Series 2015, 5.00% 2026	600	676

54	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Hemet Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 5.00% 2023	$885	$958
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2025	100	117
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2026	125	150
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2027	110	135
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2028	375	470
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2029	140	175
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2030	340	423
Infrastructure and Econ. Dev. Bank, Rev. Bonds (The Colburn School), Series 2015-B, (SIFMA Municipal Swap Index + 1.20%) 1.25% 2037 (put 2022)[1]	1,000	1,001
City of Inglewood, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Merged Redev. Project), Series 2017-A, BAM insured, 5.00% 2027	650	790
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2012, 3.25% 2022	700	718
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2012, 4.00% 2022	400	413
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2013, 5.00% 2024	725	788
City of Irvine, Reassessment Dist. No. 13-1, Limited Obligation Improvement Bonds, Series 2013, 3.375% 2023	850	898
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 4.00% 2022	225	232
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2023	200	217
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2024	210	237
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2025	250	292
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, BAM insured, 4.00% 2025	500	565
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, 4.00% 2028	500	599
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, BAM insured, 4.00% 2030	1,265	1,556
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2027	140	172
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2028	350	439
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2030	215	273
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Bonds, Series 2014-A, 5.00% 2023	500	541
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Bonds, Series 2014-A, 5.00% 2029	710	792
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2023	750	812
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 4.00% 2027	1,615	1,879
Kern Community College Dist., Safety Repair and Improvement G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006, FSA insured, 0% 2022	1,500	1,497
Kings Canyon Joint Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2029	1,600	1,852
La Habra School Dist., G.O. Bonds, Capital Appreciation Bonds, 2000 Election, Series 2002-A, FSA insured, 0% 2026	1,010	953
Lakeside Union School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2029	1,785	2,138
Lammersville Joint Unified School Dist., Community Facs. Dist. No. 2002, Special Tax Bonds, Series 2017, 4.00% 2022	680	699
City of Lodi, Public Fin. Auth., Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2024	260	293
City of Long Beach, Bond Fin. Auth., Rev. Ref. Bonds (Aquarium of the Pacific Project), Series 2012, 5.00% 2021	520	520
Long Beach Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2008-A, Assured Guaranty Municipal insured, 0% 2027	3,865	3,607
City of Los Angeles, Community Facs. Dist. No. 4 (Playa Vista - Phase 1), Special Tax Rev. Ref. Bonds, Series 2014, 5.00% 2023	690	747
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. and Rev. Ref. Bonds, Series 2021-B, 5.00% 2031	420	556
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. Bonds, Series 2019-E, 5.00% 2039	1,130	1,408
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. Ref. Bonds, Series 2019-C, 5.00% 2025	2,000	2,317
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2021-B, 3.00% 2022	3,000	3,057
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2017-C, 5.00% 2022	575	593
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2013-A, 5.00% 2022	515	532

Private Client Services Funds	55

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-D, 5.00% 2024	$535	$601
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 5.00% 2025	1,875	2,181
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-D, 5.00% 2025	500	582
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2019-D, 5.00% 2027	1,100	1,359
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2028	650	823
City of Los Angeles, Solid Waste Resources Rev. Bonds, Series 2013-A, 2.00% 2023	1,110	1,135
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Cantamar Villas), Series 2021-D-1, 0.30% 2025 (put 2024)	1,295	1,290
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Sunny Garden Apartments), Series 2021-C-1, 0.20% 2024 (put 2023)	3,175	3,171
County of Los Angeles, Metropolitan Transportation Auth., Proposition C Sales Tax Rev. Bonds, Series 2021-A, 5.00% 2030	6,410	8,467
County of Los Angeles, Redev. Ref. Auth., Tax Allocation Rev. Ref. Bonds (South Gate Project No. 1), Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2022	1,190	1,235
Los Angeles Community College Dist., G.O. Bonds, 2008 Election, Series 2008-G, 4.00% 2039 (preref. 2024)	3,350	3,683
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014-C, 5.00% 2023	520	561
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2019-A, 5.00% 2027	5,000	6,172
Madera Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006, Assured Guaranty Municipal insured, 0% 2029	585	521
Manhattan Beach Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, Series 1999-C, FGIC-National insured, 0% 2024	3,875	3,753
Manteca Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2006, MBIA insured, 0% 2027	560	517
City of Merced, Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2022	500	522
City of Merced, Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2028	250	291
Montebello Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2028	1,545	1,752
Mountain View School Dist., G.O. Bonds, 2020 Election, Series 2021-A, Assured Guaranty Municipal insured, 4.00% 2023	1,290	1,374
Municipal Fin. Auth., Educational Rev. Bonds (American Heritage Education Foundation Project), Series 2016-A, 4.00% 2026	200	214
Municipal Fin. Auth., Rev. Bonds (California Institute of the Arts), Series 2021, 4.00% 2033	250	298
Municipal Fin. Auth., Rev. Bonds (California Lutheran University), Series 2018, 5.00% 2026	300	357
Municipal Fin. Auth., Rev. Bonds (Retirement Housing Foundation), Series 2017-A, 5.00% 2024	300	339
Municipal Fin. Auth., Rev. Bonds (University of La Verne), Series 2017-A, 5.00% 2023	750	805
Municipal Fin. Auth., Rev. Bonds (Village Grove Apartments), Series 2013-A, 3.10% 2021 (escrowed to maturity)	1,210	1,213
Municipal Fin. Auth., Rev. Ref. Bonds (Biola University), Series 2013, 5.00% 2022	470	490
Municipal Fin. Auth., Rev. Ref. Bonds (Biola University), Series 2017, 5.00% 2026	335	398
Municipal Fin. Auth., Rev. Ref. Bonds (Harbor Regional Center Project), Series 2015, 5.00% 2022	885	927
Municipal Fin. Auth., Rev. Ref. Bonds (Harbor Regional Center Project), Series 2015, 5.00% 2025	500	586
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2028	750	859
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2029	1,085	1,236
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2035	1,000	1,127
Municipal Fin. Auth., Student Housing Rev. Bonds (CHF-Riverside I, LLC - UCR Student Housing Project), Series 2019, BAM insured, 5.00% 2027	530	642
Murrieta Valley Unified School Dist., G.O. Bonds, 2014 Election, Series 2020, 4.00% 2023	335	357
Murrieta Valley Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2023	2,530	2,727
Northern California Energy Auth., Commodity Supply Rev. Bonds, Series 2018, 4.00% 2049 (put 2024)	2,500	2,709
Oak Park Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2006 Election, Series 2009-B, Assured Guaranty Municipal insured, 0% 2029	605	531
Oakland Unified School Dist., G.O. Bonds, 2006 Election, Series 2016-A, 5.00% 2026	1,325	1,584
Oakland Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2028	1,000	1,230
Oakland Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-A, Assured Guaranty Municipal insured, 4.00% 2034	1,000	1,158
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A, 5.00% 2022	2,000	2,071
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2022	915	947
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2024	1,310	1,471
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2025	3,000	3,486
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015, Assured Guaranty insured, 5.00% 2026	1,125	1,309
Ohlone Community College Dist., G.O. Rev. Ref. Bonds, Series 2012, 5.00% 2023 (preref. 2022)	550	570
County of Orange, Airport Private Activity Rev. Ref. Bonds, Series 2019-B, 5.00% 2025	1,065	1,237

56	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
County of Orange, Airport Private Activity Rev. Ref. Bonds, Series 2019-A, 5.00% 2025	$1,000	$1,161
County of Orange, Airport Rev. Ref. Bonds, Series 2019-A, 5.00% 2022	1,000	1,032
County of Orange, Community Facs. Dist. No. 2016-1 (Village of Esencia), Special Tax Bonds, Series 2016-A, 5.00% 2026	570	673
County of Orange, Sanitation Dist., Wastewater Rev. Ref. Obligations, Series 2021-A, 5.00% 2032	1,500	2,010
County of Orange, Water Dist. Rev. Certs. of Part. (Interim Obligations), Series 2019-A, 2.00% 2023	2,725	2,787
City of Oxnard, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 5.00% 2024	250	279
City of Oxnard, Water Rev. Ref. Bonds, Series 2018, BAM insured, 5.00% 2022	700	719
City of Oxnard, Water Rev. Ref. Bonds, Series 2018, BAM insured, 5.00% 2024	450	502
Oxnard Unified School Dist., G.O. Bonds, 2012 Election, Series 2012-A, Assured Guaranty Municipal insured, 5.00% 2037 (preref. 2022)	500	518
Palomar Health, G.O. Rev. Ref. Bonds, Series 2016-A, 5.00% 2026	630	739
Paramount Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 1998 Election, Series 2001-B, Assured Guaranty Municipal insured, 0% 2025	3,000	2,907
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2026	250	298
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2027	200	244
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2028	285	355
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2029	400	507
Peralta Community College Dist., G.O. Rev. Ref. Bonds, Series 2014-A, 5.00% 2025	2,680	3,006
City of Perris, Joint Powers Auth., Local Agcy. Rev. Ref. Bonds (CFD No. 2001-1 IA No. 4 and No. 5; CFD No. 2005-1 IA No. 4), Series 2017-B, 4.00% 2022	915	940
Perris Union High School Dist., Fncg. Auth., Rev. Bonds, Series 2015, 5.00% 2024	1,000	1,115
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2028	185	222
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2029	200	244
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2030	215	260
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2031	350	421
Pleasant Valley School Dist., G.O. Bonds, 2018 Election, Series A, 5.00% 2029	645	770
Pollution Control Fncg. Auth., Water Facs. Rev. Ref. Bonds (American Water Capital Corp. Project), Series 2020, 0.60% 2040 (put 2023)	3,270	3,266
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2013, 4.00% 2022	440	454
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2022	850	881
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015-B, BAM insured, 5.00% 2022	500	520
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2016-A, 5.00% 2023	885	961
Public Fin. Auth., Electric System Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2023	730	791
Public Fin. Auth., Reassessment Rev. Ref. Bonds, Series 2019, 5.00% 2022	1,115	1,156
Public Fin. Auth., Reassessment Rev. Ref. Bonds, Series 2019, 5.00% 2029	1,000	1,250
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2017, Assured Guaranty Municipal insured, 5.00% 2023	500	542
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2028	450	507
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2029	500	571
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2031	520	605
Public Works Board, Lease Rev. Bonds (Dept. of Corrections, Various State Prisons), Series 2019-D, 5.00% 2028	1,000	1,266
Public Works Board, Lease Rev. Ref. Bonds (Dept. of Corrections, Various State Prisons), Series 2015-A, 5.00% 2023	790	849
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2024	1,650	1,876
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-C, 5.00% 2026	4,060	4,823
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2028	5,005	6,164
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-D, 5.00% 2028	5,000	6,043
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-B, 5.00% 2028	1,415	1,750
City of Rancho Cucamonga, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Rancho Redev. Project Area), Series 2014, Assured Guaranty Municipal insured, 5.00% 2026	600	673
City of Rancho Cucamonga, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Rancho Redev. Project Area), Series 2014, Assured Guaranty Municipal insured, 5.00% 2028	300	335
City of Redding, Joint Powers Fin. Auth., Electric System Rev. Bonds, Series 2015-A, 5.00% 2024	15	17
Rialto Unified School Dist., G.O. Bonds, 2010 Election, Series 2019, 3.00% 2026	600	669
Rialto Unified School Dist., G.O. Bonds, 2010 Election, Series 2019, 3.00% 2027	750	847
City of Richmond, Successor Agcy. to the Redev. Agcy., Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2025	200	224
Rio Elementary School Dist., Community Facs. Dist. No. 1, Special Tax Bonds, Series 2016, BAM insured, 5.00% 2032	240	282
Rio Elementary School Dist., Community Facs. Dist. No. 1, Special Tax Rev. Ref. Bonds, Series 2014, 5.00% 2022	400	415

Private Client Services Funds	57

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Rio Hondo Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2010-C, 0% 2033	$660	$534
County of Riverside, Public Fncg. Auth., Tax Allocation Rev. Bonds (Project Area No. 1, Desert Communities and Interstate 215 Corridor Projects), Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2023	1,075	1,169
County of Riverside, Public Fncg. Auth., Tax Allocation Rev. Ref. Bonds (Hemet Project), Series 2014, BAM insured, 5.00% 2023	500	542
Riverside Community Properties Dev., Inc., Lease Rev. Bonds (Riverside County Law Building Project), Series 2013, 6.00% 2038 (preref. 2023)	2,585	2,876
Riverside Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2025	350	399
Riverside Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2026	400	457
Riverside Unified School Dist., G.O. Bonds, 2016 Election, Series 2019, 4.00% 2029	850	992
City of Roseville, Community Facs. Dist. No. 1 (Westpark), Special Tax Rev. Ref. Bonds, Series 2015, 5.00% 2024	1,000	1,117
City of Sacramento, Municipal Utility Dist., Electric Rev. Bonds, Series 1997-K, AMBAC insured, 5.25% 2024	770	835
County of Sacramento, Airport System Rev. Ref. Bonds, Series 2018-E, 5.00% 2027	1,015	1,247
County of Sacramento, Airport System Rev. Ref. Bonds, Series 2018-E, 5.00% 2030	200	248
County of Sacramento, Sanitation Dist. Fin. Auth., Rev. Ref. Bonds, Series 2021, 5.00% 2032	500	694
Sacramento Unified School Dist., G.O. Bonds, Series 2015, Assured Guaranty Municipal insured, 5.00% 2030	1,000	1,107
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2027	585	683
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2017-E, 5.00% 2027	555	677
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2028	610	723
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2029	635	762
Sacramento Unified School Dist., G.O. Rev. Ref. Bonds, Series 2012, 5.25% 2024	1,300	1,340
San Bernardino Unified School Dist., G.O. Rev. Ref. Bonds, Series 2013-A, Assured Guaranty Municipal insured, 5.00% 2022 (escrowed to maturity)	1,500	1,553
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2027	635	743
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2028	880	1,047
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2029	430	520
City of San Diego, Limited Obligation Rev. Bonds (Sanford Burnham Prebys Medical Discovery Institute Project), Series 2015-A, 5.00% 2022	200	209
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2030	200	263
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2031	150	197
City of San Diego, Public Facs. Fncg. Auth., Water Rev. Bonds, Series 2020-A, 5.00% 2029	500	648
County of San Diego, Community Facs. Dist. No. 2008-1 (Harmony Grove Village), Improvement Area No. 2, Special Tax Bonds, Series 2020-A, 4.00% 2026	255	288
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2027	400	490
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2028	320	401
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2029	585	745
County of San Diego, Regional Airport Auth., Airport Rev. Bonds, Series 2013-A, 5.00% 2023	245	264
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	3,990	4,117
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-A, 5.00% 2028	1,000	1,252
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-A, 5.00% 2029	1,000	1,274
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2031	1,405	1,817
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Bonds, Series 2021-B, 5.00% 2029	320	414
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Green Bonds, Series 2020-A, 5.00% 2028	850	1,073
County of San Diego, Water Auth. Rev. Ref. Bonds, Series 2013-A, 5.00% 2031 (preref. 2022)	900	944
County of San Diego, Water Auth. Rev. Ref. Green Bonds, Series 2021-A, 5.00% 2028	1,000	1,264
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2028	1,285	1,619
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2016-SR-1, 4.00% 2031	3,000	3,435
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2015-R-4, 5.00% 2026	1,000	1,166
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2015-R-4, 5.00% 2027	3,000	3,497
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Bonds, Series 2019-D-2, 5.00% 2024	1,000	1,114

58	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2021-B-2, 5.00% 2031	$2,780	$3,666
City and County of San Francisco, Public Utilities Commission, San Francisco Water Rev. Bonds, Series 2011-A, 5.00% 2029 (preref. 2021)	3,000	3,000
City and County of San Francisco, Successor Agcy. to the Redev. Agcy., Special Tax Rev. Ref. Bonds (San Francisco Redev. Projects), Series 2014-C, 5.00% 2022	305	316
City of San Francisco, Bay Area Rapid Transit Dist., G.O. Bonds, 2016 Election, Series 2020-C-1, 5.00% 2027	1,500	1,859
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2023	2,510	2,701
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2027	1,525	1,871
San Francisco Unified School Dist., G.O. Bonds, 2016 Election, Series 2020-B, 4.00% 2022	1,000	1,024
San Francisco Unified School Dist., G.O. Bonds, 2016 Election, Series 2020-B, 4.00% 2029	1,000	1,192
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2022	25	26
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2023	40	43
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2024	65	72
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2025	90	103
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2026	155	183
San Joaquin Hills Transportation Corridor Agcy., Toll Road Rev. Ref. Bonds, Capital Appreciation Bonds, Series 1993, National insured, 0% 2022 (escrowed to maturity)	5,000	4,998
San Joaquin Hills Transportation Corridor Agcy., Toll Road Rev. Ref. Bonds, Capital Appreciation Bonds, Series 1997-A, National insured, 0% 2025	285	278
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2029	500	633
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2030	250	322
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-B, 5.00% 2032	1,250	1,639
City of San Jose, Fin. Auth., Lease Rev. Ref. Bonds (Civic Center Project), Series 2013-A, 5.00% 2030 (preref. 2023)	1,625	1,747
City of San Jose, G.O. Bonds (Disaster Preparedness, Public Safety and Infrastructure), Series 2021-A, 5.00% 2030	2,250	2,993
San Jose Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006-C, National insured, 0% 2025	795	776
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2022	500	518
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2023	375	406
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2024	500	565
San Ramon Valley Unified School Dist., G.O. Bonds, 2012 Election, Series 2018, 5.00% 2024	1,000	1,127
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2022	310	322
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2024	530	592
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2025	375	418
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Malibu Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2024	1,235	1,361
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Malibu Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025	345	391
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025	405	459
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2027	500	590
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2029	500	609
Saugus Union School Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2006, FGIC-National insured, 0% 2024	1,210	1,187
Saugus Union School Dist., Saugus/Hart School Facs. Fin. Auth., Community Facs. Dist. No. 2006-1, Special Tax Rev. Bonds, Series 2016, 5.00% 2024	500	558
Saugus Union School Dist., Saugus/Hart School Facs. Fin. Auth., Community Facs. Dist. No. 2006-1, Special Tax Rev. Bonds, Series 2016, 5.00% 2025	1,110	1,275
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 4.00% 2027[2]	740	831
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 4.00% 2029[2]	805	894
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 5.00% 2031[2]	875	1,008
School Fin. Auth., School Fac. Rev. Bonds (Kipp LA Projects), Series 2017-A, 5.00% 2027[2]	600	719
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2014-A, 4.125% 2024	940	992
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2017-A, 5.00% 2024[2]	585	648
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2015-A, 3.625% 2025[2]	600	634
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2017-A, 5.00% 2026[2]	505	591
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2022[2]	200	206
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2023[2]	225	241
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2024[2]	130	144
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2024[2]	100	111

Private Client Services Funds	59

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2025[2]	$150	$171
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2025[2]	105	120
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2026[2]	110	129
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2026[2]	105	123
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2027[2]	220	264
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2027[2]	100	120
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2028[2]	100	122
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2029[2]	100	124
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2030[2]	100	126
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2023	150	155
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2024	145	150
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2025	365	378
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2026	150	155
City of Signal Hill, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2015-A, BAM insured, 5.00% 2023	500	544
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2019-A, 3.00% 2024	4,065	4,259
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2021-B, 0.50% 2026	5,040	4,998
Solano Community College Dist., G.O. Bonds, 2015 Election, Series 2013-A, 4.375% 2047 (preref. 2023)	595	638
South Placer Wastewater Auth., Wastewater Rev. Ref. Bonds, Series 2020, 5.00% 2031	2,885	3,825
South Placer Wastewater Auth., Wastewater Rev. Ref. Bonds, Series 2020, 5.00% 2032	500	675
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2027	1,100	1,362
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2026	200	241
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2027	400	495
Stanislaus Union School Dist., G.O. Rev. Ref. Bonds, Series 2019, BAM insured, 5.00% 2025	500	582
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Harriet Tubman Terrace Apartments), Series 2021-Q, 0.24% 2024 (put 2023)	7,000	6,990
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	5,000	4,998
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2015-A, 5.00% 2025	750	862
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2015-A, 5.00% 2028	2,085	2,447
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2034	975	1,184
Statewide Communities Dev. Auth., Rev. Bonds (American Baptist Homes of the West), Series 2015, 5.00% 2023	1,110	1,203
Statewide Communities Dev. Auth., Rev. Bonds (Cottage Health System Obligated Group), Series 2015, 5.00% 2043 (preref. 2024)	5,000	5,694
Statewide Communities Dev. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2014, Assured Guaranty Municipal insured, 5.00% 2022	750	782
Statewide Communities Dev. Auth., Rev. Bonds (Jewish Home of San Francisco), Series 2016, 5.00% 2026	575	693
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025	310	311
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Episcopal Communities and Services), Series 2012, 5.00% 2024	300	307
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Huntington Memorial Hospital), Series 2014-B, 5.00% 2026	200	224
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Methodist Hospital of Southern California), Series 2018, 5.00% 2023	500	526
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Methodist Hospital of Southern California), Series 2018, 5.00% 2024	390	427
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Rady Children’s Hospital), Series 2016-B, 5.00% 2028	860	1,081
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B CHF-Irvine, LLC), Series 2021, BAM insured, 5.00% 2031	3,000	3,958
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B CHF-Irvine, LLC), Series 2021, BAM insured, 5.00% 2032	3,500	4,588
Statewide Communities Dev. Auth., Student Housing Rev. Ref. Bonds (CHF-Irvine, LLC - University of California, Irvine East Campus Apartments), Series 2016, 5.00% 2022	1,000	1,026
Stockton Unified School Dist., G.O. Bonds, 2012 Election, Series 2018-C, BAM insured, 5.00% 2030	2,145	2,681
City of Suisun, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-B, BAM insured, 5.00% 2022	400	417

60	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Sweetwater Union High School Dist., G.O. Bonds, 2006 Election, Series 2006, 4.00% 2026	$515	$573
Sweetwater Union High School Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2025	1,715	1,918
Sweetwater Union High School Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2026	6,000	6,691
Tobacco Securitization Auth. of Northern California, Tobacco Settlement Asset-Backed Rev. Ref. Senior Bonds (Sacramento County Tobacco Securitization Corp.), Series 2021-A-1, 5.00% 2024	1,250	1,391
Tobacco Securitization Auth. of Southern California, Tobacco Settlement Asset-Backed Rev. Ref. Bonds (San Diego County Tobacco Asset Securitization Corp.), Series 2019-A, 5.00% 2025	1,000	1,151
City of Tracy, Successor Agcy. to the Community Dev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2030	545	628
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2027	600	737
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2028	700	879
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2029	660	845
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2030	300	386
City of Tustin, Community Facs. Dist. No. 06-1 (Tustin Legacy/Columbus Villages), Special Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2024	860	973
Tustin Unified School Dist., Community Facs. Dist. No. 88-1, Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2022	830	862
Twin Rivers Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 5.00% 2024	400	447
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, National insured, 0% 2022	175	174
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, MBIA insured, 0% 2023	1,500	1,486
Union City, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-A, 5.00% 2023	375	409
Regents of the University of California, G.O. Rev. Bonds, Series 2013-AK, 5.00% 2048 (put 2023)	2,000	2,146
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2031	1,150	1,511
Val Verde Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-A, Assured Guaranty Municipal insured, 4.00% 2023	600	637
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2016-B, 3.50% 2045	1,055	1,111
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2019-A, 4.00% 2049	2,810	3,060
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2020-A, 3.00% 2050	4,975	5,339
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2017-CQ, 4.00% 2047	1,380	1,481
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2018-CR, 4.00% 2048	4,770	5,164
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2019-CS, 4.00% 2049	2,675	2,908
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2020-CT, 3.00% 2050	4,980	5,345
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2016-CN, 3.50% 2045	680	710
Victor Valley Union High School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 4.00% 2024	730	801
Victor Valley Union High School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 4.00% 2026	270	311
City of Vista, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-B-1, Assured Guaranty Municipal insured, 5.00% 2022	340	353
City of Vista, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-B-1, Assured Guaranty Municipal insured, 4.00% 2025	400	451
West Basin Municipal Water Dist., Rev. Ref. Bonds, Series 2021-A, 5.00% 2030	1,065	1,408
West Basin Municipal Water Dist., Rev. Ref. Bonds, Series 2021-A, 5.00% 2031	745	1,006
West Contra Costa Unified School Dist., G.O. Bonds, 2010 Election, Series 2020-F, Assured Guaranty Municipal insured, 4.00% 2028	600	715
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2030	900	1,098
West Contra Costa Unified School Dist., G.O. Rev. Ref. Bonds, 2005 Election, Series 2008-B, 6.00% 2027	3,000	3,846
West Kern Community College Dist., G.O. Rev. Ref. Bonds, Series 2019, BAM insured, 4.00% 2032	2,700	3,217
Westminster School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2009-A-1, Assured Guaranty insured, 0% 2023	1,000	994
Whittier City School Dist., G.O. Rev. Ref. Bonds, Series 2016, 4.00% 2030	825	941
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2029	215	258

Private Client Services Funds	61

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2030	$235	$280
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2031	260	309
Yosemite Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2010-D, 0% 2031	500	428
		559,873

Missouri 0.02%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038	95	101

Texas 0.08%
County of Tarrant, Cultural Education Facs. Fin. Corp., Rev. Ref. Bonds (Christus Health), Series 2018-A, 5.00% 2024	500	558

United States 0.49%
Freddie Mac, Multi Family Mortgage Bonds, Series 2019-ML-05, Class ACA, 3.35% 2033	2,911	3,242

Total bonds, notes & other debt instruments (cost: $553,137,000)		563,774

Short-term securities 13.64%
Municipals 13.64%
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-A, 0.02% 2035[1]	15,765	15,765
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-B, 0.02% 2035[1]	4,000	4,000
State of California, Irvine Ranch Water Dist. Nos. 105, 140, 240 and 250, Consolidated G.O. Bonds, Series 1993, 0.01% 2033[1]	5,700	5,700
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023	2,000	1,990
State of California, City of Los Angeles, Dept. of Water and Power, Power System Demand Rev. Bonds, Series 2002-A-2, 0.01% 2035[1]	7,500	7,500
State of California, City of Los Angeles, Dept. of Water and Power, Power System Demand Rev. Bonds, Series 2002-A-1, 0.01% 2035[1]	2,500	2,500
State of California, City of Los Angeles, Dept. of Water and Power, Rev. Bonds, Series 2021-A-1, 0.02% 2050[1]	8,500	8,500
State of California, City of Los Angeles, Dept. of Water and Power, Water System Bonds, Series 2019-A, 0.01% 2049[1]	5,200	5,200
State of California, County of Los Angeles, Schools Pooled Fncg. Program, Certs. of Parts., Series 2021-B, 2.00% 12/30/2021	6,000	6,018
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-2, 0.02% 2037[1]	3,605	3,605
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-1, 0.02% 2037[1]	750	750
State of California, Municipal Fin. Auth., Pollution Control Rev. Ref. Bonds (Chevron U.S.A., Inc. Project), Series 2005, 0.02% 2025[1]	3,000	3,000
State of California, County of Riverside, Tax and Rev. Anticipation Notes, Series 2021, 2.00% 6/30/2022	5,000	5,063
State of California, Statewide Communities Dev. Auth., Pollution Control Rev. Ref. Bonds (Chevron U.S.A., Inc. Project), Series 2002, 0.02% 2024[1]	2,435	2,435
State of California, City of Stockton, Public Fncg. Auth., Wastewater Bond Anticipation Notes, Series 2019, 1.40% 6/1/2022	4,525	4,527
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-4, 0.01% 2048[1]	11,295	11,295
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-1, 0.02% 2032[1]	2,755	2,755

Total short-term securities (cost: $90,579,000)		90,603
Total investment securities 98.53% (cost: $643,716,000)		654,377
Other assets less liabilities 1.47%		9,753

Net assets 100.00%		$664,130

62	Private Client Services Funds

Capital Group California Core Municipal Fund

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	[3]	Value at 10/31/2021 (000)	[4]	Unrealized appreciation at 10/31/2021 (000)
10 Year U.S. Treasury Note Futures	Short	63	December 2021	$(6,300)		$(8,234)		$94

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[2]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $7,326,000, which represented 1.10% of the net assets of the fund.
[3]	Notional amount is calculated based on the number of contracts and notional contract size.
[4]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

Private Client Services Funds	63

Capital Group California Short-Term Municipal Fund

Investment portfolio October 31, 2021

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.

Bonds, notes & other debt instruments 85.57%	Principal amount (000)	Value (000)
California 85.57%
City of Alhambra, Rev. Ref. Bonds (Atherton Baptist Homes Project), Series 2016, 5.00% 2023	$450	$474
Alvord Unified School Dist., G.O. Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2022	500	518
City of Anaheim, Housing and Public Improvements Auth., Rev. Bonds (Electric Utility Distribution System Improvements), Series 2020-A, 5.00% 2022	230	240
City of Anaheim, Housing and Public Improvements Auth., Rev. Bonds (Electric Utility Distribution System Improvements), Series 2020-A, 5.00% 2023	200	218
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Sharp HealthCare), Series 2012-A, 5.00% 2023 (preref. 2022)	1,640	1,660
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2013-S-4, 5.00% 2043 (preref. 2023)	1,525	1,629
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-A, 2.00% 2056 (put 2028)	1,000	1,055
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2017-S-7, 5.00% 2024	1,000	1,112
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2012-F-1, 5.00% 2031 (preref. 2022)	1,365	1,392
City of Beaumont, Wastewater Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2022	225	234
City of Burbank, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015, BAM insured, 5.00% 2022	500	526
Burlingame Elementary School Dist., G.O. Bonds, 2020 Election, Series A, 3.00% 2022	600	613
Trustees of the California State University, Systemwide Rev. Bonds, Series 2018-A, 5.00% 2023	1,045	1,144
Trustees of the California State University, Systemwide Rev. Bonds, Series 2013-A, 5.00% 2023	400	438
Trustees of the California State University, Systemwide Rev. Bonds, Series 2020-A, 5.00% 2024	800	911
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-3, 4.00% 2051 (put 2023)	1,650	1,740
Chino Basin Regional Fin. Auth., Rev. Notes (Inland Empire Utilities Interim Fncg.), Series 2020-B, 4.00% 2025	1,500	1,695
Coast Community College Dist., G.O. Bonds, Capital Appreciation Bonds, Series 2006-B, Assured Guaranty insured, 0% 2026	1,205	1,157
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 4.00% 2022	1,350	1,379
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 5.00% 2025	125	144
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 5.00% 2027	500	609
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2024	400	435
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2025	410	456
East Side Union High School Dist., G.O. Rev. Ref. Bonds, Series 2020, BAM insured, 5.00% 2025	845	990
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2023	255	271
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2025	275	304
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2026	285	319
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 5.00% 2024	225	253
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 5.00% 2026	300	361
Educational Facs. Auth., Rev. Bonds (Chapman University), Series 2021-A, 5.00% 2025	425	490
County of El Dorado, Community Facs. Dist. No. 1992-1 (El Dorado Hills Dev.), Special Tax Rev. Ref. Bonds, Series 2012, 5.00% 2022	845	879

64	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Fowler Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 4.00% 2024	$745	$817
County of Fresno, Central Unified School Dist., G.O. Bonds, 2020 Election, Series 2021-A, 4.00% 2024	395	435
Fresno Joint Powers Fin. Auth., Rev. Ref. Bonds (Master Lease Projects), Series 2017-A, Assured Guaranty Municipal insured, 5.00% 2022	1,350	1,375
G.O. Bonds, Series 2021, 5.00% 2027	1,475	1,829
G.O. Bonds, Series 2013-E, (SIFMA Municipal Swap Index + 0.43%) 0.48% 2029 (put 2023)[1]	500	501
Glendale Community College Dist., G.O. Rev. Ref. Bonds, 2016 Election, Series 2020-B, 4.00% 2023	500	533
Glendale Unified School Dist., G.O. Bonds, 2011 Election, Series 2020-E, 4.00% 2024	475	524
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2017A-1, 5.00% 2022	1,500	1,539
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2018-A, 5.00% 2022 (escrowed to maturity)	1,000	1,028
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2024	410	436
Health Facs. Fncg. Auth., Rev. Bonds (El Camino Hospital), Series 2017, 5.00% 2025	400	466
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)	1,000	1,048
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-A, 5.00% 2022	300	313
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-B-3, 2.00% 2036 (put 2025)	1,000	1,057
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-B-2, 4.00% 2036 (put 2024)	110	122
Health Facs. Fncg. Auth., Rev. Bonds (Stanford Health Care), Series 2021-A, 3.00% 2054 (put 2025)	1,475	1,610
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2022 (escrowed to maturity)	200	210
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2023	1,275	1,396
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2025	400	470
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2026 (preref. 2025)	275	325
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2046 (preref. 2025)	250	296
Health Facs. Fncg. Auth., Rev. Green Bonds (Kaiser Permanente), Series 2017-C, 5.00% 2031 (put 2022)	1,150	1,205
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Adventist Health System/West), Series 2016-A, 4.00% 2022	300	304
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2022-A, 5.00% 2024	680	737
Health Facs. Fncg. Auth., Rev. Ref. Bonds (St. Joseph Health System), Series 2009-D, 1.70% 2033 (put 2022)	750	761
Health Facs. Fncg. Auth., Rev. Ref. Bonds (St. Joseph Health System), Series 2009-C, 5.00% 2034 (put 2022)	1,200	1,255
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Hospital and Clinics), Series 2008-A-3, 5.50% 2040 (preref. 2021)	1,500	1,503
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Sutter Health), Series 2016-B, 5.00% 2026	700	847
Hemet Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 4.00% 2024	500	549
Infrastructure and Econ. Dev. Bank, Rev. Bonds (Stanford Consortium Project), Series 2016-A, 5.00% 2022	265	272
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Segerstrom Center for the Arts), Series 2016-B, 5.00% 2023	1,000	1,075
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (The Broad), Series 2021-A, 5.00% 2026	585	702
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2015, 5.00% 2024	965	1,093
County of Kern, Water Agcy., Improvement Dist. No. 4, Water Rev. Ref. Bonds, Series 2016-A, Assured Guaranty Municipal insured, 5.00% 2023	800	857
Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bonds, 2016 Election, Series 2020-C, 4.00% 2026	645	745
Kings Canyon Joint Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	470	487
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2022	270	278
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2023	260	277
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2024	425	468
Lake Elsinore Facs. Fin. Auth., Local Agcy. Rev. Ref. Bonds, Series 2021-B, Assured Guaranty Municipal insured, 4.00% 2026	195	224
Lake Elsinore Facs. Fin. Auth., Local Agcy. Rev. Ref. Bonds, Series 2021-B, Assured Guaranty Municipal insured, 4.00% 2027	210	245
Los Altos Union High School Dist., G.O. Bonds, Capital Appreciation Bonds, Series 1997-C, National insured, 0% 2022	460	460
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2021-B, 3.00% 2022	1,000	1,019
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2013-A, 5.00% 2022	590	609
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2014-D, 4.00% 2023	500	531
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2019-B, 5.00% 2023	1,000	1,079
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2014-B, 5.00% 2023	825	891
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2016-B, 5.00% 2024	800	900
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2025	500	583
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2026	300	361
City of Los Angeles, Solid Waste Resources Rev. Bonds, Series 2013-A, 2.00% 2023	500	511

Private Client Services Funds	65

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2024	$1,000	$1,122
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2025	1,500	1,745
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2026	400	481
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-RYQ, 5.00% 2025	750	873
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2017-A, 5.00% 2025	1,000	1,164
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014-A, 5.00% 2022	250	258
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015-A, 5.00% 2023	685	739
Mammoth Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 1998 Election, Series 2000, AMBAC insured, 0% 2023	1,000	991
Menifee Union School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, BAM insured, 4.00% 2022	250	256
Menifee Union School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2026	755	852
Merced City School Dist., G.O. Bonds, Capital Appreciation Bonds, 2003 Election, Series 2005, MBIA insured, 0% 2023	1,065	1,056
Modesto Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2016, 5.00% 2023	160	174
Modesto Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2021, 5.00% 2026	635	763
Mountain View Whisman School Dist., G.O. Bonds, 2012 Election, Series 2016-B, 5.00% 2025	610	716
Municipal Fin. Auth., Solid Waste Rev. Ref. Bonds (Republic Services, Inc. Project), Capital Appreciation Bonds, Series 2010, Assured Guaranty Municipal insured, 0% 2023	260	258
Municipal Fin. Auth., Student Housing Rev. Bonds (CHF-Davis II, LLC - Orchard Park Student Housing Project), Series 2021, BAM insured, 5.00% 2025	400	459
Napa Valley Unified School Dist., G.O. Rev. Ref. Bonds, Series 2013, 5.00% 2024 (preref. 2023)	250	271
New Haven Unified School Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2012, Assured Guaranty Municipal insured, 0% 2023	965	956
Newport Mesa Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2007, National insured, 0% 2022	1,000	999
Northern California Energy Auth., Commodity Supply Rev. Bonds, Series 2018, 4.00% 2049 (put 2024)	1,000	1,084
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A, 5.00% 2022	1,000	1,035
County of Orange, Sanitation Dist., Wastewater Rev. Ref. Obligations, Series 2021-A, 5.00% 2026	1,750	2,082
County of Orange, Transportation Auth., Bond Anticipation Notes (I-405 Improvement Project), Series 2021, 5.00% 2024	1,185	1,345
County of Orange, Water Dist. Rev. Ref. Bonds, Series 2019-C, 5.00% 2024	500	565
Pasadena Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, 5.00% 2024	655	739
Peralta Community College Dist., G.O. Bonds, 2006 Election, Series 2020-E-1, 5.00% 2025	1,000	1,166
City of Perris, Joint Powers Auth., Local Agcy. Rev. Ref. Bonds (CFD No. 2001-1 IA No. 4 and No. 5; CFD No. 2005-1 IA No. 4), Series 2017-B, 5.00% 2024	990	1,105
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2024	240	265
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2025	400	453
Pittsburg Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2010 Election, Series 2012-C, 0% 2047 (preref. 2022)	200	47
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2026	440	479
Public Works Board, Lease Rev. Bonds (Various Capital Projects), Series 2014-E, 5.00% 2022	500	520
Public Works Board, Lease Rev. Bonds (Various Capital Projects), Series 2011-A, 5.00% 2027	1,025	1,026
Public Works Board, Lease Rev. Ref. Bonds (Dept. of State Hospitals), Series 2016-E, 5.00% 2025	1,000	1,072
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2020-E, 5.00% 2024	1,000	1,137
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2024	505	574
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-B, 5.00% 2024	330	374
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2025	1,330	1,517
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2027	250	302
Public Works Board, Lease Rev. Ref. Bonds (Various State Office Buildings), Series 2015-F, 5.00% 2024	150	167
Ravenswood City School Dist., G.O. Bonds, 2016 Election, Series 2016, 5.00% 2023	445	482
City of Redding, Electric System Rev. Ref. Bonds, Series 2018, 5.00% 2022	725	745
City of Richmond, Wastewater Rev. Ref. Bonds, Series 2019-B, 5.00% 2023	940	1,019
County of Riverside, Infrastructure Fncg. Auth., Lease Rev. Ref. Bonds, Series 2015-A, 5.00% 2021	850	850
County of Riverside, Infrastructure Fncg. Auth., Lease Rev. Ref. Bonds, Series 2015-A, 5.00% 2021 (escrowed to maturity)	150	150
Riverside Unified School Dist., G.O. Bonds, 2016 Election, Series 2019, 4.00% 2024	125	138
Robla School Dist., G.O. Bonds, 2018 Election, Series 2019-A, Assured Guaranty Municipal insured, 4.00% 2022	740	761
City of Roseville, Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2016, 4.00% 2022	620	639

66	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
City of Sacramento, Municipal Utility Dist., Electric Rev. Bonds, Series 1997-K, AMBAC insured, 5.25% 2024	$115	$125
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2023	450	478
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2024	520	569
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2026	490	564
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2027	255	316
City of San Diego, Public Fin. Auth., Water Rev. Bonds, Series 2020-A, 5.00% 2022	335	347
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2023	500	539
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2024	500	561
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022	1,000	1,032
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Bonds, Series 2021-B, 5.00% 2026	140	167
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-A, 5.00% 2025	1,000	1,160
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Bonds, Series 2019-D-2, 5.00% 2024	2,000	2,229
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2009-D-2, 4.00% 2023 (escrowed to maturity)	400	422
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2016-A-2, 5.00% 2024	400	446
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2019-D-2, 5.00% 2026	500	596
City and County of San Francisco, G.O. Bonds (Earthquake Safety and Emergency Response), Series 2021-E-1, 5.00% 2025	815	949
City and County of San Francisco, Public Utilities Commission, San Francisco Water Rev. Bonds, Series 2011-A, 5.00% 2029 (preref. 2021)	1,000	1,000
City and County of San Francisco, Public Utilities Commission, Wastewater Rev. Green Bonds, Series 2018-C, 2.125% 2048 (put 2023)	1,000	1,026
City and County of San Francisco, Successor Agcy. to the Redev. Agcy., Special Tax Rev. Ref. Bonds (San Francisco Redev. Projects), Series 2014-C, 5.00% 2022	250	259
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2024	865	968
San Gabriel Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2012-B, 0% 2023	200	198
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2026	440	522
City of San Jose, Fin. Auth., Lease Rev. Ref. Bonds (Civic Center Project), Series 2013-A, 5.00% 2030 (preref. 2023)	2,000	2,150
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2022	155	161
Santa Monica-Malibu Unified School Dist., Certs. of Part., Capital Appreciation Notes, Series 2001-C, National insured, 0% 2022	100	100
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2024	485	535
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025	335	380
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2025	1,050	1,187
Semitropic Water Storage Dist., Water Banking Rev. Ref. Bonds, Series 2012-A, 5.00% 2035 (preref. 2022)	1,325	1,393
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2019-A, 3.00% 2024	2,500	2,620
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2021-B, 0.50% 2026	2,025	2,008
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2025	1,000	1,166
Southern California Public Power Auth., Rev. Ref. Bonds (Milford Wind Corridor Phase I Project), Series 2019-1, 5.00% 2022	200	206
Southern California Public Power Auth., Rev. Ref. Green Bonds (Linden Wind Energy Project), Series 2020-A, 5.00% 2024	550	606
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024	520	585
Southwestern Community College Dist., G.O. Rev. Ref. Bonds (2019 Crossover), Series 2016-B, 4.00% 2022	310	319
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2022	265	274
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2021	150	150
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2023	250	268
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-B, 4.00% 2023	660	708
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Harriet Tubman Terrace Apartments), Series 2021-Q, 0.24% 2024 (put 2023)	2,000	1,997

Private Client Services Funds	67

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
California (continued)
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)	$1,000	$1,000
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018, 5.00% 2022	150	152
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2023	135	144
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2024	200	222
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2025	415	477
Statewide Communities Dev. Auth., Rev. Bonds (Cottage Health System Obligated Group), Series 2015, 5.00% 2043 (preref. 2024)	1,500	1,708
Statewide Communities Dev. Auth., Rev. Bonds (Huntington Memorial Hospital), Series 2018, 5.00% 2022	700	722
Statewide Communities Dev. Auth., Rev. Bonds (Huntington Memorial Hospital), Series 2018, 5.00% 2026	325	387
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025	155	155
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B CHF-Irvine, LLC), Series 2021, BAM insured, 5.00% 2029	1,865	2,379
City of Stockton, Public Fncg. Auth., Water Rev. Ref. Green Bonds, Series 2018-A, BAM insured, 5.00% 2022	1,210	1,260
Torrance Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2009-B-1, 0% 2023	250	248
City of Tracy, Successor Agcy. to the Community Dev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022	450	465
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2025	500	583
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2026	550	659
Twin Rivers Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 5.00% 2027	225	269
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, MBIA insured, 0% 2023	440	436
Regents of the University of California, G.O. Rev. Bonds, Series 2013-AK, 5.00% 2048 (put 2023)	1,000	1,073
Regents of the University of California, Limited Project Rev. Bonds, Series 2012-G, 5.00% 2022	150	154
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026	2,500	2,930
Val Verde Unified School Dist., G.O. Bonds, 2020 Election, Series 2020-A, BAM insured, 4.00% 2023	450	478
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2016-B, 3.50% 2045	465	490
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2019-A, 4.00% 2049	1,310	1,427
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2020-A, 3.00% 2050	995	1,068
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2017-CQ, 4.00% 2047	655	703
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2018-CR, 4.00% 2048	1,195	1,294
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2020-CT, 3.00% 2050	1,990	2,136
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2016-CN, 3.50% 2045	680	710
Dept. of Water Resources, Water System Rev. Bonds (Central Valley Project), Series 2021-BD, 5.00% 2025	1,000	1,183
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2024	300	329
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2026	640	737
West Contra Costa Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A-1, 5.00% 2024	250	281
Western Riverside Water and Wastewater Fncg. Auth., Local Agcy. Rev. Ref. Bonds, Series 2016-A, 5.00% 2022	100	104
City of Westminster, Successor Agcy. to the Redev. Agcy., Commercial Redev. Project No. 1, Tax Allocation Rev. Ref. Bonds, Series 2016-B, BAM insured, 4.00% 2022	120	124
Whittier Union High School Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2022	300	311
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, 4.00% 2026	160	184
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2027	180	210
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2028	200	237

Total bonds, notes & other debt instruments (cost: $154,232,000)		155,490

Short-term securities 15.60%
Municipals 15.60%
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-A, 0.02% 2035[1]	8,700	8,700
State of California, City of Los Angeles, Dept. of Water and Power, Power System Rev. Ref. Bonds, Series 2001-B-3, 0.01% 2034[1]	1,300	1,300
State of California, City of Los Angeles, Dept. of Water and Power, Rev. Bonds, Series 2021-A-1, 0.02% 2050[1]	4,000	4,000

68	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Short-term securities (continued)	Principal amount (000)	Value (000)
Municipals (continued)
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-2, 0.02% 2037[1]	$3,500	$3,500
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.02% 2042[1]	1,350	1,350
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-4, 0.01% 2048[1]	3,600	3,600
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-1, 0.02% 2048[1]	1,000	1,000
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-2, 0.01% 2032[1]	3,000	3,000
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-1, 0.02% 2032[1]	1,900	1,900

Total short-term securities (cost: $28,351,000)		28,350

Total investment securities 101.17% (cost: $182,583,000)		183,840
Other assets less liabilities (1.17%)		(2,121)

Net assets 100.00%		$181,719

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.

Key to abbreviations and symbol

Agcy. = Agency

AMT = Alternative Minimum Tax

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

IAM = Interest at Maturity

LIBOR = London Interbank Offered Rate

LOC = Letter of Credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD/$ = U.S. dollars

Private Client Services Funds	69

Capital Group Core Bond Fund

Investment portfolio October 31, 2021

Portfolio by type of security	Percent of net assets

Portfolio quality summary*	Percent of net assets
U.S. Treasury and agency†	42.25%
AAA/Aaa	20.93
AA/Aa	9.15
A/A	14.63
BBB/Baa	8.72
Short-term securities & other assets less liabilities	4.32

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies. The ratings are not covered by the Report of Independent Registered Public Accounting Firm.
†	These securities are guaranteed by the full faith and credit of the U.S. government.

Bonds, notes & other debt instruments 95.68%	Principal amount (000)		Value (000)
U.S. Treasury bonds & notes 39.51%
U.S. Treasury 30.40%
U.S. Treasury 1.875% 2021	$500		$501
U.S. Treasury 2.125% 2021	1,000		1,003
U.S. Treasury 0.125% 2022	27,000		27,008
U.S. Treasury 1.50% 2022	1,920		1,943
U.S. Treasury 1.75% 2022	—	[1]	—	[1]
U.S. Treasury 1.875% 2022	3,745		3,784
U.S. Treasury 2.125% 2022	3,000		3,041
U.S. Treasury 0.125% 2023	10,000		9,986
U.S. Treasury 0.125% 2023	2,000		1,983
U.S. Treasury 0.25% 2023	2,610		2,605
U.S. Treasury 0.25% 2023	437		435
U.S. Treasury 1.25% 2023	1,000		1,015
U.S. Treasury 1.375% 2023[2]	1,275		1,296
U.S. Treasury 1.375% 2023	1,000		1,017
U.S. Treasury 1.75% 2023	1,000		1,022
U.S. Treasury 2.00% 2023	2,000		2,045
U.S. Treasury 2.125% 2023	3,415		3,528
U.S. Treasury 2.25% 2023	500		518
U.S. Treasury 2.50% 2023	1,050		1,089
U.S. Treasury 2.75% 2023	4,542		4,706
U.S. Treasury 2.75% 2023	2,250		2,353
U.S. Treasury 0.375% 2024	22,000		21,790
U.S. Treasury 1.75% 2024	4,000		4,117
U.S. Treasury 2.00% 2024	3,288		3,405
U.S. Treasury 2.00% 2024	2,480		2,566
U.S. Treasury 2.125% 2024	5,000		5,202
U.S. Treasury 2.125% 2024[2]	3,500		3,627
U.S. Treasury 2.25% 2024[2]	3,713		3,863
U.S. Treasury 2.25% 2024	1,820		1,889

70	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 2.75% 2024	$2,500	$2,624
U.S. Treasury 0.50% 2025	4,452	4,398
U.S. Treasury 1.375% 2025	8,128	8,276
U.S. Treasury 2.00% 2025	2,000	2,077
U.S. Treasury 2.625% 2025	6,600	7,028
U.S. Treasury 7.625% 2025[2]	750	917
U.S. Treasury 0.50% 2026	3,500	3,414
U.S. Treasury 0.75% 2026	1,150	1,132
U.S. Treasury 0.75% 2026	32	31
U.S. Treasury 0.875% 2026	7,428	7,327
U.S. Treasury 1.625% 2026	3,000	3,070
U.S. Treasury 1.75% 2026[2]	12,140	12,485
U.S. Treasury 1.125% 2027	477	475
U.S. Treasury 2.25% 2027	8,420	8,860
U.S. Treasury 2.25% 2027	2,200	2,316
U.S. Treasury 2.625% 2029	5,660	6,121
U.S. Treasury 1.25% 2031	6,971	6,777
		194,665

U.S. Treasury inflation-protected securities 9.11%
U.S. Treasury Inflation-Protected Security 0.125% 2022[3]	12,151	12,387
U.S. Treasury Inflation-Protected Security 0.125% 2025[3]	10,746	11,590
U.S. Treasury Inflation-Protected Security 0.125% 2026[3]	14,301	15,582
U.S. Treasury Inflation-Protected Security 0.875% 2029[3]	4,958	5,763
U.S. Treasury Inflation-Protected Security 0.125% 2030[2,3]	11,775	13,053
		58,375

Total U.S. Treasury bonds & notes		253,040

Corporate bonds, notes & loans 27.60%
Financials 7.13%
ACE INA Holdings, Inc. 2.875% 2022	150	153
ACE INA Holdings, Inc. 3.35% 2026	45	49
ACE INA Holdings, Inc. 4.35% 2045	50	64
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 2.45% 2026	1,637	1,653
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.00% 2028	1,190	1,207
Allstate Corp. 0.75% 2025	637	624
Allstate Corp. 3.28% 2026	175	189
American International Group, Inc. 2.50% 2025	2,000	2,078
American International Group, Inc. 3.40% 2030	1,021	1,107
Bank of America Corp. 1.197% 2026 (USD-SOFR + 1.01% on 10/24/2025)[4]	1,108	1,090
Bank of America Corp. 1.734% 2027 (USD-SOFR + 0.96% on 7/22/2026)[4]	1,740	1,729
Bank of America Corp. 1.922% 2031 (USD-SOFR + 1.37% on 10/24/2030)[4]	1,385	1,322
Bank of America Corp. 2.687% 2032 (USD-SOFR + 1.32% on 4/22/2031)[4]	748	758
BNP Paribas 2.159% 2029 (USD-SOFR + 1.218% on 9/15/2028)[4,5]	475	467
Citigroup, Inc. 4.45% 2027	400	450
Citigroup, Inc. 2.572% 2031 (USD-SOFR + 2.107% on 6/3/2030)[4]	1,283	1,294
Citigroup, Inc. 2.666% 2031 (USD-SOFR + 1.146% on 1/29/2030)[4]	502	511
Credit Suisse Group AG 3.80% 2023	500	524
GE Capital Funding, LLC 3.45% 2025	1,000	1,070
Goldman Sachs Group, Inc. 0.925% 2024 (USD-SOFR + 0.50% on 10/21/2023)[4]	1,545	1,544
Goldman Sachs Group, Inc. 3.272% 2025 (3-month USD-LIBOR + 1.201% on 9/29/2024)[4]	1,385	1,462
Goldman Sachs Group, Inc. 0.855% 2026 (USD-SOFR + 0.609% on 2/12/2025)[4]	400	393
Goldman Sachs Group, Inc. 1.093% 2026 (USD-SOFR + 0.789% on 12/9/2025)[4]	750	732
Goldman Sachs Group, Inc. 1.948% 2027 (USD-SOFR + 0.913% on 10/21/2026)[4]	679	680
Goldman Sachs Group, Inc. 3.814% 2029 (3-month USD-LIBOR + 1.158% on 4/23/2028)[4]	725	795
Goldman Sachs Group, Inc. 1.992% 2032 (USD-SOFR + 1.09% on 1/27/2031)[4]	708	679
Goldman Sachs Group, Inc. 4.017% 2038 (3-month USD-LIBOR + 1.373% on 10/31/2037)[4]	175	201

Private Client Services Funds	71

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
JPMorgan Chase & Co. 3.559% 2024 (3-month USD-LIBOR + 0.73% on 4/23/2023)[4]	$1,125	$1,171
JPMorgan Chase & Co. 2.301% 2025 (USD-SOFR + 1.16% on 10/15/2024)[4]	1,165	1,201
JPMorgan Chase & Co. 1.045% 2026 (USD-SOFR + 0.80% on 11/19/2025)[4]	1,500	1,464
JPMorgan Chase & Co. 2.58% 2032 (USD-SOFR + 1.25% on 4/22/2031)[4]	232	234
Lloyds Banking Group PLC 4.375% 2028	200	226
Marsh & McLennan Companies, Inc. 3.875% 2024	495	529
Marsh & McLennan Companies, Inc. 2.25% 2030	715	715
Metropolitan Life Global Funding I 0.95% 2025[5]	757	748
Morgan Stanley 1.164% 2025 (USD-SOFR + 0.56% on 10/21/2024)[4]	995	991
Morgan Stanley 2.72% 2025 (USD-SOFR + 1.152% on 7/22/2024)[4]	1,640	1,703
Morgan Stanley 0.985% 2026 (USD-SOFR + 0.72% on 12/10/2025)[4]	1,386	1,346
Morgan Stanley 1.593% 2027 (USD-SOFR + 0.879% on 5/4/2026)[4]	954	945
Morgan Stanley 2.699% 2031 (USD-SOFR + 1.143% on 1/22/2030)[4]	461	471
National Securities Clearing Corp. 0.40% 2023[5]	3,000	2,986
New York Life Global Funding 2.25% 2022[5]	305	310
New York Life Global Funding 0.90% 2024[5]	2,000	1,998
Northwestern Mutual Global Funding 0.80% 2026[5]	1,778	1,732
Toronto-Dominion Bank 0.45% 2023	1,353	1,350
Toronto-Dominion Bank 1.25% 2026	1,005	987
Wells Fargo & Company 2.572% 2031 (3-month USD-LIBOR + 1.00% on 2/11/2030)[4]	1,715	1,736
		45,668

Consumer discretionary 4.70%
Amazon.com, Inc. 0.25% 2023	1,175	1,173
Amazon.com, Inc. 0.45% 2024	1,175	1,166
Amazon.com, Inc. 0.80% 2025	1,544	1,529
Amazon.com, Inc. 1.20% 2027	1,287	1,267
Amazon.com, Inc. 1.65% 2028	1,175	1,172
Amazon.com, Inc. 2.10% 2031	1,175	1,186
American Honda Finance Corp. 0.75% 2024	2,145	2,132
American Honda Finance Corp. 1.30% 2026	1,535	1,524
American Honda Finance Corp. 2.30% 2026	80	83
American Honda Finance Corp. 3.50% 2028	325	359
Bayerische Motoren Werke AG 0.75% 2024[5]	1,250	1,244
Bayerische Motoren Werke AG 0.80% 2024[5]	1,225	1,221
Bayerische Motoren Werke AG 1.25% 2026[5]	1,000	990
General Motors Company 4.20% 2027	1,020	1,116
Home Depot, Inc. 3.25% 2022	350	353
Home Depot, Inc. 1.50% 2028	1,840	1,808
Hyundai Capital America 0.80% 2023[5]	1,200	1,200
Hyundai Capital America 1.80% 2025[5]	481	482
Hyundai Capital America 2.375% 2027[5]	387	389
Hyundai Capital America 2.10% 2028[5]	350	342
McDonald’s Corp. 3.70% 2026	135	147
McDonald’s Corp. 3.50% 2027	185	202
NIKE, Inc. 2.375% 2026	615	645
Stellantis Finance US, Inc. 1.711% 2027[5]	1,365	1,344
Stellantis Finance US, Inc. 2.691% 2031[5]	900	887
Toyota Motor Credit Corp. 0.625% 2024	2,145	2,128
Toyota Motor Credit Corp. 3.00% 2025	1,240	1,313
Toyota Motor Credit Corp. 0.80% 2026	890	874
Toyota Motor Credit Corp. 1.125% 2026	1,840	1,815
		30,091

Industrials 2.34%
Avolon Holdings Funding, Ltd. 3.625% 2022[5]	587	594
Avolon Holdings Funding, Ltd. 3.95% 2024[5]	743	784
Avolon Holdings Funding, Ltd. 4.375% 2026[5]	925	999
Boeing Company 5.04% 2027	1,021	1,160
Boeing Company 3.25% 2028	1,095	1,147

72	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Industrials (continued)
Emerson Electric Co. 1.80% 2027	$383	$386
General Dynamics Corp. 1.15% 2026	1,000	998
General Electric Co. 3.45% 2027	1,000	1,091
Honeywell International, Inc. 2.15% 2022	1,160	1,175
Honeywell International, Inc. 2.30% 2024	878	912
Masco Corp. 1.50% 2028	782	754
Raytheon Technologies Corp. 3.20% 2024	275	289
Siemens AG 0.40% 2023[5]	1,140	1,140
Siemens AG 0.65% 2024[5]	1,425	1,420
Siemens AG 1.20% 2026[5]	808	800
Union Pacific Corp. 3.75% 2025	230	250
Union Pacific Corp. 2.15% 2027	793	816
United Technologies Corp. 3.65% 2023	27	28
Vinci SA 3.75% 2029[5]	200	222
		14,965

Utilities 2.02%
Ameren Corp. 2.50% 2024	373	388
Connecticut Light and Power Co. 3.20% 2027	1,025	1,107
Duke Energy Progress, LLC 3.375% 2023	786	824
Duke Energy Progress, LLC 3.70% 2028	200	222
Entergy Louisiana, LLC 0.95% 2024	1,860	1,852
Eversource Energy 2.75% 2022	750	755
FirstEnergy Transmission LLC 2.866% 2028[5]	425	438
Florida Power & Light Company 2.85% 2025	225	237
NextEra Energy Capital Holdings, Inc. 2.25% 2030	1,276	1,276
Pacific Gas and Electric Co. 3.45% 2025	150	156
Pacific Gas and Electric Co. 3.75% 2028	150	157
Pacific Gas and Electric Co. 2.50% 2031	175	167
Pacific Gas and Electric Co. 3.30% 2040	50	47
Southern California Edison Co. 0.975% 2024	925	921
Southern California Edison Co. 3.70% 2025	1,000	1,081
Southern California Edison Co. 2.85% 2029	1,000	1,032
Tampa Electric Co. 2.60% 2022	350	355
Virginia Electric and Power Co. 3.10% 2025	1,040	1,099
Xcel Energy, Inc. 3.35% 2026	749	803
		12,917

Information technology 2.00%
Adobe, Inc. 1.90% 2025	647	663
Analog Devices, Inc. 1.70% 2028	418	416
Apple, Inc. 0.70% 2026	1,135	1,113
Apple, Inc. 1.20% 2028	1,418	1,375
Apple, Inc. 1.25% 2030	1,470	1,389
Broadcom Corp. / Broadcom Cayman Finance, Ltd. 3.875% 2027	185	201
Broadcom, Inc. 1.95% 2028[5]	123	121
Broadcom, Ltd. 3.625% 2024	270	284
Fidelity National Information Services, Inc. 1.15% 2026	1,283	1,258
Fidelity National Information Services, Inc. 1.65% 2028	129	126
Fiserv, Inc. 3.20% 2026	670	713
Fiserv, Inc. 2.25% 2027	777	790
Fortinet, Inc. 1.00% 2026	696	678
Intuit, Inc. 0.95% 2025	255	252
Intuit, Inc. 1.35% 2027	235	230
Microsoft Corp. 2.40% 2026	1,951	2,048
Oracle Corp. 2.30% 2028	668	678
PayPal Holdings, Inc. 1.65% 2025	481	488
		12,823

Private Client Services Funds	73

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Communication services 1.95%
Alphabet, Inc. 0.80% 2027	$490	$470
Alphabet, Inc. 1.10% 2030	1,605	1,507
Alphabet, Inc. 2.05% 2050	440	396
AT&T, Inc. 2.30% 2027	996	1,019
AT&T, Inc. 1.65% 2028	1,065	1,039
CCO Holdings LLC and CCO Holdings Capital Corp. 4.908% 2025	165	183
CCO Holdings LLC and CCO Holdings Capital Corp. 2.80% 2031	502	500
Comcast Corp. 3.95% 2025	539	592
Comcast Corp. 1.95% 2031	704	687
SBA Tower Trust 1.631% 2026[5]	983	971
T-Mobile US, Inc. 3.75% 2027	1,119	1,215
Verizon Communications, Inc. 3.00% 2027	450	477
Verizon Communications, Inc. 2.10% 2028	1,250	1,254
Verizon Communications, Inc. 2.355% 2032[5]	2,210	2,179
		12,489

Consumer staples 1.94%
7-Eleven, Inc. 0.95% 2026[5]	250	243
7-Eleven, Inc. 1.30% 2028[5]	175	167
Altria Group, Inc. 2.35% 2025	156	161
Altria Group, Inc. 4.40% 2026	117	130
Altria Group, Inc. 3.40% 2030	89	93
British American Tobacco PLC 3.462% 2029	1,850	1,938
Coca-Cola Company 1.00% 2028	1,625	1,556
Constellation Brands, Inc. 3.20% 2023	386	398
Constellation Brands, Inc. 2.875% 2030	239	248
Costco Wholesale Corp. 2.30% 2022	285	288
Keurig Dr Pepper, Inc. 4.057% 2023	251	264
Keurig Dr Pepper, Inc. 3.20% 2030	500	531
Kimberly-Clark Corp. 1.05% 2027	185	179
Kimberly-Clark Corp. 3.10% 2030	116	126
Molson Coors Brewing Co. 3.00% 2026	245	260
Nestle Holdings, Inc. 1.50% 2028[5]	1,750	1,714
Nestlé Holdings, Inc. 1.00% 2027[5]	1,640	1,582
PepsiCo, Inc. 1.625% 2030	85	83
Philip Morris International, Inc. 1.50% 2025	274	276
Philip Morris International, Inc. 0.875% 2026	566	550
Procter & Gamble Company 0.55% 2025	796	779
Procter & Gamble Company 1.00% 2026	362	359
Procter & Gamble Company 3.00% 2030	495	538
		12,463

Health care 1.93%
Abbott Laboratories 3.40% 2023	98	103
Abbott Laboratories 3.75% 2026	292	323
Aetna, Inc. 2.80% 2023	55	57
AmerisourceBergen Corp. 0.737% 2023	853	854
Amgen, Inc. 2.20% 2027	740	755
AstraZeneca Finance LLC 0.70% 2024	1,486	1,485
AstraZeneca Finance LLC 1.20% 2026	600	595
AstraZeneca Finance LLC 1.75% 2028	444	443
AstraZeneca PLC 3.375% 2025	445	482
Becton, Dickinson and Company 3.734% 2024	17	18
Boston Scientific Corp. 3.45% 2024	675	712
Cigna Corp. 3.75% 2023	99	104
CVS Health Corp. 1.30% 2027	1,384	1,342
CVS Health Corp. 4.30% 2028	282	319
GlaxoSmithKline PLC 3.375% 2023	750	783
Novartis Capital Corp. 1.75% 2025	1,006	1,027
Novartis Capital Corp. 2.00% 2027	275	282

74	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Health care (continued)
Pfizer, Inc. 2.95% 2024	$485	$509
Shire PLC 2.875% 2023	120	124
Shire PLC 3.20% 2026	300	319
Thermo Fisher Scientific, Inc. 1.75% 2028	385	380
UnitedHealth Group, Inc. 1.15% 2026	495	490
UnitedHealth Group, Inc. 2.30% 2031	348	352
Zimmer Holdings, Inc. 3.15% 2022	485	488
		12,346

Energy 1.83%
Boardwalk Pipeline Partners LP 4.95% 2024	460	504
BP Capital Markets PLC 4.234% 2028	437	499
Canadian Natural Resources, Ltd. 2.05% 2025	996	1,012
Enbridge Energy Partners LP 5.875% 2025	230	265
Energy Transfer Operating LP 3.75% 2030	1,645	1,754
Energy Transfer Partners LP 4.20% 2023	155	163
Energy Transfer Partners LP 4.50% 2024	90	97
EOG Resources, Inc. 4.375% 2030	501	583
Equinor ASA 3.625% 2028	165	183
Exxon Mobil Corp. 2.019% 2024	127	131
Exxon Mobil Corp. 2.44% 2029	183	189
Kinder Morgan, Inc. 3.15% 2023	495	509
MPLX LP 3.375% 2023	75	78
MPLX LP 4.00% 2028	350	385
ONEOK, Inc. 4.55% 2028	638	719
ONEOK, Inc. 6.35% 2031	469	596
Phillips 66 4.30% 2022	290	295
Phillips 66 3.85% 2025	1,253	1,351
Pioneer Natural Resources Company 1.125% 2026	238	233
SA Global Sukuk, Ltd. 1.602% 2026[5]	1,505	1,488
Saudi Arabian Oil Co. 1.625% 2025[5]	200	199
Schlumberger BV 4.00% 2025[5]	165	180
Williams Companies, Inc. 3.50% 2030	293	315
		11,728

Real estate 1.16%
Alexandria Real Estate Equities, Inc. 3.95% 2028	60	67
Alexandria Real Estate Equities, Inc. 1.875% 2033	596	560
American Campus Communities, Inc. 3.75% 2023	300	311
American Campus Communities, Inc. 4.125% 2024	415	447
American Tower Corp. 1.45% 2026	982	968
American Tower Corp. 1.60% 2026	717	713
Corporate Office Properties LP 2.75% 2031	294	295
Equinix, Inc. 2.90% 2026	929	975
Equinix, Inc. 1.80% 2027	326	324
Equinix, Inc. 2.00% 2028	433	429
Essex Portfolio LP 3.50% 2025	490	521
Gaming and Leisure Properties, Inc. 3.35% 2024	242	255
Kimco Realty Corp. 3.40% 2022	35	36
Public Storage 0.875% 2026	134	131
Public Storage 1.85% 2028	553	553
Scentre Group 3.50% 2025[5]	250	265
Sun Communities Operating LP 2.30% 2028	559	555
		7,405

Materials 0.60%
Air Products and Chemicals, Inc. 1.50% 2025	757	765
Air Products and Chemicals, Inc. 1.85% 2027	155	158
Dow Chemical Co. 3.625% 2026	250	271

Private Client Services Funds	75

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Corporate bonds, notes & loans (continued)
Materials (continued)
Dow Chemical Co. 2.10% 2030	$1,000	$984
DowDuPont, Inc. 4.493% 2025	515	573
LYB International Finance III, LLC 2.25% 2030	496	494
Vale Overseas, Ltd. 3.75% 2030	587	598
		3,843

Total corporate bonds, notes & loans		176,738

Mortgage-backed obligations 12.24%
Federal agency mortgage-backed obligations 8.21%
Fannie Mae Pool #889995 5.50% 2038[6]	160	184
Fannie Mae Pool #MA4387 2.00% 2041[6]	853	870
Fannie Mae Pool #AI5236 5.00% 2041[6]	294	333
Fannie Mae Pool #AI8806 5.00% 2041[6]	52	59
Fannie Mae, Series 2007-33, Class HE, 5.50% 2037[6]	3	4
Fannie Mae, Series 2012-M13, Class A2, Multi Family, 2.377% 2022[6]	126	127
Fannie Mae, Series 2015-M4, Class AV2, Multi Family, 2.509% 2022[6,7]	172	173
Fannie Mae, Series 2012-M2, Class A2, Multi Family, 2.717% 2022[6]	23	23
Fannie Mae, Series 2016-M2, Class AV2, Multi Family, 2.152% 2023[6]	303	307
Fannie Mae, Series 2016-M3, Class ASQ2, Multi Family, 2.263% 2023[6]	40	40
Fannie Mae, Series 2013-M12, Class APT, Multi Family, 2.405% 2023[6,7]	300	305
Fannie Mae, Series 2017-M3, Class AV2, Multi Family, 2.526% 2024[6,7]	253	259
Fannie Mae, Series 2017-M10, Class AV2, Multi Family, 2.554% 2024[6,7]	403	417
Fannie Mae, Series 2017-M15, Class AV2, Multi Family, 2.621% 2024[6,7]	365	379
Fannie Mae, Series 2015-M8, Class A1, Multi Family, 2.344% 2025[6]	29	30
Fannie Mae, Series 2016-M9, Class A1, Multi Family, 2.003% 2026[6]	43	43
Fannie Mae, Series 2016-M5, Class A1, Multi Family, 2.073% 2026[6]	333	341
Fannie Mae, Series 2016-M11, Class A1, Multi Family, 2.08% 2026[6]	500	512
Fannie Mae, Series 2016-M12, Class A1, Multi Family, 2.132% 2026[6]	210	215
Fannie Mae, Series 2016-M6, Class A1, Multi Family, 2.137% 2026[6]	164	167
Fannie Mae, Series 2016-M4, Class A1, Multi Family, 2.187% 2026[6]	227	233
Fannie Mae, Series 2017-M7, Class A1, Multi Family, 2.595% 2026[6]	62	62
Fannie Mae, Series 2017-M8, Class A1, Multi Family, 2.654% 2027[6]	19	19
Fannie Mae, Series 2017-M7, Class A2, Multi Family, 2.961% 2027[6,7]	461	493
Fannie Mae, Series 2017-M15, Class ATS1, Multi Family, 2.987% 2027[5,6]	37	38
Freddie Mac, Series 3272, Class PA, 6.00% 2037[6]	10	12
Freddie Mac, Series K020, Class A2, Multi Family, 2.373% 2022[6]	241	243
Freddie Mac, Series K718, Class A2, Multi Family, 2.791% 2022[6]	606	608
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-1, Class HA, 3.00% 2056[6,7]	381	394
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class MA, 3.00% 2056[6]	280	290
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class HA, 3.00% 2056[6,7]	278	288
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class HT, 3.25% 2057[6,7]	158	168
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-2, Class MT, 3.50% 2057[6]	345	364
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class MT, 3.50% 2057[6]	173	183
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-2, Class MA, 3.50% 2058[6]	1,418	1,478
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-4, Class MA, 3.00% 2059[6]	1,398	1,445
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2018-1, Class A1, 3.50% 2028[6]	1,503	1,565
Government National Mortgage Assn. 2.00% 2051[6,8]	2,410	2,441
Government National Mortgage Assn. 2.00% 2051[6,8]	483	488
Government National Mortgage Assn. Pool #694836 5.661% 2059[6]	2	2
Government National Mortgage Assn. Pool #776095 4.907% 2064[6]	1	1
Government National Mortgage Assn. Pool #AA7554 6.64% 2064[6]	8	8
Government National Mortgage Assn., Series 2012-H20, Class PT, 0.899% 2062[6,7]	265	264
Uniform Mortgage-Backed Security 2.00% 2051[6,8]	7,666	7,651
Uniform Mortgage-Backed Security 2.00% 2052[6,8]	6,981	6,953
Uniform Mortgage-Backed Security 2.50% 2052[6,8]	21,615	22,103
		52,582

76	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Mortgage-backed obligations (continued)
Collateralized mortgage-backed obligations (privately originated) 2.44%
Bellemeade Re, Ltd., Series 2019-3A, Class M1A, 1.189% 2029[5,6,7]	$30	$30
Cascade Funding Mortgage Trust, Series 2020-HB4, Class A, 0.946% 2030[5,6,7]	217	217
Cascade Funding Mortgage Trust, Series 2021-HB6, Class A, 0.898% 2036[5,6,7]	1,231	1,232
Credit Suisse Mortgage Trust, Series 2017-RPL3, Class A1, 2.00% 2060[5,6,7]	345	349
Finance of America Structured Securities Trust, Series 2019-JR2, Class A1, 2.00% 2069[5,6]	704	774
Home Partners of America Trust, Series 2021-2, Class A, 1.901% 2026[5,6,9]	565	565
Legacy Mortgage Asset Trust, Series 2019-GS5, Class A1, 3.20% 2059[5,6,7]	544	547
Legacy Mortgage Asset Trust, Series 2019-GS7, Class A1, 3.25% 2059[5,6,7]	839	844
Legacy Mortgage Asset Trust, Series 2019-GS2, Class A1, 3.75% 2059[5,6,7]	527	528
Mello Warehouse Securitization Trust, Series 2020-2, Class A, (1-month USD-LIBOR + 0.80%) 0.889% 2053[5,6,7]	777	776
Mello Warehouse Securitization Trust, Series 2020-1, Class A, (1-month USD-LIBOR + 0.90%) 0.989% 2053[5,6,7]	719	722
Mello Warehouse Securitization Trust, Series 2021-3, Class A, (1-month USD-LIBOR + 0.85%) 0.934% 2055[5,6,7]	808	814
MRA Issuance Trust, Series 2020-10, Class A, (1-month USD-LIBOR + 1.70%) 1.782% 2022[5,6,7]	1,305	1,307
NewRez Warehouse Securitization Trust, Series 2021-1, Class A, (1-month USD-LIBOR + 0.75%) 0.839% 2055[5,6,7]	5,557	5,557
RMF Proprietary Issuance Trust, Series 2019-1, Class A, 2.75% 2063[5,6,7]	332	328
Station Place Securitization Trust, Series 2021-WL2, Class A, (1-month USD-LIBOR + 0.70%) 0.789% 2054[5,6,7]	1,000	1,001
		15,591

Commercial mortgage-backed securities 1.59%
BX Trust, Series 2021-SDMF, Class A, (1-month USD-LIBOR + 0.589%) 0.679% 2034[5,6,7]	1,240	1,223
BX Trust, Series 2021-VOLT, Class A, (1-month USD-LIBOR + 0.70%) 0.79% 2036[5,6,7]	693	694
BX Trust, Series 2021-ARIA, Class A, (1-month USD-LIBOR + 0.899%) 0.979% 2036[5,6,7]	664	664
BX Trust, Series 2021-VOLT, Class B, (1-month USD-LIBOR + 0.95%) 1.04% 2036[5,6,7]	509	510
BX Trust, Series 2021-SOAR, Class A, (1-month USD-LIBOR + 0.67%) 0.76% 2038[5,6,7]	870	869
BX Trust, Series 2021-SOAR, Class B, (1-month USD-LIBOR + 0.87%) 0.96% 2038[5,6,7]	327	327
BX Trust, Series 2021-SOAR, Class C, (1-month USD-LIBOR + 1.10%) 1.19% 2038[5,6,7]	221	221
Extended Stay America Trust, Series 2021-ESH, Class A, (1-month USD-LIBOR + 1.08%) 1.171% 2038[5,6,7]	261	262
Extended Stay America Trust, Series 2021-ESH, Class B, (1-month USD-LIBOR + 1.38%) 1.471% 2038[5,6,7]	191	191
Hawaii Hotel Trust, Series 2019-MAUI, Class A, (1-month USD-LIBOR + 1.15%) 1.24% 2038[5,6,7]	1,500	1,504
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2021-410T, Class A, 2.287% 2042[5,6]	461	470
LUXE Commercial Mortgage Trust, Series 21-TRIP, Class A, (1-month USD-LIBOR + 1.05%) 1.15% 2038[5,6,7]	1,343	1,346
Manhattan West Mortgage Trust, Series 2020-1MW, Class A, 2.13% 2039[5,6]	1,262	1,279
MHC Commercial Mortgage Trust, CMO, Series 2021-MHC, Class A, (1-month USD-LIBOR + 0.801%) 0.891% 2026[5,6,7]	460	461
Motel 6 Trust, Series 2021-MTL6, Class A, (1-month USD-LIBOR + 0.90%) 0.99% 2038[5,6,7]	164	164
		10,185

Total mortgage-backed obligations		78,358

Asset-backed obligations 10.46%
Aesop Funding LLC, Series 2019-2A, Class A, 3.35% 2025[5,6]	750	793
Aesop Funding LLC, Series 2020-2, Class A, 2.02% 2027[5,6]	539	549
Aesop Funding LLC, Series 2020-2A, Class B, 2.96% 2027[5,6]	138	144
Affirm Asset Securitization Trust, Series 2021-A, Class A, 0.88% 2025[5,6]	462	463
Affirm Asset Securitization Trust, Series 2020-A, Class A, 2.10% 2025[5,6]	473	475
Affirm Asset Securitization Trust, Series 2021-B, Class A, 1.03% 2026[5,6]	1,136	1,132
Allegro CLO, Ltd., Series 2016-1A, Class AR2, (3-month USD-LIBOR + 0.95%) 1.074% 2030[5,6,7]	750	750
Allegro CLO, Ltd., Series 2017-1A, Class AR, (3-month USD-LIBOR + 0.95%) 1.072% 2030[5,6,7]	492	492
Ares CLO, Ltd., Series 2017-42A, Class AR, (3-month USD-LIBOR + 0.92%) 1.048% 2028[5,6,7]	1,053	1,053
Ballyrock CLO, Ltd., Series 2019-2A, Class A1AR, (3-month USD-LIBOR + 1.00%) 1.131% 2030[5,6,7]	1,095	1,095

Private Client Services Funds	77

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
Bankers Healthcare Group Securitization Trust, Series 2021-A, Class A, 1.42% 2033[5,6]	$111	$111
Bankers Healthcare Group Securitization Trust, Series 2021-B, Class A, 0.90% 2034[5,6]	228	228
CarMaxAuto Owner Trust, Series 2020-1, Class A2, 1.87% 2023[6]	21	21
CarMaxAuto Owner Trust, Series 2019-2, Class A3, 2.68% 2024[6]	408	413
CarMaxAuto Owner Trust, Series 2019-2, Class A4, 2.77% 2024[6]	805	828
CarMaxAuto Owner Trust, Series 2019-2, Class B, 3.01% 2024[6]	775	800
CarMaxAuto Owner Trust, Series 2019-2, Class C, 3.16% 2025[6]	1,150	1,186
Castlelake Aircraft Securitization Trust, Series 2021-2A, Class A, 2.852% 2037[5,6]	593	593
Castlelake Aircraft Securitization Trust, Series 2017-1R, Class A, 2.741% 2041[5,6]	203	203
Cent CLO, Ltd., Series 2014-21A, Class AR, (3-month USD-LIBOR + 0.97%) 1.105% 2030[5,6,7]	1,557	1,557
CF Hippolyta LLC, Series 2020-1, Class A1, 1.69% 2060[5,6]	1,016	1,017
CF Hippolyta LLC, Series 2020-1, Class A2, 1.99% 2060[5,6]	166	165
CF Hippolyta LLC, Series 2020-1, Class B1, 2.28% 2060[5,6]	266	267
CF Hippolyta LLC, Series 2020-1, Class B2, 2.60% 2060[5,6]	93	94
CF Hippolyta LLC, Series 2021-1, Class A1, 1.53% 2061[5,6]	458	454
CLI Funding V LLC, Series 2020-1A, Class A, 2.08% 2045[5,6]	428	427
CLI Funding V LLC, Series 2021-1A, Class A, 1.64% 2046[5,6]	554	544
CPS Auto Receivables Trust, Series 2019-B, Class C, 3.35% 2024[5,6]	150	150
Drive Auto Receivables Trust, Series 2020-1, Class B, 2.08% 2024[6]	1,233	1,236
Drive Auto Receivables Trust, Series 2020-1, Class C, 2.36% 2026[6]	2,166	2,193
Drivetime Auto Owner Trust, Series 2020-1, Class A, 1.94% 2023[5,6]	2	2
Drivetime Auto Owner Trust, Series 2020-1, Class B, 2.16% 2024[5,6]	1,000	1,005
Dryden Senior Loan Fund, CLO, Series 2017-47A, Class A1R, (3-month USD-LIBOR + 0.98%) 1.104% 2028[5,6,7]	1,643	1,643
EDvestinU Private Education Loan LLC, Series 2021-A, Class A, 1.80% 2045[5,6]	88	87
Exeter Automobile Receivables Trust, Series 2019-2A, Class C, 3.30% 2024[5,6]	517	521
First Investors Auto Owner Trust, Series 2021-1A, Class A, 0.45% 2026[5,6]	283	283
FirstKey Homes Trust, Series 2020-SFR2, Class A, 1.266% 2037[5,6]	237	234
Ford Credit Auto Owner Trust, Series 2020-A, Class A3, 1.04% 2024[6]	433	435
Ford Credit Auto Owner Trust, Series 2020-1, Class A, 2.04% 2031[5,6]	582	597
Ford Credit Auto Owner Trust, Series 2021-1, Class A, 1.37% 2033[5,6]	439	438
GCI Funding I LLC, Series 2020-1, Class A, 2.82% 2045[5,6]	167	169
GCI Funding I LLC, Series 2021-1, Class A, 2.38% 2046[5,6]	443	445
Global SC Finance V SRL, Series 2020-1A, Class A, 2.17% 2040[5,6]	1,336	1,343
Global SC Finance VII SRL, Series 2020-2A, Class A, 2.26% 2040[5,6]	893	900
Global SC Finance VII SRL, Series 2021-1A, Class A, 1.86% 2041[5,6]	1,074	1,064
GM Financial Automobile Leasing Trust, Series 2020-2, Class A2A, 0.71% 2022[6]	51	51
GM Financial Automobile Leasing Trust, Series 2020-2, Class A3, 0.80% 2023[6]	208	209
Hertz Vehicle Financing LLC, Series 2021-1A, Class A, 1.21% 2025[5,6]	1,138	1,133
Hertz Vehicle Financing LLC, Series 2021-1A, Class B, 1.56% 2025[5,6]	122	122
Hertz Vehicle Financing LLC, Series 2021-2A, Class A, 1.68% 2027[5,6]	1,234	1,229
Hertz Vehicle Financing LLC, Series 2021-2A, Class B, 2.12% 2027[5,6]	132	132
Honda Auto Receivables Owner Trust, Series 2019-2, Class A3, 2.52% 2023[6]	704	710
Longfellow Place CLO, Ltd., Series 2013-1A, Class AR3, (3-month USD-LIBOR + 1.00%) 1.124% 2029[5,6,7]	909	909
Madison Park Funding, Ltd., CLO, Series 2015-17A, Class AR2, (3-month USD-LIBOR + 1.00%) 1.13% 2030[5,6,7]	1,665	1,667
Marathon CLO, Ltd., Series 2017-9A, Class A1AR, (3-month USD-LIBOR + 1.15%) 1.274% 2029[5,6,7]	794	794
Mercury Financial Credit Card Master Trust, Series 2021-1A, Class A, 1.54% 2026[5,6]	1,100	1,103
Mission Lane Credit Card Master Trust, Series 2021-A, Class A, 1.59% 2026[5,6]	380	379
Navient Student Loan Trust, Series 2021-A, Class A, 0.84% 2069[5,6]	175	174
Navient Student Loan Trust, Series 2021-C, Class A, 1.06% 2069[5,6]	789	787
Nelnet Student Loan Trust, Series 2021-C, Class AFX, 1.32% 2062[5,6]	1,821	1,808
Nelnet Student Loan Trust, Series 2021-A, Class APT1, 1.36% 2062[5,6]	922	914
Nelnet Student Loan Trust, Series 2021-B, Class AFX, 1.42% 2062[5,6]	1,730	1,722
New Economy Assets Phase 1 Issuer, LLC, Series 2021-1, Class A1, 1.91% 2061[5,6]	2,723	2,717
Newark BSL CLO 2, Ltd., Series 2017-1A, Class A1R, (3-month USD-LIBOR + 0.97%) 1.094% 2030[5,6,7]	529	529
Nissan Auto Receivables Owner Trust, Series 2019-A, Class A-3, 2.90% 2023[6]	186	188
Oportun Funding LLC, Series 2021-B, Class A, 1.47% 2031[5,6]	288	288
OSW Structured Asset Trust, Series 2020-RPL1, Class A1, 3.072% 2059[5,6,7]	2,996	3,007
Palmer Square Loan Funding, CLO, Series 2021-4A, Class A1, (3-month USD-LIBOR + 0.80%) 0.928% 2029[5,6,7]	1,500	1,500
Palmer Square Loan Funding, CLO, Series 2021-4A, Class A2, (3-month USD-LIBOR + 1.40%) 1.528% 2029[5,6,7]	856	856
Palmer Square Loan Funding, CLO, Series 2020-4, Class A1, (3-month USD-LIBOR + 1.00%) 1.129% 2028[5,6,7]	443	443
Palmer Square Loan Funding, CLO, Series 2021-1, Class A1, (3-month USD-LIBOR + 0.90%) 1.032% 2029[5,6,7]	198	198
Race Point CLO, Ltd., Series 2015-9A, Class A1A2, (3-month USD-LIBOR + 0.94%) 1.064% 2030[5,6,7]	1,390	1,390
Santander Drive Auto Receivables Trust, Series 2019-3, Class C, 2.49% 2025[6]	693	697

78	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Asset-backed obligations (continued)
SMB Private Education Loan Trust, Series 2021-A, Class A1, (1-month USD-LIBOR + 0.50%) 0.59% 2053[5,6,7]	$86	$86
SMB Private Education Loan Trust, Series 2021-A, Class APT2, 1.07% 2053[5,6]	257	252
Sound Point CLO, Ltd., Series 2017-3A, Class A1R, (3-month USD-LIBOR + 0.98%) 1.112% 2030[5,6,7]	1,660	1,661
Sound Point CLO, Ltd., Series 2017-2A, Class AR, (3-month USD-LIBOR + 0.98%) 1.112% 2030[5,6,7]	970	970
Sound Point CLO, Ltd., Series 2015-1RA, Class AR, (3-month USD-LIBOR + 1.08%) 1.204% 2030[5,6,7]	895	895
Stellar Jay Ireland DAC, Series 2021-1, Class A, 3.967% 2028[5,6,9]	898	898
Stonepeak, Series 2021-1A, Class AA, 2.301% 2033[5,6]	377	379
SuttonPark Structured Settlements, Series 2021-1, Class A, 1.95% 2075[5,6]	538	534
Textainer Marine Containers, Ltd., Series 2021-1A, Class A, 1.68% 2046[5,6]	196	192
Textainer Marine Containers, Ltd., Series 2021-2A, Class A, 2.23% 2046[5,6]	1,152	1,156
TIF Funding II LLC, Series 2021-1A, Class A, 1.65% 2046[5,6]	658	641
Toyota Auto Loan Extended Note Trust, Series 2019-1, Class A, 2.56% 2031[5,6]	1,250	1,301
Toyota Auto Loan Extended Note Trust, Series 2020-1, Class A, 1.35% 2033[5,6]	445	447
Toyota Auto Receivables Owner Trust, Series 2019-B, Class A3, 2.57% 2023[6]	603	608
Triton Container Finance VIII LLC, Series 2020-1, Class A, 2.11% 2045[5,6]	1,163	1,165
Triton Container Finance VIII LLC, Series 2021-1, Class A, 1.86% 2046[5,6]	782	771
Volkswagen Auto Lease Trust, Series 2019-A, Class A3, 1.99% 2022[6]	750	754
Westlake Automobile Receivables Trust, Series 2019-2A, Class B, 2.62% 2024[5,6]	18	18
		66,983

Federal agency bonds & notes 2.74%
Fannie Mae 2.375% 2023	2,442	2,505
Fannie Mae 0.875% 2030	2,563	2,411
Freddie Mac 0.25% 2023	3,439	3,430
Freddie Mac 0.375% 2025	9,449	9,223
		17,569

Bonds & notes of governments & government agencies outside the U.S. 2.51%
Asian Development Bank 0.625% 2024	1,526	1,516
Canada 0.75% 2026	2,350	2,297
Denmark (Kingdom of) 0.125% 2022[5]	660	658
Denmark (Kingdom of) 0.125% 2022	655	653
European Investment Bank 2.25% 2022	751	757
European Investment Bank 0.75% 2026	758	741
Inter-American Development Bank 0.50% 2024	500	495
KfW 0.375% 2025	1,010	987
Kommunalbanken 0.50% 2024[5]	442	437
Kommunalbanken 0.375% 2025[5]	2,000	1,949
Kommuninvest i Sverige Aktiebolag 0.25% 2023[5]	905	902
Manitoba (Province of) 3.05% 2024	200	211
Ontario (Province of) 3.20% 2024	500	531
Ontario Teachers’ Finance Trust 0.875% 2026[5]	902	882
Quebec (Province of) 0.60% 2025	1,600	1,573
Saudi Arabia (Kingdom of) 4.00% 2025[5]	430	468
Saudi Arabia (Kingdom of) 4.50% 2030[5]	445	518
United Mexican States 4.15% 2027	460	514
		16,089

Municipals 0.62%
California 0.04%
High-Speed Passenger Train G.O. Rev. Ref. Bonds, Series 2017-A, 2.367% 2022	250	252

Florida 0.43%
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 1.258% 2025	1,140	1,141
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 1.705% 2027	805	803
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 2.154% 2030	810	809
		2,753

Private Client Services Funds	79

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)	Value (000)
Municipals (continued)
New York 0.15%
Dormitory Auth., Taxable State Personal Income Tax Rev. Bonds (General Purpose), Series 2021-C, 1.748% 2028	$965	$963

Washington 0.00%
Energy Northwest, Electric Rev. Bonds (Columbia Generating Station), Series 2015-B, 2.814% 2024	20	21

Total municipals		3,989

Total bonds, notes & other debt instruments (cost: $604,809,000)		612,766

Short-term securities 9.99%	Shares
Money market investments 9.99%
Capital Group Central Cash Fund 0.06%[10,11]	639,514	63,951

Total short-term securities (cost: $63,954,000)		63,951
Total investment securities 105.67% (cost: $668,763,000)		676,717
Other assets less liabilities (5.67%)		(36,322)

Net assets 100.00%		$640,395

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000) [12]	Value at 10/31/2021 (000) [13]	Unrealized (depreciation) appreciation at 10/31/2021 (000)
90 Day Euro Dollar Futures	Long	1,255	December 2022	$313,750	$311,020	$(768)
2 Year U.S. Treasury Note Futures	Long	189	December 2021	37,800	41,438	(175)
5 Year U.S. Treasury Note Futures	Short	406	December 2021	(40,600)	(49,430)	462
10 Year U.S. Treasury Note Futures	Long	168	December 2021	16,800	21,958	(196)
10 Year Ultra U.S. Treasury Note Futures	Short	69	December 2021	(6,900)	(10,007)	172
20 Year U.S. Treasury Bond Futures	Short	13	December 2021	(1,300)	(2,091)	(17)
30 Year Ultra U.S. Treasury Bond Futures	Short	20	December 2021	(2,000)	(3,928)	15
						$(507)

Investments in affiliates[11]
	Value of affiliate at 11/1/2020 (000)	Additions (000)	Reductions (000)	Net realized loss (000)	Net unrealized depreciation (000)	Value of affiliate at 10/31/2021 (000)	Dividend income (000)
Short-term securities 9.99%
Money market investments 9.99%
Capital Group Central Cash Fund 0.06%[10]	$79,218	$179,027	$194,288	$(2)	$(4)	$63,951	$60

80	Private Client Services Funds

Capital Group Core Bond Fund

[1]	Amount less than one thousand.
[2]	All or a portion of this security was pledged as collateral. The total value of pledged collateral was $721,000, which represented .11% of the net assets of the fund.
[3]	Index-linked bond whose principal amount moves with a government price index.
[4]	Step bond; coupon rate may change at a later date.
[5]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $120,128,000, which represented 18.76% of the net assets of the fund.
[6]	Principal payments may be made periodically. Therefore, the effective maturity date may be earlier than the stated maturity date.
[7]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available.
[8]	Purchased on a TBA basis.
[9]	Valued under fair value procedures adopted by authority of the board of trustees. The total value of all such securities was $1,463,000, which represented .23% of the net assets of the fund.
[10]	Rate represents the seven-day yield at 10/31/2021.
[11]	Part of the same “group of investment companies” as the fund as defined under the Investment Company Act of 1940, as amended.
[12]	Notional amount is calculated based on the number of contracts and notional contract size.
[13]	Value is calculated based on the notional amount and current market price.

Key to abbreviations and symbol

Auth. = Authority

CLO = Collateralized Loan Obligations

DAC = Designated Activity Company

Fin. = Finance

G.O. = General Obligation

LIBOR = London Interbank Offered Rate

Ref. = Refunding

Rev. = Revenue

SOFR = Secured Overnight Financing Rate

TBA = To-be-announced

USD/$ = U.S. dollars

Private Client Services Funds	81

Financial statements

Statements of assets and liabilities at October 31, 2021	(dollars and shares in thousands, except per-share amounts)

	Capital Group Core Municipal Fund		Capital Group Short-Term Municipal Fund		Capital Group California Core Municipal Fund

Assets:
Investment securities, at value:
Unaffiliated issuers	$792,736		$204,039		$654,377
Affiliated issuers	—		—		—
Cash	6,190		350		6,318
Cash collateral pledged for futures contracts	99		39		133
Receivables for:
Sales of investments	—	*	—		3,627
Sales of fund’s shares	764		756		5,427
Dividends and interest	6,583		1,804		5,782
Variation margin on futures contracts	4		1		3
Total assets	806,376		206,989		675,667

Liabilities:
Payables for:
Purchases of investments	20,733		4,198		11,225
Repurchases of fund’s shares	424		26		172
Investment advisory services	166		43		140
Services provided by related parties	—		(1)		—
Variation margin on futures contracts	—		—		—
Other	—	*	—	*	—	*
Total liabilities	21,323		4,266		11,537
Net assets at October 31, 2021	$785,053		$202,723		$664,130

Net assets consist of:
Capital paid in on shares of beneficial interest	$769,940		$200,638		$648,872
Total distributable earnings	15,113		2,085		15,258
Net assets at October 31, 2021	$785,053		$202,723		$664,130

Investment securities, at cost:
Unaffiliated issuers	$783,028		$202,530		$643,716
Affiliated issuers	—		—		—
Shares outstanding	73,891		19,767		61,752
Net asset value per share	$10.62		$10.26		$10.75

See end of statements of assets and liabilities for footnote.

See notes to financial statements.

82	Private Client Services Funds

Financial statements (continued)

Statements of assets and liabilities at October 31, 2021 (continued)	(dollars and shares in thousands, except per-share amounts)

	Capital Group California Short-Term Municipal Fund		Capital Group Core Bond Fund

Assets:
Investment securities, at value:
Unaffiliated issuers	$183,840		$612,766
Affiliated issuers	—		63,951
Cash	2,424		3
Cash collateral pledged for futures contracts	25		—
Receivables for:
Sales of investments	—		53,694
Sales of fund’s shares	—	*	4,350
Dividends and interest	1,778		1,814
Variation margin on futures contracts	—		2
Total assets	188,067		736,580

Liabilities:
Payables for:
Purchases of investments	6,283		95,897
Repurchases of fund’s shares	26		43
Investment advisory services	39		135
Services provided by related parties	—		—
Variation margin on futures contracts	—		110
Other	—	*	—	*
Total liabilities	6,348		96,185
Net assets at October 31, 2021	$181,719		$640,395

Net assets consist of:
Capital paid in on shares of beneficial interest	$179,935		$638,411
Total distributable earnings	1,784		1,984
Net assets at October 31, 2021	$181,719		$640,395

Investment securities, at cost:
Unaffiliated issuers	$182,583		$604,809
Affiliated issuers	—		63,954
Shares outstanding	17,655		62,511
Net asset value per share	$10.29		$10.24

*	Amount less than one thousand.

See notes to financial statements.

Private Client Services Funds	83

Financial statements (continued)

Statements of operations for the year ended October 31, 2021	(dollars in thousands)

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund

Investment income:
Income (net of non-U.S. taxes*):
Dividends from affiliated issuers	$—	$—	$—
Interest from unaffiliated issuers	10,717	2,352	9,237
	10,717	2,352	9,237
Fees and expenses*:
Investment advisory services	1,808	501	1,597
Transfer agent services	8	2	8
Reports to shareholders	18	7	16
Registration statement and prospectus	66	38	13
Trustees’ compensation	59	17	53
Auditing and legal	48	41	47
Custodian	10	7	10
Other	5	1	4
Total fees and expenses before reimbursements	2,022	614	1,748
Less reimbursements of fees and expenses:
Miscellaneous fee reimbursements	—	11	—
Total reimbursements of fees and expenses	—	11	—
Total fees and expenses after reimbursements	2,022	603	1,748
Net investment income	8,695	1,749	7,489

Net realized gain (loss) and unrealized (depreciation):
Net realized gain (loss) on:
Investments in:
Unaffiliated issuers	6,067	1,008	4,100
Affiliated issuers	—	—	—
Futures contracts	(531)	(141)	(327)
	5,536	867	3,773
Net unrealized (depreciation) appreciation on:
Investments in:
Unaffiliated issuers	(7,884)	(1,874)	(7,709)
Affiliated issuers	—	—	—
Futures contracts	(8)	(20)	115
	(7,892)	(1,894)	(7,594)
Net realized gain (loss) and unrealized (depreciation)	(2,356)	(1,027)	(3,821)

Net increase (decrease) in net assets resulting from operations	$6,339	$722	$3,668

See end of statements of operations for footnote.

See notes to financial statements.

84	Private Client Services Funds

Financial statements (continued)

Statements of operations for the year ended October 31, 2021 (continued)	(dollars in thousands)

	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund

Investment income:
Income (net of non-U.S. taxes*):
Dividends from affiliated issuers	$—	$60
Interest from unaffiliated issuers	1,998	9,798
	1,998	9,858
Fees and expenses*:
Investment advisory services	475	1,502
Transfer agent services	2	7
Reports to shareholders	7	16
Registration statement and prospectus	9	49
Trustees’ compensation	16	49
Auditing and legal	40	48
Custodian	7	18
Other	1	4
Total fees and expenses before reimbursements	557	1,693
Less reimbursements of fees and expenses:
Miscellaneous fee reimbursements	—	—
Total fees and expenses after reimbursements	557	1,693
Net investment income	1,441	8,165

Net realized gain (loss) and unrealized (depreciation):
Net realized gain (loss) on:
Investments in:
Unaffiliated issuers	774	(751)
Affiliated issuers	—	(2)
Futures contracts	(185)	(54)
Swap contracts	—	193
	589	(614)
Net unrealized (depreciation) appreciation on:
Investments in:
Unaffiliated issuers	(1,796)	(9,946)
Affiliated issuers	—	(4)
Futures contracts	11	(784)
Swap contracts	—	(285)
	(1,785)	(11,019)
Net realized gain (loss) and unrealized (depreciation)	(1,196)	(11,633)

Net increase (decrease) in net assets resulting from operations	$245	$(3,468)

*	Additional information related to non-U.S. taxes and fees and expenses is included in the notes to financial statements.

See notes to financial statements.

Private Client Services Funds	85

Financial statements (continued)

Statements of changes in net assets	(dollars in thousands)

	Capital Group Core Municipal Fund		Capital Group Short-Term Municipal Fund		Capital Group California Core Municipal Fund
	Year ended October 31,		Year ended October 31,		Year ended October 31,
	2021	2020	2021	2020	2021	2020
Operations:
Net investment income	$8,695	$10,450	$1,749	$2,314	$7,489	$9,164
Net realized gain (loss)	5,536	7,512	867	1,171	3,773	5,569
Net unrealized (depreciation) appreciation	(7,892)	5,054	(1,894)	2,079	(7,594)	3,519
Net increase (decrease) in net assets resulting from operations	6,339	23,016	722	5,564	3,668	18,252

Distributions paid to shareholders	(15,834)	(11,198)	(2,260)	(2,262)	(12,004)	(9,836)

Net capital share transactions	142,622	56,358	(3,942)	78,354	45,429	62,052

Total increase (decrease) in net assets	133,127	68,176	(5,480)	81,656	37,093	70,468

Net assets:
Beginning of year	651,926	583,750	208,203	126,547	627,037	556,569
End of year	$785,053	$651,926	$202,723	$208,203	$664,130	$627,037

	Capital Group California Short-Term Municipal Fund		Capital Group Core Bond Fund
	Year ended October 31,		Year ended October 31,
	2021	2020	2021	2020
Operations:
Net investment income	$1,441	$1,969	$8,165	$8,989
Net realized gain (loss)	589	898	(614)	10,758
Net unrealized (depreciation) appreciation	(1,785)	1,043	(11,019)	11,281
Net increase (decrease) in net assets resulting from operations	245	3,910	(3,468)	31,028

Distributions paid to shareholders	(2,083)	(1,955)	(22,116)	(12,105)

Net capital share transactions	(15,782)	33,553	102,154	68,147

Total increase (decrease) in net assets	(17,620)	35,508	76,570	87,070

Net assets:
Beginning of year	199,339	163,831	563,825	476,755
End of year	$181,719	$199,339	$640,395	$563,825

See notes to financial statements.

86	Private Client Services Funds

Notes to financial statements

1. Organization

Capital Group Private Client Services Funds (the “series”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company. The series consists of five funds: Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund (each a “fund,” collectively the “funds”). The assets of each fund are segregated, with each fund accounted for separately.

Each fund’s investment objectives are as follows:

Capital Group Core Municipal Fund — Seeks to provide current income exempt from federal income tax and to preserve capital.

Capital Group Short-Term Municipal Fund — Seeks to preserve capital and secondarily to provide current income exempt from federal income tax.

Capital Group California Core Municipal Fund — Seeks to provide current income exempt from federal and California income taxes and to preserve capital.

Capital Group California Short-Term Municipal Fund — Seeks to preserve capital and secondarily to provide current income exempt from federal and California income taxes.

Capital Group Core Bond Fund — Seeks to provide current income and to preserve capital.

2. Significant accounting policies

Each fund is an investment company that applies the accounting and reporting guidance issued in Topic 946 by the U.S. Financial Accounting Standards Board. Each fund’s financial statements have been prepared to comply with U.S. generally accepted accounting principles (“U.S. GAAP”). These principles require the funds’ investment adviser to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Subsequent events, if any, have been evaluated through the date of issuance in the preparation of the financial statements. The funds follow the significant accounting policies described in this section, as well as the valuation policies described in the next section on valuation.

Security transactions and related investment income — Security transactions are recorded by the funds as of the date the trades are executed with brokers. Realized gains and losses from security transactions are determined based on the specific identified cost of the securities. In the event a security is purchased with a delayed payment date, the funds will segregate liquid assets sufficient to meet their payment obligations. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Market discounts, premiums and original issue discounts on fixed-income securities are amortized daily over the expected life of the security.

Distributions paid to shareholders — Income dividends and capital gain distributions are recorded on the ex-dividend date.

Currency translation — Assets and liabilities, including investment securities, denominated in currencies other than U.S. dollars are translated into U.S. dollars at the exchange rates supplied by one or more pricing vendors on the valuation date. Purchases and sales of investment securities and income and expenses are translated into U.S. dollars at the exchange rates on the dates of such transactions. The effects of changes in exchange rates on investment securities are included with the net realized gain or loss and net unrealized appreciation or depreciation on investments in the funds’ statements of operations. The realized gain or loss and unrealized appreciation or depreciation resulting from all other transactions denominated in currencies other than U.S. dollars are disclosed separately.

3. Valuation

Capital Research and Management Company (“CRMC”), the funds’ investment adviser, values each fund’s investments at fair value as defined by accounting principles generally accepted in the United State of America. The net asset value per share of each fund is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open.

Private Client Services Funds	87

Methods and inputs — The funds’ investment adviser uses the following methods and inputs to establish the fair value of each fund’s assets and liabilities. Use of particular methods and inputs may vary over time based on availability and relevance as market and economic conditions evolve.

Equity securities are generally valued at the official closing price of, or the last reported sale price on, the exchange or market on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Prices for each security are taken from the principal exchange or market on which the security trades.

Fixed-income securities, including short-term securities, are generally valued at prices obtained from one or more pricing vendors. Vendors value such securities based on one or more of the inputs described in the following table. The table provides examples of inputs that are commonly relevant for valuing particular classes of fixed-income securities in which the funds are authorized to invest. However, these classifications are not exclusive, and any of the inputs may be used to value any other class of fixed-income security.

Fixed-income class	Examples of standard inputs
All	Benchmark yields, transactions, bids, offers, quotations from dealers and trading systems, new issues, spreads and other relationships observed in the markets among comparable securities; and proprietary pricing models such as yield measures calculated using factors such as cash flows, financial or collateral performance and other reference data (collectively referred to as “standard inputs”)
Corporate bonds, notes & loans; convertible securities	Standard inputs and underlying equity of the issuer
Bonds & notes of governments & government agencies	Standard inputs and interest rate volatilities
Mortgage-backed; asset-backed obligations	Standard inputs and cash flows, prepayment information, default rates, delinquency and loss assumptions, collateral characteristics, credit enhancements and specific deal information
Municipal securities	Standard inputs and, for certain distressed securities, cash flows or liquidation values using a net present value calculation based on inputs that include, but are not limited to, financial statements and debt contracts

When the funds’ investment adviser deems it appropriate to do so (such as when vendor prices are unavailable or deemed to be not representative), fixed-income securities will be valued in good faith at the mean quoted bid and ask prices that are reasonably and timely available (or bid prices, if ask prices are not available) or at prices for securities of comparable maturity, quality and type. Some securities may be valued based on their effective maturity or average life, which may be shorter than the stated maturity.

Securities with both fixed-income and equity characteristics, or equity securities traded principally among fixed-income dealers, are generally valued in the manner described for either equity or fixed-income securities, depending on which method is deemed most appropriate by the funds’ investment adviser. The Capital Group Central Cash Fund (“CCF”), a fund within the Capital Group Central Fund Series (“Central Funds”), is valued based upon a floating net asset value, which fluctuates with changes in the value of CCF’s portfolio securities. The underlying securities are valued based on the policies and procedures in CCF’s statement of additional information. Exchange-traded futures are generally valued at the official settlement price of the exchange or market on which such instruments are traded, as of the close of business on the day the futures are being valued. Interest rate swaps and credit default swaps are generally valued by pricing vendors based on market inputs that include the index and term of index, reset frequency, payer/receiver, currency and pay frequency.

Securities and other assets for which representative market quotations are not readily available or are considered unreliable by the funds’ investment adviser are fair valued as determined in good faith under fair valuation guidelines adopted by authority of the funds’ board of trustees as further described. The investment adviser follows fair valuation guidelines, consistent with U.S. Securities and Exchange Commission rules and guidance, to consider relevant principles and factors when making fair value determinations. The investment adviser considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type and cost of the security; contractual or legal restrictions on resale of the security; relevant financial or business developments of the issuer; actively traded similar or related securities; conversion or exchange rights on the security; related corporate actions; significant events occurring after the close of trading in the security; and changes in overall market conditions. In addition, the closing prices of equity securities that trade in markets outside U.S. time zones may be adjusted to reflect significant events that occur after the close of local trading but before the net asset value of each of the funds is determined. Fair valuations and valuations of investments that are not actively trading involve judgment and may differ materially from valuations that would have been used had greater market activity occurred.

88	Private Client Services Funds

Processes and structure — The funds’ board of trustees has delegated authority to the funds’ investment adviser to make fair value determinations, subject to board oversight. The investment adviser has established a Joint Fair Valuation Committee (the “Fair Valuation Committee”) to administer, implement and oversee the fair valuation process, and to make fair value decisions. The Fair Valuation Committee regularly reviews its own fair value decisions, as well as decisions made under its standing instructions to the investment adviser’s valuation teams. The Fair Valuation Committee reviews changes in fair value measurements from period to period and may, as deemed appropriate, update the fair valuation guidelines to better reflect the results of back testing and address new or evolving issues. The Fair Valuation Committee reports any changes to the fair valuation guidelines to the board of trustees. The funds’ board and audit committee also regularly review reports that describe fair value determinations and methods.

The funds’ investment adviser has also established a Fixed-Income Pricing Review Group to administer and oversee the fixed-income valuation process, including the use of fixed-income pricing vendors. This group regularly reviews pricing vendor information and market data. Pricing decisions, processes and controls over security valuation are also subject to additional internal reviews facilitated by the investment adviser’s global risk management group.

Classifications — The funds’ investment adviser classifies each fund’s assets and liabilities into three levels based on the inputs used to value the assets or liabilities. Level 1 values are based on quoted prices in active markets for identical securities. Level 2 values are based on significant observable market inputs, such as quoted prices for similar securities and quoted prices in inactive markets. Certain securities trading outside the U.S. may transfer between Level 1 and Level 2 due to valuation adjustments resulting from significant market movements following the close of local trading. Level 3 values are based on significant unobservable inputs that reflect the investment adviser’s determination of assumptions that market participants might reasonably use in valuing the securities. The valuation levels are not necessarily an indication of the risk or liquidity associated with the underlying investment. For example, U.S. government securities are reflected as Level 2 because the inputs used to determine fair value may not always be quoted prices in an active market. The funds’ valuation levels as of October 31, 2021 are as follows (dollars in thousands):

Capital Group Core Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$644,756	$—	$644,756
Short-term securities	—	147,980	—	147,980
Total	$—	$792,736	$—	$792,736

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$51	$—	$—	$51
Liabilities:
Unrealized depreciation on futures contracts	(58)	—	—	(58)
Total	$(7)	$—	$—	$(7)

*	Futures contracts are not included in the fund’s investment portfolio.

Capital Group Short-Term Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$165,941	$—	$165,941
Short-term securities	—	38,098	—	38,098
Total	$—	$204,039	$—	$204,039

	Other investments*
	Level 1	Level 2	Level 3	Total
Liabilities:
Unrealized depreciation on futures contracts	$(23)	$—	$—	$(23)

*	Futures contracts are not included in the fund’s investment portfolio.

Private Client Services Funds	89

Capital Group California Core Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$563,774	$—	$563,774
Short-term securities	—	90,603	—	90,603
Total	$—	$654,377	$—	$654,377

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$94	$—	$—	$94

*	Futures contracts are not included in the fund’s investment portfolio.

Capital Group California Short-Term Municipal Fund

At October 31, 2021, all of the fund’s investment securities were classified as Level 2.

Capital Group Core Bond Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
U.S. Treasury bonds & notes	$—	$253,040	$—	$253,040
Corporate bonds, notes & loans	—	176,738	—	176,738
Mortgage-backed obligations	—	78,358	—	78,358
Asset-backed obligations	—	66,983	—	66,983
Federal agency bonds & notes	—	17,569	—	17,569
Bonds & notes of governments & government agencies outside the U.S.	—	16,089	—	16,089
Municipals	—	3,989	—	3,989
Short-term securities	63,951	—	—	63,951
Total	$63,951	$612,766	$—	$676,717

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$649	$—	$—	$649
Liabilities:
Unrealized depreciation on futures contracts	(1,156)	—	—	(1,156)
Total	$(507)	$—	$—	$(507)

*	Futures contracts are not included in the fund’s investment portfolio.

4. Risk factors

Investing in the funds may involve certain risks including, but not limited to, those described below.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline — sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

90	Private Client Services Funds

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Investing in lower rated debt instruments — Lower rated bonds and other lower rated debt securities generally have higher rates of interest and involve greater risk of default or price declines due to changes in the issuer’s creditworthiness than those of higher quality debt securities. The market prices of these securities may fluctuate more than the prices of higher quality debt securities and may decline significantly in periods of general economic difficulty.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Investing in municipal bonds of issuers within the state of California — Because Capital Group California Core Municipal Fund and Capital Group California Short-Term Municipal Fund invest primarily in securities of issuers within the state of California, these funds are more susceptible to factors adversely affecting issuers of California securities than a comparable municipal bond mutual fund that does not concentrate its investments in a single state. For example, in the past, California voters have passed amendments to the state’s constitution and other measures that limit the taxing and spending authority of California governmental entities, and future voter initiatives may adversely affect California municipal bonds.

Private Client Services Funds	91

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as consumer loans or receivables. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

5. Certain investment techniques

Index-linked bonds — Capital Group Core Bond Fund has invested in index-linked bonds, which are fixed-income securities whose principal value is periodically adjusted to a government price index. Over the life of an index-linked bond, interest is paid on the adjusted principal value. Increases or decreases in the principal value of index-linked bonds are recorded as interest income in the fund’s statement of operations.

Mortgage dollar rolls — Capital Group Core Bond Fund has entered into mortgage dollar roll transactions in which the fund sells a mortgage-backed security to a counterparty and simultaneously enters into an agreement with the same counterparty to buy back a similar security on a specific future date at a predetermined price. Mortgage dollar rolls are accounted for as purchase and sale transactions, which may increase the funds’ portfolio turnover rates.

Futures contracts — Each fund has entered into futures contracts, which provide for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument for a specified price, date, time and place designated at the time the contract is made. Futures contracts are used to strategically manage portfolio volatility and downside equity risk.

Upon entering into futures contracts, and to maintain the fund’s open positions in futures contracts, the fund is required to deposit with a futures broker, known as a futures commission merchant (“FCM”), in a segregated account in the name of the FCM an amount of cash, U.S. government securities or other liquid securities, known as initial margin. The margin required for a particular futures contract is set by the exchange on which the contract is traded to serve as collateral, and may be significantly modified from time to time by the exchange during the term of the contract.

On a daily basis, each fund pays or receives variation margin based on the increase or decrease in the value of the futures contracts and records variation margin on futures contracts in each fund’s statement of assets and liabilities. In addition, each fund segregates liquid assets equivalent to the fund’s outstanding obligations under the contract in excess of the initial margin and variation margin, if any. Futures contracts may involve a risk of loss in excess of the variation margin shown on each fund’s statement of assets and liabilities. Each fund records realized gains or losses at the time the futures contract is closed or expires. Net realized gains or losses and net unrealized appreciation or depreciation from futures contracts are recorded in each fund’s statement of operations.

92	Private Client Services Funds

Interest rate swaps — Capital Group Core Bond Fund has entered into interest rate swaps, which are agreements to exchange one stream of future interest payments for another based on a specified notional amount. Typically, interest rate swaps exchange a fixed interest rate for a payment that floats relative to a benchmark or vice versa. The series’ investment adviser uses interest rate swaps to manage the interest rate sensitivity of the fund by increasing or decreasing the duration of the fund or a portion of the fund’s portfolio. Risks may arise as a result of the series’ investment adviser incorrectly anticipating changes in interest rates, increased volatility, reduced liquidity and the potential inability of counterparties to meet the terms of their agreements.

Upon entering into an interest rate swap contract, the fund is required to deposit cash, U.S. government securities or other liquid securities, which is known as initial margin. Generally, the initial margin required for a particular interest rate swap is set and held as collateral by the clearinghouse on which the contract is cleared. The amount of initial margin required may be significantly modified from time to time by the clearinghouse during the term of the contract.

On a daily basis, the fund records daily interest accruals related to the exchange of future payments as a receivable and payable in the fund’s statement of assets and liabilities. The fund also pays or receives a variation margin based on the increase or decrease in the value of the interest rate swaps, including accrued interest, and records variation margin on interest rate swaps in the fund’s statement of assets and liabilities. The fund records realized gains and losses on both the net accrued interest and any gain or loss recognized at the time the interest rate swap is closed or expires. Net realized gains or losses, as well as any net unrealized appreciation or depreciation, from interest rate swaps are recorded in the fund’s statement of operations.

Credit default swap indices — Capital Group Core Bond Fund has entered into centrally cleared credit default swap agreements on credit indices (“CDSI”) that involve one party (the protection buyer) making a stream of payments to another party (the protection seller) in exchange for the right to receive a specified return upon the occurrence of a credit event, such as a default or restructuring, with respect to any of the underlying issuers (reference obligations) in the referenced index. The series’ investment adviser uses credit default swaps to assume exposure to a diversified portfolio of credits or to hedge against existing credit risks.

CDSI are portfolios of credit instruments or exposures designed to be representative of some part of the credit market, such as the high-yield or investment-grade credit market. CDSI are generally traded using standardized terms, including a fixed spread and standard maturity dates, and reference all the names in the index. If there is a credit event, it is settled based on that name’s weight in the index. The composition of the underlying issuers or obligations within a particular index may change periodically, usually every six months. A specified credit event may affect all or individual underlying reference obligations included in the index, and will be settled based upon the relative weighting of the affected obligation(s) within the index. The value of each CDSI can be used as a measure of the current payment/performance risk of the CDSI and represents the likelihood of an expected liability or profit should the notional amount of the CDSI be closed or sold as of the period end. An increasing value, as compared to the notional amount of the CDSI, represents a deterioration of the referenced indices’ credit soundness and a greater likelihood of risk of default or other credit event occurring as defined under the terms of the agreement. When the fund provides sell protection, its maximum exposure is the notional amount of the credit default swap agreement.

Upon entering into a centrally cleared CDSI contract, the fund is required to deposit with a derivatives clearing member (“DCM”) in a segregated account in the name of the DCM an amount of cash, U.S. government securities or other liquid securities, which is known as initial margin. Generally, the initial margin required for a particular credit default swap is set and held as collateral by the clearinghouse on which the contract is cleared. The amount of initial margin required may be significantly modified from time to time by the clearinghouse during the term of the contract.

On a daily basis, interest accruals related to the exchange of future payments are recorded as a receivable and payable in the fund’s statement of assets and liabilities. The fund also pays or receives a variation margin based on the increase or decrease in the value of the CDSI, and records variation margin in the fund’s statement of assets and liabilities. The fund records realized gains and losses on both the net accrued interest and any gain or loss recognized at the time the swap is closed or expires. Net realized gains or losses, as well as any net unrealized appreciation or depreciation, from credit default swaps are recorded in the fund’s statement of operations.

Private Client Services Funds	93

The following table presents the average month-end notional amounts of futures contracts, interest rate swaps and credit default swaps while held for each fund (dollars in thousands):

	Futures contracts		Interest rate swaps		Credit default swaps
Capital Group Core Municipal Fund	$23,692		Not applicable		Not applicable
Capital Group Short-Term Municipal Fund	5,167		Not applicable		Not applicable
Capital Group California Core Municipal Fund	22,667		Not applicable		Not applicable
Capital Group California Short-Term Municipal	5,420	*	Not applicable		Not applicable
Capital Group Core Bond Fund	231,375		$53,620	*	$25,000	*

*	No contracts were held at the end of the reporting period; amount represents the average month-end notional amount of contracts while they were held.

The following tables identify the location and fair value amounts on the funds’ statements of assets and liabilities and/or the effect on the funds’ statements of operations resulting from the funds’ use of futures contracts, interest rate swaps and credit default swaps as of, or for the year ended, October 31, 2021 (dollars in thousands):

Capital Group Core Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$51	Unrealized depreciation*	$58

		Net realized loss		Net unrealized depreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(531)	Net unrealized depreciation on futures contracts	$(8)

Capital Group Short-Term Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$—	Unrealized depreciation*	$23

		Net realized loss		Net unrealized depreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(141)	Net unrealized depreciation on futures contracts	$(20)

See end of tables for footnote.

94	Private Client Services Funds

Capital Group California Core Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$94	Unrealized depreciation*	$—

		Net realized loss		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(327)	Net unrealized appreciation on futures contracts	$115

Capital Group California Short-Term Municipal Fund

		Net realized loss		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(185)	Net unrealized appreciation on futures contracts	$11

Capital Group Core Bond Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$649	Unrealized depreciation*	$1,156

		Net realized (loss) gain		Net unrealized (depreciation) appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(54)	Net unrealized depreciation on futures contracts	$(784)
Swap	Interest	Net realized gain on swap contracts	575	Net unrealized depreciation on swap contracts	(285)
Swap	Credit	Net realized loss on swap contracts	(382)	Net unrealized appreciation on swap contracts	—
			$139		$(1,069)

*	Includes cumulative appreciation/depreciation on futures contracts as reported in the applicable table following each fund’s investment portfolio. Only current day’s variation margin is reported within each fund’s statement of assets and liabilities.

Collateral — Each fund participates in a collateral program that calls for the funds to either receive or pledge highly liquid assets, such as cash or U.S. government securities, as collateral due to their use of futures contracts, interest rate swaps, credit default swaps and/or future delivery contracts. For futures contracts, interest rate swaps and credit default swaps, the program calls for the fund to pledge collateral for initial and variation margin by contract. For future delivery contracts, the program calls for the fund to either receive or pledge collateral based on the net gain or loss on unsettled contracts by certain counterparties. The purpose of the collateral is to cover potential losses that could occur in the event that either party cannot meet its contractual obligations. Non-cash collateral pledged by the fund, if any, is disclosed in the fund’s investment portfolio, and cash collateral pledged by the fund, if any, is held in a segregated account with the fund’s custodian, which is reflected as pledged cash collateral in each fund’s statement of assets and liabilities.

Private Client Services Funds	95

6. Taxation and distributions

Federal income taxation — Each fund complies with the requirements under Subchapter M of the Internal Revenue Code applicable to mutual funds and each intends to distribute substantially all of its net income and net capital gains each year. The funds are not subject to income taxes to the extent taxable income and net capital gains are distributed. Therefore, no federal income tax provision is required.

As of and during the year ended October 31, 2021, none of the funds had a liability for any unrecognized tax benefits. Each fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in their respective statements of operations. During the period, none of the funds incurred any significant interest or penalties.

Each fund’s tax returns are generally not subject to examination by federal, state and, if applicable, non-U.S. tax authorities after the expiration of each jurisdiction’s statute of limitations, which is typically three years after the date of filing but can be extended in certain jurisdictions.

Distributions — Distributions determined on a tax basis may differ from net investment income and net realized gains for financial reporting purposes. These differences are due primarily to different treatment for items such as short-term capital gains and losses; capital losses related to sales of certain securities within 30 days of purchase; income on certain investments; amortization of premiums and discounts; paydowns on fixed-income securities; net capital losses and cost of investments sold. The fiscal year in which amounts are distributed may differ from the year in which the net investment income and net realized gains are recorded by the funds for financial reporting purposes. The funds may also designate a portion of the amount paid to redeeming shareholders as a distribution for tax purposes.

Additional tax basis disclosures for each fund as of October 31, 2021, were as follows (dollars in thousands):

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
Undistributed ordinary income	$2,465	$535	$1,100	$112	$99
Undistributed tax-exempt income	90	26	889	9	—
Undistributed long-term capital gains	2,811	—	2,586	405	—
Capital loss carryforward*	—	—	—	—	(3,316)
Gross unrealized appreciation on investments	12,158	1,795	12,294	1,546	11,906
Gross unrealized depreciation on investments	(2,410)	(272)	(1,612)	(287)	(4,024)
Net unrealized appreciation on investments	9,748	1,523	10,682	1,259	7,882
Cost of investments	782,981	202,493	643,789	182,581	668,328
Reclassification from total distributable earnings/accumulated loss to capital paid in on shares of beneficial interest	254	337	177	126	(1)

*	Each fund’s capital loss carryforwards will be used to offset any capital gains realized by each fund in future years. Each fund will not make distributions from capital gains while a capital loss carryforward remains.

96	Private Client Services Funds

Distributions paid by each fund were characterized for tax purposes as follows (dollars in thousands):

	Year ended October 31, 2021
	Tax-exempt income	Ordinary income	Long-term capital gains	Total distributions paid
Capital Group Core Municipal Fund	$8,677	$2,349	$4,808	$15,834
Capital Group Short-Term Municipal Fund	1,747	513	—	2,260
Capital Group California Core Municipal Fund	6,692	841	4,471	12,004
Capital Group California Short-Term Municipal Fund	1,439	117	527	2,083
Capital Group Core Bond Fund	—	15,330	6,786	22,116

	Year ended October 31, 2020
	Tax-exempt income	Ordinary income	Long-term capital gains	Total distributions paid
Capital Group Core Municipal Fund	$10,394	$620	$184	$11,198
Capital Group Short-Term Municipal Fund	2,262	—	—	2,262
Capital Group California Core Municipal Fund	9,118	565	153	9,836
Capital Group California Short-Term Municipal Fund	1,955	—	—	1,955
Capital Group Core Bond Fund	—	10,989	1,116	12,105

7. Fees and transactions with related parties

CRMC, the funds’ investment adviser, is the parent company of American Funds Service Company® (“AFS”), the funds’ transfer agent. CRMC and AFS are considered related parties to each fund.

Investment advisory services — Each fund has an investment advisory and service agreement with CRMC that provides for monthly fees accrued daily. The fee for Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund is 0.25% of the daily net assets of each fund.

Transfer agent services — Each fund has a shareholder services agreement with AFS under which each fund compensates AFS for providing transfer agent services. These services include recordkeeping, shareholder communications and transaction processing. In addition, each fund reimburses AFS for amounts paid to third parties for performing transfer agent services on behalf of fund shareholders.

Miscellaneous fee reimbursements — CRMC has agreed to reimburse a portion of miscellaneous fees and expenses for Capital Group Short-Term Municipal Fund to limit the fund’s total annual operating expenses to 0.30% (as a percentage of daily net assets). Miscellaneous expenses exclude investment advisory services fees. These reimbursements may be adjusted or discontinued by CRMC, subject to any restrictions in the series’ prospectus. For the year ended October 31, 2021, total fees and expenses reimbursed by CRMC were $11,000 for Capital Group Short-Term Municipal Fund. CRMC will not recoup all or a portion of these reimbursements. Fees and expenses in each fund’s statement of operations are presented gross of any reimbursements from CRMC.

Affiliated officers and trustees — Officers and certain trustees of the series are or may be considered to be affiliated with CRMC. No affiliated officers or trustees received any compensation directly from the series.

Investment in CCF — Capital Group Core Bond Fund holds shares of CCF, an institutional prime money market fund managed by CRMC. CCF invests in high-quality, short-term money market instruments and is used as the primary investment vehicle for the fund’s short-term investments. CCF shares are only available for purchase by CRMC, its affiliates, and other funds managed by CRMC. CCF shares are not available to the public. CRMC does not receive an investment advisory services fee from CCF.

Security transactions with related funds — The funds may purchase from, or sell securities to, other CRMC-managed funds (or accounts managed by certain affiliates of CRMC) under procedures adopted by the funds’ board of trustees. The funds involved in such transactions are considered related by virtue of having a common investment adviser (or affiliated investment advisers), common trustees and/or common officers. When such transactions occur, each transaction is executed at the current market price of the security and no brokerage commissions or fees are paid in accordance with Rule 17a-7 of the 1940 Act.

Private Client Services Funds	97

The following table presents purchase and sales transactions, if any, between each fund and related funds and the net realized gains from such sales as of October 31, 2021 (dollars in thousands):

Fund	Purchases	Sales	Net realized gain
Capital Group Core Municipal Fund	$5	$1,320	$25
Capital Group Short-Term Municipal Fund	97	355	14
Capital Group California Core Municipal Fund	2,215	13,115	635
Capital Group California Short-Term Municipal Fund	2,437	4,567	148
Capital Group Core Bond Fund	—	1,194	39

Interfund lending — Pursuant to an exemptive order issued by the SEC, the funds, along with other CRMC-managed funds (or funds managed by certain affiliates of CRMC), may participate in an interfund lending program. The program provides an alternate credit facility that permits the funds to lend or borrow cash for temporary purposes directly to or from one another, subject to the conditions of the exemptive order. The funds did not lend or borrow cash through the interfund lending program at any time during the year ended ended October 31, 2021.

8. Indemnifications

The series’ organizational documents provide board members and officers with indemnification against certain liabilities or expenses in connection with the performance of their duties to the series. In the normal course of business, the series may also enter into contracts that provide general indemnifications. Each fund’s maximum exposure under these arrangements is unknown since it is dependent on future claims that may be made against the series. The risk of material loss from such claims is considered remote. Insurance policies are also available to the series’ board members and officers.

9. Capital share transactions

Capital share transactions in the funds were as follows (dollars and shares in thousands):

	Sales		Reinvestment of distributions		Repurchases		Net increase (decrease)
Fund	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares

Year ended October 31, 2021

Capital Group Core Municipal Fund	$191,931	17,895	$15,789	1,472	$(65,098)	(6,065)	$142,622	13,302
Capital Group Short-Term Municipal Fund	135,966	13,169	2,260	219	(142,168)	(13,767)	(3,942)	(379)
Capital Group California Core Municipal Fund	103,909	9,577	12,004	1,106	(70,484)	(6,480)	45,429	4,203
Capital Group California Short-Term Municipal Fund	68,363	6,590	2,083	201	(86,228)	(8,316)	(15,782)	(1,525)
Capital Group Core Bond Fund	109,167	10,477	21,938	2,097	(28,951)	(2,773)	102,154	9,801

Year ended October 31, 2020

Capital Group Core Municipal Fund	$106,929	10,012	$11,142	1,046	$(61,713)	(5,824)	$56,358	5,234
Capital Group Short-Term Municipal Fund	154,195	15,083	2,262	221	(78,103)	(7,630)	78,354	7,674
Capital Group California Core Municipal Fund	106,925	9,888	9,834	910	(54,707)	(5,130)	62,052	5,668
Capital Group California Short-Term Municipal Fund	111,175	10,735	1,955	189	(79,577)	(7,685)	33,553	3,239
Capital Group Core Bond Fund	97,338	9,219	11,994	1,147	(41,185)	(3,901)	68,147	6,465

98	Private Client Services Funds

10. Investment transactions

The funds made purchases and sales of investment securities during the year ended October 31, 2021, as follows (dollars in thousands):

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
Purchases of investment securities*	$330,447	$91,436	$223,741	$75,899	$1,145,566
Sales of investment securities*	298,418	108,382	232,398	102,309	1,079,222

*	Excludes short-term securities and U.S. government obligations, if any.

Private Client Services Funds	99

Financial highlights

		Income (loss) from investment operations[1]			Dividends and distributions
Year ended	Net asset value, beginning of year	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of year	Total return[2]	Net assets, end of year (in millions)	Ratio of expenses to average net assets before reimbursements[3]	Ratio of expenses to average net assets after reimbursements[2,3]	Ratio of net income to average net assets[2]
Capital Group Core Municipal Fund
10/31/2021	$10.76	$.13	$(.02)	$.11	$(.13)	$(.12)	$(.25)	$10.62	.99%	$785	.28%	.28%	1.20%
10/31/2020	10.55	.18	.22	.40	(.18)	(.01)	(.19)	10.76	3.87	652	.28	.28	1.70
10/31/2019	10.15	.22	.40	.62	(.22)	—	(.22)	10.55	6.15	584	.28	.28	2.11
10/31/2018	10.41	.21	(.26)	(.05)	(.19)	(.02)	(.21)	10.15	(.32)	474	.27	.27	2.04
10/31/2017	10.48	.21	(.07)	.14	(.21)	— [4]	(.21)	10.41	1.39	442	.35	.34	2.02
Capital Group Short-Term Municipal Fund
10/31/2021	$10.33	$.09	$(.04)	$.05	$(.09)	$(.03)	$(.12)	$10.26	.43%	$203	.31%	.30%	.87%
10/31/2020	10.15	.14	.18	.32	(.14)	—	(.14)	10.33	3.16	208	.32	.30	1.36
10/31/2019	9.93	.19	.22	.41	(.19)	—	(.19)	10.15	4.19	127	.35	.30	1.92
10/31/2018	10.09	.17	(.18)	(.01)	(.15)	—	(.15)	9.93	.05	138	.32	.30	1.67
10/31/2017	10.11	.14	(.02)	.12	(.14)	— [4]	(.14)	10.09	1.26	150	.41	.35	1.42
Capital Group California Core Municipal Fund
10/31/2021	$10.90	$.13	$(.08)	$.05	$(.11)	$(.09)	$(.20)	$10.75	.53%	$664	.27%	.27%	1.17%
10/31/2020	10.73	.17	.18	.35	(.17)	(.01)	(.18)	10.90	3.29	627	.28	.28	1.55
10/31/2019	10.34	.20	.40	.60	(.20)	(.01)	(.21)	10.73	5.84	557	.28	.28	1.89
10/31/2018	10.57	.19	(.23)	(.04)	(.18)	(.01)	(.19)	10.34	(.27)	452	.27	.27	1.85
10/31/2017	10.69	.20	(.11)	.09	(.20)	(.01)	(.21)	10.57	.84	388	.35	.34	1.88
Capital Group California Short-Term Municipal Fund
10/31/2021	$10.39	$.08	$(.07)	$.01	$(.08)	$(.03)	$(.11)	$10.29	.12%	$182	.29%	.29%	.76%
10/31/2020	10.28	.12	.11	.23	(.12)	—	(.12)	10.39	2.26	199	.30	.30	1.16
10/31/2019	10.06	.15	.22	.37	(.15)	—	(.15)	10.28	3.55	164	.32	.30	1.46
10/31/2018	10.21	.13	(.15)	(.02)	(.12)	(.01)	(.13)	10.06	(.07)	129	.31	.30	1.28
10/31/2017	10.23	.11	(.02)	.09	(.11)	— [4]	(.11)	10.21	.97	120	.42	.35	1.11
Capital Group Core Bond Fund
10/31/2021	$10.70	$.14	$(.20)	$(.06)	$(.15)	$(.25)	$(.40)	$10.24	(.60)%	$640	.28%	.28%	1.36%
10/31/2020	10.31	.18	.46	.64	(.19)	(.06)	(.25)	10.70	6.28	564	.28	.28	1.73
10/31/2019	9.82	.23	.48	.71	(.22)	—	(.22)	10.31	7.33	477	.28	.28	2.24
10/31/2018	10.14	.21	(.34)	(.13)	(.19)	—	(.19)	9.82	(1.14)	446	.28	.28	2.08
10/31/2017	10.31	.16	(.12)	.04	(.16)	(.05)	(.21)	10.14	.41	416	.35	.34	1.58

Portfolio turnover rate for all share classes	Year ended October 31,
excluding mortgage dollar roll transactions[5,6]	2021	2020	2019	2018	2017
Capital Group Core Bond Fund	48%	80%	114%	41%	52%

Portfolio turnover rate for all share classes,	Year ended October 31,
including mortgage dollar roll transactions[6]	2021	2020	2019	2018	2017
Capital Group Core Municipal Fund	48%	62%	38%	55%	47%
Capital Group Short-Term Municipal Fund	51	58	50	70	42
Capital Group California Core Municipal Fund	38	37	22	69	27
Capital Group California Short-Term Municipal Fund	43	42	39	65	36
Capital Group Core Bond Fund	217	158	151	110	95

[1]	Based on average shares outstanding.
[2]	This column reflects the impact, if any, of miscellaneous fee reimbursements from CRMC.
[3]	Ratios do not include expenses of any Central Funds. The fund indirectly bears its proportionate share of the expenses of any Central Funds, if applicable.
[4]	Amount less than $.01.
[5]	Refer to Note 5 for further information on mortgage dollar rolls.
[6]	Rates do not include the fund’s portfolio activity with respect to any Central Funds, if applicable.

See notes to financial statements.

100	Private Client Services Funds

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of Capital Group Private Client Services Funds and Shareholders of Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short- Term Municipal Fund, and Capital Group Core Bond Fund

Opinions on the Financial Statements

We have audited the accompanying statements of assets and liabilities, including the investment portfolios, of Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund, and Capital Group Core Bond Fund (constituting Capital Group Private Client Services Funds, hereafter collectively referred to as the “Funds”) as of October 31, 2021, the related statements of operations for the year ended October 31, 2021, the statements of changes in net assets for each of the two years in the period ended October 31, 2021, including the related notes, and the financial highlights for each of the four years in the period ended October 31, 2021 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of each of the Funds as of October 31, 2021, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period ended October 31, 2021 and each of the financial highlights for each of the four years in the period ended October 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

The financial statements of the Funds as of and for the year ended October 31, 2017 and the financial highlights for each of the periods ended on or prior to October 31, 2017 (not presented herein, other than the financial highlights for the period ended October 31, 2017) were audited by other auditors whose report dated December 19, 2017 expressed an unqualified opinion on those financial statements and financial highlights.

Basis for Opinions

These financial statements are the responsibility of the Funds’ management. Our responsibility is to express an opinion on the Funds’ financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Funds in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our procedures included confirmation of securities owned as of October 31, 2021 by correspondence with the custodian, transfer agent and brokers; when replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
December 15, 2021

We have served as the auditor of one or more investment companies in The Capital Group Companies Investment Company Complex since 1934.

Private Client Services Funds	101

Expense example	unaudited

As a shareholder of the funds, you incur ongoing costs, including management fees and other expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the funds so you can compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire six-month period (May 1, 2021, through October 31, 2021).

Actual expenses:

The first line of each fund in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading titled “Expenses paid during period” to estimate the expenses you paid on your account during this period.

Hypothetical example for comparison purposes:

The second line of each fund in the table below provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio for the share class and an assumed rate of return of 5.00% per year before expenses, which is not the actual return of the share class. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the fund and other funds. To do so, compare this 5.00% hypothetical example with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Notes:

Shareholders of the funds may be subject to an additional fee charged by CRMC’s Capital Group Private Client Services division for the ongoing services provided to the shareholder. You can estimate the impact of these fees by adding the amount of the fees to the total estimated expenses you paid on your account during the period as calculated above. In addition, your ending account value would be lower by the amount of these fees. Note that the expenses shown in the table are meant to highlight your ongoing costs only. The second line of each fund in the table below is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds.

102	Private Client Services Funds

	Beginning account value 5/1/2021	Ending account value 10/31/2021	Expenses paid during period*	Annualized expense ratio
Capital Group Core Municipal Fund
Actual return	$1,000.00	$996.86	$1.41	.28%
Assumed 5% return	1,000.00	1,023.79	1.43	.28
Capital Group Short-Term Municipal Fund
Actual return	$1,000.00	$997.84	$1.66	.33%
Assumed 5% return	1,000.00	1,023.54	1.68	.33
Capital Group California Core Municipal Fund
Actual return	$1,000.00	$997.46	$1.41	.28%
Assumed 5% return	1,000.00	1,023.79	1.43	.28
Capital Group California Short-Term Municipal Fund
Actual return	$1,000.00	$997.49	$1.56	.31%
Assumed 5% return	1,000.00	1,023.64	1.58	.31
Capital Group Core Bond Fund
Actual return	$1,000.00	$996.06	$1.41	.28%
Assumed 5% return	1,000.00	1,023.79	1.43	.28

*	The “expenses paid during period” are equal to the “annualized expense ratio,” multiplied by the average account value over the period, multiplied by the number of days in the period, and divided by 365 (to reflect the one-half year period).

Private Client Services Funds	103

Tax information	unaudited

We are required to advise you of the federal tax status of certain distributions received by shareholders during the fiscal year. The funds hereby designate the following amounts for the funds’ fiscal year ended October 31, 2021:

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
Long-term capital gains	$4,808,000	—	$4,471,000	$527,000	$6,782,000
Section 163(j) interest dividends	—	—	—	—	$9,195,000
Exempt interest dividends	100%	100%	100%	100%	—

Individual shareholders should refer to their Form 1099 or other tax information, which will be mailed in January 2022, to determine the calendar year amounts to be included on their 2021 tax returns. Shareholders should consult their tax advisors.

104	Private Client Services Funds

Board of trustees and other officers

Independent trustees1

Name and year of birth	Year first elected a trustee of the fund[2]	Principal occupation(s) during past five years	Number of portfolios in fund complex overseen by trustee	Other directorships[3] held by trustee
Joseph C. Berenato, 1946	2015	Former Chairman and CEO, Ducommun Incorporated (aerospace components manufacturer)	15	None
Vanessa C. L. Chang, 1952 Chair of the Board (Independent and Non-Executive)	2015	Former Director, EL & EL Investments (real estate)	16	Edison International/Southern California Edison; Transocean Ltd.
James G. Ellis, 1947	2019	Professor of Marketing and former Dean, Marshall School of Business, University of Southern California	99	Advanced Merger Partners; EVe Mobility Acquisition Corp (acquisitions of companies in the electric vehicle market); J. G. Boswell (agricultural production); Mercury General Corporation
Jennifer C. Feikin, 1968	2019	Business Advisor; previously held positions at Google, AOL, 20th Century Fox and McKinsey & Company; Trustee, The Nature Conservancy of California; former Director, First Descents	9	Hertz Global Holdings, Inc.
Pablo R. González Guajardo, 1967	2019	CEO, Kimberly-Clark de México, S.A.B. de C.V.	16	América Móvil, S.A.B. de C.V. (telecommunications company); Grupo Lala, S.A.B. de C.V. (dairy company); Grupo Sanborns, S.A.B. de C.V. (retail stores and restaurants); Kimberly-Clark de México, S.A.B. de C.V. (consumer staples)
Leslie Stone Heisz, 1961	2019	Former Managing Director, Lazard (retired, 2010); Director, Edwards Lifesciences; Trustee, Public Storage; Director, Kaiser Permanente (California public benefit corporation); Lecturer, UCLA Anderson School of Management	9	None
William D. Jones, 1955	2019	Real estate developer/owner, President and CEO, CityLink Investment Corporation (acquires, develops and manages real estate ventures in urban communities) and for the former City Scene Management Company (provided commercial asset management services)	17	Biogen Inc.; Sempra Energy

Interested trustee5

Name, year of birth and position with fund	Year first elected a trustee or officer of the fund[2]	Principal occupation(s) during past five years and positions held with affiliated entities or the principal underwriter of the fund	Number of portfolios overseen by trustee	Other directorships[3] held by trustee
John S. Armour, 1957 President and Trustee	2013	President — Capital Group Private Client Services, Inc.[6]	9	None

The funds’ statement of additional information includes further details about fund trustees and is available without charge upon request by calling your relationship manager at (800) 266-9532. The address for all trustees and officers of the fund is 333 South Hope Street, Los Angeles, CA 90071, Attention: Secretary.

See page 106 for footnotes.

Private Client Services Funds	105

Other officers7

Name, year of birth and position with fund	Year first elected an officer of the fund[2]	Principal occupation(s) during past five years and positions held with affiliated entities or the principal underwriter of the fund
Michael W. Stockton, 1967 Executive Vice President	2021	Senior Vice President — Fund Business Management Group, Capital Research and Management
Aaron Applebaum, 1979 Senior Vice President	2017	Partner — Capital Fixed Income Investors, Capital Research and Management Company
Mark Marinella, 1958 Senior Vice President	2016	Partner — Capital Fixed Income Investors, Capital Research and Management Company
John R. Queen, 1965 Senior Vice President	2009	Partner — Capital Fixed Income Investors, Capital Research and Management Company; Senior Vice President — Capital Group Private Client Services, Inc.[6]
Timothy W. McHale, 1978 Vice President	2009	Senior Vice President and Senior Counsel — Fund Business Management Group, Capital Research and Management Company; Secretary, American Funds Distributors, Inc.[6]
Courtney R. Taylor, 1975 Secretary	2009	Assistant Vice President — Investment Operations, Capital Research and Management Company
Gregory F. Niland, 1971 Treasurer	2014	Vice President — Investment Operations, Capital Research and Management Company
Susan K. Countess, 1966 Assistant Secretary	2012	Associate — Fund Business Management Group, Capital Research and Management Company
Sandra Chuon, 1972 Assistant Treasurer	2019	Assistant Vice President — Investment Operations, Capital Research and Management Company
Kyle J. Ilsley, 1980 Assistant Treasurer	2020	Assistant Vice President — Investment Operations, Capital Research and Management Company

[1]	The term independent trustee refers to a trustee who is not an “interested person” of the fund within the meaning of the Investment Company Act of 1940.
[2]	Trustees and officers of the fund serve until their resignation, removal or retirement.
[3]	Funds managed by Capital Research and Management Company or its affiliates.
[4]	This includes all directorships (other than the fund or other funds managed by Capital Research and Management Company or its affiliates) that are held by each trustee as a trustee or director of a public company or its affiliates. Unless otherwise noted, all directorships are current.
[5]	The term interested trustee refers to a trustee who is an “interested person” of the fund within the meaning of the Investment Company Act of 1940, on the basis of his or her affiliation with the fund’s investment adviser, Capital Research and Management Company, or affiliated entities (including the fund’s principal underwriter).
[6]	Company affiliated with Capital Research and Management Company.
[7]	All of the officers listed are officers of one or more of the other funds for which Capital Research and Management Company serves as investment adviser.

106	Private Client Services Funds

Office of the fund

6455 Irvine Center Drive Irvine,

CA 92618-4518

Investment adviser

Capital Research and Management Company

333 South Hope Street

Los Angeles, CA 90071-1406

Transfer agent for shareholder accounts

American Funds Service Company

(Write to the address nearest you.)

P.O. Box 6007

Indianapolis, IN 46206-6007

P.O. Box 2280

Norfolk, VA 23501-2280

Custodian of assets

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Counsel

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Independent registered public accounting firm

PricewaterhouseCoopers LLP

601 South Figueroa Street

Los Angeles, CA 90017-3874

Principal underwriter

American Funds Distributors, Inc.

333 South Hope Street

Los Angeles, CA 90071-1406

Investors should carefully consider investment objectives, risks, charges and expenses. This and other important information is contained in the fund prospectuses, which can be obtained from Capital Research and Management Company by calling (800) 266-9532 and should be read carefully before investing.

Capital Group Private Client Services Fund files a complete list of its portfolio holdings with the U.S. Securities and Exchange Commission (SEC) for the first and third quarters of each fiscal year on Form NPORT-P. This filing is available free of charge on the SEC website (www.sec.gov). Additionally, the list of portfolio holdings is available by calling your relationship manager at (800) 266-9532.

The proxy voting procedures and policies of Capital Group Private Client Services Fund — which describe how we vote proxies relating to portfolio securities — are available upon request by calling your relationship manager at (800) 266-9532. The funds file their proxy voting records with the SEC for the 12 months ended June 30 by August 31. The report also is available on the SEC website or by calling your relationship manager.

BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. and its affiliates (collectively “Bloomberg”). Bloomberg or Bloomberg’s licensors own all proprietary rights in the Bloomberg Indices. Neither Bloomberg nor Bloomberg’s licensors approves or endorses this material, or guarantees the accuracy or completeness of any information herein, or makes any warranty, express or implied, as to the results to be obtained therefrom and, to the maximum extent allowed by law, neither shall have any liability or responsibility for injury or damages arising in connection therewith.

All Capital Group trademarks mentioned are owned by The Capital Group Companies, Inc., an affiliated company or fund. All other company and product names mentioned are the property of their respective companies.

American Funds Distributors, Inc., member FINRA.

Capital Group Core Municipal FundSM

Capital Group Short-Term Municipal FundSM

Capital Group California Core Municipal FundSM

Capital Group California Short-Term Municipal FundSM

Capital Group Core Bond FundSM

Semi-annual report for the six months ended April 30, 2022

Research-driven
approaches to seeking
wealth preservation
and income

Capital Group Core Municipal Fund seeks to provide current income exempt from federal income tax while preserving your investment.

Capital Group Short-Term Municipal Fund seeks to preserve your investment and secondarily to provide current income exempt from federal income tax.

Capital Group California Core Municipal Fund seeks to provide current income exempt from federal and California income taxes while preserving your investment.

Capital Group California Short-Term Municipal Fund seeks to preserve your investment and secondarily to provide current income exempt from federal and California income taxes.

Capital Group Core Bond Fund seeks to provide you with current income while preserving your investment.

Each fund is one of more than 40 offered by Capital Group, home of American Funds, one of the nation’s largest mutual fund families. For 90 years, Capital Group has invested with a long-term focus based on thorough research and attention to risk.

Fund results shown in this report are at net asset value. Results are for past periods and are not predictive of results for future periods. Current and future results may be lower or higher than those shown. Prices and returns will vary, so investors may lose money. Investing for short periods makes losses more likely.

Here are the total returns on a $1,000 investment with all distributions reinvested for periods ended March 31, 2022 (the most recent calendar quarter-end), and the total annual fund operating expense ratios as of the prospectus dated January 1, 2022:

	Cumulative total returns	Average annual total returns			Gross
	1 year	5 years	10 years	Lifetime*	expense ratios

Capital Group Core Municipal Fund	–3.37%	1.83%	1.77%	2.21%	0.28%
Capital Group Short-Term Municipal Fund	–2.72	1.28	1.09	1.32	0.31 †
Capital Group California Core Municipal Fund	–3.47	1.54	1.81	2.19	0.27
Capital Group California Short-Term Municipal Fund	–2.81	0.82	0.84	1.04	0.29
Capital Group Core Bond Fund	–3.74	1.78	1.63	2.15	0.28

*	Since April 13, 2010.
†	The net expense ratio for Capital Group Short-Term Municipal Fund was 0.30%.

Investment results assume all distributions are reinvested and reflect applicable fees and expenses. The investment adviser is currently reimbursing a portion of the expenses for Capital Group Short-Term Municipal Fund. This reimbursement will be in effect through at least January 1, 2023. The adviser may elect at its discretion to extend, modify or terminate the reimbursement at that time. Visit capitalgrouppcsfunds.com for more information.

Investments are not FDIC-insured, nor are they deposits of or guaranteed by a bank or any other entity, so they may lose value.

Contents

1	Funds’ 30-day yields and 12-month distribution rates

2	Results at a glance

Investment portfolios

3	Capital Group Core Municipal Fund

30	Capital Group Short-Term Municipal Fund

45	Capital Group California Core Municipal Fund

57	Capital Group California Short-Term Municipal Fund

62	Capital Group Core Bond Fund

74	Financial statements

79	Notes to financial statements

91	Financial highlights

Fellow investors:

Shown in the table below are the semi-annual returns for Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund for the six months ended April 30, 2022. Also shown are the results of their benchmarks and peer group averages.

On March 11, 2022, the Board of Trustees of Capital Group Private Client Services Funds unanimously determined that it would be in the best interests of three Capital Group funds to merge into three similar American Funds. Under the proposal, Capital Group Core Municipal Fund would be reorganized into Limited Term Tax-Exempt Bond Fund of America®; Capital Group Short-Term Municipal Fund into American Funds Short-Term Tax-Exempt Bond Fund®; and Capital Group Core Bond Fund into The Bond Fund of America®. The Board also determined that the interests of Capital Group bond fund shareholders would not be diluted as a result of the change. Shareholders will receive materials outlining the proposal as well as information on the affected funds. The reorganizations are not contingent on each other and, if approved by shareholders, are expected to take place later this year. More information can be found in the funds’ amended prospectus at capitalgroup.com/pcs/fund-details.html.

For additional information about the funds, their investment results, holdings and portfolio managers, visit capitalgrouppcsfunds.com. You can also access information about Capital Group’s American Funds and read our insights about the markets, retirement, saving for college, investing fundamentals and more at capitalgroup.com.

Funds’ 30-day yields and 12-month distribution rates

Below is a summary of each fund’s 30-day yield and 12-month distribution rate as of April 30, 2022. Each fund’s 30-day yield is calculated in accordance with the U.S. Securities and Exchange Commission (SEC) formula. The SEC yield reflects the rate at which each fund is earning income on its current portfolio of securities while the distribution rate reflects the funds’ past dividends paid to shareholders. Accordingly, the funds’ SEC yields and distribution rates may differ.

	SEC 30-day yield		12-month distribution rate

Capital Group Core Municipal Fund	1.77%		1.15%
Capital Group Short-Term Municipal Fund	1.52	*	0.86
Capital Group California Core Municipal Fund	1.78		1.20
Capital Group California Short-Term Municipal Fund	1.51		0.71
Capital Group Core Bond Fund	3.02		1.60

*	The SEC 30-day yield for Capital Group Short-Term Municipal Fund is 1.71% with the fund’s reimbursement.

The return of principal for bond funds and for funds with significant underlying bond holdings is not guaranteed. Fund shares are subject to the same interest rate, inflation and credit risks associated with the underlying bond holdings. Income may be subject to state or local income taxes and/or federal alternative minimum taxes. Also, certain other income, as well as capital gain distributions, may be taxable. State tax-exempt funds are more susceptible to factors adversely affecting issuers of their state’s tax-exempt securities than a more widely diversified municipal bond fund. Refer to the funds’ prospectus and the Risk Factors section of this report for more information on these and other risks associated with investing in the funds.

Private Client Services Funds	1

Results at a glance

For periods ended April 30, 2022, with all distributions reinvested

	Cumulative total returns		Average annual total returns
	6 months	1 year	5 years	10 years	Lifetime[1]

Capital Group Core Municipal Fund	–4.96%	–5.26%	1.38%	1.53%	2.06%
Bloomberg Municipal Short-Intermediate 1–10 years Index[2]	–5.62	–5.76	1.17	1.56	2.14
Lipper Short-Intermediate Municipal Debt Funds Average[3]	–5.10	–5.30	0.85	1.09	1.58
Capital Group Short-Term Municipal Fund	–3.57	–3.78	1.01	0.97	1.24
Bloomberg Municipal Short 1–5 Years Index[2]	–4.17	–4.20	0.85	1.03	1.33
Lipper Short Municipal Debt Funds Average[3]	–2.78	–2.93	0.61	0.61	0.83
Capital Group California Core Municipal Fund	–4.99	–5.23	1.09	1.55	2.04
Bloomberg California Short-Intermediate Municipal Index[2]	–5.74	–5.98	0.93	1.52	2.14
Lipper California Short-Intermediate Municipal Debt Funds Average[3]	–4.62	–4.63	0.59	1.00	1.34
Capital Group California Short-Term Municipal Fund	–3.64	–3.88	0.57	0.70	0.96
Bloomberg California Short Municipal Index[2]	–4.13	–4.22	0.65	0.95	1.27
Lipper Short Municipal Debt Funds Average[3]	–2.78	–2.93	0.61	0.61	0.83
Capital Group Core Bond Fund	–5.56	–5.93	1.30	1.35	1.97
Bloomberg Intermediate A+ U.S. Government/Credit Index[2]	–6.06	–6.26	1.09	1.31	1.97
Lipper Short-Intermediate Investment Grade Debt Funds Average[3]	–4.91	–4.95	1.18	1.41	1.90

[1]	Since April 13, 2010.
[2]	The market indexes are unmanaged and, therefore, have no expenses. Investors cannot invest directly in an index. Source: Bloomberg Index Services Ltd.
[3]	Lipper averages reflect the current composition of all eligible mutual funds (all share classes) within a given category. Source: Refinitiv Lipper.

Bloomberg Municipal Short-Intermediate 1–10 Years Index is a market value-weighted index that includes investment-grade tax-exempt bonds with maturities of one to 10 years. Bloomberg Municipal Short 1–5 Years Index is a market value-weighted index that includes investment-grade tax-exempt bonds with maturities of one to five years. Bloomberg California Short-Intermediate Municipal Index is a market value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California with maturities of one to 10 years. Bloomberg California Short Municipal Index is a market value-weighted index that includes only investment-grade tax-exempt bonds that are issued from California with maturities of one to five years. Bloomberg Intermediate A+ U.S. Government/Credit Index is a market value-weighted index that tracks the total return of fixed-rate, publicly placed, dollar-denominated obligations issued by the U.S. Treasury, U.S. government agencies and quasi-federal corporations, corporate or foreign debt guaranteed by the U.S. government, and U.S. corporate and foreign debentures and secured notes that meet specified maturity, liquidity and quality requirements, with maturities of one to 10 years, excluding BBB-rated securities.

2	Private Client Services Funds

Capital Group Core Municipal Fund	unaudited
Investment portfolio April 30, 2022

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies.

Bonds, notes & other debt instruments 86.09%	Principal amount (000)		Value (000)
Alabama 2.48%
Black Belt Energy Gas Dist., Gas Project Rev. Bonds, Series 2022-B-1, 4.00% 2053 (put 2027)	USD	3,500	$3,561
Black Belt Energy Gas Dist., Gas Project Rev. Bonds (Project No. 6), Series 2021-B, 4.00% 2052 (put 2026)		1,050	1,067
Black Belt Energy Gas Dist., Gas Project Rev. Bonds (Project No. 7), Series 2021-C-1, 4.00% 2052 (put 2026)		940	956
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 5), Series 2020-A-1, 4.00% 2049 (put 2026)		825	839
Black Belt Energy Gas Dist., Gas Supply Rev. Bonds, Series 2017-A, 4.00% 2047 (put 2022)		2,050	2,058
Black Belt Energy Gas Dist., Gas Supply Rev. Bonds, Series 2021-A, 4.00% 2051 (put 2023)		1,000	1,029
Federal Aid Highway Fin. Auth., Federal Highway Grant Anticipation Bonds, Series 2012, 5.00% 2023 (preref. 2022)		100	101
City of Homewood, G.O. Warrants, Series 2016, 5.00% 2033 (preref. 2026)		50	55
Housing Fin. Auth., Multi Family Housing Rev. Bonds (ECG Monrovia Project), Series 2022-A, 2.00% 2025 (put 2024)		2,050	2,007
City of Huntsville, Electric Rev. Bonds, Series 2017-A, 5.00% 2022		450	459
City of Huntsville, Electric Rev. Bonds, Series 2017-B, 5.00% 2022		400	408
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 1), Series 2021-A, 4.00% 2051 (put 2028)		2,460	2,500
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 2), Series 2021-B-1, 4.00% 2051 (put 2031)		2,065	2,094
			17,134

Alaska 0.31%
Housing Fin. Corp., Collateralized Bonds (Veterans Mortgage Program), Series 2019, 4.00% 2048		820	835
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2020-A, 3.25% 2044		850	846
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2016-A, 3.50% 2046		130	131
Housing Fin. Corp., State Capital Project Bonds, Series 2014-A, 5.00% 2032 (preref. 2023)		230	240
Housing Fin. Corp., State Capital Project Bonds, Series 2014-A, 5.00% 2033 (preref. 2023)		110	115
			2,167

Arizona 1.10%
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2028		295	332
Agricultural Improvement and Power Dist., Electric System Rev. Bonds (Salt River Project), Series 2021-A, 5.00% 2029		370	422
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2027		400	443
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2028		550	618
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2033		80	91
Bullhead City, Excise Taxes Rev. Obligations, Series 2021-2, 1.15% 2027		375	330
Coconino County Pollution Control Corp., Pollution Control Rev. Ref. Bonds, Series 2017-B, 1.65% 2039 (put 2023)		1,500	1,494
City of Glendale Industrial Dev. Auth., Rev. Ref. Bonds (Midwestern University), Series 2020, 5.00% 2029		1,000	1,132
Industrial Dev. Auth., Education Rev. Bonds (GreatHearts Arizona Projects), Series 2021-A, 5.00% 2029		115	128

Private Client Services Funds	3

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Arizona (continued)
Industrial Dev. Auth., Rev. Bonds (Lincoln South Beltway Project), Series 2020, 5.00% 2023	USD	1,000	$1,039
Kyrene Elementary School Dist. No. 28, School Improvement Bonds (2010 Project), Series 2013-B, 4.50% 2024 (preref. 2023)[1]		55	57
Kyrene Elementary School Dist. No. 28, School Improvement Bonds (2010 Project), Series 2013-B, 4.50% 2025 (preref. 2023)[1]		45	46
County of Maricopa, Industrial Dev. Auth., Education Rev. Bonds (GreatHearts Arizona Projects), Series 2017-A, 5.00% 2027		745	814
City of Phoenix Civic Improvement Corp., Water System Rev. Ref. Bonds, Series 2014-B, 5.00% 2024		115	121
County of Pima, Industrial Dev. Auth., Rev. Bonds (Tucson Medical Center), Series 2021-A, 5.00% 2031		485	558
			7,625

Arkansas 0.09%
Dev. Fin. Auth., Health Care Rev. Bonds (Baptist Memorial Health Care), Series 2015-B-3, (SIFMA Municipal Swap Index + 1.55%) 1.99% 2044 (put 2022)[2]		600	600

California 5.24%
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2006-C-1, (SIFMA Municipal Swap Index + 0.90%) 1.34% 2045 (put 2023)[2]		2,205	2,204
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-C, (SIFMA Municipal Swap Index + 0.45%) 0.89% 2056 (put 2026)[2]		425	420
Trustees of the California State University, Systemwide Rev. Bonds, Series 2017-A, 5.00% 2026		380	419
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-A, 5.00% 2027		365	398
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)		195	171
Carlsbad Unified School Dist., G.O. Bonds, 2018 Election, Series 2021-B, 2.00% 2023		75	75
Carlsbad Unified School Dist., G.O. Bonds, 2018 Election, Series 2021-B, 2.00% 2024		85	84
Community Choice Fncg. Auth., Clean Energy Project Rev. Green Bonds, Series 2021-B-1, 4.00% 2052 (put 2031)		2,415	2,452
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 3.00% 2024		165	167
Educational Facs. Auth., Rev. Bonds (University of Southern California), Series 2009-C, 5.25% 2024 (escrowed to maturity)		35	37
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2023		105	105
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2024		50	49
G.O. Bonds, Series 2021, 5.00% 2031		30	33
G.O. Bonds, Series 2021, 5.00% 2032		25	27
G.O. Bonds, Series 2021, 5.00% 2034		25	27
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2023		1,265	1,313
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2027		4,625	5,168
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2027		1,000	1,120
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2030		55	64
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2015-A, 5.00% 2040 (preref. 2025)		120	129
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)		1,000	1,016
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2028		315	334
Housing Fin. Agcy., Municipal Certs., Series 2021-A-1, 3.50% 2035		733	734
Housing Fin. Agcy., Municipal Certs., Series 2021-A-3, 3.25% 2036		467	448
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Los Angeles County Museum of Art Project), Series 2021-B, 1.14% 2050 (put 2026)[2]		340	338
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2017-A, BAM insured, 5.00% 2025		250	267
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2024		85	90
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 4.00% 2026		60	63
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. Ref. Bonds, Series 2022-E, 5.00% 2030		250	285
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2020-A, 5.00% 2026		710	779
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2022-B, 5.00% 2032		180	213
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-B, 4.00% 2026		605	640
City of Los Angeles, Wastewater System Rev. Ref. Bonds, Series 2018-B, 5.00% 2027		625	696
County of Los Angeles, Dev. Auth., Multi Family Housing Mortgage Rev. Bonds (Long Beach Senior Housing), Series 2022, 2.00% 2026 (put 2025)		1,550	1,513
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Cantamar Villas), Series 2021-D-1, 0.30% 2025 (put 2024)		55	52

4	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Sunny Garden Apartments), Series 2021-C-1, 0.20% 2024 (put 2023)	USD	75	$74
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Bonds, Series 2016-A, 5.00% 2023		50	52
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Bonds, Series 2021-A, 5.00% 2032		960	1,118
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-C, 5.00% 2025		640	688
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-C, 5.00% 2029		150	172
Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2020-A, 5.00% 2023		1,500	1,550
Municipal Fin. Auth., Senior Living Rev. Bonds (Mt. San Antonio Gardens Project), Series 2022-B-2, 2.125% 2026		15	14
Murrieta Valley Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2022		1,250	1,262
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2024		45	46
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2025		45	47
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2026		45	47
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2027		45	47
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2021-A, 4.00% 2028		40	42
Public Works Board, Lease Rev. Green Bonds (Dept. of General Services, Sacramento Region New Natural Resources Headquarters), Series 2021-C, 5.00% 2032		1,000	1,155
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2028		655	736
RNR School Fncg. Auth., Community Facs. Dist. No. 92-1, Special Tax Bonds, Series 2017-A, BAM insured, 5.00% 2028		1,000	1,095
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2029		70	73
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022		1,000	1,006
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-B, 5.00% 2030		230	266
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2023		480	496
City of San Jose, Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2017-B, 5.00% 2026		285	312
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2022		135	136
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2023		160	165
City of Santee, Community Facs. Dist. No. 2017-1, Special Tax Bonds (Weston Infrastructure), Series 2019, 5.00% 2024		170	178
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2023		65	67
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024		20	21
Southern California Public Power Auth., Transmission Project Rev. Bonds (Southern Transmission Project), Series 2017-A, 5.00% 2023		490	506
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Villa Del Sol Apartments), Series 2021-A-2, 0.39% 2023 (put 2023)		280	274
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)		125	125
Statewide Communities Dev. Auth., Pollution Control Rev. Ref. Bonds (Southern California Edison Co.), Series 2006-D, 2.625% 2033 (put 2023)		135	134
Statewide Communities Dev. Auth., Rev. Bonds (American Baptist Homes of the West), Series 2013-A, 5.00% 2023 (preref. 2022)		80	82
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025		65	65
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2026		500	500
Tobacco Securitization Auth. of Northern California, Tobacco Settlement Asset-Backed Rev. Ref. Senior Bonds (Sacramento County Tobacco Securitization Corp.), Series 2021-B-1, 0.45% 2030		20	20
Tobacco Securitization Auth. of Southern California, Tobacco Settlement Asset-Backed Rev. Ref. Bonds (San Diego County Tobacco Asset Securitization Corp.), Series 2019-A, 5.00% 2030		180	197
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026		165	181
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2019-CS, 4.00% 2049		785	801
Dept. of Water Resources, Water System Rev. Bonds (Central Valley Project), Series 2016-AW, 5.00% 2033 (preref. 2026)		255	283
Dept. of Water Resources, Water System Rev. Bonds (Central Valley Project), Series 2017-AX, 5.00% 2033 (preref. 2027)		230	260
			36,223

Private Client Services Funds	5

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Colorado 1.87%
City of Arvada, Mountain Shadows Metropolitan Dist., Limited Tax G.O. Rev. Ref. and Improvement Bonds, Series 2016, 4.00% 2026	USD	603	$603
Certs. of Part., Series 2021-A, 5.00% 2028		495	560
Certs. of Part., Series 2021-A, 5.00% 2029		1,000	1,143
Board of Governors of the Colorado State University System, System Enterprise Rev. and Rev. Ref. Bonds, Series 2016-B, 5.00% 2041 (preref. 2027)		140	155
City and County of Denver, Dept. of Aviation, Airport System Rev. Bonds, Series 2019-D, 5.00% 2031 (put 2022)		1,000	1,015
E-470 Public Highway Auth., Rev. Bonds, Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.537% 2039 (put 2024)[2]		285	279
Educational and Cultural Facs. Auth., Rev. Ref. Bonds (Johnson & Wales University Project), Series 2013-B, 5.00% 2023 (escrowed to maturity)		1,805	1,853
Health Facs. Auth., Health Facs. Rev. and Rev. Ref. Bonds (Evangelical Lutheran Good Samaritan Society Project), Series 2015-A, 5.00% 2024 (escrowed to maturity)		1,825	1,924
Health Facs. Auth., Hospital Rev. Bonds (Adventist Health System/Sunbelt Obligated Group), Series 2018-A, 5.00% 2048		125	135
Housing and Fin. Auth., Multi Family Housing Rev. Bonds (Wildhorse Ridge Apartments Project), Series 2022, 2.00% 2026 (put 2025)		1,850	1,810
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2018-C, Class I, 4.25% 2048		530	543
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2020-B, Class I, 3.75% 2050		840	851
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-L, Class I, 3.25% 2051		1,250	1,241
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2029		70	75
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2029		40	43
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2030		150	162
Regional Transportation Dist., Private Activity Bonds (Denver Transit Partners Eagle P3 Project), Series 2020-A, 5.00% 2030		35	38
Weld County School Dist. RE-5J, G.O. Bonds, Series 2021, 5.00% 2023		475	496
			12,926

Connecticut 0.79%
Town of East Hartford, Housing Auth., Multi Family Housing Rev. Bonds (Veterans Terrace Project), Series 2021, 0.25% 2023 (put 2022)		140	139
Health and Educational Facs. Auth., Rev. Bonds (Hartford Healthcare Issue), Series 2021-A, 5.00% 2029		330	367
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2003-X-2, 0.25% 2037 (put 2024)		910	869
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2014-A, 1.10% 2048 (put 2023)		1,105	1,097
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2014-C-1, 4.00% 2044		50	51
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2016-A-1, 4.00% 2045		200	203
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-A-1, 4.00% 2047		1,585	1,609
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-C-1, 4.00% 2047		605	614
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-D-1, 4.00% 2047		130	132
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2022-A-1, 3.50% 2051		290	290
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-A, 3.50% 2044		60	60
			5,431

Delaware 0.13%
County of Harris, Metropolitan Transportation Auth., Sales and Use Tax Contractual Obligations, Series 2015-B, 5.00% 2025		85	92
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2022		290	291
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2023		200	206
Health Facs. Auth., Rev. Bonds (Beebe Medical Center Project), Series 2018, 5.00% 2024		300	314
			903

District of Columbia 0.87%
G.O. Bonds, Series 2015-A, 5.00% 2032		1,800	1,916
G.O. Rev. Ref. Bonds, Series 2021-E, 5.00% 2029		230	263
G.O. Rev. Ref. Bonds, Series 2021-E, 5.00% 2030		960	1,112
Housing Fin. Agcy., Collateralized Multi Family Housing Rev. Bonds (Kenilworth 166 Apartments Project), Series 2021, 1.25% 2025 (put 2024)		410	394

6	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
District of Columbia (continued)
Housing Fin. Agcy., Collateralized Multi Family Housing Rev. Bonds (Parcel 42 Project), Series 2022, 1.70% 2041 (put 2025)	USD	500	$483
Income Tax Secured Rev. Bonds, Series 2020-A, 5.00% 2032		750	855
Income Tax Secured Rev. Bonds, Series 2020-C, 5.00% 2033		215	244
Rev. Ref. Bonds (National Public Radio, Inc. Issue), Series 2016, 5.00% 2028 (preref. 2028)		50	55
Rev. Ref. Bonds (National Public Radio, Inc. Issue), Series 2016, 5.00% 2029 (preref. 2029)		50	55
Washington Convention and Sports Auth., Dedicated Tax Rev. Ref. Bonds, Series 2018-A, 5.00% 2027		600	669
			6,046

Florida 6.60%
County of Alachua, Health Facs. Auth., Continuing Care Retirement Community Rev. Bonds (Oak Hammock at the University of Florida, Inc. Project), Series 2021, 4.00% 2022		20	20
County of Brevard, Health Facs. Auth., Rev. Ref. Bonds (Health First, Inc. Project), Series 2014, 5.00% 2033		130	136
County of Brevard, Housing Fncg. Auth., Multi Family Mortgage Rev. Bonds (Tropical Manor Apartments), Series 2021, 0.25% 2023 (put 2022)		135	134
County of Broward, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Solaris Apartments), Series 2021-B, 0.70% 2025 (put 2024)		370	353
Central Florida Expressway Auth., Rev. Bonds, Series 2019-B, 5.00% 2030		1,000	1,127
Citizens Property Insurance Corp., Personal Lines Account/Commercial Lines Account Secured Bonds, Series 2012-A-1, 5.00% 2022		170	171
City of Daytona Beach, Housing Auth., Multi Family Housing Rev. Bonds (The WM at the River Project), Series 2021-B, 1.25% 2025 (put 2024)		605	582
Dev. Fin. Corp., Healthcare Facs. Rev. Bonds (UF Health - Jacksonville Project), Series 2022-A, 5.00% 2033		1,115	1,215
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2013-A, 5.00% 2022		1,000	1,003
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2019-D, 5.00% 2023		120	124
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2022-A, 5.00% 2025		949	1,022
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2022-A, 5.00% 2026		1,000	1,099
Greater Orlando Aviation Auth., Airport Facs. Rev. Bonds, Series 2016-B, 5.00% 2028		750	825
Higher Educational Facs. Fncg. Auth., Educational Facs. Rev. Ref. Bonds (Nova Southeastern University Project), Series 2016, 5.00% 2026		655	708
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2017-1, 4.00% 2048		980	995
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-1, 4.00% 2049		985	1,002
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-2, 4.25% 2050		985	1,009
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2020-1, 3.50% 2051		150	151
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2021-2, 3.00% 2052		2,230	2,192
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds (Special Program), Series 2015-A, 3.50% 2046		35	35
Housing Fin. Corp., Multi Family Mortgage Rev. Bonds (The Canopy at West River Towers 1 & 2), Series 2022-A-2, 3.25% 2026 (put 2025)		519	522
Housing Fin. Corp., Multi Family Mortgage Rev. Bonds (Valencia Park Apartments), Series 2021-A, FHA insured, 0.25% 2023 (put 2022)		630	620
JEA, Electric System Rev. Bonds, Series 2014-A-3, 5.00% 2022		600	609
JEA, Electric System Rev. Bonds, Series 2017-B, 5.00% 2026		500	547
JEA, Electric System Rev. Bonds, Series 2017-B-3, 5.00% 2026		340	373
JEA, Electric System Rev. Bonds, Series 2020-A-3, 5.00% 2030		50	57
JEA, Electric System Rev. Bonds, Series 2021-A, 5.00% 2031		2,095	2,398
JEA, Electric System Rev. Bonds, Series 2021-A-3, 5.00% 2033		625	719
JEA, Water and Sewer System Rev. Bonds, Series 2020-A, 5.00% 2033		50	57
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2024		280	278
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2025		285	281
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2026		295	289
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2027		300	291
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.50% 2028		305	293
County of Manatee, University Park Recreation Dist., Non-Ad Valorem Assessment Bonds, Series 2019, BAM insured, 2.625% 2029		315	303
County of Miami-Dade, Aviation Rev. Ref. Bonds, Series 2020-A, 5.00% 2025		1,150	1,230
County of Miami-Dade, Expressway Auth., Toll System Rev. Bonds, Series 2014-A, BAM insured, 5.00% 2026		780	821
County of Miami-Dade, Expressway Auth., Toll System Rev. Ref. Bonds, Series 2014-B, BAM insured, 5.00% 2026		760	800

Private Client Services Funds	7

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Florida (continued)
County of Miami-Dade, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Platform 3750), Series 2021, 0.25% 2024 (put 2023)	USD	510	$495
County of Miami-Dade, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Sunset Bay Apartments), Series 2021, 0.25% 2023 (put 2022)		420	415
County of Miami-Dade, Industrial Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. of Florida Project), Series 2007, 0.32% 2027 (put 2022)		2,205	2,191
County of Miami-Dade, Transit System Sales Surtax Rev. Bonds, Series 2012, 5.00% 2025 (preref. 2022)		25	25
City of Miami Beach, Health Facs. Auth., Hospital Rev. and Rev. Ref. Bonds (Mount Sinai Medical Center of Florida), Series 2014, 5.00% 2027		145	152
Municipal Power Agcy., All-Requirements Power Supply Project Rev. Ref. Bonds, Series 2016-A, 5.00% 2026		1,000	1,093
County of Orange, Health Facs. Auth., Health Care Facs. Rev. Ref. Bonds (Presbyterian Retirement Communities Project), Series 2016, 5.00% 2031		300	319
County of Orange, Health Facs. Auth., Rev. Bonds (Presbyterian Retirement Communities Obligated Group Project), Series 2023-A, 5.00% 2029		320	335
County of Orange, Health Facs. Auth., Rev. Bonds (Presbyterian Retirement Communities Obligated Group Project), Series 2023-A, 5.00% 2031		500	526
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Dunwoodie Place Apartments), Series 2021-A, 0.20% 2024 (put 2023)		200	193
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Jernigan Gardens), Series 2020-B, 0.35% 2023 (put 2022)		2,000	1,988
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Stratford Point Apartments), Series 2021-B, 0.55% 2025 (put 2024)		635	604
Orlando Utilities Commission, Utility System Rev. Ref. Bonds, Series 2021-B, 1.25% 2046 (put 2028)		1,000	859
Orlando-Orange County Expressway Auth., Rev. Ref. Bonds, Series 2013-A, 5.00% 2032 (preref. 2023)		1,020	1,054
County of Palm Beach, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Christian Manor), Series 2022, 1.25% 2025 (put 2024)		2,875	2,810
County of Pasco, Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.00% 2026		345	346
County of Pasco, Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.20% 2027		355	361
County of Pasco, Connerton West Community Dev. Dist., Improvement Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 3.25% 2028		370	375
County of Pinellas, Housing Fin. Auth., Multi Family Mortgage Backed Bonds (Jordan Park Apartments), Series 2021-B, 0.65% 2025 (put 2024)		525	500
County of Polk, Utility System Rev. and Rev. Ref. Bonds, Series 2013, BAM insured, 5.00% 2043 (preref. 2023)		185	192
City of Pompano Beach, Rev. Bonds (John Knox Village Project), Series 2015, 5.00% 2023		630	648
Counties of St. Johns and Duval, Tolomato Community Dev. Dist., Rev. Ref. Bonds, Series 2018-A-1, Assured Guaranty Municipal insured, 2.625% 2024		1,055	1,051
County of St. Johns, Sweetwater Creek Community Dev. Dist., Capital Improvement Rev. Ref. Bonds, Series 2019-A-1, Assured Guaranty Municipal insured, 2.00% 2022		340	340
City of South Miami, Health Facs. Auth., Hospital Rev. Ref. Bonds (Baptist Health South Florida Obligated Group), Series 2017, 5.00% 2024		500	525
City of Tallahassee, Energy System Rev. Ref. Bonds, Series 2020, 5.00% 2028		1,000	1,131
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2028		215	239
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2029		250	281
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2030		260	295
Dept. of Transportation, Right-of-Way Acquisition and Bridge Construction Bonds, Series 2022-A, 5.00% 2026		510	562
Dept. of Transportation, Turnpike Rev. Bonds, Series 2018-A, 5.00% 2026		292	321
Dept. of Transportation Fncg. Corp., Rev. Bonds, Series 2020, 5.00% 2024		430	454
City of Winter Garden, Winter Garden Village at Fowler Groves Community Dev. Dist., Special Assessment Rev. Ref. Bonds, Series 2016, 3.00% 2024		530	529
			45,600

Georgia 2.56%
County of Appling, Dev. Auth., Pollution Control Rev. Bonds (Oglethorpe Power Corp. Scherer Project), Series 2013-A, 1.50% 2038 (put 2025)		885	854
City of Atlanta, Urban Residential Fin. Auth., Multi Family Housing Rev. Bonds (Sylvan Hills Senior Apartments Project), Series 2020, 0.41% 2025 (put 2023)		285	274
County of Burke, Dev. Auth., Pollution Control Rev. Bonds (Georgia Power Co. Plant Vogtle Project), Series 1995-5, 2.20% 2032		500	466
County of Burke, Dev. Auth., Pollution Control Rev. Bonds (Georgia Power Co. Plant Vogtle Project), Series 2013, 2.925% 2053 (put 2024)		600	598

8	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Georgia (continued)
County of Burke, Dev. Auth., Pollution Control Rev. Bonds (Oglethorpe Power Corp. Vogtle Project), Series 2013-A, 1.50% 2040 (put 2025)	USD	685	$661
City of Columbus, Dev. Auth., Multi Family Housing Rev. Bonds (Highland Terrance Phase II Project), Series 2021-B, 0.34% 2025 (put 2024)		425	403
County of Dawson, Dev. Auth., Multi Family Housing Rev. Bonds (Peaks of Dawsonville Project), Series 2021, 0.28% 2023		250	243
County of Dekalb, Housing Auth., Multi Family Housing Rev. Bonds (Columbia Village Project), Series 2021-A, 0.34% 2024 (put 2023)		140	136
G.O. Bonds, Series 2020-A, 5.00% 2023		160	166
G.O. Rev. Ref. Bonds, Series 2016-E, 5.00% 2026		225	250
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2014-A-1, 4.00% 2044		155	157
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2015-A-1, 3.50% 2045		125	126
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2017-A, 4.00% 2047		350	355
City of Lawrenceville, Housing Auth., Multi Family Housing Rev. Bonds (Hearthside Lawrenceville Project), Series 2022, 2.25% 2025 (put 2024)		1,565	1,537
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2018-D, (3-month USD-LIBOR x 0.67 + 0.83%) 1.134% 2048 (put 2023)[2]		155	154
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-B, 4.00% 2049 (put 2024)		980	1,004
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-C, 4.00% 2050 (put 2026)		1,500	1,529
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2021-C, 4.00% 2052 (put 2028)		2,305	2,349
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2021-A, 4.00% 2052 (put 2027)		1,000	1,028
Municipal Electric Auth., General Resolution Projects Bonds, Series 2021-A, 5.00% 2031		415	471
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project J Bonds, Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2029		495	558
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project J Bonds, Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2030		430	489
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project M Bonds, Series 2019-A, 5.00% 2029		120	133
Municipal Electric Auth., Plant Vogtle Units 3 and 4 Project M Bonds, Series 2019-A, 5.00% 2030		115	127
Municipal Electric Auth., Project One Bonds, Series 2019-A, 5.00% 2024		1,000	1,039
Municipal Electric Auth., Project One Bonds, Series 2019-A, 5.00% 2029		870	970
Municipal Electric Auth., Project One Bonds, Series 2021-A, 5.00% 2031		785	891
Northwest Georgia Housing Auth., Multi Family Housing Rev. Bonds (Dallas Manor Apartments Project), Series 2021, 0.25% 2024 (put 2023)		120	116
City of Valdosta, Housing Auth., Multi Family Housing Rev. Bonds (TISHCO Rural Rental Housing Portfolio Project), Series 2022, 1.25% 2025 (put 2024)		185	181
County of Walker, Dev. Auth., Multi Family Housing Rev. Bonds (Gateway at Rossville Project), Series 2021-B, 0.46% 2024 (put 2023)		465	448
			17,713

Guam 0.07%
Waterworks Auth., Water and Wastewater System Rev. Bonds, Series 2013, 5.25% 2024		450	463

Hawaii 0.50%
Airports System Rev. Bonds, Series 2018-D, 5.00% 2030		1,000	1,138
City and County of Honolulu, G.O. Bonds (Honolulu Rail Transit Project), Series 2020-B, 5.00% 2031		2,020	2,320
			3,458

Idaho 0.17%
Health Facs. Auth., Rev. Bonds (St. Luke’s Health System Project), Series 2021-A, 5.00% 2031		60	68
Health Facs. Auth., Rev. Bonds (St. Luke’s Health System Project), Series 2021-A, 5.00% 2032		90	103
Housing and Fin. Assn., Grant and Rev. Anticipation Bonds (Federal Highway Trust Fund), Series 2015-A, 5.00% 2022		1,000	1,007
			1,178

Illinois 5.63%
Build Illinois Bonds, Sales Tax Rev. Ref. Bonds, Series 2016-D, 5.00% 2025		475	501
City of Chicago, Board of Education, Unlimited Tax G.O. Bonds (Dedicated Rev.), Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2023		1,100	1,144
City of Chicago, Chicago Midway Airport, Rev. and Rev. Ref. Bonds, Series 2014-B, 5.00% 2028		500	518

Private Client Services Funds	9

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Illinois (continued)
City of Chicago, G.O. Rev. Ref. Bonds, Series 2020-A, 5.00% 2023	USD	560	$569
City of Chicago, Transit Auth., Capital Grant Receipts Rev. Ref. Bonds (Federal Transit Administration Section 5307 Urbanized Area Formula Funds), Series 2021, 5.00% 2024		65	68
City of Chicago, Wastewater Transmission Rev. Bonds, Series 2012, Assured Guaranty Municipal insured, 5.00% 2023		500	501
City of Chicago, Wastewater Transmission Rev. Project Bonds, Series 2014, 5.00% 2028		385	397
City of Chicago, Water Rev. Bonds, Series 2004, 5.00% 2023		200	208
City of Chicago, Water Rev. Ref. Bonds, Series 2014, 5.00% 2023		200	208
City of Chicago, Water Rev. Ref. Bonds, Series 2017, 5.00% 2028		355	393
County of Cook, Community College Dist. No. 508 (City Colleges of Chicago), Unlimited Tax G.O. Bonds, Series 2013, 5.00% 2023		200	207
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2025		110	118
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2027		500	555
Fin. Auth., Academic Fac. Lease Rev. Bonds (Provident Group - UIUC Properties LLC - University of Illinois at Urbana-Champaign Project), Series 2019-A, 5.00% 2028		400	449
Fin. Auth., Rev. Bonds (Advocate Health Care Network), Series 2008-A-1, 4.00% 2030		1,000	1,024
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2025		125	133
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2026		120	130
Fin. Auth., Rev. Bonds (Clean Water Initiative Revolving Fund), Series 2017, 5.00% 2033		500	548
Fin. Auth., Rev. Bonds (Northshore University Heathsystem), Series 2020-A, 5.00% 2033		280	313
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2027		250	268
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2020-B-2, 5.00% 2050 (put 2026)		105	114
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2016-A, 5.00% 2024		310	323
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2021-B, (SIFMA Municipal Swap Index + 0.70%) 1.14% 2042 (put 2026)[2]		140	140
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2026		600	650
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2028		400	440
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2028		1,000	1,064
Fin. Auth., Rev. Bonds (Rush University Medical Center Obligated Group), Series 2015-A, 5.00% 2029		500	531
Fin. Auth., Rev. Bonds (The Carle Foundation), Series 2021-A, 5.00% 2029		800	898
Fin. Auth., Rev. Bonds (The Carle Foundation), Series 2021-A, 5.00% 2030		360	408
Fin. Auth., Rev. Bonds (University of Chicago), Series 2021-A, 5.00% 2025		270	292
Fin. Auth., Rev. Ref. Bonds (Northwestern Memorial Healthcare), Series 2021-A, 5.00% 2033		365	420
Fin. Auth., Rev. Ref. Bonds (OSF Healthcare System), Series 2015-A, 5.00% 2026		770	828
Fin. Auth., Water Facs. Rev. Ref. Bonds (American Water Capital Corp. Project), Series 2020, 0.70% 2040 (put 2023)		215	210
G.O. Bonds, Series 2014, 5.00% 2022		110	110
G.O. Bonds, Series 2020-B, 5.00% 2029		2,090	2,277
G.O. Bonds, Series 2019-A, 5.00% 2029		1,000	1,089
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2021-C, 0.80% 2026		40	37
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Concord Commons), Series 2021, 0.25% 2024 (put 2023)		810	796
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.44% 2050 (put 2025)[2]		2,000	2,019
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Terrance Senior), Series 2022, 2.375% 2025 (put 2024)		770	763
Housing Dev. Auth., Rev. Bonds, Series 2019-A, 4.25% 2049		1,290	1,323
Housing Dev. Auth., Rev. Bonds, Series 2021-D, 3.00% 2051		1,640	1,608
Metropolitan Pier and Exposition Auth., McCormick Place Expansion Project Rev. Ref. Bonds, Series 2017-B, 5.00% 2025		225	239
Municipal Electric Agcy., Power Supply System Rev. Ref. Bonds, Series 2015-A, 5.00% 2027		1,000	1,072
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2023		620	636
Sales Tax Securitization Corp., Sales Tax Rev. Ref. Bonds, Series 2017-A, 5.00% 2024		1,000	1,043
Sales Tax Securitization Corp., Sales Tax Securitization Rev. Ref. Bonds, Series 2017-A, 5.00% 2023		2,000	2,043
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2025		1,180	1,252
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2015-A, 5.00% 2027		1,250	1,344
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2015-A, 5.00% 2028		1,110	1,191
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2029		440	494
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2024		500	522
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2025		740	785
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2028		635	707
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2018-A, 5.00% 2025		135	144
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2020-A, 5.00% 2028		1,000	1,103

10	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Illinois (continued)
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2005-A, National insured, 5.50% 2023	USD	500	$514
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Ref. Bonds, Series 2015-A, 5.00% 2026		1,120	1,191
Board of Trustees of the University of Illinois, Rev. Ref. Certs. of Part., Series 2008-A, Assured Guaranty Municipal insured, 5.25% 2024		30	30
			38,902

Indiana 1.32%
Fin. Auth., Health System Rev. Bonds (Indiana University Health), Series 2019-C, 5.00% 2022		140	142
Fin. Auth., Hospital Rev. Bonds (Community Health Network Project), Series 2012-A, 5.00% 2042 (preref. 2023)		1,165	1,199
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2021-B, 5.00% 2028		575	645
Fin. Auth., Wastewater Utility Rev. Ref. Bonds (CWA Auth. Project), Series 2021-2, 5.00% 2022		130	132
Fin. Auth., Wastewater Utility Rev. Ref. Bonds (CWA Auth. Project), Series 2021-1, 5.00% 2023		275	286
Fin. Auth., Wastewater Utility Rev. Ref. Bonds (CWA Auth. Project), Series 2021-2, 5.00% 2023		85	88
Fin. Auth., Wastewater Utility Rev. Ref. Bonds (CWA Auth. Project), Series 2021-2, 5.00% 2027		335	375
City of Franklin, Econ. Dev. and Rev. Ref. Bonds (Otterbein Homes Obligated Group), Series 2019-B, 5.00% 2023		30	31
Health Fac. Fncg. Auth., Rev. Bonds (Ascension Health Subordinate Credit Group), Series 2005-A-1, 4.00% 2023		80	82
Housing and Community Dev. Auth., Collateralized Rev. Bonds (RD Moving Forward Biggs Project), Series 2022, 2.00% 2025 (put 2024)		185	182
Housing and Community Dev. Auth., Collateralized Rev. Bonds (RD Moving Forward Justus Project), Series 2021, 0.33% 2024 (put 2023)		710	691
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2048		1,655	1,696
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.75% 2049		150	152
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-B, 3.00% 2050		110	108
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-C-1, 3.00% 2052		355	348
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2026		340	366
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2027		330	361
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2028		435	483
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2029		265	298
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2030		435	493
City of Kokomo, Multi Family Housing Rev. Bonds (KHA RAD I Apartments), Series 2021-A, 0.56% 2025 (put 2024)		1,030	990
			9,148

Iowa 0.52%
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.00% 2047		760	776
Fin. Auth., Single Family Mortgage Bonds (Mortgage-Backed Securities Program), Series 2019-D, 3.50% 2049		25	25
PEFA, Inc., Gas Project Rev. Bonds, Series 2019, 5.00% 2049 (put 2026)		2,150	2,270
Tobacco Settlement Auth., Tobacco Settlement Asset-Backed Bonds, Series 2021-A-2, 5.00% 2031		320	353
Tobacco Settlement Auth., Tobacco Settlement Asset-Backed Bonds, Series 2021-A-2, 5.00% 2033		135	148
			3,572

Kansas 0.31%
Johnson County Unified School Dist. No. 512, G.O. Rev. Ref. and Improvement Bonds (Shawnee Mission), Series 2015-A, 5.00% 2031 (preref. 2025)		1,000	1,083
Turnpike Auth., Rev. Ref. Bonds, Series 2020-A, 3.00% 2025		950	963
Unified Government of Wyandotte County, Board of Public Utilities, Utility System Improvement Rev. Bonds, Series 2012-B, 5.00% 2026 (preref. 2022)		110	111
			2,157

Private Client Services Funds	11

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Kentucky 1.03%
Econ. Dev. Fin. Auth., Health System Rev. Bonds (Norton Healthcare, Inc.), Capital Appreciation Bonds, Series 2000-B, National insured, 0% 2027	USD	1,000	$826
Housing Corp., Multi Family Housing Rev. Bonds (Cambridge Square Project), Series 2021, 0.30% 2024 (put 2024)		365	348
Housing Corp., Multi Family Housing Rev. Bonds (New Hope Properties Portfolio Project), Series 2021, 0.41% 2024 (put 2023)		1,575	1,524
Housing Corp., Multi Family Housing Rev. Bonds (Winterwood II Rural Housing Portfolio), Series 2021, 0.37% 2024 (put 2023)		635	613
County of Owen, Water Facs. Rev. Ref. Bonds (Kentucky - American Water Co. Project), Series 2019, 2.45% 2039 (put 2029)		750	679
Property and Buildings Commission, Commonwealth Rev. Ref. Bonds (Project No. 125), Series 2021-A, 5.00% 2022		170	172
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)		410	416
Public Energy Auth., Gas Supply Rev. Bonds, Series 2019-A-1, 4.00% 2049 (put 2025)		1,180	1,197
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-B, 4.00% 2049 (put 2025)		185	189
Public Energy Auth., Gas Supply Rev. Bonds, Series 2022-A-1, 4.00% 2052 (put 2030)		855	871
Turnpike Auth., Econ. Dev. Road Rev. Ref. Bonds (Revitalization Projects), Series 2022-A, 5.00% 2031		270	311
			7,146

Louisiana 2.27%
Parish of East Baton Rouge, Road and Street Improvement Sales Tax Rev. Ref. Bonds, Series 2020, Assured Guaranty Municipal insured, 5.00% 2022		85	86
Parish of East Baton Rouge, Road and Street Improvement Sales Tax Rev. Ref. Bonds, Series 2020, Assured Guaranty Municipal insured, 5.00% 2026		1,250	1,365
Parish of East Baton Rouge, Sewerage Commission, Multi Modal Rev. Ref. Bonds, Series 2021-A, 1.30% 2041 (put 2028)		1,270	1,107
Parish of East Baton Rouge, Sewerage Commission, Rev. Ref. Bonds, Series 2020-A, 5.00% 2026		1,135	1,235
Gasoline and Fuels Tax Rev. Ref. Bonds, Series 2017-D-1, 0.60% 2043 (put 2023)		2,000	1,978
Gasoline and Fuels Tax Rev. Ref. Bonds, Series 2022-A, (USD-SOFR x 0.50 + 0.50%) 0.689% 2043 (put 2026)[2]		575	573
Grant Anticipation Rev. Bonds, Series 2021, 5.00% 2023		335	348
Housing Corp., Multi Family Housing Rev. Bonds (Arbours at Lafayette Project), Series 2021, 0.35% 2024 (put 2023)		375	363
Housing Corp., Multi Family Housing Rev. Bonds (Hollywood Acres and Hollywood Heights Projects), Series 2019, 0.55% 2023		750	724
Housing Corp., Multi Family Housing Rev. Bonds (Mabry Place Townhomes Project), Series 2021, 0.31% 2024 (put 2023)		215	208
Parish of Jefferson, Sales Tax Rev. Ref. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2027		1,000	1,116
Local Government Environmental Facs. and Community Dev. Auth., Rev. Ref. Bonds (Entergy Louisiana, LLC Projects), Series 2021-A, 2.00% 2030		105	92
Louisiana Stadium and Exposition Dist., Rev. Ref. Bonds, Series 2013-A, 5.00% 2022		1,500	1,509
Offshore Terminal Auth., Deepwater Port Rev. Bonds (Loop LLC Project), Series 2007-A, 1.65% 2027 (put 2023)		905	893
Public Facs. Auth., Hospital Rev. Ref. Bonds (Lafayette General Health System Project), Series 2016-A, 5.00% 2041 (preref. 2025)		1,000	1,086
Parish of St. Charles, Gulf Opportunity Zone Rev. Bonds (Valero Project), Series 2010, 4.00% 2040 (put 2022)		2,000	2,003
Parish of St. John the Baptist, Rev. Ref. Bonds (Marathon Oil Corp. Project), Series 2017-B-1, 2.125% 2037 (put 2024)		285	277
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 3.00% 2022		115	116
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 4.00% 2023		105	108
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2024		80	85
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 4.00% 2025		145	151
City of Shreveport, Water and Sewer Rev. Bonds, Series 2019-B, Assured Guaranty Municipal insured, 5.00% 2026		140	154
Tobacco Settlement Fncg. Corp., Tobacco Settlement Asset-Backed Rev. Ref. Bonds, Series 2013-A, 5.00% 2023		90	92
			15,669

Maine 0.08%
Housing Auth., Mortgage Purchase Bonds, Series 2017-A, 4.00% 2047		300	305
Turnpike Auth., Turnpike Rev. Ref. Bonds, Series 2022, 5.00% 2031		195	227
			532

12	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Maryland 1.38%
County of Anne Arundel, G.O. Rev. Ref. Water and Sewer Bonds, Series 2022, 5.00% 2026	USD	885	$970
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2014-C, 4.00% 2044		190	193
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2020-D, 3.25% 2050		600	598
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2021-C, 3.00% 2051		783	769
G.O. Rev. Ref. Bonds, State and Local Facs. Loan of 2021, Series 2022-D-2, 4.00% 2029		585	635
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2017-A, 4.00% 2048		500	508
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2049		1,355	1,379
County of Prince George, Certs. of Part. (Behavioral Health Fac. and Capital Equipment), Series 2021, 5.00% 2024		165	175
Dept. of Transportation, Consolidated Transportation Bonds, Series 2018-2, 5.00% 2026		1,000	1,104
Transportation Auth., Transportation Facs. Projects Rev. Bonds, Series 2020. 5.00% 2033		745	850
Washington Suburban Sanitary Dist., Consolidated Public Improvement Bonds, Series 2021, 5.00% 2030		2,000	2,335
			9,516

Massachusetts 0.46%
Dev. Fin. Agcy., Multi Family Housing Rev. Bonds (Salem Heights II Preservation Associates LP Issue), Series 2021-B, 0.25% 2024 (put 2023)		180	175
Dev. Fin. Agcy., Rev. Bonds (Mass General Brigham, Inc.), Series 2019-T-1, 1.04% 2049 (put 2026)[2,3]		235	235
Dev. Fin. Agcy., Rev. Ref. Bonds (Berkshire Health Systems Issue), Series 2021-I, 5.00% 2024		615	650
Housing Fin. Agcy., Housing Green Bonds, Series 2021-A-2, 0.30% 2023		50	48
Housing Fin. Agcy., Housing Green Bonds, Series 2021-A-2, 0.40% 2024		65	62
Housing Fin. Agcy., Housing Green Bonds, Series 2021-B-2, 0.75% 2025		55	52
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 169, 4.00% 2044		85	85
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 172, 4.00% 2045		235	238
Massachusetts Bay Transportation Auth., Sales Tax Green Bond Anticipation Notes, Series 2021, 4.00% 2025		455	474
Transportation Fund Rev. Ref. Bonds, Series 2021-A, 5.00% 2029		1,000	1,145
			3,164

Michigan 2.66%
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2032 (preref. 2022)		185	186
Fin. Auth., Hospital Rev. and Rev. Ref. Bonds (Trinity Health Credit Group), Series 2017-A, 5.00% 2047 (preref. 2022)		2,555	2,604
Fin. Auth., Hospital Rev. Ref. Bonds (McLaren Health Care), Series 2015-D-1, 0.25% 2022		40	40
Fin. Auth., Local Government Loan Program Rev. Bonds (Detroit Water and Sewerage Dept., Sewage Disposal System Rev. Ref. Local Project Bonds), Series 2015-C, 5.00% 2027		250	268
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A-1, 5.00% 2026		105	112
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A, 5.00% 2028		1,000	1,083
Fin. Auth., Tobacco Settlement Asset-Backed Bonds, Series 2020-A-1, 5.00% 2029		205	224
Great Lakes Water Auth., Water Supply System Rev. Bonds, Series 2020-B, 5.00% 2032		500	563
Hospital Fin. Auth., Hospital Rev. Bonds (Trinity Health Credit Group), Series 2009-B, 5.00% 2048 (preref. 2022)		615	617
Hospital Fin. Auth., Hospital Rev. Ref. Bonds (Trinity Health Credit Group), Series 2008-C, 5.00% 2022		475	484
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2020, 0.32% 2023 (put 2022)		1,000	991
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2019-A-1, 1.50% 2022		1,195	1,193
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2021-A, 0.55% 2025		185	175
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2016-B, 3.50% 2047		415	418
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2017-B, 3.50% 2048		240	241
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-A, 4.00% 2048		565	575
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-C, 4.25% 2049		1,580	1,619
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2049		775	795
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2050		1,410	1,417
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052		2,125	2,090
Board of Trustees of Michigan State University, Rev. Bonds, Series 2019-B, 5.00% 2023		300	307

Private Client Services Funds	13

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Michigan (continued)
Board of Trustees of Michigan State University, Rev. Bonds, Series 2019-B, 5.00% 2030	USD	700	$786
Strategic Fund, Limited Obligation Rev. Ref. Bonds (Detroit Edison Co. Pollution Control Bonds Project), Series 1995-CC, 1.45% 2030		1,630	1,358
Trunk Line Fund Bonds, Series 2021-A, 5.00% 2031		230	270
			18,416

Minnesota 1.31%
City of Hopkins, Multi Family Housing Rev. Bonds (Raspberry Ridge Project), Series 2021, 0.26% 2024 (put 2023)		535	526
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2014-B, 4.00% 2038		220	224
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2015-B, 3.50% 2046		575	578
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2017-B, 4.00% 2047		465	472
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-B, 4.00% 2048		355	360
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2017-E, 4.00% 2048		275	280
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-E, 4.25% 2049		1,490	1,528
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2019-B, 4.25% 2049		700	718
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-E, 3.50% 2050		260	261
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2021-B, 3.00% 2051		525	517
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2021-D, 3.00% 2052		1,185	1,167
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2021-H, 3.00% 2052		880	864
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2022-A, 3.00% 2052		350	343
City of Mahtomedi, Multi Family Housing Rev. Bonds (Lincoln Place / Vadnais Highlands Projects), Series 2021, 0.25% 2023 (put 2022)		300	299
Municipal Gas Agcy., Commodity Supply Rev. Bonds, Series 2022-A, 4.00% 2052 (put 2027)		875	904
			9,041

Mississippi 0.54%
Business Fin. Corp., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004, 0.70% 2029 (put 2026)		1,460	1,288
Gaming Tax Rev. Bonds, Series 2019-A, 5.00% 2023		850	880
Gaming Tax Rev. Ref. Bonds, Series 2015-E, 5.00% 2026		500	536
Home Corp., Collateralized Multi Family Housing Rev. Bonds (J&A Dev. Portfolio Project I), Series 2021-1, 0.30% 2024 (put 2023)		230	226
Home Corp., Multi Family Housing Rev. Bonds (Southwest Village Apartments Project), Series 2022-2, 1.30% 2025 (put 2024)		215	213
Home Corp., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2048		575	586
			3,729

Missouri 0.85%
Health and Educational Facs. Auth., Health Facs. Rev. Bonds (BJC Health System), Series 2021-B, 5.00% 2052 (put 2028)		2,360	2,597
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2016-B, 3.50% 2041		1,105	1,115
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2017-B, 3.25% 2047		252	249
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2020-A, 3.50% 2050		530	533
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-A, 3.00% 2052		560	551
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-C, 3.25% 2052		185	184
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038		105	106
City of St. Louis, Airport Rev. Ref. Bonds (Lambert-St. Louis International Airport), Series 2019-C, 5.00% 2031		500	555
			5,890

14	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Montana 0.23%
Board of Housing, Single Family Mortgage Bonds, Series 2016-A-2, 3.50% 2044	USD	105	$106
Board of Housing, Single Family Mortgage Bonds, Series 2020-C, 3.00% 2050		290	287
Board of Housing, Single Family Mortgage Bonds, Series 2022-A, 3.00% 2052		1,200	1,177
			1,570

Nebraska 0.70%
Central Plains Energy Project, Gas Project Rev. Bonds (Project No. 3), Series 2012, 5.00% 2032 (preref. 2022)		1,190	1,202
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2013-A, 3.00% 2043		10	10
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2014-A, 4.00% 2044		80	81
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2015-C, 3.50% 2045		225	227
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-C, 3.50% 2046		15	15
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-C, 4.00% 2048		1,605	1,634
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2048		570	581
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2021-C, 3.00% 2050		1,100	1,082
			4,832

Nevada 0.70%
Clark County School Dist., Limited Tax G.O. School Bonds, Series 2015-D, 5.00% 2022		500	502
County of Clark, Airport System Rev. Ref. Bonds (McCarran International Airport), Series 2021-A, 5.00% 2033		760	862
County of Clark, Las Vegas-McCarran International Airport, Passenger Fac. Charge Rev. Ref. Bonds, Series 2019-E, 5.00% 2029		770	870
County of Clark, Pollution Control Rev. Ref. Bonds (Nevada Power Co. Projects), Series 2017, 1.65% 2036 (put 2023)		1,355	1,349
City of Henderson, Local Improvement Dist. No. T-17 (Madeira Canyon), Limited Obligation Rev. Ref. Bonds, Series 2017, 2.00% 2023		420	415
Housing Division, Multi Family Housing Rev. Bonds (Southwest Village Apartments), Series 2021, 0.47% 2024 (put 2023)		200	194
Las Vegas Valley Water Dist., Limited Tax G.O. Water Rev. Ref. Bonds, Series 2020-A, 5.00% 2024		595	627
County of Washoe, Gas and Water Facs. Rev. Ref. Bonds (Sierra Pacific Power Co. Projects), Series 2016-B, 3.00% 2036 (put 2022)		10	10
			4,829

New Hampshire 0.18%
Health and Education Facs. Auth., Rev. Bonds (University System of New Hampshire Issue), Series 2017-A, 5.00% 2022		500	503
Health and Education Facs. Auth., Rev. Bonds (University System of New Hampshire Issue), Series 2017-A, 5.00% 2023		600	619
National Fin. Auth., Municipal Certs., Series 2020-1, Class A, 4.125% 2034		97	100
			1,222

New Jersey 0.97%
Econ. Dev. Auth., School Facs. Construction Bonds, Series 2021-QQQ, 5.00% 2029		500	548
Econ. Dev. Auth., Water Facs. Rev. Ref. Bonds (American Water Co., Inc. Project), Series 2020-A, 1.00% 2023		2,025	1,988
Housing and Mortgage Fin. Agcy., Multi Family Conduit Rev. Bonds (Browns Woods Apartments Project), Series 2021-A, 1.25% 2024 (put 2023)		395	387
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2018-A, 4.50% 2048		310	321
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2019-C, 4.75% 2050		185	193
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2022		1,185	1,188
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2023		500	511
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2029		225	243
Transportation Trust Fund Auth., Transportation System Bonds, Series 2019-A, 5.00% 2028		750	822
Turnpike Auth., Turnpike Rev. Bonds, Series 2020-D, 5.00% 2028		240	261
Turnpike Auth., Turnpike Rev. Bonds, Series 2014-A, 5.00% 2028		230	241
			6,703

Private Client Services Funds	15

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
New Mexico 1.38%
Albuquerque Municipal School Dist. No. 12, G.O. School Bonds, Series 2021-A, 5.00% 2027	USD	400	$447
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan and Four Corners Projects), Series 2016-B, 2.15% 2033		1,130	936
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan Project), Series 2010-D, 1.10% 2040 (put 2023)		500	491
City of Farmington, Pollution Control Rev. Ref. Bonds (Public Service Co. of San Juan Project), Series 2010-E, 1.15% 2040 (put 2024)		2,615	2,507
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2018-B-1, Class I, 4.00% 2049		720	733
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-C-1, Class I, 4.00% 2050		125	127
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-A-1, Class I, 4.25% 2050		2,130	2,186
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2021-A, Class I, 3.00% 2052		840	827
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2021-C, Class I, 3.00% 2052		260	256
Municipal Energy Acquisition Auth., Gas Supply Rev. Ref. and Acquisition Bonds, Series 2019, 5.00% 2039 (put 2025)		960	1,013
			9,523

New York 8.06%
Build NYC Resource Corp., Rev. Ref. Bonds (Ethical Culture Fieldston School Project), Series 2015, 5.00% 2024		395	413
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2019-A, 5.00% 2028		1,000	1,122
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A, 5.00% 2030		2,000	2,289
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2017-B, 5.00% 2030		1,500	1,652
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2019-D, 5.00% 2030		605	692
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-A-2, 5.00% 2031		165	189
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2022-A, 5.00% 2032		565	656
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2018-H, 2.75% 2022		480	482
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2019-P, 1.55% 2023		610	602
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-E, 0.85% 2024		345	331
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-L-2, 0.75% 2025		4,500	4,158
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-M-2, 0.75% 2025		275	256
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-D-2, 0.65% 2056 (put 2025)		690	633
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-I-2, 0.70% 2056 (put 2025)		380	349
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-J-2, 1.10% 2061 (put 2027)		1,900	1,721
Liberty Dev. Corp., Liberty Rev. Ref. Green Bonds (4 World Trade Center Project), Series 2021-A, 1.70% 2030		410	335
Liberty Dev. Corp., Liberty Rev. Ref. Green Bonds (4 World Trade Center Project), Series 2021-A, 1.90% 2031		195	158
Long Island Power Auth., Electric System General Rev. Bonds, Series 2014-C, (1-month USD-LIBOR x 0.70 + 0.75%) 1.068% 2033 (put 2023)[2]		1,000	995
Long Island Power Auth., Electric System General Rev. Bonds, Series 2015-C, (1-month USD-LIBOR x 0.70 + 0.75%) 1.068% 2033 (put 2023)[2]		840	836
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2014-C, 5.00% 2023		375	389
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2032 (preref. 2022)		1,000	1,018
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2014-D-2, (SIFMA Municipal Swap Index + 0.45%) 0.89% 2044 (put 2022)[2]		750	750
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2015-A-2, 5.00% 2045 (put 2030)		2,180	2,375
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-C, 5.00% 2047 (preref. 2022)		1,100	1,120
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-B, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.55%) 0.737% 2032 (put 2024)[2]		880	880
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-A-2, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.80%) 0.987% 2032 (put 2026)[2]		315	313
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2023		305	316
Metropolitan Transportation Auth., Transportation Rev. Ref. Green Bonds, Series 2017-C-1, 5.00% 2027		535	579
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 197, 3.50% 2044		865	870
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 233, 3.00% 2045		1,455	1,434
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 203, 3.50% 2047		840	845
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 213, 4.25% 2047		670	687
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 239, 3.25% 2051		205	203
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 242, 3.50% 2052		435	436
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2028		1,000	1,121
New York City G.O. Bonds, Series 2018-A, 5.00% 2028		565	625
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2030		2,350	2,682
New York City G.O. Bonds, Series 2018-E-1, 5.00% 2031		1,635	1,807
New York City G.O. Bonds, Series 2022-C, 5.00% 2031		1,000	1,151
New York City G.O. Bonds, Series 2020-C-1, 5.00% 2032		1,750	1,986

16	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
New York (continued)
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2032	USD	1,435	$1,649
New York City G.O. Bonds, Series 2008-L-5, 5.00% 2032		100	115
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2033		95	109
New York City G.O. Bonds, Series 2015-F-4, 5.00% 2044 (put 2025)		290	311
New York City Health and Hospitals Corp., Health System Bonds, Series 2020-A, 5.00% 2024		375	392
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (8 Spruce Street), Series 2014-E, 3.50% 2048		320	310
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2017-C-3-A, 0.20% 2022		160	160
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2021-C-2, 0.70% 2060 (put 2025)		325	301
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2020-I-2, 0.70% 2060 (put 2025)		700	651
New York City Housing Dev. Corp., Multi Family Housing Rev. Green Bonds (Sustainable Dev. Bonds), Series 2021-F-2, 0.60% 2061 (put 2025)		835	770
New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-DD, 5.00% 2026		75	82
New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-DD, 5.00% 2029		465	531
New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2022-EE, 5.00% 2030		580	669
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-A-1, 5.00% 2022		35	35
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-E-1, 5.00% 2023		65	67
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-F-1, 5.00% 2024		1,025	1,089
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2018-1, 5.00% 2025		105	114
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2030		355	408
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-C-1, 5.00% 2031		760	870
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2031		195	226
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-A-1, 5.00% 2032		910	1,048
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-C-1, 5.00% 2032		110	125
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2022-D-1, 5.00% 2033		180	206
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-B-1, 5.00% 2034		795	903
Town of Oyster Bay, Public Improvement Rev. Ref. Bonds, Series 2021, 4.00% 2023		140	142
Public Housing Capital Fund Rev. Trust I, Trust Certs., Series 2012, 4.50% 2022[3]		20	20
Suffolk County Econ. Dev. Corp., Rev. Ref. Bonds (Peconic Landing at Southold, Inc. Project), Series 2010, 3.125% 2025		225	226
City of Troy Capital Resource Corp., Rev. Ref. Bonds (Rensselaer Polytechnic Institute Project), Series 2020-A, 5.00% 2030		155	175
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2028		295	331
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2032		1,000	1,135
Urban Dev. Corp., State Personal Income Tax Rev. Bonds (General Purpose), Series 2020-C, 5.00% 2033		1,275	1,439
Utility Debt Securitization Auth., Restructuring Bonds, Series 2017, 5.00% 2025		130	136
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (Marble Hall - Tuckahoe Limited Partnership Project), Series 2021, 0.28% 2024 (put 2023)		1,550	1,516
			55,717

North Carolina 1.75%
City of Burlington, Housing Auth., Multi Family Housing Rev. Bonds (Thetford Portfolio), Series 2021, 0.30% 2024 (put 2022)		1,130	1,115
City of Durham, Housing Auth., Multi Family Housing Rev. Bonds (JJ Henderson Apartments Project), Series 2020, 0.30% 2024 (put 2023)		80	78
City of Goldsboro, Multi Family Housing Rev. Bonds (Grand at Day Point), Series 2021, 0.28% 2024 (put 2023)		1,725	1,682
Hospital Auth., Health Care Rev. Bonds (Charlotte-Mecklenburg Hospital), Series 2021-D, 5.00% 2049 (put 2031)		1,170	1,325
Housing Fin. Agcy., Home Ownership Rev. Bonds, Series 40, 4.25% 2047		790	810
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 38-B, 4.00% 2047		860	874
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 44, 4.00% 2050		705	720
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Winds Crest Senior Living, LP), Series 2021, 0.36% 2024 (put 2023)		405	397
Raleigh-Durham Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022		1,705	1,705
University of North Carolina at Chapel Hill, General Rev. Bonds, Series 2012-B, (1-month USD-LIBOR x 0.67 + 0.40%) 0.705% 2041 (put 2022)[2]		1,480	1,477

Private Client Services Funds	17

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
North Carolina (continued)
University of North Carolina at Charlotte, General Rev. Ref. Bonds, Series 2017-A, 5.00% 2023	USD	1,000	$1,040
County of Wake, Limited Obligation Bonds, Series 2021, 5.00% 2023		675	692
City of Winston-Salem, Water and Sewer System Rev. Ref. Bonds, Series 2020-A, 5.00% 2026		140	154
			12,069

North Dakota 0.57%
County of Cass, Joint Water Resource Dist., Temporary Rev. Ref. Improvement Bonds, Series 2021-A, 0.48% 2024		800	762
City of Grand Forks, Health Care System Rev. Bonds, Series 2021, 5.00% 2030		280	311
Housing Fin. Agcy., Homeownership Rev. Bonds (Home Mortgage Fin. Program), Series 2016-D, 3.50% 2046		850	855
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-B, 4.00% 2036		170	172
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2017-D, 4.00% 2048		270	275
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2017-F, 4.00% 2048		205	209
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2019-A, 4.25% 2049		155	159
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2021-B, 3.00% 2052		750	734
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2021-A, 3.00% 2052		440	433
			3,910

Ohio 2.35%
Air Quality Dev. Auth., Air Quality Rev. Bonds (Ohio Valley Electric Corp. Project), Series 2009-B, 1.375% 2026 (put 2024)		200	189
Air Quality Dev. Auth., Air Quality Rev. Bonds (Ohio Valley Electric Corp. Project), Series 2009-C, 1.50% 2026 (put 2025)		50	46
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Ref. Bonds (Summa Health Obligated Group), Series 2020, 5.00% 2028		680	743
Akron, Bath and Copley Joint Township Hospital Dist., Hospital Facs. Rev. Ref. Bonds (Summa Health Obligated Group), Series 2020, 5.00% 2030		350	388
County of Allen, Hospital Facs. Rev. Bonds (Bon Secours Mercy Health, Inc.), Series 2020-A, 5.00% 2030		400	449
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-A, 5.00% 2022		810	817
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-A, 5.00% 2027		570	628
County of Allen, Hospital Facs. Rev. Bonds (Mercy Health), Series 2017-B, 5.00% 2047 (put 2022)		575	575
Capital Facs. Lease Appropriation Bonds, Series 2021-A, 5.00% 2029		180	205
Capital Facs. Lease Appropriation Bonds, Series 2021-A, 5.00% 2030		115	133
City of Dayton, Metropolitan Housing Auth., Multi Family Housing Rev. Bonds (Southern Montgomery Apartments Project), Series 2021-A, 0.32% 2024 (put 2023)		200	193
County of Hamilton, Hospital Facs. Rev. Bonds (UC Health), Series 2014, 5.00% 2025		400	417
Healthcare Fac. Rev. Bonds (Otterbein Homes Obligated Group), Series 2021-B, 4.00% 2024		40	41
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2030		280	320
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Chevybrook Estates Apartments Project), Series 2021, 0.35% 2024 (put 2023)		200	196
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Franklin Manor North Project), Series 2021, 0.25% 2024 (put 2023)		440	425
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Glen Meadows Apartments Project), Series 2021-A, 0.40% 2024 (put 2023)		305	294
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Marianna Terrace Apartments), Series 2022-A, 1.30% 2025 (put 2024)		1,017	992
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Pinzone Tower Apartments Project), Series 2021, 0.28% 2023 (put 2022)		655	646
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2017-D, 4.00% 2048		280	285
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.50% 2049		560	578
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2020-A, 3.75% 2050		585	593
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2021-C, 3.25% 2051		860	854
Major New State Infrastructure Project Rev. Bonds, Series 2019-1, 5.00% 2028		700	797
Major New State Infrastructure Project Rev. Bonds, Series 2019-1, 5.00% 2029		300	346
Miami University, General Receipts and Rev. Ref. Bonds, Series 2022-A, 5.00% 2031		335	389
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2030		75	85
North East Ohio Regional Sewer Dist., Wastewater Improvement Rev. and Rev. Ref. Bonds, Series 2014, 5.00% 2044 (preref. 2024)		1,000	1,065

18	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Ohio (continued)
Public Facs. Commission, Higher Education G.O. Bonds, Series 2015-C, 5.00% 2028	USD	1,000	$1,069
Rev. Bonds (Premier Health Partners Obligated Group), Series 2020, 5.00% 2033		85	94
Turnpike and Infrastructure Commission, Rev. Bonds, Series 2013-A-1, 5.00% 2025		115	118
Turnpike and Infrastructure Commission, Turnpike Rev. Ref. Bonds (Infrastructure Projects), Series 2022-A, 5.00% 2029		1,085	1,203
Turnpike and Infrastructure Commission, Turnpike Rev. Ref. Bonds (Infrastructure Projects), Series 2022-A, 5.00% 2030		325	364
Turnpike and Infrastructure Commission, Turnpike Rev. Ref. Bonds (Infrastructure Projects), Series 2022-A, 5.00% 2031		485	548
Water Dev. Auth., Water Dev. Rev. Bonds, Series 2013-A, 5.00% 2023		155	160
			16,245

Oklahoma 0.11%
Capital Improvement Auth., State Highways Capital Improvement Rev. Ref. Bonds (Oklahoma Dept. of Transportation Project), Series 2020-A, 5.00% 2023		595	615
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2032		120	136
			751

Oregon 1.17%
Dept. of Administrative Services, State Lottery Rev. Bonds, Series 2015-A, 5.00% 2026		330	353
County of Deschutes, Deschutes Public Library Dist., G.O. Bonds, Series 2021, 4.00% 2029		225	243
County of Deschutes, Deschutes Public Library Dist., G.O. Bonds, Series 2021, 4.00% 2030		265	287
Facs. Auth., Rev. Bonds (University of Portland Projects), Series 2015-A, 5.00% 2031		600	638
G.O. Bonds (Veteran’s Welfare Bonds Series 99B), Series 2020, 3.50% 2050		270	271
G.O. Bonds (Veteran’s Welfare Bonds Series 108), Series 2021-O, 3.00% 2051		2,095	2,044
Housing and Community Services Dept., Housing Dev. Rev. Bonds (Anna Mann Apartments Project), Series 2021-AA, 0.75% 2041 (put 2024)		1,400	1,324
Housing and Community Services Dept., Housing Dev. Rev. Bonds (The Susan Emmons Apartments Project), Series 2021-S-2, 0.38% 2024 (put 2023)		460	442
Housing and Community Services Dept., Housing Dev. Rev. Bonds (Westwind Apartments Project), Series 2021-H, 0.25% 2024 (put 2023)		175	172
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2017-A, 4.00% 2047		595	604
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2016-A, 4.00% 2047		385	391
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2018-A, 4.50% 2049		135	138
Housing and Community Services Dept., Mortgage Rev. Bonds (Single Family Mortgage Program), Series 2020-C, 3.00% 2052		1,210	1,194
			8,101

Pennsylvania 2.18%
County of Allegheny, Sanitary Auth., Sewer Rev. Bonds, Series 2020-A, 5.00% 2026		500	546
County of Berks, G.O. Bonds, Series 2015, 4.00% 2027 (preref. 2023)		35	36
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.53% 2030 (put 2025)[2]		195	193
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.53% 2031 (put 2025)[2]		265	262
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.53% 2032 (put 2025)[2]		205	203
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2032 (preref. 2023)		150	156
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2034 (preref. 2023)		130	136
Fncg. Auth., Rev. Bonds, Series 2013-A-2, 5.00% 2027 (preref. 2022)		500	502
Fncg. Auth., Rev. Bonds, Series 2013-A-2, 5.00% 2042 (preref. 2022)		580	582
General Auth. of Southcentral Pennsylvania, Rev. Bonds (Wellspan Health Obligated Group), Series 2019-B, (SIFMA Municipal Swap Index + 0.60%) 1.04% 2049 (put 2024)[2]		455	453
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2017-122, 4.00% 2046		870	883
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2020-133, 3.00% 2050		965	954
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2021-137, 3.00% 2051		975	950
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2021-135-A, 3.00% 2051		220	217

Private Client Services Funds	19

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Pennsylvania (continued)
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2022-138-A, 3.00% 2052	USD	2,340	$2,276
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (Harrison Senior Tower), Series 2021, 0.25% 2024 (put 2023)		1,030	1,002
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (School of Nursing), Series 2021, 0.27% 2024 (put 2023)		330	320
County of Lehigh, General Purpose Auth., Rev. Bonds (The Good Shepherd Group), Series 2021-A, 4.00% 2023		95	97
County of Montgomery, Higher Education and Health Auth., Rev. Bonds (Thomas Jefferson University), Series 2022-B, 4.00% 2035		110	111
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Foulkeways at Gwynedd Project), Series 2016, 5.00% 2026		400	421
County of Montgomery, Industrial Dev. Auth., Rev. Bonds (Waverly Heights Ltd.), Series 2019, 4.00% 2023		125	128
County of Northampton, General Purpose Auth., Hospital Rev. Bonds (St. Luke’s University Health Network Project), Series 2018-B, (1-month USD-LIBOR x 0.70 + 1.04%) 1.358% 2048 (put 2022)[2]		175	175
City of Philadelphia, Hospitals and Higher Education Facs. Auth., Rev. Bonds (Temple University Health System Obligated Group), Series 2022, Assured Guaranty Municipal insured, 5.00% 2035		155	172
Philadelphia School Dist., G.O. Bonds, Series 2019-A, 5.00% 2022		1,050	1,062
Philadelphia School Dist., G.O. Bonds, Series 2016-F, 5.00% 2025		415	444
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2030		260	295
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2031		125	143
Philadelphia School Dist., G.O. Rev. Ref. Bonds, Series 2016-F, 5.00% 2023		1,500	1,552
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-C, 5.00% 2029		220	250
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2030		165	190
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2031		295	340
			15,051

Puerto Rico 0.02%
Industrial, Tourist, Educational, Medical and Environmental Control Facs. Fncg. Auth., Hospital Rev. and Rev. Ref. Bonds (Hospital Auxilio Mutuo Obligated Group Project), Series 2021, 5.00% 2030		40	45
Industrial, Tourist, Educational, Medical and Environmental Control Facs. Fncg. Auth., Hospital Rev. and Rev. Ref. Bonds (Hospital Auxilio Mutuo Obligated Group Project), Series 2021, 5.00% 2031		65	73
			118

Rhode Island 0.31%
Commerce Corp., Grant Anticipation Rev. Ref. Bonds (Dept. of Transportation), Series 2016-A, 5.00% 2023		500	516
Housing and Mortgage Fin. Corp., Homeownership Opportunity Bonds, Series 75-A, 3.00% 2051		1,525	1,500
Housing and Mortgage Fin. Corp., Multi Family Dev. Bonds, Series 2021-A-1, 0.45% 2040 (put 2023)		160	155
			2,171

South Carolina 1.53%
City of Columbia, Housing Auth., Multi Family Housing Rev. Bonds (Haven at Congaree Pointe), Series 2022, 2.25% 2043 (put 2025)		1,884	1,841
City of Columbia, Housing Auth., Multi Family Housing Rev. Bonds (Palmetto Terrace Apartments Project), Series 2021, 0.31% 2024 (put 2023)		460	448
City of Columbia, Waterworks and Sewer System Rev. Bonds, Series 2019-A, 5.00% 2028		100	113
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2017-A, 4.00% 2047		310	315
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2017-B, 4.00% 2047		85	86
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2020-A, 4.00% 2050		720	736
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052		640	629
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2022-A, 4.00% 2052		710	728
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036		435	442
Housing Fin. and Dev. Auth., Multi Family Housing Rev. Bonds (Villages at Congaree Pointe Project), Series 2021-B, 1.25% 2025 (put 2024)		415	403
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2022		600	610
Lexington County Health Services Dist., Inc., Hospital Rev. Ref. Bonds, Series 2017, 5.00% 2024		500	529
Patriots Energy Group Fncg. Agcy., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)		180	183
Public Service Auth., Improvement Rev. Obligations, Series 2021-B, 5.00% 2029		520	588
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2022		350	357
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2023		125	130

20	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
South Carolina (continued)
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2012-D, 5.00% 2028 (preref. 2022)	USD	510	$512
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2012-D, 5.00% 2028 (preref. 2022)		490	491
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2015-A, 5.00% 2028		100	106
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2022-A, 5.00% 2029		180	204
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2022-A, 5.00% 2031		455	522
City of Spartanburg, Housing Auth., Multi Family Housing Rev. Bonds (Connecticut Village Apartments), Series 2022, 1.05% 2025 (put 2023)		100	98
Spartanburg Regional Health Services Dist., Hospital Rev. Ref. Bonds, Series 2022, 5.00% 2030		310	347
Spartanburg Regional Health Services Dist., Hospital Rev. Ref. Bonds, Series 2022, 5.00% 2032		130	147
			10,565

South Dakota 1.00%
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2014-E, 4.00% 2044		420	426
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2016-D, 3.50% 2046		705	709
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2017-B, 4.00% 2047		1,025	1,042
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2018-B, 4.50% 2048		1,295	1,337
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2019-B, 4.00% 2049		280	285
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2021-B, 3.00% 2051		2,195	2,160
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2020-C, 3.50% 2051		935	939
			6,898

Tennessee 0.81%
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-1, 4.00% 2042		420	427
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-2-B, 4.00% 2042		410	417
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 4.00% 2046		390	397
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2020-3-A, 3.50% 2050		105	105
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 3.75% 2050		420	426
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2019-1, 4.25% 2050		750	769
County of Knox, Health, Educational and Housing Fac. Board, Multi Family Housing Rev. Bonds (Farragut Pointe Apartments Project), Series 2021, 0.65% 2026 (put 2024)		845	797
City of Knoxville Community Dev. Corp., Collateralized Multi Family Housing Rev. Bonds (Austin 1B Apartments Project), Series 2021, 0.22% 2024 (put 2023)		155	149
Metropolitan Government of Nashville and Davidson County, Health and Educational Facs. Board, Rev. Bonds (Vanderbilt University Medical Center), Series 2021-A, 5.00% 2031		415	466
Tennessee Energy Acquisition Corp., Commodity Project Rev. Bonds, Series 2021-A, 5.00% 2052 (put 2031)		1,500	1,632
			5,585

Texas 12.44%
Affordable Housing Corp., Multi Family Housing Rev. Bonds (Apartments of Las Palmas I LLC), Series 2021, 0.25% 2024 (put 2022)		65	64
Alvarado Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023		795	814
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2025		600	642
Alvin Independent School Dist., Unlimited Tax Schoolhouse and Rev. Ref. Bonds, Series 2020, 5.00% 2027		225	250
Angleton Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2025		620	662
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2023		885	922
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2024		400	425
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2026		400	436
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2028		595	668
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2019-A, 5.00% 2029		235	267
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2026		1,900	2,078
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2027		1,000	1,109
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Responsive Education Solutions), Series 2021-A, 5.00% 2029		510	579
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Responsive Education Solutions), Series 2021-A, 5.00% 2030		485	557

Private Client Services Funds	21

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Texas (continued)
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2028	USD	650	$730
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2017-B, 5.00% 2026		450	494
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2027		460	484
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2017-B, 5.00% 2027		250	276
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2028		475	500
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Uplift Education), Series 2019-A, 4.00% 2029		395	415
Arlington Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2026		325	354
City of Arlington, Permanent Improvement Bonds, Series 2021-A, 5.00% 2030		140	162
Austin Affordable PFC, Inc., Multi Family Housing Rev. Bonds (Bridge at Turtle Creek Apartments), Series 2020, 0.42% 2040 (put 2023)		1,000	978
Austin Community College Dist., Maintenance Tax Notes, Series 2021, 5.00% 2030		160	185
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2015-A, 5.00% 2030		740	799
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2030		110	128
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2021, 5.00% 2031		335	392
Beaumont Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2026		1,500	1,636
County of Bexar, Hospital Dist., Limited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2031		480	532
Cameron County Housing Fin. Corp., Multi Family Housing Rev. Bonds (Sunland Country Apartments), Series 2021, 0.28% 2024 (put 2023)		205	199
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Redwood Apartments), Series 2020, 0.41% 2041 (put 2024)		920	881
Carroll Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2026		970	1,058
Carrollton-Farmers Branch Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2023		230	236
Central Texas Regional Mobility Auth., Rev. Ref. Bonds, Series 2021-D, 5.00% 2030		320	354
Central Texas Regional Mobility Auth., Rev. Ref. Bonds, Series 2021-D, 5.00% 2032		520	579
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.28% 2038 (put 2024)		205	190
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 5.00% 2028		1,100	1,220
Clifton Higher Education Fin. Corp., Education Rev. and Ref. Bonds (Idea Public Schools), Series 2017, 5.00% 2027		1,360	1,498
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2023		25	26
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2024		30	32
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2018, 5.00% 2025		500	536
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2025		30	32
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2019, 5.00% 2026		1,000	1,086
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2026		25	27
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2027		30	33
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2028		15	17
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2029		230	259
Corpus Christi Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020, 5.00% 2027		675	756
Port of Corpus Christi Auth. of Nueces County, Rev. Bonds, Series 2018-A, 5.00% 2027		490	543
Crowley Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2025		1,000	1,078
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2028		310	350
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2029		400	457
Crowley Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2031		260	296
Cities of Dallas and Fort Worth, Dallas/Fort Worth International Airport, Joint Rev. Improvement Bonds, Series 2013-B, 4.00% 2039		1,000	1,001
City of Dallas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Estates at Shiloh), Series 2019, 1.25% 2037 (put 2023)		430	425
City of Dallas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Midpark Towers), Series 2021, 0.35% 2024 (put 2023)		675	666
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2014-A, 5.00% 2023		120	124
Del Valle Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2022		155	156
City of Denton, Utility System Rev. Bonds, Series 2017, 5.00% 2028		2,000	2,191
Eagle Mountain-Saginaw Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2027		600	671
El Paso Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2026		500	530
Fort Bend Grand Parkway Toll Road Auth., Limited Contract Tax and Toll Road Rev. Ref. Bonds, Series 2021-A, 4.00% 2032		185	200
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2021-B, 0.72% 2051 (put 2026)		515	467
Fort Bend Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2020-B, 0.875% 2050 (put 2023)		340	320

22	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Texas (continued)
G.O. Water Financial Assistance Rev. Ref. Bonds, Series 2021-B, 4.00% 2028	USD	175	$182
City of Galveston Public Fac. Corp., Multi Family Housing Rev. Bonds (The Orleanders at Broadway), Series 2021, 0.47% 2025 (put 2024)		510	481
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021-A, 5.00% 2028		80	89
City of Garland, Electric Utility System Rev. Ref. Bonds, Series 2021-A, 5.00% 2031		150	173
City of Garland, Tax and Rev. Certs. of Obligation, Series 2021, 5.00% 2024		135	141
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2014-B, 0.60% 2035 (put 2026)		340	309
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 0.15% 2049 (put 2022)		555	551
Harlandale Independent School Dist., Maintenance Tax Notes, Series 2021, BAM insured, 2.00% 2040 (put 2024)		185	185
Harlandale Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 0.75% 2045 (put 2025)		330	310
Harris County Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2020, 5.00% 2022		1,000	1,003
Harris County Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2019-C-2, (SIFMA Municipal Swap Index + 0.57%) 1.01% 2049 (put 2024)[2]		1,000	1,003
Harris County Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Texas Children’s Hospital), Series 2019-B, 5.00% 2041 (put 2024)		1,000	1,056
Harris County Cultural Education Facs. Fin. Corp., Hospital Rev. Ref. Bonds (Memorial Hermann Health System), Series 2013-B, (SIFMA Municipal Swap Index + 0.90%) 1.34% 2022[2]		250	250
Harris County Cultural Education Facs. Fin. Corp., Medical Facs. Mortgage Rev. Ref. Bonds (Baylor College of Medicine), Series 2019-A, (3-month USD-LIBOR x 0.70 + 0.65%) 0.968% 2046 (put 2024)[2]		535	535
Harris County Cultural Education Facs. Fin. Corp., Rev. Bonds (Texas Medical Center), Series 2020-A, 0.90% 2050 (put 2025)		455	444
Harris County Health Facs. Dev. Corp., Rev. Ref. Bonds (CHRISTUS Health), Series 2005-A-4, Assured Guaranty Municipal insured, 0.05% 2031[2]		125	125
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Corona Del Valle), Series 2021, 0.37% 2025 (put 2023)		185	179
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Oso Bay Apartments), Series 2021, 0.27% 2024 (put 2022)		345	343
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Palladium Simpson Stuart Apartments), Series 2021, 0.35% 2025 (put 2024)		630	603
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (The Park at Kirkstall), Series 2021, 0.65% 2025 (put 2024)		870	821
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2019-A, 4.75% 2049		1,090	1,127
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052		2,275	2,236
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2050		1,200	1,227
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2051		350	351
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052		850	833
Housing Options, Inc., Multi Family Housing Rev. Bonds (Brooks Manor - The Oaks Project), Series 2021, 0.50% 2041 (put 2025)		255	237
City of Houston Housing Fin. Corp., Multi Family Housing Rev. Bonds (Temenos Place Apartments), Series 2021, 0.29% 2024 (put 2023)		325	315
City of Houston, Combined Utility System Rev. and Rev. Ref. Bonds, Series 2016-B, 5.00% 2027		500	548
City of Houston, Combined Utility System Rev. Ref. Bonds, Series 2019-B, 5.00% 2027		550	614
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2028		225	238
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2030		25	27
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2031		10	11
City of Houston, Memorial City Redev. Auth., Tax Increment Contract Rev. and Rev. Ref. Bonds, Series 2019, Assured Guaranty Municipal insured, 5.00% 2027		1,050	1,151
City of Houston, Memorial City Redev. Auth., Tax Increment Contract Rev. and Rev. Ref. Bonds, Series 2019, Assured Guaranty Municipal insured, 5.00% 2028		250	276
County of Kaufman, Unlimited Tax Road Bonds, Series 2020, 5.00% 2031		115	130
Kilgore Independent School Dist., Unlimited Tax School Building Bonds, Series 2022, 5.00% 2026		205	223
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2023		575	589
Lower Colorado River Auth., Rev. Ref. Bonds, Series 2022, Assured Guaranty Municipal insured, 5.00% 2032		380	438
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2016, 5.00% 2022		460	461
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2018, 5.00% 2024		255	267

Private Client Services Funds	23

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Texas (continued)
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2020, 5.00% 2026	USD	1,000	$1,086
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2020, 5.00% 2027		1,750	1,933
Lower Colorado River Auth., Transmission Contract Rev. Ref. Bonds (LCRA Transmission Services Corp. Project), Series 2021-A, 5.00% 2031		570	654
Lumberton Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2029		245	279
Medina Valley Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 0.82% 2051 (put 2026)		325	296
Midland County Public Fac. Corp., Multi Family Housing Rev. Bonds (Palladium at West Francis), Series 2020, 0.35% 2024 (put 2023)		1,000	970
Municipal Gas Acquisition and Supply Corp. I, Gas Supply Rev. Bonds, Series 2008-D, 6.25% 2026		415	445
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2022		660	670
Nederland Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031		195	224
New Hope Cultural Education Facs. Fin. Corp., Retirement Fac. Rev. Bonds (Westminster Project), Series 2016, 5.00% 2028		235	248
North Central Texas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Bluebonnet Ridge Apartments), Series 2021, 0.375% 2040 (put 2024)		220	207
North East Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 2.375% 2047 (put 2022)		500	501
North East Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2019-A, 4.00% 2032		215	228
North Fort Bend Water Auth., Water System Rev. and Rev. Ref. Bonds, Series 2021, BAM insured, 5.00% 2031		435	506
North Harris County Regional Water Auth., Rev. and Rev. Ref. Bonds, Series 2016, 5.00% 2034		950	1,035
North Texas Municipal Water Dist., Water System Rev. Ref. and Improvement Bonds, Series 2021, 5.00% 2022		170	172
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2016-A, 5.00% 2026		500	520
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2015-A, 5.00% 2030		300	316
North Texas Tollway Auth., System Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2008-D, Assured Guaranty insured, 0% 2030		500	384
Northside Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2027		850	949
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2030		175	202
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2031		105	121
Northwest Independent School Dist., Unlimited Tax School Building Bonds, Series 2013, 5.00% 2038 (preref. 2023)		700	718
Odessa Housing Fin. Corp., Multi Family Housing Rev. Bonds (Cove in Odessa Apartments), Series 2021, 0.37% 2024 (put 2023)		755	730
Pasadena Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2019, 5.00% 2029		260	296
Pasadena Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2013, 5.00% 2038		1,000	1,021
Plano Public Fac. Corp., Multi Family Housing Rev. Bonds (K Avenue Lofts), Series 2021, 0.65% 2041 (put 2024)		1,000	1,000
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 2.00% 2050 (put 2023)		415	413
Round Rock Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022		600	605
City of San Antonio Housing Trust Fin. Corp., Multi Family Housing Rev. Bonds (The Arbors at West Avenue Apartments), Series 2022, 1.45% 2026 (put 2025)		370	356
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2013, 5.00% 2048 (preref. 2023)		475	486
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2022, 5.00% 2023		295	301
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2022, 5.00% 2027		180	198
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2016, 5.00% 2028		1,000	1,091
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2022, 5.00% 2028		115	128
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2022, 5.00% 2029		125	141
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2018, 2.75% 2048 (put 2022)		250	251
City of San Antonio, Water System Rev. Ref. Bonds, Series 2019-C, 5.00% 2022		185	185
Spring Independent School Dist., Unlimited Tax School Building Bonds, Series 2019, 5.00% 2031		465	525
Tarrant County Cultural Education Facs. Fin. Corp., Rev. Ref. Bonds (Christus Health), Series 2018-A, 5.00% 2023		850	878
Board of Regents of the Texas A&M University System, Rev. Fncg. System Bonds, Series 2017-E, 5.00% 2022		1,425	1,427
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023		270	277
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2024		90	94
Transportation Commission, Highway Improvement G.O. Bonds, Series 2016-A, 5.00% 2028		200	217
Travis County Strategic Housing Fin. Corp., Multi Family Housing Rev. Bonds (Yager Flats), Series 2021, 0.46% 2041 (put 2025)		3,000	2,709
Trinity River Public Fac. Corp., Multi Family Housing Rev. Bonds (Cowan Place Apartments), Series 2021, 0.28% 2024 (put 2023)		500	482
Board of Regents of the University of North Texas System, Rev. Fncg. System Rev. Ref. and Improvement Bonds, Series 2018-A, 5.00% 2025		240	257

24	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Texas (continued)
Board of Regents of the University of North Texas System, Rev. Fncg. System Rev. Ref. and Improvement Bonds, Series 2018-A, 5.00% 2026	USD	760	$826
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2018-A, 5.00% 2029		990	1,115
Water Dev. Board, State Water Implementation Rev. Fund, Rev. Bonds (Master Trust), Series 2021, 5.00% 2032		1,040	1,212
			85,999

Utah 1.11%
Board of Higher Education, General Rev. Green Bonds (University of Utah), Series 2022-A, 5.00% 2033		1,750	2,023
Canyons School Dist., Board of Education, G.O. Bonds (Utah School Bond Guaranty Program), Series 2021-A, 5.00% 2027		80	90
Canyons School Dist., Local Building Auth., Lease Rev. Bonds, Series 2021, 5.00% 2029		1,000	1,148
Housing Corp., Multi Family Housing Rev. Bonds (Fellowship Manor Apartments), Series 2022, 2.00% 2024 (put 2023)		2,000	1,984
Housing Corp., Multi Family Housing Rev. Bonds (Three Link Towers Apartments), Series 2022, 2.00% 2024 (put 2023)		584	579
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045		135	137
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2025		450	480
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2026		620	672
School Fin. Auth., Charter School Rev. Bonds (Utah Charter Academies Project), Series 2018, 4.00% 2022		335	338
Transit Auth., Sales Tax Rev. Bonds, Series 2008-A, 5.25% 2023		80	83
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2026		95	103
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2030		25	29
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2031		20	23
			7,689

Vermont 0.06%
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2018-A, 4.00% 2048		220	224
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2020-A, 3.75% 2050		160	162
			386

Virginia 1.58%
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2031		600	674
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2032		215	241
County of Charles City, Econ. Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. Project), Series 2004-A, 2.875% 2029		1,000	959
College Building Auth., Educational Facs. Rev. Bonds (Regent University Project), Series 2021, 5.00% 2029		375	405
College Building Auth., Educational Facs. Rev. Bonds (Regent University Project), Series 2021, 5.00% 2030		375	406
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Arrowbrook Apartments Project), Series 2020, 0.41% 2041 (put 2024)		1,000	958
Town of Farmville, Industrial Dev. Auth., Educational Facs. Rev. Ref. Bonds (Longwood University Student Housing Project), Series 2018-A, 5.00% 2031		400	422
County of Henrico, Econ. Dev. Auth., Residential Care Fac. Rev. Ref. Bonds (Westminster Canterbury Richmond), Series 2018, 5.00% 2023		575	593
City of Hopewell, Redev. And Housing Auth., Multi Family Housing Rev. Bonds (Hopewell Heights Apartments), Series 2021-A, 0.49% 2024 (put 2023)		1,100	1,061
County of Loudoun, Econ. Dev. Auth., Multi Family Housing Rev. Bonds (The View at Broadlands Project), Series 2022, 2.00% 2025 (put 2024)		1,875	1,851
Town of Louisa, Industrial Dev. Auth., Pollution Control Rev. Ref. Bonds (Virginia Electric and Power Co. Project), Series 2008-A, 1.90% 2035 (put 2023)		1,000	993
City of Lynchburg, Econ. Dev. Auth., Hospital Rev. and Rev. Ref. Bonds (Centra Health Obligated Group), Series 2021, 5.00% 2033		660	745
City of Norfolk, G.O. Capital Improvement Bonds, Series 2019, 5.00% 2044 (preref. 2028)		780	886
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (LifeSpire of Virginia), Series 2021, 3.00% 2023		45	45
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 3.00% 2024		15	15

Private Client Services Funds	25

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Virginia (continued)
Small Business Fncg. Auth., Residential Care Facs. Rev. and Rev. Ref. Bonds (Lifespire of Virginia), Series 2021, 4.00% 2031	USD	375	$366
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2029		140	153
Small Business Fncg. Auth., Rev. Bonds (National Senior Campuses, Inc. Obligated Group), Series 2020-A, 5.00% 2030		170	185
			10,958

Washington 2.66%
Central Puget Sound Regional Transit Auth., Sales Tax and Motor Vehicle Excise Tax Improvement and Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2029		510	589
Energy Northwest, Electric Rev. and Rev. Ref. Bonds (Columbia Generating Station), Series 2020-A, 5.00% 2032		195	225
City of Everett, Housing Auth., Multi Family Housing Rev. Bonds (Baker Heights Legacy), Series 2021, 0.30% 2024 (put 2023)		285	275
G.O. Bonds, Series 2017-D, 5.00% 2028		1,000	1,107
G.O. Bonds, Series 2019-C, 5.00% 2031		1,000	1,137
G.O. Bonds, Series 2019-A, 5.00% 2033		500	561
G.O. Rev. Ref. Bonds, Series 2017-R-A, 5.00% 2022		340	343
G.O. Rev. Ref. Bonds, Series 2022-D, 5.00% 2025		2,000	2,153
County of Grant, Public Utility Dist. No. 2, Electric System Rev. Ref. Bonds, Series 2017-O, 5.00% 2024		275	287
Health Care Facs. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-B, 4.00% 2042 (put 2030)		1,000	1,052
Housing Fin. Commission, Multi Family Housing Rev. Bonds (Garten Haus Apartments Project), Series 2021, 0.37% 2024 (put 2023)		170	165
Housing Fin. Commission, Multi Family Housing Rev. Bonds (HopeSource III Portfolio Projects), Series 2022, 1.25% 2025 (put 2024)		1,150	1,126
Housing Fin. Commission, Municipal Certs., Series 2021-1, 3.50% 2035		972	888
Housing Fin. Commission, Nonprofit Housing Rev. Ref. Bonds (Horizon House Project), Series 2017, 5.00% 2023[3]		1,095	1,112
Housing Fin. Commission, Single Family Program Bonds, Series 2017-1-N, 4.00% 2047		390	397
Housing Fin. Commission, Single Family Program Bonds, Series 2019-1-N, 4.00% 2049		265	270
Housing Fin. Commission, Single Family Program Bonds, Series 2021-2-N, 3.00% 2051		695	681
Motor Vehicle Fuel Tax G.O. Bonds, Series 2021-D, 5.00% 2022		2,375	2,382
Motor Vehicle Fuel Tax G.O. Rev. Ref. Bonds, Series R-2022-B, 5.00% 2031		1,000	1,168
City of Seattle, Housing Auth., Rev. and Rev. Ref. Bonds (Northgate Plaza Project), Series 2021, 1.00% 2026		460	429
City of Seattle, Housing Auth., Rev. Bonds (Lam Bow Apartments Project), Series 2021, 1.25% 2024		55	53
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2021-B, (SIFMA Municipal Swap Index + 0.25%) 0.69% 2045 (put 2026)[2]		765	758
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2018-C-2, (SIFMA Municipal Swap Index + 0.49%) 0.93% 2046 (put 2023)[2]		825	826
City of Seattle, Solid Waste System Rev. Ref. Bonds, Series 2021, 5.00% 2029		170	195
City of Seattle, Solid Waste System Rev. Ref. Bonds, Series 2021, 5.00% 2030		175	203
			18,382

West Virginia 0.37%
Econ. Dev. Auth., Solid Waste Disposal Facs. Rev. Bonds (Appalachian Power Co. - Amos Project), Series 2009-B, 2.625% 2042 (put 2022)		750	750
Econ. Dev. Auth., Solid Waste Disposal Facs. Rev. Ref. Bonds (Appalachian Power Co. - Amos Project), Series 2015-A, 2.55% 2040 (put 2024)		500	498
G.O. State Road Bonds, Series 2021-A, 5.00% 2025		65	71
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Charles Towers), Series 2021, 0.21% 2023 (put 2022)		235	234
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Parkland Place / Chapmanville Towers), Series 2021, 0.28% 2024 (put 2023)		1,000	978
			2,531

Wisconsin 2.24%
Environmental Improvement Fund Rev. Green Bonds, Series 2021-A, 5.00% 2028		705	799
Environmental Improvement Fund Rev. Green Bonds, Series 2021-A, 4.00% 2031		1,000	1,086
G.O. Bonds, Series 2015-A, 5.00% 2031 (preref. 2023)		2,000	2,058
G.O. Rev. Ref. Bonds, Series 2017-2, 5.00% 2027		100	111
Health and Educational Facs. Auth., Health Facs. Rev. Bonds (SSM Health Care), Series 2018-B, 5.00% 2038 (put 2023)		1,300	1,324

26	Private Client Services Funds

Capital Group Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Wisconsin (continued)
Health and Educational Facs. Auth., Rev. Bonds (Advocate Aurora Health Care Credit Group), Series 2018-C-3, (SIFMA Municipal Swap Index + 0.55%) 0.99% 2054 (put 2023)[2]	USD	1,130	$1,126
Health and Educational Facs. Auth., Rev. Bonds (Gundersen Lutheran), Series 2020, 5.00% 2026[3]		1,910	2,039
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2017-C, 4.00% 2048		795	808
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2018-B, 4.00% 2048		625	635
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2020-A, 3.50% 2050		1,085	1,089
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2021-A, 3.00% 2052		400	394
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2021-C, 3.00% 2052		200	196
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.40% 2045 (put 2023)		95	91
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.50% 2050 (put 2024)		120	110
Public Fin. Auth., Hospital Rev. Ref. Bonds (Renown Regional Medical Center Project), Series 2016-A, 5.00% 2022		300	301
Public Fin. Auth., Retirement Facs. First Mortgage Rev. and Rev. Ref. Bonds (The United Methodist Retirement Homes), Series 2021-A, 4.00% 2026		20	21
Public Fin. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-C, 4.00% 2041 (put 2030)		1,680	1,702
Public Fin. Auth., Student Housing Rev. Bonds (Beyond Boone, LLC - Appalachian State University Project), Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2030		315	347
University of Wisconsin, Hospitals and Clinics Auth., Rev. Green Bonds, Series 2021-B, 5.00% 2030		630	718
WPPI Energy, Power Supply System Rev. Bonds, Series 2016-A, 5.00% 2026		500	545
			15,500

Wyoming 0.47%
Community Dev. Auth., Housing Rev. Bonds, Series 2019-1, 4.00% 2048		680	693
Community Dev. Auth., Housing Rev. Bonds, Series 2021-1, 3.00% 2050		1,490	1,464
Community Dev. Auth., Housing Rev. Bonds, Series 2020-1, 4.00% 2050		1,050	1,072
			3,229

Total bonds, notes & other debt instruments (cost: $625,919,000)			594,883

Short-term securities 13.57%
Municipals 13.57%
State of Arizona, Industrial Dev. Auth., Hospital Rev. Ref. Bonds (Phoenix Children’s Hospital), Series 2019-B, 0.31% 2048[2]		2,500	2,500
State of Arizona, City of Phoenix, Industrial Dev. Auth., Health Care Facs. Rev. Bonds (Mayo Clinic), Series 2014-A, 0.31% 2052[2]		1,500	1,500
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-B, 0.30% 2035[2]		900	900
State of California, Irvine Ranch Water Dist. Nos. 105, 140, 240 and 250, Consolidated G.O. Bonds, Series 1993, 0.27% 2033[2]		1,200	1,200
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023		135	130
State of California, City of Los Angeles, Dept. of Water and Power, Power System Rev. Ref. Bonds, Series 2001-B-3, 0.27% 2034[2]		800	800
State of California, City of Los Angeles, Dept. of Water and Power, Rev. Bonds, Series 2021-1, 0.26% 2051[2]		1,500	1,500
State of California, Municipal Fin. Auth., Pollution Control Rev. Ref. Bonds (Chevron U.S.A., Inc. Project), Series 2005, 0.30% 2025[2]		1,500	1,500
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.27% 2042[2]		1,900	1,900
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-1, 0.26% 2032[2]		3,300	3,300
State of Idaho, Tax Anticipation Notes, Series 2021, 3.00% 6/30/2022		5,000	5,015
State of Illinois, Fin. Auth., Demand Rev. Bonds (University of Chicago Medical Center), Series 2011-A, 0.32% 2044[2]		7,450	7,450
State of Indiana, Fin. Auth., Environmental Rev. Ref. Bonds (Duke Energy Indiana, Inc. Project), Series 2009-A-3, 0.48% 2039[2]		5,000	5,000
State of Iowa, Fin. Auth., Rev. Bonds (UnityPoint Health), Series 2018-E, 0.31% 2041[2]		9,915	9,915
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2009-A, 0.45% 2049[2]		5,000	5,000
State of Louisiana, Public Facs. Auth., Rev. Bonds (Air Products and Chemicals Project), Series 2010, 0.39% 2050[2]		500	500
State of Massachusetts, Housing Fin. Agcy., Single Family Housing Notes, Series 2021, 0.25% 12/1/2022		205	202

Private Client Services Funds	27

Capital Group Core Municipal Fund

Short-term securities (continued)	Principal amount (000)		Value (000)
Municipals (continued)
State of Michigan, Strategic Fund, Demand Limited Obligation Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 2007, 0.31% 2042[2]	USD	4,700	$4,700
State of Michigan, Regents of the University of Michigan, General Rev. Bonds, Series 2012-B, 0.30% 2042[2]		6,435	6,435
State of Nevada, Housing Division, Single Family Mortgage Rev. Bonds, Series 2021-D, 0.25% 12/1/2022		275	273
State of New Hampshire, Health and Education Facs. Auth., Rev. Ref. Bonds (Dartmouth College Issue), Series 2007-B, 0.31% 2041[2]		5,000	5,000
State of New York, New York City G.O. Bonds, Series 2013-F-3, 0.33% 2042[2]		3,165	3,165
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2011-FF-1, 0.33% 2044[2]		2,000	2,000
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2021-EE-1, 0.36% 2045[2]		1,500	1,500
State of New York, New York City Municipal Water Fin. Auth., Water and Sewer System Second General Resolution Rev. Bonds, Series 2016-AA-1, 0.33% 2048[2]		2,170	2,170
State of New York, New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2016-A-4, 0.33% 2041[2]		2,905	2,905
State of New York, New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2019-B-4, 0.33% 2042[2]		1,500	1,500
State of Ohio, Hospital Rev. Bonds (Cleveland Clinic Health System Obligated Group), Series 2019-F, 0.36% 2052[2]		4,900	4,900
State of South Carolina, Jobs-Econ. Dev. Auth., Hospital Rev. Bonds (Prisma Health Obligated Group), Series 2018-B, 0.36% 2048[2]		5,000	5,000
State of Tennessee, City of Clarksville, Public Building Auth., Pooled Fncg. Rev. Bonds, Series 2003, Bank of America LOC, 0.36% 2033[2]		1,955	1,955
State of Tennessee, Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2021-3-B, 0.25% 7/1/2022		955	955
State of Tennessee, County of Montgomery, Public Building Auth., Pooled Fncg. Rev. Bonds (Tennessee County Loan Pool), Series 2004, Bank of America LOC, 0.36% 2034[2]		405	405
State of Texas, Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 8/15/2022		20	20
State of Texas, Deer Park Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 0.16% 2042 (put 2022)[4]		135	134
State of Texas, North East Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.25% 2032 (put 2022)[4]		130	130
State of Utah, Provo City School Dist., G.O. Rev. Ref. Bonds, Series 2021-B, 5.00% 6/15/2022		1,000	1,004
State of Wyoming, County of Lincoln, Pollution Control Rev. Ref. Bonds (ExxonMobil Project), Series 2014, 0.32% 2044[2]		1,300	1,300

Total short-term securities (cost: $93,783,000)			93,763
Total investment securities 99.66% (cost: $719,702,000)			688,646
Other assets less liabilities 0.34%			2,355

Net assets 100.00%			$691,001

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	Value and unrealized appreciation at 4/30/2022 (000)
2 Year U.S. Treasury Note Futures	Short	200	June 2022	USD(42,162)	$310
5 Year U.S. Treasury Note Futures	Short	40	June 2022	(4,507)	30
					$340

[1]	Step bond; coupon rate may change at a later date.
[2]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[3]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $3,406,000, which represented .49% of the net assets of the fund.
[4]	For short-term securities, the mandatory put date is considered to be the maturity date.

28	Private Client Services Funds

Capital Group Core Municipal Fund

Key to abbreviations

Agcy. = Agency

Assn. = Association

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

LIBOR = London Interbank Offered Rate

LOC = Letter of credit

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

SOFR = Secured Overnight Financing Rate

USD = U.S. dollars

Private Client Services Funds	29

Capital Group Short-Term Municipal Fund

Investment portfolio April 30, 2022	unaudited

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies.

Bonds, notes & other debt instruments 84.91%	Principal amount (000)		Value (000)
Alabama 3.23%
City of Alabaster, Board of Education, Special Tax School Warrants, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2028 (preref. 2024)	USD	500	$528
City of Birmingham, Water Works Board, Water Rev. Bonds, Series 2013-B, 5.00% 2038 (preref. 2023)		500	510
Black Belt Energy Gas Dist., Gas Project Rev. Bonds, Series 2022-B-1, 4.00% 2053 (put 2027)		500	509
Black Belt Energy Gas Dist., Gas Project Rev. Bonds (Project No. 6), Series 2021-B, 4.00% 2052 (put 2026)		1,000	1,017
Black Belt Energy Gas Dist., Gas Project Rev. Bonds (Project No. 7), Series 2021-C-1, 4.00% 2052 (put 2026)		175	178
Black Belt Energy Gas Dist., Gas Supply Prepay Rev. Bonds (Project No. 5), Series 2020-A-1, 4.00% 2049 (put 2026)		455	463
Federal Aid Highway Fin. Auth., Federal Highway Grant Anticipation Bonds, Series 2012, 5.00% 2023 (preref. 2022)		35	35
City of Homewood, G.O. Warrants, Series 2016, 5.00% 2033 (preref. 2026)		10	11
Housing Fin. Auth., Multi Family Housing Rev. Bonds (Capstone at Kinsey Cove Project), Series 2020-A, 0.35% 2023 (put 2023)		110	108
South East Gas Supply Dist., Gas Supply Rev. Bonds (Project No. 2), Series 2018-A, 4.00% 2049 (put 2024)		490	497
Southeast Energy Auth., Commodity Supply Rev. Bonds (Project No. 2), Series 2021-B-1, 4.00% 2051 (put 2031)		145	147
			4,003

Alaska 0.21%
Housing Fin. Corp., General Mortgage Rev. Bonds, Series 2020-A, 3.25% 2044		260	259

Arizona 1.47%
Board of Regents of the Arizona State University System, Rev. Bonds, Series 2020-A, 5.00% 2026		300	327
Coconino County Pollution Control Corp., Pollution Control Rev. Ref. Bonds, Series 2017-B, 1.65% 2039 (put 2023)		500	498
Industrial Dev. Auth., Hospital Rev. Bonds (Phoenix Children’s Hospital), Series 2021-A, 5.00% 2026		190	206
Industrial Dev. Auth., Rev. Bonds (Lincoln South Beltway Project), Series 2020, 5.00% 2023		750	779
City of Phoenix Civic Improvement Corp., Water System Rev. Ref. Bonds, Series 2014-B, 5.00% 2024		15	16
			1,826

California 5.85%
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-C, (SIFMA Municipal Swap Index + 0.45%) 0.89% 2056 (put 2026)[1]		65	64
Trustees of the California State University, Systemwide Rev. Bonds, Series 2017-A, 5.00% 2026		120	132
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-A, 5.00% 2027		115	126
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)		100	88
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 3.00% 2024		45	46
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2023		30	30
Fresno Unified School Dist., G.O. Bonds, 2016 Election, Series 2021-D, 2.00% 2024		15	15
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2023		420	436

30	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2027	USD	945	$1,056
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2027		600	673
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2015-A, 5.00% 2040 (preref. 2025)		35	38
Health Facs. Fncg. Auth., Rev. Bonds (Stanford Health Care), Series 2021-A, 3.00% 2054 (put 2025)		475	475
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Los Angeles County Museum of Art Project), Series 2021-B, 1.14% 2050 (put 2026)[1]		100	100
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2022		115	116
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2020-A, 5.00% 2026		220	241
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-B, 4.00% 2026		195	206
City of Los Angeles, Wastewater System Rev. Ref. Bonds, Series 2018-B, 5.00% 2027		195	217
Municipal Fin. Auth., Multi Family Housing Rev. Bonds (Walnut Apartments), Series 2021-A, 0.45% 2024 (put 2023)		75	72
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2025		180	194
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2026		565	622
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2023		135	139
City and County of San Francisco, G.O. Rev. Ref. Bonds, Series 2020-R-2, 5.00% 2024		310	327
City of San Jose, Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2017-B, 5.00% 2026		90	99
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2023		400	413
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2023		20	21
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024		5	5
Southern California Public Power Auth., Transmission Project Rev. Bonds (Southern Transmission Project), Series 2017-A, 5.00% 2023		160	165
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Villa Del Sol Apartments), Series 2021-A-2, 0.39% 2023 (put 2023)		80	78
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)		35	35
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Enloe Medical Center), Series 2015, 5.00% 2028		250	272
City of Tustin, Community Facs. Dist. No. 2014-1 (Tustin Legacy / Standard Pacific), Special Tax Bonds, Series 2015-A, 5.00% 2027		200	212
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2026		25	27
Val Verde Unified School Dist., G.O. Bonds, 2012 Election, Series 2013-A, BAM insured, 5.00% 2042		500	518
			7,258

Colorado 1.15%
Certs. of Part., Series 2021-A, 5.00% 2025		345	374
Board of Governors of the Colorado State University System, System Enterprise Rev. and Rev. Ref. Bonds, Series 2016-B, 5.00% 2041 (preref. 2027)		30	33
E-470 Public Highway Auth., Rev. Bonds, Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.537% 2039 (put 2024)[1]		40	39
Health Facs. Auth., Rev. Bonds (Sanford Health), Series 2019-A, 5.00% 2022		325	330
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-E, Class I, 3.00% 2051		205	202
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2021-L, Class I, 3.25% 2051		205	204
Regents of the University of Colorado, University Enterprise Rev. and Rev. Ref. Bonds, Series 2019-C, 2.00% 2054 (put 2024)		245	240
			1,422

Connecticut 2.21%
Town of East Hartford, Housing Auth., Multi Family Housing Rev. Bonds (Veterans Terrace Project), Series 2021, 0.25% 2023 (put 2022)		45	45
Health and Educational Facs. Auth., Rev. Bonds (Sacred Heart University Issue), Series 2017-I-1, 5.00% 2022		500	503
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2003-X-2, 0.25% 2037 (put 2024)		265	253
Health and Educational Facs. Auth., Rev. Bonds (Yale University Issue), Series 2014-A, 1.10% 2048 (put 2023)		750	744
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2019-F-1, 3.50% 2043		310	312
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2014-C-1, 4.00% 2044		115	116
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2016-A-1, 4.00% 2045		70	71
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2017-A-1, 4.00% 2047		400	406

Private Client Services Funds	31

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Connecticut (continued)
Housing Fin. Auth., Housing Mortgage Fin. Program Bonds, Series 2021-B-1, 3.00% 2049	USD	120	$118
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2014-D-1, 4.00% 2044		25	25
Housing Fin. Auth., Housing Mortgage Fin. Program Rev. Ref. Bonds, Series 2015-C-1, 3.50% 2045		150	151
			2,744

Delaware 0.00%
County of Harris, Metropolitan Transportation Auth., Sales and Use Tax Contractual Obligations, Series 2015-B, 5.00% 2025		5	5

District of Columbia 0.70%
G.O. Bonds, Series 2015-A, 5.00% 2032		700	745
Housing Fin. Agcy., Collateralized Multi Family Housing Rev. Bonds (Kenilworth 166 Apartments Project), Series 2021, 1.25% 2025 (put 2024)		100	96
Rev. Ref. Bonds (National Public Radio, Inc. Issue), Series 2016, 5.00% 2028 (preref. 2028)		15	17
Rev. Ref. Bonds (National Public Radio, Inc. Issue), Series 2016, 5.00% 2029 (preref. 2029)		10	11
			869

Florida 4.27%
County of Brevard, Housing Fncg. Auth., Multi Family Mortgage Rev. Bonds (Tropical Manor Apartments), Series 2021, 0.25% 2023 (put 2022)		40	40
County of Broward, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Solaris Apartments), Series 2021-B, 0.70% 2025 (put 2024)		85	81
Citizens Property Insurance Corp., Personal Lines Account/Commercial Lines Account Secured Bonds, Series 2012-A-1, 5.00% 2022		50	50
County of Collier, Heritage Bay Community Dev. Dist., Capital Improvement Rev. Bonds, Series 2018-A-2, 2.50% 2022		500	500
City of Daytona Beach, Housing Auth., Multi Family Housing Rev. Bonds (The WM at the River Project), Series 2021-B, 1.25% 2025 (put 2024)		150	144
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2019-D, 5.00% 2023		15	15
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2022-A, 5.00% 2025		298	321
Board of Education, Public Education Capital Outlay Rev. Ref. Bonds, Series 2022-A, 5.00% 2026		500	550
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2018-2, 4.25% 2050		290	297
Housing Fin. Corp., Homeowner Mortgage Rev. Bonds, Series 2020-1, 3.50% 2051		50	50
JEA, Water and Sewer System Rev. Bonds, Series 2020-A, 5.00% 2025		280	303
County of Miami-Dade, Industrial Dev. Auth., Solid Waste Disposal Rev. Bonds (Waste Management, Inc. of Florida Project), Series 2007, 0.32% 2027 (put 2022)		550	547
County of Miami-Dade, Water and Sewer System Rev. Ref. Bonds, Series 2008-B, Assured Guaranty Municipal insured, 5.25% 2022		195	198
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Jernigan Gardens), Series 2020-B, 0.35% 2023 (put 2022)		1,000	994
County of Orange, Housing Fin. Auth., Multi Family Housing Rev. Bonds (Stratford Point Apartments), Series 2021-B, 0.55% 2025 (put 2024)		190	181
County of Pinellas, Housing Fin. Auth., Multi Family Mortgage Backed Bonds (Jordan Park Apartments), Series 2021-B, 0.65% 2025 (put 2024)		130	124
County of Polk, Utility System Rev. and Rev. Ref. Bonds, Series 2013, BAM insured, 5.00% 2043 (preref. 2023)		110	114
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2024		100	105
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2025		75	80
City of Tampa, Hospital Rev. Bonds (H. Lee Moffitt Cancer Center Project), Series 2020-B, 5.00% 2026		100	109
Tampa-Hillsborough County Expressway Auth., Rev. Ref. Bonds, Series 2012-B, 5.00% 2042 (preref. 2022)		200	201
Dept. of Transportation, Right-of-Way Acquisition and Bridge Construction Bonds, Series 2022-A, 5.00% 2026		111	122
Dept. of Transportation, Turnpike Rev. Bonds, Series 2018-A, 5.00% 2026		92	101
Dept. of Transportation Fncg. Corp., Rev. Bonds, Series 2020, 5.00% 2024		65	69
			5,296

Georgia 3.04%
City of Atlanta, Airport General Rev. Ref. Bonds, Series 2014-B, 5.00% 2026		800	832
City of Atlanta, Airport General Rev. Ref. Bonds, Series 2021-B, 5.00% 2027		430	474
City of Atlanta, Urban Residential Fin. Auth., Multi Family Housing Rev. Bonds (Sylvan Hills Senior Apartments Project), Series 2020, 0.41% 2025 (put 2023)		85	82

32	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Georgia (continued)
County of Dawson, Dev. Auth., Multi Family Housing Rev. Bonds (Peaks of Dawsonville Project), Series 2021, 0.28% 2023	USD	500	$486
County of Dekalb, Housing Auth., Multi Family Housing Rev. Bonds (Columbia Village Project), Series 2021-A, 0.34% 2024 (put 2023)		35	34
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2015-A-1, 3.50% 2045		25	25
Housing and Fin. Auth., Single Family Mortgage Bonds, Series 2017-A, 4.00% 2047		345	350
Main Street Natural Gas, Inc., Gas Supply Rev. Bonds, Series 2019-C, 4.00% 2050 (put 2026)		500	510
Municipal Electric Auth., General Resolution Projects Bonds, Series 2021-A, 4.00% 2027		270	282
Municipal Electric Auth., Project One Bonds, Series 2021-A, 5.00% 2030		40	45
Private Colleges and Universities Auth., Rev. Bonds (The Savannah College of Art and Design Projects), Series 2021, 5.00% 2028		35	39
City of Thomaston, Housing Auth., Multi Family Housing Rev. Bonds (Eastgate Apartments Project), Series 2020-A, 0.34% 2023 (put 2022)		500	493
County of Walker, Dev. Auth., Multi Family Housing Rev. Bonds (Gateway at Rossville Project), Series 2021-B, 0.46% 2024 (put 2023)		120	116
			3,768

Idaho 0.84%
Health Facs. Auth., Rev. Bonds (St. Luke’s Health System Project), Series 2021-A, 5.00% 2027		50	54
Housing and Fin. Assn., Single Family Mortgage Bonds, Series 2019-A, 4.00% 2050		965	984
			1,038

Illinois 4.66%
City of Chicago, Wastewater Transmission Rev. Bonds, Series 2014, 5.00% 2024		625	650
City of Chicago, Water Rev. Ref. Bonds, Series 2017, 5.00% 2022		540	548
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2023		100	102
Fin. Auth., Rev. Bonds (Art Institute of Chicago), Series 2016, 5.00% 2024		130	136
Fin. Auth., Rev. Bonds (Centegra Health System), Series 2014-A, 5.00% 2027 (preref. 2024)		200	212
Fin. Auth., Rev. Bonds (OSF Healthcare System), Series 2020-B-2, 5.00% 2050 (put 2026)		40	43
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2016-A, 5.00% 2023		225	231
Fin. Auth., Rev. Bonds (Presbyterian Homes Obligated Group), Series 2021-B, (SIFMA Municipal Swap Index + 0.70%) 1.14% 2042 (put 2026)[1]		25	25
Fin. Auth., Rev. Bonds (Presence Health Network), Series 2016-C, 5.00% 2026		515	558
Fin. Auth., Rev. Bonds (University of Chicago), Series 2014-A, 5.00% 2023		200	208
Fin. Auth., Rev. Bonds (University of Chicago), Series 2021-A, 5.00% 2025		40	43
Fin. Auth., Rev. Ref. Bonds (Anne & Robert H. Lurie Children’s Hospital), Series 2017, 5.00% 2022		240	242
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2021-C, 0.80% 2026		80	74
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Concord Commons), Series 2021, 0.25% 2024 (put 2023)		595	585
Housing Dev. Auth., Multi Family Housing Rev. Bonds (Marshall Field Garden Apartment Homes), Series 2015, (SIFMA Municipal Swap Index + 1.00%) 1.44% 2050 (put 2025)[1]		400	404
Board of Trustees of Illinois State University, Auxiliary Facs. System Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2023		500	513
Railsplitter Tobacco Settlement Auth., Tobacco Settlement Rev. Bonds, Series 2017, 5.00% 2023		310	318
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2023		190	194
Toll Highway Auth., Toll Highway Rev. Bonds, Series 2019-C, 5.00% 2025		45	48
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2023		175	179
Toll Highway Auth., Toll Highway Rev. Ref. Bonds, Series 2019-A, 5.00% 2025		250	265
Board of Trustees of the University of Illinois, Auxiliary Facs. System Rev. Bonds, Series 2018-A, 5.00% 2024		200	209
			5,787

Indiana 2.30%
Fin. Auth., Health System Rev. Bonds (Indiana University Health), Series 2019-C, 5.00% 2022		40	41
Fin. Auth., Hospital Rev. Ref. Bonds (Parkview Health System), Series 2012-A, 5.00% 2022		440	440
Fin. Auth., State Revolving Fund Program Green Bonds, Series 2021-B, 5.00% 2028		55	62
Fin. Auth., Wastewater Utility Rev. Ref. Bonds (CWA Auth. Project), Series 2021-1, 5.00% 2025		155	168
City of Franklin, Econ. Dev. and Rev. Ref. Bonds (Otterbein Homes Obligated Group), Series 2019-B, 5.00% 2023		510	525
Health Fac. Fncg. Auth., Rev. Bonds (Ascension Health Subordinate Credit Group), Series 2005-A-1, 4.00% 2023		15	15
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2019-A, 4.25% 2048		240	246
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2020-A, 3.75% 2049		35	35
Housing and Community Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2021-C-1, 3.00% 2052		65	64

Private Client Services Funds	33

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Indiana (continued)
City of Indianapolis, Local Public Improvement Bond Bank Bonds, Series 2021-A, 5.00% 2022	USD	100	$100
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2023		230	234
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2024		240	250
City of Indianapolis, Local Public Improvement Bond Bank Bonds (Indianapolis Airport Auth. Project), Series 2019-I-2, 5.00% 2025		255	270
City of Indianapolis, Local Public Improvement Bond Bank Rev. Ref. Bonds (Cityway 1 Project), Series 2021-B, 5.00% 2025		140	146
City of Kokomo, Multi Family Housing Rev. Bonds (KHA RAD I Apartments), Series 2021-A, 0.56% 2025 (put 2024)		265	255
			2,851

Iowa 0.21%
PEFA, Inc., Gas Project Rev. Bonds, Series 2019, 5.00% 2049 (put 2026)		245	259

Kansas 0.03%
Unified Government of Wyandotte County, Board of Public Utilities, Utility System Improvement Rev. Bonds, Series 2012-B, 5.00% 2026 (preref. 2022)		35	35

Kentucky 0.87%
Housing Corp., Multi Family Housing Rev. Bonds (New Hope Properties Portfolio Project), Series 2021, 0.41% 2024 (put 2023)		485	469
Housing Corp., Multi Family Housing Rev. Bonds (Winterwood II Rural Housing Portfolio), Series 2021, 0.37% 2024 (put 2023)		195	188
Property and Buildings Commission, Commonwealth Rev. Ref. Bonds (Project No. 125), Series 2021-A, 5.00% 2022		45	46
Public Energy Auth., Gas Supply Rev. Bonds, Series 2019-A-1, 4.00% 2049 (put 2025)		320	325
Public Energy Auth., Gas Supply Rev. Bonds, Series 2018-B, 4.00% 2049 (put 2025)		55	56
			1,084

Louisiana 0.75%
Housing Corp., Multi Family Housing Rev. Bonds (Hollywood Acres and Hollywood Heights Projects), Series 2019, 0.55% 2023		200	193
Housing Corp., Multi Family Housing Rev. Bonds (Mabry Place Townhomes Project), Series 2021, 0.31% 2024 (put 2023)		55	53
Parish of Jefferson, Sales Tax Rev. Ref. Bonds, Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2023		250	260
Offshore Terminal Auth., Deepwater Port Rev. Bonds (Loop LLC Project), Series 2007-A, 1.65% 2027 (put 2023)		105	104
Parish of Tangipahoa, Hospital Service Dist. No. 1, Hospital Rev. Ref. Bonds (North Oaks Health System Project), Series 2021, 5.00% 2027		265	287
Tobacco Settlement Fncg. Corp., Tobacco Settlement Asset-Backed Rev. Ref. Bonds, Series 2013-A, 5.00% 2023		30	31
			928

Maine 0.54%
Housing Auth., Mortgage Purchase Bonds, Series 2017-A, 4.00% 2047		215	219
Housing Auth., Mortgage Purchase Bonds, Series 2021-D, 3.00% 2051		455	447
			666

Maryland 1.10%
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2019-A, 4.25% 2049		70	72
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2020-D, 3.25% 2050		200	200
Community Dev. Administration, Dept. of Housing and Community Dev., Residential Rev. Bonds, Series 2021-C, 3.00% 2051		48	47

34	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Maryland (continued)
County of Montgomery, Housing Opportunities Commission, Single Family Housing Rev. Bonds, Series 2018-A, 4.00% 2049	USD	365	$371
Dept. of Transportation, Consolidated Transportation Rev. Ref. Bonds, Series 2015, 5.00% 2023		110	113
Dept. of Transportation, Consolidated Transportation Rev. Ref. Bonds, Series 2022-A, 5.00% 2027		500	562
			1,365

Massachusetts 0.60%
Dev. Fin. Agcy., Multi Family Housing Rev. Bonds (Salem Heights II Preservation Associates LP Issue), Series 2021-B, 0.25% 2024 (put 2023)		50	49
Dev. Fin. Agcy., Rev. Ref. Bonds (Berkshire Health Systems Issue), Series 2021-I, 5.00% 2023		240	249
Housing Fin. Agcy., Housing Green Bonds, Series 2021-B-2, 0.75% 2025		15	14
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 169, 4.00% 2044		20	20
Housing Fin. Agcy., Single Family Housing Rev. Bonds, Series 183, 3.50% 2046		220	222
Housing Fin. Agcy., Single Family Housing Rev. Ref. Bonds, Series 171, 4.00% 2044		85	86
Water Resources Auth., General Rev. Green Bonds, Series 2021-B, 5.00% 2026		95	105
			745

Michigan 2.25%
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2023		700	704
City of Detroit, Water and Sewerage Dept., Sewage Disposal System Rev. and Rev. Ref. Bonds, Series 2012-A, 5.00% 2032 (preref. 2022)		45	45
Fin. Auth., Hospital Rev. Ref. Bonds (McLaren Health Care), Series 2015-D-1, 0.25% 2022		5	5
Grant Anticipation Rev. Ref. Bonds, Series 2016, 5.00% 2027		500	551
Housing Dev. Auth., Multi Family Housing Rev. Bonds, Series 2020, 0.32% 2023 (put 2022)		415	411
Housing Dev. Auth., Rental Housing Rev. Bonds, Series 2021-A, 0.55% 2025		50	47
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2017-B, 3.50% 2048		80	81
Housing Dev. Auth., Single Family Mortgage Rev. Bonds, Series 2018-C, 4.25% 2049		245	251
City of Lansing, Board of Water and Light, Utility System Rev. Bonds, Series 2019-A, 5.00% 2024		375	396
County of Wayne, Airport Auth., Airport Rev. Bonds (Detroit Metropolitan Wayne County Airport), Series 2018-C, 5.00% 2023		290	301
			2,792

Minnesota 1.62%
City of Hopkins, Multi Family Housing Rev. Bonds (Raspberry Ridge Project), Series 2021, 0.26% 2024 (put 2023)		145	143
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-B, 4.00% 2048		335	340
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2018-E, 4.25% 2049		530	543
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-E, 3.50% 2050		475	476
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2020-B, 3.50% 2050		5	5
Housing Fin. Agcy., Residential Housing Fin. Bonds, Series 2022-A, 3.00% 2052		80	78
City of Mahtomedi, Multi Family Housing Rev. Bonds (Lincoln Place / Vadnais Highlands Projects), Series 2021, 0.25% 2023 (put 2022)		80	80
Municipal Gas Agcy., Commodity Supply Rev. Bonds, Series 2022-A, 4.00% 2052 (put 2027)		330	341
			2,006

Mississippi 0.09%
Home Corp., Collateralized Multi Family Housing Rev. Bonds (J&A Dev. Portfolio Project I), Series 2021-1, 0.30% 2024 (put 2023)		60	59
Home Corp., Multi Family Housing Rev. Bonds (Southwest Village Apartments Project), Series 2022-2, 1.30% 2025 (put 2024)		50	49
			108

Private Client Services Funds	35

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Missouri 0.57%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2016-B, 3.50% 2041	USD	515	$520
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-A, 3.00% 2052		60	59
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (First Place Homeownership Loan Program), Series 2021-C, 3.25% 2052		50	49
County of St. Charles, Industrial Dev. Auth., Multi Family Housing Rev. Bonds (Hidden Valley Estates), Series 2021, 0.27% 2025 (put 2023)		85	82
			710

Montana 0.29%
Board of Housing, Single Family Mortgage Bonds, Series 2016-A-2, 3.50% 2044		100	100
Board of Housing, Single Family Mortgage Bonds, Series 2019-A, 4.25% 2045		120	123
Board of Housing, Single Family Mortgage Bonds, Series 2020-B, 4.00% 2050		135	138
			361

Nebraska 0.78%
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2014-A, 4.00% 2044		190	193
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2016-C, 3.50% 2046		15	15
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2018-C, 4.00% 2048		390	397
Investment Fin. Auth., Single Family Housing Rev. Bonds, Series 2021-C, 3.00% 2050		365	359
			964

Nevada 0.56%
County of Clark, Pollution Control Rev. Ref. Bonds (Nevada Power Co. Projects), Series 2017, 1.65% 2036 (put 2023)		645	642
Housing Division, Multi Family Housing Rev. Bonds (Southwest Village Apartments), Series 2021, 0.47% 2024 (put 2023)		50	49
			691

New Jersey 0.84%
Econ. Dev. Auth., Water Facs. Rev. Ref. Bonds (American Water Co., Inc. Project), Series 2020-A, 1.00% 2023		275	270
Housing and Mortgage Fin. Agcy., Multi Family Conduit Rev. Bonds (Browns Woods Apartments Project), Series 2021-A, 1.25% 2024 (put 2023)		100	98
Housing and Mortgage Fin. Agcy., Single Family Housing Rev. Bonds, Series 2018-A, 4.50% 2048		420	435
Tobacco Settlement Fncg. Corp., Tobacco Settlement Bonds, Series 2018-A, 5.00% 2023		200	204
Turnpike Auth., Turnpike Rev. Bonds, Series 2020-D, 5.00% 2028		30	33
			1,040

New Mexico 0.42%
Mortgage Fin. Auth., Single Family Mortgage Program Bonds, Series 2019-A-1, Class I, 4.25% 2050		365	375
Municipal Energy Acquisition Auth., Gas Supply Rev. Ref. and Acquisition Bonds, Series 2019, 5.00% 2039 (put 2025)		135	142
			517

New York 7.50%
Build NYC Resource Corp., Rev. Ref. Bonds (Ethical Culture Fieldston School Project), Series 2015, 5.00% 2024		360	376
Dormitory Auth., Health Facs. Improvement Program Lease Rev. Bonds (New York City Issue), Series 2018-1, 5.00% 2027		500	550
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2021-A, 5.00% 2027		500	554
Dormitory Auth., State Personal Income Tax Rev. Bonds (General Purpose), Series 2022-A, 5.00% 2027		335	371
City of Geneva Dev. Corp., Rev. Ref. Bonds (Hobart and William Smith Colleges Project), Series 2012, 5.00% 2032 (preref. 2022)		40	40
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-K, 0.70% 2024		85	81
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2020-L-2, 0.75% 2025		750	693
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-D-2, 0.65% 2056 (put 2025)		195	179
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-I-2, 0.70% 2056 (put 2025)		190	174

36	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
New York (continued)
Housing Fin. Agcy., Affordable Housing Rev. Green Bonds, Series 2021-J-2, 1.10% 2061 (put 2027)	USD	470	$426
Long Island Power Auth., Electric System General Rev. Bonds, Series 2014-C, (1-month USD-LIBOR x 0.70 + 0.75%) 1.068% 2033 (put 2023)[1]		300	299
Long Island Power Auth., Electric System General Rev. Bonds, Series 2015-C, (1-month USD-LIBOR x 0.70 + 0.75%) 1.068% 2033 (put 2023)[1]		260	259
Metropolitan Transportation Auth., Transportation Rev. Bonds, Series 2012-B, 5.00% 2022		195	198
Metropolitan Transportation Auth., Transportation Rev. Green Bonds, Series 2016-A-2, 5.00% 2024		300	316
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2012-F, 5.00% 2022		230	234
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-B, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.55%) 0.737% 2032 (put 2024)[1]		255	255
Metropolitan Transportation Auth., Transportation Rev. Ref. Bonds, Series 2002-D-2-A-2, Assured Guaranty Municipal insured, (USD-SOFR x 0.67 + 0.80%) 0.987% 2032 (put 2026)[1]		60	60
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 197, 3.50% 2044		150	151
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 233, 3.00% 2045		300	296
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 213, 4.25% 2047		455	466
Mortgage Agcy., Homeowner Mortgage Rev. Bonds, Series 239, 3.25% 2051		30	30
New York City G.O. Bonds, Series 2014-I-1, 5.00% 2026		185	194
New York City G.O. Bonds, Series 2020-A, 5.00% 2027		500	554
New York City G.O. Bonds, Series 2021-A-1, 5.00% 2033		15	17
New York City G.O. Bonds, Series 2015-F-4, 5.00% 2044 (put 2025)		75	80
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2017-C-3-A, 0.20% 2022		45	45
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Dev. Bonds), Series 2021-C-2, 0.70% 2060 (put 2025)		330	305
New York City Housing Dev. Corp., Multi Family Housing Rev. Bonds (Sustainable Neighborhood Bonds), Series 2020-I-2, 0.70% 2060 (put 2025)		230	214
New York City Housing Dev. Corp., Multi Family Housing Rev. Green Bonds (Sustainable Dev. Bonds), Series 2021-F-2, 0.60% 2061 (put 2025)		220	203
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2020-A-1, 5.00% 2022		10	10
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2021-E-1, 5.00% 2023		20	20
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2018-1, 5.00% 2025		30	32
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2022-D-1, 5.00% 2026		250	275
New York City Transitional Fin. Auth., Future Tax Secured Bonds, Series 2013-I, 5.00% 2027		180	185
Public Housing Capital Fund Rev. Trust I, Trust Certs., Series 2012, 4.50% 2022[2]		15	15
Triborough Bridge and Tunnel Auth., General Rev. Bonds (MTA Bridges and Tunnels), Series 2017-C-1, 5.00% 2025		500	542
Utility Debt Securitization Auth., Restructuring Bonds, Series 2017, 5.00% 2025		10	10
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (EG Mt. Vernon Preservation, LP Project), Series 2020, 0.30% 2023 (put 2022)		155	153
County of Westchester, Industrial Dev. Agcy., Multi Family Housing Rev. Bonds (Marble Hall - Tuckahoe Limited Partnership Project), Series 2021, 0.28% 2024 (put 2023)		455	445
			9,307

North Carolina 1.23%
City of Durham, Housing Auth., Multi Family Housing Rev. Bonds (JJ Henderson Apartments Project), Series 2020, 0.30% 2024 (put 2023)		20	20
City of Goldsboro, Multi Family Housing Rev. Bonds (Grand at Day Point), Series 2021, 0.28% 2024 (put 2023)		105	102
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 38-B, 4.00% 2047		180	183
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 42, 4.00% 2050		65	66
Housing Fin. Agcy., Home Ownership Rev. Ref. Bonds, Series 44, 4.00% 2050		60	61
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Winds Crest Senior Living, LP), Series 2021, 0.36% 2024 (put 2023)		105	103
City of Sanford, Housing Auth., Multi Family Housing Rev. Bonds (Matthews Garden Gilmore), Series 2020, 0.30% 2023 (put 2022)		750	742
City of Winston-Salem, Water and Sewer System Rev. Ref. Bonds, Series 2020-A, 5.00% 2022		200	201
City of Winston-Salem, Water and Sewer System Rev. Ref. Bonds, Series 2020-A, 5.00% 2026		40	44
			1,522

Private Client Services Funds	37

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
North Dakota 0.60%
Housing Fin. Agcy., Homeownership Rev. Bonds (Home Mortgage Fin. Program), Series 2016-D, 3.50% 2046	USD	110	$111
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-A, 4.00% 2038		310	313
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2015-D, 4.00% 2046		200	203
Housing Fin. Agcy., Housing Fin. Program Bonds (Home Mortgage Fin. Program), Series 2021-B, 3.00% 2052		120	117
			744

Ohio 2.24%
City of Dayton, Metropolitan Housing Auth., Multi Family Housing Rev. Bonds (Southern Montgomery Apartments Project), Series 2021-A, 0.32% 2024 (put 2023)		200	193
County of Geauga, Rev. Bonds (South Franklin Circle Project), Series 2012-A, 8.00% 2047 (preref. 2022)[3]		880	933
Healthcare Fac. Rev. Bonds (Otterbein Homes Obligated Group), Series 2021-B, 4.00% 2023		10	10
Hospital Rev. Ref. Bonds (Cleveland Clinic Health System Obligated Group), Series 2021-B, 5.00% 2024		310	323
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Chevybrook Estates Apartments Project), Series 2021, 0.35% 2024 (put 2023)		50	49
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Glen Meadows Apartments Project), Series 2021-A, 0.40% 2024 (put 2023)		80	77
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Marianna Terrace Apartments), Series 2022-A, 1.30% 2025 (put 2024)		40	39
Housing Fin. Agcy., Multi Family Housing Rev. Bonds (Pinzone Tower Apartments Project), Series 2021, 0.28% 2023 (put 2022)		190	187
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2017-D, 4.00% 2048		70	71
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2019-A, 4.50% 2049		170	176
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2020-A, 3.75% 2050		130	132
Housing Fin. Agcy., Residential Mortgage Rev. Bonds (Mortgage-Backed Securities Program), Series 2021-C, 3.25% 2051		225	223
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2029		30	34
County of Montgomery, Hospital Facs. Rev. Bonds (Dayton Children’s Hospital), Series 2021, 5.00% 2032		160	184
Turnpike and Infrastructure Commission, Rev. Bonds, Series 2013-A-1, 5.00% 2025		125	128
Water Dev. Auth., Water Dev. Rev. Bonds, Series 2013-A, 5.00% 2023		25	26
			2,785

Oklahoma 0.72%
Capital Improvement Auth., State Highways Capital Improvement Rev. Ref. Bonds (Oklahoma Dept. of Transportation Project), Series 2020-A, 5.00% 2023		145	150
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2024		275	290
Board of Regents of Oklahoma State University, General Rev. Ref. Bonds, Series 2020-A, 5.00% 2025		420	452
			892

Oregon 0.32%
G.O. Bonds (Veteran’s Welfare Bonds Series 108), Series 2021-O, 3.00% 2051		245	239
Housing and Community Services Dept., Housing Dev. Rev. Bonds (The Susan Emmons Apartments Project), Series 2021-S-2, 0.38% 2024 (put 2023)		115	110
Housing and Community Services Dept., Housing Dev. Rev. Bonds (Westwind Apartments Project), Series 2021-H, 0.25% 2024 (put 2023)		50	49
			398

Pennsylvania 1.97%
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.53% 2030 (put 2025)[1]		50	50
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-B, (USD-SOFR x 0.67 + 0.35%) 0.53% 2031 (put 2025)[1]		70	69
Bethlehem Area School Dist. Auth., School Rev. Bonds (Bethlehem Area School Dist. Ref. Project), Series 2021-C, (USD-SOFR x 0.67 + 0.35%) 0.53% 2032 (put 2025)[1]		55	55
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2032 (preref. 2023)		20	21
Cumberland Valley School Dist., G.O. Bonds, Series 2015, 5.00% 2034 (preref. 2023)		20	21
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2017-122, 4.00% 2046		205	208

38	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Pennsylvania (continued)
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2020-133, 3.00% 2050	USD	345	$341
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2021-137, 3.00% 2051		190	185
Housing Fin. Agcy., Single Family Mortgage Rev. Bonds, Series 2022-138-A, 3.00% 2052		145	141
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (Harrison Senior Tower), Series 2021, 0.25% 2024 (put 2023)		760	739
Housing Fin. Agcy., Special Limited Obligation, Multi Family Housing Dev. Bonds (School of Nursing), Series 2021, 0.27% 2024 (put 2023)		85	82
Philadelphia School Dist., G.O. Bonds, Series 2021-A, 5.00% 2027		190	209
Turnpike Commission, Turnpike Rev. Bonds, Series 2021-B, 5.00% 2022		95	97
Wilkes-Barre Area School Dist., G.O. Bonds, Series 2019, BAM insured, 5.00% 2023		225	231
			2,449

Rhode Island 0.09%
Housing and Mortgage Fin. Corp., Homeownership Opportunity Bonds, Series 66-A-1, 4.00% 2033		110	111

South Carolina 1.41%
City of Columbia, Housing Auth., Multi Family Housing Rev. Bonds (Palmetto Terrace Apartments Project), Series 2021, 0.31% 2024 (put 2023)		130	126
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2018-A, 4.50% 2048		200	206
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2020-A, 4.00% 2050		150	153
Housing Fin. and Dev. Auth., Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052		80	79
Housing Fin. and Dev. Auth., Mortgage Rev. Ref. Bonds, Series 2016-A, 4.00% 2036		190	193
Housing Fin. and Dev. Auth., Multi Family Housing Rev. Bonds (Villages at Congaree Pointe Project), Series 2021-B, 1.25% 2025 (put 2024)		100	97
Patriots Energy Group Fncg. Agcy., Gas Supply Rev. Bonds, Series 2018-A, 4.00% 2048 (put 2024)		55	56
Public Service Auth., Rev. Obligations (Santee Cooper), Series 2014-C, 5.00% 2025		120	127
Public Service Auth., Rev. Ref. Obligations (Santee Cooper), Series 2015-A, 5.00% 2028		35	37
Southold Local Dev. Corp., Rev. Bonds (Peconic Landing at Southold, Inc. Project), Series 2015, 5.00% 2022		400	407
City of Spartanburg, Housing Auth., Multi Family Housing Rev. Bonds (Connecticut Village Apartments), Series 2022, 1.05% 2025 (put 2023)		125	123
Spartanburg Regional Health Services Dist., Hospital Rev. Ref. Bonds, Series 2022, 5.00% 2028		135	149
			1,753

South Dakota 0.54%
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2014-E, 4.00% 2044		70	71
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2018-B, 4.50% 2048		335	346
Housing Dev. Auth., Homeownership Mortgage Bonds, Series 2021-B, 3.00% 2051		255	251
			668

Tennessee 2.02%
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2017-1, 4.00% 2042		175	178
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2014-2-A, 4.00% 2045		465	473
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2014-2-C, 4.00% 2045		195	198
Housing Dev. Agcy., Residential Fin. Program Bonds, Series 2015-2-A, 3.75% 2050		250	253
City of Knoxville Community Dev. Corp., Collateralized Multi Family Housing Rev. Bonds (Austin 1B Apartments Project), Series 2021, 0.22% 2024 (put 2023)		40	38
City of Memphis, Health, Educational and Housing Facs. Board, Collateralized Multi Family Housing Rev. Bonds (Tillman Cove Apartments), Series 2020, 0.55% 2024 (put 2024)		590	551
Metropolitan Government of Nashville and Davidson County, Health and Educational Facs. Board, Rev. Bonds (Vanderbilt University Medical Center), Series 2021-A, 5.00% 2031		205	230
Metropolitan Government of Nashville and Davidson County, Water & Sewer Rev. Bonds, Series 2013, 5.00% 2025 (preref. 2023)		85	88
Tennessee Energy Acquisition Corp., Gas Project Rev. Bonds, Series 2017-A, 4.00% 2048 (put 2023)		500	504
			2,513

Private Client Services Funds	39

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Texas 18.67%
Affordable Housing Corp., Multi Family Housing Rev. Bonds (Apartments of Las Palmas I LLC), Series 2021, 0.25% 2024 (put 2022)	USD	15	$15
Arlington Higher Education Fin. Corp., Education Rev. and Rev. Ref. Bonds (Uplift Education), Series 2017-A, 5.00% 2022		645	657
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2021-A, 4.00% 2025		15	16
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Great Hearts America - Texas), Series 2021-A, 4.00% 2026		15	16
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Harmony Public Schools), Series 2016-A, 5.00% 2024		310	324
Arlington Higher Education Fin. Corp., Education Rev. Bonds (KIPP Texas, Inc.), Series 2019, 5.00% 2026		560	613
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2022		350	353
Arlington Higher Education Fin. Corp., Education Rev. Bonds (Riverwalk Education Foundation, Inc.), Series 2019, 5.00% 2025		800	860
City of Arlington, Water and Wastewater System Rev. Bonds, Series 2021, 5.00% 2023		165	170
Austin Affordable PFC, Inc., Multi Family Housing Rev. Bonds (Bridge at Turtle Creek Apartments), Series 2020, 0.42% 2040 (put 2023)		215	210
Austin Community College Dist., Maintenance Tax Notes, Series 2021, 5.00% 2022		100	101
City of Austin, Water and Wastewater System Rev. Ref. Bonds, Series 2020-C, 5.00% 2025		510	553
County of Bexar, Combination Tax and Rev. Certs. of Obligation, Series 2013-B, 5.00% 2033 (preref. 2023)		105	108
Brownsville Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020-A, 3.00% 2026		500	509
Cameron County Housing Fin. Corp., Multi Family Housing Rev. Bonds (Sunland Country Apartments), Series 2021, 0.28% 2024 (put 2023)		50	48
Capital Area Housing Fin. Corp., Multi Family Housing Rev. Bonds (Redwood Apartments), Series 2020, 0.41% 2041 (put 2024)		460	441
Carrollton-Farmers Branch Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 5.00% 2023		135	138
Clear Creek Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.28% 2038 (put 2024)		100	93
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2023		5	5
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2024		5	5
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2025		10	11
Clifton Higher Education Fin. Corp., Education Rev. Bonds (Idea Public Schools), Series 2021-T, 5.00% 2026		5	5
Cypress-Fairbanks Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2014-C, 5.00% 2027		500	522
Cypress-Fairbanks Independent School Dist., Unlimited Tax School Building Bonds, Series 2015-B-2, 0.28% 2040 (put 2024)		200	190
Cities of Dallas and Fort Worth, Dallas/Fort Worth International Airport, Joint Rev. Ref. Bonds, Series 2014-E, 5.00% 2023		370	375
City of Dallas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Midpark Towers), Series 2021, 0.35% 2024 (put 2023)		180	177
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2014-A, 5.00% 2023		15	16
Dallas Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2030 (preref. 2025)		400	428
Del Mar College Dist., Limited Tax Bonds, Series 2020-B, 5.00% 2024		400	423
Del Mar College Dist., Limited Tax Bonds, Series 2020-A, 5.00% 2026		335	368
Del Valle Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2022		155	156
El Paso Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.00% 2026		400	424
Fort Bend Grand Parkway Toll Road Auth., Limited Contract Tax and Toll Road Rev. Ref. Bonds, Series 2021-A, 5.00% 2028		120	135
Fort Bend Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2024		130	137
Fort Bend Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-A, 1.95% 2049 (put 2022)[3]		420	420
G.O. Water Financial Assistance Rev. Ref. Bonds, Series 2021-B, 4.00% 2030		50	52
City of Galveston Public Fac. Corp., Multi Family Housing Rev. Bonds (The Orleanders at Broadway), Series 2021, 0.47% 2025 (put 2024)		150	141
Garland Independent School Dist., Unlimited Tax School Building Bonds, Series 2016, 5.00% 2030		400	426
Goose Creek Consolidated Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 0.15% 2049 (put 2022)		140	139
Grand Prairie Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015, 5.25% 2024		525	552
Harlandale Independent School Dist., Maintenance Tax Notes, Series 2021, BAM insured, 2.00% 2040 (put 2024)		50	50
Harlandale Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 0.75% 2045 (put 2025)		100	94
County of Harris, Toll Road Rev. and Rev. Ref. Bonds, Series 2018-A, 5.00% 2024		150	159

40	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Texas (continued)
Harris County Cultural Education Facs. Fin. Corp., Hospital Rev. Bonds (Memorial Hermann Health System), Series 2019-C-1, (SIFMA Municipal Swap Index + 0.42%) 0.86% 2049 (put 2022)[1]	USD	375	$375
Harris County Cultural Education Facs. Fin. Corp., Medical Facs. Mortgage Rev. Ref. Bonds (Baylor College of Medicine), Series 2019-A, (3-month USD-LIBOR x 0.70 + 0.65%) 0.968% 2046 (put 2024)[1]		130	130
Harris County Cultural Education Facs. Fin. Corp., Rev. Bonds (Texas Medical Center), Series 2020-A, 0.90% 2050 (put 2025)		130	127
Harris County Health Facs. Dev. Corp., Rev. Ref. Bonds (CHRISTUS Health), Series 2005-A-4, Assured Guaranty Municipal insured, 0.05% 2031[1]		125	125
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Corona Del Valle), Series 2021, 0.37% 2025 (put 2023)		50	48
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Oso Bay Apartments), Series 2021, 0.27% 2024 (put 2022)		100	99
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (Palladium Simpson Stuart Apartments), Series 2021, 0.35% 2025 (put 2024)		165	158
Dept. of Housing and Community Affairs, Multi Family Housing Rev. Bonds (The Park at Kirkstall), Series 2021, 0.65% 2025 (put 2024)		325	307
Dept. of Housing and Community Affairs, Residential Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052		310	305
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2018-A, 4.75% 2049		330	342
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2019-A, 4.00% 2050		380	388
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2020-A, 3.50% 2051		125	125
Dept. of Housing and Community Affairs, Single Family Mortgage Rev. Bonds, Series 2021-A, 3.00% 2052		135	132
Housing Options, Inc., Multi Family Housing Rev. Bonds (Brooks Manor - The Oaks Project), Series 2021, 0.50% 2041 (put 2025)		100	93
City of Houston Housing Fin. Corp., Multi Family Housing Rev. Bonds (Temenos Place Apartments), Series 2021, 0.29% 2024 (put 2023)		85	82
City of Houston, Combined Utility System Rev. Ref. Bonds, Series 2019-B, 2.00% 2024		615	605
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2022		10	10
City of Houston, Convention and Entertainment Facs. Dept., Hotel Occupancy Tax and Special Rev. Ref. Bonds, Series 2021, 4.00% 2023		15	15
Keller Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2027 (preref. 2025)		470	502
Longview Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2024		500	524
Medina Valley Independent School Dist., Unlimited Tax School Building Bonds, Series 2021, 0.82% 2051 (put 2026)		90	82
Municipal Gas Acquisition and Supply Corp. I, Gas Supply Rev. Bonds, Series 2008-D, 6.25% 2026		150	161
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2022		10	10
Municipal Gas Acquisition and Supply Corp. III, Gas Supply Rev. Ref. Bonds, Series 2021, 5.00% 2025		120	126
North Central Texas Housing Fin. Corp., Multi Family Housing Rev. Bonds (Bluebonnet Ridge Apartments), Series 2021, 0.375% 2040 (put 2024)		85	80
North Texas Municipal Water Dist., Water System Rev. Ref. and Improvement Bonds, Series 2021, 5.00% 2022		45	46
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2014-A, 5.00% 2024		395	412
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2014-A, 5.00% 2024 (escrowed to maturity)		190	199
North Texas Tollway Auth., System Rev. Ref. Bonds, Series 2016-A, 5.00% 2026		1,500	1,559
Northside Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 0.70% 2050 (put 2025)		1,000	936
Odessa Housing Fin. Corp., Multi Family Housing Rev. Bonds (Cove in Odessa Apartments), Series 2021, 0.37% 2024 (put 2023)		230	222
Pasadena Independent School Dist., Unlimited Tax School Building and Rev. Ref. Bonds, Series 2013, 5.00% 2038		500	511
Plano Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2020, 5.00% 2023		135	138
Prosper Independent School Dist., Unlimited Tax School Building Bonds, Series 2019-B, 2.00% 2050 (put 2023)		210	209
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2024		200	209
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2025		250	267
County of Rockwall, Permanent Improvement and Rev. Ref. Bonds, Series 2020, 5.00% 2026		260	283
Round Rock Independent School Dist., Unlimited Tax Rev. Ref. Bonds, Series 2017, 5.00% 2022		300	303
City of San Antonio Housing Trust Fin. Corp., Multi Family Housing Rev. Bonds (The Arbors at West Avenue Apartments), Series 2022, 1.45% 2026 (put 2025)		90	87
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2015-D, 1.125% 2045 (put 2026)		230	211
City of San Antonio, Electric and Gas Systems Rev. Bonds, Series 2013, 5.00% 2048 (preref. 2023)		140	143
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2022, 5.00% 2023		60	61
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2020, 5.00% 2026		330	357
City of San Antonio, Electric and Gas Systems Rev. Ref. Bonds, Series 2022, 5.00% 2027		110	121
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2023		80	82
Tomball Independent School Dist., Unlimited Tax School Building Bonds, Series 2020, 5.00% 2024		30	31

Private Client Services Funds	41

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Texas (continued)
Transportation Commission, G.O. Mobility Fund Bonds, Series 2014-B, 0.65% 2041 (put 2026)	USD	500	$456
Travis County Strategic Housing Fin. Corp., Multi Family Housing Rev. Bonds (Yager Flats), Series 2021, 0.46% 2041 (put 2025)		770	695
Water Dev. Board, State Water Implementation Rev. Fund of Texas Rev. Bonds (Master Trust), Series 2018-B, 5.00% 2023		45	46
			23,170

Utah 0.67%
Canyons School Dist., Board of Education, G.O. Bonds (Utah School Bond Guaranty Program), Series 2021-A, 5.00% 2027		25	28
Housing Corp., Single Family Mortgage Bonds, Class III, Series 2015-D-2, 4.00% 2045		170	172
Salt Lake City, Airport Rev. Bonds (Salt Lake City International Airport), Series 2021-B, 5.00% 2024		275	289
County of Salt Lake, Board of Education, G.O. Rev. Ref. Bonds (Utah School Bond Guaranty Act), Series 2021, 5.00% 2024		250	264
Transit Auth., Sales Tax Rev. Bonds, Series 2008-A, 5.25% 2023		15	16
City of Vineyard, Redev. Agcy., Tax Increment Rev. and Rev. Ref. Bonds, Series 2021, Assured Guaranty Municipal insured, 5.00% 2024		65	68
			837

Vermont 0.03%
Housing Fin. Agcy., Multiple Purpose Bonds, Series 2020-A, 3.75% 2050		40	41

Virginia 1.08%
County of Arlington, Industrial Dev. Auth., Hospital Rev. Bonds (Virginia Hospital Center), Series 2020, 5.00% 2025		130	139
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Arrowbrook Apartments Project), Series 2020, 0.41% 2041 (put 2024)		500	479
County of Fairfax, Redev. and Housing Auth., Multi Family Housing Rev. Bonds (Oakwood North Four Project), Series 2021, 0.41% 2025 (put 2024)		570	540
City of Hopewell, Redev. And Housing Auth., Multi Family Housing Rev. Bonds (Hopewell Heights Apartments), Series 2021-A, 0.49% 2024 (put 2023)		85	82
City of Lynchburg, Econ. Dev. Auth., Hospital Rev. and Rev. Ref. Bonds (Centra Health Obligated Group), Series 2021, 5.00% 2029		95	106
			1,346

Washington 1.57%
Central Puget Sound Regional Transit Auth., Sales Tax and Motor Vehicle Excise Tax Improvement and Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2028		65	74
City of Everett, Housing Auth., Multi Family Housing Rev. Bonds (Baker Heights Legacy), Series 2021, 0.30% 2024 (put 2023)		80	77
G.O. Rev. Ref. Bonds, Series 2017-R-A, 5.00% 2022		25	25
Health Care Facs. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-B, 4.00% 2042 (put 2030)		250	263
Housing Fin. Commission, Multi Family Housing Rev. Bonds (Garten Haus Apartments Project), Series 2021, 0.37% 2024 (put 2023)		45	44
Housing Fin. Commission, Single Family Program Bonds, Series 2017-1-N, 4.00% 2047		240	244
Housing Fin. Commission, Single Family Program Bonds, Series 2020-1-N, 4.00% 2050		345	352
Housing Fin. Commission, Single Family Program Bonds, Series 2021-2-N, 3.00% 2051		90	88
City of Seattle, Housing Auth., Rev. and Rev. Ref. Bonds (Northgate Plaza Project), Series 2021, 1.00% 2026		70	65
City of Seattle, Housing Auth., Rev. Bonds (Lam Bow Apartments Project), Series 2021, 1.25% 2024		15	15
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2021-B, (SIFMA Municipal Swap Index + 0.25%) 0.69% 2045 (put 2026)[1]		115	114
City of Seattle, Municipal Light and Power Rev. Ref. Bonds, Series 2018-C-2, (SIFMA Municipal Swap Index + 0.49%) 0.93% 2046 (put 2023)[1]		325	325
University of Washington, General Rev. Ref. Bonds, Series 2020-C, 5.00% 2025		250	268
			1,954

42	Private Client Services Funds

Capital Group Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
West Virginia 0.76%
G.O. State Road Bonds, Series 2021-A, 5.00% 2025	USD	15	$16
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Charles Towers), Series 2021, 0.21% 2023 (put 2022)		75	75
Housing Dev. Fund, Multi Family Housing Rev. Bonds (Parkland Place / Chapmanville Towers), Series 2021, 0.28% 2024 (put 2023)		875	856
			947

Wisconsin 1.91%
Health and Educational Facs. Auth., Rev. Bonds (Advocate Aurora Health Care Credit Group), Series 2018-C-3, (SIFMA Municipal Swap Index + 0.55%) 0.99% 2054 (put 2023)[1]		340	339
Health and Educational Facs. Auth., Rev. Bonds (Gundersen Lutheran), Series 2020, 5.00% 2026[2]		660	705
Health and Educational Facs. Auth., Rev. Ref. Bonds (Ministry Health Care, Inc.), Series 2012-C, 5.00% 2027 (preref. 2022)		210	212
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2017-C, 4.00% 2048		180	183
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2020-A, 3.50% 2050		330	331
Housing and Econ. Dev. Auth., Home Ownership Rev. Bonds, Series 2021-A, 3.00% 2052		30	29
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.40% 2045 (put 2023)		25	24
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-B, 0.50% 2050 (put 2024)		35	32
Housing and Econ. Dev. Auth., Housing Rev. Bonds, Series 2021-C, 0.81% 2052 (put 2025)		110	103
Public Fin. Auth., Hospital Rev. Ref. Bonds (Renown Regional Medical Center Project), Series 2016-A, 5.00% 2022		300	301
Public Fin. Auth., Rev. Ref. Bonds (Providence St. Joseph Health), Series 2021-C, 4.00% 2041 (put 2030)		115	117
			2,376

Wyoming 0.13%
Community Dev. Auth., Housing Rev. Bonds, Series 2020-1, 4.00% 2050		160	163

Total bonds, notes & other debt instruments (cost: $109,338,000)			105,373

Short-term securities 13.95%
Municipals 13.95%
State of Arizona, Industrial Dev. Auth., Hospital Rev. Ref. Bonds (Phoenix Children’s Hospital), Series 2019-B, 0.31% 2048[1]		3,300	3,300
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023		45	43
State of Idaho, Tax Anticipation Notes, Series 2021, 3.00% 6/30/2022		3,000	3,009
State of Iowa, Fin. Auth., Rev. Bonds (UnityPoint Health), Series 2018-E, 0.31% 2041[1]		3,500	3,500
State of Massachusetts, Housing Fin. Agcy., Single Family Housing Notes, Series 2021, 0.25% 12/1/2022		50	49
State of Michigan, Regents of the University of Michigan, General Rev. Bonds, Series 2008-A, 0.30% 2038[1]		2,500	2,500
State of Michigan, Regents of the University of Michigan, General Rev. Bonds, Series 2012-B, 0.30% 2042[1]		1,000	1,000
State of Nevada, Housing Division, Single Family Mortgage Rev. Bonds, Series 2021-D, 0.25% 12/1/2022		65	65
State of New York, Dormitory Auth., Rev. Bonds (Cornell University), Series 2019-B, 0.34% 2039[1]		1,600	1,600
State of Ohio, Hospital Rev. Bonds (Cleveland Clinic Health System Obligated Group), Series 2019-F, 0.36% 2052[1]		1,290	1,290
State of South Carolina, Jobs-Econ. Dev. Auth., Hospital Rev. Bonds (Prisma Health Obligated Group), Series 2018-B, 0.36% 2048[1]		700	700
State of Texas, Deer Park Independent School Dist., Unlimited Tax School Building Bonds, Series 2018, 0.16% 2042 (put 2022)[4]		225	224
State of Texas, North East Independent School Dist., Unlimited Tax School Building Bonds, Series 2013-B, 0.25% 2032 (put 2022)[4]		35	35

Total short-term securities (cost: $17,324,000)			17,315
Total investment securities 98.86% (cost: $126,662,000)			122,688
Other assets less liabilities 1.14%			1,416

Net assets 100.00%			$124,104

Private Client Services Funds	43

Capital Group Short-Term Municipal Fund

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)		Value and unrealized appreciation at 4/30/2022 (000)
2 Year U.S. Treasury Note Futures	Short	32	June 2022	USD	(6,746)	$32

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[2]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $720,000, which represented .58% of the net assets of the fund.
[3]	Step bond; coupon rate may change at a later date.
[4]	For short-term securities, the mandatory put date is considered to be the maturity date.

Key to abbreviations

Agcy. = Agency

Assn. = Association

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

LIBOR = London Interbank Offered Rate

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

SOFR = Secured Overnight Financing Rate

USD = U.S. dollars

44	Private Client Services Funds

Capital Group California Core Municipal Fund	unaudited
Investment portfolio April 30, 2022

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies.

Bonds, notes & other debt instruments 84.04%	Principal amount (000)		Value (000)
California 83.48%
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2013-A, 5.00% 2022	USD	975	$989
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2016-A, 5.00% 2024		600	627
Alameda Corridor Transportation Auth., Rev. Ref. Bonds, Series 2016-A, 5.00% 2025		500	530
City of Alhambra, Insured Rev. Ref. Bonds (Atherton Baptist Homes Project), Series 2016, 5.00% 2027		630	680
City of Anaheim, Public Fncg. Auth., Lease Rev. Bonds (Anaheim Public Improvement Project), Capital Appreciation Bonds, Series 1997-C, Assured Guaranty Municipal insured, 0% 2022		2,000	1,989
Antelope Valley Community College Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2015, 0% 2035 (preref. 2025)		2,300	1,377
Antelope Valley Community College Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2015, 0% 2036 (preref. 2025)		2,800	1,603
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2022		1,000	1,012
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Eskaton Properties, Inc. Obligated Group), Series 2013, 5.00% 2023		500	517
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2023		370	384
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2024		395	418
Assn. of Bay Area Governments, Fin. Auth. for Nonprofit Corps., Rev. Ref. Bonds (Windemere Ranch Infrastructure Fncg. Program), Series 2014-A, 5.00% 2025		510	540
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2001-A, (SIFMA Municipal Swap Index + 1.25%) 1.69% 2036 (put 2027)[1]		1,000	1,017
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2013-S-4, 5.00% 2043 (preref. 2023)		1,000	1,028
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2008-B-1, (SIFMA Municipal Swap Index + 1.10%) 1.54% 2045 (put 2024)[1]		4,275	4,296
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2017-G, 2.00% 2053 (put 2024)		2,525	2,495
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Bonds, Series 2021-D, (SIFMA Municipal Swap Index + 0.30%) 0.74% 2056 (put 2027)[1]		1,895	1,850
Bay Area Toll Auth., San Francisco Bay Area Toll Bridge Rev. Ref. Bonds, Series 2017-S-7, 5.00% 2024		1,200	1,261
Bay Area Water Supply and Conservation Agcy., Rev. Bonds, Series 2013-A, 5.00% 2023		500	513
City of Beaumont, Wastewater Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2026		500	551
City of Burbank, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015, BAM insured, 5.00% 2022		1,305	1,330
California County Tobacco Securitization Agcy., Tobacco Settlement Rev. Bonds (Los Angeles County Securitization Corp.), Series 2020-A, 5.00% 2026		600	639
Trustees of the California State University, Systemwide Rev. Bonds, Series 2015-A, 5.00% 2024		500	531
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-A, 5.00% 2028		2,705	2,945
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-2, 0.55% 2049 (put 2026)		1,980	1,736
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-3, 4.00% 2051 (put 2023)		2,500	2,540
City of Carlsbad, Reassessment Dist. No. 2012-1, Limited Obligation Rev. Ref. Bonds, Series 2013, 3.55% 2023		350	351

Private Client Services Funds	45

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2021-C, BAM insured, 4.00% 2022	USD	200	$201
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2021-C, BAM insured, 4.00% 2023		225	229
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2014-B, Assured Guaranty Municipal insured, 5.00% 2024		260	274
Cathedral City, Successor Agcy. to the Redev. Agcy., Tax Allocation Housing Rev. Ref. Bonds (Merged Redev. Project Area), Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2025		620	652
Cerritos Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2012-D, 0% 2027		830	709
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2027		465	471
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2028		480	484
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2029		500	504
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2030		520	521
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2031		540	538
City of Chino, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2022		450	455
City of Chino, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2025		665	702
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2024		465	486
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2026		780	838
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2027		430	466
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2028		355	388
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2029		225	248
City of Chino Hills, Fin. Auth., Rev. Ref. Bonds (Community Facs. Dist. Bond Program), Series 2019-D, 5.00% 2030		60	66
City of Chula Vista, Municipal Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2013, 5.00% 2022		1,355	1,371
Clovis Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2006-B, National insured, 0% 2030		1,000	761
Community Choice Fncg. Auth., Clean Energy Project Rev. Green Bonds, Series 2021-B-1, 4.00% 2052 (put 2031)		3,750	3,808
Community Choice Fncg. Auth., Clean Energy Project Rev. Green Bonds, Series 2021-A, 4.00% 2052 (put 2027)		1,170	1,200
Compton Community College Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2026 (preref. 2024)		1,290	1,363
Compton Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2029 (preref. 2025)		1,000	1,080
Compton Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2015 Election, Series 2019-B, BAM insured, 0% 2033		1,000	651
City of Concord, Successor Agcy. to the Redev. Agcy., Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2023		825	845
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2026		400	412
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2027		885	964
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2028		930	1,024
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 5.00% 2029		675	750
Desert Community College Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2032 (preref. 2026)		1,885	2,057
City of Dublin, Community Facs. Dist. No. 2015-1 (Dublin Crossing), Improvement Area No. 3, Special Tax Bonds, Series 2021, 3.00% 2023		205	205
City of Dublin, Community Facs. Dist. No. 2015-1 (Dublin Crossing), Improvement Area No. 3, Special Tax Bonds, Series 2021, 3.00% 2025		265	260
East Bay Municipal Utility Dist., Water System Rev. Ref. Bonds, Series 2015-A, 5.00% 2027		3,550	3,814
East Side Union High School Dist., G.O. Bonds, 2008 Election, Series 2012-D, 5.00% 2037 (preref. 2022)		500	505
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 2.75% 2028		535	537
Eastern Municipal Water Dist., Water and Wastewater Rev. Ref. Bonds, Series 2021-A, 4.00% 2029		1,210	1,309
Educational Facs. Auth., Rev. Bonds (Chapman University), Series 2021-A, 5.00% 2028		1,375	1,534
Educational Facs. Auth., Rev. Ref. Bonds (Stanford University), Series 2009-T-5, 5.00% 2023		1,290	1,325
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2026		530	560
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2027		500	528
City of El Centro, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2030		1,000	1,055
County of El Dorado, Community Facs. Dist. No. 1992-1 (El Dorado Hills Dev.), Special Tax Rev. Ref. Bonds, Series 2012, 5.00% 2024		855	865
City of Elk Grove, Fin. Auth., Special Tax Rev. Bonds, Series 2015, BAM insured, 5.00% 2025		580	619
Etiwanda School Dist., G.O. Bonds, 2016 Election, Series 2020-A, 4.00% 2029		570	611
City of Eureka, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2017-B, 5.00% 2022		835	848
City of Fillmore, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2024		1,000	1,051

46	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Folsom Cordova Unified School Dist., School Facs. Improvement Dist. No. 1, G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2004-B, National insured, 0% 2026	USD	1,000	$876
City of Fontana, Community Facs. Dist. No. 22 (Sierra Hills South), Special Tax Bonds, Series 2014, 5.00% 2023		535	551
City of Fontana, Community Facs. Dist. No. 86 (Etiwanda Ridge), Special Tax Bonds, Series 2020, 4.00% 2026		100	103
City of Fontana, Community Facs. Dist. No. 86 (Etiwanda Ridge), Special Tax Bonds, Series 2020, 4.00% 2027		120	123
City of Fontana, Public Facs. Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2021-A, 4.00% 2027		625	646
City of Fontana, Public Facs. Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2021-A, 4.00% 2029		390	403
G.O. Bonds, Series 2021, 5.00% 2029		2,000	2,285
G.O. Bonds, Series 2018, 5.00% 2030		1,000	1,125
G.O. Bonds, Series 2021, 5.00% 2031		85	92
G.O. Bonds, Series 2021, 5.00% 2032		70	76
G.O. Bonds, Series 2022, 5.00% 2033		1,250	1,459
G.O. Bonds, Series 2021, 5.00% 2034		70	76
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2027		745	827
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2028		1,000	1,129
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2028		685	769
G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2029		6,000	6,695
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2029		3,500	4,003
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2029		3,000	3,424
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2029		1,000	1,143
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2030		3,500	4,034
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2030		2,850	3,291
G.O. Rev. Ref. Bonds, Series 2019, 5.00% 2031		3,000	3,481
G.O. Rev. Ref. Bonds, Series 2021, 5.00% 2031		2,500	2,914
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2032		4,000	4,569
G.O. Rev. Ref. Bonds, Series 2007, Assured Guaranty Municipal insured, 5.25% 2032		2,125	2,520
G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2035		2,000	2,263
City of Garden Grove, Successor Agcy. to the Dev. Agcy., Tax Allocation Bonds, Series 2016, BAM insured, 5.00% 2022		400	405
City of Glendale, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Central Glendale Redev. Project), Series 2016, BAM insured, 5.00% 2024		425	451
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2018-A, 5.00% 2022 (escrowed to maturity)		3,000	3,009
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2017-A-1, 5.00% 2022		1,730	1,735
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Capital Appreciation Bonds, Series 2005-A, AMBAC insured, 0% 2024 (escrowed to maturity)		2,000	1,904
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Capital Appreciation Bonds, Series 2005-A, Assured Guaranty Municipal insured, 0% 2026 (escrowed to maturity)		2,785	2,514
Greenfield Elementary School Dist., G.O. Bonds, Capital Appreciation Bonds, 2006 Election, Series 2007-A, Assured Guaranty Municipal insured, 0% 2029		1,270	987
City of Grossmont, Healthcare Dist., G.O. Bonds, Capital Appreciation Bonds, 2006 Election, Series 2007-A, AMBAC insured, 0% 2032		1,500	1,052
City of Hawthorne, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2024		250	264
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2023		910	933
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2024		1,105	1,132
Health Facs. Fncg. Auth., Rev. Bonds (Cedars-Sinai Medical Center), Series 2016-A, 5.00% 2023		650	674
Health Facs. Fncg. Auth., Rev. Bonds (El Camino Hospital), Series 2017, 5.00% 2025		1,000	1,066
Health Facs. Fncg. Auth., Rev. Bonds (Kaiser Permanente), Series 2017-B, 5.00% 2029 (put 2022)		1,025	1,041
Health Facs. Fncg. Auth., Rev. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2014-A, 5.00% 2025		400	422
Health Facs. Fncg. Auth., Rev. Bonds (PIH Health), Series 2020-A, 5.00% 2030		1,900	2,171
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2019-B, 5.00% 2039 (put 2027)		2,135	2,333
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2024		3,000	3,182
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2026 (preref. 2025)		300	326
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2013-A, 5.00% 2052 (preref. 2023)		1,665	1,726
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Adventist Health System/West), Series 2016-A, 4.00% 2025		1,270	1,324
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2022-A, 5.00% 2026		830	904
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2022		175	178
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Marshall Medical Center), Series 2015, 5.00% 2023		135	140

Private Client Services Funds	47

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Health Care), Series 2017-A, 5.00% 2024	USD	1,000	$1,062
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Stanford Health Care), Series 2017-A, 5.00% 2026		1,750	1,927
Hemet Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2015, 5.00% 2026		600	632
Hemet Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 5.00% 2023		885	917
Housing Fin. Agcy., Municipal Certs., Series 2021-A-3, 3.25% 2036		1,252	1,200
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2025		100	107
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2026		125	135
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2027		110	120
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2028		375	411
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2029		140	153
Infrastructure and Econ. Dev. Bank, Charter School Rev. Bonds (Equitable School Revolving Fund), Series 2019-B, 5.00% 2030		340	370
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (J. Paul Getty Trust), Series 2020-A-1, 4.00% 2030		825	894
City of Inglewood, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Merged Redev. Project), Series 2017-A, BAM insured, 5.00% 2027		650	720
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2012, 3.25% 2022		700	704
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2012, 4.00% 2022		400	403
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2013, 5.00% 2024		725	751
City of Irvine, Reassessment Dist. No. 13-1, Limited Obligation Improvement Bonds, Series 2013, 3.375% 2023		850	864
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 4.00% 2022		225	227
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2023		200	207
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2024		210	221
City of Irvine, Reassessment Dist. No. 19-1, Limited Obligation Improvement Bonds, Series 2019, 5.00% 2025		250	267
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, BAM insured, 4.00% 2025		500	517
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, 4.00% 2028		500	524
City of Irvine, Reassessment Dist. No. 21-1, Limited Obligation Improvement Bonds, Series 2021, BAM insured, 4.00% 2030		1,265	1,327
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2027		140	154
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2028		350	389
Irvine Unified School Dist., Community Facs. Dist. No. 09-1, Special Tax Bonds, Series 2019-A, BAM insured, 5.00% 2030		215	237
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Bonds, Series 2014-A, 5.00% 2023		500	517
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Bonds, Series 2014-A, 5.00% 2029		710	748
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 5.00% 2023		750	776
City of Jurupa, Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2020-A, BAM insured, 4.00% 2027		1,615	1,711
Jurupa Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds (Community Facs. Dists. Nos. 10, 12, 13 and 15), Series 2021-A, BAM insured, 4.00% 2029		335	360
Jurupa Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds (Community Facs. Dists. Nos. 10, 12, 13 and 15), Series 2021-A, BAM insured, 4.00% 2031		375	406
Kern Community College Dist., Safety Repair and Improvement G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006, FSA insured, 0% 2022		1,500	1,487
Kings Canyon Joint Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2029		1,600	1,717
La Habra School Dist., G.O. Bonds, Capital Appreciation Bonds, 2000 Election, Series 2002-A, FSA insured, 0% 2026		1,010	883
Lakeside Union School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2029		1,785	1,957
Lammersville Joint Unified School Dist., Community Facs. Dist. No. 2002, Special Tax Bonds, Series 2017, 4.00% 2022		680	684
City of Lodi, Public Fin. Auth., Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2024		260	275
Long Beach Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2008-A, Assured Guaranty Municipal insured, 0% 2027		3,865	3,322
City of Los Angeles, Community Facs. Dist. No. 4 (Playa Vista - Phase 1), Special Tax Rev. Ref. Bonds, Series 2014, 5.00% 2023		690	714
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. and Rev. Ref. Bonds, Series 2021-B, 5.00% 2031		420	483

48	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. and Rev. Ref. Bonds, Series 2021-B, 5.00% 2034	USD	1,025	$1,159
City of Los Angeles, Dept. of Airports, Los Angeles International Airport, Rev. Bonds, Series 2019-E, 5.00% 2039		1,130	1,234
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2021-B, 3.00% 2022		3,000	3,009
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2017-C, 5.00% 2022		575	579
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2013-A, 5.00% 2022		515	518
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-D, 5.00% 2024		535	564
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 5.00% 2025		1,875	2,016
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-D, 5.00% 2025		500	539
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-B, 5.00% 2026		2,000	2,194
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2018-A, 5.00% 2027		1,555	1,734
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2019-D, 5.00% 2027		1,100	1,227
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2022-A, 5.00% 2030		775	899
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2022-B, 5.00% 2032		690	815
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2021-C, 5.00% 2033		1,500	1,737
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2022-B, 5.00% 2033		1,345	1,578
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2028		650	737
City of Los Angeles, Solid Waste Resources Rev. Bonds, Series 2013-A, 2.00% 2023		1,110	1,112
County of Los Angeles, Dev. Auth., Multi Family Housing Mortgage Rev. Bonds (Long Beach Senior Housing), Series 2022, 2.00% 2026 (put 2025)		3,350	3,269
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Cantamar Villas), Series 2021-D-1, 0.30% 2025 (put 2024)		1,295	1,235
County of Los Angeles, Dev. Auth., Multi Family Housing Rev. Bonds (Sunny Garden Apartments), Series 2021-C-1, 0.20% 2024 (put 2023)		3,175	3,139
County of Los Angeles, Metropolitan Transportation Auth., Proposition C Sales Tax Rev. Bonds, Series 2021-A, 5.00% 2030		3,610	4,208
County of Los Angeles, Redev. Ref. Auth., Tax Allocation Rev. Ref. Bonds (South Gate Project No. 1), Series 2014-A, Assured Guaranty Municipal insured, 5.00% 2022		1,190	1,203
Los Angeles Community College Dist., G.O. Bonds, 2008 Election, Series 2008-G, 4.00% 2039 (preref. 2024)		3,350	3,473
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014-C, 5.00% 2023		520	538
Madera Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006, Assured Guaranty Municipal insured, 0% 2029		585	462
Manhattan Beach Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, Series 1999-C, FGIC-National insured, 0% 2024		3,875	3,615
Manteca Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2006, MBIA insured, 0% 2027		560	474
Menifee Union School Dist., Community Facs. Dist. No. 2011-1, Improvement Area No. 5, Special Tax Bonds, Series 2021, 4.00% 2028		275	279
City of Merced, Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2022		500	507
City of Merced, Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2028		250	269
Merced Union High School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2011-C, 0% 2033		615	407
Montebello Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2028		1,545	1,640
Mountain View School Dist., G.O. Bonds, 2020 Election, Series 2021-A, Assured Guaranty Municipal insured, 4.00% 2023		1,290	1,320
Municipal Fin. Auth., Educational Rev. Bonds (American Heritage Education Foundation Project), Series 2016-A, 4.00% 2026		200	201
Municipal Fin. Auth., Multi Family Housing Rev. Bonds (Walnut Apartments), Series 2021-A, 0.45% 2024 (put 2023)		2,935	2,828
Municipal Fin. Auth., Rev. Bonds (California Institute of the Arts), Series 2021, 4.00% 2033		250	255
Municipal Fin. Auth., Rev. Bonds (California Lutheran University), Series 2018, 5.00% 2026		300	323
Municipal Fin. Auth., Rev. Bonds (Community Health System), Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2027		800	881
Municipal Fin. Auth., Rev. Bonds (Community Health System), Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2028		750	837
Municipal Fin. Auth., Rev. Bonds (Community Health System), Series 2021-A, Assured Guaranty Municipal insured, 5.00% 2029		825	933
Municipal Fin. Auth., Rev. Bonds (Retirement Housing Foundation), Series 2017-A, 5.00% 2024		300	317
Municipal Fin. Auth., Rev. Bonds (University of La Verne), Series 2017-A, 5.00% 2023		750	773
Municipal Fin. Auth., Rev. Ref. Bonds (Biola University), Series 2013, 5.00% 2022		470	476
Municipal Fin. Auth., Rev. Ref. Bonds (Biola University), Series 2017, 5.00% 2026		335	361
Municipal Fin. Auth., Rev. Ref. Bonds (Harbor Regional Center Project), Series 2015, 5.00% 2022		885	900

Private Client Services Funds	49

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Municipal Fin. Auth., Rev. Ref. Bonds (Harbor Regional Center Project), Series 2015, 5.00% 2025	USD	500	$542
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2028		750	782
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2029		1,085	1,134
Municipal Fin. Auth., Rev. Ref. Bonds (HumanGood Obligated Group), Series 2019-A, 4.00% 2035		1,000	1,027
Municipal Fin. Auth., Student Housing Rev. Bonds (CHF-Riverside I, LLC - UCR Student Housing Project), Series 2019, BAM insured, 5.00% 2027		530	575
Murrieta Valley Unified School Dist., G.O. Bonds, 2014 Election, Series 2020, 4.00% 2023		335	342
Murrieta Valley Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2023		2,530	2,607
Northern California Energy Auth., Commodity Supply Rev. Bonds, Series 2018, 4.00% 2049 (put 2024)		4,500	4,578
Oak Park Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2006 Election, Series 2009-B, Assured Guaranty Municipal insured, 0% 2029		605	472
Oakland Unified School Dist., G.O. Bonds, 2006 Election, Series 2016-A, 5.00% 2026		1,325	1,451
Oakland Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-A, Assured Guaranty Municipal insured, 5.00% 2028		1,000	1,116
Oakland Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-A, Assured Guaranty Municipal insured, 4.00% 2034		1,000	1,033
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A, 5.00% 2022		2,000	2,018
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2022		915	923
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2024		1,310	1,383
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, 5.00% 2025		3,000	3,227
Oakland Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015, Assured Guaranty insured, 5.00% 2026		1,125	1,212
Ohlone Community College Dist., G.O. Rev. Ref. Bonds, Series 2012, 5.00% 2023 (preref. 2022)		550	555
County of Orange, Airport Private Activity Rev. Ref. Bonds, Series 2019-B, 5.00% 2025		1,065	1,141
County of Orange, Airport Private Activity Rev. Ref. Bonds, Series 2019-A, 5.00% 2025		1,000	1,071
County of Orange, Airport Rev. Ref. Bonds, Series 2019-A, 5.00% 2022		1,000	1,006
County of Orange, Community Facs. Dist. No. 2016-1 (Village of Esencia), Special Tax Bonds, Series 2016-A, 5.00% 2026		570	612
County of Orange, Transportation Auth., Bond Anticipation Notes (I-405 Improvement Project), Series 2021, 5.00% 2024		2,000	2,121
County of Orange, Water Dist. Rev. Certs. of Part. (Interim Obligations), Series 2019-A, 2.00% 2023		2,725	2,723
City of Oxnard, Fncg. Auth., Wastewater Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 5.00% 2024		250	263
City of Oxnard, Water Rev. Ref. Bonds, Series 2018, BAM insured, 5.00% 2022		700	702
City of Oxnard, Water Rev. Ref. Bonds, Series 2018, BAM insured, 5.00% 2024		450	473
Oxnard Unified School Dist., G.O. Bonds, 2012 Election, Series 2012-A, Assured Guaranty Municipal insured, 5.00% 2037 (preref. 2022)		500	505
Palo Alto Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2008-2, 0% 2031		1,000	737
Palomar Health, G.O. Rev. Ref. Bonds, Series 2016-A, 5.00% 2026		630	679
Paramount Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 1998 Election, Series 2001-B, Assured Guaranty Municipal insured, 0% 2025		3,000	2,744
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2026		250	273
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2027		200	222
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2028		285	319
Peninsula Corridor Joint Powers Board, Farebox Rev. Bonds, Series 2019-A, 5.00% 2029		400	454
Peralta Community College Dist., G.O. Rev. Ref. Bonds, Series 2014-A, 5.00% 2025		2,680	2,825
City of Perris, Joint Powers Auth., Local Agcy. Rev. Ref. Bonds (CFD No. 2001-1 IA No. 4 and No. 5; CFD No. 2005-1 IA No. 4), Series 2017-B, 4.00% 2022		915	920
Perris Union High School Dist., Fncg. Auth., Rev. Bonds, Series 2015, 5.00% 2024		1,000	1,048
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2028		185	197
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2029		200	215
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2030		215	226
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2031		350	367
Pleasant Valley School Dist., G.O. Bonds, 2018 Election, Series A, 5.00% 2029 (preref. 2026)		645	710
Pollution Control Fncg. Auth., Water Facs. Rev. Ref. Bonds (American Water Capital Corp. Project), Series 2020, 0.60% 2040 (put 2023)		3,270	3,186
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2013, 4.00% 2022 (escrowed to maturity)		440	444
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2022		850	858
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015-B, BAM insured, 5.00% 2022		500	506
Poway Unified School Dist., Public Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2016-A, 5.00% 2023		885	918
Public Fin. Auth., Electric System Rev. Ref. Bonds, Series 2018, Assured Guaranty Municipal insured, 5.00% 2023		730	756
Public Fin. Auth., Reassessment Rev. Ref. Bonds, Series 2019, 5.00% 2022		1,115	1,126

50	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Public Fin. Auth., Reassessment Rev. Ref. Bonds, Series 2019, 5.00% 2029	USD	1,000	$1,104
Public Fin. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2017, Assured Guaranty Municipal insured, 5.00% 2023		500	518
Public Fin. Auth., Rev. Bonds (Hoag Memorial Hospital Presbyterian), Series 2022-A, 5.00% 2028		250	279
Public Fin. Auth., Rev. Bonds (Hoag Memorial Hospital Presbyterian), Series 2022-A, 5.00% 2030		250	286
Public Fin. Auth., Rev. Bonds (Hoag Memorial Hospital Presbyterian), Series 2022-A, 5.00% 2033		330	384
Public Fin. Auth., Rev. Bonds (Hoag Memorial Hospital Presbyterian), Series 2022-A, 5.00% 2034		350	406
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2028		450	468
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2029		500	522
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2031		520	543
Public Works Board, Lease Rev. Bonds (Dept. of Corrections, Various State Prisons), Series 2019-D, 5.00% 2028		1,000	1,127
Public Works Board, Lease Rev. Green Bonds (Dept. of General Services, Sacramento Region New Natural Resources Headquarters), Series 2021-C, 5.00% 2032		2,440	2,819
Public Works Board, Lease Rev. Ref. Bonds (Dept. of Corrections, Various State Prisons), Series 2015-A, 5.00% 2023		790	815
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2024		1,650	1,751
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2028		5,005	5,622
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-D, 5.00% 2028		5,000	5,476
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-B, 5.00% 2028		1,415	1,577
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2021-A, 5.00% 2032		1,000	1,161
City of Rancho Cucamonga, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Rancho Redev. Project Area), Series 2014, Assured Guaranty Municipal insured, 5.00% 2026		600	634
City of Rancho Cucamonga, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds (Rancho Redev. Project Area), Series 2014, Assured Guaranty Municipal insured, 5.00% 2028		300	317
City of Redding, Joint Powers Fin. Auth., Electric System Rev. Bonds, Series 2015-A, 5.00% 2024		15	16
Rialto Unified School Dist., G.O. Bonds, 2010 Election, Series 2019, 3.00% 2026		600	611
Rialto Unified School Dist., G.O. Bonds, 2010 Election, Series 2019, 3.00% 2027		750	761
City of Richmond, Successor Agcy. to the Redev. Agcy., Rev. Ref. Bonds, Series 2014-A, BAM insured, 5.00% 2025		200	210
Rio Elementary School Dist., Community Facs. Dist. No. 1, Special Tax Bonds, Series 2016, BAM insured, 5.00% 2032		240	259
Rio Elementary School Dist., Community Facs. Dist. No. 1, Special Tax Rev. Ref. Bonds, Series 2014, 5.00% 2022		400	404
County of Riverside, Public Fncg. Auth., Tax Allocation Rev. Bonds (Project Area No. 1, Desert Communities and Interstate 215 Corridor Projects), Series 2015-A, Assured Guaranty Municipal insured, 5.00% 2023		1,075	1,116
County of Riverside, Public Fncg. Auth., Tax Allocation Rev. Ref. Bonds (Hemet Project), Series 2014, BAM insured, 5.00% 2023		500	518
Riverside Community Properties Dev., Inc., Lease Rev. Bonds (Riverside County Law Building Project), Series 2013, 6.00% 2038 (preref. 2023)		2,585	2,727
Riverside Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2025		350	373
Riverside Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2026		400	427
Riverside Unified School Dist., G.O. Bonds, 2016 Election, Series 2019, 4.00% 2029		850	897
City of Roseville, Community Facs. Dist. No. 1 (Westpark), Special Tax Rev. Ref. Bonds, Series 2015, 5.00% 2024		1,000	1,045
City of Sacramento, Municipal Utility Dist., Electric Rev. Bonds, Series 1997-K, AMBAC insured, 5.25% 2024		770	796
County of Sacramento, Airport System Rev. Ref. Bonds, Series 2018-E, 5.00% 2027		1,015	1,116
County of Sacramento, Airport System Rev. Ref. Bonds, Series 2018-E, 5.00% 2030		200	221
Sacramento Unified School Dist., G.O. Bonds, Series 2015, Assured Guaranty Municipal insured, 5.00% 2030		1,000	1,050
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2027		585	619
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2017-E, 5.00% 2027		555	613
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2028		610	649
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2029		635	679
Sacramento Unified School Dist., G.O. Rev. Ref. Bonds, Series 2012, 5.25% 2024		1,300	1,307
San Bernardino Unified School Dist., G.O. Rev. Ref. Bonds, Series 2013-A, Assured Guaranty Municipal insured, 5.00% 2022 (escrowed to maturity)		1,500	1,513
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2027		635	669
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2028		880	926
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2029		430	451
City of San Diego, Limited Obligation Rev. Bonds (Sanford Burnham Prebys Medical Discovery Institute Project), Series 2015-A, 5.00% 2022		200	203
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2030		200	232

Private Client Services Funds	51

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2031	USD	150	$173
City of San Diego, Public Facs. Fncg. Auth., Water Rev. Bonds, Series 2020-A, 5.00% 2029		500	574
County of San Diego, Community Facs. Dist. No. 2008-1 (Harmony Grove Village), Improvement Area No. 2, Special Tax Bonds, Series 2020-A, 4.00% 2026		255	261
County of San Diego, Grossmont Healthcare Dist., G.O. Rev. Ref. Bonds, Series 2021-E, 5.00% 2030		500	571
County of San Diego, Grossmont Healthcare Dist., G.O. Rev. Ref. Bonds, Series 2021-E, 5.00% 2031		625	720
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2027		400	439
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2028		320	356
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2029		585	655
County of San Diego, Regional Airport Auth., Airport Rev. Bonds, Series 2013-A, 5.00% 2023 (escrowed to maturity)		245	253
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022		3,990	4,012
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-A, 5.00% 2028		1,000	1,111
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-A, 5.00% 2029		1,000	1,119
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2031		1,405	1,576
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Bonds, Series 2021-B, 5.00% 2029		320	366
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Green Bonds, Series 2020-A, 5.00% 2028		850	963
County of San Diego, Water Auth. Rev. Ref. Bonds, Series 2013-A, 5.00% 2031 (preref. 2022)		900	915
County of San Diego, Water Auth. Rev. Ref. Green Bonds, Series 2021-A, 5.00% 2028		1,000	1,130
County of San Diego, Water Auth., Water Rev. Bonds, Series 2022-A, 5.00% 2028		250	282
County of San Diego, Water Auth., Water Rev. Bonds, Series 2022-A, 5.00% 2029		500	573
County of San Diego, Water Auth., Water Rev. Ref. Green Bonds, Series 2021-S-1, 5.00% 2028		1,285	1,448
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2016-SR-1, 4.00% 2031		3,000	3,113
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2015-R-4, 5.00% 2026		1,000	1,077
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2015-R-4, 5.00% 2027		3,000	3,229
San Diego Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Rev. Ref. Bonds, Series 2016-R-5, 5.00% 2029		1,500	1,638
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Bonds, Series 2019-D-2, 5.00% 2024		1,000	1,047
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2022-B-2, 5.00% 2027		4,000	4,402
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2021-B-2, 5.00% 2031		2,780	3,174
City and County of San Francisco, G.O. Bonds (Earthquake Safety and Emergency Response), Series 2021-E-1, 5.00% 2028		1,450	1,647
City and County of San Francisco, Successor Agcy. to the Redev. Agcy., Special Tax Rev. Ref. Bonds (San Francisco Redev. Projects), Series 2014-C, 5.00% 2022		305	308
City of San Francisco, Bay Area Rapid Transit Dist., G.O. Bonds, 2016 Election, Series 2020-C-1, 5.00% 2027		1,500	1,683
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2020, 5.00% 2027		1,525	1,693
San Francisco Unified School Dist., G.O. Bonds, 2016 Election, Series 2020-B, 4.00% 2022		1,000	1,003
San Francisco Unified School Dist., G.O. Bonds, 2016 Election, Series 2020-B, 4.00% 2029		1,000	1,065
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2022		25	25
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2023		40	41
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2024		65	68
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2025		90	96
San Jacinto Unified School Dist., Fncg. Auth., Special Tax Rev. Bonds, Series 2019, 5.00% 2026		155	167
San Joaquin Hills Transportation Corridor Agcy., Toll Road Rev. Ref. Bonds, Capital Appreciation Bonds, Series 1997-A, National insured, 0% 2025		285	261
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2029		500	558
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2030		250	281
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-B, 5.00% 2032		1,250	1,405
City of San Jose, Fin. Auth., Lease Rev. Ref. Bonds (Civic Center Project), Series 2013-A, 5.00% 2030 (preref. 2023)		1,625	1,675
City of San Jose, G.O. Bonds (Disaster Preparedness, Public Safety and Infrastructure), Series 2021-A, 5.00% 2030		2,250	2,617
San Jose Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2002 Election, Series 2006-C, National insured, 0% 2025		795	724
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2022		500	505
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2023		375	389

52	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2024	USD	500	$528
San Ramon Valley Unified School Dist., G.O. Bonds, 2012 Election, Series 2018, 5.00% 2024		1,000	1,057
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2022		310	313
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2024		530	555
Santa Margarita Water Dist., Community Facs. Dist. No. 99-1 (Talega), Special Tax Rev. Ref. Bonds, Series 2014-B, 5.00% 2025		375	392
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 1 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025		405	424
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Malibu Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2024		1,235	1,278
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 2 (Malibu Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025		345	361
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2027		500	531
Santa Rosa High School Dist., G.O. Bonds, 2014 Election, Series 2021-E, BAM insured, 4.00% 2029		500	538
Saugus Union School Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2006, FGIC-National insured, 0% 2024		1,210	1,136
Saugus Union School Dist., Saugus/Hart School Facs. Fin. Auth., Community Facs. Dist. No. 2006-1, Special Tax Rev. Bonds, Series 2016, 5.00% 2024		500	523
Saugus Union School Dist., Saugus/Hart School Facs. Fin. Auth., Community Facs. Dist. No. 2006-1, Special Tax Rev. Bonds, Series 2016, 5.00% 2025		1,110	1,180
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 4.00% 2027[2]		740	748
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 4.00% 2029[2]		805	809
School Fin. Auth., School Fac. Rev. Bonds (Granada Hills Charter Obligated Group), Series 2019, 5.00% 2031[2]		875	911
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2014-A, 4.125% 2024		940	951
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2017-A, 5.00% 2024[2]		585	608
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2015-A, 3.625% 2025[2]		600	604
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2017-A, 5.00% 2026[2]		505	537
School Fin. Auth., School Fac. Rev. Bonds (KIPP LA Projects), Series 2017-A, 5.00% 2027[2]		600	643
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2022[2]		200	201
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2023[2]		225	231
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2024[2]		130	135
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2024[2]		100	104
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2025[2]		150	158
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2025[2]		105	110
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2026[2]		110	117
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2026[2]		105	112
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2019-A, 5.00% 2027[2]		220	236
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2027[2]		100	107
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2028[2]		100	108
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2029[2]		100	108
School Fin. Auth., School Fac. Rev. Bonds (KIPP SoCal Projects), Series 2020-A, 5.00% 2030[2]		100	109
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2023		150	150
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2024		145	144
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2025		365	361
City of Seal Beach, Community Facs. Dist. No. 2005-1 (Pacific Gateway Business Center), Special Tax Rev. Ref. Bonds, Series 2016, 3.00% 2026		150	147
City of Signal Hill, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2015-A, BAM insured, 5.00% 2023		500	519
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2019-A, 3.00% 2024		4,065	4,105
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2021-B, 0.50% 2026		5,040	4,573
Solano Community College Dist., G.O. Bonds, 2015 Election, Series 2013-A, 4.375% 2047 (preref. 2023)		595	611
South Placer Wastewater Auth., Wastewater Rev. Ref. Bonds, Series 2020, 5.00% 2031		2,885	3,351
South Placer Wastewater Auth., Wastewater Rev. Ref. Bonds, Series 2020, 5.00% 2032		500	586
Southern California Public Power Auth., Rev. Ref. Bonds (Magnolia Power Project A), Series 2020-1, 5.00% 2027		1,100	1,227
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2026		200	219
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2027		400	446

Private Client Services Funds	53

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Stanislaus Union School Dist., G.O. Rev. Ref. Bonds, Series 2019, BAM insured, 5.00% 2025	USD	500	$538
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Harriet Tubman Terrace Apartments), Series 2021-Q, 0.24% 2024 (put 2023)		7,000	6,844
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)		5,000	4,980
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2015-A, 5.00% 2025		750	800
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2015-A, 5.00% 2028		2,085	2,263
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2034		975	1,074
Statewide Communities Dev. Auth., Rev. Bonds (American Baptist Homes of the West), Series 2015, 5.00% 2023		1,110	1,148
Statewide Communities Dev. Auth., Rev. Bonds (Cottage Health System Obligated Group), Series 2015, 5.00% 2043 (preref. 2024)		5,000	5,310
Statewide Communities Dev. Auth., Rev. Bonds (Henry Mayo Newhall Memorial Hospital), Series 2014, Assured Guaranty Municipal insured, 5.00% 2022		750	760
Statewide Communities Dev. Auth., Rev. Bonds (Jewish Home of San Francisco), Series 2016, 5.00% 2026		575	633
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025		310	310
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Episcopal Communities and Services), Series 2012, 5.00% 2024		300	301
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Huntington Memorial Hospital), Series 2014-B, 5.00% 2026 (preref. 2024)		200	211
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Methodist Hospital of Southern California), Series 2018, 5.00% 2023		500	510
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Methodist Hospital of Southern California), Series 2018, 5.00% 2024		390	406
Statewide Communities Dev. Auth., Rev. Ref. Bonds (Rady Children’s Hospital), Series 2016-B, 5.00% 2028		860	970
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (CHF-Irvine, LLC - University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B), Series 2021, BAM insured, 5.00% 2031		3,000	3,351
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (CHF-Irvine, LLC - University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B), Series 2021, BAM insured, 5.00% 2032		3,500	3,886
Statewide Communities Dev. Auth., Student Housing Rev. Ref. Bonds (CHF-Irvine, LLC - University of California, Irvine East Campus Apartments), Series 2016, 5.00% 2022		1,000	1,001
Statewide Communities Dev. Auth., Student Housing Rev. Ref. Bonds (CHF-Irvine, LLC - University of California, Irvine East Campus Apartments), Series 2016, 5.00% 2029		1,250	1,338
Stockton Unified School Dist., G.O. Bonds, 2012 Election, Series 2018-C, BAM insured, 5.00% 2030		2,145	2,419
City of Suisun, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2014-B, BAM insured, 5.00% 2022		400	405
Sweetwater Union High School Dist., G.O. Bonds, 2006 Election, Series 2006, 4.00% 2026		515	531
Sweetwater Union High School Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2025		1,715	1,806
Sweetwater Union High School Dist., G.O. Rev. Ref. Bonds, Series 2014, BAM insured, 5.00% 2026		6,000	6,310
Tobacco Securitization Auth. of Northern California, Tobacco Settlement Asset-Backed Rev. Ref. Senior Bonds (Sacramento County Tobacco Securitization Corp.), Series 2021-A-1, 5.00% 2024		1,250	1,298
Tobacco Securitization Auth. of Southern California, Tobacco Settlement Asset-Backed Rev. Ref. Bonds (San Diego County Tobacco Asset Securitization Corp.), Series 2019-A, 5.00% 2025		1,000	1,052
City of Tracy, Successor Agcy. to the Community Dev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2030		545	585
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2027		600	665
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2028		700	786
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2029		660	750
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2030		300	342
City of Turlock, Irrigation Dist., Rev. Ref. Bonds, Series 2020, 5.00% 2031		1,600	1,831
City of Tustin, Community Facs. Dist. No. 06-1 (Tustin Legacy / Columbus Villages), Special Tax Rev. Ref. Bonds, Series 2015-A, 5.00% 2024		860	909
Tustin Unified School Dist., Community Facs. Dist. No. 88-1, Special Tax Rev. Ref. Bonds, Series 2015, BAM insured, 5.00% 2022		830	839
Twin Rivers Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 5.00% 2024		400	421
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, National insured, 0% 2022		175	174
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, MBIA insured, 0% 2023		1,500	1,454
Union City, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-A, 5.00% 2023		375	390
Regents of the University of California, Limited Project Rev. Bonds, Series 2022-S, 5.00% 2031		1,150	1,339
Val Verde Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-A, Assured Guaranty Municipal insured, 4.00% 2023		600	613

54	Private Client Services Funds

Capital Group California Core Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
City of Vernon, Electric System Rev. Bonds, Series 2022-A, 5.00% 2028	USD	590	$642
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2016-B, 3.50% 2045		915	922
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2019-A, 4.00% 2049		2,580	2,634
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2020-A, 3.00% 2050		6,900	6,835
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2017-CQ, 4.00% 2047		1,225	1,247
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2018-CR, 4.00% 2048		4,260	4,345
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2019-CS, 4.00% 2049		2,465	2,516
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2020-CT, 3.00% 2050		4,885	4,838
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2016-CN, 3.50% 2045		570	575
Victor Valley Union High School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 4.00% 2024		730	755
Victor Valley Union High School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 4.00% 2026		270	285
City of Vista, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-B-1, Assured Guaranty Municipal insured, 5.00% 2022		340	344
City of Vista, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015-B-1, Assured Guaranty Municipal insured, 4.00% 2025		400	418
Dept. of Water Resources, Water System Rev. Bonds (Central Valley Project), Series 2021-BD, 5.00% 2028		1,400	1,602
West Basin Municipal Water Dist., Rev. Ref. Bonds, Series 2021-A, 5.00% 2030		1,575	1,830
West Basin Municipal Water Dist., Rev. Ref. Bonds, Series 2021-A, 5.00% 2031		745	875
West Contra Costa Unified School Dist., G.O. Bonds, 2010 Election, Series 2020-F, Assured Guaranty Municipal insured, 4.00% 2028		600	640
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2030		900	966
West Contra Costa Unified School Dist., G.O. Rev. Ref. Bonds, 2005 Election, Series 2008-B, 6.00% 2027		3,000	3,490
Westminster School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2009-A-1, Assured Guaranty insured, 0% 2023		1,000	971
Whittier City School Dist., G.O. Rev. Ref. Bonds, Series 2016, 4.00% 2030		825	861
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2029		215	231
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2030		235	253
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2031		260	280
Yosemite Community College Dist., G.O. Bonds, Capital Appreciation Bonds, 2004 Election, Series 2010-D, 0% 2031		500	370
			527,006

Missouri 0.02%
Housing Dev. Commission, Single Family Mortgage Rev. Bonds (Special Homeownership Loan Program), Series 2015-A, 3.75% 2038		85	86

Texas 0.08%
Tarrant County Cultural Education Facs. Fin. Corp., Rev. Ref. Bonds (Christus Health), Series 2018-A, 5.00% 2024		500	525

United States 0.46%
Freddie Mac, Multi Family Mortgage Bonds, Series 2019-ML-05, Class ACA, 3.35% 2033		2,888	2,878

Total bonds, notes & other debt instruments (cost: $557,175,000)			530,495

Short-term securities 14.59%
Municipals 14.59%
State of California, Fin. Auth., Recovery Zone Fac. Bonds (Chevron U.S.A., Inc. Project), Series 2010-A, 0.30% 2035[1]		15,950	15,950
State of California, City of Irvine, Reassessment Dist. No. 87-8, Limited Obligation Improvement Bonds, Series 1999, 0.28% 2024[1]		1,000	1,000
State of California, Irvine Ranch Water Dist. Nos. 105, 140, 240 and 250, Consolidated G.O. Bonds, Series 1993, 0.27% 2033[1]		16,200	16,200
State of California, Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bond Anticipation Notes, Capital Appreciation Notes, Series 2020, 0% 2023		2,000	1,923

Private Client Services Funds	55

Capital Group California Core Municipal Fund

Short-term securities (continued)	Principal amount (000)		Value (000)
Municipals (continued)
State of California, City of Los Angeles, Dept. of Water and Power, Power System Demand Rev. Bonds, Series 2002-A-2, 0.27% 2035[1]	USD	8,500	$8,500
State of California, City of Los Angeles, Dept. of Water and Power, Rev. Bonds, Series 2021-A-1, 0.27% 2050[1]		8,500	8,500
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-2, 0.27% 2037[1]		3,605	3,605
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-1, 0.27% 2037[1]		750	750
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.27% 2042[1]		10,600	10,600
State of California, County of Riverside, Tax and Rev. Anticipation Notes, Series 2021, 2.00% 6/30/2022		5,000	5,007
State of California, Statewide Communities Dev. Auth., Pollution Control Rev. Ref. Bonds (Chevron U.S.A., Inc. Project), Series 2002, 0.30% 2024[1]		2,435	2,435
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-4, 0.26% 2048[1]		6,795	6,795
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-1, 0.26% 2048[1]		3,000	3,000
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-2, 0.30% 2048[1]		4,100	4,100
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-1, 0.26% 2032[1]		3,755	3,755

Total short-term securities (cost: $92,182,000)			92,120
Total investment securities 98.63% (cost: $649,357,000)			622,615
Other assets less liabilities 1.37%			8,676

Net assets 100.00%			$631,291

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.
[2]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $6,696,000, which represented 1.06% of the net assets of the fund.

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)		Value and unrealized appreciation at 4/30/2022 (000)
2 Year U.S. Treasury Note Futures	Short	351	June 2022	USD	(73,995)	$561
5 Year U.S. Treasury Note Futures	Short	60	June 2022		(6,761)	45
						$606

Key to abbreviations

Agcy. = Agency

Assn. = Association

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD = U.S. dollars

56	Private Client Services Funds

Capital Group California Short-Term Municipal Fund	unaudited
Investment portfolio April 30, 2022

Portfolio quality summary*	Percent of net assets

*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies.

Bonds, notes & other debt instruments 82.37%	Principal amount (000)		Value (000)
California 82.37%
City of Alhambra, Rev. Ref. Bonds (Atherton Baptist Homes Project), Series 2016, 5.00% 2023	USD	450	$459
City of Anaheim, Housing and Public Improvements Auth., Rev. Bonds (Electric Utility Distribution System Improvements), Series 2020-A, 5.00% 2022		230	233
City of Anaheim, Housing and Public Improvements Auth., Rev. Bonds (Electric Utility Distribution System Improvements), Series 2020-A, 5.00% 2023		200	208
City of Beaumont, Wastewater Rev. Bonds, Series 2018-A, Assured Guaranty Municipal insured, 5.00% 2022		225	228
City of Burbank, Successor Agcy. to the Redev. Agcy., Tax Allocation Rev. Ref. Redev. Bonds, Series 2015, BAM insured, 5.00% 2022		500	510
Trustees of the California State University, Systemwide Rev. Bonds, Series 2013-A, 5.00% 2023		400	417
Trustees of the California State University, Systemwide Rev. Bonds, Series 2020-A, 5.00% 2024		800	850
Trustees of the California State University, Systemwide Rev. Bonds, Series 2016-B-3, 4.00% 2051 (put 2023)		650	661
Central Unified School Dist., G.O. Bonds, 2020 Election, Series 2021-A, 4.00% 2024		395	408
Chino Basin Regional Fin. Auth., Rev. Notes (Inland Empire Utilities Interim Fncg.), Series 2020-B, 4.00% 2025		500	522
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2023		395	400
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2024		410	416
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2025		430	437
City of Chino, Community Facs. Dist. No. 2003-3, Special Tax Bonds, Series 2021, 4.00% 2026		445	451
Citrus Community College Dist., G.O. Bonds, 2020 Election, Series 2021-A, 4.00% 2025		370	387
Coast Community College Dist., G.O. Bonds, Capital Appreciation Bonds, Series 2006-B, Assured Guaranty insured, 0% 2026		1,205	1,058
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 4.00% 2022		350	351
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 5.00% 2025		125	134
Compton Unified School Dist., G.O. Bonds, 2015 Election, Series 2019-B, BAM insured, 5.00% 2027		500	557
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2024		400	408
Del Mar Union School Dist., Community Facs. Dist. No. 99-1, Special Tax Bonds, Series 2019, 4.00% 2025		410	421
East Side Union High School Dist., G.O. Rev. Ref. Bonds, Series 2020, BAM insured, 5.00% 2025		845	910
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2023		255	259
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2025		275	282
Eastern Municipal Water Dist., Community Facs. Dist. No. 2017-79 (Eagle Crest), Special Tax Bonds, Series 2021, 4.00% 2026		285	293
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 5.00% 2024		225	237
Eastern Municipal Water Dist., Fin. Auth., Water and Wastewater Rev. Ref. Bonds, Series 2020-A, 5.00% 2026		300	329
Educational Facs. Auth., Rev. Bonds (Chapman University), Series 2021-A, 5.00% 2025		425	453
County of El Dorado, Community Facs. Dist. No. 1992-1 (El Dorado Hills Dev.), Special Tax Rev. Ref. Bonds, Series 2012, 5.00% 2022		845	855
Fowler Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 4.00% 2024		745	769
G.O. Bonds, Series 2021, 5.00% 2027		1,475	1,650
G.O. Bonds, Series 2022, 5.00% 2027		1,000	1,110
G.O. Bonds, Series 2013-E, (SIFMA Municipal Swap Index + 0.43%) 0.87% 2029 (put 2023)[1]		500	500

Private Client Services Funds	57

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Glendale Community College Dist., G.O. Rev. Ref. Bonds, 2016 Election, Series 2020-B, 4.00% 2023	USD	500	$512
Glendale Unified School Dist., G.O. Bonds, 2011 Election, Series 2020-E, 4.00% 2024		475	492
Health Facs. Fncg. Auth., Rev. Bonds (Adventist Health System/West), Series 2013-A, 5.00% 2024		410	420
Health Facs. Fncg. Auth., Rev. Bonds (El Camino Hospital), Series 2017, 5.00% 2025		400	431
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-A, 5.00% 2022		300	304
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-B-3, 2.00% 2036 (put 2025)		1,000	979
Health Facs. Fncg. Auth., Rev. Bonds (Providence St. Joseph Health), Series 2016-B-2, 4.00% 2036 (put 2024)		110	114
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2022 (escrowed to maturity)		200	204
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2018-A, 5.00% 2025		400	433
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2026 (preref. 2025)		275	299
Health Facs. Fncg. Auth., Rev. Bonds (Sutter Health), Series 2016-A, 5.00% 2046 (preref. 2025)		250	272
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Lucile Salter Packard Children’s Hospital at Stanford), Series 2022-A, 5.00% 2024		680	713
Health Facs. Fncg. Auth., Rev. Ref. Bonds (St. Joseph Health System), Series 2009-D, 1.70% 2033 (put 2022)		750	750
Health Facs. Fncg. Auth., Rev. Ref. Bonds (St. Joseph Health System), Series 2009-C, 5.00% 2034 (put 2022)		1,200	1,218
Health Facs. Fncg. Auth., Rev. Ref. Bonds (Sutter Health), Series 2016-B, 5.00% 2026		700	770
Hemet Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014, Assured Guaranty Municipal insured, 4.00% 2024		500	516
Infrastructure and Econ. Dev. Bank, Rev. Bonds (Stanford Consortium Project), Series 2016-A, 5.00% 2022		265	265
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (J. Paul Getty Trust), Series 2021-B-2, 3.00% 2047 (put 2026)		1,500	1,518
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (Segerstrom Center for the Arts), Series 2016-B, 5.00% 2023		1,000	1,031
Infrastructure and Econ. Dev. Bank, Rev. Ref. Bonds (The Broad), Series 2021-A, 5.00% 2026		585	639
City of Irvine, Reassessment Dist. No. 12-1, Limited Obligation Improvement Bonds, Series 2015, 5.00% 2024		965	1,018
Jurupa Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds (Community Facs. Dists. Nos. 10, 12, 13 and 15), Series 2021-A, 4.00% 2027		285	298
Jurupa Unified School Dist., Fncg. Auth., Special Tax Rev. Ref. Bonds (Community Facs. Dists. Nos. 10, 12, 13 and 15), Series 2021-A, BAM insured, 4.00% 2028		275	293
County of Kern, Water Agcy., Improvement Dist. No. 4, Water Rev. Ref. Bonds, Series 2016-A, Assured Guaranty Municipal insured, 5.00% 2023		800	824
Kern Community College Dist., Facs. Improvement Dist. No. 1, G.O. Bonds, 2016 Election, Series 2020-C, 4.00% 2026		645	681
Kings Canyon Joint Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022		470	474
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2022		270	272
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2023		260	266
La Canada Unified School Dist., G.O. Bonds, 2017 Election, Series 2020-B, 4.00% 2024		425	440
City of Lake Elsinore, Facs. Fin. Auth., Local Agcy. Rev. Ref. Bonds, Series 2021-B, Assured Guaranty Municipal insured, 4.00% 2026		195	206
City of Lake Elsinore, Facs. Fin. Auth., Local Agcy. Rev. Ref. Bonds, Series 2021-B, Assured Guaranty Municipal insured, 4.00% 2027		210	223
Los Altos Union High School Dist., G.O. Bonds, Capital Appreciation Bonds, Series 1997-C, National insured, 0% 2022		460	460
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2021-B, 3.00% 2022		1,000	1,003
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2013-A, 5.00% 2022		590	594
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2014-D, 4.00% 2023		500	511
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2014-B, 5.00% 2023		825	853
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2016-B, 5.00% 2024		800	845
City of Los Angeles, Dept. of Water and Power, Power System Rev. Bonds, Series 2022-B, 5.00% 2028		500	566
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2025		500	539
City of Los Angeles, Dept. of Water and Power, Water System Rev. Bonds, Series 2020-A, 5.00% 2026		300	330
City of Los Angeles, Solid Waste Resources Rev. Bonds, Series 2013-A, 2.00% 2023		500	501
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2025		1,500	1,614
County of Los Angeles, Metropolitan Transportation Auth., Measure R Sales Tax Rev. Ref. Green Bonds, Series 2020-A, 5.00% 2026		400	438
Los Angeles Unified School Dist., G.O. Dedicated Unlimited Ad Valorem Property Tax Bonds, Series 2020-RYQ, 5.00% 2025		750	806
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2014-A, 5.00% 2022		250	252
Los Angeles Unified School Dist., G.O. Rev. Ref. Bonds, Series 2015-A, 5.00% 2023		685	708
Menifee Union School Dist., Community Facs. Dist. No. 2011-1, Improvement Area No. 5, Special Tax Bonds, Series 2021, 4.00% 2026		230	234
Menifee Union School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, BAM insured, 4.00% 2022		250	251
Menifee Union School Dist., Public Fncg. Auth., Special Tax Rev. Bonds, Series 2016-A, 5.00% 2026		755	793
Modesto Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2016, 5.00% 2023		160	166

58	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
Modesto Irrigation Dist., Electric System Rev. Ref. Bonds, Series 2021, 5.00% 2026	USD	635	$697
Mountain View Whisman School Dist., G.O. Bonds, 2012 Election, Series 2016-B, 5.00% 2025		610	661
Municipal Fin. Auth., Multi Family Housing Rev. Bonds (Walnut Apartments), Series 2021-A, 0.45% 2024 (put 2023)		625	602
Municipal Fin. Auth., Solid Waste Rev. Ref. Bonds (Republic Services, Inc. Project), Capital Appreciation Bonds, Series 2010, Assured Guaranty Municipal insured, 0% 2023		260	252
Municipal Fin. Auth., Student Housing Rev. Bonds (CHF-Davis II, LLC - Orchard Park Student Housing Project), Series 2021, BAM insured, 5.00% 2025		400	423
Napa Valley Unified School Dist., G.O. Rev. Ref. Bonds, Series 2013, 5.00% 2024 (preref. 2023)		250	259
New Haven Unified School Dist., G.O. Rev. Ref. Bonds, Capital Appreciation Bonds, Series 2012, Assured Guaranty Municipal insured, 0% 2023		965	936
Northern California Energy Auth., Commodity Supply Rev. Bonds, Series 2018, 4.00% 2049 (put 2024)		1,460	1,485
County of Orange, Sanitation Dist., Wastewater Rev. Ref. Obligations, Series 2021-A, 5.00% 2026		750	819
County of Orange, Water Dist. Rev. Ref. Bonds, Series 2019-C, 5.00% 2024		500	530
Pasadena Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, 5.00% 2024		655	694
Peralta Community College Dist., G.O. Bonds, 2006 Election, Series 2020-E-1, 5.00% 2025		1,000	1,076
City of Perris, Joint Powers Auth., Local Agcy. Rev. Ref. Bonds (CFD No. 2001-1 IA No. 4 and No. 5; CFD No. 2005-1 IA No. 4), Series 2017-B, 5.00% 2024		990	1,036
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2024		240	248
Perris Union High School Dist., G.O. Bonds, 2012 Election, Series 2021-C, 4.00% 2025		400	419
Pittsburg Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2010 Election, Series 2012-C, 0% 2047 (preref. 2022)		200	47
Public Fin. Auth., Rev. Ref. Bonds (O’Conner Woods), Series 2022, 4.00% 2026		440	453
Public Works Board, Lease Rev. Bonds (Various Capital Projects), Series 2014-E, 5.00% 2022		500	506
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2024		505	536
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2017-B, 5.00% 2024		330	350
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2022-A, 5.00% 2025		1,330	1,430
Public Works Board, Lease Rev. Ref. Bonds (Various Capital Projects), Series 2016-C, 5.00% 2027		250	275
Public Works Board, Lease Rev. Ref. Bonds (Various State Office Buildings), Series 2015-F, 5.00% 2024		150	157
City of Rancho Cordova, Community Facs. Dist. No. 2018-1 (Grantline), Special Tax Bonds, Series 2021-B, 3.00% 2024		85	84
City of Rancho Cordova, Community Facs. Dist. No. 2018-1 (Grantline), Special Tax Bonds, Series 2021-B, 4.00% 2026		105	107
City of Rancho Cordova, Community Facs. Dist. No. 2018-1 (Grantline), Special Tax Bonds, Series 2021-B, 4.00% 2028		120	122
Ravenswood City School Dist., G.O. Bonds, 2016 Election, Series 2016, 5.00% 2023		445	461
City of Redding, Electric System Rev. Ref. Bonds, Series 2018, 5.00% 2022		725	727
City of Richmond, Wastewater Rev. Ref. Bonds, Series 2019-B, 5.00% 2023		940	974
Riverside Unified School Dist., G.O. Bonds, 2016 Election, Series 2019, 4.00% 2024		125	129
Robla School Dist., G.O. Bonds, 2018 Election, Series 2019-A, Assured Guaranty Municipal insured, 4.00% 2022		740	745
City of Roseville, Fin. Auth., Special Tax Rev. Ref. Bonds, Series 2016, 4.00% 2022		620	625
City of Sacramento, Municipal Utility Dist., Electric Rev. Bonds, Series 1997-K, AMBAC insured, 5.25% 2024		115	119
City of Sacramento, Municipal Utility Dist., Electric Rev. Ref. Bonds, Series 2018-F, 5.00% 2026		500	548
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2023		450	460
Sacramento Unified School Dist., G.O. Bonds, 2012 Election, Series 2019-D, BAM insured, 4.00% 2024		520	536
City of San Diego, Community Facs. Dist. No. 2 (Santaluz), Improvement Area No. 1, Special Tax Rev. Ref. Bonds, Series 2021, 4.00% 2026		490	515
City of San Diego, Public Facs. Fncg. Auth., Lease Rev. Bonds (Capital Improvement Projects), Series 2021-A, 5.00% 2027		255	286
City of San Diego, Public Facs. Fncg. Auth., Sewer Rev. Bonds, Series 2022-A, 5.00% 2027		500	557
City of San Diego, Public Fin. Auth., Water Rev. Bonds, Series 2020-A, 5.00% 2022		335	338
County of San Diego, Grossmont Healthcare Dist., G.O. Rev. Ref. Bonds, Series 2021-E, 5.00% 2028		320	358
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2023		500	515
County of San Diego, Regional Airport Auth., Airport Rev. and Rev. Ref. Bonds, Series 2019-A, 5.00% 2024		500	523
County of San Diego, Regional Airport Auth., Airport Rev. Ref. Bonds, Series 2020-B, 5.00% 2022		1,000	1,006
County of San Diego, Regional Transportation Commission, Limited Sales Tax Rev. Bonds, Series 2021-B, 5.00% 2026		140	153
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2009-D-2, 4.00% 2023 (escrowed to maturity)		400	408
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2016-A-2, 5.00% 2024		400	419
City and County of San Francisco, Airport Commission, San Francisco International Airport, Rev. Ref. Bonds, Series 2019-D-2, 5.00% 2026		500	542

Private Client Services Funds	59

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
City and County of San Francisco, G.O. Bonds (Earthquake Safety and Emergency Response), Series 2021-E-1, 5.00% 2025	USD	815	$878
City and County of San Francisco, Successor Agcy. to the Redev. Agcy., Special Tax Rev. Ref. Bonds (San Francisco Redev. Projects), Series 2014-C, 5.00% 2022		250	252
San Francisco Community College Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2024		865	910
San Gabriel Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2012-B, 0% 2023		200	194
City of San Jacinto, Community Facs. Dist. No. 2002-1 (Rancho San Jacinto Phase 2), Special Tax Rev. Ref. Bonds, Series 2016, 5.00% 2027		900	969
City of San Jose, Airport Rev. Ref. Bonds, Series 2021-A, BAM insured, 5.00% 2026		440	474
San Jose Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017, 5.00% 2022		155	156
Santa Monica-Malibu Unified School Dist., Certs. of Part., Capital Appreciation Notes, Series 2001-C, National insured, 0% 2022		100	99
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 1 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2024		485	502
Santa Monica-Malibu Unified School Dist., School Facs. Improvement Dist. No. 1 (Santa Monica Schools), G.O. Bonds, 2018 Election, Series 2021-B, 4.00% 2025		335	351
Silicon Valley Clean Water, Wastewater Rev. Notes, Series 2021-B, 0.50% 2026		1,025	930
Southern California Public Power Auth., Rev. Ref. Bonds (Milford Wind Corridor Phase I Project), Series 2019-1, 5.00% 2022		200	201
Southern California Public Power Auth., Rev. Ref. Green Bonds (Linden Wind Energy Project), Series 2020-A, 5.00% 2024		550	574
Southern California Public Power Auth., Rev. Ref. Green Bonds (Milford Wind Corridor Phase II Project), Series 2021-1, 5.00% 2024		520	549
Southwestern Community College Dist., G.O. Rev. Ref. Bonds (2019 Crossover), Series 2016-B, 4.00% 2022		310	312
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2022		265	268
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-A, 4.00% 2023		250	257
Statewide Communities Dev. Auth., Health Fac. Rev. Ref. Bonds (Los Angeles Jewish Home for the Aging), Series 2019-B, 4.00% 2023		660	677
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Harriet Tubman Terrace Apartments), Series 2021-Q, 0.24% 2024 (put 2023)		2,000	1,956
Statewide Communities Dev. Auth., Multi Family Housing Rev. Bonds (Washington Court Apartments), Series 2021-E, 0.22% 2023 (put 2022)		1,000	996
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2023		135	138
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2024		200	210
Statewide Communities Dev. Auth., Rev. Bonds (Adventist Health System/West), Series 2018-A, 5.00% 2025		415	443
Statewide Communities Dev. Auth., Rev. Bonds (Cottage Health System Obligated Group), Series 2015, 5.00% 2043 (preref. 2024)		1,500	1,593
Statewide Communities Dev. Auth., Rev. Bonds (Huntington Memorial Hospital), Series 2018, 5.00% 2022		700	704
Statewide Communities Dev. Auth., Rev. Bonds (Huntington Memorial Hospital), Series 2018, 5.00% 2026		325	355
Statewide Communities Dev. Auth., Rev. Bonds (Viamonte Senior Living 1 Project), Series 2018-B, 3.00% 2025		155	155
Statewide Communities Dev. Auth., Student Housing Rev. Bonds (CHF-Irvine, LLC - University of California, Irvine East Campus Apartments, Phase I Ref. and Phase IV-B), Series 2021, BAM insured, 5.00% 2029		1,865	2,058
Torrance Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2008 Election, Series 2009-B-1, 0% 2023		250	243
City of Tracy, Successor Agcy. to the Community Dev. Agcy., Tax Allocation Rev. Ref. Bonds, Series 2016, Assured Guaranty Municipal insured, 5.00% 2022		450	454
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2025		500	537
Transbay Joint Powers Auth., Senior Tax Allocation Green Bonds, Series 2020-A, 5.00% 2026		550	601
Twin Rivers Unified School Dist., G.O. Rev. Ref. Bonds, Series 2016-B, Assured Guaranty Municipal insured, 5.00% 2027		225	247
Ukiah Unified School Dist., G.O. Bonds, Capital Appreciation Bonds, 2005 Election, Series 2006, MBIA insured, 0% 2023		440	426
Regents of the University of California, Limited Project Rev. Bonds, Series 2012-G, 5.00% 2022		150	150
Val Verde Unified School Dist., G.O. Bonds, 2020 Election, Series 2020-A, BAM insured, 4.00% 2023		450	460
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2016-B, 3.50% 2045		405	408
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2019-A, 4.00% 2049		1,205	1,230
Dept. of Veterans Affairs, Home Purchase Rev. Bonds, Series 2020-A, 3.00% 2050		1,360	1,347
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2017-CQ, 4.00% 2047		580	590
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2018-CR, 4.00% 2048		1,070	1,091
Dept. of Veterans Affairs, Veterans G.O. Bonds, Series 2020-CT, 3.00% 2050		1,950	1,931
Dept. of Veterans Affairs, Veterans G.O. Rev. Ref. Bonds, Series 2016-CN, 3.50% 2045		575	580

60	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
California (continued)
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2024	USD	300	$310
West Contra Costa Unified School Dist., G.O. Bonds, 2012 Election, Series 2020-E, Assured Guaranty Municipal insured, 4.00% 2026		640	673
West Contra Costa Unified School Dist., G.O. Rev. Ref. Bonds, Series 2017-A-1, 5.00% 2024		250	264
Western Riverside Water and Wastewater Fncg. Auth., Local Agcy. Rev. Ref. Bonds, Series 2016-A, 5.00% 2022		100	101
City of Westminster, Successor Agcy. to the Redev. Agcy., Commercial Redev. Project No. 1, Tax Allocation Rev. Ref. Bonds, Series 2016-B, BAM insured, 4.00% 2022		120	121
Whittier Union High School Dist., G.O. Rev. Ref. Bonds, Series 2015, 5.00% 2022		300	303
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, 4.00% 2026		160	167
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2027		180	192
City of Woodland, Community Facs. Dist. No. 2004-1 (Spring Lake), Special Tax Capital Projects Bonds, Series 2021, Assured Guaranty Municipal insured, 4.00% 2028		200	214

Total bonds, notes & other debt instruments (cost: $104,562,000)			100,451

Short-term securities 18.04%
Municipals 18.04%
State of California, Irvine Ranch Water Dist. Nos. 105, 140, 240 and 250, Consolidated G.O. Bonds, Series 1993, 0.27% 2033[1]		2,300	2,300
State of California, City of Los Angeles, Dept. of Water and Power, Rev. Bonds, Series 2021-A-1, 0.27% 2050[1]		4,000	4,000
State of California, Metropolitan Water Dist. of Southern California, Water Rev. Ref. Bonds, Series 2016-B-2, 0.27% 2037[1]		3,500	3,500
State of California, Pollution Control Fncg. Auth., Environmental Impact Rev. Bonds (Air Products and Chemicals, Inc. Project), Series 1997-B, 0.27% 2042[1]		6,500	6,500
State of California, Regents of the University of California, General Rev. Bonds, Series 2013-AL-1, 0.26% 2048[1]		2,400	2,400
State of California, Regents of the University of California, Medical Center Pooled Rev. Bonds, Series 2007-B-1, 0.26% 2032[1]		3,300	3,300

Total short-term securities (cost: $22,000,000)			22,000
Total investment securities 100.41% (cost: $126,562,000)			122,451
Other assets less liabilities (0.41%)			(494)

Net assets 100.00%			$121,957

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)	Value and unrealized appreciation at 4/30/2022 (000)
2 Year U.S. Treasury Note Futures	Short	60	June 2022	USD(12,649)	$62

[1]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available. For short-term securities, the date of the next scheduled coupon rate change is considered to be the maturity date.

Key to abbreviations

Agcy. = Agency

Auth. = Authority

Certs. = Certificates

Dept. = Department

Dev. = Development

Dist. = District

Econ. = Economic

Fac. = Facility

Facs. = Facilities

Fin. = Finance

Fncg. = Financing

G.O. = General Obligation

Part. = Participation

Preref. = Prerefunded

Redev. = Redevelopment

Ref. = Refunding

Rev. = Revenue

SIFMA = Securities Industry and Financial Markets Association

USD = U.S. dollars

Private Client Services Funds	61

Capital Group Core Bond Fund	unaudited
Investment portfolio April 30, 2022

Portfolio by type of security	Percent of net assets

Portfolio quality summary*	Percent of net assets
U.S. Treasury bonds & notes†	45.32%
AAA/Aaa	20.42
AA/Aa	9.02
A/A	15.33
BBB/Baa	8.51
Short-term securities & other assets less liabilities	1.40
*	Bond ratings, which typically range from AAA/Aaa (highest) to D (lowest), are assigned by credit rating agencies such as Standard & Poor’s, Moody’s and/or Fitch as an indication of an issuer’s creditworthiness. In assigning a credit rating to a security, the fund looks specifically to the ratings assigned to the issuer of the security by Standard & Poor’s, Moody’s and/or Fitch. If agency ratings differ, the security will be considered to have received the highest of those ratings, consistent with the fund’s investment policies.
†	These securities are guaranteed by the full faith and credit of the U.S. government.

Bonds, notes & other debt instruments 98.60%	Principal amount (000)			Value (000)
U.S. Treasury bonds & notes 42.18%
U.S. Treasury 32.18%
U.S. Treasury 0.125% 2022	USD	27,000		$26,977
U.S. Treasury 1.50% 2022		1,920		1,922
U.S. Treasury 1.75% 2022		—	[1]	—	[1]
U.S. Treasury 2.125% 2022		3,000		3,007
U.S. Treasury 0.125% 2023		10,000		9,875
U.S. Treasury 0.125% 2023		2,000		1,922
U.S. Treasury 0.25% 2023		437		424
U.S. Treasury 0.375% 2023		82		79
U.S. Treasury 1.25% 2023		1,000		986
U.S. Treasury 1.375% 2023		1,275		1,262
U.S. Treasury 1.375% 2023		1,000		986
U.S. Treasury 1.75% 2023		1,000		996
U.S. Treasury 2.00% 2023		2,000		2,002
U.S. Treasury 2.125% 2023		3,415		3,391
U.S. Treasury 2.25% 2023		500		497
U.S. Treasury 2.50% 2023		1,050		1,052
U.S. Treasury 2.75% 2023		4,542		4,569
U.S. Treasury 2.75% 2023		2,250		2,256
U.S. Treasury 1.75% 2024		4,000		3,909
U.S. Treasury 2.00% 2024		3,288		3,235
U.S. Treasury 2.125% 2024[2]		3,500		3,465
U.S. Treasury 2.25% 2024		4,538		4,498
U.S. Treasury 2.25% 2024[2]		3,713		3,679
U.S. Treasury 2.25% 2024		1,820		1,807
U.S. Treasury 2.75% 2024		2,500		2,503
U.S. Treasury 0.50% 2025		4,452		4,155
U.S. Treasury 1.375% 2025		8,128		7,803
U.S. Treasury 2.00% 2025		2,000		1,952

62	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
U.S. Treasury bonds & notes (continued)
U.S. Treasury (continued)
U.S. Treasury 2.625% 2025	USD	6,600	$6,525
U.S. Treasury 2.625% 2025		1,429	1,418
U.S. Treasury 7.625% 2025[2]		481	543
U.S. Treasury 0.50% 2026		3,500	3,189
U.S. Treasury 0.75% 2026		1,150	1,055
U.S. Treasury 0.75% 2026		32	29
U.S. Treasury 0.875% 2026		4,928	4,500
U.S. Treasury 1.625% 2026		3,000	2,856
U.S. Treasury 1.75% 2026		12,140	11,500
U.S. Treasury 1.125% 2027		477	438
U.S. Treasury 2.25% 2027		8,420	8,146
U.S. Treasury 2.25% 2027		2,200	2,121
U.S. Treasury 2.50% 2027		11,270	11,036
U.S. Treasury 1.375% 2028		1,000	904
U.S. Treasury 1.50% 2028[2]		13,500	12,303
U.S. Treasury 2.625% 2029		5,660	5,538
U.S. Treasury 1.875% 2032		12,046	10,994
U.S. Treasury 2.00% 2050[2]		1,000	806
U.S. Treasury 1.875% 2051		369	289
			183,399

U.S. Treasury inflation-protected securities 10.00%
U.S. Treasury Inflation-Protected Security 0.125% 2025[3]		14,107	14,589
U.S. Treasury Inflation-Protected Security 0.125% 2025[3]		1,093	1,131
U.S. Treasury Inflation-Protected Security 0.25% 2025[3]		8,742	9,086
U.S. Treasury Inflation-Protected Security 0.375% 2025[3]		1,316	1,376
U.S. Treasury Inflation-Protected Security 0.125% 2026[3]		12,557	12,926
U.S. Treasury Inflation-Protected Security 0.875% 2029[3]		5,141	5,503
U.S. Treasury Inflation-Protected Security 0.125% 2030[2,3]		12,209	12,391
			57,002

Total U.S. Treasury bonds & notes			240,401

Corporate bonds, notes & loans 27.86%
Financials 9.45%
ACE INA Holdings, Inc. 2.875% 2022		150	151
ACE INA Holdings, Inc. 3.35% 2026		45	45
ACE INA Holdings, Inc. 4.35% 2045		50	49
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 2.45% 2026		1,637	1,458
AerCap Ireland Capital, Ltd. / AerCap Global Aviation Trust 3.00% 2028		1,190	1,036
Allstate Corp. 0.75% 2025		637	580
Allstate Corp. 3.28% 2026		175	173
American International Group, Inc. 2.50% 2025		2,000	1,924
Bank of America Corp. 1.197% 2026 (USD-SOFR + 1.01% on 10/24/2025)[4]		1,108	1,000
Bank of America Corp. 1.734% 2027 (USD-SOFR + 0.96% on 7/22/2026)[4]		935	840
Bank of America Corp. 2.551% 2028 (USD-SOFR + 1.05% on 2/4/2027)[4]		1,860	1,720
Bank of America Corp. 1.922% 2031 (USD-SOFR + 1.37% on 10/24/2030)[4]		1,385	1,128
Bank of America Corp. 2.687% 2032 (USD-SOFR + 1.32% on 4/22/2031)[4]		748	643
BNP Paribas 2.159% 2029 (USD-SOFR + 1.218% on 9/15/2028)[4,5]		475	405
Citigroup, Inc. 4.45% 2027		400	397
Citigroup, Inc. 2.572% 2031 (USD-SOFR + 2.107% on 6/3/2030)[4]		1,283	1,102
Citigroup, Inc. 2.666% 2031 (USD-SOFR + 1.146% on 1/29/2030)[4]		502	437
Corebridge Financial, Inc. 3.50% 2025[5]		1,028	1,019
Corebridge Financial, Inc. 3.65% 2027[5]		1,462	1,420
Corebridge Financial, Inc. 3.85% 2029[5]		497	475
Corebridge Financial, Inc. 3.90% 2032[5]		281	264
Credit Suisse Group AG 3.80% 2023		500	502
Deutsche Bank AG 2.552% 2028 (USD-SOFR + 1.318% on 1/7/2027)[4]		1,500	1,334
Goldman Sachs Group, Inc. 1.757% 2025 (USD-SOFR + 0.73% on 1/24/2024)[4]		2,500	2,416

Private Client Services Funds	63

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Financials (continued)
Goldman Sachs Group, Inc. 0.855% 2026 (USD-SOFR + 0.609% on 2/12/2025)[4]	USD	400	$365
Goldman Sachs Group, Inc. 1.093% 2026 (USD-SOFR + 0.789% on 12/9/2025)[4]		750	671
Goldman Sachs Group, Inc. 1.948% 2027 (USD-SOFR + 0.913% on 10/21/2026)[4]		679	611
Goldman Sachs Group, Inc. 3.814% 2029 (3-month USD-LIBOR + 1.158% on 4/23/2028)[4]		725	697
Goldman Sachs Group, Inc. 1.992% 2032 (USD-SOFR + 1.09% on 1/27/2031)[4]		708	573
Goldman Sachs Group, Inc. 4.017% 2038 (3-month USD-LIBOR + 1.373% on 10/31/2037)[4]		175	160
JPMorgan Chase & Co. 3.559% 2024 (3-month USD-LIBOR + 0.73% on 4/23/2023)[4]		1,125	1,125
JPMorgan Chase & Co. 2.301% 2025 (USD-SOFR + 1.16% on 10/15/2024)[4]		1,165	1,118
JPMorgan Chase & Co. 1.045% 2026 (USD-SOFR + 0.80% on 11/19/2025)[4]		1,500	1,349
JPMorgan Chase & Co. 4.08% 2026 (USD-SOFR + 1.32% on 4/26/2025)[4]		1,500	1,497
JPMorgan Chase & Co. 4.323% 2028 (USD-SOFR + 1.56% on 4/26/2027)[4]		1,250	1,246
JPMorgan Chase & Co. 2.58% 2032 (USD-SOFR + 1.25% on 4/22/2031)[4]		232	199
Lloyds Banking Group PLC 4.375% 2028		200	198
Marsh & McLennan Companies, Inc. 3.875% 2024		495	501
Marsh & McLennan Companies, Inc. 2.25% 2030		715	620
Metropolitan Life Global Funding I 0.95% 2025[5]		757	700
Metropolitan Life Global Funding I 1.875% 2027[5]		1,500	1,376
Morgan Stanley 1.164% 2025 (USD-SOFR + 0.56% on 10/21/2024)[4]		995	930
Morgan Stanley 2.72% 2025 (USD-SOFR + 1.152% on 7/22/2024)[4]		1,640	1,596
Morgan Stanley 0.985% 2026 (USD-SOFR + 0.72% on 12/10/2025)[4]		1,386	1,238
Morgan Stanley 1.593% 2027 (USD-SOFR + 0.879% on 5/4/2026)[4]		954	859
Morgan Stanley 2.699% 2031 (USD-SOFR + 1.143% on 1/22/2030)[4]		461	406
National Australia Bank, Ltd. 1.887% 2027[5]		1,500	1,382
National Securities Clearing Corp. 0.40% 2023[5]		3,000	2,879
New York Life Global Funding 2.25% 2022[5]		305	305
New York Life Global Funding 0.90% 2024[5]		2,000	1,892
Northwestern Mutual Global Funding 0.80% 2026[5]		1,778	1,613
Toronto-Dominion Bank 0.45% 2023		1,353	1,311
Toronto-Dominion Bank 1.45% 2025		1,500	1,424
Toronto-Dominion Bank 1.25% 2026		1,005	902
Toronto-Dominion Bank 1.95% 2027		1,250	1,148
Wells Fargo & Company 3.526% 2028 (USD-SOFR + 1.51% on 3/24/2027)[4]		998	959
Wells Fargo & Company 2.572% 2031 (3-month USD-LIBOR + 1.00% on 2/11/2030)[4]		1,715	1,498
			53,866

Consumer discretionary 4.34%
Amazon.com, Inc. 0.25% 2023		1,175	1,151
Amazon.com, Inc. 0.45% 2024		1,175	1,122
Amazon.com, Inc. 0.80% 2025		1,544	1,443
Amazon.com, Inc. 1.20% 2027		1,287	1,153
Amazon.com, Inc. 1.65% 2028		1,175	1,046
American Honda Finance Corp. 0.75% 2024		2,145	2,031
American Honda Finance Corp. 1.30% 2026		1,535	1,397
American Honda Finance Corp. 2.30% 2026		80	76
American Honda Finance Corp. 3.50% 2028		325	320
Bayerische Motoren Werke AG 0.75% 2024[5]		1,250	1,184
Bayerische Motoren Werke AG 0.80% 2024[5]		1,225	1,170
Bayerische Motoren Werke AG 1.25% 2026[5]		813	739
Daimler Trucks Finance North America, LLC 3.50% 2025[5]		1,200	1,189
Daimler Trucks Finance North America, LLC 2.00% 2026[5]		1,000	915
Daimler Trucks Finance North America, LLC 3.65% 2027[5]		275	268
Daimler Trucks Finance North America, LLC 2.375% 2028[5]		325	287
Home Depot, Inc. 1.50% 2028		1,840	1,617
Hyundai Capital America 0.80% 2023[5]		1,200	1,173
Hyundai Capital America 1.80% 2025[5]		481	444
Hyundai Capital America 2.375% 2027[5]		387	345
Hyundai Capital America 2.10% 2028[5]		350	301
McDonald’s Corp. 3.70% 2026		135	135
McDonald’s Corp. 3.50% 2027		185	183
NIKE, Inc. 2.375% 2026		615	589

64	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Consumer discretionary (continued)
Stellantis Finance US, Inc. 1.711% 2027[5]	USD	1,000	$888
Stellantis Finance US, Inc. 2.691% 2031[5]		900	745
Toyota Motor Credit Corp. 0.625% 2024		2,145	2,025
Toyota Motor Credit Corp. 0.80% 2026		890	807
			24,743

Industrials 2.16%
Avolon Holdings Funding, Ltd. 3.95% 2024[5]		743	731
Avolon Holdings Funding, Ltd. 4.375% 2026[5]		925	892
Boeing Company 5.04% 2027		1,021	1,034
Boeing Company 3.25% 2028		1,095	1,011
Canadian Pacific Railway, Ltd. 1.75% 2026		222	204
Emerson Electric Co. 1.80% 2027		383	347
General Dynamics Corp. 1.15% 2026		1,000	910
Honeywell International, Inc. 2.15% 2022		1,160	1,161
Honeywell International, Inc. 2.30% 2024		878	867
Masco Corp. 1.50% 2028		782	667
Raytheon Technologies Corp. 3.20% 2024		275	276
Siemens AG 0.40% 2023[5]		1,140	1,119
Siemens AG 0.65% 2024[5]		1,425	1,362
Siemens AG 1.20% 2026[5]		808	737
Union Pacific Corp. 3.75% 2025		230	232
Union Pacific Corp. 2.15% 2027		793	743
United Technologies Corp. 3.65% 2023		27	27
			12,320

Communication services 2.08%
Alphabet, Inc. 0.80% 2027		490	431
Alphabet, Inc. 1.10% 2030		500	410
AT&T, Inc. 1.65% 2028		1,065	930
CCO Holdings, LLC and CCO Holdings Capital Corp. 4.908% 2025		165	168
CCO Holdings, LLC and CCO Holdings Capital Corp. 2.80% 2031		502	417
Comcast Corp. 3.95% 2025		539	546
Comcast Corp. 1.95% 2031		704	596
Magallanes, Inc. 3.638% 2025[5]		1,143	1,125
Magallanes, Inc. 3.755% 2027[5]		880	852
Magallanes, Inc. 4.054% 2029[5]		359	343
Netflix, Inc. 4.875% 2028		475	466
Netflix, Inc. 5.875% 2028		250	258
Netflix, Inc. 6.375% 2029		25	27
SBA Tower Trust 1.631% 2026[5]		983	907
Take-Two Interactive Software, Inc. 3.30% 2024		551	548
Take-Two Interactive Software, Inc. 3.70% 2027		367	360
Take-Two Interactive Software, Inc. 4.00% 2032		217	207
T-Mobile US, Inc. 3.75% 2027		1,119	1,089
Verizon Communications, Inc. 3.00% 2027		450	431
Verizon Communications, Inc. 2.10% 2028		1,250	1,121
Verizon Communications, Inc. 2.355% 2032[5]		710	597
			11,829

Consumer staples 1.83%
7-Eleven, Inc. 0.95% 2026[5]		250	224
7-Eleven, Inc. 1.30% 2028[5]		175	149
Altria Group, Inc. 2.35% 2025		156	149
Altria Group, Inc. 4.40% 2026		117	118
Altria Group, Inc. 3.40% 2030		89	80
British American Tobacco PLC 3.462% 2029		1,850	1,650
Coca-Cola Company 1.00% 2028		1,625	1,409
Constellation Brands, Inc. 3.20% 2023		386	387

Private Client Services Funds	65

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Consumer staples (continued)
Constellation Brands, Inc. 2.875% 2030	USD	239	$213
Keurig Dr Pepper, Inc. 3.20% 2030		500	457
Molson Coors Brewing Co. 3.00% 2026		245	233
Nestlé Holdings, Inc. 1.00% 2027[5]		1,640	1,441
Nestlé Holdings, Inc. 1.50% 2028[5]		1,750	1,541
PepsiCo, Inc. 1.625% 2030		85	73
Philip Morris International, Inc. 1.50% 2025		274	258
Philip Morris International, Inc. 0.875% 2026		566	508
Procter & Gamble Company 0.55% 2025		796	733
Procter & Gamble Company 1.00% 2026		362	331
Procter & Gamble Company 3.00% 2030		495	471
			10,425

Health care 1.79%
Abbott Laboratories 3.40% 2023		98	99
Abbott Laboratories 3.75% 2026		292	295
Aetna, Inc. 2.80% 2023		55	55
AmerisourceBergen Corp. 0.737% 2023		853	840
AstraZeneca Finance LLC 1.20% 2026		600	546
AstraZeneca Finance LLC 1.75% 2028		444	396
AstraZeneca PLC 3.375% 2025		445	443
Baxter International, Inc. 2.272% 2028[5]		979	873
Becton, Dickinson and Company 3.734% 2024		17	17
Boston Scientific Corp. 3.45% 2024		296	296
CVS Health Corp. 1.30% 2027		1,134	994
CVS Health Corp. 4.30% 2028		282	283
GlaxoSmithKline PLC 3.375% 2023		750	756
HCA, Inc. 3.375% 2029[5]		483	445
Merck & Co., Inc. 1.90% 2028		1,138	1,027
Novartis Capital Corp. 1.75% 2025		1,006	970
Novartis Capital Corp. 2.00% 2027		275	259
Pfizer, Inc. 2.95% 2024		485	485
Shire PLC 2.875% 2023		48	48
Thermo Fisher Scientific, Inc. 1.75% 2028		385	340
UnitedHealth Group, Inc. 1.15% 2026		495	451
UnitedHealth Group, Inc. 2.00% 2030		148	128
UnitedHealth Group, Inc. 2.30% 2031		200	175
			10,221

Utilities 1.58%
Ameren Corp. 2.50% 2024		373	366
Connecticut Light and Power Co. 3.20% 2027		1,025	1,002
Duke Energy Progress, LLC 3.375% 2023		786	792
Duke Energy Progress, LLC 3.70% 2028		200	198
Florida Power & Light Company 2.85% 2025		225	222
NextEra Energy Capital Holdings, Inc. 2.25% 2030		1,276	1,092
Pacific Gas and Electric Co. 3.45% 2025		150	144
Pacific Gas and Electric Co. 3.75% 2028		150	138
Pacific Gas and Electric Co. 2.50% 2031		175	139
Pacific Gas and Electric Co. 3.30% 2040		50	36
Southern California Edison Co. 0.975% 2024		925	875
Southern California Edison Co. 3.70% 2025		1,000	999
Southern California Edison Co. 2.85% 2029		1,000	903
Tampa Electric Co. 2.60% 2022		350	350
Virginia Electric and Power Co. 3.10% 2025		1,040	1,027
Xcel Energy, Inc. 3.35% 2026		749	733
			9,016

66	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Information technology 1.47%
Adobe, Inc. 1.90% 2025	USD	647	$625
Analog Devices, Inc. 1.70% 2028		418	367
Apple, Inc. 0.70% 2026		1,135	1,037
Apple, Inc. 1.20% 2028		1,418	1,243
Broadcom Corp. / Broadcom Cayman Finance, Ltd. 3.875% 2027		185	181
Broadcom, Inc. 1.95% 2028[5]		123	107
Broadcom, Ltd. 3.625% 2024		270	272
Fidelity National Information Services, Inc. 1.15% 2026		783	709
Fidelity National Information Services, Inc. 1.65% 2028		129	112
Fiserv, Inc. 3.20% 2026		670	649
Fiserv, Inc. 2.25% 2027		527	483
Fortinet, Inc. 1.00% 2026		696	620
Intuit, Inc. 0.95% 2025		255	236
Intuit, Inc. 1.35% 2027		235	209
Microsoft Corp. 2.40% 2026		500	483
Oracle Corp. 2.30% 2028		668	583
PayPal Holdings, Inc. 1.65% 2025		481	455
			8,371

Energy 1.47%
Boardwalk Pipeline Partners LP 4.95% 2024		460	471
BP Capital Markets PLC 4.234% 2028		437	439
Canadian Natural Resources, Ltd. 2.05% 2025		996	939
Enbridge Energy Partners LP 5.875% 2025		230	244
Energy Transfer Partners LP 4.20% 2023		155	157
Energy Transfer Partners LP 4.50% 2024		90	91
Equinor ASA 3.625% 2028		165	163
Exxon Mobil Corp. 2.019% 2024		127	124
Exxon Mobil Corp. 2.44% 2029		183	168
Kinder Morgan, Inc. 3.15% 2023		495	496
MPLX LP 3.375% 2023		75	75
MPLX LP 4.00% 2028		350	340
ONEOK, Inc. 4.55% 2028		638	636
ONEOK, Inc. 6.35% 2031		469	513
Phillips 66 3.85% 2025		1,253	1,262
Pioneer Natural Resources Company 1.125% 2026		238	216
SA Global Sukuk, Ltd. 1.602% 2026[5]		1,505	1,388
Saudi Arabian Oil Co. 1.625% 2025[5]		200	186
Schlumberger BV 4.00% 2025[5]		165	166
Williams Companies, Inc. 3.50% 2030		248	231
Williams Companies, Inc. 2.60% 2031		45	39
			8,344

Real estate 1.11%
Alexandria Real Estate Equities, Inc. 3.95% 2028		60	59
Alexandria Real Estate Equities, Inc. 1.875% 2033		596	469
American Campus Communities, Inc. 3.75% 2023		300	302
American Campus Communities, Inc. 4.125% 2024		415	420
American Tower Corp. 1.45% 2026		982	877
American Tower Corp. 1.60% 2026		717	652
Corporate Office Properties LP 2.75% 2031		294	250
Equinix, Inc. 1.80% 2027		326	287
Equinix, Inc. 2.00% 2028		433	377
Essex Portfolio LP 3.50% 2025		490	487
Gaming and Leisure Properties, Inc. 3.35% 2024		242	239
Public Storage 1.85% 2028		553	493

Private Client Services Funds	67

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Corporate bonds, notes & loans (continued)
Real estate (continued)
Public Storage 1.95% 2028	USD	770	$685
Scentre Group 3.50% 2025[5]		250	248
Sun Communities Operating LP 2.30% 2028		559	491
			6,336

Materials 0.58%
Air Products and Chemicals, Inc. 1.50% 2025		757	711
Dow Chemical Co. 3.625% 2026		250	249
Dow Chemical Co. 2.10% 2030		1,000	849
DowDuPont, Inc. 4.493% 2025		515	525
LYB International Finance III, LLC 2.25% 2030		496	422
Vale Overseas, Ltd. 3.75% 2030		587	531
			3,287

Total corporate bonds, notes & loans			158,758

Asset-backed obligations 10.82%
Aesop Funding LLC, Series 2019-2A, Class A, 3.35% 2025[5,6]		750	744
Aesop Funding LLC, Series 2020-2, Class A, 2.02% 2027[5,6]		539	505
Aesop Funding LLC, Series 2020-2A, Class B, 2.96% 2027[5,6]		138	132
Affirm Asset Securitization Trust, Series 2021-A, Class A, 0.88% 2025[5,6]		462	459
Affirm Asset Securitization Trust, Series 2021-B, Class A, 1.03% 2026[5,6]		1,136	1,087
Affirm Asset Securitization Trust, Series 2021-Z2, Class A, 1.17% 2026[5,6]		521	507
Allegro CLO, Ltd., Series 2016-1A, Class AR2, (3-month USD-LIBOR + 0.95%) 1.994% 2030[5,6,7]		708	707
Allegro CLO, Ltd., Series 2017-1A, Class AR, (3-month USD-LIBOR + 0.95%) 1.994% 2030[5,6,7]		492	489
Ares CLO, Ltd., Series 2017-42A, Class AR, (3-month USD-LIBOR + 0.92%) 2.056% 2028[5,6,7]		913	910
Ballyrock CLO, Ltd., Series 2019-2A, Class A1AR, (3-month USD-LIBOR + 1.00%) 1.48% 2030[5,6,7]		1,095	1,087
Bankers Healthcare Group Securitization Trust, Series 2021-A, Class A, 1.42% 2033[5,6]		90	85
Bankers Healthcare Group Securitization Trust, Series 2021-B, Class A, 0.90% 2034[5,6]		176	171
CarMaxAuto Owner Trust, Series 2019-2, Class A3, 2.68% 2024[6]		199	200
CarMaxAuto Owner Trust, Series 2019-2, Class A4, 2.77% 2024[6]		805	807
CarMaxAuto Owner Trust, Series 2019-2, Class B, 3.01% 2024[6]		775	776
CarMaxAuto Owner Trust, Series 2019-2, Class C, 3.16% 2025[6]		1,150	1,152
Castlelake Aircraft Securitization Trust, Series 2021-1, Class A, 2.868% 2037[5,6]		586	530
Castlelake Aircraft Securitization Trust, Series 2017-1R, Class A, 2.741% 2041[5,6]		181	159
Cent CLO, Ltd., Series 2014-21A, Class AR, (3-month USD-LIBOR + 0.97%) 2.195% 2030[5,6,7]		1,557	1,548
CF Hippolyta LLC, Series 2020-1, Class A1, 1.69% 2060[5,6]		1,003	932
CF Hippolyta LLC, Series 2020-1, Class A2, 1.99% 2060[5,6]		163	146
CF Hippolyta LLC, Series 2020-1, Class B1, 2.28% 2060[5,6]		262	245
CF Hippolyta LLC, Series 2020-1, Class B2, 2.60% 2060[5,6]		92	83
CF Hippolyta LLC, Series 2021-1, Class A1, 1.53% 2061[5,6]		452	412
CLI Funding VI, LLC, Series 2020-1A, Class A, 2.08% 2045[5,6]		404	370
CLI Funding VIII, LLC, Series 2021-1A, Class A, 1.64% 2046[5,6]		524	473
CPS Auto Receivables Trust, Series 2022-B, Class A, 2.88% 2026[5,6]		682	681
Drive Auto Receivables Trust, Series 2020-1, Class C, 2.36% 2026[6]		1,614	1,616
Drivetime Auto Owner Trust, Series 2020-1, Class B, 2.16% 2024[5,6]		86	86
Dryden Senior Loan Fund, CLO, Series 2017-47A, Class A1R, (3-month USD-LIBOR + 0.98%) 2.024% 2028[5,6,7]		1,614	1,608
EDvestinU Private Education Loan LLC, Series 2021-A, Class A, 1.80% 2045[5,6]		77	70
Enterprise Fleet Financing, LLC, Series 2022-1, Class A2, 3.03% 2028[5,6]		1,201	1,190
Exeter Automobile Receivables Trust, Series 2021-4A, Class A3, 0.68% 2025[6]		628	619
First Investors Auto Owner Trust, Series 2021-1A, Class A, 0.45% 2026[5,6]		160	158
FirstKey Homes Trust, Series 2020-SFR2, Class A, 1.266% 2037[5,6]		237	216
Ford Credit Auto Owner Trust, Series 2020-A, Class A3, 1.04% 2024[6]		271	270
Ford Credit Auto Owner Trust, Series 2020-1, Class A, 2.04% 2031[5,6]		582	558
Ford Credit Auto Owner Trust, Series 2021-1, Class A, 1.37% 2033[5,6]		439	402
GCI Funding I LLC, Series 2020-1, Class A, 2.82% 2045[5,6]		156	147
GCI Funding I LLC, Series 2021-1, Class A, 2.38% 2046[5,6]		423	383
Global SC Finance V SRL, Series 2020-1A, Class A, 2.17% 2040[5,6]		1,256	1,171
Global SC Finance VII SRL, Series 2020-2A, Class A, 2.26% 2040[5,6]		839	782
Global SC Finance VII SRL, Series 2021-1A, Class A, 1.86% 2041[5,6]		1,016	925

68	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Asset-backed obligations (continued)
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class A, 1.21% 2025[5,6]	USD	1,138	$1,070
Hertz Vehicle Financing III, LLC, Series 2021-1A, Class B, 1.56% 2025[5,6]		122	115
Hertz Vehicle Financing III, LLC, Series 2022-1A, Class A, 1.99% 2026[5,6]		614	581
Hertz Vehicle Financing III, LLC, Series 2022-4A, Class A, 3.73% 2026[5,6]		1,200	1,191
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class A, 1.68% 2027[5,6]		1,234	1,105
Hertz Vehicle Financing III, LLC, Series 2021-2A, Class B, 2.12% 2027[5,6]		132	119
Hertz Vehicle Financing III, LLC, Series 2022-2A, Class A, 2.33% 2028[5,6]		1,680	1,543
Hertz Vehicle Financing III, LLC, Series 2022-5A, Class A, 3.89% 2028[5,6]		1,250	1,238
Honda Auto Receivables Owner Trust, Series 2019-2, Class A3, 2.52% 2023[6]		268	269
Longfellow Place CLO, Ltd., Series 2013-1A, Class AR3, (3-month USD-LIBOR + 1.00%) 2.044% 2029[5,6,7]		524	522
Madison Park Funding, Ltd., CLO, Series 2015-17A, Class AR2, (3-month USD-LIBOR + 1.00%) 2.098% 2030[5,6,7]		1,665	1,657
Marathon CLO, Ltd., Series 2017-9A, Class A1AR, (3-month USD-LIBOR + 1.15%) 2.194% 2029[5,6,7]		597	595
Mercury Financial Credit Card Master Trust, Series 2021-1A, Class A, 1.54% 2026[5,6]		1,100	1,065
Mission Lane Credit Card Master Trust, Series 2021-A, Class A, 1.59% 2026[5,6]		380	369
Navient Student Loan Trust, Series 2021-A, Class A, 0.84% 2069[5,6]		136	127
Navient Student Loan Trust, Series 2021-C, Class A, 1.06% 2069[5,6]		655	617
Navient Student Loan Trust, Series 2021-G, Class A, 1.58% 2070[5,6]		1,455	1,367
Navigator Aircraft ABS, Ltd., Series 2021-1, Class A, 2.771% 2046[5,6]		1,167	1,060
Nelnet Student Loan Trust, Series 2021-C, Class AFX, 1.32% 2062[5,6]		1,563	1,461
Nelnet Student Loan Trust, Series 2021-A, Class APT1, 1.36% 2062[5,6]		781	724
Nelnet Student Loan Trust, Series 2021-B, Class AFX, 1.42% 2062[5,6]		1,466	1,354
New Economy Assets Phase 1 Issuer, LLC, Series 2021-1, Class A1, 1.91% 2061[5,6]		2,723	2,447
Newark BSL CLO 2, Ltd., Series 2017-1A, Class A1R, (3-month USD-LIBOR + 0.97%) 2.154% 2030[5,6,7]		529	525
Nissan Auto Receivables Owner Trust, Series 2019-A, Class A-3, 2.90% 2023[6]		66	66
Oportun Funding LLC, Series 2021-B, Class A, 1.47% 2031[5,6]		288	270
Palmer Square Loan Funding, CLO, Series 2021-4A, Class A1, (3-month USD-LIBOR + 0.80%) 1.844% 2029[5,6,7]		1,371	1,361
Palmer Square Loan Funding, CLO, Series 2021-1, Class A1, (3-month USD-LIBOR + 0.90%) 1.963% 2029[5,6,7]		162	161
Palmer Square Loan Funding, CLO, Series 2021-4A, Class A2, (3-month USD-LIBOR + 1.40%) 2.444% 2029[5,6,7]		856	851
Palmer Square Loan Funding, CLO, Series 2020-4, Class A1, (3-month USD-LIBOR + 1.00%) 1.498% 2028[5,6,7]		332	331
Race Point CLO, Ltd., Series 2015-9A, Class A1A2, (3-month USD-LIBOR + 0.94%) 1.984% 2030[5,6,7]		1,390	1,386
Santander Drive Auto Receivables Trust, Series 2019-3, Class C, 2.49% 2025[6]		158	158
SMB Private Education Loan Trust, Series 2021-A, Class A1, (1-month USD-LIBOR + 0.50%) 1.054% 2053[5,6,7]		18	18
SMB Private Education Loan Trust, Series 2021-A, Class APT2, 1.07% 2053[5,6]		220	200
SOLRR Aircraft Aviation Holding, Ltd., Series 2021-1, Class A, 2.636% 2046[5,6]		633	577
Sound Point CLO, Ltd., Series 2015-1RA, Class AR, (3-month USD-LIBOR + 1.08%) 2.124% 2030[5,6,7]		895	891
Sprite, Ltd., Series 2021-1, Class A, 3.75% 2046[5,6]		965	880
Stellar Jay Ireland DAC, Series 2021-1, Class A, 3.967% 2041[5,6]		857	796
Stonepeak Infrastructure Partners, Series 2021-1A, Class AA, 2.301% 2033[5,6]		342	321
SuttonPark Structured Settlements, Series 2021-1, Class A, 1.95% 2075[5,6]		479	451
Textainer Marine Containers, Ltd., Series 2021-1A, Class A, 1.68% 2046[5,6]		188	168
Textainer Marine Containers, Ltd., Series 2021-2A, Class A, 2.23% 2046[5,6]		1,104	1,009
Toyota Auto Loan Extended Note Trust, Series 2019-1, Class A, 2.56% 2031[5,6]		1,250	1,232
Toyota Auto Loan Extended Note Trust, Series 2020-1, Class A, 1.35% 2033[5,6]		445	417
Toyota Auto Receivables Owner Trust, Series 2019-B, Class A3, 2.57% 2023[6]		242	243
Triton Container Finance VIII LLC, Series 2020-1, Class A, 2.11% 2045[5,6]		1,109	1,013
Triton Container Finance VIII LLC, Series 2021-1, Class A, 1.86% 2046[5,6]		747	665
Westlake Automobile Receivables Trust, Series 2021-3A, Class A2, 0.57% 2024[5,6]		1,471	1,457
			61,641

Mortgage-backed obligations 10.01%
Federal agency mortgage-backed obligations 5.79%
Fannie Mae Pool #889995 5.50% 2038[6]		139	147
Fannie Mae Pool #MA4387 2.00% 2041[6]		804	723
Fannie Mae Pool #AI5236 5.00% 2041[6]		253	270
Fannie Mae Pool #AI8806 5.00% 2041[6]		44	47
Fannie Mae, Series 2007-33, Class HE, 5.50% 2037[6]		3	3
Fannie Mae, Series 2012-M13, Class A2, Multi Family, 2.377% 2022[6]		7	7
Fannie Mae, Series 2015-M4, Class AV2, Multi Family, 2.509% 2022[6,7]		2	2
Fannie Mae, Series 2016-M2, Class AV2, Multi Family, 2.152% 2023[6]		249	248
Fannie Mae, Series 2016-M3, Class ASQ2, Multi Family, 2.263% 2023[6]		13	13
Fannie Mae, Series 2013-M12, Class APT, Multi Family, 2.478% 2023[6,7]		237	236

Private Client Services Funds	69

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Federal agency mortgage-backed obligations (continued)
Fannie Mae, Series 2017-M3, Class AV2, Multi Family, 2.631% 2024[6,7]	USD	232	$229
Fannie Mae, Series 2017-M10, Class AV2, Multi Family, 2.639% 2024[6,7]		401	399
Fannie Mae, Series 2017-M15, Class AV2, Multi Family, 2.662% 2024[6,7]		267	263
Fannie Mae, Series 2016-M9, Class A1, Multi Family, 2.003% 2026[6]		26	26
Fannie Mae, Series 2016-M5, Class A1, Multi Family, 2.073% 2026[6]		295	290
Fannie Mae, Series 2016-M11, Class A1, Multi Family, 2.08% 2026[6]		450	441
Fannie Mae, Series 2016-M12, Class A1, Multi Family, 2.132% 2026[6]		43	43
Fannie Mae, Series 2016-M4, Class A1, Multi Family, 2.187% 2026[6]		204	200
Fannie Mae, Series 2017-M7, Class A2, Multi Family, 2.961% 2027[6,7]		454	451
Freddie Mac, Series 3272, Class PA, 6.00% 2037[6]		9	9
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-1, Class HA, 3.00% 2056[6,7]		338	330
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class MA, 3.00% 2056[6]		241	237
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-2, Class HA, 3.00% 2056[6,7]		241	235
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class HT, 3.25% 2057[6,7]		143	139
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2018-2, Class MT, 3.50% 2057[6]		309	303
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2017-4, Class MT, 3.50% 2057[6]		153	150
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-2, Class MA, 3.50% 2058[6]		1,225	1,219
Freddie Mac Seasoned Credit Risk Transfer Trust, Series 2019-4, Class MA, 3.00% 2059[6]		1,225	1,202
Freddie Mac Seasoned Loan Structured Transaction Trust, Series 2018-1, Class A1, 3.50% 2028[6]		1,334	1,319
Government National Mortgage Assn. 2.00% 2052[6,8]		2,893	2,620
Government National Mortgage Assn. 3.00% 2052[6,8]		6,000	5,720
Government National Mortgage Assn. Pool #694836 5.665% 2059[6]		1	2
Government National Mortgage Assn. Pool #776095 4.851% 2064[6]		1	1
Government National Mortgage Assn. Pool #AA7554 6.64% 2064[6]		8	8
Government National Mortgage Assn., Series 2012-H20, Class PT, 1.419% 2062[6,7]		229	229
Uniform Mortgage-Backed Security 3.00% 2052[6,8]		10,000	9,411
Uniform Mortgage-Backed Security 3.50% 2052[6,8]		6,000	5,806
			32,978

Collateralized mortgage-backed obligations (privately originated) 2.34%
Cascade Funding Mortgage Trust, Series 2020-HB4, Class A, 0.946% 2030[5,6,7]		164	162
Cascade Funding Mortgage Trust, Series 2021-HB6, Class A, 0.898% 2036[5,6,7]		1,042	1,030
Credit Suisse Mortgage Trust, Series 2017-RPL3, Class A1, 2.00% 2060[5,6,7]		298	287
Finance of America Structured Securities Trust, Series 2019-JR2, Class A1, 2.00% 2069[5,6]		564	607
GCAT, Series 2021-NQM6, Class A1, 1.855% 2066[5,6,7]		1,011	967
Home Partners of America Trust, Series 2021-2, Class A, 1.901% 2026[5,6]		552	505
Legacy Mortgage Asset Trust, Series 2019-GS5, Class A1, 3.20% 2059[5,6,7]		458	458
Legacy Mortgage Asset Trust, Series 2019-GS7, Class A1, 3.25% 2059[5,6,7]		772	771
Mello Warehouse Securitization Trust, Series 2020-2, Class A, (1-month USD-LIBOR + 0.80%) 1.468% 2053[5,6,7]		466	464
Mello Warehouse Securitization Trust, Series 2021-3, Class A, (1-month USD-LIBOR + 0.85%) 1.518% 2055[5,6,7]		808	797
MRA Issuance Trust, Series 2020-10, Class A3, (1-month USD-LIBOR + 1.30%) 1.755% 2022[5,6,7]		436	433
NewRez Warehouse Securitization Trust, Series 2021-1, Class A, (1-month USD-LIBOR + 0.75%) 1.418% 2055[5,6,7]		5,557	5,520
RMF Proprietary Issuance Trust, Series 2019-1, Class A, 2.75% 2063[5,6,7]		254	248
Tricon Residential, Series 2021-SFR1, Class A, 1.943% 2038[5,6]		1,174	1,075
			13,324

Commercial mortgage-backed securities 1.88%
Bank Commercial Mortgage Trust, Series 2022-BNK40, Class A4, 3.051% 2064[6,7]		255	245
BX Trust, Series 2021-SDMF, Class A, (1-month USD-LIBOR + 0.589%) 1.143% 2034[5,6,7]		1,240	1,201
BX Trust, Series 2021-VOLT, Class A, (1-month USD-LIBOR + 0.70%) 1.254% 2036[5,6,7]		693	679

70	Private Client Services Funds

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Mortgage-backed obligations (continued)
Commercial mortgage-backed securities (continued)
BX Trust, Series 2021-ARIA, Class A, (1-month USD-LIBOR + 0.899%) 1.453% 2036[5,6,7]	USD	664	$648
BX Trust, Series 2021-VOLT, Class B, (1-month USD-LIBOR + 0.95%) 1.504% 2036[5,6,7]		509	497
BX Trust, Series 2021-SOAR, Class A, (1-month USD-LIBOR + 0.67%) 1.224% 2038[5,6,7]		870	849
BX Trust, Series 2021-SOAR, Class B, (1-month USD-LIBOR + 0.87%) 1.424% 2038[5,6,7]		327	319
BX Trust, Series 2021-SOAR, Class C, (1-month USD-LIBOR + 1.10%) 1.654% 2038[5,6,7]		221	215
Extended Stay America Trust, Series 2021-ESH, Class A, (1-month USD-LIBOR + 1.08%) 1.635% 2038[5,6,7]		260	257
Extended Stay America Trust, Series 2021-ESH, Class B, (1-month USD-LIBOR + 1.38%) 1.935% 2038[5,6,7]		191	188
Hawaii Hotel Trust, Series 2019-MAUI, Class A, (1-month USD-LIBOR + 1.15%) 1.704% 2038[5,6,7]		1,500	1,484
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2021-410T, Class A, 2.287% 2042[5,6]		461	417
LUXE Commercial Mortgage Trust, Series 2021-TRIP, Class A, (1-month USD-LIBOR + 1.05%) 1.604% 2038[5,6,7]		1,343	1,318
Manhattan West Mortgage Trust, Series 2020-1MW, Class A, 2.13% 2039[5,6]		1,262	1,143
MHC Commercial Mortgage Trust, CMO, Series 2021-MHC, Class A, (1-month USD-LIBOR + 0.801%) 1.355% 2026[5,6,7]		460	452
Motel 6 Trust, Series 2021-MTL6, Class A, (1-month USD-LIBOR + 0.90%) 1.454% 2038[5,6,7]		120	119
SREIT Trust, Series 2021-MFP, Class A, (1-month USD-LIBOR + 0.731%) 1.285% 2038[5,6,7]		721	708
			10,739

Total mortgage-backed obligations			57,041

Bonds & notes of governments & government agencies outside the U.S. 3.86%
Asian Development Bank 0.625% 2024		1,526	1,446
Canada 2.875% 2025		2,555	2,551
Canada 0.75% 2026		2,350	2,149
Denmark (Kingdom of) 0.125% 2022[5]		660	655
Denmark (Kingdom of) 0.125% 2022		655	650
European Investment Bank 2.75% 2025		2,249	2,237
European Investment Bank 0.75% 2026		758	687
Inter-American Development Bank 0.50% 2024		500	473
Japan Bank for International Cooperation 2.875% 2025		792	786
KfW 0.375% 2025		1,010	930
Kommunalbanken 0.50% 2024[5]		442	416
Kommunalbanken 0.375% 2025[5]		2,000	1,830
Kommuninvest i Sverige Aktiebolag 0.25% 2023[5]		905	879
Manitoba (Province of) 3.05% 2024		200	201
Ontario (Province of) 3.20% 2024		500	503
Ontario Teachers’ Finance Trust 0.875% 2026[5]		902	816
Ontario Teachers’ Finance Trust 3.00% 2027[5]		2,000	1,977
Quebec (Province of) 0.60% 2025		1,600	1,475
Saudi Arabia (Kingdom of) 4.00% 2025[5]		430	437
Saudi Arabia (Kingdom of) 4.50% 2030[5]		445	466
United Mexican States 4.15% 2027		460	461
			22,025

Federal agency bonds & notes 3.14%
Fannie Mae 2.375% 2023		2,442	2,452
Fannie Mae 0.875% 2030		2,563	2,139
Federal Farm Credit Banks 1.75% 2025		1,333	1,292
Freddie Mac 0.25% 2023		3,439	3,358
Freddie Mac 0.375% 2025		9,449	8,670
			17,911

Private Client Services Funds	71

Capital Group Core Bond Fund

Bonds, notes & other debt instruments (continued)	Principal amount (000)		Value (000)
Municipals 0.73%
California 0.13%
Golden State Tobacco Securitization Corp., Enhanced Tobacco Settlement Asset-Backed Bonds, Series 2021-A-1, 2.532% 2028	USD	830	$760

Florida 0.44%
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 1.258% 2025		1,140	1,066
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 1.705% 2027		805	733
Board of Administration Fin. Corp., Rev. Bonds, Series 2020-A, 2.154% 2030		810	710
			2,509
New York 0.15%
Dormitory Auth., Taxable State Personal Income Tax Rev. Bonds (General Purpose), Series 2021-C, 1.748% 2028		965	860

Washington 0.01%
Energy Northwest, Electric Rev. Bonds (Columbia Generating Station), Series 2015-B, 2.814% 2024		20	20

Total municipals			4,149

Total bonds, notes & other debt instruments (cost: $587,870,000)			561,926

Short-term securities 5.40%		Shares
Money market investments 5.40%
Capital Group Central Cash Fund 0.32%[9,10]		307,824	30,782

Total short-term securities (cost: $30,782,000)			30,782
Total investment securities 104.00% (cost: $618,652,000)			592,708
Other assets less liabilities (4.00%)			(22,823)

Net assets 100.00%			$569,885

Futures contracts

Contracts	Type	Number of contracts	Expiration	Notional amount (000)		Value and unrealized (depreciation) appreciation at 4/30/2022 (000)
2 Year U.S. Treasury Note Futures	Long	31	June 2022	USD	6,535	$(17)
10 Year Ultra U.S. Treasury Note Futures	Long	136	June 2022		17,544	(1,553)
10 Year U.S. Treasury Note Futures	Short	43	June 2022		(5,123)	138
20 Year U.S. Treasury Bond Futures	Short	4	June 2022		(563)	5
30 Year Ultra U.S. Treasury Bond Futures	Short	3	June 2022		(481)	72
						$(1,355)

Investments in affiliates10

	Value of affiliate at 11/1/2021 (000)	Additions (000)	Reductions (000)	Net realized loss (000)	Net unrealized appreciation (000)	Value of affiliate at 4/30/2022 (000)	Dividend income (000)
Short-term securities 5.40%
Money market investments 5.40%
Capital Group Central Cash Fund 0.32%[9]	$63,951	$80,082	$113,253	$(1)	$3	$30,782	$35

72	Private Client Services Funds

Capital Group Core Bond Fund

[1]	Amount less than one thousand.
[2]	All or a portion of this security was pledged as collateral. The total value of pledged collateral was $611,000, which represented .11% of the net assets of the fund.
[3]	Index-linked bond whose principal amount moves with a government price index.
[4]	Step bond; coupon rate may change at a later date.
[5]	Acquired in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. May be resold in the U.S. in transactions exempt from registration, normally to qualified institutional buyers. The total value of all such securities was $125,570,000, which represented 22.03% of the net assets of the fund.
[6]	Principal payments may be made periodically. Therefore, the effective maturity date may be earlier than the stated maturity date.
[7]	Coupon rate may change periodically. Reference rate and spread are as of the most recent information available. Some coupon rates are determined by the issuer or agent based on current market conditions; therefore, the reference rate and spread are not available.
[8]	Purchased on a TBA basis.
[9]	Rate represents the seven-day yield at 4/30/2022.
[10]	Part of the same “group of investment companies” as the fund as defined under the Investment Company Act of 1940, as amended.

Key to abbreviations

Assn. = Association

Auth. = Authority

CLO = Collateralized Loan Obligations

CMO = Collateralized Mortgage Obligations

DAC = Designated Activity Company

Fin. = Finance

LIBOR = London Interbank Offered Rate

Rev. = Revenue

SOFR = Secured Overnight Financing Rate

TBA = To be announced

USD = U.S. dollars

Private Client Services Funds	73

Financial statements

Statements of assets and liabilities	unaudited
at April 30, 2022	(dollars in thousands)

	Capital Group Core Municipal Fund		Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund
Assets:
Investment securities, at value:
Unaffiliated issuers	$688,646		$122,688	$622,615
Affiliated issuers	—		—	—
Cash	3,693		118	3,888
Cash collateral pledged for futures contracts	278		50	438
Receivables for:
Sales of investments	881		203	—
Sales of fund’s shares	108		15	1,683
Dividends and interest	6,333		1,141	5,607
Services provided by related parties	—		3	—
Variation margin on futures contracts	46		6	79
Total assets	699,985		124,224	634,310

Liabilities:
Payables for:
Purchases of investments	6,771		62	2,664
Repurchases of fund’s shares	2,067		31	224
Investment advisory services	146		27	131
Variation margin on futures contracts	—		—	—
Other	—	*	—	—	*
Total liabilities	8,984		120	3,019
Net assets at April 30, 2022	$691,001		$124,104	$631,291

Net assets consist of:
Capital paid in on shares of beneficial interest	$724,480		$129,281	$657,824
Total accumulated loss	(33,479)		(5,177)	(26,533)
Net assets at April 30, 2022	$691,001		$124,104	$631,291

Investment securities, at cost:
Unaffiliated issuers	$719,702		$126,662	$649,357
Affiliated issuers	—		—	—
Shares outstanding	69,309		12,639	62,568
Net asset value per share	$9.97		$9.82	$10.09

See end of statements of assets and liabilities for footnote.

See notes to financial statements.

74	Private Client Services Funds

Financial statements (continued)

Statements of assets and liabilities	unaudited
at April 30, 2022 (continued)	(dollars in thousands)

	Capital Group California Short-Term Municipal Fund		Capital Group Core Bond Fund
Assets:
Investment securities, at value:
Unaffiliated issuers	$122,451		$561,926
Affiliated issuers	—		30,782
Cash	93		21
Cash collateral pledged for futures contracts	101		—
Receivables for:
Sales of investments	—		2,076
Sales of fund’s shares	—	*	43
Dividends and interest	1,137		1,855
Services provided by related parties	2		—
Variation margin on futures contracts	12		13
Total assets	123,796		596,716

Liabilities:
Payables for:
Purchases of investments	1,776		26,462
Repurchases of fund’s shares	37		211
Investment advisory services	26		118
Variation margin on futures contracts	—		40
Other	—	*	—	*
Total liabilities	1,839		26,831
Net assets at April 30, 2022	$121,957		$569,885

Net assets consist of:
Capital paid in on shares of beneficial interest	$126,699		$608,238
Total accumulated loss	(4,742)		(38,353)
Net assets at April 30, 2022	$121,957		$569,885

Investment securities, at cost:
Unaffiliated issuers	$126,562		$587,870
Affiliated issuers	—		30,782
Shares outstanding	12,377		59,422
Net asset value per share	$9.85		$9.59

*	Amount less than one thousand.

See notes to financial statements.

Private Client Services Funds	75

Financial statements (continued)

Statements of operations	unaudited
for the six months ended April 30, 2022	(dollars in thousands)

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund
Investment income:
Income (net of non-U.S. taxes*):
Dividends from affiliated issuers	$—	$—	$—
Interest	5,302	1,006	4,365
	5,302	1,006	4,365
Fees and expenses*:
Investment advisory services	958	218	818
Transfer agent services	6	1	5
Reports to shareholders	7	3	6
Registration statement and prospectus	50	40	7
Trustees’ compensation	27	6	23
Auditing and legal	12	3	10
Custodian	3	2	3
Other	4	1	4
Total fees and expenses before reimbursements	1,067	274	876
Less reimbursements of fees and expenses:
Miscellaneous fee reimbursements	—	37	—
Total reimbursements of fees and expenses	—	37	—
Total fees and expenses after reimbursements	1,067	237	876
Net investment income	4,235	769	3,489

Net realized loss and unrealized depreciation:
Net realized (loss) gain on:
Investments in:
Unaffiliated issuers	(3,382)	(1,314)	(1,964)
Affiliated issuers	—	—	—
Futures contracts	548	32	1,617
	(2,834)	(1,282)	(347)
Net unrealized (depreciation) appreciation on:
Investments in:
Unaffiliated issuers	(40,764)	(5,483)	(37,403)
Affiliated issuers	—	—	—
Futures contracts	347	55	512
	(40,417)	(5,428)	(36,891)
Net realized loss and unrealized depreciation	(43,251)	(6,710)	(37,238)

Net decrease in net assets resulting from operations	$(39,016)	$(5,941)	$(33,749)

See end of statements of operations for footnote.

See notes to financial statements.

76	Private Client Services Funds

Financial statements (continued)

Statements of operations	unaudited
for the six months ended April 30, 2022 (continued)	(dollars in thousands)

	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
Investment income:
Income (net of non-U.S. taxes*):
Dividends from affiliated issuers	$—	$35
Interest	747	5,993
	747	6,028

Fees and expenses*:
Investment advisory services	195	769
Transfer agent services	1	5
Reports to shareholders	3	6
Registration statement and prospectus	2	44
Trustees’ compensation	6	22
Auditing and legal	3	10
Custodian	2	3
Other	1	3
Total fees and expenses before reimbursements	213	862
Less reimbursements of fees and expenses:
Miscellaneous fee reimbursements	3	—
Total reimbursements of fees and expenses	3	—
Total fees and expenses after reimbursements	210	862
Net investment income	537	5,166

Net realized loss and unrealized depreciation:
Net realized (loss) gain on:
Investments in:
Unaffiliated issuers	(946)	(3,933)
Affiliated issuers	—	(1)
Futures contracts	248	(1,624)
	(698)	(5,558)
Net unrealized (depreciation) appreciation on:
Investments in:
Unaffiliated issuers	(5,368)	(33,901)
Affiliated issuers	—	3
Futures contracts	62	(848)
	(5,306)	(34,746)
Net realized loss and unrealized depreciation	(6,004)	(40,304)

Net decrease in net assets resulting from operations	$(5,467)	$(35,138)

*	Additional information related to non-U.S. taxes and fees and expenses is included in the notes to financial statements.

See notes to financial statements.

Private Client Services Funds	77

Financial statements (continued)

Statements of changes in net assets	(dollars in thousands)

	Capital Group Core Municipal Fund		Capital Group Short-Term Municipal Fund		Capital Group California Core Municipal Fund
	Six months ended April 30, 2022*	Year ended October 31, 2021	Six months ended April 30, 2022*	Year ended October 31, 2021	Six months ended April 30, 2022*	Year ended October 31, 2021
Operations:
Net investment income	$4,235	$8,695	$769	$1,749	$3,489	$7,489
Net realized (loss) gain	(2,834)	5,536	(1,282)	867	(347)	3,773
Net unrealized depreciation	(40,417)	(7,892)	(5,428)	(1,894)	(36,891)	(7,594)
Net (decrease) increase in net assets resulting from operations	(39,016)	6,339	(5,941)	722	(33,749)	3,668

Distributions paid to shareholders	(9,576)	(15,834)	(1,321)	(2,260)	(8,042)	(12,004)

Net capital share transactions	(45,460)	142,622	(71,357)	(3,942)	8,952	45,429

Total (decrease) increase in net assets	(94,052)	133,127	(78,619)	(5,480)	(32,839)	37,093

Net assets:
Beginning of period	785,053	651,926	202,723	208,203	664,130	627,037
End of period	$691,001	$785,053	$124,104	$202,723	$631,291	$664,130

	Capital Group California Short-Term Municipal Fund		Capital Group Core Bond Fund
	Six months ended April 30, 2022*	Year ended October 31, 2021	Six months ended April 30, 2022*	Year ended October 31, 2021
Operations:
Net investment income	$537	$1,441	$5,166	$8,165
Net realized (loss) gain	(698)	589	(5,558)	(614)
Net unrealized depreciation	(5,306)	(1,785)	(34,746)	(11,019)
Net (decrease) increase in net assets resulting from operations	(5,467)	245	(35,138)	(3,468)

Distributions paid to shareholders	(1,059)	(2,083)	(5,199)	(22,116)

Net capital share transactions	(53,236)	(15,782)	(30,173)	102,154

Total (decrease) increase in net assets	(59,762)	(17,620)	(70,510)	76,570

Net assets:
Beginning of period	181,719	199,339	640,395	563,825
End of period	$121,957	$181,719	$569,885	$640,395

*	Unaudited.

See notes to financial statements.

78	Private Client Services Funds

Notes to financial statements	unaudited

1. Organization

Capital Group Private Client Services Funds (the “series”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company. The series consists of five funds: Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund (each a “fund,” collectively the “funds”). The assets of each fund are segregated, with each fund accounted for separately.

Each fund’s investment objectives are as follows:

Capital Group Core Municipal Fund — Seeks to provide current income exempt from federal income tax and to preserve capital.

Capital Group Short-Term Municipal Fund — Seeks to preserve capital and secondarily to provide current income exempt from federal income tax.

Capital Group California Core Municipal Fund — Seeks to provide current income exempt from federal and California income taxes and to preserve capital.

Capital Group California Short-Term Municipal Fund — Seeks to preserve capital and secondarily to provide current income exempt from federal and California income taxes.

Capital Group Core Bond Fund — Seeks to provide current income and to preserve capital.

On March 11, 2022, the board of trustees unanimously approved participation in the reorganizations of Capital Group Core Municipal Fund with and into Limited Term Tax-Exempt Bond Fund of America, Capital Group Short-Term Municipal Fund with and into American Funds Short-Term Tax-Exempt Bond Fund, and Capital Group Core Bond Fund with and into The Bond Fund of America. The proposed reorganizations are subject to shareholder approval. If approved by shareholders, the proposed reorganizations are expected to take effect by December 31, 2022.

2. Significant accounting policies

Each fund is an investment company that applies the accounting and reporting guidance issued in Topic 946 by the U.S. Financial Accounting Standards Board. Each fund’s financial statements have been prepared to comply with U.S. generally accepted accounting principles (“U.S. GAAP”). These principles require the funds’ investment adviser to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Subsequent events, if any, have been evaluated through the date of issuance in the preparation of the financial statements. The funds follow the significant accounting policies described in this section, as well as the valuation policies described in the next section on valuation.

Security transactions and related investment income — Security transactions are recorded by the funds as of the date the trades are executed with brokers. Realized gains and losses from security transactions are determined based on the specific identified cost of the securities. In the event a security is purchased with a delayed payment date, the funds will segregate liquid assets sufficient to meet their payment obligations. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Market discounts, premiums and original issue discounts on fixed-income securities are amortized daily over the expected life of the security.

Distributions paid to shareholders — Income dividends and capital gain distributions are recorded on the ex-dividend date.

Currency translation — Assets and liabilities, including investment securities, denominated in currencies other than U.S. dollars are translated into U.S. dollars at the exchange rates supplied by one or more pricing vendors on the valuation date. Purchases and sales of investment securities and income and expenses are translated into U.S. dollars at the exchange rates on the dates of such transactions. The effects of changes in exchange rates on investment securities are included with the net realized gain or loss and net unrealized appreciation or depreciation on investments in the funds’ statements of operations. The realized gain or loss and unrealized appreciation or depreciation resulting from all other transactions denominated in currencies other than U.S. dollars are disclosed separately.

Private Client Services Funds	79

3. Valuation

Capital Research and Management Company (“CRMC”), the funds’ investment adviser, values each fund’s investments at fair value as defined by accounting principles generally accepted in the United State of America. The net asset value per share of each fund is calculated once daily as of the close of regular trading on the New York Stock Exchange, normally 4 p.m. New York time, each day the New York Stock Exchange is open.

Methods and inputs — The funds’ investment adviser uses the following methods and inputs to establish the fair value of each fund’s assets and liabilities. Use of particular methods and inputs may vary over time based on availability and relevance as market and economic conditions evolve.

Equity securities are generally valued at the official closing price of, or the last reported sale price on, the exchange or market on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Prices for each security are taken from the principal exchange or market on which the security trades.

Fixed-income securities, including short-term securities, are generally valued at prices obtained from one or more pricing vendors. Vendors value such securities based on one or more of the inputs described in the following table. The table provides examples of inputs that are commonly relevant for valuing particular classes of fixed-income securities in which the funds are authorized to invest. However, these classifications are not exclusive, and any of the inputs may be used to value any other class of fixed-income security.

Fixed-income class	Examples of standard inputs
All	Benchmark yields, transactions, bids, offers, quotations from dealers and trading systems, new issues, spreads and other relationships observed in the markets among comparable securities; and proprietary pricing models such as yield measures calculated using factors such as cash flows, financial or collateral performance and other reference data (collectively referred to as “standard inputs”)
Corporate bonds, notes & loans; convertible securities	Standard inputs and underlying equity of the issuer
Bonds & notes of governments & government agencies	Standard inputs and interest rate volatilities
Mortgage-backed; asset-backed obligations	Standard inputs and cash flows, prepayment information, default rates, delinquency and loss assumptions, collateral characteristics, credit enhancements and specific deal information
Municipal securities	Standard inputs and, for certain distressed securities, cash flows or liquidation values using a net present value calculation based on inputs that include, but are not limited to, financial statements and debt contracts

When the funds’ investment adviser deems it appropriate to do so (such as when vendor prices are unavailable or deemed to be not representative), fixed-income securities will be valued in good faith at the mean quoted bid and ask prices that are reasonably and timely available (or bid prices, if ask prices are not available) or at prices for securities of comparable maturity, quality and type. Some securities may be valued based on their effective maturity or average life, which may be shorter than the stated maturity.

Securities with both fixed-income and equity characteristics, or equity securities traded principally among fixed-income dealers, are generally valued in the manner described for either equity or fixed-income securities, depending on which method is deemed most appropriate by the funds’ investment adviser. The Capital Group Central Cash Fund (“CCF”), a fund within the Capital Group Central Fund Series (“Central Funds”), is valued based upon a floating net asset value, which fluctuates with changes in the value of CCF’s portfolio securities. The underlying securities are valued based on the policies and procedures in CCF’s statement of additional information. Exchange-traded futures are generally valued at the official settlement price of the exchange or market on which such instruments are traded, as of the close of business on the day the futures are being valued.

80	Private Client Services Funds

Securities and other assets for which representative market quotations are not readily available or are considered unreliable by the funds’ investment adviser are fair valued as determined in good faith under fair valuation guidelines adopted by authority of the funds’ board of trustees as further described. The investment adviser follows fair valuation guidelines, consistent with U.S. Securities and Exchange Commission rules and guidance, to consider relevant principles and factors when making fair value determinations. The investment adviser considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type and cost of the security; contractual or legal restrictions on resale of the security; relevant financial or business developments of the issuer; actively traded similar or related securities; conversion or exchange rights on the security; related corporate actions; significant events occurring after the close of trading in the security; and changes in overall market conditions. In addition, the closing prices of equity securities that trade in markets outside U.S. time zones may be adjusted to reflect significant events that occur after the close of local trading but before the net asset value of each of the funds is determined. Fair valuations and valuations of investments that are not actively trading involve judgment and may differ materially from valuations that would have been used had greater market activity occurred.

Processes and structure — The funds’ board of trustees has delegated authority to the funds’ investment adviser to make fair value determinations, subject to board oversight. The investment adviser has established a Joint Fair Valuation Committee (the “Fair Valuation Committee”) to administer, implement and oversee the fair valuation process, and to make fair value decisions. The Fair Valuation Committee regularly reviews its own fair value decisions, as well as decisions made under its standing instructions to the investment adviser’s valuation teams. The Fair Valuation Committee reviews changes in fair value measurements from period to period and may, as deemed appropriate, update the fair valuation guidelines to better reflect the results of back testing and address new or evolving issues. The Fair Valuation Committee reports any changes to the fair valuation guidelines to the board of trustees. The funds’ board and audit committee also regularly review reports that describe fair value determinations and methods.

The funds’ investment adviser has also established a Fixed-Income Pricing Review Group to administer and oversee the fixed-income valuation process, including the use of fixed-income pricing vendors. This group regularly reviews pricing vendor information and market data. Pricing decisions, processes and controls over security valuation are also subject to additional internal reviews facilitated by the investment adviser’s global risk management group.

Classifications — The funds’ investment adviser classifies each fund’s assets and liabilities into three levels based on the inputs used to value the assets or liabilities. Level 1 values are based on quoted prices in active markets for identical securities. Level 2 values are based on significant observable market inputs, such as quoted prices for similar securities and quoted prices in inactive markets. Certain securities trading outside the U.S. may transfer between Level 1 and Level 2 due to valuation adjustments resulting from significant market movements following the close of local trading. Level 3 values are based on significant unobservable inputs that reflect the investment adviser’s determination of assumptions that market participants might reasonably use in valuing the securities. The valuation levels are not necessarily an indication of the risk or liquidity associated with the underlying investment. For example, U.S. government securities are reflected as Level 2 because the inputs used to determine fair value may not always be quoted prices in an active market. The funds’ valuation levels as of April 30, 2022 are as follows (dollars in thousands):

Capital Group Core Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$594,883	$—	$594,883
Short-term securities	—	93,763	—	93,763
Total	$—	$688,646	$—	$688,646

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$340	$—	$—	$340

*	Futures contracts are not included in the fund’s investment portfolio.

Private Client Services Funds	81

Capital Group Short-Term Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$105,373	$—	$105,373
Short-term securities	—	17,315	—	17,315
Total	$—	$122,688	$—	$122,688

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$32	$—	$—	$32

*	Futures contracts are not included in the fund’s investment portfolio.

Capital Group California Core Municipal Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$530,495	$—	$530,495
Short-term securities	—	92,120	—	92,120
Total	$—	$622,615	$—	$622,615

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$606	$—	$—	$606

*	Futures contracts are not included in the fund’s investment portfolio.

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
Municipals	$—	$100,451	$—	$100,451
Short-term securities	—	22,000	—	22,000
Total	$—	$122,451	$—	$122,451

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$62	$—	$—	$62

*	Futures contracts are not included in the fund’s investment portfolio.

82	Private Client Services Funds

Capital Group Core Bond Fund

	Investment securities
	Level 1	Level 2	Level 3	Total
Assets:
Bonds, notes & other debt instruments:
U.S. Treasury bonds & notes	$—	$240,401	$—	$240,401
Corporate bonds, notes & loans	—	158,758	—	158,758
Asset-backed obligations	—	61,641	—	61,641
Mortgage-backed obligations	—	57,041	—	57,041
Bonds & notes of governments & government agencies outside the U.S.	—	22,025	—	22,025
Federal agency bonds & notes	—	17,911	—	17,911
Municipals	—	4,149	—	4,149
Short-term securities	30,782	—	—	30,782
Total	$30,782	$561,926	$—	$592,708

	Other investments*
	Level 1	Level 2	Level 3	Total
Assets:
Unrealized appreciation on futures contracts	$215	$—	$—	$215
Liabilities:
Unrealized depreciation on futures contracts	(1,570)	—	—	(1,570)
Total	$(1,355)	$—	$—	$(1,355)

*	Futures contracts are not included in the fund’s investment portfolio.

4. Risk factors

Investing in the funds may involve certain risks including, but not limited to, those described below.

Market conditions — The prices of, and the income generated by, the securities held by the fund may decline — sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; and currency exchange rate, interest rate and commodity price fluctuations.

Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease) and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.

Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives.

Investing in debt instruments — The prices of, and the income generated by, bonds and other debt securities held by the fund may be affected by factors such as the interest rates, maturities and credit ratings of these securities.

Rising interest rates will generally cause the prices of bonds and other debt securities to fall. A general rise in interest rates may cause investors to sell debt securities on a large scale, which could also adversely affect the price and liquidity of debt securities and could also result in increased redemptions from the fund. Falling interest rates may cause an issuer to redeem, call or refinance a debt security before its stated maturity, which may result in the fund failing to recoup the full amount of its initial investment and having to reinvest the proceeds in lower yielding securities. Longer maturity debt securities generally have greater sensitivity to changes in interest rates and may be subject to greater price fluctuations than shorter maturity debt securities.

Private Client Services Funds	83

Bonds and other debt securities are also subject to credit risk, which is the possibility that the credit strength of an issuer or guarantor will weaken or be perceived to be weaker, and/or an issuer of a debt security will fail to make timely payments of principal or interest and the security will go into default. A downgrade or default affecting any of the fund’s securities could cause the value of the fund’s shares to decrease. Credit risk is gauged, in part, by the credit ratings of the debt securities in which the fund invests. However, ratings are only the opinions of the rating agencies issuing them and are not guarantees as to credit quality or an evaluation of market risk. The fund’s investment adviser relies on its own credit analysts to research issuers and issues in seeking to assess credit and default risks.

Credit and liquidity support — Changes in the credit quality of banks and financial institutions providing credit and liquidity support features with respect to securities held by the fund could cause the values of these securities to decline.

Investing in lower rated debt instruments — Lower rated bonds and other lower rated debt securities generally have higher rates of interest and involve greater risk of default or price declines due to changes in the issuer’s creditworthiness than those of higher quality debt securities. The market prices of these securities may fluctuate more than the prices of higher quality debt securities and may decline significantly in periods of general economic difficulty.

Liquidity risk — Certain fund holdings may be or may become difficult or impossible to sell, particularly during times of market turmoil. Liquidity may be impacted by the lack of an active market for a holding, legal or contractual restrictions on resale, or the reduced number and capacity of market participants to make a market in such holding. Market prices for less liquid or illiquid holdings may be volatile, and reduced liquidity may have an adverse impact on the market price of such holdings. Additionally, the sale of less liquid or illiquid holdings may involve substantial delays (including delays in settlement) and additional costs and the fund may be unable to sell such holdings when necessary to meet its liquidity needs or may be forced to sell at a loss.

Investing in similar municipal bonds — Investing significantly in municipal obligations of multiple issuers in the same state or backed by revenues of similar types of projects or industries may make the fund more susceptible to certain economic, political or regulatory occurrences. As a result, the fund has greater risk of volatility, and greater risk of loss, from these investments.

Investing in municipal bonds of issuers within the state of California — Because Capital Group California Core Municipal Fund and Capital Group California Short-Term Municipal Fund invest primarily in securities of issuers within the state of California, these funds are more susceptible to factors adversely affecting issuers of California securities than a comparable municipal bond mutual fund that does not concentrate its investments in a single state. For example, in the past, California voters have passed amendments to the state’s constitution and other measures that limit the taxing and spending authority of California governmental entities, and future voter initiatives may adversely affect California municipal bonds.

Investing in mortgage-related and other asset-backed securities — Mortgage-related securities, such as mortgage-backed securities, and other asset-backed securities, include debt obligations that represent interests in pools of mortgages or other income-bearing assets, such as consumer loans or receivables. While such securities are subject to the risks associated with investments in debt instruments generally (for example, credit, extension and interest rate risks), they are also subject to other and different risks. Mortgage-backed and other asset-backed securities are subject to changes in the payment patterns of borrowers of the underlying debt, potentially increasing the volatility of the securities and the fund’s net asset value. When interest rates fall, borrowers are more likely to refinance or prepay their debt before its stated maturity. This may result in the fund having to reinvest the proceeds in lower yielding securities, effectively reducing the fund’s income. Conversely, if interest rates rise and borrowers repay their debt more slowly than expected, the time in which the mortgage-backed and other asset-backed securities are paid off could be extended, reducing the fund’s cash available for reinvestment in higher yielding securities. Mortgage-backed securities are also subject to the risk that underlying borrowers will be unable to meet their obligations and the value of property that secures the mortgages may decline in value and be insufficient, upon foreclosure, to repay the associated loans. Investments in asset-backed securities are subject to similar risks.

Investing in securities backed by the U.S. government — Securities backed by the U.S. Treasury or the full faith and credit of the U.S. government are guaranteed only as to the timely payment of interest and principal when held to maturity. Accordingly, the current market values for these securities will fluctuate with changes in interest rates and the credit rating of the U.S. government. Securities issued by U.S. government-sponsored entities and federal agencies and instrumentalities that are not backed by the full faith and credit of the U.S. government are neither issued nor guaranteed by the U.S. government.

Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.

84	Private Client Services Funds

5. Certain investment techniques

Index-linked bonds — Capital Group Core Bond Fund has invested in index-linked bonds, which are fixed-income securities whose principal value is periodically adjusted to a government price index. Over the life of an index-linked bond, interest is paid on the adjusted principal value. Increases or decreases in the principal value of index-linked bonds are recorded as interest income in the fund’s statement of operations.

Mortgage dollar rolls — Capital Group Core Bond Fund has entered into mortgage dollar roll transactions in which the fund sells a mortgage-backed security to a counterparty and simultaneously enters into an agreement with the same counterparty to buy back a similar security on a specific future date at a predetermined price. Mortgage dollar rolls are accounted for as purchase and sale transactions, which may increase the funds’ portfolio turnover rates.

Futures contracts — Each fund has entered into futures contracts, which provide for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument for a specified price, date, time and place designated at the time the contract is made. Futures contracts are used to strategically manage portfolio volatility and downside equity risk.

Upon entering into futures contracts, and to maintain the fund’s open positions in futures contracts, the fund is required to deposit with a futures broker, known as a futures commission merchant (“FCM”), in a segregated account in the name of the FCM an amount of cash, U.S. government securities or other liquid securities, known as initial margin. The margin required for a particular futures contract is set by the exchange on which the contract is traded to serve as collateral, and may be significantly modified from time to time by the exchange during the term of the contract.

On a daily basis, each fund pays or receives variation margin based on the increase or decrease in the value of the futures contracts and records variation margin on futures contracts in each fund’s statement of assets and liabilities. In addition, each fund segregates liquid assets equivalent to the fund’s outstanding obligations under the contract in excess of the initial margin and variation margin, if any. Futures contracts may involve a risk of loss in excess of the variation margin shown on each fund’s statement of assets and liabilities. Each fund records realized gains or losses at the time the futures contract is closed or expires. Net realized gains or losses and net unrealized appreciation or depreciation from futures contracts are recorded in each fund’s statement of operations.

The following table presents the average month-end notional amounts of futures contracts while held for each fund (dollars in thousands):

Futures contracts
Capital Group Core Municipal Fund	$29,645
Capital Group Short-Term Municipal Fund	5,398
Capital Group California Core Municipal Fund	49,576
Capital Group California Short-Term Municipal	8,978
Capital Group Core Bond Fund	184,799

Private Client Services Funds	85

The following tables identify the location and fair value amounts on the funds’ statements of assets and liabilities and/or the effect on the funds’ statements of operations resulting from the funds’ use of futures contracts, interest rate swaps and credit default swaps as of, or for the six months ended April 30, 2022 (dollars in thousands):

Capital Group Core Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$340	Unrealized depreciation*	$—

		Net realized gain		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized gain on futures contracts	$548	Net unrealized appreciation on futures contracts	$347

Capital Group Short-Term Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$32	Unrealized depreciation*	$—

		Net realized gain		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized gain on futures contracts	$32	Net unrealized appreciation on futures contracts	$55

Capital Group California Core Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$606	Unrealized depreciation*	$—

		Net realized gain		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized gain on futures contracts	$1,617	Net unrealized appreciation on futures contracts	$512

See end of tables for footnote.

86	Private Client Services Funds

Capital Group California Short-Term Municipal Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$62	Unrealized depreciation*	$—

		Net realized gain		Net unrealized appreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized gain on futures contracts	$248	Net unrealized appreciation on futures contracts	$62

Capital Group Core Bond Fund

		Assets		Liabilities
Contracts	Risk type	Location on statement of assets and liabilities	Value	Location on statement of assets and liabilities	Value
Futures	Interest	Unrealized appreciation*	$215	Unrealized depreciation*	$1,570

		Net realized loss		Net unrealized depreciation
Contracts	Risk type	Location on statement of operations	Value	Location on statement of operations	Value
Futures	Interest	Net realized loss on futures contracts	$(1,624)	Net unrealized depreciation on futures contracts	$(848)

*	Includes cumulative appreciation/depreciation on futures contracts as reported in the applicable table following each fund’s investment portfolio. Only current day’s variation margin is reported within each fund’s statement of assets and liabilities.

Collateral — Each fund participates in a collateral program that calls for the funds to either receive or pledge highly liquid assets, such as cash or U.S. government securities, as collateral due to their use of futures contracts and/or future delivery contracts. For futures contracts, the program calls for the fund to pledge collateral for initial and variation margin by contract. For future delivery contracts, the program calls for the fund to either receive or pledge collateral based on the net gain or loss on unsettled contracts by certain counterparties. The purpose of the collateral is to cover potential losses that could occur in the event that either party cannot meet its contractual obligations. Non-cash collateral pledged by the fund, if any, is disclosed in the fund’s investment portfolio, and cash collateral pledged by the fund, if any, is held in a segregated account with the fund’s custodian, which is reflected as pledged cash collateral in each fund’s statement of assets and liabilities.

6. Taxation and distributions

Federal income taxation — Each fund complies with the requirements under Subchapter M of the Internal Revenue Code applicable to regulated investment companies and each intends to distribute substantially all of its net income and net capital gains each year. The funds are not subject to income taxes to the extent taxable income and net capital gains are distributed. Therefore, no federal income tax provision is required.

As of and during the period ended April 30, 2022, none of the funds had a liability for any unrecognized tax benefits. Each fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in their respective statements of operations. During the period, none of the funds incurred any significant interest or penalties.

Each fund’s tax returns are generally not subject to examination by federal, state and, if applicable, non-U.S. tax authorities after the expiration of each jurisdiction’s statute of limitations, which is typically three years after the date of filing but can be extended in certain jurisdictions.

Private Client Services Funds	87

Distributions — Distributions determined on a tax basis may differ from net investment income and net realized gains for financial reporting purposes. These differences are due primarily to different treatment for items such as short-term capital gains and losses; capital losses related to sales of certain securities within 30 days of purchase; income on certain investments; amortization of premiums and discounts; paydowns on fixed-income securities; net capital losses and cost of investments sold. The fiscal year in which amounts are distributed may differ from the year in which the net investment income and net realized gains are recorded by the funds for financial reporting purposes.

Additional tax basis disclosures for each fund are as follows (dollars in thousands):

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
As of October 31, 2021
Undistributed ordinary income	$2,465	$535	$1,100	$112	$99
Undistributed tax-exempt income	90	26	889	9	—
Undistributed long-term capital gains	2,811	—	2,586	405	—
Capital loss carryforward*	—	—	—	—	(3,316)
As of April 30, 2022
Gross unrealized appreciation on investments	866	61	930	70	1,089
Gross unrealized depreciation on investments	(31,536)	(4,002)	(27,075)	(4,117)	(28,406)
Net unrealized depreciation on investments	(30,670)	(3,941)	(26,145)	(4,047)	(27,317)
Cost of investments	719,656	126,661	649,366	126,559	618,670

*	Each fund’s capital loss carryforwards will be used to offset any capital gains realized by each fund in the current year or in subsequent years. Each fund will not make distributions from capital gains while a capital loss carryforward remains.

Distributions paid by each fund were characterized for tax purposes as follows (dollars in thousands):

	Six months ended April 30, 2022
	Tax-exempt income	Ordinary income	Long-term capital gains	Total distributions paid
Capital Group Core Municipal Fund	$4,295	$2,469	$2,812	$9,576
Capital Group Short-Term Municipal Fund	785	536	—	1,321
Capital Group California Core Municipal Fund	4,350	1,103	2,589	8,042
Capital Group California Short-Term Municipal Fund	540	113	406	1,059
Capital Group Core Bond Fund	—	5,199	—	5,199

	Year ended October 31, 2021
	Tax-exempt income	Ordinary income	Long-term capital gains	Total distributions paid
Capital Group Core Municipal Fund	$8,677	$2,349	$4,808	$15,834
Capital Group Short-Term Municipal Fund	1,747	513	—	2,260
Capital Group California Core Municipal Fund	6,692	841	4,471	12,004
Capital Group California Short-Term Municipal Fund	1,439	117	527	2,083
Capital Group Core Bond Fund	—	15,330	6,786	22,116

7. Fees and transactions with related parties

CRMC, the funds’ investment adviser, is the parent company of American Funds Service Company® (“AFS”), the funds’ transfer agent. CRMC and AFS are considered related parties to each fund.

Investment advisory services — Each fund has an investment advisory and service agreement with CRMC that provides for monthly fees accrued daily. The fee for Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund is 0.25% of the daily net assets of each fund.

88	Private Client Services Funds

Transfer agent services — Each fund has a shareholder services agreement with AFS under which each fund compensates AFS for providing transfer agent services. These services include recordkeeping, shareholder communications and transaction processing. In addition, each fund reimburses AFS for amounts paid to third parties for performing transfer agent services on behalf of fund shareholders.

Miscellaneous fee reimbursements — CRMC has agreed to reimburse a portion of miscellaneous fees and expenses for Capital Group Short-Term Municipal Fund to limit the fund’s total annual operating expenses to 0.30% (as a percentage of daily net assets). Miscellaneous expenses exclude investment advisory services fees. These reimbursements may be adjusted or discontinued by CRMC, subject to any restrictions in the series’ prospectus. For the six months ended April 30, 2022, total fees and expenses reimbursed by CRMC were $37,000 for Capital Group Short-Term Municipal Fund. CRMC will not recoup all or a portion of these reimbursements. Fees and expenses in each fund’s statement of operations are presented gross of any reimbursements from CRMC.

Affiliated officers and trustees — Officers and certain trustees of the series are or may be considered to be affiliated with CRMC. No affiliated officers or trustees received any compensation directly from the series.

Investment in CCF — Capital Group Core Bond Fund holds shares of CCF, an institutional prime money market fund managed by CRMC. CCF invests in high-quality, short-term money market instruments and is used as the primary investment vehicle for the fund’s short-term investments. CCF shares are only available for purchase by CRMC, its affiliates, and other funds managed by CRMC. CCF shares are not available to the public. CRMC does not receive an investment advisory services fee from CCF.

Security transactions with related funds — The funds may purchase from, or sell securities to, other CRMC-managed funds (or accounts managed by certain affiliates of CRMC) under procedures adopted by the funds’ board of trustees. The funds involved in such transactions are considered related by virtue of having a common investment adviser (or affiliated investment advisers), common trustees and/or common officers. When such transactions occur, each transaction is executed at the current market price of the security and no brokerage commissions or fees are paid in accordance with Rule 17a-7 of the 1940 Act.

The following table presents purchase and sales transactions, if any, between each fund and related funds and the net realized gains from such sales as of April 30, 2022 (dollars in thousands):

Fund	Purchases	Sales	Net realized loss
Capital Group Core Municipal Fund	$903	$5,393	$(124)
Capital Group Short-Term Municipal Fund	—	14,661	(346)
Capital Group California Core Municipal Fund	4,261	2,904	(160)
Capital Group California Short-Term Municipal Fund	1,069	—	—
Capital Group Core Bond Fund	—	396	(30)

Interfund lending — Pursuant to an exemptive order issued by the SEC, the funds, along with other CRMC-managed funds (or funds managed by certain affiliates of CRMC), may participate in an interfund lending program. The program provides an alternate credit facility that permits the funds to lend or borrow cash for temporary purposes directly to or from one another, subject to the conditions of the exemptive order. The funds did not lend or borrow cash through the interfund lending program at any time during the six months ended ended April 30, 2022.

Private Client Services Funds	89

8. Indemnifications

The series’ organizational documents provide board members and officers with indemnification against certain liabilities or expenses in connection with the performance of their duties to the series. In the normal course of business, the series may also enter into contracts that provide general indemnifications. Each fund’s maximum exposure under these arrangements is unknown since it is dependent on future claims that may be made against the series. The risk of material loss from such claims is considered remote. Insurance policies are also available to the series’ board members and officers.

9. Capital share transactions

Capital share transactions in the funds were as follows (dollars and shares in thousands):

	Sales		Reinvestment of distributions		Repurchases		Net (decrease) increase
Fund	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares

Six months ended April 30, 2022

Capital Group Core Municipal Fund	$55,574	5,303	$9,552	912	$(110,586)	(10,797)	$(45,460)	(4,582)
Capital Group Short-Term Municipal Fund	37,788	3,701	1,319	130	(110,464)	(10,959)	(71,357)	(7,128)
Capital Group California Core Municipal Fund	51,203	4,851	8,043	760	(50,294)	(4,795)	8,952	816
Capital Group California Short-Term Municipal Fund	10,753	1,063	1,059	104	(65,048)	(6,445)	(53,236)	(5,278)
Capital Group Core Bond Fund	50,773	5,074	5,160	519	(86,106)	(8,682)	(30,173)	(3,089)

Year ended October 31, 2021

Capital Group Core Municipal Fund	$191,931	17,895	$15,789	1,472	$(65,098)	(6,065)	$142,622	13,302
Capital Group Short-Term Municipal Fund	135,966	13,169	2,260	219	(142,168)	(13,767)	(3,942)	(379)
Capital Group California Core Municipal Fund	103,909	9,577	12,004	1,106	(70,484)	(6,480)	45,429	4,203
Capital Group California Short-Term Municipal Fund	68,363	6,590	2,083	201	(86,228)	(8,316)	(15,782)	(1,525)
Capital Group Core Bond Fund	109,167	10,477	21,938	2,097	(28,951)	(2,773)	102,154	9,801

10. Investment transactions

The funds made purchases and sales of investment securities during the six months ended April 30, 2022, as follows (dollars in thousands):

	Capital Group Core Municipal Fund	Capital Group Short-Term Municipal Fund	Capital Group California Core Municipal Fund	Capital Group California Short-Term Municipal Fund	Capital Group Core Bond Fund
Purchases of investment securities*	$127,558	$25,421	$117,713	$25,982	$354,460
Sales of investment securities*	146,901	80,490	110,996	72,573	369,294

*	Excludes short-term securities and U.S. government obligations, if any.

90	Private Client Services Funds

Financial highlights

		(Loss) income from investment operations[1]			Dividends and distributions
Year ended	Net asset value, beginning of year	Net investment income	Net (losses) gains on securities (both realized and unrealized)	Total from investment operations	Dividends (from net investment income)	Distributions (from capital gains)	Total dividends and distributions	Net asset value, end of year	Total return[2]	Net assets, end of year (in millions)	Ratio of expenses to average net assets before reimbursements[3]	Ratio of expenses to average net assets after reimbursements[2,3]	Ratio of net income to average net assets[2]
Capital Group Core Municipal Fund
4/30/2022[4,5]	$10.62	$.06	$(.58)	$(.52)	$(.06)	$(.07)	$(.13)	$9.97	(4.96)%[6]	$691	.28%[7]	.28%[7]	1.11%[7]
10/31/2021	10.76	.13	(.02)	.11	(.13)	(.12)	(.25)	10.62	.99	785	.28	.28	1.20
10/31/2020	10.55	.18	.22	.40	(.18)	(.01)	(.19)	10.76	3.87	652	.28	.28	1.70
10/31/2019	10.15	.22	.40	.62	(.22)	—	(.22)	10.55	6.15	584	.28	.28	2.11
10/31/2018	10.41	.21	(.26)	(.05)	(.19)	(.02)	(.21)	10.15	(.32)	474	.27	.27	2.04
10/31/2017	10.48	.21	(.07)	.14	(.21)	— [8]	(.21)	10.41	1.39	442	.35	.34	2.02
Capital Group Short-Term Municipal Fund
4/30/2022[4,5]	$10.26	$.04	$(.40)	$(.36)	$(.05)	$(.03)	$(.08)	$9.82	(3.57)%[6]	$124	.32%[7]	.27%[7]	.88%[7]
10/31/2021	10.33	.09	(.04)	.05	(.09)	(.03)	(.12)	10.26	.43	203	.31	.30	.87
10/31/2020	10.15	.14	.18	.32	(.14)	—	(.14)	10.33	3.16	208	.32	.30	1.36
10/31/2019	9.93	.19	.22	.41	(.19)	—	(.19)	10.15	4.19	127	.35	.30	1.92
10/31/2018	10.09	.17	(.18)	(.01)	(.15)	—	(.15)	9.93	.05	138	.32	.30	1.67
10/31/2017	10.11	.14	(.02)	.12	(.14)	— [8]	(.14)	10.09	1.26	150	.41	.35	1.42
Capital Group California Core Municipal Fund
4/30/2022[4,5]	$10.75	$.06	$(.59)	$(.53)	$(.07)	$(.06)	$(.13)	$10.09	(4.99)%[6]	$631	.27%[7]	.27%[7]	1.07%[7]
10/31/2021	10.90	.13	(.08)	.05	(.11)	(.09)	(.20)	10.75	.53	664	.27	.27	1.17
10/31/2020	10.73	.17	.18	.35	(.17)	(.01)	(.18)	10.90	3.29	627	.28	.28	1.55
10/31/2019	10.34	.20	.40	.60	(.20)	(.01)	(.21)	10.73	5.84	557	.28	.28	1.89
10/31/2018	10.57	.19	(.23)	(.04)	(.18)	(.01)	(.19)	10.34	(.27)	452	.27	.27	1.85
10/31/2017	10.69	.20	(.11)	.09	(.20)	(.01)	(.21)	10.57	.84	388	.35	.34	1.88
Capital Group California Short-Term Municipal Fund
4/30/2022[4,5]	$10.29	$.03	$(.40)	$(.37)	$(.04)	$(.03)	$(.07)	$9.85	(3.64)%[6]	$122	.27%[7]	.27%[7]	.69%[7]
10/31/2021	10.39	.08	(.07)	.01	(.08)	(.03)	(.11)	10.29	.12	182	.29	.29	.76
10/31/2020	10.28	.12	.11	.23	(.12)	—	(.12)	10.39	2.26	199	.30	.30	1.16
10/31/2019	10.06	.15	.22	.37	(.15)	—	(.15)	10.28	3.55	164	.32	.30	1.46
10/31/2018	10.21	.13	(.15)	(.02)	(.12)	(.01)	(.13)	10.06	(.07)	129	.31	.30	1.28
10/31/2017	10.23	.11	(.02)	.09	(.11)	— [8]	(.11)	10.21	.97	120	.42	.35	1.11
Capital Group Core Bond Fund
4/30/2022[4,5]	$10.24	$.08	$(.65)	$(.57)	$(.08)	$—	$(.08)	$9.59	(5.56)%[6]	$570	.28%[7]	.28%[7]	1.68%[7]
10/31/2021	10.70	.14	(.20)	(.06)	(.15)	(.25)	(.40)	10.24	(.60)	640	.28	.28	1.36
10/31/2020	10.31	.18	.46	.64	(.19)	(.06)	(.25)	10.70	6.28	564	.28	.28	1.73
10/31/2019	9.82	.23	.48	.71	(.22)	—	(.22)	10.31	7.33	477	.28	.28	2.24
10/31/2018	10.14	.21	(.34)	(.13)	(.19)	—	(.19)	9.82	(1.14)	446	.28	.28	2.08
10/31/2017	10.31	.16	(.12)	.04	(.16)	(.05)	(.21)	10.14	.41	416	.35	.34	1.58

Portfolio turnover rate for all share classes,	Six months ended	Year ended October 31,
including mortgage dollar roll transactions[9,10]	April 30, 2022[4,5,6]	2021	2020	2019	2018	2017
Capital Group Core Bond Fund	27%	48%	80%	114%	41%	52%

Portfolio turnover rate for all share classes,	Six months ended	Year ended October 31,
including mortgage dollar roll transactions[10]	April 30, 2022[4,5,6]	2021	2020	2019	2018	2017
Capital Group Core Municipal Fund	20%	48%	62%	38%	55%	47%
Capital Group Short-Term Municipal Fund	17	51	58	50	70	42
Capital Group California Core Municipal Fund	19	38	37	22	69	27
Capital Group California Short-Term Municipal Fund	19	43	42	39	65	36
Capital Group Core Bond Fund	78	217	158	151	110	95

See end of tables for footnotes.

Private Client Services Funds	91

Financial highlights (continued)

[1]	Based on average shares outstanding.
[2]	This column reflects the impact, if any, of miscellaneous fee reimbursements from CRMC.
[3]	Ratios do not include expenses of any Central Funds. The fund indirectly bears its proportionate share of the expenses of any Central Funds, if applicable.
[4]	Based on operations for a period that is less than a full year.
[5]	Unaudited.
[6]	Not annualized.
[7]	Annualized.
[8]	Amount less than $.01.
[9]	Refer to Note 5 for further information on mortgage dollar rolls.
[10]	Rates do not include the fund’s portfolio activity with respect to any Central Funds, if applicable.

See notes to financial statements.

92	Private Client Services Funds

Expense example	unaudited

As a shareholder of the funds, you incur ongoing costs, including management fees and other expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the funds so you can compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire six-month period (November 1, 2021, through April 30, 2022).

Actual expenses:

The first line of each fund in the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading titled “Expenses paid during period” to estimate the expenses you paid on your account during this period.

Hypothetical example for comparison purposes:

The second line of each fund in the table below provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio for the share class and an assumed rate of return of 5.00% per year before expenses, which is not the actual return of the share class. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the fund and other funds. To do so, compare this 5.00% hypothetical example with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Notes:

Shareholders of the funds may be subject to an additional fee charged by CRMC’s Capital Group Private Client Services division for the ongoing services provided to the shareholder. You can estimate the impact of these fees by adding the amount of the fees to the total estimated expenses you paid on your account during the period as calculated above. In addition, your ending account value would be lower by the amount of these fees. Note that the expenses shown in the table are meant to highlight your ongoing costs only. The second line of each fund in the table below is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds.

	Beginning account value 11/1/2021	Ending account value 4/30/2022	Expenses paid during period*	Annualized expense ratio
Capital Group Core Municipal Fund
Actual return	$1,000.00	$950.43	$1.35	.28%
Assumed 5% return	1,000.00	1,023.41	1.40	.28
Capital Group Short-Term Municipal Fund
Actual return	$1,000.00	$964.27	$1.31	.27%
Assumed 5% return	1,000.00	1,023.46	1.35	.27
Capital Group California Core Municipal Fund
Actual return	$1,000.00	$950.09	$1.31	.27%
Assumed 5% return	1,000.00	1,023.46	1.35	.27
Capital Group California Short-Term Municipal Fund
Actual return	$1,000.00	$963.59	$1.31	.27%
Assumed 5% return	1,000.00	1,023.46	1.35	.27
Capital Group Core Bond Fund
Actual return	$1,000.00	$944.44	$1.35	.28%
Assumed 5% return	1,000.00	1,023.41	1.40	.28

*	The “expenses paid during period” are equal to the “annualized expense ratio,” multiplied by the average account value over the period, multiplied by the number of days in the period, and divided by 365 (to reflect the one-half year period).

Private Client Services Funds	93

Approval of Investment Advisory and Service Agreement

The series’ board has approved the continuation of the series’ Investment Advisory and Service Agreement (the “agreement”) with Capital Research and Management Company (“CRMC”) for an additional one-year term through July 31, 2023, with respect to the various series of the funds (each a “fund”). The board approved the agreement following the recommendation of the series’ Contracts Committee (the “committee”), which is composed of all the series’ independent board members. The board and the committee determined in the exercise of their business judgment that each fund’s advisory fee structure was fair and reasonable in relation to the services provided, and that approving the agreement was in the best interests of each fund and its shareholders.

The board and the committee noted that the board has approved the reorganization of each of Capital Group Core Bond Fund with and into The Bond Fund of America, Capital Group Core Municipal Fund with and into Limited Term Tax-Exempt Bond Fund of America, and Capital Group Short-Term Municipal Fund with and into American Funds Short-Term Tax-Exempt Bond Fund. The board and the committee took these approvals into account in their deliberations about the agreement and noted that each reorganization would be consummated only if approved by shareholders of the applicable fund party thereto.

In reaching the decision to approve the agreement, the board and the committee took into account their interactions with CRMC as well as information furnished to them throughout the year and otherwise provided to them, as well as information prepared specifically in connection with their review of the agreement, and were advised by their independent counsel with respect to the matters considered. They considered the following factors, among others, but did not identify any single issue or particular piece of information that, in isolation, was the controlling factor, and each board and committee member did not necessarily attribute the same weight to each factor.

1. Nature, extent and quality of services

The board and the committee considered the depth and quality of CRMC’s investment management process, including its global research capabilities; the experience, capability and integrity of its senior management and other personnel; the low turnover rates of its key personnel; the overall financial strength and stability of CRMC and the Capital Group organization; the resources and systems CRMC devotes to investment management (the manner in which each fund’s assets are managed, including liquidity management), financial, investment operations, compliance, trading, proxy voting, shareholder communications, and other services; and the ongoing evolution of CRMC’s organizational structure designed to maintain and strengthen these qualities. The board and the committee also considered the nature, extent and quality of administrative and shareholder services provided by CRMC to the funds under the agreement and other agreements, as well as the benefits to fund shareholders from investing in a fund that is part of a large family of funds. The board and the committee considered the risks assumed by CRMC in providing services to the funds, including operational, business, financial, reputational, regulatory and litigation risks. The board and the committee concluded that the nature, extent and quality of the services provided by CRMC have benefited and should continue to benefit the funds and their shareholders.

2. Investment results

The board and the committee considered the investment results of each fund in light of its objective. They compared each fund’s investment results with those of other funds (including funds that currently form the basis of the Lipper index for the category in which each fund is included) and data such as relevant market and fund indexes over various periods (including each fund’s lifetime) through December 31, 2021. They generally placed greater emphasis on investment results over longer term periods. On the basis of this evaluation and the board’s and the committee’s ongoing review of investment results, and considering the relative market conditions during certain reporting periods, the board and the committee concluded that each fund’s investment results have been sufficient for renewal of the agreement, and that CRMC’s record in managing the funds indicated that its continued management should benefit the funds and their shareholders.

3. Advisory fees and total expenses

The board and the committee compared the advisory fees and total expense levels of the funds to those of other relevant funds. They observed that each fund’s advisory fees and expenses generally compared favorably to those of other similar funds included in the comparable Lipper category. The board and the committee noted that, although the fees paid by CRMC clients with separately managed accounts generally were lower than those paid by the funds, the differences appropriately reflected the investment, operational, regulatory and market differences between advising the funds and separately managed accounts. They also recognized that the fees for certain separately managed accounts could be lower than those of the funds due to the sizes of the accounts and the clients’ overall relationships with CRMC. The board and the committee concluded that each fund’s cost structure was fair and reasonable in relation to the services provided, as well as in relation to the risks assumed by the adviser in sponsoring and managing the fund, and that each fund’s shareholders receive reasonable value in return for the advisory fees and other amounts paid to CRMC by each fund.

94	Private Client Services Funds

4. Ancillary benefits

The board and the committee considered a variety of other benefits that CRMC and its affiliates receive as a result of CRMC’s relationship with the funds, including fees paid to CRMC’s affiliated transfer agent; sales charges and distribution fees received and retained by the funds’ principal underwriter, an affiliate of CRMC; and possible ancillary benefits to CRMC and its institutional management affiliates in managing other investment vehicles. The board and the committee reviewed CRMC’s portfolio trading practices, noting that through December 31, 2018, CRMC benefited from research obtained with commissions from portfolio transactions made on behalf of each fund, and since that time has undertaken to bear the cost of obtaining such research. The board and the committee took these ancillary benefits into account in evaluating the reasonableness of the advisory fees and other amounts paid to CRMC by the funds.

5. Adviser financial information

The board and the committee reviewed information regarding CRMC’s costs of providing services to the funds, including personnel, systems and resources of investment, compliance, trading, accounting and other administrative operations. They considered CRMC’s costs and related cost allocation methodology as well as its track record of investing in technology, infrastructure and staff to maintain and expand services and capabilities, respond to industry and regulatory developments, and attract and retain qualified personnel. They noted information regarding the compensation structure for CRMC’s investment professionals. They reviewed information on the profitability of the investment adviser and its affiliates. The board and the committee also compared CRMC’s profitability and compensation data to the reported results and data of a number of large, publicly held investment management companies. The board and the committee noted the competitiveness and cyclicality of both the mutual fund industry and the capital markets, and the importance in that environment of CRMC’s long-term profitability for maintaining its independence, company culture and management continuity. They further considered CRMC’s reimbursement of fund expenses through voluntary fee caps and, as applicable, the sharing of potential economies of scale, or efficiencies, through breakpoints and other fee reductions and costs voluntarily absorbed. The board and the committee concluded that each fund’s advisory fee structure reflected a reasonable sharing of benefits between CRMC and the fund’s shareholders.

Private Client Services Funds	95

Liquidity Risk Management Program	unaudited

The series has adopted a liquidity risk management program (the “program”). The series’ board has designated Capital Research and Management Company (“CRMC”) as the administrator of the program. Personnel of CRMC or its affiliates conduct the day-to-day operation of the program pursuant to policies and procedures administered by the Capital Group Liquidity Risk Management Committee.

Under the program, CRMC manages each fund’s liquidity risk, which is the risk that the fund could not meet shareholder redemption requests without significant dilution of remaining shareholders’ interests in the fund. This risk is managed by monitoring the degree of liquidity of each fund’s investments, limiting the amount of each fund’s illiquid investments, and utilizing various risk management tools and facilities available to each fund for meeting shareholder redemptions, among other means. CRMC’s process of determining the degree of liquidity of each fund’s investments is supported by one or more third-party liquidity assessment vendors.

The series’ board reviewed a report prepared by CRMC regarding the operation and effectiveness of the program for the period October 1, 2020, through September 30, 2021. No significant liquidity events impacting any of the funds were noted in the report. In addition, CRMC provided its assessment that the program had been effective in managing each fund’s liquidity risk.

96	Private Client Services Funds

Office of the fund
6455 Irvine Center Drive
Irvine, CA 92618-4518

Investment adviser
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071-1406

Transfer agent for shareholder accounts
American Funds Service Company
(Write to the address nearest you.)

P.O. Box 6007
Indianapolis, IN 46206-6007

P.O. Box 2280
Norfolk, VA 23501-2280

Custodian of assets
State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111-2900

Counsel
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110-1726

Independent registered public accounting firm
PricewaterhouseCoopers LLP
601 South Figueroa Street
Los Angeles, CA 90017-3874

Principal underwriter
American Funds Distributors, Inc.
333 South Hope Street
Los Angeles, CA 90071-1406

Investors should carefully consider investment objectives, risks, charges and expenses. This and other important information is contained in the fund prospectuses, which can be obtained from Capital Research and Management Company by calling (800) 266-9532 and should be read carefully before investing.

Capital Group Private Client Services Fund files a complete list of its portfolio holdings with the U.S. Securities and Exchange Commission (SEC) for the first and third quarters of each fiscal year on Form NPORT-P. This filing is available free of charge on the SEC website (www.sec.gov). Additionally, the list of portfolio holdings is available by calling your relationship manager at (800) 266-9532.

The proxy voting procedures and policies of Capital Group Private Client Services Fund — which describe how we vote proxies relating to portfolio securities — are available upon request by calling your relationship manager at (800) 266-9532. The funds file their proxy voting records with the SEC for the 12 months ended June 30 by August 31. The report also is available on the SEC website or by calling your relationship manager.

BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. and its affiliates (collectively “Bloomberg”). Bloomberg or Bloomberg’s licensors own all proprietary rights in the Bloomberg Indices. Neither Bloomberg nor Bloomberg’s licensors approves or endorses this material, or guarantees the accuracy or completeness of any information herein, or makes any warranty, express or implied, as to the results to be obtained therefrom and, to the maximum extent allowed by law, neither shall have any liability or responsibility for injury or damages arising in connection therewith.

All Capital Group trademarks mentioned are owned by The Capital Group Companies, Inc., an affiliated company or fund. All other company and product names mentioned are the property of their respective companies.

If used as sales material after June 30, 2022, this report must be accompanied by the Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund and Capital Group Core Bond Fund quarterly results documents for the most recently completed calendar quarter.

American Funds Distributors, Inc., member FINRA.

[logo - The Capital Group]

Code of Ethics

June 2022

Capital Group associates are responsible for maintaining the highest ethical standards. The Code of Ethics is intended to help associates observe exemplary standards of integrity, honesty and trust. It sets out standards for our personal conduct, including personal investing, gifts and entertainment, outside business interests and affiliations, political contributions, insider trading, and client confidentiality.

Our fund shareholders and clients have placed their trust in Capital to manage their assets. As investment advisers, we act as fiduciaries to our clients. This means we owe them both a duty of care and a duty of loyalty.

Capital has earned a reputation over many years for acting with the highest integrity and ethics. Reputations are fragile, however, and Capital’s reputation can be harmed if any of us fails to act ethically and in the best interests of our clients. We each must hold ourselves to the highest standards of behavior, regardless of business custom, and strive to avoid even the appearance of impropriety. We all share this responsibility — if you have any doubt whether an action or circumstance is consistent with our standards, raise it.

Associates should be aware that their actions outside of the workplace can reflect on the ethics of our organization and potentially harm our reputation. For this reason, associates should exercise caution and good judgment in order to avoid having their actions outside of the workplace impact Capital, our workplace or our associates.

No set of rules can anticipate every possible situation, so it is essential that associates adhere to the spirit as well as the letter of the Code of Ethics. Any activity that compromises the trust our clients have placed in us, even if it does not expressly violate a rule, has the potential to harm our reputation. Associates are reminded of one of Capital’s core principles: that we must do the right thing as a matter of principle, not just in observance of policy.

In addition to the specific policies described below, associates have the following fundamental obligations under the Code of Ethics:

−	Associates must avoid those situations that might place, or appear to place, their personal interests in conflict with the interests of Capital, our clients or fund shareholders.
−	Associates must not take advantage of their role with Capital to benefit themselves or another party.
−	Associates must comply with the laws, rules and regulations that apply to us in the conduct of our business.
−	Associates must promptly report violations of the Code of Ethics.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies. Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

Working ethically

In order to maintain the highest ethical standards, Capital strives to recruit, hire and retain exceptional and diverse talent. We can only do so by offering a work environment where associates have a voice, feel respected and can thrive, grow, and bring their most authentic selves to the workplace. In order to help foster such an environment, we have established certain employment policies designed in part to ensure associates interact in a professional, productive and inclusive manner. All associates are expected to be familiar and comply with these and the other policies included in our Associate Handbooks. Because we hold ourselves to the highest ethical standards, our policies often exceed what may be required by law or observed at other companies.

The following sections summarize some of your obligations under the Associate Handbook. Due to their importance to our workplace, violation of the policies in our Associate Handbooks could result in disciplinary action, up to and including termination of employment.

Providing equal employment opportunities and preventing discrimination and harassment

All associates at Capital are responsible for maintaining a professional, inclusive work environment. As an equal opportunity employer, we do not tolerate discrimination. Our policies prohibit unlawful discrimination on the basis of race, religion, color, national origin, ancestry, sex (including gender, gender expression and gender identity), pregnancy, childbirth and related medical conditions, age, physical or mental disability, medical condition, genetic information, marital status, sexual orientation, citizenship status, AIDS/HIV status, political activities or affiliations, military or veteran status, status as a victim of domestic violence, assault or stalking or any other characteristic protected by federal, state or local law.

Harassment is a form of discrimination and violates our commitment to equal employment opportunities. Harassment in violation of our policies occurs when unwelcome comments or conduct based on a protected status unreasonably interfere with an associate’s work performance or create an intimidating, hostile or offensive work environment.

We are committed to promptly investigating and taking action to eliminate any discrimination and harassment that occurs in the workplace. When requested by our Human Resources or Legal Department, all associates are expected to cooperate fully in any investigation into a violation of our policies against discrimination and harassment. Our commitment is to address such claims promptly and to take corrective action as appropriate.

Associates are encouraged to report harassment to Human Resources, any manager in the organization or through our Open Line (contact information for Open Line is outlined below in Reporting requirements).

Close personal relationships in the office

When associates have a close personal, intimate or familial relationship in the workplace, it can create an actual or potential conflict of interest. It can also negatively impact the work environment. For this reason, Capital requires that all associates report any personal intimate or familial relationship with another associate or a business partner employee to Human Resources. Under this policy, certain relationships are prohibited, such as intimate relationships between managers and associates in their reporting lines.

Interacting with the public

Regardless of whether you are speaking on behalf of Capital or simply using social media for personal use, we expect all associates to maintain both client and firm confidentiality, and to protect the firm’s reputation. The lines between public and private, personal and professional, can become blurred, particularly within the realm of social media. By identifying yourself as a Capital associate within a social network, you are connected, either directly or indirectly, to colleagues, managers, clients and investors. Information originally intended for friends and family can be forwarded and, ultimately, lead to unintended consequences. For this reason, associates should exercise extra caution and good judgment and avoid mixing personal and business social networks and ensure that they abide by all local laws and regulations and applicable Capital policies, such as the policy against harassment.

Protecting sensitive information

Capital Group regularly creates, collects, and maintains valuable proprietary information, which is essential to our business operations and the performance of services for our clients. This information derives its value, in part, from not being generally known outside of Capital (hereinafter “Confidential Information”). It includes confidential electronic information in any medium, hard-copy information, and information shared orally or visually (such as by telephone or video conference). The confidentiality, integrity and limited availability of such information is regarded as fundamental to the successful business operations of Capital Group. The purpose of the Confidential Information Policy is to protect our information from disclosure – intentional or inadvertent – and to ensure that associates understand their obligation to protect and maintain its confidentiality.

Code of Ethics guidelines

No special treatment from broker-dealers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from broker-dealers may not be accepted. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

No excessive trading of Capital-affiliated funds

Associates should not engage in excessive trading of the American Funds or other Capital-managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

Ban on Initial Public Offerings (IPOs) and Initial Coin Offerings (ICOs)

All associates and immediate family members residing in the same household may not participate in IPOs or ICOs.

Exceptions for participation in IPOs are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Avoiding conflicts

Associates must avoid conflicts of interest that can occur when their business, financial or other interests interfere, or reasonably appear to interfere, with their duty to serve the interests of Capital and our clients. Conflicts of interest include any situation where financial or other personal factors compromise objectivity or professional judgment. Even the appearance of conflict could negatively impact Capital and harm our reputation.

Portfolio managers and investment analysts should be aware of the potential conflicts that can arise when they invest on behalf of fund shareholders and clients. The investments we make for our clients must be based on their best interests, and should not be, or appear to be, based on the self-interest of our associates. Accordingly, members of the investment group must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, has a material business, financial or personal relationship with a company that they hold or are eligible to purchase professionally. Examples of a material relationship include: (1) a family member serving as a senior officer or executive of a portfolio company, (2) significant beneficial ownership of a portfolio company by the associate or their family members, and (3) involvement by the associate or a family member in a significant transaction or business opportunity with a portfolio company.

In addition, associates should avoid conflicts related to Capital’s business, and therefore must not:

−	Engage in a business that competes, directly or indirectly, with the interests of Capital, or is related to their role or responsibilities at Capital;
−	Act for Capital in any transaction or business relationship that involves the associate, members of their family or other people or organizations with whom the associate or their family member(s) have a significant personal connection or financial interest;

−	Negotiate with Capital on behalf of any such people or organizations; or
−	Use or attempt to use their position at Capital to obtain any improper personal benefit for themselves, family member(s) or any other party.

No policy can anticipate every possible conflict of interest and all associates must be vigilant in guarding against anything that could color our judgment. Any associate who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest or perceived conflict of interest must disclose the matter promptly to a member of the Code of Ethics Team. If there is any doubt or if something does not feel consistent with our standards, raise the issue.

Any changes in a previously disclosed potential conflict, outside business interest or affiliation that could be relevant to an evaluation of a potential conflict must also be promptly disclosed. Examples of changes to disclose include: (1) a change in research coverage of an investment analyst to include a company with a family member serving as a senior executive (even if the senior executive relationship had previously been disclosed); (2) a change in an associate’s role to trader if the associate had previously disclosed a sibling who works as a sell-side trader; and 3) a change in the line of business or activities of an outside business interest of an associate.

Outside business interests/affiliations

Associates should avoid outside business interests or affiliations that may give rise to conflicts of interest or that may create divided loyalties, divert substantial amounts of their time, or compromise their independent judgment.

Associates must obtain approval from the Code of Ethics Team to serve on the board of directors or as an advisory board member of any public or private company. This rule does not apply to: (1) boards of Capital companies or funds; (2) board service that is a direct result of the associate’s responsibilities at Capital, such as for portfolio companies of private equity funds managed by Capital; or (3) boards of non-profit and charitable organizations. Associates must disclose to the Code of Ethics Team if they serve on the board of a non-profit or charitable organization that has issued or has future plans to issue publicly held securities, including debt obligations.

In addition, associates must disclose to the Code of Ethics Team if they or any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship:

−	serves as a board director or as an advisory board member of,
−	holds a senior officer position, such as CEO, CFO or Treasurer with, or
−	owns 5% or more, individually or together with other such family members, of any public company or any private company that may be reasonably expected to go public.

In addition to the disclosure obligations set forth above, associates should be mindful of and must disclose to the Code of Ethics Team any other outside business interest or activity that may present a conflict of interest or the appearance of a conflict of interest or that may compromise their independent judgment. For example, associates must disclose if they have a significant interest in a private company that does business with or competes with Capital, even if that company is not reasonably expected to go public.

Family members employed by a financial institution

Associates who are “Covered Associates” (as defined below) must disclose if any of their family members, such as parents, children, siblings, in-laws or other family members with whom they have a close relationship, is employed by a broker-dealer, investment adviser or other firm that provides investment research or trade execution services to Capital.

Requests for approval or questions may be directed to the Code of Ethics Team.

Other guidelines

Statements and disclosures about Capital, including those made to fund shareholders and clients and in regulatory filings, should be accurate and not misleading.

Reporting requirements

Annual certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code of Ethics should be directed to the associate’s manager or the Code of Ethics Team.

Reporting violations

All associates are responsible for complying with the Code of Ethics. As part of that responsibility, associates are obligated to report violations of the Code of Ethics promptly, including: (1) fraud or illegal acts involving any aspect of Capital’s business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund shareholders or clients. Deviations from controls or procedures that safeguard Capital, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate action will be taken, which may include reporting the matter to the firm’s regulator if determined to be appropriate by legal counsel. Once a violation has been reported, all associates are required to cooperate with Capital in the internal investigation of any matter by providing honest, truthful and complete information.

Associates may report confidentially to a manager/department head or to the Open Line Committee.

Associates may also contact the Chief Compliance Officers of CB&T, CIInc, CRC, CIAM, CRMC, or legal counsel employed with Capital.

Capital strictly prohibits retaliation against any associate who in good faith makes a complaint, raises a concern, provides information or otherwise assists in an investigation regarding any conduct that he or she reasonably believes to be in violation of the Code of Ethics. This policy is designed to ensure that associates comply with their obligations to report violations without fear of retaliation.

Policies

Capital’s policies regarding gifts and entertainment, political contributions, insider trading and personal investing are summarized below.

Gifts and Entertainment Policy

The Gifts and Entertainment Policy (Policy) is intended to ensure that gifts and entertainment involving associates do not raise questions of propriety regarding Capital’s business relationships or prospective business relationships, or Capital’s interactions with government officials. If a gift or entertainment is excessive, repetitive or extravagant, it can raise the appearance of favoritism or the potential for a conflict of interest. By understanding and following the Policy requirements, associates help Capital safeguard the company and ensure compliance with regulatory rules.

−	Associates may not accept from or give to any one individual or entity a gift or group of gifts exceeding in aggregate $100 in a 12-month calendar year period if such a person or entity conducts, or may conduct, business with Capital. Trading department associates are subject to different limits and reporting requirements and are generally not permitted to receive gifts. Trading associates may be asked to return gifts received.
−	Associates must receive approval from their manager and the Code of Ethics Team before accepting or extending entertainment with a market value greater than $500. This value is cumulative for associates and their invited guests. Trading department associates are prohibited from accepting entertainment, regardless of value, unless the associate or Capital pays.

Gifts or entertainment extended to a private-sector person by a Capital associate and approved by the associate’s manager for reimbursement by Capital do not need to be reported (or precleared). Trading department associates should report gifts and entertainment extended regardless of reimbursement. Dollar amounts refer to U.S. dollars.

Please note AFD/CGIIS associates are subject to separate policies regarding extending gifts and entertainment and are also required under the Policy to report all gifts and entertainment, regardless of value.

Capital Group is registered as a federal lobbyist and special rules apply to gifts and entertainment involving government officials and employees as a result. Associates must receive approval from Capital’s Code of Ethics Team prior to either: (1) hosting a federal government official or employee at a Capital facility if anything of value (e.g. food, tangible item) will be presented to that individual; or (2) providing anything of value to a federal government official or employee if Capital will pay or reimburse for the related cost.

Reporting

The limitations relating to gifts and entertainment apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding $50 and business entertainment in which an event exceeds $75 (although it is recommended that associates report all gifts and entertainment). Trading department associates should notify the Code of Ethics Team when gifts are received and report such gifts quarterly, whether the gift is received by an individual associate or by a department. In addition, trading associates should report gifts and entertainment extended regardless of reimbursement.

Charitable contributions

Associates must not allow Capital’s present or anticipated business to be a factor in soliciting political or charitable contributions from outside parties. In addition, it is generally not appropriate to solicit these outside parties or Capital associates for donations to a family-run non-profit organization, family foundation, donor-advised fund or other charitable organization in which an associate or their family members are significantly involved. Board membership alone would not be considered significant involvement.

Gifts and Entertainment Committee

The Gifts and Entertainment Committee oversees administration of the Policy. Questions regarding the Gifts and Entertainment Policy may be directed to the Code of Ethics Team.

Political Contributions Policy

Associates must be cautious when engaging in personal political activities, particularly when supporting officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms. Associates should not make political contributions to officials or candidates (in any country) for the purpose of influencing the hiring of a Capital Group company as an advisor to a governmental entity. Associates are encouraged to contact the Code of Ethics Team with any questions about this policy.

Associates may not use Capital offices or equipment to engage in political fundraising or solicitation activity, for example, hosting a fundraising event at the office or using Capital phones or email systems to help solicit donations for an elected official, a candidate, Political Action Committee (PAC) or political party. Associates may volunteer their time on behalf of a candidate or political organization but should limit volunteer activities to non-work hours.

For contributions or activities supporting candidates or political organizations within the U.S., we have adopted the guidelines set forth below, which apply to associates classified as “Restricted Associates.”

Guidelines for political contributions and activities within the U.S.

U.S. Securities and Exchange Commission (SEC) regulations limit political contributions to certain Covered Government Officials by certain employees of investment advisory firms and certain affiliated companies. “Covered Government Official,” for purposes of the Political Contributions Policy, is defined as: (1) a state or local official; (2) a candidate for state or local office; or (3) a federal candidate currently holding state or local office.

Many U.S. cities and states have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. Some associates are also subject to these regulations.

Restricted Associates

Certain associates are deemed “Restricted Associates” under this Policy. Restricted Associates include (1) “covered associates” as defined in the SEC’s rule relating to political contributions by investment advisers (Rule 206(4)-5 under the Investment Advisors Act of 1940); and (2) other associates who do not meet that definition but whom Capital has determined should be subject to the restrictions on political contributions contained in the Policy based on their roles and responsibilities at Capital. Contributions by Restricted Associates and their spouse/spouse equivalent are subject to specific limitations, preclearance, and reporting requirements as described below.

Preclearance of political contributions

Contributions by Restricted Associates to any of the following must be precleared:

−	State or local officials, or candidates for state or local office
−	Federal candidate campaigns and affiliated committees, including federal incumbents and presidential candidates
−	Political organizations such as Political Action Committees (PACs), Super PACs and 527 organizations and ballot measure committees
−	Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations

Restricted Associates must also preclear U.S. political contributions by their spouse/spouse equivalent to any of the foregoing, as well as contributions to any state, local or federal political party or political party committee, if the aggregate contributions by the Restricted Associate and spouse/spouse equivalent to any one candidate or political entity equals or exceeds $100,000 in a calendar year.

Certain documentation is required for contributions to Covered Governmental Officials, PACs or Super PACs, and may be required for contributions to other entities that engage in political activity. See “Required documentation” below for further details. To preclear a contribution, please contact the Code of Ethics Team.

Contributions include:

−	Monetary contributions, gifts or loans

−	“In kind” contributions (for example, donations of goods or services or underwriting or hosting fundraisers)
−	Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, and purchasing tickets to inaugural events)
−	Contributions to joint fund-raising committees
−	Contributions made by a Political Action Committee (PAC) controlled by a Restricted Associate[1]

[1] “Control” for this purpose includes service as an officer or member of the board (or other governing body) of a PAC.

Required documentation

Restricted Associates must obtain additional documentation from an independent legal authority before they will be approved to contribute to Covered Government Officials. The purpose of the legal documentation is to verify that a specific state or local office does not have the ability to directly or indirectly influence the awarding of business to an investment manager. For contributions to PACs, Super PACs, or other entities that engage in political activities, Restricted Associates may be required to obtain a certification that the entity does not contribute to Covered Government Officials. The Code of Ethics Team will provide language for the documentation when you preclear the contribution.

If a candidate currently holds a state/local office and is running for a different state/local office, legal documentation must be obtained for both the current position and the office for which the candidate is running. Exceptions to the documentation requirements may be granted on a case-by-case basis.

Special political contribution requirements – CollegeAmerica and ABLEAmerica

Certain associates involved with “CollegeAmerica,” the American Funds 529 college savings plan and “ABLEAmerica,” the American Funds nationwide plan for individuals with disabilities, sponsored by the Commonwealth of Virginia, are subject to additional restrictions which prohibit them from contributing to Virginia political candidates or parties.

Administration of the Political Contributions Policy

The U.S. Public Policy Coordinating Group oversees the administration of this Policy, including considering and granting possible exceptions. Questions regarding the Political Contributions Policy may be directed to the Code of Ethics Team.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. In addition, trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Associates who believe they have material non-public information should contact any lawyer in the organization.

Personal Investing Policy

This policy applies only to “Covered Associates.” Special rules apply to certain associates in some non-U.S. offices.

The Personal Investing Policy (Policy) sets forth specific rules regarding personal investments that apply to "covered" associates. These associates may have access to confidential information that places them in a position of special trust. Under the Code of Ethics, associates are responsible for maintaining the highest ethical standards. Associates are reminded that the requirements of the Code of Ethics apply to personal investing activities, even if the matter is not covered by a specific provision of the Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearance requests and/or transactions associates make.

Covered Associates

“Covered Associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings.
The Policy applies to the personal investments of Covered Associates, as well as those of any immediate family member residing in their household – for example, spouse or a person with whom they have a committed relationship, children, siblings and parents – including adoptive, step and in-law relationships.

Questions regarding coverage status should be directed to the Code of Ethics Team.

Additional rules apply to Investment Professionals

“Investment Professionals” include portfolio managers, research directors, investment counselors, investment analysts and research associates, investment group administrative assistants, trading associates, and global investment control associates, including assistants. See “Additional policies for Investment Professionals and CIKK associates” below for more details.

Prohibited transactions

The following transactions are prohibited:

−	Initial Public Offering (IPO) investments (this prohibition applies to all Capital associates)

Note: Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

−	Initial Coin Offering (ICO) investments (this prohibition applies to all Capital associates)
−	Excessive trading of Capital-affiliated funds
−	Spread betting/contracts for difference (CFD) on securities
−	Transactions in derivatives on securities and financial contracts, such as options, futures and forwards contracts, with limited exceptions described below
−	Short selling of securities – including short selling “against the box,” with limited exceptions described below
−	Transactions in inverse or inverse/long ETFs, with limited exceptions described below
−	Interest rate swaps (IRS), with limited exceptions described below

Exceptions:

−	Derivatives, financial contracts, short selling and investments in inverse or inverse/long ETF transactions are permitted only if they are based on non-reportable instruments (such as currencies and commodities) or if they are based on the S&P 500, Russell 2000 or MSCI EAFE indices
−	Interest rate swaps are permitted if based on currencies and government bonds of the G7

Reporting requirements

Covered Associates are required to report any securities accounts, holdings and transactions: (1) in which the Covered Associate or any immediate family member residing in their household has a pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security) or (2) over which the Covered Associate or any immediate family member residing in their household exercises investment discretion or has direct or indirect influence or control. Quarterly and annual certifications of accounts, holdings and transactions must also be submitted. An electronic reporting platform is available for these disclosures.

Examples of accounts that must be disclosed include: (1) trusts if the Covered Associate or family member are the grantor or serve as trustee or custodian or have the ability to appoint or remove the trustee, (2) trusts that you or a family member have the power to revoke, (3) trusts for which you or a family member are a beneficiary and exercise investment discretion or have direct or indirect influence or control, and (4) accounts of another person or entity if the Covered Associate or family member makes or influences investment decisions, such as by suggesting purchases and sales of securities in the account. The obligation to disclose accounts includes professionally managed accounts. Please see “Professionally managed accounts” in the Personal Investing Policy for more information.

Covered Associates should immediately notify the Code of Ethics Team when opening new securities accounts; associates may also disclose accounts by logging into Protegent PTA and entering the account information directly.

All Covered Associates and immediate family members residing in their household must use an approved electronic reporting firm for all U.S.-based brokerage accounts. There are some exceptions to this requirement which include professionally managed accounts, employer-sponsored retirement accounts, and employee stock purchase plans. Contact the Code of Ethics Team with questions.

Duplicate statements and trade confirmations (or approved equivalent documentation) are required for accounts holding securities subject to preclearance and/or reporting and due no later than 30 days after the documents’ issuance date. This requirement includes employer-sponsored retirement accounts and employee stock purchase plans (ESPP, ESOP, 401(k)). Documentation allowing the acquisition of shares via an employer-sponsored plan may be required.

Preclearance procedures

Certain transactions may be exempt from preclearance; please refer to the Personal Investing Policy for more details.

Before any purchase or sale of securities subject to preclearance, including securities that are not publicly traded, Covered Associates must receive approval from the Code of Ethics Team. This requirement applies to any purchase or sale of securities in which the Covered Associate or any immediate family member residing in the same household (1) has, or by reason of such transaction may acquire, pecuniary interest (in other words, the ability to obtain an economic benefit or otherwise profit from a security), or (2) exercises investment discretion or direct or indirect influence or control. Transactions in an approved professionally managed account are not subject to preclearance, except for private investments or other limited offerings which require preclearance and reporting. Please refer to the Personal Investing Policy for more details on preclearable securities.

Submitting preclearance requests

Submit preclearance requests directly in Protegent. Click on the PreClear button on the Dashboard and enter the request details.

Requests are reviewed during New York Stock Exchange (NYSE) hours. A response will generally be sent within one business day.

Unless a different period is specified, clearance is good until the close of the NYSE on the day of the request.

If the precleared trade has not been executed within the cleared timeframe, preclearance must be requested again. For this reason, limit orders and margin accounts are strongly discouraged.

Private investments or other limited offerings

Participation in private investments or other limited offerings are subject to special review. The following types of private investments must be precleared:

−	Hedge funds
−	Private companies
−	Limited Liability Companies (LLCs)
−	Limited Partnerships (LPs)
−	Private equity funds
−	Private funds
−	Private placements
−	Private real estate investment companies
−	Venture capital funds

In addition, opportunities to acquire a stock that is "limited" (that is, a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Preclearance procedures for private investments

Complete the Private Investment Preclear Form and return it to the Code of Ethics Team for review. Pre-approval is also required for additional investments in the same vehicle and a new form must be completed.

Additional policies for Investment Professionals and CIKK associates

Report cross-holdings for certain Investment Professionals

Portfolio managers, research directors and investment analysts are required to report issuers owned personally by you or an immediate family member residing in your household that you also own professionally, on a quarterly basis. If you are a research director or an investment analyst, you are also required to report issuers owned personally by you or an immediate family member residing in your household that are within your research responsibilities. This reporting must be made to the Code of Ethics Team and may be reviewed by various Capital committees.

When recommending a security for purchase or sale in a fund or client account that you or a family member residing in your household own personally, you should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation. This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

Ban on short-term trading

Investment Professionals and CIKK associates are prohibited from engaging in short-term trading of reportable securities and economically equivalent instruments.

Associates and their family members may not buy and then sell or sell and then buy the same security and/or economically equivalent instruments:

−	Within 60 -calendar days for Investment Professionals
−	Within 6 months for CIKK associates

Economically equivalent instruments include derivatives or other securities or instruments with a value derived from the value of the subject security. Additionally, they may not enter into an option or other derivative instrument that expires within 60 days from purchase.

Investment Professionals and CIKK associates should contact the Code of Ethics Team before transacting if they have any questions about the application of this rule to transactions in derivatives.

Failure to comply with this requirement may result in remedial action, including disgorgement of the profits.

Blackout periods

Investment Professionals may not buy or sell a security during the seven calendar days after Capital has transacted in that security’s issuer for a fund or client account. If you are affiliated with an investment group, the blackout period applies to trades in the same investment group with which you are affiliated.

If Capital transacts in securities of the same issuer within seven calendar days after you transact, your personal transaction may be reviewed to determine the appropriate action, if any. For example, if you received a better price than the fund or client accounts, you may be subject to a price adjustment, and may be asked to donate to a charitable organization. This blackout period helps mitigate the appearance of front running.

Penalties for violating the Personal Investing Policy

Covered Associates may be subject to penalties for violating the Personal Investing Policy, such as restrictions on personal trading, disgorgement of profits, and other disciplinary action, up to and including termination. In addition, information about particular transactions may be provided to an associate’s manager, appropriate Human Resources manager and/or a Chief Compliance Officer (CCO) by the Code of Ethics Team if the transactions are in violation of this Policy. These violations may raise conflict of interest-related issues or impact the associate’s performance review.

Violations to the Policy include failing to preclear or report securities transactions, failing to report securities accounts or submit statements, and failing to submit timely initial, quarterly and annual certifications.

Personal Investing Committee

The Personal Investing Committee oversees the administration of the Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.

Questions regarding the Personal Investing Policy may be directed to the Code of Ethics Team.

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[Logo – American Funds®]

The following is representative of the Code of Ethics in effect for each Fund:

CODE OF ETHICS

With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

·	No Board member shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

·	No Board member shall engage in excessive trading of shares of the fund or any other affiliated fund to take advantage of short-term market movements.

·	Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

·	For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers’ acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

* * * *

In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and 5) accountability for adherence to the Code of Ethics. These provisions shall apply to the principal executive officer or chief executive officer and treasurer (“Covered Officers”) of the Fund.

1.	It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2.	Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

·	Acting with integrity;
·	Adhering to a high standard of business ethics; and
·	Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund.

3.	Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

·	Covered Officers should familiarize themselves with disclosure requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements; and
·	Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund’s auditors, independent directors, governmental regulators and self-regulatory organizations.

4.	Any existing or potential violations of this Code of Ethics should be reported to The Capital Group Companies’ Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code of Ethics to the Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board.

5.	Application of this Code of Ethics is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6.	Material amendments to these provisions must be ratified by a majority vote of the Board. As required by applicable rules, substantive amendments to the Code of Ethics must be filed or appropriately disclosed.